As filed with the Securities and Exchange Commission on June 28, 2023
Registration No. 333-258423

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 8
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aurora Acquisition Corp.(1)
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands(1)	73709	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 20 North Audley Street London W1K 6LX, United Kingdom, +44 20 3931 9785	(I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

MaplesFS
4001 Kennett Pike, Suite 302
Wilmington, DE 19807
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carl P. Marcellino
Daniel Forman
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
(212) 596-9000
and
Adam Eastell
Derek Liu
Baker McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
+44 20 7919 1000
Michael Johns Maples and Calder P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Tel: (345) 949-8066	Jared M. Fishman Alan J. Fishman Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐
(1)Immediately prior to the consummation of the Mergers described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Aurora Acquisition Corp., a Cayman Islands exempted company (“Aurora”), intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Aurora’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by Aurora (after the Domestication), the continuing entity following the Domestication, which will be renamed “Better Home & Finance Holding Company” upon the consummation of the Mergers, as further described in the proxy statement/prospectus. As used herein, “Better Home & Finance Holding Company” or “Better Home & Finance” refers to Aurora after the Domestication and/or the consummation of the Mergers, including after such change of name, as applicable.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 28, 2023
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING IN LIEU OF 2023 ANNUAL MEETING OF
AURORA ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR SHARES OF CLASS A COMMON STOCK, SHARES OF CLASS B COMMON STOCK, SHARES OF CLASS C COMMON STOCK, AND REDEEMABLE WARRANTS OF AURORA ACQUISITION CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE), THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “BETTER HOME & FINANCE HOLDING COMPANY”
IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of Aurora Acquisition Corp., a Cayman Islands exempted company (“Aurora” and, after the Domestication and/or the Business Combination, as described below, “Better Home & Finance Holding Company” or “Better Home & Finance”), has unanimously approved (1) the domestication of Aurora as a Delaware corporation (the “Domestication”); (2) each of the mergers of (x) Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Aurora (“Merger Sub”), with and into Better Holdco, Inc., a Delaware corporation (“Better”) (the “First Merger”), with Better surviving the First Merger as a wholly owned subsidiary of Aurora and (y) Better with and into Aurora (the “Second Merger” and, together with the First Merger, the “Mergers”), with Aurora surviving the Second Merger, in each case, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 10, 2021, by and among Aurora, Merger Sub and Better, attached to this proxy statement/prospectus as Annex A (including, where applicable, as amended by the first, second, third, fourth, fifth and sixth amendments to the Merger Agreement, dated as of October 27, 2021, November 9, 2021, November 30, 2021, August 26, 2022, February 24, 2023 and June 23, 2023, respectively, copies of which are attached to this proxy statement/prospectus as Annexes A-1, A-2, A-3, A-4, A-5 and A-6, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, Aurora will change its name to “Better Home & Finance Holding Company.”
As a result of and upon the effective time of the Domestication, among other things, (1) each of the then-issued and outstanding Aurora Class A ordinary shares, par value $0.0001 per share, of Aurora (the “Aurora Class A ordinary shares”) will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Better Home & Finance (the “Better Home & Finance Class A common stock”); (2) each of the then-issued and outstanding Aurora Class B ordinary shares, par value $0.0001 per share, of Aurora (the “Better Home & Finance Class B common stock”), will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock; (3) the terms of the Better Home & Finance Class B common stock will be modified to, among other things, provide that each share of Better Home & Finance Class B common stock will carry three votes per share; (4) a new class of non-voting common stock, the Better Home & Finance Class C common stock, par value $0.0001 per share, will be created (the “Better Home & Finance Class C common stock”) and a sufficient number of shares thereof will be authorized to effect the transactions contemplated under the Merger Agreement and under the Ancillary Agreements (as defined herein); (5) each then-issued and outstanding warrant of Aurora will convert automatically into a Better Home & Finance Warrant (as defined herein), pursuant to the Warrant Agreement; and (6) each then-issued and outstanding Aurora unit (as defined herein) will separate automatically into one share of Better Home & Finance Class A common stock and one-quarter of one Better Home & Finance Warrant. Accordingly, this proxy statement/prospectus covers (1) 8,998,910 shares of Better Home & Finance Class A common stock to be issued to the shareholders of Aurora in the Domestication and (2) 10,648,422 warrants to purchase shares of Better Home & Finance Class A common stock (“Better Home & Finance Warrants”) to be issued to the shareholders of Aurora in the Domestication.
The stock consideration will consist of a number of shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock equal to (A) 690,000,000, minus (B) the aggregate amount of Better Home & Finance Class B common stock that would be issuable upon the net exercise or conversion, as applicable, of the Better Awards (as defined below) (the “Stock Consideration”). As a result of and upon the Closing (as defined below), among other things and as described further in the immediately succeeding paragraph, (i) all outstanding shares of Better common stock as of immediately prior to the effective time of the First Merger will be cancelled in exchange for the right to receive the Stock Consideration; (ii) all Better Awards outstanding as of immediately prior to the effective time of the First Merger will be converted, based on the Exchange Ratio, into awards based on shares of Better Home & Finance Class B common stock; and (iii) all existing warrants to purchase shares of capital stock of Better (“Better Warrants”) outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted, based on the Exchange Ratio, into Better Home & Finance Warrants. The portion of the Stock Consideration reflecting the conversion of the Better Awards is calculated assuming that the exercise price for all Better Options is paid on a net-exercise basis (although the exercise price thereof may by their terms be paid in cash, resulting in additional dilution). In connection with the Mergers, Better Stockholders will have the ability to receive their portion of the Stock Consideration in the form of Better Home & Finance Class B common stock or in the form of Better Home & Finance Class C common stock. In addition, any Better Stockholder that is a bank holding company will be entitled to elect to receive Better Home & Finance Class A common stock in lieu of Better Home & Finance Class B common stock. The Better Home & Finance Class B common stock will have the same economic terms as the Better Home & Finance Class A common stock, but the Better Home & Finance Class B common stock will carry three votes per share while the Better Home & Finance Class A common stock will carry one vote per share. The Better Home & Finance Class C common stock will have the same economic terms as the Better Home & Finance Class A common stock and Better Home & Finance Class B common stock, but the Better Home & Finance Class C common stock will carry no voting rights except as required by applicable law or as provided in the Proposed Certificate of Incorporation (as defined below).
With respect to the Better Awards, all (i) options to purchase shares of Better common stock (“Better Options”), (ii) restricted stock units based on shares of Better common stock (“Better RSUs”) and (iii) restricted shares of Better common stock (“Better Restricted Stock Awards”) outstanding as of immediately prior to the Mergers (together, the “Better Awards”) will be converted into (a) options to purchase shares of Better Home & Finance Class B common stock (“Better Home & Finance Options”), (b) restricted stock units based on shares of Better Home & Finance Class B common stock (“Better Home & Finance RSUs”) and (c) restricted shares of Better Home & Finance Class B common stock (“Better Home & Finance Restricted Stock Awards”), respectively. In addition, Better Warrants outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted into Better Home & Finance Warrants. Accordingly, this proxy statement/prospectus also relates to the issuance by Better Home & Finance of (a) up to 33,088,690 shares of Better Home & Finance Class B common stock issuable upon the exercise following the Mergers of Better Home & Finance Options, (b) up to 24,160,897 shares of Better Home & Finance Class B common stock in respect of Better Home & Finance RSUs, and (c) up to 15,690,045 shares of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock in respect of Better Warrants, which will either be exercised or convert to Better Home & Finance Warrants following the Mergers (including up to 1,402,791 shares of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock to be issued to the extent Better Home & Finance Warrants are cash exercised), all of which assumes the pro forma ownership assumptions (as defined herein) as of March 31, 2023 and also assumes the First Merger is effective as of March 31, 2023). For more information, see sections entitled “BCA Proposal—The Merger Agreement—Consideration—Treatment of Better Options, Restricted Stock Awards, Restricted Stock Unit Awards and Better Warrants” and “Description of Better Home & Finance’s Securities—Authorized Capitalization.”
The Aurora units, Aurora Class A ordinary shares and Aurora warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “AURCU,” “AURC” and “AURCW,” respectively. Aurora will apply for listing, to be effective at the time of the Business Combination, of the Better Home & Finance Class A common stock and Better Home & Finance Warrants on Nasdaq under the proposed symbols “BETR” and “BETRW,” respectively. It is a condition of the consummation of the Business Combination described above that Aurora receives confirmation from Nasdaq that the securities have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing conditions will be met or that Aurora will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of Aurora with detailed information about the proposed business combination and other matters to be considered at the extraordinary general meeting in lieu of the 2023 annual meeting of Aurora. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 88 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated [                    ], 2023, and is first being mailed to Aurora’s shareholders on or about [                    ], 2023.

AURORA ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 366813)
20 North Audley Street
London W1K 6LX
United Kingdom
Dear Aurora Acquisition Corp. Shareholders:
You are cordially invited to attend the extraordinary general meeting in lieu of the 2023 annual meeting (the “extraordinary general meeting”) of Aurora Acquisition Corp., a Cayman Islands exempted company, company number 366813 (“Aurora”), at [     ] [a.m./p.m.], Eastern Time, on [     ], 2023, at [     ], or virtually via live webcast at [     ], or at such other time, on such other date and at such other place to which the meeting may be adjourned.
At the extraordinary general meeting, Aurora shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “BCA Proposal,” to approve and adopt the Agreement and Plan of Merger, dated as of May 10, 2021, and as amended as of October 27, 2021, November 9, 2021, November 30, 2021, August 26, 2022, February 24, 2023 and June 23, 2023 (as the same may be further amended, the “Merger Agreement”), by and among Aurora, Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Aurora (“Merger Sub”), and Better Holdco, Inc., a Delaware corporation (“Better”), a copy of which, along with each of the amendments, is attached to the accompanying proxy statement/prospectus as Annex A and Annexes A-1, A-2, A-3, A-4, A-5 and A-6. The Merger Agreement provides for, among other things, following the Domestication of Aurora to Delaware, the mergers of (x) Merger Sub with and into Better, with Better surviving the merger as a wholly owned subsidiary of Aurora (the “First Merger”), and (y) Better with and into Aurora, with Aurora surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”), in each case in accordance with the terms and subject to the conditions of the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus.
As a condition to the consummation of the Mergers, the board of directors of Aurora has unanimously approved a change of Aurora’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Mergers, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination and Domestication, Aurora will change its name to “Better Home & Finance Holding Company.” As used in the accompanying proxy statement/prospectus, “Better Home & Finance Holding Company” or “Better Home & Finance” refers to Aurora after the Domestication and/or the Business Combination, including after such change of name, as applicable.
As a result of and upon the effective time of the Domestication, (1) each of the then-issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Aurora (the “Aurora Class A ordinary shares”) will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Better Home & Finance (the “Better Home & Finance Class A common stock”), (2) each of the then-issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Aurora (the “Aurora Class B ordinary shares”) will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock, (3) the terms of the Better Home & Finance Class B common stock will carry three votes, (4) a new class of non-voting stock, the Better Home & Finance Class C common stock, par value $0.0001 per share, will be created (the “Better Home & Finance Class C common stock”) and a sufficient number of shares thereof authorized to effect the transactions contemplated under the Merger Agreement and under the Ancillary Agreements (as defined herein), (5) each then-issued and outstanding warrant of Aurora will convert automatically into a Better Home & Finance Warrant, pursuant to the Warrant Agreement and (6) each then-issued and outstanding Aurora unit will separate automatically into one share of Better Home & Finance Class A common stock and one-quarter of one Better Home & Finance Warrant. As used herein, “public shares” will mean the Aurora Class A ordinary shares (including those that underlie the Aurora units) that were registered pursuant to the Registration Statements on Form S-1 (333-253106) and the shares of Better Home & Finance Class A common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see the section entitled “Domestication Proposal.”
You will also be asked to consider and vote upon (1) four separate proposals to approve the Cayman Constitutional Documents being amended and restated by their the deletion in their entirety and the substitution in their place of the proposed certificate of incorporation and bylaws of Aurora together with material differences between Aurora’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of Aurora (collectively, the “Organizational Documents Proposals”), (2) a proposal to approve, for purposes of complying with the applicable provisions of Section 5635 of the Nasdaq Listed Company Manual, the issuance of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock, as applicable, to (a) the Pre-Closing Bridge Investors, including the Sponsor, pursuant to (i) the Pre-Closing Bridge Financing (as defined herein) and (ii) the issuance of the shares of Better Home & Finance Class A common stock upon the conversion of the Post-Closing Convertible Notes (as defined herein) and (b) the Better Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (3) a proposal to approve and adopt the 2023 Incentive Equity Plan (the “Incentive Equity Plan Proposal”), (4) a proposal to approve and adopt the 2023 Employee Stock Purchase Plan (the “ESPP Proposal”) and (5) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). In addition, Aurora Class B ordinary shareholders will be asked to vote on a proposal to elect [     ] directors who, upon consummation of the Business Combination, will be the directors of Better Home & Finance (the “Director Election Proposal”). The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Equity Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
As a result of and upon the Closing, among other things, all outstanding shares of Better common stock as of immediately prior to the effective time of the First Merger will be cancelled in exchange for the right to receive, except as described under “BCA Proposal—Related Agreements— SoftBank Subscription Agreement,” shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock, as applicable, which in the aggregate will equal a number of shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock equal to (A) 690,000,000, minus (B) the aggregate amount of Better Home & Finance Class B common stock that would be issuable upon the net exercise or conversion, as applicable, of the Better Awards (the “Stock Consideration”). As a result of and upon the Closing (as defined below), among other things, (i) all outstanding shares of Better common stock as of immediately prior to the effective time of the First Merger will be cancelled in exchange for the right to receive the Stock Consideration; (ii) all Better Awards outstanding as of immediately prior to the effective time of the First Merger will be converted, based on the Exchange Ratio, into awards based on shares of Better Home & Finance Class B common stock; and (iii) all Better Warrants outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted, based on the Exchange Ratio, into warrants to purchase shares of Better Home & Finance Class A common stock. The portion of the Stock Consideration reflecting the conversion of the Better Awards is calculated assuming that the exercise price for all Better Options is paid on a net-exercise basis (although the exercise price thereof may by their terms be paid in cash, resulting in additional dilution). The total amount of cash and shares will not be adjusted or increased for additional equity issuances by Better, which are permitted prior to Closing of the Business Combination under the terms of the Merger Agreement.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the date of Closing (the “Closing Date”). For additional information, see the section entitled “BCA Proposal—Related Agreements” in the accompanying proxy statement/prospectus.
Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares, which excludes shares held by Novator Capital Sponsor Ltd., a Cyprus limited liability company (the “Sponsor”), may request that Aurora redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “FOR” the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company (“Continental”), Aurora’s transfer agent, Better Home & Finance will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.31 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Better Home & Finance Class A common stock that will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of Aurora—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
The Sponsor and the other Major Aurora Shareholder (Shravin Mittal, who owns his shares through Unbound HoldCo Ltd. and is also a member of the board of directors of Aurora) have agreed, among other things, to vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Aurora ordinary shares held by them following the redemption of certain shares by the Sponsor at the combined extraordinary and annual general meeting of Aurora on February 24, 2023, in each case, subject to the terms and conditions contemplated by the Acquiror Holder Support Agreement, dated as of May 10, 2021, a copy of which is attached as Annex E to this proxy statement/prospectus (the “Aurora Holder Support Agreement”) and the Amended and Restated Insider Letter Agreement, dated as of May 10, 2021, a copy of which is attached as Annex L to this proxy statement/prospectus (the “Amended and Restated Insider Letter Agreement”). The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and Shravin Mittal who owns his shares through Unbound HoldCo Ltd. own 68.7% and 24.0% of the issued and outstanding Aurora ordinary shares, respectively.
The Merger Agreement provides that the obligations of Better to consummate the Mergers are conditioned on, among other things, the occurrence of each of (i) funding of $750,000,000 pursuant to that certain agreement (the “Pre-Closing Bridge Note Purchase Agreement”), dated as of November 30, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex Q, which funding was completed on December 2, 2021, (ii) the entry into definitive documentation for $750,000,000 of Post-Closing Convertible Notes as provided for in the SoftBank Subscription Agreement and the Sponsor Subscription Agreement, each as amended (such total amount, the “Minimum Available Cash Amount” and such condition, the “Minimum Cash Condition”) (see section entitled “BCA Proposal” for more information) and (iii) pursuant to the Cayman Constitutional Documents, Aurora’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will be at least $5,000,001. The Sponsor Subscription Agreement was subsequently further amended by that certain Letter Agreement dated August 26, 2022, among Aurora, Better and the Sponsor (the “First Novator Letter Agreement”) pursuant to which the parties agreed to permit the Sponsor not to fund up to $100,000,000 of such commitment. Additionally, the parties to the First Novator Letter Agreement agreed that if the

Sponsor does not fund all or a portion of its Post-Closing Convertible Note, then SoftBank’s commitment to fund its Post-Closing Convertible Note shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor, such that if the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550,000,000 of its Post-Closing Convertible Note. As a result, the commitment to fund the purchase of the Post-Closing Convertible Notes pursuant to the definitive documentation therefor, together with the funding of the Pre-Closing Bridge Notes on December 2, 2021, will satisfy the Minimum Cash Condition, and, accordingly, Better’s obligation to consummate the Mergers is no longer conditional on the PIPE Investment. Better and Aurora believe they have materially agreed on a form of indenture for the Post-Closing Convertible Notes and will seek to enter into such indenture with SoftBank before the effectiveness of the registration statement of which this proxy statement/prospectus forms a part.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus, including the absence of a material adverse effect on Better and the approval of the Merger Agreement and the transactions contemplated thereby, by (a) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding shares of Better common stock and Better preferred stock (together, the “Better Capital Stock”) voting as a single class and on an as-converted basis, (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of each of the outstanding shares of Better voting preferred stock, each voting as a single class, and (c) the affirmative vote or written consent of the holders of at least (i) a majority of the voting power of the outstanding shares of Better preferred stock (other than the series C-7 preferred stock and series D-3 preferred stock), voting as a single class and (ii) a majority of the voting power of the outstanding shares of series D preferred stock, series D-2 preferred stock and series D-4 preferred stock, voting as a single class, in each case in clauses (a) through (c), in accordance with the terms and subject to the conditions of Better’s Governing Documents and applicable law. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
Aurora is providing the accompanying proxy statement/prospectus and accompanying proxy card to Aurora’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Aurora’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Aurora’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 88 of this proxy statement/prospectus.
After careful consideration, the board of directors of Aurora has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Aurora’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Aurora, you should keep in mind that Aurora’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Stock Issuance Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of holders of at least a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the Aurora Class B ordinary shares are entitled to vote on the Director Election Proposal. As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, including 100% of the issued and outstanding Aurora Class B ordinary shares, and have committed to vote their shares in favor of the Business Combination, we expect that each of the aforementioned Proposals will be approved.
Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person or virtually.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO AURORA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of Aurora’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Arnaud Massenet
Chief Executive Officer
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated [                    ], 2023 and is first being mailed to shareholders on or about [                    ], 2023.

AURORA ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 366813)
20 North Audley Street
London W1K 6LX
United Kingdom
NOTICE OF EXTRAORDINARY GENERAL MEETING IN LIEU OF 2023 ANNUAL MEETING
TO BE HELD ON [     ], 2023
TO THE SHAREHOLDERS OF AURORA ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting in lieu of the 2023 annual meeting (the “extraordinary general meeting”) of Aurora Acquisition Corp., a Cayman Islands exempted company, company number 366813 (“Aurora”), will be held at [     ] [a.m./p.m.], Eastern Time, on [     ], 2023, at [     ], or virtually via live webcast at [     ]. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•Proposal No. 1—The BCA Proposal—to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of May 10, 2021, as amended on October 27, 2021, November 9, 2021, November 30, 2021, August 26, 2022, February 24, 2023 and June 23, 2023 (as the same may be further amended, the “Merger Agreement”), by and among Aurora, Merger Sub and Better, a copy of which, along with the amendments, is attached to this proxy statement/prospectus as Annex A and Annexes A-1, A-2, A-3, A-4, A-5 and A-6. The Merger Agreement provides for, among other things, the mergers of (x) Merger Sub with and into Better, with Better surviving the merger as a wholly owned subsidiary of Aurora, and (y) Better with and into Aurora, with Aurora surviving the merger, in each case, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);
•Proposal No. 2—The Domestication Proposal—to consider and vote upon a proposal to approve by special resolution, the change of Aurora’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Mergers, the “Business Combination”) (the “Domestication Proposal”);
•Proposal No. 3—Organizational Documents Proposals—to consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution Aurora’s Amended and Restated Memorandum and Articles of Association being amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”), together with the material differences described herein between Aurora’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Better Home & Finance Holding Company (a corporation incorporated in the State of Delaware), and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”), attached as Annex C to this proxy statement/prospectus;
•Proposal No. 3a—Organizational Documents Proposal A—to authorize by ordinary resolution the change in the authorized share capital of Aurora from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “Aurora Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Aurora Class B ordinary shares” and, together with the Aurora Class A ordinary shares, the “Aurora ordinary shares” or the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “Former preference shares”), to 1,800,000,000 shares of

Class A common stock, par value $0.0001 per share (the “Better Home & Finance Class A common stock”), 700,000,000 shares of Class B common stock, par value $0.0001 per share (the “Better Home & Finance Class B common stock”), 800,000,000 shares of Class C common stock, par value $0.0001 per share (the “Better Home & Finance Class C common stock”), and 100,000,000 shares of preferred stock, par value $0.0001 per share (the Better Home & Finance preferred stock”) (this proposal is referred to herein as “Organizational Documents Proposal A”);
•Proposal No. 3b—Organizational Documents Proposal B—to authorize by ordinary resolution the board of directors of Better Home & Finance to issue any or all shares of Better Home & Finance preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the DGCL (this proposal is referred to herein as “Organizational Documents Proposal B”);
•Proposal No. 3c—Organizational Documents Proposal C—to provide by ordinary resolution that (i) holders of shares of Better Home & Finance Class A common stock will be entitled to cast one vote per share of Better Home & Finance Class A common stock, (ii) holders of shares of Better Home & Finance Class B common stock will be entitled to cast three votes per share of Better Home & Finance Class B common stock and (iii) holders of shares of Better Home & Finance Class C common stock will not be entitled to vote and will not have any voting rights other than as provided by applicable law or the Proposed Certificate of Incorporation, as applicable, on each matter properly submitted to Better Home & Finance shareholders entitled to vote (this proposal is referred to herein as “Organizational Documents Proposal C”);
•Proposal No. 3d—Organizational Documents Proposal D—to authorize by ordinary resolution all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively), including (1) changing the corporate name from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” in connection with the Business Combination, (2) making Better Home & Finance’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) opting out of the provisions of Section 203 of the DGCL and (5) removing certain provisions related to Aurora’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Aurora’s Board of Directors believes is necessary to adequately address the needs of Better Home & Finance after the Business Combination (this proposal is referred to herein as “Organizational Documents Proposal D”);
•Proposal No. 4—Director Election Proposal—for holders of Aurora Class B ordinary shares, to consider and vote upon a proposal by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect [     ] directors who, upon consummation of the Business Combination, will be the directors of Better Home & Finance (this proposal is referred to herein as the “Director Election Proposal”);
•Proposal No. 5—The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution the issuance of shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and/or Better Home & Finance Class C common stock, as applicable, to (a) the Pre-Closing Bridge Investors, including the Sponsor, pursuant to (i) the Pre-Closing Bridge Financing (as defined herein) and (ii) the issuance of the shares of Better Home & Finance Class A common stock upon the conversion of the Post-Closing Convertible Notes (as defined herein) and (b) the Better Stockholders pursuant to the Merger Agreement (this proposal is referred to herein as the “Stock Issuance Proposal”);
•Proposal No. 6—The Incentive Equity Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution the 2023 Incentive Equity Plan (this proposal is referred to herein as the “Incentive Equity Plan Proposal”);

•Proposal No. 7—The ESPP Proposal—to consider and vote upon a proposal to approve by ordinary resolution the 2023 Employee Stock Purchase Plan (this proposal is referred to herein as the “ESPP Proposal”); and
•Proposal No. 8—The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (this proposal is referred to herein as the “Adjournment Proposal”).
Each of Proposals No. 1 through 7 is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on [     ], 2023 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting. The extraordinary general meeting will also be held virtually and will be conducted via live webcast at the following address: [     ].
This proxy statement/prospectus and accompanying proxy card is being provided to Aurora’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend in person or virtually the extraordinary general meeting, all of Aurora’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 88 of this proxy statement/prospectus.
After careful consideration, the board of directors of Aurora has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Aurora’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Aurora, you should keep in mind that Aurora’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of Aurora that Better Home & Finance redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii)submit a written request to Continental, Aurora’s transfer agent, that Better Home & Finance redeem all or a portion of your public shares for cash; and
(iii)deliver your public shares to Continental, Aurora’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [     ] [a.m./p.m.], Eastern Time, on [     ], 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Aurora’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Aurora’s transfer agent, Better Home & Finance will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023 this would have amounted to approximately $10.31 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Better Home & Finance Class A common stock that will be redeemed promptly after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of Aurora—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Novator Capital Sponsor Ltd., a company organized under the laws of Cyprus and shareholder of Aurora (the “Sponsor”), and Shravin Mittal, who owns his shares through Unbound HoldCo Ltd., each a Major Aurora Shareholder, agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Aurora ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Acquiror Holder Support Agreement, dated as of May 10, 2021, a copy of which is attached to this proxy statement/prospectus as Annex E (the “Aurora Holder Support Agreement”) and the Amended and Restated Insider Letter Agreement, dated as of May 10, 2021, a copy of which is attached as Annex L to this proxy statement/prospectus (the “Amended and Restated Insider Letter Agreement”). The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares and have committed to vote their shares for the Business Combination.
The Merger Agreement provides that the obligations of Better to consummate the Mergers are conditioned on, among other things, the occurrence of each of (i) funding of $750,000,000 pursuant to that certain agreement (the “Pre-Closing Bridge Note Purchase Agreement”), dated as of November 30, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex Q, which funding was completed on December 2, 2021, (ii) the entry into definitive documentation for $750,000,000 of Post-Closing Convertible Notes as provided for in the SoftBank Subscription Agreement and the Sponsor Subscription Agreement, each as amended and (iii) pursuant to the Cayman Constitutional Documents, Aurora’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001. The Sponsor Subscription Agreement was subsequently further amended by the First Novator Letter Agreement, pursuant to which the parties agreed to permit the Sponsor not to fund up to $100,000,000 of such commitment (such total amount, the “Minimum Available Cash Amount” and such condition, the “Minimum Cash Condition”) (see section entitled “BCA Proposal” for more information). Additionally, the parties to the First Novator Letter Agreement agreed that if the Sponsor does not fund all or a portion of its Post-Closing Convertible Note, then SoftBank’s commitment to fund its Post-Closing Convertible Note shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor, such that, if the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550,000,000 of its Post-Closing Convertible Note. As a result, the commitment to fund the purchase of the Post-Closing Convertible Notes pursuant to the definitive documentation therefor, together with the funding of the Pre-Closing Bridge Notes on December 2, 2021, will satisfy the Minimum Cash Condition, and, accordingly, Better’s obligation to consummate the Mergers is no longer conditional on the PIPE Investment. Better and Aurora believe they have materially agreed on a form of indenture for the Post-Closing Convertible Notes and will seek to enter into such indenture with SoftBank before the effectiveness of the registration statement of which this proxy statement/prospectus forms a part.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus including the absence of a material adverse effect on Better and the approval of the Merger Agreement and the transactions contemplated thereby, by (a) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Better Capital Stock voting as a single class and on an as-converted basis, (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of each of the outstanding shares of Better voting preferred stock, each voting as a single class, and (c) the affirmative vote or written consent of the holders of at least (i) a majority of the voting power of the outstanding shares of Better preferred stock (other than the series C-7 preferred stock and series D-3 preferred stock), voting as a single class and (ii) a majority of the voting power of the outstanding shares of series D preferred stock, series D-2 preferred stock and series D-4 preferred stock, voting as a single class, in each of clauses (a) through (c), in accordance with the terms and subject to the conditions of Better’s Governing Documents and applicable law. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Stock Issuance Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the Cayman Constitutional Documents, prior to the consummation of a business combination (as defined therein), only the holders of the Aurora Class B ordinary shares are entitled to vote on the Director Election Proposal. As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, including 100% of the issued and outstanding Aurora Class B ordinary shares, and have committed to vote their Aurora ordinary shares in favor of the Business Combination, we expect that each of the aforementioned Proposals will be approved.
Whether or not you plan to attend in person or virtually the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Okapi Partners LLC (“Okapi Partners”), our proxy solicitor, by calling (888) 785-6673, or banks and brokers can call collect at (212) 297-0720, or by emailing info@okapipartners.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Aurora Acquisition Corp., [                    ], 2023

Arnaud Massenet
Chief Executive Officer
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO AURORA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

REFERENCES TO ADDITIONAL INFORMATION	1
TRADEMARKS	2
SELECTED DEFINITIONS	3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	13
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF AURORA	16
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	43
SELECTED HISTORICAL FINANCIAL INFORMATION OF AURORA	76
SELECTED HISTORICAL FINANCIAL INFORMATION OF BETTER	78
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	81
COMPARATIVE PER SHARE DATA	83
MARKET PRICE AND DIVIDEND INFORMATION	87
RISK FACTORS	88
EXTRAORDINARY GENERAL MEETING OF AURORA	190
BCA PROPOSAL	198
DOMESTICATION PROPOSAL	248
ORGANIZATIONAL DOCUMENTS PROPOSALS	251
ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	254
ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF BETTER HOME & FINANCE AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	256
ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING MULTIPLE CLASSES OF COMMON STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	258
ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS	260
DIRECTOR ELECTION PROPOSAL	263
STOCK ISSUANCE PROPOSAL	265
INCENTIVE EQUITY PLAN PROPOSAL	267
ESPP PROPOSAL	275
ADJOURNMENT PROPOSAL	279
U.S. FEDERAL INCOME TAX CONSIDERATIONS	280
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	294
INFORMATION ABOUT AURORA	315
AURORA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	325
INFORMATION ABOUT BETTER	337
BETTER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	361
MANAGEMENT OF BETTER HOME & FINANCE FOLLOWING THE BUSINESS COMBINATION	404
EXECUTIVE COMPENSATION	406
BENEFICIAL OWNERSHIP OF SECURITIES	418
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	422
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	437
DESCRIPTION OF BETTER HOME & FINANCE’S SECURITIES	438
i

ii

ANNEXES
iii

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning Aurora, without charge, by written request to Secretary at Aurora Acquisition Corp., 20 North Audley Street, London W1K 6LX, United Kingdom, or by telephone request at +44 (0)20 3931 9785; or Okapi Partners, Aurora’s proxy solicitor, by calling (888) 785-6673, or banks and brokers can call collect at (212) 297-0720, or by emailing info@okapipartners.com, or from the SEC through the SEC website at the address provided above.
In order for Aurora’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting in lieu of the 2023 annual meeting (the “extraordinary general meeting”) of Aurora to be held on [     ], 2023, you must request the information no later than [     ], 2023, five business days prior to the date of the extraordinary general meeting.

TRADEMARKS
This document contains references to trademarks, service marks and trade names belonging to other entities. Solely for convenience, trademarks, service marks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable trademark, service mark or trade name owner or licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks or trade names. Aurora does not intend its use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of Aurora by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•“2023 Plan” are to the Better Home & Finance 2023 Incentive Equity Plan attached to this proxy statement/prospectus as Annex O;
•“A&R Promissory Note” are to the amended and restated promissory note by and between Aurora and the Sponsor; dated February 23, 2022, a copy of which is attached to this proxy statement/prospectus as Annex N, which amended and restated the Original Promissory Note;
•“Aggregate Fully Diluted Better common shares” are to, without duplication, (a) the aggregate number of shares of Better common stock that are (i) issued and outstanding immediately prior to the First Effective Time (including any Better Restricted Stock Awards) or (ii) issuable upon, or subject to, the settlement of Better Options and Better RSUs (in each case, whether or not then vested or exercisable) and Better Warrants, in each case, that are issued and outstanding immediately prior to the First Effective Time, or (iii) issued or to be issuable in connection with the conversion of Better preferred stock pursuant to the Preferred Stock Conversion, minus (b) the Treasury Shares (as defined in the Merger Agreement) outstanding immediately prior to the First Effective Time, minus (c) a number of shares equal to the Aggregate Exercise Price (as defined in the Merger Agreement) divided by the Per Share Merger Consideration; provided, that any Better Option or Better Warrant with an exercise price equal to or greater than the Per Share Merger Consideration will not be counted for purposes of determining the number of Aggregate Fully Diluted Better common shares. For the avoidance of doubt, any Better common stock to be issued pursuant to the Pre-Closing Bridge Note Purchase Agreement shall not be counted for purposes of determining the number of Aggregate Fully Diluted Better common shares;
•“Agreement End Date” are to September 30, 2023 (subject to further extension as described in the Merger Agreement and the Cayman Constitutional Documents);
•“Amended and Restated Insider Letter Agreement” are to that certain Letter Agreement, dated May 10, 2021, by and between the Sponsor and certain individuals, each of whom is a member of the board of directors and/or management team of Aurora, a copy of which is attached to this proxy statement/prospectus as Annex L;
•“Ancillary Agreements” are to the Confidentiality Agreement, dated as of March 15, 2021, between Aurora and Better or its Affiliate (the “Confidentiality Agreement”), the Aurora Holder Support Agreement, the Better Holder Support Agreement, the Subscription Agreements, the Amended and Restated Insider Letter Agreement and the IPO Insider Letter Agreement (as defined in the Merger Agreement), collectively;
•“Aurora” are to Aurora Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;
•“Aurora Class A ordinary shares” are to Aurora’s Class A ordinary shares, par value $0.0001 per share;
•“Aurora Class B ordinary shares” are to Aurora’s Class B ordinary shares, par value $0.0001 per share;
•“Aurora Holder Support Agreement” are to that certain Acquiror Holder Support Agreement, dated May 10, 2021, by and among the Sponsor, Aurora, Better and Unbound Holdco Ltd., attached to this proxy statement/prospectus as Annex E;
•“Aurora private shares” are to the Aurora Class A ordinary shares included in the Aurora private units;
•“Aurora private units” are to any of the 3,500,000 Aurora private units sold at a price of $10.00 per unit to the Sponsor and certain of Aurora’s directors and executive officers in a private placement consummated by Aurora simultaneously with the closing of Aurora’s initial public offering, which remain outstanding as of the date of this proxy statement/prospectus, each consisting of one Aurora private share and one-quarter of one Aurora private warrant (less the number of units that have been separated into the underlying Aurora

Class A ordinary shares and underlying warrants), or the private units of Better Home & Finance issued as a matter of law upon the conversion thereof at the time of the Domestication, as the context requires;
•“Aurora private warrants” are to the warrants included in the Aurora private units and the warrants and to the warrants issued to the Sponsor in the separate private placement consummated by Aurora simultaneously with the closing of Aurora’s initial public offering, which remain outstanding as of the date of this proxy statement/prospectus and the warrants of Better Home & Finance issued as a matter of law upon the conversion thereof at the time of the Domestication;
•“Aurora public shareholders” and “public shareholders” are to holders of public shares, whether acquired in Aurora’s initial public offering or acquired in the secondary market;
•“Aurora public shares” and “public shares” are to the Aurora Class A ordinary shares (including those that underlie the units) that were offered and sold by Aurora in its initial public offering and registered pursuant to the IPO Registration Statement or the shares of Better Home & Finance Class A common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as the context requires;
•“Aurora units” and “units” are to the units of Aurora, each unit representing one Aurora Class A ordinary share and one-quarter of one redeemable warrant to acquire one Aurora Class A ordinary share, that were offered and sold by Aurora in its initial public offering and registered pursuant to the IPO Registration Statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);
•“Backstop Purchase” are to the backstop that the Sponsor agreed to provide under the Redemption Subscription Agreement, dated as of May 10, 2021 (attached to this proxy statement/prospectus as Annex J), which was subsequently eliminated by the Redemption Subscription Termination, dated as of November 30, 2021 (attached to this proxy statement/prospectus as Annex J-1), such that the Sponsor has no longer subscribed for, and is not committed to purchase, the number of shares of Better Home & Finance Class A common stock equal to the Shortfall;
•“Better” are to, unless otherwise specified or the context otherwise requires, Better Holdco, Inc. and/or its subsidiaries, or any of them;
•“Better Awards” are to Better Options, Better RSUs and Better Restricted Stock Awards;
•“Better Capital Stock” are to the shares of the Better common stock and the Better preferred stock;
•“Better Class B common stock” are to shares of Better Class B common stock, par value $0.0001 per share;
•“Better common stock” are to shares of Better common stock, par value $0.0001 per share;
•“Better Holder Support Agreement” are to that certain Company Holder Support Agreement, dated May 10, 2021, by and among certain holders of Better Capital Stock, certain directors and all executive officers of Better;
•“Better Home & Finance” are to Aurora after the Domestication and/or the Business Combination, including its name change from Aurora Acquisition Corp. to “Better Home & Finance Holding Company,” as applicable;
•“Better Home & Finance Class A common stock” are to shares of Better Home & Finance Class A common stock, par value $0.0001 per share, which will be entitled to one vote per share;
•“Better Home & Finance Class B common stock” are to shares of Better Home & Finance Class B common stock, par value $0.0001 per share, which will be entitled to three votes per share;

•“Better Home & Finance Class C common stock” are to shares of Better Home & Finance Class C common stock, par value $0.0001 per share, which will carry no voting rights except as required by applicable law or as provided in the Proposed Certificate of Incorporation;
•“Better Home & Finance common stock” are to shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock;
•“Better Home & Finance Options” are to options to purchase shares of Better Home & Finance Class B common stock;
•“Better Home & Finance Restricted Stock Awards” are to restricted shares of Better Home & Finance Class B common stock;
•“Better Home & Finance RSUs” are to restricted stock units based on shares of Better Home & Finance Class B common stock;
•“Better Home & Finance Warrants” are to warrants to purchase shares of Better Home & Finance Class A common stock;
•“Better Material Adverse Effect” are to a Company Material Adverse Effect (as defined in the Merger Agreement);
•“Better Plus” are to Better’s non-mortgage business line, which includes Better Settlement Services (title insurance and settlement services), Better Cover (homeowners insurance) and Better Real Estate (real estate agent services);
•“Better Restricted Stock Awards” are to restricted shares of Better common stock;
•“Better RSUs” are to restricted stock units based on shares of Better common stock;
•“Better Stockholders” are to the common and preferred stockholders of Better and holders of Better Awards prior to the consummation of the Business Combination;
•“Better Warrants” are to warrants to purchase shares of Better Capital Stock;
•“Board” are to the board of directors of Aurora prior to its domestication as a corporation in the State of Delaware and Better Home & Finance after Aurora’s domestication as a corporation incorporated in the State of Delaware, unless otherwise indicated in this proxy statement/prospectus;
•“Business Combination” are to the Domestication together with the Mergers;
•“Cayman Constitutional Documents” are to Aurora’s Amended and Restated Memorandum and Articles of Association (as amended from time to time);
•“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (As Revised);
•“CFPB” are to the Consumer Financial Protection Bureau;
•“Closing” are to the closing of the Business Combination;
•“Closing Date” are to the date on which the Closing actually occurs;
•“Company,” “we,” “us” and “our” are to Aurora prior to its domestication as a corporation in the State of Delaware and to Better Home & Finance after its domestication as a corporation incorporated in the State of Delaware, unless otherwise indicated in this proxy statement/prospectus;
•“Condition Precedent Approvals” are to approval at the extraordinary general meeting of the Condition Precedent Proposals;

•“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Equity Plan Proposal, and the ESPP Proposal, collectively;
•“Continental” are to Continental Stock Transfer & Trust Company;
•“Corporate Credit Facility” are to the loan and security agreement between Better, certain of its subsidiaries as guarantors, certain lenders and Clear Spring Life and Annuity Company as agent for such lenders, originally dated as of March 29, 2019 and as amended and restated from time to time, including as of March 25, 2020, to provide for a $150.0 million secured term loan facility, as of November 19, 2021 to provide for an additional asset-backed revolving credit facility in an aggregate principal amount of $100 million (the “2021 Revolver”) and as of February 23, 2023 (the “2023 Amendment”) to eliminate the 2021 Revolver and modify certain covenants to reflect Better’s current operating condition;
•“COVID-19” are to SARS-CoV-2 or COVID-19, and any evolutions thereof;
•“DGCL” are to the General Corporation Law of the State of Delaware;
•“Domestication” are to the domestication of Aurora Acquisition Corp. as a corporation incorporated in the State of Delaware;
•“DTC” are to The Depository Trust Company;
•“ESPP” are to the 2023 Employee Stock Purchase Plan attached to this proxy statement/prospectus as Annex P;
•“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•“Exchange Ratio” are to the quotient obtained by dividing (a) 690,000,000 by (b) the number of Aggregate Fully Diluted Better common shares;
•“Extension” are to the approval by Aurora’s shareholders of an amendment to the Cayman Constitutional Documents to extend the date by which Aurora has to complete a business combination from March 8, 2023 to September 30, 2023 at Aurora’s combined annual and extraordinary general meeting on February 24, 2023 in connection with the amendment to the Agreement End Date effectuated by the fifth amendment to the Merger Agreement;
•“Fannie Mae” are to the U.S. Federal National Mortgage Association;
•“FCPA” are to the United States Foreign Corrupt Practices Act;
•“FHA” are to the U.S. Federal Housing Administration;
•“First Effective Time” are to when the First Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed to by Aurora and Better in writing and specified in each of the First Merger Certificate;
•“First Merger” are to the merger of Merger Sub with and into Better, with Better surviving the merger as a wholly owned subsidiary of Aurora;
•“First Merger Certificate” are to the certificate of merger with respect to the First Merger;
•“FNMA” are to the Federal National Mortgage Association;
•“founder shares” are to the Aurora Class B ordinary shares purchased by the Sponsor and certain directors of Aurora prior to the initial public offering, and the Aurora Class A ordinary shares that will be issued upon the conversion thereof;

•“Freddie Mac” are to the Federal Home Loan Mortgage Corporation;
•“FTC” are to the Federal Trade Commission;
•“Funded Loan Volume” are to the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding;
•“GAAP” are to accounting principles generally accepted in the United States of America;
•“Gain on Sale Margin” are to mortgage platform revenue, net, as presented on Better’s statements of operations and comprehensive income (loss), divided by Funded Loan Volume. For clarity, Gain on Sale Margin represents the difference in value of Better’s loan production compared to the price received on the sale of such loan production, net of any mark-to-market revenue impact from fluctuating interest rates on certain loan and financial assets that is reflected in mortgage platform revenue, net, and is not a measure of profitability based on the cost to produce such loans;
•“Governing Documents” are to the legal document(s) by which any person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association;
•“GSEs” are to government-sponsored enterprises, including Fannie Mae and Freddie Mac;
•“Home Finance” are to Better’s mortgage business line, which is conducted by Better Mortgage Corporation;
•“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
•“HUD” are to the U.S. Department of Housing and Urban Development;
•“initial public offering” are to Aurora’s initial public offering that was consummated on March 8, 2021;
•“Insiders” are to those certain individuals, each of whom is a member of the board of directors and/or management team of Aurora, who are party to the Amended and Restated Insider Letter Agreement, with each such individual an “Insider”;
•“IPO Registration Statement” are to the Registration Statement on Form S-1 (333-253106) filed by Aurora in connection with its initial public offering, which became effective on March 3, 2021;
•“IRS” are to the U.S. Internal Revenue Service;
•“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;
•“Limited Waiver” are to that certain Limited Waiver to the Amended and Restated Insider Letter Agreement, dated February 23, 2023, by and among Aurora, Better, the Sponsor, and the Insiders party to the Amended and Restated Insider Letter Agreement, a copy of which is attached to this proxy statement/prospectus as Annex L-1;
•“Major Aurora Shareholders” are to those certain shareholders of Aurora listed in and party to the Aurora Holder Support Agreement, consisting of Novator Capital Sponsor Limited and Shravin Mittal, who owns his shares through Unbound HoldCo Ltd. and is also a member of the Board, with each of the Major Aurora Shareholders a “Major Aurora Shareholder”;
•“Major Better Stockholder” are to those certain directors, executive officers and holders of Better Capital Stock party to that certain Better Holder Support Agreement entered into by the parties thereto as an inducement to Aurora and Better to enter into the Merger Agreement and to consummate the transactions contemplated therein;
•“Merger Agreement” are to the Agreement and Plan of Merger, dated as of May 10, 2021, by and among Aurora, Merger Sub and Better, a copy of which is attached to this proxy statement/prospectus as Annex A, including, where applicable, as amended by (i) the first amendment to the Merger Agreement, dated October 27, 2021, a copy of which is attached to this proxy statement/prospectus as Annex A-1, (ii) the second amendment to the Merger Agreement, dated November 9, 2021, a copy of which is attached to this proxy statement/prospectus as Annex A-2, (iii) the third amendment to the Merger Agreement, dated November 30, 2021, a copy of which is attached to this proxy statement/prospectus as Annex A-3, (iv) the fourth amendment to the Merger Agreement, dated August 26, 2022, a copy of which is attached to this proxy statement/prospectus as Annex A-4, (v) the fifth amendment to the Merger Agreement, dated February 24, 2023, a copy of which is attached to this proxy statement/prospectus as Annex A-5 and (vi) the sixth amendment to the Merger Agreement, dated June 23, 2023, a copy of which is attached to this proxy statement/prospectus as Annex A-6;
•“Merger Sub” are to Aurora Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Aurora;
•“Mergers” are to, collectively, the First Merger and the Second Merger;
•“Minimum Available Cash Amount” are to the total amount of cash represented by satisfaction of the Minimum Cash Condition;
•“Minimum Cash Condition” are to the occurrence of each of (i) funding of $750,000,000 pursuant to the Pre-Closing Bridge Note Purchase Agreement, dated as of November 30, 2021, a copy of which is attached to this proxy statement/prospectus as Annex Q, which was completed on December 2, 2021 and (ii) the entry into definitive documentation for $750,000,000 of Post-Closing Convertible Notes as provided for in the SoftBank Subscription Agreement and the Sponsor Subscription Agreement, each as amended, including as may be amended (in the case of the SoftBank Subscription Agreement) or amended (in the case of the Sponsor Subscription Agreement) to permit such investor not to fund up to $100 million of such commitment (or $200 million in the aggregate) pursuant to the First Novator Letter Agreement;
•“MSRs” are to mortgage-servicing rights;
•“Nasdaq” are to The Nasdaq Capital Market or The Nasdaq Stock Market, LLC, as applicable;
•“ordinary shares” or “Aurora ordinary shares” are to the Aurora Class A ordinary shares and the Aurora Class B ordinary shares, collectively;
•“Original Promissory Note” are to the amended and restated promissory note by and between Aurora and the Sponsor; dated May 10, 2021, which was subsequently restated and amended by the A&R Promissory Note;
•“organic traffic” are to visitors that come directly to Better’s website, search for Better on a search engine, or engage with Better through its various content pieces, as opposed to being directed to Better’s website through Better’s marketing on a third party’s website;
•“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;
•“Per Share Merger Consideration” are to the product obtained by multiplying (a) the Exchange Ratio by (b) $10.00;
•“PIPE Investment” are to the purchase of shares of Better Home & Finance Class A common stock and Better Home & Finance Class C common stock pursuant to the SoftBank Subscription Agreement and the

Sponsor Subscription Agreement. The obligation of Better to consummate the Mergers is no longer conditional on the PIPE Investment, which formerly would satisfy in part the Minimum Cash Condition but which has been replaced by the entry into definitive documentation to fund the purchase of the Post-Closing Convertible Notes;
•“Post-Closing Conversion Shares” are to the shares of Better Home & Finance Class A common stock into which the Post-Closing Convertible Notes which SoftBank and the Sponsor committed to fund pursuant to the amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement attached to this proxy statement/prospectus as Annex H-1 and Annex I-1, respectively, are convertible;
•“Post-Closing Convertible Notes” are to the subordinated unsecured 1% convertible notes issued in an aggregate principal amount of $750,000,000 (less any amounts released to Better at the Closing from Aurora’s trust account (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements)), which SoftBank and the Sponsor committed to fund pursuant to the amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement attached to this proxy statement/prospectus as Annex H-1 and Annex I-1, respectively, less up to $200,000,000 in the aggregate that SoftBank and the Sponsor may elect not to fund pursuant to the First Novator Letter Agreement attached to this proxy statement/prospectus as Annex I-2, on and subject to the terms set forth in the term sheets attached thereto. The Major Aurora Shareholders, including the Sponsor, and the other Insiders initially committed to forgo redemption of an aggregate of 3,502,500 Aurora Class A ordinary shares held by them, which would have resulted in a minimum of $35,025,000 being released to Better at the Closing from Aurora’s trust account, and, accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued would have been $714,975,000. Pursuant to the Limited Waiver, on February 24, 2023, the Sponsor was permitted, and elected, to redeem an aggregate of 1,663,760 Aurora private shares. As such, their commitment to forgo redemption only applies to 1,838,740 Aurora Class A ordinary shares that continue to be held by the Major Aurora Shareholders, inclusive of the Sponsor, and certain directors and officers of Aurora (and their respective affiliates), which will result in a minimum of $18,943,745 being released to Better at the Closing from the trust account (which amount includes, for each Aurora Class A ordinary share not redeemed, the $10.00 paid on each such Aurora Class A ordinary share pursuant to its sale in the initial public offering or as part of the Aurora private units, plus any interest accumulated with respect to such shares). Accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued will now be $731,056,255, less up to $200,000,000 in the aggregate that SoftBank and the Sponsor may elect not to fund pursuant to the First Novator Letter Agreement;
•“Pre-Closing Bridge Conversion Shares” are to the shares of Better Home & Finance Class A common stock (issuable in connection with the consummation of the Business Combination on the Closing Date), Better preferred stock or Better common stock (issuable in certain other circumstances) into which the Pre-Closing Bridge Notes funded by SoftBank and the Sponsor pursuant to the Pre-Closing Bridge Note Purchase Agreement (described elsewhere in this proxy statement/prospectus) are convertible, as applicable;
•“Pre-Closing Bridge Financing” are to the receipt by Better of $750,000,000 upon the issuance of Pre-Closing Bridge Notes on December 2, 2021 pursuant to the Pre-Closing Bridge Note Purchase Agreement;
•“Pre-Closing Bridge Investors” are SoftBank and the Sponsor, in their capacity as investors under the Pre-Closing Bridge Note Purchase Agreement pursuant to which they funded the Pre-Closing Bridge Financing in connection therewith in an aggregate principal amount of $750,000,000;
•“Pre-Closing Bridge Note Purchase Agreement” are to that certain agreement, dated November 30, 2021, by and among Aurora, Better, SoftBank and the Sponsor, a copy of which is attached to this proxy statement/prospectus as Annex Q;
•“Pre-Closing Bridge Notes” are to the subordinated 0% bridge promissory notes, issued in an aggregate principal amount of $750,000,000 pursuant to the Pre-Closing Bridge Note Purchase Agreement, that automatically convert into Better Home & Finance Class A common stock and Better Home & Finance

Class C common stock, as applicable, at a conversion price of $10.00 per share, in connection with the consummation of the Business Combination or, in the case of the Pre-Closing Bridge Note held by Sponsor, as may be exchanged, in certain circumstances pursuant to the First Novator Letter Agreement or that certain Letter Agreement, dated February 7, 2023 among Aurora, Better and the Sponsor (the “Second Novator Letter Agreement”);
•“Preferred Stock Conversion” are to the conversion of all outstanding shares of Better preferred stock into shares of Better common stock;
•“pro forma” are to giving pro forma effect to the Business Combination;
•“pro forma ownership assumptions” are to the assumptions of the pro forma, including that, in connection with the Business Combination, (a) the Pre-Closing Bridge Notes funded by SoftBank in an aggregate principal amount of $650,000,000 convert into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock at a conversion price of $10.00 per share, (b) the Pre-Closing Bridge Notes funded by the Sponsor in an aggregate principal amount of $100,000,000 are exchanged for Better Home & Finance Class A common stock at an exchange price of $2.50 per share pursuant to the Second Novator Letter Agreement, (c) all Aurora public shareholders redeem their Aurora Class A ordinary shares (other than those investors that have agreed not to redeem per the Aurora Holder Support Agreement and the Amended and Restated Insider Letter Agreement), (d) each Better Stockholder who is entitled to receive Better Home & Finance Class B common stock will elect to do so, rather than receive Better Home & Finance Class A common stock or Better Home & Finance Class C common stock (other than any Better Stockholder that is, or has an affiliate that is, a bank holding company, which holder will elect to receive shares of Better Home & Finance Class A common stock), (e) existing warrants to acquire shares of Better Capital Stock outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted, based on the Exchange Ratio, into warrants to purchase shares of Better Home & Finance Class A common stock, (f) Better repurchases for de minimis consideration prior to Closing an aggregate 937,500 shares of Better Capital Stock from Pine Brook pursuant to a certain side letter agreement that was subject to dispute as described in “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—Pine Brook Side Letter”, and (g) the Post-Closing Convertible Notes have not converted to Post-Closing Conversion Shares given the uncertain conversion ratio therefor;
•“Proposed Bylaws” are to the proposed bylaws of Better Home & Finance upon the effective date of the Business Combination attached to this proxy statement/prospectus as Annex D;
•“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of Better Home & Finance upon the effective date of the Business Combination attached to this proxy statement/prospectus as Annex B;
•“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;
•“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by Aurora in its initial public offering and registered pursuant to the IPO Registration Statement or the redeemable warrants of Better Home & Finance issued as a matter of law upon the conversion thereof at the time of the Domestication, as the context requires;
•“Purchase Loan Volume” are to the aggregate dollar amount of purchase loans funded in a given period based on the principal amount of the loan at funding;
•“redemption” are to each redemption of Aurora Class A ordinary shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•“Redemption Restriction” are to the agreement by the Sponsor and each Insider, pursuant to the Amended and Restated Insider Letter Agreement, to waive, with respect to the Aurora Class A ordinary shares and founder shares (and the shares into which the founder shares are converted) held by it, him or her, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including any such rights available in the context of a shareholder vote to approve certain amendments to the Cayman Constitutional Documents;
•“Refinance Loan Volume” are to the aggregate dollar amount of refinance loans funded in a given period based on the principal amount of the loan at funding;
•“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among Aurora, Novator Capital Sponsor Ltd., and certain other Persons (included as Annex G to the proxy statement/prospectus);
•“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;
•“SEC” are to the United States Securities and Exchange Commission;
•“Second Merger” are to the merger of Better with and into Aurora, with Aurora surviving the merger;
•“Securities Act” are to the Securities Act of 1933, as amended;
•“Shortfall” are to the number of shares that Aurora public shareholders elect to redeem for consideration from Aurora’s trust account;
•“SoftBank” are to SB Northstar LP, an affiliate of SoftBank Group Corp. and party to the SoftBank Subscription Agreement;
•“SoftBank II” are to SVF II Beaver (DE) LLC, an affiliate of SoftBank Group Corp., which is a Better Stockholder and has entered into a contribution agreement with Better and a letter agreement and irrevocable voting proxy with the Better Founder and CEO, each dated as of April 7, 2021, as amended;
•“Sponsor” are to Novator Capital Sponsor Ltd., a Cyprus limited liability company;
•“Sponsor Base Purchase Amount” are to the number of shares of Better Home & Finance Class A common stock that the Sponsor agreed to subscribe for and purchase pursuant to the Sponsor Subscription Agreement, dated as of May 10, 2021 (attached to this proxy statement/prospectus as Annex I), with an aggregate value equal to $200,000,000, which amount was subsequently reduced to $100,000,000 aggregate principal amount of Post-Closing Convertible Notes pursuant to the amendment to the Sponsor Subscription Agreement, dated as of November 30, 2021 (attached to this proxy statement/prospectus as Annex I-1), subject to adjustment as further described therein, which $100,000,000 amount Better and Aurora acknowledged the Sponsor may elect not to fund pursuant to the First Novator Letter Agreement, dated as of August 26, 2022 (attached to this proxy statement/prospectus as Annex I-2);
•“Subscription Agreements” are to, collectively, the SoftBank Subscription Agreement and the Sponsor Subscription Agreement, in each case as amended and each of which is attached to this proxy statement/prospectus as Annexes H and H-1 and Annexes I and I-1, respectively;
•“Total Loans” are to the total number of loans funded in a given period;
•“Transaction Proposals” are to, collectively, the Condition Precedent Proposals and the Adjournment Proposal;
•“trust account” are to the trust account established at the consummation of Aurora’s initial public offering at J.P. Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;
•“Trust Agreement” are to the Investment Management Trust Agreement, dated April 21, 2020, by and between Aurora and Continental, as trustee;

•“Trust Amount” are to the amount of cash and cash equivalents held in Aurora’s trust account;
•“VA” are to the U.S. Department of Veterans Affairs;
•“Warrant Agreement” are to the Warrant Agreement, dated as of March 3, 2021, between Aurora and Continental; and
•“warrants” are to all or any of the public warrants, the Aurora private warrants or the Better Home & Finance Warrants, as the context may so require.
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to Aurora Class A ordinary shares, shares of Better Home & Finance Class A common stock, or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the Business Combination, Aurora and Better Home & Finance. Statements that constitute projections, forecasts and other forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When Aurora discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by, and information currently available to, Aurora’s management.
Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference into this proxy statement/prospectus may include, for example, statements about:
•Aurora’s ability to complete the Business Combination or, if Aurora does not consummate such Business Combination, any other initial business combination;
•satisfaction or waiver (if applicable) of the conditions to the Mergers, including, among other things:
•the satisfaction or waiver of certain customary closing conditions, including, among others, (i) the approval of the Business Combination and related agreements and transactions by the shareholders of Aurora and Better Stockholders, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any other required regulatory approvals, (iv) the receipt of approval for listing on Nasdaq of the shares of Better Home & Finance Class A common stock to be issued in connection with the Mergers, (v) that Aurora has at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions;
•the absence of a material adverse effect on Better;
•the ability to obtain approvals for the Business Combination from state regulators, Fannie Mae, Freddie Mac, the FHA, and the VA;
•the occurrence of any other event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•the unaudited projected financial information, anticipated growth rate, and market opportunity of Better Home & Finance;
•the ability to obtain or maintain the listing of Better Home & Finance Class A common stock and Better Home & Finance Warrants on Nasdaq following the Business Combination;
•our public securities’ potential liquidity and trading, in particular following the redemptions by Aurora public shareholders (and the Sponsor pursuant to the Limited Waiver) in connection with the Extension and Aurora’s continued Nasdaq listing;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;
•Aurora officers and directors allocating their time to other businesses and potentially having conflicts of interest with Aurora’s business or in approving the Business Combination;

•factors relating to the business, operations and financial performance of Better and its subsidiaries, including:
•their ability to operate under and maintain or improve their business model;
•the effect of interest rates on their business, results of operations, and financial condition;
•their ability to grow market share in their existing markets or any new markets they may enter;
•their ability to respond to general economic conditions, particularly elevated interest rates and lower home sales and refinancing activity;
•their ability to restore their growth and their expectations regarding the development and long-term expansion of their business;
•their ability to comply with laws and regulations related to the operation of their business, including any changes to such laws and regulations;
•their ability to achieve and maintain profitability in the future;
•their ability to raise financing in the future;
•their estimates regarding expenses, future revenue, capital requirements and Better’s need for additional financing;
•their ability to maintain, expand and be successful in their strategic relationships with third parties;
•their ability to remediate existing material weaknesses and implement and maintain an effective system of internal controls over financial reporting;
•their ability to successfully enter new service markets and manage their operations;
•their ability to expand their customer base;
•their ability to develop new products, features and functionality that meet market needs and achieve market acceptance;
•their ability to retain, identify and hire individuals for the roles they seek to fill and staff their operations appropriately;
•the involvement of the Better Founder and CEO in ongoing litigation related to prior business activities and associated negative media coverage;
•their ability to recruit and retain additional directors, members of management and other team members and otherwise achieve their business goals, including their ability in general, and the Better Founder and CEO’s ability in particular, to establish and maintain a larger, more experienced, executive team in transitioning to becoming a public company;
•their ability to maintain and improve morale and workplace culture or respond effectively to the effects of negative media coverage;
•their ability to maintain, protect, assert, and enhance their intellectual property rights;
•the results of their on-going SEC investigation; and
•other factors detailed under the section entitled “Risk Factors.”
The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference into this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or Better. There can be no assurance that future developments affecting us or Better will be those that Aurora or Better have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of Aurora or Better) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section entitled “Risk Factors” beginning on page 88 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Aurora and Better undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any Aurora shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF AURORA
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Aurora’s shareholders. Aurora urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at [     ] [a.m.][p.m.], Eastern Time, on [     ], 2023, at [     ], or virtually via live webcast. To participate virtually in the extraordinary general meeting, visit [     ] and enter the [     ] digit control number included on your proxy card. You may register for the meeting as early as [     ] [a.m.][p.m.] on [     ], 2023. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.
Q.Why am I receiving this proxy statement/prospectus?
A.Aurora shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the mergers of (x) Merger Sub with and into Better, with Better surviving the merger as a wholly owned subsidiary of Aurora, and (y) Better with and into Aurora, with Aurora surviving the merger, in each case, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “BCA Proposal” for more detail.
A copy of the Merger Agreement, along with each of the amendments thereto, is attached to this proxy statement/prospectus as Annex A and Annexes A-1, A-2, A-3, A-4, A-5 and A-6, and you are encouraged to read it in its entirety.
As a condition to the Mergers, Aurora will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Aurora’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each of the then-issued and outstanding Aurora Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock, (2) each of the then-issued and outstanding Aurora Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock, (3) the terms of the Better Home & Finance Class B common stock will carry three votes, (4) the Better Home & Finance common stock will be created and a sufficient number of shares thereof authorized to effect the transactions contemplated under the Merger Agreement and under the Ancillary Agreements, (5) each then-issued and outstanding warrant of Aurora will convert automatically into a Better Home & Finance Warrant, pursuant to the Warrant Agreement, and (6) each then-issued and outstanding Aurora unit will separate automatically into one share of Better Home & Finance Class A common stock and one-quarter of one Better Home & Finance Warrant. See the section entitled “Domestication Proposal” for additional information. The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see the question “What amendments will be made to the current constitutional documents of Aurora?” below.
SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF AURORA AND BETTER, CAREFULLY AND IN ITS ENTIRETY.
Q.What proposals are shareholders of Aurora being asked to vote upon?
A.At the extraordinary general meeting, Aurora is asking holders of ordinary shares to consider and vote upon:
•a proposal to approve by ordinary resolution and adopt the Merger Agreement;

•a proposal to approve by special resolution the Domestication;
•the following four separate proposals to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:
•to authorize by ordinary resolution the change in the authorized share capital of Aurora from (i) 500,000,000 Aurora Class A ordinary shares, 50,000,000 Aurora Class B ordinary shares and 5,000,000 Former preference shares, par value $0.0001 per share, to (ii) 1,800,000,000 shares of Better Home & Finance Class A common stock, 700,000,000 shares of Better Home & Finance Class B common stock, 800,000,000 shares of Better Home & Finance Class C common stock and 100,000,000 shares of Better Home & Finance preferred stock;
•to authorize by ordinary resolution the Board to issue any or all shares of Better Home & Finance preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the DGCL;
•to authorize by ordinary resolution multiple classes of common stock of Better Home & Finance pursuant to which (i) holders of Better Home & Finance Class A common stock will be entitled to cast one vote per share of Better Home & Finance Class A common stock, (ii) holders of shares of Better Home & Finance Class B common stock will be entitled to cast three votes per share of Better Home & Finance Class B common stock, and (iii) holders of shares of Better Home & Finance Class C common stock will not have any voting rights other than as provided by applicable law or the Proposed Certificate of Incorporation, as applicable, in each case on each matter properly submitted to Better Home & Finance shareholders entitled to vote;
•to authorize by ordinary resolution all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication, including (1) changing the corporate name from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” in connection with the Business Combination, (2) making Better Home & Finance’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) opting out of the provisions of Section 203 of the DGCL and (5) removing certain provisions related to Aurora’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Aurora’s board of directors believes is necessary to adequately address the needs of Better Home & Finance after the Business Combination;
•for holders of Aurora Class B ordinary shares, a proposal to approve by ordinary resolution the election of [     ] directors, who, upon consummation of the Business Combination, will be the directors of Better Home & Finance;
•a proposal to approve by ordinary resolution, for purposes of complying with the applicable provisions of Section 5635 of the Nasdaq Listed Company Manual, the issuance of shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock, as applicable, to (1) the Pre-Closing Bridge Investors, including the Sponsor, pursuant to (a) the Pre-Closing Bridge Financing (as defined herein) and (b) the issuance of the shares of Better Home & Finance Class A common stock upon the conversion of the Post-Closing Convertible Notes (as defined herein) and (2) the Better Stockholders pursuant to the Merger Agreement;
•a proposal to approve by ordinary resolution the 2023 Incentive Equity Plan;
•a proposal to approve by ordinary resolution the ESPP; and
•a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If Aurora’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, including 100% of the issued and outstanding Aurora Class B ordinary shares, and have committed to vote their shares in favor of the Business Combination, we expect that each of the Condition Precedent Proposals will be approved. The Adjournment Proposal is not conditioned upon the approval of any other proposal. See the sections entitled “BCA Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “Incentive Equity Plan Proposal,” “ESPP Proposal” and “Adjournment Proposal.”
Aurora will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Aurora should read it carefully.
After careful consideration, Aurora’s board of directors has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of Aurora and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals in each case, if presented at the extraordinary general meeting.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q.Are the proposals conditioned on one another?
A.Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.
Q.Why is Aurora proposing the Business Combination?
Aurora was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities. Better and its subsidiaries principally operate a digital-first homeownership company whose services include mortgage, real estate, title, and homeowners insurance.
Based on its due diligence investigations of Better and the industry in which it operates, including the financial and other information provided by Better in the course of Aurora’s due diligence investigations, the Aurora board of directors believes that the Business Combination with Better is in the best interests of Aurora and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See the section entitled “BCA Proposal—Aurora’s Board of Directors’ Reasons for the Business Combination” for additional information.
Q.Did Aurora’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.Aurora’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, Aurora’s board of directors and management conducted due diligence on Better and researched the industry in which Better operates and concluded that the Business Combination was in the best interest of Aurora’s shareholders. In reaching this conclusion, Aurora’s board of directors considered a number of factors and a broad range of information, including publicly available information, information provided by Better and information provided by Barclays Capital Inc. (“Barclays”), formerly a financial advisor to Aurora. Aurora’s board of directors believes that, based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. Investors will be relying on the judgment of Aurora’s board of directors, as described above, in valuing Better’s business. For a more extensive discussion of the factors utilized by Aurora’s board of directors in approving the Business Combination, see the section entitled “BCA Proposal—Aurora’s Board of Director’s Reasons for the Business Combination.”
Although Aurora’s board of directors believes that the Business Combination with Better presents a unique business combination opportunity and is in the best interests of Aurora and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “BCA Proposal—Aurora’s Board of Director’s Reasons for the Business Combination,” and “Risk Factors—Risks Related to Better’s Business.”
Q.Will the projections that Aurora considered when evaluating and recommending the Business Combination be realized?
A.In performing its financial analyses, Aurora relied on, among other things, certain information, including the forecasts and financial projections described in the section entitled “BCA Proposal—Unaudited Projected Financial Information.” The Better unaudited financial projections were prepared by, or at the direction of, the management of Better. The unaudited financial projections do not take into account any circumstances or events occurring after the date they were prepared over two years ago and provided to Aurora on May 6, 2021. Market conditions, including interest rates in particular, together with the constrained supply of new homes, have greatly changed since the financial projections were prepared and have grown significantly more challenging, with persistent rising interest rates and increased competitiveness among lenders due to the corresponding decline in customer demand. This changed and challenging market environment, which is expected to continue in the near-term, has had and will continue to have a significant impact on Better, resulting in financial performance materially worse than the projections with no possibility of achieving the unaudited financial projections provided to Aurora. In addition, as has been publicly reported, in early December 2021, Better began a series of workforce reductions that led to a significant reduction in headcount as market conditions have continued to evolve. The December 2021 workforce reduction resulted in significant negative media coverage. Following the December 2021 workforce reduction, the Better Founder and CEO stepped away from full-time engagement with Better for a period of time, returning in late January 2022. The December 2021 workforce reduction, subsequent workforce reductions in response to market conditions, and events relating to the Better Founder and CEO, including negative media coverage and the associated dissatisfaction of a portion of management and team members of Better, has affected Better’s management and leadership, has detrimentally affected Better’s productivity and financial results and has disrupted certain third party relationships. In addition, dissatisfaction associated with the workforce reductions and market conditions has resulted in increased attrition among Better’s senior leadership and employees. For more information, see “Information About Better—Our Team Members and Human Capital Management,” “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—If we cannot maintain and improve our corporate culture, we could lose the innovation, collaboration and focus on the mission that contribute to our business, and our ability to attract and retain team members could be diminished, which could materially and adversely affect our business, financial condition, results of operations, and prospects” and “Risk Factors—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Vishal Garg, the Better Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and one of our largest stockholders, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects.” Today, Better is a fundamentally different company from when the projections were provided and the projections bear no relevance to the current operating condition of Better. Accordingly, these projections, which were provided to Aurora on May 6, 2021, do not, in any way, represent Better’s current view of its future prospects. In particular and as an example, the projections for revenue and net income for the year ended December 31, 2021 and the year ended December 31, 2022 were not achieved, and actual results were significantly and materially worse than projected results. In addition, the projections for 2023 do not represent Better management’s current expectations regarding 2023. For a more extensive discussion of the unaudited financial projections and the changes subsequent to their preparation, see the sections entitled “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—Since the date of preparation, the assumptions underlying the Better projected financial information considered by Aurora have changed considerably, such that the projected financial information generally, and the near-term financial projections in particular, will not to be realized, which may adversely affect the market price of Better Home & Finance common stock following the completion of the Business Combination” and “BCA Proposal—Unaudited Projected Financial Information.”
Q.What is the aggregate dollar amount and the nature of what the Sponsor and its affiliates have at risk that depends on completion of the Business Combination and the current value of securities held, loans extended, fees due, and out-of-pocket expenses for which the Sponsor and its affiliates and Aurora’s and Better’s officers and directors are awaiting reimbursement?
A.As of the date of this proxy statement/prospectus, Aurora’s initial shareholders (i.e., the Sponsor and certain of Aurora’s directors and executive officers (or their respective affiliates)) own 4,573,372 Aurora private warrants at an exercise price of $11.50 per share, 6,950,072 Aurora Class B ordinary shares and 1,838,740 Aurora Class A ordinary shares.
The Sponsor purchased 6,950,072 Aurora Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share (after taking into account the share dividend of 1,006,250 Class B ordinary shares and subsequent cancellation of 131,250 Class B ordinary shares and the surrender and cancellation of 249,928 Class B ordinary shares which occurred when the underwriters’ 45-day over-allotment period expired), compared to the $10.00 per unit paid by Aurora public shareholders who purchased Aurora units in connection with its initial public offering or at the market price after its initial public offering. The Sponsor has also purchased $100,000,000 aggregate principal amount of Pre-Closing Bridge Notes, which will automatically convert into Better Home & Finance Class A common stock at a conversion price of $10.00 per share (subject to adjustment at the Sponsor’s option pursuant to the First Novator Letter Agreement and Second Novator Letter Agreement) in connection with the consummation of the Business Combination and has the option to fund up to $100,000,000 aggregate principal amount of Post-Closing Convertible Notes. As a result of this significantly lower aggregate per share investment, the Sponsor and Aurora’s independent directors will have a rate of return on their investment which differs from the rate of return of Aurora shareholders who purchased Aurora Class A ordinary shares at higher prices, including Aurora Class A ordinary shares included in Aurora units that were sold at $10.00 per unit in Aurora’s initial public offering.
The closing price of Aurora’s Class A ordinary shares on [     ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[     ]. As a result of and upon the effective time of the Domestication, among other things, each of the then-issued and outstanding Aurora Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock. In the event the stock price of the Better Home & Finance falls below the price paid by an Aurora shareholder at the time of purchase of the Aurora Class A ordinary shares by such shareholder, a situation would arise in which Sponsor maintains a positive rate of return while such Aurora shareholder does not. As a result of the Sponsor’s $0.004 per share investment in Aurora Class B ordinary shares, which is significantly less than the price paid by non-redeeming Aurora public shareholders who purchased shares at higher prices, including Aurora Class A ordinary shares included in Aurora units that were sold at $10.00 per unit in Aurora’s initial public offering, the Sponsor would still earn a substantial positive return on its investment even if shares of Better Home & Finance Class A common stock trade significantly below the $10.00 per share after Closing while an Aurora public shareholder that does not redeem its shares in connection with the Business Combination would suffer a substantial loss. Certain conflicts of interest arise as a result of this differential between the aggregate investment of Sponsor and its directors, as compared to Aurora public shareholders; for more information, see “Risk Factors—Risks Related to the Business Combination and Aurora—Since the

Sponsor and Aurora’s directors and executive officers have interests that are different, or in addition to (and which conflict with), the interests of our shareholders, a conflict of interest existed in determining whether the Business Combination with Better is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.”
In addition to the Aurora Class B ordinary shares held by Sponsor and Aurora’s directors described above, the purchase price paid by Aurora’s initial shareholders for their Aurora private warrants was $1.50 per Aurora private warrant, or $6,400,000 in the aggregate. Sponsor and Aurora’s independent directors will lose their entire investment in Aurora if a business combination is not completed. For more information, see the question below entitled “How will dilution affect the shareholders who elect not to redeem their shares in connection with the Business Combination?”
The only loan that has been extended by the Sponsor to Aurora is the loan represented by the amended and restated promissory note (the “Original Promissory Note”), dated as of May 10, 2021, representing an aggregate principal amount of $2,000,000. On February 23, 2022, the Original Promissory Note was amended and restated to increase the aggregate principal amount of the note to $4,000,000 (the “A&R Promissory Note”), a copy of which is attached to this proxy statement/prospectus as Annex N. As of December 31, 2022 and 2021, the amount outstanding under the A&R Promissory Note and the Original Promissory Note, respectively, was $2,812,395 and $1,412,295, respectively. On February 8, 2023, Aurora repaid an aggregate principal amount of $2,400,000 under the A&R Promissory Note. After giving effect to this repayment, as of March 31, 2023, the amount outstanding under the A&R Promissory Note was $412,395. Should Aurora’s operating costs, in relation to its proposed Business Combination, exceed the amounts still available and not currently drawn under the A&R Promissory Note, the Sponsor shall increase the amount available under the A&R Promissory Note to cover such costs, subject to an aggregate cap of $12,000,000. For additional information, see “BCA Proposal—Related Agreements—Amended and Restated Promissory Note.” Other than the outstanding loan and the interests represented by the founder shares, Aurora Class A ordinary shares and Aurora private warrants described above, there are no other amounts to which the Sponsor or its affiliates will be entitled, or expenses for which the Sponsor and its affiliates, will be reimbursed.

Q.What will Better Stockholders receive in return for Aurora’s acquisition of all of the issued and outstanding equity interests of Better?
A.The consideration that will be received by Better Stockholders will consist of a number of shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock equal to (A) 690,000,000, minus (B) the aggregate amount of Better Home & Finance Class B common stock that would be issuable upon the net exercise or conversion, as applicable, of the Better Awards (the “Stock Consideration”). As a result of and upon the Closing (as defined below), among other things, (i) all outstanding shares of Better common stock as of immediately prior to the effective time of the First Merger will be cancelled in exchange for the right to receive the Stock Consideration; (ii) all Better Awards outstanding as of immediately prior to the effective time of the First Merger will be converted, based on the Exchange Ratio, into awards based on shares of Better Home & Finance Class B common stock; and (iii) all Better Warrants outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted, based on the Exchange Ratio, into warrants to purchase shares of Better Home & Finance Class A common stock. For further details, see the section entitled “BCA Proposal—The Merger Agreement—Consideration—Stock Consideration.”
Q.What equity stake and voting power will current Aurora shareholders and Better Stockholders hold in Better Home & Finance immediately after the consummation of the Business Combination?
A.As of March 31, 2023, there were 8,998,910 Aurora ordinary shares issued and outstanding, which includes 6,950,072 founder shares held by the Sponsor and certain of Aurora’s directors (or their affiliates) and 2,048,838 Aurora Class A ordinary shares, 97.7% of which Aurora ordinary shares are held by the Sponsor and Aurora’s directors and executive officers (or their respective affiliates). As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,648,422 warrants, which includes the 4,573,372 Aurora private warrants held by the Sponsor and certain of Aurora’s directors and executive officers (or their respective affiliates) and the 6,075,050 public warrants. Each whole warrant entitles the holder thereof to purchase one Aurora Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Better Home & Finance Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the Aurora fully diluted share capital would be 17,360,646 (50% of the Aurora private warrants are subject to forfeiture).
It is anticipated that, following the Business Combination and taking into account the pro forma ownership assumptions and assuming the exercise of all Better Warrants on a cash basis, (1) Better Stockholders (without taking into account any Aurora public shares held by Better Stockholders prior to the consummation of the Business Combination (and excluding SoftBank II)) are expected to own approximately 78.4% of the outstanding shares of Better Home & Finance common stock and have approximately 88.3% of the total voting power in a scenario where the remaining Aurora public shareholders redeem the maximum amount, (2) the Sponsor and related parties (including the directors of Aurora and their affiliates, including the Major Aurora Shareholders) are expected to collectively own, approximately 5.9% of the outstanding shares of Better Home & Finance common stock and have approximately 2.3% of the total voting power in the maximum redemptions scenario and (3) SoftBank and SoftBank II are expected to own approximately 15.7% of the outstanding shares of Better Home & Finance common stock and have approximately 9.4% of the total voting power in the maximum redemptions scenario (without giving effect to the Voting Proxy described under “Certain Relationships and Related Party Transactions— Better—Other Stockholder Agreements—SoftBank Agreements”).
In connection with the vote to approve the Extension, the holders of 25,751,449 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of $10.2178 per share, for an aggregate redemption amount of $263,123,592. As such, approximately 92.6% of the Class A ordinary shares were redeemed and approximately 7.4% of the Class A ordinary shares outstanding prior to such redemptions remain outstanding. After the satisfaction of such redemptions, the balance in Aurora’s trust account was $21,124,955 as of March 31, 2023. Given the redemptions that occurred, even in a scenario with no further redemptions, Aurora public shareholders are expected to own less than 0.1% of the outstanding shares of Better Home & Finance common stock. Due to the immaterial number of Class A ordinary shares outstanding subject to redemption, all post-Business Combination share counts assume that all Aurora public shareholders redeem their Class A ordinary shares.
These percentages assume the pro forma ownership assumptions described elsewhere in this proxy statement/prospectus, including (i) under the applicable pro forma scenario presented, all Aurora public shareholders redeem their Aurora Class A ordinary shares (other than those investors that have agreed not to redeem per the Aurora Holder Support Agreement and Amended and Restated Insider Letter Agreement) (assuming a “maximum redemptions” scenario), (ii) (a) the vesting of all shares of Better Home & Finance Class B common stock received in respect of the Better Home & Finance Restricted Stock Awards, (b) the vesting and net-exercise of all Better Home & Finance Options for shares of Better Home & Finance Class B common stock, (c) the vesting of all Better Home & Finance RSUs and the issuance of shares of Better Home & Finance Class B common stock in respect thereof and (d) the issuance of 690,000,000 shares of Better Home & Finance common stock as the Stock Consideration pursuant to the Merger Agreement, which, in the case of all shares described in clauses (a)-(d) hereof, in the aggregate equal 650,143,468 shares of Better Home & Finance Class B common stock and 39,856,532 shares of Better Home & Finance Class A common stock (in respect of Better Warrants, assuming conversion thereof), (iii) the Pre-Closing Bridge Notes funded by SoftBank in an aggregate principal amount of $650,000,000 convert into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock, as applicable, at a price of $10.00 per share pursuant to the Pre-Closing Bridge Note Purchase Agreement, (iv) the Pre-Closing Bridge Notes funded by the Sponsor in an aggregate principal amount of $100,000,000 are exchanged for Better Home & Finance Class A common stock, at a price of $2.50 per share, which represents a 75% discount to the $6.9 billion pre-money equity valuation of Better pursuant to the Second Novator Letter Agreement, and (v) each Better Stockholder who is entitled to receive Better Home & Finance Class B common stock will elect to do so, rather than receive Better Home & Finance Class A common stock or Better Home & Finance Class C common stock (other than any Better Stockholder that is, or has an affiliate that is, a bank holding company, which holder will elect to receive shares of Better Home & Finance Class A common stock). If the actual facts are different from these assumptions, the percentage ownership and voting power retained by Better Stockholders in the combined company will be different. As described more fully elsewhere in this proxy statement/prospectus, shares of Better Home & Finance Class B common stock will have three votes per share, whereas shares of Better Home & Finance Class A common stock will have one vote per share and shares of Better Home & Finance Class C common stock will have no voting rights, except as provided by law or the Proposed Certificate of Incorporation. Upon the consummation of the Business Combination, Better Stockholders will hold all of the issued and outstanding shares of Better Home & Finance Class B common stock.
The following table illustrates ownership levels and voting power in Better Home & Finance on a fully diluted basis immediately following the consummation of the Business Combination based on the assumptions above under a maximum redemptions scenario.

	Post-Business Combination Maximum Redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Percentage of Voting Power
Better Stockholders—Class A	39,856,532	5.0%	1.9%
Better Stockholders—Class B(2)(3)	589,197,730	73.4%	86.3%
Aurora Public Shareholders—Class A	—	—	—
Major Aurora Shareholders—Class A(4)	47,380,999	5.9%	2.3%
SoftBank—Class A(5)	9,606,591	1.2%	0.5%
SoftBank II—Class B	60,945,738	7.6%	8.9%
SoftBank—Class C(6)	55,393,409	6.9%	—
Total	802,380,999	100.0%	100.0%
______________
(1)Based on outstanding Better Capital Stock, Better Warrants and Better Awards as of March 31, 2023.
(2)Excludes 60,945,738 shares of Better Home & Finance Class B common stock to be issued to SoftBank II in respect of its holding of Better Capital Stock prior to the Closing. After consummation of the Business Combination, SoftBank, as an investor in the Pre-Closing Bridge Financing, and SoftBank II, as a holder of Better Capital Stock, are collectively expected to beneficially own approximately 125,945,738 shares representing 9.4% of the voting power of Better Home & Finance common stock (without giving effect to the Voting Proxy described under “Certain Relationships and Related Party Transactions—Better— Other Stockholder Agreements—SoftBank Agreements”).
(3)Includes shares of Better Home & Finance common stock underlying Better Options, Better RSUs and Better Restricted Stock.
(4)Includes Better Home & Finance Class A common stock expected to be held by the Major Aurora Shareholders, including the Sponsor, and certain Aurora directors and officers. In particular, the Sponsor is expected to beneficially own 46,178,499 shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 636,240 shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination, (ii) 5,542,259 shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares (which includes the Sponsor Locked-Up Shares), and (iii) 40,000,000 shares of Better Home & Finance Class A common stock to be issued as Pre-Closing Bridge Conversion Shares in connection with the Pre-Closing Bridge Financing funded by the Sponsor. Shravin Mittal, who owns his shares through Unbound HoldCo Ltd., is expected to beneficially own 2,159,375 shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 1,000,000 shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 1,159,375 shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares. Certain Aurora directors and officers not included above are expected to beneficially own 450,938 shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 202,500 shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 248,438 shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares. Excludes the Sponsor’s purchase of approximately $17.0 million of Better Home & Finance Class A common stock pursuant to the Limited Waiver. For more information, see the section entitled “Beneficial Ownership of Securities.”
(5)Better Home & Finance Class A common stock is expected to be issued to SoftBank as Pre-Closing Bridge Conversion Shares at a price of $10.00 per share in connection with conversion of the Pre-Closing Bridge Notes at Closing.
(6)Better Home & Finance Class C common stock is expected to be issued to SoftBank as Pre-Closing Bridge Conversion Shares at a price of $10.00 per share in connection with conversion of the Pre-Closing Bridge Notes at Closing.

Q.How has the announcement of the Business Combination affected the trading price of the Aurora Class A ordinary shares?
A.On May 7, 2021, the trading date before the public announcement of the Business Combination, Aurora’s public units, Class A ordinary shares and public warrants closed at $10.44, $10.50 and $1.375, respectively. On [     ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the Company’s public units, Class A ordinary shares and public warrants closed at $[     ], $[     ] and $[     ], respectively.
Q.Will the Company obtain new financing in connection with the Business Combination?
A.Yes. Aurora, Better, SoftBank and the Sponsor have entered into the Pre-Closing Bridge Note Purchase Agreement, providing for the issuance of the Pre-Closing Bridge Notes that automatically convert into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock in connection with the consummation of the Business Combination at $10.00 per share of Better Home & Finance Class A common stock (the “Pre-Closing Bridge Conversion Shares”), which was funded on December 2, 2021. Aurora and SoftBank also entered into an amendment to the SoftBank Subscription Agreement to (i) amend the Total Subscription Commitment (as defined in the SoftBank Subscription Agreement) to be $750,000,000, which amount will be further reduced by, among other things, any funding pursuant to the Pre-Closing Bridge Financing, and (ii) provide for a new Total Note Commitment (as defined in the SoftBank Subscription Agreement) of $750,000,000 aggregate principal amount of Post-Closing Convertible Notes (less any amounts released to Better at the Closing from Aurora’s trust account (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements)) that will have terms and be subject to conditions described in such agreement. The Major Aurora Shareholders, including the Sponsor, and the other Insiders initially committed to forgo redemption of an aggregate of 3,502,500 Aurora Class A ordinary shares held by them, which would have resulted in a minimum of $35,025,000 being released to Better at the Closing from Aurora’s trust account, and, accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued would have been $714,975,000. Pursuant to the Limited Waiver, on February 24, 2023, the Sponsor was permitted, and elected, to redeem an aggregate of 1,663,760 Aurora private shares. As such, their commitment to forgo redemption now only applies to 1,838,740 Aurora Class A ordinary shares that continue to be held by the Major Aurora Shareholders, inclusive of the Sponsor, and certain directors and officers of Aurora (and their respective affiliates), which will result in a minimum of $18,943,745 being released to Better at the Closing from the trust account (which amount includes, for each Aurora Class A ordinary share not redeemed, the $10.00 paid on each such Aurora Class A ordinary share pursuant to its sale in the initial public offering or as part of the Aurora private units, plus any interest accumulated with respect to such shares). Accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued will now be $731,056,255. In addition, Aurora and the Sponsor entered into an amendment to the Sponsor Subscription Agreement to, among other things, amend the Sponsor’s Purchase Amount (as defined in the Sponsor Subscription Agreement) to be $100,000,000, for which it will receive 10,000,000 shares of Better Home & Finance Class A common stock, minus the aggregate principal amount of any Pre-Closing Bridge Financing funded by the Sponsor under the Pre-Closing Bridge Note Purchase Agreement, and otherwise provide for a commitment to purchase Post-Closing Convertible Notes in an aggregate principal amount of $100,000,000. Such commitment was subsequently modified by the First Novator Letter Agreement, pursuant to which the Sponsor has the option, but not obligation, to purchase up to $100,000,000 of Post-Closing Convertible Notes. For more information, see the section entitled “BCA Proposal.”
Q.Why is Aurora proposing the Domestication?
A.Aurora’s board of directors believes that there are significant advantages to us that will arise as a result of a change of Aurora’s domicile to Delaware. Further, Aurora’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. Aurora’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal— Reasons for the Domestication.”
To effect the Domestication, Aurora will apply to the Cayman Islands Registrar of Companies to be de-registered, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Aurora will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Mergers under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly abstentions and broker non-votes will not have an effect on the outcome of the vote.
Q.What amendments will be made to the current constitutional documents of Aurora?
A.The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Aurora’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace Aurora’s Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 Aurora Class A ordinary shares, 50,000,000 Aurora Class B ordinary shares and 5,000,000 preference shares.	The Proposed Organizational Documents authorize 3,400,000,000 shares, consisting of 1,800,000,000 shares of Better Home & Finance Class A common stock, 700,000,000 shares of Better Home & Finance Class B common stock, 800,000,000 shares of Better Home & Finance Class C common stock and 100,000,000 shares of Better Home & Finance preferred stock.

	See paragraph 5 of the Existing Memorandum.	See Article Fourth, subsection (1) of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)
The Cayman Constitutional Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by Aurora’s board of directors. Accordingly, Aurora’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of Aurora to carry out a conversion of Aurora Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).

The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof), as the Board may determine.

	See paragraph 5 of the Existing Memorandum and Article 3 of the Existing Articles.	See Article Fourth, subsection (2) of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Multiple Classes of Common Stock (Organizational Documents Proposal C)
The Cayman Constitutional Documents provides that the holders of each share of common stock of Aurora is entitled to one vote for each share on each matter properly submitted to the shareholders entitled to vote.

The Proposed Certificate of Incorporation provides holders of shares of Better Home & Finance Class A common stock will be entitled to cast one vote per share of Class A common stock, and holders of shares of Better Home & Finance Class B common stock will be entitled to cast three votes per share of Class B common stock on each matter properly submitted to the shareholders entitled to vote. Holders of Better Home & Finance Class C common stock will not be entitled to vote, except as otherwise required by applicable law or provided in the Proposed Certificate of Incorporation.

	See Article 23 of the Existing Articles.	See Article Fourth, subsection (3) of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that the name of the company is “Aurora Acquisition Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be “Better Home & Finance Holding Company.”

	See paragraph 1 of the Existing Memorandum.	See Article First of the Proposed Certificate of Incorporation.

Perpetual Existence (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that if Aurora does not consummate a business combination (as defined in the Cayman Constitutional Documents) within 24 months from consummation of the initial public offering, Aurora will cease all operations except for the purposes of winding-up and will redeem the Aurora Class A ordinary shares and liquidate Aurora’s trust account.	The Proposed Organizational Documents do not include any provisions relating to Better Home & Finance’s ongoing existence; the default under the DGCL will make Better Home & Finance’s existence perpetual.

	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.

Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.

See Article Twelfth of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Takeovers by Interested Shareholders (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of Aurora by a related shareholder following a business combination.
The Proposed Organizational Documents opt out of Section 203 of the DGCL, and, therefore, Better Home & Finance will not be subject to Section 203 of the DGCL relating to takeovers by interested shareholders.

See Article Eighth of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The Cayman Constitutional Documents include various provisions related to Aurora’s status as a blank check company prior to the consummation of a business combination.
The Proposed Organizational Documents do not include such provisions related to Aurora’s status as a blank check company, which no longer will apply upon consummation of the Mergers, as Aurora will cease to be a blank check company at such time.

See Article 49 of the Cayman Constitutional Documents.
Q.How will the Domestication affect my ordinary shares, warrants and units?
A.As a result of and upon the effective time of the Domestication: (1) each of the then-issued and outstanding Aurora Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock; (2) each of the then-issued and outstanding Aurora Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock; (3) each then-issued and outstanding Aurora warrant will convert automatically into a Better Home & Finance Warrant, pursuant to the Warrant Agreement; and (4) each of the then-issued and outstanding units of Aurora that have not been previously separated into the underlying Aurora Class A ordinary shares and underlying Aurora warrants, upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Better Home & Finance Class A common stock and one-quarter of one Better Home & Finance Warrant. See the section entitled “Domestication Proposal” for additional information.
Q.What are the U.S. federal income tax consequences of the Domestication?
A.As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations,” the Domestication should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders”) should be subject to Section 367(b) of the Code and, as a result:
•A U.S. Holder who is a 10% Shareholder (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—Section 367”) must include in income as a dividend the “all earnings and profits amount” attributable to the Aurora Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.
•A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder but whose Aurora stock has a fair market value of $50,000 or more should recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder makes a valid election to include in income as a dividend the “all earnings and profits amount” attributable to the Aurora Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.
•A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder and whose Aurora Class A ordinary shares have a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and should not be required to include any part of the “all earnings and profits amount” in income.

Aurora does not expect to have significant cumulative earnings and profits or a significant “all earnings and profits amount” on the date of the Domestication. Section 367 of the Code is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—Section 367.”
Certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication under “passive foreign investment company” (“PFIC”) rules. The potential application of the PFIC rules to the Domestication is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—PFIC Considerations.”
Additionally, the Domestication may cause non-U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Better & Home Finance Class A common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. Each holder is urged to consult its tax advisor regarding the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.”
Q.Do I have redemption rights?
A.If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”
The Insiders and the Major Aurora Shareholders, consisting of the Sponsor and Shravin Mittal, who owns securities in Aurora through Unbound HoldCo Ltd. and is a member of the board of directors of Aurora, have agreed to waive their redemption rights in connection with the consummation of the Business Combination, although they will be entitled to liquidating distribution rights from the trust account with respect to the Class A ordinary shares it or they hold if Aurora fails to consummate the Business Combination by September 30, 2023. The Sponsor was permitted to redeem an aggregate of 1,663,760 Aurora private shares in connection with the Extension, subject to the terms of the Limited Waiver. For more information, see the section “BCA Proposal—Related Agreements—Limited Waiver.” The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q.How do I exercise my redemption rights?
A.If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:
(i)(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii)submit a written request to Continental, Aurora’s transfer agent, that Better Home & Finance redeem all or a portion of your public shares for cash; and
(iii)deliver your public shares to Continental, Aurora’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [     ], Eastern Time, on [     ], 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, Aurora’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Aurora’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.31 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of Aurora’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, Aurora’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental return the shares (physically or electronically) to you. You may make such request by contacting Continental, Aurora’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, Aurora’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, Aurora’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, Better Home & Finance will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Better Home & Finance Class A common stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q.If I am a holder of units, can I exercise redemption rights with respect to my units?
A.No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, Aurora’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, Aurora’s transfer agent, by [     ] [a.m.]/

[p.m.], Eastern Time, on [     ], 2023 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.
Q.What are the U.S. federal income tax consequences of exercising my redemption rights?
A.The U.S. federal income tax consequences of exercising your redemption rights to receive cash from the trust account in exchange for Better Home & Finance Class A common stock depend on your particular facts and circumstances. It is possible that a U.S. Holder (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its Better Home & Finance Class A common stock will generally be treated as selling such Better Home & Finance Class A common stock, resulting in the recognition of gain or loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Better Home & Finance Class A common stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders—Redemption of Better Home & Finance Class A Common Stock Received in the Domestication.”
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to shares of Better Home & Finance Class A common stock, U.S. Holders exercising such redemption rights should be subject to the tax consequences of the Domestication, including those discussed above under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—Section 367” and “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—PFIC Considerations.”
All holders considering exercising redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q.What happens to the funds deposited in the trust account after consummation of the Business Combination?
A.Following the closing of Aurora’s initial public offering on March 8, 2021, an amount equal to $255,000,000 ($10.00 per unit) (see Note 7 to Aurora’s financial statements for the three months ended March 31, 2023) from the proceeds from Aurora’s initial public offering and the sale of the Aurora private units was placed in the trust account. This amount reflected $220,000,000 of gross proceeds from public shares from the initial public offering and $35,000,000 of gross proceeds from the concurrent private placement of Aurora private units. As of December 31, 2022, the funds in the trust account totaled an aggregate amount of $282,284,619, reflecting an additional $23,002,870 from the gross proceeds from the underwriters’ partial exercise of their over-allotment option and interest income of $4,262,222 for the year ended December 31, 2022. On February 24, 2023, Aurora held a combined annual and extraordinary general meeting pursuant to which Aurora’s shareholders approved extending the date by which Aurora had to complete a business combination from March 8, 2023 to September 30, 2023 (the “Extension”). In connection with the approval of the Extension, public shareholders elected to redeem an aggregate of 24,087,689 public shares and, pursuant to the Limited Waiver, the Sponsor elected to redeem an aggregate of 1,663,760 Aurora private shares. As a result, an aggregate of $263,123,592 (or approximately $10.2178 per share) was released from the trust account to pay such public shareholders and the Sponsor. As of March 31, 2023, the funds in the trust account totaled an aggregate of $21,124,955, reflecting such release of funds in connection with the redemptions and interest income of $23,262 for the quarter ended March 31, 2023. Prior to February 2023, the funds held in the trust account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company. On or around February 24, 2023, Aurora instructed Continental to liquidate the securities held in the trust account and to hold all funds in the trust account in cash (i.e., in one or more bank accounts) and cash equivalents. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earlier of: (i) the completion of a business combination (including the closing thereof), (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of Aurora’s obligation to redeem 100% of the Aurora Class A ordinary shares if it does not complete a business combination by September 30, 2023, and (iii) the redemption of all Aurora Class A ordinary shares if it does not complete a business combination by September 30, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of Aurora public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Better Home & Finance following the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”
Q.What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?
A.Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders. In February 2023, in connection with the approval of the Extension, public shareholders elected to redeem an aggregate of 24,087,689 public shares and, pursuant to the Limited Waiver, the Sponsor elected to redeem an aggregate of 1,663,760 Aurora private shares. As a result, an aggregate of $263,123,592 (or approximately $10.2178 per share) was released from the trust account to pay such shareholders and the Sponsor.
The Merger Agreement provides that the obligations of Better to consummate the Mergers are conditioned on, among other things, the occurrence of each of (i) funding of $750,000,000 pursuant to that certain agreement (the “Pre-Closing Bridge Note Purchase Agreement”), dated as of November 30, 2021, a copy of which is attached to the accompanying proxy statement/prospectus as Annex Q, which funding was completed on December  2, 2021, (ii) the entry into definitive documentation for $750,000,000 of Post-Closing Convertible Notes as provided for in the SoftBank Subscription Agreement and the Sponsor Subscription Agreement and (iii) pursuant to the Cayman Constitutional Documents, Aurora’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001. The Sponsor Subscription Agreement was subsequently further amended by the First Novator Letter Agreement to permit the Sponsor not to fund up to $100,000,000 of such commitment (see section entitled “BCA Proposal” for more information). Additionally, the parties to the First Novator Letter Agreement agreed that if the Sponsor does not fund all or a portion of its Post-Closing Convertible Note, then SoftBank’s commitment to fund its Post-Closing Convertible Note shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor, such that if the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550,000,000 of its Post-Closing Convertible Note. As a result, the commitment to fund the purchase of the Post-Closing Convertible Notes pursuant to the definitive documentation therefor, together with the funding of the Pre-Closing Bridge Notes on December 2, 2021, will satisfy the Minimum Cash Condition, and, accordingly, Better’s obligation to consummate the Mergers is no longer conditional on the PIPE Investment.
Q.How will the level of redemptions by holders of Aurora’s Class A ordinary shares affect my ownership of Better Home & Finance upon the closing of the Business Combination?
A.Because the Business Combination is structured as an acquisition of Better by Aurora, all Aurora ordinary shares outstanding prior to the Business Combination will remain outstanding after the Business Combination. Initially, pursuant to the Redemption Subscription Agreement, the Sponsor agreed to purchase the number of Aurora Class A ordinary shares equal to the number of shares that Aurora public shareholders elect to redeem. As a result, the only difference in the maximum and no redemptions scenarios would have been the ownership of the Sponsor and Aurora unaffiliated public shareholders in Better Home & Finance common stock. However, in order to provide Better with immediate liquidity, on November 30, 2021, the structure of the Business

Combination was amended to, among other things, replace the backstop provided by the Sponsor under the Redemption Subscription Agreement with (i) Pre-Closing Bridge Notes in an amount equal to $750,000,000, funded on December 2, 2021, which convert into or, in the case of the Pre-Closing Bridge Note held by the Sponsor, may be exchanged pursuant to the First Novator Letter Agreement and Second Novator Letter Agreement for, Better Home & Finance Class A common stock and Better Home & Finance Class C common stock upon consummation of the Business Combination, and (ii) a commitment from SoftBank and the Sponsor to fund, pursuant to the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, respectively, including as may be amended (in the case of the SoftBank Subscription Agreement) or as amended (in the case of the Sponsor Subscription Agreement) to permit such investor not to fund up to $100 million of such commitment (or $200 million in the aggregate) pursuant to the Novator Letter Agreement, Post-Closing Convertible Notes with a five-year maturity, in an amount equal to $750,000,000 (less any amounts released to Better at the Closing (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements)) during the first 45 days after the Closing Date. The Major Aurora Shareholders, including the Sponsor, and the other Insiders initially committed to forgo redemption of an aggregate of 3,502,500 Aurora Class A ordinary shares held by them, which would have resulted in a minimum of $35,025,000 will be released to Better at the Closing from Aurora’s trust account, and, accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued would have been $714,975,000. Pursuant to the Limited Waiver, on February 24, 2023, the Sponsor was permitted, and elected, to redeem an aggregate of 1,663,760 Aurora private shares. As such, their commitment to forgo redemption now only applies to 1,838,740 Aurora Class A ordinary shares that continue to be held by the Sponsor and certain of Aurora’s directors and executive officers (or their respective affiliates), which will result in a minimum of $18,943,745 being released to Better at the Closing from the trust account (which amount includes, for each Aurora Class A ordinary share not redeemed, the $10.00 paid on each such Aurora Class A ordinary share pursuant to its sale in the initial public offering or as part of the Aurora private units, plus any interest accumulated with respect to such shares). Accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued will now be $731,056,255. For further details, see “Summary of the Proxy Statement/Prospectus—Transaction Summary,” “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3,” “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 4” and “BCA Proposal—Related Agreements.”
While the total number of Aurora ordinary shares to be outstanding at Closing (and your relative ownership levels) will be affected by the number of shares of Class A ordinary shares that are redeemed in connection with the Business Combination, due to the quantity of redemptions that occurred pursuant to the Extension, in which 92.6% of the Class A ordinary shares then-outstanding were redeemed, the impact of any further redemptions in connection with the Business Combination on your relative ownership level will be immaterial. Specifically, even if no Aurora public shareholders elect to redeem their shares, Aurora public shareholders would hold fewer than 0.1% of shares of Better Home & Finance common stock outstanding and voting power in Better Home & Finance (disregarding shares of Better Home & Finance Class A common stock issuable as Post-Closing Conversion Shares in respect of any Post-Closing Convertible Notes funded at or in the 45 days following closing of the Business Combination). In connection with the vote to approve the Extension, the holders of 25,751,449 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of $10.2178 per share, for an aggregate redemption amount of $263,123,592. As such, approximately 92.6% of the Class A ordinary shares were redeemed and approximately 7.4% of the Class A ordinary shares outstanding prior to such redemptions remain outstanding. After the satisfaction of such redemptions, the balance in Aurora’s trust account was $21,124,955 as of March 31, 2023. Given the redemptions that occurred, even in a scenario with no further redemptions, Aurora public shareholders are expected to own less than 0.1% of the outstanding shares of Better Home & Finance common stock. Due to the immaterial number of Class A ordinary shares outstanding subject to redemption, all post-Business Combination share counts assume that all Aurora public shareholders redeem their Class A ordinary shares.
Furthermore, to the extent that holders of Class A ordinary shares redeem their Class A ordinary shares in connection with the Business Combination, their Aurora warrants will remain issued and outstanding notwithstanding the redemption of their Class A ordinary shares. Based on the trading price of the Aurora warrants of $[     ] per Aurora warrant as of [     ], 2023, the Aurora warrants owned by the holders of Class A ordinary shares were worth approximately $[     ] in the aggregate, and the Aurora warrants owned by the

Sponsor and its affiliates were worth approximately $[     ]. Following the consummation of the Business Combination and pursuant to the terms of the Warrant Agreement, each whole Aurora warrant will be exercisable for one Aurora Class A ordinary share.
The following table illustrates ownership levels and voting power in Better Home & Finance on a fully diluted basis immediately following the consummation of the Business Combination assuming all Aurora public shareholders exercise their redemption rights. These ownership percentages assume the exercise of all Better Warrants on a cash basis and the pro forma ownership assumptions described elsewhere in this proxy statement/prospectus. See “Questions and Answers for Shareholders of Aurora—What equity stake and voting power will current Aurora shareholders and Better Stockholders hold in Better Home & Finance immediately after the consummation of the Business Combination?”

	Post-Business Combination Maximum Redemptions
	Number of Shares	Percentage of Outstanding Shares	Percentage of Voting Power
Better Stockholders—Class A	39,856,532	5.0%	1.9%
Better Stockholders—Class B(2)(3)	589,197,730	73.4%	86.3%
Aurora Public Shareholders—Class A	—	—	—
Major Aurora Shareholders—Class A(4)	47,380,999	5.9%	2.3%
SoftBank—Class A(5)	9,606,591	1.2%	0.5%
SoftBank II—Class B	60,945,738	7.6%	8.9%
SoftBank—Class C(6)	55,393,409	6.9%	—
Total	802,380,999	100.0%	100.0%
______________
(1)Based on outstanding Better Capital Stock, Better Warrants and Better Awards as of March 31, 2023.
(2)Excludes 60,945,738 shares of Better Home & Finance Class B common stock to be issued to SoftBank II in respect of its holding of Better Capital Stock prior to the Closing. After consummation of the Business Combination, SoftBank, as an investor in the Pre-Closing Bridge Financing, and SoftBank II, as a holder of Better Capital Stock, are collectively expected to beneficially own approximately 125,945,738 shares representing 9.4% of the voting power of Better Home & Finance common stock (without giving effect to the Voting Proxy described under “Certain Relationships and Related Party Transactions—Better— Other Stockholder Agreements—SoftBank Agreements”).
(3)Includes shares of Better Home & Finance common stock underlying Better Options, Better RSUs and Better Restricted Stock.
(4)Includes Better Home & Finance Class A common stock expected to be held by the Major Aurora Shareholders, including the Sponsor, and certain Aurora directors and officers. In particular, the Sponsor is expected to beneficially own 46,178,499 shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 636,240 shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination, (ii) 5,542,259 shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares (which includes the Sponsor Locked-Up Shares), and (iii) 40,000,000 shares of Better Home & Finance Class A common stock to be issued as Pre-Closing Bridge Conversion Shares in connection with the Pre-Closing Bridge Financing funded by the Sponsor. Shravin Mittal, who owns his shares through Unbound HoldCo Ltd., is expected to beneficially own 2,159,375 shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 1,000,000 shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 1,159,375 shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares. Certain Aurora directors and officers not included above are expected to beneficially own 450,938 shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 202,500 shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 248,438 shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares. Excludes the Sponsor’s purchase of approximately $17.0 million of Better Home & Finance Class A common stock pursuant to the Limited Waiver. For more information, see the section entitled “Beneficial Ownership of Securities.”
(5)Better Home & Finance Class A common stock is expected to be issued to SoftBank as Pre-Closing Bridge Conversion Shares at a price of $10.00 per share in connection with conversion of the Pre-Closing Bridge Notes at Closing.
(6)Better Home & Finance Class C common stock is expected to be issued to SoftBank as Pre-Closing Bridge Conversion Shares at a price of $10.00 per share in connection with conversion of the Pre-Closing Bridge Notes at Closing.

Q.How will dilution affect the shareholders who elect not to redeem their shares in connection with the Business Combination?
A.The following table illustrates varying ownership levels by and returns to holders of Better Home & Finance securities (including the Pre-Closing Bridge Investors and others) at various prices based on the pro forma ownership assumptions and no further redemptions by Aurora public shareholders. Throughout this proxy statement/prospectus, pro forma analyses are generally presented assuming a maximum redemptions scenario due to the immaterial number of Aurora public shares outstanding subject to redemption. However, we have presented in the table below a no redemptions scenario to illustrate the potential returns to holders of Aurora public shares who elect not to redeem their shares in connection with the consummation of the Business Combination. Warrant dilution is calculated using the treasury stock method. This table does not contemplate any incentive awards under the 2023 Plan or ESPP as the number and terms of any such awards are not yet known.
The Sponsor and certain directors of Aurora (or their affiliates) hold 6,950,072 Aurora Class B ordinary shares which will be converted to shares of Better Home & Finance Class A common stock in connection with the Mergers (including after giving effect to the Domestication). The anti-dilution provisions in the Aurora Class B ordinary shares will not result in additional dilution from the issuance of Aurora Class A ordinary shares on a greater than one-to-one basis in connection with the conversion of the Aurora Class B ordinary shares in connection with the Business Combination.

Share Price	$2.50	$5.00	$7.50	$10.00	$12.50	$15.00	$17.50
Number of Shares Held (millions):
Aurora Public Shares(1)	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Aurora Public Shares Held by Sponsor	1.8	1.8	1.8	1.8	1.8	1.8	1.8
Aurora Public Warrants(2)	—	—	—	—	0.5	1.4	2.1
Aurora Founder Shares(3)	5.5	5.5	5.5	5.5	6.0	6.5	6.9
Aurora Private Warrants Held by Sponsor(4)	—	—	—	—	0.2	0.6	0.9
Aurora Private Warrants Transferred to Better Retail Customers(5)	—	—	—	—	0.2	0.5	0.8
Pre-Closing Bridge Financing Providers	105.0	105.0	105.0	105.0	105.0	105.0	105.0
SoftBank(12)	65.0	65.0	65.0	65.0	65.0	65.0	65.0
Sponsor(6)	40.0	40.0	40.0	40.0	40.0	40.0	40.0
Better Existing Stockholders Equity Rollover	690.0	690.0	690.0	690.0	692.0	693.4	694.4
Post-Money Equity Value ($, millions)(7)	$2,006	$4,013	$6,019	$8,026	$10,075	$12,142	$14,212
Implied Returns ($, millions, unless otherwise noted):
Illustrative Aurora Public Shareholder 1-Year Return (%)(8)	(75)%	(50)%	(25)%	—%	314%	1062%	1810%
Illustrative Bridge Investor 1-Year Return (%)(9)	(75)%	(50)%	(25)%	—%	25%	50%	75%
Sponsor Gain, excluding As-Converted Shares Underlying Pre-Closing Bridge Financing	$(7)	$12	$30	$49	$76	$109	$145
Illustrative Sponsor 1-Year Return, excluding Pre-Closing Bridge Conversion Shares and Post-Closing Convertible Shares (%)	(27)%	46%	119%	192%	299%	431%	573%
Sponsor (Loss) Gain, including As-Converted Shares Underlying Pre-Closing Bridge Financing(10)	$(7)	$112	$230	$349	$476	$609	$745
Illustrative Sponsor 1-Year Return, including As-Converted Shares Underlying Pre-Closing Bridge Financing (%)	(5)%	89%	184%	278%	380%	486%	594%
Implied Ownership of Better Home & Finance (%):
Aurora Public Stockholders	—%	—%	—%	—%	0.1%	0.2%	0.3%
Sponsor, excluding its Bridge Financing	0.9%	0.9%	0.9%	0.9%	1.0%	1.1%	1.2%
Bridge Investors	13.1%	13.1%	13.1%	13.1%	13.0%	13.0%	12.9%
SoftBank(11)	8.1%	8.1%	8.1%	8.1%	8.1%	8.0%	8.0%
Sponsor	5.0%	5.0%	5.0%	5.0%	5.0%	4.9%	4.9%
Better Retail Customers	—%	—%	—%	—%	—%	0.1%	0.1%
Better Existing Stockholders Equity Rollover	86.0%	86.0%	86.0%	86.0%	85.9%	85.7%	85.5%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Implied Dilution from Aurora Founder Shares and Aurora Private Warrants	0.7%	0.7%	0.7%	0.7%	0.8%	0.9%	1.0%
______________
(1)Excludes 1,838,740 Aurora Class A ordinary shares held by the Major Aurora Shareholders, inclusive of the Sponsor, and certain directors and officers of Aurora.
(2)Shares underlying the 52,525 public warrants held by public shareholders with an $11.50 exercise price calculated using the treasury stock method. Warrants have a redemption price of $18.00; at share prices above $18.00, assumes warrants are exercised at $18.00.
(3)Reflects Aurora Class B ordinary shares held by Sponsor and Aurora directors and affiliates that will convert to Aurora Class A ordinary shares in connection with the Business Combination, as well as the release of lock-ups on such shares at $12.50, $15.00, and $17.50. The number of Class A ordinary shares issuable upon conversion of all Aurora Class B ordinary shares is equal, in the aggregate, to 20% of the total number of Class A ordinary shares outstanding after such conversion, including the total number of public shares and Aurora Class A ordinary shares held by the Sponsor. See “BCA Proposal—Anti-Dilution Rights—Aurora Class B Ordinary Shares.”

(4)Reflects Aurora private warrants held by Sponsor and Aurora’s directors and officers, as well as the release of lock-ups on shares underlying such warrants at $12.50, $15.00, and $17.50.
(5)Shares underlying the 2,724,186 warrants (50% of 5,448,372 total Aurora private warrants) to be transferred from the Sponsor to Better retail customers at closing with an $11.50 exercise price calculated using the treasury stock method.
(6)Assumes conversion price of Sponsor Pre-Closing Bridge Note of $2.50 per share pursuant to the Second Novator Letter Agreement. Excludes the Sponsor’s purchase of approximately $17.0 million of Better Home & Finance Class A common stock pursuant to the Limited Waiver.
(7)Calculated as total shares outstanding multiplied by the illustrative share price.
(8)Illustrative return based upon a $10.00 per unit offering price for Aurora units.
(9)Assumes entry price of $10.00 per share for Pre-Closing Bridge Investors pursuant to the Pre-Closing Bridge Note Purchase Agreement.
(10)Includes public shares and public warrants.
(11)Excluding Better rollover equity.
(12)Assumes conversion price of SoftBank Pre-Closing Bridge Note of $10.00 per share pursuant to the Pre-Closing Bridge Note Purchase Agreement.
Q.What conditions must be satisfied to complete the Business Combination?
A.The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the shareholders of Aurora and Better Stockholders, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the HSR Act and certain other required regulatory approvals, (iv) receipt of approval for listing on Nasdaq of the shares of Better Home & Finance Class A common stock to be issued in connection with the Mergers, (v) that Aurora have at least $5,000,001 of net tangible assets upon Closing, (vi) the absence of any governmental orders or injunctions preventing or otherwise prohibiting or making the consummation of the Business Combination illegal, and (vii) the ability to obtain approvals for the Business Combination from state regulators, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the FHA, and the VA.
Another condition to Aurora’s and Merger Sub’s obligations to consummate the Mergers is the absence of a Better Material Adverse Effect (as defined below). For more information about conditions to the consummation of the Business Combination, see the section entitled “BCA Proposal—The Merger Agreement.”
In addition, the consummation of the Business Combination and the Transactions require approval from, among others, Fannie Mae. For more information about the regulatory framework to which Better is subject, see “Information About Better—Government Regulations Affecting Mortgage Loan Production, Servicing and Ancillary Service.”
Q.When do you expect the Business Combination to be completed?
A.It is currently expected that the Business Combination will be consummated in the second half of 2023. This date depends, among other things, on the approval of the proposals to be put to Aurora shareholders at the extraordinary general meeting. However, such meeting requires the SEC to declare effective the registration statement of which this proxy statement/prospectus is a part and, if held, could be adjourned if the Adjournment Proposal is adopted by Aurora’s shareholders at the extraordinary general meeting and Aurora elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, including 100% of the issued and outstanding Aurora Class B ordinary shares, and have committed to vote such shares in favor of the Business Combination, we expect that there will be sufficient votes to approve each of the Condition Precedent Proposals. If the Business Combination is not completed by September 30, 2023 (subject to extension as described in the Merger Agreement and the Cayman Constitutional Documents), then the Merger Agreement may be terminated. For a description of the conditions for the completion of the Business Combination, see the section entitled “BCA Proposal—The Merger Agreement.”

Q.What happens if the Business Combination is not consummated?
A.If Aurora is not able to complete the Business Combination with Better by September 30, 2023 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, Aurora will: (1) cease all operations except for the purpose of winding-up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Aurora Class A ordinary shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then-issued and outstanding Aurora Class A ordinary shares, which redemption will completely extinguish rights of holders of Class A ordinary shares as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Aurora will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement.
Q.Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?
A.Neither Aurora’s shareholders nor Aurora’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Q.What do I need to do now?
A.Aurora urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. Aurora’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q.How do I vote?
A.If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person or virtually, obtain a valid proxy from your broker, bank or nominee.
Q.If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q.When and where will the extraordinary general meeting be held?
A.The extraordinary general meeting will be held at [    ] [a.m.]/[p.m.], Eastern Time, on [    ], 2023, at [    ] or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.
Q.Who is entitled to vote at the extraordinary general meeting?
A.Aurora has fixed [    ], 2023 as the record date for the extraordinary general meeting. If you were a shareholder of Aurora at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he, she or they are present in person or virtually or is represented by proxy at the extraordinary general meeting.
Q.How many votes do I have?
A.Holders of Aurora Class A ordinary shares are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were [    ] Class A ordinary shares issued and outstanding, of which [     ] were issued and outstanding public shares.
Q.What constitutes a quorum?
A.A quorum of Aurora shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding Aurora ordinary shares entitled to vote at the extraordinary general meeting are represented in person or virtually or by proxy. As of the record date for the extraordinary general meeting, [    ] ordinary shares would be required to achieve a quorum. As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, we expect quorum will be achieved.
Q.What vote is required to approve each proposal at the extraordinary general meeting?
A.The following votes are required for each proposal at the extraordinary general meeting:
(i)BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(ii)Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(iii)Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals A, B, C and D requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(iv)Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Aurora Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the Cayman Constitutional Documents, prior to the consummation of a business combination (as defined therein), only the holders of the Aurora Class B ordinary shares are entitled to vote on the Director Election Proposal.
(v)Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(vi)Incentive Equity Plan Proposal: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(vii)ESPP Proposal: The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(viii)Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, including 100% of the issued and outstanding Aurora Class B ordinary shares, and have committed to vote their shares in favor of the Business Combination, we expect that each of Proposals (i) through (vii) will be approved.
Q.What are the recommendations of Aurora’s board of directors?
A.Aurora’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Aurora’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q.How does the Sponsor intend to vote their shares?
A.The Major Aurora Shareholders, including the Sponsor, have agreed to vote all the founder shares and any other Aurora Class A ordinary shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares and have committed to vote their shares in favor of all the proposals being presented at the extraordinary general meeting. As such, the approval of the proposals being presented at the extraordinary general meeting does not require the affirmative vote of any other shareholders.
Q.What happens if I sell my Aurora ordinary shares before the extraordinary general meeting?
A.The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).
Q.May I change my vote after I have mailed my signed proxy card?
A.Yes. Shareholders may send a later-dated, signed proxy card to Aurora’s Secretary at Aurora’s address set forth below so that it is received by Aurora’s Secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on [    ], 2023) or attend the extraordinary general meeting in person or virtually and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Aurora’s Secretary, which must be received by Aurora’s Secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Q.What happens if I fail to take any action with respect to the extraordinary general meeting?
A.If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder and/or warrant holder of Better Home & Finance. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of Aurora. As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, and have committed to vote their shares in favor of the Business Combination, we expect that the Business Combination will be approved. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).
Q.What should I do with my share certificates, warrant certificates or unit certificates?
A.Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, Aurora’s transfer agent, prior to the extraordinary general meeting.
Public shareholders must complete the procedures for electing to redeem their public shares in the manner described above prior to [    ], Eastern Time, on [    ], 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the Domestication, holders of Aurora units, Aurora Class A ordinary shares, Aurora Class B ordinary shares and Aurora warrants will receive shares of Better Home & Finance Class A common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.
Q.What should I do if I receive more than one set of voting materials?
A.Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q.Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A.Aurora will pay the cost of soliciting proxies for the extraordinary general meeting. Aurora has engaged Okapi Partners to assist in the solicitation of proxies for the extraordinary general meeting. Aurora has agreed to pay Okapi Partners a fee of $22,500, plus disbursements (to be paid with non-trust account funds). Aurora will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Aurora Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Aurora Class A ordinary shares and in obtaining voting instructions from those owners. Aurora’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q.Where can I find the voting results of the extraordinary general meeting?
A.The preliminary voting results will be expected to be announced at the extraordinary general meeting. Aurora will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.
Q.Who can help answer my questions?
A.If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference into this proxy statement/prospectus or the enclosed proxy card, you should contact:
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
Shareholders and All Others call toll-free: (888) 785-6673
Banks and Brokerage Firms, please call (212) 297-0720
Email: info@okapipartners.com
You also may obtain additional information about Aurora from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Aurora’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [    ], Eastern Time, on [    ], 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal—The Merger Agreement.” Unless otherwise specified, all share calculations assume the pro forma ownership assumptions.
The Parties to the Business Combination
Aurora
Aurora Acquisition Corp. is a blank check company incorporated on October 7, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Aurora has not engaged in any operations to date. Based on Aurora’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On March 8, 2021, Aurora consummated its initial public offering of 22,000,000 units, with each unit consisting of one Aurora Class A ordinary share and one-quarter of one public warrant, which included the partial exercise by the underwriters of the over-allotment option for 2,300,287 units out of 3,300,000 units available in the over-allotment option. Concurrently with the closing of the initial public offering, Aurora closed two separate private placements with its Sponsor, and certain executive officers and directors of Aurora, generating $41,400,000 in additional gross proceeds, including 3,500,000 Aurora private units at a price of $10.00 per unit, for gross proceeds of $35,000,000 and 4,266,667 Aurora private warrants, each exercisable to purchase one Aurora Class A ordinary share at $11.50 per share, subject to adjustment, at a price of $1.50 per Aurora private warrant, for gross proceeds of $6,400,000. The Aurora private warrants are identical to the public warrants sold as part of the units in Aurora’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of Aurora’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of Aurora’s initial public offering on March 8, 2021, an amount equal to $255,000,000 ($10.00 per unit) from the proceeds from its initial public offering and the sale of the Aurora private units was placed in the trust account. This amount reflected $220,000,000 of gross proceeds from public shares from the initial public offering and $35,000,000 of gross proceeds from the concurrent private placement of Aurora private units. As of December 31, 2022, the funds in the trust account totaled an aggregate amount of $282,284,619, reflecting an additional $23,002,870 from the gross proceeds from the underwriters’ partial exercise of their over-allotment option and interest income of $4,262,222 for the year ended December 31, 2022. On February 24, 2023, Aurora held a combined annual and extraordinary general meeting in connection with which its public shareholders elected to redeem an aggregate of 24,087,689 public shares and, pursuant to the Limited Waiver, the Sponsor elected to redeem an aggregate of 1,663,760 Aurora private shares. As a result, an aggregate of $263,123,592 (or approximately $10.2178 per share) was released from the trust account to pay such shareholders and the Sponsor. Prior to February 2023, the funds in the trust account were invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing only in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. On or around February 24, 2023, Aurora instructed Continental to liquidate the securities held in the trust account and to hold all funds in the trust account in cash. As of March 31, 2023, there was $21,124,955 held in the trust account and $991,566 of cash held by Aurora outside the trust account. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earlier of: (i) the completion of a business combination (including the closing), (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the

Cayman Constitutional Documents to modify the substance or timing of Aurora’s obligation to redeem 100% of the Aurora Class A ordinary shares if it does not complete a business combination by September 30, 2023, and (iii) the redemption of all Aurora Class A ordinary shares if it does not complete a business combination by September 30, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of Aurora public shares who properly exercise their redemption rights, to pay transaction fees and expenses associated with the Business Combination, and for working capital and general corporate purposes of Better Home & Finance following the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”
The Aurora units, Aurora Class A ordinary shares and Aurora public warrants are currently listed on Nasdaq under the symbols “AURCU,” “AURC” and “AURCW,” respectively.
Aurora’s principal executive office is located at 20 North Audley Street, London W1K 6LX, United Kingdom. Its telephone number is +44 20 3931 9785. Aurora’s corporate website address is https://aurora-acquisition.com/. Aurora’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference into, and is not considered part of, this proxy statement/prospectus.
The following diagram illustrates the organizational structure of Aurora immediately prior to the Business Combination:

The Major Aurora Shareholders, including the Sponsor, and the Insiders (or their affiliates)
97.7°/o
Aurora Public Shareholders
2.3%
Aurora Acquisition Corp.
Merger Sub I, Inc.

Merger Sub
Aurora Merger Sub I, Inc. (“Merger Sub”) is a Delaware corporation, incorporated on May 3, 2021, and a wholly owned subsidiary of Aurora. The Merger Sub does not own any material assets or operate any business.

Better
Better is a Delaware corporation, initially organized as a limited liability company in Delaware on February 24, 2014, which then converted into a Delaware corporation in April 2015 when it commenced operations. Better has combined technology innovation and fresh thinking with a deep customer focus with the goal to revolutionize a homeownership industry. Better started by redesigning the mortgage manufacturing process, and, since then, has built towards its broader vision of revolutionizing homeownership.
Through its Home Finance business line, Better offers a range of mortgage loan products. Home Finance offers conforming mortgage loans, FHA and VA loans, and jumbo mortgage loans (which Better sells to a network of loan purchasers, including to the GSEs) and earns revenue on the sale of each loan. Better launched its “One-Day Mortgage” program in January 2023. The program allows eligible customers to receive an underwriting determination on their mortgage loan application, in the form of a commitment letter, within 24 hours after locking in their interest rate. The commitment letter confirms that the customer qualifies for the mortgage loan terms based on a comprehensive review of their creditworthiness, including verification of income, assets, debts, and other forms of credit evaluation, as well as confirms Better’s commitment to lend, subject to certain customary terms. While there are additional conditions that must be met after the commitment letter is provided in order to close the mortgage transaction (such as a property appraisal and confirmation of insurance), the objective of the One-Day Mortgage program is to give customers more certainty and peace of mind during the loan origination process. Better’s proprietary technology allows customers to see their rate options in as little as three seconds, get pre-approved in as little as three minutes, lock in rates and get connected to a real estate agent in as little as 30 minutes, get a commitment letter for their mortgage in as little as one day through One-Day Mortgage and close their loan in as little as three weeks. For the years ended December 31, 2022, 2021 and 2020, 94%, 93% and 96%, respectively, of Better’s loans conformed to GSE standards, and for the quarter ended March 31, 2023, 96% of Better’s loans conformed to GSE standards. For its loan products, Better is licensed to operate in 50 states and the District of Columbia across various credit and income profiles.
Through Better Plus, Better offers real estate agent services through its national network of third-party real estate agents, as well as title insurance, homeowners insurance, and settlement services. Due to state licensing and other regulations, the number of Better Plus products available to customers in some states is limited.
For the years ended December 31, 2022, 2021, 2020, and 2019, Better’s Funded Loan Volume was $11.4 billion, $58.0 billion, $24.2 billion, and $4.9 billion, respectively. For the year ended December 31, 2022, this represents a year-over-year decline of approximately 80% versus 2021. For the years ended December 31, 2022, 2021, 2020, and 2019, respectively, Better’s revenue was approximately $383.0 million (including Better Cash Offer revenue of $228.7 million, which includes the purchase price of homes sold under the program and was exceeded by the corresponding expenses for the year), $1,241.67 million (including Better Cash Offer revenue of $39.4 million, which was exceeded by the corresponding expenses for the year), $875.6 million, and $89.2 million. For the year ended December 31, 2022, this represents a revenue year-over-year decline of approximately 69% versus 2021. Better recorded a net loss of $888.8 million, net loss of $301.1 million, net income of $172.1 million and a net loss of $67.6 million for the years ended December 31, 2022, 2021, 2020, and 2019, respectively. For the three months ended March 31, 2023 and March 31, 2022, Better’s Funded Loan Volume was approximately $0.8 billion and $7.0 billion, respectively. For the three months ended March 31, 2023 and March 31, 2022, Better recorded a net loss of $89.9 million and $329.0 million, respectively, with revenue of $21.0 million and $205.0 million, respectively, (including Better Cash Offer revenue of $3.0 thousand and $107.2 million, respectively), a period-over-period revenue decrease of 90%.
Beginning in the second half of 2021 and through the first quarter of 2023, Better’s financial performance deteriorated as a result of numerous factors, including:
•persistent elevated interest rates, which have the effect of reducing industry mortgage origination volume, increasing competition for customers and reducing revenue,

•decreased productivity resulting from the reorganization of its sales and operations teams in the third quarter of 2021 and subsequent reversion in 2022 to accommodate Better’s reduced workforce and reduced demand for home loans in an elevated interest rate environment,
•continued investments in its business (including investments to expand its product offerings),
•reputational damage associated with negative media coverage following a series of workforce reductions that began in December 2021 and litigation, including the SEC investigation and litigation with a former employee described elsewhere in this proxy statement/prospectus (which Better believes contributed to lower interest rate lock volume and lower Funded Loan Volume through the first quarter of 2023 and has continued to do so), and
•outsized costs relative to Better’s Funded Loan Volume and revenue resulting from changes in the macroeconomic environment and its business, including sales and operations compensation expense to support higher Purchase Loan Volumes, severance costs associated with workforce reductions, expenses associated with non-mortgage business lines including Better Real Estate, legal and professional service expenses associated with its litigation and technology and product development expenses resulting from continued investment in its platform.
For more information, see “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance—Operational Reorganization and Response to Market Environment” and “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have a history of operating losses, have not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.” As a result of these changes, Better will likely require additional capital resources to grow its business. Better believes that its high rate of growth and profitability in 2020 and the first quarter of 2021 were partially driven by interest rates being at historic lows and the increased use of online services, both as a result of the COVID-19 pandemic. While Better’s goal remains to ultimately pursue profitable growth over the long-term, the revenue growth rate and profitability Better experienced in the quarter ended March 31, 2021 and the year ended December 31, 2020 are not representative of expected future growth rates and profitability. Subsequent to these periods, Better experienced significant revenue declines and a decline in profitability, including a year-over-year 69% decline in revenue in the year ended December 31, 2022 versus the year ended December 31, 2021, and net loss of $888.8 million in the year ended December 31, 2022 compared to a net loss of $301.1 million in the year ended December 31, 2021. You should not rely on the revenue growth of prior periods as an indication of Better’s future performance or prospects. Many factors have and may in the future contribute to declines in Better’s growth rate or failure to achieve or maintain consistent profitability, including fluctuations in interest rates, increased competition, slowing demand for its primary product offerings, shift in product mix to more Purchase Loan Volume, changes in demand for online services as pandemic-related restrictions continue to ease, increased costs required to maintain or a failure to capitalize on growth opportunities, continued negative publicity about Better (and adverse reactions from its customers, current and potential commercial partners, investors, and current and potential team members), changes to its business model (including its recent acquisitions in the United Kingdom) and changes in economic conditions generally and in those affecting the housing and mortgage markets specifically, among others. For a discussion of risks applicable to Better’s business, including with respect to its history of net losses and its ability to grow its business, please see the section entitled “Risk Factors—Risks Related to Better’s Business.”
At its peak in the fourth quarter of 2021, Better had approximately 10,400 team members, of which approximately 6,100 were located in the United States, approximately 4,200 were located in India and approximately 100 were located in the United Kingdom. At that time, approximately 6,500 Better team members worked in U.S. mortgage production roles, of which approximately 3,700 were located in the United States and approximately 2,800 were located in India. Additionally, approximately 1,800 team members worked in Better Plus business lines, primarily as real estate and insurance agents. Approximately 700 Better team members worked in technology and product development, of which nearly all were located in the United States.
Better has since reduced its workforce to seek to align its headcount with changes in Better’s business and market conditions, as described in more detail elsewhere in this proxy statement/prospectus. As of June 8, 2023,

Better had approximately 950 team members, of which approximately 410 were located in the United States, approximately 420 were located in India and approximately 120 were located in the United Kingdom. At such time, approximately 400 Better team members worked in U.S. mortgage production roles, of which approximately 170 were located in the United States and approximately 230 were located in India. Additionally, approximately 90 team members worked in Better Plus business lines, primarily as real estate and insurance agents. Approximately 150 Better team members worked in technology and product development, of which nearly all were located in the United States. This in total represents an approximately 91% reduction in global employees over an approximately eighteen month period. For more information, see “Information About Better—Our Team Members and Human Capital Management.”
Better’s principal executive office is located at 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007. Its telephone number is (646) 830-0086. It also has offices in Charlotte, North Carolina; Irvine, California; Gurgaon, India; and the United Kingdom. Better does not own any real property. Better’s corporate website address is https://better.com/. Better’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference into, and is not considered part of, this proxy statement/prospectus.
The following diagram illustrates the organizational structure of Better immediately prior to the Business Combination:
The following diagram illustrates the structure of Better Home & Finance immediately following the Business Combination, including the approximate ownership percentage of each listed stockholder or stockholder group by class of Better Home & Finance common stock under a maximum redemption scenario. These ownership percentages assume the exercise of all Better Warrants on a cash basis and the pro forma ownership assumptions described elsewhere in this proxy statement/prospectus. See “Questions and Answers for Shareholders of Aurora—

What equity stake and voting power will current Aurora shareholders and Better Stockholders hold in Better Home & Finance immediately after the consummation of the Business Combination?”
__________________
(1)Includes Better Home & Finance Class B common stock to be issued to SoftBank II in respect of its holding of Better Capital Stock prior to the Closing.
(2)Includes Better Home & Finance Class A common stock expected to be held by the Major Aurora Shareholders, including the Sponsor, and certain Aurora directors and officers.
SoftBank and the Sponsor comprise the Pre-Closing Bridge Investors. SoftBank and the Sponsor will receive the Pre-Closing Bridge Conversion Shares in respect of their portions of the Pre-Closing Bridge Financing upon automatic conversion of the Pre-Closing Bridge Notes (as defined herein) at a conversion price of $10.00 per share. In connection with the First Novator Letter Agreement, if the Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes (which was extended to March 8, 2023 pursuant to the First Novator Letter Agreement), Novator will have the option to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) $75 million for its $100 million aggregate principal amount of Pre-Closing Bridge Notes would be exchanged for newly issued shares of Better Class B common stock at a price per share reflecting a 75% discount to a $6.9 billion pre-money equity valuation of Better and (y) the remaining $25 million of the Sponsor’s Pre-Closing Bridge Notes would be exchanged for Better preferred stock at a price per share reflecting a $6.9 billion pre-money equity valuation of Better. As the extended maturity date has passed and the Business Combination has not been consummated, the Sponsor will have the alternative exchange options described in the First Novator Letter Agreement. In connection with the Second Novator Letter Agreement, if the Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes (which was deferred to September 30, 2023 pursuant to the Second Novator Letter Agreement), Novator will have the option to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of Better Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. Assuming conversion of the Pre-Closing Bridge Financing at a price of $10.00 per share, after consummation of the Business Combination, SoftBank, as an investor in the Pre-Closing Bridge Financing, and SoftBank II, as a holder of Better Capital Stock before the Business Combination, are collectively expected to beneficially own approximately 125,945,738 shares representing 9.4% of the voting power of Better Home & Finance (without giving effect to the Voting Proxy described under “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—SoftBank Agreements”).

Transaction Summary
Below is a step-by-step list illustrating the material events relating to the Domestication and Mergers. Each of these events, as well as any conditions to their consummation, is discussed in more detail elsewhere in this proxy statement/prospectus.
•Step 1 – Pre-Closing Bridge Financing and Post-Closing Convertible Note Commitment – In order to provide Better with immediate liquidity, on November 30, 2021, the structure of the Business Combination was amended to replace both (A) the $1,500,000,000 PIPE Investment (including use of such proceeds for a $950,000,000 secondary purchase of shares of existing Better Stockholders), and (B) the backstop provided by the Sponsor under the Redemption Subscription Agreement, with the following:
(i)Pre-Closing Bridge Financing in an amount equal to $750,000,000, funded as of December 2, 2021, with the associated Pre-Closing Bridge Notes automatically convertible into either (a) Better Home & Finance Class A common stock and Better Home & Finance Class C common stock, as applicable, or (b) (1) if the Mergers are not consummated by December 2, 2022 (which date has been deferred in the case of the Pre-Closing Bridge Note held by the Sponsor, but not in the case of the Pre-Closing Bridge Note held by SoftBank, which is convertible following such date) (other than due to a breach covered in clause (2)), a new series of preferred stock with terms consistent with those of Better’s Series D Preferred Stock, subject to certain exceptions, or (2) if the Mergers are not consummated due to a breach by Aurora, the Sponsor or SoftBank, Better common stock; and
(ii)a commitment from SoftBank and the Sponsor to fund, pursuant to the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, respectively, including as may be amended (in the case of the SoftBank Subscription Agreement) or as amended (in the case of the Sponsor Subscription Agreement) to permit such investor not to fund up to $100 million of such commitment (or $200 million in the aggregate) pursuant to the First Novator Letter Agreement, the Post-Closing Convertible Notes with a five-year maturity, in an amount equal to $750,000,000 (less any amounts released to Better at the Closing (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements)) during the first 45 days after the Closing Date. The Major Aurora Shareholders, including the Sponsor, and the other Insiders initially committed to forgo redemption of an aggregate of 3,502,500 Aurora Class A ordinary shares held by them, which would have resulted in a minimum of $35,025,000 being released to Better at the Closing from Aurora’s trust account, and, accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued would have been $714,975,000. Pursuant to the Limited Waiver, on February 24, 2023, the Sponsor was permitted, and elected, to redeem an aggregate of 1,663,760 Aurora private shares. As such, their commitment to forgo redemption now only applies to 1,838,740 Aurora Class A ordinary shares that continue to be held by the Major Aurora Shareholders, inclusive of the Sponsor, and certain directors and officers of Aurora (and their respective affiliates), which will result in a minimum of $18,943,745 being released to Better at the Closing from the trust account (which amount includes, for each Aurora Class A ordinary share not redeemed, the $10.00 paid on each such Aurora Class A ordinary share pursuant to its sale in the initial public offering or as part of the Aurora private units, plus any interest accumulated with respect to such shares). Accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued will now be $731,056,255.
Accordingly, the receipt of cash consideration pursuant to the PIPE Investment is no longer a condition to the consummation of the Business Combination. For further details, see the sections entitled “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3”, “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 4” and “BCA Proposal—Related Agreements.”
•Step 2 – Domestication – No later than one business day before the expected Closing Date, Aurora will implement the Domestication by effecting a deregistration under Article 206 of the Cayman Islands Companies Law (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Aurora’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For further details, see the section entitled “Domestication Proposal.”

•Step 3 – First Merger – On the Closing Date, Better will merge with and into Merger Sub I, with Better surviving as a wholly owned subsidiary of Aurora. At this point, Better Stockholders’ shares will automatically convert into the right to receive the applicable share of the Stock Consideration. In addition, the Pre-Closing Bridge Notes will automatically convert into the right to receive shares of Better Home & Finance Class A common stock at a conversion price of $10.00 per share of aggregate principal amount of Pre-Closing Bridge Financing.
•Step 4 – Second Merger – On the Closing Date, immediately after the first merger described above, Better will merge with and into its parent, Aurora, with Aurora surviving and changing its corporate name from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” in connection with closing the Business Combination.
Proposals to be Put to the Shareholders of Aurora at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of Aurora and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
BCA Proposal
As discussed in this proxy statement/prospectus, Aurora is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement, dated as of May 10, 2021, as amended as of October 27, 2021, November 9, 2021, November 30, 2021, August 26, 2022, February 24, 2023 and June 23, 2023, by and among Aurora, Merger Sub and Better. The Merger Agreement provides for, among other things, following the Domestication of Aurora to Delaware as described below, the mergers of (x) Merger Sub with and into Better, with Better surviving the merger as a wholly owned subsidiary of Aurora (the “First Merger”) and (y) Better with and into Aurora, with Aurora surviving the merger (the “Second Merger” and together with the First Merger, the “Mergers”), in each case in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “BCA Proposal—Aurora’s Board of Directors’ Reasons for the Business Combination,” Aurora’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for Aurora’s initial public offering. For more information about the transactions contemplated by the Merger Agreement, see the section entitled “BCA Proposal.”
Stock Consideration
The stock consideration will consist of a number of shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock equal to (A) 690,000,000, minus (B) the aggregate amount of Better Home & Finance Class B common stock that would be issuable upon the net exercise or conversion, as applicable, of the Better Awards (the “Stock Consideration”). The aggregate stock consideration available to Better Stockholders will be equal to the Stock Consideration (690,000,000 shares) less the aggregate amount of Aurora common shares that would be issuable upon the net exercise or conversion of the Better Awards. As a result of and upon the Closing (as defined below), among other things, (i) all outstanding shares of Better common stock as of immediately prior to the effective time of the First Merger will be cancelled in exchange for the right to receive the Stock Consideration; (ii) all Better Awards outstanding as of immediately prior to the effective time of the First Merger will be converted, based on the Exchange Ratio, into awards based on shares of Better Home & Finance Class B common stock; and (iii) all Better Warrants outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted, based on the Exchange Ratio, into warrants to purchase shares of Better Home & Finance Class A common stock. For further details, see the section entitled “BCA Proposal—The Merger Agreement— Consideration—Stock Consideration.”

Closing Conditions
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:
•approval by Aurora’s shareholders and Better’s stockholders of the Business Combination and related agreements and transactions;
•effectiveness of the registration statement of which this proxy statement/prospectus forms a part;
•all approvals with respect to the requisite regulatory approvals, including approvals from federal and state insurance and mortgage-licensing authorities, as applicable;
•expiration or termination of the waiting period under the HSR Act;
•the absence of governmental order or law which has become final and non-appealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers and the ability to obtain approvals for the Business Combination from state regulators, Fannie Mae, Freddie Mac, the FHA, and the VA;
•that Aurora has at least $5,000,001 of net tangible assets upon Closing;
•that the Minimum Available Cash Condition is satisfied, which does not require the PIPE Investment to be funded in cash at Closing but rather (1) the funding of the Pre-Closing Bridge Notes in an amount of $750,000,000 has occurred, which was completed on December 2, 2021, and (2) execution and definitive documentation in respect of the Post-Closing Convertible Notes, as described elsewhere in this proxy statement/prospectus;
•the absence of a Better Material Adverse Effect;
•approval for listing on Nasdaq of the shares of Better Home & Finance common stock to be issued in connection with the Mergers; and
•the completion of the Domestication.
For further details, see the section entitled “BCA Proposal—The Merger Agreement.”
Domestication Proposal
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then Aurora will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the board of directors of Aurora has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Aurora’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Aurora is currently governed by the Cayman Islands Companies Act, upon the Domestication, Aurora will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, Aurora encourages shareholders to carefully review the information in the section entitled “Comparison of Corporate Governance and Shareholder Rights.”
As a result of and upon the effective time of the Domestication, (1) each of the then-issued and outstanding Aurora Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock; (2) each of the then-issued and outstanding Aurora Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock; (3) the terms of the Better Home & Finance Class B common stock will carry three votes; (4) the Better Home & Finance Class C common stock will be created and a sufficient number of shares thereof authorized to effect the transactions contemplated under the Merger Agreement and under the Ancillary Agreements; (5) each then-issued and outstanding warrant of Aurora will convert automatically into a Better Home & Finance Warrant, pursuant to the Warrant Agreement; and (6) each then-issued and outstanding Aurora unit will separate automatically into one share of Better Home & Finance Class A common stock and one-quarter of one Better Home & Finance Warrant. For further details, see the section entitled “Domestication Proposal.”
Organizational Documents Proposals
If the BCA Proposal and the Domestication Proposal are approved, Aurora will ask its shareholders to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. Aurora’s Board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Better Home & Finance after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
A.Proposal No. 3a—Organizational Documents Proposal A—to authorize by ordinary resolution the change in the authorized share capital of Aurora from (i) 500,000,000 Aurora Class A ordinary shares, 50,000,000 Aurora Class B ordinary shares and 5,000,000 Former preference shares, to (ii) 1,800,000,000 shares of Better Home & Finance Class A common stock, 700,000,000 shares of Better Home & Finance Class B common stock, 800,000,000 shares of Better Home & Finance Class C common stock and 100,000,000 shares of Better Home & Finance preferred stock;
B.Proposal No. 3b—Organizational Documents Proposal B—to authorize by ordinary resolution the Better Home & Finance board of directors to issue any or all shares of Better Home & Finance preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors and as may be permitted by the DGCL;
C.Proposal No. 3c—Organizational Documents Proposal C—to provide by ordinary resolution that (i) holders of shares of Better Home & Finance Class A common stock will be entitled to cast one vote per share of Better Home & Finance Class A common stock, (ii) holders of shares of Better Home & Finance Class B common stock will be entitled to cast three votes per share of Better Home & Finance Class B common stock and (iii) holders of shares of Better Home & Finance Class C common stock will not be entitled to vote and not have any voting rights other than as provided by applicable law or the Proposed Certificate of Incorporation, as applicable; and
D.Proposal No. 3d—Organizational Documents Proposal D—to authorize by ordinary resolution all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication and in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively), including (1) changing the corporate name from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” in connection with the Business Combination, (2) making Better Home & Finance’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) opting out of the provisions of Section 203 of the DGCL and (5) removing certain provisions related to Aurora’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Aurora’s board of directors believes is necessary to adequately address the needs of Better Home & Finance after the Business Combination.
The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents, and Aurora encourages shareholders to carefully review the information set out in the section entitled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of Better Home & Finance.

Director Election Proposal
Assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Equity Plan Proposal and the ESPP Proposal are approved, the holders of Aurora’s Class B ordinary shares are also being asked to approve by ordinary resolution the Director Election Proposal. Upon the consummation of the Business Combination, the Board will consist of [    ] directors. For additional information on the proposed directors, see the section entitled “Director Election Proposal.” Under the Cayman Constitutional Documents, prior to the consummation of a business combination (as defined therein), only the holders of the Aurora Class B ordinary shares are entitled to vote on the Director Election Proposal.
Stock Issuance Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Incentive Equity Plan Proposal and the ESPP Proposal are approved, Aurora’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal. For additional information, see the section entitled “Stock Issuance Proposal.”
Incentive Equity Plan Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the ESPP Proposal are approved, Aurora’s shareholders are also being asked to approve by ordinary resolution the Incentive Equity Plan Proposal, in order to comply with Section 5635 of the Nasdaq Listed Company Manual and the Internal Revenue Code. For additional information, see the section entitled “Incentive Equity Plan Proposal.”
ESPP Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Equity Plan Proposal are approved, Aurora’s shareholders are also being asked to approve by ordinary resolution the ESPP Proposal, in order to comply with Section 5635(c) of Nasdaq’s Listed Company Manual and the Internal Revenue Code. For additional information, see the section entitled “ESPP Proposal.”
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Aurora to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), Aurora’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see the section entitled “Adjournment Proposal.”
Aurora’s Board of Directors’ Reasons for the Business Combination
Aurora was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the Aurora board of directors consulted with Aurora’s management and considered a number of factors. In particular, the Aurora board of directors considered, among other things, the following factors, although not weighted or in any order of significance:
•Better and the Business Combination. The Aurora board of directors considered the following factors related to Better and the Business Combination:
a.Better’s Growth Prospects. The Aurora board of directors considered Better’s fast-growing homeownership platform, with over $24.2 billion Funded Loan Volume in 2020 (representing 393% year-over-year growth from 2019), approximately $8.8 billion in insurance coverage written in 2020, including both title insurance and homeowners insurance (representing approximately 700% growth from 2019), and approximately $694 million in real estate transaction volume in 2020 (representing approximately 414% growth from 2019).
b.Better’s proprietary, data-driven technology platform. The Aurora board of directors believes that Better’s platform called “Tinman” is among the leading supervised learning networks for homeownership finance. It automates special underwriting functions and enables Better to provide customers faster turnaround times, lower rates, more certainty of decisions, and, most importantly, allows Better to empower its customers by more clearly presenting the rules and criteria for underwriting a mortgage that were previously hidden in someone’s mind, sitting in a bank branch or a central processing facility. The Aurora board of directors believes that Tinman underpins Better’s efficient, low-cost model and allows Better to offer customers lower rates.
c.Better’s Customer Experience. The Aurora board of directors believes that Better provides a fundamentally different approach to homeownership by leveraging its technology to reduce prices, surface the widest range of appropriate products available to customers, and then match them instantly and frictionlessly with these products. As a result, Better uses an integrated platform to offer home finance; one-click title insurance; one-click homeowners insurance; and one-click real estate agent matching. Better’s digital platform allows communication with customers to serve their needs.
d.Better’s Expansive Future Opportunities. The Aurora board of directors believes that Better’s platform is built to scale rapidly and adapt to growth opportunities across the home finance landscape. Further, the Aurora board of directors believes that Better’s software-centric approach enables efficient expansion into new markets, including to traditionally underserved markets.
e.Experienced and Proven Management Team. The Aurora board of directors believes that Better’s management team has extensive experience in key aspects of the home finance and technology industries: a team led by founder and Chief Executive Officer Vishal Garg, with a proven record in consumer lending and fintech; Chief Financial Officer Kevin Ryan, with over 20 years of experience in financial services investment banking; and General Counsel and Chief Compliance Officer Paula Tuffin, with valuable legal experience at both the Consumer Financial Protection Bureau, where she served as senior litigation counsel, and as a litigation partner at Mayer Brown. For additional information regarding Better Home & Finance’s executive officers, see the section entitled “Management of Better Home & Finance Following the Business Combination— Executive Officers.”
For a more complete description of the Aurora board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the Aurora board of directors, see the section entitled “BCA Proposal—Aurora’s Board of Directors’ Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see the section entitled “BCA Proposal—Related Agreements.”
Pre-Closing Bridge Note Purchase Agreement
In connection with the execution of the third amendment to the Merger Agreement (see the section entitled “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3”), Aurora, Better, SB Northstar LP (“SoftBank”) and Novator Capital Sponsor Ltd. (the “Sponsor”) entered into a bridge note purchase agreement (the “Pre-Closing Bridge Note Purchase Agreement”), dated as of November 30, 2021, a copy of which is attached to this proxy statement/prospectus as Annex Q. Under the Pre-Closing Bridge Note Purchase Agreement, SoftBank and the Sponsor funded the purchase of $750,000,000 of Pre-Closing Bridge Notes, which are convertible into either Better Home & Finance Class A common stock, a new series of preferred stock of Better (as described below), or Better common stock (together, the “Pre-Closing Bridge Conversion Shares,” as applicable) as follows: (i) upon

Closing, the Pre-Closing Bridge Notes will automatically convert into shares of Better Home & Finance Class A common stock at a conversion rate of one share per $10.00 of consideration; (ii) if the Closing does not occur by December 2, 2022, the first anniversary of the closing of the Pre-Closing Bridge Financing (the “Maturity Date”), or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Pre-Closing Bridge Note Purchase Agreement) prior to the Maturity Date or prior to the time when a Pre-Closing Bridge Note may otherwise be converted pursuant to the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SoftBank or the Sponsor in connection with the Pre-Closing Bridge Note Purchase Agreement or any ancillary agreement, the Pre-Closing Bridge Notes will convert into shares of Better common stock.
The conversion of the Pre-Closing Bridge Notes pursuant to the Pre-Closing Bridge Note Purchase Agreement is subject to (i) requisite approval of Better Stockholders, and (ii) the terms and conditions of the Voting and Support Agreements described elsewhere in this proxy statement/prospectus, entered into in order to take further actions with respect to, and to effectuate the issuance of, Pre-Closing Bridge Conversion Shares. In the event that Pre-Closing Bridge Conversion Shares are issued in the form of Better Home & Finance Class A common stock, the Pre-Closing Bridge Note Purchase Agreement provides for customary registration rights with respect to such Pre-Closing Bridge Conversion Shares.
Since the Maturity Date of the Pre-Closing Bridge Notes was December 2, 2022, the Pre-Closing Bridge Notes became, by their terms, automatically convertible into Pre-Closing Bridge Conversion Shares. However, in connection with the First Novator Letter Agreement, the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was extended to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. Since such consent was not received from SoftBank and Better has not amended its certificate of incorporation to facilitate such conversion, the Pre-Closing Bridge Notes held by the Sponsor and SoftBank have not converted. Better and the Sponsor subsequently entered into the Deferral Letter Agreement (as defined below), pursuant to which the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was deferred to September 30, 2023. Additionally, as described further below, both the First Novator Letter Agreement and the Second Novator Letter Agreement included additional exchange features that permit the Sponsor to exchange its Pre-Closing Bridge Notes at different price levels.
SoftBank continues to hold its Pre-Closing Bridge Note, which may be converted pursuant to its terms into a new series of preferred stock of Better, as described above, pursuant to the terms thereof at any time. SoftBank’s Pre-Closing Bridge Note has not yet been converted or otherwise deferred.
Copies of the Pre-Closing Bridge Notes are attached to this proxy statement/prospectus as Annexes Q-1 and Q-2. For additional information, see the section entitled “BCA Proposal—Related Agreements— Pre-Closing Bridge Note Purchase Agreement.”
First Novator Letter Agreement
On August 26, 2022, Aurora, Better and the Sponsor entered into a letter agreement (the “First Novator Letter Agreement”) to extend the maturity date of the Pre-Closing Bridge Notes held by the Sponsor to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. Furthermore, pursuant to the First Novator Letter Agreement, subject to Better receiving requisite shareholder approval therefor (which Better has obtained), the parties agreed that, if the Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes, the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) $75 million of its $100 million aggregate principal amount of Pre-Closing Bridge Notes would be exchanged for newly issued shares of Better Class B common stock at a price per share reflecting a 75% discount to a $6.9 billion pre-money equity valuation of Better and (y) the remaining $25 million of the Sponsor’s bridge notes would be exchanged for Better preferred stock at price per share reflecting a $6.9 billion pre-money equity valuation of Better. As the extended maturity date has passed and the Business Combination has not been consummated, the Sponsor will have the alternative exchange options described in the First Novator Letter Agreement. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement nor has SoftBank consented to the extension under the First Novator Letter Agreement. A copy of the First Novator Letter Agreement is attached to this proxy statement/prospectus as Annex I-2. For additional information, see the section entitled “BCA Proposal—Related Agreements—First Novator Letter Agreement.”
Deferral Letter Agreement
On February 7, 2023, Better and the Sponsor entered into a letter agreement (the “Deferral Letter Agreement”) to defer the maturity date of the Pre-Closing Bridge Notes held by the Sponsor until September 30, 2023. Following the expiration of this deferral period, the Pre-Closing Bridge Notes held by the Sponsor may be exchanged or converted in accordance with the terms of the Pre-Closing Bridge Notes, the First Novator Letter Agreement or the Second Novator Letter Agreement, as applicable. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Deferral Letter Agreement. A copy of the Deferral Letter Agreement is attached to this proxy statement/prospectus as Annex I-3. For additional information, see the section entitled “BCA Proposal—Related Agreements—Deferral Letter Agreement.”
Second Novator Letter Agreement
On February 7, 2023, Aurora, Better and the Sponsor entered into a letter agreement (the “Second Novator Letter Agreement”) pursuant to which, subject to Better receiving requisite shareholder approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes (as deferred by the Deferral Letter Agreement), the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement or First Novator Letter Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of Better Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Second Novator Letter Agreement. A copy of the Second Novator Letter Agreement is attached to this proxy statement/prospectus as Annex I-4. For additional information, see the section entitled “BCA Proposal—Related Agreements—Second Novator Letter Agreement.”
Aurora Holder Support Agreement
In connection with the execution of the Merger Agreement, Aurora entered into an acquiror holder support agreement (the “Aurora Holder Support Agreement”), dated as of May 10, 2021, among the Sponsor and Shravin Mittal, a member of the board of directors of Aurora, who owns his shares through Unbound HoldCo Ltd. (collectively, the “Major Aurora Shareholders”), and Better, a copy of which is attached to this proxy statement/prospectus as Annex E. Under the Aurora Holder Support Agreement, the Major Aurora Shareholders agree that, among other things, at any meeting of the shareholders and in any action by written consent of the shareholders, the Major Aurora Shareholders will: (i) approve the Domestication, including the approval of all documents related thereto, (ii) approve the changing of Aurora’s name, and (iii) vote all of their shares for the Business Combination and related transactions (including the issuance of shares of Better Home & Finance common stock in connection with the Business Combination and Domestication, pursuant to the SoftBank Subscription Agreement and the Redemption Subscription Agreement), each upon the effectiveness of the Registration Statement (as defined below). For additional information, see the section entitled “BCA Proposal—Related Agreements—Aurora Holder Support Agreement.”
Better Holder Support Agreement
In connection with the execution of the Merger Agreement, Aurora entered into a Company holder support agreement (the “Better Holder Support Agreement”), dated as of May 10, 2021, among certain shareholders, directors and executive officers of Better (the “Major Better Stockholders”), and Better, a copy of which is attached to this proxy statement/prospectus as Annex F. Under the Better Holder Support Agreement, the Major Better Stockholders agree, among other things, that at any meeting of the shareholders and in any action by written consent of the shareholders, such Major Better Stockholders will vote all of their shares for the Business Combination and related transactions upon the effectiveness of this proxy statement/prospectus. The Better Holder Support Agreement also includes lock-up provisions, which restrict the ability of such Major Better Stockholders to transfer shares of Better Home & Finance common stock following the Closing for the periods, and subject to the permitted transfers, described therein. For additional information, see the section entitled “BCA Proposal—Related Agreements—Better Holder Support Agreement.”
Voting and Support Agreements
In connection with the execution of the Pre-Closing Bridge Note Purchase Agreement, Aurora entered into voting and support agreements (the “Voting and Support Agreements”), dated as of November 30, 2021, with certain principal Better Stockholders and Better, a form of which is attached to this proxy statement/prospectus as Annex R. Under the Voting and Support Agreements, each such Better Stockholder party thereto agrees that, among other things, at any meeting of Better Stockholders and in any action by written consent of the Better Stockholders, such Better Stockholder party thereto shall vote all of their shares (or otherwise provide a proxy or consent) in favor of the approval of any necessary amendments to Better’s charter or bylaws in order to effect the creation and issuance by Better of the Pre-Closing Bridge Conversion Shares issuable pursuant to the Pre-Closing Bridge Note Purchase Agreement, described elsewhere in this proxy statement/prospectus. For additional information, see the section entitled “BCA Proposal—Related Agreements—Voting and Support Agreements.”
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Better Home & Finance (as the surviving corporation after the Second Merger), certain legacy Better Stockholders and Sponsor will enter into an amended and restated registration rights agreement, a copy of which is attached to this proxy statement/prospectus as Annex G (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Better Home & Finance will be required to register for resale securities held by the stockholders party thereto. Better Home & Finance will have no obligation to facilitate or participate in more than two underwritten offerings at the request or demand of the Sponsor and no more than three underwritten offerings at the request or demand of the legacy Better Stockholder parties. In addition, the holders have certain customary “piggyback” registration rights and block trade rights with respect to registrations initiated by Better Home & Finance. Better Home & Finance will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement. For additional information, see the section entitled “BCA Proposal—Related Agreements—Registration Rights Agreement.”
SoftBank Subscription Agreement
Aurora entered into a subscription agreement (the “SoftBank Subscription Agreement”), dated as of May 10, 2021, with SoftBank, a copy of which is attached to this proxy statement/prospectus as Annex H, pursuant to which, among other things, SoftBank agreed to subscribe for and purchase an aggregate number of shares of Better Home & Finance Class A common stock and Better Home & Finance Class C common stock equal to 150,000,000, subject to adjustment as further described therein. For additional information, see the section entitled “BCA Proposal—Related Agreements—SoftBank Subscription Agreement.”
Amendment to the SoftBank Subscription Agreement
On November 30, 2021, Aurora, SoftBank and Better entered into an amendment to the SoftBank Subscription Agreement, a copy of which is attached to this proxy statement/prospectus as Annex H-1, (i) to reduce the total subscription commitment of $1,500,000,000 to $750,000,000 (less the amounts subscribed by the Sponsor and the amount of any Pre-Closing Bridge Financing funded by SoftBank), and (ii) to contemplate funding the Post-Closing Convertible Notes in an aggregate principal amount of $750,000,000, on and subject to the terms set forth in the term sheets attached thereto, in accordance with the revised structure of the Business Combination in lieu of purchasing shares of Better Home & Finance common stock (see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” for more information). The Post-Closing Convertible Notes convert into shares of

Better Home & Finance Class A common stock on the terms set forth therein (the “Post-Closing Conversion Shares”). For additional information, see the sections entitled “BCA Proposal—Related Agreements—Amendment to the SoftBank Subscription Agreement” and “BCA Proposal—Related Agreements—Amendment to the Sponsor Subscription Agreement.”
Sponsor Subscription Agreement
Aurora entered into a subscription agreement (the “Sponsor Subscription Agreement”), dated as of May 10, 2021, with the Sponsor and BB Trustees SA, as trustee of the Future Holdings Trust, an indirect parent of the Sponsor, as guarantor (the “Sponsor Guarantor”), a copy of which is attached to this proxy statement/prospectus as Annex I, pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase a number of shares of Better Home & Finance Class A common stock with an aggregate value equal to $200,000,000 (the “Sponsor Base Purchase Amount”) at the per share purchase price of $10.00 for each share of the Better Home & Finance Class A common stock, the funding of which will reduce SoftBank’s commitment under the SoftBank Subscription Agreement on a dollar-for-dollar basis. For additional information, see the section entitled “BCA Proposal—Related Agreements—Sponsor Subscription Agreement.”
Amendment to the Sponsor Subscription Agreement
On November 30, 2021, Aurora, Sponsor, Sponsor Guarantor and Better entered into an amendment to the Sponsor Subscription Agreement, a copy of which is attached to this proxy statement/prospectus as Annex I-1, (i) to reduce the Sponsor Base Purchase Amount to $100,000,000, subject to adjustment as further described therein, and (ii) to contemplate funding the Post-Closing Convertible Notes in accordance with the revised structure of the Business Combination in lieu of purchasing shares of Better Home & Finance common stock (see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” for more information). For additional information, see the sections entitled “BCA Proposal—Related Agreements—Amendment to the Sponsor Subscription Agreement” and “BCA Proposal—Related Agreements—Amendment to the SoftBank Subscription Agreement.”
Redemption Subscription Agreement
Aurora entered into a redemption subscription agreement (the “Redemption Subscription Agreement”), dated as of May 10, 2021, with the Sponsor and the Sponsor Guarantor, as guarantor, a copy of which is attached to this proxy statement/prospectus as Annex J, pursuant to which, among other things, the Sponsor is responsible for 100% of the Backstop Purchase (as defined below).
The Redemption Subscription Agreement provided that, immediately after the deadline for Aurora public shareholders to elect to redeem or convert their Aurora Class A ordinary shares from funds in Aurora’s trust account in connection with the Closing, Aurora would notify the Sponsor of the number of shares that Aurora public shareholders elected to redeem (the “Shortfall”), and the Sponsor subscribed for and agreed to purchase (the “Backstop Purchase”) from Aurora the number of shares of Better Home & Finance Class A common stock equal to the Shortfall, at a purchase price equal to $10.00 per share.
The Redemption Subscription Agreement was terminated on November 30, 2021 in connection with the execution of the third amendment to the Merger Agreement, in accordance with the revised structure of the Business Combination (see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” for more information). A copy of the related termination agreement (the “Redemption Subscription Termination”) is attached to this proxy statement/prospectus as Annex J-1. Accordingly, because the Backstop Purchase was eliminated, the Sponsor is no longer committed to subscribe for, and is not committed to purchase, the number of shares of Better Home & Finance Class A common stock equal to the Shortfall. Instead, pursuant to the third amendment to the Merger Agreement and the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, any funds remaining in Aurora’s trust account (subject to certain exceptions) and released in connection with the Closing will reduce SoftBank’s and the Sponsor’s commitment under the SoftBank Subscription Agreement and Sponsor Subscription Agreement to fund the purchase of the Post-Closing Convertible Notes, on a dollar-for-dollar basis, which funds will be retained by Better Home & Finance at closing. For additional information, see the section entitled “BCA Proposal—Related Agreements—Redemption Subscription Agreement.”

Sponsor Agreement
In connection with the execution of the Merger Agreement, the Sponsor entered into a letter agreement (the “Sponsor Agreement”) with Aurora, a copy of which is attached to this proxy statement/prospectus as Annex K, pursuant to which the Sponsor will forfeit upon Closing 50% of the Aurora private warrants and 20% of the Better Home & Finance Class A common stock retained by the Sponsor as of the Closing will become subject to transfer restrictions, contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds (“Sponsor Locked-Up Shares”). The Sponsor Locked-Up Shares will be released in three tranches if the volume-weighted-average price (“VWAP”) of Better Home & Finance exceeds certain price thresholds: (i) one-third of such shares will be released if VWAP for any 20 Trading Days (as defined in the Sponsor Agreement) during any consecutive 30-Trading Day period exceeds $12.50 per share, (ii) one-third of such shares will be released if the VWAP for any 20 Trading Days during any consecutive 30-Trading Day period exceeds $15.00 per share, and (iii) one-third of such shares will be released if the VWAP for any 20 Trading Days during any consecutive 30-Trading Day period exceeds $17.50 per share. In addition to the transfer restriction, there is a change in control provision included in the agreement, whereby if there is a Change in Control Transaction (as defined in the Sponsor Agreement) within five years following the Closing, the shares which have not reached the thresholds stated above will be forfeited. If after five years there is no change in control event, the lock-up period will go on in perpetuity until the price thresholds are met. The Sponsor Locked-up Shares are expected to be accounted for as a derivative as such shares vest contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds or upon some strategic events, which include events that are not indexed to Better Home & Finance Class A common stock. For additional information, see the section entitled “BCA Proposal—Related Agreements—Sponsor Agreement.”
Amendment to the Sponsor Agreement
On November 9, 2021, the Sponsor and Aurora entered into an amendment to the Sponsor Agreement (the “Sponsor Agreement Amendment”), a copy of which is attached to this proxy statement/prospectus as Annex K-1, to provide Better Home & Finance with greater flexibility to use the Sponsor’s forfeited Aurora private warrants for customer acquisition purposes. Specifically, the Sponsor Agreement Amendment states that, following the Closing, Better Home & Finance will use reasonable efforts to implement a program that enables customers to obtain securities of Better Home & Finance in connection with their lending transactions. For additional information, see the section entitled “BCA Proposal—Related Agreements—Amendment to the Sponsor Agreement.”
Amended and Restated Insider Letter Agreement
Aurora entered into an amended and restated insider letter agreement (the “Amended and Restated Insider Letter Agreement”), dated as of May 10, 2021, by and among Aurora, the Sponsor and the Insiders, a copy of which is attached to this proxy statement/prospectus as Annex L. The Amended and Restated Insider Letter Agreement, which contains, among other things, provisions relating to transfer restrictions on certain shares and warrants held by such parties, was amended and restated to provide Better with certain third-party beneficiary rights. Pursuant to the Amended and Restated Insider Letter Agreement, the Sponsor and each Insider waived, with respect to any shares underlying Aurora units, Aurora private units, and founder shares (and the shares into which the founder shares are converted) held by it, him or her, any redemption rights it, he, she or they may have in connection with the consummation of a Business Combination, including any such rights available in the context of a shareholder vote to approve certain amendments to the Cayman Constitutional Documents (the “Redemption Restriction”), although the Sponsor and the Insiders shall be entitled to liquidating distribution rights from the trust account with respect to the Class A ordinary shares it or they hold if Aurora fails to consummate the Business Combination by September 30, 2023. For additional information, see the section entitled “BCA Proposal— Related Agreements—Amended and Restated Insider Letter Agreement.”
Limited Waiver to Insider Letter Agreement
On February 23, 2023, Aurora, Better, Sponsor, and the Insiders party to the Amended and Restated Insider Letter Agreement entered into the Limited Waiver, a copy of which is attached to this proxy statement/prospectus as Annex L-1. The Limited Waiver waives the provision restricting the redemption of Aurora Class A ordinary shares as it applies to the Sponsor to the limited extent required to allow the redemption of up to an aggregate of $17 million worth of Aurora Class A ordinary shares underlying the Aurora private units held by it in connection with the Extension. As consideration for the Limited Waiver, Sponsor has agreed (a) if the Business Combination is completed on or before September 30, 2023, to subscribe for and purchase, on the Closing Date, shares of Better Home & Finance common stock for aggregate cash proceeds to Better equal to the actual aggregate amount of shares redeemed by Sponsor in connection with the Limited Waiver at a purchase price of $10.00 per share; or (b) if the Business Combination is not completed by such date, to subscribe for and purchase for $35 million aggregate cash proceeds to Better, at Sponsor’s election, (x) a number of newly issued shares of Better’s Company Series D Equivalent Preferred Stock (as defined in the Pre-Closing Bridge Note Purchase Agreement) at a price per share that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of Better Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. The Sponsor has also agreed to reimburse Aurora for reasonable and documented expenses incurred by Aurora in connection with the Business Combination, up to the cash value of shares redeemed by the Sponsor pursuant to the Limited Waiver, to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement. In connection with the Extension, public shareholders redeemed 24,087,689 public shares and, pursuant to the Limited Waiver, the Sponsor redeemed 1,663,760 Aurora private shares for an aggregate cash balance of $263,123,592 at Aurora’s combined annual and extraordinary general meeting on February 24, 2023.
Founder Side Letter
Aurora entered into a letter agreement (the “Founder Side Letter”), dated as of May 10, 2021, with Vishal Garg (the “Better Founder and CEO”), a copy of which is attached to this proxy statement/prospectus as Annex M, pursuant to which the Better Founder and CEO and his associates or affiliates (the “Better Founder Related Entities”) are permitted to pledge Better Home & Finance common stock held by the Better Founder and CEO or the Better Founder Related Entities following the Closing, in an aggregate principal amount of up to $150,000,000 (“Pledge Amount”), to support loans made to the Better Founder and CEO or the Better Founder Related Entities by third-party lenders or depository institutions. Under the Founder Side Letter, the Better Founder and CEO will also promptly donate any cash consideration he receives for his Better shares pursuant to Article III of the Merger Agreement to one or more charitable or political organizations of his choice. For additional information, see the section entitled “BCA Proposal—Related Agreements—Founder Side Letter.”
Amended and Restated Promissory Note
Aurora entered into the Original Promissory Note with the Sponsor in May of 2021, pursuant to which Aurora extended the maturity date of such note and promised to pay to the order of the Sponsor or its registered assigns or successors-in-interest the principal sum of $2,000,000 or such lesser amount as will have been advanced and will remain unpaid on the maturity date set forth therein in lawful money of the United States of America, on the terms and conditions described therein. On February 23, 2022, the Original Promissory Note was amended and restated by the A&R Promissory Note to increase the aggregate principal amount of the note to $4,000,000, a copy of which is attached to this proxy statement/prospectus as Annex N. For additional information, see the section entitled “BCA Proposal—Related Agreements—Amended and Restated Promissory Note.” On April 24, 2023, the Sponsor restated its commitment to increase the amount available under the A&R Promissory Note, if required over the period of the next twelve (12) calendar months from the date thereof, subject to an aggregate cap of $12,000,000 to reflect the estimated total costs of Aurora through May 15, 2024 in relation to the Business Combination, in the event the Business Combination is unsuccessful.
Ownership of Better Home & Finance following Business Combination
As of the date of this proxy statement/prospectus, there are 8,998,910 Aurora ordinary shares issued and outstanding, which includes 6,950,072 founder shares held by the Sponsor and certain of Aurora’s directors (or their affiliates) and 2,048,838 Class A ordinary shares. As of the date of this proxy statement/prospectus, there are an aggregate of 10,648,422 warrants outstanding, which includes the 4,573,372 Aurora private warrants held by the Sponsor and the 6,075,050 public warrants. Each whole warrant entitles the holder thereof to purchase one Aurora Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of

Better Home & Finance Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the Aurora fully diluted share capital would be 17,360,646 (50% of the Aurora private warrants are subject to forfeiture).
It is anticipated that, following the Business Combination and taking into account the pro forma ownership assumptions and assuming the exercise of all Better Warrants on a cash basis, (1) Better Stockholders (without taking into account any Aurora public shares held by Better Stockholders prior to the consummation of the Business Combination (and excluding SoftBank II) are expected to own approximately 78.4% of the outstanding shares of Better Home & Finance common stock and have approximately 88.3% of the total voting power in a scenario where the remaining Aurora public shareholders redeem the maximum amount, (2) the Sponsor and related parties (including the directors of Aurora and their affiliates, including the other Major Aurora Shareholder) are expected to collectively own, approximately 5.9% of the outstanding shares of Better Home & Finance common stock and have approximately 2.3% of the total voting power in the maximum redemptions scenario and (3) SoftBank and SoftBank II are expected to own approximately 15.7% of the outstanding shares of Better Home & Finance common stock and have approximately 9.4% of the total voting power in the maximum redemptions scenario (without giving effect to the Voting Proxy described under “Certain Relationships and Related Party Transactions— Better—Other Stockholder Agreements—SoftBank Agreements”). In connection with the vote to approve the Extension, the holders of 25,751,449 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of $10.2178 per share, for an aggregate redemption amount of $263,123,592. As such, approximately 92.6% of the Class A ordinary shares were redeemed and approximately 7.4% of the Class A ordinary shares outstanding prior to such redemptions remain outstanding. After the satisfaction of such redemptions, the balance in Aurora’s trust account was $21,124,955 as of March 31, 2023. Given the redemptions that occurred, even in a scenario with no further redemptions, Aurora public shareholders are expected to own less than 0.1% of the outstanding shares of Better Home & Finance common stock. Due to the immaterial number of Class A ordinary shares outstanding subject to redemption, all post-Business Combination share counts assume that all Aurora public shareholders redeem their Class A ordinary shares.
These percentages assume the pro forma ownership assumptions described elsewhere in this proxy statement/prospectus, including (i) assume all Aurora public shareholders redeem their Aurora Class A ordinary shares (other than those investors that have agreed not to redeem per the Aurora Holder Support Agreement and Amended and Restated Insider Letter Agreement) (assuming a “maximum redemptions” scenario), (ii) (a) the vesting of all shares of Better Home & Finance Class B common stock received in respect of the Better Home & Finance Restricted Stock Awards, (b) the vesting and net-exercise of all Better Home & Finance Options for shares of Better Home & Finance Class B common stock, (c) the vesting of all Better Home & Finance RSUs and the issuance of shares of Better Home & Finance Class B common stock in respect thereof and (d) the issuance of 690,000,000 shares of Better Home & Finance common stock as the Stock Consideration pursuant to the Merger Agreement, which, in the case of all shares described in clauses (a)-(d) hereof, in the aggregate equal 650,143,468 shares of Better Home & Finance Class B common stock and 39,856,532 shares of Better Home & Finance Class A common stock (in respect of Better Warrants, assuming conversion thereof), (iii) the Pre-Closing Bridge Notes funded by SoftBank in an aggregate principal amount of $650,000,000 convert into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock, as applicable, at a price of $10.00 per share pursuant to the Pre-Closing Bridge Note Purchase Agreement, (iv) the Pre-Closing Bridge Notes funded by the Sponsor in an aggregate principal amount of $100,000,000 are exchanged for Better Home & Finance Class A common stock, at a price of $2.50 per share pursuant to the Second Novator Letter Agreement, and (v) each Better Stockholder who is entitled to receive Better Home & Finance Class B common stock will elect to do so, rather than receive Better Home & Finance Class A common stock or Better Home & Finance Class C common stock (other than any Better Stockholder that is, or has an affiliate that is, a bank holding company, which holder will elect to receive shares of Better Home & Finance Class A common stock). If the actual facts are different from these assumptions, the percentage ownership and voting power retained by Better Stockholders in the combined company will be different. As described more fully elsewhere in this proxy statement/prospectus, shares of Better Home & Finance Class B common stock will have three votes per share, whereas shares of Better Home & Finance Class A common stock will have one vote per share and shares of Better Home & Finance Class C common stock will have no voting rights, except as provided by law or the Proposed Certificate of Incorporation. Upon the consummation of the Business

Combination, Better Stockholders will hold all of the issued and outstanding shares of Better Home & Finance Class B common stock.
The following table illustrates ownership levels and voting power in Better Home & Finance on a fully diluted basis immediately following the consummation of the Business Combination based on the assumptions above under a maximum redemptions scenario.

	Post-Business Combination Maximum Redemptions
	Number of Shares	Percentage of Outstanding Shares	Percentage of Voting Power
Better Stockholders—Class A	39,856,532	5.0%	1.9%
Better Stockholders—Class B(2)(3)	589,197,730	73.4%	86.3%
Aurora Public Shareholders—Class A	—	—	—
Major Aurora Shareholders—Class A(4)	47,380,999	5.9%	2.3%
SoftBank—Class A(5)	9,606,591	1.2%	0.5%
SoftBank II—Class B	60,945,738	7.6%	8.9%
SoftBank—Class C(6)	55,393,409	6.9%	—
Total	802,380,999	100.0%	100.0%
__________________
(1)Based on outstanding Better Capital Stock, Better Warrants and Better Awards as of March 31, 2023.
(2)Excludes 60,945,738 shares of Better Home & Finance Class B common stock to be issued to SoftBank II in respect of its holding of Better Capital Stock prior to the Closing. After consummation of the Business Combination, SoftBank, as an investor in the Pre-Closing Bridge Financing, and SoftBank II, as a holder of Better Capital Stock, are collectively expected to beneficially own approximately 125,945,738 shares representing 9.4% of the voting power of Better Home & Finance common stock (without giving effect to the Voting Proxy described under “Certain Relationships and Related Party Transactions—Better— Other Stockholder Agreements—SoftBank Agreements”).
(3)Includes shares of Better Home & Finance common stock underlying Better Options, Better RSUs and Better Restricted Stock.
(4)Includes Better Home & Finance Class A common stock expected to be held by the Major Aurora Shareholders, including the Sponsor, and certain Aurora directors and officers. In particular, the Sponsor is expected to beneficially own 46,178,499 shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 636,240 shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination, (ii) 5,542,259 shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares (which includes the Sponsor Locked-Up Shares), and (iii) 40,000,000 shares of Better Home & Finance Class A common stock to be issued as Pre-Closing Bridge Conversion Shares in connection with the Pre-Closing Bridge Financing funded by the Sponsor. Shravin Mittal, who owns his shared through Unbound HoldCo Ltd., is expected to beneficially own 2,159,375 shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 1,000,000 shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 1,159,375 shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares. Certain Aurora directors and officers not included above are expected to beneficially own 450,938 shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 202,500 shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 248,438 shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares. Excludes the Sponsor’s purchase of approximately $17.0 million of Better Home & Finance Class A common stock pursuant to the Limited Waiver. For more information, see the section entitled “Beneficial Ownership of Securities.”
(5)Better Home & Finance Class A common stock is expected to be issued to SoftBank as Pre-Closing Bridge Conversion Shares at a price of $10.00 per share in connection with conversion of the Pre-Closing Bridge Notes at Closing.
(6)Better Home & Finance Class C common stock is expected to be issued to SoftBank as Pre-Closing Bridge Conversion Shares at a price of $10.00 per share in connection with conversion of the Pre-Closing Bridge Notes at Closing.
Date, Time and Place of Extraordinary General Meeting of Aurora’s Shareholders
The extraordinary general meeting of the shareholders of Aurora will be held at [     ] [a.m.]/[p.m.], Eastern Time, on [     ], 2023, at [     ], or virtually via live webcast at [     ], to consider and vote upon the proposals to be put to the extraordinary general meeting, including, if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date
Aurora shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [     ], 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Aurora warrants do not have voting rights. As of the close of business on the record date, there were [     ] Aurora ordinary shares issued and outstanding, consisting of [ ] Aurora Class A ordinary shares, of which [     ] were public shares, and [ ] Aurora Class B ordinary shares.
Quorum and Vote of Aurora Shareholders
A quorum of Aurora shareholders is necessary to hold a valid meeting. A quorum will be present at the Aurora extraordinary general meeting if a majority of the issued and outstanding Aurora ordinary shares entitled to vote at the extraordinary general meeting are represented in person or virtually or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. As of the record date for the extraordinary general meeting, [     ] ordinary shares would be required to achieve a quorum. As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, we expect quorum will be achieved.
The Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. Additionally, Unbound HoldCo Inc., a Major Aurora Shareholder, has also agreed to vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, including 100% of the issued and outstanding Aurora Class B ordinary shares, and we therefore expect that each of the proposals (i)-(viii) will be approved.
The proposals presented at the extraordinary general meeting require the following votes:
(i)BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(ii)Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(iii)Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(iv)Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Aurora Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the Cayman Constitutional Documents, prior to the consummation of a business combination (as defined therein), only the holders of the Aurora Class B ordinary shares are entitled to vote on the Director Election Proposal.
(v)Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)Incentive Equity Plan Proposal: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(vii) ESPP Proposal: The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(viii) Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of Aurora that Better Home & Finance redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii)submit a written request to Continental, Aurora’s transfer agent, that Better Home & Finance redeem all or a portion of your public shares for cash; and
(iii)deliver your public shares to Continental, Aurora’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [     ] [a.m.]/[p.m.], Eastern Time, on [     ], 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Aurora’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Aurora’s transfer agent, Better Home & Finance will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.31 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Better Home & Finance Class A common stock that will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of Aurora—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
The Major Aurora Shareholders, including the Sponsor, and the other Insiders have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote, unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination. As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, including 100% of the issued and outstanding Aurora Class B ordinary shares, and have committed to vote their shares in favor of the Business Combination, we expect that the Business Combination will be approved. Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
None of the Aurora shareholders, Aurora warrant holders or Better Stockholders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL, as applicable.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Aurora has engaged Okapi Partners LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Aurora—Revoking Your Proxy.”
Interests of Aurora’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of Aurora’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and Aurora’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of Aurora shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•Prior to Aurora’s initial public offering on March 8, 2021, the Sponsor purchased 5,750,000 Aurora Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In February 2021 Aurora effectuated a share dividend of 1,006,250 Class B ordinary shares and subsequently cancelled 131,250 Class B ordinary shares, resulting in an aggregate of 6,625,000 Aurora Class B ordinary shares issued and outstanding. In March 2021, Aurora made a share dividend of 575,000 shares, resulting in 7,200,000 Class B ordinary shares owned by the Sponsor and certain directors of Aurora. After Aurora’s initial public offering, the Sponsor surrendered for cancellation 249,928 shares, which occurred when the 45-day over-allotment period expired, leaving 6,950,072 Class B ordinary shares held by the Sponsor and certain directors of Aurora (or their affiliates). If Aurora does not consummate a business combination by September 30, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding-up, redeeming all of the outstanding Aurora Class A ordinary shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law (As Revised) to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,950,072 Aurora Class B ordinary shares collectively owned by the Sponsor and certain directors of Aurora (or their affiliates) would be worthless because following the redemption of the public shares, Aurora would likely have few, if any, net assets and because the Sponsor and the Insiders have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any Aurora Class B ordinary shares held by it or them, as applicable, if Aurora fails to complete a business combination within the required period (although the Sponsor and the Insiders did not waive their rights to liquidating distributions from the trust account with respect to the Aurora Class A shares it or they hold if Aurora fails to consummate a business combination by within the required period). Additionally, in such event, the 4,573,372 Aurora private warrants purchased by the Sponsor simultaneously with the consummation of Aurora’s initial public offering for an aggregate purchase price of $6,860,057, will also expire worthless. Certain of Aurora’s directors and executive officers also have a direct or indirect economic interest in such Aurora private warrants. The 6,950,072 shares of Better Home & Finance Class A common stock into which the 6,950,072 Aurora Class B ordinary shares collectively held by the Sponsor and certain directors of Aurora (or their affiliates)

will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[     ] based upon the closing price of $[     ] per public share on Nasdaq on [     ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Better Home & Finance Class A common stock will be subject to certain restrictions, including those described above, Aurora believes such shares have less value. The 4,573,372 Better Home & Finance Warrants into which the 4,573,372 Aurora private warrants held by the Sponsor and certain of Aurora’s directors and executive officers will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[     ] based upon the closing price of $[     ] per public warrant on Nasdaq on [     ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.
•The Sponsor (including its representatives and affiliates) and Aurora’s directors and officers are, or may in the future become, affiliated with entities that are engaged in a similar business to Aurora. Thor Björgólfsson is the Founding Partner of Novator Partners LLP and Novator Capital Advisors LLP, Arnaud Massenet is the Chairman of GRIP Ltd., and each of our other officers presently has and any of them in the future may have additional fiduciary or contractual obligations to at least one other entity pursuant to which such executive officer or director is or will be required to present a business combination opportunity to such entity under Delaware General Corporation Law. The Sponsor and Aurora’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Aurora completing its initial business combination. Moreover, certain of Aurora’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Aurora’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Aurora, and the other entities to which they owe certain fiduciary or contractual duties, including Novator Partners LLP and Novator Capital Advisors LLP. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Aurora’s favor, and such potential business opportunities may be presented to other entities prior to their presentation to Aurora, subject to applicable fiduciary duties under Cayman Islands Companies Act. Aurora’s Cayman Constitutional Documents provide that Aurora renounces its interest in any corporate opportunity offered to any director or officer of Aurora unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Aurora, and it is an opportunity that Aurora is able to complete on a reasonable basis.
•Aurora’s existing directors and officers will be eligible for continued indemnification and continued coverage under Aurora’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.
•Aurora, Better, SoftBank and the Sponsor entered into the Pre-Closing Bridge Note Purchase Agreement, pursuant to which SoftBank and the Sponsor funded the purchase of $750,000,000 of Pre-Closing Bridge Notes, which are convertible into the Pre-Closing Bridge Conversion Shares as follows: (i) upon Closing, the Pre-Closing Bridge Notes will convert into shares of Better Home & Finance Class A common stock at a conversion rate of one share per $10.00 of consideration; (ii) if the Closing does not occur by the Maturity Date, or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Pre-Closing Bridge Note Purchase Agreement) prior to the Maturity Date or prior to the time when a Note may otherwise be converted pursuant to the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SoftBank or the Sponsor in connection with the Pre-Closing Bridge Note Purchase Agreement or any ancillary agreement, the Pre-

Closing Bridge Notes will convert into shares of Better common stock. In the event that Pre-Closing Bridge Conversion Shares are issued in the form of Better Home & Finance Class A common stock, the Pre-Closing Bridge Note Purchase Agreement provides for customary registration rights with respect to such Pre-Closing Bridge Conversion Shares. For additional information, see the sections entitled “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” and “BCA Proposal—Related Agreements— Pre-Closing Bridge Note Purchase Agreement.”
•SoftBank and the Sponsor committed to fund, pursuant to the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, respectively, the purchase of the Post-Closing Convertible Notes, which are subordinated unsecured 1% Post-Closing Convertible Notes with a five-year maturity, in an amount equal to $750,000,000 (less any amounts released to Better at the Closing from Aurora’s trust account (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements)) during the first 45 days after the Closing Date. The Major Aurora Shareholders, including the Sponsor, and the other Insiders initially committed to forgo redemption of the aggregate 3,502,500 Aurora Class A ordinary shares held by them, which would have resulted in a minimum of $35,025,000 being released to Better at the Closing from Aurora’s trust account, and, accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued would have been $714,975,000. Pursuant to the Limited Waiver, on February 24, 2023, the Sponsor was permitted, and elected, to redeem an aggregate of 1,663,760 Aurora private shares. As such, their commitment to forgo redemption now only applies to 1,838,740 Aurora Class A ordinary shares, which will result in a minimum of $18,943,745 being released to Better at the Closing from the trust account (which amount includes, for each Aurora Class A ordinary share not redeemed, the $10.00 paid on each such Aurora Class A ordinary share pursuant to its sale in the initial public offering or as part of the Aurora private units, plus any interest accumulated with respect to such shares). Accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued will now be $731,056,255. See the sections entitled “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3,” “BCA Proposal—Related Agreements—Amendment to the SoftBank Subscription Agreement” and “BCA Proposal—Related Agreements—Amendment to the Sponsor Subscription Agreement.”
•In the event that Aurora fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Aurora will be required to provide for payment of claims of creditors that were not waived that may be brought against Aurora within the ten years following such redemption. In order to protect the amounts held in Aurora’s trust account, the Sponsor has agreed that it will be liable to Aurora if and to the extent any claims by a third party (other than Aurora’s independent auditors) for services rendered or products sold to Aurora, or a prospective target business with which Aurora has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of Aurora’s initial public offering against certain liabilities, including liabilities under the Securities Act.
•Our Sponsor has advanced funds to us for working capital purposes, with a balance of $412,395 and $2,812,395 as of March 31, 2023 and December 31, 2022, respectively. These outstanding advances are documented in the A&R Promissory Note, pursuant to which Aurora may borrow up to $4,000,000 from the Sponsor (including those amounts which are currently outstanding). The A&R Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of (i) the date on which the Merger by and between Better and Aurora is completed or (ii) the date that is 30 days after the termination of the Merger Agreement in accordance with its terms. If we do not complete our initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay such advances and any other working capital advances made to us, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to us, and such related party may not be able to recover the value it has loaned us and any other working capital advances it may make. If Aurora’s operating costs, in relation to the Business Combination, exceed the amounts still available and not currently drawn under the A&R Promissory Note, the Sponsor will increase the amount available under the A&R Promissory Note to cover such costs, subject to an aggregate principal amount cap of $12,000,000. This amount was reflective of estimated total costs of Aurora through May 15, 2024 in relation to the Business Combination, in the event the Business Combination is unsuccessful. As of December 31, 2022 and 2021 the amount outstanding under the A&R Promissory Note and the Original Promissory Note, respectively, was $2,812,395 and $1,412,295, respectively. On February 8, 2023, Aurora repaid an aggregate principal amount of $2,400,000 under the A&R Promissory Note. After giving effect to this repayment, as of March 31, 2023, the amount outstanding under the A&R Promissory Note was $412,395.
•Aurora remunerates Caroline Harding for professional services rendered to Aurora in her role as chief financial officer at the rate of $10,000 per month, and for her service on our board of directors at the rate of $15,000 per year plus an incremental hourly fee in certain circumstances of $500. Additionally, Ms. Harding received a $50,000 payment on March 21, 2021 in contemplation of her services to Aurora and was entitled to receive a $75,000 payment on March 21, 2023, which was paid on April 11, 2023. As of March 31, 2023 and December 31, 2022, $85,000 and $87,875 was accrued, respectively, and for the three months ended March 31, 2023 and 2022, $105,000 and $30,000 was expensed for these services, respectively. In addition, on October 15, 2021, Merger Sub entered into a Director's Services Agreement (as subsequently amended, the “DSA”) by and among Merger Sub, Ms. Harding, and the Company, effective as of May 10, 2021. On October 29, 2021, the DSA was amended, and the amended DSA was ratified by Aurora's Compensation Committee on November 3, 2021. Under the terms of the DSA, Ms. Harding is to provide services to Merger Sub, which include acting as a non-executive director and president and secretary of Merger Sub. Ms. Harding will receive $50,000 in annual payments (and in certain circumstances an incremental hourly fee of $500). For the three months ended March 31, 2023 and 2022, Aurora recognized no expense related to the amended DSA. As of March 31, 2023 and December 31, 2022, there were no unpaid amounts related to the amended DSA.
•Aurora’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Aurora’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Aurora fails to consummate a business combination by September 30, 2023, they will not have any claim against the trust account for reimbursement. Aurora’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $1 million of transaction expenses. Accordingly, Aurora may not be able to reimburse these expenses if the Business Combination, or another business combination, is not completed by such date.
•Pursuant to the Registration Rights Agreement, the Sponsor and related Sponsor holders and certain legacy Better Stockholders will have customary registration rights, including demand, piggy-back rights and block trade rights following the consummation of the Business Combination.
•Aurora has the right to select two individuals, one of which is expected to be Prabhu Narasimhan and another has been or will be mutually agreed between Aurora and the Better Founder and CEO, to be nominated for election to the initial Board of Directors of Better Home & Finance, so long as the Aurora nominees complete a background check reasonably satisfactory to Better, qualify as “independent” directors for purposes of Nasdaq rules (unless otherwise agreed by Better or Better Home & Finance) and are otherwise in compliance with SEC and Nasdaq rules and requirements governing directors, and satisfy any other applicable regulatory requirements.
•The Proposed Certificate of Incorporation will contain a provision expressly electing that Better Home & Finance will not be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, and, therefore, Better Home & Finance will not be subject to Section 203 of the DGCL.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. The Sponsor and Unbound HoldCo Ltd., also a Major Aurora Shareholder, have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Aurora Holder Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares and have committed to vote those shares for the Business Combination as described. Due to the Sponsor’s level of ownership, we expect the Business Combination to be approved, without requiring the support of other shareholders.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Interests of Better’s Directors and Officers in the Business Combination
Better’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of Aurora’s shareholders and warrant holders and of Better Stockholders generally. These interests include, among other things, the interests listed below:
•Treatment of Better Equity Awards in the Business Combination. In connection with the Business Combination, all outstanding stock options, restricted stock awards and restricted stock units (“RSUs”) granted by Better prior to the Closing will be converted into stock options, restricted stock awards and RSUs with respect to shares of Better Home & Finance Class B common stock that will be subject to same terms and conditions as were in effect for such awards prior to the Closing (including with respect to vesting, exercisability and termination-related provisions). See the section entitled “BCA Proposal—The Merger Agreement—Treatment of Better Options, Restricted Stock Awards, Restricted Stock Unit Awards and Better Warrants” for more information.
The amounts listed in the table below represent the number of stock options, restricted stock awards and/or RSUs held by each named executive officer and director of Better as of December 31, 2022.

Name	Options	Restricted Stock	RSUs
Vishal Garg	8,000,000	83,334	—
Kevin Ryan	62,500	541,750	60,938
Paula Tuffin	—	22,917	500,000
Nicholas Calamari	—	—	500,000
All Non-Employee Directors	526,386	83,334	1,620,000
All Other Executive Officers	—	—	—

•Director Compensation. Better intends to approve and implement a compensation program for its non-employee directors post-Closing in connection with Better’s transition to becoming a publicly traded company. For more information, please see “Executive Compensation—Director Compensation.”
•Executive Change in Control Severance Plan. In March 2022, Better adopted an Executive Change in Control Plan (the “CIC Plan”) to ensure that the Company will have the dedication of key executives of the Company in the event of a change in control. The CIC Plan provides market-competitive severance benefits to members of senior management who experience a termination of employment without cause or a resignation for good reason in connection with or following a change in control. For more information about the CIC Plan, please see “Executive Compensation—Executive Compensation Arrangements—Executive Change in Control Plan.”

•Management Transaction Bonuses. In connection with the Business Combination, Better will award cash transaction bonuses of approximately $20.0 million to certain employees, which may include Better’s executive officers in the amounts and subject to terms and conditions to be determined by Better prior to Closing. For more information on the management transaction bonus plan, please see “Executive Compensation—Executive Compensation Arrangements—Transaction Bonuses.”
•Executive Loans under the Employee Loan Program. Prior to the Business Combination, Better extended loans to certain senior employees (including certain of Better’s executive officers) in order to facilitate the early exercise of options to purchase shares of Better common stock pursuant to certain secured partial recourse promissory notes and stock pledge agreements by and between Better and such senior employees. Better does not plan to grant any additional loans to employees in respect of early exercised stock options after the Closing, and outstanding loans to executive officers will be repaid, refinanced, sold or otherwise extinguished prior to the Closing in compliance with Section 402 of the Sarbanes-Oxley Act. Separate from these loans, in August 2022, in recognition of his continued service to Better, the Company awarded Mr. Ryan a one-time retention bonus in the form of a forgivable loan in the amount of $6,000,000, none of which had been forgiven as of December 31, 2022. However, the loan will be forgiven if it would violate applicable law, including Section 402 of the Sarbanes-Oxley Act of 2002 as implemented in Section 13(k) of the Exchange Act. Accordingly, Better anticipates that the loan will be forgiven in connection with the closing of the Business Combination and, at that time, Better Home & Finance will be in compliance with Section 402 of the Sarbanes-Oxley Act of 2002 as implemented in Section 13(k) of the Exchange Act. For more information about the Employee Loan Program, please see “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Employee Loan Program.” For more information about Mr. Ryan’s retention grant please see “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Other Arrangements.”
•Post-Closing Directors and Officers. Certain of Better’s directors and executive officers will serve as officers of Better Home & Finance following the consummation of the Business Combination. As such, in the future they will receive any cash or equity-based compensation that the Better Home & Finance board of directors determines to pay to such persons. For additional information, please see “Management of Better Home & Finance Following the Business Combination.”
•Indemnification. Upon closing of the Business Combination, Better’s existing directors and officers will be indemnified by and receive coverage under the directors’ and officers’ liability insurance maintained by Better Home & Finance after the Mergers and pursuant to the Merger Agreement. For additional information about the indemnification and insurance obligations, please see “BCA Proposal—The Merger Agreement—Covenants and Agreements—Covenants of Aurora.”
Recommendation to Shareholders of Aurora
Aurora’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Aurora’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that the maximum number of Aurora public shareholders exercise their redemption rights, as applicable and (ii) that Better Home & Finance issues or, as applicable, reserves for issuance in respect of Better Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Better Home & Finance common stock, an aggregate number of shares of Better Home & Finance Class B common stock as the Stock Consideration pursuant to the Merger Agreement. If the actual facts are different from these assumptions, the below figures will be different. In particular and as an example, the funds available from the trust account will be reduced to the extent of redemptions by Aurora public shareholders.

Sources (assuming maximum redemptions)		Uses (assuming maximum redemptions)
Cash and investments held in trust account(1)	18,943,745	Cash to Better Home & Finance Balance Sheet	1,147,233,000
Pre-Closing Bridge Financing(2)	750,000,000	Better Equity Rollover	6,900,000,000
Post-Closing Convertible Note Commitment(3)	531,056,255	Estimated Fees & Expenses(4)	43,318,000
Better Equity Rollover	6,900,000,000	Corporate Credit Facility Repayment(5)	126,449,000
Proceeds from Sponsor Limited Waiver(6)	$17,000,000
Total Sources	$8,217,000,000	Total Uses	$8,217,000,000
__________________
(1)As of March 31, 2023. Cash remaining in trust account (which amount includes, for each Aurora Class A ordinary share not redeemed, the $10.00 paid on each such Aurora Class A ordinary share pursuant to its sale in the initial public offering or as part of the Aurora private units, plus any interest accumulated with respect to such shares) reflects cash in respect of Aurora Class A ordinary shares held by the Major Aurora Shareholders, including the Sponsor, Aurora’s directors and officers and their respective affiliates (which amount includes, for each Aurora Class A ordinary share not redeemed, the $10.00 paid on each such Aurora Class A ordinary share pursuant to its sale in the initial public offering or as part of the Aurora private units, plus any interest accumulated with respect to such shares).
(2)Pre-Closing Bridge Conversion Shares issuable in connection with the conversion of Pre-Closing Bridge Notes pursuant to the Pre-Closing Bridge Financing are at a deemed value of $10.00 per share for SoftBank and $2.50 per share for the Sponsor.
(3)SoftBank and the Sponsor have committed to fund, at the option of Better Home & Finance Holding Company, up to $750,000,000 aggregate principal amount of Post-Closing Convertible Notes within 45 days after Closing (less any amounts released to Better at the Closing from Aurora’s trust account (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements). The parties to the First Novator Letter Agreement agreed that if the Sponsor does not fund all or a portion of its Post-Closing Convertible Note, then SoftBank’s commitment to fund its Post-Closing Convertible Note shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor, such that if the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550,000,000 of its Post-Closing Convertible Note. The pro forma financial information assumes that the Sponsor elects not to fund in full the Total Sponsor Note Commitment in respect of the Post-Closing Convertible Notes at Closing, and as a result, SoftBank will be obligated to fund $550.0 million ($650.0 million commitment less $100.0 million not funded by the Sponsor) of their Total Note Commitment amount. The total Post-Closing Convertible Notes commitment assumed is $550.0 million (less any amounts released to Better from Aurora’s trust account).
(4)Includes transaction bonuses to executives of Better of $20.0 million and estimated transaction expenses. In connection with resignations described elsewhere in this proxy statement/prospectus, Barclays and Citigroup waived their entitlement to certain fees which would be owed upon completion of the Business Combination, which were comprised of approximately $8.5 million for Barclays as a deferred underwriting fee and financial advisory fee and $7.5 million for Citigroup, as a financial advisory fee, which accordingly are excluded from estimated fees and expenses. For more information, see “Risk Factors—Risks Related to the Business Combination and Aurora—Each of Barclays and Citigroup has resigned from its financial advisory role in connection with the Business Combination, and investors should not put any reliance on the fact that any such investment bank was involved with any aspect of the Business Combination. Although not formally retained by Better, Bank of America also has indicated it is resigning from any role it had.” The waiver of these fees will result in additional cash of $16 million being available to Better Home & Finance after the Closing.
(5)As of March 31, 2023, Better had $126,449,000 outstanding on the Corporate Credit Facility. Upon the completion of the Business Combination, Better is required to repay the Corporate Credit Facility in full as a result of an accelerated maturity provision.
(6)Reflects cash proceeds of $17.0 million from the Sponsor for the subscription and purchase of 1.7 million shares of Better Home & Finance Class A common stock at a purchase price of $10.00 per share as consideration for the Limited Waiver. For more information, see “BCA Proposal—Limited Waiver.”

U.S. Federal Income Tax Considerations
See the section entitled “U.S. Federal Income Tax Considerations” for a discussion summarizing the U.S. federal income tax considerations generally applicable to holders of Aurora Class A ordinary shares and Aurora warrants as a result of (i) the Domestication, (ii) the exercise of redemption rights with respect to Better Home & Finance Class A common stock that is received in the Domestication, (iii) the Mergers, and (iv) the ownership and disposition of Better Home & Finance Class A common stock and Better Home & Finance Warrants that are received in the Domestication.
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Aurora as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Aurora immediately following the Domestication will be the same as those of Aurora immediately prior to the Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in FASB Accounting Standards Codification (“ASC”) 805, Aurora is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Better issuing stock for the net assets of Aurora, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Better.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On May 24, 2021, Aurora and Better filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The related HSR Act waiting period expired on June 23, 2021.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Aurora cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Aurora cannot assure you as to its result. The parties will also seek approvals or non-objection for the Business Combination from various state mortgage, real estate, title insurance, and hazard insurance-licensing authorities, as applicable, Fannie Mae, Freddie Mac, the FHA and the VA.
Emerging Growth Company and Smaller Reporting Company Status
Aurora is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Aurora’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. Aurora has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Aurora, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Aurora’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Aurora’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act. We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.
Better’s consolidated revenues remained below $1.235 billion for the year ended December 31, 2022. As a result, we expect Better Home & Finance to qualify as an emerging growth company and be eligible for the relief from regulatory requirements provided to emerging growth companies following consummation of the Business Combination on the Closing Date. Better Home & Finance may also qualify as a smaller reporting company following consummation of the Business Combination on the Closing Date, if either (i) the market value of Better Home & Finance common stock held by non-affiliates is less than $250.0 million or (ii) the annual revenue was less than $100 million during the most recently completed fiscal year and the market value of Better Home & Finance common stock held by non-affiliates is less than $700.0 million. For more information, see “Risk Factors—Risks Related to Ownership of Better Home & Finance Common Stock Following the Business Combination and Better Home & Finance Operating as a Public Company—Following the Business Combination, we will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company.”
Summary Risk Factors
In evaluating the proposals to be presented at the Aurora extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” These risk factors include, but are not limited to, the following:
Risks relating to Better’s business and industry, including:
•Better’s business is significantly impacted by interest rates. Changes in prevailing interest rates or U.S. monetary policies that affect interest rates have and may in the future have a material adverse effect on Better’s business, financial condition, results of operations, and prospects.
•Better has a history of operating losses, including a very significant loss in 2022, has not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.
•The projected financial information considered by Aurora generally, and the financial projections in particular, was not and will not be realized, which may materially and adversely affect the market price of Better Home & Finance common stock.

•Better may be unable to effectively restore or manage its growth, which could have a material adverse effect on its business, financial condition and results of operations.
•Better depends on its ability to sell loans and MSRs in the secondary market to a limited number of loan purchasers, including government-sponsored enterprises and other secondary market participants for each relevant product.
•Better’s business is highly dependent on Fannie Mae and Freddie Mac and certain other U.S. government agencies, and any changes in these entities or agencies or their current roles could have a material adverse effect on its business.
•The geographic concentration of Better’s loan production and factors adversely affecting those geographic areas may have a material adverse effect on Better’s financial condition and results of operations, and Better faces intense competition that could materially and adversely affect it.
•Better operates in a heavily regulated industry, and its loan production and servicing activities, real estate brokerage activities, title and settlement services activities and homeowners insurance agency activities expose it to risks of noncompliance with a large and increasing body of complex laws and regulations at the U.S. federal, state and local levels, which, at times, may be inconsistent.
•Better’s products use third-party software, hardware and services that may be difficult to replace or cause errors or failures of Better’s products that could materially and adversely affect its business, financial condition, liquidity, results of operations, or prospects.
•Better relies on its warehouse lines to fund loans and otherwise operate its business. If one or more of such facilities are terminated or otherwise become unavailable to use, Better may be unable to find replacement financing at commercially favorable terms, or at all, which could have a material adverse effect on its business.
•Better is, and may in the future be, subject to government or regulatory investigations, litigation or other disputes, including an ongoing investigation by the SEC Division of Enforcement or litigation by former senior employees. If the outcomes of these matters are adverse to Better, it could materially and adversely affect Better’s business, revenues, financial condition, results of operations, and prospects.
•The Better Founder and CEO is involved in litigation that could have a material adverse effect on Better’s revenues, financial condition, cash flows and results of operations.
•Better and the Better Founder and CEO have been subject to negative media coverage, which is a distraction to management and has negatively affected Better’s ability to maintain and establish third-party relationships (including with business partners, warehouse lenders and investors), recruit and retain team members, management and directors, maintain morale among its workforce and accordingly achieve its operational and financial targets.
•Better’s management team has limited experience managing a public company.
•Better’s compliance and risk management policies, procedures and techniques may not be sufficient to identify all of the financial, legal, regulatory, and other risks to which Better is exposed, and failure to identify and address such risks could result in substantial losses and materially and adversely disrupt Better’s business operations.
•Better has identified three material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to implement or maintain an effective system of internal control, which may result in material misstatements of its financial statements or cause Better to fail to meet its periodic reporting obligations.
•Better’s failure to accurately predict demand or growth of new or existing product lines could materially and adversely affect its business, financial condition, results of operations, and prospects.

Risks related to Aurora and the Business Combination, including:
•The public shareholders will experience immediate dilution as a consequence of the issuance of Better Home & Finance common stock as consideration in the Business Combination, the Pre-Closing Bridge Financing, and due to future potential issuances with respect to the Post-Closing Convertible Notes and pursuant to the 2023 Plan and the ESPP.
•Neither the Aurora board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
•Since the Sponsor and Aurora’s directors and executive officers have interests that are different from, or in addition to (and which conflict with), the interests of Aurora’s shareholders, a conflict of interest existed in determining whether the Business Combination with Better is appropriate as an initial business combination.
•Since the Sponsor and the directors and officers of Aurora have a lower cost basis in their Aurora ordinary shares than Aurora’s unaffiliated public shareholders, you may recognize a loss on your investment, even where they earn a positive return on their investment.
•Future sales of stock could dilute Aurora’s equity, which may materially and adversely affect the market price of its common stock.
•Nasdaq may delist Aurora’s securities from trading on its exchange which could limit investors’ ability to make transactions in Aurora’s securities and subject Aurora to additional trading restrictions.
•Aurora has identified two material weaknesses in respect of its internal controls over financial reporting and restated its prior financial statements.
•The existence of multiple classes of common stock may materially and adversely impact the value and liquidity of Better Home & Finance Class A common stock.
•The Domestication may result in material and adverse tax consequences for holders of Aurora Class A ordinary shares and Aurora warrants.
•Because the combined company will become a public reporting company by means other than a traditional underwritten initial public offering, the combined company’s stockholders may face additional risks and uncertainties.

SELECTED HISTORICAL FINANCIAL INFORMATION OF AURORA
The following table sets forth selected historical financial information derived from Aurora’s consolidated statement of operations for the three months ended March 31, 2023 and 2022 and the years ended December 31, 2022 and 2021 and consolidated balance sheet data as of March 31, 2023, December 31, 2022 and 2021 included elsewhere in this proxy statement/prospectus. The selected financial information as of and for the years ended December 31, 2022 and 2021 is derived from the audited historical statement of operations and audited balance sheet of Aurora included elsewhere in this proxy statement/prospectus. The selected financial information as of and for the three months ended March 31, 2023 and 2022 is derived from the unaudited condensed statements of operations and unaudited condensed balance sheet of Aurora included elsewhere in this proxy statement/prospectus.
Aurora’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the sections entitled “Aurora’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About Aurora” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

	As of and for the Three Months Ended March 31		As of and for the Year Ended December 31,
	2023 (Unaudited)	2022 (Unaudited)	2022	2021
Statement of Operations Data Revenue
Formation and operating costs	$1,830,656	$1,091,289	$8,577,543	$8,120,280
Loss from operations	$(1,830,656)	$(1,091,289)	$(8,577,543)	$(8,120,280)
Change in fair value of warrants	$(261,227)	$2,078,067	$12,868,205	$1,576,196
Change in fair value of over-allotment option liability	$—	$—	$—	$296,905
Offering costs allocated to warrants liability	$—	$—	$—	$(299,523)
Interest earned on marketable securities held in trust account	$1,963,928	$23,262	$4,262,222	$19,527
Net income (loss)	$(127,955)	$1,010,040	$8,735,542	$(6,527,175)
Basic and diluted weighted-average shares outstanding, Class A Common Stock subject to possible redemption	$14,951,315	$24,300,287	$24,300,287	$19,827,082
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$(0.01)	$0.03	$0.25	$(0.22)
Basic and diluted weighted-average shares outstanding, Non-Redeemable Class A and Class B Common Stock	$9,784,592	$10,450,072	$10,450,072	$9,590,182
Basic and diluted net income (loss) per share, Non-Redeemable Class A and Class B Common Stock	$(0.01)	$0.03	$0.25	$(0.22)

	March 31, 2023 (Unaudited)	December 31, 2022	December 31, 2021
Balance Sheet Data
Total assets	$22,169,021	$282,703,802	$279,089,672
Current Liabilities
Accounts payable and accrued offering costs	$5,817,528	$4,711,990	$5,682,639
Related party loans	$412,395	$2,812,395	$1,412,295
Deferred credit liability	$11,250,000	$7,500,000	—
Total Current Liabilities	$17,479,923	$15,024,385	$7,094,934

Warrant Liability	$733,739	$472,512	$13,340,717
Deferred Underwriting Fee Payable	$—	$—	$8,505,100
Total liabilities	$18,213,662	$15,496,897	$28,940,751
Commitment and Contingencies
Class A ordinary shares subject to possible redemption, 212,598, 24,300,287 and 24,300,287 shares at redemption value of $10.26, $10.15 and $10.00 per share as of March 31, 2023, December 31, 2022 and December 31, 2021, respectively	$2,181,658	$246,628,487	$243,002,870
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,836,240, 3,500,000 and 3,500,000 shares issued and outstanding (excluding 212,598, 24,300,287 and 24,300,287 shares subject to possible redemption) as of March 31, 2023, December 31, 2022, and December 31, 2021, respectively	$184	$350	$350
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized; 6,950,072, 6,950,072 and 6,950,072 shares issued and outstanding as of March 31, 2023, December 31, 2022 and December 31, 2021, respectively	$695	$695	$695
Additional Paid in Capital	$74,805	$18,389,006	$13,692,181
Accumulated Deficit	$1,698,017	$2,188,367	$(6,547,175)
Total shareholders’ equity	$1,773,701	$20,578,418	$7,146,051
Total Liabilities and Shareholders’ equity	$22,169,021	$282,703,802	$279,089,672

SELECTED HISTORICAL FINANCIAL INFORMATION OF BETTER
The selected historical consolidated statements of operations data of Better for the years ended December 31, 2022 and 2021 and the historical consolidated balance sheet data as of December 31, 2022 and 2021 are derived from Better’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated statements of operations data of Better for the year ended December 31, 2020 are derived from Better’s audited financial statements, which are not included elsewhere in this proxy statement, but are included here to provide context for trends in Better’s business. The selected historical condensed statement of operations data for the three months ended March 31, 2023 and 2022 and the condensed balance sheet data as of March 31, 2023 are derived from Better’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.
Better’s historical results are not necessarily indicative of the results that may be expected in the future. You should read the following selected historical consolidated financial data together with the sections entitled “Risk Factors” and “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Better’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31,		Year Ended December 31,
(Amounts in thousands, except per share amounts)	2023	2022	2022	2021	2020
Revenues
Mortgage platform revenue, net(1)	$15,964	$77,393	$105,658	$1,088,223	$834,530
Cash Offer program revenue(4)	3	107,224	228,721	39,361	—
Other platform, revenue	3,845	18,300	38,942	94,388	39,539
Net interest income (expense):
Interest income	3,925	9,473	26,714	89,627	26,697
Warehouse interest expense	(2,779)	(7,406)	(17,059)	(69,929)	(25,189)
Net interest income (expense)	1,146	2,067	9,655	19,698	1,508
Total net revenues	20,958	204,984	382,976	1,241,670	875,577
Expenses:
Mortgage platform expenses(2)(3)	30,931	159,783	327,815	700,113	299,164
Cash Offer program expenses(4)	103	107,707	230,144	39,505	—
Other platform expenses (2)(3)	4,777	32,922	59,656	100,075	24,210
General and administrative expenses(2)(3)	30,189	58,318	194,565	231,220	159,096
Marketing and advertising expenses(2)(3)	8,631	36,841	69,021	248,895	83,554
Technology and product development expenses(2)(3)	24,118	40,425	124,912	144,490	57,333
Restructuring and impairment expenses(2)(3)	9,137	38,659	247,693	17,048	—
Total operating expenses	107,886	474,655	1,253,806	1,481,346	623,357
(Loss) Income from operations	(86,928)	(269,671)	(870,830)	(239,676)	252,220
Interest and other expense, net:
Other income (expense)	2,481	(262)	3,741	—	—
Interest and amortization on non-funding debt	(2,690)	(3,372)	(13,450)	(11,834)	(50,967)
Interest on Pre-Closing Bridge Notes	—	(62,602)	(272,667)	(19,211)	—
Change in fair value of convertible preferred stock warrants	553	8,277	28,901	(32,790)	(23,723)
Change in fair value of bifurcated derivative	(1,887)	—	236,603	—	36,827
Total interest and other expense, net	(1,543)	(57,959)	(16,872)	(63,835)	(37,863)

(Loss) Income before income tax expense	(88,471)	(327,630)	(887,702)	(303,511)	214,357
Income tax expense (benefit)	1,424	1,356	1,100	(2,383)	42,302
Net (loss) income	$(89,895)	$(328,986)	$(888,802)	$(301,128)	$172,055
Income (loss) per share attributable to common stockholders, basic	$(0.92)	$(3.51)	$(9.33)	$(3.46)	$1.02
Diluted	$(0.92)	$(3.51)	$(9.33)	$(3.46)	$0.86
__________________
(1)The components of mortgage platform revenue, net for the periods presented were as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021	2020
	(in thousands)
Net gain (loss) on sale of loans	$13,026	$(20,970)	$(63,372)	$937,611	$858,974
Integrated relationship revenue/(loss)	3,233	(4,170)	(9,166)	84,135	73,100
Servicing income	—	—	—	—	7,326
Changes in fair value of IRLCs and forward sale commitments	(295)	102,532	178,196	66,477	(104,870)
Total mortgage platform revenue, net	$15,964	$77,393	$105,658	$1,088,223	$834,530
__________________
(2)Includes stock-based compensation expense as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021	2020
	(in thousands)
Mortgage platform expenses	$970	$2,237	$5,256	$13,671	$2,739
Other platform expenses	189	360	908	1,654	42
General and administrative expenses	4,249	7,143	26,681	27,559	15,138
Marketing and advertising expenses	50	170	486	1,159	306
Technology and product development expenses	1,046	4,341	5,226	11,172	1,076
Total stock-based compensation expense	$6,504	$14,251	$38,557	$55,215	$19,301
__________________
(3) Includes depreciation and amortization expense as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021	2020
	(in thousands)
Mortgage platform expenses	$1,351	$2,262	$8,206	$5,221	$2,001
Other platform expenses	27	184	320	716	29
General and administrative expenses	603	864	4,009	933	1,041
Marketing and advertising expenses	27	40	170	64	26
Technology and product development expenses	9,469	8,803	36,338	20,286	6,799
Total depreciation and amortization	$11,477	$12,153	$49,043	$27,220	$9,896
__________________
(4)The December 31, 2021 Cash Offer program revenue and expense amounts have been reclassified and presented as separate line items to conform to the December 31, 2022 presentation, reflecting reclassification of each from other platform revenue and expense as compared to the 2021 audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

	As of March 31, 2023	As of December 31,
		2022	2021	2020
	(in thousands)
Balance sheet data:
Total assets	$1,081,060	$1,086,522	$3,299,717	$2,984,741
Total liabilities	1,337,878	1,260,342	2,623,277	2,525,727
Total stockholders’ (deficit) equity	(693,098)	(610,100)	240,160	49,326

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” to give effect to, among other transactions, the Business Combination and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement.
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Aurora will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Better issuing stock for the net assets of Aurora, accompanied by a recapitalization. The net assets of Aurora will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Better.
The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Aurora and the historical financial statements of Better as adjusted to give effect to, among other transactions, the Business Combination and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement. The unaudited pro forma condensed combined balance sheet as of March 31, 2023 depicts the adjustments reflecting the accounting for, among other transactions, the Business Combination and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement assuming those adjustments were made as of March 31, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023, and for the year ended December 31, 2022, depicts the effect of the pro forma balance sheet transaction accounting adjustments assuming those adjustments were made as of January 1, 2022. The selected unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Aurora and Better have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
This information should be read together with Aurora’s and Better’s historical financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Aurora’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

	Unaudited Pro Forma
	Three Months Ended March 31, 2023	Year Ended December 31, 2022
(in thousands)	(Assuming Maximum Redemptions)[1]	(Assuming Maximum Redemptions)[1]
Combined Statement of Operations data:
Total net revenues	$20,958	$382,976
Total expenses	109,717	1,287,705
Net loss from operations	(88,759)	(904,729)
Net loss per share—Better Home & Finance Class A, B and C common stock, basic	$(0.12)	$(1.22)
Net loss per share—Better Home & Finance Class A, B and C common stock, diluted	$(0.12)	$(1.22)
Weighted-average shares outstanding, basic	743,869	737,770
Weighted-average shares outstanding, diluted	743,869	737,770

As of March 31, 2023
(in thousands)	(Assuming Maximum Redemptions)
Combined Balance sheet data:
Total assets	$1,272,029
Total liabilities	988,642
Total stockholders’ equity	283,387
______________
(1)The no redemptions scenario, assuming no remaining Aurora public shareholders exercise their redemption rights, is not considered in the unaudited pro forma combined per share data presented as the difference between the no redemptions scenario and maximum redemptions scenario is immaterial, as discussed elsewhere in this proxy statement/prospectus. See “Questions and Answers for Shareholders of Aurora—How will the level of redemptions by holders of Aurora’s Class A ordinary shares affect my ownership of Better Home & Finance upon the closing of the Business Combination?”

COMPARATIVE PER SHARE DATA
The following table sets forth the per share data of each of Aurora and Better on a stand-alone basis and the unaudited pro forma combined per share data for the three months ended March 31, 2023 and the year ended December 31, 2022 after giving effect to, among other transactions, the Business Combination and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement through the issuance of Pre-Closing Bridge Notes and Post-Closing Convertible Notes, respectively, in an aggregate amount up to $1,500,000,000, (net of cash remaining in Aurora’s trust account), assuming that, under the applicable pro forma scenario presented, the maximum number of Aurora public shareholders exercise their redemption rights (assuming a “maximum redemptions” scenario)1; (i) Better Home & Finance issues to Better Stockholders 632,744,000 shares of Better Home & Finance common stock (consisting of 39,856,000 shares of Better Home & Finance Class A common stock and 592,888,000 shares of Better Home & Finance Class B common stock) and approximately 57,238,000 shares of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock underlying Better Awards and Better Warrants as the Stock Consideration pursuant to the Merger Agreement; (ii) Better repurchases for de minimis consideration prior to Closing an aggregate 937,500 shares of Better Capital Stock from Pine Brook pursuant to a certain side letter agreement that was subject to dispute as described in “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—Pine Brook Side Letter”; (iii) SoftBank receives 9,778,000 shares of Better Home & Finance Class A common stock and 55,222,000 shares of Better Home & Finance Class C common stock due to regulatory considerations described under “BCA Proposal—Related Agreements—SoftBank Subscription Agreement,” the Sponsor subscribes for 40,000,000 shares of Better Home & Finance Class A common stock pursuant to the Sponsor Subscription Agreement, and no other investors have taken up such subscription; (iv) the Better RSUs outstanding prior to completion of the Business Combination will convert into RSUs of Better Home & Finance Class B common stock; and (v) all Better Warrants outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted, based on the Exchange Ratio, into warrants to purchase shares of Better Home & Finance Class A or Class B common stock.
The unaudited pro forma earnings information for the three months ended March 31, 2023 and year ended December 31, 2022 were computed as if, among other transactions, the Business Combination and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement had been completed on January 1, 2022.
The historical book value per share is computed by dividing total shareholders’ equity by the number of Aurora Ordinary Shares outstanding at the end of the period. The pro forma combined book value per share of Better Home & Finance common stock is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of Better Home & Finance common stock outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma income available to the combined company’s stockholders by the pro forma weighted-average number of shares of Better Home & Finance common stock outstanding over the period.
You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Aurora and Better and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Aurora and Better pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Selected Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share
1 The no redemptions scenario, assuming no remaining Aurora public shareholders exercise their redemption rights, is not considered in the unaudited pro forma combined per share data presented as the difference between the no redemptions scenario and maximum redemptions scenario is immaterial as discussed elsewhere in this proxy statement/prospectus. See “Questions and Answers for Shareholders of Aurora.”

information below does not purport to represent what the value of Aurora and Better would have been had the companies been combined during the periods presented.
On March 2, 2023, Aurora public shareholders redeemed 24,087,689 public shares and the Sponsor redeemed 1,663,760 Aurora private shares, totaling 25,751,449 Class A ordinary shares, for an aggregate cash payment of $263,123,592. The effect of the redemptions of the remaining 212,598 Aurora Class A ordinary shares currently held by Aurora public shareholders is reflected in the maximum redemptions scenario below.

	Aurora Historical	Better Historical	Assuming Maximum Redemptions
As of and for the three months ended March 31, 2023
Book value per share(1)	$0.07	$(7.12)	$0.38
Weighted-average shares outstanding, Class A common stock subject to possible redemption—basic and diluted	14,951,315
Net income (loss) per share, Class A common stock subject to possible redemption—basic and diluted	$(0.01)
Weighted-average shares outstanding—basic and diluted	9,784,592
Net income (loss) per share—basic and diluted	$(0.01)
Weighted-average shares outstanding of Better Holdco, Inc. and Subsidiaries—basic		97,336,094
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders—basic		$(0.92)
Weighted-average shares outstanding of Better Holdco, Inc. and Subsidiaries—diluted		97,336,094
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders—diluted		$(0.92)
Weighted-average shares outstanding of Better Home & Finance—basic			743,869,000
Net loss per share attributable to Better Home & Finance—Class A, B and C common stock, basic (2)			$(0.12)
Weighted-average shares outstanding of Better Home & Finance—diluted			743,869,000
Net loss per share attributable to Better Home & Finance—Class A, B and C common stock, diluted(2)			$(0.12)
As of and for the year ended December 31, 2022
Book value per share(1)	$0.59	$(6.40)	$0.50
Weighted-average shares outstanding, Class A common stock subject to possible redemption—basic and diluted	24,300,287
Net income (loss) per share, Class A common stock subject to possible redemption—basic and diluted	$0.25
Weighted-average shares outstanding—basic and diluted	10,450,072
Net income (loss) per share—basic and diluted	$0.25
Weighted-average shares outstanding of Better Holdco, Inc. and Subsidiaries—basic		95,303,684
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders—basic		$(9.33)
Weighted-average shares outstanding of Better Holdco, Inc. and Subsidiaries—diluted		95,303,684
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders—diluted		$(9.33)
Weighted-average shares outstanding of Better Home & Finance—basic			737,770,000
Net loss per share attributable to Better Home & Finance—Class A, B and C common stock, basic (2)			$(1.22)
Weighted-average shares outstanding of Better Home & Finance—diluted			737,770,000
Net loss per share attributable to Better Home & Finance—Class A, B and C common stock, diluted(2)			$(1.22)
__________________
(1)Book value per share is calculated as:
–Aurora: Total shareholders’ equity of Aurora divided by the number of Aurora Ordinary Shares outstanding as of March 31, 2023 and December 31, 2022, respectively.

–Better: Total stockholder’s equity of Better divided by Better common stock outstanding as of March 31, 2023 and December 31, 2022, respectively.
–Combined Pro Forma: Total stockholder’s equity of Better Home & Finance divided by the aggregate number of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock expected to be outstanding at closing of the Business Combination under the maximum redemptions scenario, which reflects the redemption of the remaining 212,598 Aurora Class A ordinary shares subject to redemption.
(2)Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock all have the same rights to share in the earnings and dividends of Better Home & Finance.

MARKET PRICE AND DIVIDEND INFORMATION
Aurora units, Class A ordinary shares and public warrants are currently listed on the Nasdaq Capital Market under the symbols “AURCU,” “AURC” and “AURCW,” respectively.
The most recent closing price of the units and Aurora Class A ordinary shares as of May 7, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.44 and $10.50, respectively. The redeemable warrants did not trade before announcement of the execution of the Merger Agreement. On [     ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, Aurora’s public units, Aurora Class A ordinary shares and public warrants closed at $[     ], $[     ] and $[     ], respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of Aurora’s securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement/prospectus, there was one holder of record of Aurora’s Class A ordinary shares, three holders of record of Aurora’s Class B ordinary shares, one holder of record of Aurora units and two holders of Aurora warrants. See the section entitled “Beneficial Ownership of Securities.”
Dividend Policy
Aurora has not paid any cash dividends on its Aurora Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Better Home & Finance subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Better Home & Finance’s board of directors. Aurora’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that Better Home & Finance’s board of directors will declare any dividends in the foreseeable future. Further, the ability of Better Home & Finance to declare dividends may be limited by the terms of financing or other agreements entered into by Better Home & Finance or its subsidiaries from time to time.
Price Range of Better’s Securities
Historical market price information regarding Better is not provided because there is no public market for Better’s securities. For information regarding Better’s liquidity and capital resources, see the section entitled “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

RISK FACTORS
Aurora shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.
RISKS RELATED TO BETTER’S BUSINESS
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Better and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Better Home & Finance and its subsidiaries following the consummation of the Business Combination.
Risks Related to Recent Events Regarding our Business and our Founder and CEO
Since the second quarter of 2021, increased interest rates have negatively impacted our Funded Loan Volume and Gain on Sale Margin, which has reduced our revenues and caused us to incur significant losses.
In 2020 and 2021, our loan production was comprised more heavily of refinancing loans than home purchase loans (refinancing loans comprised approximately 80% of Funded Loan Volume in the year ended December 31, 2021 and 85% of Funded Loan Volume in the year ended December 31, 2020, but only 45% of Funded Loan Volume in the year ended December 31, 2022), and our loan production has been more heavily weighted towards refinancing loans than the overall loan production market, based on the industry average of approximately 58% refinance loans during the year ended December 31, 2021 and 30% refinance loans during the year ended December 31, 2022, according to Fannie Mae.
As non-GSE purchasers entered the market and became a greater share of loan purchases after the initial onset of the COVID-19 pandemic, gain on sale decreased throughout the mortgage market. In addition, in April 2021, the U.S. began experiencing what has become a significant rise in interest rates, which increased for a variety of reasons, including inflation concerns, market capacity constraints and other factors. Higher interest rates that initially materialized in the secondary market, including in our loan purchaser network, were not initially borne by customers as increased mortgage rates, but rather reduced our net Gain on Sale Margin as we sought to continue increasing our market share by offering more competitive pricing to customers. Accordingly, including as a result of our initial focus on trying to grow our market share of Funded Loan Volume despite the effects of rising interest rates resulting in a decrease in overall funding activities in the mortgage market generally, during 2021 we experienced a significant decline in our Gain on Sale Margin, which declined from 3.45% in the year ended December 31, 2020 to 1.88% for the year ended December 31, 2021. This sizable compression in Gain on Sale Margin contributed to a net loss of $301.1 million for the year ended December 31, 2021, which was also driven by our significant workforce expansion during such period, our operational restructuring (discussed in more detail below) and increased competitiveness among lenders given declining consumer demand resulting in an industry wide mortgage supply-demand imbalance. Gain on sale levels have remained depressed since the second quarter of 2021 relative to the levels of 2020 and the first quarter of 2021 and far below the originally forecasted 2021 levels that are included in the unaudited financial projections described elsewhere in this proxy statement/prospectus. Gain on Sale Margin was 0.93% for the year ended December 31, 2022 compared to a Gain of Sale Margin of 1.88% for the year ended December 31, 2021. Gain on Sale Margin was 1.89% for the three months ended March 31, 2023 compared to a Gain of Sale Margin of 1.11% and 2.88% for the three months ended March 31, 2022 and March 31, 2021, respectively. We expect Gain on Sale Margins to remain compressed, on substantially lower Funded Loan Volume, relative to the levels of 2020 and the first quarter of 2021. For the year ended December 31, 2022, we incurred a net loss of $888.8 million, compared to net loss of $301.1 million in the year ended December 31, 2021, due in large part to a substantial decline in our Funded Loan Volume, continued depressed Gain on Sale reducing the amount of revenue we earn per loan, and continued elevated expenses related to changes in the size of our workforce and other factors. For the three months ended March 31, 2023, we incurred a net loss of $89.9 million, compared to a net loss of $329.0 million in the three months ended March 31, 2022, due in large part to a substantial decline in our Funded Loan Volume that reduced costs associated with loan origination and a decrease in expenses related to a smaller workforce resulting from workforce reductions and other factors.We expect to continue to incur losses as a result of substantial and sustained changes in macroeconomic conditions and in our industry, particularly with respect to increased interest rates and their implications for home purchases, home loan refinancing and related effects on our business. For more information, see “—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—Our loan production volume has significantly declined from a period of exceptional growth during 2020 and the first half of 2021. We may not be able to maintain or further develop our loan production business, which could materially and adversely affect our business, financial condition, results of operations and prospects.”
Our business and operations experienced rapid growth until mid-2021, after which we have experienced a significant decline in Funded Loan Volume and revenue. The sudden and dramatic change from a rapid growth environment and related hiring decisions made in such an environment to a higher interest environment with significant declines in loan production volume and revenue, and related workforce reductions, have put significant strain on our business which we, to date, have had limited success in managing. If we are unable to manage these changes, our business, financial condition, results of operations, could be materially and adversely affected.
We experienced rapid growth and increased demand for our product offerings through the first half of 2021, with a 393% increase in Funded Loan Volume in 2020 compared to 2019 and a 139% increase in Funded Loan Volume in 2021 compared to 2020. However, although we significantly accelerated hiring during 2020 and the first half of 2021, the growth in our business during this period did not keep up this pace.
At our peak in the fourth quarter of 2021, Better had approximately 10,400 team members, of which approximately 6,100 were located in the United States, approximately 4,200 were located in India and approximately 100 were located in the United Kingdom. At that time, approximately 6,500 Better team members worked in production roles, of which approximately 3,700 were located in the United States and approximately 2,800 were located in India. Additionally, approximately 1,800 team members worked in Better Plus business lines, primarily as real estate and insurance agents. Approximately 700 Better team members worked in technology and product development, of which nearly all were located in the United States.
As described above, our growth significantly slowed beginning in the second half of 2021 and resulted in a significant decline in Funded Loan Volume in 2022 and the first quarter of 2023. For example, our Total Loans were approximately 2,347 for the three months ended March 31, 2023, as compared to 18,559 for the three months ended March 31, 2022, a decrease of 87%, and approximately 29,818 for the year ended December 31, 2022, as compared to 153,843 for the year ended December 31, 2021, a decrease of 81%. In response to substantial and sustained increases in interest rates and changes in macroeconomic conditions and our industry, as described in more detail elsewhere in this proxy statement/prospectus, we significantly reduced our workforce to seek to align our headcount with demand for our loan production. As of June 8, 2023, Better had approximately 950 team members, of which approximately 410 were located in the United States, approximately 420 were located in India and approximately 120 were located in the United Kingdom. As of June 8, 2023, approximately 400 Better team members worked in U.S. mortgage production roles, of which approximately 170 were located in the United States and approximately 230 were located in India. Additionally, approximately 90 team members worked in Better Plus business lines, primarily as real estate and insurance agents and support professionals. Approximately 150 Better team members worked in technology and product development, of which nearly 100 are located in the United States and 50 in India. In total, this represents an approximately 91% reduction in global employees over an approximately eighteen-month period, which has had other detrimental effects on our business, financial condition and results of operations described below. Additional corrective actions may be necessary while we continue to manage our business in a challenging environment, and if we take similar corrective actions, such action may result in renewed negative media coverage that could have a detrimental impact on our business and employee morale.
Towards the end of the third quarter of 2021, in response to our rapidly expanded workforce and increased mortgage demand, we implemented a reorganization of our sales and operations teams designed to provide our customers with a single customer service team member for all their contacts with us. At the time, we believed providing a single point of contact – instead of multiple touchpoints for each customer – would ultimately improve our customer experience, increase opportunities for cross-selling additional products and services, create opportunities for increased automation of non-customer facing tasks, and support our competitive pricing. However, the operational reorganization involved restructuring thousands of sales and operations roles and increasing the number of customer-facing loan officers, which reduced productivity (including the number of loans closed per loan officer per quarter) while increasing costs as the mortgage market transitioned due to rising interest rates. This reorganization negatively impacted our loan production volume and potential to achieve profitability, which grew increasingly pronounced as demand for mortgages decreased and we continued to reduce our workforce. Accordingly, we ultimately decided to return to our previous sales and operations team structure during the third quarter of 2022 and remain in this operating model at present. There can be no assurances that our current strategy about the structure of our sales and operation model for our business are effective, and similarly ineffective reorganizations could cause similarly negative impacts on our loan production volume and potential to achieve profitability, as well as on employee morale.
These significant changes in our business and operations have resulted in significant challenges, with negative effects on our results of operations, employee morale, relationships with business partners and customers, and increased unplanned employee turnover in areas of our business relating to legal and compliance and finance and accounting. If we are unable to effectively address these challenges, our business, results of operations and financial condition could be further negatively impacted. Similarly, to the extent that, in the future, we seek to grow various areas of our business, failure to manage future growth or declines in growth effectively could result in increased costs, materially and adversely affect our customers’ satisfaction with our product offerings and materially and adversely affect our business, financial condition, results of operations, and prospects. In addition, to the extent that we in the future engage in additional hiring, particularly if we do so at a rapid pace, our productivity and the quality of our products may be materially and adversely affected if we do not integrate and train our new team members quickly and effectively.
In December 2021, we began a series of workforce reductions in response to changing market conditions. The December 2021 workforce reduction resulted in significant negative media attention, made more severe by past negative commentary against certain members of our management, including Mr. Garg, the Better Founder and CEO. These events, as well as subsequent workforce reductions, have and could further adversely affect our reputation, relations with current and potential commercial partners and perception among consumers and current and potential team members, which could in turn materially and adversely affect our business, financial condition and results of operations.
We began a series of workforce reductions in December 2021 in response to changing market conditions. The December 2021 workforce reduction resulted in significant negative media coverage, including as a result of the manner in which the workforce reduction was communicated to the affected employees. The widely-publicized fallout included videos circulating of layoffs that were conducted over videoconference by Mr. Garg, the Better Founder and CEO, as well as reports of Mr. Garg insulting former employees on message board forums, including statements that a number of individuals terminated in connection with the workforce reduction were “stealing” from their colleagues and from Better’s customers. Such negative media coverage was exacerbated by the resurfacing of past reports on members of our senior management, including instances of prior litigation against Mr. Garg discussed elsewhere in this proxy statement/prospectus and an article focused on our former Chief Product Officer’s administrative leave following allegations of workplace grievances. Such circumstances and behavior, and negative press or similar negative media coverage, has negatively affected our reputation, relations with current and potential commercial partners, including with a commercial partner that terminated its relationship and decided not to proceed with a pilot program with Better as a result of negative publicity and reputational concerns, and has made it more difficult to attract and retain team members. In addition, Barclays, a financial counter-party that provided Better with a $500.0 million warehouse line, wound down that warehouse line. There continues to be significant negative publicity regarding Better and its relations with employees. In the future, these events could further adversely affect our reputation, relations with current and potential commercial partners and perception among consumers and current and potential team members, which could in turn materially and adversely affect our business, financial condition and results of operations.

The December 2021 workforce reduction and related events highlighted existing problems within the Company’s culture and led the Better board of directors to conclude that an independent cultural review of the Company was necessary. While we have implemented organizational changes as a result of this cultural review that are intended to improve our organizational culture going forward, there can be no assurance that these changes will be effective or that additional changes will not be needed.
Following the widely publicized fallout from the series of workforce reductions beginning in December 2021, the Better Founder and CEO stepped away from full-time engagement with Better for a period of time. During this period, management, at the direction of the Better board of directors (the “Better Board”), engaged an external law firm to assist the Better Board in performing an independent review of Better’s culture. In parallel, the Better Board carefully considered whether the Company’s senior leadership should remain in place, including whether it was in the Company’s best interest for Mr. Garg to remain the Company’s CEO. After these incidents, a number of senior employees also openly questioned Mr. Garg’s leadership and expressed their views that Mr. Garg should not return. Better believes that Mr. Garg, as the founder of the Company, has set the strategic vision for our business, which remains the Better Board’s primary target, and that the continuity of Mr. Garg’s vision, his experience from having founded Better, the key role Mr. Garg has served in growing Better as its Founder and CEO since its inception in 2015, along with his robust institutional knowledge, which is derived from such experience, are valuable assets that would be difficult to replace. These factors, together with Mr. Garg’s verbal commitment to improve the workplace culture and additional safeguards implemented by the Better Board, resulted in Mr. Garg’s retention and continued role as CEO. In late January 2022, Mr. Garg returned from having stepped away from full-time engagement with Better.
Based on the findings of the cultural review, the Better Board and management identified a number of areas of Better’s workplace culture and organizational structure that require improvement, many of which relate to actions taken by the Better Founder and CEO. Harit Talwar was elected to serve as Chairman of the Better Board and lead the Better Board’s oversight of Better’s strategy and culture. This is the first independent chair to lead the Better Board. In addition, Kevin Ryan, Better’s Chief Financial Officer, assumed the role of President to help oversee operations alongside Mr. Garg. In addition, Better has announced new senior leadership team members in commercial and accounting roles. We believe that these new positions will help develop our internal structure and maintain cultural integrity throughout Better. In addition, Paula Tuffin, our General Counsel and Chief Compliance Officer, has taken on enhanced responsibilities, including leading a new Ethics and Compliance Committee. The new committee is comprised of members of the senior leadership team and manages ethics and compliance issues at Better, reporting directly to the Better Board. We also have implemented a company-wide training program on ensuring a respectful workplace and have conducted multiple anonymous engagement surveys. As a follow-up to the cultural review, we recently conducted another independent review of our culture to monitor our progress and inform our strategy going forward. Notwithstanding these changes, there remains a risk that Mr. Garg will not be able to change and work to improve our culture, in which case, the Better Board would need to consider replacing Mr. Garg. Further, the decision to retain Mr. Garg was poorly received by some employees, a number of which have now left Better. Others who remain or remained for some period of time expressed displeasure, which has been damaging to morale. Accordingly, there is a risk that we are or will be unable to retain or recruit qualified employees, including senior employees. There can be no assurance that these changes will be effective or that additional changes will not be needed.
The effects of our series of workforce reductions and the associated cultural review, including the Better Board’s decision to retain Mr. Garg as Better’s CEO, has increased attrition among our team members and senior management. We have lost certain knowledge and capabilities as a result of the increased attrition that has necessitated additional hiring, notwithstanding our decreased headcount, and there can be no guarantee that we will be able to fill these roles with suitable candidates, or at all.
Our future success depends to a significant extent on the continued services of our senior management, including Vishal Garg, the Better Founder and CEO, and Kevin Ryan, our Chief Financial Officer and President, and our ability to maintain morale, minimize internal distraction, recruit and retain employees, management and directors and make changes to our organizational structure in response to the foregoing events. We believe Mr. Garg has been critical to our operations and key to setting our vision, strategic direction and execution priorities. The experience of our other senior management, including Mr. Ryan, is a valuable asset to us and would be difficult to replace, particularly as a result of recent negative media coverage, which has made it challenging to recruit new employees. Negative media coverage associated with our workforce reductions, the Better Founder and CEO and the associated changes to Better’s management, leadership and public perception have diverted and may in the future distract the attention of our senior management team and other team members, which could materially and adversely affect our business, financial condition and results of operations. These events and subsequent changes, including new members of management, have resulted in significant distraction and could result in additional departures of our management.
In addition, these events and the broader workforce reductions described above have resulted in increased attrition, particularly among our senior management team, that has resulted in the reduction of institutional knowledge as well as capabilities in certain key functions, including legal and compliance and finance and accounting. For instance, we identified a material weakness in internal control over financial reporting due to the limited number of accounting personnel and an additional material weakness in internal control over financial reporting due to insufficient experience and capacity to verify control activities with respect to the work of the valuation specialist, and will need to fill certain roles, such as Director of Internal Audit, in order to effectively function as a public company. Although searches are in process to fill these roles and others, there can be no assurance that we will be able to identify and hire suitable individuals for the roles that we seek to fill in connection with these changes, or that the steps we expect to take to improve our workplace culture and organization will have their desired result. Any failure to preserve our mission-based culture and improve our workplace culture and adapt to the challenges and requirements of becoming a public company could materially and adversely affect our future success, including our ability to attract and retain team members, encourage innovation and teamwork, and effectively focus on and pursue our mission and corporate objectives. In addition, any management or other changes that we implement as a result of our cultural review, or management departures that we have experienced and may continue to experience, could be disruptive to our business. For more information, see “Information About Better—Our Team Members and Human Capital Management” and “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Vishal Garg, the Better Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and our largest stockholder, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects.”
Increased negative media coverage surrounding Better, especially as a result of reductions in our workforce, has diminished our reputation and customer goodwill. We believe this diminished reputation and customer goodwill has affected, and will continue to affect, our business, including through customer conversion.
Our financial condition and results of operations, notwithstanding the tightening mortgage market, have, in part, been negatively impacted by media coverage centered on our series of workforce reductions and the conduct of the Better Founder and CEO. In addition to the impact of elevated interest rates on mortgage originations and the industry as a whole, we believe that we are currently less effective than others in our industry at capturing potential customers and converting them into customers with funded loans, potentially as a result of negative media coverage surrounding Better and the Better Founder and CEO. As we continue to build our business in a competitive industry, our ability to achieve and maintain profitability will, in part, depend on our ability to improve customer goodwill in order to improve customer conversion. Our failure to improve our customer goodwill and rate of conversion, may result in our inability to drive or manage the growth of our business and to forecast our revenue, expenses and earnings accurately or to prevent losses. Finally, negative media coverage or the perception of reputational risk, as described elsewhere in this proxy statement/prospectus, was a factor in one commercial partner’s decision to terminate an existing partnership and not to proceed with a pilot program and may negatively impact other current or potential relationships. If we are unable to effectively manage our strategic partner relationships, this could materially and adversely affect our business, financial condition, results of operations, and prospects. For more information, see “—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—Our business depends, in part, on the success of our strategic relationships to attract potential customers for and to deliver our products, and our ability to grow our business depends on our ability to continue these relationships.”

As we attempt to sustain our business in a declining mortgage market, we may face difficulties in managing our business, which are exacerbated by our diminished reputation, smaller workforce, declining revenues and Gain on Sale Margin, and more labor-intensive product mix.
Our efforts to sustain our business and expand our product offerings place a continuous and significant strain on our management, operational and financial resources. As we expand our product offerings, we have had and will continue to have to support more complex and diverse commercial relationships and regulatory regimes and confront novel challenges in establishing new business models. We must continue to improve and expand our information technology and financial infrastructure, security and compliance oversight, operating and administrative systems, our relationships with various partners and other third parties, and our ability to manage headcount and processes in an efficient manner to manage our growth effectively while continuing to prioritize the customer experience. Developing our business requires significant decisions by management regarding the pace and areas of our growth, including decisions concerning the size of our workforce, and the development or refinement of new and existing product offerings and compliance management functions. These decisions require significant subjective determinations, which can be, and have in the past been, particularly difficult for a company like ours that is seeking to transform an industry. There is no assurance that any of these decisions will be correct or achieve their desired effect, and may be particularly challenged by our diminished reputation, smaller workforce, declining revenues and Gain on Sale Margin and more labor-intensive product mix. We may not be able to maintain the pace of improvements or expansions to our product offerings successfully. In addition, these product developments require us to implement new or enhanced systems, processes and controls. Our failure to implement these systems, processes in controls in an effective manner that does not negatively impact the customer experience could materially and adversely affect our results of operations.
Our ability to again achieve growth and profitability depends, in part, on our ability to address, support and adapt to changes to Better’s product mix, including a decline in Refinance Loan Volume and a proportional increase in Purchase Loan Volume, which is more labor intensive than Refinance Loan Volume. If we are not able to appropriately respond to these changes, our business, financial condition, results of operations and prospects could be materially and adversely affected.
As Refinance Loan Volume declined in the second half of 2021 and through 2022 due to fluctuating and increasing interest rates, Better experienced a decline in Funded Loan Volume, particularly in Refinance Loan Volume, as well as a corresponding increase in the proportion of our Funded Loan Volume that is comprised of Purchase Loan Volume, which is more labor intensive than Refinance Loan Volume. As a result, Better has experienced and expects to continue to experience meaningfully higher labor costs required to convert leads into Purchase Loan Volume and more customer service required to support such purchase transactions, leading to higher labor costs per loan. While Purchase Loan Volume is more labor intensive than Refinance Loan Volume, our Funded Loan Volume has declined substantially, such that we believe our reduced headcount is sufficient to accommodate current and expected Purchase Loan Volume. However, there can be no assurance that the shift in product mix to more Purchase Loan Volume will continue, or that such shift will not place additional pressure on our reduced workforce, or that we will be able to identify and hire individuals for the roles that we seek to fill in connection with these and any future changes to Better’s product mix. If we are unable to effectively address, support and adapt to changes to Better’s product mix, including the increase in the proportion of our Funded Loan Volume that is comprised of Purchase Loan Volume, this could materially and adversely affect our business, financial condition, results of operations and prospects.
Vishal Garg, the Better Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and our largest stockholder, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
Vishal Garg, the Better Founder and CEO, maintains a position of significant influence over our governance and operations in his capacity as our CEO and our largest stockholder, as well as through various affiliates that provide services and technology to Better prior to the Business Combination, many of which will continue after the Business Combination.

Negative media coverage and dissatisfaction of certain management and team members of Better, including as a result of the handling of the workforce reductions, and Mr. Garg’s leadership style and continuing leadership at the company, has negatively affected Better’s management and leadership, has resulted in increased attrition among our remaining workforce and senior leadership, has detrimentally affected Better’s productivity and financial results and has disrupted certain third party relationships. In particular and as an example, negative media coverage and/or the perception of reputational risk of doing business with Better, as described elsewhere in this proxy statement/prospectus, was a contributing factor in one commercial partner’s decision to terminate an existing relationship and not to proceed with a pilot program and a decision by Barclays to wind down a $500.0 million warehouse line. This negative media coverage and/or the perception of reputational risk may have also made it and may in the future make it more difficult to enter into new arrangements with additional lenders or customers. In addition, since December 2021, a number of members of senior leadership have left Better, including our former Chief Technology Officer and our former Head of Sales and Operations. Following her departure from the company, Sarah Pierce, former Head of Sales and Operations, filed litigation alleging, among other things, retaliation, defamation and breach of fiduciary duty against Better, Mr. Garg and Nicholas Calamari, our Chief Administrative Officer and Senior Counsel, in the United States District Court for the Southern District of New York, on June 7, 2022. In addition, Ms. Pierce filed a notice of claim with the Occupational Safety and Health Administration (“OSHA”) against Better for retaliation in violation of the Sarbanes-Oxley Act (as amended by Dodd-Frank Wall Street Reform and Consumer Protection Act). OSHA dismissed Ms. Pierce’s claim for lack of jurisdiction on August 29, 2022. On December 8, 2022, Ms. Pierce amended her complaint. In addition to adding the OSHA-dismissed whistleblower claim to her case, Ms. Pierce also added a claim for retaliation under both New York Labor Law §740 and the Dodd-Frank Act, and defamation against Better, and a claim for breach of fiduciary duty to the Company against Mr. Garg and Mr. Calamari. Better intends to vigorously defend this action, but continued action in this case or other related cases may give rise to additional media coverage that negatively affects our business and reputation.
For more information, see “—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—The Better Founder and CEO is involved in litigation that could have a material adverse effect on our revenues, financial condition, cash flows and results of operations.”
In addition, Better relies and Better Home & Finance expects to continue to rely on certain affiliates of the Better Founder and CEO, including:
•TheNumber, LLC (“TheNumber”), which is controlled and partially owned by the Better Founder and CEO and was co-founded by the Better Founder and CEO along with Nicholas Calamari, our Chief Administrative Officer and Senior Counsel, amongst others, provides data inputs and analytics on which our platform relies. TheNumber also provides lead generation and risk analysis services. The services provided by TheNumber are not integral to Better’s technology platform and amounts incurred are not material to Better. Services rendered to Better by TheNumber were extended through 2022 and into 2023 in connection with entry into a development agreement for the further integration of its technology and services into our mortgage origination platform, which also clarified the scope of work between TheNumber and Better. The further integration of these services increases our dependency on TheNumber. If we are unable to negotiate future agreements with TheNumber on acceptable terms, then, although we believe we would be able to replace these services on acceptable terms using other providers, until such time as we were able to replace the services on acceptable terms, this could materially and adversely affect our business, financial condition, results of operations, and prospects. If the Better Founder and CEO caused TheNumber to cease providing services to us, then, until such time as we were able to replace the services on acceptable terms, our ability to operate Tinman and our mortgage lending software offering would be materially and adversely impaired, which would in turn materially and adversely affect our business, financial condition, results of operations, and prospects.
•Notable Finance, LLC (“Notable”), which is controlled by and partially owned by the Better Founder and CEO and other senior leadership of Better, including our Chief Administrative Officer and Senior Counsel Nicholas Calamari, administers the Better Home Improvement Line of Credit, a closed-end, unsecured line of credit issued on a debit card to be used for home-related spending. Given its technology and portfolio of consumer lending licenses, Better determined Notable was well positioned to administer this program, notwithstanding its affiliation with the Better Founder and CEO. The services provided by Notable are not integral to Better’s technology platform and amounts incurred are not material to Better. On October 15, 2021, Better entered into a private label consumer lending program agreement (the “2021 Notable Program Agreement”) with Notable in relation to the Better Home program, attached to the registration statement of which this proxy statement/prospectus forms a part. On January 14, 2022, Better Trust I, a subsidiary of Better, entered into a master loan purchase agreement (the “Notable MLPA”), side letter to the Notable MLPA, and servicing agreement with Notable in relation to the Better Home program, attached to the registration statement of which this proxy statement/prospectus forms a part, respectively. Under the terms of the Notable MLPA, Better purchases from Notable up to $20.0 million of unsecured home improvement loans underwritten and originated by Notable for Better’s customers. To date, $8.3 million principal amount of Home Improvement Line of Credit loans have been originated by Notable and purchased by Better since January 14, 2022. The purchase price includes the principal balance of such loans as well as interest and fees that have accrued on the respective loans that remain unpaid on the purchase date. On September 12, 2022, the 2021 Notable Program Agreement was amended and replaced (the “2022 Notable Program Agreement”) to provide for a structure in which Notable originates, funds, and services the loans and Better pays Notable for each Home Improvement Line of Credit loan funded. Under the 2022 Notable Program Agreement, Better also markets the Better Home Improvement Line of Credit to customers through special offers and rewards for customers. Under the terms of the 2022 Notable Program Agreement, Better pays Notable an administrative fee per each Home Improvement Line of Credit loan originated. The term of the 2022 Notable Program Agreement is one year subject to an auto-renewal for a second year if not terminated within 90 days prior to its renewal. If we are unable to negotiate subsequent agreements with Notable to provide continuing support for this program on acceptable terms, then, until such time as we were able to replace the services on acceptable terms, it could negatively impact our growth prospects and profitability and may interrupt our ability to offer this product.
•Various members of our management team and legal department previously had, presently have, and may in the future have additional, ownership interests in, employment by and contractual obligations to other entities affiliated with 1/0 Capital, the Better Founder and CEO’s investment management firm, and the Better Founder and CEO. For example, Nicholas Calamari, our Chief Administrative Officer and Senior Counsel, maintains an ownership stake in 1/0 Capital, as a well as a direct ownership interest in Notable and TheNumber, and until 2022 was employed by 1/0 Capital. Such interests could divert the attention of our management from our business or create conflicts of interests, including litigation or investigations that could materially and adversely affect the reputation and perception among our consumers or potential team members of the Better Founder and CEO or our management team, which could in turn materially and adversely affect our business, financial condition and results of operations.
The Better Founder and CEO’s continued leadership of Better and Better Home & Finance is integral to maintaining and expanding these relationships with his affiliated entities and maintaining services that are important to our operations which we expect to utilize after the Business Combination is completed.
Finally, following completion of the Business Combination, it is anticipated that the Better Founder and CEO will initially control Better Home & Finance common stock that entitles him to approximately 18.2% of the voting power of our outstanding common stock assuming maximum redemptions, and he will be our largest stockholder. This significant minority interest in Better Home & Finance common stock will increase over time if other Better stockholders that receive shares of Better Home & Finance Class B common stock, which carries three votes per share, sell shares into the market as Better Home & Finance Class A common stock, which carries only one vote per share. Assuming that all Better Stockholders, other than the Better Founder and CEO, convert their shares of Better Home & Finance Class B common stock into Better Home & Finance Class A common stock, we expect that the Better Founder and CEO will have approximately 37.5% of the voting power of Better Home & Finance common stock assuming maximum redemptions. Given our anticipated corporate governance structure after the Business Combination, the Better Founder and CEO will have significant influence over our directors and leadership on an ongoing basis, notwithstanding unfavorable media coverage, challenging business conditions, potential conflicts with other affiliated entities, distraction from other pursuits and personal litigation described above and elsewhere in this proxy statement/prospectus. This continued relationship exposes us to particular risks and uncertainties regarding the Better Founder and CEO’s control over our operations, both directly, as a stockholder and through various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
Risks Related to Our Operating History, Business Model, Growth and Financial Condition
We may not be able to maintain or further develop our loan production business, which could materially and adversely affect our business, financial condition, results of operations and prospects.
Our loan production business primarily consists of providing loans to home buyers and refinancing existing loans. Loan production for home buyers is greatly influenced by traditional participants in the home buying process such as real estate agents and home builders. As a result, our ability to secure relationships with these traditional participants will influence our ability to maintain or further develop our loan production business. Loan production for refinancing customers’ existing loans is almost entirely driven by interest rates and our ability to maintain or further develop that portion of our business is heavily dependent on the attractive interest rates we offer relative to market interest rates and customers’ current interest rates, as well as our ability to provide a favorable customer experience through all such interest rate cycles.
Before 2022, our loan production was comprised more heavily of refinancing loans (approximately 45% of Funded Loan Volume in the year ended December 31, 2022 compared to 80% of Funded Loan Volume in the year ended December 31, 2021 and 85% of Funded Loan Volume in the year ended December 31, 2020). As rising interest rates have reduced the propensity of customers to refinance existing loans, purchase loan production comprises more of the market and a majority of our Funded Loan Volume in 2022. Unless we are able to increase our share of loan production for new home purchases, which are less susceptible to higher interest rates, our market share, Funded Loan Volume and revenues will be materially and adversely affected. While some areas of our business are relatively less rate-sensitive than refinance loans, including purchase loans and Better Plus businesses, demand for these products remains highly sensitive to interest rates (particularly significantly elevated interest rates), as purchase loans and other aspects of home services markets relating to home purchases are affected by changes in interest rates. Accordingly, demand for the significant majority of our products and services remains tied to interest rates, notwithstanding our goals to decrease reliance on the most interest rate sensitive products and services.
In addition to interest rates, our business operations are also subject to other factors that can impact our ability to maintain or further develop our loan production business. For example, increased competition from new and existing market participants, reduction in the overall level of refinancing activity, or slower growth in the level of new home purchase activity, including as a result of constrained supply, have impacted and will continue to impact our ability to maintain and or further develop our loan production volumes, and we may be forced to produce loans with lower expected Gain on Sale Margins (resulting in lower net revenue) and increase our sales and marketing and advertising spend (leading to higher customer acquisition cost) in order to maintain our volume of activity consistent with past or projected levels.
If we are unable to continue to maintain or further develop our loan production business, this could materially and adversely affect our business, financial condition, results of operations, and prospects. For more information, see “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Since the second quarter of 2021, increased interest rates have negatively impacted our Funded Loan Volume and Gain on Sale Margin, which has reduced our revenues and caused us to incur significant losses” and “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Our business and operations experienced rapid growth until mid-2021, after which we have experienced a significant decline in Funded Loan Volume. The sudden and dramatic change from a rapid growth environment and related hiring decisions made in such an environment to a higher interest environment with significant declines in loan production volume, and related workforce reductions, have put significant strain on our business and if we are unable to manage these changes, our business, financial condition, results of operations, could be materially and adversely affected.”

We have a history of operating losses, have not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.
We were formed in 2014, commenced operation in April 2015, and have experienced net losses and negative cash flows from operations for the majority of our operating history. The year ended December 31, 2020 was the first and only year that we have achieved an annual operating profit, but that year was followed with a net loss of $301.1 million for the year ended December 31, 2021 and a net loss of $888.8 million for the year ended December 31, 2022, as well as a net loss of $89.9 million for the three months ended March 31, 2023. While our goal remains to pursue profitable growth over the long-term, we have not maintained and may not maintain profitability over any sustained period of time. Our financial performance has in recent periods deteriorated as a result of numerous factors, including:
•persistent elevated interest rates, which have the effect of reducing industry mortgage origination volume, increasing competition for customers and reducing revenue,
•decreased productivity resulting from the reorganization of our sales and operations teams in the third quarter of 2021 and subsequent reversion in 2022 to accommodate our reduced workforce and reduced demand for home loans in an elevated interest rate environment,
•continued investments in our business (including investments to expand our product offerings),
•reputational damage associated with negative media coverage following a series of workforce reductions that began in December 2021 and litigation, including the SEC investigation and litigation with a former employee described elsewhere in this proxy statement/prospectus (which we believe contributed to lower interest rate lock volume and lower Funded Loan Volume through the first quarter of 2023 and has continued to do so), and
•outsized costs relative to our Funded Loan Volume and revenue resulting from changes in the macroeconomic environment and our business, including sales and operations compensation expense to support higher Purchase Loan Volumes, severance costs associated with the workforce reductions described above, expenses associated with non-mortgage business lines including Better Real Estate, legal and professional service expenses associated with our litigation and technology and product development expenses resulting from continued investment in our platform.
In addition, we are party to a number of contracts with vendors or service providers that we entered into when we had many more employees, and which now are either too large and expensive for the business as it exists now, or have proven to be significantly less valuable than anticipated. We have had limited success with right-sizing these contracts, and there is no assurance that we will not be obligated to pay the full amounts due, and/or that the disputes will not end in litigation, either of which could have a material and adverse effect on our financial condition and results of operations.
For more information, see “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance—Operational Reorganization and Response to Market Environment.”
Although our current business focus is on restoring profitable operations, certain of our costs and expenses may continue to remain elevated in future periods, which could materially and adversely affect our future operating results if our revenue does not increase. In particular, we may expend significant funds to further develop our product offerings, including introducing new product offerings and expanding our existing product offerings across geographies, and to expand our engineering team as well as our marketing and advertising programs and sales teams to drive new customer adoption, and expand strategic partner integrations, all of which are subject to our focus on managing our cost structure. Furthermore, as higher interest rates reduce mortgage loan refinancing volume and constrained home supply reduces the level of home purchases, we have and would incur higher marketing and advertising expenses payable to digital lead aggregators in order for us to maintain Funded Loan Volume or we may need to offer even more competitive interest rates, either of which would materially and adversely impact our operating income. We expect that these trends will lead to higher customer acquisition costs going forward.

We may also face increased regulatory compliance costs associated with growth, the expansion of our customer base, and being a public company. Our efforts to grow our business and offer new products have been and may continue to be more costly than we expect, we may not be able to increase our revenue enough to offset our increased operating expenses and the investments we need to make in our business, and new products may not succeed. We may continue to incur significant losses in the future for several reasons, including as a result of the other risks described herein, and unforeseen expenses, difficulties, complications, delays and other presently unknown events or risks. If we continue to be unable to achieve and maintain consistent profitability, this would materially and adversely affect the value of our business and common stock.
Our management and our independent registered public accounting firm has expressed doubts about our ability to continue as a going concern.
As a result of our financial condition, we have received a report from our independent registered public accounting firm for the financial statements for the year ended December 31, 2022, that includes an explanatory paragraph describing management’s uncertainty as to our ability to continue as a going concern. Management believes this uncertainty remains as of March 31, 2023. Over the course of the year ended December 31, 2022, we incurred a net loss of $888.8 million and used $632.8 million in cash, leaving us with $318.0 million cash and cash equivalents as of December 31, 2022. Over the course of the three months ended March 31, 2023, we incurred a net loss of $89.9 million and used $95.4 million in cash, leaving us with $250.7 million of cash, cash equivalents, and restricted cash as of March 31, 2023. We expect losses and negative cash flows to continue in the near term, primarily due to an elevated interest rate environment that has had a significant impact on our loan production business, which is dependent on mortgage applications for new home purchases and applications to refinance existing mortgage loans. In response to these conditions, we have commenced cost reduction initiatives described elsewhere in this proxy statement/prospectus, including the series of workforce reductions beginning in December 2021, reassessments of vendor relationships, and reductions in our real estate footprint, but there can be no assurance that these reductions will offset the reduction in revenues arising from the current market environment. In order for us to continue as a going concern, we must obtain additional sources of funding and increase our revenues while decreasing expenses to a point where we can better fund our operations. Upon consummation of the Business Combination, we will become a publicly listed company, which will give us the ability to draw on additional funding, including the Post-Closing Convertible Notes. If we are not able to consummate the Business Combination or a transaction that provides alternative sources of funding, we may not be able to continue as an operating company.
If we cannot maintain and improve our corporate culture, we could lose the innovation, collaboration and focus on the mission that contribute to our business, and our ability to attract and retain team members could be diminished, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
We believe that a critical component of our success is our corporate culture and our deep commitment to our mission that seeks to become a one-stop shop for our customers’ homes by delivering a comprehensive selection of home-related products and services better, faster and cheaper. We believe this mission-based culture fosters innovation, encourages teamwork and cultivates creativity. Our mission defines our business philosophy as well as the emphasis that we place on our customers, our people and our culture and is consistently reinforced to and by our team members.
As we develop our business and operate as a public company, we may find it difficult to maintain our mission-based culture while also maintaining and improving our workplace culture and organizational structure. Any failure to effectively manage our culture, workforce and related organizational changes could potentially have longer term impacts on our reputation among our current and potential team members, customers, commercial partners, lenders and investors, which could materially and adversely impact our internal controls, future growth and achievement of our business objectives.
There can be no assurance that the steps we expect to take to improve our workplace culture and organization will have their desired result. Any failure to preserve our mission-based culture and improve our workplace culture and adapt to the challenges and requirements of becoming a public company, could materially and adversely affect our future success, including our ability to attract and retain team members, encourage innovation and teamwork, and effectively focus on and pursue our mission and corporate objectives. For more information, see “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—The December 2021 workforce reduction and related events highlighted existing problems within the Company’s culture and led the Better board of directors to conclude that an independent cultural review of the Company was necessary. While we have implemented organizational changes as a result of this cultural review that are intended to improve our organizational culture going forward, there can be no assurance that these changes will be effective or that additional changes will not be needed.”
Our prior growth has slowed significantly and we have incurred significant declines in revenue and incurred significant net losses. We may not be able to grow our revenues or regain profitability in the future.
We believe our prior growth rates were partially driven by interest rates being at historic lows and the increased use of online services, both as a result of the COVID-19 pandemic. Although our goal remains to pursue profitable growth over the long-term, we do not believe that the revenue growth rate and profitability we experienced in 2020 and the first half of 2021 are representative of expected future growth rates and profitability. While our total revenue for the year ended December 31, 2021 was $1.2 billion representing year-over-year growth of 42% compared to the year ended December 31, 2020, we incurred a net loss of $301.1 million for the year ended December 31, 2021. For the year ended December 31, 2022, we incurred a net loss of $888.8 million with revenue of $383.0 million (including Better Cash Offer revenue of $228.7 million, which was exceeded by the corresponding expenses), a year-over-year decrease of 69%. For the three months ended March 31, 2023 and March 31, 2022, we incurred a net loss of $89.9 million and $329.0 million, respectively, with revenue of $21.0 million and $205.0 million, respectively (including Better Cash Offer revenue of $3.0 thousand and $107.2 million, respectively), a period-over-period revenue decrease of 90%. Our financial performance deteriorated as a result of numerous factors, including:
•persistent elevated interest rates, which have the effect of reducing industry mortgage origination volume, increasing competition for customers and reducing revenue,
•decreased productivity resulting from the reorganization of our sales and operations teams in the third quarter of 2021 and subsequent reversion in 2022 to accommodate our reduced workforce and reduced demand for home loans in an elevated interest rate environment,
•continued investments in our business (including investments to expand our product offerings),
•reputational damage associated with negative media coverage following a series of workforce reductions that began in December 2021 and litigation, including the SEC investigation and litigation with a former employee described elsewhere in this proxy statement/prospectus (which we believe contributed to lower interest rate lock volume and lower Funded Loan Volume through the first quarter of 2023 and has continued to do so), and
•outsized costs relative to our Funded Loan Volume and revenue resulting from changes in the macroeconomic environment and our business, including sales and operations compensation expense to support higher Purchase Loan Volumes, severance costs associated with the workforce reductions described above, expenses associated with non-mortgage business lines including Better Real Estate, legal and professional service expenses associated with our litigation, technology and product development expenses resulting from continued investment in our platform and outsized contracts with vendors or service providers that are no longer suited to Better’s size or needs.
For more information, see “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance” and “—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have a history of operating losses, have not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.” You should not rely on the revenue growth of prior periods as an indication of our future performance.

Our period of rapid growth and subsequent losses makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
Our period of rapid growth through the first half of 2021, followed by a significant decline in Funded Loan Volume, Gain on Sale Margin, revenue and a significant net loss, makes it difficult to evaluate our future prospects. Our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future financial performance. Furthermore, we have a limited operating history at our current scale, and we have encountered and will continue to encounter risks, uncertainties, expenses and difficulties, including navigating the complex and evolving regulatory and competitive environments, increasing our number of customers and increasing our volume of loan origination. We have encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by companies in rapidly changing industries. If we fail to achieve the necessary level of efficiency in our organization as it evolves, or if we are not able to accurately forecast future financial performance, our business will be harmed. Moreover, if the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or we are unable to maintain consistent revenue or revenue growth, it may be difficult to achieve or maintain profitability and the market price of our common stock may be volatile and materially and adversely affected.
Our business depends, in part, on the success of our relationships with third-party vendors, and our ability to grow our business depends on our ability to continue these relationships.
We are dependent upon certain third-party software platforms, including to close loans and for capital markets analytics. Failure of these or any other technology providers to maintain, support or secure their technology platforms in general, and our integrations in particular, or errors or defects in their technology, could materially and adversely impact our relationship with our customers, damage our reputation and brand, and harm our business and operating results. Any loss of the right to use any of this software could result in material and adverse delays or difficulties in our ability to provide our services until equivalent technology is either developed by us or, if available from alternative providers, identified, obtained and integrated.
We also have significant vendors and commercial partners that, among other things, provide us with financial, technology, insurance and other services to support our business. If our current vendors were to stop providing services to us on acceptable terms or at all, and if our commercial partners were to terminate their relationships with us, including as a result of negative publicity arising from actions of the Better Founder and CEO in connection with our series of workforce reductions, non-payment of bills, one or more vendor bankruptcies due to poor economic conditions, or other events, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all. We may incur significant costs to resolve any such disruptions in service or the loss of commercial partnerships and this could materially and adversely affect our business, financial condition and results of operations. For more information, see “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Vishal Garg, the Better Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and our largest stockholder, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects.”
A substantial proportion of our contracts with third-party vendors were entered into as we grew our business in 2020 and the first half of 2021. As we have adjusted the size of our workforce in response to the current market environment, an increasing proportion of these contracts are no longer suitable for the current size of our workforce and structure of our business. Although we are attempting to renegotiate these contracts to provide for more appropriate terms, there can be no certainty that we will be able to do so, which may strain relationships with third-party vendors, result in increased administrative costs or lead to increased non-payment of bills, any of which could result in significant costs and disruptions to our business that could materially and adversely affect our financial condition and results of operations.
We are also subject to regulatory risk associated with our vendors if they fail to comply with applicable law in performing services for us. For example, in April 2012, the Consumer Financial Protection Bureau, or CFPB, issued Compliance Bulletin and Policy Guidance 2012-03, as amended in 2016 by Compliance Bulletin and Policy Guidance 2016-02, which states that supervised banks and non-banks could be held liable for actions of their service providers. As a result, we could be exposed to liability, enforcement actions or other administrative actions and/or penalties if the vendors with whom we do business violate consumer protection laws and/or if our controls over their regulatory compliance are deemed insufficient.
Our business depends, in part, on the success of our strategic relationships to attract potential customers for and to deliver our products, and our ability to grow our business depends on our ability to continue these relationships.
We depend on a number of strategic relationships to attract additional customers to our products. For example, through a number of strategic relationships, we purchase leads or otherwise advertise (e.g., on the provider’s website and/or via e-mail), on a non-exclusive basis, to consumers who may view the content and/or be customers of the lead or advertising platform providers. In addition, Better relies on third-party sources and sub-servicing arrangements, including credit bureaus, for credit, identification, employment and other relevant information in order to review borrowers. If this information becomes unavailable, becomes more expensive to access or is incorrect, Better may be unable to perform its services or our business may be materially and adversely affected. Also, in some cases, we may offer consumers incentives to obtain their mortgage loans from us—such as closing cost discounts, rewards points, or credit card statement credits—based on the consumers’ status as an enrollee or customer of a particular advertising platform. We also may offer consumer incentives to use certain of our other services, including through incentive payments when consumers use our real estate brokerage services, regardless of whether they also obtain their mortgage loan from us. We also may offer specialized mortgage products (e.g., bridge loans) designed to meet the needs of consumers likely to view our advertising through a particular advertising platform.
Furthermore, Better maintains an integrated relationship with Ally Bank, a Utah state-chartered bank (“Ally”), in which Better Mortgage Corporation powers the end-to-end home finance experience through a co-branded customer experience for loans that close in Ally’s name and are funded by Ally. Better also separately purchases certain of the loans originated through the Ally relationship prior to selling them in the secondary market. Through this relationship, Better generates a fixed fee per loan for its production services, purchases certain loans after they are originated, and generates additional revenue by selling such loans to our loan purchaser network. When the loans are sold to Better’s loan purchaser network, Ally receives a portion of the execution proceeds. Better’s agreements with Ally are non-exclusive and do not prohibit Ally from working with our competitors or from offering competing services. Better could in the future have disagreements or disputes with Ally, which could negatively impact or threaten our relationship and that, in turn, would materially and adversely affect our business, financial condition, results of operations, and prospects. This arrangement with Ally Bank accounted for less than 10% of our revenue for the years ended December 31, 2022 and 2021.
In addition, identifying strategic partners, and negotiating and documenting relationships with them, requires significant time and resources. There is significant competition to develop relationships with these strategic partners, especially given reduced demand for mortgage partners in the current macroeconomic environment, and our competitors may be effective in providing incentives, such as consumer-direct discounts, to favor their products or platforms or to prevent or reduce our ability to advertise our offerings and our platform to consumers. Further, our competitors may be able to highlight the significant negative press about Better in competing with us for strategic partners. If we are unsuccessful in establishing or maintaining our relationships with strategic partners and affiliates and identifying new strategic partners and establishing relationships with them in a timely manner, our ability to compete in the marketplace or to grow our revenue could be impaired and our results of operations may be materially and adversely affected. Additionally, certain of our relationships require extensive time and resources to implement and, once implemented, would require time and resources to terminate and unwind. To minimize any disruption associated with such a termination, certain of our relationships include transition service and wind-down periods. There can be no assurance that we will be successful in the implementation of these relationships or, if necessary, terminating and unwinding these relationships and implementation or termination could require substantial time and attention from our management team. Additionally, we cannot assure you that we will be able to successfully replace a terminated relationship with a new partner. In addition, in some cases, our strategic partners may compete with certain parts or all of our business. Negative publicity about Better, such as the negative media coverage surrounding our workforce reductions, could cause our current commercial partners (such as Ally) or potential commercial partners to reassess their relationship with Better and determine to not renew their arrangements with us or to not pursue new relationships with us. In particular, such negative publicity and reputational concerns led an existing commercial partner to terminate its relationship and not to proceed with a pilot program and Barclays to wind down its warehouse line. For more information, see “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO.” If we are unable to effectively manage our strategic partner relationships, this could materially and adversely affect our business, financial condition, results of operations, and prospects.
We are also subject to regulatory risk associated with these relationships, including changes in law or interpretations of law that could result in increased scrutiny of these relationships, require restructuring of these relationships, and/or diminish the value of these relationships. For a discussion of regulatory risks associated with partner and affiliate relationships, see “—Risks Related to Better’s Business—Risks Related to Our Regulatory Environment—Federal and state laws regulate our strategic relationships with third parties and affiliates; a determination that we have failed to comply with such laws could require restructuring of the relationships, result in financial liabilities and exposure to regulatory enforcement and litigation risk, and/or diminish the value of these relationships.”
Operating and developing our business is very likely to require additional capital, and if capital is not available to us, our business, financial condition, results of operations, and prospects, may be materially and adversely affected.
Operating and developing our business is expected to require further investments in our technology and operations. We incurred significant losses in 2021 and 2022.We expect to continue to generate losses and, if that is the case, we will likely need to seek additional sources of liquidity to fund our operations. In particular, we expect to borrow up to $550.0 million through the issuance of the Post-Closing Convertible Notes substantially concurrently with the closing of the Business Combination, as reflected in the unaudited pro forma financial statements included elsewhere in this proxy statement/prospectus. The deadline for the Business Combination has been extended from March 8, 2023 to September 30, 2023. In the future, we will likely aim to rely on funds raised through equity or debt financing, and those funds may prove to be unavailable, may only be available on terms that are not acceptable to us or may result in significant dilution to you or higher levels of leverage, any of which could adversely affect our business, results of operations and financial condition. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition, results of operations, and prospects, could be materially and adversely affected. In addition, our reliance on warehouse lines of credit for purposes of funding loans contains certain risks. For a description of risks related to our reliance on warehouse lines of credit, see “—Risks Related to Better’s Business—Risks Related to Our Warehouse Lines of Credit—Our business relies on our warehouse lines to fund loans and otherwise operate our business. If one or more of such facilities is terminated or otherwise becomes unavailable for us to use, we may be unable to find replacement financing at commercially favorable terms, or at all, which could have a material adverse effect on our business.”
We depend on our ability to sell loans and MSRs in the secondary market to a limited number of loan purchasers and to the GSEs and other secondary market participants for each relevant product. If our ability to sell loans and MSRs is impaired, our ability to produce loans and related MSRs would be materially and adversely affected.
Our business depends on our ability to sell our loan production. The gain recognized from sales of our loan production in the secondary market represents the bulk of our revenues and net earnings. Our ability to sell and the prices we receive for our loans vary from time to time and may be materially adversely affected by several factors, including, without limitation: (i) an increase in the number of similar loans available for sale; (ii) conditions in the loan securitization market or in the secondary market for loans in general or for our loans in particular, which could make our loans less desirable to potential purchasers; (iii) defaults under loans in general; (iv) loan-level pricing adjustments imposed by Fannie Mae and Freddie Mac, including adjustments for the purchase of loans in forbearance or refinancing loans; (v) the types and volume of loans being originated or sold by us; (vi) the level and volatility of interest rates; and (vii) unease in the banking industry caused by, among other things, recent bank failures. An inability to sell or a decrease in the prices paid to us upon sale of our loans and MSRs would be detrimental to our business, as we are dependent on the cash generated from such sales to fund our future loan production and repay borrowings under our warehouse lines of credit. If we lack liquidity to continue to fund future loans, our revenues on new loan productions would be materially and adversely affected, which in turn would materially and adversely affect our potential to again achieve profitability. The severity of the impact would be most significant to the extent we were unable to sell conforming home loans and MSRs to the GSEs.
The vast majority of the loans we produce are sold servicing released (with associated MSRs). During periods of market dislocation, we may choose to retain MSRs and enter into sub-servicing arrangements with third parties to perform the servicing on our behalf. The value of our MSRs is based on numerous factors including: (i) the present value of estimated future net servicing cash flows; (ii) prepayment speeds; (iii) delinquency rates; and (iv) interest rates. The models we use to value our MSRs for sale or otherwise are complex and use asset-specific collateral data to estimate prepayment rates, future servicing costs and other factors and market inputs for interest and discount rates. The value we attribute to our MSRs is highly dependent on our models and therefore the assumptions incorporated into our models, and we cannot provide any assurance as to the accuracy of our models and their ability to predict the value of our MSRs on sale or other realization.
Substantially all of our loan production and related MSRs are sold to a limited number of purchasers in the secondary market, principally the GSEs. During the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021, GSEs accounted for 82%, 71% and 69% of total loans sold, respectively. The remainder of our loan production and MSRs is generally sold to a limited number of private purchasers. We must meet the GSEs’ and private purchasers’ financial eligibility requirements to remain a seller in good standing. On March 12, 2023 Fannie Mae notified us that we had failed to meet their financial requirements due to our decline in profitability and material decline in net worth. The material decline in net worth and decline in profitability permit Fannie Mae to declare a breach of our contract with them. The Company, following certain forbearance agreements from Fannie Mae regarding additional financial requirements, remains in compliance with these requirements as of the date hereof. Fannie Mae and other regulators and GSEs are not required to grant any such forbearance, amendment, extension or waiver and may determine not to do so. If we were to fail to meet such requirements, the performance of our loans and MSRs were to materially vary from industry averages in a negative way, or we lose one or more of our purchasers, our ability to sell our loans and MSRs in the secondary market may be impaired, which would materially and adversely affect our results. For further discussion, see “—Risks Related to Better’s Business—Risks Related to Our Market, Industry, and General Economic Conditions—Our business is highly dependent on Fannie Mae and Freddie Mac and certain other U.S. government agencies, and any changes in these entities or their current roles could have a material adverse effect on our business.”
There may be delays in our ability to sell future loans and MSRs that we produce, or there may be a market shift that causes purchasers of our non-GSE loans to reduce their demand for such products. These market shifts can be caused by factors outside of our control: for example, the market shift in response to the COVID-19 pandemic that reduced loan purchaser appetite for non-GSE loans. To the extent similar market shifts occur in the future, we could be required to reduce our loan production volume. Delays in the sale of loans and MSRs also increase our exposure to market risks, which could materially and adversely affect our potential to again achieve profitability on sales of loans and MSRs. Any such delays or failure to sell loans and MSRs could materially and adversely affect our business.
We have been and may in the future be required to repurchase or substitute loans or MSRs that we have sold or indemnify purchasers of our loans or MSRs if we breach representations and warranties.
When we sell a mortgage loan or an MSR to a purchaser, we make certain representations and warranties. If a mortgage loan or MSR does not comply with the representations and warranties, we could be required to repurchase the loan or MSR, and/or indemnify secondary market purchasers for losses. If this occurs, we may have to bear any associated losses directly. While our contracts vary, they generally contain provisions that require us to indemnify these parties, or repurchase these mortgage loans, if:
•our representations and warranties concerning mortgage loan quality and mortgage loan characteristics are inaccurate or are otherwise breached and not remedied within any applicable cure period (usually 90 days or less) after we receive notice of the breach;

•we fail to secure adequate mortgage insurance within a certain period after closing of the applicable mortgage loan;
•a mortgage insurance provider denies coverage;
•the borrower defaults on the loan payments within a contractually defined period (early payment default);
•the borrower prepays the mortgage loan within a contractually defined period (early payoff); or
•the mortgage loan fails to comply with applicable underwriting or regulatory requirements, including those of investors or insurers, or at the federal, state, or local government level.
During times of market disruption or changes in interest rates, our counterparties that purchase mortgage loans may be particularly aware of the conditions under which mortgage loan originators or sellers must indemnify them against losses related to purchased mortgage loans, or repurchase those mortgage loans. This may lead them to seek to enforce such rights, including requiring us to repurchase such loans.
Repurchased loans, which are typically in arrears or default, generally can only be resold at a steep discount to their repurchase price and the amount of the unpaid balance, if at all. Before 2020, our loan repurchase reserve was not material, but as we experienced substantial growth in Funded Loan Volume and revenues starting in 2020, we maintained a more substantial loan repurchase reserve that remains in place today. The loan repurchase reserve represents our estimate of the total losses expected to occur and, while we consider such reserve to be adequate, we cannot assure you that it will be sufficient to meet repurchase obligations in the future.
If we are required to repurchase loans or indemnify our loan purchasers, we may not be able to recover amounts from third parties from whom we could seek indemnification due to financial difficulties or otherwise. As a result, we are exposed to counterparty risk in the event of non-performance by our borrowers or other counterparties to our various contracts, including, without limitation, as a result of the rejection of an agreement or transaction in bankruptcy proceedings, which could result in substantial losses for which we may not have insurance coverage.
We rely on our own models and market information to manage risk and to make business decisions. Our business could be materially and adversely affected if those models fail to produce reliable and/or valid results or such market information is out of date or unreliable.
We make significant use of business and financial models that we have developed in connection with our proprietary technology to measure and monitor our risk exposures, evaluate risk profiles associated with loans, and to manage our business. For example, we use models to measure and monitor our exposures to interest rate, credit and other market risks and to forecast credit losses. The information provided by these models is used in making business decisions relating to strategies, initiatives, transactions, pricing and products. Models are inherently imperfect predictors of actual results because they are based on historical data available to us and our assumptions about certain factors such as future mortgage loan demand, interest rates, default rates, severity rates of realized losses, home price trends and other factors that may overstate or understate future actual results. Our models could produce unreliable results for a number of reasons, including the limitations of historical data to predict results due to unprecedented events or circumstances, such as the COVID-19 pandemic, invalid or incorrect assumptions underlying the models or the associated data, the need for manual adjustments in response to rapid changes in economic conditions, incorrect coding of the models, incorrect data being used by the models or inappropriate application of a model to products or events outside of the model’s intended use. In particular, models are less dependable when the actual economic, social or political environment is different than the historical experience, and the models we utilize may fail to accurately assess the impact of, or predict outcomes related to changed circumstances. Additionally, as our business scales and we collect and analyze new customer profile data, there may be a lag between such data and the impact to our models, which could provide unreliable results.
We also depend upon our models in producing and selling our loan production and in connection with our hedging program. If our loan production does not meet loan purchasers’ standards, we would be required to repurchase loans or indemnify our loan purchasers and we may not be able to recover such amounts from third parties. For more information, see “—Risks Related to Better’s Business—Risks Related to Our Operating History,

Business Model, Growth and Financial Condition—We have been and may in the future be required to repurchase or substitute loans or MSRs that we have sold or indemnify purchasers of our loans or MSRs if we breach representations and warranties.”
Changes in the housing, credit and capital markets have required frequent adjustments to our models and the application of greater management judgment in the interpretation and adjustment of the results produced by our models. This application of greater management judgment reflects the need to consider updated information while continuing to maintain systematized and controlled processes for model updates, including development, testing, independent validation and implementation. As a result of the time and resources, including technical and staffing resources, that are required to perform these processes effectively, it may not be possible to replace existing models quickly enough to ensure that they will always properly account for the impacts of recent information and actions. If we are unable to continue to update and iterate on our internal models, our business, financial condition, results of operations, and prospects, could be materially and adversely affected.
We drive traffic to our website through advertising on financial services websites, search engines, social media platforms and other online sources, and if we fail to appear prominently in the search results or fail to drive traffic through other forms of marketing, our traffic would decline and we may have to spend more to drive traffic and improve our search results, any of which could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our success depends on our ability to attract potential consumers to our website and convert them into customers in a cost-effective manner. We depend, in large part, on performance marketing leads (e.g., pay-per-click) that we purchase from financial services websites as well as search engine results, social media platforms and other online sources for traffic to our website. In particular, we have historically focused our sales and marketing and advertising spend on purchasing leads from lead aggregators on financial services websites. We also have relationships where we advertise our products and services to consumers in our partners’ networks, generally offering incentives or discounts to such consumers. We expect to continue to devote significant resources to acquire customers, including advertising to our partners’ significant consumer networks, and offering discounts and incentives to consumers. To the extent that our traditional approach to customer acquisitions is not successful in achieving the levels of transaction volume that we seek, including in particular in an environment of rising interest rates or constrained housing capacity, we may be required to devote additional financial resources and personnel to our sales and marketing and advertising efforts and to increase discounts to consumers, which would increase the cost base for our services.
We face several challenges to our ability to maintain and increase the number of visitors directed to our website. Our competitors may increase their online marketing efforts and outbid us for placement on various financial services lead aggregator websites or for search terms on various search engines, resulting in their websites receiving a higher search result page ranking than ours. Additionally, internet search engines could revise their methodologies in a way that would adversely affect the prominence of our search results rankings. If internet search engines modify their search algorithms in ways that are detrimental to us, if financial services sites increase their prices or refuse to include our product offerings in their product-offering comparison tools, or if our competitors’ marketing or promotional efforts are more successful than ours, overall growth in our customer base could slow or our customer base could decline. In addition, although we have expanded our direct-to-consumer, or D2C, acquisition channels, including direct mail and identification of applicants from real estate agents, there can be no assurance that these efforts will succeed. Also, there can be no assurance that any increased marketing and advertising spend allocated to either of our customer acquisition channels in order to maintain and increase the number of visitors directed to our website will be effective. Any reduction in the number of visitors directed to our platform through internet search engines, financial services sites, social networking sites or any new strategies we employ could materially and adversely affect our business, financial condition, results of operations, and prospects.
Regulatory changes may also require search engines, social media platforms and other online sources to adjust their outreach techniques and algorithms, which may negatively impact the effectiveness of these platforms. For instance, on March 28, 2019, the U.S. Department of Housing and Urban Development, or HUD, announced charges of discrimination against Facebook, Inc., or Facebook, indicating that HUD had reasonable cause to believe that Facebook engaged in discriminatory housing practices in connection with the manner in which it distributed advertisements to users. Such actions could reduce the effectiveness of marketing strategies reliant on these tools and platforms. Additionally, in the event the Consumer Financial Protection Bureau, or CFPB, takes a more stringent and aggressive interpretation of laws governing our interaction with lead aggregators, including the Real Estate Settlement Procedures Act (“RESPA”), it could result in a material reduction in the availability of leads from such sources, increased costs, and increased regulatory risk.
We may be subject to liability in connection with loans we deliver to Ally Bank or other third parties, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
In addition to producing loans in our own name and with our own funds, we also have taken and continue to take mortgage loan applications and deliver them to a third-party lender that sourced the applicants; initially, we conducted such activity on a private-label basis, but we recently transitioned to a co-branded mortgage broker model. We perform fulfillment services for these loans, and also purchase certain of the loans from the lender after the lender has closed and funded the loans. Currently, we have such an arrangement with Ally Bank, which accounted for less than 10% of our revenue for the years ended December 31, 2022 and 2021. We expect to seek to enter into similar arrangements with additional lenders in the future. When we act as an outsourced loan producer, we deliver mortgage applications subject to a pre-existing contractual arrangement with the other lender. If, in delivering those mortgage loan applications, we provide insufficient application information, provide the applicant non-compliant federal or state disclosures, do not meet applicable registration, licensing or other applicable federal or state law requirements, or otherwise fail to comply with our agreements with the applicants or the lender, or if we are deemed to be the “true lender” of the loans based on our involvement in the origination and fulfillment of the loans and our secondary market purchase of certain of the loans, we can be held financially responsible for such issues and be subject to potential regulatory enforcement risk or litigation. In addition, we may incur liability from the lender or be subject to regulatory enforcement risk in the event that the ultimate borrower engaged in mortgage fraud, or the mortgage loan borrowers fail to perform on their loans. Further, recent negative press surrounding Better and the Better Founder and CEO may make it more difficult to enter into new arrangements with additional lenders.
Acquisitions and strategic alliances could distract management and expose us to financial, execution and operational risks that could materially and adversely affect our business, financial condition, results of operations, and prospects.
We may acquire or make investments in complementary or strategic businesses, technologies, services or products, either in the United States or abroad. There can be no assurance that we will be successful in identifying businesses that meet our acquisition criteria. In addition, even after a potential acquisition target has been identified, we may not be successful in completing or integrating the acquisition. We face significant competition for attractive acquisition opportunities from other well-capitalized companies, many of which have greater financial resources and a greater access to debt and equity capital to secure and complete acquisitions than we do. As a result of such competition, we may be unable to acquire certain companies or businesses that we deem attractive or the purchase price may be significantly elevated or other terms may be substantially more onerous. Any delay or failure on our part to identify, negotiate, finance on favorable terms, consummate and integrate such acquisitions could impede our growth.
In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational, financial, legal, technology, security and compliance infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be materially and adversely affected. Acquisitions may expose us to operational challenges and risks, including:
•the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into our business;

•increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;
•entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, such as acquisition of several companies in the United Kingdom, and the potential of increased competition with new or existing competitors as a result of such acquisitions;
•entry into business lines in which we have not previously operated, which could expose us to new risks, additional licensing requirements and regulatory oversight and require additional integration and attention of management;
•responsibility for legacy liabilities of companies or businesses we acquire, the existence or amount of which may not be known at the time of acquisition;
•operating in a country or an industry where we are less experienced with the legal and compliance environment and requirements, and thus have increased risk of fines, penalties, additional regulatory scrutiny, and/or negative publicity in connection with these risks;
•diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;
•the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and
•the ability to retain or hire qualified personnel required for expanded operations.
We do not have a significant track record of making acquisitions of companies or businesses. Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of our common stock to fund an acquisition would cause economic dilution to existing shareholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our common stock unfavorably, we may be unable to consummate acquisitions essential to our corporate strategy and our business may be materially and adversely affected. As an example, we are pursuing international expansion in the United Kingdom. During the third quarter of 2021, we acquired two internet-enabled real estate finance businesses, during the second quarter of 2022, we entered into an agreement to acquire Birmingham Bank, a banking entity in the United Kingdom, which transaction closed in the second quarter of 2023 following approval by the Prudential Regulation Authority, and in the first quarter of 2023, we acquired a lending entity in the United Kingdom. There can be no assurance that such acquisitions and expansion generally will have their desired result; rather, such initiatives could distract management and expose us to financial, regulatory, execution and operational risks that could materially and adversely affect our business, financial condition, results of operations, and prospects. In addition, such acquisitions and expansion, including our recent acquisitions in the United Kingdom, could be adversely impacted by the negative publicity and other events surrounding our business.
We have expanded our business and operations through acquisitions in the United Kingdom and will face challenges in continuing to develop operations in a cross-border market where we have limited operating experience.
We have recently pursued international expansion in the United Kingdom. During the third quarter of 2021, we acquired two internet-enabled real estate finance businesses, during the second quarter of 2022, we entered into an agreement to acquire Birmingham Bank, a banking entity in the United Kingdom, which transaction closed in the second quarter of 2023 following approval by the Prudential Regulation Authority, and in the first quarter of 2023, we acquired a lending entity in the United Kingdom. We did not have material operations in the United Kingdom prior to 2021 and have primarily entered the market by acquiring other entities. There can be no assurance that our management team’s experience operating in the United States will enable us to successfully operate businesses in the United Kingdom and no assurance that we will be able to successfully incorporate these entities into the Better Home & Finance ecosystem. Additionally, our management team has limited experience with operating a bank, which will compound the challenges of successfully managing the operations of Birmingham Bank and realizing the benefits of this acquisition. We may need to localize our business practices, culture and operations and there can be no assurance that we will develop the necessary expertise to compete effectively against incumbent firms. We may also face protectionist policies that could, among other things, hinder our ability to execute our business strategies and put us at a competitive disadvantage relative to domestic companies. Failure to manage these risks and challenges could negatively affect our ability to expand our international and cross-border businesses and operations as well as materially and adversely affect our business, financial condition and results of operations, both for these newly acquired entities and for our business as a whole.
Our acquisitions in the United Kingdom, including that of Birmingham Bank, subject us to laws and regulations with which we have limited experience, which could increase our costs associated with compliance and individually or in the aggregate adversely affect our business.
We are subject to laws and regulations affecting our domestic and international operations in a number of areas, including in the United Kingdom, where we have recently begun operating in highly regulated industries. These U.S. and U.K. laws and regulations affect the Company’s activities including, but not limited to, in areas of employment, advertising, digital content, consumer protection, real estate, billing, e-commerce, promotions, intellectual property, tax, anti-corruption, foreign exchange controls and cash repatriation restrictions, data privacy, anti-competition, health and safety, and vacation packaging. Compliance with these laws, regulations and similar requirements may be onerous and expensive, and the required conduct to comply with law and regulations may be inconsistent across jurisdictions, further increasing the costs of compliance and doing business. In particular, our acquisition of Birmingham Bank, which was completed in the second quarter of 2023, may require us as the shareholder of the bank to assist the bank in complying with certain other laws and regulations applicable to banks, including regulation of the bank by the Prudential Regulation Authority and the Financial Conduct Authority. We have not previously been engaged in banking activities or subject to banking regulations, particularly those of the United Kingdom, and we may face additional risks and costs as a result of this recent international expansion. If the bank is unable to effectively comply with regulatory requirements in the United Kingdom, or if the cost of such compliance exceeds our expectations, our results of operation and financial condition could be materially and adversely affected.
We may not be able to hire, train and retain qualified personnel to support our business operations, and difficulties with hiring, team member training and other labor issues could materially and adversely affect our ability to implement our business objectives and disrupt our operations.
Our operations depend on the work of our approximately 950 team members as of June 8, 2023. Our future success will depend on our ability to continue to hire, integrate, develop, and retain highly qualified personnel for all areas of our organization. Any talent acquisition and retention challenges could reduce our operating efficiency, increase our costs of operations, and materially and adversely affect our business, financial condition, results of operations, and prospects. We could face these challenges if competition for qualified personnel intensifies or the pool of qualified candidates becomes more limited. Additionally, we invest heavily in training our team members, which increases their value to competitors who may seek to recruit them. Negative publicity arising from our workforce reductions, including the Better Founder and CEO’s break and return to work, and other negative media coverage experienced by the Company, including in relation to recent litigation brought by our former Head of Sales and Operations, has also impacted our ability to attract and retain qualified team members, including directors and executive officers, and resulted in distraction for team members.
The inability to attract or retain qualified personnel or to identify and hire individuals for the roles that we seek to fill in connection with our cultural review and other current or future organizational changes could materially and adversely affect our business, financial condition, results of operations, and prospects. We believe the market for qualified talent can be particularly competitive in the engineering, data, and product areas, as well as for mortgage underwriters in certain market environments.
Our ability to recruit and retain qualified personnel has been adversely affected by the negative media coverage surrounding the series of workforce reductions and subsequent events. For more information, see “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—The effects of our series of workforce reductions and the associated cultural review, including the Better Board’s decision to retain Mr. Garg as Better’s CEO, has increased attrition among our team members and senior management. We have lost certain knowledge and capabilities as a result of the increased attrition that has necessitated additional hiring, notwithstanding our decreased headcount, and there can be no guarantee that we will be able to fill these roles with suitable candidates, or at all.”
We are, and may in the future be, subject to government or regulatory investigations, litigation or other disputes. If the outcomes of these matters are adverse to us, it could materially and adversely affect our business, revenues, financial condition, results of operations, and prospects.
We are subject to various litigation and regulatory enforcement matters from time to time, the outcome of which could materially and adversely affect our business, financial condition, results of operations, and prospects. Claims arising out of actual or alleged violations of law could be asserted against us by our customers, current and former employees, and other individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings, examinations or audits, or by other entities. As is typical in the financial services industry, we continually face risks associated with litigation or regulatory enforcement of various types arising in the normal course of our business operations, including disputes relating to our product offerings, compliance with complex consumer finance laws and regulations, employee matters, and other general commercial and corporate litigation. We operate in an industry that is highly sensitive to consumer protection, and we are subject to numerous local, state and federal laws that are continuously changing. Remediation for non-compliance with these laws can be costly and significant fines may be incurred.
In the second quarter of 2022, Better and Aurora each received voluntary requests for documents from the Division of Enforcement of the SEC, and subsequently Better and certain other parties have received subpoenas, indicating that the SEC is conducting an investigation relating to Better to determine if violations of the federal securities laws have occurred. The SEC has asked Better and Aurora to provide it with certain information and documents and has sought interviews and testimony from various personnel, including senior leadership of Aurora and Better. The requests cover, among other things, certain aspects of Better’s business and operations, certain matters relating to certain actions and circumstances of the Better Founder and CEO and his other business activities, related party transactions, public statements made about Tinman, the Company’s financial condition, and allegations made in litigation filed by Sarah Pierce, Better’s former Head of Sales and Operations. Better and Aurora are cooperating with the SEC. As the investigation is ongoing, neither Better nor Aurora are able to predict how long it will continue or whether, at its conclusion, the SEC will bring an enforcement action against either of them and, if it does, what remedies it may seek. Regardless of the outcome, this investigation could impose a significant cost and divert resources and the attention of members of our executive management from our business. Such costs, together with the outcome of the actions if resolved unfavorably, could materially and adversely affect our business, financial condition and results of operations. Furthermore, publicity surrounding the inquiry or any enforcement action that may result from it could have an adverse impact on the reputation, business, financial condition, results of operations and cash flows of Better, Aurora or, following the Business Combination, Better Home & Finance.
In addition, from time to time, we are subject to civil claims or investigations asserting that some employees are improperly classified under applicable law. For example, we are currently party to pending civil legal claims alleging that we failed to pay certain employees for overtime in violation of the Fair Labor Standards Act and labor laws of the State of California and State of Florida. A determination in, or settlement of, any lawsuit or other legal proceeding relating to classification of our employees could materially and adversely affect our business, financial condition, results of operations, and prospects. In addition, our Founder is, and potentially Better may be, subject to litigation as described below in “—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—The Better Founder and CEO is involved in litigation that could have a material adverse effect on our revenues, financial condition, cash flows and results of operations.” In addition, Better, Mr. Garg and Nicholas Calamari, our Chief Administrative Officer and Senior Counsel, are defendants in litigation brought in U.S. federal court in the Southern District of New York by Better’s former Head of Sales and Operations, alleging, among other things, retaliation, defamation and breach of fiduciary duty. For more information, see “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO” and “—Risks Related to Better’s Business—Risks Related to Our Operating

History, Business Model, Growth and Financial Condition—The Better Founder and CEO is involved in litigation that could have a material adverse effect on our revenues, financial condition, cash flows and results of operations.”
In recent years there has been an increase in the number of employment-related actions in states with favorable employment laws, such as California, where we have operations, as well as an increase in the number of discrimination and harassment claims against employers generally. Coupled with the expansion of social media platforms and similar devices that allow individuals access to a broad audience, these claims have had a significant negative impact on some businesses. Companies that have faced employment-or harassment-related lawsuits have had to terminate management or other key personnel and have suffered reputational harm that has negatively impacted their businesses. We have been and in the future may be subject to negative publicity or legal risk arising from accusations or lawsuits from team members or former team members regarding injury, creation of a hostile workplace, discrimination, wage and hour, employee benefits, sexual harassment, workforce reduction and other employment issues. In particular, we have been and may in the future be subject to claims in connection with the series of workforce reductions. If we experience significant incidents involving employment-or harassment-related claims, we could face substantial out-of-pocket losses and fines if claims are not covered by our liability insurance, as well as negative publicity. In addition, such claims may give rise to litigation, which may be time-consuming, costly and distracting to our management team.
Financial institutions are frequently the target of class action lawsuits and other types of litigation, some of which involve claims for substantial or indeterminate amounts, and the outcomes of which are unpredictable. Claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, intellectual property laws, privacy laws, labor and employment laws, securities laws, and employee benefit laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business. See “Information about Better—Legal Proceedings.”
The Better Founder and CEO is involved in litigation that could have a material adverse effect on our revenues, financial condition, cash flows and results of operations.
Mr. Garg is or has been involved in litigation related to prior business activities that includes at least one allegation about Better. In one action, the plaintiff alleged (among other things) that the Better Founder and CEO breached his fiduciary duties to another company he co-founded, prior to Better, misappropriated intellectual property and trade secrets, converted corporate funds and failed to file corporate tax returns. Mr. Garg’s motion for partial summary judgment was granted on April 13, 2023, resulting in the dismissal of certain breach of fiduciary duty claims, among others, including claims that he misappropriated intellectual property and trade secrets for use in his other companies. In another action, plaintiff-investors in a prior business venture allege that they did not receive required accounting documentation, that the Better Founder and CEO misappropriated funds that should have been distributed to the plaintiff-investors and that such funds could have been invested in Better.
These litigations could divert the Better Founder and CEO’s attention from our business regardless of the outcome of such litigations. Although Better is not currently a party to either litigation, one plaintiff has sought permission to add us as a defendant in one of those litigations on claims of misappropriation of trade secrets and unfair competition, alleging that we have used unspecified, misappropriated trade secrets allegedly belonging to another company owned in part by the Better Founder and CEO. The plaintiff’s attempt to add Better to the case was denied by a New York state judge on January 16, 2023, and the plaintiff has appealed the ruling.
There has been and will likely continue to be a large amount of publicity regarding the litigation and claims discussed above, which could negatively affect our reputation. If we were to become involved in any of those litigations, our involvement could impose a significant cost and divert resources and the attention of the Better Founder and CEO and other members of our executive management from our business, regardless of the outcome of such litigation. Such costs, together with the outcome of the actions if resolved unfavorably, could materially and adversely affect our business, financial condition and results of operations. Further, depending upon the outcome of these litigations, our licenses, which are necessary to conduct our business, could be materially and adversely affected.

In addition, following her separation from the Company in February 2022, on June 7, 2022, Sarah Pierce, Better’s former Head of Sales and Operations, filed litigation against Better, Mr. Garg and Nicholas Calamari, our Chief Administrative Officer and Senior Counsel, in the United States District Court for the Southern District of New York. The complaint, which includes allegations of whistleblower retaliation related to, among other things, the December 2021 workforce reduction and alleged violations of the securities laws related to statements made by the Better Founder and CEO regarding the Company’s financial prospects and performance, includes five causes of action: (i) violation of New York Labor Law §740 against the Company; (ii) breach of fiduciary duty against the Better Founder and CEO; (iii) defamation against the Better Founder and CEO; (iv) intentional infliction of emotional distress against the Better Founder and CEO and Mr. Calamari; and (v) aiding and abetting breach of fiduciary duty against Mr. Calamari. In addition, Ms. Pierce filed a claim with the Occupational Safety and Health Administration (“OSHA”) against Better for retaliation in violation of the Sarbanes-Oxley Act (as amended by Dodd-Frank Wall Street Reform and Consumer Protection Act), which was dismissed by OSHA on August 29, 2022. On December 8, 2022, Ms. Pierce amended her complaint. In addition to adding the OSHA-dismissed whistleblower claim to her case, Ms. Pierce also added a claim for retaliation under both New York Labor Law §740 and Dodd-Frank, and defamation against Better, and a claim for breach of fiduciary duty to the Company against Mr. Garg and Mr. Calamari. Better intends to vigorously defend this action.
On October 11, 2022, Better filed an action in New York state court seeking to enforce the terms of Sarah Pierce’s loan. The action sought summary judgment on the promissory notes signed by Ms. Pierce, requiring her to pay back a certain portion of the loan, and return the remainder of her unvested options under the terms of the notes. Ms. Pierce’s counsel removed the action to New York federal court, and Better re-filed its motion for summary judgment there on November 30, 2022. Ms. Pierce has opposed the motion, and it is currently being briefed.
Publicity surrounding these complaints could have an adverse impact on the reputation, business, financial condition, results of operations and cash flows of Better, Aurora or, following the Business Combination, Better Home & Finance.
The Better Founder and CEO, in his personal capacity, has agreed to enter into a side letter with SoftBank, pursuant to which he may be liable for realized losses or receive payments in certain circumstances from SoftBank in connection with the Post-Closing Convertible Notes, which could divert the resources and attention of the Better Founder and CEO from our business and have a negative impact on his personal financial situation.
In connection with entry into the amendment to the SoftBank Subscription Agreement and the other amended transaction documents described elsewhere in this proxy statement/prospectus, the Better Founder and CEO has agreed to enter into a side letter with SoftBank (the “Post-Closing Convertible Notes Side Letter”). Pursuant to the Post-Closing Convertible Notes Side Letter (i) the Better Founder and CEO agreed to use reasonable best efforts to assist SoftBank in arranging alternative financing or syndicating its portion of the Post-Closing Convertible Notes, (ii) the Better Founder and CEO agreed to indemnify SoftBank for certain of its losses realized on the Post-Closing Convertible Notes and (iii) SoftBank agreed to pay over to the Better Founder and CEO certain gains realized on the Post-Closing Convertible Notes, in each case of (i) through (iii), only in his personal capacity. See “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—SoftBank Agreements.” The Better Founder and CEO’s efforts and involvement in connection with the Post-Closing Convertible Notes Side Letter could impose a significant cost and divert resources and the attention of the Better Founder and CEO and other members of our executive management from our business. In addition, the Better Founder and CEO remains responsible, in certain circumstances, for all losses incurred by SoftBank in respect of its Post-Closing Convertible Notes position, which could require him to, among other things, sell a significant portion of his holdings in Better Home & Finance common stock, which could negatively impact the trading price of Better Home & Finance common stock.
We and members of our management team have been, and may from time to time be, associated with negative media coverage or public actions that could have a material adverse effect on our business.
We and members of our management team have been, and may from time to time be, associated with negative media coverage or public actions or become involved in legal proceedings or governmental investigations. For example, in addition to the attention regarding litigation against the Better Founder and CEO described above, we have been the subject of certain news articles focused on the placement of our former chief product officer on administrative leave following allegations of workplace grievances, we have been the subject of various news articles focused on the December 2021 workforce reduction and the Better Founder and CEO’s break and return to work, and we have subsequently been the subject of renewed media coverage when members of our management team have departed. For more information, see “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Vishal Garg, the Better Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and our largest stockholder, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects.” Such negative press or similar negative media coverage in the future could materially and adversely affect our reputation and perception among consumers, current and potential commercial partners, investors, lenders, and current and potential team members, which could in turn materially and adversely affect our business, financial condition and results of operations. Further, our investigations into the allegations underlying negative press could divert management’s attention from our business and create distractions for our team members regardless of the outcome of such investigations.
The Better Founder and CEO and other members of our management team and legal department have interests in or were employed by other business ventures that may divert their attention from our business and may from time to time be the subject of negative media coverage or public actions that could have a material adverse effect on the reputation of our management team and our business.
The Better Founder and CEO and other members of our management team and legal department presently have, and may in the future have additional, ownership interests in, employment by and/or fiduciary or contractual obligations to other entities with which they are affiliated with whom we may or may not have a relationship. Such other ventures and entities could divert the attention of our management from our business or create conflicts of interests. Such other entities and business ventures are, from time to time, subject to litigation or investigations that could materially and adversely affect the reputation and perception among our consumers or potential team members of the Better Founder and CEO or our management team, which could in turn materially and adversely affect our business, financial condition and results of operations. For more information regarding these business relationships, see “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Vishal Garg, the Better Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and our largest stockholder, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects.”
We identified three ongoing material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.
We identified a material weakness in our internal control over financial reporting as of December 31, 2021 and again as of December 31, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. During late December 2021, management, at the direction of the Better Board, engaged an external law firm to assist the Better Board in performing a cultural review to conduct an independent review of Better’s culture. Based on the findings of the cultural review, the Better Board and management identified a number of areas of Better’s workplace culture and organizational structure that require improvement, many of which relate to actions taken by the Better Founder and CEO. Specifically, certain actions taken by the Better Founder and CEO failed to set a tone at the top that supported a strong culture of internal controls, there were enhancements that were needed to the channels by which ethics and compliance concerns could be reported, and, at the time this material weakness was initially identified, the organizational structure lacked specific leadership positions to support the achievement of objectives including an experienced President and a Chairman of the Better Board. Accordingly, we concluded that Better had not maintained an effective control environment, based on the criteria established by the Internal Control - Integrated

Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), which requires the Company to demonstrate a commitment to integrity and ethical values, and for management to establish structures, reporting lines, and appropriate authorities and responsibilities. The findings of the cultural review demonstrated ineffective internal controls that could have a direct or indirect effect on the integrity of Better’s financial reporting, which resulted in a material weakness in Better’s internal controls over financial reporting. We are not aware of any misstatement (material or otherwise) of our annual or interim consolidated financial statements that has resulted from this material weakness.
We are in the process of developing and implementing a remediation plan to address our workplace culture and organizational structure. This involves adding a number of new leadership positions that Better believes will improve its structure going forward, including appointing Harit Talwar as Chairman of Better’s Board of Directors, as well as naming Kevin Ryan as President in a permanent role, in addition to his duties as Chief Financial Officer. In addition, we have announced new senior leadership team members in commercial and accounting roles. Although we are hopeful that the measures that we have taken, and that will be taken, to remediate this material weakness will ultimately, in fact, remedy such material weakness or will be sufficient to prevent future material weaknesses from occurring, the material weakness still exists at the time of this filing.
We identified a second material weakness in our internal control over financial reporting as of December 31, 2022. During our fiscal year end reporting, we identified a number of financial statement errors and deficiencies in the design, implementation, and operating effectiveness of internal controls over financial reporting that are pervasive across the Company. These errors and deficiencies were caused by the limited number of accounting personnel with relevant experience and sufficient capacity throughout the year to verify that control activities were appropriately designed, implemented and operating effectively. We concluded that the Company did not maintain an effective control environment nor did the Company implement proper control activities based on the criteria established in the COSO 2013 Framework. We determined that such control deficiencies constitute a material weakness in internal control over financial reporting in the aggregate as of December 31, 2022. We have hired additional senior accounting personnel and are working to develop sufficient capacity to maintain effective internal controls. Although we are hopeful that the measures that we have taken, and that will be taken, to remediate this material weakness will ultimately, in fact, remedy such material weakness or will be sufficient to prevent future material weaknesses from occurring, the material weakness still exists at the time of this filing.
We identified a third material weakness in our internal control over financial reporting as of December 31, 2022. During our fiscal year end reporting, we identified a material error in the Company’s 409A valuation and certain corresponding complex securities. Better uses a discounted cash flow model as one aspect of deriving its 409A valuation, which provides the basis for valuing certain complex securities included on Better’s balance sheet. In connection with the preparation of its financial statements for the year ended December 31, 2022, Better discovered an error related to an inappropriate input into the discounted cash flow model used to value the bifurcated derivative associated with the Pre-Closing Bridge Notes, The input erroneously included the bifurcated derivative in the forecasted balance sheets that are used in the discounted cash flow model. If this error had not been discovered, it would have resulted in an overstatement of Better’s 409A valuation and an understatement of the bifurcated derivative as of December 31, 2022. However, because Better discovered this error before the issuance of its financial statements for the year ended December 31, 2022, the error was corrected and recorded in such financial statements. There was no such error identified in the prior year discounted cash flow model used in Better’s 409A valuation. This corrected error was caused by the limited number of accounting personnel with relevant experience and sufficient capacity to verify that control activities with respect to the work of the valuation specialist were appropriately designed, implemented and operating effectively to ensure proper valuation of certain complex financial instruments. We concluded that the Company did not maintain an effective control environment nor did the Company implement proper control activities based on the criteria established in the COSO 2013 Framework. We determined that such control deficiencies constitute a material weakness in internal control over financial reporting in the aggregate as of December 31, 2022. We have hired additional accounting personnel and are working to develop sufficient capacity to maintain effective internal controls with respect to the work of the valuation specialist. Although we are hopeful that the measures that we have taken, and that will be taken, to remediate this material weakness will ultimately, in fact, remedy such material weakness or will be sufficient to prevent future material weaknesses from occurring, the material weakness still exists at the time of this filing. We also cannot assure you that we have identified all of our existing material weaknesses.
If not remediated, these material weaknesses could result in material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future after the consummation of the Business Combination, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of Better Home & Finance common stock could be adversely affected and Better Home & Finance could become subject to litigation or investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.
As a private company, Better and its management were subject to more limited requirements with respect to the documentation, testing and certification of Better’s internal controls over financial reporting, and its auditors were subject to more limited requirements with respect to the testing of the effectiveness of the design and implementation of Better’s internal control over financial reporting. As a public company after the Business Combination, however, once we lose our status as an emerging growth company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Once required, this assessment will require disclosure of any material weaknesses identified by our management in our internal control over financial reporting. After completion of the Business Combination and related transactions and once we lose our status as an emerging growth company, our auditors will be required to attest to the effectiveness of our internal control over financial reporting in each annual report on Form 10-K to be filed with the SEC. Our independent registered public accounting firm may issue a report that is adverse. To comply with the requirements of being a public company, we expect to need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting and internal audit staff, including a Director of Internal Audit. As a result of reductions in our workforce, we have reduced our accounting and internal audit staffing, which resulted in a material weakness in internal control over financial reporting as of December 31, 2022 and will need to be increased again for us to effectively comply with the requirements of being a public company. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, Nasdaq, or other regulatory authorities, which would require additional financial and management resources.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. In addition to the material weaknesses in internal control over financial reporting identified in connection with the preparation of our financial statements to be filed with the SEC, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable requirements, or any subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could materially and adversely affect our business and the trading price of Better Home & Finance common stock. Failure to accurately report our financial performance on a timely basis could also jeopardize our continued listing on Nasdaq or any other exchange on which Better Home & Finance common stock may be listed. Delisting of Better Home & Finance common stock from any exchange would reduce the liquidity of the market for shares of Better Home & Finance common stock, which would reduce the price of and increase the volatility of the market price of shares of Better Home & Finance common stock.
We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation, which could have a material adverse effect on the trading price of shares of Better Home & Finance common stock.
Better Real Estate, our real estate brokerage service, exposes us to additional risks that could materially and adversely affect our business, financial condition, results of operations, and prospects.
We are subject to additional risks associated with our real estate brokerage business, which is conducted through Better Real Estate. Our real estate brokerage business consists of a network of third-party agents, and historically has consisted of in-house agents. In the second quarter of 2023, we made the decision to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our mortgage customers with real estate agent services. We and agents in our network of third-party agents are required to be licensed and comply with various laws and regulations governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the markets where we operate. These laws and regulations contain general standards for and prohibitions on the conduct of real estate brokers and agents, including those relating to licensing of brokers and agents, fiduciary and agency duties, administration of trust funds, collection of commissions, advertising and consumer disclosures. Under state law, our real estate brokers and our partner agents have certain duties to supervise and are responsible for the conduct of their brokerage business. In addition, RESPA’s prohibitions on kickbacks, referrals, and unearned fees, as well as restrictions on affiliated business arrangements, apply to our real estate brokerage services. See “—Risks Related to Better’s Business—Risks Related to Our Regulatory Environment—Federal and state laws regulate our strategic relationships with third parties and affiliates; a determination that we have failed to comply with such laws could require restructuring of the relationships, result in material financial liabilities and exposure to regulatory enforcement and litigation risk, and/or diminish the value of these relationships.”
In addition, our Better Real Estate business competes with traditional residential real estate brokerages while also referring some potential home buyers, who may have prequalified for a mortgage with us or another lender, to a network of third-party real estate agents that assist those home buyers in the purchase of their new home, pursuant to cooperative brokerage arrangements between Better Real Estate and the third-party agents. Our Better Real Estate business also commenced, in the fourth quarter of 2021, the Better Cash Offer program that enables a prospective buyer to make an all-cash offer—without a financing contingency. Under the Better Cash Offer program, Better Real Estate makes cash offers on behalf of approved prospective buyers and, if the offers are accepted, purchases the homes from the sellers shortly thereafter and enters into separate agreements with the prospective buyers to sell them the new homes. Although we did not initially charge a fee for Better Cash Offer customers that obtained their mortgage through Better Home Finance, we subsequently charged all buyers a transaction fee for the Better Cash Offer services provided, which is reduced if the buyer uses Better Home Finance to obtain their mortgage. A prospective buyer’s failure to complete a transaction could result in a financial loss if we are unable to sell the home in a secondary sale. Demand for the Better Cash Offer program is dependent on home buying environments and such demand has declined in the current market that is less competitive for purchase customers than in 2020 and the first half of 2021. Accordingly, while Better maintains the functionality and would be able to serve inbound demand, Better is not actively seeking Better Cash Offer customers. For more information, see “—Risks Related to Better’s Business—Risks Related to Our Products and Our Customers—Our Better Cash Offer program is an unproven business model and could fail to achieve expected results or negatively affect our financial results, operations and reputation.”
Because of Better Real Estate’s multifaceted and novel business model, including our Better Cash Offer program, we face additional challenges that include, among others: improper actions by our partner agents beyond our control that subject us to reputational, business or legal harms that could impact all of the services we offer, including our core loan production business; and failure to comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses and mortgage businesses, which could result in penalties or the suspension of operations; increases in competition in the residential brokerage industry that reduce profitability; continuing low home inventory levels that reduce demand; or a restriction or termination of our access to and use of listings data.
Our ability to maintain or grow our Better Real Estate business is also subject to commercial risks associated with the residential real estate brokerage industry, including intense competition from traditional and digital-native real estate brokerage businesses, which competition could reduce our potential to again achieve profitability as we compete on the basis of price, home inventory levels, which are currently at low levels relative to demand, the impact of interest rates on demand for homes and risks associated with our ability to access and use listings data, including our ability to maintain our agreements with the various multiple listing services of which we are members. To the extent that we are not able to maintain or grow our Better Real Estate business as a result of these or other factors, our business, financial condition, results of operations, and prospects could be materially and adversely affected.
Better Cover, our property and casualty insurance agency, exposes us to additional risks that could materially and adversely affect our business, financial condition, results of operations, and prospects.
As a homeowner insurance agency, Better Cover solicits, sells, and binds hazard insurance policies written by third party insurance companies. Better Cover is generally regulated by the department of insurance in each state in which Better Cover does business. Better Cover and/or our designated employees must obtain and maintain licenses from these state regulatory authorities to act as agents or producers. Applicable regulations and licensing laws vary by state, are often complex, and are subject to amendment or reinterpretation by state regulatory authorities, who are vested with relatively broad discretion as to the granting, revocation, suspension and renewal of licenses. The possibility exists that we or our employees could be excluded or temporarily suspended from carrying on some or all of our activities in, or otherwise subjected to penalties by, a particular state. Moreover, state prohibitions on unfair methods of competition and unfair or deceptive acts and practices may apply to the business of insurance, and noncompliance with any such state statute may subject Better Cover to regulatory action by the relevant state insurance regulator and, in certain states, private litigation. Additionally, Better Cover is subject to certain federal laws, such as the Fair Housing Act and RESPA. State and federal regulatory requirements could adversely affect or inhibit our ability to achieve some or all of our business objectives.
Better Cover’s principal sources of revenue are commissions paid by insurance companies. Commission revenues generally represent a percentage of the premium paid by an insured and are affected by fluctuations in both premium rate levels charged by insurance companies and the insureds’ underlying “insurable exposure units,” which are units that insurance companies use to measure or express insurance exposed to risk (such as property values) to determine what premium to charge the insured. Insurance companies establish these premium rates based upon many factors, including loss experience, risk profile and reinsurance rates paid by such insurance companies, none of which we control.
The volume of business from new and existing customers, fluctuations in insurable exposure units, changes in premium rate levels, changes in general economic and competitive conditions, a health pandemic and the occurrence of catastrophic weather events all affect Better Cover’s revenues. For example, level rates of inflation or a general decline in economic activity could limit increases in the values of insurable exposure units. Conversely, increasing costs of litigation settlements and awards could cause some customers to seek higher levels of insurance coverage.
Better Settlement Services’ position as an agent utilizing third-party vendors for issuing a significant amount of title insurance policies could result in title claims directed at Better, which in turn could materially and adversely affect our business, financial condition, results of operations, and prospects.
In its position as a licensed title agent, Better Settlement Services performs the title search and examination function or may purchase a search product from a third-party vendor. In some cases, a third-party vendor will act as the agent and be responsible for the search, examination, and escrow in conjunction with Better Settlement Services. In either case, Better Settlement Services is responsible for ensuring that the search and examination is completed. Better Settlement Services’ relationship with each title insurance company is governed by an agency agreement defining how Better Settlement Services issues a title insurance policy on behalf of the insurance company. The agency agreement also sets forth Better Settlement Services’ liability to the insurance company for policy losses attributable to Better Settlement Services’ errors. Periodic audits by Better Settlement Services’ partner insurance companies are also conducted.
Despite Better Settlement Services’ efforts to monitor third-party vendors with which Better Settlement Services transacts business, there is no guarantee that these vendors will comply with their contractual obligations.

Furthermore, Better Settlement Services cannot be certain that, due to changes in the regulatory environment and litigation trends, Better Settlement Services will not be held liable for errors and omissions by these vendors. Accordingly, Better Settlement Services’ use of third-party vendors could materially and adversely impact the frequency and severity of title claims.
Our compliance and risk management policies, procedures and techniques may not be sufficient to identify all of the financial, legal, regulatory, and other risks to which we are exposed, and failure to identify and address such risks could result in substantial losses and material disruption to our business operations.
The bulk of our revenues are generated from the recognition of gain on sale from our loan production sold into the secondary market, which involves financial risk. If we are unable to effectively identify, manage, monitor and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk, and other market-related risks, as well as, through our compliance management system (“CMS”), operational and legal and regulatory risks related to our business, assets, and liabilities, we could incur substantial losses and our business operations could be materially disrupted. We are also subject to repurchase liabilities for loans sold into the secondary market to the extent the loans are non-compliant, which require us to remediate the loans once repurchased and incur additional costs through remediation. These repurchase liabilities can create more risk on our balance sheet and increase our exposure to losses.
We also are subject to various laws, regulations, and rules that are not industry-specific, including employment laws, health and safety laws, environmental laws and other federal, state and local laws, regulations and rules in the jurisdictions in which we operate. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks to which we are exposed, mitigate the risks we have identified or identify additional risks to which we may become subject in the future. Development of our business operations may also result in our being exposed to risks to which we have not previously been exposed or may increase our exposure to certain types of risks, and we may not effectively identify, manage, monitor, and mitigate these risks as our business activities change or increase.
Exposure to additional tax liabilities could affect our future potential to again achieve profitability.
We are subject to income taxes in the United States, internationally, and the states and other locations where we operate and do business. Our effective tax rate and potential to again achieve profitability could be subject to volatility or adversely affected by a number of factors, including:
•changes in applicable tax laws and regulations, or their interpretation and application, including the possibility of retroactive effect;
•changes in accounting and tax standards or practice;
•changes in the mix of earnings and losses in state jurisdictions with differing tax rates;
•changes in the valuation of deferred tax assets and liabilities; and
•our operating results before taxes.
In addition, we may be subject to audits of our income, sales and other taxes by international, U.S. federal, state and local taxing authorities. Outcomes from these audits could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Our ability to use our net operating losses to offset future taxable income is subject to certain limitations.
As of December 31, 2022, we had U.S. federal net operating loss (“NOL”) carryforwards of approximately $843.4 million and state NOL carryforwards of $741.5 million, which are available to offset future taxable income. Certain NOLs available as of December 31, 2022 will begin to expire in 2035. Better carries a full valuation allowance of approximately $92.8 million on its deferred tax assets, primarily comprised of NOLs. The tax authorities could challenge the amount, timing and/or use of our NOLs. Any such challenge, if successful, could significantly limit our ability to utilize a portion or all of our NOL carryforwards. Even if sustained, our ability to fully recognize the benefits from our NOLs is dependent upon our ability to generate sufficient taxable income prior to their expiration.
In general, under Sections 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes, such as research tax credits, to offset future taxable income. It has been determined that we have in the past experienced an ownership change, and as a result, our ability to utilize NOLs and other pre-change tax attributes will be limited by Sections 382 and 383 of the Code. In addition, the Mergers and related transactions or future changes in our stock ownership, many of which are outside of our control, could result in another ownership change under Sections 382 and 383 of the Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. For these reasons, we may not be able to utilize a certain portion of the NOLs.
The rules relating to U.S. federal and state income taxation are periodically under review by persons involved in the legislative and administrative rulemaking processes, by the IRS, the U.S. Department of the Treasury and other tax authorities, resulting in revisions to regulations and revised interpretations of established concepts as well as statutory changes, including decreases in the tax rate. Future revisions in U.S. federal, state or local tax laws and interpretations thereof could materially and adversely impact our ability to use some or all of the tax benefits associated with our NOL carryforwards.
Risks Related to Our Market, Industry, and General Economic Conditions
Our business is significantly impacted by interest rates. Changes in prevailing interest rates or U.S. monetary policies that affect interest rates may have a material adverse effect on our business, financial condition, results of operations, and prospects.
Interest rate fluctuations have a significant effect on our results of operations and cash flows. Our financial performance is directly affected by changes in prevailing interest rates, which may subject our financial performance to substantial volatility. We are particularly affected by the policies of the U.S. Federal Reserve, which influence interest rates and impact the size of the loan production market. In 2021, the U.S. Federal Reserve ended its quantitative easing program and started its balance sheet reduction plan. The U.S. Federal Reserve’s balance sheet consists of U.S. Treasuries and mortgage-backed securities, or MBS, issued by Fannie Mae, Freddie Mac and Ginnie Mae. In 2022, the U.S. Federal Reserve increased significantly its primary policy rate, which has and is expected to continue to result in increased interest rates in the future.
Loan origination volume is significantly impacted by changes in interest rates. Decreasing interest rates tend to increase the volume of purchase and refinancing loan origination whereas increasing interest rates tend to decrease the volume of purchase and refinancing loan origination. In addition, our Better Plus businesses, including Better Settlement Services, Better Cover and Better Real Estate, are also highly dependent on interest rates, and the overall health of the mortgage and housing market in general.
While there had been a long-term trend of falling interest rates, with intermittent periods of rate increases, more recently there was a rising interest rate environment for the majority of 2018, a falling interest rate environment in 2019 and 2020, followed by a significant rise in interest rates initially experienced in April 2021 and continuing today. According to the Mortgage Bankers Association’s Weekly Application Surveys, average 30-year mortgage rates increased by approximately 47 basis points between January 1, 2021 and December 31, 2021. Subsequent interest rates increased by approximately 325 basis points between January 1, 2022 and December 31, 2022, and decreased by approximately 18 basis points between December 31, 2022 and March 31, 2023. Since origination volumes tend to increase in declining interest rate environments and decrease in increasing rate environments, mortgage originators are exposed to cyclical changes as a result of shifts in interest rates, and there has been an overall compression in the mortgage market as a result of fluctuations in interest rates. In particular, our Funded Loan Volume declined approximately 80% and Gain on Sale Margin declined approximately 95 basis points in the year ended December 31, 2022 compared to the year ended December 31, 2021. Our Funded Loan Volume declined approximately 88% in the three months ended March 31, 2023 compared to the three months ended March 31, 2022, and Gain on Sale Margin increased approximately 78 basis points over the same period, remaining well below the Gain on Sale Margin levels experienced in 2020 and first quarter of 2021.
Historically, we generated a sizeable portion of our revenues from loans we make to customers that are used to refinance existing loans, although this trend has significantly declined since the second half of 2021 as a result of increasing interest rates. For more information, see “—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—Our growth depends, in part, on our ability to address, support and adapt to changes to Better’s labor model, including a proportional increase in Purchase Loan Volume, which is more labor intensive than Refinance Loan Volume.” Generally, the refinance market experiences significant fluctuations. As interest rates rise, refinancing volumes generally decrease as fewer consumers are incentivized to refinance their loans, with 99% of mortgage debt outstanding having an interest rate lower than 6%, according to industry sources. This materially and adversely affects our revenues, particularly if we are not able to increase revenues from Purchase Loans or other parts of our business. In addition, the expenses associated with our Refinance Loans may increase in times of rising interest rates and lower levels of refinancing generally, as the market for these loans becomes more competitive. For example, in April 2021, the U.S. began experiencing what became a significant rise in interest rates, which contributed to a significant decline in our gain on sale from our funded loans over the remainder of 2021 as we sought to maintain Funded Loan Volume and remain a low-cost provider for our customers and grow our market share in 2021. With regard to our purchase mortgage loan business, higher interest rates may also reduce demand for homeownership loans as homeownership becomes more expensive. Combined with Better’s strategy in 2021 to continue to gain market share in 2021, even if such additional market share negatively impacted profitability, while also continuing to invest in its platform, technology, and non-mortgage businesses, Better experienced higher non-production loan-related costs, including sales and operations compensation expenses and accelerating the hiring of engineers and in-house real estate agents. A sustained reduction in demand, coupled with increased costs from continued investment in Better’s product offerings, both of which we experienced in 2022, could materially and adversely affect our revenues or require us to increase expenditures in an attempt to increase or maintain our volume of loans. Rising interest rates, together with significant deterioration in other market conditions and the macroeconomic environment described elsewhere in this proxy statement/prospectus, has had and may continue to have a negative impact on our loan origination volume, rate of growth and potential to again achieve profitability, which may in turn have a material adverse effect on our business, financial condition, results of operations and prospects.
Historically, we have sold the vast majority of our loans with servicing rights released, which means that we do not retain servicing rights and the income stream associated with such MSRs. Accordingly, since loan production comprises a relatively greater share of our revenue than other home mortgage originators who retain MSRs, our revenues would be more sensitive to rising interest rates, since the value of MSRs generally increase in a rising interest rate environment and that tends to offset, in part, the decline in refinancing and purchase loan production.
Interest rate lock commitments represent an agreement to extend credit to a customer where the interest rate is set prior to the loan funding. These commitments bind us to fund the loan at a specified rate. When loans are funded, they are classified as held for sale until they are sold. During the origination and sale process, the value of interest rate lock commitments and loans held for sale inventory rises and falls with changes in interest rates; for example, if we enter into interest rate lock commitments at low interest rates followed by an increase in interest rates in the market, the value of our interest rate lock commitment will decrease. The market value of a loan held for sale generally declines as interest rates rise, and fixed-rate loans, which make up a substantial portion of our loans, are more sensitive to changes in market interest rates than adjustable-rate loans. Such changes in the value of interest rate lock commitments and loans held for sale are recognized as a reduction in mortgage platform revenue, net, and accordingly affect our Gain on Sale Margin. Any offset strategies we use to mitigate the interest rate risk that is inherent in our commitments to fund loans at then-prevailing rates and in our agreements to sell closed loans may not be successful.
On the other hand, lower interest rates can also materially and adversely affect our business, financial condition, results of operations, or prospects. Sustained low interest rates could also cause refinancing transactions to decline over time, as many customers and potential customers have already taken advantage of low interest rates.

Changes in interest rates are also a key driver of the revenue we receive from the sale of MSRs, particularly because our portfolio is composed primarily of MSRs related to high-quality loans, the values of which are highly sensitive to changes in interest rates. Historically, the value of MSRs has increased when interest rates rise as higher interest rates lead to decreased prepayment rates, and has decreased when interest rates decline as lower interest rates lead to increased prepayment rates. As a result, decreases in interest rates could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our business and our mortgage loan origination revenues are highly dependent on macroeconomic and U.S. residential real estate market conditions, including those affecting the broader mortgage market. Deterioration of such conditions has had, and may continue to have, a negative impact on our loan origination volume, rate of growth and potential to again achieve profitability, which may in turn have a material adverse effect on our business, financial condition, results of operations and prospects.
Our success depends largely on the health of the U.S. residential real estate industry, which is seasonal, cyclical and affected by changes in general economic conditions beyond our control. Economic factors such as increased interest rates, slow economic growth or recessionary conditions, the pace of home price appreciation or the lack of it, changes in household debt levels, and increased unemployment or stagnant or declining wages affect our customers’ income and thus their ability to purchase homes and willingness to make loan payments and demand for loans and refinancing transactions. Market cycles and unpredictability may impact the mix and quantity of loans and other products that our customers demand, and as a result our results of operations may be adversely impacted. National or global events, including, but not limited to, rising interest rates and volatility in financial markets, can affect all such macroeconomic conditions. Additionally, during the financial crisis of 2008-2009, for example, a decline in home prices led to an increase in delinquencies and defaults, which led to further home price declines and losses for creditors. This depressed home loan production activity and general access to credit. Post-financial crisis, the disruption in the capital markets and secondary mortgage markets also reduced liquidity and loan purchaser demand for loans and mortgage-backed securities, while yield requirements for these products have increased. Deterioration in economic conditions would reduce consumers’ disposable income, which in turn would reduce consumer spending and willingness to take our loans. Any of the foregoing, if realized, would materially and adversely affect loan origination volume.
The macroeconomic climate could be significantly negatively affected by terrorist attacks and other acts of violence or war. The terrorist attacks of September 11, 2001 disrupted the U.S. financial markets, including the real estate capital markets, and negatively impacted the U.S. economy in general. Any future terrorist attacks, acts of violence or war, or the anticipation or consequences thereof or other response by the U.S. and its allies could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. The economic impact of these events could also materially and adversely affect the credit quality of some of our loans and investments and the properties underlying our interests.
Any of the circumstances described above, alone or in combination, may lead to volatility in or disruption of the credit markets at any time and have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, rising interest rates, together with significant deterioration in other market conditions and the macroeconomic environment described above, has had and may continue to have a negative impact on our loan origination volume, rate of growth and potential to again achieve profitability, which if sustained for a prolonged period may in turn have a material adverse effect on our business, financial condition, results of operations and prospects.
Our business is subject to the seasonality of loan production, and historical patterns of loan production have been, and may continue to be, disrupted due to various social, political and economic factors, which could have a material and adverse effect on our business.
Production of loans can be seasonal. Historically, market data shows that loan production has increased activity in the second and third quarters and reduced activity in the first and fourth quarters as home buyers tend to purchase their homes during the spring and summer in order to move to a new home before the start of the school year. Even with the disruption seen in response to the COVID-19 pandemic and stay-at-home and similar protective orders, this trend was consistent in 2021. In April 2021, the U.S. began experiencing a significant rise in interest rates, which increased for a variety of reasons, including inflation concerns, market capacity constraints and other factors. Interest rates continued to increase through 2022 and are expected to continue to rise going forward, and impacts of the current rising interest rate environment and constrained housing supply outweighed housing market seasonality in 2022, with loan production activity at its highest in the first quarter of 2022 and declining in each subsequent quarter of 2022 through the first quarter of 2023.
A disruption in the secondary home loan market would impact our ability to sell the loans that we produce and would have a material adverse effect on our business, financial condition, results of operations, and prospects.
Demand in the secondary market for home loans and our ability to sell the loans that we produce depends on many factors that are beyond our control, including general economic conditions, the willingness of lenders to provide funding for and purchase home loans and changes in regulatory requirements. Our inability to sell the loans that we produce in the secondary market in a timely manner and on favorable terms would materially and adversely affect our business. In particular, market fluctuations may alter the types of loans and other products that we are able to sell. If it is not possible or economical for us to continue selling the types of loans and other products that we currently sell, our business, financial condition, results of operations, and prospects could be materially and adversely affected.
We are exposed to volatility in LIBOR and SOFR, which can result in higher-than-market interest rates and may have a material adverse effect on our business, financial condition, results of operations, and prospects.
The interest rate of our variable-rate indebtedness and the interest rate on the adjustable rate loans we produce and service are currently based on the London Inter-bank Offered Rate, or LIBOR. In July 2017, the U.K. Financial Conduct Authority announced that it intends to stop collecting LIBOR rates from banks after 2021. The announcement indicates that LIBOR will not continue to exist on the current basis. On November 30, 2020, ICE Benchmark Administration, the administrator of LIBOR, with the support of the United States Federal Reserve and the United Kingdom Financial Conduct Authority, announced plans to consult on ceasing publication of USD LIBOR on December 31, 2021 for only the one-week and two-month USD LIBOR tenors, and on June 30, 2023 for all other USD LIBOR tenors. While this announcement extends the transition period to June 2023, the United States Federal Reserve concurrently issued a statement advising banks to stop new USD LIBOR issuances by the end of 2021.
The withdrawal and possible replacement of LIBOR with alternative benchmarks introduces a number of risks for us, our customers and our industry more widely. These risks include legal implementation risks, as extensive changes to documentation for new and existing customers, including lenders and real estate investors/ owners, may be required. There are also financial risks arising from any changes in the valuation of financial instruments, which may impact our loan production and servicing businesses. There are also operational risks due to the potential requirement to adapt information technology systems and operational processes to address the withdrawal and replacement of LIBOR. In addition, the withdrawal or replacement of LIBOR may temporarily reduce or delay transaction volume and could lead to various complexities and uncertainties related to our industry. Additionally, our business may face operational risks associated with documentation for existing loans that may not adequately address the LIBOR transition and implementation of the Secured Oversight Financing Rate, or SOFR, into our systems and processes properly to ensure interest is accurately calculated, and we have not quantified our exposure to this risk.
U.S.-dollar LIBOR is expected to be replaced with SOFR, a new index calculated by reference to short-term repurchase agreements for U.S. Treasury securities. In light of guidance from the Alternative Reference Rate Committee, comprised of a broad set of industry regulators and market participants, we have begun to adopt SOFR as a replacement index. However, because SOFR is a broad U.S. Treasury repurchase agreement financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S.-dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S.-dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S.-dollar LIBOR is forward-looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S.-dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S.-dollar LIBOR. In addition, because SOFR is backward-looking, market participants may not consider it a suitable replacement or successor for all of the purposes for which U.S.-dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. SOFR-linked notes will likely have no established trading market in the near term, and an established trading market for the SOFR-linked notes may never develop or may not be very liquid. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the indebtedness as a security and/or the price at which investors can sell the indebtedness in the secondary market.
Additionally, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates. Although occasional, increased daily volatility in SOFR would not necessarily lead to more volatile interest payments, the return on and value of SOFR-linked floating rate notes may fluctuate more than floating rate securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in SOFR-linked floating rate notes.
In addition, Fannie Mae’s and Freddie Mac’s switch to SOFR may result in a disruption of business flow for our business due to changes in loan pricing as a result of spread differential between LIBOR and SOFR and hedging issues, both from a differential in cost and uncertainty with timing for the transition to the new index.
If we are not able to effectively manage these and other risks associated with a discontinuation of LIBOR, our business, financial condition, results of operations, and prospects could be materially and adversely affected.
Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates, which could materially and adversely affect our earnings.
Interest rate fluctuations have a significant effect on our results of operations and cash flows. The market value of loans held for sale and interest rate lock commitments, or IRLCs, generally change along with interest rates. Rising mortgage rates can result in falling prices for these interest-rate-sensitive assets, which negatively affect their value. We actively engage in risk management policies to mitigate these risks. We operate under hedging practices designed to mitigate the effects of any fluctuations in interest rates on our financial position related to IRLCs and loans held for sale. We hedge our IRLCs with forward to-be-announced securities.
Our use of these hedge instruments exposes us to counterparty risk as they are not traded on regulated exchanges or guaranteed by an exchange or a clearinghouse and, consequently, there may not be the same level of protections with respect to margin requirements and positions and other requirements designed to protect both us and our counterparties. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory, commodity, and other regulatory requirements and, depending on the domicile of the counterparty, applicable international requirements. Consequently, if a counterparty fails to perform under a derivative agreement, we could incur a significant loss.
Our derivative instruments are accounted for as free-standing derivatives and are included on our consolidated balance sheet at fair market value as either assets or liabilities. Our operating results may suffer because the losses on the derivatives we enter into may not be offset by a change in the fair value of the related hedged transaction. Our hedging strategies also rely on assumptions and projections regarding our assets and general market factors. Our hedging strategies could be improperly executed or poorly designed and not have their desired effect, any of which could actually increase our risk of losses, or result in margin calls that materially and adversely affect our cash reserves, or our ability to fund additional loans or otherwise operate our business. Further, the significant and atypical volatility in the current interest rate marketplace can materially and adversely affect the effectiveness of our offsets.
Our hedging strategies also require us to provide cash margin to our hedging counterparties from time to time. Financial Industry Regulatory Authority, Inc., or FINRA, requires us to provide daily cash margin to (or receive daily cash margin from, depending on the daily value of related MBS) our hedging counterparties from time to time. The collection of daily margin between us and our hedging counterparties could, under certain market conditions, materially and adversely affect our short-term liquidity and cash-on-hand.
Our hedging activities in the future may include entering into interest rate swaps, caps and floors, options to purchase these items, purchasing or selling U.S. Treasury securities, foreign currency exchange strategies, and/or other tools and strategies. These hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our current hedging strategy. These hedging strategies may be less effective than our current hedging strategies in mitigating the risks described above, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our business is highly dependent on Fannie Mae and Freddie Mac and certain other U.S. government agencies, and any changes in these entities or their current roles could have a material adverse effect on our business.
We produce loans eligible for sale to Fannie Mae and Freddie Mac, and government insured or guaranteed loans, such as the FHA. Currently, a significant portion of the loans that we sell are purchased by Fannie Mae or other GSEs. For the year ended December 31, 2021, 93% of our Total Loans were eligible for purchase by GSEs and 69% of our loans sold were purchased by GSEs. For the year ended December 31, 2022, 94% of our Total Loans were eligible for purchase by GSEs and 71% of our loans sold were purchased by GSEs. For the quarter ended March 31, 2023, 96% of our Total Loans were eligible for purchase by GSEs and 82% of our loans sold were purchased by GSEs. We believe that the portion of our loans purchased by the GSEs was elevated in 2020 due to a decline in activity by private purchasers arising from market conditions at the onset of the COVID-19 pandemic, but as conditions stabilized, private purchasers improved their pricing and began purchasing a greater share of our loan volume in 2021. In 2021, we increased the share of our loans purchased by private purchasers, and maintained a higher share of loans purchased by private purchasers in 2022 compared to 2020. Nevertheless, as a consequence of the variability and concentrated nature of our customer base in the secondary market for our loan production, the loss of one of our purchasers of our loan production would materially and adversely affect our revenue.
Since 2008, Fannie Mae and Freddie Mac have operated under the control and direction of the Federal Housing Finance Agency (“FHFA”) as their conservator. There is significant uncertainty regarding the future of the GSEs, including with respect to how long they will continue to be in existence, the extent of their roles in the market and what forms they will have, and whether they will be government agencies, government-sponsored agencies or private for-profit entities. Since they have been placed into conservatorship, many legislative and administrative proposals for GSE reform have been put forth, but have not been implemented in full.
In September 2019, the U.S. Department of the Treasury, or the Treasury, released a proposal for reform, and, in October 2019, the FHFA released a strategic plan regarding the conservatorships, which includes preparing for exiting conservatorship as one of its key objectives. Among other things, the Treasury recommended recapitalizing the GSEs, increasing private sector competition with the GSEs, replacing GSE statutory affordable housing goals, changing mortgage underwriting requirements for GSE guarantees, revising the CFPB’s qualified mortgage regulations (for further discussion of these regulations, see “—Risks Related to Better’s Business—Risks Related to Our Regulatory Environment—The CFPB continues to be active in its monitoring of the loan production and servicing sectors. New or revised rules and regulations and more stringent enforcement of existing rules and regulations by the CFPB could result in increased compliance costs, enforcement actions, fines, penalties and the inherent reputational harm that results from such actions”), and continuing to support the market for 30-year fixed-rate mortgages. Some of the Treasury recommendations would require administrative action, whereas others would require legislative action. It is uncertain whether these recommendations will be enacted (including when and at what rate such enactment may occur) by President Biden during his presidency. If these recommendations are enacted, the future roles of Fannie Mae and Freddie Mac could be reduced (perhaps significantly) and the nature of their guarantee obligations could be considerably limited relative to historical measurements. In May 2021, the FHFA published a final rule requiring Fannie Mae and Freddie Mac to develop credible resolution plans known as “living wills.” These would facilitate an orderly resolution of GSEs if the FHFA is appointed as receiver under the Housing and Economic Recovery Act of 2008 (“Recovery Act”). The GSEs must demonstrate how important business lines would be maintained to ensure support for mortgage finance with the goal of stabilizing the housing finance system with less government support. In addition, various other proposals to generally reform the U.S.

housing finance market have been offered by certain members of the U.S. Congress, and certain of these proposals seek to significantly reduce or eliminate over time the role of the GSEs in purchasing and guaranteeing mortgage loans. Any such proposals, if enacted, may materially and adversely affect our business. It is possible that the adoption of any such proposals might lead to higher fees being charged by the GSEs or lower prices on our sales of loans to them.
In June 2021, the U.S. Supreme Court held in Collins v. Yellen, Secretary Of The Treasury, that the tenure protection given to the director of the FHFA under the Recovery Act is unconstitutional. In addition, the Court dismissed certain claims alleging that the FHFA exceeded its authority as a conservator and that its structure violates the Constitution’s separation of powers. Following the Court’s decision, the Biden administration removed the FHFA’s director from his position as the agency’s head. The resultant uncertainty surrounding the leadership of the FHFA could further delay any regulatory reform regarding the GSEs and the U.S. housing financing market. The extent and timing of any regulatory reform regarding the GSEs and the U.S. housing finance market, as well as any effect on our business, financial condition, results of operations, and prospects are uncertain. It is not yet possible to determine whether or when such proposals will be enacted. In addition, it is uncertain what form any final legislation or policies might take or how proposals, legislation or policies may impact our business. Our inability to make the necessary adjustments to respond to these changing market conditions or loss of our approved seller/servicer status with the GSEs would materially and adversely affect our business, financial condition, results of operations, and prospects. If those agencies cease to exist, wind down or otherwise significantly change their business operations or if we lost approvals with those agencies or our relationships with those agencies are otherwise adversely affected, we would seek alternative secondary market participants to acquire our loans at a volume sufficient to maintain our business. If such participants are not available on reasonably comparable economic terms, the above changes could have a material adverse effect on our ability to profitably sell loans we produce that are securitized through Fannie Mae and Freddie Mac.
Changes in the GSEs’, the FHA’s or the VA’s requirements could materially and adversely affect our business.
We are required to follow specific guidelines and eligibility standards that impact the way we produce and service GSE and U.S. government agency loans, including guidelines and standards with respect to:
•credit standards for mortgage loans;
•our default and claims rates on recently produced FHA loans;
•our staffing levels and other servicing practices;
•the servicing and ancillary fees that we may charge;
•our modification standards and procedures;
•the amount of reimbursable and non-reimbursable advances that we may make; and
•the types of loan products that are eligible for sale or securitization.
Changes to GSE and U.S. government agency rules and guidance can materially and adversely impact the loans that we are able to produce and sell and/or insure, as well as the servicing decisions and actions that we are required to undertake. Changes to GSE, FHA and VA requirements in response to the COVID-19 pandemic demonstrate this risk. For example, during the pandemic, both the GSEs and FHA have issued guidance on the restrictive conditions under which they will purchase or insure loans going into forbearance pursuant to the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, shortly after the loan is produced, but before the loan is purchased by a GSE or insured by the FHA. Moreover, even if loan purchasers and agencies are willing to purchase or insure loans to borrowers who have been impacted by the COVID-19 pandemic, they may adjust loan terms that make additional borrowing less attractive to consumers. For instance, during the pandemic, the GSEs announced significant loan-level price adjustments for first-time home buyers and other eligible consumers, implemented operational flexibilities that have since been revoked, and tightened underwriting criteria. Such changes could significantly slow loan production growth. For the GSEs, the COVID-19 specific restrictions have since been retired as of the first quarter of 2023. For the FHA, the COVID-19 specific restrictions remain in effect.
In addition, further changes to Fannie Mae and Freddie Mac, the FHA or VA loan programs, or coverage provided by private mortgage insurers, could also have broad material and adverse market implications. Any future increases in guarantee fees or changes to their structure or increases in the premiums we are required to pay to the FHA, VA or private mortgage insurers for insurance or for guarantees could increase loan production costs and insurance premiums for our customers. These industry changes could negatively affect demand for our mortgage product offerings and consequently our production volume, which could materially and adversely affect our business. We cannot predict whether the impact of any proposals to move Fannie Mae and Freddie Mac out of conservatorship would require them to increase their fees. For further discussion, see “—Risks Related to Better’s Business—Risks Related to Our Market, Industry, and General Economic Conditions—Our business is highly dependent on Fannie Mae and Freddie Mac and certain other U.S. government agencies, and any changes in these entities or their current roles could have a material adverse effect on our business.”
Failure to comply with underwriting guidelines of GSEs or non-GSE loan purchasers or insurers/guarantors could materially and adversely impact our business.
We must comply with the underwriting guidelines of the GSEs in order to successfully produce GSE loans, an area in which we have a substantial business. We also must comply with the underwriting guidelines of federal agency insurers/guarantors, such as the FHA and VA. If we fail to do so, we may be required to repurchase these loans, indemnify the insurers/guarantors, or be subject to other penalties or remedial measures. In addition, we could be subject to allegations of violations of the False Claims Act and the Financial Institutions Reform, Recovery, and Enforcement Act (“FIRREA”) asserting that we submitted claims for insurance on loans that had not been underwritten in accordance with applicable underwriting guidelines. Violations of the False Claims Act carry civil penalties linked to inflation and, in some cases, treble the amount of the government’s damages. If we are found to have violated GSE underwriting guidelines, we could face regulatory penalties and damages in litigation, suffer reputational damage and we could incur losses due to an inability to collect on such insurance, any of which could materially and adversely impact our business, financial condition, results of operations, or prospects. If we fail to meet the underwriting guidelines of the GSEs, federal agency insurers/guarantors, or of non-GSE loan purchasers we could lose our ability to underwrite and/or receive insurance/guaranty on loans for such loan purchasers and insurers/guarantors, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
For example, during the Obama administration, the federal government initiated a number of actions against mortgage loan lenders and servicers alleging violations of FIRREA and the False Claims Act (“FCA”). Some of the actions against lenders alleged that the lenders sold defective loans to Fannie Mae and Freddie Mac, while representing that the loans complied with the GSEs’ underwriting guidelines. The federal government has also brought actions against lenders asserting that they submitted claims for FHA-insured loans that the lender falsely certified to HUD met FHA underwriting requirements that resulted in FHA paying out millions of dollars in insurance claims to cover the defaulted loans. See “—Risks Related to Better’s Business—Risks Related to Our Market, Industry, and General Economic Conditions—Failure to comply with underwriting guidelines of GSEs or non-GSE loan purchasers or insurers/guarantors could materially and adversely impact our business.” Because these actions carry the possibility for treble damages, many have resulted in settlements totaling in the hundreds of millions of dollars, as well as required lenders and servicers to make significant changes in their practices.
On March 12, 2023 Fannie Mae notified us that we had failed to meet their financial requirements due to our decline in profitability and material decline in net worth. The material decline in net worth and decline in profitability permit Fannie Mae to declare a breach of our contract with them. Following certain forbearance agreements from Fannie Mae that instituted additional financial requirements on us, we remain in compliance with these requirements as of the date hereof. Fannie Mae and other regulators and GSEs are not required to grant any forbearance, amendment, extension or waiver and may determine not to do so.

Our underwriting guidelines may not be able to accurately predict the likelihood of defaults on the mortgage loans in our portfolio, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
We originate and sell primarily conforming loans and other non-agency-eligible residential mortgage loans. Conforming loans are underwritten in accordance with guidelines defined by the agencies, as well as additional requirements in some cases, designed to predict a borrower’s ability and willingness to repay. Notwithstanding these standards, our underwriting guidelines may not always correlate with mortgage loan defaults. For example, FICO scores, which we obtain on a substantial majority of our loans, purport only to be a measurement of the relative degree of risk a borrower represents to a lender (i.e., that a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score). Underwriting guidelines cannot predict two of the most common reasons for a default on a mortgage loan: loss of employment and serious medical illness. Any increase in default rates could have a material adverse effect on our business, financial condition, liquidity and results of operations.
In addition, if a mortgage loan or MSR does not comply with underwriting standards or representations and warranties we give to loan purchasers, we could be required to repurchase the loan or MSR, and/or indemnify secondary market purchasers for losses. Reserves we maintain for this purpose may not be sufficient to fund such claims. For more information, see “—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have been and may in the future be required to repurchase or substitute loans or MSRs that we have sold or indemnify purchasers of our loans or MSRs if we breach representations and warranties.”
Challenges to the Mortgage Electronic Registration System could materially and adversely affect our business, financial condition, results of operations, and prospects.
MERSCORP, Inc. is a privately held company that maintains an electronic registry, which tracks servicing rights and ownership of home loans in the United States. Mortgage Electronic Registration Systems, Inc., or MERS, a wholly owned subsidiary of MERSCORP, Inc., can serve as a nominee for the owner of a home loan and in that role initiate foreclosures or become the mortgagee of record for the loan in local land records. We have in the past and may continue to use MERS as a nominee. The Mortgage Electronic Registration System, or the MERS System, is widely used by participants in the mortgage finance industry.
Several legal challenges in the courts and by governmental authorities have been made disputing MERS’s ownership and enforceability of mortgage loans registered in its name, and accordingly its legal standing to initiate foreclosures or act as nominee for lenders in loans and deeds of trust recorded in local land records. Currently, MERS is the primary defendant in several class action lawsuits in various state jurisdictions, where the plaintiffs allege improper mortgage assignment and the failure to pay recording fees in violation of state recording statutes. The plaintiffs in such actions generally seek restitution, compensatory and punitive damages, recordation of all assignments and appropriate attorneys’ fees and costs. An adverse decision in any jurisdiction may delay the foreclosure process in other jurisdictions. These challenges have focused public attention on MERS and on how home loans are recorded in local land records. Although most legal decisions have accepted MERS as mortgagee, these challenges could result in delays and additional costs in commencing, prosecuting and completing foreclosure proceedings, conducting foreclosure sales of mortgaged properties and submitting proofs of claim in customer bankruptcy cases.
We have global operations that could be materially and adversely affected by changes in political or economic stability or by government policies in the U.S., United Kingdom, India or globally.
As of June 8, 2023, we have operations, including approximately 44% of our workforce, located in India, which is subject to relatively higher degrees of political and social instability and may lack the infrastructure to withstand political unrest or natural disasters. As of June 8, 2023, approximately 13% of our workforce was located in the United Kingdom, which is subject to political or economic risks potentially more challenging and uncorrelated to the U.S. business. The political or regulatory climate in the United States, or elsewhere, also could change so that it would not be lawful or practical for us to use international operations in the manner in which we currently use them.

In many foreign countries, particularly in those with developing economies, it may be common to engage in business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act of 1977, as amended, or the FCPA. Any violations of the FCPA or local anti-corruption laws by us, our subsidiaries or our local agents in India or elsewhere could have a material adverse effect on our business, financial condition, results of operations, and prospects, as well as our reputation, and result in substantial financial penalties or other sanctions. Certain activities that we may wish to perform offshore may require state licensure or may not be permitted by the agencies, due to the use of an offshore entity.
If we had to curtail or cease operations in India or the United Kingdom and transfer some or all of these operations to another geographic area, we would incur significant transition costs as well as higher future overhead costs that could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our reported financial results may be materially and adversely affected by future changes in accounting principles generally accepted in the United States.
U.S. Generally Accepted Accounting Principles, or GAAP, is subject to standard setting or interpretation by the Financial Accounting Standards Board, or FASB, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results. A change in these principles or interpretations could also require us to alter our accounting systems in a manner that could increase our operating costs, impact the content of our financial statements and impact our ability to timely prepare our financial statements. Our inability to timely prepare our financial statements in the future could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our business is subject to the risks of catastrophic events such as earthquakes, fires, floods and other natural catastrophic events, interruption by man-made issues such as strikes, cyberattacks and terrorist attacks.
Our systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, strikes, health pandemics, cyberattacks, terrorist attacks and similar events. Disease outbreaks have occurred in the past (including severe acute respiratory syndrome, or SARS, avian flu, H1N1/09 flu and COVID-19) and any prolonged occurrence of infectious disease or other adverse public health developments could have a material adverse effect on the macro economy and/or our business operations. In addition, strikes, terrorist attacks and other geopolitical unrest could cause disruptions in our business and lead to interruptions, delays or loss of critical data. These types of catastrophic events could also affect our loan servicing costs, increase our recoverable and our non-recoverable servicing advances, increase servicing defaults and negatively affect the value of our MSRs. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters or terrorist attacks affecting areas where our operations are located, and our business interruption insurance may be insufficient to compensate us for losses that may occur.
Additionally, if such events lead to a prolonged economic slowdown, recession or declining real estate values, they could impair the performance of our investments and materially and adversely affect our business, financial condition, results of operations, and prospects, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. As a result, any such attacks may materially and adversely impact our performance. Losses resulting from these types of events may not be fully insurable.
Risks Related to Our Products and Our Customers
We face intense competition that could materially and adversely affect us.
Competition in the mortgage and title, insurance real estate brokerage and other markets in which we operate is intense. In addition, the mortgage and other consumer lending business is highly fragmented and dominated by legacy players. Some of our competitors may have more name recognition and greater financial and other resources than we have (including access to capital). Other of our competitors, such as correspondent lenders who produce loans using their own funds, may have more operational flexibility in approving loans. Commercial banks and savings institutions may also have significantly greater access to potential customers given their deposit-taking and other banking functions. Also, some of these competitors are less reliant than we are on the sale of mortgage loans into the secondary markets to maintain their liquidity and may be able to participate in government programs that we are unable to participate in because we are not a state or federally chartered depository institution, all of which may place us at a competitive disadvantage. Additionally, we operate at a competitive disadvantage to U.S. federal banks and thrifts and their subsidiaries because they enjoy federal preemption from compliance with state law and, as a result, conduct their business under relatively uniform U.S. federal rules and standards and are generally not subject to the mortgage-related laws of the states in which they do business. Unlike our federally chartered competitors, we are generally subject to all state and local laws applicable to lenders in each jurisdiction in which we operate, and we are sensitive to regulatory changes that may increase our costs or limit our activities, such as more restrictive licensing, disclosure, or fee-related laws, or laws that may impose conditions to licensing that we or our personnel are unable to meet. To compete effectively, we must have a very high level of operational, technological and managerial expertise, as well as access to capital at a competitive cost. In addition, many commercial banks and other mortgage market participants offer consumers home mortgage loans while also providing us warehouse lines of credit that fund our loan production. This competition with our principal sources of funding may materially and adversely affect our business.
Further, we compete with other mortgage originators and other businesses across the broader real estate and mortgage industry for those consumers that consider obtaining loans online. Digitally native home buying technology platforms are increasingly moving into the loan production space. Such online mortgage originators and digitally native entrants primarily compete on price and on the speed of the loan application, underwriting and approval process, and any increase in these competitive pressures could materially and adversely affect our business, including as a result of higher performance marketing and advertising spend due to greater demand for customer leads.
Competition in our industry can take many forms, including the variety of loan programs being made available, interest rates and fees charged for a loan, convenience in obtaining a loan, customer service levels, the amount and term of a loan and marketing and distribution channels. Fluctuations in interest rates and general economic conditions may also materially and adversely affect our competitive position. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. Furthermore, a cyclical decline in the industry’s overall level of loan producers, or decreased demand for loans due to a higher interest rate environment, may lead to increased competition for the remaining loans. Additionally, more restrictive loan underwriting standards have resulted in a more homogenous product offering, which has increased competition across the mortgage loan industry for loan originations. Furthermore, our existing and potential competitors may decide to modify their business models to compete more directly with our loan origination and servicing models. Since the withdrawal of a number of large participants from these markets following the 2008-2009 financial crisis, there have been relatively few large nonbank participants. In addition, technological advances and heightened e-commerce activities have increased consumers’ accessibility to products and services. This has intensified competition among banks and non-banks in offering mortgage loans. Any increase in these competitive pressures could materially and adversely affect our business.
Our success and ability to develop our business depend on retaining and expanding our customer base. If we fail to add new customers, our business, financial condition or operating results, and prospects could be materially and adversely affected.
Our business model is primarily based on our ability to enable consumers to purchase a home or refinance an existing mortgage through our platform in a seamless, transparent, and hassle-free transaction. We previously experienced significant customer growth in 2020 and the first half of 2021; however, our prior growth has reversed, we may not be able to grow our business and our customer base could shrink over time.
Our ability to attract new customers depends, in large part, on our ability to continue to provide, and be perceived as providing, seamless and superior customer experiences and competitive pricing. In order to maintain this perception, we may be required to incur costs related to improving our customer service, increasing our marketing and advertising spend, as well as reducing the interest rates on our loan production more or more quickly than our competitors, any of which could result in lower revenues or lower profitability. In addition, there is no assurance that any of these actions will achieve their desired effect. If we fail to remain competitive on customer experience or pricing, our ability to grow our business and generate further revenue by attracting customers may be materially and adversely affected.
In addition to attracting new customers to Better, we also aim to attract existing customers when they begin searching for a new home purchase after successfully paying off their previous loans or when they seek to refinance their previous loans. We may not be able to attract such repeat customers for a variety of reasons, including but not limited to their dissatisfaction with a previous loan experience and the perception or ability to offer attractive loan products. If we fail to attract repeat customers for any reason, our ability to grow our business and generate further revenue may be materially and adversely affected.
Other factors that could materially and adversely affect our ability to grow our customer base include:
•elevated interest rates decrease the propensity of customers to obtain home finance products;
•we fail to purchase, or maintain eligibility to purchase, leads from third-party sites, or effectively use search engines, social media platforms, content-based online marketing and other online sources for generating traffic to our website;
•potential customers in a particular market generally do not meet our underwriting guidelines;
•competitors offer similar or more attractive platforms and products than we have or offer better pricing than we do;
•our platform experiences disruptions;
•we suffer reputational harm to our brand resulting from negative publicity, whether accurate or inaccurate;
•we fail to offer new and competitive product offerings;
•customers have difficulty accessing our website on mobile devices or web browsers as a result of actions by us or third parties;
•technical or other problems frustrate the customer experience, particularly if those problems prevent us from generating quotes or paying claims in a fast and reliable manner;
•we are unable to address customer concerns regarding the content, privacy, and security of our platform; or
•we are unable to obtain or maintain required licenses to operate in certain jurisdictions.
Our inability to overcome these challenges could impair our ability to attract new customers and retain existing customers, and could materially and adversely affect our business, financial condition, results of operations, and prospects.
We derive almost all of our revenue from our mortgage loan production business, which we refer to as Home Finance, or other related services. We are, and intend to continue, developing new products and refining existing products. Our failure to accurately predict demand or growth of new or existing products or predict and adapt to changes in the mortgage market and macro environment could materially and adversely affect our business, financial condition, results of operations, and prospects.
We derive almost all of our revenue from our mortgage loan production business, which we refer to as Home Finance, or other related services. Our primary source of Home Finance revenue during our period of rapid growth in 2020 and the first half of 2021 was our refinance business. To the extent that our customers’ need for mortgage loans or related services decreases significantly for any reason, or the mortgage market or macro environment shift away from those conditions which previously supported a strong refinance offering, there is a corresponding material adverse effect on our business and operating results and harm to our competitive position. In particular and as an example, we developed and rapidly scaled a refinance offering during 2020 and the first half of 2021, supported by tailwinds from a COVID-driven low interest rate environment. However, starting in the second half of 2021 and through 2022, the interest rate environment and market for refinance has changed substantially, with refinance volumes declining approximately 74% industry wide in 2022 versus 2021 according to the Fannie Mae February 2023 Housing Report. As a result, our growth, particularly in refinance, slowed in the second half of 2021, as described elsewhere in this proxy statement/prospectus, such that we did not derive a majority of our Home Finance revenue from our refinance business for the year ended December 31, 2022 and for the three months ended March 31, 2023. The rising rate environment, compressing industry origination volume, and increased competitiveness amongst lenders negatively impacted our results for the year ended December 31, 2021, for which we reported a net loss of $301.1 million, and has continued through the year ended December 31, 2022 for which we reported a net loss of $888.8 million and the three months ended March 31, 2023 for which we reported a net loss of $89.9 million. We believe that to remain competitive, we must continually expend resources to enhance and improve our technology, product offerings and product lines. Accordingly, we expect to continue to enhance our automated processes, grow our purchase business and improve cross-sell of non-mortgage products across our homeownership platform (subject to any applicable affiliated business arrangement or other disclosure or business restrictions), but there is no assurance that any of these actions will achieve their desired effect or that we will accurately predict and adapt to demand or growth of new or existing products or predict and adapt to changes in the mortgage market and macro environment. For more information, see “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance” and “—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have a history of operating losses, have not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.”
We have invested significant resources in developing new and refining existing tools, features, services, products and other product offerings and, despite our reductions in near-term spending, remain focused on identifying and building out our long-term growth areas. For example, we recently launched a pilot program to explore an alternative home loan product for startup employees that would allow them to use private company equity as partial loan collateral. In addition, we are also focusing on expanding our Better Plus segment, including: our network of third-party real estate agents, under our Better Real Estate offering; our insurance partners, title insurance and settlement services under our Better Settlement Services offering; and our homeowners insurance product under our Better Cover offering. Furthermore, we are pursuing international expansion in the United Kingdom, where we acquired two internet-enabled real estate finance businesses during the third quarter of 2021, entered into an agreement to purchase Birmingham Bank, a banking entity in the United Kingdom, which transaction closed in the second quarter of 2023 following approval by the Prudential Regulation Authority, and in the first quarter of 2023, we acquired a lending entity in the United Kingdom. Changes to existing product offerings or new initiatives are inherently risky. In particular, new product offerings involve unproven business strategies and areas with which we have limited or no prior development or operating experience. Risks from our initiatives include those associated with potential defects in the existing design and development of the technologies used to automate processes, misapplication of technologies, the reliance on data that may prove inadequate, failure to meet customer expectations and distraction of management from core offerings, and legal and regulatory risks, among others. Volume-based sales incentives may incentivize sales of Better Plus products that could be deemed inappropriate, even if our policies are intended to prevent such sales, which could subject us to reputational, business or legal harms that could impact all of the services we offer, including our core loan production business. As a result of these risks, we could experience increased claims, reputational damage or other adverse effects (such as regulator, investor, or insurer scrutiny and findings), which could be material. Additionally, we can provide no assurance that we will be able to develop, obtain regulatory approval for, commercially market and achieve acceptance of our new product offerings. In addition, our investment of resources to develop new product offerings may either be insufficient or result in expenses that are excessive in light of revenue actually produced from these new product offerings. In addition, refinement of existing product offerings may not result in commensurate improvement of customer service or expansion of revenue actually produced from these refined existing product offerings. Finally, the margins on any new products or services we offer may not be as attractive as the margins we maintain presently.
In recent years, consumers’ behavior patterns, in particular their propensity to use online sources for research, product comparison and guidance, have changed and continue to change. Similarly, available technologies for reaching targeted groups of consumers continue to evolve, as do laws and regulations relating to the use of such technologies. We expect that we will incur costs in the future to adjust our systems to adapt to changing behaviors and technologies, as well as changing laws and regulations with respect to the use of such technologies. In the future, technological innovations and changes in the way consumers engage with technology, the ways we are permitted to engage with customers, and any related laws and regulations, may materially and adversely affect our business, financial condition, results of operations, and prospects, if our business model, marketing strategy and technological infrastructure do not evolve accordingly.
Failure to accurately predict demand or growth with respect to our existing and new product offerings could materially and adversely affect our business, financial condition, results of operations, and prospects, and there is always risk that our existing or new product offerings will be less profitable than we expect, will increase our costs or will decrease our operating margins or take longer than anticipated to achieve target margins. Further, our development efforts with respect to these initiatives could distract management from current operations and could divert capital and other resources from our existing business. In addition, the profile of potential customers using our new product offerings may not be as attractive as the profile of the customers that we currently serve, which may lead to higher levels of delinquencies or defaults than we have historically experienced. If we do not realize the expected benefits of our investments, our business, financial condition, results of operations, and prospects, could be materially and adversely affected.
Our Better Cash Offer program is an unproven business model and could fail to achieve expected results or negatively affect our financial results, operations and reputation.
In the fourth quarter of 2021, we began piloting the Better Cash Offer program, which enables a prospective buyer to make an all-cash offer without a financing contingency. Under the Better Cash Offer program, Better Real Estate makes cash offers on behalf of approved prospective buyers and, if the offers are accepted, purchases the homes from the sellers shortly thereafter. Better Real Estate enters into separate agreements with the prospective buyers to sell them the new homes. In some cases, the prospective buyer or the seller may lease the home from Better Real Estate in the period between the purchase of the home by Better Real Estate and the purchase of the home by the buyer. The Better Cash Offer business model is still nascent compared to Better’s other product offerings and compared to traditional home transaction structures in the United States residential real estate industry. Better Cash Offer program revenue and expenses were $3.0 thousand and $103.0 thousand, respectively, for the three months ended March 31, 2023, and $228.7 million and $230.1 million, respectively, for the year ended December 31, 2022. The Better Cash Offer program incurred greater expenses than revenue in its initial phase, as customers that obtained a mortgage through Better Home Finance did not pay any additional fees or costs to use Better Cash Offer, but we now charge fees for all Better Cash Offer customers and expect to continue charging fees going forward.
Given our limited experience piloting the Better Cash Offer program, our Better Cash Offer operating results are not predictable, our initial Better Cash Offer results may not be indicative of our future Better Cash Offer results, and we may not be able to achieve the profitability that we desire or expect from the Better Cash Offer program or from selling services that accompany the Better Cash Offer program. Demand for the Better Cash Offer program is dependent on home buying environments and such demand has declined in the current market that is less competitive for purchase customers than in 2020 and the first half of 2021. While Better maintains the functionality and would be able to serve inbound demand, Better is not actively seeking Better Cash Offer customers. While many companies have explored (and some have ceased) similar business models, none have established long-term track records that might assist us in predicting whether our Better Cash Offer business model and strategy can be implemented and sustained over an extended period of time. It may be difficult to evaluate the potential future performance of Better Cash Offer without the benefit of established long-term track records from companies implementing a similar business model and in a macroeconomic environment of high and rising interest rates. We may also be unable to finance and manage inventory effectively, as we may be unable to facilitate a Better Cash Offer transaction to completion in the event of default by either the prospective buyer or seller. Homes that are purchased under the Better Cash Offer program remain on our balance sheet during the intervening period between the purchase and sale to the end customer, which could result in additional unforeseen maintenance or other expenses or could decline in value during such period in the event the prospective buyer does not complete the transaction while the home remains on our balance sheet. In addition, we are subject to risk that a prospective buyer fails to complete the transaction and we are unable to sell the home for the amount that we paid, which could occur due to a variety of factors, including an actual or perceived potential decline in real estate values. As a result, our revenue, gross profit and results of operations may be affected, which could have an adverse effect on our business, results of operations, and financial condition. We may encounter unanticipated problems as we continue to refine our Better Cash Offer business model, which may cause us to fail to achieve expected results and may adversely affect our financial results, operations, and reputation.
Our One-Day Mortgage program is an unproven business model and could fail to achieve expected results or negatively affect our financial results, operations and reputation.
We have recently begun offering the One-Day Mortgage program, which enables eligible borrowers to receive a commitment letter for their mortgage in one day. Better launched its “One-Day Mortgage” program in January 2023. The program allows eligible customers to receive an underwriting determination on their mortgage loan application, in the form of a commitment letter, within 24 hours after locking in their interest rate. The commitment letter confirms that the customer qualifies for the mortgage loan terms based on a comprehensive review of their creditworthiness, including verification of income, assets, debts, and other forms of credit evaluation, as well as confirms Better’s commitment to lend, subject to certain customary terms. While there are additional conditions that must be met after the commitment letter is provided in order to close the mortgage transaction (such as a property appraisal and confirmation of insurance), the objective of the One-Day Mortgage program is to give customers more certainty and peace of mind during the loan origination process.
While we believe the greater certainty of a one day commitment letter will enhance the appeal of our Home Finance offerings to prospective customers, we do not have sufficient experience or operating results to accurately predict the results of this program. There can be no assurances that we will achieve the expected results of the One-Day Mortgage program, that we will appropriately identify prospective applicants as eligible for the One-Day Mortgage program, that we will be able to consistently meet the promised timeline or that the compressed timeline for a commitment letter will not adversely affect our operations. If the One-Day Mortgage program does not achieve the results we expect, our financial results, operations and reputation may be materially and adversely affected.
Our loans to customers originated outside of Fannie Mae or Freddie Mac guidelines or the guidelines of the FHA or VA involve a high degree of business and financial risk, which can result in substantial losses that could materially and adversely affect our business, financial condition, results of operations, and prospects.
Loans originated outside of Fannie Mae or Freddie Mac guidelines, or the guidelines of the FHA or VA (“non-conforming loans”), are sold to private investors and other entities. If we are unable to sell such loans to private investors, we may be required to hold such loans for an extended period. For these non-conforming loans, a customer’s ability to repay their non-conforming loan may be adversely impacted by numerous factors, including a healthcare event of the borrower, a change in the borrower’s employment or other negative local or more general economic conditions. Deterioration in a customer’s financial condition and prospects may be accompanied by deterioration in the value of the collateral for the non-conforming loan. Some of the non-conforming loans we produce have been, and in the future could be, made to customers who do not live in the mortgaged property. These non-conforming loans secured by rental or investment properties tend to default more than non-conforming loans secured by properties regularly occupied or used by the customer. In a default, customers not occupying the mortgaged property may be more likely to abandon the property, increasing our financial exposure.
In addition, some loans that we produce that we believe will be conforming loans may not meet Fannie Mae or Freddie Mac guidelines, or the guidelines of the FHA or VA, in which case we would be subject to a high degree of business and financial risk. See “—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have been and may in the future be required to repurchase or substitute loans or MSRs that we have sold or indemnify purchasers of our loans or MSRs if we breach representations and warranties.”
The geographic concentration of our loan production and factors adversely affecting those geographic areas may adversely affect our financial condition and results of operations.
For our loan products offered through Home Finance, as of March 31, 2023, we are licensed to operate in all 50 states and the District of Columbia across various credit and income profiles. For the quarters ended March 31, 2023 and 2022, respectively, approximately 39.6% and 43.1% of our Funded Loan Volume was secured by properties concentrated in four states: California (approximately 8.2% and 17.7%, respectively), Texas (approximately13.4%

and 10.6%, respectively), Florida (approximately 12.8% and 9.8%, respectively) and Washington (approximately 5.1% and 5.0%, respectively). Collectively, these four states account for approximately 30% of the U.S. population. No other state represented more than 6% of our Funded Loan Volume for the periods presented. To the extent that these states in the future experience weaker economic conditions or greater rates of decline in real estate values than the United States generally, the concentration of loans that we produce in those states may decrease and materially and adversely affect our business. Additionally, if states in which we have greater concentrations of business were to change their licensing or other regulatory requirements to make our business cost-prohibitive, we may be required to stop doing business in those states or may be subject to a higher cost of doing business in those states, which could materially and adversely affect our business, financial condition, results of operations, or prospects.
The “Better” brand may not become as widely known as incumbents’ brands and the brand may become tarnished from negative public opinion, which could damage our reputation and materially and adversely affect our earnings.
Many of our competitors have brands that are well recognized. As a relatively new entrant into the homeownership market, we have spent and need to continue to spend considerable money and other resources to create awareness of our product offerings, build our reputation, and generate goodwill. We may not be able to build awareness around the “Better” brand, and our efforts at building, maintaining and enhancing our reputation or generating goodwill could fail. Our actual or perceived failure to address various issues could give rise to reputational risk that could cause harm to us and the “Better” brand and materially and adversely affect our reputation and business. These issues include complaints or negative publicity about our business practices, our marketing and advertising activities, our compliance with applicable laws and regulations, the integrity of the data that we provide to customers or business partners, data privacy and cybersecurity issues, our employees and senior management, litigation to which the Better Founder and CEO is subject, the series of workforce reductions that began in December 2021 or other workforce reductions, negative media coverage associated with the Better Founder and CEO, our failure to implement workplace changes following such coverage, the Better Founder and CEO’s temporary leave, and other aspects of our business. As we expand our product offerings and enter new markets, we need to establish our reputation with new customers, and to the extent we are not successful in creating positive impressions or inadvertently create negative impressions, our business in these newer markets could be materially and adversely affected. There can be no assurance that we will be able to maintain or enhance our reputation, and failure to do so could materially and adversely affect our business, results of operations, financial condition, and prospects. If we fail to deal with, or appear to fail to deal with, various issues that may give rise to reputational risk, we could materially and adversely affect our business.
Negative public opinion can result from actions taken by government regulators, community organizations, the CFPB complaints database and from media coverage and social media, whether accurate or not. As a consumer-facing financial company, we have received negative comment and media attention from time to time, and we expect this to continue in the future. Reputational risk could materially and adversely affect our financial condition and business, strain our working relationships with regulators and government agencies, expose us to litigation and regulatory action, impact our ability to attract and retain customers, trading counterparties, commercial partners, investors and associates and materially and adversely affect our business, financial condition, liquidity and results of operations. In particular and as an example, negative media coverage or the perception of reputational risk was a factor in one commercial partner’s decision to terminate an existing commercial relationship and not to proceed with a pilot program and Barclays’s decision to wind down a $500.0 million warehouse line.
In addition, our ability to attract and retain customers is highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition, and other subjective qualities. Negative perceptions or publicity regarding these matters—even if related to seemingly isolated incidents, or even if related to practices not specific to the production or servicing of loans, such as debt collection—could erode trust and confidence and damage our reputation among existing and potential customers. In turn, this could decrease our Funded Loan Volume and the demand for our products, increase regulatory scrutiny, and materially and adversely affect our business.

Fraud could result in significant financial losses and harm to our reputation.
In deciding whether to approve loans or to enter into other transactions across our businesses with customers and counterparties, we rely on information furnished to us by or on behalf of customers and such counterparties, including credit applications, property appraisals, title information and valuation, employment and income documentation, and other financial information. We also rely on representations of customers and such counterparties as to the accuracy and completeness of that information. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the fair value of the loan may be significantly lower than expected or it may not be possible for us to sell the loan. Additionally, there is a risk that, following the date of the credit report that we obtain and review, a borrower may have become delinquent in the payment of an outstanding obligation, defaulted on a pre-existing debt obligation, taken on additional debt, lost his or her job or other sources of income, or sustained other adverse financial events.
Whether a misrepresentation is made by the loan applicant, another third party or one of our team members, we generally bear the risk of loss associated with the misrepresentation. Our controls and processes may not have detected or may not detect all misrepresented information in our loan productions or acquisitions. Any such misrepresented information could materially and adversely affect our business, financial condition, results of operations, and prospects.
We use automated underwriting engines from Fannie Mae and Freddie Mac to assist us in determining if a loan applicant is creditworthy, as well as other proprietary and third-party tools and safeguards to detect and prevent fraud. We are unable, however, to prevent every instance of fraud that may be engaged in by our customers or team members, and any seller, real estate broker, notary, settlement agent, appraiser, title agent or third-party originator that misrepresents facts about a loan, including the information contained in the loan application, property valuation, title information and employment and income stated on the loan application. For example, team members could execute unauthorized transactions, use our assets improperly or without authorization, use confidential information for improper purposes or misreport or otherwise try to hide improper activities from us. This type of misconduct can be difficult to detect and if not prevented or detected could result in claims or enforcement actions against us or losses. In addition, such persons or entities may misrepresent facts about a mortgage loan, including the information contained in the loan application, property appraisal, title information and employment and income stated on the loan application. If any of this information was intentionally or negligently misrepresented and such misrepresentation was not detected prior to the acquisition or closing of the loan, the value of the loan could be significantly lower than expected, resulting in a loan being approved in circumstances where it would not have been, had we been provided with accurate data. These loans can materially and adversely affect our operations by reducing our available capital to produce new loans. A loan subject to a material misrepresentation is typically unsalable or subject to repurchase if it is sold before detection of the misrepresentation. In addition, the persons and entities making a misrepresentation are often difficult to locate and it is often difficult to collect from them any monetary losses we have suffered.
Additionally, we continue to develop and expand our use of internet and technologies to offer our product offerings. These new technologies may be more susceptible to the fraudulent activities of computer hackers, organized criminals, perpetrators of fraud, terrorists and others. Our resources, technologies and fraud prevention tools may be insufficient to accurately detect and prevent fraud on this channel.
High profile fraudulent activity also could negatively impact our brand and reputation, which could materially and adversely affect our business. In addition, significant increases in fraudulent activity could lead to regulatory intervention, which could increase our costs and also materially and adversely affect our business.
We are subject to significant legal and reputational risks and expenses relating to the privacy, use, and security of customer information.
We receive, maintain and store the personal information, or PI, of our loan applicants, customers and team members. On the customer side, we capture and store 10,000 data points per customer during the loan transaction process. The storage, sharing, use, disclosure, processing and protection of this information are governed by the privacy and data security policies maintained by us and our business. Moreover, there are federal and state laws regarding privacy and the storage, sharing, use, disclosure, processing and protection of PI, personally identifiable information, and user data. Specifically, PI and nonpublic personal information, or NPI, are increasingly subject to legislation and regulations in numerous jurisdictions, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from, or about persons or households in or from, the governing jurisdiction. For example, under federal law, the Gramm-Leach-Bliley Act (“GLBA”), the GLBA Safeguards Rule, and the Fair Credit Reporting Act (“FCRA”), among other laws, set forth privacy and data security requirements for NPI and consumer report information. At the state level, the California Consumer Privacy Act of 2018 (the “CCPA”), which went into effect in January 2020, provides new data privacy rights for California consumers and new operational requirements for us. The CCPA also includes a statutory damages framework for violations of the CCPA and a private right of action against businesses that fail to implement and maintain reasonable security procedures and practices appropriate to the nature of the information to prevent data breaches. In November 2020, California passed the California Privacy Rights Act of 2020 (also known as Proposition 24), which amended and expanded the CCPA, removed the cure period before which businesses can be penalized and created the California Privacy Protection Agency to enforce the state’s consumer data privacy laws. Following the enactment of the CCPA, in 2021, Virginia enacted the Virginia Consumer Data Protection Act of 2021 (“VCDPA”), and Colorado enacted the Colorado Privacy Act (the “CPA”). Several other states are considering enacting similar legislation. We could be materially and adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies (particularly to the extent such changes would affect the manner in which we store, share, use, disclose, process and protect such data), or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition, results of operations, and prospects. In addition, even if legislation or regulation does not expand in a manner that affects our business directly, changing consumer attitudes or the perception of the use of personal information also could materially and adversely affect our business, financial condition, results of operations and prospects.
With respect to cybersecurity, the New York Department of Financial Services’ Cybersecurity Regulation (the “NYDFS Cybersecurity Regulation”) requires covered entities, including licensed mortgage bankers such as our subsidiary Better Mortgage Corporation, to establish and maintain a cybersecurity program designed to protect the confidentiality, integrity and availability of our information systems. This includes, but is not limited to, developing a written policy or policies that address a number of key areas of cybersecurity, including information security, data governance and classification, asset inventory and device management, access controls and identity management, business continuity and disaster recovery, system operations and availability concerns, systems and network security and monitoring, system and application development and quality assurance, physical security and environmental controls, customer data privacy, vendor and third party service provider management, risk assessment and incident response. In addition, the NYDFS Cybersecurity Regulation contains specific requirements with respect to third-party service provider security, cybersecurity personnel and intelligence, the use of multi-factor authentication, penetration testing and encryption of nonpublic information, which is defined to include not only personal information but also business-related information that, if accessed or acquired by an unauthorized third party, would cause a material adverse effect on the business, operations or security of the covered entity. The NYDFS Cybersecurity Regulation is enforceable by the Superintendent of the NYDFS, and the NYDFS has brought enforcement actions, which involve civil monetary penalties. In the event of a cybersecurity incident, Better Mortgage Corporation could be subject to potentially significant monetary penalties and required to undertake expensive remediation actions.
Any penetration of network security or other misappropriation or misuse of PI or personal consumer information, including through ransomware attacks, could cause interruptions in our business operations and subject us to increased costs, litigation, and other liabilities. Claims could also be made against us for other misuse of PI, such as the use of personal information for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, and information security incidents also could involve investigations and enforcement from governmental authorities. Security breaches (including ransomware attacks) could also materially and adversely affect our reputation with consumers and third parties with whom we do business, as well as expose us to regulatory and litigation risk, which could be exacerbated if it is determined that known security issues were not addressed adequately prior to any such breach. It is possible that advances in computer capabilities, new discoveries, undetected fraud, inadvertent violations of our policies or procedures or other developments could result in a compromise of information or a breach of the technology and security processes that are used to protect consumer transaction data. In addition, our current work-from-home policy may increase the risk of security breaches, which could result in the misappropriation or misuse of PI. As a result, our current security measures may not prevent all security breaches. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. We also face risks associated with security breaches affecting third parties, including service providers and business partners. In addition, we face risks resulting from unaffiliated third parties who attempt to defraud, and obtain personal information directly from, our customers by imitating us. Any publicized security problems affecting our businesses and/or those of third parties, whether actual or perceived, may discourage consumers from doing business with us, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
The technology and other controls and processes designed to secure our loan applicant, customer and team member information and to prevent, detect and remedy any unauthorized access to or acquisition of that information were designed to obtain reasonable, not absolute, assurance that such information is secure and that any unauthorized access or acquisition is identified and addressed appropriately. Accordingly, such controls may not have detected, and may in the future fail to prevent or detect, unauthorized access to or acquisition of our customer information, and therefore, despite our efforts, there can be no assurance that any such risks will not occur or, if they do occur, that they will be adequately addressed in a timely manner. If loan applicant, customer or team member information is inappropriately accessed or acquired and used by a third party or a team member for illegal purposes, such as identity theft, we may be responsible to the affected applicant or customer for any losses he, she or they may have incurred as a result of misappropriation or other improper use. In such an instance, we may also be subject to regulatory action, investigation or be liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of our loan applicants’, customers’ or team members’ information. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. In addition, our remediation efforts may not be successful and we may not have adequate insurance to cover these losses. If we are unable to protect our customers’ PI, our business, financial condition, results of operations, and prospects, could be materially and adversely affected.
Risks Related to Our Technology and Intellectual Property
The success and growth of our business will depend upon our ability to adapt to and implement technological changes, and a failure in our ability to adapt to and implement such changes could have a material and adverse effect on our business, financial condition, results of operations, and prospects.
We operate in an industry experiencing rapid technological change and frequent product introductions. We rely on our proprietary technology, including our proprietary loan operating system, Tinman, to make our platform available to customers, evaluate loan applicants and provide our customers with access to a suite of other related product offerings. In addition, we may increasingly rely on technological innovation as we introduce new products, expand our current products into new markets and continue to streamline various loan-related and other processes. The process of developing new technologies and products is complex, and if we are unable to successfully innovate and continue to deliver a superior customer experience, the demand for our product offerings could decrease, which would materially and adversely affect our business, financial condition, results of operations, and prospects.
The loan production process is increasingly dependent on technology, and our business relies on our continued ability to quickly process loan applications over the internet, accept electronic signatures, provide instant process status updates and other customer-and loan applicant-expected conveniences. In addition, we advertise short loan processing times, and the speed with which loans are processed is dependent upon our technology. Failure to consistently meet our advertised loan processing times could have a material and adverse effect on our business, financial condition, results of operations, prospects and reputation. Maintaining and improving this technology will require significant capital expenditures. Our dedication to incorporating technological advancements into our platform requires significant financial and personnel resources. To the extent we are dependent on any particular technology or technological solution, we may be materially and adversely affected if such technology or technological solution is or becomes non-compliant with existing industry standards or applicable law or regulations, fails to meet or exceed the capabilities of our competitors’ equivalent technologies or technological solutions, becomes increasingly expensive to service, retain, update or develop, becomes subject to third-party claims of intellectual property infringement, misappropriation or other violation, or malfunctions or functions in a way we did not anticipate that results in the need for manual processes that introduce the risk of human errors or loan defects potentially requiring repurchase. Additionally, new technologies and technological solutions are continually being released. As such, it is difficult to predict the problems we may encounter in improving our websites’ and other technologies’ functionality.
There is no assurance that we will be able to successfully adopt new technology as critical systems and applications become obsolete and better ones become available. Additionally, if we fail to develop our websites and other technologies to respond to technological developments and changing customer and loan applicant needs in a cost-effective manner, or fail to acquire, integrate or interface with third-party technologies effectively, we may experience disruptions in our operations, lose market share or incur substantial costs.
Technology disruptions or failures, including a failure in our operational, security or fraud-detection systems or infrastructure, or those of third parties with whom we do business, including data centers and internet service providers, could disrupt our business, cause legal or reputational harm and materially and adversely impact our business, financial condition, results of operations, and prospects.
We are dependent on the secure, efficient, and uninterrupted operation of our technology infrastructure, including computer systems, related software applications, and data centers, as well as those of certain third parties. Our websites and computer/telecommunication networks must accommodate a high volume of traffic and deliver frequently updated information, the accuracy and timeliness of which is critical to our business. Our technology must provide a loan application experience and homeownership product offerings that equal or exceed the experience provided by our competitors. We have or may in the future experience service disruptions and failures caused by system or software failure, fire, power loss, telecommunications failures, including those of internet service providers, team member misconduct, human error, computer hackers, computer viruses and disabling devices, malicious or destructive code, denial of service or information, as well as natural disasters, health pandemics and other similar events. The implementation of technology changes and upgrades to maintain current and integrate new technology systems may also cause service interruptions. Any such disruption could interrupt or delay our ability to provide product offerings to our applicants or customers and could also impair the ability of third parties to provide critical services to us. Our disaster recovery planning may not be sufficient for all situations.
All of our products utilize resources and services provided by third parties, in particular, providers of cloud-based services. We have periodically experienced service disruptions in the past, and we cannot be sure that we will not experience interruptions or delays in our service in the future. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage, interrupt, or otherwise disrupt the third-party resources or services we use. Any prolonged service disruption affecting our platform could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise materially and adversely affect our business, financial condition, results of operations, and prospects. In the event of damage or interruption, our insurance policies may not adequately compensate us for any losses.
Our platform is accessed by many customers and prospective customers, often at the same time. As our customer base and range of product offerings continue to expand, we may not be able to scale our technology to accommodate the increased capacity requirements, which may result in interruptions or delays in service. In addition, the failure of third-party service providers to meet our capacity requirements could result in interruptions or delays in access to our platform or impede our ability to grow our business and scale our operations. If our third-party service agreements are terminated, or there is a lapse of service, interruption of internet service provider connectivity, or damage to data centers, we could experience interruptions in access to our platform as well as delays and additional expense in arranging new facilities and services. Any service disruption affecting our platform could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise materially and adversely affect our business, financial condition, results of operations, and prospects.
Additionally, the technology and other controls and processes we have created to help us identify misrepresented information in our loan production operations were designed to obtain reasonable, not absolute, assurance that such information is identified and addressed appropriately. Accordingly, such controls may not have detected, and may fail in the future to detect, all misrepresented information in our operations.

If our operations are disrupted or otherwise negatively affected by a technology disruption or failure, this could result in customer dissatisfaction and damage to our reputation and brand, and materially and adversely affect our business, financial condition, results of operations, and prospects. We do not carry business interruption insurance sufficient to compensate us for all losses that may result from interruptions in our service as a result of systems disruptions, failures and similar events.
Cyberattacks and other data and security breaches could materially and adversely affect our business, financial condition, results of operations, and prospects.
We are dependent on information technology networks and systems, including the internet, to securely collect, process, transmit, and store electronic information. In the ordinary course of our business, we receive, process, retain and transmit proprietary information, and sensitive or confidential data, including personal information of our team members, customers and loan applicants. Despite devoting significant time and resources to ensure the integrity of our information technology systems, we may not be able to anticipate or implement effective preventive measures against all security breaches (including ransomware attacks) or unauthorized access of our information technology systems or the information technology systems of third-party vendors that receive, process, retain and transmit electronic information on our behalf and, therefore, we cannot guarantee that third parties will not be able to gain unauthorized access to our information technology systems and proprietary technology, and the confidential information of our customers, loan applicants, team members, and ourselves.
Cybersecurity risks for lenders have significantly increased in recent years, in part, because of the proliferation of new technologies, the use of the internet and mobile technologies to conduct financial transactions and the increased sophistication and activities of computer hackers, organized crime, terrorists and other external parties, including foreign state actors. We, our customers and loan applicants, regulators, our vendors (or our vendors’ vendors) and other third parties are likely to be the target of cyberattacks. These cyberattacks could include computer viruses, malicious or destructive code, phishing attacks, ransomware attacks, denial of service or information, improper access by team members, our vendors (or our vendors’ vendors) or other third parties or other security breaches that could in the future result in the unauthorized release, gathering, monitoring, misuse, loss, unavailability, or destruction of confidential, proprietary and other information of ours, our team members, our customers and loan applicants or of third parties, or otherwise materially disrupt our or our customers’ and loan applicants’ or other third parties’ network access or business operations. In addition, these threats are constantly evolving, thereby increasing the difficulty of successfully defending against them or implementing adequate preventative measures. Although we have undertaken measures intended to protect the safety and security of our information systems and the information systems of our third-party providers and the data therein, there can be no assurance that security breaches or cyberattacks (including ransomware attacks) will not occur or, if they do occur, that they will be adequately addressed in a timely manner. Such measures may in the future fail to prevent or detect unauthorized access to our team member, customer and loan applicant information.
Any penetration of our, our vendors’ (or our vendors’ vendors) or other third-parties’ information technology systems, network security, mobile devices or misappropriation or misuse of personal information of our team members, customers or loan applicants, including wire fraud, phishing attacks and business e-mail compromise, could cause interruptions in the operations of our businesses, financial loss to our customers or loan applicants, damage to our computers or operating systems and to those of our customers, loan applicants and counterparties, and subject us to increased costs, litigation, disputes, damages and other liabilities. Furthermore, cyberattacks on local and state government databases and offices, and the rising trend of ransomware attacks generally, expose us to the risk of losing access to critical data and the ability to provide product offerings to our customers. These attacks can cause havoc and such attacks against local and state government databases and offices have at times led title insurance underwriters to prohibit us from issuing policies, and to suspend closings, on properties located in the affected counties or states.
Any of the foregoing events could result in disruptions to our information technology systems, violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction and damage to our reputation and brand, regulatory action or investigation, fines or penalties, additional regulatory scrutiny, significant litigation exposure and harm to our reputation. Any publicized security problems affecting our businesses and/or those of such third parties may materially and adversely affect the market perception of our products and discourage potential customers from doing business with us. These risks may increase in the future as we continue to increase our reliance on the internet and use of web-based product offerings and on the use of cybersecurity.
Our products use third-party software, hardware and services that may be difficult to replace or cause errors or failures of our products that could materially and adversely affect our business, financial condition, results of operations, or prospects.
In addition to our proprietary software, we license third-party software, utilize third-party hardware and depend on services from various third parties for use in our products. In the future, these software, hardware, or services may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use, or increase in cost of, any such software, hardware or services could result in decreased functionality of our products until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated, which could materially and adversely affect our business, financial condition, results of operations, and prospects. In addition, any errors or defects in or failures of the software, hardware or services we rely on, whether maintained by us or by third parties, could result in errors or defects in our products or cause our products to fail, which could materially and adversely affect our business, financial condition, results of operations, and prospects, and be costly to correct. Many of our third-party providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our customers or to other third parties that could harm our reputation and increase our operating costs. We will need to maintain our relationships with third-party software, hardware and service providers and make efforts to obtain software, hardware and services from such providers that do not contain any errors or defects. Any failure to do so could materially and adversely affect our ability to deliver effective products to our customers and loan applicants and materially and adversely affect our business, financial condition, results of operations, and prospects.
To operate our website, and provide our product offerings, we use software packages from a variety of third parties, which are customized and integrated with code that we have developed ourselves. We rely on third-party software product offerings related to loan information verification, loan document production and interim loan servicing. If we are unable to integrate this software in a fully functional manner, we may experience increased costs and difficulties that could delay or prevent the successful development, introduction or marketing of new product offerings.
Some aspects of our platform include open source software or software that uses open source software and the requirements of or the failure to comply with the terms of one or more of the open source licenses governing the use of such software could materially and adversely affect our business, financial condition, results of operations, and prospects.
Aspects of our platform incorporate software subject to open source licenses, which may include, by way of example, the Berkeley Software Distribution licenses and the Apache licenses. The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that limits our use of the software, inhibits certain aspects of our platform, obligates us to publicly disclose our proprietary source code, requires us to license some or all of our proprietary software for free or a nominal fee, or otherwise materially and adversely affect our business, financial condition, results of operations, and prospects. We may also face claims from others claiming ownership of, or seeking to enforce the terms of, an open source license, including by demanding public release of the open source software, derivative works created based upon such open source software, or our proprietary source code that was developed using, or that incorporates, such software, or to license the products that use open source software under terms that allow reverse engineering, reverse assembly or disassembly. These claims could also result in litigation (which may require us to expend significant resources and attention), require us to purchase a costly license or require us to devote additional research and development resources to change our software in order to replace software subject to such claims, any of which could materially and adversely affect our business, financial condition, results of operations, and prospects.
In addition to risks related to license requirements, the use of open source software can lead to greater risks than the use of third-party commercial software because some open source projects contain vulnerabilities or architectural instabilities that are either publicly known or publicly discoverable, and because open source licensors generally make their open source software available “as-is” and do not provide indemnities, warranties or controls. Many of the risks associated with the use of open source software cannot be eliminated, and could materially and adversely affect our business, financial condition, results of operations, and prospects.
We could be materially and adversely affected if we inadequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and may face allegations that our product offerings or conduct infringes on the intellectual property rights of third parties.
Trademarks, trade secrets, and other intellectual property and proprietary rights are important to our success and our competitive position. We rely on a combination of trademarks, service marks, trade secrets and domain names, as well as confidentiality procedures and contractual provisions to protect our intellectual property and proprietary rights. Despite these measures, third parties may attempt to disclose, obtain, copy or use intellectual property owned or licensed by us and these measures may not prevent misappropriation, infringement, reverse engineering or other violation of intellectual property or proprietary rights owned or licensed by us, particularly in foreign countries where laws or enforcement practices may not protect our proprietary rights as fully as in the United States. In addition, departing employees may attempt to misappropriate software upon their departure in a manner that may be difficult to detect, or to prove in a court action undertaken to remedy the misappropriation. In at least one instance, a former Better software engineer attempted to misappropriate a substantial amount of source code upon their departure, and the company was forced to seek a restraining order to resolve the issue. Although the case was satisfactorily resolved, similar events may occur in the future, and no assurance can be given that Better would prevail in future disputes of a similar nature. Furthermore, confidentiality procedures and contractual provisions can be difficult or costly to enforce and, even if successfully enforced, may not be entirely effective. In addition, we cannot guarantee that we have entered into confidentiality agreements with all team members, partners, independent contractors, consultants or other third parties that have or may have had access to our trade secrets or other proprietary or confidential information. Additionally, such confidentiality agreements may be breached or adequate remedies may not be available in the event of an unauthorized access, use or disclosure of our trade secrets or other proprietary or confidential information. Any issued or registered intellectual property owned by or licensed to us may be challenged, invalidated, held unenforceable or circumvented in litigation or other proceedings, including re-examination, inter partes review, post-grant review, covered business method review, interference and derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), and such intellectual property rights may be lost or no longer provide us meaningful competitive advantages. Third parties may also independently develop products, services and technology similar to, duplicative of or superior to our product offerings.
In addition, we have licensed our technology to third parties and plan to license our technology in the future. Such licensing arrangements, by their nature, increase the risk of a technology licensee claiming Better Mortgage Corporation breached its licensing agreement or the technology otherwise did not meet the client’s expectations. If this happened, Better Mortgage Corporation could also face negative press and be required to spend significant resources in order to protect our intellectual property rights. Litigation brought to protect and enforce our intellectual property rights, either in the United States or internationally, could be costly and time consuming, could result in the diversion of time and attention of our management team, and may not be successful or could result in the impairment or loss of portions of our intellectual property. Furthermore, attempts to enforce our intellectual property rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us, or result in a holding that invalidates, or narrows the scope of, our rights, in whole or in part. Our failure to secure, maintain, protect and enforce our intellectual property rights could materially and adversely affect our brands, business, financial condition, results of operations, and prospects.
Our success and ability to compete also depends in part on our ability to operate without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties. We may, in the future, encounter disputes from time to time concerning intellectual property rights of others, including our competitors, and we may not prevail in these disputes. Third parties may raise claims against us alleging infringement, misappropriation or other violations of their intellectual property rights, including trademarks, copyrights, patents, or trade secrets. We may not be aware of whether our products or services, or products and services we license from third parties, do or will infringe existing or future patents or other intellectual property rights of others. In addition, there can be no assurance that one or more of our competitors who have developed competing technologies or our other competitors will not be granted patents for their technology and allege that we have infringed such patents. Some third-party intellectual property rights may be broad, and it may not be possible for us to conduct our operations in such a way as to avoid all alleged infringements, misappropriations or other violations of such intellectual property rights. In addition, former employers of our current, former or future employees or contractors may assert claims that such employees or contractors have improperly disclosed to us or misappropriated the confidential or proprietary information of these former employers. Litigation may be necessary to enforce our intellectual property rights, defend against alleged infringement or determine the validity and scope of proprietary rights claimed by others. Such disputes or litigation could be costly, time consuming and could result in the diversion of time and attention of our management team, and the resolution of any such disputes or litigations is difficult to predict.
Future litigation may also involve non-practicing entities or other intellectual property owners who have no relevant product offerings or revenue and against whom our ownership of intellectual property may therefore provide little or no deterrence or protection. An assertion of an intellectual property infringement, misappropriation or other violation claim against us, regardless of the merit or resolution of such claim, may result in adverse judgments, settlement on unfavorable terms or cause us to spend significant amounts of time and attention to defend, even if we ultimately prevail, and we may have to pay significant monetary damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property (temporarily or permanently), cease providing certain product offerings or incur significant license, royalty or technology development expense, or suffer harm to our brand, any of which could materially and adversely affect our business, financial condition, results of operations, or prospects. Even in instances where we believe that claims and allegations of intellectual property infringement, misappropriation or other violations against us are without merit, defending against such claims could be costly, time consuming and could result in the diversion of time and attention of our management team and technical personnel. In addition, although in some cases a third party may have agreed to indemnify us for such infringement, misappropriation or other violation, such indemnifying party may refuse or be unable to uphold its contractual obligations, or such indemnification may not sufficiently cover the potential claims, which may be significant. In other cases, our insurance may not cover potential claims of this type adequately or at all, and we may be required to pay monetary damages, which may be significant.
An adverse determination in any intellectual property claim could require us to pay damages (compensatory or punitive) and/or temporarily or permanently stop using our technologies, trademarks, copyrighted works and other material found to be in violation of another party’s rights and could prevent us from licensing our technologies to others unless we enter into royalty or licensing arrangements with the prevailing party or are able to redesign our product offerings and processes to avoid infringement. Any such license may not be available on reasonable terms, if at all, and there can be no assurance that we would be able to redesign our product offerings in a way that would avoid any such limitation. In addition, such claims, or resulting damages or injunctions, may result in negative publicity about us, which could materially and adversely affect our reputation.
Any successful infringement or other intellectual property claim made against us or our failure to develop non-infringing technology or obtain a license to the rights to the intellectual property of others on commercially reasonable terms could have a material adverse effect on our reputation and business, financial condition, results of operations, and prospects.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business, financial condition, results of operations, and prospects may be materially and adversely affected.
We rely on our trademarks, service marks, domain names and logos to market our brands, to build and maintain brand loyalty and recognition and to generate goodwill. We rely on trademark protections to protect our business and our product offerings. We generally seek to register and continue to register and renew trademarks, trade names, service marks and logos as they are developed and used, and reserve, register and renew domain names as appropriate. Our registered or unregistered trademarks, trade names, service marks or logos may be challenged, infringed, circumvented or declared generic or otherwise invalid or determined to be infringing on other marks, in which latter case, we may be prevented from using our names, brands and trademarks unless we enter into appropriate royalty, license or coexistence agreements which may not be available at commercially reasonably prices, or at all. Effective trademark protection may not be available or may not be sought in every country in which our products are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. We may not be able to protect our rights to these trademarks, service marks, logos, domain names and trade names, which we would need to build brand name recognition by potential customers or partners in our markets of interest.
We may not be able to enforce our intellectual property rights throughout the world, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.
There can be no assurance that we will be able to protect our intellectual property now or in the future against unauthorized use within each of our geographic markets. Filing, prosecuting and defending our intellectual property in all countries throughout the world may be prohibitively expensive. We may not be able to effectively protect our intellectual property from misappropriation or infringement in countries where effective patent, trademark, trade secret and other intellectual property laws and judicial systems may be unavailable or may not adequately protect our proprietary rights. The lack of adequate legal protections of intellectual property or of legal remedies for related actions could have a material adverse effect on our business, results of operations, financial condition and liquidity.
Risks Related to Our Indebtedness
Our debt obligations could materially and adversely affect our business, financial condition, results of operations, and prospects.
We have incurred in the past, and expect to incur in the future, debt to finance our operations, capital investments, and business acquisitions and to restructure our capital structure.
Our debt obligations could materially and adversely impact us. For example, these obligations could:
•require us to use a large portion of our cash flow to pay principal and interest on debt, which will reduce the amount of cash flow available to fund working capital, capital expenditures, acquisitions, research and development, or R&D, expenditures and other business activities;
•result in certain of our debt instruments being accelerated to be immediately due and payable or being deemed to be in default if certain terms of default are triggered, such as applicable cross-default and/or cross-acceleration provisions;
•limit our future ability to raise funds for capital expenditures, strategic acquisitions or business opportunities, R&D and other general corporate requirements;
•restrict our ability to incur specified indebtedness, create or incur certain liens and enter into sale-leaseback financing transactions;
•increase our vulnerability to adverse economic and industry conditions; and
•increase our exposure to interest rate risk from variable rate indebtedness.
Our warehouse lines and the Corporate Credit Facility contain covenants, including requirements to maintain a certain minimum tangible net worth and adjusted tangible net worth, minimum liquidity, maximum ratios of total debt or liabilities to adjusted tangible net worth, pre-tax net income requirements, minimum cash deposits in certain deposit accounts, restricted payments and other customary debt covenants. For example, under the Corporate Credit Facility, we have a covenant to receive at least $250,000,000 in net cash proceeds from the issuance of equity or subordinated debt on or prior to June 30, 2023. If we are not able to satisfy this covenant, our monthly amortization payments will increase. The Corporate Credit Facility also requires full repayment of the facility upon the consummation of the Business Combination and the funding of the Post-Closing Convertible Notes, which will decrease the cash proceeds available to us from such events.
In addition, breach of the covenants in our credit facilities can result in an event of default under these facilities and as such allow the lenders to pursue certain remedies. Furthermore, each of these facilities includes cross-default or cross-acceleration provisions that could result in most, if not all, facilities terminating if an event of default or acceleration of maturity occurs under any facility. See “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “—Risks Related to Better’s Business—Risks Related to Our Indebtedness—Certain of our secured debt obligations require us to satisfy financial covenants, including minimum levels of profitability, tangible net worth, liquidity, and maximum levels of consolidated leverage. We have obtained amendments relating to certain financial covenants” for more information about these and other financing arrangements. Our ability to comply with these provisions may be affected by events beyond our control, and if we are unable to meet or maintain the necessary covenant requirements or satisfy, or obtain waivers for, the continuing covenants, we may lose the ability to borrow under all of our debt facilities, which could materially and adversely affect our business.
Our ability to meet our payment obligations under our debt facilities depends on our ability to generate significant cash flows or obtain external financing in the future. We cannot assure you that we will be able to generate sufficient cash flow or obtain external financing on terms acceptable to us or at all.
Our ability to meet our payment obligations under our debt facilities depends on our ability to generate significant cash flows or obtain external financing in the future. This ability, to some extent, is subject to market, economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. There can be no assurance that our business will generate cash flow from operations, or that additional capital will be available to us, in amounts sufficient to enable us to meet our debt payment obligations and to fund other liquidity needs. Additionally, events and circumstances may occur which would require us to begin mandatory repayment of the Corporate Credit Facility, which imposes repayment obligations upon us in certain conditions. If we are unable to generate sufficient cash flows to service our debt payment obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may be unable to meet our debt payment obligations, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our ability to refinance existing debt and borrow additional funds is affected by a variety of factors, including:
•limitations imposed on us under existing and future debt facilities that contain restrictive covenants and borrowing conditions that may limit our ability to raise additional debt;
•a decline in liquidity in the credit markets, or elevated interest rates;
•volatility in our mortgage loan sales secondary market;
•the financial strength of the lenders from whom we borrow;
•the decision of lenders from whom we borrow to reduce their exposure to mortgage loans due to global economic conditions, or a change in such lenders’ strategic plan, future lines of business, the COVID-19 pandemic, or otherwise;
•the amount of eligible collateral pledged on debt facilities, which may be less than the borrowing capacity of these facilities;
•the larger portion of our warehouse lines that is uncommitted, versus what is committed;
•more stringent financial covenants in such refinanced facilities, which we may not be able to achieve; and
•accounting changes that impact calculations of covenants in our debt facilities.
If the refinancing or borrowing guidelines become more stringent and such changes result in increased costs to comply or decreased loan production volume, such changes could materially and adversely affect our business.

Certain of our secured debt obligations require us to satisfy financial covenants, including minimum levels of profitability, tangible net worth, liquidity, and maximum levels of consolidated leverage. We have obtained amendments relating to certain financial covenants.
Our lenders require us to comply with various financial covenants, including tangible net worth, liquidity, leverage ratios and profitability. As a result of our operating losses and enhanced financial requirements, we were required to amend certain of our warehouse lines. In addition, in February 2023, we amended the Corporate Credit Facility to defer mandatory amortization required as a result of our failure to satisfy a minimum revenue threshold resulting from the significant decline in our revenues since the fourth quarter of 2021. We expect that we will need to further amend or obtain waivers during the remainder of 2023 in order to maintain compliance with the financial covenants applicable to our warehouse lines. Our lenders are not required to grant us any such amendment, extension, forbearance or waiver and may determine not to do so. As of the date of this proxy statement/prospectus following certain amendments, we were in full compliance with all financial covenants under our warehouse lines. Although these financial covenants limit our liquidity through minimum cash and tangible net worth requirements, we believe that these covenants currently provide us with sufficient flexibility to operate our business and obtain the financing necessary for that purpose. For more information, see “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have a history of operating losses, have not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.”
Risks Related to Our Warehouse Lines of Credit
Our business relies on our warehouse lines to fund loans and otherwise operate our business. If one or more of such facilities is terminated or otherwise becomes unavailable for us to use, we may be unable to find replacement financing at commercially favorable terms, or at all, which could have a material adverse effect on our business.
Our business model is to fund substantially all of the loans we close on a short-term basis primarily under our warehouse lines as well as from our operations for any amounts not advanced by warehouse lenders. Loan production activities generally require short-term liquidity in excess of amounts generated by our operations. The loans we produce are typically financed through one of our warehouse lines before being sold to a loan purchaser. Our borrowings are in turn generally repaid with the proceeds we receive from mortgage loan sales, such as loss of hedging counterparties. We are currently, and may in the future continue to be, dependent upon a handful of warehouse lenders to provide the primary funding facilities for our loans. Delays or failures in the mortgage loan sales could have a material adverse effect on our liquidity and our ability to repay existing borrowings or obtain additional funds. Consistent with industry practice, we hedge our loan pipeline to optimize Gain on Sale Margin.
We currently have a lower proportion of loans funded through our warehouse lines than our typical past practice, with an increasing proportion of company-funded loans held for sale. As our origination volumes have declined, the number of loans we originate that are ineligible for warehouse funding, or are required to be repurchased from loan purchasers due to underwriting defects, have made up a larger share of our loans held for sale. Specifically, a loan purchaser can require us to repurchase a defective loan up to three years after sale, and therefore even if the percentage of loans requiring repurchase remains steady, they make up a larger portion of current loans held for sale given the volume decline. Additionally, our net losses in 2021 and 2022 have led to lower advance rates under our warehouse facilities than we have had in the past. Because our business model is to utilize warehouse facilities as short-term financing for our loan production, the decreased utilization of our warehouse lines for our current portfolio of loans held for sale may have a stronger effect on our liquidity than it would otherwise.
Our ability to fund current operations depends upon our ability to secure these types of short-term financings on acceptable terms and to renew or replace the financings as they expire. Consistent with industry practice, our existing warehouse lines are 364-day facilities, with maturities staggered throughout the calendar year, and these facilities are therefore required to be renewed on an annual basis. We have obtained waivers or amendments to certain of our warehouse lines. For more information, see “—Risks Related to Better’s Business—Risks Related to Our Indebtedness—Certain of our secured debt obligations require us to satisfy financial covenants, including minimum levels of profitability, tangible net worth, liquidity, and maximum levels of consolidated leverage. We have obtained amendments relating to certain financial covenants.”
Our access to, and our ability to renew, our existing warehouse lines has suffered and could continue to suffer in the event of: (i) the deterioration in the performance of the loans underlying the warehouse lines; (ii) our failure to maintain sufficient levels of eligible assets; (iii) our inability to collect and maintain all records relating to the mortgage loans underlying the warehouse lines; (iv) our inability to access the secondary market for mortgage loans; or (v) perceived reputational concerns by warehouse lenders. As an example, as discussed elsewhere in this proxy statement/prospectus, Better has been subject to significant negative media coverage regarding, among other things, its series of workforce reductions and the Better Founder and CEO stepping away from full-time engagement, which has affected the public perception of Better and has had and may in the future have a corresponding effect on perceived reputational concerns by warehouse lenders, including causing them to reduce or not renew our warehouse lines (for more information, see “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Vishal Garg, the Better Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and our largest stockholder, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects”). In addition, Barclays provided Better with a $500.0 million warehouse line and received $937,500 in upfront fee revenue when the facility was closed. On June 22, 2022 Barclays resigned from its role as financial advisor to Aurora, and Barclays ultimately wound down this warehouse line. For more information on Barclays’ resignation from its financial advisory role, see “—Risks Related to the Business Combination and Aurora—Each of Barclays and Citigroup has resigned from its financial advisory role in connection with the Business Combination, and investors should not put any reliance on the fact that any such investment bank was involved with any aspect of the Business Combination. Although not formally retained by Better, Bank of America also has indicated it is resigning from any role it had.”
In the event that a number of our warehouse lines are terminated or are not renewed, if such counterparties to any of these agreements fail to perform or if the principal amount that may be drawn under our funding agreements that provide for immediate funding at closing were to significantly decrease, we may be unable to find replacement financing on commercially favorable terms, or at all, which could materially and adversely affect our business. In addition, our reliance on warehouse lines of credit for purposes of funding loans contains certain risks, as the financial crisis of 2008-2009 resulted in certain warehouse lenders refusing to honor lines of credit for non-banks without a deposit base. Given the broad impact of elevated interest rates on the financial markets, our future ability to borrow money to fund our current and future loan production is uncertain. If we are unable to refinance or obtain additional funds for borrowing, our ability to maintain or grow our business could be limited. For more information, see “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Corporate Credit Facility.”
If the value of the collateral underlying certain of our warehouse lines decreases, we could be required to satisfy a margin call, and an unanticipated margin call could have a material adverse effect on our liquidity.
Certain of our warehouse lines are subject to margin calls based on the lender’s opinion of the value of the loan collateral securing such financing. A margin call would require us to repay a portion of the outstanding borrowings. A large, unanticipated margin call could have a material adverse effect on our liquidity. For example, as a result of the declines in interest rates in the initial days of the COVID-19 pandemic, we have previously faced heightened margin calls. While margin calls have been less of a concern in rising rate environments, during periods of higher interest rate volatility, we have experienced meaningful demands for repayments. To date, we have satisfied all such margin calls. There can be no assurance that we will be able to satisfy future margin calls, and any failure to do so would materially and adversely affect our business, financial condition and results of operations. We may be required to post collateral during periods of interest rate fluctuations, particularly during periods of interest rate decline.

Borrowings under our finance and warehouse lines expose us to interest rate risk because of variable rates of interest that could materially and adversely impact the financing of our business.
Borrowings under our finance and warehouse lines are at variable rates of interest, which also expose us to interest rate risk. If interest rates increase, our debt service obligations on certain of our variable-rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. We have not historically entered into interest rate swaps on our warehouse lines of credit to reduce interest rate volatility.
If our loan production subsidiary, Better Mortgage Corporation, fails to operate at a profit, the terms of certain of our agreements with financial counterparties, including our warehouse lines, would become more restrictive, which could detrimentally affect our ability to obtain financing for our loan production or other lines of business, which in turn would negatively affect our business, results of operations, financial condition and liquidity.
Certain of our warehouse lines have terms that are dependent on the profitability of Better Mortgage Corporation. If Better Mortgage Corporation operates at a net loss for a specified period, then the following terms of certain of our warehouse lines would become more restrictive: (1) minimum liquidity covenants would increase and require us to hold more cash and cash equivalents, (2) advance rates would decrease, which would reduce the amount of funding available per loan funded into our warehouse lines and (3) tangible net worth requirements would increase, requiring us to limit our leverage ratio, which would reduce our operational flexibility. Additionally, certain of our financial counterparties are able to demand greater collateral in their relationships with us when we operate at a net loss. To the extent any of these more restrictive conditions results in a diminished ability for us to fund our mortgage production prior to its sale into our purchaser network, our capacity to produce mortgages would be reduced, which in turn would negatively affect our business, and, if so affected for a prolonged period of time, result in a material adverse effect on our business, results of operations, financial condition and liquidity. Due to changes in the market and in our business, our financial covenants are typically set at levels commensurate with the higher mortgage volumes and earnings that we experienced at the time these agreements were entered into. As a result, we have and may be in breach of financial maintenances and other covenants applicable to our warehouse facilities, but we have generally obtained waivers, amendments or extensions to enable us to continue to access these warehouse facilities.
Risks Related to Our Regulatory Environment
We operate in a heavily regulated industry, and our loan production and real estate brokerage activities, title and settlement services activities and homeowners insurance agency activities expose us to risks of noncompliance with a large and increasing body of complex laws and regulations at the U.S. federal, state and local levels, which, at times, may be inconsistent.
Due to the heavily regulated nature of the mortgage, home ownership, real estate, and insurance industries, we are required to comply with a wide array of U.S. federal, state and local laws and regulations that regulate, among other things, the manner in which we conduct our loan production and other businesses and the fees that we may charge, and the collection, use, retention, protection, disclosure, transfer and other processing of personal information. Governmental authorities and various U.S. federal and state agencies have broad oversight and supervisory authority over our business. For instance, because we produce loans and provide Better Plus products and services across numerous states, we must be licensed in all relevant jurisdictions and comply with the respective laws and regulations of each, as well as with judicial and administrative decisions applicable to us.
Both the scope of the laws and regulations and the intensity of the supervision to which our business is subject have increased over time, in response to the financial crisis as well as other factors such as technological and market changes. Failure to satisfy certain requirements or restrictions could result in a variety of regulatory actions such as fines, directives requiring certain steps be taken, suspension of authority to operate or ultimately a revocation of authority or license. Certain types of regulatory actions could result in a breach of representations, warranties and covenants, and potentially cross-defaults in our financing arrangements which could limit or prohibit our access to liquidity to operate our business. In addition, while the Biden administration promulgates new rules or guidance, it also may interpret existing laws and regulations in novel ways and/or expand enforcement priorities at certain federal agencies, such as the CFPB and the FTC. It is therefore possible that new rulemakings, interpretations, or enforcement actions will materially and adversely affect our business, affiliates, and strategic relationships.
We expect that our business will remain subject to extensive regulation and supervision. Although we have systems and procedures designed to comply with developing legal and regulatory requirements, we cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies or courts will not interpret existing laws or regulations in a different or more restrictive manner than we have, which could render our current business practices non-compliant or which could make compliance more difficult or expensive. Any of these or other changes in laws or regulations could materially and adversely affect our business, financial condition, results of operations, and prospects.
We are subject to various telecommunications, data protection and privacy laws and regulations, as well as various consumer protection laws, including predatory lending laws, and failure to comply with such laws can result in material adverse effects.
We are currently subject to a variety of, and may in the future become subject to additional U.S. federal, state and local laws and regulations that are continuously evolving and developing, including laws on advertising, as well as privacy laws and regulations, such as the Telephone Consumer Protection Act, or the TCPA, the Telemarketing Sales Rule, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, or the CAN-SPAM Act, the GLBA, and, at the state level, the CCPA, the VCDPA and the CPA. We expect more states to enact similar comprehensive privacy legislation, as Connecticut and Utah have done, with their new laws becoming effective later this year, and Iowa and Indiana have done, with their new laws becoming effective in January 2025 and January 2026, respectively. These types of laws and regulations directly impact our business and require ongoing compliance, monitoring and internal and external audits as they continue to evolve, and may result in ever-increasing public and regulatory scrutiny and escalating levels of enforcement and sanctions. Subsequent changes to data protection and privacy laws and regulations could also impact how we process personal information and, therefore, limit the effectiveness of our product offerings or our ability to operate or expand our business, including limiting strategic relationships that may involve the sharing of personal information.
We must also comply with a number of federal, state and local consumer protection laws and regulations including, among others, the Truth in Lending Act, or TILA, RESPA, the Equal Credit Opportunity Act, the FCRA, the Fair and Accurate Credit Transactions Act of 2003, the Red Flags Rule, the Fair Housing Act, the Electronic Fund Transfer Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Fair Debt Collection Practices Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the Home Ownership and Equity Protection Act of 1994 or the HOEPA, the SAFE Act, the Federal Trade Commission Act, the FTC Credit Practices Rules and the FTC Telemarketing Sales Rule, the Mortgage Acts and Practices Advertising Rule, the Bank Secrecy Act and anti-money laundering requirements, the Foreign Corrupt Practices Act, the Electronic Signatures in Global and National Commerce Act and related state-specific versions of the Uniform Electronic Transactions Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act and other U.S. federal and state laws prohibiting unfair, deceptive or abusive acts or practices as well as the Bankruptcy Code and state foreclosure laws. These statutes apply to loan production, loan servicing, marketing, use of credit reports or credit-based scores, safeguarding of nonpublic, personally identifiable information about our customers, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and mandate certain disclosures and notices to customers.
In particular, U.S. federal, state and local laws have been enacted that are designed to discourage predatory lending and servicing practices. The HOEPA prohibits inclusion of certain provisions in residential loans that have mortgage rates or origination fees in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations which, in some cases, impose restrictions and requirements greater than those imposed by the HOEPA. In addition, under the anti-predatory lending laws of some states, the production of certain residential loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. Failure of residential loan originators or servicers to comply with these laws, to the extent any of their residential loans are or become part of our mortgage-related assets, could subject us, as a producer of loans or servicer or, in the case of acquired loans, as an assignee or purchaser, to monetary penalties and could result in the borrowers rescinding the affected loans. Lawsuits have been brought in various states making claims against originators, servicers, assignees and purchasers of high-cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If our loans are found to have been produced in violation of predatory or abusive lending laws, we could be subject to lawsuits or governmental actions or we could be fined or incur losses and incur reputational damage.
Our failure to comply with applicable U.S. federal, state and local telecommunications, data protection, privacy and consumer protection laws could lead to:
•loss of our licenses and approvals to engage in our lending, servicing and brokering businesses;
•damage to our reputation in the industry;
•governmental investigations and enforcement actions, which also could involve allegations that such compliance failures demonstrate weaknesses in our CMS;
•administrative fines and penalties and litigation;
•civil and criminal liability, including class action lawsuits and defenses to foreclosure;
•diminished ability to sell loans that we produce or purchase, requirements to sell such loans at a discount compared to other loans or repurchase or address indemnification claims from purchasers of such loans, including the GSEs;
•inability to raise capital; and
•inability to execute on our business strategy, including our growth plans.
Failure to obtain approval from certain state regulators prior to consummation of this offering could adversely affect our business.
The consummation of the Business Combination and the Transactions described in this proxy statement/prospectus, including the amendments entered into in accordance with the revised structure of the Business Combination (see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” for more information) require certain state regulatory approvals from states in which we are licensed. While we are working to obtain such approvals, we may not ultimately obtain all such approvals prior to consummation of the Business Combination, including in particular the approval of the New York State Department of Financial Services and the Virginia Bureau of Financial Institutions. In addition, given the passage of time since many of the approvals we have obtained were granted, some states may deem their approvals stale and require additional information or reapproval prior to consummation of the Business Combination. Our failure to obtain any required approvals that are effective at the consummation of the Business Combination could result in suspension or revocation of our licenses in such states, or our business that is subject to supervision by the New York State Department of Financial Services, the Virginia Bureau of Financial Institutions, or other states that have not issued an approval that is effective as of the consummation of the Business Combination, may be restricted, which would prevent us from originating and servicing loans in such states, and that would in turn negatively affect our business, results of operations and growth prospects, as well as potentially negatively impact our relationships with other stakeholders. In 2022, our loan production in New York totaled approximately 2.1% of our total Funded Loan Volume, and our loan production in Virginia totaled approximately 2.2% of our total Funded Loan Volume.
The New York State Department of Financial Services, the Virginia Bureau of Financial Institutions and other state regulators would have the discretion to suspend or revoke our license or otherwise restrict our ability to originate or service loans and impose administrative fines, penalties or enforcement actions or civil and/or criminal penalties if we fail to obtain their approval effective as of the consummation of the Business Combination. Any of the foregoing consequences could adversely impact our business in such state, be reportable to other regulatory authorities, GSEs, agencies, or other counterparties, and could negatively affect our business, relationship, eligibility, or standing with such other regulatory authorities, GSEs, agencies, or other counterparties.
Our Better Real Estate and Better Settlement Services businesses are subject to significant additional regulation.
Better Real Estate as a licensed real estate brokerage, and Better Settlement Services as a licensed title and settlement services provider, are currently subject to a variety of, and may in the future become subject to, additional federal, state and local laws that are continuously changing, including laws related to: the real estate, brokerage, title and mortgage industries; mobile-and internet-based businesses; and data security, advertising, privacy and consumer protection laws (which may include fiduciary duties of the real estate broker to the consumer). For instance, Better Real Estate and Better Settlement Services are subject to U.S. federal laws such as RESPA, which prohibit kickbacks, referrals, and unearned fees, and include restrictions on affiliated business arrangements. See “—Risks Related to Better’s Business—Risks Related to Our Regulatory Environment—Federal and state laws regulate our strategic relationships with third parties and affiliates; a determination that we have failed to comply with such laws could require restructuring of the relationships, result in material financial liabilities and exposure to regulatory enforcement and litigation risk, and/or diminish the value of these relationships.” Several states have also implemented laws and regulations aimed at prohibiting kickbacks and other inducements associated with referrals to or from title insurance agents or corporations. In some instances, these requirements are more expansive than RESPA, and negate certain exemptions an entity would rely on for purposes of RESPA compliance. Several states also have laws limiting the amount of title insurance that may be provided to an affiliate, such as Better Mortgage Corporation. These laws can be costly to comply with, require significant management attention, and could subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including revocation of licenses and suspension of business operations.
In some cases, how such laws and regulations will be applied to Better Real Estate is unclear to the extent those laws and regulations were created for more traditional real estate brokerages. If we are unable to comply with and become liable for violations of these laws or regulations, or if unfavorable regulations or interpretations of existing regulations by courts or regulatory bodies are implemented, we could be directly harmed and forced to implement new measures to reduce our liability exposure. It could cause our operations in affected markets to become overly expensive, time consuming or even impossible. As a result, we may be required to expend significant time, capital, managerial and other resources to modify or discontinue certain operations, limiting our ability to execute our business strategies, deepen our presence in our existing markets or expand into new markets. In addition, any negative exposure or liability could harm our brand and reputation. Any costs incurred as a result of this potential liability could materially and adversely affect our business, financial condition, results of operations, and prospects.
Better Cover is subject to various insurance laws.
As a homeowner insurance agency, Better Cover solicits, sells, and binds hazard insurance policies written by third-party insurance companies, and is subject to regulation generally administered by the department of insurance in each state in which Better Cover does business. We and/or our designated employees must be licensed to act as agents by these state regulatory authorities. Regulations and licensing laws vary in individual states and are often complex.
The applicable licensing laws and regulations in all states are subject to amendment or reinterpretation by state regulatory authorities, and such authorities are vested in most cases with relatively broad discretion as to the granting, revocation, suspension and renewal of licenses. The possibility exists that we or our employees could be excluded or temporarily suspended from carrying on some or all of our activities in, or otherwise subjected to penalties by, a particular state.
States have also adopted legislation defining and prohibiting unfair methods of competition and unfair or deceptive acts and practices in the business of insurance. Prohibited practices include, but are not limited to, misrepresentations and false advertising, coercion, unfair discrimination, unlawful rebating, illegal dealings in premiums, and other conduct defined as unlawful. Noncompliance with any such state statute may subject us to regulatory action by the relevant state insurance regulator and, in certain states, private litigation.

The laws and regulations to which we are subject are constantly evolving, together with the scope of supervision.
As U.S. federal, state and local laws evolve, it may be more difficult for us to identify these developments comprehensively, to interpret changes accurately and to train our team members effectively with respect to these laws and regulations. Adding to these difficulties, laws may conflict with each other and, if we comply with the laws of one jurisdiction, we may find that we are violating laws of another jurisdiction. These difficulties potentially increase our exposure to the risks of noncompliance with these laws and regulations, which could materially and adversely affect our business. In addition, our failure to comply with these laws, regulations and rules may result in reduced payments by customers, modification of the original terms of loans, permanent forgiveness of debt, delays or defenses in the foreclosure process, increased servicing advances, litigation, enforcement actions and repurchase and indemnification obligations, as well as potential allegations that such compliance failures demonstrate weaknesses in our CMS. A failure to adequately supervise service providers and vendors, including outside foreclosure counsel, may also have a material adverse effect.
The laws and regulations applicable to us are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently and may not yet have been interpreted or may be interpreted infrequently or inconsistently. Ambiguities in applicable laws and regulations may leave uncertainty with respect to permitted or restricted conduct and may make compliance with laws, and risk assessment decisions with respect to compliance with laws difficult and uncertain. In addition, ambiguities make it difficult, in certain circumstances, to determine if, and how, compliance violations may be cured. The adoption by industry participants of different interpretations of these statutes and regulations has added uncertainty and complexity to compliance. We may fail to comply with applicable statutes and regulations even if acting in good faith, due to a lack of clarity regarding the interpretation of such statutes and regulations, which may lead to regulatory investigations, governmental enforcement actions or private causes of action with respect to our compliance.
To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us. We expect to continue to incur costs to comply with governmental regulations. In addition, certain legislative actions and judicial decisions can give rise to the initiation of lawsuits against us for activities we conducted in the past. Furthermore, provisions in our mortgage loan and other loan product documentation, including but not limited to the mortgage and promissory notes we use in loan productions, could be construed as unenforceable by a court. We have been, and expect to continue to be, subject to regulatory enforcement actions and private causes of action from time to time with respect to our compliance with applicable laws and regulations.
Failure to comply with employment and labor laws and regulations could materially and adversely affect our business, financial condition and results of operations.
We are subject to a variety of federal and state employment and labor laws and regulations, including the Americans with Disabilities Act, the Federal Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and other regulations related to working conditions, wage-hour pay, over-time pay, employee benefits, anti-discrimination, and termination of employment. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. In addition from time to time we have received, and expect to continue to receive, correspondence from current and former employees terminated by us who threaten to bring claims against us alleging that we have violated one or more labor and employment laws or regulations. In certain instances, current and former employees have threatened to bring claims against us, some of which have proceeded to litigation or arbitration against us, and we may encounter similar threatened claims and actions against us in the future. An adverse outcome in any such litigation could require us to pay contractual damages, compensatory damages, punitive damages, attorneys’ fees and costs.
Claims, enforcement actions or other proceedings could harm our reputation, business, financial condition and results of operations. If we do not prevail in any possible civil litigation, our reputation, business, financial condition and results of operations could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees.

If we do not obtain and maintain the appropriate state licenses, we will not be allowed to produce or service loans or provide other services in some states, which could materially and adversely affect our business, financial condition, results of operations, and prospects.
Our operations are subject to regulation, supervision and licensing under various U.S. federal, state and local statutes, ordinances and regulations. In most states in which we operate, a regulatory agency regulates and enforces laws relating to loan production and servicing companies such as us. These rules and regulations, which vary from state-to-state, generally provide for licensing as a loan production company, loan brokering company, loan servicing company, debt collection agency or third-party default specialist, as applicable, licensure for certain individuals involved in loan production and in some cases servicing, requirements as to the form and content of contracts and other documentation, licensing of team members and team member hiring background checks, restrictions on production, brokering and collection practices, fees and charges, disclosure and record-keeping requirements, and protection of borrowers’ rights. Future state legislation and changes in existing regulation may significantly increase our compliance costs or reduce the amount of fees we may charge, which could make our business cost-prohibitive in the affected state or states and could materially and adversely affect our business.
We are subject to periodic examination by state and other regulatory authorities in the jurisdictions in which we conduct business. In addition, we must comply with requirements to report to the state regulators certain changes to our business; for instance, the maintenance of certain state licenses requires the submission of information regarding and the approval of control persons of the licensed entity which, depending on applicable state law, may include, for example, persons with a direct or indirect ownership interest of 10% or more (and in certain contexts 5% or more) of the outstanding voting power of our outstanding common stock. Some states in which we operate require special licensing or provide extensive regulation of our business. While we endeavor at all times to maintain all licenses and registrations applicable to the activities in which we engage, there is a risk that we could inadvertently conduct activities for which a state licensing authority takes the position licensure is required or that the state licensing agencies may interpret the licensing requirements in a manner that differs from the published statutes, regulations, or guidance or our interpretation of such. When we have become aware of such differences or novel interpretations—for example, when certain state regulators have questioned whether Better Mortgage Corporation acts under appropriate authority to perform production services on behalf of another lender—we have explained our interpretation, modified our activities, obtained additional state approval and/or entered into agreements that require modification of our activities, reporting obligations or penalties. This type of risk is inherent in the relationships between regulated entities and their regulators.
Similarly, due to the geographic scope of our operations and the nature of the services our Better Real Estate business provides, we may be required to obtain and maintain additional real estate brokerage licenses in certain states where we operate. Some states require real estate agents or brokers to obtain entity or agency licenses for their real estate broker services, while other states require real estate agents or brokers to be licensed individually. There are also states that require both licensures. Most states require licensees to take periodic actions, such as through periodic renewal or ongoing education, to keep the license in good standing.
Because its lender customers are in multiple states, Better Settlement Services is required to obtain and maintain various licenses for its title agents, providers of appraisal management services, abstracters and escrow and closing personnel. Some states, such as California, require Better Settlement Services to obtain entity or agency licensure, while other states require insurance agents or insurance producers to be licensed individually. There are also states that require both licensures. Many state licenses are perpetual, but licensees must take some periodic actions to keep the license in good standing. Likewise, as a homeowners insurance agency, Better Cover must obtain and maintain licenses in the states in which it does business.
Most states in which Better Settlement Services and Better Cover transact insurance require that the entity be licensed as an insurance agency or producer. Many state licenses are perpetual, but licensees must take some periodic actions to keep their licenses in good standing. For example, these states typically require that each entity be affiliated with an individual licensee to serve as the entity’s designated responsible licensed producer, or DRLP. The range of insurance products which the entity may transact may only be as broad as types of products which the DRLP may transact. A state may suspend the insurance operations of the entity in the event that the entity were not affiliated with a DRLP.

If we enter new markets, as we have in expanding our Better Real Estate business, we may be required to comply with new laws, regulations and licensing requirements. As part of licensing requirements, we are typically required to designate individual licensees of record. We cannot ensure that we are, and will always remain, in full compliance with all relevant licensing laws and regulations, including because interpretation of those laws and regulations may change over time, and we may be subject to fines or penalties, including license suspension or revocation, for any non-compliance. If in the future a state agency were to determine that we are required to obtain additional licenses in that state in order to transact business, or if we lose an existing license or are otherwise found to be in violation of a law or regulation, our business operations in that state may be suspended until we obtain the license or otherwise remedy the compliance issue. Such findings also could subject us to reputational risks.
We may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could restrict our ability to broker, produce, purchase, sell, service or enforce loans. Our failure to satisfy any such requirements also could result in a default under our warehouse lines, other financial arrangements and/or servicing agreements and have a material and adverse effect on our business, financial condition, results of operations, and prospects. Those states that currently do not provide extensive regulation of our business may later choose to do so, and if such states so act, we may not be able to obtain or maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could limit our ability to broker, produce, purchase, sell, service, or enforce loans in a certain state or could result in a default under our financing and servicing agreements and could have a material adverse effect on our business, financial condition, results of operations, and prospects. Furthermore, the adoption of additional, or the revision of existing, rules and regulations could materially and adversely affect our business, financial condition, results of operations, and prospects.
For example, on September 2, 2021, we received from the Washington Department of Financial Institutions (“WA DFI”) a notice of charges related to certain compliance concerns, generally from the October 20, 2017 to June 30, 2019 time period. The notice of charges alleged certain violations of state disclosure, advertising, and licensable activity rules, and certain federal disclosure rules. The State of Washington accounted for approximately 7% of our aggregate home loan production for the year ended December 31, 2021. As further described in the section entitled “Information about Better—Legal Proceedings,” we resolved the charges in a manner satisfactory to the WA DFI and Better. The settlement did not impact our ability to do business in Washington. However, to the extent of any future violations or allegations of violations, similar to any other state in which we operate, we could be subject to a number of potential penalties, including fines, penalties or limitations on our ability to do business in such states, any of which could adversely affect our business or impact the requisite approvals needed to consummate the Business Combination and related transactions.
The CFPB continues to be active in its monitoring of the loan production and servicing sectors. New or revised rules and regulations and more stringent enforcement of existing rules and regulations by the CFPB could result in increased compliance costs, enforcement actions, fines, penalties and the inherent reputational harm that results from such actions.
We are subject to the regulatory, supervisory and examination authority of the CFPB, which has oversight of federal and state non-depository lending and servicing institutions, including residential mortgage originators and loan servicers. The CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage lenders and servicers, including TILA and RESPA. The CFPB has issued or amended a number of regulations pursuant to the Dodd-Frank Act relating to loan production and servicing activities, including ability-to-repay and “qualified mortgage” underwriting standards, loan originator compensation standards, and other production standards and practices as well as servicing requirements that address, among other things, periodic billing statements, certain notices and acknowledgements, prompt crediting of borrowers’ accounts for payments received, additional notice, review and timing requirements with respect to delinquent borrowers, loss mitigation, prompt investigation of complaints by borrowers, and lender-placed insurance notices. The CFPB has also amended provisions of the HOEPA regarding the determination of high-cost mortgages, and of Regulation B, to implement additional requirements under the Equal Credit Opportunity Act with respect to valuations, including appraisals and automated valuation models. The CFPB has also issued guidance to loan servicers to address potential risks to borrowers that may arise in connection with transfers of servicing. Additionally, the CFPB has increased the focus on lender liability and vendor management across the mortgage and settlement services industries, which may vary depending on the services being performed.

Effective October 1, 2022, the CFPB revised the definition of a “qualified mortgage” (“QM”) which permits mortgage lenders to gain a presumption of compliance with the CFPB’s ability to repay requirements if a loan meets certain underwriting criteria. Subsequent to the effective date of the revised rule, lenders are required to comply with a new QM definition in order to receive a safe-harbor or rebuttable presumption of compliance under the ability-to-repay requirements of TILA and its implementing Regulation Z. The revision to the QM rules created additional compliance burdens and remove some of the legal certainties afforded to lenders under the old QM definition. Specifically, the revised QM rule eliminated the previous requirement limiting “qualified mortgages” to 43% debt-to-income ratio, or DTI, and replaces it with pricing-based thresholds. Loans at 150 basis points or less over the average prime offer rate, APOR, as of the date the interest rate is set, get a safe harbor presumption of compliance, while loans between 151 and 225 basis points over the APOR benefit from a rebuttable presumption of compliance. The new rule also creates new requirements for a lender to “consider” and “verify” a borrower’s income and debts and associated DTI, along with a number of other underwriting requirements. Additionally, the new QM definition eliminated a path to regulatory compliance that was available for originating loans that were eligible to be sold to Fannie Mae or Freddie Mac, which was heavily relied upon by a large segment of the mortgage industry. Due to the transition to the new QM definition in 2021, there may be residual compliance and legal risks associated with the implementation of these new underwriting obligations.
The CFPB’s loan originator compensation rule prohibits compensating loan originators based on a term of a transaction or a proxy for a term of a transaction, prohibits loan originators from receiving compensation directly from a consumer and from another person in connection with the same transaction, imposes certain loan originator qualification and identification requirements, and imposes certain loan originator compensation recordkeeping requirements, among other things.
The CFPB has iteratively adopted rules over the course of several years regarding mortgage servicing practices that required us to make iterative changes to our mortgage servicing processes and systems. CFPB examination activities have increased and will likely continue to increase, which could also greatly influence the availability and cost of residential mortgage credit and increase servicing costs and risks. These increased costs of compliance, the effect of these rules on the lending industry and loan servicing, and any failure in our ability to comply with the new rules by their effective dates, could materially and adversely affect our business.
In addition, the CFPB has established expectations for a financial institution’s development and maintenance of a sound CMS that is integrated into the overall framework for product design, delivery, and administration across the institution’s entire product and service lifecycle, and that ensures that an institution’s vendors effectively manage their compliance. The CFPB expects an institution’s CMS to include board and management oversight and a compliance program that includes policies and procedures, training, monitoring and/or audit, and consumer complaint response. Our CMS could be criticized, for example, if it is determined that board and management oversight should be strengthened, certain aspects of our employee training program should be augmented, the audit function should be more independent, or we have not sufficiently identified and/or facilitated correction of compliance issues in a timely fashion, due to inadequate allocation of resources or staffing or other causes. Any patterns of violations of consumer financial laws could be considered evidence of CMS weaknesses.
The CFPB also has broad enforcement powers, and can order for violations of its rules and standards, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, limits on activities or functions, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has been active in investigations and enforcement actions and, when necessary, has issued civil money penalties to parties the CFPB determines have violated the laws and regulations it enforces. It is also expected that the CFPB’s enforcement posture will become significantly more stringent and aggressive, largely due to the change in leadership by the Biden administration. Our failure to comply with the federal consumer protection laws, rules and regulations to which we are subject, whether actual or alleged, could expose us to enforcement actions, potential litigation liabilities, or reputational harm. The CFPB has the authority to obtain cease-and-desist orders, orders for restitution or rescission of contracts and other kinds of affirmative relief and monetary penalties ranging from up to approximately $6,800 per day for ordinary violations of federal consumer financial laws to approximately $30,000 per day for reckless violations and to approximately $1,360,000 per day for knowing violations.

In addition, the occurrence of one or more of the foregoing events or a determination by the CFPB or any court or regulatory agency that our policies and procedures or other aspects of our CMS are inadequate or do not comply with applicable law could materially and adversely affect our business, financial condition, results of operations, and prospects.
The state regulatory agencies, as well as other federal agencies and loan purchasers, continue to be active in their supervision of the loan production and servicing sectors and the results of these examinations may materially and adversely affect our business, financial condition, results of operations, and prospects.
We are also supervised by state regulatory agencies under state law. State attorneys general, state licensing regulators, and state and local consumer protection offices have authority to investigate consumer complaints and to commence investigations and other formal and informal proceedings regarding our operations and activities. In addition, the GSEs and the FHFA, the FTC, HUD, VA, various loan purchasers, non-agency securitization trustees and others may subject us to periodic reviews and audits. A determination of our failure to comply with applicable law could lead to enforcement action, administrative fines and penalties, license revocation or suspension, or other administrative action. Unresolved or final findings, fines, penalties, or other sanctions issued by one regulator or in one jurisdiction may be required to be affirmatively reported to other regulators, jurisdictions, or private business partners and could cause investigations or other actions by such other regulators, jurisdictions, or private business partners. For example, as described in “—Risks Related to Better’s Business— Risks Related to Our Regulatory Environment—If we do not obtain and maintain the appropriate state licenses, we will not be allowed to produce or service loans or provide other services in some states, which could materially and adversely affect our business, financial condition, results of operations, and prospects,” we received a notice of charges related to certain compliance concerns from the WA DFI that resulted in us agreeing to pay a fine and investigation fee, and provide certain additional training, without limiting our ability to conduct business in that state.
If we are unable to comply with the TILA/RESPA Integrated Disclosure, or TRID, rules, our business and operations could be materially and adversely affected, and our plans to expand our lending business could be materially and adversely impacted.
The CFPB implemented loan disclosure requirements, effective in October 2015, and has subsequently revised such requirements a number of times, to combine and amend certain TILA and RESPA disclosures. The TRID rules significantly changed consumer-facing disclosure rules and added certain waiting periods to allow consumers time to shop for and consider the loan terms after receiving the required disclosures. If we fail to comply with the TRID rules, including but not limited to disclosure timing requirements and the requirements related to disclosing fees within applicable tolerance thresholds, we may be unable to sell loans that we produce or purchase, we may be required to sell such loans at a discount compared to other loans, or we may be subject to repurchase or indemnification demands from purchasers or insurers/guarantors of such loans, including the GSEs, FHA, or VA, among others; further, the right to rescind certain loans could be extended, we could be required to issue refunds to consumers, and we could be subject to regulatory action, penalties, or civil litigation. Moreover, compliance management system weaknesses could be determined to exist, for example, if there are patterns of TRID violations, including but not limited to uncorrected violations. Following third-party audits of samples of loans produced during 2018, 2019, and 2021, we became aware of certain TRID defects in our loan production process that resulted in the final closing costs disclosed in the Closing Disclosure, in some instances, being greater than those disclosed in the Loan Estimate, outside applicable tolerances under the TRID rule, which resulted in overcharges to consumers. We have reserved approximately $12.1 million as of March 31, 2023 for potential refunds due to consumers for TRID tolerance errors for loans produced from 2018 through 2022, and we conducted a detailed review of all loan files from that time period with a third-party service provider and continue to use this third-party service provider for ongoing review and remediation. The Company completed a TRID audit of 2022 files and is continuing to remediate TRID tolerance defects as necessary. Given the pendency of this review, we are not able to estimate the potential costs associated with remediation or any penalties, payments, indemnification, or other remedies (including, but not limited to injunctive relief) that may be imposed by federal or state regulators, including the CFPB as described above, or our loan purchasers or insurers/guarantors. Accordingly, there can be no assurance that the amount that we have reserved will be sufficient. See “—Risks Related to Better’s Business—Risks Related to Our Regulatory Environment—The CFPB continues to be active in its monitoring of the loan production and servicing sectors. New or revised rules and regulations and more stringent enforcement of existing rules and regulations by the CFPB could result in increased compliance costs, enforcement actions, fines, penalties and the inherent reputational harm that results from such actions.”
In response to the third-party audits described above, we have commenced planning for and implementing modifications in our loan production process to address the issues identified. More broadly, as regulatory guidance and enforcement with respect to state and federal regulators and the views of the GSEs and other market participants evolve, we may need to modify further our loan production processes and systems in order to adjust to evolution in the regulatory landscape and successfully operate our lending business. In such circumstances, if we are unable to make the necessary adjustments, our business, financial condition, results of operations, and prospects, could be materially and adversely affected and we may not be able to execute on our plans to grow our lending business. In addition, any changes to our business practices, even though made in order to comply with regulatory requirements, could have a material adverse effect on our business.
Federal and state laws regulate our strategic relationships with third parties and affiliates; a determination that we have failed to comply with such laws could require restructuring of the relationships, result in material financial liabilities and exposure to regulatory enforcement and litigation risk, and/or diminish the value of these relationships.
Because our business relies on strategic relationships with third parties and affiliates, it is particularly important that we comply with RESPA, which requires lenders to make certain disclosures to mortgage loan borrowers regarding their settlement costs and affiliate relationships with other settlement service providers, and prohibits kickbacks, referral fees, and unearned fees associated with settlement service business. RESPA-related risk arises, for example, to the extent that certain services provided by an affiliate of Better Mortgage Corporation are considered to be settlement services, consumers are not able to choose whether such services are provided by the affiliate or Better Mortgage Corporation, and consumers are deemed to pay a charge attributable to such services, or if loans are deemed not purchased in the secondary market at fair market value. Additionally, it is important that we comply with TILA and other applicable federal and state laws. Risks related to such laws arise, for example, if points and fees for a transaction exceed certain applicable thresholds, loan originator compensation requirements (including incentive compensation requirements) are not satisfied, and/or TRID or other required disclosures are determined to be noncompliant, and these laws are subject to interpretational complexities in the co-branded mortgage broker context. In addition, Better Mortgage Corporation’s lead generation and advertising activities and strategic relationships carry RESPA-related risk depending on certain factors, such as whether a third-party endorses or refers business to Better Mortgage Corporation, whether any payments between the parties constitute fair market value, and any potential direct or indirect benefit to strategic partners in addition to benefits provided directly to consumers. Federal and state regulators or courts could adopt interpretations of laws and regulations—including with respect to RESPA and its governance over affiliated business arrangements, bona fide joint ventures and marketing services arrangements, TILA’s provisions applicable to transactions involving mortgage brokers, and other disclosure requirements—that could increase the regulatory risk and scrutiny of our affiliate and third-party strategic relationships, raise licensing/registration questions, require restructuring of these relationships (as well as suspend our operations in a given jurisdiction pending such restructuring), result in financial liabilities (including indemnification, repurchase demands or financial penalties), carry litigation risk (including, potentially, false claim-related risk), and/or diminish the value of these relationships. Additionally, the recent change in leadership at the CFPB could result in a more stringent and aggressive interpretation of laws governing our strategic relationships. For instance, the CFPB recently clarified its interpretation of RESPA’s longstanding prohibitions on payments for the referral of settlement service business and unearned fees that implicate mortgage lenders’ affiliate relationships, marketing/advertising arrangements, and strategic relationships; similar future clarifications or novel interpretations also could implicate our affiliate and third-party relationships.
A failure to comply with laws and regulations regarding our use of telemarketing, including the TCPA, could increase our operating costs and materially and adversely impact our business, financial condition, results of operations, and prospects.
We engage in outbound telephone and text communications with consumers, and accordingly must comply with a number of laws and regulations that govern said communications and the use of automatic telephone dialing systems, or ATDS, including the TCPA and Telemarketing Sales Rules. The U.S. Federal Communications

Commission, or the FCC, and the FTC have responsibility for regulating various aspects of these laws. Among other requirements, the TCPA requires us to obtain prior express written consent for certain telemarketing calls and to adhere to “do-not-call” registry requirements which, in part, mandate we maintain and regularly update lists of consumers who have chosen not to be called and restrict calls to consumers who are on the national do-not-call list. Many states have similar consumer protection laws regulating telemarketing. These laws limit our ability to communicate with consumers and reduce the effectiveness of our marketing programs. The TCPA does not distinguish between voice and data, and, as such, SMS/MMS messages are also “calls” for the purpose of TCPA obligations and restrictions.
For violations of the TCPA, the law provides for a private right of action under which a plaintiff may recover monetary damages of $500 for each call or text made in violation of the prohibitions on calls made using an “artificial or pre-recorded voice” or an ATDS. A court may treble the amount of damages upon a finding of a “willful or knowing” violation. There is no statutory cap on maximum aggregate exposure (although some courts have applied in TCPA class actions constitutional limits on excessive penalties). An action may be brought by the FCC, a state attorney general, an individual or a class of individuals. Like other companies that rely on telephone and text communications, we are regularly subject to putative class action suits alleging violations of the TCPA. To date, no such class has been certified. If in the future we are found to have violated the TCPA, the amount of damages and potential liability could be extensive and materially and adversely impact our business, financial condition, results of operations, and prospects. Accordingly, were such a class certified or if we are unable to successfully defend such a suit, as we have in the past, then TCPA damages could materially and adversely affect our business, financial condition, results of operations, and prospects.
If new laws and regulations lengthen foreclosure times or introduce new regulatory requirements regarding foreclosure procedures, our operating costs could increase and we could be subject to regulatory action.
Although we aim to sell servicing rights for the loans we produce, we occasionally retain such rights to a small portion of the loans we produce, and, as a result, when a mortgage loan we service is in foreclosure, we are generally required to continue to advance delinquent principal and interest to the securitization trust and to make advances for delinquent taxes and insurance and foreclosure costs and the upkeep of vacant property in foreclosure to the extent that we determine that such amounts are recoverable. These servicing advances are generally recovered when the delinquency is resolved. Regulatory actions that lengthen the foreclosure process will increase the amount of servicing advances that we are required to make, lengthen the time it takes for us to be reimbursed for such advances and increase the costs incurred during the foreclosure process.
The CARES Act paused foreclosures on certain loans through May 17, 2020, and many loan purchasers, mortgage insurers/guarantors and states extended timelines on those foreclosure holds. For example, the foreclosure moratoria of the GSEs, FHA and VA were extended through July 31, 2021. Many state governors issued orders, directives, guidance or recommendations halting foreclosure activity, including evictions. Restrictions on foreclosures and evictions may increase our operating costs, extend the time we advance for delinquent taxes and insurance and could delay our ability to seek reimbursement from the loan purchasers to recoup some or all of the advances.
Additionally, on June 28, 2021, the CFPB issued a final rulemaking that imposed a series of changes to existing servicing rules to facilitate consumer awareness and processing of COVID-19-related loss mitigation options. The final rule included heightened “safeguards” for loans where a foreclosure referral was initiated in advance of January 1, 2022, and where the borrower became more than 120 days delinquent after March 1, 2020, and the statute of limitations applicable to the foreclosure action being taken in the relevant jurisdiction expire on or after January 1, 2022. It also allows servicers to offer borrowers with COVID-19-related hardships loan modifications based on an incomplete application under certain circumstances, waives certain fees owed and incurred on or after March 1, 2020, and requires enhanced borrower outreach to certain borrowers. The final rule became effective on August 31, 2021.

Regulatory agencies and consumer advocacy groups are becoming more aggressive in asserting claims that the practices of lenders and loan servicers result in a disparate impact on or unfair treatment of protected classes. We could suffer reputational damage and could be fined or otherwise penalized if our practices are found to have a discriminatory effect or to be unfair.
Antidiscrimination statutes, such as the Fair Housing Act and the Equal Credit Opportunity Act, prohibit creditors from discriminating against loan applicants and borrowers based on certain characteristics, such as race, religion and national origin. Various U.S. federal regulatory agencies and departments, including the U.S. Department of Justice and the CFPB, take the position that these laws apply not only to intentional discrimination, but also to neutral practices that have a disparate impact on a group that shares a characteristic that a creditor is not permitted to consider in making credit decisions (i.e., creditor or servicing practices that have a disproportionate negative affect on a protected class of individuals).
These regulatory agencies, as well as consumer advocacy groups and plaintiffs’ attorneys, are focusing greater attention on “disparate impact” claims. The U.S. Supreme Court recently confirmed that the “disparate impact” theory applies to cases brought under the Fair Housing Act. On September 24, 2020, HUD released a final rule amending the agency’s interpretation of the Fair Housing Act disparate impact standard, which was challenged through litigation, with the court staying HUD’s implementation and enforcement of the rule before it became effective. HUD, at the direction of the Biden administration, has since reconsidered the 2020 rule and has stored the existing “discriminatory effects” rule that HUD implemented in 2013, through a final rule that became effective on May 1, 2023. Although it is still unclear whether the “disparate impact” theory applies under the Equal Credit Opportunity Act, regulatory agencies and private plaintiffs can be expected to continue to apply it to both the Fair Housing Act and the Equal Credit Opportunity Act in the context of home loan lending and servicing. To the extent that the “disparate impact” theory continues to apply, we may be faced with significant administrative burdens in attempting to comply and potential liability for failures to comply.
Additionally, in March 2022, the CFPB announced that, in the course of examining companies’ compliance with consumer protection rules, the CFPB will scrutinize discriminatory conduct that violates the federal prohibition against unfair practices, indicating that certain discriminatory practices may trigger liability under the Consumer Financial Protection Act, which prohibits unfair, deceptive and abusive acts and practices, regardless of whether liability is triggered under the Equal Credit Opportunity Act. The CFPB stated that discrimination may meet the standard for “unfairness” regardless of whether it was intentional.
In addition to reputational harm, violations of the Equal Credit Opportunity Act and the Fair Housing Act can result in actual damages, punitive damages, injunctive or equitable relief, attorneys’ fees and civil money penalties. The CFPB can seek several remedies under the Consumer Financial Protection Act including, but not limited to, rescission or reformation of contracts, refunds of money, restitution, disgorgement, payment of damages, and civil money penalties.
The Biden Administration also is focused on preventing discrimination in the residential home valuation process. For example, in February 2022, the CFPB and seven other federal agencies sent a joint letter to The Appraisal Foundation emphasizing that discrimination prohibitions under the Fair Housing Act and the Equal Credit Opportunity Act extend to appraisals, and the CFPB released an outline of possible options for upcoming rulemaking to prevent algorithmic bias in automated home valuation models. In March 2022, the U.S. Department of Housing and Urban Development (“HUD”) delivered to President Biden an Interagency Task Force on Property Appraisal and Valuation Equity Action Plan, which, among other things, describes efforts the Task Force—which includes thirteen federal agencies—plans to take to reduce racial bias in home appraisals. In February 2023, the CFPB, HUD, and other federal regulators submitted a joint letter to The Appraisal Foundation (“TAF”), urging TAF to further revise its draft Ethics Rule for appraisers to include a detailed statement of federal prohibitions against discrimination under the Fair Housing Act and the Equal Credit Opportunity Act. In March 2023, the U.S. Department of Justice and the CFPB filed a statement of interest in a federal court appraisal bias case, asserting that a lender violates both the Fair Housing Act and the Equal Credit Opportunity Act “if it relies on an appraisal that it knows or should know to be discriminatory.” Changes to the home valuation rules and expectations may result in us needing to modify our valuation-related processes and practices. If we are unable to make the necessary adjustments, our reputation could be harmed, our business could be adversely impacted, and we could be subject to liability under various laws, such as the Fair Housing Act, Equal Credit Opportunity Act, and the Consumer Financial Protection Act.
Government regulation of the internet and sales and marketing on the internet is evolving, and we may experience unfavorable changes in or failure to comply with existing or future regulations and laws.
We are subject to a number of regulations and laws that apply generally to businesses, as well as regulations and laws specifically governing the internet and marketing over the internet. Existing and future regulations and laws may impede the growth and availability of the internet and online services and may limit our ability to operate our business. These laws and regulations, which continue to evolve, cover privacy and data protection, data security, pricing, content, copyrights, distribution, mobile and other communications, advertising practices, electronic contracts, consumer protections, the provision of online payment services, unencumbered internet access to our product offerings, the design and operation of websites and the characteristics and quality of product offerings online. We cannot guarantee that we have been or will be fully compliant with every law or regulation in every jurisdiction. In addition, it is not entirely clear how existing laws and regulations governing issues such as property ownership, consumer protection, libel and privacy apply or will be enforced with respect to the internet and e-commerce, as many of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues they raise. Moreover, increased regulatory and enforcement efforts by federal and state agencies and the potential prospects for private litigation claims related to our data collection, privacy policies or other e-commerce practices have become more likely. In addition, the adoption of any laws or regulations, or the imposition of other legal requirements, that adversely affect our digital marketing efforts could decrease our ability to offer, or respond to customer demand for, our product offerings, resulting in lower revenue. Future laws and regulations, or changes in existing laws and regulations or how they are interpreted or applied, could also require us to change our business practices, raise compliance costs or other costs of doing business and materially and adversely affect our business, financial condition, results of operations, and prospects.
Changes in tax laws may materially and adversely affect us, and the Internal Revenue Service or a court may disagree with tax positions taken by us, which could materially and adversely affect our business, financial condition, results of operations, and prospects, or the value of our common stock.
The Tax Cuts and Jobs Act of 2017, or TCJA, was enacted on December 22, 2017, significantly affected U.S. tax law, including by changing how the U.S. imposes tax on certain types of income of corporations and by reducing the U.S. federal corporate income tax rate to 21%. It also imposed new limitations on a number of tax benefits, including deductions for business interest, use of net operating loss carryforwards, taxation of foreign income, and use of foreign tax credits, among others.
The CARES Act, enacted on March 27, 2020 in response to the COVID-19 pandemic, further amended the U.S. federal tax code, including in respect of certain changes that were made by the TCJA, generally on a temporary basis. There can be no assurance that future tax law changes will not increase the rate of the corporate income tax significantly, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance. There can be no assurance that future tax law changes will not increase the rate of the corporate income tax significantly, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance. There is no assurance that the Internal Revenue Service or a court will agree with the positions taken by us, in which case tax penalties and interest may be imposed that could materially and adversely affect our business, financial condition, results of operations, and prospects, or our liquidity.
The executive, legislative and regulatory response during the COVID-19 pandemic, including the CARES Act, imposed additional obligations on our business, which may present ongoing risks if our COVID-19 pandemic response is alleged to have been insufficient or inconsistent with applicable requirements.
Due to the unprecedented pause of major sectors of the U.S. economy from the COVID-19 pandemic, numerous states and the federal government adopted measures requiring mortgage servicers to work with consumers negatively impacted by the COVID-19 pandemic. While some regulatory reactions to the COVID-19 pandemic relaxed certain compliance obligations, the forbearance requirements and foreclosure moratoriums imposed on mortgage servicers added new regulatory responsibilities. In addition, the GSEs, FHA, and VA have required that, at the end of the forbearance plan or otherwise in connection with resolving delinquencies, borrowers be evaluated for certain loss mitigation options that have evolved over time. Moreover, while the Consumer Financial Protection Bureau, or CFPB, initially announced a flexible supervisory and enforcement approach during the COVID-19 pandemic on certain consumer communications required by the mortgage servicing rules, managing the CFPB’s loss mitigation rules with CARES Act forbearance requests and conflicting interpretations of certain regulatory requirements has presented challenges for the mortgage industry. In addition, in response to the COVID-19 pandemic, many states adopted temporary measures allowing for otherwise prohibited remote mortgage loan production activities, which included notice, procedural and other compliance obligations on our loan production activity.
From the onset of the pandemic, we received occasional inquiries from various federal and state lawmakers, attorneys general and regulators seeking information on our response to the COVID-19 pandemic and its impact on our business, team members and customers. Regulatory scrutiny related to mortgage lenders’ and servicers’ pandemic response may continue, as servicers shift from providing COVID-19 forbearances to providing post-forbearance and other delinquency relief to pandemic impacted borrowers, which requires compliance with federal, state, and investor/insurer requirements that have evolved over time. Such continued scrutiny also presents the risk of enforcement, in the event a regulator considers a lender’s or servicer’s pandemic response insufficient or inconsistent with applicable requirements.

RISKS RELATED TO OWNERSHIP OF BETTER HOME & FINANCE
COMMON STOCK FOLLOWING THE BUSINESS COMBINATION AND
BETTER HOME & FINANCE OPERATING AS A PUBLIC COMPANY
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or “our,” refer to Better Home & Finance subsequent to the consummation of the Business Combination.
There may not be an active trading market for our common stock, which may make it difficult to sell shares of Better Home & Finance common stock and there can be no assurance that Better Home & Finance’s securities will be approved for listing on Nasdaq or that Better Home & Finance will be able to comply with the continued listing standards of such exchange.
We intend to continue listing the Better Home & Finance common stock and Better Home & Finance Warrants on the Nasdaq. However, it is possible that after the Business Combination, an active trading market will not develop or, if developed, that any market will not be sustained. Further, certain of our existing investors (including the Sponsor, certain holders of Better’s capital stock, certain directors, and all executive officers of Better) have lock-up agreements described in the “BCA Proposal—Related Agreements—Sponsor Agreement” and “Certain Relationships and Related Party Transactions—Better—Principal Stockholders Agreements—Better Holder Support Agreement” sections of this proxy statement/prospectus, which reduces the liquidity of the market for our common stock. This would make it difficult for you to sell shares of our common stock at an attractive price or at all. The market price per share of Aurora’s common stock may not be indicative of the price at which shares of our common stock will trade in the public market after this transaction.
If, after the transaction, Nasdaq delists Better Home & Finance’s securities from trading on its exchange for failure to meet the listing standards, Better Home & Finance and its shareholders could face significant negative consequences including:
•limited availability of market quotations for Better Home & Finance’s securities;
•a limited amount of analyst coverage; and
•a decreased ability to issue additional securities or obtain additional financing in the future.
Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress the price of our common stock.
Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares.
Following Closing, we anticipate that approximately 49% of the shares of Better Home & Finance common stock will be freely tradeable without restriction under the Securities Act and without any lock-up restrictions on transfer. For six months after the Closing Date, we anticipate that stockholders owning shares representing approximately 38% of Better Home & Finance common stock will be subject to a six-month lock-up restriction on transfers of such shares, all of which will be subject to price releases earlier than such six-month term. While certain Better Stockholders signed lock-up agreements in connection with the Merger Agreement, in connection with the settlement of the Pine Brook litigation described elsewhere in this proxy statement/prospectus, Better and Aurora agreed to remove the lock-up applicable to Better Stockholders that have not signed a lock-up agreement and owned more than 1% of Better Capital Stock on the signing date of the Merger Agreement. As a result of this settlement and release of such lock-up for such Better Stockholders that have not already signed a lock-up agreement, approximately 29% of the shares of Better Home & Finance common stock will be freely tradeable after the Closing (included in the approximately 49% that are anticipated to be freely tradeable noted above), which could exacerbate any price decline of such common stock in initial trading after the Closing Date. For more information, see “BCA Proposal—Amendments to the Merger Agreement.”

The combination of the relatively low proportion of Better Home & Finance common stock that will be freely tradeable after the Closing together with the significant proportion of such freely tradeable stock held by Better Stockholders that have relatively lower cost bases therein compared to Aurora public shareholders that do not redeem their shares could negatively affect the trading market for shares of Better Home & Finance common stock and also increase the volatility of such shares that are freely tradeable.
The price of our common stock may be volatile and materially and adversely affected by several factors.
The market price of our common stock could fluctuate significantly in response to various factors and events, including:
•our ability to integrate operations, products, and services;
•our ability to execute our business plan;
•operating results below expectations;
•our issuance of additional securities, including debt or equity or a combination thereof, which will be necessary to fund our operating expenses;
•announcements of new or similar products by us or our competitors;
•loss of any strategic relationship;
•period-to-period fluctuations in our financial results;
•developments concerning intellectual property rights;
•changes in legal, regulatory, and enforcement frameworks impacting the transportation of cannabis;
•the addition or departure of key personnel;
•continued negative publicity about us (and adverse reactions from our customers, current and potential commercial partners, investors, lenders, and current and potential team members);
•announcements by us or our competitors of acquisitions, investments, or strategic alliances;
•actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
•the level and changes in our year-over-year revenue growth rate;
•the failure of securities analysts to publish research about us, or shortfalls in our results of operations compared to levels forecast by securities analysts;
•economic and other external factors; and
•the general state of the securities market.
These market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. Securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the performance of particular companies.
Following consummation of the Business Combination, we expect that the market price of Better Home & Finance Class A common stock and Better Home & Finance warrants to decline as a result of changes in our business, economic conditions and our results of operations since the execution of the Merger Agreement .
Although the Business Combination valued Better at a $6.9 billion pre-money equity valuation for Better, the market values of the securities of Better Home & Finance, including Better Home & Finance Class A common stock and Better Home & Finance warrants, following the consummation of the Business Combination will likely decline significantly from the implied valuation of Better on the date the Merger Agreement was executed. As described elsewhere in this proxy statement/prospectus, since the execution of the Merger Agreement, there have been significant changes in the macroeconomic environment, particularly increased interest rates and a resultant decline in mortgage origination activity and home purchases, and our business, including the size of our work force and operations, our financial results and condition, and a corresponding increase in our future capital needs. The anticipated decline in the trading price of Better Home & Finance’s securities reflects in part the market for companies that have gone public via a business combination with a SPAC. As of April 24, 2023, according to third-party media sources, more than two thirds of all companies that listed publicly via a business combination with a SPAC between 2020 and 2022 were trading for less than $5.00 per share and more than a quarter were trading below $1.00 per share.
Prior to the Business Combination, there has not been a public market for Better’s stock and trading in the shares of Aurora’s common stock has not been active. Accordingly, the valuation ascribed to Aurora’s securities and Better’s Common Stock in connection with the Business Combination is not indicative of the price that will prevail in the trading market following the Business Combination. We expect that, following the Business Combination, the trading price of Better Home & Finance’s securities will decline substantially. Accordingly, fluctuations in the price of Better Home & Finance Class A common stock upon commencement of trading could contribute to a loss of all or part of your investment. In such circumstances, the trading price of Better Home & Finance’s securities may not recover for a prolonged period, or at all.
The existence of multiple classes of common stock may materially and adversely affect the value and liquidity of Better Home & Finance Class A common stock.
The multiple class structure of Better Home & Finance common stock as contained in the Proposed Certificate of Incorporation has the effect of concentrating voting control with those stockholders who held Better stock prior to the Closing, including the Better Founder and CEO, our employees and their affiliates, and limiting your ability to influence corporate matters, which could adversely affect the trading price of Better Home & Finance Class A common stock.
Better Home & Finance Class B common stock will have three votes per share, while Better Home & Finance Class A common stock that will be held by Aurora’s shareholders and the Pre-Closing Bridge Investors after the Closing, has one vote per share. Based on shares of common stock held as of March 31, 2023, stockholders who will hold shares of Better Home & Finance Class B common stock, including the Better Founder and CEO, current Better Stockholders, Better’s employees and their affiliates, and SoftBank II will together hold approximately 97.2% of the voting power of Better’s outstanding capital stock following this offering assuming maximum redemptions, and entities affiliated with the Better Founder and CEO will beneficially own approximately 19.1% of our outstanding common stock as a whole assuming maximum redemptions, but will control approximately 18.2% of the voting power of our outstanding common stock, following the Closing assuming maximum redemptions. As a result, the Better Founder and CEO, existing Better Stockholders, officers, directors, and other affiliates will have significant influence over our management and affairs and over all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of the company or our assets, for the foreseeable future.
In addition, the holders of Better Home & Finance Class B common stock collectively will initially be able to control all matters submitted to our stockholders for approval even if their stock holdings represent less than 50% of the outstanding shares of our common stock. Because of the 3-to-1 voting ratio between Better Home & Finance Class B common stock and Better Home & Finance Class A common stock, the holders of Better Home & Finance Class B common stock collectively will continue to control a majority of the combined voting power of our common stock even when the shares of Better Home & Finance Class B common stock represent as little as 25.1% of the aggregate of all outstanding shares of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock. This concentrated control will limit the ability of Aurora’s shareholders and the Pre-Closing Bridge Investors to influence corporate matters for the foreseeable future, and, as a result, the market price of our Better Home & Finance Class A common stock could be adversely affected.

Future transfers by holders of shares of Better Home & Finance Class B common stock will generally result in those shares converting to shares of Better Home & Finance Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Better Home & Finance Class B common stock who retain their shares in the long term. Certain permitted transfers, as specified in our Proposed Certificate of Incorporation, will not result in shares of Better Home & Finance Class B common stock automatically converting to shares of Better Home & Finance Class A common stock, including certain estate planning transfers. If, for example, Mr. Garg (or family trusts to which he were to transfer shares of Better Home & Finance Class B common stock) retains a significant portion of his holdings of Better Home & Finance Class B common stock for an extended period of time, he (or such trusts) could, in the future, control a substantial portion (but less than a majority) of the combined voting power of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock. As a board member and executive officer of Better Home & Finance, Mr. Garg owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, Mr. Garg is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.
Some stock index providers do not allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Under such policies, our multiple class capital structure would make us ineligible for inclusion in those indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track these indices will not be investing in our stock. In addition, we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and would make Better Home & Finance Class A common stock less attractive to other investors. As a result, the trading price, volume, and liquidity of Better Home & Finance Class A common stock could be materially and adversely affected.
Reports published by analysts, including projections in those reports that differ from our actual results, could materially and adversely affect the price and trading volume of our common shares.
Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. If no analysts commence coverage of us, the market price and volume for our common shares could be materially and adversely affected.
Since the date of preparation, the assumptions underlying the Better projected financial information considered by Aurora have changed considerably, such that the projected financial information generally, and the near-term financial projections in particular, have not been and will not be realized, which may adversely affect the market price of Better Home & Finance common stock following the completion of the Business Combination.
In performing its financial analyses, Aurora relied on, among other things, certain information, including the forecasts and financial projections described in the section entitled “BCA Proposal—Unaudited Projected Financial Information.” The Better forecasts and financial projections were prepared by, or at the direction of, the management of Better. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts.
These projections and forecasts are inherently based on various estimates and assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other future events and factors (e.g., future interest rates, home purchase and refinance volumes), as well as matters specific to Better’s business (e.g., assumptions with respect to gain on sale of loan production), all of which are difficult to predict and many of which are beyond Better’s and Aurora’s control. Further, because Better’s business is so heavily dependent on macroeconomic factors, these types of projections are inherently less useful than for companies in other industries and, as a result, Better does not prepare or utilize these types of long-term projections in the ordinary course of its business. In addition, the unaudited financial projections do not take into account any circumstances or events occurring after the date they were prepared and provided to Aurora on May 6, 2021. Market conditions, including interest rates in particular, together with the supply of new homes, have greatly changed since the financial projections were prepared, and Better expects conditions will continue to change. For example, U.S. single-family mortgage originations decreased in value from $4.57 trillion in 2021 to $2.42 trillion in 2022, and are expected to decrease to $1.65 trillion in 2023 according to the Fannie Mae December 2022 and May 2023 Housing Forecasts, which will directly impact Better’s business and overall growth rates. Given the substantial changes in macroeconomic conditions and in our industry, similar financial projections, as well as the underlying assumptions, would be fundamentally different if prepared today on the basis of the current market conditions described above and would project significantly lower revenue, net income and gain on sale for Better. Accordingly, these projections, which were provided to Aurora on May 6, 2021, do not represent Better’s current view of its future prospects and represent nothing more than Better management’s view as of the date prepared and based on conditions and assumptions as of that date. You should not place undue reliance, if any, on the financial projections included in this proxy statement/prospectus.
In particular and as an example, the projections for revenue and net income for the years ended December 31, 2021 and 2022 were materially and substantially different than actual results. Specifically, although the projections include an estimated Adjusted Net Income of $122.9 million for the year ended December 31, 2021 and an estimated Adjusted Net Income of $470.8 million for the year ended December 31, 2022, Better reported a net loss of $301.1 million for the year ended December 31, 2021 and a net loss of $888.8 million for the year ended December 31, 2022 – a difference of over $400 million and over $1.2 billion, respectively. Better’s financial performance deteriorated as a result of numerous factors, including:
•persistent elevated interest rates, which have the effect of reducing industry mortgage origination volume, increasing competition for customers and reducing revenue,
•decreased productivity resulting from the reorganization of its sales and operations teams in the third quarter of 2021 and subsequent reversion in 2022 to accommodate Better’s reduced workforce,
•continued investments in its business (including investments to expand its product offerings),
•the effects of negative media coverage following a series of workforce reductions that began in December 2021 and increased litigation, including the SEC investigation described elsewhere in this proxy statement/prospectus (which Better believes contributed to lower interest rate lock volume and lower Funded Loan Volume through the first quarter of 2023 and has continued to do so), and
•outsized costs relative to Better’s Funded Loan Volume and revenue resulting from changes in the macroeconomic environment and its business, including sales and operations compensation expense to support higher Purchase Loan Volumes, severance costs associated with the workforce reductions described above, expenses associated with non-mortgage business lines including Better Real Estate, legal and professional service expenses associated with its increased litigation and technology and product development expenses resulting from continued investment in its platform.
For more information, see “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance” and “—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have a history of operating losses, have not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.”
In addition, the level of refinance activity in 2022 was significantly lower than in 2021, which in turn is significantly lower than the assumed levels of refinance activity that formed the basis of the projections for 2022. In 2023, this trend is expected to continue given that 99% of mortgages outstanding have an interest rate lower than 6%, according to industry sources. Lower Refinance Loan Volumes have substantially reduced Better’s revenue, while also increasing the share of Better’s Funded Loan Volume comprised of Purchase Loans, which began increasing in the third quarter of 2021. None of these conditions were reflected in the unaudited financial projections provided to Aurora, and as a result, such projections do not represent Better management’s current expectations regarding the performance of the business. See “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance—Operational Reorganization and Response to Market Environment” for additional information regarding the operational reorganization and “BCA Proposal—Unaudited Projected Financial Information” for additional information regarding the changes experienced since preparation of the assumptions.
Before and after the Business Combination Aurora warrants are and will be accounted for as liabilities. Changes in value of the Aurora warrants could have an adverse effect on our financial results.
On April 12, 2021, the Staff of the Securities and Exchange Commission issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement governing the Aurora warrants. As a result of the SEC Statement, (i) Aurora reevaluated the accounting treatment of Aurora’s 6,075,050 public warrants and of Aurora’s 5,448,372 Aurora private warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings, and (ii) Aurora’s audit committee, based on Aurora’s management’s evaluation and after consulting with management and Aurora’s independent registered public accounting firm, concluded that it was appropriate to restate previously issued and audited financial statements as of and for the period ended March 8, 2021.
Aurora accounts for public warrants and Aurora private warrants in accordance with the guidance contained in Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”). Such guidance provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. Following closing of the Business Combination, Better Home & Finance’s consolidated financial statements and results of operations will similarly fluctuate, as a result of the recurring fair value measurement of the Aurora warrants, based on factors which are outside of the control of Better Home & Finance. Due to the recurring fair value measurement, Better Home & Finance expects that it will recognize non-cash gains or losses on the Aurora warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have a material adverse effect on the market price of Better Home & Finance’s securities.
We have identified material weaknesses in our internal control over financial reporting. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner and we may be unable to maintain compliance with applicable stock exchange listing requirements, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The first material weakness in our internal control over financial reporting relates to our accounting for complex financial instruments and unusual transactions, including in connection with the classification of the underwriters’ over-allotment option. The second material weakness identified in our internal control over financial reporting relates to reconciliations surrounding expenses paid by related parties and accounts payable. We have concluded that these material weaknesses arose because we did not have the business processes, personnel and related internal controls necessary to satisfy applicable accounting and financial reporting requirements.
In connection with the preparation of Aurora’s financial statements as of and for the fiscal year December 31, 2022, after consultation with Aurora’s advisors, Aurora’s management and audit committee concluded that the previously issued financial statements as of and for the fiscal year ended December 31, 2021 and the quarterly periods ended September 30, 2021, March 31, 2022, June 30, 2022 and September 30, 2022 (collectively, the “Affected Periods”), should be restated to, among other things, report the reconciliations surrounding expenses paid by related parties and accounts payable. As a result, on April 17, 2023, Aurora restated its: (i) Annual Report on Form 10-K for the year ended December 31, 2021, originally filed on March 25, 2022, on Form 10-K/A; and (ii) Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2021, March 31, 2022, June 30, 2022 and September 30, 2022, originally filed on November 15, 2021, May 16, 2022, August 15, 2022 and November 14, 2022, respectively, on a Form 10-Q/A for each quarterly period.
Our ongoing material weaknesses, and any new material weaknesses or significant deficiencies we identify in the future, could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such cases, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses or significant deficiencies.
We do not expect to pay any cash dividends for the foreseeable future.
We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under any existing or future agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. Accordingly, realization of a gain on your investment will depend on the appreciation of the price of the shares, which may never occur. Investors seeking cash dividends in the foreseeable future should not invest in shares.
Better’s directors have limited experience in overseeing a public company.
Better’s directors have limited experience in the oversight of a publicly traded company. Better’s directors may not successfully or effectively manage its transition to a public company following the Business Combination that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the strategy and operation of Better Home & Finance. After the Business Combination, we intend to initiate a search to expand our board of directors to add directors to supplement our board, including diverse directors and directors with additional expertise in technology and financial services, including in particular directors that are experienced audit committee financial experts. This was further exacerbated by the recent departure of three proposed directors (including two independent directors), each of whom had significant financial services experience, which we are seeking to replace. While Better has since added Harit Talwar as director, who brings deep financial services experience, we cannot assure you that we will be able to find and retain appropriate directors to serve on the board of Better Home & Finance, including independent Audit Committee and Compensation Committee members. As discussed elsewhere in this proxy statement/prospectus, Better has been subject to significant negative media coverage regarding, among other things, a workforce reduction in December 2021 and the Better Founder and CEO stepping away from full-time engagement, which has affected Better’s management and leadership, along with the public perception of Better, and may have a corresponding effect on Better’s ability to find and retain appropriate directors in transitioning to public markets (for more information, see “Information About Better—Our Team Members and Human Capital Management” and “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Vishal Garg, the Better Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and our largest stockholder, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects”). In addition, if we are successful in engaging new directors, the ability of new directors to quickly understand Better Home & Finance’s business plans, operations and turnaround strategies will be critical to their ability to make informed and effective decisions about Better Home & Finance strategy and operations, particularly given the competitive environment in which Better Home & Finance’s business operates.

Better’s management team has limited experience managing a public company.
Most members of Better’s management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Better’s management team may not successfully or efficiently manage Better’s transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from Better’s senior management and could divert their attention away from the day-to-day management of Better’s business, which could harm Better’s business, results of operations and financial condition. In addition, as discussed elsewhere in this proxy statement/prospectus, Better has been subject to significant negative media coverage regarding, among other things, a workforce reduction in December 2021 and the Better Founder and CEO stepping away from full-time engagement, which has affected Better’s management and leadership, along with the public perception of Better, and may have a corresponding effect on Better’s ability to establish and maintain a larger, more experienced, executive team in transitioning to public markets. In particular, such negative publicity and the effects it has had on our business, results of operations and ability to attract and retain senior management and increased unplanned employee turnover in areas of our business relating to legal and compliance and finance and accounting. An inability to attract and retain senior employees in these areas could negatively affect Better Home & Finance’s ability to comply with its obligations as a public company following the closing of the Business Combination. For more information, see “Information About Better—Our Team Members and Human Capital Management” and “—Risks Related to Better’s Business—Risks Related to Recent Events Regarding our Business and our Founder and CEO—Vishal Garg, the Better Founder and CEO, exposes us to particular risks and uncertainties regarding his control over our operations, both directly as our CEO and our largest stockholder, as well as through our commercial relationships with his various affiliates, which could materially and adversely affect our business, financial condition, results of operations, and prospects”.
Following the Business Combination, as a result of Aurora’s status as a special purpose acquisition company before the Business Combination, Aurora’s regulatory obligations may impact Better Home & Finance differently than other publicly traded companies that entered the public by other means.
As a result of the proposed completion of the Business Combination with Aurora, Better Home & Finance will be subject to regulatory scrutiny and legal circumstances that differ from other publicly traded companies that did not complete a business combination. For instance, the SEC and other regulatory agencies may issue additional guidance or apply further regulatory scrutiny to companies that have completed a business combination with special purpose acquisition companies. Responding to and managing this regulatory environment, which has and may continue to evolve, could divert management’s attention from the operation of Better Home & Finance’s business, negatively impact its ability to raise additional capital when needed or have a material adverse effect on the price of Better Home & Finance common stock.
If the Business Combination is completed, Aurora shareholders will have less influence on the management and policies of Better Home & Finance than they had on Aurora before the mergers.
In connection with the vote to approve the Extension, the holders of 25,751,449 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of $10.2178 per share, for an aggregate redemption amount of $263,123,592. As such, approximately 92.6% of the Class A ordinary shares were redeemed and approximately 7.4% of the Class A ordinary shares outstanding prior to such redemptions remain outstanding. Given the redemptions that occurred in connection with the Extension, even in a scenario with no further redemptions, Aurora public shareholders are expected to own less than 0.1% of the outstanding shares of Better Home & Finance common stock. Consequently, shareholders of Aurora will have significantly less influence on the management and policies of Better Home & Finance after the Business Combination than they now have on the management and policies of Aurora.

Provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our common stock.
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the shareholders of our company may deem advantageous. These provisions, among other things:
•permit only the board of directors to establish the number of directors and fill vacancies on the board;
•authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan (also known as a “poison pill”);
•eliminate the ability of our shareholders to call special meetings of shareholders after the Better Home & Finance Class B common stock converts to Better Home & Finance Class A common stock;
•prohibit stockholder action by written consent after the Better Home & Finance Class B common stock converts to Better Home & Finance Class A common stock, which requires all stockholder actions after such time to be taken at a meeting of our shareholders;
•prohibit cumulative voting;
•authorize our board of directors to amend the bylaws;
•establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by shareholders at annual stockholder meetings; and
•require a super-majority vote of shareholders to amend some provisions described above.
Future sales of stock and the issuance of Pre-Closing Bridge Conversion Shares and Post-Closing Conversion Shares following consummation of the Business Combination may impact our financial results, restrict our ability to raise additional capital or take advantage of future opportunities and dilute our equity, which may materially and adversely affect the market price of our common stock.
From time to time, we evaluate raising capital through the sale of securities. We are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of common stock or the issuance of convertible securities would dilute the ownership interest of our existing common shareholders. In order to provide Better with immediate liquidity, on November 30, 2021, the structure of the Business Combination was amended to include, among other things, (i) subordinated 0% bridge notes (the “Pre-Closing Bridge Notes”) issuable pursuant to the Pre-Closing Bridge Note Purchase Agreement, described elsewhere in this proxy statement/prospectus, in the aggregate principal amount of $750,000,000, which automatically convert into shares of Better Home & Finance Class A common stock at a conversion rate of one share per $10.00 of consideration or, in the case of the Pre-Closing Bridge Note held by the Sponsor, may be exchanged as described in “BCA Proposal—Related Agreements—First Novator Letter Agreement” and “BCA Proposal—Related Agreements— Second Novator Letter Agreement.” (the “Pre-Closing Bridge Conversion Shares”) upon Closing, and (ii) a commitment from SoftBank and the Sponsor to fund, pursuant to the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, respectively, including as may be amended (in the case of the SoftBank Subscription Agreement) or as amended (in the case of the Sponsor Subscription Agreement) to permit such investor not to fund up to $100 million of such commitment (or $200 million in the aggregate) pursuant to the Novator Letter Agreement, the purchase of the Post-Closing Convertible Notes, which are subordinated unsecured 1% Post-Closing Convertible Notes with a five-year maturity, in an amount equal to $750,000,000, subject to adjustment, during the first 45 days after the Closing Date. See the sections entitled “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3,” “BCA Proposal—Related Agreements—Amendment to the SoftBank Subscription Agreement” and “BCA Proposal—Related Agreements— Amendment to the Sponsor Subscription Agreement.” The sale of such Pre-Closing Bridge Notes and

Post-Closing Convertible Notes and the issuance of Pre-Closing Bridge Conversion Shares and Post-Closing Conversion Shares upon conversion of such notes, respectively, may affect our earnings per share figures, as accounting procedures may require that we include in our calculation of earnings per share the number of shares of Better Home & Finance common stock into which such notes are convertible. Moreover, we may issue a substantial number of additional shares of Better Home & Finance common stock (or securities convertible, exercisable or exchangeable for Better Home & Finance common stock) in the future, including in connection with contractual relationships with customers, acquisitions, pursuant to compensation arrangements or as a result of financing transactions. The issuance of additional shares of Better Home & Finance common stock as a result of any of the aforementioned transactions may result in dilution to the holders of Better Home & Finance common stock and increase in the number of shares eligible for resale in the public market. Sales of a substantial number of such shares in the public markets, or the perception that such sales could occur, may adversely affect the market price of Better Home & Finance common stock, the impact of which is increased as the value of our stock price increases. Any downward pressure on the price of Better Home & Finance common stock caused by the sale, or potential sale, of shares issuable upon conversion of the Post-Closing Convertible Notes could also encourage short sales by third parties, creating additional selling pressure on our share price.
We may not have the ability to raise the funds necessary to settle conversions of the Post-Closing Convertible Notes, repurchase the Post-Closing Convertible Notes upon a fundamental change or repay the Post-Closing Convertible Notes in cash at their maturity, and our future debt may contain limitations on our ability to pay cash upon conversion, redemption or repurchase of the Post-Closing Convertible Notes.
Holders of the Post-Closing Convertible Notes will have the right under the indenture governing the Post-Closing Convertible Notes to require us to repurchase all or a portion of their Post-Closing Convertible Notes upon the occurrence of a fundamental change before the applicable maturity date at a repurchase price equal to 100% of the principal amount of such Post-Closing Convertible Notes to be repurchased plus accrued and unpaid interest. Moreover, we will be required to repay all principal and accrued but unpaid interest on each of the Post-Closing Convertible Notes at their maturity five years from the date of issuance, unless earlier converted, redeemed or repurchased. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of such Post-Closing Convertible Notes surrendered or pay cash with respect to such Post-Closing Convertible Notes being converted.
In addition, our ability to repurchase, redeem or to pay cash upon conversion of Post-Closing Convertible Notes may be limited by law, regulatory authority, or agreements governing our future indebtedness. Our failure to repurchase the Post-Closing Convertible Notes at a time when the repurchase is required by the indenture or to pay cash upon conversion of such Post-Closing Convertible Notes as required by the indenture would constitute a default under such indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the interest on such indebtedness and repurchase the Post-Closing Convertible Notes or to pay cash upon conversion of the Post-Closing Convertible Notes.
We may incur substantially more debt or take other actions that would diminish our ability to make payments on the Post-Closing Convertible Notes when due.
We shall have the right under the indenture governing the Post-Closing Convertible Notes to obtain other sources of funding, whether via public market financing or otherwise. As a result, we may incur substantial additional debt in the future or take a number of other actions that are not limited by the terms of the indenture that could also have the effect of diminishing our ability to make payments on the Post-Closing Convertible Notes when due.
Following the Business Combination, we will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company.
As a public company, we will incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will continue to incur costs associated with the Sarbanes-Oxley Act, and related rules implemented by the SEC and the exchange on which our securities are listed. The expenses generally incurred by public companies for reporting and corporate governance purposes have been increasing.
We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory action and potentially civil litigation.
Following the Business Combination, we will qualify as an “emerging growth company” and “smaller reporting company,” and the reduced public company reporting requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of exemptions from certain reporting requirements available to “emerging growth companies” under that Act, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (relating to the effectiveness of our internal control over financial reporting), reduced disclosure obligations regarding executive compensation in our periodic reports and any proxy statements we may be required to file, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would apply to private companies.
Until we are no longer considered an “emerging growth company,” we are electing to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not “emerging growth companies.” Consequently, our financial statements may not be comparable to the financial statements of other public companies. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” In this regard, we will remain an “emerging growth company” until the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period, the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, or for up to five years after the first sale of our common equity securities under an effective registration statement, although if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last day of the second quarter before that time, we would cease to be an “emerging growth company” as of the next following December 31.
We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.
We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising in this offering and future offerings and the market price of our securities may be more volatile.

RISKS RELATED TO THE BUSINESS COMBINATION AND AURORA
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Aurora prior to the consummation of the Business Combination.
If third parties bring claims against Aurora, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).
Aurora’s placing of funds in the trust account may not protect those funds from third-party claims against Aurora. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Legal proceedings and governmental investigations in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.
In the third quarter of 2021, Aurora received demand letters from two putative shareholders of Aurora dated August 26, 2021 and September 14, 2021 (the “Demands”) generally alleging that the registration statement on Form S-4 that Aurora filed with the SEC on August 3, 2021 omits material information with respect to the Business Combination. The Demands seek the issuance of corrective disclosures in an amendment or supplement to the registration statement. It is possible that one or more additional legal actions may arise in connection with the Business Combination, or any other business combination, and defending such lawsuits could require us to incur significant costs and draw the attention of our management team away from the Business Combination.
In addition, in the second quarter of 2022, Aurora and Better received voluntary requests for documents from the Division of Enforcement of the SEC, and subsequently Better and certain other parties received subpoenas, indicating that it is conducting an investigation relating to Aurora and Better to determine if violations of the federal securities laws have occurred. The SEC has requested that Better and Aurora voluntarily provide the SEC with certain information and documents and has sought interviews and testimony from various personnel, including senior leadership of Aurora and Better. Better and Aurora are cooperating with the SEC. As the investigation is ongoing, Aurora is unable to predict how long it will continue or whether, at its conclusion, the SEC will bring an enforcement action against either Better or Aurora and, if it does, what remedies it may seek.
Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the business, financial condition, results of operations and cash flows of Better Home & Finance. Such legal proceedings could delay or prevent the Business Combination from becoming effective within an agreed upon timeframe.
Neither the Aurora board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the Aurora board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for Better is fair to us from a financial point of view. Neither the Aurora board of directors nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the Aurora board of directors and management conducted due diligence on Better. The Aurora board of directors reviewed comparisons of selected financial data of Better with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of Aurora’s shareholders. Accordingly, investors will be relying solely on the judgment of the Aurora board of directors and management in valuing Better. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination, which could potentially impact our ability to consummate the Business Combination.
Because Better will become a public reporting company by means other than a traditional underwritten initial public offering, the combined company’s stockholders (including Aurora’s unaffiliated public stockholders) may face additional risks and uncertainties.
In a traditional underwritten initial public offering, underwriters may be subject to civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement, unless such underwriters can establish a “due diligence” defense by conducting a reasonable investigation of the disclosures in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because Better will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Better, and, accordingly, investors in Better Home & Finance (including Aurora public shareholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Although Aurora performed a due diligence review and investigation of Better in connection with the Business Combination, Aurora has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore Aurora’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. The lack of an independent due diligence review and investigation increases the risk of an investment in the combined company because it may not have uncovered facts that would be important to a potential investor.
In addition, because the combined company will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of the combined company. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the combined company than they might if the combined company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the combined company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the combined company’s common stock could have an adverse effect on the combined company’s ability to develop a liquid market for the combined company’s common stock. See “—Risks Related to Ownership of Better Home & Finance Common Stock Following the Business Combination and Better Home & Finance Operating as a Public Company—Reports published by analysts, including projections in those reports that differ from our actual results, could materially and adversely affect the price and trading volume of our common shares.”
We have identified material weaknesses in our internal control over financial reporting. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner and we may be unable to maintain compliance with applicable stock exchange listing requirements, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The first material weakness in our internal control over financial reporting relates to our accounting for complex financial instruments and unusual transactions. The second material weakness identified in our internal control over financial reporting relates to reconciliations surrounding expenses paid by related parties and accounts payable, including in connection with the classification of the underwriters’ over-allotment option. We have concluded that these material weaknesses arose because we did not have the business processes, personnel and related internal controls necessary to satisfy applicable accounting and financial reporting requirements.
In connection with the preparation of our financial statements as of and for the fiscal year December 31, 2022, after consultation with our advisors, our management and our Audit Committee concluded that the previously issued financial statements as of and for the fiscal year ended December 31, 2021 and the quarterly periods ended September 30, 2021, March 31, 2022, June 30, 2022 and September 30, 2022 (collectively, the “Affected Periods”), should be restated to, among other things, report the reconciliations surrounding expenses paid by related parties and accounts payable. As a result, on April 14, 2023, the Company restated its: (i) Annual Report on Form 10-K for the year ended December 31, 2021, originally filed on March 25, 2022 on Form 10-K/A; and (ii) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2021, March 31, 2022, June 30, 2022 and September 30, 2022, originally filed on November 15, 2021, May 16, 2022, August 15, 2022 and November 14, 2022, respectively, on a Form 10-Q/A for each quarterly period.
Our ongoing material weaknesses, and any new material weaknesses or significant deficiencies we identify in the future, could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such cases, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses or significant deficiencies.

The Aurora board of directors did not receive a fairness opinion from an independent financial advisor or accounting firm in determining whether or not to pursue the Business Combination.
Although in approving the proposed Business Combination Aurora’s board of directors determined that the terms of proposed Business Combination were fair from a financial point of view to and in the best interests of Aurora and its unaffiliated public shareholders, the absence of an opinion or valuation report from a third-party could result in the proposed Business Combination being viewed as more uncertain from a financial point of view than if such an opinion or valuation report were requested and provided prior to entering the Business Combination. Aurora shareholders will be relying solely on the judgement of the Aurora board of directors in valuing the proposed Business Combination and certain members of Aurora’s board of directors are affiliated with or have equity interests in Aurora or the Sponsor that creates certain conflicts of interest, see “—Risks Related to the Business Combination and Aurora—Since the Sponsor and Aurora’s directors and executive officers have interests that are different, or in addition to (and which conflict with), the interests of our shareholders, a conflict of interest existed in determining whether the Business Combination with Better is appropriate as our initial business combination” for more information.
Each of Barclays and Citigroup has resigned from its financial advisory role in connection with the Business Combination, and investors should not put any reliance on the fact that any such investment bank was involved with any aspect of the Business Combination. Although not formally retained by Better, Bank of America also has indicated it is resigning from any role it had.
On June 22, 2022, Barclays resigned from its role as financial advisor to Aurora. On June 23, 2022, Citigroup Global Markets Inc. (“Citigroup”) resigned from its role as financial advisor to Better. In addition, on June 30, 2022, with effect from June 9, 2022, Bank of America resigned its purported role as financial advisor to Better, although Bank of America was not formally retained as its financial advisor pursuant to an engagement letter and did not render any material advice or conduct any significant work associated with the Business Combination at Better’s instructions and accordingly has not had any meaningful involvement in the negotiation of the Business Combination or preparation of the registration statement of which this proxy statement/prospectus forms a part.
Following the release of the proposed rules by the SEC governing business combinations by special purpose acquisition companies, such as Aurora, Barclays, Citigroup and Bank of America requested additional diligence from Aurora and Better, including comfort letters from their auditors and disclosure letters from their counsel. Although Better and Aurora participated in additional post-signing diligence meetings and business updates with Barclays and Citigroup and their advisors, such comfort letters and disclosure letters were not provided.  Accordingly, Barclays, Citigroup and Bank of America elected to resign. None of Barclays, Citigroup or Bank of America communicated to Aurora or Better, and neither Aurora nor Better are aware, that the resignations were the result of any dispute or disagreement with Aurora or Better, including any disagreement relating to the disclosure in the registration statement of which this proxy statement/prospectus forms a part, the scope of their respective engagements or their ability to complete such engagements, or any matter relating to Aurora’s or Better’s operations, prospects, policies, procedures or practices. The primary services rendered by Barclays in connection with the Business Combination included serving as financial advisor to Aurora’s board of directors and PIPE placement agent. The primary services rendered by Citigroup in connection with the Business Combination included financial advice to Better’s board of directors, review of investor materials, assistance in preparation of the dilution analysis that appears under the question “Questions and Answers for Shareholders of Aurora—How will dilution affect the shareholders who elect not to redeem their shares in connection with the Business Combination?” and assistance in preparation of the beneficial ownership data presented in the section “Beneficial Ownership of Securities.” Both of the foregoing sections have been materially updated since such assistance was provided and so no longer incorporate materials prepared or advised by Citigroup.
In connection with such resignations, Barclays and Citigroup waived their entitlement to certain fees which would be owed upon completion of the Business Combination, which were comprised of approximately $8.5 million for Barclays as a deferred underwriting fee and financial advisory fee and $7.5 million for Citigroup, as a financial advisory fee. The waiver of these fees will result in additional cash of $16.0 million being available to Better Home & Finance after the Closing. Aside from underwriting fees paid to Barclays in connection with Aurora’s initial public offering, neither Barclays nor Citigroup has received any fees in connection with the Business Combination, notwithstanding that their services have been largely complete and, as such, their fee waiver could be characterized as gratuitous upon completion of the Business Combination. Bank of America has not received any fees in connection with the Business Combination as Bank of America was not formally retained and did not have any meaningful involvement in the Business Combination. Following their resignations, none of Barclays, Bank of America and Citigroup have any remaining role in the Business Combination and each have disclaimed any responsibility for this proxy statement/prospectus, despite having previously rendered services in connection with the Business Combination, but have not withdrawn any advice or materials previously rendered. Furthermore, Aurora, Better and, following completion of the Business Combination, Better Home & Finance, will remain liable for the provisions of the engagement letters with Barclays and Citigroup that survive their resignation, which are related to, in the case of Better’s obligations to Citigroup, indemnity, reimbursement, contribution obligations, restrictions against settlement of certain pending or threatened claims and non-disclosure obligations, and in the case of Aurora’s obligations to Barclays, indemnity, reimbursement, contribution obligations, restrictions against settlement of certain pending or threatened claims and non-disclosure obligations. In addition, although Better and Bank of America did not sign an engagement letter, Better and, following completion of the Business Combination, Better Home & Finance, will remain liable for the provisions of an indemnity agreement between Bank of America and Better that remains in effect following their purported resignation, which are related to indemnity, reimbursement, contribution obligations, restrictions against settlement of certain pending or threatened claims and non-disclosure obligations.
When a financial institution is named in a proxy statement/prospectus such as this, it typically presumes a level of due diligence and independent analysis on the part of such financial institution ordinarily associated with a professional engagement. The withdrawal of Barclays and Citigroup and the purported resignation of Bank of America (although Bank of America is not otherwise named in the registration statement of which this proxy statement/prospectus forms a part) indicates that they do not want to be associated with the disclosure or the underlying business analysis related to the Business Combination. Better has asked each of Bank of America and Citigroup, and Aurora has asked Barclays, whether they agree with the statements made in this proxy statement/prospectus regarding their services and resignations, but they have either not responded or declined to comment. Although the advice rendered and materials provided by Barclays and Citigroup have not been formally withdrawn, the withdrawal of Barclays and Citigroup and the purported resignation of Bank of America indicates that they intend to assume no liability in connection with the business combination and their advice rendered and materials provided in connection therewith, as Aurora and Better understands to be the case with a number of financial institutions who have resigned in comparable circumstances. Further, Better and Aurora no longer rely upon such advice or materials. Similarly, investors should not place any reliance upon the fact that any of Barclays, Bank of America or Citigroup previously were involved with the Business Combination.
While Barclays served as PIPE placement agent for Aurora, as described elsewhere in this proxy statement/prospectus, no investors subscribed for any participation in the PIPE Investment, which remained entirely committed by SoftBank and the Sponsor, subject to subsequent amendments described elsewhere in this proxy statement/prospectus. Furthermore, as noted elsewhere in this proxy statement/prospectus, completion of the PIPE Investment effectively is no longer a condition to consummation of the Business Combination and has been replaced and superseded by a combination of SoftBank’s and Sponsor’s purchase of Pre-Closing Bridge Notes on December 2, 2021 and entry into definitive documentation for the Post-Closing Convertible Notes. Accordingly, because there are no PIPE investors, none were informed of Barclays’ resignation and none have withdrawn as a result thereof. No financial institution will receive any of the fees that otherwise might have been paid to Barclays as PIPE placement agent.
Because Barclays’ and Citigroup’s financial advisory services on the Business Combination were substantially complete, and Better believes that Bank of America never rendered any such financial advisory services on the Business Combination, Aurora and Better do not believe that these resignations will delay Better’s entry into the public market or otherwise impact in any way the consummation of the Business Combination and neither Aurora nor Better expects to hire any other financial advisors in connection with the Business Combination. Aurora’s board of directors has not revisited its financial analysis with respect to the Business Combination in light of Barclays’ resignation because Aurora already is committed to complete the transactions. Nonetheless, it is possible that Barclays’, Bank of America’s or Citigroup’s resignation may adversely affect market perception of the Business

Combination generally. If market perception of the Business Combination is negatively impacted, shares of Better Home & Finance common stock may trade significantly below the redemption price after completion of the Business Combination.
Since the Sponsor and Aurora’s directors and executive officers have interests that are different, or in addition to (and which conflict with), the interests of our shareholders, a conflict of interest existed in determining whether the Business Combination with Better is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.
When you consider the recommendation of Aurora’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and Aurora’s directors and officers have interests in such proposal that are different from, or in addition to, those of Aurora shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•Prior to Aurora’s initial public offering on March 8, 2021, the Sponsor purchased 5,750,000 Aurora Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In February 2021, Aurora effectuated a share dividend of 1,006,250 Class B ordinary shares and subsequently cancelled 131,250 Class B ordinary shares, resulting in an aggregate of 6,625,000 Aurora Class B ordinary shares issued and outstanding. In March 2021, Aurora made a share dividend of 575,000 shares, resulting in 7,200,000 Class B ordinary shares owned by the Sponsor. After Aurora’s initial public offering, the Sponsor surrendered for cancellation 249,928 shares which occurred when the 45-day over-allotment period expired, leaving 6,950,072 Class B ordinary shares held by the Sponsor and certain directors of Aurora (or their affiliates). If Aurora does not consummate a business combination by September 30, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding-up, redeeming all of the outstanding Aurora Class A ordinary shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law (As Revised) to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,950,072 Aurora Class B ordinary shares collectively owned by the Sponsor and certain directors of Aurora (or their affiliates) would be worthless because following the redemption of the public shares, Aurora would likely have few, if any, net assets and because the Sponsor and Aurora’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any Aurora Class B ordinary shares held by it or them, as applicable, if Aurora fails to complete a business combination within the required period (although the Sponsor and the Insiders did not waive rights to liquidating distributions from the trust account with respect to the Aurora Class A ordinary shares it or they hold if Aurora fails to consummate a business combination within the required period). Additionally, in such event, the 4,573,372 Aurora private warrants purchased by the Sponsor simultaneously with the consummation of Aurora’s initial public offering for an aggregate purchase price of $6,860,057, will also expire worthless. Certain of Aurora’s directors and executive officers also have a direct or indirect economic interest in such Aurora private warrants. The 6,950,072 shares of Better Home & Finance Class A common stock into which the 6,950,072 Aurora Class B ordinary shares collectively held by the Sponsor and certain directors of Aurora (or their affiliates) will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[     ] based upon the closing price of $[     ] per public share on Nasdaq on [     ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Better Home & Finance Class A common stock will be subject to certain restrictions, including those described above, Aurora believes such shares have less value. The 4,573,372 Better Home & Finance Warrants into which the 4,573,372 Aurora private warrants held by the Sponsor and certain of Aurora’s directors and executive officers will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[     ] based upon the closing price of $[     ] per public warrant on Nasdaq on [     ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.

•The Sponsor (including its representatives and affiliates) and Aurora’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Aurora. The Sponsor and Aurora’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Aurora completing its initial business combination. Moreover, certain of Aurora’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Aurora’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Aurora, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Aurora’s favor, and such potential business opportunities may be presented to other entities prior to their presentation to Aurora, subject to applicable fiduciary duties under Cayman Islands Companies Law (As Revised). Aurora’s Cayman Constitutional Documents provide that Aurora renounces its interest in any corporate opportunity offered to any director or officer of Aurora unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Aurora and it is an opportunity that Aurora is able to complete on a reasonable basis.
•Aurora’s existing directors and officers will be eligible for continued indemnification and continued coverage under Aurora’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.
•Aurora, Better, SoftBank and the Sponsor entered into the Pre-Closing Bridge Note Purchase Agreement, pursuant to which SoftBank and the Sponsor funded the purchase of $750,000,000 of Pre-Closing Bridge Notes, which are convertible into the Pre-Closing Bridge Conversion Shares as follows: (i) upon Closing, the Pre-Closing Bridge Notes will convert into shares of Better Home & Finance Class A common stock at a conversion rate of one share per $10.00 of consideration; (ii) if the Closing does not occur by the Maturity Date, or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Pre-Closing Bridge Note Purchase Agreement) prior to the Maturity Date or prior to the time when a Note may otherwise be converted pursuant to the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SoftBank or the Sponsor in connection with the Pre-Closing Bridge Note Purchase Agreement or any ancillary agreement, the Pre-Closing Bridge Notes will convert into shares of Better common stock. In the event that Pre-Closing Bridge Conversion Shares are issued in the form of Better Home & Finance Class A common stock, the Pre-Closing Bridge Note Purchase Agreement provides for customary registration rights with respect to such Pre-Closing Bridge Conversion Shares. For additional information, see the sections entitled “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” and “BCA Proposal—Related Agreements— Pre-Closing Bridge Note Purchase Agreement.”
•SoftBank and the Sponsor committed to fund, pursuant to the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, respectively, the purchase of the Post-Closing Convertible Notes, which are subordinated unsecured 1% Post-Closing Convertible Notes with a five-year maturity, in an amount equal to $750,000,000 (less any amounts released to Better at the Closing from Aurora’s trust account (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements)) during the first 45 days after the Closing Date. The Major Aurora Shareholders, including the Sponsor, and the other Insiders initially committed to forgo redemption of an aggregate of 3,502,500 Aurora Class A ordinary shares held by them, which would have resulted in a minimum of $35,025,000 being released to Better at the Closing from Aurora’s trust account, and, accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued would have been $714,975,000. Pursuant to the Limited Waiver, on February 24, 2023, the Sponsor was permitted, and elected, to redeem an aggregate of 1,663,760 Aurora private shares. As such, their commitment to forgo redemption now only applies to 1,838,740 Aurora Class A ordinary shares that continue to be held by the Major Aurora Shareholders, inclusive of the Sponsor, and certain directors and officers of Aurora (and their respective affiliates), which will result in a minimum of $18,943,745 being released to Better at the Closing from the trust account (which amount includes, for each Aurora Class A ordinary share not redeemed, the $10.00 paid on each such Aurora Class A ordinary share pursuant to its sale in the initial public offering or as part of the Aurora private units, plus any interest accumulated with respect to such shares). Accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued will now be $731,056,255. See the sections entitled “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3,” “BCA Proposal—Related Agreements—Amendment to the SoftBank Subscription Agreement” and “BCA Proposal—Related Agreements—Amendment to the Sponsor Subscription Agreement.”
•In the event that Aurora fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Aurora will be required to provide for payment of claims of creditors that were not waived that may be brought against Aurora within the ten years following such redemption. In order to protect the amounts held in Aurora’s trust account, the Sponsor has agreed that it will be liable to Aurora if and to the extent any claims by a third-party (other than Aurora’s independent auditors) for services rendered or products sold to Aurora, or a prospective target business with which Aurora has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of Aurora’s initial public offering against certain liabilities, including liabilities under the Securities Act.
•Our Sponsor has advanced funds to us for working capital purposes, with a balance of $412,395 and $2,812,395 as of March 31, 2023 and December 31, 2022, respectively. These outstanding advances are documented in the A&R Promissory Note pursuant to which Aurora may entitled to borrow up to $4,000,000 from the Sponsor (including those amounts which are currently outstanding). The A&R Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of (i) the date on which the Merger by and between Better and Aurora is completed or (ii) the date that is 30 days after the termination of the Merger Agreement in accordance with its terms. If we do not complete our initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay such advances and any other working capital advances made to us, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to us, and such related party may not be able to recover the value it has loaned us and any other working capital advances it may make. If Aurora’s operating costs, in relation to its proposed Business Combination, exceed the amounts still available and not currently drawn under the A&R Promissory Note, the Sponsor will increase the amount available under the A&R Promissory Note to cover such costs, subject to an aggregate principal amount cap of $12,000,000. This amount was reflective of estimated total costs of Aurora through May 15, 2024 in relation to the Business Combination, in the event that the Business Combination is unsuccessful. As of December 31, 2022 and 2021 the amount outstanding under the A&R Promissory Note and Original Promissory Note, respectively, was $2,812,395 and $1,412,295, respectively. On February 8, 2023, Aurora repaid an aggregate principal amount of $2,400,000 under the A&R Promissory Note. After giving effect to this repayment, as of March 31, 2023, the amount outstanding under the A&R Promissory Note was $412,395.
•Aurora remunerates Caroline Harding for professional services rendered to Aurora in her role as chief financial officer at the rate of $10,000 per month, and for her service on our board of directors at the rate of $15,000 per year plus an incremental hourly fee in certain circumstances of $500. Additionally, Ms. Harding received a $50,000 payment on March 21, 2021 in contemplation of her services to Aurora and was entitled to receive a $75,000 payment on March 21, 2023, which was paid on April 11, 2023. As of March 31, 2023 and December 31, 2022, $85,000 and $87,875 was accrued, respectively, and for the three months ended March 31, 2023 and 2022, $105,000 and $30,000 was expensed for these services, respectively. In addition, under the terms of the DSA, Ms. Harding is to provide services to Merger Sub, which include acting as a non-executive director and president and secretary of Merger Sub. Ms. Harding will receive $50,000 in annual payments (and in certain circumstances an incremental hourly fee of $500). For the three months ended March 31, 2023 and 2022, Aurora recognized no expense related to the amended DSA. As of March 31, 2023 and December 31, 2022, there were no unpaid amounts related to the amended DSA.
•Aurora’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Aurora’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Aurora fails to consummate a business combination by September 30, 2023 they will not have any claim against the trust account for reimbursement. Aurora’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $1 million of transaction expenses. Accordingly, Aurora may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.
•Pursuant to the Registration Rights Agreement, the Sponsor and Aurora’s independent directors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Better Home & Finance Class A common stock and warrants held by such parties following the consummation of the Business Combination.
•Aurora has the right to select two individuals, one of which is expected to be Prabhu Narasimhan and another has been or will be mutually agreed between Aurora and the Better Founder and CEO, to be nominated for election to the initial Board of Directors of Better Home & Finance, so long as the Aurora nominees complete a background check reasonably satisfactory to Better, qualify as “independent” directors for purposes of Nasdaq rules (unless otherwise agreed by Better or Better Home & Finance) and are otherwise in compliance with SEC and Nasdaq rules and requirements governing directors, and satisfy any other applicable regulatory requirements.
•The Proposed Certificate of Incorporation will contain a provision expressly electing that Better Home & Finance will not be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, and therefore, Better Home & Finance will not be subject to Section 203 of the DGCL.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. The Sponsor and Unbound HoldCo Ltd., also a Major Aurora Shareholder, have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Aurora Holder Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares and have committed to vote these shares for the Business Combination as described in the immediately preceding sentence. Due to the Sponsor’s level of ownership, we expect the Business Combination to be approved, without requiring the support of other shareholders.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
The personal and financial interests of the Sponsor and Aurora’s directors and officers may have influenced their motivation in identifying and selecting Better as a business combination target, completing an initial business combination with Better and influencing the operation of the business following the initial business combination. In considering the recommendations of Aurora’s board of directors to vote for the proposals, its shareholders should consider these interests.
As noted above, Sponsor purchased 6,950,072 Aurora Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share (after taking into account the share dividend of 1,006,250 Class B ordinary shares and subsequent cancellation of 131,250 Class B ordinary shares and the surrender and cancellation of 249,928 Class B ordinary shares which occurred when the underwriters’ 45-day over-allotment period expired), compared to the $10.00 per unit paid by Aurora public shareholders who purchased Aurora units in connection with its initial public offering or at the market price after its initial public offering. As a result of this significantly lower aggregate per share investment, Sponsor will have a rate of return on its investment which differs from the rate of return of Aurora shareholders who purchased Aurora Class A ordinary shares at higher prices, including Aurora Class A ordinary shares included in Aurora units that were sold at $10.00 per unit in Aurora’s initial public offering. The closing price of Aurora Class A ordinary shares on [     ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[     ]. As a result of and upon the effective time of the Domestication, among other things, each of the then-issued and outstanding Aurora Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock. In the event the stock price of the Better Home & Finance falls below the price paid by an Aurora shareholder at the time of purchase of the Aurora Class A ordinary shares by such shareholder, a situation would arise in which Sponsor maintains a positive rate of return while such Aurora shareholder does not. As a result of the Sponsor’s $0.004 per share investment in Aurora Class B ordinary shares, which is significantly less than the price paid by non-redeeming Aurora public shareholders who purchased shares at higher prices, including Aurora Class A ordinary shares included in Aurora units that were sold at $10.00 per unit in Aurora’s initial public offering, the Sponsor would still earn a substantial positive return on its investment even if shares of Better Home & Finance Class A common stock trade significantly below the $10.00 per share after Closing while an Aurora public shareholder that does not redeem its shares in connection with the Business Combination would suffer a substantial loss.
The exercise of Aurora’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Aurora’s shareholders’ best interest.
Events have occurred in the period leading up to the Closing, and events may occur in the future that, pursuant to the Merger Agreement, would require Aurora to agree to amend the Merger Agreement, to consent to certain actions taken by Better or to waive rights that Aurora is entitled to under the Merger Agreement (see the section entitled “BCA Proposal—Amendments to the Merger Agreement” for a detailed description of the first, second, third, fourth and fifth amendments to the Merger Agreement, copies of which are attached to the proxy statement/prospectus as Annexes A-1, A-2, A-3, A-4 and A-5). Such events could arise because of changes in the course of Better’s businesses or a request by Better to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at Aurora’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Aurora does not believe there will be any changes or waivers that Aurora’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, Aurora will circulate a new or amended proxy statement/prospectus and resolicit Aurora’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.

Closing of the Business Combination is subject to the satisfaction or waiver of conditions and, if not completed before September 30, 2023 (as has been and may be extended pursuant to the Merger Agreement and Cayman Constitutional Documents), either party can terminate the Merger Agreement, in which case Aurora and Better would incur fees and expenses in connection with the termination of the Merger Agreement and will not recognize the anticipated benefits of the Business Combination.
Closing of the Business Combination pursuant to the Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the shareholders of Aurora and Better Stockholders, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the HSR Act and certain other required regulatory approvals, (iv) receipt of approval for listing on Nasdaq of the shares of Better Home & Finance Class A common stock to be issued in connection with the Mergers, (v) that Aurora has at least $5,000,001 of net tangible assets upon Closing, (vi) the absence of any governmental orders or injunctions preventing or otherwise prohibiting or making the consummation of the Business Combination illegal, and (vii) the ability to obtain approvals for the Business Combination from state regulators, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the FHA, and the VA.
These conditions to Closing, including the approval of the requisite number of Aurora’s shareholders at the extraordinary general meeting, may not be fulfilled before September 30, 2023 (subject to up to a 60-day extension in limited circumstances to receive required regulatory approvals as described in the Merger Agreement, the “Agreement End Date”). To do so, the parties must complete the SEC review process and have the registration statement of which this proxy statement/prospectus forms a part declared effective with sufficient time to have the extraordinary general meeting prior to the Agreement End Date. There can be no assurance that such registration statement will be declared effective in sufficient time to permit the extraordinary general meeting to occur prior to the Agreement End Date. If the Business Combination is not completed by the Agreement End Date, either Aurora or Better may choose not to proceed with the Business Combination. If the Merger Agreement is terminated, Aurora and Better may incur substantial fees and expenses in connection with the termination of the Merger Agreement and will not recognize the anticipated benefits of the Business Combination. Neither Aurora nor Better can give any assurance that the parties will agree to extend the Agreement End Date. Although Aurora and Better remain committed to completing the Business Combination, Aurora and Better have had preliminary conversations about potential structures where the Business Combination would be terminated and Better would remain a private company. If Better remains a private company because the Business Combination is not completed before the Agreement End Date or otherwise and Aurora is not able to complete another business combination by September 30, 2023, as such has been and may be extended pursuant to the Cayman Constitutional Documents, Aurora would cease all operations except for the purpose of winding-up and, as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Aurora public shares.
We may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of Better arising between the date of the Merger Agreement and the Closing primarily by (i) the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the extraordinary general meeting and (ii) the closing condition that there be no material adverse effect (as defined in the Merger Agreement) on Better.
However, if we do not obtain shareholder approval at the extraordinary general meeting, Better can continually obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and three business days prior to the Agreement End Date (as defined in the Merger Agreement). We are also restricted from seeking, soliciting, negotiating or consummating any alternative business combination while the Merger Agreement is still in effect.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Aurora’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”
We have incurred and expect to incur significant costs in pursuit of our acquisition plans. We lack the financial resources we need to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements included in the registration statement of which this proxy statement/prospectus forms a part. Additionally, if Aurora is unable to raise additional capital or complete a business combination by September 30, 2023, Aurora’s liquidation date, then Aurora will cease all operations except for the purpose of liquidating. It is uncertain that Aurora will be able to consummate a business combination by the specified period. If a business combination is not consummated by September 30, 2023, there will be a mandatory liquidation and subsequent dissolution. Considering the circumstance under the liquidity of Aurora, there is no concern regarding liquidity but only the liquidation date. The liquidity date for mandatory liquidation and subsequent dissolution raise substantial doubt about Aurora’s ability to continue as a going concern one year from the date that these financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
Aurora’s units, Class A ordinary shares and warrants are listed on the Nasdaq. There can be no assurance that our securities will continue to be listed on the Nasdaq or other national securities exchange in the future or prior to the Business Combination. Pursuant to the Merger Agreement, Aurora agreed, during the period from the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement, to ensure that Aurora remains listed as a public company on the Nasdaq, and agreed to prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Better Home & Finance common stock issuable in the Mergers and the Domestication, and use reasonable best efforts to obtain approval for the listing of such shares of Better Home & Finance Class A common stock on Nasdaq. In order to continue listing Aurora’s securities on the Nasdaq prior to the Business Combination, Aurora must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in shareholders’ equity and a minimum number of holders of our securities. Additionally, in connection with the Business Combination, the combined company will be required to demonstrate compliance with the Nasdaq’s initial listing requirements, in order to continue to maintain the listing of securities on the Nasdaq. For instance, our stock price would generally be required to be at least $4.00 per share. There can be no assurance that we will be able to meet those initial listing requirements at that time. If the Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
•a limited availability of market quotations for our securities;
•reduced liquidity for our securities;
•a limited amount of news and analyst coverage; and
•a decreased ability to issue additional securities or obtain additional financing in the future.
On April 24, 2023, we received a letter (the “Public Float Notice’) from the Listing Qualifications department of Nasdaq notifying the Company that the Company no longer meets the minimum 500,000 publicly held shares required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(4) (the “Public Float Standard”). The Public Float Notice stated that the Company has until June 8, 2023 to provide Nasdaq with a specific plan to achieve and sustain compliance with all Nasdaq listing requirements, including the time frame for completion of this plan. On June 8, 2023, Aurora provided to Nasdaq its plan to meet the Public Float Standard, including actions to be taken with respect to the Business Combination, and will continue to evaluate available options to regain compliance with the Nasdaq continued listing standards. On June 20, 2023, we received a response from Nasdaq confirming that Aurora had been granted an extension to regain compliance with the Public Float Standard. Aurora must now file with the SEC and Nasdaq, on or before October 3, 2023, a public document containing Aurora’s current total shares outstanding and a beneficial ownership table in accordance with SEC proxy rules. In the event that Aurora does not satisfy such terms, Nasdaq may provide written notification that Aurora’s securities will be delisted and the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.
In addition, on June 21, 2023, we received a further letter (the “MVLS Notice”) from the Listing Qualifications department of Nasdaq notifying the Company that, for the prior 30 consecutive business days, Aurora’s Market Value of Listed Securities (“MVLS”) with respect to Aurora Class A ordinary shares was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”). Aurora has 180 calendar days from the date of the MVLS Notice (the “Compliance Period”), or until December 18, 2023, to regain compliance with the Market Value Standard. The MVLS Notice states that if, at any time during the Compliance Period, the market value of the Aurora Class A ordinary shares closes at a value of at least $35 million for a minimum of ten consecutive business days, Nasdaq will provide written confirmation of compliance and the matter will be closed. The MVLS Notice is only a notification of deficiency, not of imminent delisting, and has no immediate effect on the listing or trading of Aurora’s securities on The Nasdaq Capital Market. The Company intends to monitor the Company’s MVLS and may, if appropriate, consider implementing available options to regain compliance with the Market Value Standard.
While the Company is exercising diligent efforts to maintain the listing of its securities on The Nasdaq Capital Market, we cannot assure you that we will be able to regain compliance with the Nasdaq continued listing requirements, including the Public Float Standard and the Market Value Standard, within the required timeframes, or that our securities will continue to be listed on Nasdaq.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, ordinary shares and warrants are listed on the Nasdaq, our units, Class A ordinary shares and warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states.

Further, if we were no longer listed on the Nasdaq or other national securities exchange, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities, including in connection with our initial business combination.
The Sponsor is controlled by and has substantial ties to non-U.S. persons. As such, we may not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.
The Sponsor is controlled by and has substantial ties to non-U.S. persons, including persons with Icelandic, French, British, Indian, Belgian and Cypriot citizenship. The Sponsor and/or the post-combination company may be considered a “foreign person” under the regulations administered by CFIUS. As such, our initial business combination with a U.S. business (including the proposed Business Combination with Better) may be subject to CFIUS review. If our potential initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing with CFIUS or that we will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. In each case, CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company, which may limit the attractiveness of or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar ties to non-U.S. persons.
Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete an initial business combination within the timeframe described herein, because the review process drags on beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, our public shareholders may only receive $10.00 per share, or less in certain circumstances, and our rights and warrants will expire and become worthless. This would also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment in us through any price appreciation in the combined company.
Certain data and information in this proxy statement/prospectus were obtained from third-party sources and were not independently verified by us. Certain estimates of market opportunity and growth forecasts included in this proxy statement/prospectus may prove to be inaccurate.
This proxy statement/prospectus includes third-party data as well as our estimates relating to our target market opportunity and growth rates. Market opportunity estimates and growth forecasts, such as the Fannie Mae Housing Forecast, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size and expected growth of our target market, market demand and adoption, capacity to address this demand, and pricing may also prove to be inaccurate. In particular, our estimates regarding our current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. Moreover, the publicly traded securities of special purpose acquisition companies following the closing of a business combination have generally traded down significantly, and many have remained down for a significant period of time thereafter.
Although we believe that these sources are reliable, we have not independently verified the data and information contained in the third-party publications and reports. Certain data included in such third-party publications and reports also includes projections based on a number of assumptions. The home loan industry may not grow at the rate projected by market data, or at all. Any failure of the home loan industry to grow at the projected rate may have a material adverse effect on our business. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

A new 1% U.S. federal excise tax may be imposed upon us in connection with any redemptions of Better Home & Finance Class A common stock in connection with the Business Combination.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act, which, among other things, imposes a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic corporations and certain domestic subsidiaries of publicly traded foreign corporations. This excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. Generally, the amount of the excise tax is 1% of the fair market value of the shares repurchased at the time of the repurchase. For the purposes of calculating the excise tax, the repurchasing corporation is permitted to net the fair market value of certain new stock issuances against the fair market value of the stock repurchases that occur in the same taxable year. The Inflation Reduction Act excise tax applies to repurchases that occur after December 31, 2022. The U.S. Treasury Department and the IRS have recently issued Notice 2023-2 in which they indicated their intention to propose regulations on the excise tax and issued certain interim rules on which taxpayers may rely.
While the excise tax was not applicable to the redemptions in connection with the Extension, any repurchases or redemptions that occur after December 31, 2022, and following the Domestication, in connection with the Business Combination may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with the Business Combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the structure of the Business Combination, (iii) the nature and amount of any other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iv) the regulations and other guidance issued by the U.S. Treasury Department and the IRS. Since the excise tax would be payable by us and not by the redeeming holder, we have yet to determine the mechanics of any required payment of the excise taxes. Any excise tax payable by us due to redemptions, in connection with the Business Combination, could affect our ability to complete the Business Combination and may cause a reduction in amounts available for redemptions.
The Domestication may result in adverse tax consequences for holders of Aurora Class A ordinary shares and warrants.
U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders”) may be subject to U.S. federal income tax and may have U.S. federal tax reporting obligations as a result of the Domestication. As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies,
•A U.S. Holder who is a 10% Shareholder (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—Section 367”) must include in income as a dividend the “all earnings and profits amount” attributable to the Aurora Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.
•A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder but whose Aurora stock has a fair market value of $50,000 or more should recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder makes a valid election to include in income as a dividend the “all earnings and profits amount” attributable to the Aurora Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.
•A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder and whose Aurora Class A ordinary shares have a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and should not be required to include any part of the “all earnings and profits amount” in income.
Aurora does not expect to have significant cumulative earnings and profits or a significant “all earnings and profits amount” on the date of the Domestication. Section 367 of the Code is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—Section 367.”

Certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication under the PFIC rules. The potential application of the PFIC rules to the Domestication is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—PFIC Considerations.”
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to shares of Better Home & Finance Class A common stock, U.S. Holders exercising such redemption rights should be subject to the tax consequences of the Domestication, including those discussed above under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication— Section 367” and “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—PFIC Considerations.”
Additionally, the Domestication may cause non-U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Better Home & Finance Class A common stock after the Domestication.
Upon consummation of the Business Combination, the rights of holders of Better Home & Finance Class A common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Aurora Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of Better Home & Finance Class A common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Law (As Revised) and, therefore, some rights of holders of Better Home & Finance Class A common stock could differ from the rights that holders of Aurora Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Law (As Revised), such actions are generally available under the DGCL. This change could increase the likelihood that Better Home & Finance becomes involved in costly litigation, which could have a material adverse effect on Better Home & Finance.
In addition, there are differences between the new organizational documents of Better Home & Finance and the current constitutional documents of Aurora. For a more detailed description of the rights of holders of Better Home & Finance Class A common stock and how they may differ from the rights of holders of Aurora Class A ordinary shares, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Better Home & Finance are attached as Annex B and Annex D, respectively, to this proxy statement/prospectus and we urge you to read them.
Furthermore, there will be dilution in voting power of current Aurora common shareholders as a result of the terms of the Better Home & Finance Class B common stock, which will be modified to, among other things, provide that each share of Better Home & Finance Class B common stock will carry three votes.
The provisions of the Proposed Certificate of Incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
Better Home & Finance’s Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless Better Home & Finance consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that such court does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Better Home & Finance’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Better Home & Finance to Better Home & Finance or Better Home & Finance’s shareholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time), and (iv) any action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
These provisions may have the effect of discouraging lawsuits against Better Home & Finance’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Better Home & Finance, a court could find the choice of forum provisions contained in the proposed certificate of incorporation to be inapplicable or unenforceable in such action.
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
If we are not able to complete the Business Combination with Better by September 30, 2023, as such date has been and may be extended pursuant to the Cayman Constitutional Documents, nor able to complete another business combination by such date, we will cease all operations except for the purpose of winding-up, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
If we are not able to complete the Business Combination with Better by September 30, 2023 nor able to complete another business combination by such date, in each case, as such date has been and may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding-up and we would redeem our Aurora Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, although the outbreak of COVID-19 is slowing down in the U.S., the full extent of the impact of the outbreak on Aurora will depend on future developments. The impact could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.
In addition, in August 2022, Aurora and Better agreed to amend the Merger Agreement to provide a waiver from the exclusivity provisions thereof to allow Better to discuss alternative financing structures with SB Northstar LP. Accordingly, although Aurora remains committed to completing the Business Combination, Aurora and Better are in discussions regarding alternative financing arrangements for Better pursuant to which the Merger Agreement and related transactions would be terminated and Better would remain a private company.
If Aurora is not able to complete the Business Combination with Better by September 30, 2023, nor able to complete another business combination by such date, in each case, as such date has been and may be extended pursuant to Aurora’s Cayman Constitutional Documents, Aurora will: (1) cease all operations except for the purpose of winding-up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then-issued and outstanding Aurora Class A ordinary shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of Aurora’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (i) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Aurora Class A ordinary shares if we do not complete a business combination by September 30, 2023 or with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of the Aurora Class A ordinary shares if we have not completed an initial business combination by September 30, 2023, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
If we have not completed an initial business combination by September 30, 2023, our public shareholders may be forced to wait until after September 30, 2023 before redemption from the trust account.
If we have not completed our initial business combination by September 30, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest will be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding-up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account will be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding-up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding-up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond September 30, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to September 30, 2023, as such date has been and may be extended pursuant to the Cayman Constitutional Documents, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of March 31, 2023 and December 31, 2022, Aurora had cash of $991,566 and $285,307 held outside the trust account, respectively, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2023 and December 31, 2022, Aurora had total current liabilities of $17,479,923 and $15,024,385, respectively.
The funds available to us outside of the trust account may not be sufficient to allow us to operate until September 30, 2023 assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from the Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. None of the Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account. If we are unable to obtain these loans, we may be unable to complete our initial business combination. If we do not complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on the redemption of the public shares and the public warrants will expire worthless. In certain circumstances, our public shareholders may receive less than $10.00 per share on the redemption of their shares.

EXTRAORDINARY GENERAL MEETING OF AURORA
General
Aurora is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of Aurora to be held on [     ], 2023, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about [     ], 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on [     ], 2023, at [     ] [a.m.]/[p.m.], Eastern Time, at [     ], or virtually via live webcast at [     ], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.
Purpose of the Aurora Extraordinary General Meeting
At the extraordinary general meeting, Aurora is asking holders of ordinary shares to:
•consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of Aurora to the State of Delaware, (i) Merger Sub will merge with and into Better, with Better surviving the merger as a wholly owned subsidiary of Aurora, (ii) Better will merge with and into Aurora, with Aurora surviving the merger, and (iii) Aurora will change its name to “Better Home & Finance Holding Company,” in each case in accordance with the terms and subject to the conditions of the Merger Agreement, as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);
•consider and vote upon a proposal to approve by special resolution, assuming the BCA Proposal is approved and adopted, the change of Aurora’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);
•consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the BCA Proposal and the Domestication Proposal are approved and adopted, the Cayman Constitutional Documents being amended and restated by their deletion in their entirety and the substitution in their place the proposed certificate of incorporation and bylaws of Aurora together with the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:
(A)to authorize by ordinary resolution the change in the authorized share capital stock of Aurora from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “Aurora Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Aurora Class B ordinary shares” and, together with the Aurora Class A ordinary shares, the “Aurora ordinary shares” or the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “Former preference shares”), to 1,800,000,000 shares of Better Home & Finance Class A common stock, 700,000,000 shares of Better Home & Finance Class B common stock, 800,000,000 shares of Better Home & Finance Class C common stock, and 100,000,000 shares of Aurora preferred stock (“Organizational Documents Proposal A”);
(B)to authorize by ordinary resolution the board of directors of Better Home & Finance to issue any or all shares of Better Home & Finance preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors of Better Home & Finance and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

(C)to authorize by ordinary resolution that holders of shares of Better Home & Finance Class A common stock will be entitled to cast one vote per share of Better Home & Finance Class A common stock and holders of shares of Better Home & Finance Class B common stock will be entitled to cast three votes per share of Better Home & Finance Class B common stock on each matter properly submitted to Better Home & Finance shareholders entitled to vote (“Organizational Documents Proposal C”); and
(D)to authorize by ordinary resolution all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively), including (1) changing the corporate name from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” in connection with the Business Combination, (2) making Better Home & Finance’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) opting out of the provisions of Section 203 of the DGCL and (5) removing certain provisions related to Aurora’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Aurora’s board of directors believes is necessary to adequately address the needs of Better Home & Finance after the Business Combination (“Organizational Documents Proposal D”);
•for holders of Aurora Class B ordinary shares, consider and vote upon a proposal to approve by ordinary resolution, to elect [     ] directors of Better Home & Finance (the “Director Election Proposal”);
•consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of Section 5635 of the Nasdaq’s Listed Company Manual, the issuance of shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock, as applicable, to (a) the Pre-Closing Bridge Investors, including the Sponsor, pursuant to (i) the Pre-Closing Bridge Financing (as defined herein) and (ii) the issuance of the shares of Better Home & Finance Class A common stock upon the conversion of the Post-Closing Convertible Notes (as defined herein) and (b) the Better Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);
•consider and vote upon a proposal to approve by ordinary resolution, the 2023 Incentive Equity Plan (the “2023 Plan”) (the “Incentive Equity Plan Proposal”);
•consider and vote upon a proposal to approve by ordinary resolution, the 2023 Employee Stock Purchase Plan (the “ESPP”) (the “ESPP Proposal”); and
•consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (we refer to this as the “Adjournment Proposal”).
Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of Aurora Board of Directors
Aurora’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Aurora’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
Aurora shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [     ], 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Aurora warrants do not have voting rights. As of the close of business on the record date, there were [     ] Aurora ordinary shares issued and outstanding, consisting of [ ] Aurora Class A ordinary shares, of which [     ] were public shares, and [ ] Aurora Class B ordinary shares.
The Sponsor and Unbound HoldCo Ltd., have agreed to, among other things, vote in favor of the Business Combination and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Aurora Holder Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any Aurora ordinary shares held by them. As of the date of this proxy statement/prospectus, the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares and have committed to vote their shares for the Business Combination as described in this paragraph.
Quorum
A quorum of Aurora shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding Aurora ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, [     ] ordinary shares would be required to achieve a quorum. As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, we expect quorum will be achieved.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Aurora but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter and will have no effect on a particular proposal. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Organizational Documents Proposals is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Aurora Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the Organizational Documents Proposals, and, therefore, also conditioned on approval of the BCA Proposal and the Domestication Proposal. Therefore, if the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares. Under the Cayman Constitutional Documents, prior to the consummation of a business combination (as defined therein), only the holders of the Aurora Class B ordinary shares are entitled to vote on the Director Election Proposal.
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the Director Election Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Incentive Equity Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the Incentive Equity Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The ESPP Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares. As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, including 100% of the issued and outstanding Aurora Class B ordinary shares, and have committed to vote their shares in favor of the Business Combination, we expect that each of the proposals above will be approved.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares
Each Aurora ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
•You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Aurora’s board “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
•You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee in order to vote such shares. That is the only way Aurora can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are an Aurora shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•you may send another proxy card with a later date;
•you may notify Aurora’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or
•you may attend the extraordinary general meeting, revoke your proxy, and vote in person or online, as indicated above.
Who Can Answer Your Questions About Voting Your Shares
If you are an Aurora shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Okapi Partners, Aurora’s proxy solicitor, by calling (888) 785-6673 or banks and brokers can call collect at (212) 297-0720, or by emailing info@okapipartners.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of Aurora that Better Home & Finance redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•(a) hold public shares directly, or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
•submit a written request to Continental, Aurora’s transfer agent, that Better Home & Finance redeem all or a portion of your public shares for cash; and
•deliver your public shares to Continental, Aurora’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [     ] [a.m.]/[p.m.], Eastern Time, on [     ], 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the Better Home & Finance common stock that an electing public shareholder holds after the Domestication. For the purposes of Article 8 and Article 49 of Aurora’s memorandum and articles of association and the Cayman Islands Companies Act, the exercise of redemption rights will be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, Better Home & Finance will satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Aurora’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Aurora’s transfer agent, Better Home & Finance will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.31 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. As noted above, the redemption takes place following the Domestication and, accordingly, it is shares of Better Home & Finance Class A common stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of Better Home & Finance common stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, Aurora’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Aurora’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, Aurora’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, Aurora’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, Aurora’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

The Sponsor and Unbound HoldCo Ltd., each a Major Aurora Shareholder, have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Aurora Holder Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any Aurora ordinary shares held by them. As of the date of this proxy statement/prospectus, the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares and have committed to vote for the Business Combination. Due to the Sponsor’s level of ownership, we expect the Business Combination to be approved, without requiring the support of other shareholders.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of Aurora Class A ordinary shares on [     ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[     ] per share. As of March 31, 2023, funds in the trust account totaled $21,124,955 and were comprised entirely of cash, or approximately $10.31 per issued and outstanding Aurora Class A ordinary share. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Prior to exercising redemption rights, public shareholders should verify the market price of Aurora Class A ordinary shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Aurora cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their public shares.
Appraisal Rights
Neither Aurora’s shareholders nor Aurora’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
Aurora is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Aurora and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Aurora will bear the cost of the solicitation.
Aurora has hired Okapi Partners LLC to assist in the proxy solicitation process. Aurora will pay that firm a fee of $22,500 plus disbursements. Such fee will be paid with non-trust account funds.
Aurora will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Aurora will reimburse them for their reasonable expenses.
Aurora Initial Shareholders
As of the date of this proxy statement/prospectus, there are 8,998,910 Aurora ordinary shares issued and outstanding, which include 6,950,072 Aurora Class B ordinary shares held by the Sponsor and Aurora’s independent directors (or their affiliates) and 2,048,838 Aurora Class A ordinary shares, 97.7% of which Aurora ordinary shares are held by the Sponsor and certain directors and executive officers of Aurora (or their affiliates). As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,648,422 warrants, which includes the 4,573,372 Aurora private warrants held by the Sponsor and certain of Aurora’s directors and executive officers (or their respective affiliates) and the 6,075,050 public warrants.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing Better Stockholders or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Aurora’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing Better Stockholders or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares (or a majority of the Aurora Class B ordinary shares, as applicable), represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) Better Home & Finance’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the market price of the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he, she or they owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. As the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares, including 100% of the issued and outstanding Aurora Class B ordinary shares, and have committed to vote their shares in favor of the Business Combination, we expect that each of the Transaction Proposals will be approved in any case.We will file or submit a Current Report on Form 8-K to disclose any new material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL
Aurora is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. Aurora shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “—The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because Aurora is holding a shareholder vote on the Mergers, Aurora may consummate the Mergers only if they are approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement (as amended), but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, along with the complete text of the first, second, third, fourth, fifth and sixth amendments to the Merger Agreement, copies of which are attached to the proxy statement/prospectus as Annexes A-1, A-2, A-3, A-4, A-5 and A-6. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Mergers.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Aurora, Better or any other matter.
Structure of the Mergers
On May 10, 2021, Aurora entered into the Merger Agreement with Merger Sub and Better, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Better, the separate corporate existence of Merger Sub will cease and Better will be the surviving corporation and a wholly owned subsidiary of Aurora, (ii) Better will merge with and into Aurora, the separate corporate existence of Better will cease and Aurora will be the surviving corporation, and (iii) Aurora will change its name to “Better Home & Finance Holding Company.”
Prior to and as a condition of the Mergers, pursuant to the Domestication, Aurora will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Aurora’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see the section entitled “The Domestication Proposal.”

Consideration
Stock Consideration
The stock consideration will consist of a number of shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock equal to (A) 690,000,000, minus (B) the aggregate amount of Better Home & Finance Class B common stock that would be issuable upon the net exercise or conversion, as applicable, of the Better Awards (the “Stock Consideration”). As a result of and upon the Closing, among other things, (i) all outstanding shares of Better common stock as of immediately prior to the effective time of the First Merger, will be cancelled in exchange for the right to receive the Stock Consideration; (ii) all Better Awards outstanding as of immediately prior to the effective time of the First Merger will be converted, based on the Exchange Ratio, into awards based on shares of Better Home & Finance Class B common stock; and (iii) all Better Warrants outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted, based on the Exchange Ratio, into warrants to purchase shares of Better Home & Finance Class A common stock.
Amounts remaining in Aurora’s trust account as of immediately following the effective time of the Mergers will be retained by Better following the Closing.
At the effective time of the First Merger, by virtue of the First Merger and without any action on the part of any holder of Better Capital Stock, each share of the Better common stock issued and outstanding immediately prior to the effective time of the First Merger (other than (i) any shares of Better common stock subject to Better Awards (see the section entitled “—Treatment of Better Options, Restricted Awards, Restricted Stock Unit Awards and Better Warrants”), (ii) any shares of Better common stock held in the treasury of Better, which treasury shares will be cancelled as part of the First Merger and will not constitute Better Capital Stock, and (iii) any shares of Better common stock held by Better Stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (collectively, the “Excluded Shares”)) will be cancelled and converted into the right to receive:
•the Ordinary Stock Election Consideration, which is a number of shares of Better Home & Finance Class B common stock equal to the Exchange Ratio, and is the default election in the case of a share of Better common stock for which no election is made pursuant to the Merger Agreement (the “Ordinary Stock Electing Shares”);
•the BHC Election Consideration, which is a number of Better Home & Finance Class A common stock equal to the Exchange Ratio (the “BHC Stock Electing Shares”); or
•the Non-Voting Stock Electing Consideration, which is a number of Better Home & Finance Class C common stock equal to the Exchange Ratio (the “Non-Voting Stock Electing Shares”).
No fractional shares of Better Home & Finance common stock will be issued in the Mergers.
Treatment of Better Options, Restricted Stock Awards, Restricted Stock Unit Awards and Better Warrants
With respect to the Better Awards, all (i) options to purchase shares of Better common stock (“Better Options”), (ii) restricted stock units based on shares of Better common stock (“Better RSUs”) and (iii) restricted shares of Better common stock (“Better Restricted Stock Awards”) outstanding as of immediately prior to the Mergers (together, the “Better Awards”) will be converted into (a) options to purchase shares of Better Home & Finance Class B common stock (“Better Home & Finance Options”), (b) restricted stock units based on shares of Better Home & Finance Class B common stock (“Better Home & Finance RSUs”) and (c) restricted shares of Better Home & Finance Class B common stock (“Better Home & Finance Restricted Stock Awards”), respectively. In addition, all Better Warrants outstanding as of immediately prior to the Mergers will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted based on the Exchange Ratio into warrants to purchase shares of Better Home & Finance Class A common stock (“Better Home & Finance Warrants”). This proxy statement/prospectus assumes exercise of all Better Warrants on a net exercise basis prior to Closing.
Subject to the terms of the Merger Agreement, each Better Home & Finance Option will relate to the number of whole shares of Better Home & Finance Class B common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Better common stock subject to the applicable Better Option multiplied by (ii) the Exchange Ratio. The exercise price for each Better Home & Finance Option will equal (i) the exercise price of the applicable Better Option divided by (ii) the Exchange Ratio (rounded up to the nearest full cent). Subject to the terms of the Merger Agreement, each Better Home & Finance RSU and Better Home & Finance Restricted Stock Award will relate to the number of whole shares of Better Home & Finance Class B common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Better common stock subject to the applicable Better RSU or Better Restricted Stock Award, respectively, multiplied by (ii) the Exchange Ratio. Each Better Award will remain subject to substantially the same terms and conditions, including with respect to vesting, exercisability, settlement and termination-related provisions, as applicable, that were in effect with respect to the related Better Award prior to the Closing.
Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the First Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, on the date that is the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Representations and Warranties
The Merger Agreement contains representations and warranties of Aurora, Merger Sub and Better, certain of which are qualified by materiality and material adverse effect (as defined below) standards and may be further modified and limited by the disclosure letters. See the section entitled “—Material Adverse Effect” below. The representations and warranties of Aurora are also qualified by information included in Aurora’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of Better
Better has made representations and warranties relating to, among other things:

•company organization;	•brokers’ fees;

•subsidiaries;	•insurance;

•due authorization;	•permits;

•no conflicts;	•equipment and other tangible property;

•governmental authorizations and consents;	•real property;

•capitalization and subsidiaries;	•intellectual property;

•financial statements;	•privacy and cybersecurity;

•undisclosed liabilities;	•environmental matters;

•litigation and proceedings;	•absence of changes;

•legal compliance;	•anti-corruption compliance;

•contracts and no defaults;	•sanctions and international trade compliance;

•Better’s benefit plans;	•critical technologies; and

•labor relations and employees;	•mortgage loans.

•taxes;
A limited number of the above-listed representations and warranties of Better are identified as fundamental under the terms of the Merger Agreement for purposes of the closing condition related to the accuracy and correctness of Better’s representations and warranties, including among others, certain representations and warranties related to Better’s capital stock, due organization and authority, and certain of Better’s subsidiaries.
Representations and Warranties of Aurora and Merger Sub
Aurora and Merger Sub have made representations and warranties relating to, among other things:

•company organization;	•no undisclosed liabilities;

•due authorization;	•capitalization of Aurora;

•no conflicts;	•brokers’ fees;

•litigation and proceedings;	•indebtedness;

•SEC filings;	•taxes;

•internal controls;	•business activities;

•listing and financial statements;	•Nasdaq registration and compliance with Nasdaq rules;

•governmental authorizations and consents;	•no mandatory CFIUS filing requirement;

•trust account;	•compliance of the proxy statement/prospectus with relevant rules under the Securities Act and Exchange Act;

•Investment Company Act and JOBS Act;	•anti-corruption compliance; and

•absence of changes;	•sanctions and international trade compliance.
A limited number of the above-listed representations and warranties of Aurora are identified as fundamental under the terms of the Merger Agreement for purposes of the closing condition related to the accuracy and correctness of Aurora’s representations and warranties, including among others, certain representations and warranties related to Aurora’s due organization and authority, capital stock, trust account and indebtedness.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Better are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of Aurora are qualified in whole or in part by a material adverse effect on the ability of Aurora to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to Better (“Better Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Better and its subsidiaries, taken as a whole or

(ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Better to consummate the Mergers.
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Better Material Adverse Effect:
(a)any change in applicable Laws or GAAP or any COVID-19 Measures (each as defined in the Merger Agreement) or, in each case, any interpretation thereof following the date of the Merger Agreement;
(b)any change in interest rates or economic, political, business or financial market conditions generally;
(c)the taking of any action required by the Merger Agreement;
(d)any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, outbreak of disease or illness or public health event (including COVID-19) or change in climate;
(e)any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, civil unrest, local, national or international political conditions;
(f)any failure of Better to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of Better Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Better Material Adverse Effect);
(g)any events generally applicable to the industries or markets in which Better and its subsidiaries operate (including changes in the U.S. housing markets);
(h)the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Better and its subsidiaries; or
(i)any action taken by, or at the request of, Aurora or Merger Sub.
Any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Better Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of Better and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Better and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Better and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Better and its subsidiaries conduct their respective operations.
Covenants and Agreements
Better has made covenants relating to, among other things, conduct of business by Better, preparation and delivery of additional financial statements, affiliate agreements, conversion of Better preferred stock and acquisition proposals.
Aurora has made covenants relating to, among other things, employee matters, trust account proceeds, listing, no solicitation by Aurora, Aurora’s conduct of business, post-closing directors and officers of Aurora, domestication of Aurora, indemnification and insurance, Aurora public filings, subscription agreements and shareholder litigation.
Conduct of Business by Better
Better has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as contemplated by the Merger Agreement or the Ancillary Agreements, or required by applicable law, or as consented to by Aurora in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to operate the business of Better in the ordinary course consistent with past practice; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19, Better and its Subsidiaries (as defined in the Merger Agreement) shall not be deemed to be acting outside of the ordinary course of business consistent with past practice, so long as such actions or omissions are reasonably designed to protect the health or welfare of Better’s employees, directors, officers or agents or to meet legal requirements.
During the Interim Period, except as contemplated by the Merger Agreement or the Ancillary Agreements, or required by applicable law, or as consented to by Aurora in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), Better has also agreed not to, and Better will cause its subsidiaries not to:
(a)make any change in or amendment to government documents of Better, or adopt a plan of liquidation, restructuring, recapitalization, dissolution or winding-up of Better or any of its subsidiaries;
(b)other than in the ordinary course of business consistent with past practice, form or establish a subsidiary;
(c)(i) make, declare or pay any dividend or distribution to any equity holder (other than repurchases of Better Restricted Stock Awards upon termination of service with any employee or other individual service provider pursuant to the underlying award agreements in effect on the date of the Merger Agreement or evidencing an award that is not granted in breach of the Merger Agreement), (ii) effect any recapitalization, reclassification, split, combination or other change in its capitalization, including any amendment to the terms of its shares, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of Better Capital Stock or convertible securities (other than (x) in accordance with the Preferred Stock Conversion, or (y) pursuant to the exercise of Better Options or Better Warrants, the settlement of Better RSUs or the lapse of restrictions on Better Restricted Stock Awards, in each case described in clause (y), in accordance with their terms and outstanding as of the date of the Merger Agreement or granted not in breach of the Merger Agreement or (iv) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital of Better (other than repurchases of Better Restricted Stock Awards on the terms set forth in the Merger Agreement);
(d)amend or terminate any material contract, except in the ordinary course consistent with past practice;
(e)grant to, or agree to grant to, any person rights to any intellectual property that is material to Better and its subsidiaries, except for non-exclusive licenses granted in the ordinary course of business consistent with past practice, or dispose of, abandon or permit to lapse any rights to any intellectual property that is material to Better and its subsidiaries except for the expiration of Better’s registered intellectual property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of Better’s or any of its subsidiaries’ business judgment as to the costs and benefits of maintaining the item;
(f)permit any of its material intellectual property to become subject to a lien (other than a Permitted Lien (as defined in the Merger Agreement)) or sell, lease, license or otherwise dispose of any of its material intellectual property rights, but excluding licenses to intellectual property granted by Better or any of its subsidiaries in the ordinary course of business consistent with past practice;
(g)(i) make, change or revoke any material tax election, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method for tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any governmental authority, (v) settle any claim or assessment in respect of a material amount of taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of a material amount of taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of taxes or in respect of any material tax attribute that would give rise to any claim or assessment of taxes;
(h)except as may be required by applicable Law or GAAP, make any material change in its financial or tax accounting methods;

(i)(i) merge or consolidate with, or purchase substantially all of the assets of, any entity in excess of $50.0 million individually or $125.0 million in the aggregate, or (ii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(j)other than in the ordinary course of business, sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Better or its subsidiaries, including the material leased real property, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among Better and its wholly owned subsidiaries or among its wholly owned subsidiaries;
(k)(i) materially increase the aggregate cost of compensation, fees or benefits provided to employees, independent contractors providing services in their personal capacity, or directors of Better or its subsidiaries; (ii) adopt, enter into, or amend any collective bargaining or similar agreement; or (iii) terminate (other than for cause) any executive officer of Better, or give notice of any such action; (iv) grant any equity or equity-based compensation awards; or (v) other than in the ordinary course of business, terminate, adopt, enter into or amend any Better Benefit Plan (as defined as “Company Benefit Plan” in the Merger Agreement, or any plan, policy, program, agreement or arrangement that would be a Better Benefit Plan if in effect on the date hereof);
(l)waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $5,000,000 individually and less than $10,000,000 in the aggregate;
(m)incur any indebtedness or issue any warrants or other rights to acquire any indebtedness, except (i) borrowings in the ordinary course of business consistent with past practice solely to fund the ongoing business operations of Better and its subsidiaries, including (x) under the Existing Credit Facilities (as defined in the Merger Agreement) and (y) under any facility or similar indebtedness amending, increasing, refinancing (in whole or in part) the Existing Credit Facilities (the “Replacement Facilities”), (ii) intercompany indebtedness in the ordinary course of business consistent with past practice among Better and its subsidiaries, (iii)(x) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (y) overdraft facilities or cash management programs, in each case issued, made and entered into in the ordinary course of business consistent with past practice, (iv) hedging arrangements entered into in the ordinary course of business consistent with past practice and not for speculative purposes, or (v) secured or unsecured notes issued by Better or its subsidiary in an aggregate principal amount for all such notes not to exceed $450,000,000 and which issuance would not result in the incurrence of incremental indebtedness of more than $250,000,000 (disregarding incremental indebtedness incurred as original issue discount or to fund related refinancing expenses, including make-whole or other premium, breakage and similar costs, accrued interest or other related fees and expenses);
(n)enter into any Affiliate Agreement (as defined in the Merger Agreement), other than as may be required or permitted under the Merger Agreement to effect the transactions contemplated under the Merger Agreement;
(o)knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations; or
(p)enter into any agreement to take any of the above actions prohibited under the Merger Agreement.
Conduct of Business of Aurora
During the Interim Period, Aurora will, and will cause Merger Sub to, except as contemplated by the Merger Agreement or the Ancillary Agreements (including as contemplated by the PIPE Investment), in connection with the

Domestication or as consented to by Better in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.
During the Interim Period, except as consented to by Better in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Aurora shall not, and Aurora shall cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement or the Ancillary Agreements (including as contemplated by the PIPE Investment or in connection with the Domestication) or as required by law:
(a)seek any approval from Aurora’s shareholders, or otherwise take any action, to change, modify or amend the Trust Agreement or the Governing Documents of Aurora or the Merger Sub, except as otherwise contemplated by the Transaction Proposals;
(b)except as otherwise contemplated by the Transaction Proposals, (x) make or declare any dividend or distribution to the shareholders of Aurora or make any other distributions in respect of any of Aurora’s or Merger Sub’s capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Aurora’s or Merger Sub’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Aurora or Merger Sub, other than a redemption of Aurora Class A ordinary shares effected in connection with the Merger;
(c)(i) make, change or revoke any material tax election, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method for tax purposes, (iv) enter into any closing agreement with any governmental authority, (v) settle any claim or assessment in respect of a material amount of taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of a material amount of taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of taxes or in respect of any material tax attribute that would give rise to any claim or assessment of taxes;
(d)knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent either of the Mergers, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(e)enter into, renew or amend in any material respect, any transaction or contract with SoftBank or any of its affiliates or an affiliate of Aurora or Merger Sub (including, for the avoidance of doubt, (i) the Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(f)incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Better or any of its subsidiaries or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee (i) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $50,000, (ii) incurred between Aurora and Merger Sub, (iii) in respect of any working capital loan in an aggregate amount not to exceed $1,500,000, or (iv) any drawdown under the A&R Promissory Note;
(g)incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements or in support of the ordinary course operations of Aurora consistent with past practice (which the parties agree shall include any indebtedness in respect of any working capital loan);

(h)waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action);
(i)other than with respect to the PIPE Investment, the Subscription Agreements or the Amended and Restated Insider Letter Agreement, (i) issue any securities of Aurora or securities exercisable for or convertible into securities of Aurora, other than the issuance of the Stock Consideration, (ii) grant any options, warrants or other equity-based awards with respect to securities of Aurora securities, not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any Aurora warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
(j)enter into any agreement to do any of the above actions prohibited under the Merger Agreement.
Covenants of Better
Pursuant to the Merger Agreement, Better has agreed, among other things, to:
•subject to confidentiality obligations (whether contractual, imposed by applicable law or otherwise) that may be applicable to information furnished to Better or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford Aurora and its accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable advance notice during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives will all financial and operating data and other information concerning the affairs of Better and its subsidiaries that are in the possession of Better or its subsidiaries as such representatives may reasonably request;
•deliver, as soon as reasonably practicable following the date of the Merger Agreement, (i) the audited consolidated balance sheet and statements of operations, cash flows and shareholders’ equity of Better and its subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, each audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and (ii) the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, shareholders’ deficit, and cash flow of Better and its subsidiaries as of and for the three-month period ended March 31, 2021, reviewed in accordance with PCAOB standards;
•prior to the First Effective Time, effect the Preferred Stock Conversion; and
•during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives action on its and their behalf not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement.
Covenants of Aurora
Pursuant to the Merger Agreement, Aurora has agreed, among other things, to:
•recognize, or cause Better and its subsidiaries to recognize, each continuing employee’s employment or service with Better or any of its subsidiaries prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the continuing employee under all employee benefit plans maintained by Better, its Subsidiaries, Aurora or its affiliate, including vacation plans or arrangements, 401(k) or other retirement plans and any welfare plans (excluding equity incentive plans or benefit accruals under a defined benefit pension plan), except to the extent such recognition would result in a duplication of benefits;
•effective as of the Closing and thereafter, cause Better Home & Finance and its subsidiaries to, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of

Better, its subsidiaries, Aurora or its affiliate to be waived with respect to continuing employees and their eligible dependents (provided, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and Aurora’s commercially reasonable efforts to obtain such consent), except to the extent that any waiting period, exclusions or requirements still applied to such continuing employee under the comparable Better Benefit Plan in which such continuing employee participated immediately before the Closing, and (ii) fully credit each continuing employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee (as defined in the Merger Agreement) and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Better or any of its subsidiaries prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such continuing employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of Better, its subsidiaries, Aurora or its affiliate, as if such amounts had been paid in accordance with such plan (provided, that, in the case of any insured arrangements, they are subject to the consent of the applicable insurer and Aurora’s commercially reasonable efforts to obtain such consent);
•prior to the Closing Date, approve and adopt (i) an incentive equity plan, pursuant to which a number of shares of Better Home & Finance Class A common stock equal to 11.0% of the fully diluted shares of Better Home & Finance Class A common stock outstanding immediately after the Closing shall be reserved for issuance, subject to an annual evergreen provision of 5.0% for the 10-year period following the Closing Date (the “2023 Plan”), together with the form of restricted stock unit award grant notice and award agreement thereunder and the form of stock option grant notice and agreement thereunder, (ii) an Employee Stock Purchase Plan pursuant to which a number of shares of Better Home & Finance Class A common stock equal to 2.0% of the fully diluted shares of Better Home & Finance Class A common stock outstanding immediately after the Closing shall be reserved for issuance, subject to an annual evergreen provision of 1.0% for the 10-year period following the Closing Date (the “ESPP”), and (iii) a management transaction bonus plan permitting bonuses in aggregate of up to $20,000,000 (the “Management Transaction Bonus Plan”), the general terms and conditions of which shall be agreed prior to Closing by Better and will be approved by Better’s Board of Directors;
•within two Business Days (as defined in the Merger Agreement) following the expiration of the 60-day period following the date Aurora has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, file an effective registration statement on Form S-8 (or other applicable form) with respect to the Better Home & Finance Class A common stock issuable under the 2023 Plan and the ESPP, and use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the 2023 Plan and the ESPP remain outstanding;
•take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the conditions of the Trust Agreement;
•during the Interim Period, ensure Aurora remains listed as a public company on the Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Better Home & Finance common stock issuable in the Mergers and the Domestication, and use reasonable best efforts to obtain approval for the listing of such shares of Better Home & Finance Class A common stock on Nasdaq;
•during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives action on its and their behalf not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement;

•subject to the terms of Aurora’s organizational documents, as applicable, take all action within its power as may be necessary or appropriate such that immediately following the effective time of the First Merger:
•the Board of Directors of Aurora and committees thereof will be comprised of such individuals as selected by Better, following consultation with Aurora; provided that (i) the composition of the Board of Directors complies with all applicable laws, including all Nasdaq rules, and (ii) two individuals will be selected by Aurora, one of which is expected to be Prabhu Narasimhan and another has been or will be mutually agreed between Aurora and the Better Founder and CEO (in each case, so long as the Aurora nominees complete a background check reasonably satisfactory to Better, qualify as “independent” directors for purposes of Nasdaq rules (unless otherwise agreed by Better or Better Home & Finance) and are otherwise in compliance with SEC and Nasdaq rules and requirements governing directors); and
•the initial officers of Aurora will be as set forth in Better’s disclosure letter, who will serve in such capacity in accordance with the terms of the organizational documents of Aurora following the effective time of the First Merger;
•subject to approval of Aurora’s shareholders, cause the Domestication to become effective prior to the effective time of the First Merger (see the section entitled “Domestication Proposal”);
•after the effective time of the First Merger, indemnify and hold harmless each present and former director and officer of Better and Aurora and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable organizational documents to indemnify such person;
•maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Mergers, (i) provisions in its Governing Documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and its subsidiaries’ former and current officers, directors and employees, no less favorable than as contemplated by the applicable Governing Documents immediately prior to the effective time of the Mergers and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Aurora’s, Better’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms no less favorable than the terms of such current insurance coverage, except that in no event will Aurora be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Aurora and/or Better, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2020;
•on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Better and Aurora with the post-Closing directors and officers of Aurora, which indemnification agreements will continue to be effective following the Closing;
•during the Interim Period, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;
•except as otherwise approved by Better (in its sole discretion), not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to termination), any provision other than amendments, modifications or waivers that are both ministerial and immaterial in nature and effect or remedy under, or any replacements of, the Subscription Agreements, except for any such actions that would not (i) increase conditionality or impose any new obligation on the Better or Aurora, (ii) reduce the amount or purchase price under the Subscription Agreements, except as explicitly provided in the SoftBank Subscription Agreement as in effect on the date of the Merger Agreement, (iii) reduce or impair the rights of Aurora under the Subscription Agreements, (iv) prevent, materially delay or materially impede the consummation of the transactions contemplated by the Merger Agreement or (v) otherwise adversely affect any rights of Aurora or Better under the Subscription

Agreements; provided, that the foregoing shall not prohibit any assignment or transfer expressly permitted by the Subscription Agreements;
•use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including by using its reasonable best efforts to (i) maintain in effect the Subscription Agreements; (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to Aurora in the Subscription Agreements and otherwise comply in all material respects with its obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iv) enforce its rights under the Subscription Agreements in a timely and diligent manner including, in the event that all conditions in the Subscription Agreements have been satisfied, by causing the parties to the Subscription Agreements to deliver payment or cause the delivery of payment to (or as directed by) Aurora the amount set forth in the Subscription Agreements to which such persons are a party in accordance with its terms;
•give Better prompt written notice: (i) of any amendment to Subscription Agreements (other than amendments, modifications or waivers that are ministerial and immaterial in nature and effect), (ii) of any actual or potential breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Subscription Agreements that becomes known to Aurora regardless of the reason therefor, (iii) of the receipt of any written notice or other written communication from any party to a Subscription Agreement or its affiliates with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the Subscription Agreements or any provisions of the Subscription Agreements; and (iv) if Aurora has any reason not to expect to receive all or any portion of the amounts due pursuant to the Subscription Agreements, in which case Aurora shall use its reasonable efforts to obtain as promptly as practicable following the occurrence of such event, alternative equity financing for any such amount due pursuant to the Subscription Agreements from alternative sources in an amount sufficient, when taken together with cash in the trust account at the Closing, to pay the amounts due under the terms of and as contemplated by the Merger Agreement; and
•in the event that any litigation related to the Merger Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Aurora, threatened in writing, against Aurora or the Board of Directors of Aurora by any of Aurora’s shareholders prior to the Closing, (i) promptly notify Better of any such litigation and keep Better reasonably informed with respect to the status thereof; and (ii) provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, give due consideration to Better’s advice with respect to such litigation and not to settle any such litigation without the prior written consent of Better, such consent not to be unreasonably withheld, conditioned or delayed.
Joint Covenants of Aurora and Better
In addition, each of Aurora and Better has agreed, among other things, to take the actions set forth below:
•Each party shall cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and the other transactions contemplated hereby and to cooperate with the other party in connection with the foregoing, including, without limitation, to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, waivers, permits and other authorizations of all governmental authorities required to consummate the Mergers and the other transactions contemplated by the Merger Agreement;
•Each party shall make all necessary filings in respect of the requisite regulatory approvals relating to the Mergers and the other transactions contemplated hereby as promptly as practicable following the date of the Merger Agreement; provided that (x) Aurora and Better shall, and shall cause their affiliates to, use their respective best efforts to file notifications under the HSR Act no later than 10 business days after the date of the Merger Agreement, such filing to request early termination of the waiting period under the HSR Act and (y) Better shall, and shall cause its affiliates to, use their best efforts to make all necessary initial filings by Better in respect of other requisite regulatory approvals by no later than forty-five (45) days following the date of the Merger Agreement;
•Each party shall, subject to applicable law, (i) permit counsel for the other party to review in advance any proposed filing, application, correspondence or other written communication to any governmental authority in connection with the Mergers and the other transactions contemplated hereby, (ii) consider in good faith the views of the other party or its counsel with respect to any such filing, application, correspondence or other written communication, (iii) provide counsel for the other party with copies of all filings, applications or other written submissions made by such party, and all material correspondence between such party (and its advisors) with any governmental authority and any other information supplied by such party and such party’s affiliates to a governmental authority or received from such a governmental authority in connection with the Mergers and the other transactions contemplated hereby and (iv) to provide notice to the other party of receipt of any approval;
•(i) With respect to any threatened or pending preliminary or permanent governmental order that would adversely affect the ability of the parties hereto to consummate the Mergers or the other transactions contemplated hereby, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, and (ii) in the event that any action is commenced after the date of the Merger Agreement challenging any of the parties’ rights to consummate the Mergers or the other transactions contemplated hereby, the parties shall use their reasonable best efforts, and take all reasonable actions necessary and appropriate, to contest such action;
•The parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a governmental authority pursuant to the foregoing and to take all other actions necessary, proper or advisable to obtain any requisite regulatory approval as soon as practicable. No party shall take any action that would reasonably be expected to adversely affect or materially delay obtaining any requisite regulatory approval;
•Aurora and Better will jointly prepare and Aurora will file with the SEC the proxy statement/ registration statement in connection with the registration under the Securities Act of (i) the shares of Better Home & Finance common stock and Better Home & Finance Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Aurora common stock, and in connection with the Domestication, (ii) the shares of Better Home & Finance common stock (other than Better Home & Finance Class C common stock) that constitute the Stock Consideration and (iii) the shares of Better Home & Finance common stock subject to Better Home & Finance Options, Better Home & Finance Restricted Stock Awards and Better Home & Finance RSUs;
•Aurora will, as promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act, (i) disseminate the proxy statement/prospectus to the shareholders of Aurora, (ii) give notice, convene and hold a meeting of the shareholders, in each case in accordance with its Governing Documents then in effect and Section 710 of the Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares of Aurora to vote in favor of each of the Transaction Proposals, and (iv) provide its shareholders with the opportunity to elect to effect a redemption;
•Better will (i) obtain and deliver to Aurora, shareholder approval of Better, (x) in the form of a written consent as soon as reasonably practicable after the registration statement is declared effective under the Securities Act and delivered or otherwise made available to shareholders, and in any event within 10 business days after the registration statement is declared effective and delivered or otherwise made available to shareholders, and (y) in accordance with the terms and subject to the conditions of Governing Documents of Better, and (ii) take all other action necessary or advisable to secure shareholder approval of Better and, if applicable, any additional consents or approvals of its shareholders related thereto;

•Better and Aurora will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Better Capital Stock or acquisitions of shares of Better Home & Finance common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule 16b-3 promulgated under the Exchange Act;
•Each of Better and Aurora will each, and will each cause their respective subsidiaries and affiliates and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any equity financing arrangement the parties seek in connection with the transactions contemplated by the Merger Agreement and the Ancillary Agreement; and
•Aurora will use reasonable efforts to, and will instruct its financial advisors to, keep Better and its financial advisors reasonably informed with respect to the SoftBank Subscription Agreement and PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, Better or its financial advisors with respect to such matters.
Closing Conditions
The consummation of the Mergers is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Mergers may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.
Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
•the approval of the Transaction Proposals by Aurora’s shareholders will have been obtained (the “Aurora Shareholder Approval”);
•the approval of the Transaction Proposals by Better’s shareholders will have been obtained (the “Better Stockholder Approval”);
•the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
•all approvals with respect to the requisite regulatory approvals (other than those required under the HSR Act) shall have been obtained;
•any applicable waiting periods under the HSR Act shall have expired or been terminated early;
•(i) no governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which has become final and non-appealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers, and (ii) no law shall have been adopted that makes consummation of the Mergers illegal or otherwise prohibited;
•Aurora will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);
•the shares of Better Home & Finance common stock to be issued in connection with the Mergers will have been approved for listing on the Nasdaq; and

•the Domestication shall have been completed and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to Better.
Conditions to the Obligations of Aurora and Merger Sub
The obligations of Aurora and Merger Sub to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Aurora and Merger Sub:
•Section 4.6(a) and (b) of Better’s capitalization-related representations and warranties shall be true and correct in all but de minimis respects as of the date of the Merger Agreement, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date;
•each of the Better Fundamental Representations (as defined in the Merger Agreement) (other than those portions of the capitalization representations referenced above) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;
•each of the remaining representations and warranties of Better contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, Better Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Better Material Adverse Effect;
•each of the covenants of Better to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 30-calendar day cure period, or if earlier, five business days prior to the Agreement End Date); and
•there will not have occurred a Better Material Adverse Effect after the date of the Merger Agreement.
Conditions to the Obligations of Better
The obligation of Better to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Better:
•each of the representations and warranties of Aurora regarding its capitalization, as provided for in the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date;
•each of the Aurora Fundamental Representations (as defined in the Merger Agreement) (other than the capitalization representations referenced above) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;
•each of the other remaining representations and warranties of Aurora contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;
•each of the covenants of Aurora to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 30-calendar day cure period, or if earlier, five business days prior to the Agreement End Date); and
•Aurora will hold in the trust account an amount at least equal to the Minimum Available Cash Amount.
Termination; Effectiveness
The Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Closing:
•by written consent of Better and Aurora;
•by Better or Aurora if (i) any governmental authority that must grant a requisite regulatory approval has denied such approval and such denial has become final and non-appealable, (ii) any governmental order has become final and non-appealable which has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting the Mergers or (iii) if there shall be adopted any law that makes consummation of the Mergers illegal or otherwise prohibited;
•by Better if the Aurora Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of Aurora’s shareholders duly convened therefor or at any adjournment thereof;
•by Better if there has been a modification in recommendation of the board of directors of Aurora with respect to any of the Transaction Proposals;
•by written notice to Better from Aurora in the event of certain uncured breaches on the part of Better or if the Closing has not occurred on or before September 30, 2023 (as such date has been and may be further extended, and which date may be automatically extended for up to sixty (60) days if all closing conditions have been satisfied or waived other than receipt of all requisite regulatory approvals, the “Agreement End Date”), unless Aurora is in material breach of the Merger Agreement;
•by Aurora if Better Stockholder Approval will not have been obtained within 10 business days after the registration statement is declared effective and delivered or otherwise made available to stockholders; or
•by written notice to Aurora from Better in the event of certain uncured breaches on the part of Aurora or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless Better is in material breach of the Merger Agreement.
In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Better, Aurora or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.
Waiver; Amendments
No failure or delay by a party in exercising any right, power or remedy under the Merger Agreement, and no course of dealing between the parties will operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under the Merger Agreement by a party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under the Merger Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, Aurora will, upon the consummation of the Mergers and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Better and pay or cause to be paid all accrued transaction expenses of Aurora or its affiliates (including the Sponsor). Aurora and Better will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.
Amendments to the Merger Agreement
This section describes amendments entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the amendments. The full text of the amendments are filed as Annexes A-1, A-2, A-3, A-4 and A-5 to this proxy statement/prospectus, and the following description is qualified in its entirety by the full text of such Annexes A-1, A-2, A-3, A-4 and A-5. Shareholders and other interested parties are urged to read such amendment in its entirety prior to voting on the proposals presented at the extraordinary general meeting.
Amendment No. 1
On October 27, 2021, the parties entered into an amendment to the Merger Agreement (the “Amendment”), which includes an amendment to the Proposed Certificate of Incorporation. The Amendment (i) eliminates the reference to a letter of transmittal in the exchange procedures provisions of the Merger Agreement and inserts provisions applicable to an exchange of book-entry shares, (ii) incorporates into the Proposed Certificate of Incorporation the lock-up provision applicable to stockholders that beneficially owned greater than 1% of Better Capital Stock as of the execution date of the Merger Agreement that have not already signed the Better Holder Support Agreement (the “Lock-up Provision”), (iii) amends the election form procedures and warrant conversion provision to permit holders of Better Warrants to exercise their warrants early on a contingent basis subject to the consummation of the Business Combination and (iv) reflects an agreement among the Sponsor, Aurora and Better concerning the composition of the board of directors of Better Home & Finance to permit the Sponsor to appoint Aurora’s second director nominee for the Better Home & Finance board of directors following Closing rather than prior to Closing.
Amendment No. 2
In light of the settlement of the litigation regarding the Pine Brook Side Letter (see “Information About Aurora – Legal Proceedings” for more information), on November 9, 2021 the parties entered into a second amendment to the Merger Agreement, which includes a further amendment to the Proposed Certificate of Incorporation to eliminate the Lock-up Provision that was applicable to stockholders that beneficially owned greater than 1% of Better Capital Stock as of the execution date of the Merger Agreement that have not already signed the Better Holder Support Agreement.
Amendment No. 3
On November 30, 2021, the parties entered into a third amendment to the Merger Agreement, which included an amendment to extend the Agreement End Date (as defined in the Merger Agreement) from February 12, 2022 to September 30, 2022 (subject to 60-day extension for regulatory consents) and other conforming changes to the revised structure of the Business Combination, including to provide for (i) the receipt by Better of $750,000,000 in Pre-Closing Bridge Financing before Closing; (ii) revisions to the Minimum Cash Condition, which will be satisfied by (a) the Pre-Closing Bridge Financing and (b) entry into definitive documentation for $750,000,000 of Post-Closing Convertible Notes as provided for in the SoftBank Subscription Agreement and the Sponsor Subscription Agreement, each as amended; (iii) the release of the Sponsor and termination of its obligation to fund Aurora to the extent of redemption of shares by its shareholders pursuant to the Redemption Subscription Agreement; and (iv) the commitment by SoftBank and the Sponsor to fund, pursuant to an amended SoftBank Subscription Agreement and an amended Sponsor Subscription Agreement (described below), collectively, an aggregate principal amount $750,000,000 of Post-Closing Convertible Notes. The Post-Closing Convertible Notes convert into shares of Better Home & Finance Class A common stock on the terms set forth therein (the “Post-Closing Conversion Shares”). Better and Aurora believe they have materially agreed on a form of indenture for the Post-Closing Convertible Notes and will seek to enter into such indenture with SoftBank before the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. This third amendment to the Merger Agreement effectively eliminated, and these amended terms are intended to replace, the $1,500,000,000 PIPE Investment and $950,000,000 secondary purchase of shares of existing Better Stockholders in the Business Combination, such that Better received more capital as primary proceeds more quickly than was otherwise provided for under the terms of the preceding transaction documents.
Amendment No. 4
On August 26, 2022, the parties entered into a fourth amendment to the Merger Agreement, which included an amendment to extend the Agreement End Date (as defined in the Merger Agreement) from September 30, 2022 to March 8, 2023. In consideration of extending the Agreement End Date, Better agreed to reimburse Aurora for certain reasonable and documented expenses in an aggregate sum not to exceed $15,000,000. The reimbursement payments are structured in three tranches, in each case subject to receipt by Better of reasonable documentation related to the expenses: (i) the first payment of $7,500,000 was made within 5 business days after the date of Amendment No. 4; (ii) the second payment of $3,750,000 was made on February 6, 2023; and (iii) the third payment of $3,750,000 was made on April 4, 2023 (net of the accounts payable amount that was owed to a third party provider on behalf of Aurora). The parties also agreed to amend the Merger Agreement to provide a waiver from the exclusivity provisions thereof to allow Better to discuss alternative financing structures with SoftBank.
Amendment No. 5
On February 24, 2023, the parties entered into a fifth amendment to the Merger Agreement, which amended the Merger Agreement to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
Amendment No. 6
On June 23, 2023, the parties entered into a sixth amendment to the Merger Agreement, which amended the Proposed Form of Certificate of Incorporation upon Domestication at Exhibit A to the Merger Agreement to implement a corrective change to the authorized share capital of Better Home & Finance. Specifically, the Form of Certificate of Incorporation was amended in order to: (i) increase the total number of shares of all classes of stock that Better Home & Finance will have authority to issue from 3,250,000,000 to 3,400,000,000; (ii) increase the number of shares of Class A Common Stock that Better Home & Finance will have authority to issue from 1,750,000,000 to 1,800,000,000; and (iii) increase the number of shares of Class B Common Stock that Better Home & Finance will have authority to issue from 600,000,000 to 700,000,000.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Pre-Closing Bridge Note Purchase Agreement
In connection with the execution of the third amendment to the Merger Agreement described above, Aurora, Better, SoftBank and the Sponsor entered into an agreement (the “Pre-Closing Bridge Note Purchase Agreement”), dated as of November 30, 2021, a copy of which is attached to this proxy statement/prospectus as Annex Q. Under the Pre-Closing Bridge Note Purchase Agreement, SoftBank and the Sponsor funded $750,000,000 of Pre-Closing Bridge Financing, which will result in the issuance of either Better Home & Finance Class A common stock, a new series of preferred stock of Better (as described below), or Better common stock (together, the “Pre-Closing Bridge Conversion Shares,” as applicable) as follows: (i) upon Closing, the Pre-Closing Bridge Notes will convert into shares of Better Home & Finance Class A common stock at a conversion rate of one share per $10.00 of consideration; (ii) if the Closing does not occur by December 2, 2022, the first anniversary of the Pre-Closing Bridge Financing (the “Maturity Date”), or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Pre-Closing Bridge Note Purchase Agreement) prior to the Maturity Date or prior to the time when a Note may otherwise be converted pursuant to the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SoftBank or the Sponsor in connection with the Pre-Closing Bridge Note Purchase Agreement or any ancillary agreement, the Pre-Closing Bridge Notes will convert into shares of Better common stock.
The conversion of the Pre-Closing Bridge Notes pursuant to the Pre-Closing Bridge Note Purchase Agreement is subject to (i) requisite approval of Better Stockholders, and (ii) the terms and conditions of the Voting and Support Agreements described elsewhere in this proxy statement/prospectus, entered into in order to take further actions with respect to, and to effectuate the issuance of, Pre-Closing Bridge Conversion Shares. In the event that Pre-Closing Bridge Conversion Shares are issued in the form of Better Home & Finance Class A common stock, the Pre-Closing Bridge Note Purchase Agreement provides for customary registration rights with respect to such Pre-Closing Bridge Conversion Shares.
Since the Maturity Date of the Pre-Closing Bridge Notes was December 2, 2022, the Pre-Closing Bridge Notes became, by their terms, automatically convertible into Pre-Closing Bridge Conversion Shares. However, in connection with the First Novator Letter Agreement, the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was extended to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. Since such consent was not received from SoftBank and Better has not amended its certificate of incorporation to facilitate such conversion, the Pre-Closing Bridge Notes held by the Sponsor and SoftBank have not converted. Better and the Sponsor ultimately entered into the Deferral Letter Agreement, pursuant to which the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was deferred to September 30, 2023. Additionally, as described further below, both the First Novator Letter Agreement and the Second Novator Letter Agreement included additional exchange features that permit the Sponsor to exchange its Pre-Closing Bridge Notes at different price levels.
SoftBank continues to hold its Pre-Closing Bridge Note, which may be converted pursuant to its terms into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, pursuant to the terms thereof at any time. SoftBank’s Pre-Closing Bridge Note has not yet been converted or otherwise deferred.
Copies of the Pre-Closing Bridge Notes are attached to this proxy statement/prospectus as Annexes Q-1 and Q-2.

Aurora Holder Support Agreement
In connection with the execution of the Merger Agreement, Aurora entered into an acquiror holder support agreement (the “Aurora Holder Support Agreement”), dated as of May 10, 2021, among the Major Aurora Shareholders and Better, a copy of which is attached to this proxy statement/prospectus as Annex E. Under the Aurora Holder Support Agreement, the Major Aurora Shareholders agree that, among other things, at any meeting of the shareholders and in any action by written consent of the shareholders, the Major Aurora Shareholders will: (i) approve the Domestication, including the approval of all documents related thereto, (ii) approve the changing of Aurora’s name, and (iii) vote all of their shares for the Business Combination and related transactions (including the issuance of shares of Better Home & Finance common stock in connection with the Business Combination and Domestication, pursuant to the SoftBank Subscription Agreement and the Redemption Subscription Agreement), each upon the effectiveness of the registration statement. Pursuant to the Aurora Holder Support Agreement, until the earlier to occur of (a) the Second Effective Time (as defined in the Merger Agreement), and (b) such date and time as the Merger Agreement will be terminated in accordance with Section 10.1 thereof (the “Expiration Time”), each Major Aurora Shareholder agrees not to transfer its shares. In the event that, during the period commencing on the date of the Aurora Holder Support Agreement and ending at the Expiration Time, a Major Aurora Shareholder acquires or purchases any new securities, such new securities will be subject to the terms of the Aurora Holder Support Agreement to the same extent as if they were owned by such Major Aurora Shareholder as of the date of the Aurora Holder Support Agreement.
The Aurora Holder Support Agreement will terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Major Aurora Shareholder, the written agreement of Aurora, Better and such Major Aurora Shareholder.
Better Holder Support Agreement
In connection with the execution of the Merger Agreement, Aurora entered into a Company holder support agreement (the “Better Holder Support Agreement”), dated as of May 10, 2021, among certain stockholders, directors and officers of Better (the “Major Better Stockholders”), and Better, a copy of which is attached to this proxy statement/prospectus as Annex F. Under the Better Holder Support Agreement, the Major Better Stockholders agree, among other things, that at any meeting of the stockholders and in any action by written consent of the stockholders, such Major Better Stockholders will vote all of their shares for the Business Combination and related transactions upon the effectiveness of the Registration Statement (as defined below). The Better Holder Support Agreement also includes lock-up provisions, which restrict the abilities of such Major Better Stockholders to transfer shares of Better Home & Finance common stock following the Closing for the periods, and subject to the permitted transfers, described therein. Pursuant to the Better Holder Support Agreement, until the earlier to occur of (a) the Second Effective Time, and (b) such date and time as the Merger Agreement will be terminated in accordance with its terms, each Major Better Shareholder agrees not to transfer its shares. In the event that, during the period commencing on the date of the Better Holder Support Agreement and ending at the consummation of the Mergers or upon termination of the Merger Agreement, a Major Company Shareholder acquires or purchases any new securities, such new securities will be subject to the terms of the Better Holder Support Agreement to the same extent as if they were owned by such Major Company Shareholder as of the date of the Better Holder Support Agreement.
The Better Holder Support Agreement will terminate and be of no further force or effect upon the earlier of (a) the Expiration Time (as defined in the Better Holder Support Agreement) and (b) as to each Major Better Stockholder, the written agreement of Aurora, Better and such Major Better Stockholder. Upon such termination of the Better Support Agreement, all obligations of the parties will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party hereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of the Better Holder Support Agreement will not relieve any party hereto from liability arising in respect of any breach of Better Holder Support Agreement prior to such termination.

Voting and Support Agreements
In connection with the execution of the Pre-Closing Bridge Note Purchase Agreement described above, Aurora entered into voting and support agreements (the “Voting and Support Agreements”), dated as of November 30, 2021, among certain principal stockholders, and Better, a form of which is attached to this proxy statement/prospectus as Annex R. Under the Voting and Support Agreements, each such stockholder party thereto agrees that, among other things, at any meeting of the stockholders and in any action by written consent of the stockholders, such stockholder shall vote all of their shares (or otherwise provide a proxy or consent) in favor of the approval of any necessary amendments to Better’s charter or bylaws in order to effect the creation and issuance by Better of the Pre-Closing Bridge Conversion Shares issuable pursuant to the Pre-Closing Bridge Note Purchase Agreement.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Aurora (as the surviving corporation), certain legacy Better Stockholders and Sponsor will enter into an amended and restated registration rights agreement, a copy of which is attached to this proxy statement/prospectus as Annex G (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Aurora will be required to register for resale securities held by the stockholders party thereto. Aurora will have no obligation to facilitate or participate in more than two underwritten offerings at the request or demand of the Sponsor or three underwritten offerings at the request or demand of the legacy Better Stockholders. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by Aurora and certain customary block trade rights. Aurora will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Aurora, Sponsor and the other parties thereto in connection with Aurora’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the Registration Rights Agreement, (ii) with respect to any holder, on the date that such holder no longer holds any Registrable Securities (as defined therein) and (iii) with respect to any holder, at such time as Rule 144 (as defined below) or another similar exemption under the Securities Act is available for the sale of all such holder’s shares during a three-month period without registration, and without compliance with the public information requirements or volume limitations under such rules and when any restrictive legends on such Registrable Securities have been removed.
SoftBank Subscription Agreement
Aurora entered into a subscription agreement (the “SoftBank Subscription Agreement”), dated as of May 10, 2021, with SoftBank, a copy of which is attached to this proxy statement/prospectus as Annex H, pursuant to which, among other things, SoftBank agreed to subscribe for and purchase a number of shares of Better Home & Finance Class A common stock and Better Home & Finance Class C common stock with a combined aggregate value of $1,500,000,000 at the per share price of $10.00, subject to adjustment as described therein. SoftBank has agreed to use reasonable efforts to permit certain other investors to take up at least $200,000,000 of SoftBank’s commitment under the SoftBank Subscription Agreement. SoftBank’s obligation to fund under the SoftBank Subscription Agreement will be reduced on a dollar-for-dollar basis by the amount actually funded by the Sponsor pursuant to the Sponsor Subscription Agreement more fully described below and other Pre-Closing Bridge Investors, if any.
Pursuant to the SoftBank Subscription Agreement, due to regulatory considerations, SoftBank agreed to limit the number of shares of Better Home & Finance Class A common stock received in the Business Combination to an amount such that, together with all other voting securities of Better Home & Finance common stock beneficially owned by SoftBank and its affiliates, would not result in their aggregate ownership exceeding 9.4% of the outstanding voting power of the Better Home & Finance on the Closing Date, with any Better Home & Finance common stock received pursuant to the SoftBank Subscription Agreement in excess thereof consisting of Better Home & Finance Class C common stock.
The SoftBank Subscription Agreement will terminate on the earlier to occur of (i) the valid termination of the Merger Agreement in accordance with its terms without consummation of the Merger, (ii) upon the mutual written agreement of SoftBank and, with the prior written consent of Better, Aurora, (iii) if any of the conditions to Closing set forth in the SoftBank Subscription Agreement are not satisfied or waived (or deemed to be satisfied or waived)

by the party entitled to grant such waiver on or prior to the Closing and, as a result thereof, the transactions contemplated by the SoftBank Subscription Agreement are not consummated on or before the Agreement End Date (as defined in the Merger Agreement), and (iv) if the Closing will not have occurred on or before the Agreement End Date (as defined in the Merger Agreement).
Amendment to the SoftBank Subscription Agreement
On November 30, 2021, Aurora, SoftBank and Better entered into an amendment to the SoftBank Subscription Agreement, a copy of which is attached to this proxy statement/prospectus as Annex H-1, (i) to reduce the total subscription commitment of $1,500,000,000 to $750,000,000 (less the amounts subscribed by the Sponsor and the amount of any Pre-Closing Bridge Financing funded by SoftBank), and (ii) to contemplate, among other things (as set forth elsewhere in this proxy statement/prospectus), funding the Post-Closing Conversion Shares in accordance with the revised structure of the Business Combination in lieu of purchasing shares of Better Home & Finance common stock (see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” for more information).
Sponsor Subscription Agreement
Aurora entered into a subscription agreement (the “Sponsor Subscription Agreement”), dated as of May 10, 2021, with the Sponsor and BB Trustees SA, as trustee of the Future Holdings Trust, an indirect parent of the Sponsor, as guarantor (the “Sponsor Guarantor”), a copy of which is attached to this proxy statement/prospectus as Annex I, pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase a number of shares of Better Home & Finance Class A common stock with an aggregate value equal to $200,000,000 at the per share purchase price of $10.00 for each share of the Better Home & Finance Class A common stock.
The Sponsor Subscription Agreement will terminate upon the earlier to occur of (i) the valid termination of the Merger Agreement in accordance with its terms without consummation of the Merger, (ii) upon the mutual written agreement of Sponsor and, with the prior written consent of Better, Aurora, (iii) subject to the written consent of Better, if any of the conditions to Closing set forth in the Sponsor Subscription Agreement are not satisfied or waived (or deemed to be satisfied or waived) by the party entitled to grant such waiver on or prior to the Closing and, as a result thereof, the transactions contemplated by the Sponsor Subscription Agreement are not consummated on or before the Agreement End Date (as defined in the Merger Agreement), and (iv) if the Closing will not have occurred on or before the Agreement End Date (as defined in the Merger Agreement).
Amendment to the Sponsor Subscription Agreement
On November 30, 2021, Aurora, Sponsor, Sponsor Guarantor and Better entered into an amendment to the Sponsor Subscription Agreement, a copy of which is attached to this proxy statement/prospectus as Annex I-1, (i) to reduce the Sponsor Base Purchase Amount to $100,000,000, subject to adjustment as further described therein, and (ii) to contemplate, among other things (as set forth elsewhere in this proxy statement/prospectus), funding the Post-Closing Conversion Shares in accordance with the revised structure of the Business Combination in lieu of purchasing shares of Better Home & Finance common stock (see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” for more information). The First Novator Letter Agreement amended the Sponsor Subscription Agreement (as amended) such that the Sponsor has the right, but not the obligation, to fund its Post-Closing Convertible Note and that if the Sponsor does not fund all or a portion of its Post-Closing Convertible Note, then SoftBank’s commitment to fund its Post-Closing Convertible Note shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor, such that if the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550,000,000 of its Post-Closing Convertible Note (see “BCA Proposal—Related Agreements—First Novator Letter Agreement” for more information). The SoftBank Subscription Agreement has not been amended to implement this release.
Redemption Subscription Agreement
Aurora entered into a redemption subscription agreement (the “Redemption Subscription Agreement”), dated as of May 10, 2021, with the Sponsor and the Sponsor Guarantor, as guarantor, a copy of which is attached to this proxy statement/prospectus as Annex J, pursuant to which, among other things, Sponsor was responsible for 100% of the Backstop Purchase (as defined below).
The Redemption Subscription Agreement provided that, immediately after the deadline for Aurora public shareholders to elect to redeem or convert their Aurora Class A ordinary shares from funds in Aurora’s trust account in connection with the Closing, Aurora would notify Sponsor of the number of shares that Aurora public shareholders elected to redeem (the “Shortfall”), and Sponsor subscribed for and agreed to purchase (the “Backstop Purchase”) from Aurora the number of shares of Better Home & Finance Class A common stock assigned equal to the Shortfall, at a purchase price equal to $10.00 per share, and Aurora agreed to sell such shares to the Sponsor at such price, subject to Aurora’s right to determine not to consummate such sale if the closing of the Mergers does not occur other than as a result of certain specified circumstances.
The Redemption Subscription Agreement was terminated on November 30, 2021 in connection with the execution of the third amendment to the Merger Agreement, in accordance with the revised structure of the Business Combination (see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” for more information). Accordingly, because the Backstop Purchase was eliminated, the Sponsor is no longer committed to subscribe for, and is not committed to purchase, the number of shares of Better Home & Finance Class A common stock equal to the Shortfall. Instead, pursuant to the third amendment to the Merger Agreement and the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, any funds remaining in Aurora’s trust account (subject to certain exceptions) and released in connection with the Closing will reduce SoftBank and the Sponsor’s commitment under the SoftBank Subscription Agreement and Sponsor Subscription Agreement to fund the purchase of the Post-Closing Convertible Notes, on a dollar-for-dollar basis. A copy of the related termination agreement (the “Redemption Subscription Termination”) is attached to this proxy statement/prospectus as Annex J-1.
Sponsor Agreement
In connection with the execution of the Merger Agreement, the Sponsor entered into a letter agreement (the “Sponsor Agreement”) with Aurora, a copy of which is attached to this proxy statement/prospectus as Annex K, pursuant to which the Sponsor agreed that Aurora will be entitled to exercise the redemption right, solely with respect to the Aurora private warrants held by Sponsor, if the volume weighted-average trading price of Aurora’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which Aurora sends the notice of redemption to the Sponsor.
The Sponsor Agreement also provides that (a) the Sponsor will forfeit upon the Closing 50% of Aurora private warrants held by Sponsor as of the date of the Sponsor Agreement and (b) 20% of the Sponsor’s Better Home & Finance Class A common stock is subject to lock-up provisions restricting Sponsor’s ability to transfer such shares following the Closing, which will be released as follows:
•one-third will be released if the volume weighted-average share price of Better Home & Finance Class A common stock equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days commencing after Closing;
•one-third will be released if the volume weighted-average share price of Better Home & Finance Class A common stock equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days commencing after Closing; and
•one-third will be released if the volume weighted-average share price of Better Home & Finance Class A common stock equals or exceeds $17.50 per share for 20 of any 30 consecutive trading days commencing after Closing.
If the condition for more than one triggering event is met pursuant to the above, then all of the shares to be released in connection with each such triggering event will be released and delivered.
In addition, in the event of a change in control transaction within five years of Closing (on the terms set out in the Sponsor Agreement), any remaining shares of Better Home & Finance Class A common stock that remain subject to the lock-up will be released if in such transaction the stockholders of Better Home & Finance have the right to receive consideration implying a value per share of Better Home & Finance Class A common stock of:
•less than $12.50 per share, then 100% of the then-remaining locked up shares will be forfeited for no consideration;
•greater than or equal to $12.50 per share but less than $15.00 per share, then one-third of the tranches of Better Home & Finance Class A common stock subject to the lock-up may receive the same consideration as all other shares of Better Home & Finance A common stock in such transaction and any then-remaining locked up shares will be forfeited for no consideration; and
•greater than or equal to $15.00 per share but less than $17.50 per share, then two-thirds of the tranches of Better Home & Finance Class A common stock subject to the lock-up may receive the same consideration as all other shares of Better Home & Finance A common stock in such transaction and any then-remaining locked up shares will be forfeited for no consideration.
The Sponsor Agreement will terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms, and upon such termination the Sponsor Agreement will be null and void and of no effect whatsoever, and the parties hereto will have no obligations under the Sponsor Agreement; provided that any such termination will not relieve Sponsor of any liability due to a breach of any covenant prior to the date of such termination.
Amendment to the Sponsor Agreement
On November 9, 2021, the Sponsor and Aurora entered into an amendment to the Sponsor Agreement (the “Sponsor Agreement Amendment”), a copy of which is attached to this proxy statement/prospectus as Annex K-1, to provide Better Home & Finance with greater flexibility to use the Sponsor’s forfeited Aurora private warrants for customer acquisition purposes. Specifically, the Sponsor Agreement Amendment states that, following the Closing, Better Home & Finance will use reasonable efforts to implement a program that enables customers to obtain securities of Better Home & Finance in connection with their lending transactions.
Amended and Restated Insider Letter Agreement
Aurora entered into an amended and restated insider letter agreement (the “Amended and Restated Insider Letter Agreement”), dated as of May 10, 2021, by and among the Sponsor and the Insiders, a copy of which is attached to this proxy statement/prospectus as Annex L. The Amended and Restated Insider Letter Agreement, which contains, among other things, provisions relating to transfer restrictions on certain shares and warrants held by such parties, was amended and restated to provide Better with certain third-party beneficiary rights and to provide the Sponsor and Insiders with certain sale rights in the event of a change of control transaction involving Aurora.
Pursuant to the Amended and Restated Insider Letter Agreement, the Sponsor and each Insider agrees that he, she or they shall not transfer any founder shares (or shares issuable upon conversion thereof) or any shares of Better Home & Finance Class A common stock received in respect of any founder shares held by them until the earlier of (A) one year after the completion of Aurora’s initial Business Combination or (B) subsequent to Aurora’s initial Business Combination, (x) if the last reported sale price equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after Aurora’s initial Business Combination or (y) the date on which Aurora completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Aurora’s shareholders having the right to exchange their shares for cash, securities or other property (the “Founder Shares Lock-up Period”).
Pursuant to the Amended and Restated Insider Letter Agreement, the Sponsor and each Insider agrees that it, he or she shall not transfer any Aurora private warrants (or shares issued or issuable upon the exercise thereof) until 30 days after the completion of Aurora’s initial Business Combination (the “Private Placement Warrants Lock-up Period” and “Novator Private Placement Warrants Lock-up Period,” together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

The Amended and Restated Insider Letter Agreement will terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of Aurora.
Limited Waiver
On February 23, 2023, Aurora, Better, Sponsor, and the Insiders party to the Amended and Restated Insider Letter Agreement entered into the Limited Waiver, a copy of which is attached to this proxy statement/prospectus as Annex L-1. The Limited Waiver waives the Redemption Restriction as it applies to the Sponsor to the limited extent required to allow the redemption of up to an aggregate of $17 million worth of Aurora private shares held by it in connection with the shareholder vote to approve an amendment to the Cayman Constitutional Documents. As consideration for the Limited Waiver, Sponsor has agreed (a) if the Business Combination is completed on or before September 30, 2023, to subscribe for and purchase, on the Closing Date, shares of Better Home & Finance common stock for aggregate cash proceeds to Better equal to the actual aggregate amount of shares redeemed by Sponsor in connection with the Limited Waiver at a purchase price of $10.00 per share; or (b) if the Business Combination is not completed by such date, to subscribe for and purchase for $35 million aggregate cash proceeds to Better, at Sponsor’s election, (x) a number of newly issued shares of Better’s Company Series D Equivalent Preferred Stock (as defined in the Pre-Closing Bridge Note Purchase Agreement) at a price per share that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of Better Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. The Sponsor has also agreed to reimburse Aurora for reasonable and documented expenses incurred by Aurora in connection with the Business Combination, up to the cash value of shares redeemed by the Sponsor pursuant to the Limited Waiver, to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement.
Founder Side Letter
Aurora entered into a letter agreement (the “Founder Side Letter”), dated as of May 10, 2021, with the Better Founder and CEO, a copy of which is attached to this proxy statement/prospectus as Annex M, pursuant to which, notwithstanding any lock-up, the Better Founder and CEO and his associates or affiliates (the “Better Founder Related Entities”) are permitted to pledge Better Home & Finance common stock held by the Better Founder and CEO or the Better Founder Related Entities following the Closing, in an aggregate principal amount of up to $150,000,000 (“Pledge Amount”), to support loans made to the Better Founder and CEO or the Better Founder Related Entities (as defined in the Founder Side Letter) by third-party lenders or depository institutions. Under the Founder Side Letter, the Better Founder and CEO will also promptly donate or cause the donation of any cash received by himself as consideration pursuant to Article III of the Merger Agreement to one or more charitable or political organizations of his choice. Although the Better Founder and CEO has agreed to elect to receive only Stock Consideration in respect of his direct and indirect ownership interest in Better Capital Stock, prior to the execution of the third amendment to the Merger Agreement, if cash were to have been under-subscribed by other existing Better Stockholders, then the Better Founder and CEO would have received cash through the proration mechanism. For example, prior to the execution of the third amendment to the Merger Agreement, in the unlikely event that no existing Better Stockholder would have elected cash consideration in respect of any of their shares of Better Capital Stock, such that all of the cash consideration were to have been allocated among existing Better Stockholders through proration, then the Better Founder and CEO could have received, and been obligated to donate, up to approximately $140 million to charity. In connection with the execution of the third amendment to the Merger Agreement, the parties adjusted the mix of consideration to be received by Better Stockholders, such that 100% of such consideration will be Better Home & Finance common stock, and any cash consideration otherwise payable to such Better Stockholders, other than cash in lieu of fractional shares, was removed. For more information, see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3.”
First Novator Letter Agreement
On August 26, 2022, Aurora, Better and Sponsor entered into a letter agreement (the “First Novator Letter Agreement”) to extend the maturity date of the Pre-Closing Bridge Notes held by Sponsor to March 8, 2023, subject to SoftBank consenting to extending the maturity of its bridge notes accordingly. Furthermore, pursuant to the First Novator Letter Agreement, subject to Better receiving requisite shareholder approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes, Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) $75 million of its $100 million aggregate principal amount of Pre-Closing Bridge Notes would be exchanged for newly issued shares of Better Class B common stock at a price per share reflecting a 75% discount to a $6.9 billion pre-money equity valuation of Better and (y) the remaining $25 million of Sponsor’s bridge notes would be exchanged for Better preferred stock at price per share reflecting a $6.9 billion pre-money equity valuation of Better. As the extended maturity date has passed and the Business Combination has not been consummated, Sponsor will have the alternative exchange options described in the First Novator Letter Agreement.
The First Novator Letter Agreement also amended the Sponsor Subscription Agreement, as so amended by the Amendment to the Sponsor Subscription Agreement, such that the Sponsor shall have the right, but not the obligation, to fund any portion or none of its Post-Closing Convertible Note. Additionally, the parties to the First Novator Letter Agreement agreed that if the Sponsor does not fund all or a portion of its Post-Closing Convertible Note, then SoftBank’s commitment to fund its Post-Closing Convertible Note shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor, such that if the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550,000,000 of its Post-Closing Convertible Note. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement.
Second Novator Letter Agreement
On February 7, 2023, Aurora, Better and Sponsor entered into a letter agreement (the “Second Novator Letter Agreement”) to defer the maturity date of the Pre-Closing Bridge Notes held by Sponsor until September 30, 2023. Furthermore, pursuant to the Second Novator Letter Agreement, subject to Better receiving requisite shareholder approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes, Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of Aurora’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Second Novator Letter Agreement.
Amended and Restated Promissory Note
In May 2021 Aurora entered into the Original Promissory Note, pursuant to which Aurora extended the maturity date of such note and promised to pay to the order of the Sponsor or its registered assigns or successors in interest the principal sum of $2,000,000 or such lesser amount as will have been advanced and will remain unpaid on the maturity date set forth therein in lawful money of the United States of America, on the terms and conditions described therein. On February 23, 2022, the Original Promissory Note was amended and restated by the A&R Promissory Note to increase the aggregate principal amount of the note to $4,000,000. If Aurora’s operating costs, in relation to its proposed Business Combination, exceed the amounts still available and not currently drawn under the A&R Promissory Note, the Sponsor will increase the amount available under the A&R Promissory Note to cover such costs, subject to an aggregate principal amount cap of $12,000,000. This amount was reflective of estimated total costs of Aurora through May 15, 2024 in relation to the Business Combination, in the event the Business Combination is unsuccessful. On February 8, 2023, Aurora repaid an aggregate principal amount of $2,400,000 under the A&R Promissory Note. After giving effect to this repayment, as of March 31, 2023, the amount outstanding under the A&R Promissory Note was $412,395.
Background to the Business Combination
The proposed Business Combination was the result of a search for a potential transaction using the network, investing and operating experience of Aurora’s management team, including Aurora’s board of directors. The terms of the Merger Agreement were the result of extensive negotiations between Aurora and Better. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions.
Aurora is a blank check company incorporated on October 7, 2020 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
On December 9, 2020, Novator Capital Sponsor Ltd., an affiliate of Novator Capital Ltd. (the “Sponsor”), paid $25,000 to cover certain offering and formation costs of Aurora in consideration for 5,750,000 Aurora Class B ordinary shares. During February 2021, Aurora effectuated a share dividend of 1,006,250 Aurora founder shares and subsequently cancelled 131,250 Aurora founder shares. In March 2021, Aurora effectuated a second share dividend of 575,000 Aurora founder shares. The net result of these dividends and the cancellation was that 7,200,000 Aurora founder shares were issued and outstanding of which up to 825,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, such that the number of Aurora founder shares would collectively represent 20% of Aurora’s total issued and outstanding shares upon the completion of Aurora’s initial public offering and related private placement.
On the same day, Aurora issued an unsecured promissory note (the “Aurora promissory note”) to the Sponsor, pursuant to which Aurora could borrow up to an aggregate principal amount of $300,000. The Aurora promissory note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of Aurora’s initial public offering.
On May 10, 2021, Aurora issued the Original Promissory Note to the Sponsor, which amended and restated in its entirety the Aurora promissory note, pursuant to which Aurora could borrow up to an aggregate principal amount of $2,000,000. On February 23, 2022, the Original Promissory Note was amended and restated by the A&R Promissory Note, to increase the aggregate principal amount of the note to $4,000,000 The A&R Promissory Note is non-interest bearing and payable on the earlier of (i) the date on which the Merger by and between Better and Aurora is completed; or (ii) the date that is thirty (30) days after the termination of the Merger Agreement in accordance with its terms.. If Aurora’s operating costs, in relation to its proposed Business Combination, exceed the amounts still available and not currently drawn under the A&R Promissory Note, the Sponsor will increase the amount available under the A&R Promissory Note to cover such costs, subject to an aggregate principal amount cap of $12,000,000. This amount would be reflective of estimated total costs of Aurora through May 15, 2024 in relation to Aurora’s initial business combination, in the event the Business Combination is unsuccessful. As of December 31, 2022 and 2021 the amount outstanding under the A&R Promissory Note and Original Promissory Note, respectively, was $2,812,395 and $1,412,295, respectively. On February 8, 2023, Aurora repaid an aggregate principal amount of $2,400,000 under the A&R Promissory Note. After giving effect to this repayment, as of March 31, 2023, the amount outstanding under the A&R Promissory Note was $412,395.
On March 8, 2021, Aurora completed its initial public offering of 22,000,000 units at $10.00 per unit, generating gross proceeds of $220,000,000 before transaction costs. Each Aurora unit consists of one public share and one-quarter of one public warrant. Each public warrant entitles the holder thereof to purchase one Aurora Class A ordinary share at a price of $11.50 per share, subject to certain adjustments.
Simultaneously with the closing of its initial public offering, Aurora consummated the sale of 3,500,000 Aurora private units at a price of $10.00 per unit in a private placement to the Sponsor and certain of Aurora’s directors and executive officers, generating gross proceeds of $35,000,000. Each Aurora private unit consists of one Aurora private share and one-quarter of one Aurora private warrant. The Aurora private warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or Aurora’s directors and officers or their permitted transferees. The Sponsor and Aurora directors that purchased these Aurora private units have agreed to waive their redemption rights with respect to the Aurora private shares in connection with the Business Combination.
In addition, Aurora consummated the sale of 4,266,667 Aurora private warrants at a price of $1.50 per warrant in a separate private placement to the Sponsor and certain of Aurora’s directors and executive officers, generating gross proceeds of $6,400,000.

On March 10, 2021, the underwriters of the initial public offering partially exercised their over-allotment option, resulting in an additional 2,300,287 Aurora units being issued for an aggregate amount of $23,002,870 in gross proceeds. In connection with the underwriters’ partial exercise of their over-allotment option, the Company also consummated the sale of an additional 306,705 Aurora private warrants at $1.50 per Aurora private warrant, generating total proceeds of $460,057 with respect to such warrants.
On May 10, 2021, as a result of the underwriters’ election to partially exercise their over-allotment option, a total of 249,928 Aurora founder shares were irrevocably surrendered by the Sponsor for cancellation for no consideration.
Since the completion of its initial public offering, Aurora considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of Aurora contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in the technology and media sectors, as well as data, logistics, healthcare, technology and consumer services sectors. Aurora considered technology and media businesses located in Europe, the Middle East and Africa, the area of its intended focus at the time of the initial public offering, but with a view to being somewhat geographically agnostic subject to any potential commercial opportunity which presented itself, began to focus its efforts on Better when the opportunity for consummating its initial business combination presented itself.
In the process that led to identifying Better as an attractive investment opportunity, Aurora’s management team evaluated over 10 potential business combination targets and made contact with representatives of more than six such potential combination targets to discuss the potential for a business combination transaction. Before entering into a non-binding letter of intent with Better (as described below), Aurora’s management team entered into non-disclosure agreements with three of the potential business combination targets, none of which contained standstill provisions, and conducted preliminary due diligence on and had management meetings with two of such potential business combination targets. Following commencing discussions with Better in March 2021, Aurora’s management ultimately determined, and the Aurora board of directors agreed, that Better was the most attractive business combination target, and for that reason, decided not to further pursue the other potential business combination targets.
Aurora began engaging with Barclays with respect to potential target businesses for its initial business combination in April 2021, with a formal engagement as financial advisor, capital markets advisor and placement agent for an issuance of equity securities being entered into among Aurora, the Sponsor and Barclays as of May 10, 2021. Barclays was not engaged to render, and did not render, a fairness opinion with respect to the Business Combination. Barclays also provides services to Better, and related compensation from Better in the two-year period preceding the date that Aurora and Better entered into the Merger Agreement consisted of the following: Barclays provided Better with a $500.0 million warehouse line and received $937,500 in upfront fee revenue when the facility was closed. On June 22, 2022 Barclays resigned from its role as financial advisor to Aurora and paused its warehouse line pending a re-evaluation of its broader relationship with Better, which ultimately led to the winding down of this warehouse line. For more information, see “Risk Factors—Risks Related to the Business Combination and Aurora—Each of Barclays and Citigroup has resigned from its financial advisory role in connection with the Business Combination, and investors should not put any reliance on the fact that any such investment bank was involved with any aspect of the Business Combination. Although not formally retained by Better, Bank of America also has indicated it is resigning from any role it had.”
Aurora also engaged (i) Baker McKenzie as its counsel with respect to its initial business combination and related issuance of equity securities on April 15, 2021, (ii) Ropes & Gray LLP with respect to securities filings in connection with the initial business combination on April 7, 2021, (iii) Maples with respect to Cayman law matters in connection with the initial business combination on April 30, 2021 and (iv) Ernst & Young LLP with respect to tax and financial due diligence in connection with the initial business combination. Baker McKenzie engaged (a) Buchalter with respect to mortgage and certain other specialist regulatory matters for the initial business combination on April 14, 2021 and (b) J. Sagar Associates with respect to Indian diligence matters for the initial business combination on April 21, 2021.

In connection with its oversight of Better, the board of directors of Better evaluates from time to time strategic options, which have included becoming a public company. In late 2020, Better commenced preliminary preparations for an initial public offering with a target IPO date in the third quarter of 2021, but suspended those initial public offering preparations in early 2021 for a variety of factors, including the desire to have additional time to complete its preparations to be a public company. During this time, the Better board of directors continued to evaluate potential transaction opportunities, including a business combination with a SPAC.
On March 12, 2021, following an introduction, the Better Founder and CEO held an introductory call with members of Aurora’s management team, which was the first contact between Better and Aurora and following which Aurora considered Better to be a potential business combination target. On March 15, 2021, Aurora and Better entered into a non-disclosure agreement and Better provided Aurora with a detailed presentation on Better, including background information about the company’s offerings, its market position, customers, financial performance and financial projections.
On April 14, 2021, an initial legal diligence request list was sent to Better. The following day, representatives of Baker McKenzie and Aurora had an initial call regarding due diligence planning with representatives of Better. On April 15, 2021 a supplemental due diligence request list focused on regulatory matters was sent to Better. The following day, Better made available a virtual data room with information responsive to the diligence request list as well as other matters. On April 23, 2021 a further supplemental due diligence request list focused on certain litigation matters, was sent to Better. A call with Better’s in-house legal advisors, representatives of Sullivan & Cromwell, representatives of Baker McKenzie and Aurora’s in-house legal advisor regarding such litigation was held on April 23, 2021 and a general legal due diligence call was held with representatives of Sullivan & Cromwell, representatives of Baker McKenzie and management of Better on May 10, 2021. On April 28, 2021, Better provided Aurora with diligence requests related to Aurora’s and the Sponsor’s financial capacity in connection with the Business Combination. Through May 10, 2021, additional diligence requests were submitted to Better and Aurora and Aurora and Better were provided with periodic diligence updates by their respective advisors in connection therewith.
Negotiation of Letter of Intent for the Business Combination
On April 12, 2021, Aurora submitted an initial non-binding letter of intent to Better with the following key terms: (i) a pre-transaction equity value of $6,500,000,000, (ii) consideration paid in the form of shares of Aurora with weighted voting of three votes per share and up to $1,250,000,000 in cash, (iii) a private investment into public equity, or, a PIPE, of up to $1,500,000,000, any undersubscriptions to which would be backstopped by a note to SB Management Limited (a 100% subsidiary of SoftBank Group Corp.) that is an investor in Better and that is advising an entity that is participating in the PIPE Investment as described below, (iv) a commitment by the Sponsor to purchase newly issued Aurora Class A ordinary shares equal to the amount of any public shares redeemed by Aurora’s shareholders, (v) two nominees appointed by Aurora to the board of directors of the resulting listed company post-Closing, (vi) a 12-month lock-up for shareholders of Better who elect to receive more than 25% of their consideration in the Business Combination as cash, subject to a 33.3% release at three months and a 66.6% release at six months, and an 18-month lock-up for all other shareholders of Better, such 18-month lock-up subject to a 50% early release at 12 months and (vi) an exclusivity period of 30 days after entry into the non-binding letter of intent during which Better would be prohibited from participating in discussions with a third-party for an alternative transaction.
The equity valuation reflected in the initial non-binding letter of intent was based on Aurora’s management’s analysis of Better’s business, including the revenue and earnings to be generated, based on both Better’s management’s projections and estimates that Aurora’s management developed based on the information made available by Better, comparable companies in analogous markets, recent business combination transactions by blank check companies (including in the mortgage industry), industry research reports (compiled in conjunction with Barclays), and other analysis conducted by Aurora’s management of the information provided by Better’s management, including items in the virtual data room.
Between April 12, 2021 and April 30, 2021, Aurora and Better exchanged a total of 11 drafts of a non-binding letter of intent. Representatives of Baker McKenzie and Sullivan & Cromwell met via teleconference on April 19,

2021 and management of Aurora and Better met via teleconference on April 27, 2021, April 28, 2021 and April 29, 2021 to negotiate the terms of the non-binding letter of intent. During this period, discussions focused primarily on (i) the equity valuation of Better, (ii) the amount of cash consideration that would be paid to Better Stockholders in the transaction and how any shortfalls in the elections for cash consideration would be allocated among Better Stockholders, (iii) voting rights applicable to the shares of the resulting listed company post-Closing, (iv) the number of board nominees that Aurora would be entitled to appoint, (v) the terms of lock-ups applicable to shareholders of Better as well as the Sponsor and certain insiders of Aurora, (vi) the scenarios under which the Sponsor would forfeit a portion of its equity in the combined company, (vii) whether an earn out for the benefit of Better’s shareholders would be included, (viii) the size of any equity award pools of the resulting listed company post-Closing, (ix) whether transaction bonuses would be provided to Better’s management team and (x) the duration and scope of the exclusivity period.
In late-April and early-May, at the direction of the Better board of directors, Better management reached out to a limited number of SPACs that had previously expressed interest in a transaction with Better. Although those SPACs viewed Better as an attractive target, none of them were willing to provide a structure with a fully committed PIPE Investment and a full backstop of all redemptions.
On April 26, 2021, the board of directors of Better held a meeting by video conference to receive an update from certain members of management on the proposed terms of the potential Business Combination with Aurora. Those terms were set out in a letter of intent received by Better, including valuation, dilution and other economic terms, and an exclusivity provision that would preclude Better from engaging in discussions regarding competing transactions for 30 days, as well as a general overview of recent developments regarding SPACs and market conditions for PIPE financings and the IPO markets. In particular, the Better board of directors focused on the proposal that SoftBank would subscribe for all of the PIPE Investment and that the Sponsor would backstop any redemptions from Aurora’s trust account, which eliminated two significant risks of pursuing a business combination with a SPAC. Representatives of Sullivan & Cromwell attended and reviewed the fiduciary duties of the Better board of directors in the context of considering the proposed Business Combination. The Better board of directors approved retention of Citigroup Global Markets Inc. (“Citigroup”) as financial advisor and expressed support to continue to negotiate the letter of intent, including the exclusivity provisions. On June 23, 2022, Citigroup resigned from its role as financial advisor to Better. For more information, see “Risk Factors—Risks Related to the Business Combination and Aurora—Each of Barclays and Citigroup has resigned from its financial advisory role in connection with the Business Combination, and investors should not put any reliance on the fact that any such investment bank was involved with any aspect of the Business Combination. Although not formally retained by Better, Bank of America also has indicated it is resigning from any role it had.”
On April 27, 2021, the Better board of directors held a meeting by video conference to consider entry into the letter of intent with Aurora for the proposed Business Combination, with certain members of management and representatives of Sullivan & Cromwell and Citigroup in attendance. The Better board of directors received from Better management and representatives of Citigroup an update on the current terms of the transaction. At that meeting, management expressed the view that such terms reflected the best terms achievable from Aurora and SoftBank. Mr. Garg also reported on conversations with another SPAC that had previously expressed interest, which other SPAC indicated that it would not be in a position to propose terms that were comparable to the proposed Business Combination with Aurora. Representatives of Citigroup then discussed the proposed Business Combination and a comparison to other alternative SPAC transactions, as well as a comparison to a traditional IPO. After discussion, the Better board of directors approved entry into the letter of intent with the final terms to be approved by members of management.
On April 29, 2021, the parties reached an agreement on the proposed non-binding letter of intent, which was executed by Aurora, Better and SoftBank. The final non-binding letter of intent provided (i) an equity valuation of Better of $6,900,000,000, (ii) consideration for Better’s shareholders in the form of shares of Aurora with weighted voting of three votes per share and cash consideration up to an aggregate of $1,000,000,000, subject to proration for over-elections of cash and/or shares of Better Home & Finance Class B common stock, (iii) a commitment from SoftBank to invest $1,500,000,000 in a PIPE offered by Aurora and to use reasonable efforts to offer to other investors to be mutually agreed the opportunity to take up $400,000,000 or more of that amount, (iv) a commitment by the Sponsor to purchase newly issued Aurora Class A ordinary shares equal to the amount of any public shares redeemed by Aurora’s shareholders, (v) one post-Closing independent board nominee appointed by Aurora, (vi) a lock-up of 20% of the Aurora founder shares subject to release in three tranches upon the shares of the resulting listed company post-Closing trading at $12.50, $15.00 and $17.50 per share, (vii) an 18-month lock-up of Better Stockholders who hold 5% or more of Better’s outstanding shares and who do not elect to receive 25% or more of their election consideration in the form of cash, subject to a release of 50% of such locked up shares at 12 months, and a 12-month lock-up of Better Stockholders who hold more than 1% of Better’s outstanding shares or who are a director or officer of Better, subject to a release of 1/3 of the locked up shares on each of the three-month and six-month anniversaries of execution of the Merger Agreement, (viii) forfeiture by the Sponsor of 50% of the Aurora private warrants that it holds and forfeiture of a portion of the Aurora founder shares in the event that a change of control transaction occurs during the lock-up period for such shares in the event that the consideration paid in such transaction does not meet the price per share release threshold described in clause (vii), (ix) an equity incentive pool and employee stock purchase program for employees of the resulting listed company post-Closing, with the size of such pool and program to be based on advice from a third-party compensation consultant engaged by Better and (x) an exclusivity period of 30 days after entry into the non-binding letter of intent during which neither Better nor Aurora could engage in discussions with a third-party regarding an alternative transaction.
The terms of the final non-binding letter of intent were the result of negotiations between the parties, including a proposal by Better on April 22, 2021 that the equity value of Better be increased to $7,250,000,000.
Throughout the negotiation of the letter of intent and definitive agreements for the Business Combination, Aurora and Better management held conference calls with representatives of SoftBank with respect to the terms of the proposed Business Combination and the PIPE Investment.
Negotiation of terms of the PIPE and Redemption Subscription Agreement
On April 29, 2021, an initial term sheet for a PIPE placement by Aurora was provided to SoftBank. The term sheet provided that SoftBank agrees to irrevocably subscribe for $1,500,000,000 in a PIPE offered by Aurora, whereby a portion of the PIPE could be allocated to other investors and Aurora could allocate up to $200,000,000 of the PIPE to the Sponsor. That same day the parties reached an agreement on the term sheet, which was executed by Aurora and SoftBank. On May 1, 2021, an initial draft of the Subscription Agreement was provided by Aurora to SoftBank, which was agreed and executed by the parties on May 10, 2021. The final terms of the SoftBank Subscription Agreement agreed between Aurora, SoftBank and the Sponsor were that (i) SoftBank would subscribe for $1,500,000,000 in a PIPE offered by Aurora, and (ii) from that amount approximately $400,000,000 could be allocated by Aurora to other investors, of which $200,000,000 could be allocated by Aurora to the Sponsor. In addition, Sponsor, Aurora and Better agreed that the Sponsor would purchase newly issued Aurora Class A ordinary shares equal to the amount of any public shares redeemed by Aurora’s shareholders pursuant to the Redemption Subscription Agreement.
On May 1, 2021, the draft SoftBank Subscription Agreement and an initial draft of the Redemption Subscription Agreement between Sponsor and Aurora was provided by Baker McKenzie to Sullivan & Cromwell.
On May 2, 2021, Sullivan & Cromwell provided Baker McKenzie with comments on the draft SoftBank Subscription Agreement and Redemption Subscription Agreement and representatives of Baker McKenzie, a representative of Aurora and representatives of SoftBank and of Weil Gotshal, regulatory counsel to SoftBank, met via teleconference to discuss the proposed SoftBank Subscription Agreement, including what regulatory clearances would be needed, and the proposal to limit SoftBank’s voting interest to 9.4% of the resulting listed company post-Closing voting equity upon and after its investment in the PIPE until such date as SoftBank elected that applicable antitrust and regulatory approvals be obtained in connection with any increase in its voting equity. Following the teleconference meeting, on May 2, 2021, SoftBank provided its commentary to the draft SoftBank Subscription Agreement to Baker McKenzie, Aurora, and Buchalter.
On May 8, 2021 representatives of Baker McKenzie provided a draft of the Sponsor Subscription Agreement to the Sponsor and Sullivan & Cromwell.
Between May 2, 2021 and May 10, 2021, representatives of SoftBank, Aurora, Baker McKenzie and Sullivan & Cromwell negotiated the SoftBank Subscription Agreement.

Between May 2, 2021 and May 10, 2021, representatives of the Sponsor, Aurora, Baker McKenzie and Sullivan & Cromwell negotiated the Redemption Subscription Agreement and the Sponsor Subscription Agreement.
Execution of Definitive Agreements
Between early April and execution of the Merger Agreement, Aurora’s management team (and, on occasion, its advisers) held numerous teleconferences with the members of Better’s management team covering key terms of the Merger Agreement, including but not limited to: (i) the equity valuation of Better, (ii) the amount of cash consideration that would be paid to Better’s shareholders in the transaction and how any shortfalls in the elections for cash consideration would be allocated among Better shareholders, (iii) the scope of representations and warranties to be given by Better, (iv) voting rights applicable to the shares of the resulting listed company post-Closing, (v) the number of board nominees that Aurora would be entitled to appoint, (vi) the terms of lock-ups applicable to shareholders of Better as well as the Sponsor and certain insiders of Aurora, (vii) the scenarios under which the Sponsor would forfeit a portion of its equity in Aurora, (viii) which Better Stockholders would enter into the Better Holder Support Agreement at the time of execution of the Merger agreement, (ix) which regulatory consents would be required conditions to closing and (x) a management transaction bonus plan permitting bonuses in aggregate of up to $20,000,000.
Between April 29, 2021 and execution of the Merger Agreement, Aurora’s management team and its advisers worked to expeditiously finalize definitive documentation for the Business Combination implementing the final non-binding letter of intent. The focused timeline was designed to reduce the risk of leaks regarding the negotiations between the parties and diversion of management and employee attention, and the potential negative effects on Better’s business. During this period, the parties exchanged 10 drafts of the Merger Agreement and several drafts of related documentation, including the SoftBank Subscription Agreement, the Sponsor Subscription Agreement, the Redemption Subscription Agreement, the Registration Rights Agreement, the Aurora Holder Support Agreement, the Better Holder Support Agreement, the Sponsor Agreement, the Amended and Restated Insider Letter Agreement and the Founder Side Letter.
On May 6, 2021, the board of directors of Better held a meeting by video conference to receive a further update on the potential Business Combination with Aurora and review and discuss the draft transaction documents, with certain members of management and representatives of Sullivan & Cromwell and Citigroup in attendance. The Better board of directors discussed the proposed Business Combination terms, the PIPE Investment by SoftBank and the amount and mechanism by which Better Stockholders would receive merger consideration. In particular, the Better board of directors considered how the cash portion of the merger consideration would be distributed – specifically, if the merger would include a cash stock election and if so, how an under-or over-subscription of cash would be handled.
On May 7, 2021, the Better board of directors held a meeting by video conference to receive a further update on the potential Business Combination with Aurora, with certain members of management and representatives of Sullivan & Cromwell and Citigroup in attendance. Management provided an update on the transaction process and current terms and timeline. The Better board of directors discussed the various open items in the Merger Agreement, including the mechanism for elections regarding the merger consideration, stockholder lock-ups and post-closing composition of the Better board of directors. The Better board of directors also received from Sullivan & Cromwell an overview of corporate governance considerations with respect to the proposed Business Combination, including the material terms of the proposed post-closing certificate of incorporation and bylaws, including its proposed multiple share class structure.
On May 9, 2021, the Better board of directors held a meeting by video conference to receive a further update on the potential business combination with Aurora, with certain members of management and representatives of Sullivan & Cromwell and Citigroup in attendance. The Better board of directors discussed the proposed Business Combination terms, status of the Merger Agreement, SoftBank Subscription Agreement and Redemption Subscription Agreement and other aspects of the transaction documents. In addition, the Better board of directors received an update from management on the differing views of Better and Pine Brook as to whether the consummation of the Business Combination entitles Better to exercise its repurchase right under the Pine Brook Side Letter described in “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements

—Pine Brook Side Letter” elsewhere in this proxy statement/prospectus. The Better board of directors also discussed the post-closing board of directors of Better and, after discussion, determined to commit to provide a board seat to Steve Sarracino, which was ultimately included in the Activant Side Letter discussed elsewhere in this proxy statement/prospectus, and to agree to allow Aurora to nominate a second director (instead of just one). The Better board also determined that Dinesh Chopra would remain on the board as required by Better’s commercial agreement with Ally.
On May 10, 2021, news outlets, including the Wall Street Journal, began reporting on the potential Business Combination.
On May 10, 2021, the board of directors of Better held a meeting by video conference to review and approve the proposed definitive documents with respect to the Business Combination with Aurora, with Better’s board observers, certain members of management and representatives of Sullivan & Cromwell and Citigroup in attendance. Representatives of Citigroup summarized the key financial terms of the Business Combination, while representatives of Sullivan & Cromwell summarized the key legal terms of the Business Combination and the fiduciary duties of the directors of Better. Following discussion, the board of directors of Better (i) determined that it was fair to and in the best interests of Better and Better Stockholders to enter into the Merger Agreement and the related transaction documentation, (ii) adopted the Merger Agreement and approved Better’s execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and (iii) directed that the Merger Agreement be submitted to the Better Stockholders and recommended that the Better Stockholders vote to approve and adopt the Merger Agreement. Mr. Howard Newman recused himself from the foregoing votes as a result of the difference of interpretation of the Pine Brook Side Letter described in “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—Pine Brook Side Letter” elsewhere in this proxy statement/prospectus.
Also on May 10, 2021, the board of directors of Aurora duly held a board meeting at which the board adopted resolutions that (i) determined that it was in the best interests of Aurora for Aurora to enter into the Merger Agreement and the transactions contemplated thereby and (ii) adopted the Merger Agreement and approved Aurora’s execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby. On that day, prior to the board meeting, representatives of Maples provided the board of directors of Aurora with an overview of their fiduciary duties in connection with the Business Combination.
Aurora, Merger Sub and Better executed the Merger Agreement as of May 10, 2021.
On May 11, 2021, the parties announced entry into the Merger Agreement.
Concurrent with the execution of the Merger Agreement, the following other agreements were entered into: the SoftBank Subscription Agreement, the Sponsor Subscription Agreement, the Redemption Subscription Agreement, the Aurora Holder Support Agreement, the Better Holder Support Agreement, the Sponsor Agreement, the Amended and Restated Insider Letter Agreement and the Founder Side Letter. See “BCA Proposal—Related Agreements” for additional information. In addition, the Original Promissory Note was executed in light of the anticipated timing of the Business Combination and related expenses of Aurora to extend the maturity date of the note and increase the principal amount under the existing promissory note to $2,000,000. On February 23, 2022, the Original Promissory Note was amended and restated by the A&R Promissory Note to increase the aggregate principal amount of the note to $4,000,000. If Aurora’s operating costs, in relation to its proposed Business Combination, exceed the amounts still available and not currently drawn under the A&R Promissory Note, the Sponsor will increase the amount available under the A&R Promissory Note to cover such costs, subject to an aggregate principal amount cap of $12,000,000. This amount would be reflective of estimated total costs of Aurora through May 15, 2024 in relation to Aurora’s initial business combination, in the event the Business Combination is unsuccessful. As of December 31, 2022 and 2021 the amount outstanding under the A&R Promissory Note and Original Promissory Note, respectively, was $2,812,395 and $1,412,295, respectively. On February 8, 2023, Aurora repaid an aggregate principal amount of $2,400,000 under the A&R Promissory Note. After giving effect to this repayment, as of March 31, 2023, the amount outstanding under the A&R Promissory Note was $412,395.

Although Aurora and Better remain committed to completing the Business Combination, Aurora and Better have had preliminary conversations about potential structures where the Business Combination would be terminated and Better would remain a private company. See “Risk Factors—Risks Related to the Business Combination and Aurora—Closing of the Business Combination is subject to the satisfaction or waiver of conditions and if not completed before September 30, 2023 (as has been and may be further extended pursuant to the Merger Agreement and Cayman Constitutional Documents), either party can terminate the Merger Agreement, in which case Aurora and Better would incur fees and expenses in connection with the termination of the Merger Agreement and will not recognize the anticipated benefits of the Business Combination.”
Aurora’s Board of Directors’ Reasons for the Business Combination
On May 10, 2021, the Aurora board of directors (i) determined that it is advisable for Aurora to enter into the Merger Agreement and the documents contemplated thereby, (ii) approved the execution and delivery of the Merger Agreement and the documents contemplated thereby and the transactions contemplated thereby, and (iii) recommended that Aurora’s shareholders approve the Merger Agreement and the other documents contemplated thereby and the transactions contemplated thereby. In evaluating the Business Combination and making these determinations and this recommendation, the Aurora board of directors consulted with Aurora’s senior management and considered a number of factors. In particular, the Aurora board of directors considered, among other things, the following factors:
•Technology and media companies in Europe, the Middle East, and Africa (“EMEA”) from core network and traditional media assets to advanced technologies with momentum and showing potential for rapid acceleration and that can benefit from the significant experience of Aurora’s management team and board of directors who have experience sourcing, acquiring, expanding and monetizing such companies.
•attractive market and competitive dynamics; compelling long-term growth prospects; leadership in technology driven transformation; high barriers to entry for new entrants; low or manageable risks of technological obsolescence; strong recurring revenues; attractive steady-state margins; high incremental margins; favorable environmental, social and corporate governance characteristics; and opportunities for operational improvement.
Additionally, in considering the Business Combination, the Aurora board of directors determined obtaining a fairness opinion was not necessary. In reaching this determination, the board of directors concluded that the officers and directors of Aurora, including Messrs. Massenet, Narasimhan, Björgólfsson and Mittal, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and that their experience, background and perspectives, enabled the board of directors to make the necessary analyses and determinations regarding the Business Combination. For additional information, see “Risk Factors—Risks Related to the Business Combination and Aurora—The Aurora board of directors did not receive a fairness opinion from an independent financial advisor or accounting firm in determining whether or not to pursue the Business Combination.”
In considering the Business Combination, the Aurora board of directors determined that, although it was outside of initial geographic and industry focus, the Business Combination was an attractive business opportunity that met many of the criteria and guidelines above, although not weighted or in any order of significance.
Aurora’s board of directors considered a wide variety of factors in connection with their respective evaluations of the Business Combination. In light of the complexity of those factors, Aurora’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of Aurora’s board of directors may have given different weight to different factors. This explanation of Aurora’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In particular, the Aurora board of directors considered the following factors:
•Better and the Business Combination. The Aurora board of directors considered the following factors related to Better and the Business Combination:
a.Better’s Growth Prospects. The Aurora board of directors considered Better’s fast-growing homeownership platform, with over $24.2 billion Funded Loan Volume in 2020 (representing 393% year-over-year growth from 2019), approximately $8.8 billion in insurance coverage written in 2020, including both title insurance and homeowners insurance (representing approximately 700% growth from 2019), and approximately $694 million in real estate transaction volume in 2020 (representing approximately 414% growth from 2019).
b.Better’s proprietary, data-driven technology platform. Aurora board of directors believes that Better’s platform called “Tinman” is among the leading supervised learning networks for homeownership finance. It automates special underwriting functions and enables Better to provide customers faster turnaround times, lower rates, more certainty of decisions, and most importantly, allows Better to empower its customers by more clearly presenting the rules and criteria that were previously hidden in someone’s mind, sitting in a bank branch or a central processing facility. Aurora board of directors believes that Tinman underpins Better’s efficient, low-cost model and allows Better to offer customers lower rates.
c.Better’s Customer Experience. The Aurora board of directors believes that Better provides a fundamentally different approach to homeownership by leveraging its technology to reduce prices, surface the widest range of appropriate products available to a customer, and then match them instantly and frictionlessly with these products. As a result, Better uses an integrated platform to offer home finance; one-click title insurance; one-click homeowners insurance, and one-click real estate agent matching. Better’s digital platform allows communication with customers to serve their needs.
d.Better’s Expansive Future Opportunities. The Aurora board of directors believes that Better’s platform is built to scale rapidly and adapt to growth opportunities across the home finance landscape. Further, the Aurora board of directors believes that Better’s software-centric approach enables efficient expansion into new markets, including to traditionally underserved markets.
e.Experienced and Proven Management Team. The Aurora board of directors believes that Better’s management team has extensive experience in key aspects of the home finance and technology industries: a team led by founder and Chief Executive Officer Vishal Garg, with a proven record in consumer lending and fintech; Chief Financial Officer Kevin Ryan, with over 20 years of experience in financial services investment banking; and General Counsel and Chief Compliance Officer Paula Tuffin, with valuable legal experience at both the Consumer Financial Protection Bureau, where she served as senior litigation counsel, and as a litigation partner at Mayer Brown. For additional information regarding Better Home & Finance’s executive officers, see the section entitled “Management of Better Home & Finance Following the Business Combination—Executive Officers.”
•Best Available Opportunity. The Aurora board of directors determined, after a thorough review of other business combination opportunities reasonably available to Aurora, that the proposed Business Combination represents the best potential business combination for Aurora based upon the process utilized to evaluate and assess other potential acquisition targets, and the Aurora board of directors’ belief that such processes had not presented a better alternative.
•Results of Due Diligence. The Aurora board of directors considered the scope of the due diligence investigation conducted by Aurora’s senior management and outside advisors and evaluated the results thereof and information available to it related to Better, including extensive virtual meetings and calls with Better’s management team regarding its operations, projections and the Business Combination; and a review of materials related to Better and its business, made available by Better, including financial statements, material contracts, key metrics and performance indicators, compensation and benefits, employment, intellectual property matters, regulatory and compliance matters and other legal and business due diligence.
•Terms of the Merger Agreement. The Aurora board of directors reviewed and considered the terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See the section entitled “BCA Proposal” for detailed discussions of the terms and conditions of these agreements.
The Aurora board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:
•Potential Inability to Complete the Mergers. The Aurora board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Aurora if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval and any applicable regulatory approval). The Merger Agreement and the Aurora Holder Support Agreement each also include exclusivity provisions that prohibit Aurora, the Sponsor and certain of their respective affiliates from soliciting other business combination proposals on behalf of Aurora, which restricts Aurora’s ability to consider other potential business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.
•Post-Business Combination Corporate Governance. The Aurora board of directors considered the corporate governance provisions of the Merger Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing. In particular, the Aurora board of directors considered the issuance of the Better Home & Finance Class B common stock, which will be entitled to cast three votes per share on each matter properly submitted to Better Home & Finance’s shareholders entitled to vote, and the impact on the future governance of Better Home & Finance. Given that the existing equity holders of Better will collectively control shares representing a majority of Better Home & Finance total outstanding shares of common stock upon completion of the Business Combination, the existing equity holders of Better may be able to elect future directors and make other decisions (including approving certain transactions involving Better Home & Finance and other corporate actions) without the consent or approval of any of Aurora’s current shareholders, directors or management team. See the section entitled “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents.
•Non-Survival of Representations, Warranties and Covenants. The Aurora board of directors considered that the terms of the Merger Agreement provide that Aurora will not have any surviving remedies against Better or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of Better set forth in the Merger Agreement. As a result, Aurora shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Better prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The Aurora board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equity holders of Better will be, collectively, the majority equity holders in Better Home & Finance.
•Diversion of Management. The Aurora board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Better’s business.

•Litigation. The Aurora board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.
•Fees and Expenses. The Aurora board of directors considered the fees and expenses associated with completing the Business Combination.
•No Third-Party Valuation or Fairness Opinion. The Aurora board of directors considered the risk that the board of directors did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.
In addition to considering the factors described above, the Aurora board of directors also considered:
•Interests of Aurora’s Directors and Executive Officers. Aurora’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of Aurora’s shareholders, as described in the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination.” However, Aurora’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Aurora’s initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Aurora with any other target business or businesses, and (iii) a significant portion of the consideration to Aurora’s directors and executive officers was structured to be realized based on the future performance of Better Home & Finance common stock. In addition, Aurora’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the Aurora board of directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.
•Other Risk Factors. Various other risk factors associated with the business of Better, as described in the section entitled “Risk Factors.”
The Aurora board of directors also weighed the advantages and opportunities against a number of other potentially negative factors in its deliberations concerning the Business Combination agreement and the transactions contemplated thereby, including:
•The risk that Better’s financial performance may not meet Aurora’s expectations.
•Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the potential effects on Better’s revenues and profitability.
•The potential effects of the business combination on the overall business of Better, including its relationships with customers, suppliers and regulators.
Based on its review of the forgoing considerations, the Aurora board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects Aurora shareholders will receive as a result of the Business Combination. The Aurora board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the Aurora board of directors is not intended to be exhaustive but includes the material factors considered by the Aurora board of directors. In view of the complexity and wide variety of factors considered by the Aurora board of directors in connection with its evaluation of the Business Combination, the Aurora board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Aurora board of directors may have given different weight to different factors. The Aurora board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of the Aurora board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Resignation of Financial Advisors
On June 22, 2022 Barclays resigned from its role as financial advisor to Aurora. On June 23, 2022, Citigroup resigned from its role as financial advisor to Better. In addition, on June 30, 2022, with effect from June 9, 2022, Bank of America resigned its purported role as financial advisor to Better, although Bank of America was not formally retained as its financial advisor pursuant to an engagement letter and did not render any material advice or conduct any significant work associated with the Business Combination at Better’s instructions and accordingly has not had any meaningful involvement in the negotiation of the Business Combination or preparation of the registration statement of which this proxy statement/prospectus forms a part.
Following the release of the proposed rules by the SEC governing business combinations by special purpose acquisition companies, such as Aurora, Barclays, Citigroup and Bank of America requested additional diligence from Aurora and Better, including comfort letters from their auditors and disclosure letters from their counsel. Although Better and Aurora participated in additional post-signing diligence meetings and business updates with Barclays and Citigroup and their advisors, such comfort letters and disclosure letters were not provided. Accordingly, Barclays, Citigroup and Bank of America elected to resign. Neither Barclays nor Citigroup communicated to Aurora or Better, and neither Aurora nor Better are aware, that the resignations were the result of any dispute or disagreement with Aurora or Better, including any disagreement relating to the disclosure in the registration statement of which this proxy statement/prospectus forms a part, the scope of their respective engagements or their ability to complete such engagements, or any matter relating to Aurora’s or Better’s operations, prospects, policies, procedures or practices. In connection with such resignations, Barclays and Citigroup waived their entitlement to certain fees which would be owed upon completion of the Business Combination. Aside from underwriting fees paid to Barclays in connection with Aurora’s initial public offering, neither Barclays nor Citigroup has received any fees in connection with the Business Combination, notwithstanding that their services have been largely complete and, as such, their fee waiver could be characterized as gratuitous upon completion of the Business Combination. Bank of America has not received any fees in connection with the Business Combination.
The primary services rendered by Barclays in connection with the Business Combination included serving as financial advisor to Aurora’s board of directors and PIPE placement agent. The primary services rendered by Citigroup in connection with the Business Combination included financial advice to Better’s board of directors, review of investor materials, assistance in preparation of the dilution analysis that appears under the question “Questions and Answers for Shareholders of Aurora—How will dilution affect the shareholders who elect not to redeem their shares in connection with the Business Combination?” and assistance in preparation of the beneficial ownership data presented in the section “Beneficial Ownership of Securities.” Both of the foregoing sections have been materially updated since such assistance was provided and so no longer incorporate materials prepared or advised by Citigroup. Although the advice rendered and materials provided by Barclays and Citigroup have not been formally withdrawn, the withdrawal of Barclays and Citigroup and the purported resignation of Bank of America indicates that they intend to assume no liability in connection with the business combination and their advice rendered and materials provided in connection therewith, as Aurora and Better understands to be the case with a number of financial institutions who have resigned in comparable circumstances. Further, Better and Aurora no longer rely upon such advice or materials. Similarly, investors should not place any reliance upon the fact that any of Barclays, Bank of America or Citigroup previously were involved with the Business Combination.
Aurora, Better and, following completion of the Business Combination, Better Home & Finance, will remain liable for the provisions of the engagement letters with Barclays and Citigroup that survive their resignation, which are related to, in the case of Better’s obligations to Citigroup, indemnity, reimbursement, contribution obligations, restrictions against settlement of certain pending or threatened claims and non-disclosure obligations, and in the case of Aurora’s obligations to Barclays, indemnity, reimbursement, contribution obligations, restrictions against settlement of certain pending or threatened claims and non-disclosure obligations. In addition, although Better and Bank of America did not sign an engagement letter, Better and, following completion of the Business Combination, Better Home & Finance, will remain liable for the provisions of an indemnity agreement between Bank of America and Better that remains in effect following their purported resignation, which are related to indemnity, reimbursement, contribution obligations, restrictions against settlement of certain pending or threatened claims and non-disclosure obligations.
Following their resignations, none of Barclays, Bank of America and Citigroup have any remaining role in the Business Combination and each have disclaimed any responsibility for this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part, despite having previously rendered services in connection with the Business Combination. Better has asked each of Bank of America and Citigroup, and Aurora has asked Barclays, whether they agree with the statements made in this proxy statement/prospectus regarding their services and resignations, but they have either not responded or declined to comment. Because Barclays’ and Citigroup’s financial advisory services on the Business Combination were substantially complete, and Better believes that Bank of America never rendered any such financial advisory services on the Business Combination, Aurora and Better do not believe that these resignations will delay Better’s entry into the public market or otherwise impact in any way the consummation of the Business Combination and neither Aurora nor Better expects to hire any other financial advisors in connection with the Business Combination. Nonetheless, it is possible that Barclays’, Bank of America’s or Citigroup’s resignation may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, shares of Better Home & Finance common stock may trade significantly below the redemption price after completion of the Business Combination.
See the section entitled “Risk Factors—Risks Related to Aurora and the Business Combination—Each of Barclays and Citigroup has resigned from its financial advisory role in connection with the Business Combination, and investors should not put any reliance on the fact that any such investment bank was involved with any aspect of the Business Combination. Although not formally retained by Better, Bank of America also has indicated it is resigning from any role it had.”
Unaudited Projected Financial Information
As part of its consideration of the Business Combination, Better provided Aurora with certain internally prepared projections for the years ending December 31, 2021 through December 31, 2023. This financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Better does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Better prepared the financial projections set forth below to present key elements of the forecasts provided to Aurora. The financial projections were requested by, and disclosed to, Aurora for use as a component in its overall evaluation of Better, and are included in this proxy statement/prospectus on that account. These financial projections are subjective in many respects and susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. In the view of Better’s management, the financial projections were prepared on a reasonable basis reflecting management’s available estimates and judgments at the time of preparation. For more information, see the sections entitled “Risk Factors” and “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Better and Aurora included in this proxy statement/prospectus, in Aurora’s other filings with the SEC, and in the sections entitled “Risk Factors” and “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in particular Better’s actual results for the years ended December 31, 2022 and 2021, which differ materially from the financial projections. The projections reflect the consistent application of accounting policies of Better and should be read in conjunction with the accounting policies included in Note 2 accompanying the December 31, 2022 and 2021 audited consolidated financial statements of Better included elsewhere in this proxy statement/prospectus. The financial projections are not fact and should not be unduly relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance, if any, on this information. You are cautioned not to place undue reliance, if any, on the projections in making a decision regarding the Business Combination, as the projections have been and will continue to be materially different than actual results.
The projections are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, as well as, among other things, matters related specifically to the recent operational performance and anticipated development of Better’s business, many of which are beyond Better’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors,” “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements.” While all projections are necessarily speculative, because the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year, especially given that Better’s performance in each projected year that has since elapsed has greatly deviated from these projections, and should be read in that context. There have been, and will continue to be, differences between actual and projected financial results, and actual results may be materially different than those contained in the projections. The inclusion of the financial projections in this proxy statement/prospectus should not be regarded as an indication that Better, Aurora, their respective boards of directors, or any of their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the BCA Proposal. Further, because Better’s business is so heavily dependent on macroeconomic factors, these types of projections are inherently less useful than for companies in other industries and, as a result, Better does not prepare or utilize these types of long-term projections in the ordinary course of its business.
The financial projections were requested by, and disclosed to, Aurora for use as a component in its overall evaluation of Better, and are included in this proxy statement/prospectus on that account. Better has not warranted the accuracy, reliability, appropriateness or completeness of the financial projections to anyone, including Aurora. None of Better, Aurora or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of Better compared to the information contained in the financial projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect the circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the financial projections should not be looked at as “guidance” of any sort, and you should not place undue reliance, if any, on the financial projections. Better and Aurora will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.
Certain of the measures included in the financial projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Better may not be comparable to similarly titled measures used by other companies. For more information, see “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have a history of operating losses, have not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.”
The financial projections were prepared by Better’s management and provided to Aurora over two years ago on May 6, 2021 in connection with the Business Combination. Furthermore, and importantly, the unaudited financial projections do not take into account any circumstances or events occurring after the date they were prepared and provided to Aurora on May 6, 2021. These projections are inherently based on various estimates and assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other future events and factors (e.g., future interest rates, home purchase and refinance volumes), as well as matters specific to Better’s business (e.g., assumptions with respect to gain on sale of loan production), all of which are difficult to predict and many of which are beyond Better’s and Aurora’s control. The primary assumptions made by Better in preparing the unaudited projected financial information described herein are summarized below:
•Industry Volumes: Based on the Fannie Mae February 2021 housing forecast for 2021 to 2023.

•Market Share: Assumed growth in market share from 1.4% in 2021 to 5.6% in 2023, with such increase based on Better’s plans to expand the competitiveness of its product offering, availability of its product offering across loan types and geographic markets, together with broader customer acquisition channels.
•Funded Loan Volume: Assumed growth in Funded Loan Volume from $57.3 billion in 2021 to $181.0 billion in 2023, based on the Fannie Mae February 2021 housing forecast noted above and the above-noted market share assumptions.
•Gain on Sale Margin: Assumed Gain on Sale Margin from Better’s Funded Loans in the range of 2.4% to 2.5% during the forecast period. Gain on Sale Margin from Better’s Funded Loans for the first quarter of 2021 was 2.88%, which formed the basis for its forecasts for the remainder of 2021, 2022 and 2023. As discussed elsewhere in this proxy statement/prospectus, Better experienced sizable compression in Gain on Sale Margin in 2021 and 2022, which declined from 3.45% in 2020 to 1.88% in 2021 to 0.93% in 2022.
•Total Expenses: Assumed total expenses as a percentage of revenues declined from 90% in 2021 to 68% in 2023 as Better expected to continue to automate more loan production processes and invest in growing its business, while also investing in corporate functions, product and engineering and headcount expansion. In contrast, as discussed elsewhere in this proxy statement/prospectus, Better incurred substantially more expenses as a percentage of total revenue in 2021 and 2022, including as a result of substantially lower revenues than were forecast. For example, total expenses were approximately 119% and 327% of revenue in the year ended December 31, 2021 and the year ended December 31, 2022, respectively.
All of the above assumptions were made as of May 6, 2021 and are only current as of that date. Market conditions, including interest rates in particular, together with constrained supply of available homes, have changed significantly since the financial projections were prepared, and Better expects conditions will continue to change. For example, U.S. single-family mortgage originations decreased in value from $4.57 trillion in 2021 to $2.42 trillion in 2022, and are expected to decrease to $1.65 trillion in 2023 according to the Fannie Mae December 2022 and May 2023 Housing Forecast, which directly impacted Better’s business and overall growth rates. Furthermore, rising interest rates in 2021 and 2022 have significantly affected market prices in the secondary market for our loan production, as described elsewhere in this proxy statement/prospectus.
By including the unaudited projected financial information in this proxy statement/prospectus, neither Aurora nor Better is deemed to confirm or re-affirm such financial projections. To the contrary, the projections for revenue and Adjusted Net Income for the years ending December 31, 2022 and December 31, 2021 were not achieved. Specifically, although the projections include an estimated Adjusted Net Income of $470.8 million and $122.9 million for the years ended December 31, 2022 and December 31, 2021 respectively, we experienced a net loss of $888.8 million and $301.1 million for the years ended December 31, 2022 and December 31, 2021 respectively. The actual performance of Better since May 6, 2021, changes in Better’s operating model as a result of its operational reorganization described elsewhere in this proxy statement/prospectus, changes in macroeconomic conditions and the assumptions described above, not only impacted the years ended December 31, 2022 and December 31, 2021, but also the other periods presented in the unaudited projected financial information, which, as discussed above, were prepared as of May 6, 2021, and have not been updated to reflect subsequent events. The financial projections provided by Better to Aurora, as well as the underlying assumptions, would be materially different from those set out below if prepared today on the basis of current market conditions as described above, including lower funded loan volume, lower revenue, lower gain on sale and lower net income (or net loss) for Better.
The table presented below compares Better’s actual financial results for the year ended December 31, 2022 to the financial projections provided by management of Better to Aurora. For more information, see “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have a history of operating losses, have not been able to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.” These preliminary results are forward-

looking in nature and, therefore, also should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding.

($ in millions)	Year ended December 31, 2022 (as reported)	Unaudited Projections for year ended December 31, 2022 (as of May 6, 2021)
Net income (loss)	$(888.8)	$332.4
Stock-based compensation expense(1)	38.6	138.4
Change in fair value of convertible preferred stock warrants(2)	(28.9)	—
Change in fair value of bifurcated derivative	(236.6)	—
Interest on Pre-Closing Bridge Notes(3)	272.7	—
Restructuring, impairment, and other expenses(4)	247.7	—
Adjusted Net Income (Loss)	$(595.4)	$470.8
Net income (loss)	(888.8)	332.4
Income tax expense	1.1	168.2
Depreciation and amortization expense	49.0	51.7
Stock-based compensation expense	38.6	138.4
Interest and amortization on non-funding debt	13.5	25.0
Other non-recurring expenses(4)	247.7	—
Interest on Pre-Closing Bridge Notes(3)	272.7	—
Change in fair value of convertible preferred stock warrants(2)	(28.9)	—
Change in fair value of bifurcated derivative	(236.6)	—
Adjusted EBITDA	$(531.8)	$716.0
__________________
(1)Stock-based compensation represents the non-cash grant date fair value of stock-based instruments utilized to incentivize employees and consultants recognized over the applicable vesting period. This expense is a non-cash expense. Better excludes this expense from internal operating plans and measurement of financial performance (although Better considers the dilutive impact to its stockholders when awarding stock-based compensation and values such awards accordingly). Tax on stock-based compensation is assessed at exercise, if applicable.
(2)Change in fair value of convertible preferred stock warrants represents change in fair value of liability-classified warrants as presented in Better’s Consolidated Statements of Operations and Comprehensive Income (Loss).
(3)Interest on Pre-Closing Bridge Notes represents the amortization of the discount recognized upon issuance of the Pre-Closing Bridge Notes which is amortized into interest expense under the effective interest method over the term of the Pre-Closing Bridge Notes. This expense is a non-cash expense, and we believe that it does not correlate to the performance of our business during the periods presented.
(4)Restructuring, impairment, and other expenses include employee related severance costs incurred to realign our staffing needs, impairments on the Company’s assets such as the loan commitment asset, capitalized transaction costs, right-of-use assets, and property and equipment and expenses related to our acquisitions.
None of Better’s independent registered accounting firm, Aurora’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Aurora and our board of directors in connection with their review of the Business Combination.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR BETTER, NEITHER AURORA NOR BETTER UNDERTAKES ANY OBLIGATION AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE UNAUDITED FINANCIAL PROJECTIONS CONTAINED HEREIN TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT

MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE UNAUDITED FINANCIAL PROJECTIONS ON MAY 6, 2021, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
The key elements of the projections provided by management of Better to Aurora are summarized in the table below:

	Year Ended December 31,(1)
($ in millions)	2020A	2021E	2022E	2023E
Origination Volume ($bn)	$24.2	$57.3	$101.9	$181.0
Implied Market Share(2)	0.5%	1.4%	3.2%	5.6%
Revenue ($mm)	$875.6	$1,387.0	$2,704.5	$5,139.9
Adjusted EBITDA ($mm)(3)	$281.1	$210.7	$716.0	$1,860.3
Adjusted Net Income ($mm)(4)	$220.1	$122.9	$470.8	$1,281.4
__________________
(1)Prospective information as of May 6, 2021 does not reflect updates.
(2)Origination volume forecast divided by the forecast market sizes according to the Fannie Mae February 2021 Housing Forecast.
(3)Adjusted EBITDA is calculated as EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization), adjusted to exclude stock-based compensation expense, change in fair value of warrants, change in the fair value of bifurcated derivative and amortization of bifurcated derivative and beneficial conversion features, interest and amortization on non-funding debt, depreciation and amortization expense and income tax expense. See the section entitled “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted Net Income (Loss)” in this proxy statement/prospectus for more information about this metric.
(4)Adjusted Net Income is calculated as net income adjusted for the impact of stock-based compensation expense, change in fair value of warrants, change in the fair value of bifurcated derivative and amortization of bifurcated derivative and beneficial conversion features. See the section entitled “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted Net Income (Loss)” in this proxy statement/prospectus for more information about this metric.

A reconciliation of the non-GAAP financial measures in the key elements of the projections provided as of May 6, 2021 by management of Better to Aurora to the most directly comparable GAAP measure is presented in the table below. These preliminary results are forward-looking in nature and, therefore, also should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding.

($ in millions)	2019A(1)	2020A(1)	2021E	2022E	2023E
Net Income (GAAP)	$(67.6)	$172.1	$52.7	$332.4	$1,047.9
Adjustments:(2)
Income tax expense	$0.3	$42.3	$43.6	$168.2	$455.3
Depreciation of property and equipment and amortization of internal use software	4.3	9.9	21.7	51.7	98.3
Stock-based compensation	1.0	19.3	70.2	138.4	233.6
Interest and amortization on non-funding debt	0.7	51.0	22.5	25.0	25.3
Change in fair value of warrants	1.3	23.7	0.0	0.0	0.0
Change in fair value of bifurcated derivative	0.0	(36.8)	0.0	0.0	0.0
Adjusted EBITDA	$(60.0)	$281.4	$210.7	$716.0	$1,860.3

($ in millions)	2019A(1)	2020A(1)	2021E	2022E	2023E
Net Income (GAAP)	$(67.6)	$172.1	$52.7	$332.4	$1,047.9
Adjustments:(2)
Stock-based compensation	$1.0	$19.3	$70.2	$138.4	$233.6
Change in fair value of warrants	1.3	23.7	0.0	0.0	0.0
Change in fair value of bifurcated derivative	0.0	(36.8)	0.0	0.0	0.0
Amortization of bifurcated derivatives and beneficial conversion feature(3)	0.0	41.9	0.0	0.0	0.0
Adjusted Net Income	$(65.3)	$220.1	$122.9	$470.8	$1,281.4
__________________
(1)Adjusted for audited actuals. For more information, see “Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(2)Adjustments are not tax-effected.
(3)Relates to amounts for the amortization of the beneficial conversion feature and bifurcated derivative debt discounts as well as the de-recognition of the remaining unamortized beneficial conversion feature and bifurcated derivative debt discounts upon conversion of Better convertible notes that were converted in the year ended December 31, 2020 (the “2020 Convertible Notes”).
Satisfaction of 80% Test
It is a requirement under the Nasdaq listing requirements that any business acquired by Aurora has a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Better generally used to approve the transaction and the pre-transaction valuation of $6.9 billion for Better compared to the approximately $278,002,870 in the trust account at the time of this analysis, the Aurora board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to, and in the best interests of, Aurora and its shareholders and appropriately reflected Better’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. Aurora’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Better met this requirement.

Interests of Aurora’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of Aurora’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and Aurora’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of Aurora shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•Prior to Aurora’s initial public offering on March 8, 2021, the Sponsor purchased 5,750,000 Aurora Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In February 2021, Aurora effectuated a share dividend of 1,006,250 Class B ordinary shares and subsequently cancelled 131,250 Class B ordinary shares, resulting in an aggregate of 6,625,000 Aurora Class B ordinary shares issued and outstanding. In March 2021, Aurora made a share dividend of 575,000 shares, resulting in 7,200,000 Class B ordinary shares owned by the Sponsor. After Aurora’s initial public offering, the Sponsor surrendered for cancellation 249,928 shares, which occurred when the 45-day over-allotment period expired, leaving 6,950,072 Class B ordinary shares held by the Sponsor and certain directors of Aurora (or their affiliates). If Aurora does not consummate a business combination by September 30, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding-up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law (As Revised) to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,950,072 Aurora Class B ordinary shares collectively owned by the Sponsor and certain directors of Aurora (or their affiliates) would be worthless because following the redemption of the Aurora Class A ordinary shares, Aurora would likely have few, if any, net assets and because the Sponsor and the Insiders have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any Aurora Class B ordinary shares held by it or them, as applicable, if Aurora fails to complete a business combination within the required period (although the Sponsor and the Insiders did not waive rights to liquidating distributions from the trust account with respect to the Aurora Class A ordinary shares it or they hold if Aurora fails to consummate a business combination within the required period). Additionally, in such event, the 4,573,372 Aurora private warrants purchased by the Sponsor simultaneously with the consummation of Aurora’s initial public offering for an aggregate purchase price of $6,860,057, will also expire worthless. Certain of Aurora’s directors and executive officers also have a direct or indirect economic interest in such Aurora private warrants. The 6,950,072 shares of Better Home & Finance Class A common stock into which the 6,950,072 Aurora Class B ordinary shares collectively held by the Sponsor and certain directors of Aurora (or their affiliates) will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradeable, would have had an aggregate market value of $[     ] based upon the closing price of $[      ] per public share on Nasdaq on [       ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Better Home & Finance Class A common stock will be subject to certain restrictions, including those described above, Aurora believes such shares have less value. The 4,573,372 Better Home & Finance Warrants into which the 4,573,372 Aurora private warrants held by the Sponsor and certain of Aurora’s directors and executive officers will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $[       ] based upon the closing price of $[       ] per public warrant on Nasdaq on [       ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.
The Sponsor (including its representatives and affiliates) and Aurora’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Aurora. The Sponsor and Aurora’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Aurora completing its initial business combination. Moreover, certain of Aurora’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Aurora’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Aurora, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Aurora’s favor, and such potential business opportunities may be presented to other entities prior to their presentation to Aurora, subject to applicable fiduciary duties under the Cayman Islands Companies Act. Aurora’s Cayman Constitutional Documents provide that Aurora renounces its interest in any corporate opportunity offered to any director or officer of Aurora unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Aurora and it is an opportunity that Aurora is able to complete on a reasonable basis.
•Aurora’s existing directors and officers will be eligible for continued indemnification and continued coverage under Aurora’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.
•Aurora, Better, SoftBank and the Sponsor entered into the Pre-Closing Bridge Note Purchase Agreement, pursuant to which SoftBank and the Sponsor funded the purchase of $750,000,000 of Pre-Closing Bridge Notes, which are convertible into the Pre-Closing Bridge Conversion Shares as follows: (i) upon Closing, the Pre-Closing Bridge Notes will convert into shares of Better Home & Finance Class A common stock at a conversion rate of one share per $10.00 of consideration; (ii) if the Closing does not occur by the Maturity Date, or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Pre-Closing Bridge Note Purchase Agreement) prior to the Maturity Date or prior to the time when a Note may otherwise be converted pursuant to the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SoftBank or the Sponsor in connection with the Pre-Closing Bridge Note Purchase Agreement or any ancillary agreement, the Pre-Closing Bridge Notes will convert into shares of Better common stock. In the event that Pre-Closing Bridge Conversion Shares are issued in the form of Better Home & Finance Class A common stock, the Pre-Closing Bridge Note Purchase Agreement provides for customary registration rights with respect to such Pre-Closing Bridge Conversion Shares. For additional information, see the sections entitled “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” and “BCA Proposal—Related Agreements—Pre-Closing Bridge Note Purchase Agreement.”
•SoftBank and the Sponsor committed to fund, pursuant to the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, respectively, the purchase of the Post-Closing Convertible Notes, which are subordinated unsecured 1% Post-Closing Convertible Notes with a five-year maturity, in an amount equal to $750,000,000 (less any amounts released to Better at the Closing from Aurora’s trust account (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements)) during the first 45 days after the Closing Date. The Major Aurora Shareholders, including the Sponsor, and the other Insiders initially committed to forgo redemption of the aggregate 3,502,500 Aurora Class A ordinary shares held by them, which would have resulted in a minimum of $35,025,000 being released to Better at the Closing from Aurora’s trust account, and, accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued would have been $714,975,000. Pursuant to the Limited Waiver, on February 24, 2023, the Sponsor was permitted, and elected, to redeem an aggregate of 1,663,760 Aurora private shares. As such, their commitment to forgo redemption now only applies to 1,838,740 Aurora Class A ordinary shares, which will result in a minimum of $18,943,745 being released to Better at the Closing from the trust account (which amount includes, for each Aurora Class A ordinary share not redeemed, the $10.00 paid on each such Aurora Class A ordinary share pursuant to its sale in the initial public offering or as part of the Aurora private units, plus any interest accumulated with respect to such shares). Accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes to be issued will now be $731,056,255. See the sections entitled “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3,” “BCA Proposal—Related Agreements—Amendment to the

SoftBank Subscription Agreement” and “BCA Proposal—Related Agreements—Amendment to the Sponsor Subscription Agreement.”
•In the event that Aurora fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Aurora will be required to provide for payment of claims of creditors that were not waived that may be brought against Aurora within the ten years following such redemption. In order to protect the amounts held in Aurora’s trust account, the Sponsor has agreed that it will be liable to Aurora if and to the extent any claims by a third-party (other than Aurora’s independent auditors) for services rendered or products sold to Aurora, or a prospective target business with which Aurora has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of Aurora’s initial public offering against certain liabilities, including liabilities under the Securities Act.
•Our Sponsor has advanced funds to us for working capital purposes, with a balance of $412,395 and $2,812,395 as of March 31, 2023 and December 31, 2022, respectively. These outstanding advances are documented in the A&R Promissory Note, issued by Aurora to the Sponsor, pursuant to which Aurora may borrow up to $4,000,000 from the Sponsor (including those amounts which are currently outstanding). The A&R Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of (i) the date on which the Merger by and between Better and Aurora is completed or (ii) the date that is 30 days after the termination of the Merger Agreement in accordance with its terms. If we do not complete our initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay such advances and any other working capital advances made to us, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to us, and such related party may not be able to recover the value it has loaned us and any other working capital advances it may make. If Aurora’s operating costs, in relation to the Business Combination, exceed the amounts still available and not currently drawn under the A&R Promissory Note, the Sponsor will increase the amount available under the A&R Promissory Note to cover such costs, subject to an aggregate principal amount cap of $12,000,000. This amount was reflective of estimated total costs of the Company through May 15, 2024 in relation to the business combination, in the event the business combination is unsuccessful. As of December 31, 2022 and 2021 the amount outstanding under the A&R Promissory Note and Original Promissory Note was $2,812,395 and $1,412,295, respectively. On February 8, 2023, Aurora repaid an aggregate principal amount of $2,400,000 under the A&R Promissory Note. After giving effect to this repayment, as of March 31, 2023, the amount outstanding under the A&R Promissory Note was $412,395.
•Aurora remunerates Caroline Harding for professional services rendered to Aurora in her role as chief financial officer at the rate of $10,000 per month, and for her service on our board of directors at the rate of $15,000 per year plus an incremental hourly fee in certain circumstances of $500. Additionally, Ms. Harding received a $50,000 payment on March 21, 2021 in contemplation of her services to Aurora and was entitled to receive a $75,000 payment on March 21, 2023, which was paid on April 11, 2023. As of March 31, 2023 and December 31, 2022, $85,000 and $87,875 was accrued, respectively, and for the three months ended March 31, 2023 and 2022, $105,000 and $30,000 was expensed for these services, respectively. In addition, under the terms of the DSA, Ms. Harding is to provide services to Merger Sub, which include acting as a non-executive director and president and secretary of Merger Sub. Ms. Harding will receive $50,000 in annual payments (and in certain circumstances an incremental hourly fee of $500). For the three months ended March 31, 2023, and the year ended December 31, 2022, Aurora recognized $0 and $50,000 of expenses related to the amended DSA. As of March 31, 2023 and December 31, 2022, there were no unpaid amounts related to the amended DSA.

•Aurora’s officers and directors, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Aurora’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Aurora fails to consummate a business combination by September 30, 2023, they will not have any claim against the trust account for reimbursement. Aurora’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $1 million of transaction expenses. Accordingly, Aurora may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.
•Pursuant to the Registration Rights Agreement, the Sponsor and Aurora’s independent directors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Better Home & Finance Class A common stock and warrants held by such parties following the consummation of the Business Combination.
•Aurora has the right to select two individuals, one of which is expected to be Prabhu Narasimhan and another has been or will be mutually agreed between Aurora and the Better Founder and CEO, to be nominated for election to the initial Board of Directors of Better Home & Finance, so long as the Aurora nominees complete a background check reasonably satisfactory to Better, qualify as “independent” directors for purposes of Nasdaq rules (unless otherwise agreed by Better or Better Home & Finance) and are otherwise in compliance with SEC and Nasdaq rules and requirements governing directors, and satisfy any other applicable regulatory requirements.
•The Proposed Certificate of Incorporation will contain a provision expressly electing that Better Home & Finance will not be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, and, therefore, Better Home & Finance will not be subject to Section 203 of the DGCL.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and all of Aurora’s directors have agreed to, among other things, vote in favor of the Business Combination and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Aurora Holder Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of the issued and outstanding Aurora ordinary shares and have committed to vote their shares for the Business Combination as described in this paragraph. Due to the Sponsor’s level of ownership, we expect the Business Combination to be approved, without requiring the support of other shareholders.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Anti-Dilution Rights – Aurora Class B Ordinary Shares
Founder shares, which are Aurora Class B ordinary shares, will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial business combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial business combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the company in connection with or in relation to the consummation of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial business combination and any Aurora private warrants issued to the Sponsor, executive officers or directors upon conversion of working capital loans; provided that such conversion of founder shares will never occur on a less than one-for-one basis. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for our Class A ordinary shares issued in a financing transaction in connection with the initial business combination.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Aurora will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Better issuing stock for the net assets of Aurora, accompanied by a recapitalization. The net assets of Aurora will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Better.
Better has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no redemptions and maximum redemptions scenarios:
•Better Stockholders will have the largest voting interest in the post-combination company;
•The board of directors of the post-combination company will have [       ] members, and Better will have the ability to nominate the majority of the initial members of the board of directors;
•Better management will hold all executive management roles (including Chief Executive Officer, Chief Financial Officer, and Chief Technology Officer, among others) for the post-combination company and be responsible for the day-to-day operations; and
•The post-combination company will assume the name Better Home & Finance Holding Company.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On May 24, 2021, Aurora and Better filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. On June 23, 2021, the waiting period expired without any action from the Department of Justice or the FTC.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Aurora cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Aurora cannot assure you as to its result. The parties will also seek the approvals from federal and state insurance and mortgage licensing authorities, as applicable, and mortgage servicing, licensing-related, title and closing services, insurance agency, and real estate agency license-related approvals.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote.
The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of May 10, 2021, as amended as of October 27, 2021, November 9, 2021, November 30, 2021, August 27, 2022, February 24, 2023 and June 23, 2023 (as may be further amended, the “Merger Agreement”), by and among Aurora, Aurora Merger Sub I Inc. (“Merger Sub”), a Delaware corporation and subsidiary of Aurora, and Better Holdco, Inc. (“Better”), a Delaware corporation, a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of Aurora to Delaware as described below, (i) the merger of Merger Sub with and into Better (the “First Merger”), with Better surviving the Merger as a wholly owned subsidiary of Aurora, and (ii) the merger of Better with and into Aurora (the “Second Merger”), with Aurora surviving the Second Merger, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of Aurora’s Board of Directors
THE AURORA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AURORA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then Aurora is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Mergers. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Mergers will be consummated.
As a condition to Closing the Mergers, the board of directors of Aurora has unanimously approved a change of Aurora’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with Aurora’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, Aurora will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Aurora will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (1) each of the then-issued and outstanding Aurora Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock, (2) each of the then-issued and outstanding Aurora Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock, (3) the terms of the Better Home & Finance Class B common stock will carry three votes, (4) the Better Home & Finance Class C common stock will be created and a sufficient number of shares thereof authorized to effect the transactions contemplated under the Merger Agreement and under the Ancillary Agreements, (5) each then-issued and outstanding warrant of Aurora will convert automatically into a Better Home & Finance Warrant, pursuant to the Warrant Agreement; and (6) each then-issued and outstanding Aurora unit will separate automatically into one share of Better Home & Finance Class A common stock and one-quarter of one Better Home & Finance Warrant.
The Domestication Proposal, if approved, will approve a change of Aurora’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Aurora is currently governed by the Cayman Islands Companies Act, upon the Domestication, Aurora will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under the section entitled “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Aurora will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace Aurora’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of Better Home & Finance under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under the section entitled “Organizational Documents Proposals,” the Cayman Constitutional Documents of Aurora and the Proposed Organizational Documents of Better Home & Finance, attached hereto as Annex B and Annex D.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to the State of Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.
The board of directors of Aurora believes that there are several reasons why a reincorporation in the State of Delaware is in the best interests of Aurora and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
•Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed their corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
•Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Better Home & Finance, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Better Home & Finance’s shareholders from possible abuses by directors and officers.
•Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Better Home & Finance’s incorporation in Delaware may make Better Home & Finance more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Better Home & Finance to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.
The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its Governing Documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Aurora as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Better Home & Finance immediately following the Domestication will be the same as those of Aurora immediately prior to the Domestication.

Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that Aurora be de-registered in the Cayman Islands pursuant to Article 47 of the amended and restated memorandum and articles of association of Aurora and be registered by way of continuation as a corporation in the State of Delaware and, conditioned upon, and with effect from, the registration of Aurora as a corporation in the State of Delaware, the name of Aurora be changed from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” and the registered office of Aurora be changed to 251 Little Falls Drive, in the City of Wilmington, 19808, County of New Castle, in the State of Delaware.”
Recommendation of the Aurora Board of Directors
THE AURORA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AURORA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is to be consummated, Aurora will replace the current amended and restated memorandum of association of Aurora under the Cayman Islands Companies Act (the “Existing Memorandum”) and the current articles of association of Aurora (as may be amended from time to time, the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Better Home & Finance, in each case, under the DGCL.
Aurora’s shareholders are asked to consider and vote upon and to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for Better Home & Finance. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of Aurora, attached to the registration statement of which this proxy statement/prospectus forms a part, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act, and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	The Cayman Constitutional Documents	The Proposed Organizational Documents

Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 Aurora Class A ordinary shares, 50,000,000 Aurora Class B ordinary shares and 5,000,000 preference shares.	The Proposed Organizational Documents authorize 3,400,000,000 shares, consisting of 1,800,000,000 shares of Better Home & Finance Class A common stock, 700,000,000 shares of Better Home & Finance Class B common stock, 800,000,000 shares of Better Home & Finance Class C common stock and 100,000,000 shares of Better Home & Finance preferred stock.

	See paragraph 5 of the Existing Memorandum.	See Article Fourth, subsection (1) of the Proposed Certificate of Incorporation.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)
The Cayman Constitutional Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by Aurora’s board of directors. Accordingly, Aurora’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of Aurora to carry out a conversion of Aurora Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).

The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof), as the Board may determine.

	See paragraph 5 of the Existing Memorandum and Article 3 of the Existing Articles.	See Article Fourth, subsection (2) of the Proposed Certificate of Incorporation.

Multiple Classes of Common Stock (Organizational Documents Proposal C)	The Current Charter provides that the holders of each share of common stock of Aurora is entitled to one vote for each share on each matter properly submitted to the stockholders entitled to vote.
The Proposed Certificate of Incorporation provides holders of shares of Better Home & Finance Class A common stock will be entitled to cast one vote per share of Class A common stock, and holders of shares of Better Home & Finance Class B common stock will be entitled to cast three votes per share of Class B common stock on each matter properly submitted to the stockholders entitled to vote. Holders of Better Home & Finance Class C common stock will not be entitled to vote, except as otherwise required by applicable law or provided in the Proposed Certificate of Incorporation.

	See Article 23 of the Existing Articles.	See Article Fourth, subsection (3) of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that the name of the company is “Aurora Acquisition Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be “Better Home & Finance Holding Company.”

	See paragraph 1 of the Existing Memorandum.	See Article First of the Proposed Certificate of Incorporation.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Perpetual Existence (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that if Aurora does not consummate a business combination (as defined in the Cayman Constitutional Documents) within 24 months (as has been and may be further extended) from consummation of the initial public offering, Aurora will cease all operations except for the purposes of winding-up and will redeem the Aurora Class A ordinary shares and liquidate Aurora’s trust account.	The Proposed Organizational Documents do not include any provisions relating to Better Home & Finance’s ongoing existence; the default under the DGCL will make Better Home & Finance’s existence perpetual.

	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.

Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.

See Article Twelfth of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of Aurora by a related shareholder following a business combination.
The Proposed Organizational Documents opt out of Section 203 of the DGCL, and therefore, Better Home & Finance will not be subject to Section 203 of the DGCL relating to takeovers by interested stockholders.

See Article Eighth of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The Cayman Constitutional Documents include various provisions related to Aurora’s status as a blank check company prior to the consummation of a business combination.
The Proposed Organizational Documents do not include such provisions related to Aurora’s status as a blank check company, which no longer will apply upon consummation of the Mergers, as Aurora will cease to be a blank check company at such time.

See Article 49 of the Cayman Constitutional Documents.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B and Annex D, respectively), with such principal changes as described in Organizational Documents Proposals A-D.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal A—to authorize, by ordinary resolution, the change in the authorized share capital of Aurora from (i) 500,000,000 Aurora Class A ordinary shares, 50,000,000 Aurora Class B ordinary shares and 5,000,000 preference shares, to 1,800,000,000 shares of Better Home & Finance Class A common stock, 700,000,000 shares of Better Home & Finance Class B common stock, 800,000,000 shares of Better Home & Finance Class C common stock, and 100,000,000 shares of Better Home & Finance preferred stock.
As of the date of this proxy statement/prospectus, there are (i) 2,048,838 Aurora Class A ordinary shares issued and outstanding, (ii) 6,950,072 Aurora Class B ordinary shares issued and outstanding and (iii) no Former preference shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 6,075,050 public warrants and 4,573,372 Aurora private warrants, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the Aurora warrants will be exercisable after giving effect to the Mergers for one share of Better Home & Finance Class A common stock at an exercise price of $11.50 per share. No Aurora warrants are exercisable until 30 days after the Closing.
Pursuant to the Merger Agreement, Better Home & Finance will issue or, as applicable, reserve for issuance in respect of Better Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Better Home & Finance Class B common stock, an aggregate of up to 690,000,000 shares of Better Home & Finance Class B common stock to Better Stockholders, and pursuant to the conversion or exchange, as applicable, of the Pre-Closing Bridge Notes Better Home & Finance will issue up to 105,000,000 shares of Better Home & Finance Class A common stock and Better Home & Finance Class C common stock to the Pre-Closing Bridge Investors, comprised of 65,000,000 shares of Better Home & Finance Class A common stock and Better Home & Finance Class C common stock to SoftBank at a conversion price of $10.00 per share and 40,000,000 Better Home & Finance Class A common stock to to the Sponsor at an exchange price of $2.50 per share.
In order to ensure that Better Home & Finance has sufficient authorized capital for future issuances, Aurora’s board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of Better Home & Finance change the authorized share capital of Aurora from (i) 500,000,000 Aurora Class A ordinary shares, 50,000,000 Aurora Class B ordinary shares and 5,000,000 preference shares to (ii) 1,800,000,000 shares of Better Home & Finance Class A common stock, 700,000,000 shares of Better Home & Finance Class B common stock, 800,000,000 shares of Better Home & Finance Class C common stock and 100,000,000 shares of Better Home & Finance preferred stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Better Home & Finance, copies of which are attached to this proxy statement/prospectus as Annex B and Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of Better Home & Finance that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Vote Required for Approval
The approval of Organizational Documents Proposal A requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote.
Organizational Documents Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.
Recommendation of the Aurora Board of Directors
THE AURORA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AURORA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF BETTER HOME & FINANCE AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal B—to authorize, by ordinary resolution, the board of directors of Better Home & Finance to issue any or all shares of Better Home & Finance preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Better Home & Finance’s board of directors and as may be permitted by the DGCL.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of Better Home & Finance after the Business Combination.
If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of Better Home & Finance will be 100,000,000 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Better Home & Finance, copies of which are attached to this proxy statement/prospectus as Annex B and Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Better Home & Finance and thereby protect continuity of or entrench its management, which may adversely affect the market price of Better Home & Finance and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in the best interests of Better Home & Finance, such preferred stock could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing Better Home & Finance’s board of directors to issue the authorized preferred stock on its own volition will enable Better Home & Finance to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic relationships and alliances and for stock dividends and stock splits. Better Home & Finance currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Organizational Documents Proposal B requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote.
Organizational Documents Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.
Recommendation of the Aurora Board of Directors
THE AURORA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AURORA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING MULTIPLE CLASSES OF COMMON STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal C—to provide, by ordinary resolution, for a structure with multiple classes of common stock pursuant to which holders of Better Home & Finance Class B common stock will be entitled to three votes per share, thus having the ability to control the outcome of matters requiring shareholder approval (even if they own significantly less than a majority of the shares of outstanding Better Home & Finance Class A common stock), including the election of directors and significant corporate transactions (such as a merger or other sale of Better Home & Finance or its assets) and the Better Home & Finance Class C common stock, holders of which will not be entitled to vote except as set forth in Better Home & Finance’s Amended and Restated Certificate of Incorporation, will be created and a sufficient number of shares thereof authorized to effect the transactions contemplated under the Merger Agreement and under the Ancillary Agreements.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of Better Home & Finance after the Business Combination.
If Organizational Documents Proposal C is approved, holders of shares of Better Home & Finance Class B common stock will have three votes on each matter properly submitted to the shareholders entitled to vote. Additionally, the Better Home & Finance Class C common stock, holders of which will not be entitled to vote, will be created and a sufficient number of shares thereof authorized to effect the transactions contemplated under the Merger Agreement and under the Ancillary Agreements.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Better Home & Finance, copies of which are attached to this proxy statement/prospectus as Annex B and Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Organizational Documents Proposal C was the result of negotiations with Better’s board of directors in respect of the Business Combination.
By providing Class B common stock, which will be beneficially held solely by certain of Better Stockholders (such shares generally being restricted from transfers unless converted into Better Home & Finance Class A common stock), with three votes per share, Better Stockholders, including Mr. Garg, the Better Founder and CEO, will be able to maintain their leadership of Better. Better’s board of directors believes that this control will allow the Better Stockholders to execute on Better Home & Finance’s long-term strategy while helping alleviate short term market pressure on Better Home & Finance. The Better Home & Finance Class C common stock, which has limited voting rights, is intended to address certain regulatory considerations. Such shares are generally restricted from transfers unless converted into Better Home & Finance Class A common stock.
Vote Required for Approval
The approval of Organizational Documents Proposal C requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote.

Organizational Documents Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.
Recommendation of the Aurora Board of Directors
THE AURORA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AURORA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal D—to authorize, by ordinary resolutions, all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively), including (1) changing the corporate name from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” in connection with the Business Combination, (2) making Better Home & Finance’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) opting out of the provisions of Section 203 of the DGCL and (5) removing certain provisions related to Aurora’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Aurora’s board of directors believes is necessary to adequately address the needs of Better Home & Finance after the Business Combination.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of Better Home & Finance after the Business Combination.
The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) for (i) any derivative action or proceeding brought on Better Home & Finance’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Better Home & Finance to Better Home & Finance or Better Home & Finance’s shareholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time), and (iv) any action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding-up of Aurora’s operations should Aurora not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Mergers, Better Home & Finance will not be a blank check company.
Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with Better Home & Finance’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal D, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of Better Home & Finance, attached hereto as Annex B and Annex D as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” is desirable to reflect the Business Combination with Better and to clearly identify Better Home & Finance as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making Better Home & Finance’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Better Home & Finance following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Better Home & Finance in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Better Home & Finance will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
DGCL 203
Better Home & Finance will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our Board has determined to opt out of Section 203 of the DGCL.

Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to Aurora’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Better Home & Finance and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. In addition, certain other provisions in Aurora’s current certificate require that proceeds from Aurora’s initial public offering be held in the trust account until a business combination or liquidation of Aurora has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Organizational Documents Proposal D requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote.
Organizational Documents Proposal D is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal D will have no effect, even if approved by holders of ordinary shares.
Recommendation of the Aurora Board of Directors
THE AURORA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AURORA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL
Overview
Assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved; Aurora’s Class B ordinary shareholders are also being asked to approve, by ordinary resolution of Aurora’s Class B ordinary shares, the proposal to elect Harit Talwar, Vishal Garg, Michael Farello, Steve Sarracino, Riaz Valani and Prabhu Narasimhan as directors who, upon consummation of the Business Combination, will be the directors of Better Home & Finance (“Director Election Proposal”).
Nominees
As contemplated by the Merger Agreement, the Board of Better Home & Finance immediately following consummation of the Business Combination will consist of up to [ ] directors and will be comprised of such individuals as selected by Better, following consultation with Aurora; provided that (i) the composition of the Board of Better Home & Finance complies with all laws applicable, including all Nasdaq rules, (ii) one member of the Board will be an individual set forth on Aurora’s disclosure letter or any other individual selected by Aurora, as reasonably acceptable to Better and (iii) one additional member of the Board will be an individual set forth in Aurora’s disclosure letter or mutually agreed between Aurora and the chief executive officer of Better, so long as any Aurora director nominee completes a background check reasonably satisfactory to Better, qualifies as an “independent” director for purposes of Nasdaq rules (unless otherwise agreed by Better or Better Home & Finance) and is otherwise in compliance with SEC and Nasdaq rules and requirements governing directors.
In addition, pursuant to a side letter, dated August 19, 2021, by and between Better, Aurora and the Sponsor (the “Sponsor Director Appointment Side Letter”), following Closing, the Sponsor will have the right to appoint either Arnaud Massenet or Thor Björgólfsson (and no other individual) as a member of the board of directors of Better Home & Finance within 120 days after the Closing Date, so long as (i) the Sponsor provides Better Home & Finance with written notice within a certain deadline following the closing, and (ii) the Sponsor’s designated appointee completes a background check reasonably satisfactory to Better, submits on a timely basis all information and materials necessary for Better Home & Finance to receive any applicable regulatory approvals relating to the appointment and qualifies as an “independent” director for purposes of Nasdaq rules (which, for the avoidance of doubt, shall not include such rules as are applicable to audit committee members) and is otherwise in compliance with SEC and Nasdaq rules and requirements governing directors. In connection with effecting the foregoing, Better Home & Finance will increase the size of its board of directors by one seat and will appoint the Sponsor’s appointee to fill such vacancy.
Accordingly, our board of directors has nominated each of Harit Talwar (who is expected to serve as Chairman), Vishal Garg, Michael Farello, Steve Sarracino, and Riaz Valani (Better nominees) and Prabhu Narasimhan (Aurora nominee) to serve as our directors upon and following the consummation of the Business Combination, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents.
Following the expiration of the initial term of such aforementioned directors, the directors of Better Home & Finance will be thereafter be designated, nominated and elected by the stockholders of Better Home & Finance as contemplated by the Proposed Organizational Documents, and the directors will nominate Harit Talwar as chairman. For more information on the experience of each of these director nominees, see the section entitled “Management of Better Home & Finance Following the Business Combination” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Aurora Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, prior to the consummation of a business combination (as defined therein) only the holders of the Aurora Class B ordinary shares are entitled to vote on the Director Election Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote.
The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Election Proposal will have no effect, even if approved by holders of the Aurora Class B ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on Better Home & Finance’s Board upon the consummation of the Business Combination.”

Name of Director

Harit Talwar
Vishal Garg
Michael Farello
Steve Sarracino
Riaz Valani
Prabhu Narasimhan
Recommendation of the Aurora Board of Directors
THE AURORA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AURORA CLASS B ORDINARY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL
Overview
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, Aurora’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal. The Stock Issuance Proposal is a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Section 5635 of the Nasdaq’s Listed Company Manual, the issuance of shares of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock, and, from and following the Domestication, the Better Home & Finance Class C common stock, as applicable, to (a) the Pre-Closing Bridge Investors, including the Sponsor, pursuant to (i) the Pre-Closing Bridge Financing (as defined herein) and (ii) the issuance of the shares of Better Home & Finance Class A common stock upon the conversion of the Post-Closing Convertible Notes (as defined herein) and (b) the Better Stockholders pursuant to the Merger Agreement (we refer to this proposal as the “Stock Issuance Proposal”).
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Pursuant to Nasdaq Listing Rule 5635, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities. Additionally, under Nasdaq Listing Rule 5635, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Mergers, assuming maximum redemptions, Aurora expects to issue up to an estimated 96,844,122 shares of Better Home & Finance Class A common stock and 650,143,468 shares of Better Home & Finance Class B common stock and 55,393,409 shares of Better Home & Finance Class C common stock in connection with the Business Combination and Pre-Closing Bridge Financing. In addition, following the consummation of the Mergers, Aurora expects to issue an indeterminate number of shares of Better Home & Finance Class A common stock as Post-Closing Conversion Shares pursuant to the amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement. For further details, see the sections entitled “BCA Proposal—The Merger Agreement—Consideration—Stock Consideration,” “BCA Proposal—Related Agreements— Pre-Closing Bridge Note Purchase Agreement,” “BCA Proposal—Related Agreements— Amendment to the SoftBank Subscription Agreement” and “BCA Proposal—Related Agreements— Amendment to the Sponsor Subscription Agreement.”
Accordingly, the aggregate number of shares of Better Home & Finance common stock that Aurora will issue in connection with the Business Combination, the Pre-Closing Bridge Financing and the issuance of the shares of Better Home & Finance Class A common stock upon the conversion of the Post-Closing Convertible Notes will exceed 20% of both the voting power and the shares of Better Home & Finance common stock outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Listing Rule 5635, and for these reasons, Aurora is seeking the approval of Aurora shareholders for the issuance of 96,844,122 shares of Better Home & Finance Class A common stock, 650,143,468 shares of Better Home & Finance Class B common stock and 55,393,409 shares of Better Home & Finance Class C common stock in connection with the Business Combination and the Pre-Closing Bridge Financing.
Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because Sponsor currently owns greater than 5% of Aurora’s ordinary shares, Sponsor is considered a substantial shareholder of Aurora under Nasdaq Listing Rule 5635(e)(3).
In the event that this proposal is not approved by Aurora shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Aurora shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Better Home & Finance common stock pursuant to the Merger Agreement or in connection with the Pre-Closing Bridge Financing or conversion of the Post-Closing Convertible Notes, such shares of Better Home & Finance common stock will not be issued.
Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 5635 of the Nasdaq Listed Company Manual, the issuance of shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock pursuant to the Merger Agreement and the conversion or exchange, as applicable, of the Pre-Closing Bridge Notes into Pre-Closing Bridge Conversion Shares and conversion of the Post-Closing Convertible Notes into Post-Closing Conversion Shares be approved in all respects.”
Recommendation of the Aurora Board of Directors
THE AURORA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AURORA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE EQUITY PLAN PROPOSAL
Overview
Aurora is asking its shareholders to approve by ordinary resolution the Better Home & Finance’s 2023 Incentive Equity Plan (the “2023 Plan”) and the material terms thereunder. The Aurora board of directors approved the 2023 Plan, prior to the Aurora extraordinary general meeting, subject to shareholder approval at the Aurora extraordinary general meeting. The 2023 Plan will become effective as of the date immediately prior to the Closing, subject to approval from the Aurora shareholders.
The 2023 Plan is described in more detail below. A copy of the 2023 Plan is attached to this proxy statement/prospectus as Annex O.
The 2023 Plan
The principal purpose of the 2023 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in Better Home & Finance and providing a means of recognizing their contributions to Better Home & Finance’s success. Aurora’s board of directors believes that equity awards are necessary for Better Home & Finance to remain competitive in its industry and are essential to recruiting and retaining highly qualified employees.
Summary of the 2023 Plan
This section summarizes certain principal features of the 2023 Plan. The summary is qualified in its entirety by reference to the complete text of the 2023 Plan which is attached to this proxy statement/prospectus as Annex O.
Eligibility and Administration
Stock options, RSUs and other stock-based and cash-based awards under the 2023 Plan may be granted to individuals who are then Better Home & Finance’s officers, employees or consultants or are the officers, employees or consultants of certain of Better Home & Finance’s subsidiaries. Such awards also may be granted to Better Home & Finance’s directors. Only employees of Better Home & Finance or certain of Better Home & Finance’s parents or subsidiaries may be granted incentive stock options, or ISOs. Following the consummation of the Business Combination, Better Home & Finance is expected to have approximately 950 employees (including Better Home & Finance’s officers), approximately 25 consultants and other contractors and four non-employee directors who will be eligible to receive awards under the 2023 Plan.
The compensation committee of Better Home & Finance’s Board is expected to administer the 2023 Plan. The members of the compensation committee must consist of at least three members of Better Home & Finance’s Board “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of Better Home & Finance common stock are traded. The 2023 Plan provides that the administrator may delegate its authority to grant awards to employees, other than to executive officers or to officers of the company to whom authority to grant or amend awards has been delegated, to a committee consisting of one or more members of Better Home & Finance’s board of directors or one or more of Better Home & Finance’s officers.
Subject to the terms and conditions of the 2023 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the type and number of awards granted, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2023 Plan. The administrator is also authorized to adopt, amend or repeal rules relating to administration of the 2023 Plan. The Board may at any time abolish any committee and re-vest in itself the authority to administer the 2023 Plan. The full Board will administer the 2023 Plan with respect to awards to individuals subject to Section 16 of the Exchange Act or to officers of the Company.
Shares Available for Awards
Under the 2023 Plan, a number of shares of Better Home & Finance common stock that will represent 11% of the fully diluted share count as of the consummation of the Business Combination will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights (“SARs”), restricted stock awards, RSU awards, performance bonus awards, performance stock unit awards, dividend equivalents, or other stock-or cash-based awards. We anticipate that this number will equal approximately [ ] shares of common stock, based on information available as of [ ], 2023. The number of shares of common stock initially reserved for issuance or transfer pursuant to awards under the 2023 Plan will be increased by (i) the number of shares of common stock represented by awards outstanding under Better’s 2017 Equity Incentive Plan as of immediately prior to the effective date of the 2023 Plan, that become available for issuance under the counting provisions described below following the effective date and (ii) an annual increase on the first day of each fiscal year beginning in 2023 and ending in 2033, equal to the lesser of (A) 5% of the shares of common stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the Board; provided, however, that no more than the number of shares equal to 76.25% of the shares of all classes of Better Home & Finance common stock outstanding as of immediately following closing may be issued upon the exercise of incentive stock options (we anticipate that this number will equal approximately [ ] shares of common stock, based on information available as of [ ], 2023). Shares issued or delivered under the Plan may consist of authorized but unissued shares, shares purchased on the open market or treasury shares.
The following counting provisions will be in effect for the share reserve under the 2023 Plan:
•to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2023 Plan;
•to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2023 Plan, such tendered or withheld shares will be available for future grants under the 2023 Plan;
•to the extent shares subject to SARs are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the 2023 Plan;
•the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2023 Plan; and
•to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of Better Home & Finance’s subsidiaries will not be counted against the shares available for issuance under the 2023 Plan.
The 2023 Plan also provides that the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to all cash-based awards under the 2023 Plan to any individual for services as a non-employee director during any calendar year may not exceed $1,000,000 for such non-employee director’s first year of service and $750,000 for each year thereafter.
Types of Awards
The 2023 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, RSUs, performance bonus awards, performance stock units, other stock-or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.
•Non-statutory Stock Options, or NSOs, provide for the right to purchase shares of Better Home & Finance common stock at a specified price that may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.
•Incentive Stock Options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of Better Home & Finance’s capital stock, the 2023 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.
•Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock, unlike recipients of stock options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse; however, dividends will not be released until restrictions are removed or expire.
•Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.
•Stock Appreciation Rights may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of Better’s common stock over a set exercise price. The exercise price of any SAR granted under the 2023 Plan must be at least 100% of the fair market value of a share of Better’s common stock on the date of grant. SARs under the 2023 Plan will be settled in cash or shares of Better’s common stock, or in a combination of both, at the election of the administrator.
•Performance Bonus Awards and Performance Stock Units are denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.
•Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of Better’s common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to an award subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.
•Other Stock or Cash-Based Awards are awards of cash, fully vested shares of Better’s common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Better’s common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation otherwise payable to any individual who is eligible to receive awards, subject to compliance with or an exemption from Section 409A. The administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.
Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.
Change in Control
In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase or any other corporate event affecting the number of outstanding shares of Better’s common stock or the share price of Better Home & Finance common stock that would require adjustments to the 2023 Plan or any awards under the 2023 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to the 2023 Plan and outstanding awards thereunder, which may include adjustments to: (i) the aggregate number and type of shares subject to the 2023 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance goals or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2023 Plan; as well as granting new awards or making cash payments to participants. The administrator is also authorized to provide for the cancellation, exchange, accelerated vesting or exercisability, replacement or termination of outstanding awards in the event of a corporate transaction or event affecting Better Home & Finance or its financial statements or any change in applicable law or accounting principles.
In the event of a change in control (as defined in the 2023 Plan), to the extent that the successor entity does not assume or substitute outstanding awards, the administrator will cause all such awards to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met unless specifically provided otherwise under the applicable award agreement or otherwise determined by the administrator, and all forfeiture restrictions on such awards will lapse and, to the extent unexercised upon the consummation of such transaction, will be terminated in exchange for cash, rights or other property.
Amendment and Termination
The administrator may amend, suspend or terminate the 2023 Plan at any time and from time to time. However, we must generally obtain shareholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, a stock option may be amended to reduce the per share exercise price below the per share exercise price of such stock options on the grant date and stock options may be granted in exchange for, or in connection with, the cancellation or surrender of stock options having a higher per share exercise price without receiving additional shareholder approval.
No ISOs may be granted pursuant to the 2023 Plan after the tenth anniversary of the effective date of the 2023 Plan, and no additional annual share increases to the 2023 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2023 Plan will remain in force according to the terms of the 2023 Plan and the applicable award agreement.
Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address, among other things, differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2023 Plan are generally non-transferable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2023 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2023 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of common stock that meet specified conditions, retaining shares being delivered pursuant to exercise of the award, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.
United States Federal Income Tax Consequences
The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants in the 2023 Plan may be either more or less favorable than those described below depending on the participants’ particular circumstances. State and local tax consequences may in some cases differ from the U.S. federal income tax consequences. The following summary of the income tax consequences in respect of the 2023 Plan is for general information only. Interested parties should consult their own advisors as to the specific tax consequences of their awards, including the applicability and effect of state, local and foreign laws.
Incentive Stock Options
No income will be recognized by a participant for United States federal income tax purposes upon the grant or exercise of an ISO under the 2023 Plan. The basis of shares transferred to a participant upon exercise of an ISO is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the ISO, the participant generally will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.
Non-statutory Stock Options
No income is expected to be recognized by a participant for United States federal income tax purposes upon the grant of a NSO. Upon exercise of a NSO, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a NSO will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. NSOs are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.
Stock Appreciation Rights
There are expected to be no United States federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock
If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for United States federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for United States federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.
Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b) of the Code. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.
If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for United States federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefor. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the restricted shares, subject to the deduction limitations described below.
Restricted Stock Units
There generally will be no United States federal income tax consequences to either the participant or the employer upon the grant of RSUs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the RSUs in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash and the fair market value of any common stock the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Limitation on the Employer’s Compensation Deduction
Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1.0 million.

Excess Parachute Payments
Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2023 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.
Application of Section 409A of the Code
Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “nonqualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and RSU programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-statutory stock options and stock appreciation rights if no deferral is provided beyond exercise, or restricted stock.
The awards made pursuant to the 2023 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2023 Plan are not exempt from coverage. However, if any awards under the 2023 Plan fail to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.
State, local and foreign tax consequences may in some cases differ from the United States federal income tax consequences described above. The foregoing summary of the United States federal income tax consequences in respect of the 2023 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.
The 2023 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.
New Plan Benefits
Grants under the 2023 Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the 2023 Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved. As of March 31, 2023, the value of Better’s common stock was $1.36 per share.
Resolution
The Aurora Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the 2023 Plan.
Vote Required for Approval
The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote.
The Incentive Equity Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal

are not approved, the Incentive Equity Plan Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Better Home & Finance 2023 Incentive Equity Plan and any form of award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of Aurora’s Board of Directors
THE AURORA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AURORA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE EQUITY PLAN PROPOSAL.

ESPP PROPOSAL
Overview
Aurora is asking its shareholders to approve by ordinary resolution and adopt the Better Home & Finance 2023 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The Aurora board of directors approved the ESPP, prior to the Aurora extraordinary general meeting, subject to shareholder approval at the Aurora extraordinary general meeting. The ESPP will become effective as of the date immediately prior to the Closing, subject to approval from the Aurora shareholders.
The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex P.
The ESPP
The ESPP is designed to allow eligible employees of Better Home & Finance to purchase shares of Better Home & Finance common stock with their accumulated payroll deductions. The Plan is intended to qualify under Section 423 of the Code. The material terms of the ESPP are summarized below. The purpose of the ESPP is to assist such employees in acquiring a stock ownership interest in Better Home & Finance to help such employees provide for their future security and to encourage such employees to remain in the employment of Better Home & Finance.
Summary of the ESPP
This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP which is attached to this proxy statement/prospectus as Annex P.
Administration
Subject to the terms and conditions of the ESPP, Better Home & Finance’s compensation committee (the “Compensation Committee”) of the board of directors of Better Home & Finance (the “Board”) will administer the ESPP. The Compensation Committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administration.
Shares Available for Awards
The maximum number of shares of Better Home & Finance common stock which will be authorized for sale under the ESPP is equal to the sum of (a) the number of shares representing 2% of the fully diluted shares of Better Home & Finance common stock outstanding immediately after closing (we anticipate that this number will equal approximately [ ] shares of common stock, based on information available as of [ ], 2023) and (b) an annual increase on the first day of each year beginning in 2024 and ending in 2033, equal to the lesser of (i) 1% of the shares of common stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (ii) such number of shares of common stock as determined by the Board; provided, however, no more than the number of shares representing 15% of the fully diluted shares of Better Home & Finance common stock outstanding immediately after closing may be issued under the ESPP (we anticipate that this number will equal approximately [ ] shares of common stock, based on information available as of [ ], 2023). The shares reserved for issuance under the ESPP may be authorized but unissued shares, treasury shares or reacquired shares.
Eligibility
Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of Better Home & Finance’s designated subsidiaries on the first day of the offering period, or the enrollment date. Better Home & Finance’s employees (and, if applicable, any employees of Better Home & Finance’s subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP. Finally, an employee who after receiving an award under the ESPP would own (or be deemed to own through attribution) 5% or more of the combined voting power or value of all Better Home & Finance’s classes of stock or of one of Better Home & Finance’s subsidiaries will not be allowed to participate in the ESPP. Following the consummation of the Business Combination, Better Home & Finance is expected to have approximately [ ] employees who may be eligible to receive awards under the ESPP depending on the offering terms the administrator sets for the ESPP.
Participation
Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation. Such payroll deductions may be expressed as either a whole number percentage or a fixed dollar amount, and the accumulated deductions will be applied to the purchase of shares on each purchase date.
Offering
Under the ESPP, participants are offered the option to purchase shares of Better Home & Finance common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering period be longer than 27 months in length.
The option purchase price will be the lower of 85% of the closing trading price per share of Better Home & Finance common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date.
Unless a participant has previously cancelled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.
A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he, she or they may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.
A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of Better Home & Finance common stock under the ESPP, and during a participant’s lifetime, options in the ESPP will be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.
Adjustments
In the event of any increase or decrease in the number of issued shares of Better Home & Finance common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of Better Home & Finance common stock offered under the ESPP as well as the number of and price per share covered by each option under the ESPP. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of Better Home & Finance’s dissolution or liquidation, unless the administrator provides otherwise. We will notify each participant of such change in writing prior to the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of Better Home & Finance’s assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of Better Home & Finance’s proposed sale or merger. We will notify each participant of such change in writing prior to the new exercise date.
Amendment and Termination
The Board may amend, suspend or terminate the ESPP at any time. However, the Board may not amend the ESPP without obtaining shareholder approval in the manner and to the extent required by applicable laws.
Material United States Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to the purchase of shares under the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.
If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and Better Home & Finance will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and Better Home & Finance will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.
New Plan Benefits
Grants under the ESPP will be made based on the amount of contributions by each individual participant once the administrator commences the offerings and are not currently determinable. The value of the awards granted under the ESPP will depend on a number of factors, including the fair market value of the common stock on future dates, the contribution decisions made by the participants and the dates when the administrator commences the offerings under the ESPP. As of March 31, 2023, the value of Better’s common stock was $1.36 per share.

Interests of Certain Persons in This Proposal
The Board believes that it is important to provide a means for employees to purchase shares of Better Home & Finance common stock to align the interests of employees and shareholders and support employee financial wellbeing by adopting the ESPP.
Vote Required for Approval
The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote.
The ESPP Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Better Home & Finance 2023 Employee Stock Purchase Plan be approved, ratified and confirmed in all respects.”
Board’s Recommendation
THE AURORA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AURORA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows Aurora’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Better and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination.”
Consequences If the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, Aurora’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes to approve the Condition Precedent Proposals. In the event that there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals, the Business Combination may not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the Aurora Board of Directors
THE AURORA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AURORA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Aurora’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aurora and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aurora’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of the material U.S. federal income tax consequences generally applicable to holders of Aurora Class A ordinary shares and Aurora warrants (each, an “Aurora security”) as a result of (i) the Domestication, (ii) the exercise of redemption rights with respect to Better Home & Finance Class A common stock that is received in the Domestication, (iii) the Mergers, and (iv) the ownership and disposition of Better Home & Finance Class A common stock and Better Home & Finance Warrants that are received in the Domestication (each, a “Better Home & Finance security”). This discussion applies only to holders that hold their Aurora securities and Better Home & Finance securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).
No statutory, administrative or judicial authority directly addresses the treatment of an Aurora unit or any instrument similar to an Aurora unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. Aurora intends to take the position that each Aurora unit is not a single integrated instrument for U.S. federal income tax purposes because each Aurora unit consisting of one Aurora Class A ordinary share and one-quarter of one Aurora warrant is separable at the option of the holder. Instead, Aurora intends to take the position that the holder of an Aurora unit is considered for U.S. federal income tax purposes to hold one Aurora Class A ordinary share and one-quarter of one Aurora warrant and that the separation of Aurora units, including in connection with the Business Combination, should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. The remainder of this discussion assumes that the characterization of Aurora units described above will be respected for U.S. federal income tax purposes.
This discussion does not address any U.S. federal income tax consequences to the Pre-Closing Bridge Investors or any of their respective affiliates, officers, or directors. Nor does this discussion address any U.S. federal income tax consequences to persons that directly or constructively hold Better Capital Stock or Better Awards prior to the Business Combination, including any such persons that directly or constructively hold Better Capital Stock or Better Awards prior to the Business Combination and that also hold Aurora securities or that receive Better Home & Finance securities in the Domestication. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including:
•financial institutions or financial services entities;
•broker-dealers;
•S corporations;
•partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);
•taxpayers that are subject to the mark-to-market accounting rules;
•tax-exempt entities;
•governments or agencies or instrumentalities thereof;
•insurance companies;
•regulated investment companies or real estate investment trusts;
•expatriates or former long-term residents or citizens of the United States;
•persons that directly or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);
•persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;
•persons subject to the alternative minimum tax;
•persons whose functional currency is not the U.S. dollar;
•controlled foreign corporations;
•accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or
•passive foreign investment companies.
If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Aurora securities or Better Home & Finance securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Aurora securities or Better Home & Finance securities and persons that are treated as partners of such partnerships should consult their tax advisors.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation. We have not sought and do not intend to seek any ruling from the IRS regarding any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court. Moreover, there can be no assurance that future legislation, Treasury Regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, EXERCISING REDEMPTION RIGHTS WITH RESPECT TO BETTER HOME & FINANCE CLASS A COMMON STOCK, THE MERGERS, AND OWNERSHIP AND DISPOSITION OF BETTER HOME & FINANCE CLASS A COMMON STOCK AND BETTER HOME & FINANCE WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
I.U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of Aurora securities or Better Home & Finance securities (as applicable) that is, for U.S. federal income tax purposes:
•an individual citizen or resident of the United States;
•a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A.The Domestication
1.Qualification as F Reorganization
The U.S. federal income tax consequences of the Domestication depend upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization includes a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, Aurora will change its jurisdiction of incorporation from the Cayman Islands to Delaware. The Domestication should qualify as an F Reorganization. The remainder of this discussion assumes that the Domestication qualifies as an F Reorganization.
The Domestication should be treated for U.S. federal income tax purposes as if Aurora (i) transferred all of its assets and liabilities to Better Home & Finance in exchange for all of the outstanding stock and warrants of Better Home & Finance; and (ii) then distributed the stock and warrants of Better Home & Finance to the shareholders and warrant holders of Aurora in liquidation of Aurora. The taxable year of Aurora should be deemed to end on the date of the Domestication.
In the case of a U.S. Holder that is not required to recognize gain under Section 367(b) of the Code or under the PFIC rules with respect to its Aurora Class A ordinary shares and Aurora warrants, as discussed below under “—U.S. Holders—The Domestication—Section 367” and “—U.S. Holders—The Domestication—PFIC Considerations,” (i) U.S. Holders of Aurora Class A ordinary shares or Aurora warrants should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, (ii) the tax basis of a share of Better Home & Finance Class A common stock or Better Home & Finance Warrant received by a U.S. Holder in the Domestication should equal the U.S. Holder’s tax basis in the Aurora Class A ordinary share or Aurora warrant surrendered in exchange therefor, increased in the case of an Aurora Class A ordinary share by any amount included in the income of such U.S. Holder as a result of Section 367(b) of the Code, and (iii) the holding period for a share of Better Home & Finance Class A common stock or Better Home & Finance Warrant received by a U.S. Holder should include such U.S. Holder’s holding period for the Aurora Class A ordinary share or Aurora warrant surrendered in exchange therefor.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to shares of Better Home & Finance Class A common stock, U.S. Holders exercising such redemption rights should be subject to the tax consequences of the Domestication, including those discussed below under “—U.S. Holders—The Domestication—Section 367” and “—U.S. Holders—The Domestication—PFIC Considerations.” All U.S. Holders considering exercising such redemption rights are urged to consult with their tax advisors with respect to the tax consequences to them of the Domestication and exercise of such redemption rights.
2.Section 367
Subject to the discussion below under “—U.S. Holders—The Domestication—PFIC Considerations, Section 367 of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes tax on certain U.S. persons in connection with transactions that would otherwise qualify as tax-free. Section 367(b) of the Code should generally apply to U.S. Holders of Aurora Class A ordinary shares on the date of the Domestication.
(a)Application of Section 367 to U.S. Holders that Own More than 10% of Aurora
A U.S. Holder who on the date of the Domestication beneficially owns (directly or constructively) 10% or more of the total combined voting power of all classes of Aurora stock entitled to vote or 10% or more of the total value of all classes of Aurora stock (a “10% Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Aurora Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of Aurora warrants should be taken into account in determining whether such U.S. Holder is a 10% Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% Shareholder. U.S. Holders should consult their tax advisors regarding such constructive attribution rules.

A 10% Shareholder’s “all earnings and profits amount” with respect to its Aurora Class A ordinary shares is the net positive earnings and profits of Aurora (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Aurora Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Aurora Class A ordinary shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Aurora does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Aurora’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its Aurora Class A ordinary shares. It is possible, however, that the amount of Aurora’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Holder that is a 10% Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend as a result of the Domestication. Any such 10% Shareholder that is a corporation may, under certain circumstances if it meets holding period and other requirements, effectively be exempt from taxation on a portion or all of the deemed dividend by virtue of a dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code.
(b)Application of Section 367 to U.S. Holders that Own Less Than 10% of Aurora
A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder but whose Aurora stock has a fair market value of $50,000 or more should recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to include the “all earnings and profits amount” in income as described below. Any such gain should be equal to the excess of the fair market value of such share of Better Home & Finance Class A common stock received over the U.S. Holder’s adjusted basis in the Aurora Class A ordinary shares surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may make an election to include in income the “all earnings and profits amount” attributable to its Aurora Class A ordinary shares under Section 367(b) of the Code, in which case such U.S. Holder’s tax treatment would generally be the same as that described above in “—U.S. Holders—The Domestication—Section 367—Application of Section 367 to U.S. Holders that Own More than 10% of Aurora.” There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
(ii)a complete description of the Domestication;
(iii)a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Aurora establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Aurora Class A ordinary shares and (B) a representation that the U.S. Holder has notified Aurora (or Better Home & Finance) that the U.S. Holder is making the election; and
(vi)certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to Aurora or Better Home & Finance no later than the date such tax return is filed. There is no assurance that Aurora will timely provide the required information for making this election.
Aurora does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable requirements. However, as noted above, if Aurora had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Aurora Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
(c)Application of Section 367 to U.S. Holders that Own Aurora Class A Ordinary Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder and whose Aurora Class A ordinary shares have a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and should not be required to include any part of the “all earnings and profits amount” in income.
(d)Tax Consequences for U.S. Holders of Aurora Warrants
Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above under the section entitled “—U.S. Holders—The Domestication—2. Application of Section 367 to U.S. Holders that Own More than 10% of Aurora” relating to a U.S. Holder’s ownership of Aurora warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “—U.S. Holders—The Domestication—PFIC Considerations” relating to the PFIC rules, a U.S. Holder of Aurora warrants should not be subject to U.S. federal income tax with respect to the exchange of Aurora warrants for Better Home & Finance Warrants in the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE IN CONNECTION WITH THE DOMESTICATION.
3.PFIC Considerations
In addition to the discussion under the heading “—U.S. Holders—The Domestication—Section 367” above, the Domestication could be a taxable event to a U.S. Holder under the PFIC rules.
(a)PFIC Definition
A non-U.S. corporation will generally be a PFIC for U.S. federal income tax purposes for any taxable year if either (i) at least 75% of its gross income in such year is passive income or (ii) at least 50% of its assets in such year (ordinarily based on quarterly averaging) produce passive income or are held for the production of passive income. Based upon the composition of its income and assets and because Aurora is a blank check company with no current business activities, Aurora believes that it likely would be considered a PFIC unless the “start-up exception” applies.
Under the start-up exception, a foreign corporation that would otherwise be treated as a PFIC will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if: (i) no predecessor of the corporation was a PFIC; (ii) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (iii) the corporation is not in fact a PFIC for either of those years.

Aurora was formed in 2020, but there were no Aurora Class A ordinary shares or Aurora warrants outstanding until Aurora completed its initial public offering in 2021. Aurora has determined that its start-up year is 2021 because Aurora first realized gross income in 2021. The Domestication, however, was not completed in 2021. Accordingly, Aurora does not believe that the start-up exception applies to prevent Aurora from being treated as a PFIC.
The following discussion summarizes the effect of the PFIC rules on the Domestication to U.S. Holders.
(b)Application of PFIC Rules to the U.S. Holders
U.S. Holders could be subject to adverse U.S. federal income tax consequences under the PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraphs.
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a proposed retroactive effective date once they become finalized. If finalized in their present form, those proposed Treasury Regulations would require gain recognition by U.S. Holders with respect to their Aurora Class A ordinary shares and Aurora warrants surrendered in the Domestication if Aurora were classified as a PFIC at any time during such U.S. Holder’s holding period in such Aurora Class A ordinary shares or Aurora warrants unless such U.S. Holder made a timely and effective QEF Election (or a QEF Election along with a purging election) or mark-to-market election (each as defined below) with respect to such Aurora Class A ordinary shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules.
Under these rules:
•the U.S. Holder’s gain, if any, would generally be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Aurora Class A ordinary shares or Aurora warrants (as applicable);
•the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Aurora was a PFIC, would generally be taxed as ordinary income;
•the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would generally be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•an additional tax equal to the interest charge generally applicable to underpayments of tax would generally be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.
Neither a QEF Election nor mark-to-market election is currently available with respect to warrants. Therefore, if the proposed Treasury Regulations are finalized in their current form, it is possible gain recognition would be required with respect to Aurora warrants in the Domestication, effectively without an exception relating to the existence of a QEF Election or mark-to-market election.
In addition, such proposed Treasury Regulations would provide coordination rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed above under “—U.S. Holders—The Domestication—Section 367,” the gain realized on the transfer would be taxable under Section 1291(f) of the Code as discussed above. The excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain taxable under Section 1291(f) of the Code would be taxable as provided under Section 367(b) of the Code.
It is impossible to predict whether, in what form, and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of Aurora Class A ordinary shares (for which no QEF Election (or a QEF Election along with a purging election) or mark-to-market election is in effect) or Aurora warrants may be subject to adverse tax consequences by reason of the Domestication.
(c)QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of Aurora Class A ordinary shares depends on whether the U.S. Holder has made a timely and effective election to treat Aurora as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Aurora Class A ordinary shares during which Aurora qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s Aurora Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its Aurora Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Aurora Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. The QEF Election (or a QEF Election along with a purging election) is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to Aurora is contingent upon, among other things, the provision by Aurora of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, Aurora will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that Aurora would timely provide such required information. A QEF Election is not available with respect to Aurora warrants.
The impact of the PFIC rules on a U.S. Holder of Aurora Class A ordinary shares also depends on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (directly or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on certain established exchanges (a “mark-to-market election”). No assurance can be given that the Aurora Class A ordinary shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally would not be subject to the excess distribution regime discussed above with respect to their Aurora Class A ordinary shares in connection with the Domestication. Instead, in general, such U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Aurora Class A ordinary shares at the end of its taxable year over its adjusted tax basis in its Aurora Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Aurora Class A ordinary shares over the fair market value of its Aurora Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s tax basis in its Aurora Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Aurora Class A ordinary shares will be treated as ordinary income. However, if the mark-to-market election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the Aurora Class A ordinary shares in which Aurora is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, Aurora Class A ordinary shares, including in connection with the Domestication. A mark-to-market election is not available with respect to Aurora warrants.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR CONCERNING THE EFFECT OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, THE IMPLICATIONS OF PROPOSED PFIC REGULATIONS, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE, AND THE CONSEQUENCES OF ANY SUCH ELECTION.
B.Redemption of Better Home & Finance Class A Common Stock Received in the Domestication
The U.S. federal income tax consequences to a U.S. Holder of Better Home & Finance Class A common stock (which is received in the Domestication in exchange for Aurora Class A ordinary shares) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Better Home & Finance Class A common stock will depend on whether the redemption qualifies as a sale of the Better Home & Finance Class A common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Better Home & Finance Class A common stock redeemed, such U.S. Holder will generally be treated as described below under “—U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication—Sale, Exchange, or Other Taxable Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants.”
The redemption of Better Home & Finance Class A common stock will generally qualify as a sale of the Better Home & Finance Class A common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in Better Home & Finance or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only Better Home & Finance Class A common stock directly owned by such U.S. Holder, but also shares of Better Home & Finance Class A common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Better Home & Finance Class A common stock owned directly, Better Home & Finance Class A common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Better Home & Finance Class A common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include Better Home & Finance Class A common stock that could be acquired pursuant to the exercise of the Better Home & Finance Warrants. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.
The redemption of Better Home & Finance Class A common stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Better Home & Finance outstanding voting shares that such U.S. Holder directly or constructively owns immediately after the redemption is less than 80 percent of the percentage of Better Home & Finance outstanding voting shares that such U.S. Holder directly or constructively owned immediately before the redemption (taking into account redemptions by other holders and possibly the stock to be issued pursuant to the Business Combination). There will be a complete termination of such U.S. Holder’s interest if either (i) all of the Better Home & Finance stock directly or constructively owned by such U.S. Holder is redeemed or (ii) all of the Better Home & Finance stock directly owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Better Home & Finance stock owned by certain family members and such U.S. Holder does not constructively own any other Better Home & Finance stock. The redemption of Better Home & Finance Class A common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Better Home & Finance. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the Better Home & Finance Class A common stock. The U.S. federal income tax consequences of distributions on Better Home & Finance Class A common stock are described below under “—U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication—Distributions on Better Home & Finance Class A Common Stock.” After the application of those rules, any remaining tax basis of the U.S. Holder in the Better Home & Finance Class A common stock redeemed should generally be added to the U.S. Holder’s adjusted tax basis in its remaining Better Home & Finance stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Better Home & Finance Warrants or possibly in other Better Home & Finance stock constructively owned by such U.S. Holder.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to shares of Better Home & Finance Class A common stock, U.S. Holders exercising such redemption rights should be subject to the tax consequences of the Domestication, including those discussed above under “—U.S. Holders—The Domestication—Section 367” and “—U.S. Holders—The Domestication—PFIC Considerations.” All U.S. Holders considering exercising such redemption rights are urged to consult with their tax advisors with respect to the tax consequences to them of the Domestication and exercise of such redemption rights.
U.S. Holders who actually or constructively own at least five percent by vote or value (or if Better Home & Finance Class A common stock is not then publicly traded, at least one percent by vote or value) or more of the total outstanding Better Home & Finance Class A common stock may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF BETTER HOME & FINANCE CLASS A COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
C.The Mergers
The Mergers should not result in U.S. federal income tax consequences to U.S. Holders of Better Home & Finance Class A common stock or Better Home & Finance Warrants that were received in the Domestication in exchange for Aurora Class A ordinary shares or Aurora warrants.
D.Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication
1.Distributions on Better Home & Finance Class A Common Stock
A U.S. Holder generally will be required to include in gross income as a dividend the amount of any cash distribution or the fair market value of any other property distributed with respect to shares of Better Home & Finance Class A common stock, to the extent the distribution is paid out of the current or accumulated earnings and profits of Better Home & Finance (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of Better Home & Finance Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of Better Home & Finance Class A common stock and will generally be treated as described below under “—U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication—Sale, Exchange or Other Taxable Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants.”
Dividends that Better Home & Finance pays to a U.S. Holder that is a taxable corporation may qualify for a dividends received deduction if certain holding period and other requirements are satisfied. Subject to certain exceptions and provided certain holding period and other requirements are satisfied, dividends that Better Home & Finance pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at preferential tax rates accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to

Better Home & Finance Class A common stock may have suspended the running of the applicable holding period for this purpose.
2.Sale, Exchange or Other Taxable Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants
Upon a sale or other taxable disposition of Better Home & Finance Class A common stock or Better Home & Finance Warrants, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in the applicable shares of Better Home & Finance Class A common stock or Better Home & Finance Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Better Home & Finance Class A common stock or Better Home & Finance Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of Better Home & Finance Class A common stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
3.Exercise, Lapse, or Redemption of a Better Home & Finance Warrant
Except as discussed below with respect to the cashless exercise of a Better Home & Finance Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of Better Home & Finance Class A common stock upon exercise of a Better Home & Finance Warrant for cash. The U.S. Holder’s tax basis in the share of Better Home & Finance Class A common stock received upon exercise of the Better Home & Finance Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Better Home & Finance Warrant and the exercise price of such Better Home & Finance Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of Better Home & Finance Class A common stock received upon exercise of the Better Home & Finance Warrant will commence on the date of exercise of the Better Home & Finance Warrant or the day following the date of exercise of the Better Home & Finance Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Better Home & Finance Warrant. If a Better Home & Finance Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Better Home & Finance Warrant. The deductibility of capital losses is subject to limitations.
The tax consequences of a cashless exercise of a Better Home & Finance Warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of Better Home & Finance Class A common stock received generally should equal the U.S. Holder’s tax basis in the Better Home & Finance Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of Better Home & Finance Class A common stock would be treated as commencing on the date of exercise of the Better Home & Finance Warrant or the day following the date of exercise of the Better Home & Finance Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of Better Home & Finance Class A common stock received would include the holding period of the Better Home & Finance Warrant.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Better Home & Finance Warrants having a value equal to the exercise price for the total number of Better Home & Finance Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Better Home & Finance Warrants deemed surrendered and the U.S. Holder’s tax basis in the Better Home & Finance Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of Better Home & Finance Class A common stock received would equal the sum of the U.S. Holder’s tax basis in the Better Home & Finance Warrants exercised and the exercise price of such Better Home & Finance Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of Better Home & Finance Class A common stock would commence on the date of exercise of the Better Home & Finance Warrant or the day following the date of exercise of the Better Home & Finance Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Better Home & Finance Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of Better Home & Finance Class A common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If Better Home & Finance redeems Better Home & Finance Warrants for cash or if Better Home & Finance purchases Better Home & Finance Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication—Sale, Exchange or Other Taxable Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants.”
4.Possible Constructive Distributions
The terms of each Better Home & Finance Warrant provide for an adjustment to the exercise price of the Better Home & Finance Warrant or an increase in the shares of Better Home & Finance Class A common stock issuable on exercise in certain circumstances. An adjustment made pursuant to a bona fide, reasonable, adjustment formula which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Better Home & Finance Warrants would, however, be treated as receiving a constructive distribution from Better Home & Finance if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Better Home & Finance’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of Better Home & Finance Class A common stock that would be obtained upon exercise) as a result of a distribution of cash or other property with respect to shares of Better Home & Finance Class A common stock. Such a constructive distribution to a U.S. Holder of Better Home & Finance Warrants would generally be treated as if such U.S. Holder had received a cash distribution from Better Home & Finance in an amount equal to the fair market value of such increased interest, taxed under principles similar to those described in “—U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication—Distributions on Better Home & Finance Class A Common Stock.” The rules governing constructive distributions as a result of certain adjustments with respect to a Better Home & Finance Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the potential existence and tax consequences of any such constructive distribution with respect to a Better Home & Finance Warrant.
II.    NON-U.S. HOLDERS
As used herein, a “non-U.S. Holder” is a beneficial owner of Aurora securities or Better Home & Finance securities (as applicable) who or that is for U.S. federal income tax purposes: (a) a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates; (b) a foreign corporation; or (c) an estate or trust that is not a U.S. Holder.
A.The Domestication
Aurora does not expect the Domestication to result in adverse U.S. federal income tax consequences to non-U.S. Holders of Aurora Class A ordinary shares or Aurora warrants.
B.Redemption of Better Home & Finance Class A Common Stock Received in the Domestication
The U.S. federal income tax consequences to a non-U.S. Holder of Better Home & Finance Class A common stock (which is received in the Domestication in exchange for Aurora Class A ordinary shares) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Better Home & Finance Class A common stock will depend on whether the redemption qualifies as a sale of the Better Home & Finance Class A common stock redeemed, as described above under “—U.S. Holders—Redemption of Better Home & Finance Class A Common Stock Received in the Domestication.” If such a redemption qualifies as a sale of

Better Home & Finance Class A common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “—Non-U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication— Sale, Exchange or Other Taxable Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants.” If such a redemption does not qualify as a sale of Better Home & Finance Class A common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “—Non-U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication— Distributions on Better Home & Finance Class A Common Stock.”
Because it may not be certain at the time a non-U.S. holder is redeemed whether such non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. holder in redemption of such non-U.S. holder’s Better Home & Finance Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a non-U.S. holder, such non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
C.The Mergers
The Mergers should not result in U.S. federal income tax consequences to non-U.S. Holders of Better Home & Finance Class A common stock or Better Home & Finance Warrants that were received in the Domestication in exchange for Aurora Class A ordinary shares or Aurora warrants.
D.Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication
1.Distributions on Better Home & Finance Class A Common Stock
In general, any distributions made to a non-U.S. Holder with respect to Better Home & Finance Class A common stock, to the extent paid out of Better Home & Finance current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Better Home & Finance Class A common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Better Home & Finance Class A common stock, which will be treated as described below under “—Non-U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication—Sale, Exchange or

Other Taxable Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants.”
Dividends paid by Better Home & Finance to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
2.Sale, Exchange or Other Taxable Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Better Home & Finance Class A common stock or Better Home & Finance Warrants unless:
(i)such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax (or a lower applicable tax treaty rate);
(ii)the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or
(iii)Better Home & Finance is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) Better Home & Finance Class A common stock and Better Home & Finance Warrants are not regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5 percent of such securities, as applicable.
If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of Better Home & Finance Class A common stock or Better Home & Finance Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Better Home & Finance Class A common stock or Better Home & Finance Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Better Home & Finance will be classified as a U.S. real property holding corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Better believes it is not and has not been a U.S. real property holding company.
3.Exercise, Lapse, or Redemption of a Better Home & Finance Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Better Home & Finance Warrant, or the lapse of a Better Home & Finance Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “—U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication—Exercise, Lapse, or Redemption of Better Home & Finance Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “—Non-U.S. Holders—Ownership and Disposition of Better Home &

Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication—Sale, Exchange, or Other Taxable Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants.” If Better Home & Finance redeems Better Home & Finance Warrants for cash or if it purchases Better Home & Finance Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “—Non-U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication—Sale, Exchange, or Other Taxable Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants.”
4.Possible Constructive Distributions
As described above under “—U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication—Possible Constructive Distributions,” certain adjustments with respect to the Better Home & Finance Warrants may give rise to a constructive distribution, the consequences of which would be similar to those described above under “—Non-U.S. Holders—Ownership and Disposition of Better Home & Finance Class A Common Stock and Better Home & Finance Warrants Received in the Domestication—Distributions on Better Home & Finance Class A Common Stock.” The rules governing constructive distributions as a result of certain adjustments with respect to a Better Home & Finance Warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the potential existence and tax consequences of any such constructive distribution with respect to a Better Home & Finance Warrant.
5.Information Reporting Requirements and Backup Withholding
Information returns may be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Better Home & Finance Class A common stock or Better Home & Finance Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establish an exemption from information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
6.Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Better Home & Finance Class A common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to, among other things, report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if allowed under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Better Home & Finance Class A common stock is held will affect the determination of whether such withholding and reporting is required. Similarly, dividends in respect of Better Home & Finance Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Better Home & Finance Class A securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
Introduction
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S‑X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to give effect to, among other transactions, the accounting of the acquisition of Better by Aurora (the “Business Combination”), the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement, amended Sponsor Subscription Agreement and the redemption of all of the Aurora Class A ordinary shares.
The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Aurora and the historical financial statements of Better. The unaudited pro forma condensed combined balance sheet depicts the adjustments reflecting the accounting for, among other transactions, the Business Combination and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement (“pro forma balance sheet transaction accounting adjustments”). The unaudited pro forma condensed combined statement of operations depicts the effect of the pro forma balance sheet transaction accounting adjustments assuming those adjustments were made as of January 1, 2022 (“pro forma statement of operations transaction accounting adjustments”). Collectively, pro forma balance sheet transaction accounting adjustments and pro forma statement of operations transaction accounting adjustments are “transaction accounting adjustments.”
The transaction accounting adjustments reflecting accounting of the Business Combination, among other transactions, and funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement are based on certain currently available information and certain assumptions and estimates that Aurora believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible that the difference may be material.
The assumptions and estimates underlying the transaction accounting adjustments are described in the accompanying notes, which should be read in conjunction with the following:
•Aurora’s unaudited financial statements and related notes as of and for the three months ended March 31, 2023, included elsewhere in this proxy statement/prospectus.
•Aurora’s audited financial statements and related notes as of and for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus.
•Better’s unaudited condensed consolidated financial statements and related notes as of and for the three months ended March 31, 2023, included elsewhere in this proxy statement/prospectus.
•Better’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus.
•Aurora’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this proxy statement/prospectus.
•Better’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this proxy statement/prospectus.
•Risk Factors included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination, among other transactions, and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement been completed as of the dates indicated, nor do they purport to project the future financial position or results of operations of the combined company. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination, among other transactions, and funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement.
Description of the Business Combination and Related Financing and Other Transactions
Financing Transactions
In order to provide Better with immediate liquidity, on November 30, 2021, the structure of the Business Combination was amended to replace both (A) the $1.5 billion PIPE Investment (including use of such proceeds for a $950.0 million secondary purchase of shares of existing Better Stockholders), and (B) the backstop provided by the Sponsor under the Redemption Subscription Agreement, with:
(i)subordinated 0% Pre-Closing Bridge Notes, in an amount equal to $750.0 million (the “Pre-Closing Bridge Notes”), funded as of December 2, 2021, with such Pre-Closing Bridge Notes convertible into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock, as applicable; and
(ii)a commitment from SoftBank, for up to $650.0 million (“Total Note Commitment”), and the Sponsor, for up to $100.0 million (“Total Sponsor Note Commitment”), to fund, pursuant to the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, respectively, subordinated 1% Post-Closing Convertible Notes in an amount up to $750.0 million (less any amounts released to Better at the Closing from Aurora’s trust account (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements)) during the first 45 days after the Closing Date.
Under the First Novator Letter Agreement, the Sponsor and Aurora agreed to amend the Sponsor Subscription Agreement to provide the Sponsor with the option, but not the obligation, to fund the Total Sponsor Note Commitment in respect of the Post-Closing Convertible Notes on the Closing Date (the “Additional Commitment Option”). In connection with the amendment effectuating the Additional Commitment Option, the parties agreed that if the Sponsor does not fund all or a portion of the Total Sponsor Note Commitment pursuant to the Additional Commitment Option, SoftBank’s Total Note Commitment in respect of the Post-Closing Convertible Notes, (i) shall be reduced on a dollar-for-dollar basis by the amount of the Total Sponsor Note Commitment that is not funded by the Sponsor and (ii) SoftBank shall be under no obligation to fund any shortfall in the Sponsor Note Purchase Amount (as defined in the SoftBank Subscription Agreement), such that if the Sponsor elects not to fund in full the Total Sponsor Note Commitment, then SoftBank’s Total Note Commitment amount shall be reduced to $550.0 million. The pro forma financial information assumes that the Sponsor elects not to fund in full the Total Sponsor Note Commitment in respect of the Post-Closing Convertible Notes at the Closing, and as a result, SoftBank will be obligated to fund $550.0 million ($650.0 million commitment less $100.0 million not funded by the Sponsor) of their Total Note Commitment amount. The total Post-Closing Convertible Notes commitment will be $550.0 million (less any amounts released to Better at the Closing from Aurora’s trust account). Better and Aurora believe they have materially agreed on a form of indenture for the Post-Closing Convertible Notes and will seek to enter into such indenture with SoftBank before the effectiveness of the registration statement of which this proxy statement/prospectus forms a part.
The Major Aurora Shareholders, including the Sponsor, and the other Insiders initially committed to forgo redemption of the aggregate of 3.5 million Aurora Class A ordinary shares held by it, him or her. Pursuant to the Limited Waiver, the Sponsor was permitted, and elected, to redeem 1.7 million Aurora Class A ordinary shares for aggregate cash proceeds of $17.0 million (“Sponsor Redeemed Amount”). As consideration for the Limited Waiver, Sponsor has agreed that if the Business Combination is completed on or before September 30, 2023, to subscribe for and purchase common stock of Better Home & Finance Holding Company (“Better Home & Finance”) for aggregate cash proceeds to Better equal to the Sponsor Redeemed Amount at a purchase price of $10.00 per share on the Closing Date of the Business Combination.
As a result of the Limited Waiver, the Major Aurora Shareholders, including the Sponsor, and the Aurora directors’ and officers’ commitment to forgo redemptions now only applies to 1.8 million Aurora Class A ordinary shares held by them, and, as a result, a minimum of $18.9 million will be released to Better at the Closing from Aurora’s trust account (which amount includes, for each Aurora Class A ordinary share not redeemed, the $10.00 paid on each such Aurora Class A ordinary share pursuant to its sale in the initial public offering or as part of the Aurora private units, plus any interest accumulated with respect to such shares), and, accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes that may be issued is $731.1 million. However, if the Sponsor elects not to fund in full the Total Sponsor Note Commitment, then the maximum aggregate principal amount of Post-Closing Convertible Notes that may be issued is $531.1 million. For further details, see the sections entitled “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3,” “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 4,” “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 5,” “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 6,” and “BCA Proposal—Related Agreements.”
Prior to closing of the Business Combination (the “Closing”), Aurora will migrate from the Cayman Islands and domesticate as a Delaware corporation (“Domestication”). Upon completion of the Domestication, there will be three classes of common stock outstanding: Better Home & Finance Class A common stock, Better Home & Finance Class B common stock, and Better Home & Finance Class C common stock.
Following the Domestication, Aurora, Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Aurora (“Merger Sub”), and Better will cause Merger Sub to be merged with and into Better, with Better being the surviving corporation (“First Merger”). Upon consummation of the First Merger, Better will be merged with and into Aurora, with Aurora being the surviving corporation, and renamed to Better Home & Finance Holding Company.
Pursuant to the Merger Agreement, Aurora has agreed to acquire all the outstanding equity interests from the Better Stockholders for approximately $6.9 billion, for equity consideration in the form of (i) issuance of shares of Better Home & Finance common stock (“Stock Consideration”) at $10.00 per share, subject to certain adjustments, and (ii) rollover of vested and unvested Better Options, Better RSUs, Better Restricted Stock and Better Warrants. Upon Closing, all outstanding shares of common stock (inclusive of shares of converted preferred stock) of Better will be cancelled in exchange for the right to receive shares of Better Home & Finance common stock and the Pre-Closing Bridge Notes will convert to shares of Better Home & Finance Class A common stock and Better Home & Finance Class C common stock pursuant to the SoftBank Subscription Agreement. See “BCA Proposal—The Merger Agreement” and “BCA Proposal—Amendments to the Merger Agreement” for more information.
SoftBank and the Sponsor have committed to fund, pursuant to the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, respectively, the purchase of the Post-Closing Convertible Notes, which are subordinated unsecured 1% Post-Closing Convertible Notes with a five-year maturity, in an amount of $550.0 million to $750.0 million, depending on if the Sponsor fully exercises their Additional Commitment Option, during the first 45 days after the Closing Date. In addition, the Major Aurora Shareholders, including the Sponsor, and the Aurora directors and officers have committed not to redeem in the aggregate 1.8 million Aurora Class A ordinary shares held by them, and, as a result, a minimum of $18.9 million will be released to Better at the Closing from Aurora’s trust account, and, accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes that may be issued is $731.1 million. However, if the Sponsor elects not to fund in full the Total Sponsor Note Commitment, then the maximum aggregate principal amount of Post-Closing Convertible Notes that may be issued is $531.1 million. Each holder of Post-Closing Convertible Notes may convert, in full or in part, at any time from, and including, one year after issuance until the close of business on the second (2nd) scheduled trading day immediately before the maturity date, into Better Home & Finance Class A common stock. The Post-Closing Convertible Notes convert at a conversion price, calculated as an amount equal to $1,000 divided by the conversion rate. The conversion rate is equal to a number of shares of Better Home & Finance Class A common stock per $1,000 principal amount of Post-Closing Convertible Notes equal to (a) $1,000 divided by (b) a dollar amount equal to 115% of the first anniversary volume weighted average price (“VWAP”), provided that the first anniversary VWAP be no less than $8.00 and no more than $12.00, and adjusted for stock splits, dividends, and combinations. The dilutive effect of the Post-Closing Convertible Notes is included in Note 4 – Earnings (Loss) per Share Information. The unaudited pro forma condensed combined financial information depicts the accounting of the issuance of the Post-Closing Convertible Notes at Closing. See “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3,” “BCA Proposal—Related Agreements—Amendment to the SoftBank Subscription Agreement” and “BCA Proposal—Related Agreements—Amendment to the Sponsor Subscription Agreement” for more information.
Other Transactions
Upon consummation of the Business Combination, this unaudited pro forma condensed combined financial information depicts the accounting of: (a) repayment of the A&R Promissory Note to the Sponsor, (b) a one-time payment of transaction-related bonuses to Better employees, (c) repayment by Better of their corporate line of credit as a result of an accelerated maturity provision predicated upon the competition of the Business Combination, (d) loan forgiveness by Better for a one-time retention bonus given to an executive of Better in the form of a forgivable loan, which is forgivable upon the consummation of the Business Combination and results in accelerated recognition of compensation expense, and (e) repayment by Better’s executive officers of their outstanding notes payable to Better, which were used to fund the early exercise of options.
Also, prior to the Closing, certain Better Warrant holders have elected to exercise their warrants on a net share or cash basis contingent and effective only upon the successful consummation of the Business Combination. Additionally, as part of the contingent exercise, certain Better Warrant holders have elected to forfeit their unvested warrants contingent upon the consummation of the Business Combination, and as such these forfeited warrants are not included in the rollover of Better Warrants or total Better Home & Finance shares issued at the Closing. The remaining Better Warrant holders are assumed to exercise their warrants on a net basis prior to the Closing. The exercise of these warrants will result in an additional 5.4 million and 8.8 million shares of Better Home & Finance Class A common stock and Class B common stock, respectively, and is reflected within the total shares issued at the Closing.
Aurora entered into an amendment to the Merger Agreement whereby both parties agreed to extend the Agreement End Date. In consideration of extending the Agreement End Date, Better will reimburse Aurora for certain reasonable and documented expenses in an aggregate sum not to exceed $15.0 million. As of April 30, 2023, Better has reimbursed the $15 million due under this amendment.
Aurora and the Sponsor have also entered into a Sponsor Agreement, pursuant to which the Sponsor will forfeit upon Closing 50% of the Aurora private warrants and 20% of the Sponsor’s Aurora Class A ordinary shares as of the Closing will become subject to transfer restrictions, contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds (“Sponsor Locked-Up Shares”). The Sponsor Locked-Up Shares will be released in three tranches if the VWAP of Better Home & Finance Class A common stock exceeds certain price thresholds: (i) one-third of such shares will be released if VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $12.50 per share, (ii) one-third of such shares will be released if the VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $15.00 per share, and (iii) one-third of such shares will be released if the VWAP for any 20 trading days during any consecutive 30-trading day period exceeds $17.50 per share. In addition to the transfer restriction, upon certain change in control events included in the Sponsor Agreement, if there is a change in control event within five years following the Closing, the shares which have not reached the thresholds stated above will be forfeited. If after five years there is no such change in control event, the lock-up period will go on in perpetuity until the price thresholds are met. Refer to the Sponsor Agreement, a copy of which is attached to this proxy statement/prospectus as Annex K, for additional details. The Sponsor Locked-up Shares are treated as an equity contract that is not considered indexed to Better Home & Finance’s own Class A common stock, because the occurrence or non-occurrence of a change in control event may impact the ultimate number of shares that remain outstanding, which is not a fair value input of a forward or option pricing model on equity shares. The Sponsor Locked-Up Shares will be initially recorded as a liability at fair value at the Closing and remeasured in each reporting period with the change in market value recorded in earnings.

There is no specified maximum redemptions threshold stipulated under the Merger Agreement. However, the consummation of the Business Combination is conditioned upon, among other things, the Minimum Cash Condition. The Minimum Cash Condition will be deemed satisfied if Better has received (i) the $750.0 million of funding pursuant to the Pre-Closing Bridge Note Purchase Agreement, which was received on December 2, 2021, and (ii) a commitment from SoftBank and the Sponsor to fund up to $750.0 million of Post-Closing Convertible Notes as provided for in the SoftBank Subscription Agreement and the Sponsor Subscription Agreement, each as amended. See “BCA Proposal—The Merger Agreement” and “BCA Proposal—Amendments to the Merger Agreement” for more information.
In connection with the vote to approve the Extension Proposal, the holders of 25.8 million Aurora Class A ordinary shares properly exercised their right to redeem their shares, 24.1 million of which were held by public shareholders and 1.7 million of which were held by the Sponsor. As such, approximately 92.6% of the Aurora Class A ordinary shares were redeemed and approximately 7.4% of the Aurora Class A ordinary shares remain outstanding. Following the redemptions, approximately 0.2 million Aurora Class A ordinary shares subject to possible redemption remained outstanding. The remaining Aurora Class A ordinary shares outstanding was calculated as the difference between the 24.3 million shares subject to possible redemption as of December 31, 2022 and the 24.1 million shares redeemed by public shareholders in March 2023 during the Extension Amendment vote.
The unaudited pro forma condensed combined financial information assumes the redemption of all of the Aurora Class A ordinary shares given the immaterial number of public shares outstanding following the redemptions related to the Extension Amendment vote. There is not a material difference in the no redemptions scenario and maximum redemptions scenarios, given that in a scenario with no further redemptions, public Aurora Class ordinary shareholders would own less than 0.1% of the outstanding shares of Better Home & Finance common stock.
Assuming Maximum Redemptions – The unaudited pro forma condensed combined financial information assumes that Aurora shareholders will redeem approximately 0.2 million shares of their Aurora Class A ordinary shares for an aggregate redemption payment of $2.2 million from Aurora’s trust account. The aggregate redemption payment was calculated as the net difference between (i) the total 2.2 million Aurora Class A ordinary shares and (ii) the 1.8 million Aurora Class A ordinary shares held by the Major Aurora Shareholders, which includes the Sponsor, and Aurora directors and officers who still have redemption restrictions on shares held by them multiplied by a redemption price of approximately $10.26 per share. The Major Aurora Shareholders, including the Sponsor, and the Aurora directors and officers own 1.8 million shares, which remain subject to redemption restrictions and are excluded from the maximum redemptions calculation as the shares will not be redeemed. Subject to the Aurora Holder Support Agreement, the Major Aurora Shareholders, including the Sponsor and the Aurora directors and officers have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Aurora Class A ordinary shares held by them. The Major Aurora Shareholders, including the Sponsor, and the other Insiders initially committed to forgo redemption of an aggregate of 3.5 million Aurora Class A ordinary shares held by them. Pursuant to the Limited Waiver, the Sponsor was permitted, and elected, to redeem 1.7 million Aurora Class A ordinary shares held by them and as a result now only 1.8 million shares remain subject to redemption restrictions and will not be redeemed in connection with the Business Combination.
The following represents the aggregate consideration, exclusive of Sponsor Locked-Up Shares ($ in thousands):

Assuming Maximum Redemptions
Rollover of Better Options, Better RSUs and Better Restricted Stock(1)(2)	572,376
Shares issued to Better Stockholders(1)	6,327,624
Total Consideration	$6,900,000
__________________
(1)Rollover of Better Options, Better Restricted Stock and Better RSUs, together with shares issued to Better Stockholders, after the contingent and assumed exercise of Better Warrants, is calculated using Better Options, Better Restricted Stock and Better RSUs outstanding prior to the Merger on a net exercise basis and Better common stock outstanding prior to the Merger multiplied by the Share Conversion Ratio. The “Share Conversion Ratio” is the quotient obtained by dividing the Aggregate Merger Consideration (as defined in the Merger Agreement)

by the fully diluted number of shares of Better common stock and common stock equivalents outstanding prior to the effective time of the Merger (collectively referred as “Stock Consideration”).
(2)The rollover of Better Options, Better Restricted Stock and Better RSUs were not included in the “Total shares at Closing” below, however, they were considered as part of the diluted EPS calculation. The dilutive impact of the Better Options, Better Warrants, Better Restricted Stock, and Better RSUs was calculated using the historical treasury stock method adjusted for the market price and then giving effect to the Share Conversion Ratio.
The following table summarizes the pro forma Better Home & Finance common stock outstanding assuming the redemption of all of the Aurora Class A ordinary shares as of March 31, 2023, but gives effect to significant share transactions subsequent to that date:

	Assuming Maximum Redemptions
	Shares	Ownership %
	(in thousands)
Aurora public shareholders – Class A common stock(1)	—	—%
Sponsor (including the other Major Aurora Shareholder and the Insiders) – Class A common stock(2)(3)(4)	9,099	1.2%
Pre-Closing Bridge Investors – Pre-Closing Bridge Financing – As-Converted - Class A common stock(5)	49,778	6.7%
Better Stockholders – Class A common stock	39,856	5.3%
Better Stockholders – Class B common stock(6)	592,888	79.4%
Pre-Closing Bridge Investors – Pre-Closing Bridge Financing – As-Converted – Class C common stock(5)(7)	55,222	7.4%
Total shares at Closing(8)	746,843	100.0%
__________________
(1)Shares reflect the redemption of the remaining 0.2 million Aurora Class A ordinary shares subject to possible redemption. Excludes the 1.8 million Aurora Class A ordinary shares held by the Major Aurora Shareholders, including the Sponsor, and certain directors and officers of Aurora.
(2)Shares reflect the redemption of 1.7 million Aurora Class A ordinary shares held by the Sponsor, which were redeemed pursuant to the Limited Waiver, in connection with Aurora’s shareholder vote to approve the Extension Amendment.
(3)Includes Better Home & Finance Class A common stock expected to be held by the Major Aurora Shareholders, including the Sponsor, and certain Aurora directors and officers. In particular, the Sponsor is expected to beneficially own 6.5 million shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 0.6 million shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination (ii) 4.2 million shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares (which exclude the 1.4 million Sponsor Locked-Up Shares - see note (4) below) and (iii) 1.7 million shares of Better Home & Finance Class A common stock to be issued as consideration for the Limited Waiver, which are included for pro forma purposes but excluded in the Beneficial Ownership of Securities included elsewhere in this proxy statement/prospectus. Shravin Mittal, who owns his shares through Unbound HoldCo Ltd., is expected to beneficially own 2.2 million shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 1.0 million shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 1.2 million shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares. Certain other Aurora directors and officers (excluding Shravin Mittal) are expected to beneficially own 0.5 million shares of Better Home & Finance Class A common stock in the aggregate, comprised of (i) 0.2 million shares of Better Home & Finance Class A common stock converted from Aurora Class A ordinary shares held prior to the Business Combination and (ii) 0.2 million shares of Better Home & Finance Class A common stock to be issued in connection with conversion of the founder shares.
(4)Excludes 1.4 million of Sponsor Locked-Up Shares which were excluded due to the fact that they will be contingently issuable shares upon Closing, as they are subject to potential forfeiture in a change of control event.
(5)The structure of the Business Combination was amended to replace both (A) the $1.5 billion PIPE Investment (including use of such proceeds for a $950.0 million secondary purchase of shares of existing Better Stockholders), and (B) the backstop provided by the Sponsor under the Redemption Subscription Agreement, with (i) Pre-Closing Bridge Notes in an amount equal to $750.0 million, funded as of December 2, 2021, with such Pre-Closing Bridge Notes convertible into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock upon the Closing, and (ii) a commitment from SoftBank and the Sponsor to fund, pursuant to the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, respectively, Post-Closing Convertible Notes with a five-year maturity, in an amount of $550.0 million to $750.0 million, depending on if the Sponsor fully exercises their Additional Commitment Option, (less any amounts released to Better at the Closing (excluding, for the avoidance of doubt, amounts released to Better under the Subscription Agreements)) during the first 45 days after the Closing Date. As a result of the commitment by the Major Aurora Shareholders, including the Sponsor, and the Aurora directors and officers not to redeem in the aggregate 1.8 million Aurora Class A shares held by them, a minimum of $18.9 million will be released to Better at the Closing from Aurora’s trust account (which amount includes, for each Aurora Class A ordinary share not redeemed, the $10.00 paid on each such Aurora Class A ordinary share pursuant to its sale in the initial public offering or as part of the Aurora private units, plus any interest accumulated with respect to such shares), and, accordingly, the maximum aggregate principal amount of Post-Closing Convertible Notes that may be issued is $731.1 million. However, if the Sponsor elects not to fund in full the Total Sponsor Note Commitment, then the maximum aggregate principal amount of Post-Closing Convertible Notes that may be issued is $531.1 million. The mandatory conversion of the Pre-Closing Bridge Notes at Closing results in the issuance of and 49.8 million shares of Better Home & Finance Class A common stock (consisting of 40.0 million shares to the Sponsor and 9.8 million shares to SoftBank), and 55.2 million shares of Better Home & Finance Class C common stock to SoftBank under the maximum redemptions scenario.
(6)Better has a side letter agreement with each of Pine Brook and another Better Stockholder where Better has the right to repurchase for de minimis consideration an aggregate amount of 1,898,734 shares of Better Capital Stock prior to the Closing (1,875,000 from Pine Brook). Pine Brook contested the enforceability of its side letter agreement and Better and Pine Brook settled such litigation on the basis that, among other things, Better is entitled to repurchase, for $1, an amount of Aggregate Merger Consideration (as defined in the Merger Agreement) that Pine Brook receives in exchange for the common stock of Better into which 937,500 of Pine Brook’s shares of Better’s Series A Preferred Stock convert prior to the Mergers. The purchase of these shares reduces the number of fully diluted shares of Better Capital Stock outstanding prior to the Mergers and has an effect on the Better Home & Finance Class A and Better Home & Finance Class B common stock issued to Better Stockholders at the Closing. For pro forma purposes, these shares are considered to be repurchased prior to the Closing and are not included in the fully diluted number of shares of Better Capital Stock outstanding prior to the effective time of the Mergers.
(7)In accordance with the SoftBank Subscription Agreement, the maximum voting power of Better Home & Finance common stock owned by SoftBank cannot exceed 9.4% of the outstanding voting power of Better Home & Finance as of the Closing (without giving effect to the Voting Proxy described under “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—SoftBank Agreements”). Therefore, when the 9.4% threshold is exceeded, SoftBank will receive Better Home & Finance Class C common stock instead of Better Home & Finance Class A common stock.
(8)The “Total shares at Closing” does not include the 57,238,000 shares of Better Home & Finance Class A common stock underlying Better Options, Better RSUs and Better Restricted Stock, which upon vesting and exercise give the right to purchase Better Home & Finance Class A common stock following the Closing. Based on outstanding Better Capital Stock and Better Awards as of March 31, 2023:

Assuming Maximum Redemptions
Shares (in thousands)
Total shares at Closing(1)	746,843
Better Home & Finance shares of Class A common stock underlying Better Options, Better RSUs and Better Restricted Stock	57,238
Total fully diluted shares	804,081
____________
(1)The total shares at Closing includes the 1.7 million shares purchased by the Sponsor as consideration for the Limited Waiver, which are included for pro forma purposes but excluded in the Beneficial Ownership of Securities included elsewhere in this proxy statement/prospectus
The Business Combination will be accounted for as a reverse recapitalization, because Better has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances under both the no redemptions and maximum redemptions scenarios:
•Better Stockholders will have the largest voting interest in Better Home & Finance;
•The board of directors of Better Home & Finance will have [ ] members, and Better will have the ability to nominate the majority of the initial members of the board of directors;
•Better management will hold all executive management roles (including Chief Executive Officer, President, and Chief Financial Officer, among others) in Better Home & Finance and be responsible for the day-to-day operations; and
•The combined company will assume the name Better Home & Finance Holding Company.
Accordingly, the Business Combination will be treated as the equivalent of Better issuing stock for the net assets of Aurora, accompanied by a recapitalization. The net assets of Better and Aurora will be stated at historical cost. No goodwill or intangible assets will be recorded in connection with the Business Combination.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET AS OF
March 31, 2023
($ in thousands, except share and per share amounts)

	Aurora Historical	Better Historical	Transaction Accounting Adjustments	Note	Pro Forma
Assets
Cash and cash equivalents(1)(2)	$992	$225,362	$21,125	2a	$680,575
			(2,181)	2b
			17,000	2c
			531,056	2e
			(10,014)	2f
			(9,359)	2g
			(412)	2h
			(20,000)	2i
			(121,718)	2j
			1,460	2k
			47,264	2r
Cash held in trust account	21,125		(21,125)	2a	—
Restricted cash		25,325			25,325
Mortgage loans held for sale, at fair value		354,425			354,425
Other receivables, net		20,342			20,342
Property and Equipment, net		20,848			20,848
Right-of-use-asset		31,269			31,269
Internal use software and other intangible assets, net		57,965			57,965
Goodwill		20,507			20,507
Derivative assets, at fair value		2,964			2,964
Prepaid expenses and other assets	53	71,218	(8,141)		57,809
			(5,321)	2i
Bifurcated derivative		234,716	(234,716)	2d	—
Loan commitment asset		16,119	(16,119)	2e	—
Total Assets	22,170	1,081,060	168,799		1,272,029
Liabilities, Temporary Equity, and Stockholders’ Equity
Liabilities
Warehouse lines of credit		238,154			238,154
Pre-Closing Bridge Notes		750,000	(750,000)	2d	—
Corporate line of credit, net		121,718	(121,718)	2j	—
Accounts payable and accrued expenses	5,818	111,134	(10,014)	2f	106,938
Escrow payable		7,728			7,728
Derivative liabilities, at fair value		6,266			6,266
Convertible preferred stock warrants		2,543	(2,543)	2k	—
Lease liabilities		43,118			43,118

Other liabilities		57,217	2,468	2r	59,685
Related party loans	412		(412)	2h	—
Deferred credit liability	11,250		(11,250)	2f	—
Warrant liability	734		(191)	2l	543
Post-Closing Convertible Notes(1)(2)			514,937	2e	514,937
Sponsor Locked-up Shares liability			11,273	2m	11,273
Total Liabilities	18,214	1,337,878	(367,450)		988,642
Temporary Equity
Class A ordinary shares subject to possible redemption, 212,598 shares	2,182		(2,182)	2b	—
Convertible preferred stock		436,280	(436,280)	2n	—
Stockholders’ Equity
Preference shares, 0.0001 par value, 5,000,000 shares authorized, none issued and outstanding					—
Class A common stock				2c	10
			5	2d
			1	2o	—
			4	2p	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 1,836,240 shares issued and outstanding (excluding 212,598 shares subject to possible redemption)	—			2b	—
Class B common stock			59	2q	59
Class B ordinary shares, 0.0001 par value, 50,000,000 shares authorized, 6,950,072 shares issued and outstanding	1		(1)	2o	—
Class C common stock			6	2d	6
Common Stock		10	(10)	2n	—
Notes receivable from stockholders		(55,349)	44,796	2r	(10,553)
Additional paid-in capital	75	635,166	1	2b	1,826,827
			17,000	2c
			749,989	2d
			3,109	2f
			(9,359)	2g
			4,003	2k
			191	2l
			436,290	2n
			(4)	2p
			(59)	2q
			1,698	2s
			(11,273)	2m
Accumulated deficit	1,698	(1,271,310)	(234,716)	2d	(1,531,347)
			(25,321)	2i
			(1,698)	2s

Accumulated other comprehensive loss		(1,615)		(1,615)
Total stockholders’ equity (deficit) (3)	1,774	(693,098)	974,711	283,387
Total Liabilities, Temporary Equity, and Stockholders’ Equity (3)	$22,170	$1,081,060	$168,799	$1,272,029
______________
(1)If the Sponsor elects to fund in full the Total Sponsor Note Commitment, then the total pro forma cash and cash equivalents will increase by $200.0 million to $880.6 million and the total pro forma Post-Closing Convertible Notes will increase by $200.0 million to $714.9 million.
(2)If the remaining 0.2 million Aurora Class A ordinary shares are not redeemed in connection with the Business Combination then the transaction accounting adjustment for cash paid in connection with redemptions and the transaction accounting adjustment for Post-Closing Convertible Notes will decrease by $2.2 million. The total pro forma cash and cash equivalents of $680.6 million is not impacted and the total pro forma Post-Closing Convertible Notes will decrease by $2.2 million to $512.8 million. As a result of forgoing redemptions, such shares would be reclassified with the par value recorded in Class A common stock and a $2.2 million increase to additional paid-in-capital.
(3)Does not reflect any compensation expense for the 1,407,813 Aurora Class B ordinary shares that were transferred to Aurora’s independent directors prior to the closing of Aurora’s initial public offering. The fair value of these shares on the date that they were transferred to the independent directors was estimated to be approximately $7.0 million; however, if the Business Combination is not consummated, then the fair value of these shares is zero. Aurora will recognize compensation expense in its financial statements at the time of the consummation of the Business Combination when the contingent event for realization of the compensation expense occurs.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2023
($ in thousands, except share and per share amounts)

	Aurora Historical	Better Historical	Transaction Accounting Adjustments	Note	Pro Forma
Revenues:
Mortgage platform revenue, net	$—	$15,964			$15,964
Cash offer program revenue	—	3			3
Other platform revenue	—	3,845			3,845
Net interest income (expense)
Interest income	—	3,925			3,925
Warehouse interest expense	—	(2,779)			(2,779)
Net interest income	—	1,146	—		1,146
Total net revenues	—	20,958	—		20,958
Expenses:
Mortgage platform expenses	—	30,931			30,931
Cash offer program expenses	—	103			103
Other platform expenses	—	4,777			4,777
General and administrative expenses	—	30,189		3a	30,189
Marketing and advertising expenses	—	8,631			8,631
Technology and product development expenses	—	24,118			24,118
Restructuring and impairment expenses	—	9,137			9,137
Formation and operating costs	1,831	—			1,831
Total expenses	1,831	107,886			109,717
Loss from operations	(1,831)	(86,928)	—		(88,759)
Interest and other expenses, net
Other income/expense	—	2,481			2,481
Interest and amortization on non-funding debt(1)	—	(2,690)	2,690	3a	(2,134)
			(2,134)	3b
Interest on Pre-Closing Bridge Notes	—	—		3c	—
Change in fair value of convertible preferred stock warrants	—	553	(553)	3d	—
Change in fair value of bifurcated derivatives	—	(1,887)	1,887	3c	—
Interest earned (expense) on marketable securities held in trust account	1,964	—	(1,964)	3e	—
Change in fair value of warrant liabilities	(261)	—		3f	(261)
Gain on deferred underwriting fee	—	—	—		—
Total Interest and Other Expense, net	1,703	(1,543)	(74)		86
Income (loss) before income tax expenses	(128)	(88,471)	(74)		(88,673)

Income tax expense	—	1,424		3g	1,424
Net income (loss)	(128)	(89,895)	(74)		(90,097)
Net earnings (loss) per share
Net income per share, Class A common stock subject to possible redemption – basic and diluted	$(0.01)	—
Weighted-average shares outstanding, Class A common stock subject to possible redemption – basic and diluted	14,951,315	—
Net income per share, Non-Redeemable Class A and Class B Common Stock – basic and diluted	$(0.01)	—
Weighted-average shares outstanding, Non-Redeemable Class A and Class B Common Stock – basic and diluted	9,784,592	—
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders – basic	—	$(0.92)
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders – diluted	—	$(0.92)
Weighted-average shares outstanding – basic	—	97,336,094			743,869,000
Weighted-average shares outstanding – diluted	—	97,336,094			743,869,000
Net loss per share – Class A, B and C Common Stock, basic(3)	—	—			$(0.12)
Net loss per share – Class A, B and C Common Stock, diluted(3)	—	—			$(0.12)
_______________
(1)If the Sponsor elects to fund in full the Total Sponsor Note Commitment, then the total pro forma interest and amortization on non-funding debt will increase by $0.5 million to $2.6 million due to the increase in principal value of the Post-Closing Convertible Notes. There is no impact to net loss per share as a result of the additional funding.
(2)If the remaining 0.2 million Aurora Class A ordinary shares are not redeemed in connection with the Business Combination, then the total pro forma interest and amortization on non-funding debt will decrease by $6 thousand to $2.1 million due to the decrease in principal value of the Post-Closing Convertible Notes. There is no impact to net loss per share as a result of Aurora Class A ordinary shareholders forgoing additional redemptions.
(3)Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock all have the same rights to share in Better Home & Finance’s earnings and dividends.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
($ in thousands, except share and per share amounts)

	Aurora Historical	Better Historical	Transaction Accounting Adjustments	Note	Pro Forma
Revenues:
Mortgage platform revenue, net	$—	$105,658	$—		$105,658
Cash offer program revenue	—	228,721	—		228,721
Other platform revenue	—	38,942	—		38,942
Net interest income (expense)
Interest income	—	26,714	—		26,714
Warehouse interest expense	—	(17,059)	—		(17,059)
Net interest income	—	9,655	—		9,655
Total net revenues	—	382,976	—		382,976
Expenses:
Mortgage platform expenses	—	327,815	—		327,815
Cash offer program expenses	—	230,144	—		230,144
Other platform expenses	—	59,656	—		59,656
General and administrative expenses	—	194,565	25,321	3h	219,886
Marketing and advertising expenses	—	69,021	—		69,021
Technology and product development expenses	—	124,912	—		124,912
Restructuring and impairment expenses	—	247,693	—		247,693
Formation and operating costs	8,578	—	—		8,578
Total expenses	8,578	1,253,806	25,321		1,287,705
Loss from operations	(8,578)	(870,830)	(25,321)		(904,729)
Interest and other expenses, net
Other income/expense	—	3,741	—		3,741
Interest and amortization on non-funding debt(1)	—	(13,450)	13,178	3i	(8,807)
			(8,535)	3j
Interest on Pre-Closing Bridge Notes	—	(272,667)	272,667	3k	—
Change in fair value of convertible preferred stock warrants	—	28,901	(28,901)	3l	—
Change in fair value of bifurcated derivatives	—	236,603	(236,603)	3k	—
Interest earned (expense) on marketable securities held in trust account	4,262	—	(4,262)	3m	—
Change in fair value of warrant liabilities	12,868	—	(4,141)	3n	8,727
Gain on deferred underwriting fee	183	—	(183)	3o	—
Total Interest and Other Expense, net	17,313	(16,872)	3,220		3,661
Income (loss) before income tax expenses	8,735	(887,702)	(22,101)		(901,068)

	Aurora Historical	Better Historical	Transaction Accounting Adjustments	Note	Pro Forma
Income tax expense	—	1,100	—	3p	1,100
Net income (loss)	8,735	(888,802)	(22,101)		(902,168)
Net earnings (loss) per share
Net income per share, Class A common stock subject to possible redemption – basic and diluted	$0.25	—	—		—
Weighted-average shares outstanding, Class A common stock subject to possible redemption – basic and diluted	24,300,287	—	—		—
Net income per share, Non-Redeemable Class A and Class B Common Stock – basic and diluted	$0.25	—	—		—
Weighted-average shares outstanding, Non-Redeemable Class A and Class B Common Stock – basic and diluted	10,450,072	—	—		—
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders – basic	—	$(9.33)	—		—
Net loss per share attributable to Better Holdco, Inc. and Subsidiaries stockholders – diluted	—	$(9.33)	—		—
Weighted-average shares outstanding – basic	—	95,303,684	—		737,770,000
Weighted-average shares outstanding – diluted	—	95,303,684	—		737,770,000
Net loss per share – Class A, B and C Common Stock, basic(3)	—	—	—		$(1.22)
Net loss per share – Class A, B and C Common Stock, diluted(3)	—	—	—		$(1.22)
__________________
(1)If the Sponsor elects to fund in full the Total Sponsor Note Commitment, then the total pro forma interest and amortization on non-funding debt will increase by $2.0 million to $10.5 million due to the increase in principal value of the Post-Closing Convertible Notes. The net loss per share increases to $(1.23) as a result of the additional funding.
(2)If the remaining 0.2 million Aurora Class A ordinary shares are not redeemed in connection with the Business Combination, then the total pro forma interest and amortization on non-funding debt will decrease by $22 thousand to $8.5 million due to the decrease in principal value of the Post-Closing Convertible Notes. There is no impact to net loss per share as a result of Aurora Class A ordinary shareholders forgoing additional redemptions.
(3)Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock all have the same rights to share in Better Home & Finance’s earnings and dividends.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Basis of Pro Forma Presentation
The accompanying unaudited pro forma condensed combined financial information depicts the accounting of the Business Combination under U.S. Generally Accepted Accounting Principles (“GAAP”) as a reverse recapitalization, with no goodwill or other intangible assets recorded.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments in connection with the Business Combination, among other transactions, and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement. Given that the Business Combination is accounted for as a reverse recapitalization, Better’s and Aurora’s direct and incremental transaction costs related to the Business Combination, among other transactions, and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement are offset against the additional paid-in-capital.
The pro forma basic earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of Better Home & Finance common stock outstanding after the Business Combination, among other transactions, and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement. The pro forma diluted earnings per share amounts are based upon the number of shares of Better Home & Finance common stock outstanding after the Business Combination, among other transactions, and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement adjusted for the effects of potentially issuable shares, such as those that result from the conversion of options and warrants. The pro forma basic and diluted earnings per share calculations assume the Business Combination, among other transactions, and the funding under the Pre-Closing Bridge Note Purchase Agreement, amended SoftBank Subscription Agreement and amended Sponsor Subscription Agreement occurred on January 1, 2022.
Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma balance sheet transaction accounting adjustments are as follows
a.Reflects the reclassification of $21.1 million of cash held in the trust account that becomes available for redemption of public shares, to fund expenses and operating activities in connection with the Business Combination or future cash needs of Better Home & Finance.
b.Reflects the $2.2 million withdrawal of funds from the trust account to fund the redemption of 0.2 million Aurora Class A ordinary shares which remained outstanding following the redemptions in connection with the Extension.
c.Reflects cash proceeds of $17.0 million from the Sponsor for the subscription and purchase of Better Home & Finance Class A common stock at a purchase price of $10.00 per share and the issuance of 1.7 million shares of Better Home & Finance Class A common stock, at $0.0001 par value, as consideration for the Limited Waiver. For more information, see “BCA Proposal—Limited Waiver”
d.Reflects the conversion of the $750.0 million Pre-Closing Bridge Notes from the Sponsor and SoftBank upon Closing and elimination of the $234.7 million bifurcated derivatives for the conversion feature included in the Pre-Closing Bridge Notes to accumulated deficit to reverse the corresponding gain associated with the fair value change of the bifurcated derivatives asset. The Pre-Closing Bridge Notes are mandatorily convertible upon the Closing into Better Home & Finance Class A common stock and Better Home & Finance Class C common. The Sponsor’s $100.0 million Pre-Closing Bridge Notes principal will convert into Better Home & Finance Class A common stock at a price of $2.50 per share. Softbank’s $650.0 million Pre-Closing Bridge Notes principal will convert into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock to the extent SoftBank and its affiliates exceed their maximum voting power in accordance with the SoftBank Subscription Agreement at a price of $10.00 per share. The mandatory conversion of the Pre-Closing Bridge Notes results in the issuance of 49.8 million shares of Better Home & Finance Class A common stock (consisting of 40.0 million shares to the Sponsor and 9.8 million shares to SoftBank), and 55.2 million shares of Better Home & Finance Class C common stock to SoftBank. Upon conversion, of the $750.0 million Pre-Closing Bridge Notes, $5 thousand is recorded under Better Home & Finance Class A common stock at par, $6 thousand is recorded under Better Home & Finance Class C common stock at par and the remaining is recorded under additional paid-in-capital.
e.Reflects the proceeds from the issuance of the Post-Closing Convertible Notes in the amount of $550.0 million pursuant to the SoftBank Subscription Agreement and Sponsor Subscription Agreement, each as amended, and the elimination of the loan commitment asset associated with the right to draw this additional funding on Better’s historical balance sheet as a debt discount to the value of the Post-Closing Convertible Notes. The Sponsor has the option, but not the obligation, to fund the Total Sponsor Note Commitment in respect of the Post-Closing Convertible Notes, the pro forma financial information assumes the Sponsor elects not to fund in full their Total Sponsor Note Commitment, thus reducing SoftBank’s funding commitment to $550.0 million ($650.0 million commitment less $100.0 million not funded by the Sponsor). The $550.0 million is reduced dollar for dollar by any remaining cash in Aurora’s trust account released to Better Home & Finance, and as a result the amount of Post-Closing Convertible Notes issued is $531.1 million. Better Home & Finance has the right, but not the obligation, to draw on this additional funding at Closing and the assumption is that Better Home & Finance will exercise that right.

(in thousands)	Assuming Maximum Redemptions
Post-Closing Convertible Notes Commitment (SoftBank)	$550,000
Post-Closing Convertible Notes Commitment (Sponsor)	—
Total Post-Closing Convertible Notes Commitment	550,000
Less: Minimum cash released to Better	(18,944)
Total Post-Closing Convertible Notes to be issued	531,056
Less: Loan commitment asset associated with the right to draw this additional funding on Better’s historical balance sheet, which is reflected as a debt discount	(16,119)
Post-Closing Convertible Notes	$514,937
f.Reflects the payment of $10.0 million of transaction costs incurred and accrued by Aurora and Better. Of that amount, $5.8 million and $4.2 million relates to the payment of direct and incremental transaction costs accrued on the historical balance sheet of Aurora and Better, respectively, as of March 31, 2023. Better capitalized these $4.2 million of transaction costs which were accrued and recorded in prepaid expenses and other assets. The balance associated with these transaction costs in prepaid expenses and other assets was reclassified into additional paid-in-capital. In addition, Better capitalized $3.9 million of transaction costs which were recorded as prepaid expenses and other assets; as these transaction costs have already been paid, the related prepaid expenses and other assets will be reclassified to additional paid-in-capital upon the consummation of the equity offering in accordance with Staff Account Bulletin (“SAB”) Topic 5.A. Additionally, the adjustment reflects the derecognition of the deferred credit liability on the historical balance sheet of Aurora as of March 31, 2023. Aurora recognized a deferred credit liability related to the reimbursement of documented expenses from Better in connection with the fourth amendment to the Merger Agreement. The deferred credit liability will be removed from Aurora’s historical balance sheet and reclassified to additional paid-in-capital. For more information, see “BCA Proposal – Amendment No. 4”.
g.Reflects the transaction costs of $9.4 million that are expected to be incurred by Better concurrently with the Business Combination which relate to legal, third-party advisory, and other miscellaneous fees. The costs are direct and incremental to the equity offering, accounted for as a reverse recapitalization and in accordance with SAB Topic 5.A will be reflected as a reduction to additional paid-in-capital and cash and cash equivalents from the proceeds.

h.Reflects the payment of $0.4 million for Aurora’s A&R Promissory Note due to the Sponsor on Aurora’s historical balance sheet upon the consummation of the Business Combination.
i.Reflects the payment of $20.0 million in transaction-related bonuses to Better employees upon the consummation of the Business Combination pursuant to the Merger Agreement and elimination of a one-time retention bonus of $5.3 million recorded in prepaid expenses and other assets as a prepaid compensation asset on Better’s historical balance sheet as of March 31, 2023 which was given to an executive of Better in the form of a forgivable loan and will be forgiven upon the consummation of the Business Combination.
j.Reflects the payment of $121.7 million for Better’s corporate line of credit on Better’s historical balance sheet which matures and becomes payable upon the consummation of the Business Combination.
k.Prior to the Closing, certain Better Warrant holders have elected to exercise their warrants on a net share or cash basis contingent and effective only upon the successful consummation of the Business Combination. Additionally, the remaining Better Warrant holders intend to exercise and are assumed to elect to exercise their warrants on a net basis prior to Closing. This unaudited pro forma condensed combined balance sheet reflects the cash exercise of 806,730 warrants at an exercise price of $1.81 for cash proceeds of $1.5 million with an offset to additional paid-in-capital, and also reflects the net share settlement and reclassification of $2.5 million convertible preferred stock warrant liability to additional paid-in-capital.
l.Reflects the derecognition of $0.2 million warrant liabilities to account for the forfeiture of 50% of Aurora private warrants held by the Sponsor upon Closing pursuant to the Merger Agreement.
m.Reflects the recognition of the preliminary estimated fair value of $11.3 million of the Sponsor Locked-up Shares subject to vesting, contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds. The preliminary estimated fair value was determined using the most reliable information currently available. The actual fair values could change materially once the final valuation is determined upon Closing. Refer to Note 5 for more information.
n.Reflects the conversion of Better’s convertible preferred and common stock triggered by the Business Combination and the reclassification of $436.3 million to additional paid-in-capital, in connection with Better Home & Finance’s recapitalization.
o.Reflects the reclassification of $1 thousand par value of Aurora Class B ordinary shares to Better Home & Finance Class A common stock at par value, to account for the conversion of 5.6 million Aurora Class B ordinary shares to Better Home & Finance Class A common stock on a one-for-one basis (refer to Note 4 herein), and excludes the Sponsor Locked-Up Shares of 1.4 million.
p.Reflects the issuance of 39.9 million shares of Better Home & Finance Class A common stock to Better Stockholders, including preferred stockholders and shares issued in connection with the exercise of Better Warrants, at $0.0001 par value, totaling $4 thousand, as consideration for the Business Combination.
q.Reflects the issuance of 592.9 million shares of Better Home & Finance Class B common stock to Better Stockholders, including preferred stockholders and shares issued in connection with the exercise of Better Warrants, at $0.0001 par value, totaling $59 thousand as consideration for the Business Combination.
r.While the Company is currently assessing other alternatives for loan repayment, including the possibility of loan forgiveness for certain executives, this unaudited pro forma condensed combined balance sheet reflects the executive officers’ repayment of $47.3 million to Better for the outstanding notes receivable from stockholders due upon the consummation of the Business Combination. Of the $47.3 million, $44.8 million is related to the vested portion of the early exercised options and is eliminated from notes receivable from stockholders on the unaudited pro forma condensed combined balance sheet. The remaining $2.5 million is the portion related to early exercised options not yet vested and is reflected within other liabilities. No contractual arrangements have been agreed to at this time.

s.Reflects the elimination of Aurora’s historical accumulated deficit of $1.7 million.
Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 are as follows:
a.Reflects the elimination of interest expense and amortization of the debt issuance costs of $2.7 million on the corporate line of credit as a result of the repayment of debt upon the Closing. Refer to Note 2(j) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
b.Reflects the interest expense of $1.3 million and amortization of the loan commitment asset associated with the right to draw this additional funding, which is reflected as a debt discount of $0.8 million, on the Post-Closing Convertible Notes. The amortization is calculated using the straight-line method over the 5-year term of the Post-Closing Convertible Notes. Refer to Note 2(e) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.
c.Reflects the elimination of $1.9 million change in fair value of bifurcated derivatives on the Pre-Closing Bridge Notes as a result of the conversion upon Closing. There was no interest expense related to the Pre-Closing Bridge Notes for the three months ended March 31, 2023. Refer to Note 2(d) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.

d.Reflects the elimination of $0.6 million realized and unrealized change in fair value of convertible preferred stock warrants, because certain Better Warrant holders have elected to contingently exercise their preferred stock warrants prior to Closing, and the remaining Better Warrant holders intend to exercise and are assumed to elect to exercise prior to the Closing. Refer to Note 2(k) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.
e.Represents the elimination of $2.0 million of interest earned on marketable securities held in Aurora’s trust account.
f.Reflects the elimination of the change in fair value of warrant liabilities given that the Sponsor will forfeit 50% of its Aurora private warrants. There was no change in fair value for the three months ended March 31, 2023 related to Aurora private warrants. Refer to Note 2(l) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
g.The pro forma income statement adjustments do not reflect any income tax effect because Better has a full valuation allowance offsetting any potential tax impact.
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:
h.Reflects the payment of transaction-related bonuses of $20.0 million to Better employees upon the consummation of the Business Combination and the recognition of compensation expense related to the one-time retention bonus of $5.3 million given to an executive of Better in the form of a forgivable loan that will be forgiven upon the consummation of the Business Combination. Refer to Note 2(i) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
i.Reflects the elimination of interest expense and amortization of the debt issuance costs of $13.2 million on the corporate line of credit as a result of the repayment of debt upon the Closing. Refer to Note 2(j) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
j.Reflects the interest expense of $5.3 million and amortization of the loan commitment asset associated with the right to draw this additional funding, which is reflected as a debt discount of $3.2 million, on the Post-Closing Convertible Notes. The amortization is calculated using the straight-line method over the 5-year term of the Post-Closing Convertible Notes. Refer to Note 2(e) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.
k.Reflects the elimination of $272.7 million of interest expense and $236.6 million change in fair value of bifurcated derivatives on the Pre-Closing Bridge Notes as a result of the conversion upon Closing. Refer to Note 2(d) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.
l.Reflects the elimination of $28.9 million realized and unrealized change in fair value of convertible preferred stock warrants, because certain Better Warrant holders have elected to contingently exercise their preferred stock warrants prior to Closing, and the remaining Better Warrant holders intend to exercise and are assumed to elect to exercise prior to the Closing. Refer to Note 2(k) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for further details.
m.Represents the elimination of $4.3 million of interest earned on marketable securities held in Aurora’s trust account.
n.Reflects the elimination of $4.1 million change in fair value of warrant liabilities, given that the Sponsor will forfeit 50% of its Aurora private warrants. Refer to Note 2(l) — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.
o.Reflects the elimination of the $0.2 million gain on deferred underwriting fee in connection with the waiver and derecognition of the deferred underwriting commissions which were previously due upon the consummation of the Business Combination. For more information, see “Risk Factors—Risks Related to the Business Combination and Aurora— Each of Barclays and Citigroup has resigned from its financial advisory role in connection with the Business Combination, and investors should not put any reliance on the fact that any such investment bank was involved with any aspect of the Business Combination. Although not formally retained by Better, Bank of America has also indicated it is resigning from any role it had.”
p.The pro forma income statement adjustments do not reflect any income tax effect because Better has a full valuation allowance offsetting any potential tax impact.
Note 4 — Earnings (Loss) per Share Information
The pro forma weighted-average shares calculations have been performed for the three months ended March 31, 2023 and for the year ended December 31, 2022, using the historical weighted-average common stock outstanding, and the issuance of additional common stock in connection with the Business Combination, assuming the pro forma balance sheet transaction accounting adjustments were made on January 1, 2022. As the pro forma balance sheet transaction accounting adjustment for the Business Combination is being reflected assuming they were made at the beginning of the periods presented, the calculation of weighted-average common stock outstanding for both basic and diluted earnings (loss) per share assumes that the common stock issuable relating to the Business Combination have been outstanding for the entire period presented. The Sponsor Locked-Up Shares are considered to be contingently issuable for earnings per share purposes. As a result, these shares are not included in the weighted-average shares of common stock outstanding for both basic and diluted earnings (loss) per share as they have not met the required price thresholds under the arrangement nor has there been a change in control event. The Sponsor Locked-Up Shares will not be included in basic or diluted earnings (loss) per share until the point in which the stock price of those shares reaches an amount which exceeds the applicable thresholds, or a change in control event occurs that would trigger the shares to be released from the lock-up. The effect of the release of these 1,390,014 shares is potentially dilutive.
Pro forma diluted earnings (loss) per share is computed by adjusting the net income (loss) and the weighted-average shares of common stock outstanding to give effect to potentially dilutive securities. The only difference between the classes is the voting rights for each class.

The unaudited pro forma condensed combined financial information has been prepared assuming the redemption of all of the Aurora Class A ordinary shares, as the no redemptions scenario would not represent a material difference, as 25.8 million shares were redeemed on March 2, 2023:

	For the three months ended March 31, 2023	For the year ended December 31, 2022
(in thousands, except per share data)	Assuming Maximum Redemptions	Assuming Maximum Redemptions
Pro forma net loss – basic	$(90,097)	$(902,168)
Pro forma weighted-average common stock – basic	743,869	737,770
Pro forma Basic loss per share – Class A, B and C Common Stock(1)	$(0.12)	$(1.22)
Pro forma net loss attributable to shareholders	(90,097)	(902,168)
Pro forma weighted-average common stock – diluted	743,869	737,770
Pro forma Diluted loss per share – Class A, B and C Common Stock(1)	$(0.12)	$(1.22)
Pro forma weighted-average shares – Basic
Aurora public shareholders – Class A common stock	—	—
Sponsor – Class A common stock	9,099	9,099
Bridge Investors – Bridge Financing As-Converted - Class A common stock	49,778	49,778
Better existing stockholders – Class A common stock(2)	39,660	39,276
Better existing stockholders – Class B common stock(2)	590,110	584,395
Bridge Investors – Bridge Financing – As-Converted – Class C common stock	55,222	55,222
Total pro forma weighted-average shares – Basic	743,869	737,770
Incremental –Options(3)
Better Options and RSUs	—	—
Post-Closing Convertible Notes	—	—
Total pro forma weighted-average shares – Diluted	743,869	737,770
__________________
(1)Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock all have the same rights to share in Better Home & Finance’s earnings and dividends.
(2)The pro forma Class A and Class B common stock has been reduced to reflect the repurchase of 937,500 historical shares of Better Capital Stock owned by Pine Brook prior to the Closing.
(3)For the three months ended March 31, 2023 and for the year ended December 31, 2022, Better Home & Finance is in a pro forma net loss position and as such all potentially dilutive securities are anti-dilutive.

The following potential outstanding securities were excluded from the computation of pro forma earnings per share, basic and diluted, because their effect would have been anti-dilutive:

	For the three months ended March 31, 2023	For the year ended December 31, 2022
	Assuming Maximum Redemptions	Assuming Maximum Redemptions
Aurora Warrants(1)	9,237	9,237
Better Options and RSUs(2)	71,416	61,955
Post-Closing Convertible Notes(3)(4)	46,756	46,641
	127,409	117,833
__________________
(1)Includes 6,075,072 Public Warrants, 2,286,686 Aurora private warrants after giving effect to the 50% forfeiture pursuant to the Sponsor Agreement, and 875,000 Aurora private warrants vesting at the Closing Date, which are all anti-dilutive, as their exercise price is $11.50.
(2)The anti-dilutive impact of the options and RSUs was calculated using the historical treasury stock method adjusted for the market price and then giving effect to the Share Conversion Ratio.
(3)The anti-dilutive impact of the Post-Closing Convertible Notes was calculated using the if-converted method under the assumption of a $10 conversion price.
(4)If the Sponsor elects to fund in full the Total Sponsor Note Commitment, then the anti-dilutive impact of the Post-Closing Convertible Notes will increase to 64.4 million and 64.2 million shares for the three months ended March 31, 2023 and for the year ended December 31, 2022, respectively.
Note 5 — Sponsor Locked-up Shares
The Sponsor Locked-up Shares are expected to be accounted for as a derivative. These shares are subject to transfer restrictions, which will be released contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds or upon some strategic events, which include events that are not indexed to Better Home & Finance Class A common stock. The preliminary estimated fair value of the Sponsor Locked-up Shares is $11.3 million. The estimated fair value of the Sponsor Locked-up Shares was determined using a Monte Carlo simulation in a risk-adjusted framework. The Company estimated the time to achieve the performance condition and then applied a Finnerty method option pricing formula, which quantifies the value of the restriction as an average strike put option. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:
Current stock price: the current stock price was set at the pro forma value of $10.00 per share for Aurora, which following the Business Combination will become Better Home & Finance Class A common stock.
Expected volatility: The expected volatility of 65% was selected based on the median (52.4%) and third-quartile (71.5%) equity volatility calculated using a set of 10 Guideline Public Companies (“GPCs”). Volatility for the GPCs was calculated over a lookback period of 2.0 years (or longest available data for GPCs whose trading history was shorter than 2.0 years), commensurate with the longest expected restriction duration of the earnout shares.
Cost of equity: 25%, per the Company’s most recent 409A analysis as of March 31, 2023.
Expected duration of the trading restriction: 4.18-years, 5.90-years and 7.29-years for tranche 1, tranche 2, and tranche 3, respectively.
Expected dividend yield: The expected dividend yield is zero, as we have never declared or paid cash dividends and have no current plans to do so during the expected term.
The actual fair values of Sponsor Locked-up Shares are subject to change as additional information becomes available and additional analyses are performed, and such changes could be material once the final valuation is determined at the Closing.

INFORMATION ABOUT AURORA
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Aurora prior to the consummation of the Business Combination.
General
Aurora is a blank check company incorporated on October 7, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While Aurora may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, Aurora was initially focused on EMEA technology companies. Aurora has not engaged in any operations to date. Based on Aurora’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On March 8, 2021, Aurora consummated its initial public offering of 22,000,000 units, with each unit consisting of one Class A ordinary share and one-quarter of one public warrant, which included the partial exercise by the underwriters of the over-allotment option for 2,300,287 units out of 3,300,000 units available in the over-allotment option. Concurrently with the closing of the initial public offering, Aurora closed two separate private placements with its Sponsor, and certain executive officers and directors of Aurora, generating $41,400,000 in additional gross proceeds, including 3,500,000 Aurora private units at a price of $10.00 per unit, for gross proceeds of $35,000,000 and 4,266,667 Aurora private warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, at a price of $1.50 per warrant, for gross proceeds of $6,400,000. The Aurora private warrants are identical to the warrants sold as part of the units in Aurora’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of Aurora’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of Aurora’s initial public offering on March 8, 2021, an amount equal to $255,000,000 ($10.00 per unit) from the gross proceeds from its initial public offering and the sale of the Aurora private units was placed in a trust account. This amount reflected $220,000,000 of gross proceeds from public shares from the initial public offering and $35,000,000 of gross proceeds from the concurrent private placement of Aurora private units. As of December 31, 2022, the funds in the trust account totaled an aggregate amount of $282,284,619, reflecting an additional $23,002,870 from the gross proceeds from the underwriters’ partial exercise of their over-allotment option and interest income of $4,262,222 for the year ended December 31, 2022. On February 24, 2023, Aurora held a combined annual and extraordinary general meeting in connection with which its public shareholders elected to redeem an aggregate of 24,087,689 public shares and, pursuant to the Limited Waiver, the Sponsor elected to redeem an aggregate of 1,663,760 Aurora private shares. As a result, an aggregate of $263,123,592 (or approximately $10.2178 per share) was released from the trust account to pay such shareholders and the Sponsor. Prior to February 2023, the funds in the trust account were invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing only in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. On or around February 24, 2023, Aurora instructed Continental to liquidate the securities held in the trust account and to hold all funds in the trust account in cash (i.e., in one or more bank accounts). As of March 31, 2023, there was $21,124,955 held in the trust account and $991,566 of cash held by Aurora outside the trust account. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earlier of: (i) the completion of a business combination (including the closing), (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of Aurora’s obligation to redeem 100% of the Aurora Class A ordinary shares if it does not complete a business combination by September 30, 2023, and (iii) the redemption of all Aurora Class A ordinary shares if it does not complete a business combination by September 30, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of Aurora public shares who properly exercise their redemption rights, to pay transaction fees and expenses associated with the Business Combination, and for working capital and general corporate purposes of Better Home & Finance following the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”
Effecting Aurora’s Initial Business Combination
Fair Market Value of Target Business
The rules of Nasdaq require that Aurora’s business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). Aurora’s board of directors determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of Proposed Business Combination
Aurora is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). Aurora will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved.
The Sponsor and Unbound HoldCo Ltd., each a Major Aurora Shareholder, have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Aurora Holder Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any Aurora ordinary shares held by them (including those underlying Aurora placement units). The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and Aurora’s directors and executive officers (or their respective affiliates) own 97.7% of Aurora’s issued and outstanding Aurora ordinary shares and have committed to vote their shares for the Business Combination as described in this paragraph.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or Aurora’s securities, the Sponsor, Better Home & Finance or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Aurora shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Better Home & Finance or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares (or a majority of the Aurora Class B ordinary shares, as applicable), represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Equity Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash

Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) Better Home & Finance’s net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If Aurora has not completed the Business Combination with Better by September 30, 2023 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to Aurora’s Cayman Constitutional Documents, Aurora will: (1) cease all operations except for the purpose of winding-up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the shares of Better Home & Finance common stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then-issued and outstanding Class A ordinary shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of Aurora’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has entered into a letter agreement with Aurora, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their Aurora Class B ordinary shares if Aurora fails to complete its business combination within the required time period. However, with respect to the Aurora Class A ordinary shares the Sponsor owns, they will be entitled to liquidating distributions from the trust account with respect to such Class A ordinary shares if Aurora fails to complete a business combination within the allotted time period.
The Sponsor and the Insiders have agreed, pursuant to a written agreement with Aurora, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of Aurora’s obligation to allow for redemption in connection with Aurora’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by September 30, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless Aurora provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then-outstanding Aurora Class A ordinary shares. However, Aurora may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.
Aurora expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Aurora’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, Aurora may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of Aurora’s creditors, which would have higher priority than the claims of Aurora public shareholders. Aurora cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See the section entitled “Risk Factors—Risks Related to the Business Combination and Aurora—If third parties bring claims against Aurora, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein. While Aurora intends to pay such amounts, if any, Aurora cannot assure you that Aurora will have funds sufficient to pay or provide for all creditors’ claims.
Although Aurora will seek to have all vendors, service providers (other than Aurora’s independent auditors), prospective target businesses and other entities with which Aurora does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Aurora public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Aurora’s assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, Aurora’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where Aurora may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Aurora is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of Aurora’s public shares, if Aurora has not completed an initial business combination within the required time period, or upon the exercise of a redemption right in connection with an initial business combination, Aurora will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than Aurora’s independent auditors) for services rendered or products sold to us, or a prospective target business with which Aurora has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Aurora’s indemnity of the underwriters of Aurora’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Aurora has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Aurora believes that the Sponsor’s only assets are securities of Aurora and, therefore, the Sponsor may not be able to satisfy those obligations. None of Aurora’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Aurora’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Aurora currently expects that Aurora’s independent directors would take legal action on Aurora’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that Aurora’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Aurora cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See the section entitled “Risk Factors—Risks Related to the Business Combination and Aurora—If third parties bring claims against Aurora, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein.
Aurora will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than Aurora’s independent auditors), prospective target businesses and other entities with which Aurora does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under Aurora’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If Aurora files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in Aurora’s insolvency estate and subject to the claims of third parties with priority over the claims of Aurora’s shareholders. To the extent any insolvency claims deplete the trust account, Aurora cannot assure you Aurora will be able to return $10.00 per share to Aurora public shareholders. Additionally, if Aurora files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by Aurora’s shareholders. Furthermore, Aurora’s board of directors may be viewed as having breached its fiduciary duty to Aurora’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Aurora cannot assure you that claims will not be brought against us for these reasons. See the section entitled “Risk Factors—Risks Related to the Business Combination and Aurora—If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.”
Aurora public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) Aurora’s completion of an initial business combination, and then only in connection with those Aurora Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of Aurora’s obligation to allow redemption in connection with Aurora’s initial business combination or to redeem 100% of the Aurora Class A ordinary shares if Aurora does not complete an initial business combination by September 30, 2023 or (B) with respect to any other provision relating to the shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the Aurora Class A ordinary shares if Aurora has not completed an initial business combination by September 30, 2023, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of Aurora warrants will not have any right to the proceeds held in the trust account with respect to the Aurora warrants.
Facilities
Aurora currently maintains its executive offices at 20 North Audley Street, London W1K 6LX, United Kingdom. Aurora has entered into an agreement whereby, commencing on March 3, 2021 through the earlier of the consummation of a business combination or Aurora’s liquidation, Aurora agreed to pay the Sponsor a monthly fee of $10,000 for office space and secretarial and administrative services. The Sponsor has not enforced its rights under this agreement and does not intend to do so. Aurora considers its current office space adequate for Aurora’s current operations.
Upon consummation of the Business Combination, the principal executive offices of Better Home & Finance will be located at 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007.
Employees
Aurora currently has three officers. Members of Aurora’s management team are not obligated to devote any specific number of hours to Aurora’s matters but they intend to devote as much of their time as they deem necessary to Aurora’s affairs until Aurora has completed the proposed Business Combination or any other initial business combination. The amount of time that any members of Aurora’s management team will devote in any time period will vary based on whether a target business has been selected for Aurora’s business combination and the current stage of the Business Combination process.

Competition
If Aurora succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Better’s competitors. Aurora cannot assure you that, subsequent to the Business Combination, Better will have the resources or ability to compete effectively. Information regarding Better’s competition is set forth in the sections entitled “Information about Better—Our Competitors.”
Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of Aurora public shares who properly exercise their redemption rights, to pay transaction fees and expenses associated with the Business Combination, and for working capital and general corporate purposes of Better Home & Finance following the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”
Directors and Executive Officers
Aurora’s current directors and executive officers are as follows:

Name	Age	Position
Arnaud Massenet	57	Chief Executive Officer
Prabhu Narasimhan	42	Chief Investment Officer
Caroline Harding	42	Chief Financial Officer and Director
Thor Björgólfsson	55	Chairman
Shravin Mittal	35	Director
Sangeeta Desai	47	Director
Michael Edelstein	55	Director
Arnaud Massenet
Arnaud Massenet has served as Chief Executive Officer since Aurora’s inception. Mr. Massenet holds a Bachelor of Arts from the Lincoln International School of Business in Paris, France and a Master of Business Administration from the University of North Carolina. Mr. Massenet started his career in 1994 in banking at Morgan Stanley & Co. He became the Head of Morgan Stanley’s derivatives group in London, United Kingdom, in 1998. In 2003, Mr. Massenet started Lehman Brothers Inc.’s corporate derivatives group (Capital Market) before exiting in 2007 to start South West Capital, a hedge fund focused on real asset investments.
Mr. Massenet co-founded Net-a-Porter in 1999, largely financed by himself and Richemont Group. He was an active board member for more than 10 years, involved in all important strategic decisions including creation of the Outnet.com, Mr. Porter and Porter Magazine, finally culminating in a 2-step sale in 2010 and 2015 to the Richemont Group. Mr. Massenet is currently chairman of Grip, a subsidiary of Intros.at Ltd., an artificial intelligence company specialized in organizing virtual conferences for corporate and virtual meetings. He founded Grip in 2015 with two of the largest tech conference organizers; Reed Elsevier plc, and Founders Forum LLP. Mr. Massenet also backed many successful tech companies, including Deliveroo, Care Wish Ltd., Houzz Ltd., Urban Massage Ltd., Highsnobiety Inc., Invincible Ltd., and NGM Ltd., Ozon Ltd., and serves on the board of directors of Ahalife Holdings Inc., a large interior design platform based in New York, New York.
Prabhu Narasimhan
Prabhu Narasimhan has been our chief investment officer since our Company’s inception. Mr. Narasimhan has over 15 years of experience as a lawyer at three leading international law firms, two as partner (Mayer Brown, White & Case and Baker & McKenzie). During his time at White & Case, Mr. Narasimhan held the position of partner and Global Head of Family Offices, advising high net worth family offices on all transactional aspects (mergers and acquisitions, bank finance, tax, structuring and execution) of their investments. Mr. Narasimhan then moved to Baker & McKenzie to found their London headquartered Alternative Capital practice, acting as a senior strategic advisor to multi-billion dollar family offices and private equity funds on multibillion dollar mergers and acquisitions and equity and debt capital markets transactions worldwide. His re-structuring of ATP Media

Operations Ltd.’s, or ATP Media, tennis broadcasting rights and his crafting of fiscal stimulus laws in Europe have been widely recognized and commended, particularly by the FT Innovative Lawyers awards.
Mr. Björgólfsson and Mr. Narasimhan have worked with each other since they met in 2014. Their shared interests and collaborative relationship, with Mr. Narasimhan serving as Mr. Björgólfsson’s trusted legal advisor, led them to explore the creation of a dynamic multi-asset investment firm with a developed markets focus, investing in both public and private financial instruments, in addition to selectively undertaking pre-initial public offering private equity investments, most particularly in media and technology. Mr. Narasimhan, together with Mr. Björgólfsson and Mr. Chiehmi Chan, co-founded in 2020 Novator Capital, an affiliate of the Sponsor. Additionally, in 2020, Mr. Narasimhan was appointed to the board of directors as a director of the media company, Prime Focus World, N.V.
Caroline Harding
Caroline Harding has been Aurora’s chief financial officer since Aurora’s inception and serves on our board of directors. Ms. Harding qualified as a chartered accountant with Ernst & Young LLP in 2007. Prior to relocating to the Cayman Islands in 2020, Ms. Harding was the chief financial officer for Weybourne Ltd., Sir James Dyson’s family office, where she was a member of a team that oversaw a multi-billion pound portfolio which included the James Dyson Group. During this time, Ms. Harding served as a director of eleven Weybourne Group-related entities, which included the overall holding company responsible for strategy and investments.
Ms. Harding was the senior accounting officer for Weybourne Group and the compliance and anti-money laundering officer for its Financial Conduct Authority regulated subsidiary. For the nine years prior to Weybourne, Ms. Harding served as the chief financial officer and director of Exploration Capital Ltd., a family office, for five of her nine years with the company. Exploration Capital manages a diversified global investment portfolio with a particular focus on agricultural and development land in Latin America. Ms. Harding was simultaneously chief financial officer of one of the portfolio companies, a high performance engineering business, Gilo Industries Group Ltd., and successfully re-structured the accounting and reporting systems of this business.
Thor Björgólfsson
Thor Björgólfsson has served as the Chairman of our board of directors since our Company’s inception. Mr. Björgólfsson graduated from New York University’s Stern School of Business with a degree in finance. He is Iceland’s first billionaire. Mr. Björgólfsson experienced his first significant liquidity event with Bravo Brewery International Ltd., or Bravo Brewery, in St Petersburg, Russia, selling it to Heineken N.V., or Heineken, in 2002. Over the ensuing years he invested in telecommunications, mostly in Eastern Europe and built up generic drugs company Actavis plc, or Actavis (now Allergan plc, or Allergan). Mr. Björgólfsson continues to be an active investor in the emerging economies of Central and Eastern Europe and Latin America through his London-based private equity firm, Novator. He is chairman of Novator and maintains a shareholding in companies including WOM in Chile, data center Verne Global Ltd., or Verne Global, and pharmaceutical company Xantis Pharma AG, or Xantis Pharma.
Shravin Mittal
Shravin Mittal has been a director of Aurora since March 3, 2021. Mr. Mittal is the founder of Unbound and managing director of Bharti Global, the family office of the Bharti family. Unbound is a globally focused long term technology investment arm that aims to build and back technology companies. The firm invests globally across both developed and emerging markets and is focused on building and backing the next generation of 100-year companies. Unbound has made 17 investments, including investments in Databricks, Snowflake Inc., Asana Inc., mPharma, Iberia Cars24 Ltd., Forto Group Ltd., Syfe Pte. Ltd., and Paack SPV Investments. S.L. Bharti Global has numerous investments in telecommunications, technology, energy and hospitality. Previously, Mr. Mittal was an investor at SoftBank Vision Fund (2016-2017). Prior to that, Mr. Mittal was an assistant director at Better Capital (2014-2015), a Private Equity firm in London. Between 2010 and 2012, Mr. Mittal was the managing director at Bharti Airtel Ltd., in Africa and India. Prior to that, he worked with JPMorgan Chase & Co. in Investment Banking covering media and technology. Mr. Mittal has a Master of Business Administration from Harvard Business School, Class of 2014, and founded Airtel Rising Star Academy (a youth football initiative in Africa and India).

Sangeeta Desai
Sangeeta Desai has been a director of Aurora since March 3, 2021. Ms. Desai is an experienced board member and C-level executive. She is currently the president and board director of Anton Corp, a leading independent European studio in film and TV (2022 to present) and was previously the interim chief executive officer of Orbit Showtime Network (OSN), a premium entertainment service in the Middle East and North Africa region (2021 to 2022). Additionally, Ms. Desai has served on multiple boards including as chair of the board of directors of Mopar Media Group AB and non-executive director of Ocean Outdoor Ltd and OSN. Until 2018, she was group chief operating officer and chief executive officer of Emerging Markets at FremantleMedia (2013 to 2018), and, prior to that, she was chief operating officer of Hit Entertainment Ltd (2009 to 2012). Prior to joining HIT, Ms. Desai was a Principal at Apax Partners (2005 to 2009) and she started her career as an investment banker at Goldman Sachs Group, Inc. (2004 to 2005) and JP Morgan Chase & Co. (1998 to 2001). She holds a BS in Business Administration from the Haas School of Business at the University of California, Berkeley and an MBA from the Wharton School at the University of Pennsylvania.
Michael Edelstein
Michael Edelstein has been a director of Aurora since March 3, 2021. Mr. Edelstein is a creative business leader, investor and producer who has a track record of developing award-winning content in a variety of high-profile executive roles. Mr. Edelstein has demonstrated a breadth of skill in developing clear business strategies and financial management as well as being equally adept at communicating with writers, directors and producers in order to create global quality content. From 1998 to 2002, he was the director of current programs at CBS Corporation. From 2004 to 2006, Mr. Edelstein was the executive producer of the show Desperate Housewives. From 2010 to 2017, he was the president of NBCUniversal International where he built the division into one of the most respected content players in the international marketplace. He is highly experienced in international television markets.
Number, Terms of Office and Appointment of Directors and Officers
Aurora’s board of directors consists of five members. Prior to our initial business combination, holders of Aurora’s founder shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of Aurora’s public shares do not have the right to vote on the appointment of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Each of Aurora’s directors holds office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on Aurora’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of Aurora’s board of directors or by a majority of the holders of Aurora’s ordinary shares (or, prior to Aurora’s initial business combination, holders of Aurora’s founder shares).
Aurora’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Aurora’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that Aurora’s officers may consist of a Chairperson, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
Director Independence
The Nasdaq listing standards require that a majority of the board of directors be independent. An “independent director” is defined generally as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In addition, members of Aurora’s audit committee, compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of the Nasdaq.
Aurora’s board of directors has determined that each of Shravin Mittal, Sangeeta Desai and Michael Edelstein is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules.
Aurora’s independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of Aurora’s directors or executive officers has received any cash compensation for services rendered to Aurora except for Caroline Harding, our Chief Financial Officer. See the section entitled “BCA Proposal—Interests of Aurora’s Directors and Executive Officers in the Business Combination” for a further discussion of Caroline Harding’s cash compensation. Commencing on March 3, 2021 through the earlier of the consummation of Aurora’s business combination and Aurora’s liquidation, Aurora accrues an obligation to pay the Sponsor a total of $10,000 per month for office space and secretarial and administrative services. The Sponsor, directors and executive officers or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Aurora’s audit committee reviews on a quarterly basis all payments that were made by Aurora to the Sponsor, directors, executive officers or Aurora’s or any of their respective affiliates.
Aurora is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence Aurora’s management’s motivation in identifying or selecting a target business, and Aurora does not believe that the ability of its management to remain with it after the consummation of its business combination should be a determining factor in its decision to proceed with any business combination.
Legal Proceedings
Aurora received demand letters from two putative shareholders of Aurora dated August 26, 2021 and September 14, 2021 (the “Demands”) generally alleging that the registration statement on Form S-4 that Aurora filed with the SEC on August 3, 2021 omits material information with respect to Aurora’s proposed Business Combination with Better. The Demands seek the issuance of corrective disclosures in an amendment or supplement to the registration statement.
Aurora was also a co-defendant in a litigation commenced in July 2021 by Pine Brook Capital Partners II, L.P. (“Pine Brook”), a current investor in Better (also a named defendant), seeking, among other relief, declaratory judgment in relation to a side letter that was entered into as part of the Series C Preferred Stock issuance by Better in 2019. The dispute was whether Better, in connection with the Business Combination, would be entitled to trigger a side letter provision allowing Better to repurchase 1,875,000 shares of Series A Preferred Stock for a total price of $1.00. Pine Brook disagreed with Better’s interpretation of the side letter, and Pine Brook filed litigation seeking declaratory judgment that Better did not have the right to repurchase any of its shares in connection with the Merger Agreement and that the lock-up included in the letter of transmittal that holders of 1% or more of Better’s capital stock were required to sign pursuant to the Merger Agreement is invalid and violates Delaware law.
On November 1, 2021, Better and Pine Brook reached a settlement agreement pursuant to which (1) Better is entitled to repurchase, for $1.00, an amount of Aggregate Merger Consideration (as defined in the Merger Agreement) that Pine Brook receives in exchange for the common stock of Better into which 937,500 of Pine Brook’s shares of Better’s Series A Preferred Stock convert prior to the Mergers; (2) Pine Brook agrees to be subject to much of the Better Holder Support Agreement, except with respect to any lock-up obligation, (3) Better and Aurora agree to amend the Merger Agreement to waive or remove the lock-up for holders of 1% or more of Better Capital Stock, (4) Mr. Newman, acting in his capacity as Pine Brook’s appointed member of the Better board, immediately resigned from the Better board of directors, and (5) the parties granted customary releases, including in relation to any potential breaches of fiduciary duties. For more information, see “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—Pine Brook Side Letter.”

As of November 3, 2021, the Pine Brook litigation is fully resolved and the lawsuit was dismissed with prejudice.
Periodic Reporting and Audited Financial Statements
Aurora has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission.

AURORA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our” or “Aurora” refer to Aurora prior to the consummation of the Business Combination. The following discussion and analysis of Aurora’s financial condition and results of operations should be read in conjunction with Aurora’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, and Aurora’s unaudited consolidated interim financial statements as of March 31, 2023 and 2022 and for the three-month periods ended March 31, 2023 and 2022, in each case, together with related notes thereto, including those included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Aurora’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on October 7, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In April 2021, we selected Better HoldCo, Inc. (“Better”) as a business combination target and initiated substantive discussions with Better with respect to an initial Business Combination with us. On May 11, 2021, we and Better, one of the fastest-growing digital homeownership platforms in the United States, announced that we have entered into the Merger Agreement that will transform Better into a publicly listed company. This transaction reflects an implied equity value for Better of approximately $6.9 billion and a post-money equity value of approximately $7.7 billion.
The issuance of additional shares in a business combination:
•may significantly dilute the equity interest of investors in this offering, which dilution would increase if the anti-dilution provisions in the Aurora Class B ordinary shares resulted in the issuance of Aurora Class A ordinary shares on a greater than one-to-one basis upon conversion of the Aurora Class B ordinary shares, see “BCA Proposal—Anti-Dilution Rights—Aurora Class B Ordinary Shares”;
•may subordinate the rights of holders of Aurora Class A ordinary shares if preference shares are issued with rights senior to those afforded our Aurora Class A ordinary shares;
•could cause a change in control if a substantial number of our Aurora Class A ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present executive officers and directors;
•may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and
•may adversely affect prevailing market prices for our Aurora units, Aurora Class A ordinary shares and/or public warrants.
Similarly, if we issue debt securities or otherwise incur significant debt, it could result in:
•default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;
•acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;
•our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;
•our inability to pay dividends on our Aurora Class A ordinary shares;
•using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Aurora Class A ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;
•limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
•increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;
•limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes; and
•other disadvantages compared to our competitors who have less debt.
We expect to continue to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to complete our initial business combination will be successful. In the event that the Company does not consummate a business combination by September 30, 2023, we can seek a further extension provided we have shareholder approval.
On January 9, 2023, we received a notice from the Listing Qualifications department of Nasdaq stating that Aurora had failed to hold an annual meeting of shareholders within 12 months after its fiscal year ended December 31, 2021, as required by Nasdaq Listing Rule 5620(a). In accordance with Nasdaq Listing Rule 5810(c)(2)(G), the Company submitted a plan to regain compliance on February 17, 2023. Aurora believes the combined annual and extraordinary general meeting it held on February 24, 2023 will satisfy this requirement under Nasdaq rules.
On April 24, 2023, Aurora received a further letter (the “Public Float Notice”) from the Listing Qualifications department of Nasdaq notifying us that Aurora no longer meets the minimum 500,000 publicly held shares required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(4) (the “Public Float Standard”). The Public Float Notice required that Aurora provide Nasdaq with a specific plan to achieve and sustain compliance with all Nasdaq listing requirements, including the time frame for completion of this plan, by June 8, 2023. The Public Float Notice is only a notification of deficiency, not of imminent delisting, and has no immediate effect on the listing or trading of Aurora's securities on the Nasdaq. On June 8, 2023, Aurora provided to Nasdaq its plan to meet the Public Float Standard, including actions to be taken with respect to the Business Combination, and will continue to evaluate available options to regain compliance with the Nasdaq continued listing standards. On June 20, 2023, Aurora received a response from Nasdaq confirming that Aurora had been granted an extension to regain compliance with the Public Float Standard. Aurora must now file with the SEC and Nasdaq, on or before October 3, 2023, a public document containing Aurora’s current total shares outstanding and a beneficial ownership table in accordance with SEC proxy rules. In the event that Aurora does not satisfy such terms, Nasdaq may provide written notification that Aurora’s securities will be delisted and Aurora will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.
On June 21, 2023, we received an additional letter (the “MVLS Notice”) from the Listing Qualifications department of Nasdaq notifying the Company that, for the prior 30 consecutive business days, Aurora’s Market Value of Listed Securities (“MVLS”) with respect to Aurora Class A ordinary shares was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”). Aurora has 180 calendar days from the date of the MVLS Notice (the “Compliance Period”), or until December 18, 2023, to regain compliance with the Market Value Standard. The MVLS Notice states that if, at any time during the Compliance Period, the market value of the Aurora Class A ordinary shares closes at a value of at least $35 million for a minimum of ten consecutive business days, Nasdaq will provide written confirmation of compliance and the matter will be closed. The MVLS Notice is only a notification of deficiency, not of imminent delisting, and has no immediate effect on the listing or trading of Aurora’s securities on The Nasdaq Capital Market. The Company intends to monitor the Company’s MVLS and may, if appropriate, consider implementing available options to regain compliance with the Market Value Standard. While Aurora is exercising diligent efforts to maintain the listing of its securities on The Nasdaq Capital Market, Aurora cannot assure you that it will be able to regain compliance with the Nasdaq continued listing requirements, including the Public Float Standard and the Market Value Standard within the required timeframes, or that our securities will continue to be listed on Nasdaq.
Results of Operations and Known Trends or Future Events
Aurora’s entire activity since inception through March 31, 2023 related to Aurora’s formation, the preparation for the initial public offering and, since the closing of the initial public offering, maintaining our Company and SEC reporting and the search for a prospective initial business combination that culminated in signing the Merger Agreement with Better on May 11, 2021. Aurora has neither engaged in any operations nor generated any revenues to date. Aurora will not generate any operating revenues until after completion of the Business Combination. Aurora will generate non-operating income in the form of interest income on cash and cash equivalents. Aurora expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended March 31, 2023 and 2022, we had net (loss) income of $(127,955) and $1,010,040, respectively, which consisted of a $(261,227) and $2,078,067 gain (loss), respectively, from changes in the fair value of derivative warrant liabilities, $1,963,928 and $23,262, respectively, earned interest on investments held in the trust account and $1,830,656 and $1,091,289, respectively, in general and administrative costs.
For the years ended December 31, 2022 and 2021, we had net income (loss) of $8,735,542 and ($6,527,175), respectively, which consisted of a $12,868,205 and $1,576,196 gain (loss), respectively, from changes in the fair value of derivative warrant liabilities, $0 and $296,905 gain (loss), respectively, from changes in the fair value of over-allotment option liabilities, $182,658 and $0, gain respectively, on the deferred underwriting fee, offering costs allocated to warrant liabilities of $0 and $299,523, respectively, and $8,577,543, $8,120,280, respectively, in formation and offering costs and $4,262,222 and $19,527, respectively, from interest earned (expense) on marketable securities held in trust account.
Aurora classifies the warrants issued in connection with our initial public offering and the sale of the Aurora private units and the Aurora private warrants as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. For the three months ended March 31, 2023 and 2022, the change in fair value of warrants was a decrease of $261,227 and an increase of $2,078,067, respectively. For the years ended December 31, 2022 and 2021, the change in fair value of warrants was a decrease of $12,868,205 and $1,576,196, respectively.
Liquidity and Capital Resources
As indicated in the accompanying financial statements, as of March 31, 2023 and December 31, 2022, Aurora had a working capital deficiency of $16,435,857 and $14,605,202, respectively.
An aggregate of $278,002,870 was deposited into the trust account in connection with the initial public offering and concurrent private placements, consisting of amounts equal to: (i) the gross proceeds of $220,000,000 ($10.00 per unit) from public shares from the initial public offering; (ii) the gross proceeds of $35,000,000 from the sale of Aurora private units; and (iii) an additional $23,002,870 from the gross proceeds from the underwriters’ partial exercise of their over-allotment option. Aurora incurred offering costs amounting to $13,946,641 in connection with its initial public offering (consisting of a $4,860,057 underwriting fee, $8,505,100 of deferred underwriting fees and $581,484 of other offering costs). The proceeds held in the trust account were, since Aurora’s initial public offering until February 24, 2023, held only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. To mitigate the risk of Aurora being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), on or around February 24, 2023, in connection with the extraordinary general meeting held to approve the Extension, Aurora instructed Continental, the trustee with respect to the trust account, to liquidate the U.S. government treasury obligations or money market funds held in the trust account and thereafter to hold all funds in the trust account in cash or cash equivalents (i.e., in one or more bank accounts). As of March 31, 2023, there was $21,124,955 held in the trust account, in cash.
Aurora intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less taxes payable and deferred underwriting commissions) to complete its initial business combination. Aurora may withdraw interest to pay its income taxes, if any. Aurora’s annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. Aurora expects the interest earned on the amount in the trust account will be sufficient to pay its income taxes. To the extent that Aurora’s equity or debt is used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the trust account will be used to repay such debt, as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Aurora’s growth strategies.
On February 24, 2023, Aurora held a combined annual and extraordinary general meeting pursuant to which the Company's shareholders approved the Extension. In connection with the approval of the Extension, public shareholders elected to redeem an aggregate of 24,087,689 public shares and the Sponsor elected to redeem an aggregate of 1,663,760 Aurora private shares. As a result, an aggregate of $263,123,592 (or approximately $10.2178 per share) was released from the trust account to pay such shareholders and the Sponsor and 2,048,838 Aurora Class A ordinary shares were issued and outstanding as of March 31, 2023.
As of March 31, 2023 and December 31, 2022, Aurora had $991,566 and $285,307 of cash held outside the trust account, respectively. The use of these funds is to primarily identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, prepare and make required securities filings and listing applications and pay legal and professional fees.
Aurora may have insufficient funds available to operate its business prior to its initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination or to fund certain other expenses (including officer expenses to the extent in excess of Aurora’s estimates and expenses relating to payments due to one of Aurora’s officers), the Sponsor or its affiliates may, but are not obligated to, loan Aurora funds as may be required. If Aurora completes its initial business combination, Aurora would repay such loaned amounts. Should Aurora’s operating costs, in relation to its proposed business combination, exceed the amounts still available and not currently drawn under the A&R Promissory Note, the Sponsor shall increase the amount available under the A&R Promissory Note to cover such costs, subject to an aggregate cap of $12,000,000. This amount would be reflective of estimated total costs of Aurora through May 15, 2024 in relation to the Business Combination, in the event the Business Combination is unsuccessful. The A&R Promissory Note is non-interest bearing and payable by check or wire transfer of immediately available funds or as otherwise determined by Aurora to such account as the Sponsor may from time to time designate by written notice in accordance with the provision of the A&R Promissory Note.
In the event that the Business Combination does not close, Aurora may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from Aurora’s trust account would be used for such repayment. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of Aurora’s initial business combination, Aurora does not expect to seek loans from parties other than its Sponsor or an affiliate of the Sponsor as Aurora does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in Aurora’s trust account.
On August 26, 2022, Aurora, Merger Sub and Better entered into Amendment No. 4 to the Merger Agreement whereby Better has also agreed to reimburse Aurora for reasonable transaction expenses as defined in the Merger

Agreement, in an aggregate amount not to exceed $15,000,000, structured in three tranches. Within five business days of the execution of Amendment No.4 to the Merger Agreement, Better paid Aurora the first tranche of $7,500,000 and, on February 6, 2023, Better paid Aurora the second tranche of $3,750,000, each as part of Better’s agreement to reimburse Aurora for transaction expenses as defined in the Merger Agreement, and on April 4, 2023, Better transferred the third tranche of $3,750,000 (net of the accounts payable amount that was owed to a third party provider on behalf of Aurora).
Further, on February 7, 2023, Aurora, the Sponsor and Better entered into the Second Novator Letter Agreement, whereby Better agreed to reimburse Aurora for one-half of its reasonable and documented fees and expenses in connection with regulatory matters arising out of or relating to the transactions contemplated by the Merger Agreement on or after the date thereof, in an aggregate amount not to exceed $2,500,000, structured in two tranches to be paid on each of June 1, 2023 and September 1, 2023.
The Company has treated the inflow of cash with an offsetting liability that is considered the deferred credit liability within the financial statements, in the way relevant fees are repaid by Aurora before Aurora’s initial public offering as this cash was not a capital contribution from the Sponsor, but merely a reimbursement from Better for expenses paid by Aurora. As the Business Combination had not yet occurred as of March 31, 2023, Better will be responsible for handling the equity effect once the Business Combination occurs and reduce the liability of the combined entity. In the event of the Business Combination or liquidation, the liability will be extinguished on Aurora’s financial statements.
In addition, pursuant to the Limited Waiver, the Sponsor has agreed to reimburse Aurora for reasonable and documented expenses incurred by the Company in connection with the proposed Business Combination, up to the Sponsor Redeemed Amount, to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement.
On February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
We initially expected our primary liquidity requirements during that period to include approximately $300,000 for legal, accounting, due diligence, travel and other expenses associated with structuring, negotiating and documenting a successful Business Combination; $100,000 for legal and accounting fees related to regulatory reporting requirements; $250,000 for consulting, travel and miscellaneous expenses incurred during the search for an initial business combination target; $75,000 for Nasdaq continued listing fees; and $35,000 for general working capital that will be used for miscellaneous expenses and reserves. These amounts were estimates and differed materially from our actual expenses. In addition, we could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the potential business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.
Moreover, we may need to obtain additional financing to complete our initial business combination, either because the transaction requires more cash than is available from the proceeds held in our trust account or because we become obligated to redeem a significant number of our public shares upon completion of the Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account.

Controls and Procedures
Evaluation of Disclosure Controls and Procedures
Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.
As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2023. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of March 31, 2023, our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective, due to the material weaknesses in our internal control over financial reporting related to Aurora’s: (i) accounting for complex financial instruments and unusual transactions, including in connection with the classification of the underwriters’ over-allotment option; and (ii) reconciliations surrounding the expenses paid by related parties and accounts payable. As a result, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with GAAP. Accordingly, notwithstanding these material weaknesses, management believes that the financial statements included in this proxy statement/prospectus present fairly in all material respects our financial position, results of operations and cash flows for the period presented.
Management has identified material weaknesses in internal controls over financial reporting. As described in Item 9A. Controls and Procedures of Aurora’s Annual Report on Form 10-K for the year ended December 31, 2022, in connection with the preparation of our financial statements as of and for the fiscal year ended December 31, 2022, management identified errors in certain of its historical financial statements related to the accounting for complex financial instruments and unusual transactions, including the accounting of the underwriters’ over-allotment option, and reconciliations surrounding expenses paid by related parties and accounts payable. While we have processes to identify and appropriately apply applicable accounting requirements and transactions, and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, management has expanded and will continue to enhance our system of identifying transactions and evaluating and implementing the accounting standards that apply to our financial statements, including through enhanced analyses by our personnel and third-party professionals with whom we consult regarding complex accounting applications and unusual transactions. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.
Management’s Report on Internal Controls Over Financial Reporting
As required by SEC rules and regulations implementing Section 404 of the Sarbanes-Oxley Act, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external reporting purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that:
(1)pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company,
(2)provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and
(3)provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect errors or misstatements in our financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of our internal control over financial reporting as of March 31, 2023. In making these assessments, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework (2013). Based on our assessments and those criteria, management determined that we did not maintain effective internal control over financial reporting as of March 31, 2023, due to the material weaknesses in our internal control over financial reporting related to: (i) the Company’s accounting for complex financial instruments and unusual transactions, including in connection with the underwriters’ over-allotment option; and (ii) reconciliations surrounding the expenses paid by related parties and accounts payable. These material weaknesses resulted in the restatement of our previously issued financial statements as of and for the fiscal year ended December 31, 2021, originally filed on Form 10-K on March 25, 2022, and the quarterly periods ended September 30, 2021, March 31, 2022, June 30, 2022 and September 30, 2022, originally filed on Form 10-Qs on November 15, 2021, May 16, 2022, August 15, 2022 and November 14, 2022, respectively, to, among other things, report the reconciliations surrounding expenses. The restated financial statements are contained in the Annual Report on Form 10-K/A for the year ended December 31, 2021, and the Quarterly Reports on Form 10-Q/A for the quarterly periods ended September 30, 2021, March 31, 2022, June 30, 2022 and September 30, 2022, each filed with the SEC on April 17, 2023. Notwithstanding these material weaknesses, management believes that the financial statements included in the registration statement of which this proxy statement/prospectus forms a part, present fairly in all material respects our financial position, results of operations and cash flows for the period presented.
Management has implemented remediation steps to improve our internal control over financial reporting. In light of the restatements for the correction of errors included in the restated financial statements for the affected periods, as described above, we plan to enhance our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements. Specifically, our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. In addition, the Company will implement sufficient and effective reconciliation procedures surrounding the expenses paid by related parties and accounts payable. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.
Changes in Internal Control Over Financial Reporting
Other than changes that have resulted from the material weakness remediation activities noted above, there were no changes in our internal control over financial reporting during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Critical Accounting Policies; Recent Accounting Pronouncements
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could materially differ from those estimates. Aurora has identified the following critical accounting policies:
Class A Ordinary Shares Subject to Possible Redemption
Aurora accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Aurora’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Aurora’s Class A ordinary shares feature certain redemption rights that are considered to be outside of Aurora’s control and subject to the occurrence of uncertain future events.
Accordingly, at March 31, 2023 and December 31, 2022, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of Aurora’s balance sheet. Pursuant to the Redemption Restriction, the Sponsor and the Insiders have agreed to waive their redemption rights with respect to any founder shares, and Aurora Class A ordinary shares held by them in connection with the completion of the Business Combination.
Net Loss Per Ordinary Share
Aurora complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted-average number of shares of ordinary shares outstanding during the period excluding ordinary shares subject to forfeiture. An aggregate of 212,598 and 24,300,287 Class A ordinary shares subject to possible redemption on March 31, 2023 and December 31, 2022, respectively, have been excluded from the calculation of basic loss per ordinary share, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. Aurora has not considered the effect of the warrants sold in Aurora’s initial public offering (including the consummation of the over-allotment units) and private placement to purchase an aggregate of 11,523,444 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period presented.
Aurora’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income per ordinary share. According to SEC guidance, ordinary shares that are redeemable based on a specified formula is considered to be redeemable at fair value if the formula is designed to equal or reasonably approximate fair value. When deemed to be redeemable at fair value, the weighted average redeemable shares would be included with the non-redeemable shares in the denominator of the calculation and initially calculated as if they were a single class of ordinary shares.
Derivative Warrant Liabilities
The 6,075,050 public warrants and the 5,448,372 Aurora private warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Aurora warrants issued in connection with our initial public offering was initially measured at fair value using a combination of Monte Carlo and Binomial Lattice models. The fair value of the Aurora private warrants issued in connection with our initial public offering was initially measured at fair value using a Black-Scholes Option Pricing Model and subsequently, the fair value of the Aurora private warrants has been estimated using a Black-Scholes Option Pricing Model each measurement date. The fair value of public warrants issued in connection with our initial public offering has subsequently been measured based on the listed market price of such public warrants.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on Aurora’s condensed financial statements.
Quantitative and Qualitative Disclosures About Market Risk
We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Related Party Transactions
Founder Shares
On December 9, 2020 the Sponsor paid $25,000, or $0.004 per share, to cover certain offering and formation costs of Aurora in consideration for 5,750,000 founder shares. During February 2021, Aurora effectuated a share dividend of 1,006,250 Aurora Class B ordinary shares and subsequently cancelled 131,250 Aurora Class B ordinary shares resulting in an aggregate of 6,625,000 founder shares being issued and outstanding. In March 2021, Aurora effectuated a share dividend of 575,000 founder shares, resulting in 7,200,000 founder shares issued and outstanding. On May 10, 2021, as a result of the underwriters’ election to partially exercise their over-allotment option, a total of 249,928 founder shares were irrevocably surrendered for cancellation and no consideration, so that the number of founder shares collectively represented 20% of Aurora’s issued and outstanding shares upon the completion of the initial public offering and private placement. All share and per-share amounts have been retroactively restated to reflect the share dividend and related cancellation.
The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Aurora Class B ordinary shares (or Aurora private units) until the earlier to occur of: (A) one year after the completion of a business combination; and (B) subsequent to a business combination, (x) if the closing price of the Aurora Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations, or other similar transactions) for any 20 trading days within any 30 trading day period commencing at least 150 days after a business combination, or (y) the date on which Aurora completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Aurora’s shareholders having the right to exchange their Aurora Class A ordinary shares for cash, securities or other property.
Initial Shareholder Reimbursement
Aurora’s initial shareholders, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Aurora’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Aurora’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers, directors or Aurora’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Aurora’s behalf.
Director’s Services Agreement and Compensation
Aurora remunerates Caroline Harding for professional services rendered to Aurora in her role as chief financial officer at the rate of $10,000 per month, and for her service on our board of directors at the rate of $15,000 per year, plus an incremental hourly fee in certain circumstances of $500. Additionally, Ms. Harding received a $50,000 payment on March 21, 2021 in contemplation of her services to Aurora and was entitled to receive a $75,000 payment on March 21, 2023, which was paid on April 11, 2023. As of March 31, 2023 and December 31, 2022, $85,000 and $87,875 was accrued, respectively, and for the three months ended March 31, 2023 and 2022, $105,000 and $30,000 was expensed for these services, respectively. If Aurora does not have sufficient funds to make the payments due to Ms. Harding for the professional services provided by her, Aurora may borrow funds from the Sponsor or an affiliate of the initial shareholders or certain of Aurora’s directors and officers to enable Aurora to make such payments.
In addition, on October 15, 2021, Merger Sub entered into the DSA by and among Merger Sub, Ms. Harding, and the Company, effective as of May 10, 2021. On October 29, 2021, the DSA was amended, and the amended DSA was ratified by Aurora's Compensation Committee on November 3, 2021. Under the terms of the DSA, Ms. Harding is to provide services to Merger Sub, which include acting as a non-executive director and president and secretary of Merger Sub. Ms. Harding will receive $50,000 in annual payments (and in certain circumstances an incremental hourly fee of $500). For the three months ended March 31, 2023, and the year ended December 31, 2022, Aurora recognized $0 and $50,000 of expenses related to the amended DSA. As of March 31, 2023 and December 31, 2022, there were no unpaid amounts related to the amended DSA.

Related Party Merger Agreement
On August 26, 2022, Aurora, Merger Sub and Better entered into Amendment No. 4 to the Merger Agreement (“Amendment No. 4”), pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from September 30, 2022, to March 8, 2023. In consideration of extending the Agreement End Date, Better agreed to reimburse Aurora for certain reasonable and documented expenses in an aggregate sum not to exceed $15,000,000. The reimbursement payments are structured in three tranches. The first payment of $7,500,000 was made within five business days after the execution of Amendment No. 4, the second payment of $3,750,000 was made on February 6, 2023 and on April 4, 2023, Better transferred the third payment of $3,750,000 (net of the accounts payable amount that was owed to a third party provider on behalf of Aurora). Aurora, Merger Sub and Better also agreed to amend the Merger Agreement to provide a waiver from the exclusivity provisions thereof to allow Better to discuss alternative financing structures with SB Northstar LP. On February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023. On June 23, 2023, Aurora, Merger Sub, and Better entered into Amendment No. 6 to the Merger Agreement, pursuant to which the parties amended the Proposed Certificate of Incorporation to implement a corrective change to the authorized share capital of Better Home & Finance.
On February 7, 2023, Aurora, Better and the Sponsor entered into the Second Novator Letter Agreement, whereby Better agreed to reimburse Aurora for one-half of its reasonable and documented fees and expenses in connection with regulatory matters arising out of or relating to the transactions contemplated by the Merger Agreement on or after the date thereof, in an aggregate amount not to exceed $2,500,000, structured in two tranches to be paid on each of June 1, 2023 and September 1, 2023. As of the date of this proxy statement/prospectus, Better has not reimbursed Aurora any amount in relation to these specific fees.
Promissory Note from Related Party
The Sponsor loaned Aurora up to $2,000,000 under the Original Promissory Note, dated as of May 10, 2021, which was used for a portion of the expenses of Aurora’s initial public offering. On February 23, 2022, the Original Promissory Note was amended and restated by the A&R Promissory Note to increase the aggregate principal amount of the note to $4,000,000.
As of December 31, 2022 and 2021 the amount outstanding under the A&R Promissory Note and Original Promissory Note, respectively, was $2,812,395 and $1,412,295, respectively. On February 8, 2023, Aurora repaid an aggregate principal amount of $2,400,000 under the A&R Promissory Note. After giving effect to this repayment, as of March 31, 2023, the amount outstanding under the A&R Promissory Note was $412,395. On April 24, 2023, the Sponsor restated its commitment to increase the amount available under the A&R Promissory Note, if required over the period of the next twelve (12) calendar months from the date thereof, subject to an aggregate cap of $12,000,000 to reflect the estimated total costs of Aurora through May 15, 2024 in relation to the Business Combination, in the event the Business Combination is unsuccessful.
Private Placement Units
The Sponsor, as well as certain of Aurora’s directors and executive officers, purchased an aggregate of 3,500,000 Aurora private units in a separate private placement which occurred concurrently with the closing of Aurora’s initial public offering. Each Aurora private unit consists of one Class A ordinary share and one-quarter of one Aurora private warrant and was offered at a price of $10.00 per unit, for an aggregate purchase price of $35,000,000. The gross proceeds of the private placement were deposited into the trust account.
In addition, our sponsor and certain of our officers and directors purchased an aggregate of 4,266,667 Aurora private warrants in a separate private placement which occurred concurrently with the closing of our Initial Public Offering for an aggregate purchase price of $6,400,000.

Limited Waiver
On February 23, 2023, Aurora, the Sponsor, the Insiders and Better entered into the Limited Waiver, a copy of which is attached to this proxy statement/prospectus as Annex L-1. Pursuant to the Limited Waiver, the Company and the Insiders agreed to waive the Redemption Restriction as it applies to the Sponsor to the limited extent required to allow the redemption of up to an aggregate of $17 million worth of Aurora private shares held by it in connection with the shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association held on February 24, 2023.
As consideration for the Limited Waiver, the Sponsor agreed: (a) if the Business Combination is completed on or before September 30, 2023, to subscribe for and purchase Better common stock for aggregate cash proceeds to Better equal the Sponsor Redeemed Amount at a purchase price of $10.00 per share of Better common stock on the closing date of the Business Combination; or (b) if the Business Combination is not completed on or before September 30, 2023, to subscribe for and purchase for $35 million aggregate cash proceeds to Better, at the Sponsor’s election, (x) a number of newly issued shares of Better’s Company Series D Equivalent Preferred Stock (as defined in the Pre-Closing Bridge Note Purchase Agreement) at a price per share that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better based on the aggregate amount of fully diluted shares of Better’s common stock on an as-converted basis (the “Pre-Money Valuation”) or (y) for a number of shares of Better Class B common stock at a price per share that represents a 75% discount to the Pre-Money Valuation.
As further consideration for the Limited Waiver, the Sponsor agreed to reimburse Aurora for reasonable and documented expenses incurred by Aurora in connection with the Business Combination, up to the Sponsor Redeemed Amount, to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement.
Capital Contribution
In July of 2021, the Sponsor paid an SEC filing fee of approximately $669,000 on behalf of the Company. The Company accounted for the filing fee as an expense incurred for the period, as well as a capital contribution from the Sponsor.
Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results
As of March 31, 2023, Aurora did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Aurora is an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Aurora is electing to delay the adoption of new or revised accounting standards, and as a result, Aurora may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, Aurora’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, Aurora has relied on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, Aurora, as an “emerging growth company,” has elected to utilize certain exemptions so that Aurora is not required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on Aurora’s system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of Aurora’s initial public offering or until Aurora is no longer an “emerging growth company,” whichever is earlier.
Aurora is also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

INFORMATION ABOUT BETTER
Better Overview
Better’s mission is to build a homeownership platform that revolutionizes the consumer experience of finding, financing, insuring and selling a home.
The home is among the world’s largest, oldest, and most tangible asset classes—with annual spend across the housing market accounting for approximately $11.4 trillion, or 12% of global GDP in 2021, according to the MSCI global real estate report. And yet, while numerous adjacent industries—from auto to health to travel to food—are undergoing end-to-end digital transformations, the homeownership journey remains mired in legacy inefficiencies. High commission-driven transaction costs, regulatory complexity, and many middlemen interests come at the expense of the consumer, leading to frustration and slowness of digital adoption. The homeownership experience is unnecessarily slow, costly, and analog; in sum, we believe it is unnecessarily broken.
We think it is inevitable that the entire homeownership journey will be digitized. With that, we believe there will come tremendous benefits to the consumer. Seamless online experiences driven by automation, and efficient technology infrastructure will make buying and owning a home faster, more cost-efficient, more transparent, and more accessible. We believe we are positioned to be at the forefront of this digital revolution. We see a future in which every consumer can seamlessly buy, sell, refinance, and insure their home digitally.
We were born digital in 2015, with a team led by engineers and data experts, rather than real estate industry veterans. Since the beginning, we have been relentlessly digitizing and automating the home finance workflow, adding new homeownership products tailored specifically to our customers’ needs, and striving to iterate on and improve every aspect of the customer experience. We have built a data processing engine that ingests thousands of data points on each customer and property in our system, as well as a workflow engine that provides customers with personalized home finance, real estate, and insurance product selections. This advanced technology stack, which we call Tinman, allows us to deliver on what we believe is most important for our customers: low prices, time saved, and higher certainty on the single biggest financial decision of their lives.
We started by building an industry-leading refinance offering, which we had the opportunity to lean into and rapidly scale during 2020 and the first half of 2021, with tailwinds from a COVID-driven low rate environment behind us. While the rate-driven macro environment has since changed and we have scaled back the business substantially to preserve capital and seek to mitigate our operating losses, we believe the customer value proposition of low-cost, transparent homeownership products has strong consumer demand through all macro cycles and we continue to invest behind this mission. We also continue to invest in our automated processes and attempt to grow our purchase business, as well as improving cross-sell of non-mortgage products across our homeownership platform.
We believe the digital-first nature of our business uniquely positions us to build the next generation homeownership platform. Tinman allows us to reduce costs and friction associated with the legacy homeownership process, shifting the model from one built around expensive commissioned intermediaries to one focused on the customer. Because we are digitally native, we have been able to re-architect the problematic aspects of traditional industry processes in favor of the consumer, delivering them value through lower cost, faster speed, and greater certainty relative to industry averages. For example, traditional industry processes include the manual transfer of paper-based or e-mail documents that can be costly and time intensive, as well as static loan pricing, where if a piece of data changes in the loan file it can take multiple days to get refreshed pricing, causing delays for the customer. Tinman allows customers to see their rate options in as little as three seconds, get pre-approved in as little as three minutes, lock in rates and get connected to a real estate agent in as little as 30 minutes, get a commitment letter for their mortgage in as little as one day through One-Day Mortgage and close their loan in as little as three weeks. Better’s “One-Day Mortgage” program, which was launched in January 2023, allows eligible customers to receive an underwriting determination on their mortgage loan application, in the form of a commitment letter, within 24 hours after locking in their interest rate. The commitment letter confirms that the customer qualifies for the mortgage loan terms based on a comprehensive review of their creditworthiness, including verification of income, assets, debts, and other forms of credit evaluation, as well as confirms Better’s commitment to lend, subject to certain customary terms. While there are additional conditions that must be met after the commitment letter is provided in order to close the mortgage transaction (such as a property appraisal and confirmation of insurance), the objective of the One-Day Mortgage program is to give customers more certainty and peace of mind during the loan origination process.
Since we launched Better’s “One-Day Mortgage” program, we have seen strong customer interest in the One-Day Mortgage offering due to its ability to provide prospective home buyers with a higher degree of certainty and peace of mind during the home purchase and refinance process, on top of Better’s low rates. Additionally, some traditional lenders will only provide a single or few loan pricing options to customers, because acquiring and analyzing pricing data from multiple loan purchasers can be a time and labor intensive process. Our process for incorporating loan pricing is digital and automated, and therefore we are able to dynamically surface multiple pricing options that can be flexibly adjusted if the customer wants to change aspects of the loan. While we remain focused on enhancing our automated systems, in a manner that we believe will improve efficiency and reduce labor hours devoted to loan production, there remain numerous parts of our loan production process that require human labor, including our sales team interfacing with borrowers who have questions, the manual gathering and verification of data on more complex loan files (such as investment properties or self-employed borrowers), as well as the human review of loans by licensed underwriters and quality control team members to minimize potential loan file errors. The human labor required in our loan production process is one component that requires us to incur higher mortgage platform expenses if our origination volume grows.
We generate mortgage platform revenue through the production and sale of loans through our platform. The components of mortgage revenue include the gain, or loss, on sale from loans that we produce and then sell into the secondary market, the gain, or loss, from integrated relationships, and the revenue generated from changes in fair value interest rate lock commitments and forward sale commitments. In certain periods, including the year ended December 31, 2022, the negative revenue impact from the decline in fair value of loans held for sale due to increasing interest rates resulted in a net loss on sale of loans and loss from integrated relationships, which were offset by the gain resulting from our hedging activities, or gain from changes in fair value interest rate lock commitments and forward sale commitments. As a result, in 2022 we generated positive $105.7 million in total mortgage platform revenue. We define Gain on Sale Margin as mortgage platform revenue, as presented on our statements of operations and comprehensive income (loss), divided by Funded Loan Volume, which for the three months ended March 31, 2023 and the year ended December 31, 2022 and prior years was positive. The table below shows, for each specified period, average MBA 30-year fixed rate, Better’s average 30-year fixed rate and Better’s Gain on Sale Margin.

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021	2020
MBA Average 30-year fixed rate	6.52%	4.08%	5.60%	3.17%	3.33%
Better Average 30-year fixed rate	6.07%	3.89%	5.32%	2.94%	3.12%
Better Gain on Sale Margin	1.89%	1.11%	0.93%	1.88%	3.45%
Because the rates we offer our customers are, on average, lower than the industry, we correspondingly generate a lower Gain on Sale Margin compared to other D2C mortgage industry peers. The low rates we provide to our customers result in a lower Gain on Sale Margin for us, but in the long term we seek to offset lower Gain on Sale Margin through a lower origination cost structure enabled by our technology and operating efficiency, as well as to generate revenue on non-mortgage products offered to our customers. These non-mortgage products, which we call Better Plus, include real estate services, title insurance, and homeowners insurance, which typically allow us to charge fees incremental to our mortgage gain on sale without generating additional customer acquisition costs on these additional products. Our non-mortgage revenue was $5.0 million (of which $3.0 thousand was revenue from the Better Cash Offer program), or 24% of our total net revenues, in the three months ended March 31, 2023 compared to $127.6 million (of which $107.2 million was revenue from the Better Cash Offer program), or 62% of our total net revenues in the three months ended March 31, 2022. For the three months ended March 31, 2023, mortgage platform revenue was $16.0 million, or 76% of our total net revenues, compared to $77.4 million of mortgage platform revenue for the three months ended March 31, 2022, or 38% of our total net revenues. In the year ended December 31, 2022, non-mortgage revenue was $277.3 million, or 72% of our total net revenues, as a result of the growth of our Better Cash Offer program, which accounted for $228.7 million of our total $277.3 million non-mortgage revenue (representing the full purchase price of homes bought by our Better Cash Offer customers), an increase of 80.7% compared to non-mortgage revenue of $153.4 million in the year ended December 31, 2021. Excluding the Better Cash Offer program, our non-mortgage revenue decreased 57.4% year-over-year, to $48.6 million, or 13% of our total net revenues, in the year ended December 31, 2022 from $114.1 million in the year ended December 31, 2021. For the year ended December 31, 2022, mortgage platform revenue was $105.7 million, or 28% of our total net revenues. In the three months ended March 31, 2023 and the year ended December 31, 2022, we generated the majority of our non-mortgage revenue through our Better Real Estate services, which includes brokerage fees and the sale price of the homes sold through the Better Cash Offer program. These services are predominantly only relevant for customers purchasing a home, and not our refinance customers. Given that Purchase Loan Volume was approximately 92% for the three months ended March 31, 2023 and 55% for the year ended December 31, 2022, a subset of our Funded Loan Volume was not addressable with Better Real Estate products. As we seek to grow our home purchase business, we look to correspondingly expand the portion of our loan production that can be addressed with our Better Real Estate products. However, given the lower demand for home buying and the less competitive market for purchase customers, we are not actively seeking Better Cash Offer customers, although we maintain the functionality and would be able to serve inbound demand.
Similar to other mortgage companies, we experience a negative correlation with interest rates and gain on sale, as well as with funded loan volume. As interest rates rise, the population of customers who can save money by refinancing, because their existing mortgage rate is higher than current mortgage rates, declines. In addition, higher prevailing market rates both reduce the propensity of new home buyers to enter the market and reduce those willing to sell their homes. This creates a supply-demand imbalance where mortgage lenders are competing for fewer customers, and become increasingly price competitive to win business, thereby accepting lower potential Gain on Sale Margin. This competition manifests in industry-wide gain on sale compression and decreased industry origination volume in higher rate environments. In the second half of 2021, year ended December 31, 2022, and the first quarter of 2023, we experienced this trend where our volume declined, and our Gain on Sale Margin compressed, and has remained compressed even at lower volumes in 2022, due to rising interest rates and an increasingly competitive market for lenders. Additionally, we see our gain on sale compress further as volumes increase, as it becomes incrementally more competitive to attract customers at increasingly higher volumes because that requires converting lower-intent borrowers through lower, more attractive rates, resulting in lower gain on sale for Better. The gain on sale compression we experienced starting in the second half of 2021 was a result of both rising interest rates and an increasingly competitive market for lenders, as well as our focus on growing market share and Funded Loan Volume in 2021.
The table below shows, for each specified period, average MBA 30-year fixed rate, Better’s average 30-year fixed rate and Better’s Gain on Sale Margin.

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021	2020
MBA Average 30-year fixed rate	6.52%	4.08%	5.60%	3.17%	3.33%
Better Average 30-year fixed rate	6.07%	3.89%	5.32%	2.94%	3.12%
Better Gain on Sale Margin	1.89%	1.11%	0.93%	1.88%	3.45%
One of our strategies is being a low-cost provider for our customers. Better’s interest rates were on average lower than the industry average from January 2020 through March 2023 according to the MBA Weekly Applications Survey for a 30-year fixed mortgage. For the year ended December 31, 2020, our average 30-year fixed mortgage rate was 3.12%, compared to the 3.33% MBA Average 30-year fixed rate. For the year ended December 31, 2021, our average 30-year fixed mortgage rate was 2.94%, compared to the 3.17% MBA Average 30-year fixed rate. For the year ended December 31, 2022, our average 30-year fixed mortgage rate was 5.32%, compared to the 5.60% MBA Average 30-year fixed rate. For the quarter ended March 31, 2023, our average 30-year fixed mortgage rate was 6.07%, compared to the 6.52% MBA Average 30-year fixed rate. By comparison, 99% of existing home mortgages have an interest rate lower than 6%, which has decreased demand for refinance loans. Our business model is, in part, designed to support these lower rates by driving down costs through automation and eliminating sales-based commissions from our team members’ compensation. We are also able to offer our customers additional non-mortgage products, and thereby seek to generate additional revenue per transaction while minimizing additional customer acquisition cost. We aim to pass the structural benefits of our digitally native integrated homeownership platform on to our customers in the form of a lower rate.
We seek to use our integrated digital platform, when opportunities arise, to deploy new products. As of March 31, 2023, we are licensed to offer our home finance products in 50 states and the District of Columbia, up from 16 states plus the District of Columbia in January 2018. Within our platform we have embedded additional services and products including real estate agent services, title insurance, and homeowners insurance, tailored to the specific needs of our customers. We believe there are substantial efficiency benefits to surfacing multiple products to our customers directly within the home finance workflow, at their point of highest intent, including saving our customers time and money by not having to go to multiple third-party providers, as well as improving the productivity of agents using our technology, compared to agents using legacy systems (based on internal analysis). We launched both title insurance and settlement services, as well as homeowners insurance in 2019, reaching approximately $25.0 billion in total insurance coverage written in 2021 and subsequently declining to $6.8 billion and $654 million in total insurance coverage written in 2022 and the three months ended March 31, 2023, respectively, due to the substantial decline in title insurance volume, which is predominantly tied to declining volumes of refinance mortgages. We launched our real estate product during the second half of 2018, reaching $2.2 billion in transaction volume in 2021 and subsequently declining to $1.7 billion and $161 million in transaction volume in 2022 and the three months ended March 31, 2023, respectively, given the overall pull-back in the market and decline in our mortgage volume, which serves as the main lead source for our real estate business. In 2022, we continued to build out our comprehensive homeownership platform, piloting innovative new products that we launched in 2021, including the Home Improvement Line of Credit, the Better Cash Offer program and private share loans (mortgages with private company equity as loan collateral). While we believe these products will enhance the competitiveness of our platform in a suitable market environment, we are not focused on scaling and marketing these products in the current market, and accordingly do not expect these products to be a material source of revenue for Better in the near-term. We recently launched a pilot Home Equity Line of Credit product, which is a revolving line of credit secured by an interest in the borrower's home, similar to other HELOC products available in the market today. We believe Better's HELOC product is well-suited for an environment with continued higher rates, as it allows customers to take advantage of equity they have built up in their homes without impacting the rate on their first lien mortgage, as opposed to a cash-out refinance, and is currently available on primary residences, second homes, and investment properties. We are currently optimizing and scaling these offerings to strengthen our position as a truly differentiated home ownership company.
We believe COVID accelerated a number of trends that strengthened our value proposition for customers, including the shift away from analog, in-person shopping experiences towards the acceleration of digital adoption. Over the last few years, we have witnessed increased consumer desire to transact online in larger spend categories, including furniture, travel, and auto, a tailwind that was further accelerated by COVID. We believe seamless, digital transacting and financing of everything related to the home is the next frontier of e-commerce and we are well positioned to be at the forefront. The low interest rate environment in 2020 and beginning of 2021, driven in part by COVID, gave us the opportunity to demonstrate our strong refinance product-market fit and ability to scale quickly to meet consumer demand. Starting in the second half of 2021 and continuing through 2022, the interest rate environment and mortgage market changed substantially, with mortgage volumes declining by approximately 50% industry wide in 2022 versus 2021 and expected to decline further by approximately 30% in 2023 versus 2022 as of the February 2023 Fannie Mae Housing Report.
For the three months ended March 31, 2023, our Funded Loan Volume and revenue was $844.0 million and $21.0 million, respectively, compared to $7.0 billion and $205.0 million in the three months ended March 31, 2022, representing year-over-year reduction of approximately 88% and approximately 90%, respectively. For the year ended December 31, 2022, our Funded Loan Volume and revenue was $11.4 billion and $383.0 million, respectively, compared to $58.0 billion and $1.2 billion in the year ended December 31, 2021, representing year-over-year reduction of approximately 80% and approximately 69%, respectively in 2022, compared to year-over-year growth of approximately 139% and approximately 42%, respectively in 2021. We believe our prior growth rates and profitability were partially driven by interest rates being at historic lows and the increased use of online services, both as a result of the COVID-19 pandemic. In particular, while our goal remains to ultimately pursue profitable growth over the long-term, the revenue growth rate and profitability that we experienced in the year ended December 31, 2020 over the year ended December 31, 2019 are not representative of expected future growth rates and profitability. Our growth rate slowed significantly in the second quarter of 2021 from the first quarter, and that trend continued into the third and fourth quarters of 2021 and through the first quarter of 2023. We recorded net loss of $89.9 million for the three months ended March 31, 2023 and a net loss of $329.0 million for the three months ended March 31, 2022. We recorded net loss of $888.8 million for the year ended December 31, 2022 and a net loss of $301.1 million for the year ended December 31, 2021. We expect that we may incur net losses in proximate future periods due to fluctuations and continued periods of higher interest rates, as well as continued investments that we intend to make in our business (including investments to expand product offerings and in technology). As a result, we expect to require additional capital resources to grow our business. U.S. single-family mortgage originations are expected to decrease in value from $2.42 trillion in 2022 to $1.65 trillion in 2023, down from $4.57 trillion in 2021 according to the Fannie Mae December 2022 and May 2023 Housing Forecasts, which will directly impact Better’s business and overall growth rates.
Our Products
We understand that our customers do not want a real estate agent, a mortgage, or an insurance policy—they want a home. We seek to empower consumers to navigate the entire homeownership journey, starting with house hunting, and through buying, owning, and selling, all in one place. A real estate agent and a mortgage pre-approval are often the first steps in our customers’ journeys, so that is where our trusted partnership begins, and we intend in the future to expand that partnership throughout their entire homeownership experience.
We offer Home Finance (home loan) products and Better Plus (non-mortgage) products, including real estate services and insurance products. Our broad suite of products and services is powered by our core technology platform, Tinman. Tinman also allows us to build a more valuable, deeper relationship with our customers by offering them multiple products and services throughout the homeownership journey, all with the same low-cost, seamless ethos. We believe the mortgage is the most complex and data-rich product throughout the homeownership journey and, subject to data protection and privacy considerations, our system extracts data on each consumer and property and uses it to surface the most relevant products for a given consumer and home with the goal of minimizing incremental customer acquisition cost. We surface these products before, during and after the point of mortgage, in an effort to build long-term customer relationships and expand our customer lifetime value beyond a single transaction.
Home Finance offers a selection of loan products for home purchase and refinance, including cash-out refinance and debt consolidation, across a range of maturities and interest rates. We offer our customers GSE-conforming loans, FHA-insured loans, VA-guaranteed loans, and jumbo loans. Within Home Finance, we offer loans that we sell to a network of multiple loan purchasers, including GSEs, banks, insurance companies, asset managers, and mortgage REITs, through our proprietary matching engine, and we earn revenue on the sale of each loan. Better’s origination volume, including the vast majority of the loans we sell through our capital markets platform, largely conforms to GSE standards, specifically those of Fannie Mae and Freddie Mac, which have specific loan to value requirements, providing a deep, liquid and reliable market for the sale of the bulk of our loans. Freddie Mac’s guidelines provide that the maximum loan to value for a conforming purchase in non-cash out refinance mortgages is 95% for a one-unit primary residence. In the three months ended March 31, 2023, 96% of Better’s loans conformed to GSE standards. In the years ended December 31, 2022 and 2021, 94% and 93%, respectively, of our Total Loans conformed to GSE standards. In 2022 and 2021, approximately 71% and 69% of loans sold through our capital markets platform were purchased by GSEs. For our loan products offered through Home Finance, as of March 31, 2023, we are licensed to operate in all 50 states and the District of Columbia across various credit and income profiles. In the three months ended March 31, 2023, our average customer had, approximately, an average loan balance of $360,000, age of 38, FICO score of 759, and annual household income of $157,000. In the year ending December 31, 2022, our average customer had, approximately, an average loan balance of $381,000, age of 40, FICO score of 756, and annual household income of $153,000.
We are also expanding our loan products to serve our customers throughout their homeownership lifecycle. In particular, we are beginning to offer home improvement loans through our Home Improvement Line of Credit and home equity lines of credit through our Home Equity Line of Credit, to enable customers to access existing equity in their homes. For the majority of non-GSE conforming loans, we enter into upfront sale agreements with our network of loan purchasers and partners to minimize our balance sheet risk. We are also beginning to explore programs to improve housing affordability, fostering economic opportunity through housing and revitalizing neighborhoods. Through the expansion of Home Finance products, our goal is to be able to serve each and every potential customer that comes to our website.
Better Plus
Through our Better Plus products, we seek to build long-term customer relationships by consistently delivering value for their homes. We achieve this through a suite of non-mortgage products including real estate agent services (Better Real Estate) offered by our network of third-party partner real estate agents, and through our insurance partners, title insurance and settlement services (Better Settlement Services), and homeowners insurance (Better Cover).
Through Better Real Estate, our technology matches prospective home buyers with local real estate agents, who help them identify homes, see homes, and navigate the purchase process. We provide real estate services through a referral network, where we introduce customers to a network of external real estate agents that assist them with searching for a home, for which we receive a fee for our cooperative brokerage arrangement. In addition to real estate services offered through our third-party partner real estate agents, Better historically has offered real estate services through in-house Better-employed real estate agents. In the second quarter of 2023, we made the decision to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our customers with real estate agent services. We employed 470 agents as of December 31, 2021 and have since scaled down our in-house agent headcount to approximately 80 agents as of December 31, 2022 and to less than five agents as of June 8, 2023. Because the partner agent model enables us to flexibly refer customers to over 6,500 agents nationwide without needing to maintain an in-house agent footprint, we believe the partner agent model is more sustainable from a cost perspective, particularly in lower volume market environments.
Through Better Settlement Services, we offer title insurance primarily as an agent and work with third-party providers that underwrite the title insurance policies. Currently as an agent, we rely on partners for aspects of our operational fulfillment and do not take underwriting risk and do not assume the risk in a claim against the policy. In addition, we work with partners to offer settlement services during the mortgage transaction, which include wire services, document preparation, and other mortgage settlement services.
Through Better Cover, we offer customers access to a range of homeowners insurance policy options through our digital marketplace of third-party insurance partners. We act as an agent to insurance carriers and receive an agency fee from the insurance carriers for policies sold and renewed. Third-party insurance and service providers, as marketplace participants, integrate digitally into our technology platform to offer customers Better Plus homeownership products.
We see the Better Plus products as a way to continue providing additional customer utility and savings, as well as diversifying our revenue streams. These additional products are embedded directly into the customer experience of our platform, making it easy for customers to purchase these products as part of the mortgage process. We are continuing to test new products to optimize our offerings.
Better Cash Offer Program
Our Better Plus product offerings include the Better Cash Offer Program that enables a prospective buyer to make an all-cash offer—without a financing contingency. The Better Cash Offer Program was launched in the fourth quarter of 2021, and is best suited for competitive housing markets, including in 2020 and 2021, where customers using our Better Cash Offer Program may be viewed as more competitive by sellers because they are able to submit a cash bid and waive the financing contingency, while enabling buyers to sell an existing home while closing on their new home, simultaneously.
Under the Better Cash Offer Program, the prospective buyer goes through our regular underwriting process to be pre-approved for a mortgage, identifies a home of their choosing and establishes their bidding amount, which is reviewed and approved by the Better Real Estate agent against an appraisal and similar properties. If the bidding amount is approved, then Better Real Estate offers that amount to the seller of the new home. If such cash offer is accepted, Better Real Estate pays an earnest-money deposit to the seller of the home and expedites the purchase of the new home from the seller by paying for the home up-front, in cash shortly thereafter and enters into separate agreements (the “BRE Contract”), using balance sheet cash to make such payment. Also, upon acceptance of the cash offer, we enter into a separate agreement with the prospective buyer to sell them the new home (the “Buyer Contract”) and the prospective buyer pays the title/escrow company an earnest-money deposit that can be applied to the down payment when we transfer the new home to the buyer. If we purchase the home and subsequently the prospective buyer does not complete its purchase under the Buyer Contract, then the earnest-money deposit would be released to Better and forfeited by the prospective buyer.
We take title to the property upon completion of the purchase of the new home under the BRE Contract. If the prospective buyer wishes to occupy the new home before finalizing the purchase under the Buyer Contract, we may lease the property to the buyer and collect rent for the full rental period until the buyer’s purchase under the Buyer Contract. When we sell the new home to the buyer, title passes to the buyer under the Buyer Contract. If the seller of the home desires to remain in the home until the prospective buyer takes over the lease and/or purchases the home from us, then we may lease the property to the seller and collect rent from the seller at closing under the BRE Contract.
Although we did not originally charge a fee for Better Cash Offer customers that obtained their mortgage through Better Home Finance, we have since revised our business model and Better Real Estate now charges all buyers a transaction fee for the Better Cash Offer services provided, which is reduced if the buyer uses Better Home Finance to obtain their mortgage. In addition, the prospective buyer has a limited number of days to purchase the property from us from the date of the closing under the BRE Contract.
Demand for the Better Cash Offer program is dependent on home buying environments and such demand has declined in the current market that is less competitive for purchase customers than in 2020 and the first half of 2021. While Better maintains the functionality and would be able to serve inbound demand, Better is not actively seeking Better Cash Offer customers.
While Better recognized significant revenues from the Better Cash Offer program in the fourth quarter of 2021 and in the first half of 2022, Better Cash Offer revenue declined substantially in the second half of 2022 and we do not believe this program is a material growth driver in the near term. For the three months ended March 31, 2023 and 2022, Better Cash Offer revenue was $3.0 thousand and $107.2 million respectively. For the years ended December 31, 2022 and December 31, 2021, Better Cash Offer revenue was $228.7 million and $39.4 million respectively. Better Cash Offer revenue includes the full sale price of the homes transacted, revenue from transactions where Better leases the home to the customer until the title is transferred to them, and any fees charged by Better for Better Cash Offer services. For the three months ended March 31, 2023 and 2022, Better Cash Offer program expenses were $0.1 million and $107.7 million respectively. For the years ended December 31, 2022 and December 31, 2021, Better Cash Offer program expenses were $230.1 million and $39.5 million respectively. These expenses include the cost of the homes transacted with Better Cash Offer, as well as related transaction closing costs. Better Cash Offer requires a relatively larger capital outlay from Better per transaction, because Better pays the full sale price of the home upfront through balance sheet cash, compared to our traditional mortgage process. Better seeks to minimize the capital liquidity risk of the customer breach or being required to hold the homes for a prolonged period by collecting earnest-money deposits from customers, charging a non-refundable fee to customers using the Better Cash Offer program, and charging rent payments if the customer wishes to occupy the new home before finalizing the purchase. When we were prioritizing the growth of the Better Cash Offer program in 2022, we sought warehouse facilities to reduce the use of balance sheet cash on the Better Cash Offer program, but do not expect the program to use material amounts of cash in the near-term given its deprioritization.
Our Technology Platform
We started in 2015 with the core thesis that homeownership should be seamless, low-cost, and digital, with the customer at the center and technology as the backbone. With that ethos in mind, we built Tinman, our proprietary loan origination platform that uses automation to deliver a low-cost, user-friendly experience to our customers. Unlike traditional real estate companies that often use manual, siloed, human-driven workflow systems to interact with customers or process internal tasks, we built Tinman to be the primary, machine-driven platform that sits at the center of our loan manufacturing process, interacting with customers, team members, marketplace participants and loan purchasers and directs all constituents in our ecosystem through the home buying or refinancing process into its decision engine. Along the way, Tinman, among other things, captures data from third parties via application program interfaces, or APIs, provides customer service and education, surfaces rates to our customers, performs underwriting calculations, generates documents, and supports our team members.
Tinman’s machine-driven decision engine powers internal workflows and increases our teams’ productivity by automating data-collection, orchestrating complex tasks between our customers and teams to facilitate the underwriting process, guiding home purchase or refinancing transactions from beginning through to closing (for which in part we use third-party software), as well as dynamically matching customers with loan purchasers to ensure best execution and the lowest rate for our customers. Through Tinman, we have “taskified” the loan production process, breaking down traditionally specialized, complex tasks that require high-cost labor into machine-driven tasks that can be completed by non-specialized, lower-cost labor, and eventually automated altogether. We have built and are continuing to build Tinman to scale, supporting the potential for high-volume growth, as indicated by its ability to scale up from approximately 14,370 Total Loans in 2019 to approximately 153,843 Total Loans in 2021, which was then followed by a decrease to approximately 29,818 Total Loans in 2022.

Better Real Estate Agents
Better Title and Settlement Services
Better Insurance
Home finance lifecycle
D2C
B2B
Loan Purchasers
Tinman
Customer-facing tasks to licensed team members
Manual tasks to non-licensed team members
Better Team Members

Our customers use Tinman to navigate their homeownership journey with us. Customers interact autonomously and digitally with Tinman, uploading information, completing tasks, and viewing their rates, enabling them to obtain or refinance a loan, insurance policy, or real estate agent on their own schedule. Tinman seamlessly embeds Better Plus products directly into the loan workflow for the customer, allowing them to add real estate agent services, title insurance, homeowners insurance and settlement services, in each case if available to the customer, with just a few clicks. Our systems architecture is designed to store customer and property data in flexible graphs, to be seamlessly integrated into multiple products in parallel, within a singular seamless customer flow.
In parallel, Tinman coordinates and supports the required tasks for Home Finance and Better Plus products. Tinman gathers data from our customers and automatically from third parties through APIs. Tinman uses its automated decision engine to dynamically generate tasks for every loan based on the customer’s financial profile, property type, and the requirements of the financial products they are exploring. Tinman’s workflow system then completes certain tasks through automation and assigns other remaining tasks to our team members for completion. We believe that as more processes are automated, each loan will require fewer labor hours to complete, which meaningfully reduces our cost to manufacture. Nevertheless, while we remain focused on enhancing our automated systems, including our automated decision-making engine, Tinman, in a manner that we believe will improve efficiency and reduce labor hours devoted to loan production, there remain numerous parts of our loan production process that require human labor.
Tinman supports the matching engine for our loans and loan purchaser network, enabling us to maintain our business model and sell our loans to the highest bidder based on each loan’s unique attributes. For the three months ended March 31, 2023, 96% of our Total Loans were eligible for purchase by GSEs and 82% of our loans sold were purchased by GSEs. For the year ended December 31, 2022, 94% of our Total Loans were eligible for purchase by GSEs and 71% of our loans sold were purchased by GSEs. For the year ended December 31, 2021, 93% of our Total Loans were eligible for purchase by GSEs and 69% of our loans sold were purchased by GSEs. Under certain limited circumstances, we believe that our platform enables differentiated pricing in the secondary market for loan sales as institutional investors on our platform seek specific loan attributes, such as Community Reinvestment Act credit.
Market Opportunity
We believe that our past results benefited from the coalescence of the homeownership market around platform solutions. Digital-first consumers make up a larger share of homeowners, and consumers are spending more time in their home, in part as a result of the geographic moves and consumer behaviors developed during the COVID-19 pandemic, and related e-commerce tailwinds.
The homeownership market is substantial, fragmented and lacks a comprehensive solution for customers.
Annual spending across the housing market accounts for approximately $11.4 trillion, or 12% of global GDP in 2021, according to the MSCI global real estate report. Yet, customers today face a home financing process that is complex and opaque, and that often seems like it is actively working against their interests. They deal with what we see as a broken ecosystem with commissioned agents, including the loan officer and real estate agent, at the center and as many as ten additional intermediaries. We believe that this process creates misaligned incentives resulting in high fees paid by the customer to a host of intermediaries. According to our research, intermediary fees, including real estate broker commissions, can add costs of up to 10% of a home’s value, including up to a 1-2% commission for the loan officer, and 6% commission paid to the real estate agents involved in a transaction.
Shifting consumer preferences with digitization are disrupting the entire homeownership cycle.
We believe consumers are increasingly looking to digital solutions for faster, cheaper and better transactions across industries, including homeownership. Consumers’ comfort in executing large and complex transactions online has been significantly accelerated by the COVID-19 pandemic. We believe the legacy homeownership journey no longer meets the demands of the modern consumer, who values simplicity, transparency, and cost competitiveness, as indicated by the secular shift to new digital businesses across retail, travel, and auto, as well as other areas of consumer finance including retail brokerage, banking, and financing. As the single largest financial decision many consumers will make, we expect superior value and customer experience to be increasingly important in the homeownership market going forward, with the legacy players at a competitive disadvantage. We believe our vision to put all aspects of the home on our customers’ home screen aligns with the demands and buying behaviors of modern, digital consumers.
Over the long term, shifting demographics are expected to drive elevated and sustained demand for homeownership that will exceed supply and create an increasingly competitive home purchase market.
We expect homeownership demand to increase, especially among millennials, particularly as the COVID-19 pandemic has reinforced the importance of home for many consumers. Millennials—those born between 1981 and 1996—make up the largest cohort of the U.S. population today, comprising more than 70 million Americans. There is growing evidence to suggest that while this generation of consumers has waited longer to buy homes, homeownership rates are now rapidly increasing among Millennials. According to the National Association of

Realtors 2021 Home Buyers and Seller General Trends Report, Millennials represent the largest share of homebuyers at 37%, with 48% of older Millennial homebuyers and 82% of younger Millennial homebuyers being first-time homebuyers. Constrained housing supply, record home price appreciation, and rising rates have intensified market competition. We believe, in certain market environments, this may give advantage to our differentiated purchase mortgage offerings that may make our customers’ offers more competitive, including our low rates and Better Cash Offer Program. However, we do not expect to see this trend actualize until interest rates decrease significantly from their current levels.
Our Customer Acquisition Channels
We reach our customers through two channels, a direct-to-consumer channel (D2C) and a business-to-business channel (B2B).
In our D2C channel, we serve customers from their first website visit to close entirely under the Better brand. We have historically relied on positive word of mouth, customer reviews, and trusted third-party recommendations to grow our business, together with performance marketing (pay-per-click) and other paid digital media. Unlike other large brands in financial services that rely heavily on brand marketing and advertising spend, we spent minimally on brand marketing and advertising to date, with the balance of our marketing and advertising spend primarily comprised of performance marketing (pay-per-click) and other paid digital media.
Today, our marketing approach primarily includes performance marketing (pay-per-click) and other paid digital media. Our performance marketing strategy drives high-intent prospective customers to our platform by purchasing targeted leads from our lead aggregators. Further, our paid digital media strategy leverages search engines and social media channels to engage with our customers. We strive to optimize and expand our customer acquisition strategies by further penetrating both existing and new performance marketing and digital media channels.
In our B2B channel, we develop longer-term, enterprise-level relationships with leading consumer brands through advertising relationships (in which we present advertising on a third-party’s platform—often involving consumer incentives or discounts—allowing us to drive our partners’ customers or rewards program members to our Better-branded platform), as well as through an integrated relationship model (in which our technology platform and team members power the end-to-end home finance experience on behalf of a third-party lender through an integrated, co-branded customer experience). We believe we are able to lower our customer acquisition cost by advertising to our B2B partners’ large addressable consumer segments to drive customers to our platform, without the need for high-cost brand advertising. We provide our B2B partners’ customers with the same superior customer experience, broad product offerings and cost advantage as our D2C customers.
•Advertising Relationships: We have structured arrangements with our advertising partners, including American Express, as well as other advertising relationships, for us to advertise our homeownership products to their customers. Customers that come to us via these advertising relationships enter through the same customer workflow as our D2C customers, generating revenues for us in the same manner as our D2C customers.
•Integrated Relationships: We currently have one integrated relationship with Ally, pursuant to which we offer our end-to-end platform and services alongside Ally’s brand, and manufacture loans on Ally’s behalf. This ‘Better-as-a-Service’ offering enables our partner to provide a custom-branded, low-cost, high-quality experience to the partner’s customers, powered by our technology and team members. We do not pay customer acquisition costs through this type of relationship. Currently, we earn revenue from our integrated relationship in the form of a fixed fee per transaction, as well as by purchasing certain of the closed loans from Ally and selling them on the secondary market. When the loans are sold on the secondary market, Ally receives a portion of the execution proceeds, with the total amount Better pays Ally for the loans (including the initial purchase price and portion of the execution proceeds) not exceeding the loans’ fair market value.

Our Competitive Strengths
We believe we have a number of competitive advantages that contribute to our success. We aim to provide our customers with a superior customer experience, lower costs, and a wide selection of products to navigate their homeownership journey. We believe that lowering loan manufacturing costs, integrating additional homeownership products onto our platform, and scaling our ecosystem will, if we are successful, enable us to further reduce costs to our customers and contribute to our mission.
•Superior Customer Experience. Our customers use our integrated platform to seamlessly navigate the homeownership journey. Tinman enables our customers to interact with us on their schedule, allowing us to meet our customers where they are, be it digitally on our platform, or by phone, text, or email, 24/7. Eligible customers can see their rate options in as little as three seconds, get pre-approved in as little as three minutes, lock in rates and get connected to a real estate agent in as little as 30 minutes, get a commitment letter for their mortgage in as little as one day through One-Day mortgage and close their loan in as little as three weeks. Our goal is to surface to our customers the most updated interest rates, and our tools provide them with flexibility to evaluate Home Finance and Better Plus products in real time as they move through our customer workflow.
•Highly Scalable Platform in Breadth and Depth. Tinman provides the backbone of our homeownership products, using the same technology regardless of customer, channel or loan type. We have built Tinman to support significant, rapid growth in volumes. In addition to our platform being able to scale mortgage volume quickly, we believe our technology enables us to achieve broad scale across multiple homeownership products as well. We believe the breadth and flexibility of Tinman across products and customer journey pathways sets us up to scale purchase loans by providing a superior end-to-end integrated homeownership experience to customers. Our platform is modular in nature and new products and partners can be added seamlessly using the same core code and systems architecture. For example, we have added additional Better Plus products such as the recently launched pilot of the Better's Home Equity Line of Credit, a revolving line of credit secured by an interest in the borrower's home, which uses the same loan production technology infrastructure as our mortgage product, with the tasks set up to meet home equity line of credit origination requirements. Additionally, our co-branded loan production solution with Ally and our advertising relationship with American Express utilize the same technology for mortgage origination as our direct-to-consumer loan production, but are customized to add, remove, or rearrange tasks and disclosures within the loan process as well as have our partners' branding on the customer facing aspects of the interface to meet our partners' specific requirements. Our technology infrastructure allows us to address our partners’ requirements by combining existing solutions and customizing functionality.
•Target Reduced Labor Cost. We are working to re-engineer traditionally complex, manual and highly specialized loan workflows into simple tasks that can be partially completed through automation or with unspecialized lower-cost labor. Our digital platform orchestrates each transaction, and simplifies the mortgage workflow to reduce complex tasks that typically would be performed by a high-cost revenue-commissioned loan officer or agent. Tinman aims to make our loan manufacturing team members more productive than the competition at a lower cost. We believe we can complete many of our transactions at a lower production labor cost per unit, seeking to pass savings on to our customers and offer them lower rates and prices across our suite of products.
•Data Advantage. We operate in a fully digital environment allowing us to track and analyze all workflows to optimize customer experience and operational efficiency. We frequently use data to improve our customer experience and maximize conversion. On the customer side, we capture up to 10,000 data points per customer during the loan transaction process. For example, in the underwriting process our platform collects flood certification data, which then can be leveraged for our customers’ flood insurance coverage by Better Cover. We are able to save our customers time and money by removing friction from manual re-entry of personal details and details on their home captured through the loan origination and appraisal process, reducing fatigue from dealing with numerous providers, offering them the best combination of tailored products through our expanding homeownership platform. We are able to surface highly relevant and suitable products for each customer based on their personalized financial and property circumstances.

•Limited Credit Exposure. Our business model is to manufacture loans to sell to our marketplace of secondary investors and partners, and we do not seek to retain assets for long periods of time. With every loan we produce, we aim to sell the loan and associated MSR into our network of purchasers, and not permanently retain loans or MSRs on our balance sheet as part of our business model. We retained loans on our balance sheet for approximately 18 days, on average, over the course of 2022. As of March 31, 2023, we had no material MSRs on our balance sheet. In 2021, 2022, and the first quarter of 2023, approximately 93%, 94%, and 96% respectively, of all the loans we produced were conforming with GSE-guaranteed takeout, providing access to liquidity for our loans through market cycles. For jumbo loans, which are not GSE eligible, we enter into sale agreements with purchasers prior to lock, thereby enabling us to take minimal balance sheet exposure for non-conforming loans, limiting our credit risk and supporting our model.
•Integrated Platform. Our integrated offerings across Better Home Finance, Better Real Estate, Better Settlement Services and Better Cover enable us to leverage our platform and data to seamlessly offer superior and customized products to customers at all stages of their home ownership process. Certain of our offerings, are the result of an ecosystem that utilizes information throughout a customer’s data profile to maximize their options in the home purchase process while minimizing their burden of repetitive data entry.
Our Growth Strategies
Better was launched with the mission of making homeownership better, faster and cheaper for all. We believe we can grow by enhancing our customer experience, expanding our customer base and providing additional products and services.
•Integrated Home Purchase and Agent Strategy. Having proven strong traction and ability to grow our refinance business, we are focused on growing purchase and demonstrating our purchase customer value proposition through our integrated homeownership platform. We believe that providing value to prospective customers early, as well as providing them with multiple products throughout their homeownership journey, enables us to build longer and more enduring relationships. We believe real estate agents are trusted advisors throughout the homeownership journey. A key pillar of our home purchase strategy is to make real estate agent services available through our homeownership platform and build relationships with agents to champion the Better value proposition. In 2020, we established our real estate agent program, Better Real Estate, currently offered through our network of third-party partner real estate agents. Through our real estate agent program, we believe we are well positioned to improve the purchase journey for our customers, who come to our website looking to understand how much mortgage they can afford and get pre-approved to begin shopping, and, at their request and following appropriate disclosures, we connect them directly with a trusted local real estate agent to help with the process. Better Real Estate partners with approximately 6,500 real estate agents across the U.S. on a third-party basis to refer potential homebuyers that have received a pre-approval from Better Mortgage Corporation, pursuant to cooperative brokerage arrangements between Better Real Estate and the third-party agents. We believe developing the real estate agent process will improve the customer experience and increase our revenue per customer. We are also enhancing features in Tinman to drive engagement with customers that intend to purchase a home further out in the future with our loan products, including pre-transaction education, property search, and affordability simulations.
•Customer Acquisition. We believe we have ample room to reach more customers through data-driven marketing. We see growth opportunities to reach customers by further penetrating both existing and new performance marketing (pay-per-click) and digital media channels. Additionally, growth in organic traffic is a significant opportunity for us. We will continue to drive traffic organic growth through content marketing and high customer satisfaction, although in light of significant deterioration in market conditions and the macroeconomic environment, we have reduced spending on customer acquisition.
•Conversion. We believe that we can unlock additional growth by improving the rate at which we convert the visitors to our website into customers with funded loans. We aim to drive higher conversion rates by enhancing our customer experience, increasing our product offerings and providing lower rates to our customers. We see a sizable opportunity to better convert top-of-funnel customers through improved customer support and purpose-built technology to nurture them at early stages of the homeownership journey. In addition, by further automating steps of the loan manufacturing process, we believe we can improve the customer experience and decrease the time they spend in the process, which may improve post-lock conversion. However, potentially as a result of significant deterioration in market conditions and the macroeconomic environment, together with the recent negative press surrounding Better and the Better Founder and CEO, each as described elsewhere in this this proxy statement/prospectus, we believe that we are currently less effective than others in our industry at capturing potential customers and converting them into funded loans.
•Enhance Technology Innovation. Our technology strategy is to fully automate the homeownership process, allowing our team to focus on what people do best—building customer relationships. We will continue to invest to remove points of customer friction, making our platform more efficient and scalable as we continue to grow and add new products. Further driving down labor costs through automation allows us to offer lower rates to our consumers. We believe our investments in technology will lead to superior customer experience, lower manufacturing costs and increased conversion rates across all our products.
•Expand Better Plus Products. Our customers do not want a real estate agent, a mortgage, or an insurance policy, they want a home. We expect to grow the suite of products and services we offer through our platform and deliver a one-stop shop for homeownership, empowering consumers to navigate the entire homeownership journey from searching to owning, living and selling, all in one place. We believe over the long term there is a range of products that we will be able to offer our customers during their homeownership journey, including home maintenance services and improvement loans, and a financial network of personal, automobile, and student loans, and life and disability insurance, leveraging the equity customers have in their homes to offer cost-effective consumer finance products at a fraction of the speed given the existing data we capture on the customer financial graph and property graph. By continuously analyzing customer and property data captured during the loan process, we can seamlessly identify and offer products customized to our customers’ needs at a lower cost, for those customers who choose to purchase with us. Through expanding Better Plus products we seek to improve our economics through higher transaction value per customer without incremental customer acquisition spend. In addition, we are investing in Better Plus in order to diversify our revenue streams into relatively less rate-sensitive products as compared to refinance loans.
•Additional B2B Partners. We believe there is opportunity to add new B2B partners, both in the form of advertising relationships and integrated relationships. We seek to pursue relationships with potential partners that are aligned with our consumer-minded ethos and want to provide low-cost, high-quality homeownership products to their customers. Our partners trust us to do right by their customers, and we leverage the same scalable end-to-end technology powering our D2C business to offer our partners’ customers a better, faster, cheaper homeownership experience. We believe that growing our B2B business improves our long-term position by adding volume, improving customer awareness, and embedding our technology within the leading household consumer finance brands.
•Broadening U.S. Geographic and Product Coverage. As of March 31, 2023, we are licensed to offer Home Finance loan products in all 50 states and the District of Columbia. Better Real Estate, which is currently licensed in 27 states and the District of Columbia, is able to refer brokers in all 50 states and the District of Columbia through its agent network. Better Settlement Services, which offers title services, is licensed in 27 states and the District of Columbia. Better Cover is licensed in 50 states and the District of Columbia. We aim to increase our addressable market by providing all of our products across the United States. Additionally, we continue to invest in infrastructure to diversify and scale our loan product portfolio (FHA, VA, Non-Agency Jumbo and Non-QM) to meet demand. Due to state licensing and other regulations, the number of Better Plus products available to customers in some states is limited, providing us with substantial growth potential as we increase product availability. We plan to expand access to our Better Plus portfolio of products across the U.S. as we see market demand. This broad array of products and services, combined with expanded market access, is intended to create a one-stop shop for all of our customers’ homeownership needs.
•International Expansion. We believe international expansion represents a large addressable opportunity for us, namely in regions like the U.K. In the third quarter of 2021 we acquired two companies to begin to build out a homeownership services footprint in the U.K. First, we acquired a digital mortgage broker whose digital platform makes shopping for a mortgage and insurance easier, more transparent, and cheaper for the end consumer. Second, we acquired a platform that enables fractional ownership in residential property investments. In addition, in the second quarter of 2022, we entered into an acquisition agreement for a total consideration of approximately $13.8 million to purchase a U.K. based banking entity offering a wide range of financial products and services to consumers and small businesses, which acquisition closed in April 2023 and is intended to enable us to grow and expand our operations in the U.K. by enabling the Company to improve the mortgage process for U.K. mortgage borrowers. In the first quarter of 2023, we also acquired a U.K. based lending entity.
Risk Management & Compliance
We have built a strong culture around risk management and compliance. We believe our technology-driven processes and digital infrastructure help us to mitigate risks within our business.
We are focused on complying with all applicable laws and regulations while providing the best possible customer experience. Our legal and compliance teams work hand-in-hand with our business teams to ensure that we remain up to date on regulatory requirements, and that these requirements are met as new products and services are added. We prioritize strategic thinking about how best to protect the interests of the consumer, particularly since we are building a digitally native system in an industry that has traditionally been analog.
Our integrated platform contributes to our ability to mitigate exposure to risk. Since Tinman tracks thousands of data points across each loan file, we are able to ensure that each transaction is auditable and that our loan production process is compliant with applicable state-specific and federal regulations across customer contact, pricing, underwriting and quality control. Throughout the loan process, we use third-party data that is pulled directly into our system via API to verify income, assets and other client information. We believe this data-focused approach results in lower delinquency and forbearance compared to the overall industry.
Our compliance program is kept current by our internal compliance team, whose members track regulatory updates, conduct thorough reviews of policies and procedures, investigate consumer complaints and other compliance incidents, and monitor the licensing and education requirements of our team members. The company employs dedicated associates within the compliance team that manage regulatory reporting and examinations to ensure timely submissions and responses. Additionally, the compliance team proactively audits and monitors various aspects of our origination process and initiates any necessary remediation measures. This team also takes an active role in the onboarding and ongoing monitoring of B2B partners, third-party providers in our Better Plus marketplace, and new loan purchasers on our platform by assessing risk and reviewing applicable documentation. Through our internal compliance team, we proactively monitor the reporting and revision of these processes and procedures to mitigate risk.
We believe that we mitigate our execution risk by having a robust network of purchasers of loans and servicing rights, including the ability to sell conforming and FHA loans to the GSEs with guaranteed takeout. For jumbo loans, which are not GSE eligible, we enter into sale agreements with purchasers prior to lock to minimize our balance sheet exposure. We manufacture loans to meet the specific criteria of our loan purchasers, and our systems enable us to swiftly adapt to any changes in the guidelines of our counterparties.
Our capital markets team helps mitigate interest rate risk in our loan production business by executing appropriate hedging trades between the time of interest rate lock and loan commitment to an investor. We institute different strategies depending on market conditions to provide our customers with attractive rates and ensure the stability of our loan production pipeline and our liquidity. Our sources of liquidity include loan funding warehouse facilities, the loans we produce in conformity with GSE-guaranteed takeout, as well as cash on hand. As of

March 31, 2023, we had 3 warehouse facilities, with an aggregate available amount of $1.0 billion. The facility renewal periods are risk spread appropriately over 15 months.
We operate under hedging policies designed to mitigate the effects of any fluctuations in interest rates, and analyze our “pull-through” rates along the loan life cycle, to ensure that we are adjusting our hedging activity across market conditions.
Although we are focused on growing areas of our business that are relatively less interest rate-sensitive than refinance loans, including our share of purchase loans and Better Plus businesses (including Better Real Estate agents, Better Settlement Services and Better Cover), much of these business lines remains sensitive to interest rates as purchase loans and other aspects of home services markets relating to home purchases are affected by changes in interest rates. For the three months ended March 31, 2023 and the year ended December 31, 2022, Purchase Loans comprised approximately 92% and 55% of our Funded Loan Volume, respectively, and Better Plus comprised approximately 18% and 70% of our total revenues, respectively.
Security and Data Protection
We employ various in-house and third-party technologies and network administration policies that are designed to protect our computer network and the privacy of our customers’ and team members’ information from external threats and malicious attacks.
We believe that the technologies and network security plan we have adopted are appropriate to the size, complexity and scope of services we provide, as well as the nature of the information that we handle. We have a team of professionals dedicated to network and information security who monitor information systems, evaluate the effectiveness of technologies against known risks and adjust systems accordingly. In addition, we periodically have network security evaluated by outside firms specializing in network security to help us identify and remove any potential vulnerabilities.
We have undertaken measures intended to protect the safety and security of our information systems and the information systems of our third-party providers and the data therein, including physical and technological security measures, team member training, contractual precautions, business continuity plans, and implementation of policies and procedures designed to help mitigate the risk of system disruptions and failures and the occurrence of cyber incidents. We invest in security technology designed to protect our data and business processes against risk of a data security breach or cyberattack. Our data security management program includes identity, trust, vulnerability, and threat management business processes as well as the adoption of data protection policies. We measure our data security effectiveness through industry-accepted methods and remediate significant findings. The technology and other controls and processes designed to secure our team member, customer and loan applicant information and to prevent, detect and remedy any unauthorized access to or acquisition of that information were designed to obtain reasonable, but not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately.
Our Competitors
There are approximately 5,000 incumbent banks and 100,000 real estate brokerage firms in the U.S. whose traditional competitive advantages are rapidly eroding from technology-focused competitors. We compete with a wide range of providers, each of whom provides components of our offering, but we believe that none of our competitors provide as complete of an end-to-end platform as we are developing, which aims to simplify and rearchitect the customer experience across the entire homeownership ecosystem. Each residential real estate transaction has numerous parties involved, including but not limited to, lead aggregators, real estate agents, loan originators, title insurers and homeowners insurers. All of these parties compete with each other either directly or indirectly as they are looking to win a larger share of the revenue pool in each transaction. As a result, our competition is highly disjointed across products (i.e., different products are offered at different points in the transaction) and highly fragmented within certain products. Within loan production, the market is highly fragmented, with the largest player holding less than a 10% share.

We believe that the principal factors that generally determine competitive advantage within our market include:
•ability to build consumer trust by consistently delivering value through low prices and a seamless experience;
•overall customer experience, including transparency throughout each step of the transaction;
•convenience in obtaining homeownership products, including the ease and speed of the loan application, underwriting and approval process;
•range of products offered;
•interest rates and fees charged;
•partner satisfaction and delivering value to all parties in our ecosystem;
•flexibility, scalability, and ability to innovate rapidly;
•effectiveness of customer acquisition; and
•ability to convert customers who come to our site.
Our primary competitors are legacy players including traditional banks and depository institutions, non-bank loan originators, and smaller local players who form the long tail of the market. Digitally native home buying technology platforms are increasingly moving into the loan production space, but as of yet, they have not developed an independent loan production offering at scale. Such other online mortgage originators and digitally native entrants primarily compete on price and on the speed of the loan application, underwriting and approval process, and any increase in these competitive pressures could be detrimental to our business, including as a result of higher performance marketing spend due to greater demand for customer leads. In addition, some more traditional banks provide our warehouse lines of credit and are also active in the home mortgage market as traditional banks and depository institutions, which could create conflicts when renewing our warehouse lines.
Some of our competitors may have more name recognition and greater financial and other resources than we have (including access to capital). Other of our competitors, such as lenders who originate mortgage loans using their own funds, or direct retail lenders who market directly to homeowners, may have more operational and regulatory flexibility in approving loans. Licensing requirements have made it difficult for independent mortgage loan originators to take the place of the banks that have left the mortgage sector, and the uneven nature of state regulation and considerable number of licenses required create a high barrier to entry. Banks that provide other financial services to homeowners may have advantages in soliciting home loans to their clients, have access to capital through deposits at lower costs than our warehouse facilities and benefit from relatively uniform U.S. federal rules and standards that preempt certain state laws to which we are subject.
Our Intellectual Property
Our intellectual property is an essential element of our business. We rely on a combination of trade secrets, trademarks, Internet domain names and other forms of intellectual property, and on contractual agreements, to establish, maintain and protect our intellectual property rights and technology. We also license certain third-party technology for use in conjunction with our products.
We believe that our success depends on hiring and retaining highly capable and innovative team members, especially as it relates to our engineering base. It is our policy that all of our team members and independent contractors sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments, processes and other forms of intellectual property generated by them on our behalf are our property and assigning to us any ownership that they may otherwise have in those works. Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own or license. In addition, certain of our technology, including data feeds used in Tinman, are currently owned by entities affiliated with our Founder and other executives. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may materially and adversely affect our business.
Government Regulations Affecting Mortgage Loan Production, Servicing and Ancillary Services
We operate in a heavily regulated industry that is highly focused on consumer protection. The 2007-2008 financial crisis in general, and the related downturn in the residential mortgage market in particular, placed our industry under increased regulatory and public scrutiny and resulted in stricter and more comprehensive regulation of our business. More recently, the extent and severity of long-term economic impacts related to the COVID-19 pandemic remain unknown. Statutes, regulations and practices that have been in place for many years may be changed, and new laws have been, and may continue to be, introduced in order to address real and perceived problems in our industry.
The extensive regulatory framework to which we are subject includes U.S. federal, state and local laws, regulations and rules. Governmental authorities and various U.S. federal and state agencies have broad oversight and supervisory authority over all of our business lines. In addition, we are pursuing international expansion in the United Kingdom. During the third quarter of 2021, we acquired two internet-enabled real estate finance businesses and, during the second quarter of 2022, we entered into an agreement to acquire a banking entity for a total consideration of approximately $15.2 million, which closed in April 2023. Following the completion of this acquisition, we are subject to increased regulatory authority over parts of our business including the Prudential Regulatory Authority of the Bank of England.
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the Consumer Financial Protection Bureau, or CFPB, was established in 2011 to ensure, among other things, that consumers receive clear and accurate disclosures regarding financial products and to protect consumers from hidden fees and unfair, deceptive or abusive acts or practices. The CFPB’s jurisdiction includes those persons producing, brokering or servicing residential mortgage loans. It also extends to our other lines of business, including real estate brokerage, title insurance, and homeowners insurance. The CFPB has broad supervisory and enforcement powers with regard to non-depository institutions, such as us, that engage in the production and servicing of home loans. The CFPB has been expanding the number and focus of examinations, and that increase is expected to continue under the Biden administration.
As part of its enforcement authority, the CFPB can order, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has been active in investigations and enforcement actions and has issued large civil money penalties since its inception to parties the CFPB determines have violated the laws and regulations it enforces.
We are also supervised by regulatory agencies under U.S. state law. From time to time, we receive examination requests from the states in which we are licensed that require us to provide records, documents and information relating to our business operations. State attorneys general, state mortgage and real estate licensing regulators, state insurance departments, and state and local consumer protection offices have authority to investigate consumer complaints and to commence investigations and other formal and informal proceedings regarding our operations and activities. In addition, the government-sponsored enterprises, or GSEs, and the FHA, the FTC, non-agency securitization trustees and others subject us to periodic reviews and audits. This broad and extensive supervisory and enforcement oversight will continue to occur in the future. Better maintains dedicated staff on the compliance team to ensure timely responses to regulatory examination requests and to investigate consumer complaints in accordance with regulatory regulations and expectations.
Federal Lending and Servicing Laws and Regulations
Numerous U.S. federal regulatory consumer protection laws impact our business, including but not limited to:
•the Real Estate Settlement Procedures Act, or RESPA, and Regulation X, which require certain disclosures to be made to the borrower at application, as to the lender’s good faith estimate of loan production costs, and at closing with respect to the actual real estate settlement statement costs (for most loans, such disclosures are in conjunction with those required under the Truth in Lending Act), prohibit kickbacks, referrals, and unearned fees in connection with settlement service business and impose requirements and limitations on affiliates and strategic partners, and certain loan servicing practices including with respect to escrow accounts, requests for information from borrowers, servicing transfers, lender-placed insurance, error resolution and loss mitigation;
•the Truth in Lending Act, or TILA, including the HOEPA, and Regulation Z, which regulate mortgage loan production and servicing activities, require certain disclosures be made to borrowers throughout the loan process regarding terms of mortgage financing (including those disclosures required under the TILA-RESPA Integrated Disclosure, or TRID, rule), provide for a three-day right to rescind some transactions, regulate certain higher-priced and high-cost mortgages, require lenders to make a reasonable and good faith determination that consumers have the ability to repay the loan prior to consummation, mandate home ownership counseling for high-cost mortgage applicants, impose restrictions on loan production compensation, and apply to certain loan servicing practices;
•the Fair Credit Reporting Act and Regulation V, which regulate the use and reporting of information related to the credit history of consumers, require disclosures to consumers regarding the use of credit report information in certain credit decisions and require lenders to take measures to prevent or mitigate identity theft;
•the Equal Credit Opportunity Act and Regulation B, which prohibit discrimination on the basis of age, race and certain other characteristics in the extension of credit, require creditors to deliver copies of appraisals and other valuations, and require certain notifications to applicants for credit;
•the Homeowners Protection Act, which requires certain disclosures and the cancellation or termination of private mortgage insurance once certain equity levels are reached;
•the Home Mortgage Disclosure Act and Regulation C, which require reporting of mortgage loan application, origination and purchase data, including the number of mortgage loan applications originated, approved but not accepted, denied, purchased, closed for incompleteness and withdrawn;
•the Fair Housing Act, which prohibits discrimination in housing on the basis of race, sex, national origin and certain other characteristics;
•the Fair Debt Collection Practices Act, which regulates the timing and content of debt collection communications and debt collection practices;
•the Gramm-Leach-Bliley Act and Regulation P, which require initial and periodic communication with consumers on privacy matters, provide limitations on sharing nonpublic personal information, and the maintenance of privacy and security regarding certain consumer data in our possession;
•the Bank Secrecy Act, or BSA, and related regulations including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, or the USA PATRIOT Act, which impose certain due diligence and recordkeeping requirements on lenders to detect and block money laundering that could support terrorist activities;
•the SAFE Act, which imposes state licensing requirements on mortgage loan originators;
•the Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures and which require creditors and loan servicers to obtain a consumer’s consent to electronically receive disclosures required under federal and state laws and regulations;

•the Electronic Fund Transfer Act of 1978, or EFTA, and Regulation E, which protect consumers engaging in electronic fund transfers;
•the Servicemembers Civil Relief Act, which provides financial protections for eligible service members;
•the Federal Trade Commission Act, the FTC Credit Practices Rules and the FTC Telemarketing Sales Rule, which prohibit unfair or deceptive acts or practices and certain related practices;
•the Telephone Consumer Protection Act, or the TCPA, which restricts telephone solicitations and automatic telephone equipment in connection with both origination and servicing of loans;
•the Mortgage Acts and Practices Advertising Rule, Regulation N, which prohibits certain unfair and deceptive acts and practices related to mortgage advertising and imposes recordkeeping requirements on advertisers;
•the CAN-SPAM Act, which makes it unlawful to send certain electronic mail messages that contain false or deceptive information and provide other protections for email users;
•the Consumer Financial Protection Act, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which (among other things) created the Consumer Financial Protection Bureau, or the CFPB, and gave it broad rulemaking authority over certain enumerated consumer financial laws and supervisory and enforcement jurisdiction over mortgage lenders and servicers, and prohibits any unfair, deceptive or abusive acts or practices in connection with any consumer financial product or service;
•the Bankruptcy Code and bankruptcy injunctions and stays, which can restrict collection of debts; and
•the CARES Act, which imposes several new compliance obligations on our mortgage servicing activities, including, but not limited to, mandatory forbearance offerings, prohibitions of fees, penalties, or interest beyond the amounts scheduled during the forbearance period, altered credit reporting obligations, and moratoriums on foreclosure actions.
We are also subject to a variety of regulatory and contractual obligations imposed by credit owners, insurers and guarantors of the loans we produce or facilitate and/or service. This includes, but is not limited to, Fannie Mae, Freddie Mac, FHFA, HUD, FHA and the VA. For example, the consummation of the Business Combination and the Transactions require approval from, among others, Fannie Mae. As of the date of this proxy statement/prospectus, Better has obtained Fannie Mae’s approval.
State Lending Laws and Regulations
Because we are not a depository institution, we must comply with state licensing requirements to conduct our business. We incur significant ongoing costs to comply with these licensing requirements.
To conduct our residential mortgage lending and servicing operations in the United States, we are licensed in all 50 states and the District of Columbia as of March 31, 2023. Our real estate brokerage, title agency, and homeowners insurance agency also maintain licenses to operate in certain of these states. Generally speaking, the licensing process includes the submission and approval of an application to the applicable state agency, a character and fitness review of key individuals, and an administrative review of our business operations. Such requirements occur at the initial stage of license acquisition and throughout the period of licensure.
Under the SAFE Act, all states have laws that require mortgage loan originators employed by non-depository institutions to be individually licensed to offer mortgage loan products. These licensing requirements require individual loan originators to register in a nationwide mortgage licensing system, submit application and background information to state regulators for a character and fitness review, submit to a criminal background check, complete a minimum of 20 hours of pre-licensing education, complete an annual minimum of eight hours of continuing education and successfully complete an examination.

In addition to applicable federal laws and regulations governing our operations, our ability to produce and service loans in any particular state is subject to that state’s laws, regulations and licensing requirements, which may differ from the laws, regulations and licensing requirements of other states. State laws often include fee limitations and disclosure and other requirements. Many states have adopted regulations that prohibit various forms of “predatory” lending and place obligations on lenders to substantiate that a customer will derive a tangible benefit from the proposed home financing transaction and/or have the ability to repay the loan. These laws have required most lenders to devote considerable resources to building and maintaining automated systems to perform loan-by-loan analysis of points, fees and other factors set forth in the laws, which often vary depending on the location of the mortgaged property. Many of these laws are vague and subject to differing interpretations, which exposes us to some risks.
The number and complexity of these laws, and vagaries in their interpretations, present compliance and litigation risks from inadvertent error and omissions which we may not be able to eliminate from our operation or activities. The laws, regulations and rules described above are subject to legislative, administrative and judicial interpretation, and some of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent or differing interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted laws and regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the laws and regulations to which we are subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class-action lawsuits, with respect to our compliance with applicable laws and regulations. We note that nationally chartered banks are not subject to certain state law requirements, which results in an increased compliance burden for us, relative to such competitors.
Additionally, our business is subject to numerous types of state laws that are continuously changing, including laws related to mobile-and internet-based businesses, data privacy (including the CCPA, VCDPA and CPA and similar or other data privacy laws enacted by other states) and advertising laws, which limit how companies can use customer data, impose obligations on companies in their management of such data, and require us to modify our data processing practices and policies, which results in substantial costs and expenses in an effort to comply. The CCPA, among other things, requires specific disclosures to California consumers and affords such consumers the right to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches of certain information that result from a failure to implement reasonable safeguards. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. The service providers we use, including outside counsel retained to process foreclosures and bankruptcies, must also comply with some of these legal requirements. Changes to laws, regulations or regulatory policies or their interpretation or implementation and the continued heightening of regulatory requirements could affect us in substantial and unpredictable ways.
Our Better Plus businesses, such as our real estate brokerage, title agency, and homeowners insurance agency, are also subject to state laws that may require licensure and prohibit, limit, or require approval to engage in certain conduct. For example, several states have implemented laws and regulations aimed at prohibiting kickbacks and other inducements associated with referrals to or from title insurance agents or corporations. In some instances, these requirements are more expansive than RESPA, rendering useless exemptions an entity would rely on for purposes of RESPA compliance.
Other Laws
We are subject to various other laws, including employment laws related to hiring practices, overtime, and termination of team members, health and safety laws, environmental laws and other federal, state and local laws in the jurisdictions in which we operate.
Our Team Members and Human Capital Management
At our peak in the fourth quarter of 2021, Better had approximately 10,400 team members, of which approximately 6,100 were located in the United States, approximately 4,200 were located in India and approximately 100 were located in the United Kingdom. At that time, approximately 6,500 Better team members worked in production roles, of which approximately 3,700 were located in the United States and approximately

2,800 in India. Additionally, approximately 1,800 team members worked in Better Plus business lines, primarily as real estate and insurance agents. Approximately 700 Better team members worked in technology and product development, of which nearly all were located in the United States.
We have since reduced our workforce to seek to align our headcount with changes in our business and market conditions, as described in more detail elsewhere in this proxy statement/prospectus. As of June 8, 2023, Better had approximately 950 team members, of which approximately 410 were located in the United States, approximately 420 were located in India and approximately 120 were located in the United Kingdom. At such time, approximately 400 Better team members worked in U.S. mortgage production roles, of which approximately 170 were located in the United States and approximately 230 in India. Additionally, approximately 90 team members worked in Better Plus business lines, primarily as real estate and insurance agents and support professionals. Approximately 150 Better team members worked in technology and product development, of which the majority were located in the United States. This in total represents an approximately 91% reduction in global employees over an approximately eighteen month period.
While we remain focused on enhancing our automated systems, including our automated decision-making engine, Tinman, in a manner that we believe will improve efficiency and reduce labor hours devoted to loan production, there remain numerous parts of our loan production process that require human labor, particularly as a result of the regulation of the home mortgage industry. For example, while sales team labor has been made more efficient through APIs that automatically ingest customer credit, income, and asset information instead of team members needing to gather this information manually, our sales team still spends a large amount of their time on the phone with borrowers answering mortgage-related questions. Additionally, while the system can perform a number of calculations and verifications automatically, U.S.-based underwriters manually review each loan file to confirm the underlying data and calculations are correct. None of our team members are represented by a labor union or covered by a collective bargaining agreement. We believe our team is a key differentiator for our business and hard work, problem solving, and curiosity are the core of our DNA. We are a majority-minority company that is diverse across gender, race, and identity lines, both across the company and management team, allowing us to see things differently and to build a whole new way of approaching homeownership with the customer at the center of it all.
Following the December 2021 workforce reduction, the Better Founder and CEO briefly took leave from his full-time duties. Contemporaneously, at the direction of our Board of Directors, we retained a law firm to conduct an independent review of Better’s culture, which we refer to as the cultural review. Based on this cultural review, we implemented a number of organizational changes that we intend to improve our capacity to manage internal culture. The Better Founder and CEO resumed his full-time duties as CEO in January 2022.
We have added a number of new leadership positions that we believe will improve our organizational structure going forward. We have appointed Harit Talwar as Chairman of Better’s Board of Directors, who will lead the Better Board’s oversight of Better’s strategy and culture. Kevin Ryan, who also serves as Better’s Chief Financial Officer, stepped into the role of President in the first quarter of 2023, a role he was filling on an interim basis previously. As President, Kevin guides our day-to-day direction and works closely with the rest of our leadership team. In addition, we have announced new senior leadership team members in commercial and accounting roles. We believe that each of these new positions will help develop our internal structure and maintain cultural integrity throughout Better.
In addition to these new hires, we have made efforts to promote an inclusive and respectful culture. Paula Tuffin, our General Counsel and Chief Compliance Officer, has taken on enhanced responsibilities, including leading a new Ethics and Compliance Committee. The committee is comprised of members of the senior leadership team and manages ethics and compliance issues at Better, reporting directly to the Better Board. We have also implemented a company-wide training program on ensuring a respectful workplace and have conducted multiple anonymous engagement surveys. In early 2023, we conducted another independent review of our culture to monitor our progress and inform our strategy going forward. On the basis of that second cultural review, management and the Better Board have concluded that management had implemented remediation steps that had begun improving Better’s culture and resulted in enhanced internal controls.

Our Facilities and Real Estate
Our corporate headquarters are located in New York, New York. We also have offices in Charlotte, North Carolina; Irvine, California; Gurgaon, India; London, United Kingdom; and Birmingham, United Kingdom. We do not own any material real property. We believe that our existing facilities are adequate to meet the current needs of our essential workforce and that if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.
Cyclicality and Seasonality
The consumer lending market and the associated loan origination volumes for mortgage loans are influenced by general economic conditions, including the interest rate environment, unemployment rates, home price appreciation and consumer confidence. Refinance mortgage loans are sensitive to movements in the interest rate environment. Purchase mortgage loan origination volumes are generally affected by a broad range of economic factors, including interest rate fluctuations, the overall strength of the economy, unemployment rates and home prices, as well as seasonality, as home sales typically rise in the second and third quarters, with reduced activity in the first and fourth quarters, as home buyers tend to purchase their homes during the spring and summer in order to move to a new home before the start of the school year. However, in 2021 and 2022, the effect of such housing market seasonality was diminished by increased interest rates and constrained housing supply. We continue to see diminished impact of seasonality on our business as a result of these and other factors, as indicated by the reduction in overall industry volume in the second and third quarters of 2021 and 2022 as compared to the first quarters of 2021 and 2022, and the impacts of the current rising interest rate environment and constrained housing supply have continued to outweigh housing market seasonality in 2022.
Legal Proceedings
We are, from time to time, subject to legal proceedings and claims arising from the normal course of business activities, claims or investigations asserting that some employees are improperly classified under applicable law, and an unfavorable resolution of any of these matters could materially affect our future business, results of operations, financial condition, or cash flows. For example, we are currently party to several pending civil legal claims alleging that we failed to pay certain employees for overtime in violation of the Fair Labor Standards Act and labor laws of the State of California and the State of Florida. A determination in, or settlement of, any legal proceeding relating to classification of our employees could materially and adversely affect our business, financial condition, results of operations, and prospects. In addition, the Better Founder and CEO is, and potentially Better may be, subject to litigation as described above in “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—The Better Founder and CEO is involved in litigation that could have a material adverse effect on our revenues, financial condition, cash flows and results of operations.”
Better is a party to a letter agreement, dated as of August 9, 2019, with Pine Brook Capital, pursuant to which Better is permitted to repurchase up to 1,875,000 shares issued to Pine Brook for an aggregate purchase price of $1 upon the occurrence of certain events, including, in Better’s view, upon consummation of the Business Combination. Pine Brook commenced litigation against Better, Aurora and Merger Sub in the Court of Chancery of the State of Delaware seeking, among other relief, declaratory judgment that Better did not have the right to repurchase any of its shares in connection with the Business Combination and that the lock-up in the letter of transmittal that holders of 1% or more of Better Capital Stock were required to sign pursuant to the Merger Agreement was invalid and violated Delaware law. On November 1, 2021, Better and Pine Brook reached a settlement agreement pursuant to which (1) Better is entitled to repurchase, for $1, an amount of Aggregate Merger Consideration (as defined in the Merger Agreement) that Pine Brook receives in exchange for the common stock of Better into which 937,500 of Pine Brook’s shares of Better’s Series A Preferred Stock convert prior to the Mergers, (2) Pine Brook agreed to be subject to much of the Better Holder Support Agreement, except with respect to any lock-up obligation, (3) Better and Aurora agreed to amend the Merger Agreement to waive or remove the lock-up for holders of 1% or more of Better Capital Stock, (4) Mr. Howard Newman, acting in his capacity as Pine Brook’s appointed member of the Better board, immediately resigned from the Better board of directors, and (5) the parties granted customary releases, including in relation to any potential breaches of fiduciary duties. For more information, see “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—Pine Brook Side Letter.”
Aurora received Demands generally alleging that the registration statement on Form S-4 that Aurora filed with the SEC on August 3, 2021 omits material information with respect to Aurora’s proposed Business Combination with Better. The Demands seek the issuance of corrective disclosures in an amendment or supplement to the registration statement. Future litigation may be necessary, among other things, to defend ourselves or our users by determining the scope, enforceability, and validity of third-party proprietary rights or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors. For more information, see “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We are, and may in the future be, subject to government or regulatory investigations, litigation or other disputes. If the outcomes of these matters are adverse to us, it could materially and adversely affect our business, revenues, financial condition, results of operations, and prospects.”
On September 2, 2021 we received from the Washington Department of Financial Institutions (“WA DFI”) a notice of charges related to certain compliance concerns, generally from the October 20, 2017 to June 30, 2019 time period. The notice of charges alleged certain violations of state disclosure, advertising, and licensable activity rules, and certain federal disclosure rules. On November 16, 2021, we entered into a settlement agreement with the WA DFI. Pursuant to the terms of the settlement, Better agreed to pay a fine of $80,000 plus a $7,000 service fee, thereby resolving the charges in a manner satisfactory to the WA DFI and Better. The settlement did not impact Better’s ability to do business in the State of Washington. In addition to the fine and related service fee, which amounts were immaterial to our operations as a whole, Better agreed (1) to provide additional training within three months of the consent order on licensure requirements to Better’s managers and (2) to permit the WA DFI to conduct a compliance exam to determine compliance with the consent order and licensure requirements. The WA DFI conducted a compliance exam of Better in 2022. As of the date of this proxy statement/prospectus, the examination has not yet been closed.
In 2022, Better and Aurora each received voluntary requests for documents from the Division of Enforcement of the SEC, and Better and certain other parties have received subpoenas, indicating that the SEC is conducting an investigation relating to Better to determine if violations of the federal securities laws have occurred. The SEC has requested that Better and Aurora provide the SEC with certain information and documents and has sought interviews and testimony from various personnel, including senior leadership of Aurora and Better. The requests cover, among other things, certain aspects of Better’s business and operations, certain matters relating to certain actions and circumstances of the Better Founder and CEO and his other business activities, related party transactions, public statements made about Tinman, the Company’s financial condition, and allegations made in litigation filed by Sarah Pierce, Better’s former Head of Sales and Operations. Better and Aurora are cooperating with the SEC. As the investigation is ongoing, neither Better nor Aurora are able to predict how long it will continue or whether, at its conclusion, the SEC will bring an enforcement action against either of them and, if it does, what remedies it may seek. Regardless of the outcome, this investigation could impose a significant cost and divert resources and the attention of members of our executive management from our business. Such costs, together with the outcome of the actions if resolved unfavorably, could materially and adversely affect our business, financial condition and results of operations. Furthermore, publicity surrounding the inquiry or any enforcement action that may result from it could have an adverse impact on the reputation, business, financial condition, results of operations and cash flows of Better, Aurora or, following the Business Combination, Better Home & Finance.
On June 7, 2022, Sarah Pierce, Better’s former Head of Sales and Operations, filed litigation against Better, Mr. Garg and Nicholas Calamari, our Chief Administrative Officer and Senior Counsel, in the United States District Court for the Southern District of New York. The complaint, which includes allegations of whistleblower retaliation related to, among other things, the December 2021 workforce reduction and alleged violations of the securities laws related to statements made by the Better Founder and CEO regarding the Company’s financial prospects and performance, includes five causes of action: (i) violation of New York Labor Law §740 against the Company; (ii) breach of fiduciary duty against the Better Founder and CEO; (iii) defamation against the Better Founder and CEO; (iv) intentional infliction of emotional distress against the Better Founder and CEO and Mr. Calamari; and (v) aiding and abetting breach of fiduciary duty against Mr. Calamari. In addition, Ms. Pierce filed a claim with the Occupational Safety and Health Administration (“OSHA”) against Better for retaliation in violation of the Sarbanes-Oxley Act (as amended by Dodd-Frank Wall Street Reform and Consumer Protection Act), which was dismissed by OSHA on August 29, 2022. On December 8, 2022, Ms. Pierce amended her complaint pending in the United States District Court for the Southern District of New York. In addition to adding the OSHA-dismissed whistleblower claim, Ms. Pierce also added a claim for retaliation under both New York Labor Law §740 and Dodd-Frank, and defamation against Better, and a claim for breach of fiduciary duty to the Company against Mr. Garg and Mr. Calamari. Better intends to vigorously defend this action. Publicity surrounding these complaints could have an adverse impact on the reputation, business, financial condition, results of operations and cash flows of Better, Aurora or, following the Business Combination, Better Home & Finance.
On October 11, 2022, Better filed an action in New York state court seeking to enforce the terms of Sarah Pierce’s loan. The action sought summary judgment on the promissory notes signed by Ms. Pierce, requiring her to pay back a certain portion of the loan, and return the remainder of her unvested options under the terms of the notes. Ms. Pierce’s counsel removed the action to New York federal court, and Better re-filed its motion for summary judgment there on November 30, 2022. Ms. Pierce has opposed the motion, and it is currently being briefed.
As of the date of this proxy statement/prospectus, we have not yet received all required regulatory approvals to complete the Business Combination, as described in greater detail in the section entitled “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Regulatory Environment—Failure to obtain approval from certain state regulators prior to consummation of this offering could adversely affect our business.”

BETTER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to “Better” “we,” “us, “ or “our” refer to the business of Better and its subsidiaries prior to the consummation of the Business Combination and to Better Home & Finance and its subsidiaries following the consummation of the Business Combination.
The following discussion and analysis of our financial condition and results of operations should be read together with our audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, and our unaudited condensed interim consolidated financial statements as of March 31, 2023 and for the three-month periods ended March 31, 2023 and 2022, in each case, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Information about Better” and our pro forma financial information as of March 31, 2023. See “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this proxy statement/prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.” Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future. Certain amounts may not foot due to rounding.
Our Business
We are building a next-generation platform that we believe can revolutionize the world’s largest, oldest and most tangible asset class, the home. Our holistic solution and marketplace model, enabled by our proprietary technology, allows us to take one of our customers’ largest and most complex financial journeys—the process of owning a home—and transform it into a more simple, transparent and ultimately affordable process. Our goal is to do our part in lowering the hurdles to homeownership by offering the lowest prices and the best experience to our customers.
We are a technology-driven organization. We are seeking to disrupt a business model that has traditionally been centered around commissioned intermediaries by introducing a commission-free model that leverages our proprietary platform, Tinman, to enhance the automation of the home finance process. Through this process, we aim to reduce the cost to produce a loan and in the future to create a platform with all homeownership products embedded into a highly automated, single flow, allowing us to pass along savings to our customers.
We generate substantially all of our mortgage platform revenue by selling our Home Finance mortgage loans and related Mortgage Servicing Rights (“MSRs”) to our loan purchaser network, recognizing revenue for each transaction. We also generate revenue through our Better Plus marketplace of non-mortgage, homeownership products. Better Plus includes Better Real Estate (real estate agent services and our Better Cash Offer product), Better Settlement Services (title insurance and settlement services), and Better Cover (homeowners insurance).
Generally, we have historically sold substantially all of our loans and related MSRs shortly after closing, which reduces our balance sheet risk and capital requirements. For the three months ended March 31, 2023, 96% of our Total Loans were eligible for purchase by government-sponsored enterprises (“GSEs”), providing access to liquidity for our loans through market cycles. For the remaining loans, which are not GSE eligible, we typically enter into sale agreements with purchasers prior to lock in order to mitigate our balance sheet and capital risk. As of March 31, 2023, we had approximately $1.0 billion in mortgage funding capacity through our warehouse facilities.
We are focused on improving our platform and plan to continue making investments to build our business and prepare for future growth. We believe that our success will depend on many factors, including our ability to drive customers to our platform, and convert them once they come to us, through both our direct-to-consumer (“D2C”) channel and our partner relationship (“B2B”) channel, achieve leverage on our operational expenses, execute on our strategy to fund more purchase loans and diversify our revenue by expanding and enhancing our Better Plus offerings. We plan to continue to invest in technology to improve customer experience and further drive down labor costs through automation, making our platform more efficient and scalable. We expect to use the proceeds from this transaction to further invest in both in our Home Finance mortgage business and our Better Plus non-mortgage business.
For the three months ended March 31, 2023, our Funded Loan Volume was $0.8 billion compared to $7.0 billion in the three months ended March 31, 2022. Our revenue was $21.0 million in the three months ended March 31, 2023 compared to $205.0 million in the three months ended March 31, 2022 (including Better Cash Offer revenue of $107.2 million, representing gross purchase price of homes purchased under the program). Our net loss was $89.9 million in the three months ended March 31, 2023 compared to net loss of $329.0 million in the three months ended March 31, 2022. For the year ended December 31, 2022 and 2021, our Funded Loan Volume was $11.4 billion and $58.0 billion. For the year ended December 31, 2022, our revenue was $383.0 million (including Better Cash Offer revenue of $228.7 million, representing gross purchase price of homes purchased under the program) compared to $1.2 billion in the year ended December 31, 2021, and our net loss was $888.8 million compared to net loss of $301.1 million in the year ended December 31, 2021. Our net loss for the years ended December 31, 2022 and 2021 was primarily attributable to the rising interest rate environment, which rising interest rates contributed to a significant decline in refinance loan volume, purchase loan activity and compression in our Gain on Sale Margin, as well as increased expenses as we initially sought to continue growing our market share despite the rising interest rate environment in 2021. The mortgage market experiences significant fluctuations and refinance loans are particularly exposed to changing interest rate and macroeconomic environments. As interest rates rise, refinancing volumes generally decrease as fewer consumers are incentivized to refinance their loans, which has adversely affected our revenues and Funded Loan Volume. For example, in April 2021, the U.S. began experiencing a significant rise in interest rates, which contributed to a significant decline in our refinance loan volume, compression in our Gain on Sale Margin and our revenue as we recognized less revenue from our Funded Loan Volume in 2021 and 2022. With regard to our purchase mortgage loan business, higher interest rates have also reduced demand for homeownership loans as homeownership becomes more expensive and existing homeowners may find moving less attractive or affordable.
The Business Combination
Under the terms of the Merger Agreement, as more fully described elsewhere in this proxy statement/prospectus, Merger Sub will merge with and into Better, with Better surviving as a wholly owned subsidiary of Aurora (the “First Merger”). Immediately following the First Merger, Better will merge with and into Aurora, with Aurora surviving the merger (the “Second Merger”) and changing its name to Better Home & Finance Holding Company (“Better Home & Finance”). In consideration for the Second Merger, our shareholders can elect to receive cash or shares of common stock of Better Home & Finance, as described more fully in the section entitled “BCA Proposal.” We refer to these transactions as the “Business Combination.”
Upon consummation of the Business Combination, Better expects to be deemed the predecessor of the combined business, and Better Home & Finance, as the parent company of the combined business, will continue as the SEC registrant, meaning that Better’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The First Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. The Business Combination is expected to have several significant impacts on our future reported financial position and results, as a consequence of reverse recapitalization treatment (with respect to Aurora). These include an estimated increase in cash (as compared to our balance sheet at December 31, 2022) of approximately $523.7 million (which assumes that the Sponsor elects not to fund any of the Total Sponsor Note Commitment in respect of the Post-Closing Convertible Notes at closing, and as a result, SoftBank will only be obligated to fund $550.0 million of their Total Note Commitment amount, reduced dollar for dollar by any remaining cash in Aurora’s trust account). This pro forma cash amount is net of total non-recurring transaction costs estimated at approximately $43.3 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”
As a consequence of the Business Combination, Better expects to become the successor to an SEC-registered and Nasdaq-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur significant additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.

Our Business Model
We generate revenue through the production and sale of loans and other product offerings through our platform. The revenue and mix of revenue as a percentage of total revenue attributable to our sale of loan production (Mortgage platform revenue, net) and Better Plus (Cash offer program revenue and Other platform revenue) for the three months ended March 31, 2023 and 2022 is as follows:

	Three Months Ended March 31,
	2023		2022
(Amounts in thousands, except percentage amounts)	Amounts	Percentages	Amounts	Percentages
Revenues - Sale of loan production
Mortgage platform revenue, net	$15,964	76%	$77,393	38%
Revenues - Better Plus & net interest income (expense)
Cash offer program revenue	3	—%	107,224	52%
Other platform revenue	3,845	18%	18,300	9%
Net interest income (expense)	1,146	5%	2,067	1%
Total net revenues	$20,958		$204,984
As the table indicates, revenue from our loan production and Better Plus businesses has decreased substantially from the first quarter of 2022 to the first quarter of 2023. Our total net revenues for the three months ended March 31, 2023 decreased by 90% year-over-year. The revenue and mix of revenue as a percentage of total revenue attributable to our sale of loan production (Mortgage platform revenue, net) and Better Plus (Cash Offer program revenue and other platform revenue) for the years ended December 31, 2022, and 2021 is as follows:

	Year Ended December 31,
	2022		2021
(Amounts in thousands, except percentage amounts)	Amounts	Percentages	Amounts	Percentages
Revenues - Sale of loan production
Mortgage platform revenue, net	$105,658	28%	$1,088,223	88%
Revenues - Better Plus & net interest income (expense)
Cash offer program revenue	228,721	60%	39,361	3%
Other platform revenue	38,942	10%	94,388	8%
Net interest income (expense)	9,655	3%	19,698	2%
Total net revenues	$382,976		$1,241,670
Home Finance Mortgage Platform Revenue Model
We produce a wide selection of mortgage loans and leverage our platform to quickly sell these loans and related MSRs to our loan purchaser network. We source our customers through two channels: our D2C channel and our B2B channel. Through our D2C channel, we generate mortgage platform revenue by selling loans and MSRs to our loan purchaser network, recognizing D2C revenue per loan. Through our B2B channel, we generate revenue from integrated relationships (in which our technology platform and team members power the end-to-end home finance experience on behalf of a third-party lender, through an integrated, co-branded customer experience) and advertising relationships (in which we drive customers to the Better-branded platform through advertising on a third party’s platform and offering incentives and discounts to those consumers). Through our advertising relationships, we generate mortgage platform revenue the same way we do in our D2C channel, by selling loans to our loan purchaser network. Through our integrated relationships, we generate a fixed fee per loan originated, which we recognize as revenue upon the funding of the loan by the partner. We may also purchase certain of the loans from our integrated relationship partner which we may subsequently sell to our loan purchaser network at our discretion. For loans subsequently sold to our loan purchaser network, the partner receives a portion of the sale proceeds. Although we aim to expand our B2B channel, as of March 31, 2023, our relationships are primarily comprised of our integrated relationship with Ally Bank (which is our only current integrated relationship) and our B2B customer acquisition channel advertising relationships, including our advertising relationship with American Express.
For the year ended December 31, 2022, the $105.7 million in total mortgage platform revenue was comprised of $63.4 million net loss on sale of loans, $9.2 million loss from integrated relationships, and $178.2 million gain from changes in fair value interest rate lock commitments and forward sale commitments. For the year ended December 31, 2021, the $1,088.2 million in total mortgage platform revenue was comprised of $937.6 million revenue from net gain on sale of loans, $84.1 million revenue from integrated relationships, and $66.5 million gain from changes in fair value interest rate lock commitments and forward sale commitments. In certain periods, the year ended December 31, 2022 and the three months ended March 31, 2022 as examples, the negative revenue impact from the decline in fair value of loans held for sale due to increasing interest rates resulted in a net loss on sale of loans and loss from integrated relationships, which were offset by the gain resulting from our hedging activities, or gain from changes in fair value interest rate lock commitments and forward sale commitments. As a result, we generated positive total mortgage platform revenue, in both the year ended December 31, 2022 and the three months ended March 31, 2022. We define Gain on Sale Margin as mortgage platform revenue, as presented on our statements of operations and comprehensive income (loss), divided by Funded Loan Volume, which for 2022 and prior years was positive. The table below presents a summary view of the components of total mortgage platform revenue. For the three months ended March 31, 2023, the $16.0 million in total mortgage platform revenue was comprised of $13.0 million revenue from net gain on sale of loans, $3.2 million revenue from integrated relationships, and $0.3 million loss from changes in fair value interest rate lock commitments and forward sale commitments. For the three months ended March 31, 2022, the $77.4 million in total mortgage platform revenue was comprised of $21.0 million net loss on sale of loans, $4.2 million loss from integrated relationships, and $102.5 million gain from changes in fair value interest rate lock commitments and forward sale commitments.
Mortgage platform revenue, net consisted of the following:

	Three Months Ended March 31,		Year Ended December 31,
(Amounts in thousands)	2023	2022	2022	2021
Net gain (loss) on sale of loans	$13,026	$(20,970)	$(63,372)	$937,611
Integrated partnership revenue (loss)	3,233	(4,170)	(9,166)	84,135
Changes in fair value of IRLCs and forward sale commitments	(295)	102,532	178,196	66,477
Total mortgage platform revenue, net	$15,964	$77,393	$105,658	$1,088,223
Home Finance Funding Sources
In our normal course of business, we fund substantially all of our Funded Loan Volume on a short-term basis primarily through our warehouse lines of credit. Our borrowings are repaid with the proceeds we receive from the sale of our loans to our loan purchaser network, which includes GSEs. We had $1.0 billion and $1.5 billion of available capacity under our warehouse facilities as of March 31, 2023 and December 31, 2022, respectively, which represents a decrease of 33% in available capacity as of March 31, 2023 compared to December 31, 2022. Average days loans held for sale for the three months ended March 31, 2023 and for the years ended December 31, 2022 and 2021, were approximately 20, 18 and 20 days, respectively. This is defined as the average days between funding and when the loan is sold to a loan purchaser. If a loan was subsequently required to be repurchased or if a loan is unable to be sold and is still on the our balance sheet this is not reflected in this metric.
Better Plus Revenue Model
Better Plus revenue consists of revenue from non-mortgage product offerings including real estate agent services and Better Cash Offer products (Better Real Estate), title insurance and settlement services (Better Settlement Services), and homeowners insurance (Better Cover).
Through Better Settlement Services, we offer title insurance primarily as an agent and work with third-party providers that fulfill and underwrite the title insurance policies. Alongside our partners, we offer settlement services during the mortgage transaction, which include title policy preparation, title search, wire services, document preparation, and other mortgage settlement services. For the years ended December 31, 2022 and 2021, we recognized revenue of $7.0 million and $39.6 million from title insurance, respectively. For the years ended December 31, 2022 and 2021, we recognized revenue of $4.2 million and $31.6 million from settlement services, respectively. For the three months ended March 31, 2023 and 2022, we recognized revenue of $7.2 thousand and $5.5 million from title insurance, respectively. For the three months ended March 31, 2023 and 2022, we recognized revenue of $6.3 thousand and $3.5 million from settlement services, respectively.
Through Better Real Estate we offer real estate services through our national network of real estate agents (primarily third-party partner real estate agents), which is currently licensed in 27 states and the District of Columbia. Our technology matches prospective buyers with local agents, who help them identify houses, see houses, and navigate the purchase process. In addition to real estate services offered through our network of third-party partner real estate agents, Better historically has offered real estate services through in-house, Better-employed real estate agents. In the second quarter of 2023, we made the decision to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our mortgage customers with real estate agent services. We hired the first agent in May 2020, reached 470 agents as of December 31, 2021 and have since scaled down our in-house agent headcount to approximately 80 agents as of December 31, 2022 and to less than five agents as of June 8, 2023. We believe that offering real estate services through our network of third-party partner agents better aligns our costs with transaction volumes, particularly in market environments with decreased mortgage volumes, since our mortgage business serves as the primary lead source for Better Real Estate. In the partner agent model, we refer customers to a network of external agents that assist them with searching for a home for which we receive a cooperative brokerage fee. For the years ended December 31, 2022 and 2021, we recognized revenue from Better Real Estate of $23.1 million and $20.6 million, respectively. For the three months ended March 31, 2023 and 2022, we recognized revenue from Better Real Estate of $2.9 million and $8.1 million, respectively.
Through Better Cover we offer customers access to a range of homeowners insurance policy options through our digital marketplace of third-party insurance partners. We act as an agent to insurance carriers and receive an agency fee from the insurance carriers for policies sold and renewed. Revenue from Better Cover was immaterial for the year ended December 31, 2022 and three months ended March 31, 2023.
In the fourth quarter of 2021, we began to offer the Better Cash Offer program that enables a prospective buyer to find a home, obtain pre-approval with the completion of initial mortgage due diligence, and make an all-cash offer, without a financing contingency. We believe the Better Cash Offer program attracts customers to our mortgage lending services and our Better Plus services by providing customers with a differentiated home purchase offering. Customers using our Better Cash Offer program may be viewed as more competitive by sellers because they are able to submit a cash bid and waive the financing contingency, enabling buyers to sell an existing home and close on their new home simultaneously. For the year ended December 31, 2022, we recognized revenue from the Better Cash Offer program in the amount of $228.7 million, which reflects the purchase price of homes paid to us by customers using our Better Cash Offer program, as well as any fee or rental revenue paid to us by customers using our Better Cash Offer program. Revenue from the Better Cash Offer program was exceeded by the corresponding expenses for the year ended December 31, 2022, the vast majority of which expenses are comprised of the purchase price of the home, which in nearly all cases is the same as the purchase price paid by the customer to Better that is recognized as revenue. For the three months ended March 31, 2023 and 2022, we recognized revenue from the Better Cash Offer program in the amount of $3.2 thousand and $107.2 million, respectively.
Our Better Plus revenue increased 100% in the year ended December 31, 2022 compared to the year ended December 31, 2021, increasing to $267.7 million in the year ended December 31, 2022 from $133.7 million in the comparable period in 2021. We recognized revenue from the Better Cash Offer program in the amount of $228.7 million in the year ended December 31, 2022 and $39.4 million in the year ended December 31, 2021. Accordingly, our Better Plus revenue excluding the Better Cash Offer program declined 58.7%, or $55.4 million, compared to the year ended December 31, 2021. In the years ended December 31, 2022 and 2021, Better Plus revenue comprised approximately 70% and 11% of our total net revenue, respectively. Our Better Plus revenue decreased 97% in the three months ended March 31, 2023 compared to the three months ended March 31, 2022, decreasing to $3.8 million in the three months ended March 31, 2023 (of which $3.0 thousand was revenue from the Better Cash Offer program), from $125.5 million in the comparable period in 2022 (of which $107.2 million was revenue from the Better Cash Offer program). In the three months ended March 31, 2023 and 2022, Better Plus revenue comprised approximately 18% and 61% of our total net revenue, respectively.While Better maintains the functionality and would be able to serve inbound demand, Better is not actively seeking Better Cash Offer customers.
Factors Affecting Our Performance
Fluctuations in Interest Rates
Changes in interest rates influence mortgage loan refinancing volumes and, to a lesser degree, our mortgage loan home purchase volumes, balance sheet and results of operations. In a decreasing interest rate environment, mortgage loan refinance volumes typically increase. Conversely, in an increasing interest rate environment, mortgage loan refinancing volumes and home purchase volumes typically decline, with mortgage loan refinancing volumes being particularly sensitive to increasing interest rates as customers are no longer incentivized to refinance their current mortgage loans at lower interest rates. However, increasing interest rates are also indicative of overall economic growth and inflation that could generate demand for more cash-out refinancings, purchase mortgage loan transactions and home equity loans, which may partially offset the decline in rate and term refinancings resulting from a rising interest rate environment.
In addition, the majority of our assets are subject to interest rate risk, including (i) loans held for sale (“LHFS”), which consist of mortgage loans held on our consolidated balance sheet for a short period of time after origination until we are able to sell them; (ii) interest rate lock commitments (“IRLCs”); (iii) MSRs, which may be held on our consolidated balance sheet for a period of time after origination until we are able to sell them; and (iv) forward sales contracts that we enter into to manage interest rate risk created by IRLCs and uncommitted LHFS. As interest rates increase, (i) our LHFS and IRLCs generally decrease in value, (ii) the corresponding hedging arrangements that hedge against interest rate risk typically increase in value and (iii) the value of our MSRs (to the extent retained) tend to increase due to a decline in mortgage loan prepayments. Conversely, as interest rates decline, (i) our LHFS and IRLCs generally increase in value, (ii) our hedging arrangements decrease in value and (iii) the value of our MSRs tend to decrease due to borrowers refinancing their mortgage loans. In order to mitigate direct exposure to interest rate risk between the time at which a borrower locks a loan and the sale of the loan into our purchaser network, we enter into IRLCs and other hedging agreements.
For many years, including in particular the year ended December 31, 2020 and the first quarter of 2021, there was a prolonged period of historically low and declining interest rates. Beginning in April 2021, the U.S. began experiencing a significant rise in interest rates, which increased for a variety of reasons, including inflation concerns, increases to the federal funds rate and other monetary policy tightening, market capacity constraints and other factors, which continued in 2022 and 2023. Accordingly, including as a result of our focus on growing our market share of Funded Loan Volume combined with a decrease in overall funding activities in the mortgage market generally, we experienced a substantial decline in Funded Loan Volume together with sizable compression in our Gain on Sale Margin in 2022 relative to the levels in the first half of 2021, with our Funded Loan Volume declining to $11.4 billion in the year ended December 31, 2022 from $58.0 billion in the year ended December 31, 2021 and $0.8 billion for the three months ended March 31, 2023 compared to $7.0 billion in the three months ended March 31, 2022, and our Gain on Sale Margin declining to 0.93% for the year ended December 31, 2022 from 1.88% in the year ended December 31, 2021, and a Gain on Sale Margin of 1.89% for the quarter ended March 31, 2023 compared to 1.11% in the quarter ended March 31, 2022, due in part to continued competitiveness among lenders given declining consumer demand resulting in an industry-wide mortgage supply-demand imbalance, offset by market volatility which positively impacted our Gain on Sale Margin in the three months ended March 31, 2023 compared to the three months ended March 31, 2022. We expect that our results will continue to fluctuate based on a variety of factors, including interest rates, and that as we continue to seek to increase our business and our Funded Loan Volume, we may continue to incur net losses in the future.
Market and Economic Environment
According to the Federal Reserve, residential mortgages represent the largest segment of the broader United States consumer finance market. U.S. single-family mortgage origination volume was approximately $2.4 trillion in 2022 and is expected to be approximately $1.7 trillion in 2023 according to the Fannie Mae May 2023 Housing Forecast. According to the Mortgage Bankers Association, there was approximately $13.3 trillion of residential mortgage debt outstanding in the U.S. as of December 31, 2022 and this is forecasted to increase to $13.7 trillion by the end of 2023.
The consumer lending market and the associated loan origination volumes for mortgage loans are influenced by general economic conditions, including the interest rate environment, unemployment rates, home price appreciation and consumer confidence. Purchase mortgage loan origination volumes are generally affected by a broad range of economic factors, including interest rate fluctuations, the overall strength of the economy, unemployment rates and home prices, as well as seasonality, as home sales typically rise in the second and third quarters. However, in 2022, such housing market seasonality was outweighed by increases in interest rates and continued constrained housing supply. We continue to see diminished impact of seasonality on our business as a result of these and other factors, as indicated by the reduction in overall industry volume in the second, third, and fourth quarters of 2021and 2022 as compared to the first quarter of 2021and 2022.
Mortgage loan refinancing volumes are primarily driven by fluctuations in mortgage loan interest rates. While borrower demand for consumer credit has typically remained strong in most economic environments, potential borrowers could defer seeking financing during periods with elevated or unstable interest rates or poor economic conditions. As a result, our revenues vary significantly from quarter to quarter, and recent increases to interest rates and inflationary macroeconomic conditions significantly affect our financial performance.
Constrained Home Supply Ultimately Drives Further Construction and Purchase Volume
The supply of homes available for purchase and the market prices for homes on offer are significant drivers of purchase mortgage volume. We believe that constrained home supply, including as a result of factors arising from the COVID-19 pandemic, has contributed to constrained new home sales and purchase mortgage volume. Concurrently, constrained home supply, including as a result of interest rate fluctuations discussed below, and substantial demand has led to higher home prices, which in turn slows both growth of new home sales and purchase mortgage volume. In the longer term, however, we believe that such imbalances of supply and demand could drive greater homebuilding to bring additional home supply into the market and create additional purchase mortgage volume going forward.
Continued Growth and Acceptance of Digital Loan Solutions
Our ability to attract new customers depends, in large part, on our ability to provide a seamless and superior customer experience, maintain competitive pricing and meet and exceed the expectations of our customers. Consumers are increasingly willing to execute large and complex purchases through digital platforms. We believe this trend will also impact consumer preferences in loans, particularly as homeownership rates among Millennials and Generation Z rise. Our platform provides a seamless, convenient customer experience that provides us with a significant competitive advantage over legacy platforms.
We also believe legacy financial institutions, real estate brokers, insurance companies, title companies and others in the homeownership ecosystem are increasingly looking for third-party technology solutions that will allow them to compete with digital-native companies and provide their customers with a better experience less expensively than they can build themselves. As a result, we expect the demand for loan technology solutions will continue to grow and support our ecosystem growth across B2B partners, market participants and loan purchaser networks.
Expanding our Technological Innovation
Our proprietary technology is built to optimize our customers’ experiences, increase speed, decrease cost, and enhance loan production quality. Through our investment in proprietary technology, we are automating and streamlining tasks within the origination process for our consumers, employees and partners. Our customized user interfaces replace paper applications and human interaction, allowing our customers and partners to quickly and efficiently identify, price, apply for and execute mortgage loans. We expect to continue to invest in developing technology, tools and features that further automate the loan manufacturing process, reducing our manufacturing and customer acquisition costs and improving our customer experience.

Expanding Homeownership Product Offerings
We expect to continue to add new types of Home Finance mortgage loans and integrated Better Plus marketplace offerings to our platform over time, providing our customers with a one-stop shop for all of their homeownership needs. We have invested significantly and expect to continue to invest in our proprietary technology, which is designed to allow us to seamlessly add new offerings, partners and marketplace participants without incurring significant additional marketing and advertising and product development cost, which allows for lower costs for our customers.
Ability to Acquire New Customers and Scale Customer Acquisitions
Our ability to attract new customers and scale customer acquisitions depends, in large part, on our ability to continue to provide seamless and superior customer experiences and competitive pricing. We seek to reach new customers efficiently and at scale across demographics and to provide a high-touch personalized experience across digital interactions throughout the customer lifecycle.
To the extent that our traditional approach to customer acquisitions is not successful in achieving the levels of growth that we seek, including in particular in an environment of rising interest rates or constrained housing capacity, or that we do not remain near the top of lead aggregator sites, we may be required to devote additional financial resources and personnel to our sales and marketing efforts, which would increase the cost base for our services.
Operational Reorganization and Response to Market Environment
Towards the end of the third quarter of 2021, we implemented a reorganization of our sales and operations teams to provide our customers with a single customer service team member for all their contacts with us. At the time of implementation, we believed providing a single point of contact – instead of multiple touchpoints for each customer – would improve our customer experience, increase opportunities for cross-selling additional products and services that did not exist previously (subject to any applicable affiliated business arrangement or other disclosure or business restrictions), and create opportunities for increased automation of non-customer facing tasks. However, the operational reorganization involved restructuring thousands of sales and operations roles, which negatively impacted our loan production volume and profitability starting in the fourth quarter of 2021, which grew increasingly pronounced as demand for mortgages decreased and we continued to reduce our workforce through 2022. Accordingly, we ultimately returned to our previous sales and operations team structure during the third quarter of 2022 and remain in this operating model. This reorganization negatively impacted Better's financial results in 2022 and the first quarter of 2023 and is expected to continue.
We incurred a net loss of $89.9 million for the three months ended March 31, 2023. Our financial performance remained challenged as a result of numerous factors, including:
•persistent elevated interest rates, which have the effect of reducing industry mortgage origination volume, increasing competition for customers and reducing revenue,
•decreased productivity resulting from the reorganization of our sales and operations teams in the third quarter of 2021 and subsequent reversion in 2022 to accommodate our reduced workforce and reduced demand for home loans in an elevated interest rate environment,
•continued investments in our business (including investments to expand our product offerings),
•reputational damage associated with negative media coverage following a series of workforce reductions that began in December 2021 and litigation, including the SEC investigation and litigation with a former employee described elsewhere in this proxy statement/prospectus (which we believe contributed to lower Funded Loan Volume through the first quarter of 2023 and has continued to do so), and
•outsized costs relative to our Funded Loan Volume and revenue, including sales and operations compensation expense to support higher Purchase Loan Volumes, severance costs associated with the workforce reductions described above, higher expenses associated with non-mortgage business lines including Better Real Estate, increased legal and professional service expenses associated with our litigation and higher technology and product development expenses resulting from continued investment in our platform, and outsized contracts with vendors or service providers that are no longer suited to Better’s size or needs.
In 2022 and in the first quarter of 2023, we continued to experience elevated interest rates, increased costs associated with investments in new products, and increased costs associated with a transition to higher Purchase Loan Volumes. We have and will continue to reassess and adjust the size and composition of our workforce as market conditions evolve, which has and will in the future result in changes to our workforce. For more information, see “Information About Better—Our Team Members and Human Capital Management” and “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Operating History, Business Model, Growth and Financial Condition—We have a history of operating losses, were unable to maintain profitability achieved in 2020 and early 2021 and may not achieve and maintain profitability in the future.”
Key Business Metrics
In addition to the measures presented in our consolidated financial statements, we use the following key business metrics to help us evaluate our business, identify trends affecting our business, formulate plans and make strategic decisions. Our key business metrics enable us to monitor our ability to manage our business compared to the broader mortgage origination market, as well as monitor relative performance across key purchase and refinance verticals.
Key measures that we use in assessing our business include the following ($ in millions, except percentage data or as otherwise noted):

Key Business Metric	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
Home Finance
Funded Loan Volume	$844	$6,971	$11,350	$57,973
Refinance Loan Volume	$70	$4,305	$5,129	$46,519
Purchase Loan Volume	$774	$2,665	$6,221	$11,454
D2C Loan Volume	$486	$4,610	$6,903	$44,002
B2B Loan Volume	$358	$2,361	$4,447	$13,971
Total Loans (number of loans)	2,347	18,559	29,818	153,843
Average Loan Amount ($ value, not millions)	$360,000	$376,000	$380,655	$377,000
Gain on Sale Margin	1.89%	1.11%	0.93%	1.88%
Total Market Share	0.3%	0.9%	0.5%	1.3%
Better Plus
Better Real Estate Transaction Volume	$161	$692	$1,699	$2,163
Insurance Coverage Written	$654	$3,750	$6,802	$22,156
Home Finance
Funded Loan Volume represents the aggregate dollar amount of all loans funded in a given period based on the principal amount of the loan at funding. Our Funded Loan Volume of $0.8 billion in the three months ended March 31, 2023 decreased by approximately 88% from $7.0 billion in the three months ended March 31, 2022. We decreased our Funded Loan Volume by approximately 80% year-over-year from $58.0 billion in the year ended December 31, 2021 to $11.4 billion in the year ended December 31, 2022.

The following table shows the percentage of our Funded Loan Volume represented by the states of California, Texas, Washington and Florida. No other state represented more than 6% of our Funded Loan Volume for the periods presented.

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
California	8%	18%	15%	23%
Texas	13%	11%	11%	9%
Washington	5%	5%	5%	7%
Florida	13%	10%	10%	7%
Refinance Loan Volume represents the aggregate dollar amount of refinance loans funded in a given period based on the principal amount of the loan at funding. Our Refinance Loan Volume of $0.1 billion in the three months ended March 31, 2023 decreased by approximately 98% from $4.3 billion in the three months ended March 31, 2022. Our Refinance Loan Volume decreased by approximately 89% year-over-year from $46.5 billion in the year ended December 31, 2021 to $5.1 billion in the year ended December 31, 2022.
Purchase Loan Volume represents the aggregate dollar amount of purchase loans funded in a given period based on the principal amount of the loan at funding. Our Purchase Loan Volume of $0.8 billion in the three months ended March 31, 2023 decreased by approximately 71% from $2.7 billion in the three months ended March 31, 2022. Our Purchase Loan Volume decreased by approximately 46% year-over-year from $11.5 billion in the year ended December 31, 2021 to $6.2 billion in the year ended December 31, 2022.
D2C Loan Volume represents the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated from direct interactions with customers using all marketing channels other than our B2B partner relationships. Our D2C Loan Volume of $0.5 billion in the three months ended March 31, 2023 decreased by approximately 89% from $4.6 billion in the three months ended March 31, 2022. Our D2C Loan Volume decreased by approximately 84% year-over-year from $44.0 billion in the year ended December 31, 2021 to $6.9 billion in the year ended December 31, 2022.
B2B Loan Volume represents the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated through one of our B2B partner relationships. Our B2B Loan Volume of $0.4 billion in the three months ended March 31, 2023 decreased by approximately 85% from $2.4 billion in the three months ended March 31, 2022 and decreased approximately 68% year-over-year from $14.0 billion in the year ended December 31, 2021 to $4.4 billion in the year ended December 31, 2022.
Total Loans represents the total number of loans funded in a given period, including purchase loans and refinance loans. Our Total Loans of 2,347 in the three months ended March 31, 2023 decreased by approximately 87% from 18,559 in the three months ended March 31, 2022. Our Total Loans decreased by approximately 81% year-over-year from 153,843 in the year ended December 31, 2021 to 29,818 during the year ended December 31, 2022.
Average days loans held for sale for the three months ended March 31, 2023 and 2022, and for the years ended December 31, 2022, and 2021 were approximately 20, 19, 18 and 20 days, respectively. This is defined as the average days between funding and sale for loans funded during each period. As of each such reporting date, we had an immaterial amount of loans either 90 days past due or non-performing, as Better generally aims to sell loans shortly after production.
Average Loan Amount represents Total Funded Loan Volume divided by number of loans funded in a period. Our Average Loan Amount $360,000 in the three months ended March 31, 2023 increased by approximately 4% from $376,000 in the three months ended March 31, 2022 and approximately 1% year-over-year from $377,000 in the year ended December 31, 2021 to $380,655 during the year ended December 31, 2022.
Gain on Sale Margin represents Mortgage platform revenue, net, as presented on our statements of operations and comprehensive income (loss), divided by Funded Loan Volume. We do not manage our business to optimize for

Gain on Sale specifically in respect of Purchase Loan offerings or Refinance Loan offerings and do not observe material differences in Gain on Sale between such products over time. Gain on Sale Margin has been reduced by approximately 50% from 1.88% year-over-year from the year ended December 31, 2021 to 0.93% during the year ended December 31, 2022. Gain on Sale Margin increased to 1.89% for the three months ended March 31, 2023 from 1.11% for the three months ended March 31, 2022. We saw a reduction in our Gain on Sale Margin for the year ended December 31, 2022 compared to the year ended December 31, 2021 as a result of increased competitiveness among mortgage lenders and a decrease in overall funding activities in the mortgage market due to rising interest rates. While Gain on Sale Margin remains compressed relative to levels seen in 2020 and the first quarter of 2021, during the three months ended March 31, 2023, we experienced an increase in Gain on Sale Margin compared to the three months ended March 31, 2022 resulting from market volatility which positively impacted our Mortgage platform revenue.
Total Market Share represents Funded Loan Volume in a period divided by total value of loans funded in the industry for the same period, as presented by Fannie Mae. Our Total Market Share of 0.3% during the three months ended March 31, 2023 decreased by approximately 67% from 0.9% in the three months ended March 31, 2022. Our Total Market Share declined by approximately 62% year-over-year from 1.3% in the year ended December 31, 2021 to 0.5% during the year ended December 31, 2022.
Better Plus
Better Real Estate Transaction Volume represents the aggregate dollar amount of real estate volume transacted in a given period across both in-house agents and third-party network agents.
Insurance Coverage Written represents the aggregate dollar amount of insurance liability coverage provided to customers on behalf of insurance carrier partners across all insurance products on Better’s marketplace, specifically title and homeowners insurance offered through Better Settlement Services and Better Cover. This includes the value of the loan for lender’s title insurance and dwelling coverage for homeowners insurance.
Description of Certain Components of Our Financial Data
Components of Revenue
Our sources of revenue include mortgage platform revenue, net; other platform revenue; and net interest income (comprised of mortgage interest income and expense on warehouse lines of credit), net.
Home Finance (Mortgage Platform Revenue, Net)
Mortgage platform revenue, net, includes revenue generated from our mortgage production process. The components of mortgage platform revenue, net, are as follows:
i.Net gain (loss) on sale of loans—This represents the premium we receive in excess of the loan principal amount and certain fees charged by loan purchasers upon sale of loans into the secondary market. Net gain (loss) on sale of loans includes unrealized changes in the fair value of LHFS, which are recognized on a loan by loan basis as part of current period earnings until the loan is sold on the secondary market. The fair value of LHFS is measured based on observable market data. Also included within net gain on sale (loss) of loans is the day one recognition of the fair value of MSRs and any subsequent changes in the measurement of the fair value of the MSRs for loans sold servicing retained, including any gain or loss on subsequent sales of MSRs. We do not manage our business to optimize for Gain on Sale for either our Purchase Loan or Refinance Loan offerings specifically and do not observe material differences in Gain on Sale between such products over time.
ii.Integrated relationship revenue (loss)—Includes fees that we receive for originating loans on behalf of an integrated relationship partner, which are recognized as revenue (loss) upon the integrated relationship partner’s funding of the loan. Some of the loans originated on behalf of the integrated relationship partner are purchased by us. Subsequent changes in the fair value of loans purchased by us are included as part of current period earnings. These loans may be sold in the secondary market at our discretion for which any gain on sale is included in this account. For loans sold on the secondary market, the integrated relationship partner will receive a portion of the execution proceeds. A portion of the execution proceeds that is to be allocated to the integrated relationship partner is accrued as a reduction of integrated relationship revenue (loss) when the loan is initially purchased from the integrated relationship partner.
iii.Changes in fair value of IRLCs and forward sale commitments—IRLCs include the fair value upon issuance with subsequent changes in the fair value recorded in each reporting period until the loan is sold on the secondary market. Fair value of forward commitments hedging IRLCs and LHFS are measured based on quoted prices for similar assets.
Since our mortgage platform revenue is driven primarily by the number of funded loans and our net gain on sale from each Funded Loan, fluctuations in interest rates significantly affect our revenues. As described above, in an increasing interest rate environment, mortgage loan refinance volumes and home purchase volumes typically decline, with refinance volumes being particularly sensitive to increasing interest rates. Furthermore, fluctuations in interest rates that affect the price at which we are able to sell our mortgage loan production in the secondary market also could affect our revenues and may even result in significant losses. We mitigate our risk of loss associated with changes in interest rates by entering into forward sale commitments and IRLCs. As a result, our revenue from net gain on sale of loans may vary significantly from quarter to quarter.
Better Cash Offer Program
Our product offerings include the Better Cash Offer program where we work with a home buyer (the “Buyer”) to identify and purchase a home directly from a property Seller. We will then subsequently sell the home to the Buyer. The Buyer may lease the home from us while the Buyer and Better go through the customary closing process to transfer ownership of the home to the Buyer. Arrangements where the Buyer leases the home from us are accounted for under ASC 842 while arrangements where the Buyer does not lease the home are accounted for under ASC 606. The Buyer does not directly or indirectly contract with the Seller.
For arrangements under the Better Cash Offer program that do not involve a lease, upon closing on the sale of the home from the Seller to us, we hold legal title to the home. We are responsible for any obligations related to the home while we hold title and are the legal owner and as such we are considered the principal in the transaction. We hold in inventory any homes where the Buyer does not subsequently purchase from us as well as homes held while we are waiting to transfer the home to the Buyer.
We recognize revenue at the time of the closing of the home sale when title to and possession of the home are transferred to the Buyer. The amount of revenue recognized for each home sale is equal to the full sales price of the home. The contracts with the Buyers contain a single performance obligation that is satisfied upon the closing of the transaction and is typically completed in one to ninety days after the commencement of the transaction. We do not offer warranties for sold homes, and there are no continuing performance obligations following the transaction close date.
Also included in cash offer program revenue is revenue from transactions where we lease the home to the Buyer until the title is transferred to the Buyer which is accounted for under ASC 842 as a sales-type lease. Revenue and expenses for sales-type leases under ASC 842 are recognized at the commencement of the lease. Revenue is recognized for the lease payments, which includes the sales price of the home and the related expenses include the cost of the home as well as transaction closing costs.
For each Cash Offer transaction, the vast majority of revenue is comprised of the purchase price of the home paid by the customer to Better, and the vast majority of expense is comprised of the purchase price of the home paid by Better to the seller, which in nearly all cases is the same as the purchase price of the home paid by the customer to Better that is recognized as revenue. Relative to the purchase price of the home, leasing and fee revenue is immaterial. Although we believe this product will enhance the competitiveness of our platform in a suitable market, we are not actively seeking Better Cash Offer customers, although we maintain the functionality and would be able to serve inbound demand.

Better Plus (Other Platform Revenue)
We generate other platform revenue through our Better Plus offerings, which includes Better Settlement Services (title insurance and settlement services), Better Real Estate (real estate agent services), and Better Cover (homeowners insurance).
Our other platform revenue primarily consists of Better Settlement Services (title insurance and settlement services). For title insurance, we generate revenues from agent fees on title policies written by third parties and sold to our customers in loan transactions. We recognize revenues from agent fees on title policies upon the completion of the performance obligation, which is when the loan transaction closes. As an agent, we do not control the ability to direct the fulfillment of the service, are not primarily responsible for fulfilling the performance of the service, and do not assume the risk in a claim against the policy.
For settlement services, we generate revenues from fees on services, such as policy preparation, title search, wire, and other services, required to close a loan, which are provided by third parties through our platform. We recognize revenues from fees on settlement services upon the completion of the performance obligation, which is when the loan transaction closes. For settlement services, we may use a third party to fulfill these services, but we are considered the principal in the transaction as we direct the fulfillment of the services and ultimately bear the risk of nonperformance. As we are considered the principal, revenues from settlement services are presented on a gross basis.
Our performance obligations for title insurance and settlement services are typically completed 40 to 60 days after the commencement of the loan origination process and are recognized in revenue upon the closing of the loan transaction.
The remaining amount of other platform revenue consists of our Better Real Estate (real estate agent services) and Better Cover (homeowners insurance) offerings. For Better Real Estate, we generate revenues from fees related to real estate agent services, including cooperative brokerage fees from our network of third-party real estate agents, as well as brokerage fees earned when we provide our in-house real estate agents to assist our customers in the purchase or sale of a home. For Better Cover, we generate revenues from agent fees on homeowners insurance policies obtained by our customers through our marketplace of third-party insurance carriers.
Net Interest Income (Expense)
Net interest income (expense) includes interest income from LHFS calculated based on the note rate of the respective loan as well as interest expense on warehouse lines of credit.
Components of Our Operating Expenses
Our expenses consist of mortgage platform expenses, cash offer program expenses, other platform expenses, general and administrative expenses, marketing and advertising expenses, and technology and product development expenses.
Mortgage Platform Expenses
Mortgage platform expenses consist primarily of origination expenses, appraisal fees, processing expenses, underwriting, closing fees, servicing costs, and sales and operations personnel-related expenses. Sales and operations personnel-related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. These expenses are expensed as incurred with the exception of stock-based compensation which is recognized over the requisite service period.
Our mortgage platform expenses are primarily driven by our origination volume, principally the headcount required to produce funded loans. In 2022, because our origination volume declined, our mortgage platform expenses did as well. We expect that mortgage platform expenses will grow if our origination volume grows and decline if our origination volume declines.

Cash Offer Program Expenses
Cash offer program expenses include the full cost of the home, including transaction closing costs and costs for maintaining the home before the title is transferred to the buyer. For each Cash Offer transaction, the vast majority of expenses are comprised of the purchase price of the home paid by Better to the seller, which in nearly all cases, is the same as the purchase price paid by the customer to Better that is recognized as revenue. Relative to the purchase price of the home, closing costs and other maintenance costs are immaterial. Cash offer program expenses are recognized when title is transferred to the Buyer for arrangements recognized under ASC 606 and when the lease commences for arrangements recognized under ASC 842. We expect cash offer program expenses to decrease in the immediate future as we have scaled back this offering starting in the second half of 2022.
Other Platform Expenses
Other platform expenses relate to other non-mortgage homeownership activities, including settlement service expenses, lead generation, and personnel related costs. Settlement service expenses consist of fees for transactional services performed by third-party providers for borrowers while lead generation expenses consist of fees for services related to real estate agents. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Other platform expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period. We expect other platform expenses to increase if we grow our Better Plus products and services and decline if business from Better Plus products and services declines, as it did in 2022 and in the quarter ended March 31, 2023. Other platform expense includes personnel expense associated with our in-house real estate agent business. In the second quarter of 2023, we made the decision to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our mortgage customers with real estate agent services.
General and Administrative Expenses
General and administrative expenses include personnel-related expenses, including stock-based compensation and benefits for executive, finance, accounting, legal, and other administrative personnel. In addition, general and administrative expenses include external legal, tax and accounting services, and allocated occupancy expenses and related overhead based on headcount. General and administrative expenses are generally expensed as incurred, with the exception of stock-based compensation, which is recognized over the requisite service period. We expect general and administrative expenses to increase in absolute terms as a result of our transition to being a public company. However, we expect general and administrative expenses to change at a slower rate than the changes in origination volumes. As we have reduced headcount drastically during the year ended December 31, 2022 and have continued headcount reductions in the first and second quarters of 2023, and expect to continue through 2023, we expect employee related costs to decrease as a smaller administrative function is needed to support an organization with a much lower headcount. We also expect our costs related to legal and professional services to increase with our transition to a public company along with supporting the different regulatory and legal matters we are subject to.
Marketing and Advertising Expenses
Marketing and advertising expenses consist of customer acquisition expenses, brand costs, paid marketing and personnel-related costs for brand teams. For customer acquisition expenses, we primarily generate loan origination leads through third-party financial service websites for which we incur “pay-per-click” expenses. A majority of our marketing expenses are incurred from leads that we purchase from these third-party financial service websites. Personnel-related expenses include compensation and related benefits, including stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Marketing expenses are generally expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Although we are working towards increasing organic traffic and demand from B2B partners to drive a growing portion of our loan origination volume, we also expect that advertising expenses will continue to be important to drive loan origination volume and revenue growth, and therefore we expect that these expenses will increase if origination volume increases, and decrease if origination volume decreases. Marketing expenses may also vary based on the costs of leads that we purchase from digital lead aggregators, which we expect will increase in more challenging mortgage lending markets.
Technology and Product Development Expenses
Technology and product development expenses consist of employee compensation, amortization of capitalized internal-use software costs related to our technology platform and expenses related to vendors engaged in product management, design, development and testing of our websites and products. Employee compensation consists of stock-based compensation and benefits related to our technology team, product and creative team and engineering team. Technology and product development expenses also include allocated occupancy expenses and related overhead based on headcount. Technology and product development expenses are generally expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period. We expect technology and product development expenses to increase if we choose to continue to develop our platform and add new features and functionalities, including additional homeownership products and services.
Stock-based Compensation
We measure and record the expense related to stock-based compensation awards based on the fair value of those awards as determined on the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, and use the straight-line method to recognize stock-based compensation. For stock-based compensation with performance conditions, we record stock-based compensation expenses when it is deemed probable that the performance condition will be met. We use the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based compensation awards, including the option’s expected term and the price volatility of the underlying stock. We calculate the fair value of options granted using the following assumptions:
i.Expected volatility—We estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.
ii.Expected term—The expected term of our options represents the period that the stock-based awards are expected to be outstanding. We have elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
iii.Risk-free interest rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.
iv.Dividend yield—We have not declared or paid dividends to date and do not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
Forfeitures of stock options are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from initial estimates.
We record compensation expenses related to stock options issued to non-employees, including consultants, based on the fair value of the stock options on the grant date over the service performance period as the stock options vest.
The decrease in stock-based compensation expense for the years ended December 31, 2022 and 2021 and the three months ended March 31, 2023 and 2022, was primarily driven by the overall reduction in headcount related to our restructuring initiatives. We expect stock-based compensation to decrease as any new grants would be at a lower common stock value to a smaller workforce.

Future Public Company Expenses
We expect our operating expenses to increase when we become a public company following completion of the Business Combination. We expect our expenses, including accounting, legal and personnel-related expenses and directors’ and officers’ insurance expenses, to increase as we establish more comprehensive compliance and governance functions, remediate and maintain effective internal controls over financial reporting and prepare and distribute periodic reports as required by the rules and regulations of the SEC. As a result, our historical results of operations may not be indicative of our results of operations in future periods.

Results of Operations
The following table sets forth certain consolidated financial data for each of the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
(Amounts in thousands, except per share amounts)	2023	2022	2022	2021
Revenues:
Mortgage platform revenue, net(1)	15,964	77,393	$105,658	$1,088,223
Cash offer program revenue	3	107,224	228,721	39,361
Other platform revenue	3,845	18,300	38,942	94,388
Net interest income (expense):
Interest income	3,925	9,473	26,714	89,627
Warehouse interest expense	(2,779)	(7,406)	(17,059)	(69,929)
Net interest income (expense)	1,146	2,067	9,655	19,698
Total net revenues	20,958	204,984	382,976	1,241,670
Expenses:
Mortgage platform expenses(2)(3)	30,931	159,783	327,815	700,113
Cash offer program expenses	103	107,707	230,144	39,505
Other platform expenses(2)(3)	4,777	32,922	59,656	100,075
General and administrative expenses(2)(3)	30,189	58,318	194,565	231,220
Marketing and advertising expenses(2)(3)	8,631	36,841	69,021	248,895
Technology and product development expenses(2)(3)	24,118	40,425	124,912	144,490
Restructuring and impairment expenses(2)(3)	9,137	38,659	247,693	17,048
Total expenses	107,886	474,655	1,253,806	1,481,346
(Loss) Income from operations	(86,928)	(269,671)	(870,830)	(239,676)
Interest and other expense, net:
Other income/expense	2,481	(262)	3,741	—
Interest and amortization on non-funding debt	(2,690)	(3,372)	(13,450)	(11,834)
Interest on Bridge Notes	—	(62,602)	(272,667)	(19,211)
Change in fair value of convertible preferred stock warrants	553	8,277	28,901	(32,790)
Change in fair value of bifurcated derivative	(1,887)	—	236,603	—
Total interest and other expenses, net	(1,543)	(57,959)	(16,872)	(63,835)
(Loss) Income before income tax expense	(88,471)	(327,630)	(887,702)	(303,511)
Income tax expense	1,424	1,356	1,100	(2,383)
Net (loss) income	(89,895)	(328,986)	$(888,802)	$(301,128)
Earnings (loss) per share attributable to common stockholders (Basic)	$(0.92)	$(3.51)	$(9.33)	$(3.46)
Earnings (loss) per share attributable to common stockholders (Diluted)	$(0.92)	$(3.51)	$(9.33)	$(3.46)

__________________
(1)The components of mortgage platform revenue, net for the periods presented were as follows:

	Three Months Ended March 31,		Year Ended December 31,
(Amounts in thousands)	2023	2022	2022	2021
Net gain (loss) on sale of loans	13,026	(20,970)	$(63,372)	$937,611
Integrated relationship revenue (loss)	3,233	(4,170)	(9,166)	84,135
Changes in fair value of IRLCs and forward sale commitments	(295)	102,532	178,196	66,477
Total mortgage platform revenue, net	15,964	77,393	$105,658	$1,088,223
__________________
(2)Includes stock-based compensation expense as follows:

	Three Months Ended March 31,		Year Ended December 31,
(Amounts in thousands)	2023	2022	2022	2021
Mortgage platform expenses	970	2,237	$5,256	$13,671
Cash offer program expenses	—	—	—	—
Other platform expenses	189	360	908	1,654
General and administrative expenses	4,249	7,143	26,681	27,559
Marketing and advertising expenses	50	170	486	1,159
Technology and product development	1,046	4,341	5,226	11,172
Restructuring and impairment expenses	—	—	—	—
Total stock-based compensation expense	6,504	14,251	$38,557	$55,215
__________________
(3)Includes depreciation and amortization expense as follows:

	Three Months Ended March 31,		Year Ended December 31,
(Amounts in thousands)	2023	2022	2022	2021
Mortgage platform expenses	1,351	2,262	$8,206	$5,221
Cash offer program expenses	—	—	—	—
Other platform expenses	27	184	320	716
General and administrative expenses	603	864	4,009	933
Marketing and advertising expenses	27	40	170	64
Technology and product development	9,469	8,803	36,338	20,286
Restructuring and impairment expenses	—	—	—	—
Total depreciation and amortization	$11,477	$12,153	$49,043	$27,220

Three Months Ended March 31, 2023 as Compared to Three Months Ended March 31, 2022
Revenues
The components of our revenues for the period were:

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Revenues:
Mortgage platform revenue, net	15,964	77,393
Cash offer program revenue	3	107,224
Other platform revenue	3,845	18,300
Net interest income (expense):
Interest income	3,925	9,473
Warehouse interest expense	(2,779)	(7,406)
Net interest income	1,146	2,067
Total net revenues	20,958	204,984
Mortgage Platform Revenue, Net
Total mortgage platform revenue, net decreased $61.4 million, or 79% to $16.0 million for the three months ended March 31, 2023 compared to $77.4 million for the three months ended March 31, 2022. The decrease in total mortgage platform revenue, net was largely driven by the reduction of Funded Loan Volume. While Gain on Sale Margin remains compressed relative to levels seen in 2020 and the first quarter of 2021, during the three months ended March 31, 2023, we experienced market volatility which positively impacted our Mortgage platform revenue compared to the three months ended March 31, 2022, resulting in our Gain on Sale Margin increasing from 1.11% in the three months ended March 31, 2022 to 1.89% in the three months ended March 31, 2023. Further, net gain (loss) on sale of loans increased $34.0 million, or 162%, to a gain of $13.0 million for the three months ended March 31, 2023 compared to a loss of $21.0 million for the three months ended March 31, 2022.
The table below shows, for each specified period, average MBA 30-year fixed rate, Better’s average 30-year fixed rate and Better’s Gain on Sale Margin.

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
MBA Average 30-year fixed rate	6.52%	4.08%	5.60%	3.17%
Better Average 30-year fixed rate	6.07%	3.89%	5.32%	2.94%
Better Gain on Sale Margin	1.89%	1.11%	0.93%	1.88%
Integrated relationship revenue increased $7.4 million, or 178%, to a gain of $3.2 million for the three months ended March 31, 2023, compared to loss of $4.2 million for the three months ended March 31, 2022. The increase in integrated relationship revenue was primarily driven by the increase in the fair value of loans purchased from the integrated relationship partner due to fluctuations in interest rates and other market factors. In certain periods, such as the three months ended March 31, 2022, the negative revenue impact from the decline in fair value of loans held for sale due to increasing interest rates resulted in a loss from integrated relationships, which were offset by the gain resulting from our hedging activities, or gain from changes in fair value interest rate lock commitments and forward sale commitments. The impacts of hedging LHFS purchased from the integrated relationship partner are included within changes in fair value of IRLCs and forward sale commitments within mortgage platform revenue, net. The increase in revenue was offset by a decrease in origination fees received for originating loans on behalf of the integrated relationship partner driven by decreased loan origination volume.

Changes in the fair value of IRLCs and forward sale commitments decreased $102.8 million, or 100%, to a loss of $0.3 million for the three months ended March 31, 2023, compared to a gain of $102.5 million for the three months ended March 31, 2022. We record the fair value of our IRLCs, net of any related changes in the recorded fair value of our forward sale commitments. The decrease in the fair value of IRLCs and forward sale commitments were primarily driven by a reduction in Funded Loan Volume as hedging a smaller portfolio of loans results in a decrease to changes in the fair value of IRLCs and forward sale commitments. The changes in fair value of IRLCs and forward sale commitments were also driven by increased average 30-year mortgage rates during the three months ended March 31, 2023, compared to the three months ended March 31, 2022. Generally, as interest rates increase, the fair value of our IRLCs decrease and the fair value of our forward sale commitments increases.
Cash Offer Program Revenue
Cash offer program decreased $107.2 million or 100%, to $3.0 thousand for the three months ended March 31, 2023 compared to $107.2 million for the three months ended March 31, 2022. We began offering the Better Cash Offer program in the fourth quarter of 2021 and scaled the offering significantly in the first half of 2022. In the second half of 2022, revenue from the Better Cash Offer program scaled back significantly due to current market conditions which softened significantly compared to the first half of 2022. Although we believe this product will enhance the competitiveness of our platform in a suitable market, we are not actively seeking Better Cash Offer customers, although we maintain the functionality and would be able to serve inbound demand. In 2022 we completed 405 Better Cash Offer transactions, compared to 77 Better Cash Offer transactions completed in 2021. This equated to approximately $228 million in Better Cash Offer volume in 2022, compared to $39 million in 2021, as defined by the cumulative sale revenue generated from homes transacted through the program, which was exceeded by the corresponding expenses for each of these years. For the three months ended March 31, 2023 and 2022, we completed zero and 198 Better Cash Offer transactions, respectively, which equated to zero and $107 million in Better Cash Offer volume, respectively. Better Cash Offer program revenue for the three months ended March 31, 2023 resulted from rental income from a Better Cash Offer property.
Other Platform Revenue
Other platform revenue decreased $14.5 million or 79% to $3.8 million for the three months ended March 31, 2023 compared to $18.3 million for the three months ended March 31, 2022. The decrease in other platform revenue was primarily driven by a decline in our real estate transaction volume and title insurance and settlement services due to lower mortgage volume, as our mortgage business serves as the primary lead generation source for the Better Plus businesses. In the second quarter of 2023, we made the decision to wind down our in-house real estate agent business and focus on partnering with third-party real estate agents to provide our customers with real estate agent services. We expect this to negatively impact other platform revenue going forward, as in-house agents provide higher revenue per transaction than third-party real estate agents.
Net Interest Income (Expense)—Interest Income
Interest income decreased $5.5 million, or 59% to $3.9 million for the three months ended March 31, 2023 compared to $9.5 million of the three months ended March 31, 2022. The decrease in interest income was primarily driven by the decrease in origination volume and the interest income earned on the unpaid principal balance for loans held and serviced during the interim between the origination of the loan and its sale on the secondary market.
Net Interest Income (Expense)—Warehouse Interest Expense
Warehouse interest expense decreased $4.6 million, or 62% to $2.8 million for the three months ended March 31, 2023 compared to $7.4 million for the three months ended March 31, 2022. The decrease in warehouse interest expense was primarily driven by decreased borrowings on funding facilities used in the mortgage production process to meet the decreased origination volume.

Operating Expenses
The components of our operating expenses for the period were:

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Mortgage platform expenses	30,931	159,783
Cash offer program expenses	103	107,707
Other platform expenses	4,777	32,922
General and administrative expenses	30,189	58,318
Marketing and advertising expenses	8,631	36,841
Technology and product development expenses	24,118	40,425
Restructuring and impairment expenses	9,137	38,659
Total operating expenses	107,886	474,655
Total operating expenses were $107.9 million for the three months ended March 31, 2023, a decrease of $366.8 million or 77% as compared with $474.7 million in the three months ended March 31, 2022. The decrease in total expenses were driven by reductions in Funded Loan Volume as well as reductions in headcount-related costs and other operating expenses resulting from our restructuring initiatives which commenced in December 2021 and continued throughout the three months ended March 31, 2023.
Mortgage platform expenses were $30.9 million for the three months ended March 31, 2023, a decrease of $128.9 million or 81% as compared with $159.8 million in the three months ended March 31, 2022. The decrease in mortgage platform expenses was primarily driven by reductions in Funded Loan Volume as well as reductions in headcount related expenses such as compensation and benefits including stock-based compensation. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
Cash Offer program expenses were $0.1 million for the three months ended March 31, 2023, a decrease of $107.6 million or 100% as compared with $107.7 million in the three months ended March 31, 2022. Cash offer program expenses primarily consist of the full cost of the home, including transaction closing costs and costs for maintaining the home before the title is transferred to the buyer, and these costs move in line with cash offer program revenue. We began offering the Better Cash Offer program in the fourth quarter of 2021 and grew the offering significantly in the first half of 2022. Starting in the second half of 2022 and continuing in the first quarter of 2023, we scaled back the Better Cash Offer program significantly due to weaker market conditions. As we scaled back Better Cash Offer revenue, expenses from the Better Cash Offer program also scaled back commensurately.
Other platform expenses were $4.8 million for the three months ended March 31, 2023, a decrease of $28.1 million or 85% as compared with $32.9 million in the three months ended March 31, 2022. The decrease in other platform expenses was driven primarily by decreases in personnel related expenses such as cash compensation, related benefits, and stock-based compensation. The decreases in these expenses are due to the reduction in headcount related to our restructuring initiatives which accelerated during 2022 and continued in the first quarter of 2023. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
General and administrative expenses were $30.2 million for the three months ended March 31, 2023, a decrease of $28.1 million or 48% as compared with $58.3 million in the three months ended March 31, 2022. The change in general and administrative expenses was driven primarily by the reduction in headcount related to our restructuring initiatives which led to a decrease of $18.6 million in personnel related expenses such as compensation and benefits and a decrease of $2.9 million in stock-based compensation. The remaining decrease of $7.0 million was primarily due to decreases in legal, accounting, and other professional services. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss. The following table presents a disaggregation of our general and administrative expenses as follows:

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Compensation and benefits	9,838	28,437
Stock-based compensation	4,249	7,143
Depreciation and amortization	603	837
Rent	761	142
Legal, accounting, and other professional services	14,738	21,759
Total general and administrative expenses	30,189	58,318
Marketing and advertising expenses were $8.6 million for the three months ended March 31, 2023, a decrease of $28.2 million or 77% as compared with $36.8 million in the three months ended March 31, 2022. Substantially all of the decrease in marketing and advertising expenses was driven by decreases in customer acquisition-related expenses, as our lower origination volume resulted in less required customer acquisition spend in the aggregate.
Technology and product development expenses were $24.1 million for the three months ended March 31, 2023, a decrease of $16.3 million or 40% as compared with $40.4 million in the three months ended March 31, 2022. The decrease in technology and product development expenses was driven primarily by decreased personnel-related compensation expenses due to decreased engineering, product and data headcount. This decrease was offset by continued high costs associated with technology vendor expenses. Specifically, as of March 31, 2022, approximately 530 Better team members worked in technology and product development roles, this number was approximately 150 as of March 31, 2023 and the same as of June 8, 2023. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
Interest and other expense, net
The components of our Interest and other expense, net for the period were:

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Other income (expense)	2,481	(262)
Interest and amortization on non-funding debt	(2,690)	(3,372)
Interest on Pre-Closing Bridge Notes	—	(62,602)
Change in fair value of convertible preferred stock warrants	553	8,277
Change in fair value of bifurcated derivative	(1,887)	—
Total interest and other expense, net	(1,543)	(57,959)
Total other income/expense was a gain of $2.5 million for the three months ended March 31, 2023, a increase of $2.7 million or 1047% as compared with a loss of $0.3 million in the three months ended March 31, 2022. The increase is due to income on cash invested in short term marketable securities with maturities of 90 days or less.
Total interest and amortization on non-funding debt was $2.7 million for the three months ended March 31, 2023, a decrease of $0.7 million or (20)% as compared with $3.4 million in the three months ended March 31, 2022.

The decrease in interest expense is due to a lower principal balance on our corporate line of credit between the periods March 31, 2023 and 2022.
Total interest on pre-closing bridge notes was $0.0 million for the three months ended March 31, 2023, a decrease of $62.6 million or 100% as compared with $62.6 million in the three months ended March 31, 2022. The decrease is due to the discount on the pre-closing bridge notes being fully accreted up to $750.0 million by November 2022, the contractual maturity, as such there was no interest expense related to the pre-closing bridge notes for the three months ended March 31, 2023.
Total change in fair value of convertible preferred stock warrants was a gain of $0.6 million for the three months ended March 31, 2023, a decrease of $7.7 million or 93% as compared with a gain $8.3 million in the three months ended March 31, 2022. The change in fair value of convertible preferred stock warrants is driven by changes in the significant unobservable inputs used to determine the fair value, mainly the fair value of our preferred stock.
Total change in fair value of bifurcated derivative was a loss of $1.9 million for the three months ended March 31, 2023, an increase of losses of $1.9 million or 100% as compared with $0.0 million in the three months ended March 31, 2022. The increase in the bifurcated derivative was largely driven by changes in the significant unobservable inputs used to determine the fair value, mainly the reduction in the fair value of our preferred stock from December 31, 2022 to March 31, 2023. The bifurcated derivative had no change in value in the three months ended March 31, 2022.
Year Ended December 31, 2022 as Compared to Year Ended December 31, 2021
Revenues
The components of our revenues for the period were:

	Year Ended December 31,
	2022	2021
	(in thousands)
Revenues:
Mortgage platform revenue, net	$105,658	$1,088,223
Cash offer program revenue	228,721	39,361
Other platform revenue	38,942	94,388
Net interest income (expense):
Interest income	26,714	89,627
Warehouse interest expense	(17,059)	(69,929)
Net interest income	9,655	19,698
Total net revenues	$382,976	$1,241,670
Mortgage Platform Revenue, Net
Total mortgage platform revenue, net, decreased $982.6 million, or 90%, to $105.7 million for the year ended December 31, 2022, compared to $1,088.2 million for the year ended December 31, 2021. Net gain (loss) on sale of loans decreased $1,001.0 million, or 107%, to a loss of $63.4 million for the year ended December 31, 2022 compared to $937.6 million for the year ended December 31, 2021. The decrease in revenue was largely driven by the reduction of Funded Loan Volume and negative revenue impact from the decline in fair value of loans held for sale due to increasing interest rates, ultimately leading to a net loss on sale of loans which was offset by gains in our hedges, as described below. The decrease in overall funding activities and increased competitiveness in the mortgage market led us to experience a significant decline period-over-period in our Gain on Sale Margin, declining to 0.93% in the year ended December 31, 2022 from 1.88% in the year ended December 31, 2021. We define Gain on Sale Margin as mortgage platform revenue, as presented on our statements of operations and comprehensive income (loss), divided by Funded Loan Volume, which was positive for 2022 notwithstanding our net loss on sale of loans due to gains in our hedges, as described below.

The table below shows, for each specified period, average MBA 30-year fixed rate, Better’s average 30-year fixed rate and Better’s Gain on Sale Margin.

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
MBA Average 30-year fixed rate	6.52%	4.08%	5.60%	3.17%
Better Average 30-year fixed rate	6.07%	3.89%	5.32%	2.94%
Better Gain on Sale Margin	1.89%	1.11%	0.93%	1.88%
Integrated relationship revenue decreased $93.3 million, or 111%, to a loss of $9.2 million for the year ended December 31, 2022, compared to revenue of $84.1 million for the year ended December 31, 2021. The decrease in integrated relationship revenue was primarily due to a decrease in origination fees received for originating loans on behalf of the integrated relationship partner driven by decreased loan origination volume. The decrease was also driven by the reduction in the fair value of loans purchased from the integrated relationship partner due to fluctuations in interest rates and other market factors. A number of these loans purchased from the integrated relationship partner were sold at a loss, as a result of a decline in fair value of these loans during the period they were held for sale due to increasing interest rates. The impacts of hedging LHFS purchased from the integrated relationship partner are included within changes in fair value of IRLCs and forward sale commitments within mortgage platform revenue, net.
Changes in the fair value of IRLCs and forward sale commitments increased $111.7 million, or 168%, to a gain of $178.2 million for the year ended December 31, 2022, compared to a gain of $66.5 million for the year ended December 31, 2021. We record the fair value of our IRLCs, net of any related changes in the recorded fair value of our forward sale commitments. The changes in fair value of IRLCs and forward sale commitments were primarily driven by increased average 30-year mortgage rates during the year ended December 31, 2022, compared to the year ended December 31, 2021, resulting in increased revenue from our arrangements to hedge interest rate risk. Generally, as interest rates increase, the fair value of our IRLCs decrease and the fair value of our forward sale commitments increases, which offset losses recognized within net gain (loss) on sale of loans during the year ended December 31, 2022 and resulted in positive Gain on Sale Margin notwithstanding a net loss on sale of loans.
Cash Offer Program Revenue
Cash offer program increased $189.4 million, or 481%, to $228.7 million for the year ended December 31, 2022, compared to $39.4 million for the year ended December 31, 2021, which was exceeded by the corresponding expenses for each of these years. We began offering the Better Cash Offer program in the fourth quarter of 2021 and scaled the offering significantly in the first half of 2022. In the second half of 2022, revenue from the Better Cash Offer program scaled back significantly due to current market conditions which softened significantly compared to the first half. Although we believe this product will enhance the competitiveness of our platform in a suitable market, we have paused advertising on the Better Cash Offer program in the current market.
Other Platform Revenue
Other platform revenue decreased $55.4 million, or 59%, to $38.9 million for the year ended December 31, 2022 compared to $94.4 million for the year ended December 31, 2021. The decrease in other platform revenue was primarily driven by a reduction in title insurance and settlement services due to a decline in real estate transaction volume impacted by increased interest rates. The overall decline in other platform revenue was offset by an increase year over year in our Better Real Estate offering. Better Real Estate revenue increased 12% to $23.1 million for the year ended December 31, 2022 compared to $20.6 million for the year ended December 31, 2021. The increase in revenue was driven by growing and relying more on our in-house real estate agents instead of third-party real estate agents which provide lower margins per transaction.
Net Interest Income (Expense)—Interest Income
Interest income decreased $62.9 million, or 70%, to $26.7 million for the year ended December 31, 2022 compared to $89.6 million for the year ended December 31, 2021. The decrease in interest income was primarily driven by the decrease in origination volume and the interest income earned on the unpaid principal balance for loans held and serviced during the interim between the origination of the loan and its sale on the secondary market.
Net Interest Income (Expense)—Warehouse Interest Expense
Warehouse interest expense decreased $52.9 million, or 76%, to $17.1 million for the year ended December 31, 2022 compared to $69.9 million for the year ended December 31, 2021. The decrease in warehouse interest expense was primarily driven by decreased borrowings on funding facilities used in the mortgage production process to meet the decreased origination volume.
Operating Expenses
The components of our operating expenses for the period were:

	Year Ended December 31,
	2022	2021
	(in thousands)
Mortgage platform expenses	$327,815	$700,113
Cash offer program expenses	230,144	39,505
Other platform expenses	59,656	100,075
General and administrative expenses	194,565	231,220
Marketing and advertising expenses	69,021	248,895
Technology and product development expenses	124,912	144,490
Restructuring and impairment expenses	247,693	17,048
Total operating expenses	$1,253,806	$1,481,346
Total operating expenses were $1,253.8 million for the year ended December 31, 2022, a decrease of $227.5 million or 15% as compared with $1,481.3 million in the year ended December 31, 2021. The decrease in total expenses overall were driven by reductions in Funded Loan Volume as well as reductions in headcount resulting from our restructuring initiatives which commenced in December 2021 and continued throughout the year ended December 31, 2022.
Mortgage platform expenses were $327.8 million for the year ended December 31, 2022, a decrease of $372.3 million or 53% as compared with $700.1 million in the year ended December 31, 2021. The decrease in mortgage platform expenses was primarily driven by reductions in Funded Loan Volume as well as reductions in headcount related expenses such as compensation and benefits including stock-based compensation. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
Cash offer program expenses were $230.1 million for the year ended December 31, 2022, a 483% increase from the year ended December 31, 2021. Cash offer program expenses primarily consist of the full cost of the home, including transaction closing costs and costs for maintaining the home before the title is transferred to the buyer, and these costs move in line with cash offer program revenue. We began offering the Better Cash Offer program in the fourth quarter of 2021 and scaled the offering significantly in the first half of 2022. As we scaled back revenue in the second half of 2022, expenses from the Better Cash Offer program also scaled back in the second half of 2022.
Other platform expenses were $59.7 million for the year ended December 31, 2022, a decrease of $40.4 million or 40% as compared with $100.1 million in the year ended December 31, 2021. The decrease in other platform expenses was driven primarily by decreases in personnel related expenses such as cash compensation, related benefits, and stock-based compensation. The decreases in these expenses are due to the reduction in headcount related to our restructuring initiatives which accelerated during 2022. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.

General and administrative expenses were $194.6 million for the year ended December 31, 2022, a decrease of $36.7 million or 16% as compared with $231.2 million in the year ended December 31, 2021. The change in general and administrative expenses was driven primarily by a decrease of $51.2 million in personnel-related expenses such as compensation and benefits and a decrease of $0.9 million in stock-based compensation as we decreased headcount in corporate level functions. Stock-based compensation decreased less than overall compensation because a significant portion of stock-based compensation was driven by grants made to executives, which continued despite overall headcount reductions as a result of new hires made in senior positions and retention grants made to existing senior employees. That decrease was partially offset by an increase of $15.4 million primarily due to increases in vendor spend around legal, accounting, and other professional services. The increases in professional services were necessary to support our expanding compliance requirements necessary to operate as a public company. The decreases in personnel-related expenses are driven by the reduction in headcount related to our restructuring initiatives which accelerated during 2022. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss. The following table presents a disaggregation of our general and administrative expenses as follows:

	Year Ended December 31,
	2022	2021
	(in thousands)
Compensation and benefits	$78,394	$129,602
Stock-based compensation	26,681	27,559
Depreciation and amortization	4,009	933
Rent	1,900	2,485
Legal, accounting, and other professional services	83,581	70,641
Total general and administrative expenses	$194,565	$231,220
Marketing and advertising expenses were $69.0 million for the year ended December 31, 2022, a decrease of $179.9 million or 72% as compared with $248.9 million in the year ended December 31, 2021. The decrease in marketing and advertising expenses was driven primarily by decreases in customer acquisition-related expenses. As a result of our significantly lower origination volume we required less customer acquisition spend to generate that volume.
Technology and product development expenses were $124.9 million for the year ended December 31, 2022, a decrease of $19.6 million or 14% as compared with $144.5 million in the year ended December 31, 2021. The decrease in technology and product development expenses was driven primarily by decreased personnel-related compensation expenses due to decreased engineering, product and data headcount. This decrease was offset by continued high costs associated with technology vendor expenses. We had not implemented workforce reductions in our technology and product development group in 2021, which we reduced subsequent to December 31, 2021. Specifically, as of December 31, 2021, approximately 640 Better team members worked in technology and product development roles, this number was approximately 150 as of December 31, 2022. One-time termination benefits, such as employee severance are recorded in restructuring and impairment expenses within the statements of operations and comprehensive loss.
Restructuring and impairment expenses were $247.7 million for the year ended December 31, 2022, an increase of $230.6 million or 1353% as compared with $17.0 million in the year ended December 31, 2021. For the year ended December 31, 2022, restructuring, impairment, and other expenses are comprised of $102.3 million employee related one-time termination benefits and $145.4 million impairments on the Company’s assets, such as the loan commitment asset, capitalized transaction costs, right-of-use assets, and property and equipment. For the year ended December 31, 2021, restructuring, impairment, and other expenses include $17.0 million of employee related severance costs.

Other Changes in Financial Condition
The following table sets forth material changes to our balance sheet between March 31, 2023 and December 31, 2022:

	March 31,	December 31,	Increase/ (Decrease)
(Amounts in thousands, except share and per share amounts)	2023	2022
Assets
Cash and cash equivalents	$225,362	$317,959	$(92,597)
Mortgage loans held for sale, at fair value	354,425	248,826	105,599
Bifurcated derivative	234,716	236,603	(1,887)
Other combined assets	266,557	283,134	(16,577)
Total Assets	$1,081,060	$1,086,522	$(5,462)

Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Liabilities
Warehouse lines of credit	$238,154	$144,049	$94,105
Corporate line of credit, net	121,718	144,403	(22,685)
Accounts payable and accrued expenses	111,134	88,983	22,151
Other combined liabilities	866,872	882,907	(16,035)
Total Liabilities	1,337,878	1,260,342	77,536

Convertible preferred stock	436,280	436,280	—
Stockholders’ (Deficit) Equity
Accumulated deficit	(1,271,310)	(1,181,415)	(89,895)
Other combined equity	578,212	571,315	6,897
Total Stockholders’ (Deficit) Equity	(693,098)	(610,100)	(82,998)
Total Liabilities, Convertible Preferred Stock, and Stockholders’ (Deficit) Equity	$1,081,060	$1,086,522	$(5,462)

Total Cash and cash equivalents decreased $92.6 million, or 29%, to $225 million at March 31, 2023 compared to $318.0 million at December 31, 2023. The decrease in Cash and cash Equivalents was largely driven by net cash used in operating and investing activities during the period. See Liquidity and Capital Resources.
Mortgage loans held for sale, at fair value increased $105.6 million, or 42%, to $354.4 million at March 31, 2023 compared to $248.8 million at December 31, 2022. The increase in Mortgage loans held for sale, at fair value was largely driven by higher funded loan volume at the end of the three months ended March 31, 2023 compared to the year ended December 31, 2022.
Bifurcated derivative decreased $1.9 million, or 1%, to $234.7 million at March 31, 2023 compared to $236.6 million at December 31, 2022. The decrease in the bifurcated derivative was largely driven by changes in the significant unobservable inputs used to determine the fair value, mainly the change in the fair value of our preferred stock from December 31, 2022 to March 31, 2023. In estimating the fair value of the bifurcated derivative, we consider factors we believe are material to the valuation process, including, but not limited to, the price at which recent equity was issued by us to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As there is no active market for our equity, the fair value of the bifurcated derivative is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy.

Loans outstanding under warehouse lines of credit increased $94.1 million, or 65%, to $238.2 million at March 31, 2023 compared to $144.0 million at December 31, 2022. The increase in loans outstanding under warehouse lines of credit was commensurate with the increase in Mortgage loans held for sale at fair value discussed above.
Corporate line of credit, net decreased $22.7 million, or 16%, to $121.7 million at March 31, 2023 compared to $144.4 million at December 31, 2022. The decrease in Corporate line of credit, net resulted from a repayment of debt.
Accounts payable and accrued expenses increased $22.2 million, or 25%, to $111.1 million at March 31, 2023 compared to $89.0 million at December 31, 2022. The increase in Accounts payable and accrued expenses was largely driven by an increase in the payables balances owed to vendors as a result of longer payment cycles. We are party to a number of contracts with vendors or service providers that we entered into which now are either too large and expensive for the business as it exists now, or have proven to be significantly less valuable than anticipated. See Risk Factors.
Accumulated deficit increased $89.9 million, or 8%, to $1.3 billion at March 31, 2023 compared to $1.2 billion at December 31, 2022. The increase in accumulated deficit was largely driven by the net loss of $89.9 million generated for the three months ended March 31, 2023. See Results from Operations.
Non-GAAP Financial Measures
We report Adjusted Net Income (Loss) and Adjusted EBITDA, which are non-GAAP financial measures that we use to supplement our financial results presented in accordance with GAAP. These non-GAAP financial measures should not be considered in isolation and are not intended to be a substitute for any GAAP financial measures. These non-GAAP measures provide supplemental information that we believe helps investors better understand our business, our business model, and how we analyze our performance.
Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning and are not prepared under any comprehensive set of accounting rules or principles. Accordingly, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our financial results prepared and presented in accordance with GAAP.
We include reconciliations of Adjusted Net Income (Loss) and Adjusted EBITDA to GAAP Net Income (Loss), their most closely comparable GAAP measure. We encourage investors and others to review our consolidated financial statements and notes thereto in their entirety included elsewhere in this proxy statement/prospectus, not to rely on any single financial measure, and to consider Adjusted Net Income (Loss) and Adjusted EBITDA only in conjunction with their respective most closely comparable GAAP financial measure.
We believe these non-GAAP financial measures are useful to investors for supplemental period-to-period comparisons of our business and understanding and evaluating our operating results for the following reasons:
•We use Adjusted Net Income (Loss) to assess our overall performance, without regard to items that are considered to be unique or non-recurring in nature or otherwise unrelated to our ongoing revenue-generating operations;
•Adjusted EBITDA is widely used by investors and securities analyst to measure a company's operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, interest and amortization on non-funding debt, income tax expense, and costs that are unique or non-recurring in nature or otherwise unrelated to our ongoing revenue-generating operations, all of which can vary substantially from company to company depending upon their financing and capital structures;

•We use Adjusted Net Income (Loss) and Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted Net Income (Loss) and Adjusted EBITDA provide consistency and comparability with our past financial performance, facilitate period-to-period comparisons of our core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.
Further, although we use these non-GAAP measures to assess the financial performance of our business, these measures have limitations as analytical tools, and they should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:
•Although depreciation and amortization expense is a non-cash charge, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted Net Income (Loss) and Adjusted EBITDA exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect (i) interest expense, or the cash requirements necessary to service interest or principal payments on our non-funding debt, which reduces cash available to us; or (ii) tax accruals or tax payments that represent a reduction in cash available to us; and
•The expenses and other items that we exclude in our calculations of Adjusted Net Income (Loss) and Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from similarly-titled non-GAAP measures when they report their operating results, and we may, in the future, exclude other significant, unusual or non-recurring expenses or other items from these financial measures.
Because of these limitations, Adjusted Net Income (Loss) and Adjusted EBITDA should be considered along with other financial performance measures presented in accordance with GAAP.
Adjusted Net Income (Loss) and Adjusted EBITDA
We calculate Adjusted Net Income (Loss) as Net Income (Loss) adjusted for the impact of stock-based compensation expense, change in the fair value of warrants, change in the fair value of bifurcated derivative, amortization of bifurcated derivative and beneficial conversion features, and other non-recurring expenses.
We calculate Adjusted EBITDA as Adjusted Net Income (Loss) adjusted for the impact of interest and amortization on non-funding debt, depreciation and amortization expense, income tax expense, interest of Pre-Closing Bridge Notes, restructuring, impairments, and other expenses, change in fair value of warrants, and change in fair value of bifurcated derivative.

The following table presents a reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
	(in thousands)
Adjusted Net (Loss) Income
Net (loss) income	$(89,895)	$(328,986)	$(888,802)	$(301,128)
Stock-based compensation expense (1)	6,504	14,251	38,557	55,215
Change in fair value of warrants (2)	(553)	(8,277)	(28,901)	32,790
Change in fair value of bifurcated derivative (3)	1,887	—	(236,603)	—
Interest on Pre-Closing Bridge Notes	—	62,602	272,667	19,211
Restructuring, impairment, and other expenses (6)	9,137	38,659	247,693	18,712
Adjusted Net (Loss) Income	$(72,920)	$(221,751)	$(595,389)	$(175,200)
Adjusted EBITDA
Net (loss) income	$(89,895)	$(328,986)	$(888,802)	$(301,128)
Income tax expense	1,424	1,356	1,100	(2,383)
Depreciation and amortization expense (4)	11,477	12,153	49,042	27,220
Stock-based compensation expense (1)	6,504	14,251	38,557	55,215
Interest and amortization on non-funding debt (5)	2,690	3,372	13,450	11,834
Interest on Pre-Closing Bridge Notes (7)	—	62,602	272,667	19,211
Restructuring, impairment, and other expenses (6)	9,137	38,659	247,693	18,712
Change in fair value of warrants (2)	(553)	(8,277)	(28,901)	32,790
Change in fair value of bifurcated derivative (3)	1,887	—	(236,603)	—
Adjusted EBITDA	$(57,329)	$(204,870)	$(531,797)	$(138,529)
__________________
(1)Stock-based compensation represents the non-cash grant date fair value of stock-based instruments utilized to incentivize employees and consultants recognized over the applicable vesting period. This expense is a non-cash expense. We exclude this expense from our internal operating plans and measurement of financial performance (although we consider the dilutive impact to our shareholders when awarding stock-based compensation and value such awards accordingly). Tax on stock-based compensation is assessed at exercise, if applicable.
(2)Change in fair value of convertible preferred stock warrants represents change in fair value of liability-classified warrants as presented in our Consolidated Statements of Operations and Comprehensive Loss. This charge is a non-cash charge.
(3)Change in fair value of bifurcated derivative represents the change in fair value of embedded features within the Pre-Closing Bridge Notes that require bifurcation and are a separate unit of accounting. The bifurcated derivative is marked to market at each reporting date. This expense is a non-cash expense, and we believe that it does not correlate to the performance of our business during the periods presented.
(4)Depreciation and amortization represents the loss in value of fixed and intangible assets through depreciation and amortization, respectively. These expenses are non-cash expenses, and we believe that they do not correlate to the performance of our business during the periods presented.
(5)Interest and amortization on non-funding debt represents interest and amortization on a corporate line of credit as presented in our Consolidated Statements of Operations and Comprehensive Income (Loss). Interest and amortization on non-funding debt excludes interest income from mortgage loans held for sale and warehouse interest expense on warehouse facilities, which are both core to our operations and recorded in the “total net revenues” caption of our Consolidated Statements of Operations and Comprehensive Income (Loss).
(6)For the three months ended March 31, 2023, restructuring, impairment, and other expenses are comprised of $5.3 million real estate restructuring loss, $4.5 million impairments on the Company’s asset and $0.3 million employee related one-time termination benefits. For the three months ended March 31, 2022, restructuring, impairment, and other expenses include $38.7 million employee related one-time termination benefits. For the year ended December 31, 2022, restructuring, impairment, and other expenses are comprised of $102.3 million employee related one-time termination benefits and $145.4 million impairments on the Company’s assets, such as the loan commitment asset, capitalized transaction costs, right-of-use assets, and property and equipment. For the year ended December 31, 2021, restructuring, impairment, and other expenses include $17.0 million of employee related severance costs as well as $1.6 million of expenses related to our acquisitions.

(7)Interest on Pre-Closing Bridge Notes represents the amortization of the discount recognized upon issuance of the Pre-Closing Bridge Notes which is amortized into interest expense under the effective interest method over the term of the Pre-Closing Bridge Notes. This expense is a non-cash expense, and we believe that it does not correlate to the performance of our business during the periods presented.
Liquidity and Capital Resources
To date, our principal sources of liquidity have been borrowings, cash flow from our operations, including sale of loans we produce and sell into the secondary market and interest income on loans held for sale, and the net proceeds we receive through private sales of our equity securities. We also borrow under our warehouse lines of credit (as described below) to produce loans. As of March 31, 2023, we had 3 different warehouse lines of credit in different amounts and with various maturities, with an aggregate available amount of $1.0 billion. Subsequent to March 31, 2023, our warehouse lines of credit had an aggregate available amount of $0.8 billion. From our inception through March 31, 2023, we completed several rounds of sales of our equity to investors representing total gross proceeds of approximately $435.2 million.
Without obtaining additional sources of funding or increasing our revenues, our existing cash, cash equivalents and operating cash flow, will likely not be sufficient to meet our projected operating and capital expenditure requirements for at least the next 12 months. We expect losses and negative cash flows to continue in the near term, primarily due to a difficult interest rate environment that has had a significant impact on our loan production business, which is dependent on mortgage applications for new home purchases and applications to refinance existing mortgage loans. For more information, see “—Future Capital Requirements and Ability to Continue as a Going Concern.”
Warehouse Lines of Credit
We fund substantially all of the loans we close on a short-term basis primarily through our warehouse lines of credit and from our operations. Loan production activities generally require short-term liquidity in excess of amounts generated by our operations. The loans we produce are financed through several warehouse lines of credit. Our borrowings are in turn generally repaid with the proceeds we receive from loan sales.
Our warehouse lines of credit are primarily in the form of master repurchase agreements and loan participation agreements. Loans financed under these facilities are generally financed at approximately 95% to 100% of the principal balance of the loan (although certain types of loans are financed at lower percentages of the principal balance of the loan), which requires us to fund the balance from cash generated from our operations. Once closed, the underlying residential loan that is held for sale is pledged as collateral for the borrowing or advance that was made under our warehouse lines of credit. In most cases, the loans will remain in one of the warehouse lines of credit for only a short time, generally less than one month, until the loans are sold. During the time the loans are held for sale, we earn interest income from the borrower on the underlying loan. This income is partially offset by the interest and fees we pay due to borrowings from the warehouse lines of credit.
As of March 31, 2023 and December 31, 2022, we had the following outstanding warehouse lines of credit:

			Amount Outstanding	Amount Outstanding
(Amounts in thousands)	Maturity	Facility Size	March 31, 2023	December 31, 2022
Funding Facility (1)	July 10, 2023	500,000	78,686	89,673
Funding Facility (2)	June 6, 2023	250,000	39,408	9,845
Funding Facility (3)	June 6, 2023	250,000	120,060	44,531
Total warehouse lines of credit		$1,000,000	$238,153	$144,049
_________________
(1)Interest charged under the facility is the greater of i) a) thirty day term SOFR plus three and one-eight percent for each repurchase and non-qualifying mortgage loans, and b) interest rate charged on the note (“Note Rate”) minus one and one-half percent and ii) a) thirty day term SOFR plus two and one-eight percent for each mortgage loans that is not a non-qualifying or a repurchase mortgage loan, and b) the Note Rate minus one and one-eighth percent. Cash collateral deposit of $10.0 million is maintained.

(2)Interest charged under the facility is at the one month SOFR plus 1.77%. There is no cash collateral deposit maintained as of March 31, 2023. Subsequent to March 31, 2023, the facility was amended to decrease capacity to $150.0 million and extend maturity to August 4, 2023.
(3)Interest charged under the facility is at the one month SOFR plus 1.60% - 1.85%. Cash collateral deposit of $2.5 million is maintained. Subsequent to March 31, 2023, the facility was amended to decrease capacity to $149.0 million and extend maturity to August 4, 2023.
The amount of financing advanced on each individual loan under our warehouse lines of credit, as determined by agreed-upon advance rates, may be less than the stated advance rate depending, in part, on the market value of the loans securing the financings. Each of our warehouse lines of credit allows the bank providing the funds to evaluate the market value of the loans that are serving as collateral for the borrowings or advances being made and to satisfy certain covenants, including providing information and documentation relating to the underlying loans. If the bank determines that the value of the collateral has decreased or if other conditions are not satisfied, the bank can require us to provide additional collateral or reduce the amount outstanding with respect to those loans (e.g., initiate a margin call). Our inability or unwillingness to satisfy the request could result in the termination of the facilities and possible default under our other warehouse lines of credit. In addition, a large unanticipated margin call could have a material adverse effect on our liquidity.
Our warehouse lines of credit and Corporate Credit Facility and subsequent amendments (as defined and discussed below) also generally require us to comply with certain operating and financial covenants, and the availability of funds under these facilities is subject to, among other conditions, our continued compliance with these covenants. These financial covenants include, but are not limited to, maintaining (1) a certain minimum tangible net worth and adjusted tangible net worth, (2) minimum liquidity, (3) minimum consolidated EBITDA, (4) a maximum ratio of total liabilities or total debt to adjusted tangible net worth, (5) pre-tax net income requirements and (6) minimum cash deposits in certain deposit accounts. A breach of these covenants can result in an event of default under these facilities and as such allows the lenders to pursue certain remedies. In addition, each of these facilities includes cross default or cross acceleration provisions that could result in all facilities terminating if an event of default or acceleration of maturity occurs under any facility. As a result of our operating losses and enhanced financial requirements, we were required to amend certain of our warehouse lines and the Corporate Credit Facility. We expect that we will need to further amend or obtain waivers during 2023 in order to maintain compliance with the financial covenants applicable to certain of our warehouse lines. Our lenders are not required to grant us any such amendment, extension, forbearance or waiver and may determine not to do so. As of the date of this proxy statement/prospectus following certain amendments, we were in full compliance with all financial covenants under these agreements. Although these financial covenants limit our liquidity through minimum cash and tangible net worth requirements, we believe that these covenants currently provide us with sufficient flexibility to operate our business and obtain the financing necessary for that purpose. For additional information regarding risks related to our warehouse lines of credit, see “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Indebtedness.”
Corporate Credit Facility
To date, our principal source of non-funding debt has been our corporate credit facility. We initially entered into a loan and security agreement with certain lenders and Guggenheim Life and Annuity Company, as agent for such lenders (the “2019 Credit Facility”) in March 29, 2019 (the “2019 Credit Facility”). We have since amended the 2019 Credit Facility on March 25, 2020 when we entered into an amended and restated loan and security agreement (the “2020 Credit Facility”) with certain lenders, and Biscay GSTF III, LLC, as agent for such lenders and an entity affiliated with the previous agent.
The terms of the 2020 Credit Facility provided for a $150.0 million secured term loan facility with a maturity of March 25, 2027. Loans under the 2020 Credit Facility bear interest, at our option, at a rate of (i) 8.0% per annum, if we elect to pay such interest in cash, or (ii) 9.5% per annum, if we elect to pay such interest in kind by capitalizing such interest and adding it to the outstanding principal amount of the loans, which interest is payable monthly in arrears. Our obligations under the 2020 Credit Facility are secured by substantially all of our assets, except for Better Mortgage Corporation and assets owned by Better Mortgage Corporation, and are unconditionally and irrevocably guaranteed by each of our present and future, direct and indirect domestic subsidiaries and entities under our common control.

In November 2021, we entered into an agreement (“2021 Credit Facility”) to amend the existing 2020 Credit Facility to provide for an additional revolving credit facility (“2021 Revolver”) for a maximum amount of $100 million. The 2021 Credit Facility did not change the terms of the existing borrowings under the 2020 Credit Facility and only made new funds available for use but the conditions to borrowing under the 2021 Revolver were not satisfied and no amounts were borrowed before its termination as further described below.
As of December 31, 2022 and 2021, we had outstanding borrowings of $146.4 million and $151.4 million, respectively, under the 2021 Credit Facility, which are recorded net of the unamortized portion of the warrant discount and debt issuance costs. Our outstanding borrowings as of both December 31, 2022 and 2021 include $1.4 million of interest in kind that was added to the principal balance which was incurred as interest in kind in previous years. We had $2.0 million and $2.4 million of unamortized warrant issuance related discount and debt issuance costs as of December 31, 2022 and 2021, respectively. Warrant issuance related discounts and debt issuance costs are recorded as a discount to the outstanding borrowings on the line of credit and are amortized into interest and amortization on non-funding debt within the statements of operations and comprehensive loss over the term of the 2021 Credit Facility using the effective interest method.
Under the terms of the 2021 Credit Facility, we were required to comply with certain customary affirmative and negative covenants, including covenants limiting our ability to, among other things, dispose of assets, change business, management or business location, consummate a change in control, effect certain mergers, incur indebtedness, grant liens, pay dividends and distributions, make investments and acquisitions, and enter into transactions with affiliates, in each case, subject to customary exceptions. If we fail to achieve a certain level of gross revenue on a trailing twelve month basis in each quarter ended on or after December 31, 2021, we would be required to make amortization payments to repay the full principal amount of term loans then outstanding under the 2021 Credit Facility in twelve equal monthly installments.
We did not meet the minimum revenue thresholds on a trailing twelve month basis and as such we were contractually required to begin repayment in January 2023 through November 2023. We were in communication with the lender prior to triggering the repayment and in February 2023, we entered into an amendment to the 2021 Credit Facility pursuant to a first amendment to a loan and security agreement (the “2023 Credit Facility” and, as so amended, the “Corporate Credit Facility”) with Clear Spring Life and Annuity Company, an entity affiliated with the previous agent and acting as an agent for such lenders (together, the “Lender”) to amend the 2021 Credit Facility. In the three months ended March 31, 2023, we paid down $20.0 million, leaving $126.4 million owed in principal balance on the facility as of March 31, 2023. The terms of the 2023 Credit Facility grant relief from the acceleration of payments under minimum revenue triggers from the 2021 Credit Facility. The 2023 Credit Facility splits the principal balance of into two tranches: an asset-based tranche in the initial amount of $99.9 million (“Tranche AB”) and a corporate tranche in the initial amount of $26.5 million (“Tranche C”). Tranche AB is backed by assets that the Company has pledged, mainly loans held for sale that we fully own, while Tranche C is secured by all assets of Better HoldCo and certain subsidiaries, other than Better Mortgage Company and assets of foreign subsidiaries. Tranche AB has a fixed interest rate of 8.5% and Tranche C has a variable interest rate based on the SOFR reference rate for a one-month tenor plus 9.5%. Tranche AB will be repaid with proceeds from sales of pledged assets. We will begin to repay the Corporate Credit Facility, beginning with Tranche C in July 2023 in an amount of $5.0 million per month if we obtain commitments to raise $250.0 million in equity or subordinated debt by such repayment date and an additional $200.0 million in equity or subordinated debt by June 2024, subject to certain exceptions. If we do not obtain commitments to raise equity or debt by such dates, the repayment amount will be $12.5 million per month. The maturity date of the Corporate Credit Facility will be the earlier of 45 days after the Closing of the Business Combination, subject to certain exceptions, or, in the event that the Business Combination is not consummated, shall be March 25, 2027. As of March 31, 2023, we had outstanding borrowings under the 2023 Credit Facility, net of debt issuance costs, of $121.7 million
Pre-Closing Bridge Notes
On November 30, 2021, along with SoftBank and the Sponsor, we entered into a convertible bridge note purchase agreement (the “Pre-Closing Bridge Note Purchase Agreement”) with Aurora. Under the Pre-Closing Bridge Note Purchase Agreement, we issued $750.0 million of Pre-Closing Bridge Notes that convert to Pre-Closing Bridge Conversion Shares in connection with the closing of the Merger, with SoftBank and the Sponsor funding

$650.0 million and $100.0 million respectively, of such Pre-Closing Bridge Financing. As of December 31, 2021, we had issued and received proceeds of $750.0 million of Pre-Closing Bridge Financing. As of both March 31, 2023 and December 31, 2022 the Pre-Closing Bridge Notes had a carrying value of $750.0 million, and are included on the consolidated balance sheets. The Pre-Closing Bridge Notes had an original maturity date of December 2, 2022, and carry a zero percent coupon interest rate.
The Pre-Closing Bridge Notes are not repayable in cash and include various conversion features. Under the terms of the Pre-Closing Bridge Note Purchase Agreement, immediately prior to the closing of the Second Merger, Aurora will be deemed to automatically assume each Pre-Closing Bridge Note and the outstanding principal amount under each Pre-Closing Bridge Note will automatically be converted into a number of Pre-Closing Bridge Conversion Shares, based on a conversion ratio of $10.00 of principal amount payable on a Pre-Closing Bridge Note at the time of conversion to one share of Pre-Closing Bridge Conversion Shares.
Since the maturity date of the Pre-Closing Bridge Notes was December 2, 2022, the Pre-Closing Bridge Notes became, by their terms, automatically convertible into Better Home & Finance Class A common stock. However, in connection with the First Novator Letter Agreement, the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was extended to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. Since such consent was not received from SoftBank and Better has not amended its certificate of incorporation to facilitate such conversion, the Pre-Closing Bridge Notes held by the Sponsor and SoftBank have not converted. Better and the Sponsor ultimately entered into the Deferral Letter Agreement, pursuant to which the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was deferred to September 30, 2023. As the Pre-Closing Bridge Notes have not converted per terms of the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes are still considered legal form debt as of December 31, 2022 and as such are classified as debt in the consolidated balance sheets, with the Company continuing to amortize the discount on the Pre-Closing Bridge Notes using the original maturity date of December 2, 2022. Additionally, as described further below, both the First Novator Letter Agreement and the Second Novator Letter Agreement included additional exchange features that permit the Sponsor to exchange its Pre-Closing Bridge Notes at different price levels.
SoftBank continues to hold its Pre-Closing Bridge Note, which may be converted pursuant to its terms into a new series of preferred stock of the Company, which series will be identical to the Company’s Series D Preferred Stock, pursuant to the terms thereof at any time. As of March 31, 2023, SoftBank’s Pre-Closing Bridge Note has not yet been converted or otherwise deferred.
First Novator Letter Agreement—On August 26, 2022, Aurora, the Company and the Sponsor entered into a letter agreement (the “First Novator Letter Agreement”) to extend the maturity date of the Pre-Closing Bridge Notes held by Sponsor to March 8, 2023, subject to SoftBank consenting to extending the maturity of its bridge notes accordingly. Furthermore, pursuant to the First Novator Letter Agreement, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes, Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) $75 million of its $100 million aggregate principal amount of Pre-Closing Bridge Notes would be exchanged for newly issued shares of the Company’s Class B common stock at a price per share reflecting a 75% discount to a $6.9 billion pre-money equity valuation of the Company and (y) the remaining $25 million of Sponsor’s bridge notes would be exchanged for the Company’s preferred stock at price per share reflecting a $6.9 billion pre-money equity valuation of the Company. As the extended maturity date has passed and the Merger has not been consummated, Sponsor will have the alternative exchange options described in the First Novator Letter Agreement. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement nor has SoftBank consented to the extension under the First Novator Letter Agreement.
Deferral Letter Agreement—On February 7, 2023, the Company and the Sponsor entered into a letter agreement (the “Deferral Letter Agreement”) to defer the maturity date of the Pre-Closing Bridge Notes held by the Sponsor until September 30, 2023. Following the expiration of this deferral period, the Pre-Closing Bridge Notes held by the Sponsor may be exchanged or converted in accordance with the terms of the Pre-Closing Bridge Notes, the First Novator Letter Agreement or the Second Novator Letter Agreement, as applicable. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Deferral Letter Agreement.
Second Novator Letter Agreement—On February 7, 2023, Aurora, the Company and Sponsor entered into a letter agreement (the “Second Novator Letter Agreement”) pursuant to which, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes (as deferred by the Deferral Letter Agreement), the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) for a number of shares of the Company’s preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of Better Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of the Company. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Second Novator Letter Agreement.
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2023	2022	2022	2021
Net cash (used in) provided by operating activities	$(162,769)	$535,705	$938,223	$361,215
Net cash (used in) provided by investing activities	$(5,973)	$(23,963)	$(34,657)	$(68,703)
Net cash provided by (used in) financing activities	$73,796	$(769,257)	$(1,537,100)	$304,542
Three Months Ended March 31, 2023 as Compared to Three Months Ended March 31, 2022
Operating Activities
Net cash used by operating activities was $162.8 million for the three months ended March 31, 2023, a decrease of $698.5 million, or 130%, compared to net cash provided by operating activities of $535.7 million for the three months ended March 31, 2022. Cash used by operating activities primarily consisted of originations of mortgage loans held for sale in excess of proceeds from sales of mortgage loans held for sale, net losses, and adjustments for non-cash changes in fair value of bifurcated derivative. Cash used by operating activities was offset by changes in fair value of mortgage loans held for sale. The net cash provided by operating activities in the three months ended March 31, 2022, primarily reflects the proceeds from sales of mortgage loans in excess of new originations, which trend reversed in the three months ended March 31, 2023.
Investing Activities
Net cash used in investing activities was $6.0 million for the three months ended March 31, 2023, an increase of $18.0 million, or 75%, compared to net cash used in investing activities of $24.0 million for the three months ended March 31, 2022. The reduction in cash used in investing activities is primarily due to reducing our capital expenditures of property and equipment along with reduced investments in our internal use software.
Financing Activities
Net cash provided in financing activities was $73.8 million for the three months ended March 31, 2023, an increase of $843.1 million, or 110%, compared to net cash used by financing activities of $769.3 million for the three months ended March 31, 2022. Cash provided by financing activities primarily consist of borrowings on our warehouse lines of credit in excess of repayments on our warehouse lines of credit and was offset by payments on the principal balance of our 2023 Credit Facility. The net cash used by financing activities in the three months ended March 31, 2022, primarily reflects the repayment of warehouse lines of credit in that period, which was not repeated in the three months ended March 31, 2023.

Year Ended December 31, 2022 as Compared to Year Ended December 31, 2021
Operating Activities
Net cash provided by operating activities was $938.2 million for the year ended December 31, 2022, an increase of $577.0 million, or 160%, compared to net cash provided by operating activities of $361.2 million for the year ended December 31, 2021. Cash provided by operating activities primarily consisted of increases in proceeds from sales of mortgage loans held for sale in excess of originations of mortgage loans held for sale, as well as adjustments for non-cash changes in stock-based compensation, non-cash interest expense, impairment charges, and fair value of LHFS. Cash provided by operating activities was offset by a net loss, change in fair value of bifurcated derivative, as well as changes in operating assets and liabilities.
Investing Activities
Net cash used in investing activities was $34.7 million for the year ended December 31, 2022, a decrease of $34.0 million, or 50%, compared to net cash used in investing activities of $68.7 million for the year ended December 31, 2021. Cash used in investing activities primarily consisted of purchases of property and equipment, capitalization of expenses related to internal use software, and cash used for deferred acquisition consideration.
Financing Activities
Net cash used in financing activities was $1.5 billion for the year ended December 31, 2022, a decrease of $1.8 billion, or 605%, compared to net cash provided by financing activities of $304.5 million for the year ended December 31, 2021. Cash used in financing activities primarily consists of repayments on our warehouse lines of credit in excess of borrowings on our warehouse lines of credit.
Material Cash Requirements
The following table summarizes our current and long-term material cash requirements, including interest, as of December 31, 2022:

	Payments Due by Period
(Amounts in thousands)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Corporate Credit Facility	$144,403	$—	$—	$—	$144,403
Operating lease commitments	16,772	25,659	14,533	12,156	69,119
Finance lease commitments (1)	1,101	—	—	—	1,101
Interest payments (2)	5,207	—	—	—	5,207
Total	$167,482	$25,659	$14,533	$12,156	$219,830
__________________
(1)Finance lease commitments represent remaining future lease payments and include leased assets such as furniture and IT equipment.
(2)Represents estimates of future interest payments due under our 2021 Credit Facility based on the outstanding principal amount as of December 31, 2022. The amounts are inclusive of $1.4 million of interest in kind that was added to the principal balance.
Corporate Credit Facility
In February 2023, we amended our Corporate Credit Facility and entered into the 2023 Credit Facility which granted relief from the acceleration of payments under the minimum revenue triggers of the 2021 Credit Facility as disclosed in the table above. As part of the amendment we paid down $20.0 million in principal balance and as of March 31, 2023 we had an outstanding balance, net of debt issuance costs, of $121.7 million.
Operating lease commitments
While we have many small offices across the country for licensing purposes, we lease significant office space under operating leases with various expiration dates through June 2030 in New York, California, North Carolina, India, and in the United Kingdom. For the three months ended March 31, 2023 and 2022 our operating lease costs were $5.1 million and $5.4 million, respectively.

Due to the reduced headcount, we also began to reduce our real estate footprint. We have impaired right-of-use assets related to office space that is no longer in use or has been completely abandoned. Leases where we are unable to terminate or amend the lease with the landlord remain on the balance sheet under operating lease liabilities. In February 2023, we entered into a lease amendment with a landlord to surrender an office floor and reassign the lease to a third party. We had a right-of-use asset and operating lease liability of $13.0 million related to the office space and as part of the amendment we paid $4.7 million in cash to the third party. The amendment relieves us of the primary obligation under the original lease and is considered a termination of the original lease and as such we have removed the related right-of-use asset and lease liability from our balance sheet as of March 31, 2023.
Other Cash Requirements
We also have contractual obligations that are short-term, including:
Repurchase and indemnification obligations
In the ordinary course of business, we are exposed to liability under representations and warranties made to purchasers of loans or MSRs. Under certain circumstances, we may be required to repurchase loans, replace the loan with a substitute loan and/or indemnify secondary market purchasers of such loans for losses incurred.
We also may be subject to claims by purchasers for repayment of all or a portion of the premium we receive from such purchaser on the sale of certain loans or MSRs if such loans or MSRs are repaid in their entirety within a specified time period after the sale of the loan.
Interest rate lock commitments and forward sale commitments
We enter into IRLCs to produce loans at specified interest rates and within a specified period of time with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. IRLCs are binding agreements to lend to a customer at a specified interest rate within a specified period of time as long as there is no violation of conditions established in the contract.
In addition, we enter into forward sales commitment contracts to sell existing LHFS or loans committed but yet to be funded into the secondary market at a specified price on or before a specified date. These contracts are loan sale agreements in which we commit to deliver a mortgage loan of a specified principal amount and quality to a loan purchaser.
Future Capital Requirements and Ability to Continue As a Going Concern
As a result of our financial condition, we have received a report from our independent registered public accounting firm for the financial statements for the year ended December 31, 2022, that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. Management believes this uncertainty remains as of March 31, 2023. This means that without obtaining additional sources of funding or increasing our revenues, our existing cash, cash equivalents and operating cash flow, will likely not be sufficient to meet our projected operating and capital expenditure requirements for at least the next 12 months. We expect losses and negative cash flows to continue in the near term, primarily due to a difficult interest rate environment that has had a significant impact on our loan production business, which is dependent on mortgage applications for new home purchases and applications to refinance existing mortgage loans. In response to these conditions, we have commenced cost reduction initiatives described elsewhere in this proxy statement/prospectus, including the series of workforce reductions beginning in December 2021, reassessments of vendor relationships, and reductions in our real estate footprint, but there can be no assurance that these reductions will offset the reduction in revenues arising from the current market environment. In order for us to continue as a going concern, we must obtain additional sources of funding and increase our revenues while decreasing expenses to a point where we can better fund our operations. Upon consummation of the Business Combination, we will become a publicly listed company, which will give us the ability to draw on additional funding, including the Post-Closing Convertible Notes, which will provide us with increased financial flexibility to execute our strategic objectives, including developing our platform and continuing to improve our technology and making strategic investments in complementary businesses, technologies or other assets. Our ability to generate cash, however, is subject to our performance, general economic conditions, industry trends and other factors. We may continue to incur net losses in future periods due to fluctuations and increases in interest rates and continued investments that we intend to make in our business (including investments to expand our product offerings). To the extent that funds from the Business Combination, including the drawdown of the Post-Closing Convertible Notes, combined with existing cash, cash equivalents, short-term investments and assets and operating cash flow, are insufficient to fund our future activities and requirements, we would need to raise additional funds through public or private equity or debt financing. If we issue equity securities in order to raise additional funds, substantial dilution to existing stockholders may occur.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as defined in Item 303 of Regulation S-K that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.
Quantitative and Qualitative Disclosures about Market Risk
In the normal course of business, we are subject to a variety of risks which can affect our operations and potential to again achieve profitability. We broadly define these areas of risk as interest rate risk, credit risk, prepayment risk, inflation risk, counterparty risk, and foreign currency exchange risk.
Interest Rate Risk
We are subject to interest rate risk, which impacts our production volume and associated revenue, IRLCs and LHFS valuations, and the net interest margin derived from our funding facilities. We anticipate that interest rates will remain our primary market risk for the foreseeable future.
More specifically, similar to other mortgage companies, our business performance, Funded Loan Volume and Gain on Sale Margin are negatively correlated with changes in interest rates. As interest rates rise, the population of customers who can save money by refinancing, because their existing mortgage rate is higher than current mortgage rates, declines. This creates a supply-demand imbalance where mortgage lenders are competing for fewer customers and become increasingly price competitive to win customers, thereby accepting lower potential gain on sale margin. This competition manifests in industry-wide gain on sale margin compression. Additionally, we see our Gain on Sale Margin compress further at marginally higher volumes. The gain on sale compression we experienced in the second half of 2021 and through 2022 was a result of both rising interest rates and an increasingly competitive market for lenders, as well as our focus on growing market share and Funded Loan Volume. Furthermore, in the second half of 2021 and through 2022, we experienced a substantial decline in Funded Loan Volume as a result of elevated interest rates that discourage refinancing and new home purchase mortgages.
In addition, changes in interest rates affect our assets and liabilities measured at fair value, including LHFS, IRLCs, MSR value and hedging arrangements. As interest rates decline, our LHFS and IRLCs generally increase in value while our hedging instruments utilized to hedge against interest rate risk decrease in value, and vice versa.
Our LHFS, which are held awaiting sale into the secondary market, and our IRLCs, which represent an agreement to extend credit to a potential customer whereby the interest rate on the loan is set prior to funding, as well as MSRs, to the extent held, are impacted by changes in interest rates from the date of the commitment through the sale of the loan into the secondary market. Accordingly, we are exposed to interest rate risk and related price risk during the period from the date of the lock commitment through (i) the lock commitment cancellation or expiration date or (ii) the date of sale into the secondary mortgage market. Our average holding period of the loan from funding to sale was approximately 20 days during the three months ended March 31, 2023.
Interest rate risk also occurs in periods where changes in short-term interest rates result in loans being produced with terms that provide a smaller interest rate spread above the financing terms of our warehouse lines of credit, which can negatively impact its net interest income.
We manage the interest rate risk associated with our outstanding IRLCs, LHFS and servicing rights by entering into hedging instruments. Management expects these hedging instruments will experience changes in their fair value opposite to changes in the fair value of the IRLCs and LHFS, thereby reducing earnings volatility. We design our hedging strategy to maximize effectiveness and minimize basis risk, which is the risk that the hedging instrument’s price does not move in parallel with the increase or decrease in the market price of the hedged financial instrument. See “Risk Factors—Risks Related to Better’s Business—Risks Related to Our Market, Industry, and General Economic Conditions—Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates, which could lead to a decrease in our earnings.”
As of March 31, 2023 and December 31, 2022 we were exposed to interest rate risk on $0.4 billion and $0.2 billion, respectively, of LHFS as well as $2.7 million and $1.5 million, respectively, of net IRLCs in our consolidated balance sheets. As of March 31, 2023, a hypothetical decrease in interest rates by 25 basis points, 50 basis points, and 100 basis points would result in a $6.4 million, $12.1 million, and $20.9 million increase, respectively, in the combined fair value of our LHFS and IRLCs. As of March 31, 2023, a hypothetical increase in interest rates by 25 basis points, 50 basis points, and 100 basis points would result in a $7.2 million, $15.1 million, and $33.1 million decrease, respectively, in the combined fair value of our LHFS and IRLCs. As of December 31, 2022, a hypothetical decrease in interest rates by 25 basis points, 50 basis points, and 100 basis points would result in a $5.1 million, $9.8 million, and $17.2 million increase, respectively, in the combined fair value of our LHFS and IRLCs. As of December 31, 2022, a hypothetical increase in interest rates by 25 basis points, 50 basis points, and 100 basis points would result in a $5.6 million, $11.4 million, and $23.8 million decrease, respectively, in the combined fair value of our LHFS and IRLCs.The interest rate sensitivity ranges presented here are to show a realistic representation of potential short term changes in interest rates, compared to the maximum daily change in 30-year mortgage interest rates over the last six years of approximately 30 basis points according to data from Optimal Blue, and the maximum weekly change in interest rates over the last 30 years of approximately 55 basis points according to data from Freddie Mac.
Credit Risk
We are subject to credit risk, which is the risk of default that results from a borrower’s inability or unwillingness to make contractually required mortgage payments. We attempt to mitigate this risk through stringent underwriting standards, post-closing procedures and retention of subservicing agents to monitor loan performance. In the three months ended March 31, 2023, our average customer had, approximately, an average loan balance of $360,000, age of 38, FICO score of 759, and annual household income of $157,000 We also aim to sell loans into the secondary market shortly after production, although we are also subject to credit risk with regard to the counterparties involved in the derivative transactions and revenues from servicing regarding loans sold on the secondary market.
Better's origination volume largely conforms to GSE standards, specifically those of Fannie Mae and Freddie Mac, which have specific loan to value requirements. Freddie Mac's guidelines provide that the maximum loan to value for a conforming purchase in non-cash out refinance mortgages is 95% for a one-unit primary residence. In the three months ended March 31, 2023 and the year ended December 31, 2022, 96% and 94%, respectively, of Better's loans conformed to GSE standards.
Generally, all loans sold into the secondary market are sold with limited recourse. For such loans, our credit risk is limited to repurchase obligations due to fraud or production defects. For loans that were repurchased or not sold in the secondary market, we are subject to credit risk to the extent a borrower defaults and the proceeds upon ultimate foreclosure and liquidation of the property are insufficient to cover the amount of the mortgage plus expenses incurred. We believe that this risk is mitigated through the implementation of stringent underwriting standards, strong fraud detection tools, and technology designed to comply with applicable laws and our standards.
Prepayment Risk
Prepayment risk is affected by interest rates (and their inherent risk) and borrowers’ actions relative to their underlying loans. To the extent that the actual prepayment speed on the loans underlying our servicing rights differs from what we projected when we initially recognized them and when we measured fair value as of the end of each reporting period, the carrying value of our investment in servicing rights will be affected. In general, an increase in prepayment expectations will decrease our estimates of the fair value of the servicing right, thereby reducing expected servicing income. We monitor the servicing portfolio to identify potential refinancings and the impact that would have on associated servicing rights.
Inflation Risk
Almost all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors will influence our performance more than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Additionally, our financial statements are prepared in accordance with GAAP and our activities and balance sheet are measured with reference to historical cost and/or fair value without considering inflation.
Counterparty Risk
We are subject to risk that arises from our financing facilities and interest rate risk hedging activities. These activities generally involve an exchange of obligations with unaffiliated banks or companies, referred to in such transactions as “counterparties.” If a counterparty were to default, we could potentially be exposed to financial loss if such counterparty were unable to meet its obligations to us. We manage this risk by selecting only counterparties that we believe to be financially strong, spreading the risk among many such counterparties, placing contractual limits on the amount of unsecured credit extended to any single counterparty, and entering into netting agreements with the counterparties as appropriate.
Foreign Currency Exchange Risk
Through March 31, 2023, the majority of our revenue from customer arrangements has been denominated in U.S. dollars as we have limited revenue generating operations outside the United States. Our foreign currency operations include a non-operating service entity with an India Rupee functional currency as well as several operating entities resulting from acquisitions in the United Kingdom with the British pound sterling as the functional currency. Today these United Kingdom entities do not make up a material amount of revenue or costs. Activity in Indian Rupees and British pound sterling are not considered material by our management, given the majority of our revenue and costs are generated in the United States. Accordingly, we believe we do not currently have a material exposure to foreign currency exchange risk. In the future however, we expect our exposure to foreign currency exchange risk to increase in relation to the British pound sterling as we have acquired additional entities in the United Kingdom in January 2023 and in April 2023, as mentioned elsewhere in this prospectus.
Critical Accounting Policies and Estimates
Discussion and analysis of our financial condition and results of operations are based on our financial statements which have been prepared in accordance with GAAP. The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Our significant accounting policies are described in “Note 2. Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this proxy statement/prospectus. We believe that the accounting policies described below reflect our most critical accounting policies and estimates, which represent those that involve a significant degree of judgment and complexity and are based on management’s best estimates. Our management evaluates our estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.
Loans Held for Sale, at Fair Value
We sell our loans held for sale to secondary market loan purchasers. These loans can be sold in one of two ways: (1) servicing released or (2) servicing retained. If a loan is sold servicing released, we have sold all the rights to the loan and the associated servicing rights.

If a loan is sold servicing retained, we have sold the loan and kept the servicing rights, and thus we are responsible for collecting monthly principal and interest payments and performing certain escrow services for the Loan Purchaser. The Loan Purchaser, in turn, pays a fee for these services.
Other than in periods of market dislocation, we generally aim to sell all of our loans servicing released. For loans sold servicing retained, we engage a third-party sub-servicer to collect monthly payments and perform associated services.
Loans held for sale include residential loans produced for sale through our loan lender subsidiary, Better Mortgage Corporation. We elect the fair value option, in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic ("ASC") 825—Financial Instruments, for all loans held for sale with changes in fair value recorded in Mortgage platform revenue, net. Our management believes that the election of the fair value option for loans held for sale improves financial reporting by presenting the most relevant market indication of loans held for sale. The fair value of loans held for sale is based on market prices and yields, at period end, in normal outlets used by us. We account for the gains or losses resulting from sales of loans based on the guidance of ASC 860-20—Sales of Financial Assets. At the time of funding, we recognize the loan held for sale on our consolidated balance sheet at fair value with subsequent changes in fair value recorded as gains and losses on our consolidated statement of operations until the loan is sold to the Loan Purchaser. Interest income on loans held for sale is calculated based upon the note rate of the loan. Loan production fees and certain other fees are expensed as incurred, or at the time of funding for the respective loan.
Loans held for sale are considered sold when we surrender control over the loans. Control is considered to have been surrendered when all of the following have been satisfied: the transferred loans have been isolated from us, beyond the reach of us and our creditors, and the loan purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred loans. We typically consider the above criteria to have been met upon receipt of sales proceeds from the loan purchaser.
Derivatives and Hedging Activities
We enter into IRLCs to originate mortgage loans, at specified interest rates and within a specified period of time, with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. These IRLCs are not designated as accounting hedging instruments and are reflected in the consolidated balance sheets as derivative assets or liabilities at fair value with changes in fair value recorded in current period earnings. The fair value of IRLCs are measured based on the value of the underlying mortgage loan, quoted MBS prices, estimates of the fair value of the mortgage servicing rights, and adjusted by the estimated loan funding probability, or “pull-through factor.” Significant changes in the pull-through factor of the IRLCs, in isolation, could result in significant changes in the IRLCs’ fair value measurement. Movements in interest rates can pose a risk to us in either a rising or declining interest rate environment. Additionally, when interest rates rise, loans held for sale and any applications in process with IRLCs decrease in value.
We manage our exposure to movements in interest rates by entering into forward sales commitment contracts for the sale of our mortgage loans held for sale or mortgage loans in the pipeline. These contracts are loan sales agreements in which we commit in principle to delivering a mortgage loan of a specified principal amount and quality to a loan purchaser at a specified price on or before a specified date. Generally, the price the loan purchaser will pay us is agreed upon prior to the loan being funded (i.e., on the same day we commit to lend funds to a potential borrower). The fair value of forward sales commitments are determined based on quoted prices for similar instruments, dealer quotes, and pricing models that are primarily sensitive to market observable data. Under the majority of the forward sales commitment contracts, if we fail to deliver the agreed-upon mortgage loans by the specified date, we must pay a “pair-off” fee to compensate the loan purchaser. We enter into forward sales commitment contracts with counterparties under Master Securities Forward Transaction Agreements ("MSFTAs"), which contain a legal right to offset amounts due to and from the same counter party and can be settled on a net basis. Our forward sale commitments are not designated as accounting hedging instruments and are reflected in the consolidated balance sheets as derivative assets or liabilities at fair value with changes in fair value recorded in current period earnings. We do not utilize any other derivative instruments to manage risk.

Income Taxes
We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred income tax assets to the amount expected to be realized based on management’s consideration of all positive and contradictory evidence available. We evaluate uncertainty in income tax positions based on a more-likely-than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement.
On a quarterly basis, our quarterly tax provision, and estimate of our annual effective tax rate, is subject to variation due to several factors, including the ability to accurately predict our pre-tax income or loss and the mix of earnings among various tax jurisdictions. Increases or decreases in projected pre-tax income would lead to increases or decreases in our estimated annual effective tax rate and quarterly tax provision.
Stock-Based Compensation
We account for stock-based compensation in accordance with ASC Topic 718, “Compensation—Stock Compensation.” We calculate the fair value of stock options on the date of grant using the Black-Scholes option-pricing model, and the expense is recognized over the requisite service period for awards expected to vest using the straight-line method. This model requires various significant judgmental assumptions in order to derive a final fair value determination for each type of award, including the expected term, expected volatility, expected dividend yield, risk-free interest rate, and fair value of our stock on the date of grant. The requisite service period for stock options is generally four years.
Because there has historically been no public market for our common stock, the fair value of our equity has historically been approved by our board of directors thereof as of the date stock-based awards were granted. In estimating the fair value of our common stock, we use the assistance of a third-party valuation specialist and consider factors we believe are material to the valuation process, including, but not limited to, the price at which recent equity was issued by us to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. We believe the combination of these factors provides an appropriate estimate of our expected fair value and reflects the best estimate of the fair value of our common stock at each grant date.
Other Fair Value Measurements
Other critical accounting estimates include the valuation of our convertible preferred stock warrants and the bifurcated derivative. Our convertible preferred stock warrants are measured at fair value on a recurring basis, with the corresponding gain or loss included within change in fair value of convertible preferred stock warrants in the consolidated statements of operations and comprehensive income (loss). The convertible preferred stock warrants are valued using the Black-Scholes option-pricing model to estimate the fair value at the issuance date and at each subsequent reporting date, which is based on significant inputs not observable in the market representing a level 3 measurement within the fair value hierarchy.
The bifurcated derivative is an embedded feature in our Pre-Closing Bridge Notes that are separately accounted for and are marked to fair value at each reporting period with changes included in change in fair value of bifurcated derivative on the consolidated statements of operations and comprehensive loss. We utilize a third party to assist in the determination of fair value of the bifurcated derivative. In estimating the fair value of the bifurcated derivative, we consider factors we believe are material to the valuation process, including, but not limited to, the price at which recent equity was issued by us to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As there is no active market for our equity, the fair value of the bifurcated derivative is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy.
Recent Accounting Pronouncements
See “Note 2. Summary of Significant Accounting Policies” to our consolidated financial statements included in this proxy statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.
Emerging Growth Company Status
Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. We had elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, the consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Better’s consolidated revenues were below $1.235 billion for the year ended December 31, 2022. As a result, we expect Better Home & Finance to qualify as an emerging growth company and be eligible for the relief from regulatory requirements provided to emerging growth companies following consummation of the Business Combination on the Closing Date.
In 2021, we opted to no longer use the extended transition period for any other new or revised accounting standards, and therefore we elected to early adopt the accounting standards described in “Note 2. Summary of Significant Accounting Policies” to our consolidated financial statements included in this proxy statement/prospectus.

MANAGEMENT OF BETTER HOME & FINANCE FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information concerning the persons who are expected to serve as directors and executive officers of Better Home & Finance following the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in “Director Election Proposal.”

Name	Age	Position(s)
Executive Officers
Vishal Garg	45	Chief Executive Officer and Director
Kevin Ryan	52	Chief Financial Officer and President
Nicholas Calamari	44	Chief Administrative Officer, Senior Counsel
Paula Tuffin	60	General Counsel, Chief Compliance Officer
Non-Employee Directors
Harit Talwar	62	Director, Chairman of the Board of Directors
Michael Farello	58	Director
Steven Sarracino	46	Director
Riaz Valani	46	Director
Prabhu Narasimhan	43	Director
Executive Officers
Vishal Garg founded Better and has served as Chief Executive Officer since its inception in 2015. Vishal will serve as Chief Executive Officer and Director of Better Home & Finance following the Business Combination. Since 1999, Vishal has served as the founding partner of One Zero Capital, an investment holding company focused on creating and investing in businesses within consumer finance, technology, and digital marketing, and which is a significant investor in Better. Before this, Vishal was an entrepreneur in the consumer finance industry. Vishal holds a B.S. in Finance and International Business from New York University.
Kevin Ryan has served as Chief Financial Officer of Better since October 2020 and President since March 2023. Prior to joining Better, Kevin spent more than two decades at Morgan Stanley. As Managing Director of Investment Banking and Head of Banks and Diversified Finance from 2015 to October 2020, he covered large and midcap banks, financial technology companies, consumer finance companies, and mortgage real estate investment trusts. Since November 2020, Kevin has served on the board of directors of Cascade Acquisition Corp. Kevin holds a bachelor’s degree from Rutgers University and a law degree from the University of Virginia.
Nicholas Calamari is a co-founder of Better and has served as Chief Administrative Officer of Better since August 2022, having previously served as General Counsel since its inception in 2015. Since 2015, Nick has served as the General Counsel and a senior partner of One Zero Capital, a significant investor in Better. Prior to this, he was an attorney at Quinn Emanuel Urquhart & Sullivan, LLP. Nick holds a B.A. from Dartmouth College and a J.D. from Fordham University School of Law.
Paula Tuffin has served as the General Counsel and Chief Compliance Officer of Better since May 2016. Prior to joining Better in 2016, she served as senior litigation counsel at the Consumer Financial Protection Bureau in the Enforcement Bureau. Prior to joining the CFPB in 2013, Paula was a litigation partner at Mayer Brown. Paula holds a B.A. from Williams College and a J.D. from Harvard Law School.
Non-Employee Directors
Harit Talwar has served as Chairman of Better’s board of directors since May 2022. He was most recently at Goldman Sachs, where he served as Chairman of the Consumer Business from January 2021 through December 2021 and Global Head of the Consumer Business from May 2015 to January 2021, leading the firm’s entry into the consumer space and helping to build Marcus by Goldman Sachs as the division’s head and first employee. Mr. Talwar serves as a member of the board of Mastercard Inc. since April 2022 and has served as a board member of several private companies. Mr. Talwar holds a B.A. in economics from Delhi University and an M.B.A. from the Indian Institute of Management, Ahmedabad. Mr. Talwar’s strong background in direct-to-consumer financial businesses and experience building public companies led the Better Board to conclude that he should serve as Chairman of our board of directors.
Michael Farello has served as a member of Better’s board of directors since February 2020. He is also a Managing Partner of L Catterton’s growth fund, focusing on all aspects of the fund’s investment strategy and portfolio management, a position he has held since January 2006. Mr. Farello serves as a member of the board of several private companies, and on several of their audit committees and compensation committees. In addition, since July 2015, Mr. Farello has served on the board of directors of Vroom, including as chair of the compensation committee since July 2015. Mr. Farello holds a B.S. in industrial engineering from Stanford University and an M.B.A. from Harvard Business School. Mr. Farello’s strong background in technology and direct-to-consumer businesses, knowledge of growth strategies, and extensive board and committee experience led the Better Board to conclude that he should serve on our board of directors.
Steven Sarracino has served as a member of Better’s board of directors since August 2019. He also serves as Founder and CEO of Activant Capital Group, LLC, a position he has held since incorporating Activant in November 2012, and formally launching in January 2015. He also serves as Chairman of the Board of Directors for Bolt Financial, Inc., a position he has held since September of 2021. Steve has served on the board of over a dozen companies including Upland Software, where he served on the Audit Committee from December 2013 to April 2016. Steve holds a B.B.A. in Finance from Southern Methodist University and an M.B.A from the Wharton School at the University of Pennsylvania. Mr. Sarracino’s strong background in high-growth company investment, knowledge of technology companies and extensive board experience led the Better Board to conclude that he should serve on our board of directors.
Riaz Valani has served as a member of Better’s board of directors since rejoining in February 2021, having previously served from December 2015 to on or about October 2017. Mr. Valani has been a principal investor in many private entities since 2000. He also serves as a member of the board of several private companies. Mr. Valani’s strong background in high-growth company investment, knowledge of technology companies, and extensive knowledge of Better and its business based on his involvement since Better’s inception led the Better Board to conclude that he should serve on our board of directors.
Prabhu Narasimhan—see section entitled “Information about Aurora—Directors and Executive Officers.”

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for Better’s 2022 named executive officers (“NEOs”). Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Better and its subsidiaries prior to the consummation of the Business Combination, and to Better Home & Finance and its subsidiaries after the Business Combination.
Better’s named executive officers, consisting of Better’s principal executive officer and the next two most highly compensated executive officers during 2022, as of December 31, 2022, were:
Vishal Garg, Better’s Chief Executive Officer and member of Better’s board of directors (as used in this section, the “Board”);
Kevin Ryan, Better’s Chief Financial Officer and President and interim Chief Executive Officer for the period from December 10, 2021 to February 1, 2022;
Paula Tuffin, Better’s General Counsel and Chief Compliance Officer; and
Nicholas Calamari, Better’s Chief Administrative Officer and Senior Counsel.
2022 Summary Compensation Table
The following table sets forth summary information concerning compensation for Better’s named executive officers. The following table includes all cash compensation earned by the named executive officers and all equity awards granted to the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Option Awards ($)(1)(2)	Stock Awards(1)(3)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Plan Earnings ($)	All Other Compensation ($)	Total ($)
Vishal Garg	2022	750,000	—	—	—	—	—	276	750,276
Chief Executive Officer	2021	750,000	—	—	—	—	—	—	750,000
Kevin Ryan(4)	2022	1,000,000	1,000,000	3,410,000	939,000	—	—	274	6,349,274
Chief Financial Officer	2021	928,030	1,000,000	—		—	—	—	1,928,030
Paula Tuffin	2022	653,788	300,000	—	2,970,000	—	—	423	3,924,211
Chief Compliance Officer, General Counsel
Nicholas Calamari	2022	653,788	300,000	—	2,970,000	—	—	282	3,924,070
Chief Administrative Officer, Senior Counsel
__________________
(1)The amounts in this column represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with FASB Accounting Standards Codification Topic 718. Amounts in this column were calculated by multiplying the number of options and restricted stock units (“RSUs”) granted in 2022 by the per share fair value at grant date.
(2)The amounts disclosed in this column for 2022 are comprised of 1,000,000 options to purchase shares of common stock granted to Mr. Ryan on December 12, 2022.
(3)The amounts disclosed in this column for 2022 are comprised of 75,000 restricted stock units (“RSUs”) granted to Mr. Ryan on March 1, 2022, 500,000 RSUs granted to Ms. Tuffin on October 1, 2022 and 500,000 RSUs granted to Mr. Calamari on October 1, 2022.
(4)Mr. Ryan served as the interim Chief Executive Officer for the period from December l0, 2021 to February 1, 2022.

Narrative to the Summary Compensation Table
Compensation Philosophy
Our executive compensation program is designed by our Compensation Committee to:
•Align executive pay with our financial and operational performance;
•Attract, retain and motivate key executives critical to achieving our vision and strategy;
•Provide competitive total compensation opportunities;
•Recognize and reward outstanding company and individual performance; and
•Avoid compensation structures and incentives that encourage excessive risk-taking.
Elements of Compensation
Base Salary
Base salaries are designed to be competitive and fairly compensate our executive officers, including our NEOs, for the responsibility level of each respective position. The Compensation Committee reviews the salaries of Better’s executive officers to determine whether adjustments are appropriate. In determining the base salaries for executive officers, the Compensation Committee may consider certain factors such as the individual’s role and responsibilities, the previous year’s salary and individual performance, as well as the base salaries of similarly situated executives at comparable companies from peer group and survey data.
Bonus Compensation
Better historically paid semi-annual bonuses to its employees (including its executive officers), but beginning in 2021 and continuing through 2022, Better moved to an annual performance bonus cycle where eligible employees (including its executive officers) were awarded bonuses in the fourth quarter of both 2021 and 2022. Beginning in 2021 and continuing into 2022, target bonuses to any of the Company’s executive officers were determined by the Compensation Committee, however, the actual amounts paid and form of bonuses for all executive officers other than the Chief Executive Officer, remained at the discretion of the Chief Executive Officer, subject to a maximum of the Board-approved target. Actual amounts paid to the Chief Executive Officer remained at the discretion of the Compensation Committee, subject to a maximum of the Board-approved target. Better occasionally awards off-cycle bonuses on a discretionary basis to its executive officers when, in the view of the Board, such executive has contributed significantly to the success of the Company or demonstrated high achievement in their role, or in circumstances where the Board determines additional cash compensation is appropriate for retention purposes. Cash bonuses paid to executive officers in 2022 were tied to performance in 2022, rather than any future performance or retention. Mr. Garg, our Chief Executive Officer, was not awarded a cash bonus in 2022 or 2021, but was awarded a $25 million cash bonus in 2020 that was paid in early 2021.
Equity Compensation
Better has historically granted stock options to its employees (including its executive officers) under Better’s 2016 Equity Incentive Plan and 2017 Equity Incentive Plan and, beginning in 2021, also began granting RSUs pursuant to Better’s 2017 Equity Incentive Plan, as described below. Equity awards are regularly granted throughout the year in the ordinary course of business on a discretionary basis as a means of attracting and retaining top talent, as well as incentivizing our current employees and aligning their interests with those of our stockholders. Equity awards are also routinely granted to new hires.
Our equity compensation grants for new employees are generally subject to a one-year cliff vesting period with respect to 25% of the award, and then 1/48th of the award vests each month thereafter so that the entire award is vested on the fourth anniversary of the vesting start date. Holders of stock options may elect to early exercise their stock options and receive restricted stock subject to the same vesting period as the stock option.

On October 1, 2022, both Ms. Tuffin and Mr. Calamari were granted 500,000 RSUs and on March 1, 2022, Mr. Ryan was granted 75,000 RSUs, each of which were granted under the 2017 Equity Incentive Plan and are subject to a time-vesting and liquidity-vesting condition. Under the time-vesting condition, Ms. Tuffin, Mr. Calamari, and Mr. Ryan were vested in 14/48ths of the RSUs on the grant date and will vest in equal 1/48ths of the RSUs on the first business day of each month such that the RSUs will be fully vested as of July 1, 2025. Under the liquidity-vesting condition, Ms. Tuffin’s, Mr. Calamari’s, and Mr. Ryan’s RSUs will settle in shares of the Company’s Class A common stock upon an the Company’s bona fide business combination with a special purpose acquisition company in connection with which the combined company’s equity securities become publicly traded or a “change of control” event that occurs within seven years of the grant date. Additionally, on December 12, 2022, Mr. Ryan was granted 1,000,000 stock options under the 2017 Equity Incentive Plan, with an exercise price of $3.41, which will vest in equal 1/48th installments, such that the stock options will be fully vested on December 12, 2026. Mr. Garg was not granted any equity awards in 2022.
Employee Loan Program
Better previously instituted a loan program in which certain senior employees were allowed to borrow funds in order to exercise compensatory stock options prior to their scheduled vesting date in exchange for shares of restricted stock, subject to the same vesting schedule as applied to the original stock option grant. Under the program, the employee is required to repay the outstanding principal amount of the loan, together with all accrued and unpaid interest, on the earlier of (i) the loan’s maturity date, (ii) 120 days after the date of the employee’s termination of employment for any reason, (iii) immediately prior to an unauthorized sale, conveyance, alienation or other transfer of the shares without Better’s prior written consent, (iv) the day prior to the date that any change in the employee’s status would cause the loan to be a prohibited extension or maintenance of credit under Section 402 of the Sarbanes Oxley Act of 2002, (v) a change in control and (vi) the date an event of default occurs. A limited group of senior executives who received loans from Better in order to exercise stock options in 2021 entered into agreements also providing for repayment upon the consummation of an initial public offering. In addition, before selling any vested shares received through early exercises facilitated through the program, the employee must repay the principal and interest amounts for such loan with respect to such shares to be sold. In addition, if the employee is terminated for any reason, Better has the right and option for 90 days following such employee’s termination to purchase all unvested restricted shares as of the date of termination.
Better does not plan to grant any additional loans to employees in respect of early exercised stock options after the Closing and expects that loans to its existing executive officers will be refinanced, sold or paid back as described in “Certain Relationships and Related Party Transactions—Better—Director and Executive Officer Borrowings—Promissory Notes.”
2017 Equity Incentive Plan, as amended (“2017 Plan”)
Better’s 2017 Plan was originally adopted by the Board and approved by Better’s stockholders in May 2017. The 2017 Plan was most recently amended in August 2020 and approved by stockholders in August 2020.
The 2017 Plan allows us to provide incentive stock options, within the meaning of Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock awards and RSUs, or each, an award, to eligible employees, directors, and consultants of Better or a subsidiary of Better, or each, a participant; in the case of incentive stock options, to eligible employees only. It is expected that as of the time the first merger certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time agreed upon by Aurora and Better, the 2017 Plan will be terminated and we will not grant any additional awards under the 2017 Plan thereafter. However, the 2017 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2017 Plan.
As of March 21, 2023, the following awards were outstanding under the 2017 Plan: stock options covering 14,002,997 shares of the common stock and RSUs covering 8,049,837 shares of the common stock.
Restricted Stock. Restricted stock was granted under the 2017 Plan. Restricted stock vests in accordance with terms and conditions that the administrator established in its discretion. Subject to the provisions of the 2017 Plan, the administrator determined the period during which restricted stock will vest, the number of shares granted and such other terms and conditions as the administrator determined.
A participant may exercise full voting rights with respect to shares of restricted stock and will be entitled to receive all dividends and other distributions paid with respect to such shares prior to vesting, unless otherwise provided for by the administrator or as otherwise stated in the applicable award agreement. Any new, additional or different securities a participant may become entitled to receive with respect to restricted stock by virtue of a stock dividend, stock split or any other change in Better’s corporate or capital structure will be subject to the same restrictions as the restricted stock.
Restricted Stock Units. Each RSU represents an unfunded and unsecured right to receive a share (or cash equal to the fair market value thereof) upon satisfaction of the applicable vesting criteria. Each RSU award will be documented by an award agreement that will specify the terms, conditions and restrictions related to the award, including the number of RSUs and any vesting conditions. Vesting criteria may be based on the achievement of Company-wide, business unit or individual goals (including, but not limited to, continued employment or service) or any other basis determined by the administrator in its discretion. The administrator in its sole discretion may settle earned RSUs in cash, shares or a combination of both. RSUs generally may not be transferred.
Plan Administration. The 2017 Plan is administered by Better’s board of directors or a committee appointed by the Board. The administrator has all authority and discretion necessary or appropriate to administer the 2017 Plan and to control its operation, including the authority to construe and interpret the terms of the 2017 Plan and the awards granted under the 2017 Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.
The administrator’s powers include the power to institute an exchange program under which (i) outstanding awards are surrendered or canceled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. The administrator’s powers also include the power to prescribe, amend and rescind rules and regulations relating to the 2017 Plan, to modify or amend each award and to make all other determinations deemed necessary or advisable for administering the 2017 Plan.
Eligibility. Employees, directors and consultants of Better’s or Better’s subsidiary companies are eligible to receive awards, provided such consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and do not directly promote or maintain a market for Better’s securities. Only Better’s employees or employees of Better’s parent or subsidiary companies are eligible to receive incentive stock options.
Stock Options. Stock options have been granted under the 2017 Plan. Subject to the provisions of the 2017 Plan, the administrator determines the term of a stock option, the number of shares subject to a stock option, and the time period in which a stock option may be exercised.
The term of a stock option is stated in the applicable award agreement, but the term of a stock option may not exceed 10 years from the grant date. The administrator determines the exercise price of stock options, which may not be less than 100% of the fair market value of Better’s common stock on the grant date, unless granted pursuant to a transaction described in or in a manner consistent with Section 424(a) of the Code. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of Better’s classes of stock or of any Better parent or subsidiary may have a term of no longer than 5 years from the grant date and will have an exercise price of at least 110% of the fair market value of Better’s common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all Better plans and any parent or subsidiary plan) exceeds $100,000, such stock options will be treated as non-statutory stock options. Certain of Better’s outstanding stock options under the 2017 Plan have an early exercise provision pursuant to which the participant may exercise the option prior to the shares being fully vested.

The administrator determines how a participant may pay the exercise price of a stock option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in the 2017 Plan) terminates, that participant may exercise the vested portion of his or her stock option for the period of time stated in the applicable award agreement. Vested stock options generally will remain exercisable for 90 days or such longer period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than death or disability. If a participant’s status as a service provider terminates due to death or disability, vested stock options generally will remain exercisable for 12 months from the date of termination (or such other longer period as set forth in the applicable award agreement). In no event will a stock option remain exercisable beyond its original term. If a participant does not exercise his or her stock option within the time specified in the award agreement, the stock option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for a stock option.
Non-transferability of Awards. Unless determined otherwise by the administrator, awards may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or by the laws of descent and distribution. In addition, during an applicable participant’s lifetime, only that participant may exercise their award. If the administrator makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution or (iii) as permitted by Rule 701 of the Securities Act.
Certain Adjustments. If there is a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or Better’s other securities or other change in Better’s corporate structure affecting the shares, the administrator will make proportionate adjustments to the number and type of shares that may be delivered under the 2017 Plan or the number, type and price of shares covered by each outstanding award. The administrator’s determination regarding such adjustments will be final, binding and conclusive.
Dissolution or Liquidation. In the event of Better’s proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.
Merger and Change of Control. In the event of Better’s merger with or into another corporation or entity or a “change in control” (as defined in the 2017 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds or all awards of the same type similarly.
In the event that the successor corporation does not assume or substitute for an award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding stock options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement, or other written agreement between the participant and Better or any of its subsidiaries or parents, as applicable. In addition, if a stock option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the stock option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the stock option or stock appreciation right will terminate upon the expiration of such period. For the avoidance of doubt, the Business Combination will not constitute a Change of Control for purposes of the 2017 Plan.
Clawback. Awards will be subject to any clawback policy of Better’s, and the administrator also may specify in an award agreement that the participant’s rights, payments and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture and/or recoupment upon the occurrence of certain specified events. The Board may require a participant to forfeit, return or reimburse us all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.
Amendment and Termination. The Board may, at any time, terminate or amend the 2017 Plan in any respect, including, without limitation, amendment of any form of award agreement or instrument to be executed pursuant to the 2017 Plan. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any amendment to the 2017 Plan. No amendment or alteration of the 2017 Plan will impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, it is expected that as of one business day prior to the effectiveness of the registration statement of which this prospectus forms a part, the 2017 Plan will be terminated and we will not grant any additional awards under the 2017 Plan thereafter. A termination of the 2017 Plan will not affect the administrator’s ability to exercise the powers granted to it under the 2017 Plan with respect to awards granted prior to the date of termination.
2016 Equity Incentive Plan, as amended (“2016 Plan”)
Better’s 2016 Equity Incentive Plan, or the 2016 Plan, which amended and replaced in its entirety Better’s 2015 Equity Incentive Plan, was adopted by the Board and approved by Better’s stockholders on November 3, 2016.
The 2016 Plan allows us to provide non-statutory stock options, stock appreciation rights, restricted stock awards, RSUs and deferred stock, or each, an award, to eligible employees, directors, and consultants of Better’s and any parent or subsidiary of Better’s, or each, a participant. The 2016 Plan was terminated in connection with the adoption of the 2017 Plan, and we have not granted any additional awards under the 2016 Plan since the effectiveness of the 2017 Plan. However, the 2016 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2016 Plan.
As of March 21, 2023, the following awards were outstanding under the 2016 Plan: stock options covering 403,542 shares of Better’s common stock.
Plan Administration. The 2016 Plan is administered by the Board or one or more committees appointed by the Board. The administrator has full power and authority to take all actions and to make all determinations required or provided for by the 2016 Plan and has full power and authority to take all actions and make all determinations that the administrator deems to be necessary or appropriate to the administration of the 2016 Plan, including the authority to amend, modify, or supplement the terms of any outstanding awards under the 2016 Plan. The administrator’s interpretation and construction of any provision of the 2016 Plan and any award or any award agreement under the 2016 Plan is final and binding.
Eligibility. Employees, officers or directors and consultants or independent contractors of Better’s or Better’s subsidiary companies are eligible to receive awards.
Stock Options. Stock options have been granted under the 2016 Plan. Subject to the provisions of the 2016 Plan, the administrator determines the term of a stock option, the number of shares subject to a stock option, and the time period in which a stock option may be exercised.

The term of a stock option is stated in the applicable award agreement, but the term of a stock option may not exceed 10 years from the grant date. The administrator determines the exercise price of stock options, which may not be less than 100% of the fair market value of Better’s common stock on the grant date. Certain of Better’s outstanding stock options under the 2016 Plan have an early exercise provision pursuant to which the participant may exercise the stock option prior to the shares being fully vested.
The administrator determines how a participant may pay the exercise price of a stock option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in the 2016 Plan) terminates, that participant may exercise the vested portion of his or her stock option for the period of time stated in the applicable award agreement. The administrator has the discretion to determine the post-termination exercisability periods for a stock option.
Non-transferability of Awards. Except as provided in any stockholders’ agreement of Better’s, an applicable award agreement or the 2016 Plan, no right or interest in an award is assignable or transferable during the lifetime of the participant to whom the award was granted either voluntarily or involuntarily. In the event of such a participant’s death, the participant’s rights and interests in awards granted under the 2016 Plan will be transferable only by will or the laws of descent and distribution, except in the case of mental or physical incapacity, as determined by the administrator. In addition, during an applicable participant’s lifetime, only that participant may exercise their award, except in the case of mental or physical incapacity, as determined by the administrator.
Certain Adjustments. If there is a corporate event (as defined in the 2016 Plan), distribution of securities or any other equity or other assets (excluding a non-extraordinary dividend payable in cash or in stock of Better’s) recapitalization, reclassification, split, reverse split, combination, exchange, dividend or other distribution payable in shares, or any other increase or decrease in shares effected without receipt of consideration by us, we will make proportionate adjustments to the number and type of shares that may be delivered under the 2016 Plan or the number, type and price of shares covered by each outstanding award, except that any adjustment to outstanding stock options may not increase the aggregate exercise price payable to the stock options held by a U.S. taxpayer. The administrator’s determination regarding such adjustments will be final, binding and conclusive.
Merger and Change of Control. In the event of a “change of control” (as defined in the 2016 Plan), outstanding awards under the 2016 Plan will continue in accordance with their terms unless: (a) the Board approves any one or more of the following actions: (i) acceleration of vesting or the removal of restrictions or payout, or (ii) assumption, substitution or cash settlement with respect to all or a portion of any outstanding awards; and (b) if within one year after the consummation of a change of control, a participant’s service is terminated by us or one of Better’s subsidiaries, then all of the participant’s stock options will be deemed to have vested. Notwithstanding any provision in the 2016 Plan or any award agreement, upon the occurrence of a change of control, we have the right to cash out or substitute any award granted under the 2016 Plan so long as such cash out or substitution does not cause the award to become subject to the adverse tax consequences of Section 409A of the Code.
We may provide in writing for the assumption or continuation of the awards or for the substitution of the outstanding awards for awards of new stock options, restricted stock or other equity awards relating to the stock or units of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares or units (disregarding any consideration that is not common stock) and stock option prices. In the event that the awards are assumed, continued or substituted, such awards will continue in the manner and under the terms provided so long as such assumption, continuation or substitution does not cause the awards to become subject to the adverse tax consequences of Section 409A of the Code.
Clawback. The administrator has the right to require participants to return to us awards previously granted under the 2016 Plan, including retaining the right in an award agreement to cause a forfeiture of the gain realized by a participant on account of actions taken in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or customers of Better or any subsidiary of Better or any confidentiality obligation with respect to us or any subsidiary of Better or otherwise in competition with us or any subsidiary of Better, to the extent specified in the applicable award agreement. Additionally, we may annul an award if an employee of Better or a subsidiary of Better is terminated for cause. Upon a participant’s termination of service for cause, all of the shares held by the participant (or a subsequent holder) will be subject to repurchase by us.

Amendment and Termination. The Board may, at any time, amend the 2016 Plan in any respect. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any amendment to the 2016 Plan. No amendment, modification, or termination of the 2016 Plan will materially, adversely affect any awards previously granted without the consent of the participant, provided that, the Board has the right to amend, modify, or terminate the Plan and any awards when it is necessary or advisable to comply with any applicable laws and regulations. As noted above, the 2016 Plan was terminated in connection with the adoption of the 2017 Plan, and we have not granted any additional awards under the 2016 Plan since the effectiveness of the 2017 Plan.
2023 Incentive Equity Plan
In connection with this offering, Aurora stockholders will vote on establishing a 2023 Incentive Equity Plan (the “2023 Plan”) pursuant to which Better may grant stock options, restricted stock awards, RSUs, and other equity and equity-based awards to Better’s service providers following the Closing. For more information, please see the “Incentive Equity Plan Proposal.”
Employee Stock Purchase Plan
In connection with this offering, Aurora stockholders will vote on establishing a 2023 Employee Stock Purchase Plan (the “ESPP”) pursuant to which employees may purchase Better shares at a discounted rate following the Closing. For more information, please see the “ESPP Proposal.”
Perquisites and Other Personal Benefits
The Company’s NEOs are eligible to participate in our perquisites and benefits on the same basis as our employees, including health and welfare benefits and a 401(k) program. The Company previously offered its employees the opportunity to secure a loan to purchase a personal residence with Better. None of the NEOs were party to such a loan during 2022, and Better terminated such program prior to the date of this proxy statement/prospectus.
Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding equity awards held by the NEOs as of December 31, 2022.

	Stock Option Awards						Stock Awards
Name	Number of securities underlying unexercised stock options exercisable (#)		Number of securities underlying unexercised stock options unexercisable (#)		Stock option exercise price ($)	Stock option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested($)(1)
Vishal Garg	6,000,000	(2)	—	(2)	$3.42	August 21, 2029	—		—
	2,000,000	(2)	—	(2)	$27.35	August 21, 2029	—		—
	—		—		—	—	83,334	(3)	$133,334
Kevin Ryan	62,500	(4)	937,500	(4)	$3.41	December 12, 2032	—		—
	—		—		—	—	60,938	(5)	$97,501
	—		—		—	—	541,750	(3)	$866,800
Paula Tuffin	—		—		—	—	500,000	(6)	$800,000
	—		—		—	—	22,917	(3)	$36,667
Nicholas Calamari	—		—		—	—	500,000	(6)	$800,000
__________________
(1)Amounts in this column were calculated by multiplying the number of restricted stock awards and shares of our common stock underlying awards of RSUs by $1.60 per share, which was the fair market value of our common stock as of December 31, 2022 as determined by the Board in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, which we believe most accurately represents the market value of our shares of common stock as of December 31, 2022 in accordance with Item 402 of Regulation S-K. For illustrative purposes, for the year ending December 31, 2022, the market value of restricted stock awards and RSUs that have not vested at the implied

Business Combination deal price of approximately $30.00 per Company share pre-merger would approximately be as follows: $2.5 million for Vishal Garg, $18.1 million for Kevin Ryan, $15.7 million for Paula Tuffin, and $15.0 million for Nicholas Calamari.
(2)The unvested stock options set forth in this column vest in equal monthly installments over the four years following the grant date, August 21, 2019, subject to Mr. Garg’s continued employment through each vesting date. The unvested stock options in this column may, in accordance with the terms of the applicable award agreement, be exercised prior to the date upon which the stock option is vested. Upon such an “early exercise,” the holder thereof is delivered restricted stock which, as described further in footnote (2) below, is generally subject to restrictions that lapse in accordance with the vesting schedule applicable to the original stock option award.
(3)These represent restricted stock awards that were delivered to the holder upon the early exercise of stock options as permitted under the terms of the applicable stock option award agreement. The shares of restricted stock delivered upon an early exercise are, pursuant to the terms of the applicable restricted stock award agreement, subject to the same vesting schedule as applicable to the original stock option award (i.e., vesting in equal monthly installments over a period of four years, subject to continued employment). In the event that the holder terminates employment prior to the vesting date, Better has the option to repurchase any unvested restricted shares subject to the award, as described above under “Employee Loan Program.” Mr. Garg fully vested in his outstanding restricted stock awards on January 1, 2023.
(4)The unvested stock options set forth in this column were granted on December 12, 2022 and will vest in equal monthly installments over a period of four years, subject to Mr. Ryan’s continued employment through each vesting date.
(5)The RSUs set forth in this column were granted on March 1, 2022 and will vest in equal quarterly installments over a period of two years, subject to the holder’s continued employment through each vesting date.
(6)The time-vesting condition of the RSUs set forth in this column vest as follows: 14/48ths of the RSUs will vest on the grant date and will vest in equal monthly installments thereafter over the following three years, subject to the holder’s continued employment through each vesting date. The liquidity-vesting condition of the RSUs will be satisfied upon a Change in Control (as defined in the 2017 Plan) or an initial public offering of the Company.
Executive Compensation Arrangements
Employment and Offer Letter Agreements
Better enters into offer letter agreements with certain executive officers from time to time. Signatories to these offer letters must also execute a Proprietary Information Agreement and Security Policy in order to accept employment. Better does not have an employment agreement or offer letter with Mr. Garg.
Employment Agreement with Kevin Ryan
Mr. Ryan is party to an employment agreement with the Company, dated as of April 5, 2022 (the “Ryan Employment Agreement”), which is attached to the registration statement of which the proxy statement/prospectus forms a part. The Ryan Employment Agreement provides for a base salary of $1,000,000 and an annual target bonus of 100% of his base salary. The Ryan Employment Agreement provides Mr. Ryan and his qualified dependents with benefits programs offered by the Company. In connection with entry to the Ryan Employment Agreement, Mr. Ryan entered into a Proprietary Information and Inventions Agreement, pursuant to which Mr. Ryan must keep confidential all sensitive information about customers learned in the course of employment.
Retention Agreement with Kevin Ryan
On August 18, 2022, in recognition of his continued service to Better, Mr. Ryan received a one-time retention award in the form of a forgivable loan of $6,000,000, with an annual compounding interest rate of 3.5%, which is attached to the registration statement of which the proxy statement/prospectus forms a part. Subject to Mr. Ryan’s active employment by Better and status of good standing on each of December 1, 2023, December 1, 2024, December 1, 2025 and December 1, 2026, the principal and compound interest of the loan will be forgivable on each such dates. However, the loan will be forgiven if it would violate applicable law, including Section 402 of the Sarbanes-Oxley Act of 2002 as implemented in Section 13(k) of the Exchange Act. Upon closing of the Business Combination, Better will become Better Home & Finance and will be subject to Section 402 of the Sarbanes-Oxley Act of 2002, which renders maintaining this loan unlawful. Accordingly, the Company anticipates that the loan will be forgiven in connection with the closing of the Business Combination and, at that time, Better Home & Finance will be in compliance with Section 402 of the Sarbanes-Oxley Act of 2002 as implemented in Section 13(k) of the Exchange Act. In the event of Mr. Ryan’s voluntary separation from the Company or termination by the Company for cause, any outstanding principal and interest will be due in full on the date that is twenty-four (24) months from the date of termination. For more information, see “Better Holdco and Subsidiaries Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note 9. Prepaid Expenses and Other Assets—Prepaid Compensation Asset.” Because no portion of the loan was forgiven in 2022, there are no amounts reported in the Summary Compensation Table above with respect to this loan.

Employment Agreement with Paula Tuffin
Ms. Tuffin is party to an employment agreement with the Company, dated as of October 18, 2022, (the “Tuffin Employment Agreement”), which is attached to the registration statement of which the proxy statement/prospectus forms a part. The Tuffin Employment Agreement provides for a base salary of $750,000 and an annual target bonus of 100% of her base salary. The Tuffin Employment Agreement provides for the grant of 500,000 RSUs to Ms. Tuffin under the 2017 Plan, subject to a time-vesting and liquidity-vesting condition. The Tuffin Employment Agreement provides Ms. Tuffin and her qualified dependents with benefits programs offered by the Company. In connection with entry to the Tuffin Employment Agreement, Ms. Tuffin entered into a Proprietary Information and Inventions Agreement, pursuant to which Ms. Tuffin must keep confidential all sensitive information about customers learned in the course of employment.
Employment Agreement with Nicholas Calamari
Mr. Calamari is party to an employment agreement with the Company, dated as of October 18, 2022, (the “Calamari Employment Agreement”), which is attached to the registration statement of which the proxy statement/prospectus forms a part. The Calamari Employment Agreement provides for a base salary of $750,000 and an annual target bonus of 100% of his base salary. The Calamari Employment Agreement provides for the grant of 500,000 RSUs to Mr. Calamari under the 2017 Plan, subject to a time-vesting and liquidity-vesting condition. The Calamari Employment Agreement provides Mr. Calamari and his qualified dependents with benefits programs offered by the Company. In connection with entry to the Calamari Employment Agreement, Mr. Calamari entered into a Proprietary Information and Inventions Agreement, pursuant to which Mr. Calamari must keep confidential all sensitive information about customers learned in the course of employment.
Transaction Bonuses
In connection with the Business Combination, Better will award transaction bonuses to certain employees, which may include Better’s executive officers in the amounts and subject to terms and conditions to be determined by Better prior to Closing.
Potential Payments upon Termination or Change in Control
The following discussion summarizes the arrangements, agreements and policies of the Company relating to potential payments to our NEOs upon a termination of employment or a change in control.
Termination Benefits Under Executive Employment Agreements
In 2022, the Company entered into public company-style employment agreements with certain executive officers, including Messrs. Ryan and Calamari and Ms. Tuffin. These employment agreements, provide for contractual severance protection upon qualifying terminations of employment. Better does not have an employment agreement or offer letter with Mr. Garg.
Upon a termination of employment without cause or for good reason, each of Messrs. Ryan and Calamari and Ms. Tuffin will be eligible to receive (i) a lump sum cash payment equal to 1.0 base salary for Messrs. Ryan and Calamari and Ms. Tuffin, (ii) cash bonus for the year of termination, based on target performance and pro-rated based on the number of days of actual employment during the applicable performance period and (iii) 12 months of benefits continuation. Additionally, outstanding and unvested equity awards subject to time-based vesting and scheduled to vest during the 6 month period following the date of termination for Mr. Ryan and during the 12 month period following the date of termination for Ms. Tuffin and Mr. Calamari, will continue to vest and any options and stock appreciation rights will become exercisable, subject to continued compliance with Better’s Confidential Information, Invention Assignment and Arbitration Agreement. Any outstanding and unvested equity awards subject to performance-vesting will be treated in accordance with the terms of the 2023 Plan and the applicable award agreement.
Severance and termination benefits payable pursuant to the employment agreements generally are subject to the executive’s execution of a separation and general release agreement and continued compliance with post-closing covenants including non-competition and non-solicitation covenants that continue for 12 months following a termination of employment.
Executive Change in Control Plan
In March 2022, the Company adopted an Executive Change in Control Plan (the “CIC Plan”) to ensure that the Company will have the continued dedication of key executives of the Company, including each of Messrs. Garg, Ryan and Calamari and Ms. Tuffin (together, with the other participants, the “Participants”), by providing market-competitive severance benefits to members of senior management who experience a termination of employment without cause or a resignation by the participant for good reason in connection with or following a change in control. The Closing will not constitute a change in control under the CIC Plan, which is attached to the registration statement of which this proxy statement/prospectus forms a part.
Under the CIC Plan, if a Participant is terminated without “cause” or for “good reason” (each as defined in the CIC Plan) during the 3 months prior to and the 12 months following a change in control, the Participant will be eligible to receive: (i) a lump sum cash payment equal to the product of his or her then-current base salary times his or her respective severance multiplier (2X for Mr. Garg and 1.5X for Messrs. Ryan and Calamari and Ms. Tuffin); (ii) a lump sum cash payment equal to the Participant’s annual target bonus, pro-rated based on the number of days of employment during the applicable performance period; (iii) continuation of benefits coverage for a period of 12 months (18 months for Mr. Garg); and (iv) full accelerated vesting of all outstanding equity awards held by the Participant on the termination date, with any awards subject to performance-based vesting deemed achieved at 100% of target performance, as applicable.
The payments and benefits under the CIC Plan are subject to the Participant signing a release of claims in the form used by Better immediately prior to the change in control and agreeing not to compete against the company, or solicit our customers and employees, for so long as the Participant is receiving benefits under the plan. If any payment under the plan would cause a Participant to become subject to the excise tax imposed under Section 4999 of the Code, then payments and benefits will be reduced to the amount that would not cause the Participant to be subject to the excise tax if such a reduction would put the Participant in a better after-tax position than if the Participant were to pay the tax.
Director Compensation
Better has not historically maintained a formal non-employee director compensation program but has made grants of RSUs and stock options to non-employee directors when deemed appropriate.
Chairman Agreement with Harit Talwar
Mr. Talwar is party to an offer letter with the Company, dated as of April 27, 2022, in connection with his appointment as the chairman of the Board, commencing on May 1, 2022 (the “Talwar Effective Date”). Pursuant to the terms of this offer letter, Mr. Talwar is entitled to $350,000 in cash and an additional sum of $175,000 in cash per year. In addition, Mr. Talwar is entitled to a grant of 1,620,000 RSUs under the 2017 Equity Incentive Plan, 810,000 of which will vest in equal installments quarterly over the four years following the Talwar Effective Date and 810,000 of which will vest (i) subject to Mr. Talwar’s continuous services through the six month anniversary of the Talwar Effective Date and (ii) subject to the achievement of performance conditions which provide that 270,000 RSUs will vest at a $5.50 post-closing stock price, 270,000 RSUs will vest at an $11.00 post-closing stock price and 270,000 RSUs will vest at a $16.50 post-closing stock price, in each case, measured based on the 45-day trailing average closing stock price. In the event Mr. Talwar’s death or disability, any unvested time-vesting RSUs will continue to vest until they are settled and any performance-vesting RSUs will continue to vest as to time on the time-vesting date and remain eligible to vest as to performance for the three years after termination. In the event Mr. Talwar leaves the Board at the Board or stockholders’ initiative, any performance-vesting RSUs will vest as to time at termination and remain eligible to vest as to performance for two years after termination and (i) if such termination is prior to the second anniversary of the Effective Date, 50% of any outstanding time-vesting RSUs will vest at termination and (ii) any unvested time-vesting RSUs not vesting pursuant to (i) will be forfeited. In connection with entry to the offer letter, Mr. Talwar entered into the Company’s standard indemnification agreement and is entitled to coverage under the Company’s directors’ and officers’ liability insurance policy.

2022 Director Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to Better’s non-employee directors during 2022. The non-employee directors did not receive cash compensation during 2022 other than as set forth below, and there was no director compensation policy in place beyond the awards set forth in the following table.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)(1)(2)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Harit Talwar	350,000	—	5,524,200	—	5,874,200
_________________
(1)All Other Non-Executive Directors during 2022 include Aaron Schildkrout, Dinesh Chopra, Michael Farello, Rajeev Date, Riaz Valani, Steven Sarracino and Zachary Frankel. Our Non-Executive Directors, other than Mr. Talwar, did not receive any compensation in 2022 and as of December 31, 2022, our Non-Executive Directors held the following equity awards: Mr. Schildkrout: 526,386 stock options and 83,334 restricted shares and Mr. Talwar: 1,620,000 RSUs.
(2)The amounts in this column represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with FASB Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are described in Note 16 to Better’s consolidated financial statements included in this proxy statement/prospectus.
Better intends to approve and implement a compensation program for Better’s non-employee directors in connection with Better’s transition to becoming a publicly traded company.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of Aurora ordinary shares as of March 31, 2023 and (ii) the expected beneficial ownership of shares of Better Home & Finance common stock immediately following consummation of the Business Combination (assuming a “maximum redemptions” scenario in accordance with the pro forma ownership assumptions) by:
•each person who is known to be the beneficial owner of more than 5% of Aurora Class A ordinary shares or Aurora Class B ordinary shares or is expected to be the beneficial owner of more than 5% of shares of Better Home & Finance Class A common stock or more than 5% of shares of Better Home & Finance Class B common stock post-Business Combination;
•each of Aurora’s current executive officers and directors;
•each person who will become an executive officer or director of Better Home & Finance post-Business Combination; and
•all executive officers and directors of Aurora as a group pre-Business Combination, and all executive officers and directors of Better Home & Finance post-Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of Aurora ordinary shares pre-Business Combination is based on 2,048,838 Aurora Class A ordinary shares and 6,950,072 Aurora Class B ordinary shares issued and outstanding as of March 31, 2023.
The expected beneficial ownership of shares of Better Home & Finance common stock post-Business Combination is based on the ownership of Better Capital Stock as of March 31, 2023 and the pro forma ownership assumptions, reflecting a “maximum redemptions” scenario. Aurora shareholders were given the option to redeem upon the vote to extend the transaction to September 30, 2023, and at that time approximately 92.6% of the Class A ordinary shares were redeemed. We therefore do not believe there is a material difference in a “no redemptions” and “maximum redemptions” scenarios, and present the beneficial ownership table scenario assuming the maximum redemptions occur, and all remaining Aurora shareholders with the ability to redeem choose to do so.
The following table is based on the following pro forma ownership assumptions: (a) the Pre-Closing Bridge Notes funded by SoftBank in an aggregate principal amount of $650,000,000 convert into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock; (b) the Pre-Closing Bridge Notes funded by the Sponsor in an aggregate principal amount of $100,000,000 convert into Better Home & Finance Class A common stock; (c) under the applicable pro forma scenario presented, all Aurora public shareholders redeem their Aurora Class A ordinary shares (other than those investors that have agreed not to redeem per the Aurora Holder Support Agreement and Amended and Restated Insider Letter Agreement); (d) each Better Stockholder who is entitled to receive Better Home & Finance Class B common stock will elect to do so, rather than receive Better Home & Finance Class A common stock or Better Home & Finance Class C common stock (other than any Better Stockholder that is, or has an affiliate that is, a bank holding company, which holder will elect to receive shares of Better Home & Finance Class A common stock); (e) existing warrants to acquire shares of Better Capital Stock outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted, based on the Exchange Ratio, into warrants to purchase shares of Better Home & Finance Class A common stock; (f) Better repurchases for de minimis consideration prior to Closing an aggregate 937,500 shares of Better Capital Stock from Pine Brook pursuant to a certain side letter agreement that was subject to dispute as described in “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—Pine Brook Side Letter”; and (g) the Post-Closing Convertible Notes have not converted to Post-Closing Conversion Shares given the uncertain conversion ratio therefor.

Based on the foregoing assumptions, we estimate that there would be 97,076,019 shares of Better Home & Finance Class A common stock, 650,143,468 shares of Better Home & Finance Class B common stock and 55,371,611 shares of Better Home & Finance Class C common stock issued and outstanding immediately following the consummation of the Business Combination assuming maximum redemptions. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.
The following table does not reflect the record of beneficial ownership of any shares of Better Home & Finance common stock issuable upon exercise of public warrants or Aurora private warrants, as such securities are not exercisable or convertible within 60 days of March 31, 2023. The following table includes the beneficial ownership of shares of Better Home & Finance Class A common stock issuable upon exercise of Better Warrants on a net exercise basis, as such securities are presently exercisable.
Unless otherwise indicated, Aurora believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and Issuance of Pre-Closing Bridge Conversion Shares					Post-Business Combination and Issuance of Pre-Closing Bridge Conversion Shares
						Maximum Redemptions (16)
Name and Address of Beneficial Owner(1)	Number of Aurora Class A Ordinary Shares(2)	% of Aurora Class A Ordinary Shares	Number of Aurora Class B Ordinary Shares	% of Aurora Class B Ordinary Shares	% of Total Voting Power	Number of Shares of Better Home & Finance Class A Common Stock		% of Better Home & Finance Class A Common Stock	Number of Shares of Better Home & Finance Class B Common Stock	% of Shares of Better Home & Finance Class B Common Stock	Number of Shares of Better Home & Finance Class C Common Stock	% of Shares of Better Home & Finance Class C Common Stock	% of Total Voting Power
5% Holders
Novator Capital Sponsor Ltd.(3)(4)(5)	636,240	31.1%	5,542,259	79.7%	68.7%	46,178,499	(17)	47.7%					2.3%
Unbound Holdco Ltd.(6)	1,000,000	48.8%	1,159,375	16.7%	24.0%	2,159,375		2.2%					*
Entities affiliated with SoftBank Group(7)						9,606,591		9.9%	60,945,738	9.4%	55,393,409	100.0%	9.4%
Entities Affiliated with Vishal Garg(8)(12)									124,496,650	19.1%			18.2%
Entities Affiliated with Riaz Valani(9)									51,892,824	8.0%			7.6%
Entities Affiliated with Activant Capital Group LLC(10)									60,199,980	9.3%			8.8%
Pine Brook Capital Partners II, LP(11)									48,884,689	7.5%			7.2%
Directors and Executive Officers Pre-Business Combination
Arnaud Massenet(4)	150,000	7.3%		—	1.7%	150,000		*					*
Caroline Harding	2,500	*		—	*	2,500		*					*
Prabhu Narasimhan(4)	50,000	*		—	*	50,000		*					*
Thor Björgólfsson(5)	636,240	31.1%	5,542,259	79.7%	68.7%	46,178,499	(17)	47.7%					2.3%
Shravin Mittal(6)	1,000,000	48.8%	1,159,375	16.7%	24.0%	2,159,375		2.2%					*
Sangeeta Desai		—%	124,219	1.8%	1.4%	124,219		*					*
Michael Edelstein		—%	124,219	1.8%	1.4%	124,219		*					*
All Aurora directors and executive officers as a group (7 individuals)	1,838,740	89.8%	6,950,072	100.0%	97.7%	48,788,812	(17)	50.4%					2.4%
Directors and Executive Officers Post-Business Combination
Vishal Garg(8)(12)						0		—%	124,496,650	19.1%			18.2%
Riaz Valani(9)						0		—%	51,892,824	8.0%			7.6%
Nicholas Calamari(13)						0		—%	7,071,035	1.1%			1.0%
Kevin Ryan						0		—%	5,786,010	*			*
Paula Tuffin(14)						0		—%	1,704,856	*			*
Prabhu Narasimhan	50,000					50,000		*					*
Steven Sarracino(15)						0		—%	0	—%			—%
Michael Farello						0		—%	22,784,302	3.5%			3.3%
Harit Talwar						0		—%	455,840	*			*
All Better Home & Finance directors and executive officers as a group (9 individuals)						50,000		*	214,191,517	32.9%			31.3%
__________________
*Less than one percent
(1)Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is 20 North Audley Street, London W1K 6LX, United Kingdom and post-Business Combination is 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007.
(2)Prior to the Closing, holders of record of Aurora Class A ordinary shares and Aurora Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by Aurora shareholders and vote together as a single class, except as required by law; provided, that holders of Aurora Class B ordinary shares have the right to elect all of Aurora’s directors prior to the Closing, and holders of Aurora’s Class A ordinary shares are not entitled to vote on the election of directors during such time. As a result of and upon the effective time of the Domestication, each of the then-issued and outstanding Aurora Class A ordinary shares and Aurora Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Better Home & Finance Class A common stock.
(3)Novator Capital Sponsor Ltd. receives all shares of Better Home & Finance Class A common stock that are converted from Aurora ordinary shares assuming maximum redemptions.

(4)Novator Capital Sponsor Ltd. is the record holder of the Aurora Class A ordinary shares reported in this row. Arnaud Massenet and Prabhu Narasimhan may be deemed to beneficially own securities held by Novator Capital Sponsor Ltd. by virtue of their shared control over Novator Capital Sponsor Ltd.
(5)Novator Capital Sponsor Ltd. is the record holder of the Aurora Class B ordinary shares reported in this row. Thor Björgólfsson may be deemed to beneficially own securities held by Novator Capital Sponsor Ltd. by virtue of his control over Novator Capital Sponsor Ltd. Novator Capital Sponsor Limited is wholly owned by BB Trustees SA, as trustee of the irrevocable discretionary trust known as The Future Holdings Trust for which BB Trustees SA acts as trustee; the directors of such trust are Nicolas Killen, Jan Rottiers and Arnaud Cywies. Mr. Björgólfsson disclaims beneficial ownership of the shares owned by Novator Capital Sponsor Ltd.
(6)Unbound Holdco Ltd. is the record holder of the Aurora ordinary shares reported in this row. Shravin Mittal may be deemed to beneficially own securities held by Unbound Holdco Ltd. by virtue of his control over Unbound Holdco Ltd. The business address of Unbound Holdco Ltd. is 11-15 Seaton Place, St Helier, Jersey JE4 0QH.
(7)Consists of (a) a portion of Pre-Closing Bridge Conversion Shares in the amount of 9,628,389 of Better Home & Finance Class A common stock to be acquired in connection with the conversion of the Pre-Closing Bridge Notes, and held of record, by SB Northstar LP, (b) 60,945,738 shares of Better Home & Finance Class B common stock held of record by SVF II Beaver (DE) LLC, and (c) a portion of Pre-Closing Bridge Conversion Shares in the amount of 55,371,611 shares of Better Home & Finance Class C common stock to be acquired in connection with the conversion of the Pre-Closing Bridge Notes due to regulatory restrictions, and held of record, by SB Northstar LP. As discussed earlier in this proxy statement/prospectus, in accordance with the SoftBank Subscription Agreement, the maximum number of Better Home & Finance Class A common stock owned by SoftBank cannot exceed 9.4% of the outstanding voting power of Better Home & Finance as of the Closing (without giving effect to the Voting Proxy described under “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—SoftBank Agreements”). Therefore, when the 9.4% threshold is exceeded, SoftBank will receive non-voting Better Home & Finance Class C common stock instead of Better Home & Finance Class A common stock. SB Management Limited is the investment manager of SB Northstar LP and as such may be deemed to have voting and investment power over the securities held by SB Northstar LP. SB Management Limited is owned by Softbank Group Corp. The principal business address of SB Northstar LP is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. SVF II Beaver (DE) LLC, is wholly owned by SoftBank Vision Fund II-2, L.P., a Jersey limited partnership, which is managed by SB Investment Advisers (UK) Limited, a wholly owned subsidiary of the Softbank Group Corp. established in the U.K.
(8)Consists of (a) 12,043,152 shares of Better Home & Finance Class B common stock held of record by 1/0 Real Estate LLC and (b) 112,453,499 shares of Better Home & Finance Class B common stock held of record by Vishal Garg. Vishal Garg is the controlling shareholder of 1/0 Holdco, LLC, which wholly owns 1/0 Real Estate, LLC. Therefore, Mr. Garg may be deemed to have voting power and dispositive power over the shares held by 1/0 Real Estate, LLC. Nicholas Calamari holds a more than five percent ownership interest in 1/0 Holdco, LLC, which wholly owns 1/0 Real Estate, LLC. The business address of 1/0 Real Estate LLC is 1 World Trade Center, Ste 8500, New York, NY 10007.
(9)Consists of (a) 25,240,968 shares of Better Home & Finance Class B common stock held of record by 1/0 Mortgage Investment, LLC and (b) 26,651,855 shares of Better Home & Finance Class B common stock held of record by Better Portfolio Holdings 1 LLC. Riaz Valani is the beneficiary of family trusts that own (i) Addison Investment Holdings LLC, which has a controlling interest in 1/0 Mortgage Investment, LLC, and (ii) Better Portfolio Holdings 1 LLC. Mr. Valani is the manager of 1/0 Services LLC, which in turn is the manager of 1/0 Mortgage Investment, LLC, and Better Portfolio Holdings 1 LLC. Therefore, Mr. Valani may be deemed the beneficial owner of the shares held by these entities. However, Mr. Valani disclaims beneficial ownership over the shares held by 1/0 Mortgage Investment, LLC, except to the extent of his pecuniary interest. The business address of 1/0 Mortgage Investment, LLC and Better Portfolio Holdings 1 LLC is 500 108th Avenue NE, Suite 1100, Bellevue, WA 98004.
(10)Consists of (a) 18,008,487 shares of Better Home & Finance Class B common stock held of record by Activant Holdings I, Ltd., (b) 7,022,701 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 1, LP, (c) 1,060,697 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 2, L.P., (d) 857,546 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 3, LP, (e) 1,375,653 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 4, L.P., (f) 6,001,061 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III Opportunities Fund 6, LP, and (g) 25,873,835 shares of Better Home & Finance Class B common stock held of record by Activant Ventures III, L.P. Activant Ventures Advisors III, LLC is the general partner of Activant Ventures III Opportunities Fund 1, LP, Activant Ventures III Opportunities Fund 2, LP, Activant Ventures III Opportunities Fund 3, LP, Activant Ventures III Opportunities Fund 4, L.P., and Activant Ventures III Opportunities 6, LP, the general partner of the entities which own Activant Ventures III, L.P. Therefore, Activant Ventures Advisors III, LLC may be deemed to have voting power and dispositive power with respect to the shares hold by these entities. The business address of each of these entities is 323 Railroad Avenue, Greenwich, CT 06830.
(11)The business address of Pine Brook Capital Partners II, LP is 60 East 42nd Street, Suite 3014, New York, NY 10165.
(12)Includes 16,489,296 shares of Better Home & Finance Class B common stock issuable upon the exercise of Better Home & Finance Options (assuming net settlement).
(13)Consists of (a) 5,870,199 shares of Better Home & Finance Class B common stock held of record by Nicholas Calamari and (b) 1,200,836 shares of Better Home & Finance Class B common stock held of record by The Nicholas J. Calamari Family Trust.
(14)Consists of (a) 897,566 shares of Better Home & Finance Class B common stock held of record by Paula Tuffin, and (b) 807,290 shares of Better Home & Finance Class B common stock held of record in the Technology Stock Holding Master Trust/Series Tuffin 2021 Trust.
(15)Steve Sarracino is Principal of Activant Ventures Advisors III, LLC, which is the general partner of the related investment entities that hold interests in Better. Therefore, Mr. Sarracino has control of the shares held by the entities affiliated with Activant Ventures Advisors III, LLC. However, Mr. Sarracino disclaims beneficial ownership over the shares, and in all events disclaims pecuniary interest except to the extent of his economic interest.
(16)Excludes the 1.7 million Aurora Class A ordinary shares to be purchased by the Sponsor at closing. The Major Aurora Shareholders, including the Sponsor, and the other Insiders initially committed to forgo redemption of the aggregate 3.5 million Aurora Class A ordinary shares held by it, him or her. Pursuant to the Limited Waiver, the Sponsor was permitted, and elected, to redeem 1.7 million Aurora Class A ordinary shares for aggregate cash proceeds of $17.0 million (“Sponsor Redeemed Amount”). As consideration for the Limited Waiver, the Sponsor has agreed that if the Business Combination is completed on or before September 30, 2023, to subscribe for and purchase Better Home & Finance Class A common stock for aggregate cash proceeds to Better equal to the Sponsor Redeemed Amount at a purchase price of $10.00 per share on the Closing Date of the Business Combination.
(17)Includes 1,390,014 shares (the “Sponsor Locked-Up Shares”) subject to transfer restrictions, contingent on the price of Better Home & Finance Class A common stock exceeding certain thresholds. In addition to the transfer restrictions, upon certain change in control events included in the Sponsor Agreement, if there is a change in control event within five years following the Closing, the Sponsor Locked-Up Shares which have not reached the necessary thresholds will be forfeited. If after five years there is no such change in control event, the lock-up period will go on in perpetuity until the price thresholds are met. Refer to the section entitled “BCA Proposal—Related Agreements—Sponsor Agreement” and the Sponsor Agreement, a copy of which is attached to this proxy statement/prospectus as Annex K, for additional details.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Aurora Acquisition Corp.
The following is a description of certain relationships and transactions that exist or have existed or that Aurora has entered into with its directors, executive officers, or stockholders who are known to Aurora to beneficially own more than five percent of its voting securities and their respective affiliates and immediate family members.
Founder Shares
On December 9, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of Aurora in consideration for 5,750,000 Aurora Class B ordinary shares. During February 2021, Aurora effectuated a share dividend of 1,006,250 Aurora Class B ordinary shares and subsequently cancelled 131,250 Aurora Class B ordinary shares, resulting in an aggregate of 6,625,000 founder shares issued and outstanding. On March 3 2021, Aurora effectuated a share dividend of 575,000 shares, resulting in 7,200,000 founder shares issued and outstanding. Furthermore, there was a surrender and cancellation of 249,928 Aurora Class B ordinary shares which occurred when the 45-day over-allotment period expired, leaving a total of 6,950,072 Aurora Class B ordinary shares. The number of Aurora Class B ordinary shares collectively represents 20% of Aurora’s issued and outstanding shares upon the completion of the initial public offering and private placement. All share and per-share amounts have been retroactively restated to reflect the share dividend and related cancellation.
The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Aurora Class B ordinary shares (or founder shares) until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Aurora Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which Aurora completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Aurora’s shareholders having the right to exchange their Aurora Class A ordinary shares for cash, securities or other property.
Aurora Private Warrants
Simultaneously with the closing of the initial public offering, the Sponsor and certain of Aurora’s directors and officers purchased an aggregate of 4,266,667 Aurora private warrants at a price of $1.50 per Aurora private warrant, for an aggregate purchase price of $6,400,000, from Aurora. On March 10, the Sponsor and certain of Aurora’s directors and officers purchased 306,705 Aurora private warrants for an additional aggregate purchase price of $460,057 in connection with the partial exercise of the underwriter’s over-allotment option. Each Aurora private warrant is exercisable for one Aurora Class A ordinary share at a price of $11.50 per share, subject to adjustment. The proceeds from the private placements of Aurora private warrants were held by Aurora outside of the trust account for working capital purposes.
The Sponsor and certain of Aurora’s directors and officers also purchased 3,500,000 Aurora private units at a price of $10.00 per Aurora private unit for an aggregate purchase price of $35,000,000. Each Aurora private unit consists of one Aurora private share and one-quarter of one Aurora private warrant. Each whole Aurora private warrant entitles the holder to purchase one Aurora Class A ordinary share at a price of $11.50 per share, subject to adjustment. The Sponsor and the Insiders who purchased Aurora private units have agreed to waive their redemption rights with respect to the Aurora private shares in connection with the completion of the Business Combination (although the Sponsor and the Insiders did not waive their rights to liquidating distributions from the trust account with respect to the Aurora private shares it or they hold if Aurora fails to consummate a business combination by within the required period).
Registration Rights
Pursuant to a registration and shareholder rights agreement entered into on March 3, 2021, the Sponsor and Aurora’s directors and executive officers have rights to require Aurora to register any of its securities held by them for resale under the Securities Act. These holders will be entitled to make up to three demands, excluding short form registration demands, that Aurora register such securities for sale under the Securities Act. In addition, the holders of the Aurora Class B ordinary shares, Aurora private warrants, Aurora private shares, and warrants that may be issued upon conversion of working capital loans (and any Aurora Class A ordinary shares issuable upon the exercise of the Aurora private warrants, Aurora private shares, and warrants that may be issued upon conversion of working capital loans and upon conversion of the Aurora Class B ordinary shares) will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require Aurora to register for resale such securities pursuant to Rule 415 under the Securities Act. Aurora will bear the expenses incurred in connection with the filing of any such registration statements.
Subscription Agreements
Pre-Closing Bridge Note Purchase Agreement
In connection with the execution of the third amendment to the Merger Agreement described elsewhere in this proxy statement/prospectus, Aurora, Better, SoftBank and the Sponsor entered into a bridge note purchase agreement (the “Pre-Closing Bridge Note Purchase Agreement”), dated as of November 30, 2021, a copy of which is attached to this proxy statement/prospectus as Annex Q. Under the Pre-Closing Bridge Note Purchase Agreement, SoftBank and the Sponsor funded $750,000,000 of Pre-Closing Bridge Financing, which will result in the issuance of either Better Home & Finance Class A common stock, a new series of preferred stock of Better (as described below), or Better common stock (together, the “Pre-Closing Bridge Conversion Shares,” as applicable) as follows: (i) upon Closing, the Pre-Closing Bridge Notes will convert into shares of Better Home & Finance Class A common stock at a conversion rate of one share per $10.00 of consideration; (ii) if the Closing does not occur by December 2, 2022, the first anniversary of the closing of the Pre-Closing Bridge Financing (the “Maturity Date”), or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Pre-Closing Bridge Note Purchase Agreement) prior to the Maturity Date or prior to the time when a Pre-Closing Bridge Note may otherwise be converted pursuant to the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SoftBank or the Sponsor in connection with the Pre-Closing Bridge Note Purchase Agreement or any ancillary agreement, the Pre-Closing Bridge Notes will convert into shares of Better common stock.
The conversion of the Pre-Closing Bridge Notes pursuant to the Pre-Closing Bridge Note Purchase Agreement is subject to (i) requisite approval of Better Stockholders, and (ii) the terms and conditions of the Voting and Support Agreements described elsewhere in this proxy statement/prospectus, entered into in order to take further actions with respect to, and to effectuate the issuance of, Pre-Closing Bridge Conversion Shares. In the event that Pre-Closing Bridge Conversion Shares are issued in the form of Better Home & Finance Class A common stock, the Pre-Closing Bridge Note Purchase Agreement provides for customary registration rights with respect to such Pre-Closing Bridge Conversion Shares. Copies of the Pre-Closing Bridge Notes are attached to this proxy statement/prospectus as Annexes Q-1 and Q-2.
Since the Maturity Date of the Pre-Closing Bridge Notes was December 2, 2022, the Pre-Closing Bridge Notes became, by their terms, automatically convertible into Pre-Closing Bridge Conversion Shares. However, in connection with the First Novator Letter Agreement, the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was extended to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. Since such consent was not received from SoftBank and Better has not amended its certificate of incorporation to facilitate such conversion, the Pre-Closing Bridge Notes held by the Sponsor and SoftBank have not converted. Better and the Sponsor ultimately entered into the Deferral Letter Agreement, pursuant to which the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was deferred to September 30, 2023. Additionally, as described further below, both the First Novator Letter Agreement and the Second Novator Letter Agreement included additional exchange features that permit the Sponsor to exchange its Pre-Closing Bridge Notes at different price levels.

SoftBank continues to hold its Pre-Closing Bridge Note, which may be converted pursuant to its terms into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, pursuant to the terms thereof at any time. SoftBank’s Pre-Closing Bridge Note has not yet been converted or otherwise deferred.
First Novator Letter Agreement
On August 26, 2022, Aurora, Better and the Sponsor entered into a letter agreement (the “First Novator Letter Agreement”) to extend the maturity date of the Pre-Closing Bridge Notes held by the Sponsor to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. Furthermore, pursuant to the First Novator Letter Agreement, subject to Better receiving requisite shareholder approval therefor (which Better has obtained), the parties agreed that, if the Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes, the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) $75 million of its $100 million aggregate principal amount of Pre-Closing Bridge Notes would be exchanged for newly issued shares of Better Class B common stock at a price per share reflecting a 75% discount to a $6.9 billion pre-money equity valuation of Better and (y) the remaining $25 million of the Sponsor’s bridge notes would be exchanged for Better preferred stock at price per share reflecting a $6.9 billion pre-money equity valuation of Better. As the extended maturity date has passed and the Business Combination has not been consummated, the Sponsor will have the alternative exchange options described in the First Novator Letter Agreement. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement nor has SoftBank consented to the extension under the First Novator Letter Agreement.
Deferral Letter Agreement
On February 7, 2023, Better and the Sponsor entered into a letter agreement (the “Deferral Letter Agreement”) to defer the maturity date of the Pre-Closing Bridge Notes held by the Sponsor until September 30, 2023. Following the expiration of this deferral period, the Pre-Closing Bridge Notes held by the Sponsor may be exchanged or converted in accordance with the terms of the Pre-Closing Bridge Notes, the First Novator Letter Agreement or the Second Novator Letter Agreement, as applicable. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Deferral Letter Agreement.
Second Novator Letter Agreement
On February 7, 2023, Aurora, Better and the Sponsor entered into a letter agreement (the “Second Novator Letter Agreement”) pursuant to which, subject to Better receiving requisite shareholder approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes (as deferred by the Deferral Letter Agreement), the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement or First Novator Letter Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of Better Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Second Novator Letter Agreement.
SoftBank Subscription Agreement
Aurora entered into a subscription agreement (the “SoftBank Subscription Agreement”), dated as of May 10, 2021, with SoftBank, pursuant to which, among other things, SoftBank agreed to subscribe for and purchase a number of shares of Better Home & Finance Class A common stock and Better Home & Finance Class C common stock with a combined aggregate value at the per share price of $10.00 equal to $1,500,000,000, subject to adjustment as further described therein.

The foregoing description of the SoftBank Subscription Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the SoftBank Subscription Agreement, a copy of which is filed as Annex H hereto and is incorporated by reference herein.
Amendment to the SoftBank Subscription Agreement
On November 30, 2021, Aurora, SoftBank and Better entered into an amendment to the SoftBank Subscription Agreement, a copy of which is attached to this proxy statement/prospectus as Annex H-1, (i) to reduce the total subscription commitment of $1,500,000,000 to $750,000,000 (less the amounts subscribed by the Sponsor and the amount of any Pre-Closing Bridge Financing funded by SoftBank), and (ii) to contemplate funding the Post-Closing Convertible Notes in an aggregate principal amount of $750,000,000, on and subject to the terms set forth in the term sheets attached thereto, in accordance with the revised structure of the Business Combination in lieu of purchasing shares of Better Home & Finance common stock (see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” for more information). The Post-Closing Convertible Notes convert into Post-Closing Conversion Shares (see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” for more information).
Sponsor Subscription Agreement
Aurora entered into a subscription agreement (the “Sponsor Subscription Agreement”), dated as of May 10, 2021, with the Sponsor and BB Trustees SA, as trustee of the Future Holdings Trust, an indirect parent of the Sponsor, as guarantor (the “Sponsor Guarantor”), pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase a number of shares of Better Home & Finance Class A common stock with an aggregate value equal to $200,000,000 at the per share purchase price of $10.00 for each share of the Better Home & Finance Class A common stock.
The foregoing description of the Sponsor Subscription Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Subscription Agreement, a copy of which is filed as Annex I hereto and is incorporated by reference herein.
Amendment to the Sponsor Subscription Agreement
On November 30, 2021, Aurora, Sponsor, Sponsor Guarantor and Better entered into an amendment to the Sponsor Subscription Agreement, a copy of which is attached to this proxy statement/prospectus as Annex I-1, (i) to reduce the Sponsor Base Purchase Amount to $100,000,000, subject to adjustment as further described therein, and (ii) to contemplate funding the Post-Closing Convertible Notes in accordance with the revised structure of the Business Combination in lieu of purchasing shares of Better Home & Finance common stock (see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” for more information).
Redemption Subscription Agreement
Aurora entered into a redemption subscription agreement (the “Redemption Subscription Agreement”), dated as of May 10, 2021, with the Sponsor and the Sponsor Guarantor, as guarantor, pursuant to which, among other things, the Sponsor would be responsible for 100% of the Backstop Purchase (as defined below).
The Redemption Subscription Agreement provided that, immediately after the deadline for Aurora public shareholders to elect to redeem or convert their Aurora Class A ordinary shares from funds in the trust account in connection with the Closing, Aurora would notify the Sponsor of the number of shares that Aurora public shareholders elected to redeem (the “Shortfall”), and the Sponsor subscribed for and agreed to purchase (the “Backstop Purchase”) from Aurora the number of shares of Better Home & Finance Class A common stock assigned equal to the Shortfall, at a purchase price equal to $10.00 per share, and Aurora agreed to sell such shares to the Sponsor at such price, subject to Aurora’s right to determine not to consummate such sale if the closing of the Mergers does not occur other than as a result of certain specified circumstances.
The Redemption Subscription Agreement was terminated on November 30, 2021 in connection with the execution of the third amendment to the Merger Agreement, in accordance with the revised structure of the Business

Combination (see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3” for more information). Accordingly, because the Backstop Purchase was eliminated, the Sponsor is no longer committed to subscribe for, and is not committed to purchase, the number of shares of Better Home & Finance Class A common stock equal to the Shortfall. Instead, pursuant to the third amendment to the Merger Agreement and the amended SoftBank Subscription Agreement and Sponsor Subscription Agreement, any funds remaining in Aurora’s trust account (subject to certain exceptions) and released in connection with the Closing will reduce SoftBank’s and the Sponsor’s commitment under the SoftBank Subscription Agreement and Sponsor Subscription Agreement to fund the purchase of the Post-Closing Convertible Notes, on a dollar-for-dollar basis.
The foregoing description of the Redemption Subscription Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Redemption Subscription Agreement, a copy of which is filed as Annex J hereto and is incorporated by reference herein. A copy of the related termination agreement (the “Redemption Subscription Termination”) is attached to this proxy statement/prospectus as Annex J-1.
Limited Waiver to Insider Letter Agreement
On February 23, 2023, Aurora, Better, Sponsor, and the Insiders party to the Amended and Restated Insider Letter Agreement entered into the Limited Waiver, a copy of which is attached to this proxy statement/prospectus as Annex L-1. The Limited Waiver waives the Redemption Restriction as it applies to the Sponsor to the limited extent required to allow the redemption of up to an aggregate of $17 million worth of Aurora private shares held by it in connection with the shareholder vote to approve an amendment to the Cayman Constitutional Documents. As consideration for the Limited Waiver, Sponsor has agreed (a) if the Business Combination is completed on or before September 30, 2023, to subscribe for and purchase, on the Closing Date, shares of Better Home & Finance common stock for aggregate cash proceeds to Better equal to the actual aggregate amount of shares redeemed by Sponsor in connection with the Limited Waiver at a purchase price of $10.00 per share; or (b) if the Business Combination is not completed by such date, to subscribe for and purchase for $35 million aggregate cash proceeds to Better, at Sponsor’s election, (x) a number of newly issued shares of Better’s Company Series D Equivalent Preferred Stock (as defined in the Pre-Closing Bridge Note Purchase Agreement) at a price per share that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of Better Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. The Sponsor has also agreed to reimburse Aurora for reasonable and documented expenses incurred by Aurora in connection with the Business Combination, up to the cash value of shares redeemed by the Sponsor pursuant to the Limited Waiver, to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement.
Related Party Note and Advances
On December 9, 2020, Aurora issued an unsecured promissory note to the Sponsor, pursuant to which Aurora borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the initial public offering. The borrowings outstanding under the note in the amount of $212,295 were repaid upon the consummation of the initial public offering on March 8, 2021.
On May 10, 2021, Aurora issued the Original Promissory note to the Sponsor, pursuant to which Aurora was entitled to borrow up to an aggregate principal amount of $2,000,000. On February 23, 2022, the Original Promissory Note was amended and restated by the A&R Promissory Note to increase the aggregate principal amount of the note to $4,000,000 The A&R Promissory Note is non-interest bearing and payable on the earlier of (i) the date on which the Merger by and between Better and Aurora is completed or (ii) the date that is thirty (30) days after the termination of the Merger Agreement in accordance with its terms.. If Aurora’s operating costs, in relation to its proposed Business Combination, exceed the amounts still available and not currently drawn under the A&R Promissory Note, the Sponsor will increase the amount available under the A&R Promissory Note to cover such costs, subject to an aggregate principal amount cap of $12,000,000. This amount was reflective of estimated total costs of Aurora through May 15, 2024 in relation to the Business Combination, in the event the Business Combination is unsuccessful. As of December 31, 2022 and 2021 the amount outstanding under the A&R Promissory Note and Original Promissory Note, respectively, was $2,812,395 and $1,412,295, respectively. On February 8, 2023, Aurora repaid an aggregate principal amount of $2,400,000 under the A&R Promissory Note.

After giving effect to this repayment, as of March 31, 2023, the amount outstanding under the A&R Promissory Note was $412,395.
Prior to Aurora’s initial business combination, Aurora’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Aurora’s behalf, although no such reimbursements will be made from the proceeds of Aurora’s initial public offering held in the trust account prior to the completion of Aurora’s initial business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination or to fund certain other expenses (including officer expenses to the extent in excess of our estimates and expenses relating to payments due to one of our officers), the Sponsor or an affiliate of the Sponsor or certain of Aurora’s officers and directors may, but are not obligated to, loan Aurora funds as may be required. In the event that Aurora’s initial business combination does not close, Aurora may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1.5 million of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Aurora private warrants issued to the Sponsor. Aurora does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as Aurora does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.
Administrative Services Agreement
Aurora entered into an agreement whereby, commencing on March 3, 2021 through the earlier of the consummation of a business combination or Aurora’s liquidation, Aurora will pay Sponsor a monthly fee of $10,000 for office space and secretarial and administrative services. The Sponsor has not enforced this right and does not intend to do so.
Pine Brook Settlement
Aurora will receive reimbursement from Better for the settlement of the Pine Brook litigation. See “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—Pine Brook Side Letter.” As of December 31, 2021, Aurora has incurred about $502,956 in litigation costs related to the Pine Brook settlement, which will be reimbursed by Better.
Better
The following is a description of certain relationships and transactions that exist or have existed or that Better has entered into, in each case since January 1, 2019, with its directors, executive officers, or stockholders who are known to Better to beneficially own more than five percent of its voting securities and their respective affiliates and immediate family members.
Principal Stockholders Agreements
Stockholder Agreements
This section summarizes certain existing agreements between Better and its principal stockholders. Better anticipates that these agreements with its principal stockholders will terminate in connection with the consummation of the Business Combination.
Better is a party to the Eighth Amended and Restated Investors’ Rights Agreement, dated as of November 2, 2020 (the “IRA”), with certain holders of Better’s capital stock, including certain of Better’s five percent or greater stockholders, pursuant to which, among other things, Better grants to such stockholders certain registration rights and information rights.

Better also is a party to the Eighth Amended and Restated Voting Agreement, dated as of November 2, 2020 (the “Voting Agreement”), with certain holders of Better’s capital stock, including certain of Better’s five percent or greater stockholders, which, among other things, provides for a drag-along right, pursuant to which if Better’s board of directors and the holders of a majority of the then-outstanding shares of Better’s voting preferred stock approve a sale of Better, then each stockholder and Better agrees to vote in favor of such a proposal.
Better is also a party to the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement (the “ROFR and Co-Sale Agreement”), dated as of November 2, 2020, with certain principal stockholders (including 1/0 Real Estate (as defined below)), pursuant to which, among other things, each such stockholder party thereto grants Better a right of first refusal to purchase all or any portion of Better shares owned by or issued to such stockholder.
Better is also a party to the Voting and Support Agreements, dated as of November 30, 2021, with certain principal stockholders, pursuant to which, among other things, each such stockholder party thereto agrees that, among other things, at any meeting of the stockholders and in any action by written consent of the stockholders, each such stockholder shall vote all of their shares (or otherwise provide a proxy or consent) in favor of the approval of any necessary amendments to Better’s charter or bylaws in order to effect the creation and issuance by Better of the Pre-Closing Bridge Conversion Shares issuable pursuant to the Pre-Closing Bridge Note Purchase Agreement described elsewhere in this proxy statement/prospectus.
Better Holder Support Agreement
In connection with the execution of the Merger Agreement, Better and Aurora entered into a Company holder support agreement, dated as of May 10, 2021 (the “Better Holder Support Agreement”), with certain holders of Better’s capital stock (including 1/0 Mortgage Investment, LLC, 1/0 Real Estate (as defined below) and Activant entities), certain directors (including the Better Founder and CEO, Michael Farello, Steven Sarracino and Riaz Valani), and all executive officers of Better (collectively, the “Major Better Stockholders”). Under the Better Holder Support Agreement, the Major Better Stockholders agree, among other things, that at any meeting of the stockholders and in any action by written consent of the Better Stockholders, such Major Better Stockholders will vote all of their shares for the Business Combination and related transactions upon the effectiveness of the registration statement. The Better Holder Support Agreement also includes lock-up provisions, which restrict the abilities of such Major Better Stockholders to transfer shares of Aurora common stock following the consummation of the Business Combination for the periods, and subject to the permitted transfers, described therein. A copy of the Better Holder Support Agreement is attached as Annex F to this proxy statement/prospectus.
Other Side Letters Related to the Business Combination
The Better Founder and CEO entered into a letter agreement, dated as of May 10, 2021 (the “Founder Side Letter”), with Aurora, pursuant to which, notwithstanding the lock-up provisions contained in the Company Holder Support Agreement, the Better Founder and CEO is permitted to pledge shares of common stock of the surviving corporation, Better Home & Finance Holding Company, held by the Better Founder and CEO or his affiliates or associates (the “Better Founder Related Entities”) following the Closing, in an aggregate principal amount of up to $150,000,000 (“Pledge Amount”), to support loans made to the Better Founder and CEO or the Better Founder Related Entities (as defined in the Founder Side Letter) by third-party lenders or depository institutions. Under the Founder Side Letter, the Better Founder and CEO will also promptly donate any cash consideration he receives for his Better shares pursuant to Article III of the Merger Agreement to one or more charitable or political organizations of his choice. A copy of the Founder Side Letter is attached as Annex M to this proxy statement/prospectus.
Certain of Better’s five percent or greater stockholders entered into letter agreements, dated as of May 10, 2021 (the “Cash Election Side Letters”), pursuant to which such stockholders agreed that, if the Business Combination receives Better Stockholder approval and all the other conditions to closing are met or waived, they will elect cash in connection with the Business Combination for a certain amount of outstanding Better shares held by such stockholders before completion of the Business Combination. Such stockholders agreed to elect cash consideration with respect to at least the following aggregate amount of Better shares owned by such stockholders:
•1/0 Mortgage Investment, LLC (an entity associated with Better director Riaz Valani)—at least 25%

•Activant Ventures III Opportunities Fund 1, LP, Activant Ventures III Opportunities Fund 2, LP, Activant Ventures III Opportunities Fund 3, LP, Activant Ventures III Opportunities Fund 4, LP, Activant Ventures III Opportunities Fund 6, LP, Activant Ventures III, LP and Activant Holdings I, LTD. (entities associated with Better director Steven Sarracino)—at least approximately 7.5%
Two other stockholders, Ally Ventures (a business unit of Ally Financial, Inc.) and LCG4 Best, L.P. (an entity associated with Better director Michael Farello), each a greater than one percent stockholder of Better, similarly agreed to elect cash consideration with respect to at least 75% and 18%, respectively, of the aggregate amount of Better shares owned by the foregoing stockholders. However, these side letters were terminated pursuant to the Voting and Support Agreements described above as a result of the third amendment to the Merger Agreement, which adjusted the mix of consideration to be received by Better Stockholders, such that 100% of such consideration will be Better Home & Finance common stock, and any cash consideration otherwise payable to such Better Stockholders, other than cash in lieu of fractional shares, was removed. For more information, see “BCA Proposal—Amendments to the Merger Agreement—Amendment No. 3.”
In addition, the Better Founder and CEO, 1/0 Real Estate LLC (“1/0 Real Estate”) (an entity wholly owned by 1/0 Holdco, in which the Better Founder and CEO, Chief Administrative Officer and Senior Counsel Nicholas Calamari and other senior employees at Better each hold a more than five percent ownership interest) and Better Portfolio Holdings 1 LLC (an entity associated with Better director Riaz Valani) each committed to not elect cash for any of their shares.
Better is also party to a letter agreement, dated as of May 10, 2021, with Activant Capital Group (the “Activant Side Letter”), pursuant to which Better has agreed that Steven Sarracino, a representative of Activant Capital Group, will be proposed by Better as an initial director nominee of the board of directors of Better Home & Finance. Pursuant to a side letter between Better and Ally Ventures, a business unit of Ally Financial Inc., dated as of August 9, 2019, as amended, Ally Ventures is entitled to a board representative at Better, including at Better Home & Finance. Accordingly, Dinesh Chopra would have been an initial director nominee of Better Home & Finance. However, as has been reported by the media, Mr. Chopra has resigned from Better’s board. Following Mr. Chopra’s resignation, Ally Ventures continues to be entitled to a board representative at Better, including at Better Home & Finance.
Registration Rights Agreement
In connection with the consummation of the Business Combination, certain existing Better Stockholders intend to enter into an amended and restated registration rights agreement with Better Home & Finance, the Sponsor and other parties thereto (the “Registration Rights Agreement”). Better Home & Finance will be required to register for resale securities held by the stockholders party thereto. Better Home & Finance will, however, have no obligation to facilitate or participate in more than two underwritten offerings at the request or demand of the Sponsor or more than three underwritten offerings at the request or demand of the legacy Better Stockholders. In addition, the stockholder parties will have certain “piggy-back” registration rights with respect to registrations initiated by Better Home & Finance as well as certain customary block trade rights. Better Home & Finance will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement. A copy of the form of Registration Rights Agreement is attached as Annex G to this proxy statement/prospectus.
Other Stockholder Agreements
SoftBank Agreements
On, April 7, 2021, SVF II Beaver (DE) LLC, an affiliate of SoftBank (“SoftBank II”), entered into a series of secondary market purchase transactions to acquire 20,305,672 shares of Better Capital Stock, which acquisition completed in the quarter ended June 30, 2021. In connection with such purchases, Better and the Better Founder and CEO are parties to certain letter agreements with SoftBank II, each dated as of April 7, 2021, as may be amended, entered into in connection with such initial investment in Better Capital Stock—namely the Contribution Agreement, R&W Side Letter and Voting Proxy (each as defined below).

Better entered into a contribution agreement with SoftBank II (the “Contribution Agreement”), pursuant to which SoftBank II agrees to make certain capital contributions to Better upon the occurrence of certain “Realization Events.” The consummation of the Business Combination will constitute a Realization Event pursuant to the terms of the Contribution Agreement. Accordingly, since the Business Combination will occur after the first anniversary of the execution of the Contribution Agreement, SoftBank II is obligated to make a capital contribution to Better in an amount equal to 25% of its aggregate return on its investment in Better shares based on the value of the consideration actually received by holders of Better Capital Stock in the Business Combination at the Closing of the Business Combination. This Contribution Agreement is separate from SoftBank’s SoftBank Subscription Agreement described in the “BCA Proposal—Related Agreements—SoftBank Subscription Agreement” section of this proxy statement/prospectus.
In addition, the Better Founder and CEO is party to a letter agreement (the “R&W Side Letter”) with SoftBank II, pursuant to which the Better Founder and CEO made certain representations and warranties with respect to certain pending legal proceedings involving the Better Founder and CEO and agreed to use reasonable best efforts to settle such legal proceedings. The Better Founder and CEO and SoftBank II also entered into an irrevocable voting proxy (as may be amended, the “Voting Proxy”), pursuant to which, contingent on the final settlement of certain legal proceedings (which has not yet occurred), SoftBank II irrevocably grants the Better Founder and CEO the sole and exclusive power to vote the Better shares acquired by SoftBank II in connection with its initial investment in Better Capital Stock. The Voting Proxy will not terminate in connection with the Business Combination.
In connection with entry into the amendment to the SoftBank Subscription Agreement, dated November 30, 2021, by and among Aurora, SoftBank and Better, and the other amended transaction documents described elsewhere in this proxy statement/prospectus, the Better Founder and CEO has agreed to enter into, subject to definitive documentation evidencing the Post-Closing Convertible Notes, a side letter with SoftBank (the “Post-Closing Convertible Notes Side Letter”). Pursuant to the Post-Closing Convertible Notes Side Letter (i) the Better Founder and CEO agreed to use reasonable best efforts to assist SoftBank in arranging alternative financing or syndicating its position in the Post-Closing Convertible Notes, (ii) the Better Founder and CEO agreed to indemnify SoftBank for certain of its losses realized on the Post-Closing Convertible Notes and (iii) SoftBank agreed to pay over to the Better Founder and CEO certain gains realized on the Post-Closing Convertible Notes, in each case of (i) through (iii), only in his personal capacity.
Pine Brook Side Letter
Better is a party to a letter agreement, dated as of August 9, 2019 (the “Pine Brook Side Letter”), with Pine Brook Capital Partners II, L.P. (“Pine Brook”), pursuant to which Better is permitted to repurchase up to 1,875,000 shares issued to Pine Brook for an aggregate purchase price of $1 upon the occurrence of certain events, including, in Better’s view, upon consummation of the Business Combination. The Pine Brook Side Letter amended and restated a May 2016 letter agreement that Better and Pine Brook executed at the time of Pine Brook’s initial investment in Better which captured Pine Brook’s agreement to contribute to Better a certain portion of the increased value of its Better shares in the future under certain circumstances.
Pine Brook disagreed with Better’s interpretation of the Pine Brook Side Letter that the consummation of the Business Combination entitles Better to exercise its repurchase right. On July 26, 2021, Pine Brook commenced litigation against Better, Aurora and Merger Sub in the Court of Chancery of the State of Delaware seeking, among other relief, declaratory judgment that Better did not have the right to repurchase any of its shares in connection with the Business Combination and that the lock-up in the letter of transmittal that holders of 1% or more of Better Capital Stock were required to sign pursuant to the Merger Agreement was invalid and violates Delaware law. Pine Brook threatened to bring claims against Better and the Better Founder and CEO related to certain allegations of fiduciary duty breaches in connection with Better’s corporate governance.
On November 1, 2021, Better and Pine Brook reached a settlement agreement pursuant to which (1) Better is entitled to repurchase, for $1, an amount of Aggregate Merger Consideration (as defined in the Merger Agreement) that Pine Brook receives in exchange for the common stock of Better into which 937,500 of Pine Brook’s shares of Better’s Series A Preferred Stock convert prior to the Mergers, (2) Pine Brook agrees to be subject to much of the Better Holder Support Agreement, except with respect to any lock-up obligation, (3) Better and Aurora agree to amend the Merger Agreement to waive or remove the lock-up for holders of 1% or more of Better Capital Stock, (4) Mr. Newman, acting in his capacity as Pine Brook’s appointed member of the Better board, immediately resigned from the Better board of directors, and (5) the parties granted customary releases, including in relation to any potential breaches of fiduciary duties. For more information, see “Certain Relationships and Related Party Transactions—Better—Other Stockholder Agreements—Pine Brook Side Letter.”
In light of the settlement, Better and Aurora determined to eliminate the Lock-up Provision. Accordingly, on November 9, 2021, the parties entered into a second amendment to the Merger Agreement, which includes a further amendment to the Proposed Certificate of Incorporation to eliminate the Lock-up Provision. The release results in an additional approximately 29% of Better’s common stock being freely tradeable at closing, bringing the total percentage of Better’s common stock being freely tradeable at closing to 49%. For more information, see “BCA Proposal—Amendments to Merger Agreement” and “Risk Factors—Risks Related to Ownership of Better Home & Finance Common Stock Following the Business Combination and Better Home & Finance Operating as a Public Company—Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress the price of our common stock.”
Director and Executive Officer Borrowings
Promissory Notes
Better has granted certain partial recourse loans to Vishal Garg, Kevin Ryan, and Paula Tuffin, as well as former executive officers Sigurgeir Jonsson, Sarah Pierce, and Diane Yu, and Aaron Schildkrout, a former director. Each loan is secured by shares of Better common stock and was extended to facilitate early exercise of their stock options in exchange for restricted shares of Better common stock pursuant to the Employee Loan Program (refer to the section entitled “Executive Compensation—Equity Compensation” for further information). The partial recourse loans (borrowed by Aaron Schildkrout, Vishal Garg, Sigurgeir Jonsson, Sarah Pierce, Kevin Ryan, Paula Tuffin and Diane Yu) have the aggregate principal balances set forth in the table below, and any unpaid principal balance accrues interest at 0.52% per annum or, if higher, the applicable federal rate in effect on the effective date, compounded semi-annually.

Related Person	Aggregate Principal Balance ($)
Aaron Schildkrout(1)	1,265,000
Vishal Garg	41,029,200
Kevin Ryan	5,980,920
Paula Tuffin	253,000
Sigurgeir Jonsson (2)	1,771,000
Sarah Pierce(3)	2,277,000
Diane Yu(4)	5,717,800
__________________
(1)Mr. Schildkrout resigned from the Better Board on June 8, 2022 and as an advisor shortly thereafter.
(2)Mr. Jonsson transitioned to a new role at Better in the first half of 2022 and is no longer considered an executive officer.
(3)Ms. Pierce separated from Better on February 3, 2022.
(4)Ms. Yu separated from Better on April 8, 2022.
Better expects that all three continuing executive officers’ loans (for Vishal Garg, Kevin Ryan and Paula Tuffin) will be refinanced or otherwise extinguished before Closing. One option that Better is considering would be to forgive the loans of the two continuing executive officers (other than Vishal Garg) listed above and provide them the option to sell shares of Better Capital Stock back to Better to generate proceeds to pay the tax related to the forgiveness of their loans. No contractual arrangements have been agreed to at this time. Aaron Schildkrout, who will not serve on the Better Home & Finance Board following closing of the Business Combination, resigned from the Better Board on June 8, 2022. His loan will remain outstanding.

Vishal Garg intends to refinance his loan through a third party lender, which may result in Vishal Garg needing to pledge a portion of his shares of Better Home & Finance Class B common stock to the lender (although that is not his current intent). If Vishal Garg is unable to refinance the loan, Better will work with Vishal Garg to find other solutions to extinguish the loan prior to Closing.
Better will perform all applicable tax reporting and withholding obligations in connection therewith in accordance with applicable law. For more information about the Employee Loan Program, please see “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Employee Loan Program.”
Director and Officer Indemnification
Better currently has customary indemnification agreements in place with its directors pursuant to which Better agrees to indemnify the directors to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service as a director to Better, and to advance expenses incurred as a result of any proceeding against them in connection with their services in accordance with the terms of such agreements. Following the Business Combination, Better Home & Finance will enter into similar customary agreements to indemnify its executive officers and directors, substantially in the form of the Form of Indemnification Agreement attached to the registration statement of which this proxy statement/prospectus forms a part. See the section entitled “Description of Better Home & Finance’s Securities—Limitations on Liability and Indemnification of Officers and Directors” for additional information on the proposed indemnification arrangements with Better Home & Finance’s directors and executive officers.
Stockholder Transactions
In November 2020, Better issued to certain of the Activant entities an additional 2,362,672 shares of Better’s Series D Preferred Stock for an aggregate purchase price of approximately $39.9 million. In addition, certain of these Activant entities also received a total of 602,516 shares of Series D-2 Preferred Stock as a result of the conversion of a convertible promissory note (as described in further detail below) upon consummation of Better’s Series D financing:

	Shares of Series D Preferred Stock	Shares of Series D-2 Preferred Stock
Activant Ventures III, LP	363,261	249,117
Activant Ventures III Opportunities Fund 2, LP	—	353,399
Activant Ventures III Opportunities Fund 6, LP	1,999,411	—
In March 2020, Better was a party to an amended and restated note purchase agreement with Activant Ventures III, LP, Activant Ventures III Opportunities Fund 2, LP and certain other investors, pursuant to which the Activant entities purchased convertible promissory notes for approximately $5.0 million, which accrued interest at 8.0% per annum. As described above, these promissory notes converted into 602,516 shares of Better Series D-2 Preferred Stock in connection with Better’s Series D financing and are, therefore, no longer outstanding.
Other Related Party Transactions
Better has entered into a number of commercial agreements with related parties, which management believes provide Better with products or services that are beneficial to our commercial objectives. Often these products and services have been tailored to Better’s specific needs or are part of new pilot programs, both for Better and the counterparty, for which there are not clear alternative vendors offering comparable services to compare pricing with. It is reasonable to assume that none of these related party commercial agreements were structured at arm’s length and therefore may be beneficial to the counterparty.
Embark License Agreement
Better was a party to a license agreement, dated as of November 2020, with Embark Corp. (“Embark”), a company for which the Better Founder and CEO served as a director and the Better Founder and CEO’s spouse serves as chief executive officer, and in which the Better Founder and CEO and his spouse collectively hold a 25.8% ownership interest (the “Embark License Agreement”), attached to the registration statement of which this proxy statement/prospectus forms a part. The Better Founder and CEO resigned from the board of directors of Embark effective October 1, 2021. Pursuant to the Embark License Agreement, Better was entitled to use and occupy one floor of office space for a period of 15 months for $126,900 per year (plus applicable taxes and utilities). The Embark License Agreement was terminated in June 2021.
Embark Services Agreement
Better is party to a services agreement, dated as of August 3, 2020, with Embark (the “Embark Services Agreement”). The terms of the Embark Services Agreement provided for Better to pay Embark for lead generation services, but no amounts were paid by Better pursuant to the Embark Services Agreement. In September 2021, Better and Embark entered into an agreement to terminate the Embark Services Agreement, with such termination contingent on, and effective upon, the consummation of the Business Combination.
Holy Machine Consulting Agreements
On January 11, 2018, Better and Holy Machine, LLC (“Holy Machine”) entered into a consulting agreement (the “2018 Holy Machine Consulting Agreement”), attached to the registration statement of which this proxy statement/prospectus forms a part, for consulting services to be provided to Better by Aaron Schildkrout and for Better to provide consideration in the form of equity and cash. Specifically, under the terms of the 2018 Holy Machine Consulting Agreement, Better would pay Holy Machine $25,000 per month for services and grant Holy Machine 603,024 options with a 4-year vesting period and no cliff at two times the then fair market value of Better. Further, any inventions, discoveries, improvements or works of authorship made by Holy Machine and the results thereof that may be considered works made for hire shall be assigned to Better and be Better’s exclusive property to which Better has the exclusive right to obtain and own all copyrights. The term of the 2018 Holy Machine Consulting Agreement ended on November 15, 2022. On May 12, 2020, the parties entered into an amendment to the 2018 Holy Machine Consulting Agreement, attached to the registration statement of which this proxy statement/prospectus forms a part, to insert terms relating to compliance with applicable laws, contracts and indemnification among the parties. No other terms of the 2018 Holy Machine Consulting Agreement were altered.
On July 22, 2020, Better and Holy Machine entered into a new consulting agreement (the “2020 Holy Machine Consulting Agreement”), attached to the registration statement of which this proxy statement/prospectus forms a part. Similar to the 2018 consulting agreement, the 2020 Holy Machine Consulting Agreement grants Holy Machine (i) the option to purchase 250,000 shares of Better common stock, with an accompanying stock option agreement having a term of 10 years, at the then fair market value at the time of the grant and (ii) the option to purchase 250,000 shares of Better’s common stock, with an accompanying stock option agreement having a term of 10 years, with an exercise price per share equal to (a) $15.71 minus (b) the then current fair market value at the time of grant. Both tranches of granted options vest each month on the same day of the month as the vesting commencement date of April 18, 2020, subject to Holy Machine continuing to provide consulting services through each such date, and both have change in control vesting provisions which would result in 100% of unvested options vesting should there be a change of control of Better, as defined in such a stock option agreement. The term will continue until the services are completed or terminated. The services provided by Holy Machine are not integral to Better’s technology platform and amounts incurred are not material to Better. During the second quarter of 2022, Aaron Schildkrout resigned from the Better Board of Directors and resigned as an advisor to Better shortly thereafter.
Share Repurchases
During the first quarter of 2022, Better repurchased from former director Gabrielle Toledano a total of 11,122 shares of Better Capital Stock for an aggregate purchase price of $254,154 to defray taxes associated with vesting of equity awards of such shares. Ms. Toledano subsequently resigned from the Better Board in April 2022.
During the second quarter of 2022, Better repurchased from General Counsel and Chief Compliance Officer Paula Tuffin a total of 27,000 shares of Better Capital Stock for an aggregate purchase price of $399,600 to defray taxes associated with vesting of equity awards of such shares.

Other Related Party Transactions with 1/0 Capital, 1/0 Holdco and Related Entities
On December 10, 2020, Better and 1/0 Capital entered into an Employee Allocation Agreement (the “Employee Allocation Agreement”), attached to the registration statement of which this proxy statement/prospectus forms a part, to provide Better access to certain 1/0 Capital employees and for Better to provide reasonable consideration in the form of fees for access to those employees based on their time as well as IT support services. Any intellectual property created under the Employee Allocation Agreement by 1/0 Capital employees working on behalf of Better belongs to Better. Any suit, action or proceeding arising out of or in connection with the Employee Allocation Agreement is subject to arbitration. The term of the Employee Allocation Agreement will continue in perpetuity. The services provided by 1/0 Capital are not integral to Better’s technology platform and amounts incurred are not material to Better. In connection with this agreement, Better incurred gross expenses of $27.8 thousand and $415.1 thousand for the three months ended March 31, 2023 and 2022, respectively, and $0.5 million and $1.5 million for the years ended December 31, 2022 and 2021, respectively. As part of this agreement, Better may provide access to certain of its employees for use by 1/0 Capital which reduced the amounts owed to 1/0 Capital by zero and $18.2 thousand for the three months ended March 31, 2023 and 2022, respectively, and $18.2 thousand and $0.2 million for the years ended December 31, 2022 and 2021, respectively. Better paid 1/0 Capital fees and expenses associated with employees pursuant to the Employee Allocation Agreement of $27.8 thousand and $396.9 thousand for the three months ended March 31, 2023 and 2022, respectively. Better paid 1/0 Capital fees and expenses associated with employees pursuant to the Employee Allocation Agreement of $0.4 million and $1.3 million for years ended December 31, 2022 and 2021, respectively.
Better Mortgage, a wholly owned subsidiary of Better, originally entered into a data and analytics services agreement, dated as of August 25, 2016, with TheNumber, an entity in which the Better Founder and CEO and 1/0 Holdco collectively hold a majority ownership interest, amended as of December 6, 2016 and November 29, 2017, attached to the registration statement of which this proxy statement/prospectus forms a part. On September 10, 2021, Better and TheNumber entered into a technology integration and license agreement, which was amended and restated on November 12, 2021 and subsequently extended on January 1, 2023, attached to the registration statement of which this proxy statement/prospectus forms a part, to develop a consumer credit profile technology which is to be launched in three stages. The first stage involved testing TheNumber’s limited graph Application Programming Interface (“API”) in a testing environment with test data. The second stage involved data such as credit, income, and assets of staged borrowers meeting certain measures of speed and performance. The third stage requires TheNumber to run the product and serve all borrowers on the production side as well as provide data to Better from its data set. The listed services provided by TheNumber are lead generation, market rate analysis, lead growth analysis, property listing analysis, automated valuation models, and financial risk analysis. Both parties agreed to jointly develop all aspects of this program, and the agreement provides for the utilization of TheNumber employees by Better. The fees and expenses Better paid TheNumber in connection with this relationship are $301.2 thousand and $25.5 thousand for the three months ended March 31, 2023 and 2022, and $1.4 million and $0.1 million for the years ended December 31, 2022 and 2021, respectively, with such increase attributable to the utilization of TheNumber personnel in 2022. Better had a payable of $67.4 thousand as of March 31, 2023, $0.2 million as of December 31, 2022 and none as of December 31, 2021. The services provided by TheNumber are not integral to Better’s technology platform and amounts incurred are not material to Better.
On October 15, 2021, Better Mortgage and Notable Finance, LLC entered into a private label and consumer lending program agreement (the “2021 Notable Program Agreement”) to launch a “Better Home” program to provide home improvement lines of credit to qualified Better Mortgage borrowers. The program is intended to be used by qualified Better customers for home improvement purchases (the “Home Improvement Line of Credit”). This program required Notable to originate and service the loan and in consideration, Better paid Notable for each loan originated pursuant to the agreement. In connection with the 2021 Notable Program Agreement, Notable provided a branded prepaid card, similar to a gift card, which converts to an unsecured line of credit in certain circumstances. For the three months ended March 31, 2023 and 2022, Better incurred $21.3 thousand and $9.0 thousand, respectively, of expenses under the agreement of which $16.3 thousand and none are included within mortgage platform expenses, and $5.0 thousand and $9.0 thousand are included within marketing and advertising expenses on the condensed consolidated statements of operations and comprehensive loss, respectively. Better recorded a payable of $10.0 thousand as of March 31, 2023. For the years ended December 31, 2022 and 2021,

Better incurred $98.2 thousand and $0.6 million, respectively, of expenses under the agreement of which $42.9 thousand and none are included within mortgage platform expenses and $55.3 thousand and $0.6 million are included within marketing and advertising expenses on the consolidated statements of operations and comprehensive loss and a payable of $15.0 thousand and $0.3 million included within other liabilities on the consolidated balance sheets as of December 31, 2022 and 2021, respectively.
On January 14, 2022, Better Trust I, a subsidiary of Better, entered into a master loan purchase agreement (the “Notable MLPA”) and service agreement with Notable in relation to the Better Home program to purchase from Notable up to $20.0 million of unsecured home improvement loans underwritten and originated by Notable for Better’s customers, attached to the registration statement of which this proxy statement/prospectus forms a part, respectively. Under the Notable MLPA, Notable originated home improvement loans, all of which Notable made available for purchase by Better. No additional cost outside the sale of the loan was contemplated by the Notable MLPA. From inception on January 14, 2022, Better paid Notable $8.3 million pursuant to this Notable MLPA.
On September 12, 2022, the 2021 Notable Program Agreement was amended and replaced (the “2022 Notable Program Agreement”) to provide for a structure in which Notable originates, funds, and services the loans and Better pays Notable for each loan originated. Under the 2022 Notable Program Agreement, Better markets Notable’s products to customers through special offers and rewards for customers in a referral-based partnership rather than the fully-integrated loan purchase relationship provided for under the Notable MLPA. While Better does not view any revenue generated directly from this marketing arrangement as material, Better believes that providing customers with access to the Better Home Improvement Line of Credit has conversion benefits, where customers could be more likely to get a mortgage, real estate services, or insurances services through Better if they are offered this product concurrently. The 2022 Notable Program Agreement enables Better to offer this product without requiring significant internal operational resources or balance sheet capacity. The term of the 2022 Notable Program Agreement is one year subject to an auto-renewal for a second year if not terminated within 90 days prior to its renewal. The services provided by Notable are not integral to Better’s technology platform and amounts incurred are not material to Better.
Better is a party to a data analytics services agreement with Zethos, Inc., (“Truework”), an entity in which Vishal Garg, the Chief Executive Officer, is an investor. Under the data analytics services agreement, Truework provides digital Verification of Employment (“VOE”) and Verification of Income (“VOI”) services to Better during the mortgage loan origination process to confirm the employment and income of borrowers seeking a mortgage. This is data required for underwriting mortgages to the specifications of Fannie Mae, Freddie Mac, and private loan purchasers. These data services are standard product offerings of Truework, which they offer to a number of mortgage lenders. Truework is one of multiple vendors Better uses for VOE and VOI services. Better originally entered into the data services agreement in June 2020, and amended the agreement in October 2021 to run until September 30, 2023. In connection with usage of the services, Better paid expenses of $43.2 thousand and $172.0 thousand for the three months ended March 31, 2023 and 2022. Better paid expenses of $0.5 million and $0.3 million for the years ended December 31, 2022 and 2021.
Statement of Policy Regarding Transactions with Related Parties
In connection with the Business Combination, Better Home & Finance will adopt a written statement of policy regarding transactions with related parties that is in conformity with the applicable SEC and Nasdaq requirements imposed on issuers of publicly listed stock.
Better Home & Finance’s related party transactions policy will require that a “related person” (as defined under Item 404(a) of Regulation S-K) must disclose to Better Home & Finance’s general counsel, or such other person designated by Better Home & Finance’s board of directors or a duly authorized committee thereof, any “related party transaction” (defined as any transaction in which (i) Better Home & Finance is or will be a participant, (ii) the amount involved will or may reasonably be expected to exceed the lesser of $120,000 or 1% of the average of Better Home & Finance’s total assets at year end for the prior two fiscal years, and (iii) any related party has or will have a direct or indirect material interest) and the facts and circumstances with respect thereto. Better Home & Finance’s general counsel, or such other person, will then undertake an evaluation of the transaction and, if such evaluation indicates that the transaction would require approval, promptly communicate all relevant facts and circumstances to

Better Home & Finance’s Audit Committee. No related party transaction entered into following the consummation of the Business Combination will be executed without the approval or ratification of Better Home & Finance’s Audit Committee. It will be Better Home & Finance’s policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Aurora is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their shareholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a shareholder of Better Home & Finance, your rights will differ in some regards as compared to when you were a shareholder of Aurora.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Aurora and Better Home & Finance according to applicable law or the organizational documents of Aurora and Better Home & Finance.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of Aurora, attached to the registration statement of which this proxy statement/prospectus forms a part, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Better Home & Finance and Aurora, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations
Mergers generally require approval of a majority of all outstanding shares. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.
Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Act and Aurora’s amended and restated memorandum and articles of association, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal D).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and a duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors of Aurora owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

Business Combination or Antitakeover Statutes	Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction.
	Better Home & Finance has opted out of the protections of Section 203 of the DGCL. As a result, the statute does not apply to Better Home & Finance	There are none.

DESCRIPTION OF BETTER HOME & FINANCE’S SECURITIES
The following summary describes all material provisions of Better Home & Finance capital stock that will take effect immediately following the Business Combination. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively).
Authorized Capitalization
General
The total amount of 3,400,000,000 authorized capital stock consists of 1,800,000,000 shares of Better Home & Finance Class A common stock, par value $0.0001 per share, 700,000,000 shares of Better Home & Finance Class B common stock, par value $0.0001 per share, 800,000,000 shares of Better Home & Finance Class C common stock, par value $0.0001 per share and 100,000,000 shares of Better Home & Finance preferred stock, par value $0.0001 per share. Based on the number of shares of capital stock of Better outstanding as of March 31, 2023, Better Home & Finance expects to have approximately 96.8 million shares of Better Home & Finance Class A common stock, 650.1 million shares of Better Home & Finance Class B common stock, and 55.4 million shares of Better Home & Finance Class C common stock outstanding immediately after the consummation of the Business Combination, assuming no public shareholders exercise their redemption rights in connection with the Business Combination, assuming no exercise of any warrants or options to purchase Better Capital Stock after June 30, 2023 and assuming that SoftBank is the only recipient of Better Home & Finance Class C common stock in the amount of 50.5 million shares.
Better Awards
Better RSUs, Better Restricted Stock Awards and Better Options outstanding as of immediately prior to the effective time of the First Merger will be converted into Better Home & Finance RSUs, Better Home & Finance Restricted Stock Awards and Better Home & Finance Options, respectively. Accordingly, based on the ownership of Better Capital Stock as of March 31, 2023 and the pro forma ownership assumptions, we expect that (a) up to 33,088,690 shares of Better Home & Finance Class B common stock issuable upon the exercise following the Mergers of Better Home & Finance Options, (b) up to 24,160,897 shares of Better Home & Finance Class B common stock in respect of Better Home & Finance RSUs, and (c) up to 15,690,045 shares of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock in respect of Better Warrants, which will either be exercised or convert to Better Home & Finance Warrants following the Mergers (including up to 1,402,791 shares of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock to be issued to the extent Better Home & Finance Warrants are cash exercised), will be outstanding immediately after the Closing, all of which assumes the pro forma ownership assumptions as of March 31, 2023 and also assumes the First Merger is effective as of March 31, 2023. For more information, see “BCA Proposal—The Merger Agreement—Consideration—Treatment of Better Options, Restricted Stock Awards, Restricted Stock Unit Awards and Better Warrants.”
Warrants
6,075,050 redeemable public warrants to acquire shares of Aurora Acquisition Corp. that are issued and outstanding immediately prior to the First Effective Time, together with 5,448,372 Aurora private warrants, automatically will be converted into Better Home & Finance Warrants to acquire shares of Better Home & Finance Class A common stock.
[     ] Better Warrants to acquire shares of capital stock of Better Holdco, Inc. outstanding as of immediately prior to the First Effective Time will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted into Better Home & Finance Warrants to purchase shares of Better Home & Finance Class A common stock. At the Closing we currently expect no Better Home & Finance Warrants will be outstanding as a result of the conversion of Better Warrants. If all the Better Warrants are conditionally exercised, then none will be outstanding in respect of Better Warrants post-closing.

Preferred Stock
The Board of Better Home & Finance has authority to issue shares of Better Home & Finance preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series, all to the fullest extent permitted by the DGCL. The number of authorized shares of Better Home & Finance preferred stock may also be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Better Home & Finance without a separate vote of the holders of the preferred stock. The issuance of Better Home & Finance preferred stock could have the effect of decreasing the trading price of Better Home & Finance common stock, restricting dividends on Better Home & Finance capital stock, diluting the voting power of Better Home & Finance common stock, impairing the liquidation rights of Better Home & Finance capital stock, or delaying or preventing a change in control of Better Home & Finance.
Common Stock
Better Home & Finance has three classes of authorized common stock, Class A common stock, Class B common stock and Class C common stock. Unless Better Home & Finance’s board of directors determines otherwise, Better Home & Finance will issue all of its capital stock in uncertificated form.
Voting Rights
Each holder of Better Home & Finance Class A common stock is entitled to one vote per share, and holders of Better Home & Finance Class B common stock are entitled to three votes per share, on each matter submitted to a vote of shareholders, as provided by the Proposed Certificate of Incorporation. Except as otherwise required by applicable law or the Proposed Certificate of Incorporation, holders of Better Home & Finance Class C common stock will not be entitled to vote on any matter submitted to a vote of shareholders. The holders of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock will generally vote together as a single class on all matters (including the election of directors) submitted to a vote of Better Home & Finance shareholders, unless otherwise required by applicable law or the Proposed Certificate of Incorporation. The holders of Better Home & Finance Class A common stock and Better Home & Finance Class B common stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Better Home & Finance preferred stock if the holders of such affected shares are entitled, either separately or as a class with the holders of one or more other such series, to vote thereon.
The Proposed Bylaws provide that the holders of a majority of the Better Home & Finance capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the shareholders for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Proposed Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, will constitute a quorum entitled to take action with respect to the vote on such matter. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors in contested elections, which is determined by a plurality vote. There are no cumulative voting rights.
Conversion
Each outstanding share of Better Home & Finance Class B common stock is convertible at any time at the option of the holder into one share of Better Home & Finance Class A common stock or Better Home & Finance Class C common stock. In addition, each share of Better Home & Finance Class B common stock will convert automatically into one share of Better Home & Finance Class A common stock upon any transfer, whether or not for value, which occurs after the completion of the Business Combination, except for certain permitted transfers described herein and further described in the Proposed Certificate of Incorporation. Once converted into Better Home & Finance Class A common stock, the Better Home & Finance Class B common stock will not be reissued. In addition, all the outstanding shares of Better Home & Finance Class B common stock will convert automatically into one share of Better Home & Finance Class A common stock on (i) the trading day falling on or immediately after the date on which the number of shares of Better Home & Finance Class B common stock outstanding cease to be at least 5% of the total number of the then-outstanding shares of common stock, (ii) the trading day falling on or immediately after the date of the affirmative vote of the holders of Better Home & Finance Class B common stock representing at least 85% of the voting power of the then-outstanding shares of Better Home & Finance Class B common stock, voting as a single class, elect to convert all the then-outstanding shares of Better Home & Finance Class B common stock to Better Home & Finance Class A common stock; and (iii) any trading day specified by the Board no less than 60 and no more than 180 days following the date of the death or Permanent Disability (as defined in the Proposed Certificate of Incorporation) of the Better Founder and CEO, Mr. Garg (the date on which no shares of Better Home & Finance Class B common stock remain outstanding, the “Final Class B Conversion Date”).
Each outstanding share of Better Home & Finance Class C common stock is convertible at any time at the option of the holder into one share of Better Home & Finance Class A common stock. Following the Final Class B Conversion Date, on the date or time specified by (i) the holders of a majority of the then-outstanding Better Home & Finance Class C common stock or (ii) two-thirds of Better Home & Finance’s board of directors, each outstanding share of Better Home & Finance Class C common stock will automatically convert into one share of Better Home & Finance Class A common stock. In addition, each share of Better Home & Finance Class C common stock will automatically convert into one share of Better Home & Finance Class A common stock upon any transfer, except for certain permitted transfers, whether or not for value as described herein and further described in the Proposed Certificate of Incorporation.
Restrictions on Transfer
Better Stockholders that beneficially owned greater than 1% of Better's Capital Stock as of the date of the Merger Agreement and signed the Better Holder Support Agreement will be subject to transfer restrictions under the Proposed Certificate of Incorporation until six months after the Closing Date, subject to limited exceptions.
Dividend Rights
Each holder of shares of Better Home & Finance common stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Better Home & Finance’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Better Home & Finance preferred stock, if any, and any contractual limitations on Better Home & Finance’s ability to declare and pay dividends.
Other Rights
Each holder of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock is subject to, and may be adversely affected by, the rights of the holders of any series of Better Home & Finance preferred stock that Better Home & Finance may designate and issue in the future. Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption, or sinking fund provisions.
Liquidation Rights
If Better Home & Finance is involved in voluntary or involuntary liquidation, dissolution or winding-up of Better Home & Finance’s affairs, or a similar event, each holder of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Better Home & Finance preferred stock, if any, then outstanding.
Change of Control Transactions
The holders of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock will be treated equally and identically with respect to shares of

Better Home & Finance Class A common stock, Better Home & Finance Class B common stock and Better Home & Finance Class C common stock owned by them on any distribution or payment in respect of the shares of such class upon the merger or consolidation of Better Home & Finance with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the class treated differently, voting separately as a class; provided, however, that shares of one such class may receive different consideration in connection with such merger, consolidation or other transaction if the only difference is that any securities received by such holders have rights and obligations substantially similar to those set forth in the Proposed Certificate of Incorporation, including that the holders of a share of Better Home & Finance Class B common stock has three times the voting power of any securities distributed to the holders of a share of Better Home & Finance Class A common stock and any securities received by the holders of Better Home & Finance Class C common stock have no voting power except as otherwise required by applicable law or consistent with the Proposed Certificate of Incorporation. In general, consideration to be paid or received by a holder of Better Home & Finance common stock in connection with any such asset sale, consolidation, merger, or reorganization under any employment, consulting, severance, or other compensatory arrangement will be disregarded for the purposes of determining whether holders of common stock are treated equally and identically.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Better Home & Finance. Better Home & Finance expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Better Home & Finance to first negotiate with the Board, which Better Home & Finance believes may result in an improvement of the terms of any such acquisition in favor of Better Home & Finance’s shareholders. However, they also give the Board the power to discourage mergers that some shareholders may favor.
Multiple Classes of Common Stock
As described above, the Proposed Certificate of Incorporation will provide for a multiple class common stock structure pursuant to which holders of Better Home & Finance Class B common stock will have the ability to control the outcome of matters requiring shareholder approval, even if they own significantly less than a majority of the shares of outstanding Better Home & Finance common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of Better Home & Finance or Better Home & Finance’s assets. Current investors, executives, and employees, including the Better Founder and CEO, will have the ability to exercise significant influence over those matters.
Special Meetings of Shareholders
The Proposed Certificate of Incorporation provides that a special meeting of shareholders may be called only by (a) the Chairperson of the Board, (b) the Chief Executive Officer, (c) the Lead Independent Director (as defined in the Proposed Bylaws) or (d) any two directors, and may not be called by any other person or persons; provided, that at any time before the Final Class B Conversion Date, special meetings of the shareholders of Better Home & Finance will also be promptly called by the Chairperson of the Board, the Chief Executive Officer or the Lead Independent Director upon the written request of the holders of at least 50% in voting power of the stock of Better Home & Finance entitled to vote generally in the election of directors.
Action by Written Consent
The Proposed Certificate of Incorporation provides that, after the Final Class B Conversion Date, any action required or permitted to be taken by the shareholders must be effected at an annual or special meeting of the shareholders, and may not be taken by written consent in lieu of a meeting.

Shareholders Not Entitled to Cumulative Voting
The Proposed Certificate of Incorporation will not permit shareholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding voting power of Better Home & Finance common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-takeover Statute
Better Home & Finance will not be subject to Section 203 of the DGCL, an anti-takeover law.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation provides that Better Home & Finance will indemnify Better Home & Finance’s directors to the fullest extent authorized or permitted by applicable law. Better Home & Finance expects to enter into agreements to indemnify Better Home & Finance’s directors, executive officers and other employees as determined by the Board, substantially in the form of the Form of Indemnification Agreement to the registration statement of which this proxy statement/prospectus forms a part. Under the Proposed Bylaws, Better Home & Finance is required to indemnify each of Better Home & Finance’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or executive officer of Better Home & Finance or was serving at Better Home & Finance’s request as a director, officer, employee or agent for another entity. Better Home & Finance must indemnify Better Home & Finance’s directors and executive officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Better Home & Finance, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require Better Home & Finance to advance expenses (including attorneys’ fees) incurred by a director or officer in defending such action, suit or proceeding, provided that, if the DGCL so requires, such advancement will be made only upon an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Any claims for indemnification by Better Home & Finance directors and officers may reduce Better Home & Finance’s available funds to satisfy successful third-party claims against Better Home & Finance and may reduce the amount of money available to Better Home & Finance.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation will provide that, unless Better Home & Finance consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (1) any derivative action or proceeding brought on Better Home & Finance’s behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Better Home & Finance to Better Home & Finance or its shareholders; (3) any action arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time); or (4) any action asserting a claim governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Transfer Agent
The transfer agent for Better Home & Finance common stock will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF BETTER HOME & FINANCE’S SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Better Home & Finance common stock or Better Home & Finance Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Better Home & Finance at the time of, or at any time during the three months preceding, a sale and (ii) Better Home & Finance is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Better Home & Finance was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Better Home & Finance common stock or Better Home & Finance Warrants for at least six months but who are affiliates of Better Home & Finance at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of Better Home & Finance common stock then outstanding; or
•the average weekly reported trading volume of Better Home & Finance common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Better Home & Finance under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Better Home & Finance.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Aurora anticipates that following the consummation of the Business Combination, Better Home & Finance will no longer be a shell company, and, accordingly, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities. As a result, the Sponsor will be able to sell its founder shares and Aurora private warrants, as applicable, pursuant to Rule 144 without registration one year after Aurora has completed Aurora’s initial business combination.

SHAREHOLDER PROPOSALS AND NOMINATIONS
Shareholder Proposals
Better Home & Finance’s Proposed Bylaws establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders. Better Home & Finance’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of shareholders is business that is (i) specified in Better Home & Finance’s notice of such meeting (or any supplement thereto), (ii) otherwise properly brought before such meeting by or at the direction of Better Home & Finance’s board of directors or any committee thereof, or (iii) otherwise properly brought before such meeting by a shareholder who (A) (1) was a record owner of shares of Better Home & Finance at the time of giving the notice, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in Better Home & Finance’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Better Home & Finance’s annual meeting of shareholders, Better Home & Finance’s secretary must receive the written notice at Better Home & Finance’s principal executive offices:
•not later than the 90th day; and
•not earlier than the 120th day,
before the one-year anniversary of the preceding year’s annual meeting.
In the event that the date of the annual meeting is more than 30 days before, or more than 60 days after, the one-year anniversary of the preceding year’s annual meeting, notice of a shareholder proposal must be received (A) no earlier than the 120th day prior to such annual meeting and (B) no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Better Home & Finance.
Shareholder Director Nominees
Better Home & Finance’s Proposed Bylaws permit shareholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of shareholders, subject to the provisions of Better Home & Finance’s Proposed Certificate of Incorporation. To nominate a director, the shareholder must provide the information required by Better Home & Finance’s Proposed Bylaws. In addition, the shareholder must give timely notice to Better Home & Finance’s secretary in accordance with Better Home & Finance’s Proposed Bylaws, which, in general, require that the notice be received by Better Home & Finance’s secretary within the time periods described above under “—Shareholder Proposals” for shareholder proposals.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with Aurora’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Aurora Acquisition Corp., 20 North Audley Street, London W1K 6LX, United Kingdom. Following the Business Combination, such communications should be sent in care of Better Home & Finance Holding Company, 3 World Trade Center, 175 Greenwich Street, 57th Floor, New York, NY 10007. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
Ropes & Gray LLP, New York, New York, has passed upon the validity of the securities of Better Home & Finance offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS
The financial statements of Aurora Acquisition Corp. as of December 31, 2022 and 2021 and the year ended December 31, 2022, December 31, 2021 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon (which contain an explanatory paragraph relating to the substantial doubt about the ability of Aurora Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Better Holdco, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Aurora and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Aurora’s annual report to shareholders and Aurora’s proxy statement. Upon written or oral request, Aurora will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Aurora deliver single copies of such documents in the future. Shareholders may notify Aurora of their requests by calling or writing Aurora at its principal executive offices at 20 North Audley Street, London W1K 6LX, United Kingdom or +44(0)20 3931 9785.
ENFORCEABILITY OF CIVIL LIABILITY
Aurora is a Cayman Islands exempted company. If Aurora does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Aurora. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Aurora in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Aurora may be served with process in the United States with respect to actions against Aurora arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of Aurora’s securities by serving Aurora’s U.S. agent irrevocably appointed for that purpose.
WHERE YOU CAN FIND MORE INFORMATION
Aurora has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
Aurora files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Aurora at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Aurora’s corporate website under the heading “SEC Filings,” at https://aurora-acquisition.com/. Aurora’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference into, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

All information contained in this proxy statement/prospectus relating to Aurora has been supplied by Aurora, and all such information relating to Better has been supplied by Better, respectively. Information provided by one does not constitute any representation, estimate or projection of the other.
This document is a proxy statement/prospectus of Aurora for the extraordinary general meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or Better that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference into this proxy statement/prospectus, or if you have any questions about the Business Combination, you should contact via phone or in writing:
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
Shareholders and All Others call toll-free: (888) 785-6673
Banks and Brokerage Firms, please call (212) 297-0720
Email: info@okapipartners.com
If you are a shareholder of Aurora and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from Okapi Partners, Okapi Partners will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

AURORA ACQUISITION CORP.
BETTER HOLDCO, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of March 31, 2023 and December 31, 2022	F-53
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three Months Ended March 31, 2023 and 2022	F-54
Condensed Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the Three Months Ended March 31, 2023 and 2022	F-56
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2023 and 2022	F-58
Notes to Unaudited Condensed Consolidated Financial Statements	F-60

AURORA ACQUISITION CORP.
UNAUDITED AND AUDITED CONDENSED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash	$991,566	$285,307
Prepaid expenses and other current assets	52,500	133,876
Total Current Assets	1,044,066	419,183
Cash held in Trust Account	21,124,955	282,284,619
Total Assets	$22,169,021	$282,703,802

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued offering costs	$5,817,528	$4,711,990
Related party loans	412,395	2,812,395
Deferred credit liability	11,250,000	7,500,000
Total Current Liabilities	17,479,923	15,024,385
Warrant Liability	733,739	472,512
Total Liabilities	18,213,662	15,496,897

Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption, 212,598 and 24,300,287 shares at redemption value of $10.26 and $10.15 per share as of March 31, 2023 and December 31, 2022	2,181,658	246,628,487
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,836,240 and 3,500,000 shares issued and outstanding (excluding 212,598 and 24,300,287 shares subject to possible redemption) as of March 31, 2023 and December 31, 2022	184	350
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,950,072 and 6,950,072 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	695	695
Additional paid-in capital	74,805	18,389,006
Retained earnings	1,698,017	2,188,367
Total Shareholders’ Equity	1,773,701	20,578,418
Total Liabilities and Shareholders’ Equity	$22,169,021	$282,703,802
The accompanying notes are an integral part of the unaudited condensed financial statements.

AURORA ACQUISITION CORP.
UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Formation and operating costs	1,830,656	1,091,289
Loss from operations	(1,830,656)	(1,091,289)
Other income (expense):
Interest earned on marketable securities held in Trust Account	1,963,928	23,262
Change in fair value of warrants	(261,227)	2,078,067
Net income (loss)	(127,955)	1,010,040
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	14,951,315	24,300,287
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$(0.01)	$0.03
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock	9,784,592	10,450,072
Basic and diluted net income (loss) per share, Non-Redeemable Class A and Class B Common Stock	$(0.01)	$0.03
The accompanying notes are an integral part of the unaudited condensed financial statements.

AURORA ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDING MARCH 31, 2023 AND MARCH 31, 2022

	Class A		Class B				Total
	Ordinary		Ordinary		Additional	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Paid in Capital	Deficit	Equity
Balance - January 1, 2023	3,500,000	$350	6,950,072	$695	$18,389,006	$2,188,367	$20,578,418
Interest adjustment to redemption value	—	—	—	—	(1,676,767)	—	(1,676,767)
Redemption of Class A ordinary shares	(1,663,760)	(166)	—	—	(16,637,434)	(362,395)	(16,999,995)
Net loss	—	—	—	—	—	(127,955)	(127,955)
Balance - March 31, 2023	1,836,240	$184	6,950,072	$695	$74,805	$1,698,017	$1,773,701

	Class A		Class B				Total
	Ordinary		Ordinary		Additional	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Paid in Capital	Deficit	Equity
Balance - January 1, 2022	3,500,000	$350	6,950,072	$695	$13,692,181	$(6,547,175)	$7,146,051
Net income	—	—	—	—	—	1,010,040	1,010,040
Balance - March 31, 2022	3,500,000	$350	6,950,072	$695	$13,692,181	$(5,537,135)	$8,156,091
The accompanying notes are an integral part of the unaudited condensed financial statements.

AURORA ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDING MARCH 31, 2023 AND MARCH 31, 2022

	Three Months Ended	Three Months Ended
	March 31, 2023	March 31, 2022
Cash Flows from Operating Activities:
Net income (loss)	$(127,955)	$1,010,040
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,963,928)	—
Change in fair value of warrant liability	261,227	(2,078,067)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	81,376	108,125
Accounts receivable	—	14,240
Accounts payable and accrued offering costs	1,105,539	567,745
Deferred credit liability	3,750,000	—
Net cash used in operating activities	3,106,259	(377,917)

Cash Flows from Investing Activities
Investment of cash into Trust Account	—	(23,262)
Cash withdrawn from Trust Account in connection with redemption	263,123,592	—
Net cash used in investing activities	263,123,592	(23,262)

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	—	400,000
Repayment of promissory note – related party	(2,400,000)	—
Redemption of Class A ordinary shares	(263,123,592)	—
Net cash provided by (used in) financing activities	(265,523,592)	400,000

Net Change in Cash	706,259	(1,179)
Cash — Beginning of period	285,307	37,645
Cash — End of period	$991,566	$36,467

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Adjustment to redemption value	16,999,995	—
The accompanying notes are an integral part of the unaudited condensed financial statements.

AURORA ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Aurora Acquisition Corp. (the “Company” or “Aurora”) is a blank check company incorporated as a Cayman Islands exempted company on October 7, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company is an early stage and emerging growth company, and as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of May 10, 2021, the Company entered into an Agreement and Plan of Merger (as subsequently amended, the “Merger Agreement”) with Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Better HoldCo, Inc., a Delaware corporation (“Better”). All activity for the period from October 7, 2020 (inception) through March 31, 2023 relates to the Company’s formation, the initial public offering (“Initial Public Offering” or “IPO”), which is described below, and activities in connection with entering into the Merger Agreement. Since our Initial Public Offering, our only costs have been identifying a target for our initial Business Combination, negotiating the transaction with Better, and maintaining our Company and SEC reporting. We do not expect to generate any operating revenues until after completion of our initial Business Combination. We generate non-operating income in the form of interest income on cash and cash equivalents. The Company incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses incurred by conducting due diligence on prospective Business Combination candidates, including Better.
The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on March 3, 2021. On March 8, 2021, the Company consummated the Initial Public Offering of 22,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $220,000,000.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,500,000 private placement units (the “Novator Private Placement Units”), consisting of one Class A ordinary shares (the “Novator Private Placement Shares”) and one-quarter of one redeemable warrant (each whole warrant exercisable for one Class A ordinary share) (the “Novator Private Placement Warrants”), at a price of $10.00 per Novator Private Placement Unit in a private placement to Novator Capital Sponsor Ltd., an affiliate of Novator Capital Ltd. (the “Sponsor”), directors, and executive officers of the Company, generating gross proceeds of $35,000,000. In addition, the Company consummated the sale of 4,266,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and certain of the Company’s directors and executive officers, generating gross proceeds of $6,400,000, which is described in Note 3.
Transaction costs amounted to $13,946,641 consisting of $4,860,057 of underwriting fees, $8,505,100 of deferred underwriting fees (see Note 5) and $581,484 of other offering costs.
Following the closing of Aurora’s Initial Public Offering on March 8, 2021, an amount equal to $255,000,000 ($10.00 per unit) (see Note 6) from the proceeds from Aurora’s Initial Public Offering and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”). Additionally, the cash held in the Trust Account comprised of gross proceeds from the Initial Public Offering of $220,000,000, $23,002,870 from the gross proceeds of the partial exercise of the Underwriters over-allotment option, $35,000,000 from 3,500,000 units at a price $10.00 per unit and interest income of $4,262,222 for the year ended December 31, 2022. As of March 31, 2023, funds in the Trust Account totaled approximately $21,124,955 and, since on or about February 24, 2023 are held in a cash and cash equivalents account that will likely receive minimal, if any, interest, until the earlier of: (i)

the completion of a Transaction and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
On March 10, 2021, the underwriters partially exercised their over-allotment option, resulting in an additional 2,300,287 Units issued for an aggregate amount of $23,002,870 in gross proceeds ($22,542,813 of net proceeds). In connection with the underwriters’ partial exercise of their over-allotment option, the Company also consummated the sale of an additional 306,705 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total proceeds of $460,057.
The funds held in the Trust Account were, since our IPO until on or about February 24, 2023, held only invested in U.S. “government securities” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. To mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), in connection with the extraordinary general meeting held to approve the Extension, we instructed Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and now hold all funds in the Trust Account in cash (i.e., in one or more bank accounts) until the earlier of the completion of a business combination or our liquidation.
The Company’s management has broad discretion with respect to the specific uses of the funds in the Trust Account, although substantially all of the funds are intended to be applied generally toward completing a Business Combination and to pay the deferred portion of the underwriters’ discount associated with the Initial Public Offering and partial exercise of the underwriters’ over-allotment option. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
Following such liquidation of the assets in the Trust Account, we have and will continue to receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount our public shareholders would have otherwise received upon any redemption or liquidation of the Company if the assets in the Trust Account had remained in U.S. government treasury obligations or money market funds. The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares, with the exception of the Founder Shares (as defined in Note 4) and Novator Private Placement Shares, upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
If the Company seeks shareholder approval in connection with a Business Combination, it will need to receive an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company (assuming a quorum is present). If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors have agreed to vote their Class B ordinary shares (the “Founder Shares”), Novator Private Placement Shares and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Sponsor and the Company’s directors and officers have agreed (a) to waive their redemption rights with respect to any Founder Shares, Novator Private Placement Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company had until 24 months from the closing of the Initial Public Offering to complete a Business Combination. On February 24, 2023, the Company obtained shareholder approval to extend the date by which the Company must complete the Initial Business Combination to September 30, 2023 (the “Combination Period”). In the event that the Company does not consummate a Business Combination within this timeline, the Company can seek a further extension, provided it has shareholder approval. If the Company is unable to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares and Novator Private Placement Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares and Novator Private Placement Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor and the Company’s directors and officers have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, any Public Shares acquired by the Sponsor or the Company’s directors and officers and Novator Private Placement Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval). The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval) and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Novator Private Placement

Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
As a condition to the consummation of the Business Combination, the board of directors of the Company has unanimously approved a change of the Company’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In connection with the consummation of the Business Combination, the Company will change its name to “Better Home & Finance Holding Company.”
Recent Developments
On August 26, 2022, Aurora, Better and the Sponsor entered into a letter agreement (the “First Novator Letter Agreement”) to, among other things, defer the maturity date of the Pre-Closing Bridge Notes (as defined below) held by the Sponsor to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. On February 7, 2023, Aurora, Better and the Sponsor entered into a letter agreement (the “Second Novator Letter Agreement”) to defer the maturity date of the Pre-Closing Bridge Notes held by the Sponsor until September 30, 2023. Furthermore, pursuant to the Second Novator Letter Agreement, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the proposed Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Note, the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement (as defined below) to alternatively exchange its Pre-Closing Bridge Notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. In addition, under the Second Novator Letter Agreement, Better agreed to reimburse Aurora for one-half of its reasonable and documented fees and expenses in connection with regulatory matters arising out of or relating to the transactions contemplated by the Merger Agreement on or after the date thereof, in an aggregate amount not to exceed $2,500,000, structured in two tranches to be paid on each of June 1, 2023 and September 1, 2023.
On January 9, 2023, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company failed to hold an annual meeting of shareholders within 12 months after its fiscal year ended December 31, 2021, as required by Nasdaq Listing Rule 5620(a). In accordance with Nasdaq Listing Rule 5810(c)(2)(G), Aurora submitted a plan to regain compliance on February 17, 2023. We believe the combined annual and extraordinary general meeting the Company held on February 24, 2023 will satisfy this requirement under Nasdaq Listing Rules.
On February 8, 2023, the Company repaid an aggregate principal amount of $2.4 million under the unsecured promissory note (as amended and restated on February 23, 2022, the “Note”) issued to the Sponsor (“Payee”) on

May 10, 2021 and as amended and restated on February 23, 2022. After giving effect to this repayment, the amount outstanding under the Note is $412,395.
On February 23, 2023, Aurora, the Sponsor, certain individuals, each of whom is a member of our board of directors and/or management team (the “Insiders”), and Better entered into a limited waiver (the “Limited Waiver”) to the Amended and Restated Letter Agreement (the “A&R Letter Agreement”), dated as of May 10, 2021, by and among us, the Sponsor and the Insiders. In the A&R Letter Agreement, the Sponsor and each Insider waived, with respect to any shares of Capital Stock (as defined in the A&R Letter Agreement) held by it, him or her, if any, any redemption rights it, he or she may have in connection with (i) a shareholder vote to approve the Business Combination (as defined in the A&R Letter Agreement), or (ii) a shareholder vote to approve certain amendments to the Company’s amended and restated articles of association (the “Redemption Restriction”).
Pursuant to the Limited Waiver, the Company and the Insiders agreed to waive the Redemption Restriction as it applies to the Sponsor to the limited extent required to allow the redemption of up to an aggregate of $17 million worth of Novator Private Placement Shares held by the Sponsor in connection with the shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association held on February 24, 2023. The Limited Waiver resulted in 1,663,760 Class A ordinary shares being reclassed from permanent to temporary equity. This resulted in an increase of temporary equity by $16,999,995 and a corresponding reduction of Class A Ordinary Share, Additional Paid in Capital, and Accumulated Deficit of $166, $16,637,434, and 362,395 respectively. These shares were subsequently redeemed as described below.
As consideration for the Limited Waiver, the Sponsor agreed: (a) if the proposed Business Combination is completed on or before September 30, 2023, to subscribe for and purchase common stock of Better Home & Finance (the “Better Common Stock”), for aggregate cash proceeds to Better equal to the actual aggregate amount of Novator Private Placement Shares redeemed by it in connection with the Limited Waiver (the “Sponsor Redeemed Amount”) at a purchase price of $10.00 per share of Better Common Stock on the closing date of the proposed Business Combination; or (b) if the proposed Business Combination is not completed on or before September 30, 2023, to subscribe for and purchase for $35 million aggregate cash proceeds to Better, at the Sponsor’s election, (x) a number of newly issued shares of Better’s Company Series D Equivalent Preferred Stock (as defined in the Pre-Closing Bridge Note Purchase Agreement (as defined below)) at a price per share that represents a 50% discount to the Pre-Money Valuation (as defined below) or (y) for a number of shares of Better’s Class B common stock at a price per share that represents a 75% discount to the Pre-Money Valuation. “Pre-Money Valuation” means the $6.9 billion pre-money equity valuation of Better based on the aggregate amount of fully diluted shares of Better’s common stock on an as-converted basis.
As further consideration for the Limited Waiver, the Sponsor agreed to reimburse the Company for reasonable and documented expenses incurred by the Company in connection with the proposed Business Combination, up to the Sponsor Redeemed Amount, to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement.
On February 24, 2023, we held a combined annual and extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which Aurora had to complete a business combination from March 8, 2022 to September 30, 2022 (the “Extension”). In connection with the approval of the Extension, public shareholders elected to redeem an aggregate of 24,087,689 Class A ordinary shares and the Sponsor elected to redeem an aggregate of 1,663,760 Class A ordinary shares. As a result, an aggregate of $263,123,592 (or approximately $10.2178 per share) was released from the Trust Account to pay such shareholders and the Sponsor and 2,048,838 Class A ordinary shares were issued and outstanding as of March 31, 2023.
Also on February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
Risks and Uncertainties
Management has evaluated the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/

or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Going Concern
In connection with the Company’s going concern considerations in accordance with guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements – Going Concern, the Company has until September 30, 2023 to consummate a Business Combination. The Company’s mandatory liquidation date, if a Business Combination is not consummated, raises substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should the Company be unable to continue as a going concern. In the event of a mandatory liquidation, within ten business days, the Company will redeem the Public Shares, at a per-share price, payable in cash, equal to the allocated amount towards the Public Shares (in this case, not including the existing Novator Private Placement Shares) then on deposit in the Trust Account including the allocated interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares.
Liquidity and Management’s Plan
As of March 31, 2023, the Company had $991,566 in its operating bank account, and a working capital deficit of $16,435,857.
Aurora, Merger Sub and Better entered into Amendment No. 4 whereby Better agreed to reimburse the Company, for reasonable transaction expenses as defined in the Merger Agreement, up to an aggregate amount not to exceed $15,000,000. As at March 31, 2023 $11,250,000 had been received in two tranches from Better, and, on April 4, 2023, Better transferred the third tranche of $3,750,000 (net of the accounts payable amount that was owed to a third party provider on behalf of Aurora), each as part of Better’s agreement to reimburse Aurora for transaction expenses as defined in the Merger Agreement.
In addition, under the Second Novator Letter Agreement, Better agreed to reimburse Aurora for one-half of its reasonable and documented fees and expenses in connection with regulatory matters arising out of or relating to the transactions contemplated by the Merger Agreement on or after the date thereof, in an aggregate amount not to exceed $2,500,000, structured in two tranches to be paid on each of June 1, 2023 and September 1, 2023.
In addition, the Company issued the Note to the Sponsor (“Payee”) pursuant to which the Company could borrow up to an aggregate principal amount of $4,000,000. Should the Company’s operating costs, in relation to its proposed Business Combination, exceed the amounts still available and not currently drawn under the promissory note, the Sponsor shall increase the amount available under the Note to cover such costs, subject to an aggregate cap of $12,000,000. This amount was reflective of estimated total costs of the Company through May 15, 2024. As of March 31, 2023, the amount outstanding under the Note was $412,395.
In addition, as consideration for the Limited Waiver, the Sponsor agreed to reimburse the Company for reasonable and documented expenses incurred by the Company in connection with the proposed Business Combination, up to the Sponsor Redeemed Amount, to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement.
In the event that the Company does not consummate a Business Combination by September 30, 2023, the Company can seek a further extension, provided we have our shareholder approval.
Accordingly, management has evaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through the earlier of a Business Combination or one year from the date of this filing.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in conformity in U.S. dollars with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, a significant accounting estimate included in these financial statements is the valuation of the warrant liability. Such estimates may be subject to change as more current information becomes available.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2023 and December 31, 2022.
Investments Held in the Trust Account
On or around February 24, 2023, the Company liquidated its funds in the Trust Account and moved them to a cash and cash equivalent account that will likely receive minimal, if any, interest. Prior to this date and as of December 31, 2022, all assets in the Trust Account were money market funds which were invested primarily in U.S. Treasury Securities.

Deferred offering costs
Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to shareholders’ equity upon the completion of the Initial Public Offering.
On June 22, 2022, Barclays Capital Inc. (“Barclays”), resigned from its role as underwriter and financial advisor to Aurora. In connection with such resignation, Barclays waived their entitlement to certain fees which would be owed upon completion of the proposed Business Combination, which was comprised of approximately $8.5 million as a deferred underwriting fee and financial advisory fee. Accordingly, the Company derecognized the liability for the deferred underwriting and financial advisory fee in the quarter ending June 30, 2022 that was accrued as of December 31, 2021. As of March 31, 2023, there is no liability for the deferred underwriting or financial advisory fee.
Class A ordinary shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption would be classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2023 and December 31, 2022, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Class A ordinary shares subject to possible redemption
Class A ordinary shares subject to redemption – December 31, 2022	$246,628,487
Plus:
Reclass of permanent equity to temporary equity	16,999,995
Interest adjustment to redemption value	1,676,767
Less:
Shares redeemed by public	(246,123,596)
Shares redeemed by Sponsor	(16,999,995)
Class A ordinary shares subject to redemption – March 31, 2023	$2,181,658
Warrant Liability
At March 31, 2023 and December 31, 2022, there were 6,075,050 Public Warrants and 5,448,372 Private Placement Warrants outstanding (including warrants included in the Novator Private Placement Units). The Company accounts for the Public Warrants and Private Placement Warrants (including warrants included in the Novator Private Placement Units) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
Income taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net income (loss) per share
Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the Warrants sold in the Public Offering and Private Placement Warrants to purchase an aggregate of 11,523,422 shares in the calculation of diluted loss per share in connection with the Novator Private Placement Units, since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for Common Stock subject to possible redemption in a manner similar to the two-class method of income per common stock. According to SEC guidance, common stock that is redeemable based on a specified formula is considered to be redeemable at fair value if the formula is designed to equal or reasonably approximate fair value. When deemed to be redeemable at fair value, the weighted average redeemable shares would be included with the non-redeemable shares in the denominator of the calculation and initially calculated as if they were a single class of common stock.

The following table reflects the calculation of basic and diluted net earnings (loss) per common share (in dollars, except per share amounts):

	Three Months Ended
	March 31, 2023	March 31, 2022
Class A Common Stock subject to possible redemption
Numerator: Earnings (losses) attributable to Class A Common Stock subject to possible redemption	$(77,341)	$706,302
Net earnings (losses) attributable to Class A Common Stock subject to possible redemption	$(77,341)	$706,302

Denominator: Weighted average Class A Common Stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	14,951,315	24,300,287
Basic and diluted net income (loss) per share, Class A Common Stock subject to possible redemption	$(0.01)	$0.03

Non-Redeemable Class A and Class B Common Stock
Numerator: Net income (loss) minus net earnings
Net income (loss)	$(50,614)	$303,738
Less: Net earnings (losses) attributable to Class A Common Stock subject to possible redemption	—	—
Non-redeemable net income (loss)	$(50,614)	$303,738

Denominator: Weighted average Non-Redeemable Class A and Class B Common Stock
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock	9,784,592	10,450,072
Basic and diluted net income (loss) per share, Non-Redeemable Class A and Class B Common Stock	$(0.01)	$0.03
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000 and up to £85,000 by the Financial Services Compensation Scheme per financial institution in the United Kingdom. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Recent issued accounting standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. PRIVATE PLACEMENTS
Simultaneously with the closing of the Initial Public Offering, the Sponsor, and certain of the Company’s directors and officers purchased an aggregate of 4,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $6,400,000 from the Company. The Sponsor and certain of the Company’s directors and officers have agreed to purchase up to an additional 440,000 Private Placement Warrants, for an aggregate purchase price of an additional $660,000, if the over-allotment option is exercised in full or in part by the underwriters. On March 10, the Sponsor and certain of the Company’s directors and officers purchased 306,705 Private Placement Warrants for an additional aggregate purchase price of $460,057 in connection with the partial exercise of the underwriter’s over-allotment option. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6). If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares and the shares included in the Novator Private Placement Units (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
In connection with the execution of the Merger Agreement, the Sponsor entered into a letter agreement (the “Sponsor Agreement”) with Aurora on November 9, 2021, pursuant to which the Sponsor will forfeit upon closing 50% of the Aurora private placement warrants and 20% of the Better Home & Finance Class A common stock retained by the Sponsor as of the Closing will become subject to transfer restrictions, contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds (“Sponsor Locked-Up Shares”).
The Sponsor and certain of the Company’s directors and officers also purchased 3,500,000 Novator Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $35,000,000. Each Private Placement Unit consists of one Novator Private Placement Share and one-quarter of one warrant (“Private Placement Warrant”). Each whole Private Placement Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6). If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s directors and officers have agreed to vote their Founder Shares, Novator Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination.
On February 24, 2023, we held a combined annual and extraordinary general meeting pursuant to which the Company’s shareholders approved the Extension. In connection with the approval of the Extension, public shareholders elected to redeem an aggregate of 24,087,689 Class A ordinary shares and the Sponsor elected to redeem an aggregate of 1,663,760 Class A ordinary shares. As a result, an aggregate of $263,123,592 (or approximately $10.2178 per share) was released from the Trust Account to pay such shareholders and the Sponsor and 2,048,838 Class A ordinary shares were issued and outstanding at March 31, 2023.
NOTE 4. RELATED PARTY TRANSACTIONS
Founder Shares
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares (or Novator Private Placement Shares) until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,500,000 Novator Private Placement Units at a price of $10.00 per Novator Private Placement Unit in a private placement to the Sponsor, directors, and executive officers of the Company, generating gross proceeds of $35,000,000. In addition, the Company consummated the sale of 4,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and certain of the Company’s directors and executive officers, generating gross proceeds of $6,400,000, which is described in Note 3.
Prior to the closing of Aurora’s Initial Public Offering, the Sponsor sold an aggregate of 1,407,813 Class B ordinary shares (Founder Shares) to certain independent directors. All Founder Shares are subject to transfer restrictions which limit the ability of the independent directors to transfer or otherwise deal with such shares, except in certain limited circumstances such as transfers to affiliates and the gifting to immediate family members. The Founder Shares were effectively sold to the independent directors subject to a performance condition - i.e., the consummation of a business combination, which is subject to certain conditions to closing, such as, for example, approval by the Company’s shareholders.

The fair value of the shares on the date they were transferred to the independent directors was estimated to be approximately $6,955,000, however if the performance condition is not satisfied the fair value of the shares transferred is zero.
Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of achievement under the applicable accounting literature, hence recognition of compensation cost is deferred until consummation of the business combination. This position is based on the principle established in the guidance on business combinations in ASC 805-20-55-50 and 55-51. The Company believes a similar approach should be applied under ASC 718 and that a contingent event for realization of the compensation expense is the business combination.
Pre-Closing Bridge Notes
On November 2, 2021, Aurora entered into a convertible bridge note purchase agreement (the “Pre-Closing Bridge Note Purchase Agreement”), dated as of November 30, 2021, with Better, SB Northstar LP and the Sponsor (SB Northstar LP and the Sponsor, together, the “Purchasers”). Under the Pre-Closing Bridge Note Purchase Agreement, Better issued $750,000,000 of bridge notes (the “Pre-Closing Bridge Notes”) that convert to shares of Class A common stock of Aurora (post-proposed Business Combination and domestication) in connection with the closing of the proposed Business Combination, with SB Northstar LP and the Sponsor, as Purchasers, purchasing $650 million and $100 million, respectively, of such Pre-Closing Bridge Notes.
The Pre-Closing Bridge Note Purchase Agreement will result in the issuance of either Better Class A common stock, a new series of preferred stock of Better (as described below), or Better common stock (together, the “Pre-Closing Bridge Conversion Shares”, as applicable) as follows: (i) upon closing of the proposed Business Combination, the Pre-Closing Bridge Notes will convert into shares of Better Class A common stock at a conversion rate of one share per $10 of consideration; (ii) if the closing of the proposed Business Combination does not occur by the September 30, 2023, or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Pre-Closing Bridge Note Purchase Agreement) prior to September 30, 2023 or prior to the time when a Pre-Closing Bridge Note may otherwise be converted pursuant to the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SB Northstar LP or the Sponsor in connection with the Pre-Closing Bridge Note Purchase Agreement or any ancillary agreement, the bridge notes will convert into shares of Better common stock.
On August 26, 2022, Aurora, Better and Novator entered into the First Novator Letter Agreement to, among other things, extend the maturity date of the Pre-Closing Bridge Notes held by the Sponsor to March 8, 2023, subject to SB Northstar LP consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. On February 7, 2023, Aurora, Better and the Sponsor entered into the Second Novator Letter Agreement, pursuant to which, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the proposed Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes, the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement to alternatively exchange its Pre-Closing Bridge Notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. On the same date, the Sponsor and Better agreed to defer the maturity date of the Pre-Closing Bridge Notes until September 30, 2023.

Director Services Agreement and Director Compensation
On October 15, 2021, Merger Sub entered into a Director’s Services Agreement (the “DSA”) by and among Merger Sub, Caroline Jane Harding, and the Company, effective as of May 10, 2021. On October 29, 2021, the DSA was amended, and the amended DSA was ratified by the Compensation Committee on November 3, 2021. Under the terms of the DSA, Ms. Harding is to provide services to Merger Sub, which include acting as a non-executive director and president and secretary of Merger Sub. Ms. Harding will receive $50,000 in annual payments (and in certain circumstances an incremental hourly fee of $500). For the three months ended March 31, 2023 and 2022, the Company recognized no expense related to the amended DSA. As of March 31, 2023 and December 31, 2022, there were no unpaid amounts related to the amended DSA.
In addition, the Company remunerates the Ms. Harding $10,000 per month for professional services rendered to our Company in her role as chief financial officer and $15,000 per year and an incremental hourly fee of $500 in certain circumstances for her service on our board of directors. Additionally, in contemplation of her services to Aurora, Ms. Harding received a $50,000 payment on March 21, 2021, and was entitled to receive a $75,000 payment on March 21, 2023, which was paid on April 11, 2023. As of March 31, 2023 and December 31, 2022, $85,000 and $87,875 was accrued, respectively and for the three months ended March 31, 2023 and 2022, $105,000 and $30,000 was expensed for these services, respectively. If we do not have sufficient funds to make the payments due to Ms. Harding as set forth herein professional services provided by her, we may borrow funds from our sponsor or an affiliate of the initial shareholders or certain of our directors and officers to enable us to make such payments.
Related Party Merger Agreement
On August 26, 2022, Aurora, Merger Sub and Better entered into Amendment No.4 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date from September 30, 2022 (as defined in the Merger Agreement) to March 8, 2023. On February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
In consideration of extending the Agreement End Date, Better will reimburse Aurora for certain reasonable and documented expenses in an aggregate sum not to exceed $15,000,000. The reimbursement payments are structured in three tranches. The first payment of $7,500,000 was made within 5 business days after the execution of Amendment No. 4, the second payment of $3,750,000 was made on February 6, 2023 and, on April 4, 2023, Better transferred the third tranche of $3,750,000 (net of the accounts payable amount that was owed to a third party provider on behalf of Aurora). Aurora, Merger Sub and Better also agreed to amend the Merger Agreement to provide a waiver from the exclusivity provisions thereof to allow Better to discuss alternative financing structures with SB Northstar LP.
The Company has treated the inflow of cash with an offsetting liability that is considered the Deferred Credit Liability within the financial statements, in the way relevant fees are repaid by the Company before the IPO as this cash was not a capital contribution from the Sponsor, but merely a reimbursement from Better for expenses paid by the Company. As the merger has not yet occurred as of March 31, 2023, Better will be responsible for handling the equity effect once the merger occurs and reduce the liability of the combined entity. In the event of the merger or liquidation, the liability will be extinguished on Company’s financial statements.
In addition, on February 7, 2023, Aurora, the Sponsor and Better entered into the Second Novator Letter Agreement, whereby Better agreed to reimburse Aurora for one-half of its reasonable and documented fees and expenses in connection with regulatory matters arising out of or relating to the transactions contemplated by the Merger Agreement on or after the date thereof, in an aggregate amount not to exceed $2,500,000, structured in two tranches to be paid on each of June 1, 2023 and September 1, 2023.
Promissory Note from Related Party
On May 10, 2021, the Company issued the Note to the Sponsor (“Payee”), pursuant to which the Company could borrow up to an aggregate principal amount of $2,000,000. The Note was non-interest bearing and payable by check or wire transfer of immediately available funds or as otherwise determined by the Company to such account as the Payee may from time to time designate by written notice in accordance with the provision of the Note. Effective as of the date hereof, this Note amended and restated in its entirety that certain promissory note dated as of December 9, 2020 (the “Prior Note”) issued by the Company to the Payee in the principal amount of $300,000.
On February 23, 2022, the Note was again amended and restated pursuant to which Aurora could borrow an aggregate principal amount of to $4,000,000. Should the Company’s operating costs, in relation to its proposed Business Combination, exceed the amounts still available and not currently drawn under the Note, the Sponsor shall increase the amount available under the Note to cover such costs, subject to an aggregate cap of $12,000,000. This amount was reflective of estimated total costs of the Company through May 15, 2024 in relation to the Business Combination, in the event the Business Combination is unsuccessful. In the event that the Company does not consummate a Business Combination by September 30, 2023, we can seek a further extension, provided we have our shareholder approval.
On February 8, 2023, we repaid an aggregate principal amount of $2.4 million under the Note. After giving effect to this repayment, the amount outstanding under the Note is $412,395. As of March 31, 2023 and December 31, 2022 the amount outstanding under the Note was $412,395 and $2,812,395, respectively.
NOTE 5. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration and shareholder rights agreement entered into on March 3, 2021, the Sponsor and the Company’s directors and executive officers have rights to require the Company to register any of its securities held by them for resale under the Securities Act. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, the holders of the Founder Shares, Private Placement Warrants, Novator Private Placement Shares, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants, Novator Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
In connection with the IPO, the Company granted the underwriters a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments, if any, and on March 10, 2021, the Company issued 2,300,287 Units to the underwriters pursuant to such option, at the Initial Public Offering price, less the underwriting discounts and commissions. The Units sold pursuant to the underwriters’ partial exercise of such option were sold at a price of $10.00 per Unit, generating gross proceeds of $23,002,870 to the Company and net proceeds equal to $22,542,813 after the deduction of the 2% underwriting fee.
In addition, the underwriters were entitled to a deferred fee of $0.35 per Unit (including the Units sold in connection with the underwriters’ partial exercise of their over-allotment option) from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 22, 2022, Barclays, resigned from its role as underwriter and financial advisor to Aurora In connection with such resignation, Barclays waived their entitlement to certain fees which would be owed upon completion of the proposed Business Combination, which was comprised of approximately $8.5 million as a deferred underwriting fee and financial advisory fee. Accordingly, the Company derecognized the liability for the deferred underwriting and financial advisory fees in the quarter ending June 30, 2022 that was accrued as of December 31, 2021. As of March 31, 2022, there is no liability for the deferred underwriting or financial advisory fee.
Pre-Closing Bridge Notes
On November 2, 2021, Aurora entered into the Pre-Closing Bridge Note Purchase Agreement, dated as of November 30, 2021, with Better and the Purchasers. Under the Pre-Closing Bridge Note Purchase Agreement, Better issued $750,000,000 of Pre-Closing Bridge Notes that convert to shares of Class A common stock of Aurora (post-proposed Business Combination and domestication) in connection with the closing of the proposed Business Combination, with SB Northstar LP and the Sponsor, as Purchasers, purchasing $650 million and $100 million, respectively, of such Pre-Closing Bridge Notes.
The Pre-Closing Bridge Note Purchase Agreement will result in the issuance of Pre-Closing Bridge Conversion Shares as follows: (i) upon closing of the proposed Business Combination, the Pre-Closing Bridge Notes will convert into shares of Better Class A common stock at a conversion rate of one share per $10 of consideration; (ii) if the closing of the proposed Business Combination does not occur by the September 30, 2023, or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Pre-Closing Bridge Note Purchase Agreement) prior to September 30, 2023 or prior to the time when a Pre-Closing Bridge Note may otherwise be converted pursuant to the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SB Northstar LP or the Sponsor in connection with the Pre-Closing Bridge Note Purchase Agreement or any ancillary agreement, the bridge notes will convert into shares of Better common stock.
On August 26, 2022, Aurora, Better and Novator entered into the First Novator Letter Agreement to, among other things, extend the maturity date of the Pre-Closing Bridge Notes held by the Sponsor to March 8, 2023, subject to SB Northstar LP consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. On February 7, 2023, Aurora, Better and the Sponsor entered into the Second Novator Letter Agreement, pursuant to which, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the proposed Business Combination has not been consummated by the maturity date of the Pre-Closing Bridge Notes, the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement to alternatively exchange its Pre-Closing Bridge Notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. On the same date, the Sponsor and Better agreed to defer the maturity date of the Pre-Closing Bridge Notes until September 30, 2023.
Litigation Matters
Aurora and its affiliate, Merger Sub (together, “Aurora”), were named as co-defendants with Better in a lawsuit initially filed in July 2021 by Pine Brook. Pine Brook sought, among other things, declaratory judgments and damages in relation to a side letter agreement that had been entered into with Better in 2019, as well as a lockup provision restricting the transfer of stock after the merger with Better for any holders of 1% or more of Better’s pre-merger shares for a period of 6 months post-merger. Aurora was named as a defendant only with respect to the lockup claims. On November 1, 2021, the parties to the lawsuit entered into a confidential settlement agreement, resolving all claims in the above action, and the action was dismissed with prejudice pursuant to the court’s November 3, 2021 order.
Aurora has also received two demand letters from stockholders of the Company regarding the Company’s registration statement filed with the United States Securities and Exchange Commission in connection with the Business Combination. The stockholders allege that the registration statement omits material information with respect to the Business Combination, and demand that the Company provides corrective disclosures to address the alleged omissions. No lawsuits have been filed in relation to the stockholder demand letters.
In the second quarter of 2022, Aurora received a voluntary request for documents from the Division of Enforcement of the SEC indicating that it is conducting an investigation relating to Aurora and Better to determine if violations of the federal securities laws have occurred. The SEC has requested that Better and Aurora provide the SEC with certain information and documents. Aurora is cooperating with the SEC. As the investigation is ongoing, Aurora is unable to predict how long it will continue or whether, at its conclusion, the SEC will bring any enforcement actions and, if it does, what remedies it may seek.
NOTE 6. SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31,2023 and December 31, 2022, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share.
On February 23, 2023, we, the Sponsor, certain individuals, each of whom is a member of our board of directors and/or management team (the “Insiders”), and Better entered into the Limited Waiver to the A&R Letter Agreement. In the A&R Letter Agreement, the Sponsor and each Insider waived, with respect to any shares of Capital Stock (as defined in the A&R Letter Agreement) held by it, him or her, if any, any redemption rights it, he or she may have in connection with (i) a shareholder vote to approve the Business Combination (as defined in the A&R Letter Agreement), or (ii) a shareholder vote to approve certain amendments to the Company’s amended and restated articles of association (the “Redemption Restriction”).
Pursuant to the Limited Waiver, the Company and the Insiders agreed to waive the Redemption Restriction as it applies to the Sponsor to the limited extent required to allow the redemption of up to an aggregate of $17 million worth of Novator Private Placement Shares held by it in connection with the shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association held on February 24, 2023. The Limited Waiver resulted in 1,663,760 Class A ordinary shares being reclassed from permanent to temporary equity. This resulted in an increase of temporary equity by $16,999,995 and a corresponding reduction of Class A Ordinary Share, Additional Paid in Capital, and Accumulated Deficit of $166, $16,637,434, and 362,395 respectively. These shares were subsequently redeemed as described below.
As consideration for the Limited Waiver, the Sponsor agreed: (a) if the proposed Business Combination is completed on or before September 30, 2023, to subscribe for and purchase common stock of Better Home & Finance (the “Better Common Stock”), for aggregate cash proceeds to Better equal to the actual aggregate amount of Novator Private Placement Shares redeemed by it in connection with the Limited Waiver (the “Sponsor Redeemed Amount”) at a purchase price of $10.00 per share of Better Common Stock on the closing date of the proposed Business Combination; or (b) if the proposed Business Combination is not completed on or before September 30, 2023, to subscribe for and purchase for $35 million aggregate cash proceeds to Better, at the Sponsor’s election, (x) a number of newly issued shares of Better’s Company Series D Equivalent Preferred Stock (as defined in the Pre-Closing Bridge Note Purchase Agreement (as defined in Note 3)) at a price per share that represents a 50% discount to the Pre-Money Valuation (as defined below) or (y) for a number of shares of Better’s Class B common stock at a price per share that represents a 75% discount to the Pre-Money Valuation. “Pre-Money Valuation” means the $6.9 billion pre-money equity valuation of Better based on the aggregate amount of fully diluted shares of Better’s common stock on an as-converted basis.

As further consideration for the Limited Waiver, the Sponsor agreed to reimburse the Company for reasonable and documented expenses incurred by the Company in connection with the proposed Business Combination, up to the Sponsor Redeemed Amount, to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement.
We held a combined annual and extraordinary general meeting on February 24, 2023, pursuant to which the Company’s shareholders approved the Extension. In connection with approval of the Extension, public shareholders redeemed an aggregate of 24,087,689 Class A ordinary shares and the Sponsor redeemed an aggregate of 1,663,760 Class A ordinary shares for an aggregate cash balance of approximately $263,123,592. At March 31, 2023 and December 31, 2022, there were 1,836,240 and 3,500,000 Class A ordinary shares issued and outstanding, respectively, excluding 212,598 and 24,300,287 Class A ordinary shares subject to possible redemption.
On February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2023 and December 31, 2022, there were 6,950,072 Class B ordinary shares issued and outstanding of which an aggregate of 249,928 Class B ordinary shares were forfeited in connection with the underwriters’ election to partially exercise their over-allotment option so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law. The Founder Shares will automatically convert into Class A ordinary shares on the day of the closing of an initial Business Combination, or earlier at the option of the holders thereof, at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering and the Novator Private Placement, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of the Company’s affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one. On the first business day following the consummation of the Business Combination at a ratio such that the total number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares (including any such shares issued following the exercise of the over-allotment option), plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any warrants issued in a private placement to the Sponsor or an affiliate of the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the Business Combination. In no event will any Founder Shares convert into Class A ordinary shares at a ratio that is less than one-for-one.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash When the Price per Class A Ordinary Share Equals or Exceeds $18.00— Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the reported last sales price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants for Class A Ordinary Shares When the Price per Class A Ordinary Share Equals or Exceeds $10.00— Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant
•upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

•There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Our initial shareholders, directors and officers have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Novator Private Placement Shares and any Public Shares they may acquire during or after this offering in connection with the completion of our initial business combination.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants and Novator Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Novator Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants and Novator Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, so long as they are held by the initial purchasers, directors and officers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers, directors and officers or their permitted transferees, the Private Placement Warrants and the Novator Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 7. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
At March 31, 2023, investments held in the Trust Account were comprised of $21,124,955 in cash and cash equivalents, which was transferred from a Trust Account comprised of money market funds that were invested primarily in U.S. Treasury Securities.
The Company utilizes a Modified Black Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liabilities are determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The Company had no transfers out of Level 3 for the three months ended March 31, 2023 and March 31, 2022. The fair value of the Public Warrants issued in connection with the Initial Public Offering are measured based on the listed market price of such warrants, a Level 1 measurement.
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023 by level within the fair value hierarchy:

	Quoted Prices in	Significant Other	Significant Other
	Active Markets	Observable Inputs	Unobservable
	(Level 1)	(Level 2)	Inputs (Level 3)
Assets:
Investments held in Trust Account – cash and cash equivalents	$21,124,955	$—	$—
Liabilities:
Derivative public warrant liabilities	$352,353	$—	$—
Derivative private warrant liabilities	$—	$—	$381,386
Total Fair Value	$21,477,308	$—	$381,386

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 by level within the fair value hierarchy:

	Quoted Prices in	Significant Other	Significant Other
	Active Markets	Observable Inputs	Unobservable
	(Level 1)	(Level 2)	Inputs (Level 3)
Assets:
Investments held in Trust Account – money market funds	$282,284,619	$—	$—
Liabilities:
Derivative public warrant liabilities	91,126	—	—
Derivative private warrant liabilities	—	—	381,386
Total Fair Value	$282,375,745	$—	$381,386
The following table provides the significant unobservable inputs used in the Modified Black Scholes model to measure the fair value of the Private Placement Warrants(1):

	At March 8, 2021 (Initial	As of December 31,	As of March 31,
	Measurement)	2022	2023
Stock price	10.02	10.09	10.11
Strike price	11.50	11.50	11.50
Probability of completing a Business Combination	90.0%	40.00%	40.00%
Remaining term (in years)	5.5	2.89	2.53
Volatility	15.00%	3.00%	3.00%
Risk-free rate	0.96%	4.20%	3.89%
Fair value of warrants	0.86	0.07	0.07
_________________
(1)The expected term of the Private Placement Warrants has been adjusted to 2.53 and 2.89 as of March 31, 2023 and December 31, 2022, respectively, due to multiple factors, including an expected additional 3-6 months duration of the Private Placement Warrants as a result of the extension of the date by which the Company has to consummate a business combination from March 8, 2023 to September 30, 2023. Additionally, weighted probability factors contribute to the decrease in term from the remaining 5.5 years per the previous date valued at March 8, 2021.The following tables provides a summary of the changes in the fair value of the Company’s financial instruments that are measured at fair value on a recurring basis:
As of March 31, 2023

	Level 1	Level 3	Warrant Liabilities
Fair value as of December 31, 2022	91,126	381,386	472,512
Change in valuation inputs or other assumptions	261,227	—	261,227
Fair value as of March 31, 2023	$352,353	$381,386	$733,739
As of March 31, 2022

	Level 1	Level 3	Warrant Liabilities
Fair value as of December 31, 2021	4,677,805	8,662,912	13,340,717
Change in valuation inputs or other assumptions	(2,187,034)	108,967	(2,078,067)
Fair value as of March 31, 2022	2,490,771	8,771,879	11,262,650

NOTE 8. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to May 12, 2023, the date that the financial statement was issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.
On April 4, 2023, Better transferred the third tranche of $3,750,000 (net of the accounts payable amount that was owed to a third party provider on behalf of Aurora) that was part of Amendment No. 4 of the Merger Agreement. The funds were paid net of the accounts payable amount that was owed to a third party provider on behalf of Aurora.
On April 24, 2023,the Sponsor restated its commitment to increase the amount available under the Note, if required over the period of the next twelve (12) calendar months from the date thereof, subject to an aggregate cap of $12,000,000 to reflect the estimated total costs of Aurora through May 15, 2024 in relation to the business combination, in the event the business combination is unsuccessful.
On April 24, 2023, the Company received a letter (the “SEC Notice”) from the Listing Qualifications department of Nasdaq notifying the Company that the Company no longer meets the minimum 500,000 publicly held shares required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(4) (the “Public Float Standard”). The SEC Notice states that the Company has until June 8, 2023 to provide Nasdaq with a specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements, including the time frame for completion of this plan. The Notice is only a notification of deficiency, not of imminent delisting, and has no immediate effect on the listing or trading of the Company’s securities on The Nasdaq Capital Market.
The Company intends to provide Nasdaq with the Company’s plan to meet the Public Float Standard within the required timeframe and will evaluate available options to regain compliance with the Nasdaq continued listing standards, including potential arrangements to be made in connection with the Merger Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Aurora Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Aurora Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2022 and 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. The Company has also determined that the mandatory liquidation date is September 30, 2023. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
April 17, 2023

AURORA ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$285,307	$37,645
Accounts receivable	—	502,956
Prepaid expenses and other current assets	133,876	526,674
Total Current Assets	419,183	1,067,275
Cash held in Trust Account	282,284,619	278,022,397
Total Assets	$282,703,802	$279,089,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued offering costs	$4,711,990	$5,682,639
Related party loans	2,812,395	1,412,295
Deferred credit liability	7,500,000	—
Total Current Liabilities	15,024,385	7,094,934
Warrant liability	472,512	13,340,717
Deferred underwriting fee payable	—	8,505,100
Total Liabilities	15,496,897	28,940,751

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 24,300,287 shares at redemption value of $10.15 and $10.00 per share as of December 31, 2022 and December 31, 2021, respectively	246,628,487	243,002,870

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,500,000 shares issued and outstanding (excluding 24,300,287 shares subject to possible redemption) as of December 31, 2022 and 2021	350	350
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized and issued; 6,950,072 as of December 31, 2022 and 2021	695	695
Additional paid-in capital	18,389,006	13,692,181
Retained Earnings (Accumulated Deficit)	2,188,367	(6,547,175)
Total Shareholders’ Equity	20,578,418	7,146,051
Total Liabilities and Shareholders’ Equity	$282,703,802	$279,089,672
The accompanying notes are an integral part of the consolidated financial statements.

AURORA ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Formation and operating costs	$8,577,543	$8,120,280
Loss from operations	(8,577,543)	(8,120,280)

Other income (expense):
Interest earned (expense) on marketable securities held in Trust Account	4,262,222	19,527
Change in fair value of warrants	12,868,205	1,576,196
Change in fair value of over-allotment option liability	—	296,905
Offering costs allocated to warrants liability	—	(299,523)
Gain on deferred underwriting fee	182,658	—
Net Income (loss)	$8,735,542	$(6,527,175)
Weighted average shares outstanding, subject to possible redemption	24,300,287	19,827,082
Basic and diluted gain (loss) per share, Class A ordinary shares subject to possible redemption	$0.25	$(0.22)
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B ordinary shares	10,450,072	9,590,182
Basic and diluted gain (loss) per share, Non-Redeemable Class A and Class B ordinary shares	$0.25	$(0.22)
The accompanying notes are an integral part of the consolidated financial statements.

AURORA ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDING DECEMBER 31, 2022 AND DECEMBER 31, 2021

	Class A		Class B
	Ordinary Shares	Amount	Ordinary Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance – January 1, 2022	3,500,000	$350	6,950,072	$695	$13,692,181	$(6,547,175)	$7,146,051
Remeasurement for Class A ordinary shares subject to redemption amount					(3,625,617)		(3,625,617)
Derecognition of deferred underwriting fee					8,322,442		8,322,442
Net income						8,735,542	8,735,542
Balance - December 31, 2022	3,500,000	$350	6,950,072	$695	$18,389,006	$2,188,367	$20,578,418

	Class A		Class B
	Ordinary Shares	Amount	Ordinary Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance – January 1, 2021	—	$—	7,200,000	$720	$24,280	$(20,000)	$5,000
Sale of 24,300,287 Units, net of underwriting discounts and offering expenses	24,300,287	2,430	—	—	214,436,408	—	214,438,838
Sale of 3,500,000 Private Placement Units	3,500,000	350	—	—	34,999,650	—	35,000,000
Sale of Private Placement Warrants	—	—	—	—	6,860,057	—	6,860,057
Ordinary shares subject to redemption (as restated)	(24,300,287)	(2,430)	—	—	(243,000,440)	—	(243,002,870)
Surrender and cancellation of Founder Shares	—	—	(249,928)	(25)	25	—	—
Over-allotment option liability	—	—	—	—	(296,905)	—	(296,905)
Expenses paid by the Sponsor					669,106		669,106
Net loss	—	—	—	—	—	(6,527,175)	(6,527,175)
Balance - December 31, 2021	3,500,000	$350	6,950,072	$695	$13,692,181	$(6,547,175)	$7,146,051
The accompanying notes are an integral part of the consolidated financial statements.

AURORA ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$8,735,542	$(6,527,175)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	(12,868,205)	(1,576,196)
Offering cost allocated to warrant liability	—	299,523
Expenses paid by the Sponsor	—	669,106
Interest earned on marketable securities held in Trust Account	(4,262,222)	(19,527)
Gain on Deferred Underwriting Fee	(182,658)	—
Change in fair value of over-allotment option liability	—	(296,905)
Changes in operating assets and liabilities:
Related party receivable	502,956	(502,956)
Prepaid expenses and other current assets	392,798	(521,674)
Accounts payable and accrued offering costs	(970,649)	5,232,795
Deferred credit liability	7,500,000	—
Net cash used in operating activities	(1,152,438)	(3,243,009)

Cash Flows from Investing Activities
Investment of cash into Trust Account	—	(278,002,870)
Net cash used in investing activities	—	(278,002,870)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	238,142,813
Proceeds from sale of Private Placement Units	—	35,000,000
Proceeds from sale of Private Placement Warrants	—	6,860,057
Proceeds from promissory note – related party	1,400,100	1,280,654
Net cash provided by financing activities	1,400,100	281,283,524

Net Change in Cash	247,662	37,645
Cash — Beginning of period	37,645	—
Cash — End of period	285,307	37,645

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Deferred Offering Cost	—	557,663
Proceeds from Promissory Note with Related Party for Offering Cost	—	105,927
Initial classification of Class A ordinary share subject to possible redemption	—	243,002,870
Deferred underwriting fee payable	8,322,442	8,505,100
Initial Classification of Warrant liability	—	14,916,913
Remeasurement for Class A ordinary shares subject to redemption amount	3,625,617	—
The accompanying notes are an integral part of the consolidated financial statements.

AURORA ACQUISITION CORP.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Aurora Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 7, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Transaction”).
Although the Company is not limited to a particular industry or geographic region for purposes of completing a Transaction. The Company is an early stage and emerging growth company, and as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
On May 10, 2021, Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Better HoldCo, Inc., a Delaware corporation (“Better”). The Company will present their financial statements on a consolidated basis, which includes the Merger Sub, as the Company its sole shareholder. The consolidated activity of the Merger Sub includes only transactions related to governance and Director fees under the Director Services Agreement, which is described in Note 5. All activity for the period from October 7, 2020 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and activities in connection with entering into the Merger Agreement. Since our Initial Public Offering, our only costs have been identifying a target for our initial Transaction, negotiating the transaction with Better, and maintaining our Company and SEC reporting. We do not expect to generate any operating revenues until after completion of our initial Business Combination (“Business Combination”). We generate non-operating income in the form of interest income on cash and cash equivalents. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses as we conduct due diligence on prospective Transaction candidates.
The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on March 3, 2021. On March 8, 2021, the Company consummated the Initial Public Offering of 22,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $220,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,500,000 private placement units (the “Novator Private Placement Units”), consisting of one Class A ordinary shares (the “Novator Private Placement Shares”) and one-quarter of one redeemable warrant (each whole warrant exercisable for one Class A ordinary share) (the “Novator Private Placement Warrants”), at a price of $10.00 per Novator Private Placement Unit in a private placement to Novator Capital Sponsor Ltd., or Novator, an affiliate of Novator Capital Ltd. (the “Sponsor”), directors, and executive officers of the Company, generating gross proceeds of $35,000,000 . In addition, the Company consummated the sale of 4,266,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and certain of the Company’s directors and executive officers, generating gross proceeds of $6,400,000, which is described in Note 4.
Transaction costs amounted to $13,946,641 consisting of $4,860,057 of underwriting fees, $8,505,100 of deferred underwriting fees (see Note 6) and $581,484 of other offering costs.
Following the closing of Aurora’s Initial Public Offering on March 8, 2021, an amount equal to $255,000,000 ($10.00 per unit) (see Note 7) from the net proceeds from Aurora’s Initial Public Offering and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”). Additionally, the cash held in the Trust Account comprises of gross proceeds from the Initial Public Offering of $220,000,000, $23,002,870 from the proceeds of the Underwriters over-allotment, $35,000,000 from 3,500,000 units at a price $10.00 per unit and interest income of $4,262,222 for the year ended December 31, 2022. As of December 31, 2022, funds in the Trust

Account totaled $282,284,619 and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Transaction and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
On March 10, 2021, the underwriters partially exercised their over-allotment option, resulting in an additional 2,300,287 Units issued for an aggregate amount of $23,002,870 in gross proceeds ($22,542,813 of net proceeds). In connection with the underwriters’ partial exercise of their over-allotment option, the Company also consummated the sale of an additional 306,705 Private Placement Warrants at $1.50 per Private Placement Warrant, generating total proceeds of $460,057.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, the sale of the Novator Private Placement Units, the sale of the Private Placement Warrants and the partial exercise of the underwriters’ over-allotment option, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination and to pay the deferred portion of the underwriters’ discounts associated with the Initial Public Offering and partial exercise of the underwriters’ over-allotment options. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares, with the exception of the founder shares and Novator Private Placement Shares, upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares are recorded at redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
If the Company seeks shareholder approval in connection with a Business Combination, it will need to receive an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company (assuming a quorum is present). If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors have agreed to vote their Founder Shares (as defined in Note 5), Novator Private Placement Shares and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Sponsor and the Company’s directors and officers have agreed (a) to waive their redemption rights with respect to any Founder Shares, Novator Private Placement Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company had until 24 months from the closing of the Initial Public Offering to complete a Business Combination. On February 24, 2023, the Company obtained shareholder approval to extend the date by which the Company must complete the Initial Business Combination to September 30, 2023. In the event that the Company does not consummate a Business Combination within this timeline, the Company can seek an extension (with no limit to such extension) provided it has shareholder approval. If the Company is unable to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares and Novator Private Placement Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares and Novator Private Placement Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor and the Company’s directors and officers have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval). However, any Public Shares acquired by the Sponsor or the Company’s directors and officers and Novator Private Placement Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval). The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval) and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Novator Private Placement Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
As a condition to the consummation of the Business Combination, the board of directors of the Company has unanimously approved a change of the Company’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In connection with the consummation of the Business Combination, the Company will change its name to “Better Home & Finance Holding Company.”
Risks and Uncertainties
Management has evaluated the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Management’s Plan
As of December 31, 2022, the Company had $285,307 in its operating bank account, and a working capital deficit of $14,605,202.
The Company issued an unsecured promissory note (the “Note”) to the Sponsor (“Payee”) pursuant to which the Company could borrow up to an aggregate principal amount of $4,000,000. Should the Company’s operating costs, in relation to its proposed business combination, exceed the amounts still available and not currently drawn under the promissory note, the Sponsor shall increase the amount available under the promissory note to cover such costs, subject to an aggregate cap of $12,000,000. This amount was reflective of estimated total costs of the Company through November 15, 2023 in relation to the business combination, in the event the business combination is unsuccessful. Aurora, Merger Sub and Better entered into Amendment No. 4 whereby Better has also agreed to reimburse the Company, for reasonable transaction expenses as defined in the Merger Agreement, an aggregate amount not to exceed $15,000,000. In the event that the Company does not consummate a Business Combination by September 30, 2023, the Company can seek an extension (with no limit to such extension) provided we have our shareholder approval. The Note is non-interest bearing and payable by check or wire transfer of immediately available funds or as otherwise determined by the Company to such account as the Payee may from time to time designate by written notice in accordance with the provision of the Note. Within five business days of the day of Amendment No.4, Better paid Aurora a sum of $7,500,000 and, on February 6, 2023, Better paid Aurora an additional sum of $3,750,000, each as part of Better’s agreement to reimburse Aurora for transaction expenses as defined in the Merger Agreement. Accordingly, management has evaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through the earlier of a Business Combination or one year from the date of this filing.
Going Concern
In connection with the Company’s going concern considerations in accordance with guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements – Going Concern, the Company has until September 30, 2023 to consummate a Business Combination. The Company’s mandatory liquidation date, if a Business Combination is not consummated, raises substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should the Company be unable to continue as a going concern. As discussed in Note 1, in the event of a mandatory liquidation, within ten business days, the Company will redeem the Public Shares, at a per-share price, payable in cash, equal to the allocated amount towards the Public Shares (in this case, not including the existing Novator Private Placement Shares) then on deposit in the Trust Account including the allocated interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying consolidated financial statements are presented in conformity in U.S. dollars with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, a significant accounting estimate included in these financial statements is the valuation of the warrant liability and valuation of Class B ordinary shares. Such estimates may be subject to change as more current information becomes available.

Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.
Investments held in Trust Account
At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account are money market funds which are invested primarily in U.S. Treasury Securities.
Deferred offering costs
Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to shareholders’ equity upon the completion of the Initial Public Offering.
On June 22, 2022, Barclays resigned from its role as underwriter and financial advisor to Aurora. In connection with such resignation, Barclays waived its entitlement to a deferred underwriting fee of approximately $8.5 million that would be payable at the close of the Business Combination. Accordingly, the Company derecognized the liability for the deferred underwriting fee in the quarter ending June 30, 2022 that was accrued as of December 31, 2021. As of December 31, 2022, there is no liability for the deferred underwriting fee.
Class A ordinary shares subject to possible redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Accordingly, at December 31, 2022 and 2021, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
At December 31, 2022 and 2021, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption
Gross proceeds	$243,002,870
Less:
Proceeds allocated to Public Warrants	(299,536)
Class A ordinary shares issuance costs	(13,647,105)
Plus:
Accretion of carrying value to redemption value	12,681,484
Accretion of carrying value to redemption value – Over-Allotment	1,265,157
Class A ordinary shares subject to redemption – December 31, 2021	243,002,870
Remeasurement of Class A ordinary shares subject to redemption:	3,625,617
Class A ordinary shares subject to redemption – December 31, 2022	$246,628,487

Warrant Liability
At December 31, 2022 and 2021, there were 6,075,052 Public Warrants and 5,448,372 Private Placement Warrants outstanding (including warrants included in the Novator Private Placement Units). The Company accounts for the Public Warrants and Private Placement Warrants (including warrants included in the Novator Private Placement Units) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A - Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $13,946,641 as a result of the Initial Public Offering (consisting of a $4,860,057 underwriting fee, $8,505,100 of deferred underwriting fees and $581,484 of other offering costs). The Company recorded $13,647,118 of offering costs as a reduction of equity in connection with the Class A ordinary shares included in the Units. The Company immediately expensed $299,523 of offering costs in connection with the Public Warrants included in the Units that were classified as liabilities within the nine months ended September, 2021. For the years ended December 31, 2022 and 2021, the Company recorded a gain of $182,658 and $0, respectively, relating to offering costs allocated to the warrant liability due to Barclays waiving its entitlement to a deferred underwriting fee of $8,505,100 that would be payable at the close of the Business Combination. There was no gain due to the waiver of underwriting fees for the year ended December 31, 2021.
Income taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 or December 31,2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net income (loss) per share
Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares are reduced for the effect of an aggregate of 249,928 Class B ordinary shares that were forfeited when the over-allotment option was partially exercised by the underwriters within the 45-day window (see Note 5). The Company has not considered the effect of the Warrants sold in the Public Offering and Private Placement Warrants to purchase an aggregate of 11,523,444 shares in the calculation of diluted loss per share in connection with the Novator Private Placement Units, since the exercise of the Warrants are contingent upon the occurrence of future events.
The Company’s statement of operations includes a presentation of income (loss) per share subject to possible redemption in a manner similar to the two-class method of income per share. According to SEC guidance, shares that are redeemable based on a specified formula are considered to be redeemable at fair value if the formula is designed to equal or reasonably approximate fair value. When deemed to be redeemable at fair value, the weighted average redeemable shares would be included with the non-redeemable shares in the denominator of the calculation and initially calculated as if they were a single class of ordinary shares.
The following table reflects the calculation of basic and diluted net earnings (loss) per ordinary share (in dollars, except per share amounts):

	Year Ended
	December 31, 2022	December 31, 2021
Class A ordinary shares subject to possible redemption
Numerator: Earnings (losses) attributable to Class A ordinary shares subject to possible redemption	$6,108,604	$(4,399,283)
Net earnings (losses) attributable to Class A ordinary shares subject to possible redemption	$6,108,604	$(4,399,283)

Denominator: Weighted average Class A ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	24,300,287	19,827,082
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$0.25	$(0.22)

Non-Redeemable Class A and Class B ordinary shares
Numerator: Net income (loss) minus net earnings
Net income (loss)	$2,626,938	$(2,127,892)
Less: Net earnings (losses) attributable to Class A ordinary shares subject to possible redemption	—	—
Non-redeemable net income (loss)	$2,626,938	$(2,127,892)

Denominator: Weighted average Non-Redeemable Class A and Class B ordinary shares
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B ordinary shares	10,450,072	9,590,182
Basic and diluted net income (loss) per share, Non-Redeemable Class A and Class B ordinary shares	$0.25	$(0.22)

Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000 and up to £85,000 by the Financial Services Compensation Scheme per financial institution in the United Kingdom. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on these accounts.
Recent issued accounting standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering (and the partial exercise of the underwriter’s over-allotment option), the Company sold 24,300,287 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
In connection with the IPO, the Company granted the underwriters a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments, if any, and on March 10, 2021, the underwriters partially exercised this over-allotment option (see Note 6).
NOTE 4. PRIVATE PLACEMENTS
Simultaneously with the closing of the Initial Public Offering, the Sponsor, and certain of the Company’s directors and officers purchased an aggregate of 4,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $6,400,000 from the Company. The Sponsor and certain of the Company’s directors and officers also agreed to purchase up to an additional 440,000 Private Placement Warrants, for an aggregate purchase price of an additional $660,000, if the over-allotment option is exercised in full or in part by the underwriters. On March 10, the Sponsor and certain of the Company’s directors and officers purchased 306,705 Private Placement Warrants for an additional aggregate purchase price of $460,057 in connection with the partial exercise of the underwriter’s over-allotment option. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval), the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares and the shares included in the Novator Private Placement Units (subject to the requirements of applicable law) and the Private Placement Warrants will expire, and no amount will be due to holders.
In connection with the execution of the Merger Agreement, the Sponsor entered into a letter agreement (the “Sponsor Agreement”) with Aurora on November 9, 2021, pursuant to which the Sponsor will forfeit upon Closing 50% of the Aurora private warrants and 20% of the Better Home & Finance Class A common stock retained by the Sponsor as of the Closing will become subject to transfer restrictions, contingent upon the price of Better Home & Finance Class A common stock exceeding certain thresholds (“Sponsor Locked-Up Shares”).
The Sponsor and certain of the Company’s directors and officers also purchased 3,500,000 Novator Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $35,000,000. Each Private Placement Unit consists of one Novator Private Placement Share and one-quarter of one warrant (“Private Placement Warrant”). Each whole Private Placement Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s directors and officers have agreed to vote their Founder Shares, Novator Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On December 9, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 shares of Class B ordinary shares (the “Founder Shares”). During February 2021, the Company effectuated a share dividend of 1,006,250 Class B ordinary shares and subsequently issued a cancellation for 131,250 Class B ordinary shares, resulting in an aggregate of 6,625,000 founder shares issued and outstanding. In March 2021, the Company effectuated a share dividend of 575,000 shares. On May 10, 2021, as a result of the underwriters’ election to partially exercise their over-allotment option, a total of 249,928 Founder Shares were irrevocably surrendered for cancellation and no consideration, so that the number of Founder Shares collectively represented 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering and Novator Private Placement. All share and per-share amounts have been retroactively restated to reflect the share dividend and related cancellation. A portion of the founder shares issued and outstanding were transferred to certain directors of the Company but remain subject to the same conditions and restrictions as apply to those founder shares as held by the Sponsor which are set out in greater detail below.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares (or Novator Private Placement Shares) until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations, or other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,500,000 Novator Private Placement Units at a price of $10.00 per Novator Private Placement Unit in a private placement to the Sponsor, directors, and executive officers of the Company, generating gross proceeds of $35,000,000. In addition, the Company consummated the sale of 4,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and certain of the Company’s directors and executive officers, generating gross proceeds of $6,400,000, which is described in Note 4.
On March 2, 2021, the Sponsor transferred 1,407,813 Class B ordinary shares to the executive officers and directors. The agreement with the Sponsor provides that membership interests only be transferred to the executive officers or directors or other persons affiliated with the Sponsor, or in connection with estate planning transfers. The fair value of the shares on the date they were transferred to the independent directors was estimated to be approximately $6,955,000, recognition of compensation cost is deferred until consummation of the business combination. This position is based on the principle established in the guidance on business combinations in ASC 805-20-55-50 and 55-51. The Company believes a similar approach should be applied under ASC 718 and that a contingent event for realization of the compensation expense is the business combination.
Pre-Closing Bridge Notes
On November 2, 2021, Aurora entered into a convertible bridge note purchase agreement (the “Bridge Note Purchase Agreement”), dated as of November 30, 2021, with Better, SB Northstar LP and the Sponsor (SB Northstar LP and the Sponsor, together, the “Purchasers”). Under the Bridge Note Purchase Agreement, Better issued $750,000,000 of bridge notes that convert to shares of Class A common stock of Aurora (post-Proposed Business Combination and domestication) in connection with the closing of the Proposed Business Combination, with SB Northstar LP and the Sponsor, as Purchasers, purchasing $650 million and $100 million, respectively, of such bridge notes.
The Bridge Note Purchase Agreement will result in the issuance of either Better Class A common stock, a new series of preferred stock of Better (as described below), or Better common stock (together, the “Bridge Conversion Shares”, as applicable) as follows: (i) upon closing of the Proposed Business Combination, the bridge notes will convert into shares of Better Class A common stock at a conversion rate of one share per $10 of consideration; (ii) if the closing of the Proposed Business Combination does not occur by the September 30, 2023, or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Bridge Note Purchase Agreement) prior to September 30, 2023 or prior to the time when a bridge note may otherwise be converted pursuant to the Bridge Note Purchase Agreement, the bridge notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SB Northstar LP or the Sponsor in connection with the Bridge Note Purchase Agreement or any ancillary agreement, the bridge notes will convert into shares of Better common stock.
On August 26, 2022, Aurora, Better and Novator entered into a letter agreement to, among other things, extend the maturity date of the bridge notes held by the Sponsor to March 8, 2023, subject to SB Northstar LP consenting to extending the maturity of its bridge notes accordingly. On February 7, 2023, Aurora, Better and the Sponsor entered into a further letter agreement, pursuant to which, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Proposed Business Combination has not been consummated by the maturity date of the bridge notes, the Sponsor will have the option, without limiting its rights under the Bridge Note Purchase Agreement to alternatively exchange its bridge notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. On the same date, the Sponsor and Better agreed to defer the maturity date of the bridge notes until September 30, 2023.
Director Services Agreement
On October 15, 2021, Merger Sub entered into a Director’s Services Agreement (the “DSA”) by and among Merger Sub, Caroline Jane Harding (the “Director”), and the Company, effective as of May 10, 2021. On October 29, 2021, the DSA was amended, and the amended DSA was ratified by the Compensation Committee on November 3, 2021. Under the terms of the DSA, the Director is to provide services to Merger Sub, which include acting as a non-executive director and president and secretary of Merger Sub. The Director will receive $50,000 in annual payments (and in certain circumstances an incremental hourly fee of $500). For the years ended December 31, 2022 and 2021, the Company recognized $50,000 of expense related to the amended DSA. As of December 31, 2022 and 2021, there were no unpaid amounts related to the amended DSA.
In addition, our Company remunerates the Director $10,000 per month for professional services rendered to our Company in her role as chief financial officer and $15,000 per year and an incremental hourly fee of $500 in certain circumstances for her service on our board of directors. Additionally, Ms. Harding received a $50,000 payment on March 21, 2021 in contemplation of her services to Aurora and will receive a $75,000 payment on the earlier of March 21, 2023 or the date on which Aurora is liquidated. As of December 31, 2022 and 2021, $87,875 and $100,000 was accrued and for the years ended December 31, 2022 and 2021, $222,875 and $390,000 was expensed for these services. If we do not have sufficient funds to make the payments due to Ms. Harding as set forth herein professional services provided by her, we may borrow funds from our sponsor or an affiliate of the initial shareholders or certain of our directors and officers to enable us to make such payments.
Related Party Merger Agreement and Promissory Note
On August 26, 2022, Aurora, Merger Sub and Better entered into Amendment No.4 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date from September 30, 2022 (as defined in the Merger Agreement) to March 8, 2023. On February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.

In consideration of extending the Agreement End Date, Better will reimburse Aurora for certain reasonable and documented expenses in an aggregate sum not to exceed $15,000,000. The reimbursement payments are structured in three tranches. The first payment of $7,500,000 was made within 5 business days after the execution of Amendment No. 4, the second payment of $3,750,000 was made on February 6, 2023 and the third payment of up to $3,750,000 will be paid on April 1, 2023. Aurora, Merger Sub and Better also agreed to amend the Merger Agreement to provide a waiver from the exclusivity provisions thereof to allow Better to discuss alternative financing structures with SB Northstar LP.
On May 10, 2021, the Company issued an unsecured promissory note (the “Note”) to the Sponsor (“Payee”), pursuant to which the Company could borrow up to an aggregate principal amount of $2,000,000. The Note is non-interest bearing and payable by check or wire transfer of immediately available funds or as otherwise determined by the Company to such account as the Payee may from time to time designate by written notice in accordance with the provision of the Note. This Note amended and restated in its entirety that certain Promissory Note dated as of December 9, 2020 (the “Prior Note”) issued by the Company to the Payee in the principal amount of $300,000. On February 23, 2022 this note was again amended and restated pursuant to which the Company could borrow up to an aggregate principal amount of $4,000,000.
Should the Company’s operating costs, in relation to its proposed business combination, exceed the amounts still available and not currently drawn under the promissory note, the Sponsor shall increase the amount available under the promissory note to cover such costs, subject to an aggregate cap of $12,000,000. This amount was reflective of estimated total costs of the Company through November 15, 2023 in relation to the business combination, in the event the business combination is unsuccessful. In the event that the Company does not consummate a Business Combination by September 30, 2023, we can seek a further extension (with no limit to such extension) provided we have our shareholder approval. As of December 31, 2022 and 2021 the amount outstanding under the Note was $2,812,395 and $1,412,295.
Capital Contribution from Sponsor
In July of 2021, the Sponsor paid an SEC filing fee of approximately $669,000 on behalf of the Company. The Company accounted for the filing fee as an expense incurred for the period, as well as a capital contribution from the Sponsor.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration and shareholder rights agreement entered into on March 3, 2021, the Sponsor and the Company’s directors and executive officers have rights to require the Company to register any of its securities held by them for resale under the Securities Act. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, the holders of the Founder Shares, Private Placement Warrants, Novator Private Placement Shares, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants, Novator Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement
In connection with the IPO, the Company granted the underwriters a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments, if any, and on March 10, 2021, the Company issued 2,300,287 Units to the underwriters pursuant to such option, at the Initial Public Offering price, less the underwriting discounts and commissions. The Units sold pursuant to the underwriters’ exercise of such option were sold at a price of $10.00 per Unit, generating gross proceeds of $23,002,870 to the Company and net proceeds equal to $22,542,813 after the deduction of the 2% underwriting fee.
In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit (including the Units sold in connection with the underwriters’ partial exercise of their over-allotment option). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
On June 22, 2022, Barclays resigned from its role as underwriter and financial advisor to the Company. In connection with such resignation, Barclays waived its entitlement to a deferred underwriting fee of $8,505,100 that would be payable at the close of the Business Combination. Accordingly, the Company did not recognize the liability for the deferred underwriting fee as of June 30, 2022. As of December 31, 2022, there is no liability for the deferred underwriting fee.
Pre-Closing Bridge Notes
On November 2, 2021, Aurora entered into a convertible bridge note purchase agreement (the “Bridge Note Purchase Agreement”), dated as of November 30, 2021, with Better, SB Northstar LP and the Sponsor (SB Northstar LP and the Sponsor, together, the “Purchasers”). Under the Bridge Note Purchase Agreement, Better issued $750,000,000 of bridge notes that convert to shares of Class A common stock of Aurora (post-Proposed Business Combination and domestication) in connection with the closing of the Proposed Business Combination, with SB Northstar LP and the Sponsor, as Purchasers, purchasing $650 million and $100 million, respectively, of such bridge notes.
The Bridge Note Purchase Agreement will result in the issuance of either Better Class A common stock, a new series of preferred stock of Better (as described below), or Better common stock (together, the “Bridge Conversion Shares”, as applicable) as follows: (i) upon closing of the Proposed Business Combination, the bridge notes will convert into shares of Better Class A common stock at a conversion rate of one share per $10 of consideration; (ii) if the closing of the Proposed Business Combination does not occur by the September 30, 2023, or in the event of a Corporate Transaction or Merger Withdrawal (each as defined in the Bridge Note Purchase Agreement) prior to September 30, 2023 or prior to the time when a bridge note may otherwise be converted pursuant to the Bridge Note Purchase Agreement, the bridge notes will convert into a new series of preferred stock of Better, which series will be identical to Better’s Series D Preferred Stock, provided that the ratchet adjustment provisions relating to Better’s Series D Preferred Stock will not apply, and such series will vote together with Better’s Series D Preferred Stock as a single class on all matters; or (iii) in the event of a termination of the Merger Agreement (a) by Better, arising out of or resulting from breaches on the part of Aurora or the Sponsor, (b) by Better, arising out of or resulting from breaches on the part of Aurora or any Subscriber in connection with any Subscription Agreement or (c) arising out of or resulting from breaches on the part of Aurora, SB Northstar LP or the Sponsor in connection with the Bridge Note Purchase Agreement or any ancillary agreement, the bridge notes will convert into shares of Better common stock.
On August 26, 2022, Aurora, Better and Novator entered into a letter agreement to, among other things, extend the maturity date of the bridge notes held by the Sponsor to March 8, 2023, subject to SB Northstar LP consenting to extending the maturity of its bridge notes accordingly. On February 7, 2023, Aurora, Better and the Sponsor entered into a further letter agreement, pursuant to which, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Proposed Business Combination has not been consummated by the maturity date of the bridge notes, the Sponsor will have the option, without limiting its rights under the Bridge Note Purchase Agreement to alternatively exchange its bridge notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. On the same date, the Sponsor and Better agreed to defer the maturity date of the bridge notes until September 30, 2023.
Litigation Matters
Aurora and its affiliate, Merger Sub (together, “Aurora”), were named as co-defendants with Better in a lawsuit initially filed in July 2021 by Pine Brook. Pine Brook sought, among other things, declaratory judgments and damages in relation to a side letter agreement that had been entered into with Better in 2019, as well as a lockup provision restricting the transfer of stock after the merger with Better for any holders of 1% or more of Better’s pre-merger shares for a period of 6 months post-merger. Aurora was named as a defendant only with respect to the lockup claims. On November 1, 2021, the parties to the lawsuit entered into a confidential settlement agreement, resolving all claims in the above action, and the action was dismissed with prejudice pursuant to the court’s November 3, 2021 order.
In addition, Aurora has also received two demand letters from stockholders of the Company regarding the Company’s registration statement filed with the United States Securities and Exchange Commission in connection with the Business Combination. The stockholders allege that the registration statement omits material information with respect to the Business Combination, and demand that the Company provides corrective disclosures to address the alleged omissions. No lawsuits have been filed in relation to the stockholder demand letters.
In the second quarter of 2022, Aurora received a voluntary request for documents from the Division of Enforcement of the SEC indicating that it is conducting an investigation relating to Aurora and Better to determine if violations of the federal securities laws have occurred. The SEC has requested that Better and Aurora provide the SEC with certain information and documents. Aurora is cooperating with the SEC. As the investigation is ongoing, Aurora is unable to predict how long it will continue or whether, at its conclusion, the SEC will bring any enforcement actions and, if it does, what remedies it may seek.
NOTE 7. SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 3,500,000 Class A ordinary shares issued and outstanding, excluding 24,300,287 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 6,950,072 Class B ordinary shares issued and outstanding of which an aggregate of 249,928 Class B ordinary shares were forfeited in connection with the underwriters’ election to partially exercise their over-allotment option so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering.
Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.
The Founder Shares will automatically convert into Class A ordinary shares on the day of the closing of an initial Business Combination, or earlier at the option of the holders thereof, at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering and the Novator Private Placement, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of the Company’s affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one. On the first business day following the consummation of the Business Combination at a ratio such that the total number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares (including any such shares issued following the exercise of the over-allotment option), plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any warrants issued in a private placement to the Sponsor or an affiliate of the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the Business Combination. In no event will any Founder Shares convert into Class A ordinary shares at a ratio that is less than one-for-one.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash When the Price per Class A Ordinary Share Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;

•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the reported last sales price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants for Class A Ordinary Shares When the Price per Class A Ordinary Share Equals or Exceeds $10.00—Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant
•upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.
•There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Our initial shareholders, directors and officers have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, Novator Private Placement Shares and any public shares they may acquire during or after this offering in connection with the completion of our initial business combination.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination by September 30, 2023 (unless further extended with shareholder approval) and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per

share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants and Novator Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Novator Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants and Novator Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, so long as they are held by the initial purchasers, directors and officers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers, directors and officers or their permitted transferees, the Private Placement Warrants and the Novator Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2022, investments held in the Trust Account were comprised of $282,284,619 in money market funds which are invested primarily in U.S. Treasury Securities. As of December 31, 2022, the Company did not withdraw any interest income from the Trust Account.
The Company utilizes a Modified Black Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liabilities are determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement for the years ended

December 31, 2022 and 2021, and the Company had no transfers out of Level 3 for the years ended December 31, 2022 and 2021.
The fair value of the Public Warrants issued in connection with the Initial Public Offering are measured based on the listed market price of such warrants, a Level 1 measurement.
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 by level within the fair value hierarchy:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – money market funds	$282,284,619	$—	$—
Liabilities:
Derivative public warrant liabilities	91,126	—	—
Derivative private warrant liabilities	—	—	381,386
Total Fair Value	$282,375,745	$—	$381,386
The following table provides the significant unobservable inputs used in the Modified Black Scholes model to measure the fair value of the Private Placement Warrants(1):

	At March 8, 2021 (Initial Measurement)	As of December 31, 2021	As of December 31, 2022
Stock price	10.02	9.90	10.09
Strike price	11.50	11.50	11.50
Probability of completing a Business Combination	90.0%	100%	40%
Remaining term (in years)	5.5	5.0	2.89
Volatility	15.00%	22.00%	3.00%
Risk-free rate	0.96%	1.26%	4.20%
Fair value of warrants	0.86	1.59	0.07
__________________
(1)The expected term of the Private Placement Warrants has been adjusted to 2.89 as of December 31, 2022 due to multiple factors, including an expected additional 3-6 months duration of the Private Placement Warrants as a result of the extension of the date by which the Company has to consummate a business combination from March 8, 2023 to September 30, 2023. Additionally, weighted probability factors contribute to the decrease in term from the remaining 5 years per the previous date valued at December 31, 2021.
The following table provides a summary of the changes in the fair value of the Company’s financial instruments that are measured at fair value on a recurring basis:

	Level 3	Level 1	Warrant Liabilities
Fair value as of December 31, 2020	$—	$—	$—
Initial measurement at March 8, 2021	9,152,167	4,730,000	13,882,167
Initial measurement of over-allotment warrants	545,935	488,811	1,034,746
Change in valuation inputs or other assumptions	(1,035,190)	(541,006)	(1,576,196)
Fair value as of December 31, 2021	8,662,912	4,677,805	13,340,717
Change in valuation inputs or other assumptions	(8,281,526)	(4,586,679)	(12,868,205)
Fair value as of December 31, 2022	$381,386	$91,126	$472,512

NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to April 17, 2023, the date that the financial statement was issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.
On January 9, 2023, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that the Company failed to hold an annual meeting of shareholders within 12 months after its fiscal year ended December 31, 2021, as required by Nasdaq Listing Rule 5620(a). In accordance with Nasdaq Listing Rule 5810(c)(2)(G), the Company submitted a plan to regain compliance on February 17, 2023. The Company believes the combined annual and extraordinary general meeting it held on February 24, 2023 will satisfy this requirement under Nasdaq rules.
On February 7, 2023, the Company, Better and the Sponsor entered into a letter agreement, pursuant to which, subject to Better receiving requisite approval therefor (which Better has agreed to use reasonable best efforts to obtain), the parties agreed that, if the proposed Business Combination has not been consummated by the maturity date of the bridge notes, the Sponsor will have the option, without limiting its rights under the bridge note purchase agreement to alternatively exchange its bridge notes on or before the maturity date as follows: (x) for a number of shares of Better preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of Better. On the same date, the Sponsor and Better agreed to defer the maturity date of the bridge notes until September 30, 2023.
On February 8, 2023, the Company repaid an aggregate principal amount of $2.4 million under the Note. After giving effect to this repayment, the amount outstanding under the Note is approximately $412,395.
On February 23, 2023, the Company, the Sponsor, certain individuals, each of whom is a member of our board of directors and/or management team (the “Insiders”), and Better entered into a limited waiver (the “Limited Waiver”) to the Amended and Restated Letter Agreement (the “A&R Letter Agreement”), dated as of May 10, 2021, by and among us, the Sponsor and the Insiders. In the A&R Letter Agreement, the Sponsor and each Insider waived, with respect to any shares of Capital Stock (as defined in the A&R Letter Agreement) held by it, him or her, if any, any redemption rights it, he or she may have in connection with (i) a shareholder vote to approve the Business Combination (as defined in the A&R Letter Agreement), or (ii) a shareholder vote to approve certain amendments to the Company’s amended and restated articles of association (the “Redemption Restriction”).
Pursuant to the Limited Waiver, the Company and the Insiders agreed to waive the Redemption Restriction as it applies to the Sponsor to the limited extent required to allow the redemption of up to an aggregate of $17 million worth of Novator Private Placement Shares held by it in connection with the shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association held on February 24, 2023
As consideration for the Limited Waiver, the Sponsor agreed: (a) if the proposed Business Combination is completed on or before September 30, 2023, to subscribe for and purchase common stock of Better Home & Finance (the “Better Common Stock”), for aggregate cash proceeds to Better equal to the actual aggregate amount of Novator Private Placement Shares redeemed by it in connection with the Limited Waiver (the “Sponsor Redeemed Amount”) at a purchase price of $10.00 per share of Better Common Stock on the closing date of the proposed Business Combination; or (b) if the proposed Business Combination is not completed on or before September 30, 2023, to subscribe for and purchase for $35 million aggregate cash proceeds to Better, at the Sponsor’s election, (x) a number of newly issued shares of Better’s Company Series D Equivalent Preferred Stock (as defined in the bridge note purchase agreement) at a price per share that represents a 50% discount to the Pre-Money Valuation (as defined below) or (y) for a number of shares of Better’s Class B common stock at a price per share that represents a 75% discount to the Pre-Money Valuation. “Pre-Money Valuation” means the $6.9 billion pre-money equity valuation of Better based on the aggregate amount of fully diluted shares of Better’s common stock on an as-converted basis.

As further consideration for the Limited Waiver, the Sponsor agreed to reimburse the Company for reasonable and documented expenses incurred by the Company in connection with the proposed Business Combination, up to the Sponsor Redeemed Amount, to the extent such expenses are not otherwise subject to reimbursement by Better pursuant to the Merger Agreement.
On February 24, 2023, Aurora, Merger Sub and Better entered into Amendment No. 5 to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
The Company held a combined annual and extraordinary general meeting on February 24, 2023, and extended the date by which the Company has to consummate a business combination from March 8, 2023 to September 30, 2023. As part of the meeting, public shareholders redeemed 24,087,689 ordinary shares and the Sponsor redeemed 1,663,760 ordinary shares for an aggregate cash balance of approximately $263,123,592.

BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Amounts in thousands, except share and per share amounts)	2023	2022
Assets
Cash and cash equivalents	$225,362	$317,959
Restricted cash	25,325	28,106
Mortgage loans held for sale, at fair value (including amounts purchased from related parties of $7,970 and $8,320 as of March 31, 2023 and December 31, 2022, respectively)	354,425	248,826
Other receivables, net	20,342	16,285
Property and equipment, net	20,848	30,504
Right-of-use assets	31,269	41,979
Internal use software and other intangible assets, net	57,965	61,996
Goodwill	20,507	18,525
Derivative assets, at fair value	2,964	3,048
Prepaid expenses and other assets	71,218	66,572
Bifurcated derivative	234,716	236,603
Loan commitment asset	16,119	16,119
Total Assets	$1,081,060	$1,086,522
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Liabilities
Warehouse lines of credit	$238,154	$144,049
Pre-Closing Bridge Notes	750,000	750,000
Corporate line of credit, net	121,718	144,403
Accounts payable and accrued expenses	111,134	88,983
Escrow payable	7,728	8,001
Derivative liabilities, at fair value	6,266	1,828
Convertible preferred stock warrants	2,543	3,096
Lease liabilities	43,118	60,049
Other liabilities (includes $261 and $440 payable to related parties as of March 31, 2023 and December 31, 2022, respectively)	57,217	59,933
Total Liabilities	1,337,878	1,260,342
Commitments and contingencies (see Note 10)
Convertible preferred stock, $0.0001 par value; 197,085,530 shares authorized, 108,721,433 shares issued and outstanding as of both March 31, 2023 and December 31, 2022, and $417,621 and $420,742 liquidation preference as of March 31, 2023 and December 31, 2022, respectively	436,280	436,280
Stockholders’ (Deficit) Equity
Common stock $0.0001 par value; 355,309,046 shares authorized as of March 31, 2023 and December 31, 2022, and 98,333,423 and 98,078,356 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	10	10
Notes receivable from stockholders	(55,349)	(53,900)
Additional paid-in capital	635,166	626,628
Accumulated deficit	(1,271,310)	(1,181,415)
Accumulated other comprehensive loss	(1,615)	(1,423)
Total Stockholders’ (Deficit) Equity	(693,098)	(610,100)
Total Liabilities, Convertible Preferred Stock, and Stockholders’ (Deficit) Equity	$1,081,060	$1,086,522
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended March 31,
(Amounts in thousands, except share and per share amounts)	2023	2022
Revenues:
Mortgage platform revenue, net	$15,964	$77,393
Cash offer program revenue	3	107,224
Other platform revenue	3,845	18,300
Net interest income (expense)
Interest income	3,925	9,473
Warehouse interest expense	(2,779)	(7,406)
Net interest income (expense)	1,146	2,067
Total net revenues	20,958	204,984

Expenses:
Mortgage platform expenses (includes amounts to related parties of $361 and $198 for the three months ended March 31, 2023 and 2022, respectively. See Note 9)	30,931	159,783
Cash offer program expenses	103	107,707
Other platform expenses	4,777	32,922
General and administrative expenses (includes amounts to related parties of $28 and $497 for the three months ended March 31, 2023 and 2022, respectively. See Note 9)	30,189	58,318
Marketing and advertising expenses (includes amounts to related parties of $5 and $9 for the three months ended March 31, 2023 and 2022, respectively. See Note 9)	8,631	36,841
Technology and product development expenses	24,118	40,425
Restructuring and impairment expenses (see Note 4)	9,137	38,659
Total expenses	107,886	474,655

Loss from operations	(86,928)	(269,671)

Interest and other income (expense), net
Other income (expense)	2,481	(262)
Interest and amortization on non-funding debt	(2,690)	(3,372)
Interest on Pre-Closing Bridge Notes	—	(62,602)
Change in fair value of convertible preferred stock warrants	553	8,277
Change in fair value of bifurcated derivative	(1,887)	—
Total interest and other expense, net	(1,543)	(57,959)

Loss before income tax (benefit) expense	(88,471)	(327,630)
Income tax (benefit) expense	1,424	1,356
Net loss	(89,895)	(328,986)

Other comprehensive loss:
Foreign currency translation adjustment, net of tax	(192)	(264)
Comprehensive loss	$(90,087)	$(329,250)

Per share data:
Loss per share attributable to common stockholders:
Basic	$(0.92)	$(3.51)
Diluted	$(0.92)	$(3.51)

Weighted average common shares outstanding — basic	97,336,094	93,665,693
Weighted average common shares outstanding — diluted	97,336,094	93,665,693
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Three Months Ended March 31, 2023

	Convertible preferred stock		Common Stock
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value	Notes Receivables from Stockholders	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
Balance—December 31, 2022	108,721,433	$436,280	98,078,356	$10	$(53,900)	$626,628	$(1,181,415)	$(1,423)	$(610,100)
Issuance of common stock	—	—	386,278	—	—	1,353	—	—	1,353
Repurchase or cancellation of common stock	—	—	(131,211)	—	—	(8)	—	—	(8)
Stock-based compensation	—	—	—	—	—	7,193	—	—	7,193
Vesting of common stock issued via notes receivable from stockholders	—	—	—	—	(1,449)	—	—	—	(1,449)
Net loss	—	—	—	—	—	—	(89,895)	—	(89,895)
Other comprehensive loss— foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(192)	(192)
Balance—March 31, 2023	108,721,433	$436,280	98,333,423	$10	$(55,349)	$635,166	$(1,271,310)	$(1,615)	$(693,098)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Three Months Ended March 31, 2022

	Convertible preferred stock		Common Stock
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value	Notes Receivables from Stockholders	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
Balance—December 31, 2021	108,721,433	$436,280	99,067,159	10	$(38,633)	$571,501	$(292,613)	$(105)	$240,160
ASC 842 transition impact	—	—	—	—	—	—	—	—	—
Exercise of convertible preferred stock warrants	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	716,087	—	—	6,981	—	—	6,981
Cancellation of common stock	—	—	(857,268)	—	—	(2,339)	—	—	(2,339)
Stock-based compensation	—	—	—	—	—	17,551	—	—	17,551
Issuance of notes receivable from stockholders	—	—	—	—	(5,959)	—	—	—	(5,959)
Excess capital/proceeds from issuance of bridge notes	—	—	—	—	—	—	—	—	—
Loan commitment asset	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(328,986)	—	(328,986)
Other comprehensive loss— foreign currency translation adjustment	—	—	—	—	—	—	—	(264)	(264)
Balance—March 31, 2022	108,721,433	$436,280	98,925,978	$10	$(44,592)	$593,694	$(621,599)	$(369)	$(72,856)
The accompanying notes are an integral part of these unaudited consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Cash Flows from Operating Activities:
Net loss	$(89,895)	$(328,986)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation of property and equipment	2,116	3,810
Impairments	4,542	—
Amortization of internal use software and other intangible assets	9,361	8,343
Non-cash interest and amortization of debt issuance costs and discounts	164	62,697
Change in fair value of convertible preferred stock warrants	(553)	(8,277)
Change in fair value of bifurcated derivative	1,887	—
Stock-based compensation	6,504	14,251
Provision for loan repurchase reserve	2,124	6,741
Change in fair value of derivatives	4,520	3,970
Change in fair value of mortgage loans held for sale	36,683	56,203
Change in operating lease of right-of-use assets	610	1,534
Change in operating assets and liabilities:
Originations of mortgage loans held for sale	(828,671)	(6,324,924)
Proceeds from sale of mortgage loans held for sale	684,111	7,074,387
Operating lease obligations	(3,953)	(2,487)
Other receivables, net	(4,025)	3,670
Prepaid expenses and other assets	(4,698)	(49,380)
Accounts payable and accrued expenses	19,261	13,724
Escrow payable	(273)	(180)
Other liabilities	(2,584)	609
Net cash (used in)/provided by operating activities	(162,769)	535,705
Cash Flows from Investing Activities:
Purchase of property and equipment	(48)	(8,009)
Proceeds from sale of property and equipment	189	—
Capitalization of internal use software	(3,456)	(12,107)
Acquisitions of businesses, net of cash acquired	(2,658)	(3,847)
Net cash used in investing activities	(5,973)	(23,963)
Cash Flows from Financing Activities:
Borrowings on warehouse lines of credit	795,646	6,091,782
Repayments of warehouse lines of credit	(701,541)	(6,857,293)
Repayments on finance lease liabilities	(205)	(264)
Repayments on corporate line of credit	(20,000)	—
Proceeds from exercise of stock options	—	1,025
Proceeds from (repayments of) stock options exercised not vested	—	(2,168)
Repurchase or cancellation of common stock	(104)	(2,339)
Net cash provided by/(used in) financing activities	73,796	(769,257)
Effects of currency translation on cash, cash equivalents, and restricted cash	(432)	(265)
Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(95,378)	(257,780)
Cash, cash equivalents, and restricted cash—Beginning of period	346,065	978,874
Cash, cash equivalents, and restricted cash—End of period	$250,687	$721,094
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued from previous page
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets to the total of the same such amounts shown on the previous page.

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Cash and cash equivalents, end of period	$225,362	$683,218
Restricted cash, end of period	$25,325	$37,876
Total cash, cash equivalents and restricted cash, end of period	$250,687	$721,094

Supplemental Disclosure of Cash Flow Information:
Interest paid	$2,526	$10,683
Income taxes (refunded) paid	$(6,017)	$635
Non-Cash Investing and Financing Activities:
Capitalization of stock-based compensation related to internal use software	$689	$3,301
Vesting of stock options early exercised in prior periods	$452	$4,878
Vesting of common stock issued via notes receivable from stockholders	$1,449	$5,959
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

1. ORGANIZATION AND NATURE OF THE BUSINESS
Better Holdco, Inc. and its subsidiaries (together, the “Company”) provide a comprehensive set of homeownership offerings. The Company’s offerings include mortgage loans, real estate agent services, title and homeowner’s insurance, and other homeownership offerings, such as the Company’s cash offer program. The Company leverages Tinman, its proprietary technology platform, to optimize the mortgage process from the initial application, to the integration of a suite of additional homeownership offerings, to the sale of loans to a network of loan purchasers.
The Company originates mortgage loans throughout the United States through its wholly-owned subsidiary Better Mortgage Corporation (“BMC”). BMC is an approved Title II Single Family Program Lender with the Department of Housing and Urban Development’s (“HUD”) Federal Housing Administration (“FHA”), and is an approved seller and servicer with the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FMCC”).
The Company commenced operations in 2015 and is headquartered in New York. The Company’s fiscal year ends on December 31.
In May 2021, the Company entered into a definitive merger agreement (“Merger Agreement” or the “Merger”) with Aurora Acquisition Corp (“Aurora”), a special purpose acquisition company (“SPAC”) traded on the NASDAQ under “AURC”, which will transform the Company into a publicly listed company. The transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer. Pursuant to the Merger Agreement, the Company will merge with Aurora Merger Sub I, Inc. (“Merger Sub”), a wholly owned subsidiary of Aurora, with the Company surviving as a wholly owned subsidiary of Aurora (the “First Merger”). Immediately following the First Merger, the Company will merge with and into its parent, Aurora, with Aurora surviving and changing its corporate name from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” (the “Second Merger”). The Second Merger together with the First Merger will be referred to as “the Merger”.
The stock consideration will consist of a number of shares of Better Home & Finance Holding Company (“Better Home & Finance”) Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock equal to (A) 690,000,000 shares, minus (B) the aggregate amount of Better Home & Finance Class B common stock that would be issuable upon the net exercise or conversion, as applicable, of the Better Awards (the “Stock Consideration”). Better Awards include all (i) options to purchase shares of the Company’s common stock, (ii) restricted stock units based on shares of the Company’s common stock, and (iii) restricted shares of the Company’s common stock outstanding as of immediately prior to the First Merger. As a result of and upon the closing of the Merger Agreement, among other things, (i) all outstanding shares of the Company’s common stock as of immediately prior to the effective time of the First Merger, will be cancelled in exchange for the right to receive the Stock Consideration; (ii) all Better Awards outstanding as of immediately prior to the effective time of the First Merger will be converted, based on the Exchange Ratio, into awards based on shares of Better Home & Finance Class B common stock; and (iii) all of the Company’s warrants outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted, based on the Exchange Ratio, into warrants to purchase shares of Better Home & Finance Class A common stock. The Exchange Ratio is the quotient obtained by dividing (a) 690,000,000 by (b) the number of aggregate fully diluted common shares of the Company. Amounts remaining in Aurora’s trust account as of immediately following the effective time of the Merger will be retained by Better Home & Finance following the closing of the Merger.
In November 2021, in connection with the Merger Agreement, the Company entered into Amendment No.3 (“Amendment No. 3”) to the Merger. In order to provide the Company with immediate liquidity, the structure of the Merger Agreement was amended to replace the $1.5 billion private investment into public equity (“PIPE”), including the use of such proceeds for a $950.0 million secondary purchase of shares of existing stockholders of the Company, with $750.0 million of bridge notes (the “Pre-Closing Bridge Notes”) and $750.0 million of post-closing convertible notes (“Post-Closing Convertible Notes”). Amendment No. 3 also extended the end date of the Merger Agreement from February 12, 2022 to September 30, 2022, among other amendments.

The Pre-Closing Bridge Notes were issued in December 2021 in the amount of $750.0 million as part of a convertible bridge note purchase agreement (“Pre-Closing Bridge Note Purchase Agreement”) and Amendment No. 3. The Pre-Closing Bridge Notes were funded by Novator Capital Ltd. (the “Sponsor” or “Novator”) and SB Northstart LP (“Softbank”) in an aggregate principal amount of $100.0 million and $650.0 million, respectively. Under the terms of the Pre-Closing Bridge Note Purchase Agreement immediately prior to the closing of the Second Merger, Aurora will be deemed to automatically assume each Pre-Closing Bridge Note and the outstanding principal amount under each Pre-Closing Bridge Note will automatically be converted into a number of shares of Class A Common Stock of Aurora, based on a conversion ratio of $10 of principal amount payable on a Pre-Closing Bridge Note at the time of conversion to one share of Aurora Class A Common Stock. In the event that the Merger Agreement has not been consummated by the maturity date of the Pre-Closing Bridge Notes which was December 2, 2022, and has since been extended, or the Merger Agreement is withdrawn, then on the maturity date or upon withdrawal, the Pre-Closing Bridge Notes will convert into a new series of preferred stock with terms consistent with those of the Company’s Series D Preferred Stock. If the Merger Agreement is not consummated due to a breach by Aurora, the Sponsor or SoftBank, the Pre-Closing Bridge Notes will convert into the Company’s common stock. See Note 8 for further details on the Pre-Closing Bridge Notes.
The Post-Closing Convertible Notes are in an amount equal to $750.0 million and is reduced dollar for dollar by any remaining cash in Aurora’s trust account released to Better Home & Finance. As further discussed in Note 8, the First Novator Letter Agreement gives the Sponsor the right, but not the obligation, to fund any portion or none of its Post-Closing Convertible Notes. SoftBank’s commitment shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor. In the event that the Sponsor elects not to fund in full its Post- Closing Convertible Note, then SoftBank is only obligated to fund $550.0 million of its Post-Closing Convertible Note. See Note 8 for further details on the First Novator Letter Agreement, Second Novator Letter Agreement, and Deferral Letter Agreement.
On August 26, 2022, in connection with the Merger Agreement, the Company entered into Amendment No.4 (the “Amendment No. 4”) to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) to March 8, 2023.
In consideration of extending the Agreement End Date, the Company will reimburse Aurora for certain reasonable and documented expenses in an aggregate sum not to exceed $15.0 million. The reimbursement payments will be structured in three tranches, in each case subject to receipt by the Company of reasonable documentation related to the expenses: (i) the first payment of up to $7.5 million will be made within 5 business days after the date of Amendment No. 4; (ii) the second payment of up to $3.8 million will be made on January 2, 2023; and (iii) the third payment of up to $3.8 million will become due upon termination of the Merger Agreement by mutual consent of the parties thereto, and shall be payable on March 8, 2023 (or any earlier termination date, as applicable). For the year ended December 31, 2022, the Company has paid Aurora $7.5 million in reimbursements. During the three months ended March 31, 2023, the Company has made the second and third payment, each $3.8 million, totaling $7.5 million. The parties have also agreed to amend the Merger Agreement to provide a waiver from the exclusivity provisions thereof to allow the Company to discuss alternative financing structures with SoftBank.
On February 24, 2023, the parties entered into Amendment No.5 to the Merger Agreement, which amended the Merger Agreement to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
Going concern consideration—In connection with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40, “Basis of Presentation - Going Concern,” the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.
For the three months ended March 31, 2023, the Company incurred a net loss of $89.9 million and used $95.4 million in cash. As a result, the Company has an accumulated deficit of $1.3 billion as of March 31, 2023. The Company’s cash and cash equivalents as of March 31, 2023 was $225.4 million. Management expects losses and negative cash flows to continue in the near term, primarily due to a difficult interest rate environment that has had a significant impact on the Company’s business which is dependent on mortgage applications for new home purchases and applications to refinance existing mortgage loans.
In response to the difficult interest rate environment and impact on the business, the Company commenced an operational restructuring plan late in 2021, which primarily consisted of reductions in headcount, reassessment of vendor relationships, reductions in the Company’s real estate footprint, and other cost reductions. The Company will continue its cost reduction initiatives through the near term. There is no assurance that reductions in costs will offset the reduction in revenues experienced as a result of the difficult interest rate environment.
The Company’s primary sources of funding have been raises of preferred stock, issuance of convertible debt, warehouse and corporate lines of credit, and cash generated from operations.
In order for the Company to continue as a going concern, the Company must obtain additional sources of funding, refinance existing lines of credit, and increase revenues while decreasing expenses to a point where the Company can better fund its operations. Upon consummation of the Merger, the Company will become a publicly listed company, which will give it the ability to draw on additional funding, including the Post-Closing Convertible Notes, which will provide the Company with increased financial flexibility to execute its strategic objectives. The merger had not been completed as of March 31, 2023, and has still not been completed as of June 28, 2023, the date the condensed consolidated financial statements were issued.
Management has determined that the expected future losses and negative cash flows paired with the possibility of being unable to raise additional funding, raises substantial doubt about the Company’s ability to continue as a going concern within one year after the condensed consolidated financial statements are issued.
Immaterial restatement corrections and reclassifications to previously issued consolidated financial statements
Immaterial restatement corrections—Subsequent to the issuance of the March 31, 2022 interim financial statements, the Company identified immaterial errors which required correction of the Company's previously issued interim financial statements for the three months ended March 31, 2022. The impact of these errors in the prior period are not material to the interim financial statements in that period. The errors are primarily related to the timing and classification of certain revenue and expense line items on the Company’s consolidated financial statements along with their related balance sheet impact, in addition to the recognition of previously unrecognized customer deposits in restricted cash and the related liability. Consequently, the Company has corrected these immaterial errors in the period to which they relate.

Reclassifications—The Company also made certain reclassifications to the previously issued interim financial statements as of and for the three months ended March 31, 2022 to conform to the current period presentation as follows: the Company has reclassified expenses related to its restructuring program, specifically employee termination benefits, which were previously recorded as compensation and benefits within mortgage platform, other platform, general and administrative, marketing and advertising, and technology and product development expenses to separately present within restructuring and impairment expenses.

The reclassifications and corrections to our condensed consolidated statement of operations and comprehensive loss for the three months ended March 31, 2022 were as follows:

	Three Months Ended March 31, 2022
(Amounts in thousands, except per share amounts)	As Previously Reported	Reclassifications	Corrections	As Reclassified and Corrected
Revenues:
Mortgage platform revenue, net	$78,542	$—	$(1,149)	$77,393
Net interest income (expense)
Interest income	9,313	262	(102)	9,473
Net interest income	1,907	262	(102)	2,067
Total net revenues	205,973	262	(1,251)	204,984

Expenses:
Mortgage platform expenses	185,777	(28,561)	2,567	159,783
Other platform expenses	38,933	(6,011)	—	32,922
General and administrative expenses	62,763	(3,375)	(1,070)	58,318
Marketing and advertising expenses	36,880	(39)	—	36,841
Technology and product development expenses	42,561	(673)	(1,463)	40,425
Restructuring and impairment expenses	—	38,659	—	38,659
Total expenses	474,621	—	34	474,655

Loss from operations	(268,648)	262	(1,285)	(269,671)

Interest and other income (expense), net
Other income (expense)	—	(262)	—	(262)
Total interest and other expense, net	(57,697)	(262)	—	(57,959)

Loss before income tax expense (benefit)	(326,345)	—	(1,285)	(327,630)
Net loss	$(327,701)	$—	$(1,285)	$(328,986)

Other comprehensive loss:
Comprehensive loss	$(327,965)	$—	$(1,285)	$(329,250)

Per share data:
Loss per share attributable to common stockholders:
Basic	$(3.50)	$—	$(0.01)	$(3.51)
Diluted	$(3.50)	$—	$(0.01)	$(3.51)
The reclassifications and corrections to the consolidated statement of changes in convertible preferred stock and stockholders’ equity (deficit) include the change to net loss as noted above for the three months ended March 31, 2022.
The reclassifications and corrections had no impact on net cash flows from operating, investing, or financing activities for the three months ended March 31, 2022, except for the addition of customer deposits which increased restricted cash and the related escrow payable. This increased net cash flows from operating activities by

$3.3 million. The reclassifications and corrections had no impact on our condensed consolidated balance sheet as of March 31, 2022 except for the changes related to customer deposits and the related increase in restricted cash and escrow payable.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation—The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in convertible preferred stock and stockholders’ equity (deficit) and cash flows. The results of operations and other information for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 2023. The unaudited condensed consolidated financial statements presented herein should be read in conjunction with the audited consolidated financial statements and related notes thereto for the year ended December 31, 2022.
Consolidation—The accompanying condensed consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates—The preparation of condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant items subject to such estimates and assumptions include the fair value of mortgage loans held for sale, the fair value of derivative assets and liabilities, including bifurcated derivatives, interest rate lock commitments and forward sale commitments, the determination of a valuation allowance on the Company’s deferred tax assets, capitalization of internally developed software and its associated useful life, determination of fair value of the Company’s common stock, convertible preferred stock and convertible preferred stock warrants, stock option and RSUs at grant date, the fair value of acquired intangible assets and goodwill, the fair value of loan commitment asset, the provision for loan repurchase reserves, and the incremental borrowing rate used in determining lease liabilities.
Business Combinations—The Company includes the financial results of businesses that the Company acquires from the date of acquisition. The Company records all assets acquired and liabilities assumed at fair value, with the excess of the purchase price over the aggregate fair values recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies. During the measurement period the Company may record adjustments to the assets acquired and liabilities assumed. Transaction costs associated with business combinations are expensed as incurred.
Mortgage Loans Held for Sale, at Fair Value—The Company sells its mortgage loans held for sale (“LHFS”) to loan purchasers. These loans can be sold in one of two ways, servicing released, or servicing retained. If a loan is sold servicing released, the Company has sold all the rights to the loan and the associated servicing rights.
If a loan is sold servicing retained, the Company has sold the loan and kept the servicing rights, and thus the Company is responsible for collecting monthly principal and interest payments and performing certain escrow services for the borrower. The loan purchaser, in turn, pays a fee for these services. The Company generally sells all of its loans servicing released. For interim servicing, the Company engages a third-party sub-servicer to collect monthly payments and perform associated services.

LHFS consists of loans originated for sale by BMC. The Company elects the fair value option, in accordance with Accounting Standard Codification (“ASC”) 825 – Financial Instruments (“ASC 825”), for all LHFS with changes in fair value recorded in mortgage platform revenue, net in the condensed consolidated statements of operations and comprehensive income (loss). Management believes that the election of the fair value option for LHFS improves financial reporting by presenting the most relevant market indication of LHFS. The fair value of LHFS is based on market prices and yields at period end. The Company accounts for the gains or losses resulting from sales of mortgage loans based on the guidance of ASC 860-20 – Sales of Financial Assets (“ASC 860”).
The Company issues interest rate lock commitments (“IRLC”) to originate mortgage loans and the fair value of the IRLC, adjusted for the probability that a given IRLC will close and fund, is recognized within mortgage platform revenue, net. Subsequent changes in the fair value of the IRLC are measured at each reporting period within mortgage platform revenue, net until the loan is funded. When the loan is funded, the IRLC is derecognized and the LHFS is recognized based on the fair value of the loan. The LHFS is subsequently remeasured at fair value at each reporting period and the changes in fair value are included within mortgage platform revenue, net until the loan is sold on the secondary market. When the loan is sold on the secondary market, the LHFS is derecognized and the gain/(loss) is included within mortgage platform revenue, net based on the cash settlement.
LHFS are considered sold when the Company surrenders control over the loans. Control is considered to have been surrendered when the transferred loans have been isolated from the Company, are beyond the reach of the Company and its creditors, and the loan purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred loans. The Company typically considers the above criteria to have been met upon receipt of sales proceeds from the loan purchaser.
Loan Repurchase Reserve—The Company sells LHFS in the secondary market and in connection with those sales, makes customary representations and warranties to the relevant loan purchasers about various characteristics of each loan, such as the origination and underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local laws. In the event of a breach of its representations and warranties, the Company may be required to repurchase the loan with the identified defects.
The loan repurchase reserve on loans sold relates to expenses incurred due to the potential repurchase of loans, indemnification of losses based on alleged violations or representations and warranties, which are customary to the mortgage banking industry. Provisions for potential losses are charged to expenses and are included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss. The loan repurchase reserve represents the Company’s estimate of the total losses expected to occur and is considered to be adequate by management based upon the Company’s evaluation of the potential exposure related to the loan sale agreements over the life of the associated loans sold. The Company records the loan repurchase reserve within other liabilities on the consolidated balance sheets.
Fair Value Measurements—Assets and liabilities recorded at fair value on a recurring basis on the condensed consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The price used to measure fair value is not adjusted for transaction costs. The principal market is the market in which the Company would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability, it is assumed that the Company has access to the market as of the measurement date. If no market for the asset exists, or if the Company does not have access to the principal market, a hypothetical market is used.
The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:
Level 1—Unadjusted quoted market prices in active markets for identical assets or liabilities;

Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Assets and liabilities measured at fair value on a recurring basis include LHFS, derivative assets and liabilities, including IRLCs and forward sale commitments, MSRs, bifurcated derivatives, and convertible preferred stock warrants. Common stock warrants are measured at fair value at issuance only and are classified as equity on the condensed consolidated balance sheets. When developing fair value measurements, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. However, for certain instruments, the Company must utilize unobservable inputs in determining fair value due to the lack of observable inputs in the market, which requires greater judgment in measuring fair value. In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon the Company’s own estimates, and the measurements reflect information and assumptions that management believes a market participant would use in pricing the asset or liability.
Loan Commitment Asset—The Merger Agreement, as discussed in Note 1, contains a commitment from SoftBank and the Sponsor to fund Post-Closing Convertible Notes, drawn at the Company’s discretion, available when certain criteria is met such as the closing of the Merger. The Company determined that the commitment represented a freestanding financial instrument (loan commitment asset) and was accounted for at fair value at inception in November 2021 and will not be remeasured to fair value in subsequent periods. The loan commitment asset will be assessed for impairment if there are events or circumstances that indicate that it is probable that the asset has been impaired. As both parties with the commitment to fund the Post-Closing Convertible notes are considered related parties and the terms of the Post-Closing Convertible Notes are not considered at market terms, the “Loan Commitment Asset” is considered a capital contribution from those parties and was recognized within additional-paid-in capital at inception in the consolidated balance sheets in the amount of $121.7 million as of December 31, 2021. Upon the closing of the Merger and the Post-Closing Convertible Notes are issued, the Loan Commitment Asset will be considered a discount to the Post-Closing Convertible Notes and will be amortized as part of interest expense over the term of the note.
Warehouse Lines of Credit—Warehouse lines of credit represent the outstanding balance of the Company’s warehouse borrowings collateralized by mortgage loans held for sale or related borrowings collateralized by restricted cash. Generally, warehouse lines of credit are used as interim, short-term financing which bears interest at a fixed margin over an index rate, such as SOFR. The outstanding balance of the Company’s warehouse lines of credit will fluctuate based on its lending volume. The advances received under the warehouse lines of credit are based upon a percentage of the fair value or par value of the mortgage loans collateralizing the advance, depending upon the type of mortgage loan. Should the fair value of the pledged mortgage loans decline, the warehouse provider may require the Company to provide additional cash collateral or mortgage loans to maintain the required collateral level under the relevant warehouse line. The Company did not incur any significant issuance costs related to its warehouse lines of credit.
Corporate Line of Credit, net of discount and debt issuance costs—The Company has a line of credit arrangement with a third-party lender. Debt and other related issuance costs are deferred and amortized through the maturity date of the line of credit as interest and amortization on non-funding debt expense. Any modifications of the line of credit arrangement are analyzed as to whether they are an extinguishment or modification of debt on a lender-by-lender basis, which is determined by whether (1) the lender remains the same, and (2) the change in the debt terms is considered substantial. Gains and losses on debt modifications that are considered extinguishments are recognized in current earnings. Debt modifications that are not considered extinguishments are accounted for prospectively through yield adjustments, based on the revised terms (see Note 8).
Pre-Closing Bridge Notes—During 2021, the Company issued Pre-Closing Bridge Note with the Sponsor and SoftBank as described in Note 1. Sponsor and Softbank are related parties through the merger relationship and the terms of the Pre-Closing Bridge Notes are not considered at market terms and as such the Pre-Closing Bridge Notes were initially recorded at fair value with the excess of proceeds over fair value recorded as capital contributions. At issuance, the Company recorded $291.9 million in excess capital/proceeds from issuance of Pre-Closing Bridge Notes on the consolidated statements of changes in convertible preferred stock and stockholders’ equity (deficit). The excess capital/proceeds from issuance of Pre-Closing Bridge Notes is deemed to be a discount on the Pre-Closing Bridge Notes. In accordance with ASC 835-10, the Company accretes the discount to interest expense on the Pre-Closing Bridge Notes using the effective interest method over the shorter of the term of the Pre-Closing Bridge Notes, or until conversion.
Upon initial issuance, Pre-Closing Bridge Notes are evaluated for redemption and conversion features that could result in embedded derivatives that require bifurcation from the Pre-Closing Bridge Notes. Embedded derivatives are recorded at fair value as bifurcated derivative within the consolidated balance sheets and are adjusted to fair value at each reporting period, with the change in fair value included in change in fair value of bifurcated derivative, within the consolidated statements of operations and comprehensive loss.
Upon issuance, conversion features included in the Pre-Closing Bridge Notes that were deemed to be embedded derivatives were immaterial. As of March 31, 2023 and December 31, 2022, the embedded features had a fair value of $234.7 million and $236.6 million, respectively, and were included as bifurcated derivative assets within the condensed consolidated balance sheets.
Warrants—The Company has used various fundraising methods, including the issuance of warrants. A warrant is a financial instrument that provides the holder of the warrant the right, but not the obligation, to buy a company’s stock in the future at a predetermined price.
Warrants to purchase convertible preferred stock are generally accounted for as a liability and are recorded at fair value on their initial issuance date and adjusted to fair value at each balance sheet date, with the change in fair value being recorded as changes in fair value of convertible preferred stock warrants, which is included in interest and other income (expense), net within the consolidated statements of operations and comprehensive loss.
Warrants to purchase common stock are accounted for as equity and are recorded at fair value on their initial issuance date.
Income Taxes—Income taxes are calculated in accordance with ASC 740, Accounting for Income Taxes. An estimated annual effective tax rate is applied to year-to-date income (loss). At the end of each interim period, the estimated effective tax rate expected to be applicable for the full year is calculated. This method differs from that described in the Company’s income taxes policy footnote in the audited consolidated financial statements and related notes thereto for the year ended December 31, 2022, which describes the Company’s annual significant income tax accounting policy and related methodology.
Revenue Recognition—The Company generates revenue from the following streams:
a)Mortgage platform revenue, net includes revenues generated from the Company's mortgage production process. See Note 3. The components of mortgage platform revenue, net are as follows:
i.Net gain (loss) on sale of loans—This represents the premium or discount the Company receives in excess of the loan principal amount and certain fees charged by loan purchasers upon sale of loans into the secondary market. Net gain (loss) on sale of loans includes unrealized changes in the fair value of LHFS which are recognized on a loan by loan basis as part of current period earnings until the loan is sold on the secondary market. The fair value of LHFS is measured based on observable market data. Also included within net gain (loss) on sale of loans is the day one recognition of the fair value of MSRs and any subsequent changes in the measurement of the fair value of the MSRs for loans sold servicing retained, including any gain or loss on subsequent sales of MSRs.
ii.Integrated relationship revenue (loss)—Includes fees that the Company receives for originating loans on behalf of an integrated relationship partner which are recognized as revenue (loss) upon the integrated relationship partner’s funding of the loan. Some of the loans originated on behalf of the integrated relationship partner are purchased by the Company. Subsequent changes in fair value of loans purchased by the Company are included as part of current period earnings. These loans may be sold in the secondary market at the Company’s discretion for which any gain on sale is included in this account. For loans sold on the secondary market, the integrated relationship partner will receive a portion of the execution proceeds. A portion of the execution proceeds that is to be allocated to the integrated relationship partner is accrued as a reduction of integrated relationship revenue (loss) when the loan is initially purchased from the integrated relationship partner.
iii.Changes in fair value of IRLCs and forward sale commitments—IRLCs include the fair value upon issuance with subsequent changes in the fair value recorded in each reporting period until the loan is sold on the secondary market. Fair value of forward sale commitments hedging IRLC and LHFS are measured based on quoted prices for similar assets.
b)Cash offer program revenue—The Company’s product offering includes a Cash Offer Program where the Company works with a Buyer to identify and purchase a home directly from a property Seller. The Company will then subsequently sell the home to the Buyer. The Buyer may lease the home from the Company while the Buyer and Company go through the customary closing process to transfer ownership of the home to the Buyer. Arrangements where the Buyer leases the home from the Company are accounted for under ASC 842 while arrangements where the Buyer does not lease the home are accounted for under ASC 606. The Buyer does not directly or indirectly contract with the Seller.
For arrangements under the Cash Offer Program that do not involve a lease, upon closing on the sale of the home from the Seller to the Company, the Company holds legal title of the home. The Company is responsible for any obligations related to the home while it holds title and is the legal owner and such is considered the principal in the transaction. The Company holds in inventory any homes where the Buyer does not subsequently purchase from the Company as well as homes held while the Company is waiting to transfer the home to the Buyer. Inventory of homes are included within prepaid expenses and other assets on the condensed consolidated balance sheets.
The Company recognizes revenue at the time of the closing of the home sale when title to and possession of the home are transferred to the Buyer. The amount of revenue recognized for each home sale is equal to the full sales price of the home. The contracts with the Buyers contain a single performance obligation that is satisfied upon the closing of the transaction and is typically completed in 1 to 90 days. The Company does not offer warranties for sold homes, and there are no continuing performance obligations following the transaction close date.
Also included in cash offer program revenue is revenue from transactions where the Company purchases the home from the Seller and subsequently leases the home to the Buyer until the title is transferred to the Buyer which is accounted for under ASC 842 in line with the Company’s accounting policy on sales-type leases as described above.
c)Other platform revenue consists of revenue from the Company’s additional homeownership offerings which primarily consist of title insurance, settlement services, and other homeownership offerings.
Title insurance, settlement services, and other homeownership offerings—Revenue from title insurance, settlement services, and other homeownership offerings is recognized based on ASU 2014-09, Revenue from Contracts with Customers (“ASC 606”). ASC 606 outlines a single comprehensive model in accounting for revenue arising from contracts with customers. The core principle, involving a five-step process, of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
The Company offers title insurance as an agent and works with third-party providers that underwrite the title insurance policies. For title insurance, the Company recognizes revenue from fees upon the completion of the performance obligation which is when the mortgage transaction closes. For title insurance, the Company is the agent in the transactions as the Company does not control the ability to direct the fulfillment of the service, is not primarily responsible for fulfilling the performance of the service, and does not assume the risk in a claim against a policy.
Settlement services revenue includes fees charged for services such as title search fees, wire fees, policy and document preparation, and other mortgage settlement services. The Company recognizes revenues from settlement services upon completion of the performance obligation which is when the mortgage transaction closes. The Company may use a third-party to fulfill these services, but the Company is considered the principal in the transaction as it directs the fulfillment of the services and ultimately bears the risk of nonperformance. As the Company is the principal, revenues from settlement services are presented on a gross basis.
Performance obligations for title insurance and settlement services are typically completed 40 to 60 days after the commencement of the loan origination process. Payment for these services is typically settled in cash as part of closing costs to the borrower upon closing of the mortgage transaction.
Other homeownership offerings consists primarily of real estate services. For real estate services, the Company generates revenues from fees related to real estate agent services, including cooperative brokerage fees from the Company’s network of third-party real estate agents, as well as brokerage fees earned when the Company provides it’s in-house real estate agents to assist customers in the purchase or sale of a home. The Company recognizes revenues from real estate services upon completion of the performance obligation which is when the mortgage transaction closes. Performance obligations for real estate services are typically completed 40 to 60 days after the commencement of the home search process. Payment for these services is typically settled in cash as part of closing costs to the borrower upon closing of the mortgage transaction.
d)Net interest income (expense)—Includes interest income from LHFS calculated based on the note rate of the respective loan as well as interest expense on warehouse lines of credit.
Mortgage Platform Expenses—Mortgage platform expenses consist primarily of origination expenses, appraisal fees, processing expenses, underwriting, closing fees, servicing costs, and sales and operations personnel related expenses. Sales and operations personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. These expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Cash Offer Program Expenses—Cash offer program expenses include the full cost of the home, including transaction closing costs and costs for maintaining the home before the legal title of the home is transferred to the Buyer. Cash offer program expenses are recognized when title is transferred to the Buyer for arrangements recognized under ASC 606 and when the lease commences for arrangements recognized under ASC 842.
Other Platform Expenses—Other platform expenses relate to other non-mortgage homeownership activities, including settlement service expenses, lead generation, and personnel related costs. Settlement service expenses consist of fees for transactional services performed by third-party providers for borrowers while lead generation expenses consist of fees for services related to real estate agents. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Other platform expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
General and Administrative Expenses—General and administrative expenses include personnel related expenses, including stock-based compensation and benefits for executive, finance, accounting, legal, and other administrative personnel. In addition, general and administrative expenses include external legal, tax and accounting services, and allocated occupancy expenses and related overhead based on headcount. General and administrative expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.

Marketing and Advertising Expenses—Marketing and advertising expenses consist of customer acquisition expenses, brand costs, paid advertising, and personnel related costs for brand teams. For customer acquisition expenses, the Company primarily generates loan origination leads through third-party financial service websites for which they incur “pay-per-click” expenses. A majority of the Company’s marketing and advertising expenses are incurred from leads purchased from these third-party financial service websites. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Marketing and advertising expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Technology and Product Development Expenses—Technology and product development expenses consist of employee compensation, amortization of capitalized internal-use software costs related to the Company’s technology platform, and expenses related to vendors engaged in product management, design, development, and testing of the Company’s websites and products. Employee compensation consists of stock-based compensation and benefits related to the Company’s technology team, product and creative team, and engineering team. Technology and product development expenses also include allocated occupancy expenses and related overhead based on headcount. Technology and product development expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Segments—The Company has one reportable segment. The Company’s chief operating decision maker, the Chief Executive Officer, reviews financial information presented on a company-wide basis for purposes of allocating resources and evaluating financial performance.
Recently Adopted Accounting Standards
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In addition, in January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarified the scope and application of the original guidance. Subject to meeting certain criteria, the new guidance provides optional expedients and exceptions to applying contract modification accounting under existing U.S. GAAP, to address the expected phase out of the London Inter-bank Offered Rate (or “LIBOR”) by June 30, 2023. This guidance is effective upon issuance and allows application to contract changes as early as January 1, 2020. The guidance is effective for all companies as of March 12, 2020 and can generally be applied through December 31, 2022. In December 2022, FASB issued ASU 2022-06, Reference Rate Reform ("Topic 848"): Deferral of the Sunset Date of Topic 848, because the current relief in Topic 848 may not cover a period of time during which a significant number of modifications may take place, the amendments in this Update defer the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The adoption of the new guidance did not have a material impact on the condensed consolidated financial statements.
3. REVENUE AND SALES-TYPE LEASES
Revenue— The Company disaggregates revenue based on the following revenue streams:
Mortgage platform revenue, net consisted of the following:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Net gain (loss) on sale of loans	$13,026	$(20,970)
Integrated partnership revenue (loss)	3,233	(4,170)
Changes in fair value of IRLCs and forward sale commitments	(295)	102,532
Total mortgage platform revenue, net	$15,964	$77,393

Cash offer program revenue consisted of the following:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Revenue related to ASC 606	$—	$2,106
Revenue related to ASC 842	3	105,118
Total cash offer program revenue	$3	$107,224
Other platform revenue consisted of the following:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Real estate services	2,866	8,147
Title insurance	$7	$5,528
Settlement services	6	3,536
Other homeownership offerings	966	1,089
Total other platform revenue	$3,845	$18,300
Sales-type Leases—The following table presents the revenue and expenses recognized at the commencement date of sales-type leases for the periods indicated:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Cash offer program revenue	$3	$105,118
Cash offer program expenses	$—	$105,605
4. RESTRUCTURING AND IMPAIRMENTS
In December 2020, the Company initiated an operational restructuring program that included plans for costs reductions in response to a difficult interest rate environment as well as a slowing housing market. The restructuring program, which continued during the three months ended March 31, 2023, consists of reductions in headcount and any associated costs which primarily include one-time employee termination benefits. The Company expects the restructuring initiatives to continue at least through the full year 2023.
Due to the reduced headcount, the Company has also reduced its real estate footprint. The Company has impaired right-of-use assets related to office space that is no longer in use or has been completely abandoned. Leases where the Company is unable to terminate or amend the lease with the landlord remain on the balance sheet under lease liabilities. In February 2023, the Company entered into a lease amendment with a landlord to surrender an office floor and reassign the lease to a third party. The amendment relieves the Company of the primary obligation under the original lease and as such is considered a termination of the original lease. The Company impaired the right-of-use asset of $13.0 million and removed the lease liability of $13.0 million, related to the office space and as part of the amendment the Company incurred a loss of $5.3 million which included a $4.7 million payment in cash to the third party and $0.6 million other related fees to assume the lease.

For the three months ended March 31, 2023 and 2022, the Company’s restructuring and impairment expenses consists of the following:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Employee one-time termination benefits	288	38,659
Real estate restructuring cost	5,284	—
(Gain) on lease settlement	(977)	—
Impairment of property and equipment	4,542	—
Total Restructuring and Impairments	$9,137	$38,659
As of March 31, 2023 and December 31, 2022, respectively, the Company had an immaterial liability related to employee one-time termination benefits that were yet to be paid.
5. MORTGAGE LOANS HELD FOR SALE AND WAREHOUSE LINES OF CREDIT
The Company has the following outstanding warehouse lines of credit:

(Amounts in thousands)	Maturity	Facility Size	March 31, 2023	December 31, 2022
Funding Facility 1 (1)	July 10, 2023	$500,000	$78,686	$89,673
Funding Facility 2 (2)	June 6, 2023	250,000	39,408	9,845
Funding Facility 3 (3)	June 6, 2023	250,000	120,060	44,531
Total warehouse lines of credit		$1,000,000	$238,153	$144,049
__________________
(1)Interest charged under the facility is the greater of i) a) thirty day term SOFR plus three and one-eight percent for each repurchase and non-qualifying mortgage loans, and b) interest rate charged on the note (“Note Rate”) minus one and one-half percent and ii) a) thirty day term SOFR plus two and one-eight percent for each mortgage loans that is not a non-qualifying or a repurchase mortgage loan, and b) the Note Rate minus one and one-eighth percent. Cash collateral deposit of $10.0 million is maintained and included in restricted cash.
(2)Interest charged under the facility is at the one month SOFR plus 1.77%. There is no cash collateral deposit maintained as of March 31, 2023. Subsequent to March 31, 2023, the facility was amended to decrease capacity to $150.0 million and extend maturity to August 4, 2023.
(3)Interest charged under the facility is at the one month SOFR plus 1.60% - 1.85%. Cash collateral deposit of $2.5 million is maintained and included in restricted cash. Subsequent to March 31, 2023, the facility was amended to decrease capacity to $149.0 million and extend the maturity to August 4, 2023.
The unpaid principal amounts of the Company’s LHFS are also pledged as collateral under the relevant warehouse funding facilities. The Company’s LHFS are summarized below by those pledged as collateral and those fully funded by the Company:

(Amounts in thousands)	March 31, 2023	December 31, 2022
Funding Facility 1	$83,514	$101,598
Funding Facility 2	40,793	10,218
Funding Facility 3	125,004	46,356
Total LHFS pledged as collateral	249,311	158,172
Company-funded LHFS	131,908	136,599
Company-funded Home Equity Line of Credit	9,890	8,320
Total LHFS	391,108	303,091
Fair value adjustment	(36,683)	(54,266)
Total LHFS at fair value	$354,425	$248,826
Average days loans held for sale, other than Company-funded LHFS, for the three months ended March 31, 2023 and 2022 were approximately 20 days and 19 days, respectively. This is defined as the average days between funding and sale for loans funded during each period. As of March 31, 2023 and December 31, 2022, the Company had an immaterial amount of loans either 90 days past due or non-performing.
For the three months ended March 31, 2023 and 2022, the weighted average interest rate for the warehouse lines of credit was 6.67% and 2.13%, respectively. The warehouse lines of credit contain certain restrictive covenants that require the Company to maintain certain minimum net worth, liquid assets, current ratios, liquidity ratios, leverage ratios, and earnings. In addition, these warehouse lines also require the Company to maintain compensating cash balances which aggregated to $12.5 million and $15.0 million as of March 31, 2023 and December 31, 2022, respectively, and are included in restricted cash on the accompanying condensed consolidated balance sheets. The Company was in compliance with all financial covenants under the warehouse lines as of March 31, 2023.
6. GOODWILL AND INTERNAL USE SOFTWARE AND OTHER INTANGIBLE ASSETS, NET
In January 2023, the Company completed an acquisition of Goodholm Finance Ltd. (Goodholm), a regulated U.K. based mortgage lender and servicer, providing outsourced administration of mortgages, loans and collection portfolios. The Company paid a total cash consideration of $2.9 million for the acquisition. In connection with this acquisition, the Company recognized the following assets and liabilities:

(Amounts in thousands)	As of Acquisition Date
Cash and cash equivalents	$283
Property and equipment	20
Indefinite lived intangibles - Licenses	1,186
Goodwill	1,741
Other assets (1)	65
Accounts payable and accrued expenses (1)	(161)
Other liabilities (1)	(193)
Net assets acquired	$2,941
_________________
(1)Carrying value approximates fair value given their short-term maturity periods
Intangible assets acquired consist of regulatory licenses.The acquisition was not material to the Company's condensed consolidated financial statements. Accordingly, pro forma results of this acquisition have not been presented.
Changes in the carrying amount of goodwill, net consisted of the following:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Balance at beginning of year	$18,525	$19,811
Goodwill acquired - Goodholm	1,741	—
Effect of foreign currency exchange rate changes	240	(245)
Balance at end of year	$20,507	$19,566
No impairment of goodwill was recognized for the three months ended March 31, 2023 and 2022.

Internal use software and other intangible assets, net consisted of the following:

	As of March 31, 2023
(Amounts in thousands, except useful lives)	Weighted Average Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with finite lives
Internal use software and website development	3.0	$127,746	$(76,521)	$51,225
Intellectual property and other	7.5	3,525	(1,017)	2,507
Total Intangible assets with finite lives, net		131,271	(77,538)	53,733
Intangible assets with indefinite lives
Domain name		1,820	—	1,820
Licenses and other		2,412	—	2,412
Total Internal use software and other intangible assets, net		$135,503	$(77,538)	$57,965

	As of December 31, 2022
(Amounts in thousands, except useful lives)	Weighted Average Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with finite lives
Internal use software and website development	3.0	$123,734	$(67,319)	$56,416
Intellectual property and other	7.5	3,449	(838)	2,611
Total Intangible assets with finite lives, net		127,184	(68,157)	59,026
Intangible assets with indefinite lives
Domain name		1,820	—	1,820
Licenses and other		1,150	—	1,150
Total Internal use software and other intangible assets, net		$130,153	$(68,157)	$61,996
The Company capitalized $4.0 million and $15.6 million in internal use software and website development costs during the three months ended March 31, 2023 and 2022, respectively. Included in capitalized internal use software and website development costs are $0.7 million and $3.3 million of stock-based compensation costs for the three months ended March 31, 2023 and 2022, respectively. Amortization expense totaled $9.4 million and $8.3 million during the three months ended March 31, 2023 and 2022, respectively. For the three months ended March 31, 2023 and 2022, no impairment was recognized relating to intangible assets.

7. PREPAID EXPENSES AND OTHER ASSETS
Prepaid expenses and other assets consisted of the following:

	As of March 31,	As of December 31,
(Amounts in thousands)	2023	2022
Prepaid expenses	$33,272	$26,366
Net investment in lease	—	944
Tax receivables	10,500	18,139
Merger transaction costs	8,141	—
Security Deposits	13,984	14,369
Prepaid compensation asset	5,321	5,615
Inventory—Homes	—	1,139
Total prepaid expenses and other assets	$71,218	$66,572
Prepaid compensation asset consists of a one-time retention bonus given to Kevin Ryan, Chief Financial Officer of the Company, in the form of a forgivable loan of $6.0 million, with an annual compounding interest rate of 3.5% on August 18, 2022. Subject to Mr. Ryan’s active employment by the Company and status of good standing on each of December 1, 2023, December 1, 2024, December 1, 2025 and December 1, 2026, the principal and compound interest of the loan will be forgivable on each such dates. Further, the outstanding principal and interest will be forgivable upon Mr. Ryan’s death, termination as part of a reduction in force, the elimination or substantial reduction of Mr. Ryan’s role, a change in control of the Company, the Company’s insolvency or filing of bankruptcy or Mr. Ryan’s termination by the Company without cause. The loan will also be forgiven if it would violate applicable law, including Section 402 of the Sarbanes-Oxley Act of 2002 as implemented in Section 13(k) of the Exchange Act. Accordingly, the Company anticipates that the loan will be forgiven in connection with the closing of the Business Combination and, at that time, Better Home & Finance will be in compliance with Section 402 of the Sarbanes-Oxley Act of 2002 as implemented in Section 13(k) of the Exchange Act. In the event of Mr. Ryan’s voluntary separation from the Company or termination by the Company for cause, any outstanding principal and interest will be due in full on the date that is twenty-four (24) months from the date of termination. The Company is recognizing the compensation expense related to the retention bonus ratably over time and has recognized $0.3 million and none during the three months ended March 31, 2023 and 2022, respectively.
8. CORPORATE LINE OF CREDIT AND PRECLOSING BRIDGE NOTES
Corporate Line of Credit—As of March 31, 2023 and December 31, 2022, the Company had $126.4 million and $146.4 million, respectively, of outstanding borrowings on the line of credit, which are recorded net of the unamortized portion of the warrant discount and debt issuance costs within corporate line of credit, net in the condensed consolidated balance sheets. The Company had $4.7 million and $2.0 million of unamortized warrant issuance related discount and debt issuance costs as of March 31, 2023 and December 31, 2022, respectively. Warrant issuance related discounts and debt issuance costs are recorded as a discount to the outstanding borrowings on the line of credit and are amortized into interest and amortization on non-funding debt within the statements of operations and comprehensive loss over the term using the effective interest method.
For the three months ended March 31, 2023, the Company recorded a total of $2.6 million related to interest expense as follows: $2.3 million in interest expense related to the line of credit and $0.3 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense, net within the condensed consolidated statements of operations and comprehensive loss.
For the three months ended March 31, 2022, the Company recorded a total of $3.3 million related to interest expense as follows: $3.0 million in interest expense related to the line of credit and $0.3 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense within the consolidated statements of operations and comprehensive loss.

Amended Corporate Line of Credit—In February 2023, the Company entered into a loan and security agreement (the “2023 Credit Facility”) with Clear Spring Life and Annuity Company, an entity affiliated with the previous agent and acting as an agent for such lenders (together the “Lender”) to amend the existing 2021 Credit Facility. During the three months ended March 31, 2023, the Company paid down $20.0 million leaving $126.4 million owed in principal balance on the facility. The terms of the 2023 Credit Facility grant relief from the acceleration of payments under minimum revenue triggers from the 2021 Credit Facility. The 2023 Credit Facility splits the principal balance into two tranches, tranche “AB” in the amount of $99.9 million and tranche “C” in the amount of $26.5 million. Tranche AB is backed by assets that the Company has pledged, mainly loans held for sale that the Company fully owns while tranche C is unsecured debt. Tranche AB has a fixed interest rate of 8.5% and tranche C has a variable interest rate based on the SOFR reference rate for a one-month tenor plus 9.5%. Tranche AB will be repaid with proceeds from sales of pledged assets. Tranche C will be repaid starting in July 2023, $5.0 million per month if the Company obtains commitments to raise $250.0 million in equity or debt by June 30, 2023 or $200.0 million by June 30, 2024. If the Company does not obtain commitments to raise equity or debt at such dates, the repayment amount will be $12.5 million per month for tranche C. The maturity date of the 2023 Credit Facility will be the earlier of 45 days after the Merger is consummated or in the event that the Merger is not consummated shall be March 25, 2027.
Under the terms of the 2023 Credit Facility, the Company is required to comply with certain financial and nonfinancial covenants. The terms of the 2023 Credit Facility also limit the Company’s ability to pay dividends and engage in mergers and acquisitions amongst other limitations, without prior approval from the Lender. Any failure by the Company to comply with these covenants and any other obligations under the 2023 Credit Facility could result in an event of default. The Company was in compliance with its financial covenants as of March 31, 2023. The 2023 Credit Facility was deemed to be a debt modification of the 2020 Credit Facility for U.S. GAAP purposes and will be accounted for prospectively through yield adjustments, based on the revised terms.
Pre-Closing Bridge Notes—The Company recorded none and $62.6 million in interest expense on Pre-Closing Bridge Notes from the amortization of the discount during the three months ended March 31, 2023 and 2022, respectively, included within the condensed consolidated statements of operations and comprehensive loss. The carrying value of the Pre-Closing Bridge Notes as of both March 31, 2023 and December 31, 2022 is $750.0 million and is included in the condensed consolidated balance sheets.
The Pre-Closing Bridge Notes were issued in December 2021, matured on December 2, 2022, and carry a zero percent coupon interest rate. The Pre-Closing Bridge Notes are not repayable in cash and include various conversion features. Under the terms of the Pre-Closing Bridge Note Purchase Agreement immediately prior to the closing of the Second Merger, as defined in Note 1, Aurora will be deemed to automatically assume each Pre-Closing Bridge Note and the outstanding principal amount under each Pre-Closing Bridge Note will automatically be converted into a number of shares of Class A Common Stock of Aurora, based on a conversion ratio of $10 of principal amount payable on the Pre-Closing Bridge Note at the time of conversion to one share of Aurora Class A Common Stock. In the event that the Merger Agreement has not been consummated by the maturity date of the Pre-Closing Bridge Notes or the Merger Agreement is withdrawn, then on the maturity date or upon withdrawal, the Pre-Closing Bridge Notes will convert into a new series of preferred stock with terms consistent with those of the Company’s Series D Preferred Stock. If the Merger Agreement is not consummated due to a breach by Aurora, the Sponsor or SoftBank, the Pre-Closing Bridge Notes will convert into the Company’s common stock.
Since the maturity date of the Pre-Closing Bridge Notes was December 2, 2022, the Pre-Closing Bridge Notes became, by their terms, automatically convertible into Better Home & Finance Class A common stock. However, in connection with the First Novator Letter Agreement, the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was extended to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. Since such consent was not received from SoftBank and the Company has not amended its certificate of incorporation to facilitate such conversion, the Pre-Closing Bridge Notes held by the Sponsor and SoftBank have not converted. The Company and the Sponsor ultimately entered into the Deferral Letter Agreement, pursuant to which the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was deferred to September 30, 2023. As the Pre-Closing Bridge Notes have not converted per terms of the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes are still considered legal form debt as of December 31, 2022 and as such are classified as debt in the consolidated balance sheets, with the Company amortizing the discount on the Pre-

Closing Bridge Notes through the original maturity date of December 2, 2022. Additionally, as described further below, both the First Novator Letter Agreement and the Second Novator Letter Agreement included additional exchange features that permit the Sponsor to exchange its Pre-Closing Bridge Notes at different price levels.
SoftBank continues to hold its Pre-Closing Bridge Note, which may be converted pursuant to its terms into a new series of preferred stock of the Company, which series will be identical to the Company’s Series D Preferred Stock, pursuant to the terms thereof. As of March 31, 2023, SoftBank’s Pre-Closing Bridge Note has not yet been converted or otherwise deferred due to ongoing negotiations.
The Pre-Closing Bridge Notes have matured on December 2, 2022, however as they have not converted per terms of the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes are still considered legal form debt as of December 31, 2022 and as such are classified as debt in the consolidated balance sheets. The First Novator Letter Agreement, as discussed and defined below, extend the maturity to March 8, 2023 for the Pre-Closing Bridge Notes held by the Sponsor and was subject to the consent of SoftBank which was not obtained and therefore not enforceable. As such the Company continued to amortize the discount on the Pre-Closing Bridge Notes using the original maturity date of December 2, 2022. The Second Novator Letter Agreement, as discussed and defined below, was entered into subsequent to December 31, 2022 and is not subject to SoftBank’s consent. In order to convert the Pre-Closing Bridge Notes into a new series of preferred stock, the Company would need to perform a series of legal steps including amending its certificate of incorporation, which it has not yet done. As such, the liability remains on the balance sheet as of March 31, 2023.
First Novator Letter Agreement—On August 26, 2022, Aurora, the Company and the Sponsor entered into a letter agreement (the “First Novator Letter Agreement”) to extend the maturity date of the Pre-Closing Bridge Notes held by Sponsor to March 8, 2023, subject to SoftBank consenting to extending the maturity of its bridge notes accordingly. Furthermore, pursuant to the First Novator Letter Agreement, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes, Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) $75 million of its $100 million aggregate principal amount of Pre-Closing Bridge Notes would be exchanged for newly issued shares of the Company’s Class B common stock at a price per share reflecting a 75% discount to a $6.9 billion pre-money equity valuation of the Company and (y) the remaining $25 million of Sponsor’s bridge notes would be exchanged for the Company’s preferred stock at price per share reflecting a $6.9 billion pre-money equity valuation of the Company. As the extended maturity date has passed and the Merger has not been consummated, Sponsor will have the alternative exchange options described in the First Novator Letter Agreement. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement nor has SoftBank consented to the extension under the First Novator Letter Agreement.
Per the First Novator Letter Agreement, the Sponsor shall have the right, but not the obligation, to fund any portion or none of its Post-Closing Convertible Note. Additionally, the parties to the First Novator Letter Agreement agreed that if the Sponsor does not fund all or a portion of its Post-Closing Convertible Note, then SoftBank’s commitment to fund its Post-Closing Convertible Note shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor, such that if the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550,000,000 of its Post-Closing Convertible Note. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement.
Deferral Letter Agreement—On February 7, 2023, the Company and the Sponsor entered into a letter agreement (the “Deferral Letter Agreement”) to defer the maturity date of the Pre-Closing Bridge Notes held by the Sponsor until September 30, 2023. Following the expiration of this deferral period, the Pre-Closing Bridge Notes held by the Sponsor may be exchanged or converted in accordance with the terms of the Pre-Closing Bridge Notes, the First Novator Letter Agreement or the Second Novator Letter Agreement, as applicable. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Deferral Letter Agreement.

Second Novator Letter Agreement—On February 7, 2023, Aurora, the Company and Sponsor entered into a letter agreement (the “Second Novator Letter Agreement”) pursuant to which, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes (as deferred by the Deferral Letter Agreement), the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) for a number of shares of the Company’s preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of the Company. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Second Novator Letter Agreement.
9. RELATED PARTY TRANSACTIONS
The Company has entered into a number of commercial agreements with related parties, which management believes provide the Company with products or services that are beneficial to its commercial objectives. Often these products and services have been tailored to the Company’s specific needs or are part of new pilot programs, both for the Company and the counterparty, for which there are not clear alternative vendors offering comparable services to compare pricing with. It is reasonable to assume that none of these related party commercial agreements were structured at arm’s length and therefore may be beneficial to the counterparty.
1/0 Capital—The Company is a party to an employee and expense allocation agreement with 1/0 Capital, LLC (“1/0 Capital”), an entity affiliated with 1/0 Real Estate, LLC (“1/10 Real Estate”) (an entity wholly owned by 1/0 Holdco, in which Vishal Garg, the Chief Executive Officer of the Company, and the Company’s executive officers each hold a more than five percent ownership interest). Under the employee and expense allocation agreement, 1/0 Capital provides the Company access to certain employees in exchange for reasonable consideration in the form of fees based on their time, as well as IT support services. Any intellectual property created under the agreement by 1/0 Capital employees working on behalf of the Company belongs to the Company. The term of the agreement will continue in perpetuity. The services provided by 1/0 Capital are not integral to the Company’s technology platform and amounts incurred are not material to the Company. In connection with this agreement, the Company incurred gross expenses of $27.8 thousand and $415.1 thousand in the three months ended March 31, 2023 and 2022, respectively. As part of this agreement, the Company may provide access to certain of its employees for use by 1/0 Capital which reduced the amounts owed to 1/0 Capital by none and $18.2 thousand for the three months ended March 31, 2023 and 2022, respectively. The Company recorded net expenses of $27.8 thousand and $396.9 thousand for the three months ended March 31, 2023 and 2022,respectively, and are included within general and administrative expenses on the consolidated statements of operations and comprehensive loss. The Company is invoiced on a net basis and recorded a $129.9 thousand and $177.0 thousand payable as of March 31, 2023 and December 31, 2022, respectively, included within other liabilities, respectively, on the condensed consolidated balance sheets.
TheNumber—The Company originally entered into a data analytics services agreement in August 2016 with TheNumber, LLC (“TheNumber”), an entity affiliated with both Vishal Garg, the Chief Executive Officer, and 1/0 Real Estate.
In September 2021, the Company and TheNumber entered into a technology integration and license agreement, which was amended in November 2021, to develop a consumer credit profile technology which is to be launched in three stages. The first stage involves testing TheNumber’s limited graph Application Programming Interface (“API”) in a testing environment with test data. The second stage involves data such as credit, income, and assets of staged borrowers meeting certain measures of speed and performance. The third stage requires TheNumber to run the product and serve all borrowers on the production side as well as provide data to the Company from its rich data set. The listed services provided by TheNumber are lead generation, market rate analysis, lead growth analysis, property listing analysis, automated valuation models, and financial risk analysis. Both parties agreed to jointly develop all aspects of this program, and the agreement provides for the utilization of TheNumber employees by the Company. In January 2023, the agreement was extended for an additional year. The services provided by TheNumber are not integral to the Company’s technology platform and amounts incurred are not material to the Company. In connection with these agreements, the Company paid expenses of $301.2 thousand and $25.5 thousand for the three months ended March 31, 2023 and 2022 respectively, which are included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss and a payable of $67.4 thousand and $232.0 thousand as of March 31, 2023 and December 31, 2022, respectively, within other liabilities on the condensed consolidated balance sheets.
Holy Machine—In January 2018, the Company entered into a consulting agreement (the “2018 Holy Machine Consulting Agreement”) with Holy Machine LLC (“Holy Machine”) an entity controlled by Aaron Schildkrout, a member of the Company’s board of directors (the “Board of Directors”) at such time. Aaron Schildkrout resigned from the Board of Directors on June 8, 2022 and as an advisor shortly thereafter. The 2018 Holy Machine Consulting Agreement provided for consulting services related to executive recruiting and such other services as mutually agreed upon, and grants Holy Machine 603,024 options with a 4-year vesting period and no cliff at two times the then fair market value of the Company. Further, any inventions, discoveries, improvements or works of authorship made by Holy Machine and the results thereof that may be considered works for made for hire shall be assigned to the Company and be the Company’s exclusive property to which the Company has the exclusive right to obtain and own all copyrights. In May 2020, the parties entered into an amendment to the 2018 Holy Machine Consulting Agreement to insert terms relating to compliance with applicable laws, contracts, and indemnification among the parties. No other terms of the 2018 Holy Machine Consulting Agreement were altered. The agreement ended in November 2022.
In July 2020, the Company and Holy Machine entered into a new consulting agreement (the “2020 Holy Machine Consulting Agreement”). The 2020 Holy Machine Consulting Agreement grants Holy Machine (i) the option to purchase 250,000 shares of the Company’s common stock, with an accompanying stock option agreement having a term of 10 years, at the then fair market value at the time of the grant and (ii) the option to purchase 250,000 shares of the Company’s common stock, with an accompanying stock option agreement having a term of 10 years, with an exercise price per share equal to (a) $15.71 minus (b) the then current fair market value at the time of grant. Both tranches of granted options vest each month on the same day of the month as the vesting commencement date of April 18, 2020, subject to Holy Machine continuing to provide consulting services through each such date, and both have change in control vesting provisions which would result in 100% of unvested options vesting should there be a change of control of the Company, as defined in such a stock option agreement. The term will continue until the services are completed or terminated. The services provided by Holy Machine are not integral to the Company’s technology platform and amounts incurred are not material to the Company. The Company recorded none and $0.1 million of expenses during the three months ended March 31, 2023 and 2022, respectively, which are included within general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss and a payable of none and none as of March 31, 2023 and December 31, 2022, respectively, within other liabilities on the condensed consolidated balance sheets.
Notable—In October 2021, the Company entered into a private label and consumer lending program agreement (the “2021 Notable Program Agreement”) to provide home improvement lines of credit to qualified borrowers of the Company with Notable Finance, LLC (“Notable”), an entity in which Vishal Garg and 1/0 Real Estate collectively hold a majority ownership interest. The program is intended to be used by qualified customers of the Company for home improvement purchases (the “Home Improvement Line of Credit”).
This program required Notable to originate and service the loan and in consideration, the Company pays Notable $600 for each loan originated pursuant to the agreement. In connection with the 2021 Notable Program Agreement, Notable provided a branded prepaid card, similar to a gift card, which converts into an unsecured line of credit in certain circumstances.
For the three months ended March 31, 2023 and 2022, the Company incurred $21.3 thousand and $9.0 thousand, respectively, of expenses under the agreement, of which $16.3 thousand and none are included within mortgage platform expenses, and $5.0 thousand and $9.0 thousand are included within marketing and advertising expenses on the condensed consolidated statements of operations and comprehensive loss, respectively. The Company recorded a payable of $10 thousand and $15.0 thousand included within other liabilities on the condensed consolidated balance sheets as of March 31, 2023 and December 31, 2022, respectively.

In January 2022, Better Trust I, a subsidiary of the Company entered into a master loan purchase agreement (the “Notable MLPA”) with Notable to purchase from Notable up to $20.0 million of unsecured home improvement loans underwritten and originated by Notable for the Company’s customers. Under the Notable MLPA, Notable originated home improvement loans, all of which Notable makes available for purchase by the Company. No additional cost outside the sale of the loan was contemplated by the Notable MLPA. The services provided by Notable are not integral to the Company’s technology platform and expenses incurred are not material to the Company. As of March 31, 2023 and December 31, 2022, the Company had $8.0 million and $8.3 million of unsecured home improvement loans from Notable, which are included within mortgage loans held for sale, at fair value on the condensed consolidated balance sheets.
Truework—The Company is a party to a data analytics services agreement with Zethos, Inc., (“Truework”), an entity in which Vishal Garg, the Chief Executive Officer, is an investor. Under the data analytics services agreement, Truework provides digital Verification of Employment (VOE) and Verification of Income (VOI) services to the Company during the mortgage loan origination process to confirm the employment and income of borrowers seeking a mortgage. This is data required for underwriting mortgages to the specifications of Fannie Mae, Freddie Mac, and private loan purchasers. These data services are standard product offerings of Truework, which they offer to a number of mortgage lenders. Truework is one of multiple vendors the Company uses for VOE and VOI services, the largest other one being The Work Number by Equifax. The Company uses the two vendors interchangeably based on estimated lowest cost and turnaround time. The Company originally entered into the data services agreement in June 2020, and amended the agreement in October 2021 to run until September 30, 2023. In connection with usage of the services, the Company incurred expenses of $43.2 thousand and $172.0 thousand for the three months ended March 31, 2023 and 2022, respectively, which is included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss and a payable of $53.8 thousand and $16.2 thousand included within other liabilities on the condensed consolidated balance sheets as of March 31, 2023 and December 31, 2022, respectively.
Share Repurchases—During the first quarter of 2022, the Company repurchased from former director Gabrielle Toledano a total of 11,122 shares of common stock for an aggregate purchase price of $254,154 to defray taxes associated with vesting of equity awards of such shares. Ms. Toledano subsequently resigned from the Company’s Board in April 2022.
Notes Receivable from Stockholders—The Company, at times, enters into promissory note agreements with certain employees for the purpose of financing the exercise of the Company’s stock options. These employees may have the ability to use the promissory notes to exercise stock options that have not yet been vested by the respective employees. Interest is compounded and accrued based on any unpaid principal balance and is due upon the earliest of maturity, 120 days after an employee leaves the Company, the date the employee sells shares acquired through the promissory note agreement without prior written consent of the Company, or the day prior to the date that any change in the employee’s status would cause the loan to be a prohibited extension or maintenance of credit under Section 402 of the Sarbanes Oxley Act of 2002. The Company included $55.3 million and $53.9 million of the notes, which include the outstanding principal amount and accrued interest, within notes receivable from stockholders in stockholders’ equity (deficit) on the condensed consolidated balance sheets as of March 31, 2023 and December 31, 2022, respectively. The balance as of March 31, 2023 includes $44.8 million of promissory notes due from directors and officers of the Company, of which $41.0 million is due from Vishal Garg. The balance as of December 31, 2022 includes $43.6 million of promissory notes due from directors and officers of the Company, of which $40.2 million was due from Vishal Garg. During the three months ended March 31, 2023 and 2022, the Company recognized interest income from the promissory notes of $0.1 million and $0.1 million, respectively, which is included within interest income on the condensed consolidated statements of operations and comprehensive loss. The notes range in maturity from May 2025 to January 2026 and include interest rates ranging from 0.5% to 2.5% per annum.
10. COMMITMENTS AND CONTINGENCIES
Litigation—The Company, among other things, engages in mortgage lending, title and settlement services, and other financial technology services. The Company operates in a highly regulated industry and may be subject to various legal and administrative proceedings concerning matters that arise in the normal and ordinary course of business, including inquiries, complaints, audits, examinations, investigations, employee labor disputes, and potential enforcement actions from regulatory agencies. While the ultimate outcome of these matters cannot be predicted with certainty due to inherent uncertainties in litigation, management is of the opinion that these matters will not have a material impact on the condensed consolidated financial statements of the Company. The Company accrues for losses when they are probable to occur and such losses are reasonably estimable, and discloses pending litigation if the Company believes a possibility exists that the litigation will have a material effect on its financial results. Legal costs expected to be incurred are accounted for as they are incurred.
The Company is currently a party to pending legal claims and proceedings regarding an employee related labor dispute brought forth during the third quarter of 2020. The dispute alleges that the Company has failed to pay certain employees for overtime and is in violation of the Fair Labor Standards Act and labor laws in the State of California and the State of Florida. The case is still in its early stages and has not yet reached the class certification stage and as such the ultimate outcome cannot be predicted with certainty due to inherent uncertainties in the legal claims. As part of the dispute, the Company included an estimated liability of $8.4 million as of both March 31, 2023 and December 31, 2022, which is included in accounts payable and accrued expenses on the condensed consolidated balance sheets. No additional expense was accrued for the three months ended March 31, 2023. During the first quarter of 2023, the Company settled its employee related labor dispute in the State of Florida for an immaterial amount.
In June 2022, the former Head of Sales and Operations of the Company, Sarah Pierce, filed litigation against the Company, the Company’s founder and CEO Vishal Garg, and the Company’s Chief Administrative Officer and Senior Counsel Nicholas Calamari. The complaint alleges several causes of action including: violation of certain state labor laws, breach of fiduciary duty and defamation against Mr. Garg, aiding and abetting breach of fiduciary duty against Mr. Calamari, and intentional infliction of emotional distress against Mr. Garg and Mr. Calamari. In addition, Ms. Pierce claims that she has filed a notice of claim with the Occupational Safety and Health Administration (“OSHA”) against the Company for retaliation in violation of the Sarbanes-Oxley Act which has been denied. The litigation is still in its early stages and as such no amounts have been estimated or accrued for by the Company related to this matter.
Regulatory Matters—In the third quarter of 2021, following third-party audits of samples of loans produced during the fiscal years 2018, 2019, and 2021, the Company became aware of certain TILA-RESPA Integrated Disclosure (“TRID”) defects in the loan production process that resulted in the final closing costs disclosed in the closing disclosure, in some instances, being greater than those disclosed in the loan estimate. Some of these defects were outside applicable tolerances under the TRID rule, which resulted in potential overcharges to consumers. As of March 31, 2023 and December 31, 2022, the Company included an estimated liability of $12.1 million and $11.9 million, respectively, within accounts payable and accrued expenses on the condensed consolidated balance sheets. For the three months ended March 31, 2023, the Company recorded an additional accrual for these potential TRID defects of $0.2 million and is included within mortgage platform expenses in the condensed consolidated statement of operations and comprehensive loss. This accrual is the Company’s best estimate of potential exposure on the larger population of loans based on the results obtained by the audited sample. The accrued amounts are for estimated refunds potentially due to consumers for TRID tolerance errors for loans produced from 2018 through 2022. The Company completed a TRID audit of 2022 files and is continuing to remediate TRID tolerance defects as necessary.
In the second quarter of 2022, the Company received a voluntary request for documents from the Division of Enforcement of the Securities and Exchange Commission (“SEC”) and subsequently received several subpoenas, indicating that it is conducting an investigation relating to Aurora and the Company to determine if violations of the federal securities laws have occurred. The SEC has requested that Aurora and the Company provide the SEC with certain information and documents. The voluntary and subpoena requests cover, among other things, certain aspects of the Company’s business and operations, certain matters relating to certain actions and circumstances of the Company’s Founder and CEO and his other business activities, related party transactions, public statements made about the Company’s proprietary mortgage platform, the Company’s financial condition, and allegations made in litigation filed by Sarah Pierce, the Company’s former Head of Sales and Operations. The Company is cooperating with the SEC. As the investigation is ongoing, it is uncertain how long the investigation will continue or whether, at its conclusion, the SEC will bring an enforcement action against either Aurora or the Company or any of their personnel and, if it does, what remedies it may seek.
Loan Commitments—The Company enters into IRLCs to fund mortgage loans, at specified interest rates and within a specified period of time, with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. As of March 31, 2023, the Company had outstanding commitments to fund mortgage loans in notional amounts of approximately $375.4 million. The IRLCs derived from those notional amounts are recorded within derivative assets and liabilities, at fair value as of March 31, 2023 and December 31, 2022, respectively, on the condensed consolidated balance sheets. See Note 13.
Forward Sale Commitments—In the ordinary course of business, the Company enters into contracts to sell existing LHFS or loans committed but yet to be funded into the secondary market at specified future dates. As of March 31, 2023, the Company had outstanding forward sales commitment contracts of notional amounts of approximately $711.0 million. The forward sales commitments derived from those notional amounts are recorded within derivative assets and liabilities, at fair value as of March 31, 2023 and December 31, 2022, respectively, on the condensed consolidated balance sheets. See Note 13.
Concentrations—See below for areas considered to be concentrations of credit risk for the Company:
Significant loan purchasers are those which represent more than 10% of the Company’s loan volume. During the three months ended March 31, 2023 and 2022, the Company had one loan purchaser that accounted for 79% and 75% of loans sold by the Company.
Concentrations of credit risk associated with the LHFS carried at fair value are limited due to the large number of borrowers and their dispersion across many geographic areas throughout the United States. As of March 31, 2023, the Company originated 13% of its LHFS secured by properties in each of Florida and Texas. As of December 31, 2022, the company originated 11% of its LHFS secured by properties in each of California and Texas and 10% of its LHFS secured by properties in Florida.
The Company maintains cash and cash equivalent balances at various financial institutions. Cash accounts at each bank are insured by the Federal Deposit Insurance Corporation for amounts up to $0.25 million. As of March 31, 2023 and December 31, 2022, the majority of the Company’s cash and cash equivalent balances are in excess of the insured limits at various financial institutions.
Advanced Loan Origination Fees (Deferred Revenue)—Deferred revenue primarily consists of advance payments for loan origination and servicing on behalf of an integrated relationship partner. The total advance was for $50.0 million which was received and included in deferred revenue as of March 31, 2023 and December 31, 2022. The advance payments received were recognized in revenue starting in August 2022 through August 2023. The Company must repay the advance in three tranches, $20.0 million due December 2022, $15.0 million due April 2023, and $15.0 million due October 2023, each to be reduced by the amount of loan origination revenue earned between the tranches. As of March 31, 2023 and December 31, 2022, the Company repaid $12.9 million of the first tranche after reductions for loan origination revenue earned within mortgage platform revenue from August 2022 through December 31, 2022. As of March 31, 2023, the Company included deferred revenue of $27.7 million within other liabilities on the condensed consolidated balance sheets. Subsequent to March 31, 2023, the Company repaid $12.7 million in April 2023.

On March 10, 2023, the California Department of Financial Protection and Innovation declared Silicon Valley Bank (“SVB”) insolvent and appointed the FDIC as receiver. On March 13, 2023, the FDIC announced that all deposits and substantially all assets of SVB were transferred to a bridge bank, and that all depositors will be made whole. In March 2023, the Company transferred cash held at SVB to other financial institutions and does not have any remaining material banking relationship with SVB outside of a standby letter of credit in place with SVB of approximately $6.5 million securing obligations under certain of the Company’s office lease agreements which is classified on the Company’s consolidated balance sheet within prepaid expenses and other assets. The Company does not expect this matter to materially impact its operations or ability to meet its cash obligations.

Escrow Funds—In accordance with its lender obligations, the Company maintains a separate escrow bank account to hold borrower funds pending future disbursement. The Company administers escrow deposits representing undisbursed amounts received for payment of property taxes, insurance and principal, and interest on mortgage loans held for sale. The Company also administers customer deposits in relation to other non-mortgage products and services that the Company offers. These funds are shown as restricted cash and there is a corresponding escrow payable on the consolidated balance sheet, as they are being held on behalf of the borrower or customer. The balance in these accounts as of March 31, 2023 and December 31, 2022 was $7.7 million and $8.0 million, respectively. In some instances the Company may administer funds that are legally owned by a third-party which are excluded from the condensed consolidated balance sheets which amounted to $0.5 million and $0.3 million as of March 31, 2023 and December 31, 2022, respectively.
11. RISKS AND UNCERTAINTIES
In the normal course of business, companies in the mortgage lending industry encounter certain economic and regulatory risks. Economic risks include credit risk and interest rate risk, in either a rising or declining interest rate environment. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which loans are being held for sale by the Company.
Interest Rate Risk—The Company is subject to interest rate risk in a rising interest rate environment, as the Company may experience a decrease in loan production, as well as decreases in the fair value of LHFS, loan applications in process with locked-in rates, and commitments to originate loans, which may negatively impact the Company’s operations. To preserve the value of such fixed-rate loans or loan applications in process with locked-in rates, agreements are executed for best effort or mandatory loan sales to be settled at future dates with fixed prices. These loan sales take the form of short-term forward sales of mortgage-backed securities and commitments to sell loans to loan purchasers.
Alternatively, in a declining interest rate environment, customers may withdraw their loan applications that include locked-in rates with the Company. Additionally, when interest rates decline, interest income received from LHFS will decrease. The Company uses an interest rate hedging program to manage these risks. Through this program, mortgage-backed securities are purchased and sold forward.
For all counterparties with open positions as of March 31, 2023, in the event that the Company does not deliver into the forward-delivery commitments, they can be settled on a net basis. Net settlements entail paying or receiving cash based upon the change in market value of the existing instrument.
The Company currently uses forward sales of mortgage-backed securities, interest rate commitments from borrowers, and mandatory and/or best-efforts forward commitments to sell loans to loan purchasers to protect the Company from interest rate fluctuations. These short-term instruments, which do not require any payments to be paid to the counterparty in connection with the execution of the commitments, are generally executed simultaneously.
Credit Risk—The Company’s hedging program is not designated as formal hedging from an accounting standpoint, contains an element of risk because the counterparties to its mortgage securities transactions may be unable to meet their obligations. While the Company does not anticipate nonperformance by any counterparty, it is exposed to potential credit losses in the event the counterparty fails to perform. The Company’s exposure to credit risk in the event of default by the counterparty is the difference between the contract and the current market price. The Company minimizes its credit risk exposure by limiting the counterparties to well-established banks and securities dealers who meet established credit and capital guidelines.
Loan Repurchase Reserve—The Company sells loans to loan purchasers without recourse. As such, the loan purchasers have assumed the risk of loss or default by the borrower. However, the Company is usually required by these loan purchasers to make certain standard representations and warranties relating to the loan. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these loan purchasers for losses. In addition, if loans pay-off within a specified time frame the Company may be required to refund a portion of the sales proceeds to the loan purchasers. The Company repurchased $8.2 million (21 loans) and $36.1 million (73 loans) in unpaid principal balance of loans during the three months ended March 31, 2023 and 2022, respectively related to its loan repurchase obligations. The Company’s loan repurchase reserve as of March 31, 2023 and December 31, 2022 was $26.6 million and $26.7 million, respectively, and is included within other liabilities on the condensed consolidated balance sheets. The provision for the loan repurchase reserve is included within mortgage platform expenses on the condensed consolidated statement of operations and comprehensive loss. The following presents the activity of the Company’s loan repurchase reserve:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Loan repurchase reserve at beginning of period	$26,745	$17,540
Provision	2,124	6,741
Charge-offs	(2,278)	(5,337)
Loan repurchase reserve at end of period	$26,591	$18,944
Borrowing Capacity—The Company funds the majority of mortgage loans on a short-term basis through committed and uncommitted warehouse lines as well as from operations for any amounts not advanced by warehouse lenders. As a result, the Company’s ability to fund current operations depends on its ability to secure these types of short-term financings. If the Company’s principal lenders decided to terminate or not to renew any of the warehouse lines with the Company, the loss of borrowing capacity could be detrimental to the Company’s condensed consolidated financial statements unless the Company found a suitable alternative source.

12. Net Income (Loss) per share
The computation of net loss per share and weighted average shares of the Company's common stock outstanding during the periods presented is as follows:

	Three Months Ended March 31,
(Amounts in thousands, except for share and per share amounts)	2023	2022
Basic net loss per share:
Net loss	$(89,895)	$(328,986)
Income allocated to participating securities	—	—
Net loss attributable to common stockholders - Basic	$(89,895)	$(328,986)

Diluted net loss per share:
Net loss attributable to common stockholders - Basic	$(89,895)	$(328,986)
Interest expense and change in fair value of bifurcated derivatives on convertible notes	—	—
Income allocated to participating securities	—	—
Net loss income attributable to common stockholders - Diluted	$(89,895)	$(328,986)

Shares used in computation:
Weighted average common shares outstanding	97,336,094	93,665,693
Weighted-average effect of dilutive securities:
Assumed exercise of stock options	—	—
Assumed exercise of warrants	—	—
Assumed conversion of convertible preferred stock	—	—
Diluted weighted-average common shares outstanding	97,336,094	93,665,693

Earnings (loss) per share attributable to common stockholders:
Basic	(0.92)	$(3.51)
Diluted	(0.92)	$(3.51)
Basic and diluted earnings (loss) per share are the same for each class of common stock because they are entitled to the same dividend rights. Basic and diluted earnings (loss) per share are presented together as the amounts for basic and diluted earnings (loss) per share are the same for each class of common stock. There were no preferred dividends declared or accumulated during the three months ended March 31, 2023 and 2022. The Company applies the two-class method which requires earnings available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed. The Company’s outstanding convertible preferred stock is a participating security as the holders of such shares participate in earnings but do not contractually participate in the Company’s losses. The Company's potentially dilutive securities, which include stock options, convertible preferred stock that would have been issued under the if-converted method, warrants to purchase shares of common stock, warrants to purchase shares of preferred stock, and stock options exercised, not vested, have been excluded from the computation of diluted net loss per share, as the effect would be to reduce the net loss per share or increase net income(loss) per share. The Company excluded the following securities, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated as including them would have had an anti-dilutive effect:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Convertible preferred stock (2)	108,721	107,635
Pre-Closing Bridge Notes	250,176	252,533
Options to purchase common stock (1)	46,149	2,593
Warrants to purchase convertible preferred stock (1)	4,774	2,880
Warrants to purchase common stock (1)	1,875	—
Total	411,696	365,641
__________________
(1)Securities have an antidilutive effect under the treasury stock method.
(2)Not applicable under the treasury stock method and therefore antidilutive.
13. FAIR VALUE MEASUREMENTS
The Company’s financial instruments measured at fair value on a recurring basis are summarized below:

	March 31, 2023
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale, at fair value	$—	$354,425	$—	$354,425
Derivative assets, at fair value (1)	—	—	2,964	2,964
Bifurcated derivative	—	—	234,716	234,716
Total Assets	$—	$354,425	$237,681	$592,105

Derivative liabilities, at fair value (1)	$—	$6,036	$230	$6,266
Convertible preferred stock warrants (2)	—	—	2,543	2,543
Total Liabilities	$—	$6,036	$2,772	$8,808

	December 31, 2022
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale, at fair value	$—	$248,826	$—	$248,826
Derivative assets, at fair value (1)	—	2,732	316	3,048
Bifurcated derivative	—	—	236,603	236,603
Total Assets	$—	$251,558	$236,919	$488,477

Derivative liabilities, at fair value (1)	$—	$—	$1,828	$1,828
Convertible preferred stock warrants (2)	—	—	3,096	3,096
Total Liabilities	$—	$—	$4,924	$4,924
__________________
(1)As of March 31, 2023 and December 31, 2022, derivative assets and liabilities represent both IRLCs and forward sale commitments.
(2)Fair value is based on the intrinsic value of the Company’s underlying stock price at each balance sheet date and includes certain assumptions with regard to volatility.

Specific valuation techniques and inputs used in determining the fair value of each significant class of assets and liabilities are as follows:
Mortgage Loans Held for Sale—The Company originates certain LHFS to be sold to loan purchasers and elected to carry these loans at fair value in accordance with ASC 825. The fair value is primarily based on the price obtained for other mortgage loans with similar characteristics. The changes in fair value of these assets are largely driven by changes in interest rates subsequent to loan funding and receipt of principal payments associated with the relevant LHFS.
Derivative Assets and Liabilities—The Company uses derivatives to manage various financial risks. The fair values of derivative instruments are determined based on quoted prices for similar assets and liabilities, dealer quotes, and internal pricing models that are primarily sensitive to market observable data. The Company utilizes IRLCs and forward sale commitments. The fair value of IRLCs, which are related to mortgage loan commitments, is based on quoted market prices, adjusted by the pull-through factor, and includes the value attributable to the net servicing fee. The Company evaluated the significance and unobservable nature of the pull-through factor and determined that the classification of IRLCs should be Level 3 as of March 31, 2023 and December 31, 2022. Significant changes in the pull-through factor of the IRLCs, in isolation, could result in significant changes in the IRLCs’ fair value measurement. The value of IRLCs also rises and falls with changes in interest rates; for example, entering into interest rate lock commitments at low interest rates followed by an increase in interest rates in the market, will decrease the value of IRLC. The Company had purchases/issuances of approximately $0.9 million and $1.7 million of IRLCs during the three months ended March 31, 2023 and 2022, respectively.
The number of days from the date of the IRLC to expiration of the rate lock commitment outstanding as of March 31, 2023 was approximately 60 days on average. The Company attempts to match the maturity date of the IRLCs with the forward commitments. Derivatives are presented in the condensed consolidated balance sheets under derivative assets, at fair value and derivative liabilities, at fair value. During the three months ended March 31, 2023, the Company recognized $4.2 million of gains and $4.5 million of losses related to changes in the fair value of IRLCs and forward sale commitments, respectively. During the three months ended March 31, 2022, the Company recognized $22.9 million of losses and $125.2 million of gains related to changes in the fair value of IRLCs and forward sale commitments, respectively. Gains and losses related to changes in the fair value of IRLCs and forward sale commitments are included in mortgage platform revenue, net within the condensed consolidated statements of operations and comprehensive loss. Unrealized activity related to changes in the fair value of forward sale commitments were $8.8 million of losses and $18.9 million of gains, included in the $4.5 million of losses and $125.2 million of gains, during the three months ended March 31, 2023 and 2022, respectively. The notional and fair value of derivative financial instruments not designated as hedging instruments were as follows:

(Amounts in thousands)	Notional Value	Derivative Asset	Derivative Liability
Balance as of March 31, 2023
IRLCs	$375,446	$2,964	$230
Forward commitments	$711,000	—	6,036
Total		$2,964	$6,266

Balance as of December 31, 2022
IRLCs	$225,372	$316	$1,828
Forward commitments	$422,000	2,732	—
Total		$3,048	$1,828
Convertible Preferred Stock Warrants—The Company issued warrants to certain investors and to the Lender under its corporate line of credit (see Note 8). The Company obtains a fair value analysis from a third party to assist in determination of the fair value of warrants. The Company used the Black-Scholes option-pricing model to estimate the fair value of the warrants at the issuance date and as of March 31, 2023 and December 31, 2022, which is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy. Significant changes in the unobservable inputs could result in significant changes in the fair value of the convertible preferred stock warrants. The warrant valuation was based on the intrinsic value of the Company’s underlying stock price and includes certain assumptions such as risk free rate, volatility rate, and expected term.
Bifurcated Derivative—The Company’s Pre-Closing Bridge Notes included embedded features that are separately accounted for and are marked to fair value at each reporting period with changes included in change in fair value of bifurcated derivative on the consolidated statements of operations and comprehensive loss. The Company obtains a fair value analysis from a third party to assist in determination of the fair value of the bifurcated derivative. In estimating the fair value of the bifurcated derivative, management considers factors management believes are material to the valuation process, including, but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As there is no active market for the Company’s equity, the fair value of the bifurcated derivative is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy. Management believes the combination of these factors provides an appropriate estimate of the expected fair value and reflects the best estimate of the fair value of the bifurcated derivative.
As of March 31, 2023 and December 31, 2022, Level 3 instruments include IRLCs, and convertible preferred stock warrants. The following table presents the rollforward of Level 3 IRLCs:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Balance at beginning of period	$(1,513)	$7,568
Change in fair value of IRLCs	4,247	(22,891)
Balance at end of period	$2,734	$(15,323)
The following table presents the rollforward of Level 3 bifurcated derivative:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Balance at beginning of period	$236,603	$—
Change in fair value of bifurcated derivative	$(1,887)	$—
Balance at end of period	$234,716	$—
The following table presents the rollforward of Level 3 convertible preferred stock warrants:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Balance at beginning of period	$3,096	$31,997
Exercises	—	—
Change in fair value of convertible preferred stock warrants	(553)	(8,277)
Balance at end of period	$2,543	$23,720

Counterparty agreements for forward sale commitments contain master netting agreements, which contain a legal right to offset amounts due to and from the same counterparty and can be settled on a net basis. The table below presents gross amounts of recognized assets and liabilities subject to master netting agreements.

(Amounts in thousands)	Gross Amount of Recognized Assets	Gross Amount of Recognized Liabilities	Net Amounts Presented in the Condensed Consolidated Balance Sheet
Offsetting of Forward Commitments - Assets
Balance as of:
March 31, 2023:	$—	$—	$—
December 31, 2022	$3,263	$(531)	$2,732

Offsetting of Forward Commitments - Liabilities
Balance as of:
March 31, 2023:	$383	$(6,418)	$(6,035)
December 31, 2022	$—	$—	$—
Significant Unobservable Inputs—The following table presents quantitative information about the significant unobservable inputs used in the recurring fair value measurements categorized within Level 3 of the fair value hierarchy:

	March 31, 2023
(Amounts in dollars, except percentages)	Range	Weighted Average
Level 3 Financial Instruments:
IRLCs
Pull-through factor	13.85% -96.31%	82.2%
Bifurcated derivative
Risk free rate	4.88%	4.9%
Expected term (years)	0.50	0.50
Fair value of new preferred or common stock	$5.48 - $20.65	$9.27
Convertible preferred stock warrants
Risk free rate	3.56%- 3.67%	3.6%
Volatility rate	38.9% - 119.9%	65.0%
Expected term (years)	3.99 - 5.49	4.7
Fair value of common stock	$0.00 - $4.74	$1.37

	December 31, 2022
(Amounts in dollars, except percentages)	Range	Weighted Average
Level 3 Financial Instruments:
IRLCs
Pull-through factor	14.66% -96.57%	79.6%
Bifurcated derivative
Risk free rate	4.69%	4.69%
Expected term (years)	0.75	0.75
Fair value of new preferred or common stock	$10.63 - $19.05	$9.77
Convertible preferred stock warrants
Risk free rate	3.94%- 4.04%	4.00%
Volatility rate	40.4% - 123.8%	65.0%
Expected term (years)	4.24- 5.74	4.8
Fair value of common stock	$0.00 - $6.60	$1.60
U.S. GAAP requires disclosure of fair value information about financial instruments, whether recognized or not recognized in the condensed consolidated financial statements, for which it is practical to estimate the fair value. In cases where quoted market prices are not available, fair values are based upon the estimation of discount rates to estimated future cash flows using market yields or other valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimates of fair value in both inactive and orderly markets. Accordingly, fair values are not necessarily indicative of the amount the Company could realize on disposition of the financial instruments in a current market exchange. The use of market assumptions or estimation methodologies could have a material effect on the estimated fair value amounts.
The estimated fair value of the Company’s cash and cash equivalents, restricted cash, warehouse lines of credit, and escrow funds approximates their carrying values as these financial instruments are highly liquid or short-term in nature. The following table presents the carrying amounts and estimated fair value of financial instruments that are not recorded at fair value on a recurring or non-recurring basis:

		March 31, 2023		December 31, 2022
(Amounts in thousands)	Fair Value Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Loan commitment asset	Level 3	$16,119	$55,847	$16,119	$54,654
Pre-Closing Bridge Notes	Level 3	$750,000	$271,476	$750,000	$269,067
Corporate line of credit	Level 3	$121,718	$123,938	$144,403	$145,323
The corporate line of credit was valued using a Black Derman Toy model which incorporates the option to prepay given the make-whole premium as well as other inputs such as risk-free rates and credit spreads. In determining the fair value of the loan commitment asset and the Pre-Closing Bridge Notes, management uses factors that are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As a number of assumptions and estimates were involved that are largely unobservable, loan commitment asset and Pre-Closing Bridge Notes are classified as Level 3 inputs within the fair value hierarchy.
14. INCOME TAXES
The Company recorded total income tax expense of $1.4 million and $1.4 million for the three months ended March 31, 2023 and 2022, respectively. The Company’s quarterly tax provision, and estimate of its annual effective tax rate, is subject to variation due to several factors, including the ability to accurately project the Company’s pre-tax income or loss for the year and the mix of earnings among various tax jurisdictions. The year-to-date effective tax rate, after discrete items, of (1.61)% for the three months ended March 31, 2023, changed from (0.41)% for the three months ended March 31, 2022, as the Company was subject to withholding taxes and is forecasting reduction in losses for 2023. The income tax expense for the three months ended March 31, 2023 relates to the pre-tax income projections and dividend income withholding tax paid in certain foreign jurisdictions where the Company files standalone returns.
As of each reporting date, the Company considers existing evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred income tax assets. The Company is in a three year cumulative loss position as of March 31, 2023. Further, due to losses being estimated in the future, management continues to believe it is more likely than not that the benefit of the deferred income tax assets will not be realized. In recognition of this risk, the Company continues to provide a full valuation allowance on deferred income tax assets.
15. CONVERTIBLE PREFERRED STOCK
The Company had outstanding the following series of convertible preferred stock:

	As of
	March 31, 2023		December 31, 2022
(Amounts in thousands, except share amounts)	Shares Authorized	Shares Issued and outstanding	Shares Authorized	Shares Issued and outstanding
Series D Preferred Stock	8,564,688	7,782,048	8,564,688	7,782,048
Series D-1 Preferred Stock	8,564,688	—	8,564,688	—
Series D-2 Preferred Stock	6,970,478	6,671,168	6,970,478	6,671,168
Series D-3 Preferred Stock	299,310	299,310	299,310	299,310
Series D-4 Preferred Stock	347,451	347,451	347,451	347,451
Series D-5 Preferred Stock	347,451	—	347,451	—
Series C Preferred Stock	43,495,421	32,761,731	43,495,421	32,761,731
Series C-1 Preferred Stock	43,495,421	2,924,746	43,495,421	2,924,746
Series C-2 Preferred Stock	6,093,219	4,586,357	6,093,219	4,586,357
Series C-3 Preferred Stock	6,458,813	2,737,502	6,458,813	2,737,502
Series C-4 Preferred Stock	710,294	710,294	710,294	710,294
Series C-5 Preferred Stock	6,093,219	1,506,862	6,093,219	1,506,862
Series C-6 Preferred Stock	6,458,813	3,721,311	6,458,813	3,721,311
Series C-7 Preferred Stock	3,217,220	1,462,373	3,217,220	1,462,373
Series B Preferred Stock	13,005,760	9,351,449	13,005,760	9,351,449
Series B-1 Preferred Stock	4,100,000	3,654,311	4,100,000	3,654,311
Series A Preferred Stock	30,704,520	22,661,786	30,704,520	22,661,786
Series A-1 Preferred Stock	8,158,764	7,542,734	8,158,764	7,542,734
Total convertible preferred stock	197,085,530	108,721,433	197,085,530	108,721,433

Convertible Preferred Stock Warrants—The Company had outstanding the following convertible preferred stock warrants:

				No. Warrants
(Amounts in thousands, except no. warrants and strike prices)				March 31, 2023	December 31, 2022	Strike	Valuation at Issuance
September 2018	Series C Preferred	9/28/2018	9/28/2028	756,500	756,500	$1.81	$170
February 2019	Series C Preferred	2/6/2019	9/28/2028	50,320	50,320	$1.81	$12
March 2019	Series C Preferred	3/29/2019	3/29/2026	375,000	375,000	$3.42	$87
April 2019	Series C Preferred	4/17/2019	4/17/2029	1,169,899	1,169,899	$3.42	$313
March 2020	Series C Preferred	3/25/2020	3/25/2027	134,212	134,212	$5.00	$201
Total				2,485,931	2,485,931
The Company valued these warrants at issuance and at each reporting period, using the Black-Scholes option-pricing model and their respective terms, as can be seen below:

(Amounts in thousands, except per share amounts)	March 31, 2023		December 31, 2022
Issuance	Fair value per share	Fair Value	Fair value per share	Fair Value
September 2018	$1.43	$1,082	$1.66	$1,256
February 2019	$1.43	72	$1.66	84
March 2019	$0.84	315	$1.06	397
April 2019	$0.84	983	$1.06	1,240
March 2020	$0.68	90	$0.89	119
Total		$2,543		$3,096
Warrants for Series C Preferred Stock, related to the above issuances, are recorded as liabilities at fair value, resulting in a liability of $2.5 million and $3.1 million as of March 31, 2023 and December 31, 2022, respectively. The change in fair value of warrants for the three months ended March 31, 2023 and 2022 was a gain of $0.6 million and a gain of $8.3 million, respectively, and was recorded in change in fair value of warrants within the condensed consolidated statements of operations and comprehensive loss.

16. STOCKHOLDERS' EQUITY
The Company's equity structure consists of different classes of common stock which is presented in the order of liquidation preference below:

	As of March 31, 2023			As of December 31, 2022
(Amounts in thousands, except share amounts)	Shares Authorized	Shares Issued and outstanding	Par Value	Shares Authorized	Shares Issued and outstanding	Par Value
Common A Stock	8,000,000	8,000,000	$1	8,000,000	8,000,000	$1
Common B Stock	192,457,901	56,089,586	5	192,457,901	56,089,586	5
Common B-1 Stock	77,517,666	—	—	77,517,666	—	—
Common O Stock	77,333,479	34,243,837	4	77,333,479	33,988,770	4
Total common stock	355,309,046	98,333,423	$10	355,309,046	98,078,356	$10
Common Stock—The holders of Common A Stock, Common B Stock, and Common O Stock (collectively, “Voting Common Stock”) are entitled to one vote for each share. Shares of Common B-1 Stock do not have voting rights. Additionally, upon a qualified transfer, the holder can convert any shares of Common B-1 Stock into an equivalent number of shares of Common B Stock without the payment of additional consideration.
Common Stock Warrants—The Company had outstanding the following common stock warrants as of both March 31, 2023 and December 31, 2022, respectively:

(Amounts in thousands, except warrants, price, and per share amounts)
Issuance	Share Class	Issue Date	Expiration Date	No. Warrants	Strike	Valuation at Issuance
March 2019	Common B	3/29/2019	3/29/2026	375,000	$0.71	$179
March 2020	Common B	3/25/2020	3/25/2027	1,500,000	$3.42	$271
Total equity warrants				1,875,000
Notes Receivable from Stockholders—The Company issued notes to stockholders to fund the payment of the exercise price of the stock options granted to such stockholders. The Company also generally allows stock option holders to early exercise stock options prior to the vesting date. The notes issued to stockholders to fund the exercises may include the exercise of stock options that have been vested by the holder as well as stock options that have not yet been vested by the holder. As of March 31, 2023 and December 31, 2022, the Company had a total of $65.2 million and $65.2 million, respectively, of outstanding promissory notes.
Of the notes outstanding as of March 31, 2023 and December 31, 2022, $55.3 million and $53.9 million, respectively, were issued for the exercise of stock options vested and are recorded as a component of stockholders’ equity within the condensed consolidated balance sheets.
Of the notes outstanding as of March 31, 2023 and December 31, 2022, $9.9 million and $11.3 million, respectively, were issued for the early exercise of stock options not yet vested. Notes issued for the early exercise of stock options not yet vested are not reflected within stockholders’ equity on the condensed consolidated balance sheets as they relate to unvested share awards and therefore are considered non-substantive exercises. The notes bear annual interest payable upon maturity of the respective note (see Note 9).

17. STOCK-BASED COMPENSATION
Equity Incentive Plans— Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement.
The Company generally allows stock option holders to early exercise in exchange for cash prior to the vesting date. Shares of Common O Stock issued upon early exercise are considered shares restricted until the completion of the original vesting period of the options and are therefore classified to stock options exercised, not vested on the condensed consolidated balance sheets within other liabilities based upon the respective exercise price of the stock option and are not remeasured. Upon the completion of the vesting period, the Company reclassifies the liability to additional paid in capital on the condensed consolidated balance sheets. Included within other liabilities on the condensed consolidated balance sheets as of March 31, 2023 and December 31, 2022 was $1.6 million and $1.7 million, respectively, of stock options exercised, not vested, which represents 1,828,042 and 1,944,049, respectively, of restricted shares.
Stock-Based Compensation Expense—The total of all stock-based compensation expense related to employees are reported in the following line items within the condensed consolidated statements of operations and comprehensive loss:

	Three Months Ended March 31,
(Amounts in thousands)	2023	2022
Mortgage platform expenses	$970	$2,237
Other platform expenses	189	360
General and administrative expenses	4,249	7,143
Marketing expenses	50	170
Technology and product development expenses (1)	1,046	4,341
Total stock-based compensation expense	$6,504	$14,251
__________________
(1)Technology and product development expense excludes $0.7 million and $3.3 million of stock-based compensation expense, which was capitalized (see Note 6) for the three months ended March 31, 2023 and 2022, respectively
18. REGULATORY REQUIREMENTS
The Company is subject to various local, state, and federal regulations related to its loan production by the various states it operates in, as well as federal agencies such as the Consumer Financial Protection Bureau (“CFPB”), U.S. Department of Housing and Urban Development (“HUD”), and The Federal Housing Administration (“FHA”) and is subject to the requirements of the agencies to which it sells loans, such as FNMA and FMCC. As a result, the Company may become involved in requests for information, periodic reviews, investigations, and proceedings by such various federal, state, and local regulatory bodies and agencies.
The Company is required to meet certain minimum net worth, minimum capital ratio and minimum liquidity requirements, including those established by HUD, FMCC and FNMA. As of March 31, 2023, the most restrictive of these requirements require the Company to maintain a minimum net worth of $1.0 million, liquidity of $0.2 million, and a minimum capital ratio of 6%. As of March 31, 2023, the Company was in compliance with these requirements.
Additionally, the Company is subject to other financial requirements established by FNMA, which include a limit for a decline in net worth and quarterly profitability requirements. On March 12, 2023 and subsequently on May 19, 2023, FNMA provided notification to the Company that the Company had failed to meet FNMA’s financial requirements due to the Company’s decline in profitability and material decline in net worth. The material decline in net worth and decline in profitability permit FNMA to declare a breach of the Company’s contract with FNMA. The Company, following certain forbearance agreements from FNMA that instituted additional financial requirements on the Company that are pending FNMA’s administrative process for completion, remains in compliance with these requirements as of the date hereof. FNMA and other regulators and GSEs are not required to grant any forbearances, amendments, extensions or waivers and may determine not to do so.

19. SUBSEQUENT EVENTS
The Company evaluated subsequent events from the date of the condensed consolidated balance sheets of March 31, 2023 through June 28, 2023, the date the condensed consolidated financial statements were issued, and has determined that, there have been no subsequent events that require recognition or disclosure in the condensed consolidated financial statements, except as described in Note 5, Note 10, Note 18 and as follows:
Acquisition regulatory approval—In March 2023, the Company obtained regulatory approval from the financial control authorities in the U.K. to close on its acquisition of a banking entity in the U.K. The acquisition is for a total remaining consideration of approximately $13.8 million, in addition to the Company’s $2.4 million equity investment during the fourth quarter of 2022. The Company subsequently closed on the acquisition on April 1, 2023.

*****

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Better Holdco, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Better Holdco, Inc. and subsidiaries (the "Company") as of December 31, 2022, and 2021, and the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses from operations and is experiencing difficulty in generating sufficient cash flow to sustain its operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

New York, NY

May 11, 2023
We have served as the Company's auditor since 2020.

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
(Amounts in thousands, except share and per share amounts)	2022	2021
Assets
Cash and cash equivalents	$317,959	$938,319
Restricted cash	28,106	40,555
Mortgage loans held for sale, at fair value (including amounts purchased from related parties of $8,320 and none as of December 31, 2022 and 2021, respectively)	248,826	1,854,435
Other receivables, net (including amounts from related parties of none and $37 as of December 31, 2022 and 2021, respectively)	16,285	54,162
Property and equipment, net	30,504	40,959
Right-of-use assets	41,979	56,970
Internal use software and other intangible assets, net	61,996	72,489
Goodwill	18,525	19,811
Derivative assets, at fair value	3,048	9,296
Prepaid expenses and other assets	66,572	90,998
Bifurcated derivative	236,603	—
Loan commitment asset	16,119	121,723
Total Assets	$1,086,522	$3,299,717
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Liabilities
Warehouse lines of credit	$144,049	$1,667,917
Pre-Closing Bridge Notes	750,000	477,333
Corporate line of credit, net	144,403	149,022
Accounts payable and accrued expenses	88,983	133,256
Escrow payable	8,001	11,555
Derivative liabilities, at fair value	1,828	2,382
Convertible preferred stock warrants	3,096	31,997
Lease liabilities	60,049	73,657
Other liabilities (includes $440 and $411 payable to related parties as of December 31, 2022 and 2021, respectively)	59,933	76,158
Total Liabilities	1,260,342	2,623,277
Commitments and contingencies (see Note 13)
Convertible preferred stock, $0.0001 par value; 197,085,530 shares authorized, 108,721,433 shares issued and outstanding as of both December 31, 2022 and 2021, and $420,742 and $506,450 liquidation preference as of December 31, 2022 and 2021, respectively	436,280	436,280
Stockholders’ (Deficit) Equity
Common stock $0.0001 par value; 355,309,046 shares authorized as of both December 31, 2022 and 2021, and 98,078,356 and 99,067,159 shares issued and outstanding as of December 31, 2022 and 2021, respectively	10	10
Notes receivable from stockholders	(53,900)	(38,633)
Additional paid-in capital	626,628	571,501
Accumulated deficit	(1,181,415)	(292,613)
Accumulated other comprehensive loss	(1,423)	(105)
Total Stockholders’ (Deficit) Equity	(610,100)	240,160
Total Liabilities, Convertible Preferred Stock, and Stockholders’ (Deficit) Equity	$1,086,522	$3,299,717
The accompanying notes are an integral part of these consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
(Amounts in thousands, except share and per share amounts)	2022	2021
Revenues:
Mortgage platform revenue, net	$105,658	$1,088,223
Cash offer program revenue	228,721	39,361
Other platform revenue	38,942	94,388
Net interest income (expense)
Interest income	26,714	89,627
Warehouse interest expense	(17,059)	(69,929)
Net interest income (expense)	9,655	19,698
Total net revenues	382,976	1,241,670
Expenses:
Mortgage platform expenses (includes amounts to related parties of $1,940 and $396 for the years ended December 31, 2022, and 2021, respectively. See Note 12	327,815	700,113
Cash offer program expenses	230,144	39,505
Other platform expenses	59,656	100,075
General and administrative expenses (includes amounts to related parties of $583 and $1,585 for the years ended December 31, 2022 ,and 2021, respectively. See Note 12)	194,565	231,220
Marketing and advertising expenses (includes amounts to related parties of $55 and $575 for the years ended December 31, 2022 and 2021, respectively. See Note 12)	69,021	248,895
Technology and product development expenses	124,912	144,490
Restructuring and impairment expenses (see Note 4)	247,693	17,048
Total expenses	1,253,806	1,481,346
Income (loss) from operations	(870,830)	(239,676)
Interest and other income (expense), net
Other income (expense)	3,741	—
Interest and amortization on non-funding debt	(13,450)	(11,834)
Interest on Pre-Closing Bridge Notes	(272,667)	(19,211)
Change in fair value of convertible preferred stock warrants	28,901	(32,790)
Change in fair value of bifurcated derivative	236,603	—
Total interest and other expense, net	(16,872)	(63,835)
Income (loss) before income tax expense (benefit)	(887,702)	(303,511)
Income tax expense (benefit)	1,100	(2,383)
Net loss	(888,802)	(301,128)
Other comprehensive loss:
Foreign currency translation adjustment, net of tax	(1,318)	35
Comprehensive loss	$(890,120)	$(301,093)
Per share data:
Loss per share attributable to common stockholders:
Basic	$(9.33)	$(3.46)
Diluted	$(9.33)	$(3.46)
Weighted average common shares outstanding — basic	95,303,684	86,984,646
Weighted average common shares outstanding — diluted	95,303,684	86,984,646
The accompanying notes are an integral part of these consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Year Ended December 31, 2022

	Convertible preferred stock		Common Stock		Notes Receivables from Stockholders	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value
Balance—December 31, 2021	108,721,433	$436,280	99,067,159	$10	$(38,633)	$571,501	$(292,613)	$(105)	$240,160
Issuance of common stock	—	—	1,493,076	—	—	15,323	—	—	15,323
Repurchase or cancellation of common stock	—	—	(2,481,879)	—	—	(2,804)	—	—	(2,804)
Stock-based compensation	—	—	—	—	—	42,608	—	—	42,608
Vesting of common stock issued via notes receivable from stockholders	—	—	—	—	(15,267)	—	—	—	(15,267)
Net loss	—	—	—	—	—	—	(888,802)	—	(888,802)
Other comprehensive loss— foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(1,318)	(1,318)
Balance—December 31, 2022	108,721,433	$436,280	98,078,356	$10	$(53,900)	$626,628	$(1,181,415)	$(1,423)	$(610,100)
The accompanying notes are an integral part of these consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Year Ended December 31, 2021

	Convertible preferred stock		Common Stock		Notes Receivables from Stockholders	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value
Balance—December 31, 2020	107,634,678	$409,688	81,239,084	8	$(365)	$42,301	$7,522	$(140)	$49,326
ASC 842 transition impact	—	—	—	—	—	—	993	—	993
Exercise of convertible preferred stock warrants	1,086,755	26,592	—	—	—	—	—	—	—
Issuance of common stock	—	—	19,433,510	2	—	57,060	—	—	57,062
Repurchase or cancellation of common stock	—	—	(1,605,435)	—	—	(5,648)	—	—	(5,648)
Stock-based compensation	—	—	—	—	—	64,187	—	—	64,187
Issuance of notes receivable from stockholders	—	—	—	—	(38,268)	—	—	—	(38,268)
Excess capital/proceeds from issuance of Pre-Closing Bridge Notes	—	—	—	—	—	291,878	—	—	291,878
Loan commitment asset	—	—	—	—	—	121,723	—	—	121,723
Net loss	—	—	—	—	—	—	(301,128)	—	(301,128)
Other comprehensive loss— foreign currency translation adjustment	—	—	—	—	—	—	—	35	35
Balance—December 31, 2021	108,721,433	$436,280	99,067,159	$10	$(38,633)	$571,501	$(292,613)	$(105)	$240,160
The accompanying notes are an integral part of these unaudited consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Cash Flows from Operating Activities:
Net loss	$(888,802)	$(301,128)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	13,674	7,647
Impairments	145,178	—
Amortization of internal use software and other intangible assets	35,368	19,573
Non-cash interest and amortization of debt issuance costs and discounts	273,048	19,592
Change in fair value of convertible preferred stock warrants	(28,901)	32,790
Change in fair value of bifurcated derivative	(236,603)	—
Stock-based compensation	38,557	55,215
Provision for loan repurchase reserve	33,518	10,102
Change in fair value of derivatives	5,695	7,744
Change in fair value of mortgage loans held for sale	54,266	67,678
Change in operating lease of right-of-use assets	8,791	24,752
Change in operating assets and liabilities:
Originations of mortgage loans held for sale	(10,508,885)	(51,280,393)
Proceeds from sale of mortgage loans held for sale	12,035,915	51,791,633
Operating lease obligations	(13,608)	(11,742)
Other receivables, net	37,878	(11,149)
Prepaid expenses and other assets	(2,941)	(60,442)
Accounts payable and accrued expenses	(40,557)	(7,958)
Escrow payable	(3,554)	(14,594)
Other liabilities	(19,814)	11,895
Net cash provided by operating activities	938,223	361,215
Cash Flows from Investing Activities:
Purchase of property and equipment	(11,735)	(15,722)
Proceeds from sale of property and equipment	4,473	—
Capitalization of internal use software	(23,548)	(52,926)
Acquisitions of businesses, net of cash acquired	(3,847)	(5,074)
Proceeds from sale of mortgage servicing rights	—	5,019
Net cash used in investing activities	(34,657)	(68,703)
Cash Flows from Financing Activities:
Borrowings on warehouse lines of credit	10,131,559	50,500,028
Repayments of warehouse lines of credit	(11,655,427)	(51,040,074)
Repayments on finance lease liabilities	(1,122)	(955)
Borrowings on corporate line of credit	—	80,000
Repayments on corporate line of credit	(5,000)	—
Proceeds from issuance of Pre-Closing Bridge Notes	—	458,122
Excess capital/proceeds from issuance of Pre-Closing Bridge Notes	—	291,878
Payment of debt issuance costs	—	(425)
Proceeds from exercise of stock options	59	18,791
Proceeds from stock options exercised not vested	—	2,825
Repurchase or cancellation of common stock	(7,169)	(5,648)
Net cash (used in) provided by financing activities	(1,537,100)	304,542
Effects of currency translation on cash, cash equivalents, and restricted cash	725	35
Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(632,809)	597,089
Cash, cash equivalents, and restricted cash—Beginning of year	978,874	381,785
Cash, cash equivalents, and restricted cash—End of year	$346,065	$978,874
The accompanying notes are an integral part of these consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued from previous page
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the same such amounts shown on the previous page.

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Cash and cash equivalents, end of period	$317,959	$938,319
Restricted cash, end of period	28,106	40,555
Total cash, cash equivalents and restricted cash end of period	$346,065	$978,874
Supplemental Disclosure of Cash Flow Information:
Interest paid	$13,069	$78,809
Income taxes paid	$1,828	$35,774
Non-Cash Investing and Financing Activities:
Capitalization of stock-based compensation related to internal use software	$4,051	$8,972
Vesting of stock options early exercised in prior periods	$16,383	$1,154
Vesting of common stock issued via notes receivable from stockholders	$15,267	$38,268
Loan commitment asset	$—	$121,723
Cashless exercise of convertible preferred stock warrants	$—	$26,592
Deferred acquisition consideration	$—	$3,875
The accompanying notes are an integral part of these consolidated financial statements.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND NATURE OF THE BUSINESS
Better Holdco, Inc. and its subsidiaries (together, the “Company”) provide a comprehensive set of homeownership offerings. The Company’s offerings include mortgage loans, real estate agent services, title and homeowner’s insurance, and other homeownership offerings, such as the Company’s cash offer program. The Company leverages Tinman, its proprietary technology platform, to optimize the mortgage process from the initial application, to the integration of a suite of additional homeownership offerings, to the sale of loans to a network of loan purchasers.
The Company originates mortgage loans throughout the United States through its wholly-owned subsidiary Better Mortgage Corporation (“BMC”). BMC is an approved Title II Single Family Program Lender with the Department of Housing and Urban Development’s (“HUD”) Federal Housing Administration (“FHA”), and is an approved seller and servicer with the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FMCC”).
The Company commenced operations in 2015 and is headquartered in New York. The Company’s fiscal year ends on December 31.
In May 2021, the Company entered into a definitive merger agreement (“Merger Agreement” or the “Merger”) with Aurora Acquisition Corp (“Aurora”), a special purpose acquisition company (“SPAC”) traded on the NASDAQ under “AURC”, which will transform the Company into a publicly listed company. The transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer. Pursuant to the Merger Agreement, the Company will merge with Aurora Merger Sub I, Inc. (“Merger Sub”), a wholly owned subsidiary of Aurora, with the Company surviving as a wholly owned subsidiary of Aurora (the “First Merger”). Immediately following the First Merger, the Company will merge with and into its parent, Aurora, with Aurora surviving and changing its corporate name from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” (the “Second Merger”). The Second Merger together with the First Merger will be referred to as “the Merger”.
The stock consideration will consist of a number of shares of Better Home & Finance Holding Company (“Better Home & Finance”) Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock equal to (A) 690,000,000 shares, minus (B) the aggregate amount of Better Home & Finance Class B common stock that would be issuable upon the net exercise or conversion, as applicable, of the Better Awards (the “Stock Consideration”). Better Awards include all (i) options to purchase shares of the Company’s common stock, (ii) restricted stock units based on shares of the Company’s common stock, and (iii) restricted shares of the Company’s common stock outstanding as of immediately prior to the First Merger. As a result of and upon the closing of the Merger Agreement, among other things, (i) all outstanding shares of the Company’s common stock as of immediately prior to the effective time of the First Merger, will be cancelled in exchange for the right to receive the Stock Consideration; (ii) all Better Awards outstanding as of immediately prior to the effective time of the First Merger will be converted, based on the Exchange Ratio, into awards based on shares of Better Home & Finance Class B common stock; and (iii) all of the Company’s warrants outstanding as of immediately prior to the effective time of the First Merger will, in accordance with the warrant holders’ agreements, be conditionally exercised and eligible to receive their portion of the Stock Consideration or be converted, based on the Exchange Ratio, into warrants to purchase shares of Better Home & Finance Class A common stock. The Exchange Ratio is the quotient obtained by dividing (a) 690,000,000 by (b) the number of aggregate fully diluted common shares of the Company. Amounts remaining in Aurora’s trust account as of immediately following the effective time of the Merger will be retained by Better Home & Finance following the closing of the Merger.
In November 2021, in connection with the Merger Agreement, the Company entered into Amendment No.3 (“Amendment No. 3”) to the Merger. In order to provide the Company with immediate liquidity, the structure of the Merger Agreement was amended to replace the $1.5 billion private investment into public equity (“PIPE”), including the use of such proceeds for a $950.0 million secondary purchase of shares of existing stockholders of the

Company, with $750.0 million of bridge notes (the “Pre-Closing Bridge Notes”) and $750.0 million of post-closing convertible notes (“Post-Closing Convertible Notes”). Amendment No. 3 also extended the end date of the Merger Agreement from February 12, 2022 to September 30, 2022, among other amendments.
The Pre-Closing Bridge Notes were issued in December 2021 in the amount of $750.0 million as part of a convertible bridge note purchase agreement (“Pre-Closing Bridge Note Purchase Agreement”) and Amendment No. 3. The Pre-Closing Bridge Notes were funded by Novator Capital Ltd. (the “Sponsor” or “Novator”) and SB Northstar LP (“Softbank”) in an aggregate principal amount of $100.0 million and $650.0 million, respectively. Under the terms of the Pre-Closing Bridge Note Purchase Agreement immediately prior to the closing of the Second Merger, Aurora will be deemed to automatically assume each Pre-Closing Bridge Note and the outstanding principal amount under each Pre-Closing Bridge Note will automatically be converted into a number of shares of Class A Common Stock of Aurora, based on a conversion ratio of $10 of principal amount payable on a Pre-Closing Bridge Note at the time of conversion to one share of Aurora Class A Common Stock. In the event that the Merger Agreement has not been consummated by the maturity date of the Pre-Closing Bridge Notes which was December 2, 2022, and has since been extended, or the Merger Agreement is withdrawn, then on the maturity date or upon withdrawal, the Pre-Closing Bridge Notes will convert into a new series of preferred stock with terms consistent with those of the Company’s Series D Preferred Stock. If the Merger Agreement is not consummated due to a breach by Aurora, the Sponsor or SoftBank, the Pre-Closing Bridge Notes will convert into the Company’s common stock. See Note 11 for further details on the Pre-Closing Bridge Notes.
The Post-Closing Convertible Notes are in an amount equal to $750.0 million and is reduced dollar for dollar by any remaining cash in Aurora’s trust account released to Better Home & Finance. As further discussed in Note 11, the First Novator Letter Agreement gives the Sponsor the right, but not the obligation, to fund any portion or none of its Post-Closing Convertible Notes. SoftBank’s commitment shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor. In the event that the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550.0 million of its Post-Closing Convertible Note. See Note 11 for further details on the First Novator Letter Agreement, Second Novator Letter Agreement, and Deferral Letter Agreement.
On August 26, 2022, in connection with the Merger Agreement, the Company entered into Amendment No.4 (the “Amendment No. 4”) to the Merger Agreement, pursuant to which the parties agreed to extend the Agreement End Date (as defined in the Merger Agreement) to March 8, 2023.
In consideration of extending the Agreement End Date, the Company will reimburse Aurora for certain reasonable and documented expenses in an aggregate sum not to exceed $15.0 million. The reimbursement payments will be structured in three tranches, in each case subject to receipt by the Company of reasonable documentation related to the expenses: (i) the first payment of up to $7.5 million will be made within 5 business days after the date of Amendment No. 4; (ii) the second payment of up to $3.8 million will be made on January 2, 2023; and (iii) the third payment of up to $3.8 million will become due upon termination of the Merger Agreement by mutual consent of the parties thereto, and shall be payable on March 8, 2023 (or any earlier termination date, as applicable). For the year ended December 31, 2022, the Company has paid Aurora $7.5 million in reimbursements. Subsequent to December 31, 2022, the Company has made the second and third payment, each $3.8 million, totaling $7.5 million. The parties have also agreed to amend the Merger Agreement to provide a waiver from the exclusivity provisions thereof to allow the Company to discuss alternative financing structures with SoftBank.
On February 24, 2023, the parties entered into Amendment No.5 to the Merger Agreement, which amended the Merger Agreement to extend the Agreement End Date (as defined in the Merger Agreement) from March 8, 2023 to September 30, 2023.
Going concern consideration—In connection with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40, “Basis of Presentation - Going Concern,” the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

For the year ended December 31, 2022, the Company incurred a net loss of $888.8 million and used $632.8 million in cash. As a result the Company has an accumulated deficit of $1.2 billion as of December 31, 2022. The Company’s cash and cash equivalents as of December 31, 2022 was $318.0 million. Management expects losses and negative cash flows to continue in the near term, primarily due to a difficult interest rate environment that has had a significant impact on the Company’s business which is dependent on mortgage applications for new home purchases and applications to refinance existing mortgage loans.
In response to the difficult interest rate environment and impact on the business, the Company commenced an operational restructuring plan late in 2021, which primarily consisted of reductions in headcount, reassessment of vendor relationships, reductions in the Company’s real estate footprint, and other cost reductions. The Company will continue its cost reduction initiatives through the near term. There is no assurance that reductions in costs will offset the reduction in revenues experienced as a result of the difficult interest rate environment.
The Company’s primary sources of funding have been raises of preferred stock, issuance of convertible debt, warehouse and corporate lines of credit, and cash generated from operations.
In order for the Company to continue as a going concern, the Company must obtain additional sources of funding, refinance existing lines of credit, and increase revenues while decreasing expenses to a point where the Company can better fund its operations. Upon consummation of the Merger, the Company will become a publicly listed company, which will give it the ability to draw on additional funding, including the Post-Closing Convertible Notes, which will provide the Company with increased financial flexibility to execute its strategic objectives. The Merger had not been completed as of December 31, 2022, and has still not been completed as of May 11, 2023, the date the consolidated financial statements were issued. Subsequent to December 31, 2022, Better Holdco amended the Merger Agreement to extend the maturity from March 8, 2023, to September 30, 2023.
Management has determined that the expected future losses and negative cash flows paired with the possibility of being unable to raise additional funding, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the consolidated financial statements are issued.
Immaterial restatement corrections and reclassifications to previously issued consolidated financial statements
Immaterial restatement corrections—Subsequent to the issuance of the Company's consolidated financial statements as of and for the year ended December 31, 2021, the Company identified immaterial errors which required correction of the Company's previously issued consolidated financial statements for the year ended December 31, 2021. The impact of these errors in the prior year are not material to the consolidated financial statements in that year and are primarily related to the timing and classification of certain revenue and expense line items and the related balance sheet impacts on the Company’s consolidated financial statements. Additionally, the Company corrected the presentation of deferred tax liabilities from accounts payable and accrued expenses to properly present it with net deferred tax assets within prepaid expenses and other assets as of December 31, 2021. Consequently, the Company has corrected these immaterial errors in the year to which they relate.
Reclassifications—The Company also made certain reclassifications to prior years' consolidated statement of operations and comprehensive loss to conform to the current year presentation as follows: (1) the Company reclassified revenue and expense amounts related to its cash offer program from other platform revenue and other platform expenses to separately present as cash offer program revenue and cash offer program expenses, respectively, and (2) the Company has also reclassified expenses related to its restructuring program, specifically employee termination benefits, which were previously recorded as compensation and benefits within mortgage platform, other platform, general and administrative, marketing and advertising, and technology and product development expenses to separately present restructuring and impairment expenses.
The corrections to our consolidated balance sheet as of December 31, 2021 were as follows:

	December 31, 2021
(Amounts in thousands)	As Previously Reported	Corrections	As Corrected
Assets
Mortgage loans held for sale, at fair value	$1,851,161	$3,274	$1,854,435
Other receivables, net	51,246	2,916	54,162
Prepaid expenses and other assets	110,075	(19,077)	90,998
Total Assets	$3,312,604	$(12,887)	$3,299,717

Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)

Liabilities
Accounts payable and accrued expenses	$148,767	$(15,511)	$133,256
Total Liabilities	2,638,788	(15,511)	2,623,277
Accumulated deficit	(295,237)	2,624	(292,613)
Total Stockholders’ Equity	237,536	2,624	240,160
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Equity	$3,312,604	$(12,887)	$3,299,717
The reclassifications and corrections to our consolidated statement of operations and comprehensive loss for the year ended December 31, 2021 were as follows:

	Year Ended December 31, 2021
(Amounts in thousands, except per share amounts)	As Previously Reported	Reclassifications	Corrections	As Reclassified and Corrected
Revenues:
Mortgage platform revenue, net	$1,081,421	$—	$6,802	$1,088,223
Cash offer program revenue	—	39,361		39,361
Other platform revenue	133,749	(39,361)		94,388
Net interest income (expense)
Interest income	88,965	—	662	89,627
Net interest income	19,036	—	662	19,698
Total net revenues	1,234,206	—	7,464	1,241,670

Expenses:
Mortgage platform expenses	710,132	(11,636)	1,617	700,113
Cash offer program expenses	—	39,505		39,505
Other platform expenses	140,479	(40,404)		100,075
General and administrative expenses	232,669	(2,517)	1,068	231,220
Marketing and advertising expenses	249,275	(380)		248,895
Technology and product development expenses	143,951	(1,616)	2,155	144,490
Restructuring and impairment expenses	—	17,048		17,048
Total expenses	1,476,506	—	4,840	1,481,346

Loss from operations	(242,300)	—	2,624	(239,676)

Loss before income tax expense (benefit)	(306,135)	—	2,624	(303,511)
Net loss	$(303,752)	$—	$2,624	$(301,128)

Other comprehensive loss:
Comprehensive loss	$(303,717)	$—	$2,624	$(301,093)

Per share data:
Basic	$(3.49)	$—	$0.03	$(3.46)
Diluted	$(3.49)	$—	$0.03	$(3.46)
The reclassifications and corrections to the consolidated statement of changes in convertible preferred stock and stockholders’ equity (deficit) include the change to net loss as noted above for the year ended December 31, 2021.
The reclassifications and corrections had no impact on net cash flows from operating activities, cash flows from investing activities, or cash flows from financing activities for the year ended December 31, 2021.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation—The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates—The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Significant items subject to such estimates and assumptions include the fair value of mortgage loans held for sale, the fair value of derivative assets and liabilities, including bifurcated derivatives, interest rate lock commitments and forward sale commitments, the determination of a valuation allowance on the Company’s deferred tax assets, capitalization of internally developed software and its associated useful life, determination of fair value of the Company’s common stock, convertible preferred stock and convertible preferred stock warrants, stock option and RSUs at grant date, the fair value of acquired intangible assets and goodwill, the fair value of loan commitment asset, the provision for loan repurchase reserves, and the incremental borrowing rate used in determining lease liabilities.
Business Combinations—The Company includes the financial results of businesses that the Company acquires from the date of acquisition. The Company records all assets acquired and liabilities assumed at fair value, with the excess of the purchase price over the aggregate fair values recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies. During the measurement period the Company may record adjustments to the assets acquired and liabilities assumed. Transaction costs associated with business combinations are expensed as incurred.
Cash and Cash Equivalents—Cash and cash equivalents consists of cash on hand and other highly liquid and short-term investments with maturities of 90 days or less at acquisition. Of the cash and cash equivalents balances as of December 31, 2022 and 2021, $1.7 million and $3.3 million, respectively, were insured by the Federal Deposit Insurance Corporation (“FDIC”).
Restricted Cash—Restricted cash primarily consists of amounts provided as collateral for the Company’s various warehouse lines of credit as well as escrow funds received from and held on behalf of borrowers. In some instances, the Company may administer funds that are legally owned by a third-party which are excluded from the Company’s consolidated balance sheets. As of December 31, 2022 and 2021, the Company held $28.1 million and $40.6 million, respectively, of restricted balances in accordance with the covenants of the agreements relating to its warehouse lines of credit (Note 5) and escrow funds (Note 13).
Mortgage Loans Held for Sale, at Fair Value—The Company sells its mortgage loans held for sale (“LHFS”) to loan purchasers. These loans can be sold in one of two ways, servicing released, or servicing retained. If a loan is sold servicing released, the Company has sold all the rights to the loan and the associated servicing rights.
If a loan is sold servicing retained, the Company has sold the loan and kept the servicing rights, and thus the Company is responsible for collecting monthly principal and interest payments and performing certain escrow services for the borrower. The loan purchaser, in turn, pays a fee for these services. The Company generally sells all of its loans servicing released. For interim servicing, the Company engages a third-party sub-servicer to collect monthly payments and perform associated services.
LHFS consists of loans originated for sale by BMC. The Company elects the fair value option, in accordance with Accounting Standard Codification (“ASC”) 825 – Financial Instruments (“ASC 825”), for all LHFS with changes in fair value recorded in mortgage platform revenue, net in the consolidated statements of operations and comprehensive loss. Management believes that the election of the fair value option for LHFS improves financial reporting by presenting the most relevant market indication of LHFS. The fair value of LHFS is based on market prices and yields at period end. The Company accounts for the gains or losses resulting from sales of mortgage loans based on the guidance of ASC 860-20 – Sales of Financial Assets (“ASC 860”).
The Company issues interest rate lock commitments (“IRLC”) to originate mortgage loans and the fair value of the IRLC, adjusted for the probability that a given IRLC will close and fund, is recognized within mortgage platform revenue, net. Subsequent changes in the fair value of the IRLC are measured at each reporting period within mortgage platform revenue, net until the loan is funded. When the loan is funded, the IRLC is derecognized and the LHFS is recognized based on the fair value of the loan. The LHFS is subsequently remeasured at fair value at each reporting period and the changes in fair value are included within mortgage platform revenue, net until the loan is sold on the secondary market. When the loan is sold on the secondary market, the LHFS is derecognized and the gain/(loss) is included within mortgage platform revenue, net based on the cash settlement.
LHFS are considered sold when the Company surrenders control over the loans. Control is considered to have been surrendered when the transferred loans have been isolated from the Company, are beyond the reach of the Company and its creditors, and the loan purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred loans. The Company typically considers the above criteria to have been met upon receipt of sales proceeds from the loan purchaser.
Loan Repurchase Reserve—The Company sells LHFS in the secondary market and in connection with those sales, makes customary representations and warranties to the relevant loan purchasers about various characteristics of each loan, such as the origination and underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local laws. In the event of a breach of its representations and warranties, the Company may be required to repurchase the loan with the identified defects.
The loan repurchase reserve on loans sold relates to expenses incurred due to the potential repurchase of loans, indemnification of losses based on alleged violations or representations and warranties, which are customary to the mortgage banking industry. Provisions for potential losses are charged to expenses and are included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss. The loan repurchase reserve represents the Company’s estimate of the total losses expected to occur and is considered to be adequate by management based upon the Company’s evaluation of the potential exposure related to the loan sale agreements over the life of the associated loans sold. The Company records the loan repurchase reserve within other liabilities on the consolidated balance sheets. See Note 14.
Other Receivables, Net—Other receivables, net are reported net of an allowance for doubtful accounts. Management’s estimate of the allowance is based on historical collection experience and a review of the current status of other receivables. It is reasonably possible that management’s estimate of the allowance will change. No allowance has been taken as of December 31, 2022 and 2021, respectively, as the balances reflect amounts fully collectible.
Other receivables, net consist primarily of amounts due from a third party loan sub-servicer, margin account balances with brokers, a major integrated relationship partner, and servicing partners of loan purchasers.
Derivatives and Hedging Activities—The Company enters into IRLCs to originate mortgage loans, at specified interest rates and within a specified period of time, with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. These IRLCs are not designated as accounting hedging instruments and are reflected in the consolidated balance sheets as derivative assets or liabilities at fair value with changes in fair value are recorded in current period earnings. Unrealized gains and losses on the IRLCs are recorded as derivative assets or liabilities on the consolidated balance sheets and in mortgage platform revenue, net within the consolidated statements of operations and comprehensive loss. The fair value of IRLCs are measured based on the value of the underlying mortgage loan, quoted MBS prices, estimates of the fair value of the mortgage servicing rights, and adjusted by the estimated loan funding probability, or “pull-through factor”.
The Company enters into forward sales commitment contracts for the sale of its mortgage loans held for sale or in the pipeline. These contracts are loan sales agreements in which the Company commits in principle to delivering a mortgage loan of a specified principal amount and quality to a loan purchaser at a specified price on or before a specified date. Generally, the price the loan purchaser will pay the Company is agreed upon prior to the loan being funded (i.e., on the same day the Company commits to lend funds to a potential borrower). Under the majority of the forward sales commitment contracts if the Company fails to deliver the agreed-upon mortgage loans by the specified date, the Company must pay a “pair-off” fee to compensate the loan purchaser. The Company’s forward sale commitments are not designated as accounting hedging instruments and are reflected in the consolidated balance sheets as derivative assets or liabilities at fair value with changes in fair value are recorded in current period earnings. Unrealized gains and losses from changes in fair value on forward sales commitments are recorded as derivative assets or liabilities on the consolidated balance sheets and in mortgage platform revenue, net within the consolidated statements of operations and comprehensive loss. Forward commitments are entered into under arrangements between the Company and counterparties under Master Securities Forward Transaction Agreements, which contain a legal right to offset amounts due to and from the same counterparty and can be settled on a net basis. The Company does not utilize any other derivative instruments to manage risk.
Fair Value Measurements—Assets and liabilities recorded at fair value on a recurring basis on the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The price used to measure fair value is not adjusted for transaction costs. The principal market is the market in which the Company would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability, it is assumed that the Company has access to the market as of the measurement date. If no market for the asset exists, or if the Company does not have access to the principal market, a hypothetical market is used.
The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:
Level 1—Unadjusted quoted market prices in active markets for identical assets or liabilities;
Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Assets and liabilities measured at fair value on a recurring basis include LHFS, derivative assets and liabilities, including IRLCs and forward sale commitments, MSRs, bifurcated derivatives, and convertible preferred stock warrants. Common stock warrants are measured at fair value at issuance only and are classified as equity on the consolidated balance sheets. When developing fair value measurements, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. However, for certain instruments, the Company must utilize unobservable inputs in determining fair value due to the lack of observable inputs in the market, which requires greater judgment in measuring fair value. In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon the Company’s own estimates, and the measurements reflect information and assumptions that management believes a market participant would use in pricing the asset or liability.
Property and Equipment—Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation expense is computed on the straight-line method over the estimated useful life of the asset, generally three to five years for computer and hardware and four to seven years for furniture and equipment. Leasehold improvements are depreciated over the shorter of the related lease term or the estimated useful life of the assets. Expenditures for maintenance and repairs necessary to maintain property and equipment in efficient operating condition are charged to operations as incurred while costs of additions and improvements are capitalized.
The Company’s property and equipment are considered long-lived assets and are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the sum of the undiscounted cash flows expected to result from the use and eventual disposal of the asset and the asset’s carrying amount.
If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of their carrying amount or the fair value of the asset, less costs to sell.
Goodwill—Goodwill represents the excess of the purchase price of an acquired business over the fair value of the assets acquired, less liabilities assumed in connection with the acquisition. Goodwill is tested for impairment at least annually on the first day of the fourth quarter at each reporting unit level, or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired, and is required to be written down when impaired.
The guidance for goodwill impairment testing begins with an optional qualitative assessment to determine whether it is more likely than not that goodwill is impaired. The Company is not required to perform a quantitative impairment test unless it is determined, based on the results of the qualitative assessment, that it is more likely than not that goodwill is impaired. The quantitative impairment test is prepared at the reporting unit level. In performing the impairment test, management compares the estimated fair values of the applicable reporting units to their aggregate carrying values, including goodwill. If the carrying amounts of a reporting unit including goodwill were to exceed the fair value of the reporting unit, an impairment loss is recognized within the consolidated statements of operations and comprehensive loss in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Company currently has only one reporting unit.
Internal Use Software and Other Intangible Assets, Net—The Company reports and accounts for acquired intellectual properties included in other intangible asset with an indefinite life, such as domain name, under ASC 350, Intangibles-Goodwill and Other (“ASC 350”). Intangible assets with indefinite lives are recorded at their estimated fair value at the date of acquisition and are tested for impairment on an annual basis as well as when there is reason to suspect that their values have been diminished or impaired. Any write-downs will be included in results from operations.
Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method.
The Company capitalizes certain development costs incurred in connection with its internal use software and website development. Software costs incurred in the preliminary stages of development are expensed as incurred. Once a software application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial software testing. The Company also capitalizes costs related to specific software upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Software maintenance costs are expensed as incurred. For website development, costs incurred in the planning stage are expensed as incurred whereas costs associated with the application and infrastructure development, graphics development, and content development are capitalized depending on the type of cost in each of those respective stages. Internal use software and website development are amortized on a straight-line basis over its estimated useful life, generally three years.
Loan Commitment Asset—The Merger Agreement, as discussed in Note 1, contains a commitment from SoftBank and the Sponsor to fund Post-Closing Convertible Notes, drawn at the Company’s discretion, available when certain criteria is met such as the closing of the Merger. The Company determined that the commitment represented a freestanding financial instrument (loan commitment asset) and was accounted for at fair value at inception in November 2021 and will not be remeasured to fair value in subsequent periods. The loan commitment asset will be assessed for impairment if there are events or circumstances that indicate that it is probable that the asset has been impaired. As both parties with the commitment to fund the Post-Closing Convertible notes are considered related parties and the terms of the Post-Closing Convertible Notes are not considered at market terms, the “Loan Commitment Asset” is considered a capital contribution from those parties and was recognized within additional-paid-in capital at inception in the consolidated balance sheets in the amount of $121.7 million as of December 31, 2021. During the year ended December 31, 2022, the Company recognized $105.6 million of impairment on the loan commitment asset with $16.1 million remaining on the consolidated balance sheets, see Note 4. Upon the closing of the Merger and the Post-Closing Convertible Notes are issued, the Loan Commitment Asset will be considered a discount to the Post-Closing Convertible Notes and will be amortized as part of interest expense over the term of the note.
Impairment of Long-Lived Assets—Long‑lived assets, including property and equipment, right-of-use assets, capitalized software, and other finite-lived intangible assets, are evaluated for recoverability when events or changes in circumstances indicate that the asset may have been impaired. In evaluating an asset for recoverability, the

Company considers the future cash flows expected to result from the continued use of the asset and the eventual disposition of the asset. If the sum of the expected future cash flows, on an undiscounted basis, is less than the carrying amount of the asset, an impairment loss equal to the excess of the carrying amount over the fair value of the asset is recognized.
Warehouse Lines of Credit—Warehouse lines of credit represent the outstanding balance of the Company’s warehouse borrowings collateralized by mortgage loans held for sale or related borrowings collateralized by restricted cash. Generally, warehouse lines of credit are used as interim, short-term financing which bears interest at a fixed margin over an index rate, such as SOFR or LIBOR. The outstanding balance of the Company’s warehouse lines of credit will fluctuate based on its lending volume. The advances received under the warehouse lines of credit are based upon a percentage of the fair value or par value of the mortgage loans collateralizing the advance, depending upon the type of mortgage loan. Should the fair value of the pledged mortgage loans decline, the warehouse provider may require the Company to provide additional cash collateral or mortgage loans to maintain the required collateral level under the relevant warehouse line. The Company did not incur any significant issuance costs related to its warehouse lines of credit.
Leases—The Company accounts for its leases in accordance with ASC 842, Leases (“ASC 842”) .
The Company’s lease portfolio primarily consists of operating leases for a number of small offices across the country for licensing purposes as well as several larger offices for employee and Company headquarters. The Company also leases various types of equipment, such as laptops and printers. The Company determines whether an arrangement is a lease at inception.
The Company has made an accounting policy election to exempt leases with an initial term of 12 months or less (“short-term leases”) from being recognized on the balance sheet. Short-term leases are not material in comparison to the Company’s overall lease portfolio. Payments related to short-term leases are recognized in the consolidated statement of operations and comprehensive loss on a straight-line basis over the lease term. The Company also elected not to separate non-lease components of a contract from the lease component to which they relate.
For leases with initial terms of greater than 12 months, the Company determines its classification as an operating or finance lease. At lease commencement, the Company recognizes a lease obligation and corresponding right-of-use asset based on the initial present value of the fixed lease payments using the Company's incremental borrowing rates for its population of leases. For leases that qualify as an operating lease, the right-of-use assets related to operating lease obligations are recorded in right-of-use assets in the consolidated balance sheets. The rate implicit on the Company’s leases are not readily determinable, therefore, management uses its incremental borrowing rate to discount the lease payments based on the information available at lease commencement. The incremental borrowing rate represents the rate of interest the Company would have to pay to borrow over a similar term, and with a similar security, in a similar economic environment, an amount equal to the fixed lease payments. The commencement date is the date the Company takes initial possession or control of the leased premise or asset, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use.
Non-cancelable lease terms for most of the Company's real estate leases typically range between 1-10 years and may also provide for renewal options. Renewal options are typically solely at the Company’s discretion and are only included within the lease term when the Company is reasonably certain that the renewal options would be exercised.
When a modification to the contractual terms occurs, the lease liability and right-of-use asset is remeasured based on the remaining lease payments and incremental borrowing rate as of the effective date of the modification.
The Company evaluates its right-of-use assets for impairment consistent with the impairments of long-lived assets policy disclosure described above.
Financing Leases—For leases that qualify as a finance lease, the right-of-use assets related to finance lease obligations are recorded in property and equipment as finance lease assets and are depreciated over the estimated useful life. The expense is included as a component of depreciation and amortization expense on the consolidated statements of operations and comprehensive loss.

Sales-Type Leases—The Company’s product offering includes a Cash Offer Program where the Company works with a prospective buyer (“Buyer”) to identify and purchase a home directly from a seller (“Seller”) and then subsequently sell the home to the Buyer (see further description of Cash Offer Program within the Revenue Recognition section below). In most instances, the Buyer will lease the home from the Company while the Buyer and Company go through the customary closing procedures to transfer ownership of the home to the Buyer. The Company accounts for these leases as a sales-type lease under ASC 842 and at lease commencement recognizes:
•Revenue for the lease payments, which includes the sales price of the home, which is included within cash offer program revenue on the consolidated statements of operations and comprehensive loss.
•Expenses for the cost of the home, including transaction closing costs, which is included within cash offer program expenses on the consolidated statements of operations and comprehensive loss;
•Net investment in the lease, which is included within prepaid expenses and other assets on the consolidated balance sheets, which consists of the minimum lease payments not yet received and the purchase price of the home to be financed through a mortgage.
When the Buyer has exercised the purchase option, the Company will derecognize the net investment in the lease which is offset by cash received from the Buyer for the purchase price of the home. For transactions that include a lease with the Buyer, the transaction from lease commencement to the closing and transfer of ownership of the home from the Company to the Buyer is typically completed in 1 to 90 days. The Cash Offer Program began in the fourth quarter of 2021 and as of December 31, 2022 and 2021, net investment in leases was $0.9 million and $11.1 million, respectively, and included within prepaid expenses and other assets on the consolidated balance sheets. The Company had no leases greater than 180 days and 30 days as of December 31, 2022 and 2021, respectively.
Corporate Line of Credit, net of discount and debt issuance costs—The Company has a line of credit arrangement with a third-party lender. Debt and other related issuance costs are deferred and amortized through the maturity date of the line of credit as interest and amortization on non-funding debt expense. Any modifications of the line of credit arrangement are analyzed as to whether they are an extinguishment or modification of debt on a lender-by-lender basis, which is determined by whether (1) the lender remains the same, and (2) the change in the debt terms is considered substantial. Gains and losses on debt modifications that are considered extinguishments are recognized in current earnings. Debt modifications that are not considered extinguishments are accounted for prospectively through yield adjustments, based on the revised terms (see Note 11).
Pre-Closing Bridge Notes—During 2021, the Company issued Pre-Closing Bridge Notes with the Sponsor and SoftBank as described in Note 1. Sponsor and Softbank are related parties through the merger relationship and the terms of the Pre-Closing Bridge Notes are not considered at market terms and as such the Pre-Closing Bridge Notes were initially recorded at fair value with the excess of proceeds over fair value recorded as capital contributions. At issuance, the Company recorded $291.9 million in excess capital/proceeds from issuance of Pre-Closing Bridge Notes on the consolidated statements of changes in convertible preferred stock and stockholders’ equity (deficit). The excess capital/proceeds from issuance of Pre-Closing Bridge Notes is deemed to be a discount on the Pre-Closing Bridge Notes. In accordance with ASC 835-10, the Company accretes the discount to interest expense on the Pre-Closing Bridge Notes using the effective interest method over the shorter of the term of the Pre-Closing Bridge Notes, or until conversion.
Upon initial issuance, Pre-Closing Bridge Notes are evaluated for redemption and conversion features that could result in embedded derivatives that require bifurcation from the Pre-Closing Bridge Notes. Embedded derivatives are recorded at fair value as bifurcated derivative within the consolidated balance sheets and are adjusted to fair value at each reporting period, with the change in fair value included in change in fair value of bifurcated derivative, within the consolidated statements of operations and comprehensive loss.
Upon issuance, conversion features included in the Pre-Closing Bridge Notes that were deemed to be embedded derivatives were immaterial. As of December 31, 2022 and 2021, the embedded features had a fair value of $236.6 million and none, respectively, and were included as bifurcated derivative assets within the consolidated balance sheets.

Warrants—The Company has used various fundraising methods, including the issuance of warrants. A warrant is a financial instrument that provides the holder of the warrant the right, but not the obligation, to buy a company’s stock in the future at a predetermined price.
Warrants to purchase convertible preferred stock are generally accounted for as a liability and are recorded at fair value on their initial issuance date and adjusted to fair value at each balance sheet date, with the change in fair value being recorded as changes in fair value of convertible preferred stock warrants, which is included in interest and other income (expense), net within the consolidated statements of operations and comprehensive loss.
Warrants to purchase common stock are accounted for as equity and are recorded at fair value on their initial issuance date.
Income Taxes—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or expense in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred income tax assets to the amount expected to be realized based on management’s consideration of all positive and contradictory evidence available. The Company evaluates uncertainty in income tax positions based on a more-likely-than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. If applicable, the Company records interest and penalties as a component of income tax expense.
Deferred Revenue—Deferred revenue consists of fees paid to the Company in advance for the origination of loans. Such fees primarily include advance payments for loan origination and servicing on behalf of an integrated relationship partner. Deferred revenue is included within other liabilities on the consolidated balance sheets, see Note 13 for further details.
Foreign Currency Translation—The U.S. dollar is the functional currency of the Company’s consolidated entities operating in the United States. The Company’s non U.S. dollar functional currency operations include a non-operating service entity as well as several operating entities resulting from acquisitions. All balance sheet accounts have been translated using the exchange rates in effect as of the balance sheet date. Income statement amounts have been translated using the monthly average exchange rates for each month in the year. Accumulated net translation adjustments have been reported separately in other comprehensive loss in the consolidated statements of operations and comprehensive loss.
Revenue Recognition—The Company generates revenue from the following streams:
a)Mortgage platform revenue, net includes revenues generated from the Company's mortgage production process. See Note 3. The components of mortgage platform revenue, net are as follows:
i.Net gain (loss) on sale of loans—This represents the premium or discount the Company receives in excess of the loan principal amount and certain fees charged by loan purchasers upon sale of loans into the secondary market. Net gain (loss) on sale of loans includes unrealized changes in the fair value of LHFS which are recognized on a loan by loan basis as part of current period earnings until the loan is sold on the secondary market. The fair value of LHFS is measured based on observable market data. Also included within net gain (loss) on sale of loans is the day one recognition of the fair value of MSRs and any subsequent changes in the measurement of the fair value of the MSRs for loans sold servicing retained, including any gain or loss on subsequent sales of MSRs.
ii.Integrated relationship revenue (loss)—Includes fees that the Company receives for originating loans on behalf of an integrated relationship partner which are recognized as revenue (loss) upon the integrated relationship partner’s funding of the loan. Some of the loans originated on behalf of the integrated relationship partner are purchased by the Company. Subsequent changes in fair value of loans purchased by the Company are included as part of current period earnings. These loans may be sold in the secondary market at the Company’s discretion for which any gain on sale is included in this account. For loans sold on the secondary market, the integrated relationship partner will receive a portion of the execution proceeds. A portion of the execution proceeds that is to be allocated to the integrated relationship partner is accrued as a reduction of integrated relationship revenue (loss) when the loan is initially purchased from the integrated relationship partner.
iii.Changes in fair value of IRLCs and forward sale commitments—IRLCs include the fair value upon issuance with subsequent changes in the fair value recorded in each reporting period until the loan is sold on the secondary market. Fair value of forward sale commitments hedging IRLC and LHFS are measured based on quoted prices for similar assets.
b)Cash offer program revenue—The Company’s product offering includes a Cash Offer Program where the Company works with a Buyer to identify and purchase a home directly from a property Seller. The Company will then subsequently sell the home to the Buyer. The Buyer may lease the home from the Company while the Buyer and Company go through the customary closing process to transfer ownership of the home to the Buyer. Arrangements where the Buyer leases the home from the Company are accounted for under ASC 842 while arrangements where the Buyer does not lease the home are accounted for under ASC 606. The Buyer does not directly or indirectly contract with the Seller.
For arrangements under the Cash Offer Program that do not involve a lease, upon closing on the sale of the home from the Seller to the Company, the Company holds legal title of the home. The Company is responsible for any obligations related to the home while it holds title and is the legal owner and such is considered the principal in the transaction. The Company holds in inventory any homes where the Buyer does not subsequently purchase from the Company as well as homes held while the Company is waiting to transfer the home to the Buyer. Inventory of homes are included within prepaid expenses and other assets on the consolidated balance sheets.
The Company recognizes revenue at the time of the closing of the home sale when title to and possession of the home are transferred to the Buyer. The amount of revenue recognized for each home sale is equal to the full sales price of the home. The contracts with the Buyers contain a single performance obligation that is satisfied upon the closing of the transaction and is typically completed in 1 to 90 days. The Company does not offer warranties for sold homes, and there are no continuing performance obligations following the transaction close date.
Also included in cash offer program revenue is revenue from transactions where the Company purchases the home from the Seller and subsequently leases the home to the Buyer until the title is transferred to the Buyer which is accounted for under ASC 842 in line with the Company’s accounting policy on sales-type leases as described above.
c)Other platform revenue consists of revenue from the Company’s additional homeownership offerings which primarily consist of title insurance, settlement services, and other homeownership offerings.
Title insurance, settlement services, and other homeownership offerings—Revenue from title insurance, settlement services, and other homeownership offerings is recognized based on ASU 2014-09, Revenue from Contracts with Customers (“ASC 606”). ASC 606 outlines a single comprehensive model in accounting for revenue arising from contracts with customers. The core principle, involving a five-step process, of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
The Company offers title insurance as an agent and works with third-party providers that underwrite the title insurance policies. For title insurance, the Company recognizes revenue from fees upon the completion of the performance obligation which is when the mortgage transaction closes. For title insurance, the Company is the agent in the transactions as the Company does not control the ability to direct the fulfillment of the service, is not primarily responsible for fulfilling the performance of the service, and does not assume the risk in a claim against a policy.
Settlement services revenue includes fees charged for services such as title search fees, wire fees, policy and document preparation, and other mortgage settlement services. The Company recognizes revenues from settlement services upon completion of the performance obligation which is when the mortgage transaction closes. The

Company may use a third-party to fulfill these services, but the Company is considered the principal in the transaction as it directs the fulfillment of the services and ultimately bears the risk of nonperformance. As the Company is the principal, revenues from settlement services are presented on a gross basis.
Performance obligations for title insurance and settlement services are typically completed 40 to 60 days after the commencement of the loan origination process. Payment for these services is typically settled in cash as part of closing costs to the borrower upon closing of the mortgage transaction.
d)Net interest income (expense)—Includes interest income from LHFS calculated based on the note rate of the respective loan as well as interest expense on warehouse lines of credit.
Mortgage Platform Expenses—Mortgage platform expenses consist primarily of origination expenses, appraisal fees, processing expenses, underwriting, closing fees, servicing costs, and sales and operations personnel related expenses. Sales and operations personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. These expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Cash Offer Program Expenses—Cash offer program expenses include the full cost of the home, including transaction closing costs and costs for maintaining the home before the legal title of the home is transferred to the Buyer. Cash offer program expenses are recognized when title is transferred to the Buyer for arrangements recognized under ASC 606 and when the lease commences for arrangements recognized under ASC 842.
Other Platform Expenses—Other platform expenses relate to other non-mortgage homeownership activities, including settlement service expenses, lead generation, and personnel related costs. Settlement service expenses consist of fees for transactional services performed by third-party providers for borrowers while lead generation expenses consist of fees for services related to real estate agents. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Other platform expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
General and Administrative Expenses—General and administrative expenses include personnel related expenses, including stock-based compensation and benefits for executive, finance, accounting, legal, and other administrative personnel. In addition, general and administrative expenses include external legal, tax and accounting services, and allocated occupancy expenses and related overhead based on headcount. General and administrative expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Marketing and Advertising Expenses—Marketing and advertising expenses consist of customer acquisition expenses, brand costs, paid advertising, and personnel related costs for brand teams. For customer acquisition expenses, the Company primarily generates loan origination leads through third-party financial service websites for which they incur “pay-per-click” expenses. A majority of the Company’s marketing and advertising expenses are incurred from leads purchased from these third-party financial service websites. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Marketing and advertising expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Technology and Product Development Expenses—Technology and product development expenses consist of employee compensation, amortization of capitalized internal-use software costs related to the Company’s technology platform, and expenses related to vendors engaged in product management, design, development, and testing of the Company’s websites and products. Employee compensation consists of stock-based compensation and benefits related to the Company’s technology team, product and creative team, and engineering team. Technology and product development expenses also include allocated occupancy expenses and related overhead based on headcount. Technology and product development expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.

Stock-Based Compensation—The Company measures and records the expense related to stock-based compensation awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock-based compensation with performance conditions, the Company records stock-based compensation expense when it is deemed probable that the performance condition will be met.
The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based compensation awards, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of stock options granted using the following assumptions:
a)Expected Volatility—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.
b)Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
c)Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.
d)Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
Forfeitures of stock options and RSUs are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from initial estimates.
The Company records compensation expense related to stock options issued to non-employees, including consultants based on the fair value of the stock options on the grant date over the service performance period as the stock options vest.
The Company also generally allows stock option holders to early exercise stock options prior to the vesting date. The early exercise of stock options not yet vested are not reflected within stockholders’ equity or on the consolidated balance sheets as they relate to unvested share awards and therefore are considered non-substantive exercises.
Net Income (Loss) Per Share—The Company follows the two-class method when computing net income (loss) per share, as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. In periods where there is net income, we apply the two-class method to calculate basic and diluted net income (loss) per share of common stock, as our convertible preferred stock is a participating security. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. In periods where there is a net loss, the two-class method of computing earnings per share does not apply as the Company’s convertible preferred stock does not contractually participate in losses.
Basic net income (loss) per share attributable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) attributable to common stockholders is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, including stock options exercised not yet vested, convertible notes, convertible preferred stock and warrants to purchase shares of convertible preferred stock are considered potential dilutive common shares.
The Company's convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities. In addition, as the convertible preferred stock can convert into common stock, the Company uses the more dilutive of the two-class method or the if-converted method in the calculation of diluted net income (loss) per share.
Diluted net income (loss) per share is the amount of net income (loss) available to each share of common stock outstanding during the reporting period, adjusted to include the effect of potentially dilutive common shares. For periods in which the Company reports net losses, basic and diluted net loss per share attributable to common stockholders are the same because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. For the years ended December 31, 2022 and 2021, the Company reported a net loss attributable to common stockholders.
Segments—The Company has one reportable segment. The Company’s chief operating decision maker, the Chief Executive Officer, reviews financial information presented on a company-wide basis for purposes of allocating resources and evaluating financial performance.
Recently Adopted Accounting Standards
The Company has early adopted ASC 842 in its 2021 annual consolidated financial statements effective January 1, 2021 using a modified retrospective approach. The Company has applied the new lease requirements to leases outstanding as of the adoption date through a cumulative effect adjustment to retained earnings. The Company has elected to utilize the package of practical expedients available under ASC 842, which permit the Company to not reassess the lease identification, lease classification and initial direct costs associated with any expired or existing contracts as of the date of adoption. The Company has also made accounting policy elections to: a) exempt leases with an initial term of 12 months or less from being recognized on the balance sheet, and b) not separate non-lease components of a contract from the lease component to which they relate.
Upon adoption, effective as of January 1, 2021, the Company has recognized an ROU asset and a corresponding lease liability, primarily related to operating leases for office space, of $65.9 million and $69.6 million, respectively, on the consolidated balance sheet based on the discounted value of future lease payments over the lease term, which includes renewal options that are reasonably assured of being exercised. The Company expects to continue entering into new lease arrangements in the ordinary course of business.

Summary of Modified Retrospective Adjustments to Balance Sheet Presentation—The following table summarizes the impact of the modified retrospective adoption of ASC 842 on the Company’s consolidated balance sheet:

	As of January 1, 2021
(Amounts in thousands)	Balance as of December 31, 2020	Adjustments due to ASC 842	Balance as of January 1, 2021
Accounts Receivable	$46,845	$5,915	$52,760
Property and equipment, net	20,718	6,736	27,454
Right-of-use asset	—	65,889	65,889
Total Assets	$67,563	$78,540	$146,103
Accounts payable and accrued expenses	$123,849	$10,880	$134,729
Other liabilities	47,588	(2,898)	44,690
Lease liabilities	—	69,566	69,566
Total Liabilities	171,437	77,548	248,985
Retained earnings	7,522	993	8,515
Total Stockholders’ Equity	$7,522	$993	$8,515
In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The standard simplifies the accounting for certain convertible instruments by removing models with specific features, amends guidance on derivative scope exceptions for contracts in an entity's own equity, and modifies the guidance on diluted earnings per share (EPS) calculations as a result of these changes. This standard is effective for public companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, and for all other entities beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020. The Company early adopted ASU 2020-06 on January 1, 2021 using a modified retrospective approach, and such adoption did not have a material effect on the Company’s consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In addition, in January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarified the scope and application of the original guidance. Subject to meeting certain criteria, the new guidance provides optional expedients and exceptions to applying contract modification accounting under existing U.S. GAAP, to address the expected phase out of the London Inter-bank Offered Rate (or “LIBOR”) by June 30, 2023. This guidance is effective upon issuance and allows application to contract changes as early as January 1, 2020. The guidance is effective for all companies as of March 12, 2020 and can generally be applied through December 31, 2022. In December 2022, FASB issued ASU 2022-06, Reference Rate Reform ("Topic 848"): Deferral of the Sunset Date of Topic 848, because the current relief in Topic 848 may not cover a period of time during which a significant number of modifications may take place, the amendments in this Update defer the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The adoption of the new guidance did not have a material impact on the consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this standard were issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investments in leases and other commitments to extend credit held by a reporting entity at each reporting date. The amendments require that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The standard eliminates the current framework of recognizing probable incurred losses and instead requires an entity to use its current estimate of all expected credit losses over the contractual life. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets. The amendments in this standard are effective for public companies for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and for all other entities beginning after December 15, 2022, including interim periods within those fiscal years. The Company early adopted ASU 2016-13 on January 1, 2021, and such adoption did not have a material effect on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the application of ASC 740 - Income Taxes while maintaining or improving the usefulness of information provided to users of financial statements. The modifications include removal of certain exceptions and simplification to existing requirements. The amendments in ASU 2019-12 are effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, and for all other entities beginning after December 15, 2021, and interim periods within those fiscal years beginning after December 15, 2022. The Company early adopted ASU 2019-12 on January 1, 2021, and such adoption did not have a material effect on the Company’s consolidated financial statements.
3. REVENUE AND SALES-TYPE LEASES
Revenue— The Company disaggregates revenue based on the following revenue streams:
Mortgage platform revenue, net consisted of the following:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Net (loss) gain on sale of loans	$(63,372)	$937,611
Integrated partnership (loss) revenue	(9,166)	84,135
Changes in fair value of IRLCs and forward sale commitments	178,196	66,477
Total mortgage platform revenue, net	$105,658	$1,088,223
Cash offer program revenue consisted of the following:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Revenue related to ASC 606	$12,313	$8,725
Revenue related to ASC 842	216,408	30,636
Total cash offer program revenue	$228,721	$39,361
Other platform revenue consisted of the following:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Title insurance	$7,010	$39,602
Settlement services	4,222	31,582
Real estate services	23,053	20,602
Other homeownership offerings	4,657	2,601
Total other platform revenue	$38,942	$94,388

Sales-type Leases—The following table presents the revenue and expenses recognized at the commencement date of sales-type leases for the periods indicated:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Cash offer program revenue	$216,408	$30,636
Cash offer program expenses	$217,609	$30,780
4. RESTRUCTURING AND IMPAIRMENTS
In December 2020, the Company initiated an operational restructuring program that included plans for costs reductions in response to a difficult interest rate environment as well as a slowing housing market. The restructuring program, which continued during the years ended December 31, 2022 and 2021, consists of reductions in headcount and any associated costs which primarily include one-time employee termination benefits. The Company expects the restructuring initiatives to continue at least through the full year 2023.
Due to the reduced headcount, the Company has also reduced its real estate footprint. The Company has impaired right-of-use assets related to office space that is no longer in use or has been completely abandoned. Leases where the Company is unable to terminate or amend the lease with the landlord remain on the balance sheet under lease liabilities. As of December 31, 2022, no leases have been amended or terminated. The Company has also impaired the right-of-use assets for equipment that is no longer used or abandoned as a result of the reduced headcount. Refer to Note 7 for further details on the Company’s leasing activities.
The Company assessed the loan commitment asset for impairment as there were factors that indicated that it was probable that the asset had been impaired on June 30, 2022 and subsequently on September 30, 2022 as the probability of the Company meeting the criteria to draw on the Post-Closing Convertible declined. Based on that assessment the Company recorded an impairment loss of $67.3 million and $38.3 million on June 30, 2022 and September 30, 2022, respectively. For the years ended December 31, 2022 and 2021, the Company recorded an impairment loss of $105.6 million and none, respectively.
The write-off of capitalized merger transaction costs are costs incurred and capitalized in relation to the Merger. These costs were written off on December 31, 2022 as Amendment No.5 to the Merger Agreement was not executed until February 24, 2023 which extended the Agreement End Date from March 8, 2023 to September 30, 2023.
For the years ended December 31, 2022 and 2021, the Company’s restructuring and impairment expenses consists of the following:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Impairment of Loan Commitment Asset	$105,604	$—
Employee one-time termination benefits	102,261	17,048
Impairments of Right-of-Use Assets—Real Estate	3,707	—
Impairments of Right-of-Use Assets—Equipment	2,494	—
Write-off of capitalized merger transaction costs	27,287	—
Impairments of intangible assets	1,964	—
Impairment of property and equipment	4,042	—
Other impairments	333	—
Total Restructuring and Impairments	$247,693	$17,048
As of December 31, 2022 and 2021, respectively, the Company had an immaterial liability related to employee one-time termination benefits that were yet to be paid.

5. MORTGAGE LOANS HELD FOR SALE AND WAREHOUSE LINES OF CREDIT
The Company has the following outstanding warehouse lines of credit:

			December 31,
(Amounts in thousands)	Maturity	Facility Size	2022	2021
Funding Facility 1 (1)	July 10, 2023	$500,000	$89,673	$286,804
Funding Facility 2 (2)	October 31, 2022	—	—	171,649
Funding Facility 3 (3)	September 30, 2022	—	—	55,622
Funding Facility 4 (4)	January 30, 2023	500,000	9,845	409,616
Funding Facility 5 (5)	May 31, 2022	—	—	622,573
Funding Facility 6 (6)	August 31, 2022	—	—	4,184
Funding Facility 7 (7)	August 25, 2022	—	—	7,279
Funding Facility 8 (8)	March 8, 2023	500,000	44,531	94,181
Funding Facility 9 (9)	April 6, 2022	—	—	1,433
Funding Facility 10 (10)	July 5, 2022	—	—	14,576
Total warehouse lines of credit		$1,500,000	$144,049	$1,667,917
__________________
(1)Interest charged under the facility is the greater of i) a) thirty day term SOFR plus three and one-eight percent for each repurchase and non-qualifying mortgage loans, and b) interest rate charged on the note (“Note Rate”) minus one and one-half percent and ii) a) thirty day term SOFR plus two and one-eight percent for each mortgage loans that is not a non-qualifying or a repurchase mortgage loan, and b) the Note Rate minus one and one-eighth percent. Cash collateral deposit of $10.0 million is maintained.
(2)Interest charged under the facility was at the one month SOFR plus 1.75%, with a floor rate of one month LIBOR at 1.00%, as defined in agreement. Cash collateral deposit of $2.5 million was maintained until maturity. Funding Facility 2 matured on October 31, 2022 and the company did not extend beyond maturity.
(3)Interest charged under the facility was at the respective one month LIBOR plus 1.75%, with a floor rate of 2.25%, as defined in the agreement. Cash collateral deposit of $4.5 million was maintained until maturity. Funding Facility 3 matured on September 30, 2022 and the company did not extend beyond maturity.
(4)Interest charged under the facility is at the one month SOFR plus 1.77%. There is no cash collateral deposit maintained as of December 31, 2022. Subsequent to December 31, 2022, the facility was amended to decrease capacity to $250.0 million and to extend maturity to June 6, 2023.
(5)Interest charged under the facility was at the one month LIBOR plus 1.76% - 2.25%, with a floor rate of 0.50%. There was no cash collateral deposit maintained. Funding Facility 5 matured on May 31, 2022 and the company did not extend beyond maturity.
(6)Interest charged under the facility was at the one month SOFR plus 1.50% - 1.75%. Cash collateral deposit of $4.5 million was maintained. Funding Facility 6 matured on August 31, 2022 and the company did not extend beyond maturity.
(7)Interest charged under the facility was at the Adjusted one month Term SOFR plus 1.75% - 2.25%, with a floor rate of one month LIBOR at 0.38%. There was no cash collateral deposit maintained. Funding Facility 7 matured on August 25, 2022 and the company did not extend beyond maturity.
(8)Interest charged under the facility is at the one month SOFR plus 1.60% - 1.85%. Cash collateral deposit of $5.0 million is maintained. Subsequent to December 31, 2022, the facility was amended to decrease capacity to $250.0 million and to extend the maturity to June 6, 2023.
(9)Interest charged under the facility was at the one month LIBOR plus 1.60%, with a floor rate of one month LIBOR at 0.50%, as defined in the agreement. There was no cash collateral deposit maintained. Funding Facility 9 matured on April 6, 2022 and the company did not extend beyond maturity.
(10)Interest charged under the facility was at the one month LIBOR plus 1.88%, with a floor rate of one month LIBOR at 0.25%, as defined in the agreement. There was no cash collateral deposit maintained. Funding Facility 10 matured on July 5, 2022 and the company did not extend beyond maturity.

The unpaid principal amounts of the Company’s LHFS are also pledged as collateral under the relevant warehouse funding facilities. The Company’s LHFS are summarized below by those pledged as collateral and those fully funded by the Company:

	December 31,
(Amounts in thousands)	2022	2021
Funding Facility 1	$101,598	$309,003
Funding Facility 2	—	186,698
Funding Facility 3	—	67,106
Funding Facility 4	10,218	439,767
Funding Facility 5	—	681,521
Funding Facility 6	—	5,016
Funding Facility 7	—	9,828
Funding Facility 8	46,356	110,845
Funding Facility 9	—	4,420
Funding Facility 10	—	16,666
Total LHFS pledged as collateral	158,172	1,830,870
Company-funded LHFS	136,599	5,944
Company-funded Home Equity Line of Credit	8,320	—
Total LHFS	303,091	1,836,814
Fair value adjustment	(54,266)	17,621
Total LHFS at fair value	$248,826	$1,854,435
Average days loans held for sale, other than Company-funded LHFS, for the years ended December 31, 2022 and 2021 were approximately 18 days and 20 days, respectively. This is defined as the average days between funding and sale for loans funded during each period. As of December 31, 2022 and 2021, the Company had an immaterial amount of loans either 90 days past due or non-performing.
As of December 31, 2022 and 2021, the weighted average annualized interest rate for the warehouse lines of credit was 6.00% and 2.36%, respectively. The warehouse lines of credit contain certain restrictive covenants that require the Company to maintain certain minimum net worth, liquid assets, current ratios, liquidity ratios, leverage ratios, and earnings. In addition, these warehouse lines also require the Company to maintain compensating cash balances which aggregated to $15.0 million and $29.0 million as of December 31, 2022 and 2021, respectively, and are included in restricted cash on the accompanying consolidated balance sheets. The Company was in compliance with all financial covenants under the warehouse lines as of December 31, 2022 and 2021, respectively.
6. PROPERTY AND EQUIPMENT
Property and equipment consists of the following:

	As of December 31,
(Amounts in thousands)	2022	2021
Computer and Hardware	$18,688	$23,850
Furniture and equipment	3,105	4,559
Land and buildings	3,030	—
Leasehold improvements	21,661	19,866
Finance lease assets	3,761	3,761
Total property and equipment	50,245	52,035
Less: Accumulated depreciation	(19,741)	(11,076)
Property and equipment, net	$30,504	$40,959

Total depreciation expense on property and equipment for the years ended December 31, 2022 and 2021 was $13.7 million and $7.6 million, respectively. Finance lease assets primarily include furniture and IT equipment. An impairment of $3.0 million and none was recognized for the years ended December 31, 2022 and 2021, respectively, related to computer and hardware.
7. LEASES
The below table presents the lease related assets and liabilities recorded on the accompanying balance sheet:

		As of December 31,
(Amounts in thousands)	Balance Sheet Caption	2022	2021
Assets:
Operating lease right-of-use assets	Right-of-use asset	$41,979	$56,970
Finance lease right-of-use assets	Property and equipment, net	2,162	2,683
Total leased assets		$44,141	$59,653
Liabilities:
Operating lease liabilities	Lease liabilities	$60,049	$73,657
Finance lease liabilities	Other liabilities	1,062	2,184
Total lease liabilities		$61,111	$75,841
The components of operating lease costs were as follows:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Operating lease cost	$18,245	$16,539
Short-term lease cost	544	406
Variable lease cost	2,713	3,209
Total operating lease cost	$21,502	$20,154
Operating lease costs are reported in the following line items within the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Mortgage platform expenses	$14,450	$13,363
General and administrative expenses	1,900	2,485
Marketing and advertising expenses	253	159
Technology and product development expenses	2,711	2,053
Other platform expenses	2,188	2,094
Total operating lease costs	$21,502	$20,154
The components of finance lease costs were as follows:

	Year Ended Year Ended December 31, 2022
(Amounts in thousands)	Depreciation and Amortization	Interest Expense	Total
Total finance lease cost	$520	$273	$793

The components of finance lease costs were as follows:

	Year Ended Year Ended December 31, 2021
(Amounts in thousands)	Depreciation and Amortization	Interest Expense	Total
Total finance lease cost	$520	$439	$959
Supplemental cash flow and non-cash information related to leases were as follows:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Cash paid for amounts included in measurement of operating lease liabilities	$18,836	$15,177
Right-of-use assets obtained in exchange for lease liabilities:
Upon adoption of ASC 842	$—	$65,889
New leases entered into during the year	$4,520	$15,834
Supplemental balance sheet information related to leases was as follows:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Operating leases
Weighted average remaining lease term (in years)	6.6	6.1
Weighted average discount rate	5.4%	5.1%
Finance leases
Weighted average remaining lease term (in years)	0.3	1.3
Weighted average discount rate	16.2%	16.2%
As of December 31, 2022, the maturity analysis of finance and operating lease liabilities are as follows:

(Amounts in thousands)	Finance Leases	Operating Leases	Total
2023	$1,101	$16,772	$17,872
2024	—	13,979	13,979
2025	—	11,680	11,680
2026	—	9,073	9,073
2027	—	5,460	5,460
2028 and beyond	—	12,156	12,156
Total lease payments	1,101	69,119	70,220
Less amount representing interest	(39)	(9,070)	(9,109)
Total lease liabilities	$1,062	$60,049	$61,111
Sales-type Leases—The following table presents the revenue, expenses, and gross margin recognized at the commencement date of sales-type leases for the periods indicated:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Cash offer program revenue	$216,408	$30,557
Cash offer program expenses	217,609	30,720
Gross Margin	$(1,201)	$(163)

The future maturity of the Company’s customer lease payments of $0.9 million and $11.1 million occurs within the next 180 days as of December 31, 2022 and 2021.
8. GOODWILL AND INTERNAL USE SOFTWARE AND OTHER INTANGIBLE ASSETS, NET
In September 2021, the Company completed acquisitions of two U.K. based companies. The Company acquired Trussle Lab Ltd (“Trussle”), a digital mortgage broker that uses a technology platform to make the mortgage process easier, more transparent, and cheaper for the end consumer, and LHE Holdings Limited (“LHE”), a residential property trading platform that enables investors to buy and sell fractional shares of individual properties. The companies were acquired mainly for expansion efforts in international markets.
The Company paid a total cash consideration of $1.4 million for the acquisition of Trussle. In connection with this acquisition, the Company recognized the following assets and liabilities:

(Amounts in thousands)	As of Acquisition Date
Cash and cash equivalents	$781
Finite lived intangibles - Intellectual property and other	3,943
Indefinite lived intangibles - Licenses and other	277
Goodwill	3,317
Other assets (1)	2,088
Accounts payable and accrued expenses (1)	(5,512)
Other liabilities (1)	(3,510)
Total recognized assets and liabilities	$1,384
__________________
(1)Carrying value approximates fair value given their short-term maturity periods
For the acquisition of LHE, the Company paid a total consideration of $10.1 million. Of the total consideration, $6.2 million was paid in cash at closing. As of December 31, 2021, $3.9 million of the deferred acquisition consideration was included within accounts payable and accrued expenses on the consolidated balance sheets. The amount of deferred acquisition consideration was subsequently paid in March 2022. In connection with this acquisition, the Company recognized the following assets and liabilities:

(Amounts in thousands)	As of Acquisition Date
Cash and cash equivalents	$1,739
Finite lived intangibles - Intellectual property and other	2,601
Indefinite lived intangibles - Licenses and other	1,038
Goodwill	4,420
Other assets (1)	1,478
Accounts payable and accrued expenses (1)	(1,172)
Total recognized assets and liabilities	$10,104
__________________
(1)Carrying value approximates fair value given their short-term maturity periods
Intangible assets acquired from both companies include trade names, intellectual property, licenses, and in-process research and development (“IPR&D”). The goodwill is non-tax deductible and primarily attributable to expected synergies from the integration of the operations of the acquisitions and the Company.
The acquisitions were not material to the Company's consolidated financial statements, either individually or in the aggregate. Accordingly, pro forma results of these acquisitions have not been presented.
In June 2022, the Company entered into a Share Purchase Agreement to acquire a banking entity for a total consideration of approximately $15.2 million. The banking entity is a U.K. based entity offering a wide range of financial products and services to consumers and small businesses. The acquisition will allow the Company to grow and expand operations in the U.K. by enabling the Company to improve the mortgage process for U.K. mortgage borrowers. The acquisition had not closed as of December 31, 2022 as it is subject to the approval of the Prudential Regulation Authority in the U.K. During the fourth quarter of 2022, the Company made a $2.4 million equity investment into the banking entity as an advance of the total consideration to provide liquidity until regulatory approval is obtained. On December 31, 2022, the Company impaired the equity investment in the amount of $0.3 million which is included in restructuring and impairment expenses on the consolidated statements of operations and comprehensive loss. The acquisition is not expected to be material to the Company's operations as a whole. See Note 22 for further information relating to subsequent regulatory approval.
Changes in the carrying amount of goodwill, net consisted of the following:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Balance at beginning of year	$19,811	$10,995
Goodwill acquired (Trussle and LHE)	—	7,737
Measurement period adjustment	(375)	1,269
Effect of foreign currency exchange rate changes	(911)	(190)
Balance at end of year	$18,525	$19,811
No impairment of goodwill was recognized for the years ended December 31, 2022 and 2021.
Internal use software and other intangible assets, net consisted of the following:

	As of December 31, 2022
(Amounts in thousands, except useful lives)	Weighted Average Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with finite lives
Internal use software and website development	3.0	$123,734	$(67,319)	$56,416
Intellectual property and other	7.5	3,449	(838)	2,611
Total Intangible assets with finite lives, net		127,184	(68,157)	59,026
Intangible assets with indefinite lives
Domain name		1,820	—	1,820
Licenses and other		1,150	—	1,150
Total Internal use software and other intangible assets, net		$130,153	$(68,157)	$61,996

	As of December 31, 2021
(Amounts in thousands, except useful lives)	Weighted Average Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with finite lives
Internal use software and website development	3.0	$96,155	$(32,832)	$63,323
Intellectual property and other	7.5	6,384	(320)	6,064
Total Intangible assets with finite lives, net		102,539	(33,152)	69,387
Intangible assets with indefinite lives
Domain name		1,820	—	1,820
Licenses and other		1,282	—	1,282
Total Internal use software and other intangible assets, net		$105,641	$(33,152)	$72,489
The Company capitalized $27.6 million and $61.9 million in internal use software and website development costs during the years ended December 31, 2022 and 2021, respectively. Included in capitalized internal use software and website development costs are $4.1 million and $9.0 million of stock-based compensation costs for the years ended December 31, 2022 and 2021, respectively. Amortization expense totaled $35.4 million and $19.6 million during the years ended December 31, 2022 and 2021, respectively. For the years ended December 31, 2022 and 2021, $2.0 million and none impairment was recognized relating to intangible assets (see Note 4).
Amortization expense related to intangible assets as of December 31, 2022 is expected to be as follows:

(Amounts in thousands)	Total
2023	$34,554
2024	20,338
2025	3,296
2026	574
2027 and thereafter	264
Total	$59,026
9. PREPAID EXPENSES AND OTHER ASSETS
Prepaid expenses and other assets consisted of the following:

	As of December 31,
(Amounts in thousands)	2022	2021
Other prepaid expenses	$26,366	$22,931
Net investment in lease	944	11,058
Tax receivables	18,139	20,250
Prefunded loans in escrow	—	12,148
Merger transaction costs	—	14,263
Security Deposits	14,369	9,226
Prepaid compensation asset	5,615	—
Inventory—Homes	1,139	1,122
Total prepaid expenses and other assets	$66,572	$90,998
Prepaid compensation asset consists of a one-time retention bonus given to Kevin Ryan, Chief Financial Officer of the Company, in the form of a forgivable loan of $6,000,000, with an annual compounding interest rate of 3.5% on August 18, 2022. Subject to Mr. Ryan’s active employment by the Company and status of good standing on each of December 1, 2023, December 1, 2024, December 1, 2025 and December 1, 2026, the principal and compound interest of the loan will be forgivable on each such dates. Further, the outstanding principal and interest will be forgivable upon Mr. Ryan’s death, termination as part of a reduction in force, the elimination or substantial reduction of Mr. Ryan’s role, a change in control of the Company, the Company’s insolvency or filing of bankruptcy or Mr. Ryan’s termination by the Company without cause. In the event of Mr. Ryan’s voluntary separation from the Company or termination by the Company for cause, any outstanding principal and interest will be due in full on the date that is twenty-four (24) months from the date of termination.
10. OTHER LIABILITIES
Other liabilities consisted of the following:

	As of December 31,
(Amounts in thousands)	2022	2021
Deferred Revenue	30,205	50,010
Loan Repurchase Reserve	26,745	17,540
Other Liabilities	2,982	8,608
Total other liabilities	$59,933	$76,158
Deferred Revenue—Deferred revenue primarily consists of advance payments for loan origination and servicing on behalf of an integrated relationship partner. The total advance was for $50.0 million which was received and included in deferred revenue as of December 31, 2021. The advance payments received were recognized in revenue starting in August 2022 through August 2023. The Company must repay the advance in three tranches, $20.0 million due December 2022, $15.0 million due April 2023, and $15.0 million due October 2023, each to be reduced by the amount of loan origination revenue earned between the tranches. In December 2022, the Company repaid $12.9 million of the first tranche after reductions for loan origination revenue earned within mortgage platform revenue during the period. As of December 31, 2022, the Company included deferred revenue of $30.0 million within other liabilities on the consolidated balance sheets.
11. CORPORATE LINE OF CREDIT AND PRECLOSING BRIDGE NOTES
Corporate Line of Credit—In November 2021, the Company entered into an agreement (“2021 Credit Facility”) with certain lenders, and Biscay GSTF III, LLC, an entity affiliated with the previous agent and acting as an agent for such lenders (the “Lender”) to amend its existing 2020 Credit Facility. The 2021 Credit Facility does not change the terms of the existing borrowings under the 2020 Credit Facility and only adds a new revolving facility which was never drawn on and unavailable as of December 31, 2022 as the additional revolving facility never closed.
The 2021 Credit Facility provides for a $150.0 million loan facility and matures on March 25, 2027. The terms of the 2021 Credit Facility include 8.0% annual interest, if the Company elects to make interest payments in cash, or 9.5% annual interest in kind which is added to the outstanding principal amount of the loan, and 0.5% unused commitment fee. The terms of the 2021 Credit Facility also include the ability to prepay amounts borrowed, at the Company’s discretion, which would include all accrued and unpaid interest on amounts borrowed as well as a “make-whole” premium that is reduced by the interest incurred through prepayment. As of December 31, 2022 and 2021, the make-whole is $5.2 million and $17.2 million, respectively.
As of December 31, 2022 and 2021, the Company had $146.4 million and $151.4 million, respectively, of outstanding borrowings on the line of credit, which are recorded net of the unamortized portion of the warrant discount and debt issuance costs within corporate line of credit, net in the consolidated balance sheets. The outstanding borrowings as of both December 31, 2022 and 2021 include $1.4 million of interest in kind that was added to the principal balance which was incurred as interest in kind in previous years. The Company had $2.0 million and $2.4 million of unamortized warrant issuance related discount and debt issuance costs as of December 31, 2022 and 2021, respectively. Warrant issuance related discounts and debt issuance costs are recorded as a discount to the outstanding borrowings on the line of credit and are amortized into interest and amortization on non-funding debt within the statements of operations and comprehensive loss over the term of the 2021 Credit Facility using the effective interest method.

During the years ended December 31, 2022 and 2021, the Company borrowed none and $80.0 million, respectively under the credit facility. During the years ended December 31, 2022 and 2021, the Company made a principal repayments of $5.0 million and none, respectively.
For the year ended December 31, 2022, the Company recorded a total of $13.2 million related to interest expense as follows: $12.1 million in interest expense related to the line of credit and $1.1 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense within the consolidated statements of operations and comprehensive loss.
For the year ended December 31, 2021, the Company recorded a total of $11.4 million related to interest expense as follows: $10.2 million in interest expense related to the line of credit, $0.2 million in interest expense from the unused commitment fee, and $1.0 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense within the consolidated statements of operations and comprehensive loss.
Under the terms of the 2021 Credit Facility, the Company is required to comply with certain financial and nonfinancial covenants. The terms of the 2021 Credit Facility also limit the Company’s ability to pay dividends and engage in mergers and acquisitions amongst other limitations, without prior approval from the Lender. Any failure by the Company to comply with these covenants and any other obligations under the 2021 Credit Facility could result in an event of default, which allows the Lender to accelerate the repayments of the amounts owed.
The Company was in compliance with its financial covenants as of December 31, 2022. The 2021 Credit Facility includes minimum revenue triggers, which if not met will accelerate repayments of amounts owed. During the fourth quarter of 2022, the Company triggered the acceleration of amounts owed due to the minimum revenue triggers which accelerated repayments to 12 equal monthly installments starting in December 2022 through December 2023. The Company was in discussions with the Lender in anticipation of triggering the acceleration and obtained verbal relief from the accelerated repayment while both parties continued to work on an amendment to the 2021 Credit Facility. As of December 31, 2022, the Company has not made any repayments of amounts owed and has not finalized the amendment, see Note 22 Subsequent Events for further details.
Pre-Closing Bridge Notes—The Company recorded $272.7 million and $19.2 million in interest expense on Pre-Closing Bridge Notes from the amortization of the discount during the years ended December 31, 2022 and 2021, respectively, included within the consolidated statements of operations and comprehensive loss. The carrying value of the Pre-Closing Bridge Notes as of December 31, 2022 and 2021 is $750.0 million and $477.3 million, respectively, and is included in the consolidated balance sheets.
The Pre-Closing Bridge Notes were issued in December 2021, matured on December 2, 2022, and carry a zero percent coupon interest rate. The Pre-Closing Bridge Notes are not repayable in cash and include various conversion features. Under the terms of the Pre-Closing Bridge Note Purchase Agreement immediately prior to the closing of the Second Merger, as defined in Note 1, Aurora will be deemed to automatically assume each Pre-Closing Bridge Note and the outstanding principal amount under each Pre-Closing Bridge Note will automatically be converted into a number of shares of Class A Common Stock of Aurora, based on a conversion ratio of $10 of principal amount payable on the Pre-Closing Bridge Note at the time of conversion to one share of Aurora Class A Common Stock. In the event that the Merger Agreement has not been consummated by the maturity date of the Pre-Closing Bridge Notes or the Merger Agreement is withdrawn, then on the maturity date or upon withdrawal, the Pre-Closing Bridge Notes will convert into a new series of preferred stock with terms consistent with those of the Company’s Series D Preferred Stock. If the Merger Agreement is not consummated due to a breach by Aurora, the Sponsor or SoftBank, the Pre-Closing Bridge Notes will convert into the Company’s common stock.
Since the maturity date of the Pre-Closing Bridge Notes was December 2, 2022, the Pre-Closing Bridge Notes became, by their terms, automatically convertible into Better Home & Finance Class A common stock. However, in connection with the First Novator Letter Agreement, the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was extended to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. Since such consent was not received from SoftBank and the Company has not amended its certificate of incorporation to facilitate such conversion, the Pre-Closing Bridge Notes held by the Sponsor and SoftBank have not converted. The Company and the Sponsor ultimately entered into the Deferral Letter Agreement, pursuant to which the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was deferred to September 30, 2023. As the Pre-Closing Bridge Notes have not converted per terms of the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes are still considered legal form debt as of December 31, 2022 and as such are classified as debt in the consolidated balance sheets, with the Company continuing to amortize the discount on the Pre-Closing Bridge Notes using the original maturity date of December 2, 2022. Additionally, as described further below, both the First Novator Letter Agreement and the Second Novator Letter Agreement included additional exchange features that permit the Sponsor to exchange its Pre-Closing Bridge Notes at different price levels.
SoftBank continues to hold its Pre-Closing Bridge Note, which may be converted pursuant to its terms into a new series of preferred stock of the Company, which series will be identical to the Company’s Series D Preferred Stock, pursuant to the terms thereof. As of December 31, 2022, SoftBank’s Pre-Closing Bridge Note has not yet been converted or otherwise deferred due to ongoing negotiations.
The Pre-Closing Bridge Notes have matured on December 2, 2022, however as they have not converted per terms of the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes are still considered legal form debt as of December 31, 2022 and as such are classified as debt in the consolidated balance sheets. The First Novator Letter Agreement, as discussed and defined below, extend the maturity to March 8, 2023 for the Pre-Closing Bridge Notes held by the Sponsor was subject to the consent of SoftBank which was not obtained and therefore not enforceable. As such the Company continued to amortize the discount on the Pre-Closing Bridge Notes using the original maturity date of December 2, 2022. The Second Novator Letter Agreement, as discussed and defined below, was entered into subsequent to December 31, 2022 and is not subject to SoftBank’s consent. In order to convert the Pre-Closing Bridge Notes into a new series of preferred stock, the Company would need to perform a series of legal steps including amending its certificate of incorporation, which it has not yet done. As such, the liability remains on the balance sheet as of December 31, 2022.
First Novator Letter Agreement—On August 26, 2022, Aurora, the Company and the Sponsor entered into a letter agreement (the “First Novator Letter Agreement”) to extend the maturity date of the Pre-Closing Bridge Notes held by Sponsor to March 8, 2023, subject to SoftBank consenting to extending the maturity of its bridge notes accordingly. Furthermore, pursuant to the First Novator Letter Agreement, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes, Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) $75 million of its $100 million aggregate principal amount of Pre-Closing Bridge Notes would be exchanged for newly issued shares of the Company’s Class B common stock at a price per share reflecting a 75% discount to a $6.9 billion pre-money equity valuation of the Company and (y) the remaining $25 million of Sponsor’s bridge notes would be exchanged for the Company’s preferred stock at price per share reflecting a $6.9 billion pre-money equity valuation of the Company. As the extended maturity date has passed and the Merger has not been consummated, Sponsor will have the alternative exchange options described in the First Novator Letter Agreement. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement nor has SoftBank consented to the extension under the First Novator Letter Agreement.
Per the First Novator Letter Agreement, the Sponsor shall have the right, but not the obligation, to fund any portion or none of its Post-Closing Convertible Note. Additionally, the parties to the First Novator Letter Agreement agreed that if the Sponsor does not fund all or a portion of its Post-Closing Convertible Note, then SoftBank’s commitment to fund its Post-Closing Convertible Note shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor, such that if the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550,000,000 of its Post-Closing Convertible Note. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement.

Deferral Letter Agreement—On February 7, 2023, the Company and the Sponsor entered into a letter agreement (the “Deferral Letter Agreement”) to defer the maturity date of the Pre-Closing Bridge Notes held by the Sponsor until September 30, 2023. Following the expiration of this deferral period, the Pre-Closing Bridge Notes held by the Sponsor may be exchanged or converted in accordance with the terms of the Pre-Closing Bridge Notes, the First Novator Letter Agreement or the Second Novator Letter Agreement, as applicable. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Deferral Letter Agreement.
Second Novator Letter Agreement—On February 7, 2023, Aurora, the Company and Sponsor entered into a letter agreement (the “Second Novator Letter Agreement”) pursuant to which, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes (as deferred by the Deferral Letter Agreement), the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) for a number of shares of the Company’s preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of the Company. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Second Novator Letter Agreement.
12. RELATED PARTY TRANSACTIONS
The Company has entered into a number of commercial agreements with related parties, which management believes provide the Company with products or services that are beneficial to its commercial objectives. Often these products and services have been tailored to the Company’s specific needs or are part of new pilot programs, both for the Company and the counterparty, for which there are not clear alternative vendors offering comparable services to compare pricing with. It is reasonable to assume that none of these related party commercial agreements were structured at arm’s length and therefore may be beneficial to the counterparty.
1/0 Capital—The Company is a party to an employee and expense allocation agreement with 1/0 Capital, LLC (“1/0 Capital”), an entity affiliated with 1/0 Real Estate, LLC (“1/10 Real Estate”) (an entity wholly owned by 1/0 Holdco, in which Vishal Garg, the Chief Executive Officer of the Company, and the Company’s executive officers each hold a more than five percent ownership interest). Under the employee and expense allocation agreement, 1/0 Capital provides the Company access to certain employees in exchange for reasonable consideration in the form of fees based on their time, as well as IT support services. Any intellectual property created under the agreement by 1/0 Capital employees working on behalf of the Company belongs to the Company. The term of the agreement will continue in perpetuity. The services provided by 1/0 Capital are not integral to the Company’s technology platform and amounts incurred are not material to the Company. In connection with this agreement, the Company incurred gross expenses of $0.5 million and $1.5 million during the years ended December 31, 2022 and 2021, respectively. As part of this agreement, the Company may provide access to certain of its employees for use by 1/0 Capital which reduced the amounts owed to 1/0 Capital by $18.2 thousand and $0.2 million for the years ended December 31, 2022 and 2021, respectively. The Company recorded net expenses of $0.4 million and $1.3 million for the years ended December 31, 2022 and 2021, respectively, and are included within general and administrative expenses on the consolidated statements of operations and comprehensive loss. The Company is invoiced on a net basis and recorded a $177.0 thousand payable and a $6.1 thousand receivable as of December 31, 2022 and 2021, respectively, included within other liabilities and other receivables, net, respectively, on the consolidated balance sheets.
TheNumber—The Company originally entered into a data analytics services agreement in August 2016 with TheNumber, LLC (“TheNumber”), an entity affiliated with both Vishal Garg, the Chief Executive Officer, and 1/0 Real Estate.
In September 2021, the Company and TheNumber entered into a technology integration and license agreement, which was amended in November 2021, to develop a consumer credit profile technology which is to be launched in three stages. The first stage involves testing TheNumber’s limited graph Application Programming Interface (“API”) in a testing environment with test data. The second stage involves data such as credit, income, and assets of staged borrowers meeting certain measures of speed and performance. The third stage requires TheNumber to run the product and serve all borrowers on the production side as well as provide data to the Company from its rich data set. The listed services provided by TheNumber are lead generation, market rate analysis, lead growth analysis, property listing analysis, automated valuation models, and financial risk analysis. Both parties agreed to jointly develop all aspects of this program, and the agreement provides for the utilization of TheNumber employees by the Company. Subsequent to December 31, 2022, the agreement was extended into 2023. The services provided by TheNumber are not integral to the Company’s technology platform and amounts incurred are not material to the Company. In connection with these agreements, the Company paid expenses of $1.4 million and $0.1 million for the years ended December 31, 2022 and 2021 respectively, which are included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss and a payable of $0.2 million and none as of December 31, 2022 and 2021, respectively, within other liabilities on the consolidated balance sheets.
Holy Machine—In January 2018, the Company entered into a consulting agreement (the “2018 Holy Machine Consulting Agreement”) with Holy Machine LLC (“Holy Machine”) an entity controlled by Aaron Schildkrout, a member of the Company’s board of directors (the “Board of Directors”) at such time. During the year ended December 31, 2022, Aaron Schildkrout resigned from the Board of Directors on June 8, 2022 and as an advisor shortly thereafter. The 2018 Holy Machine Consulting Agreement provided for consulting services related to executive recruiting and such other services as mutually agreed upon, and grants Holy Machine 603,024 options with a 4-year vesting period and no cliff at two times the then fair market value of the Company. Further, any inventions, discoveries, improvements or works of authorship made by Holy Machine and the results thereof that may be considered works for made for hire shall be assigned to the Company and be the Company’s exclusive property to which the Company has the exclusive right to obtain and own all copyrights. The term of the agreement ended in November 2022, although any party may terminate the agreement at any time. In May 2020, the parties entered into an amendment to the 2018 Holy Machine Consulting Agreement to insert terms relating to compliance with applicable laws, contracts, and indemnification among the parties. No other terms of the 2018 Holy Machine Consulting Agreement were altered.
In July 2020, the Company and Holy Machine entered into a new consulting agreement (the “2020 Holy Machine Consulting Agreement”). The 2020 Holy Machine Consulting Agreement grants Holy Machine (i) the option to purchase 250,000 shares of the Company’s common stock, with an accompanying stock option agreement having a term of 10 years, at the then fair market value at the time of the grant and (ii) the option to purchase 250,000 shares of the Company’s common stock, with an accompanying stock option agreement having a term of 10 years, with an exercise price per share equal to (a) $15.71 minus (b) the then current fair market value at the time of grant. Both tranches of granted options vest each month on the same day of the month as the vesting commencement date of April 18, 2020, subject to Holy Machine continuing to provide consulting services through each such date, and both have change in control vesting provisions which would result in 100% of unvested options vesting should there be a change of control of the Company, as defined in such a stock option agreement. The term will continue until the services are completed or terminated. The services provided by Holy Machine are not integral to the Company’s technology platform and amounts incurred are not material to the Company. The Company recorded $0.1 million and $0.3 million of expenses during the years ended December 31, 2022 and 2021, respectively, which are included within general and administrative expenses on the consolidated statements of operations and comprehensive loss and a payable of none and $50.0 thousand as of December 31, 2022 and 2021, respectively, within other liabilities on the consolidated balance sheets.
Embark—In November 2020, the Company entered into a license agreement with Embark Corp (“Embark”), a company for which Vishal Garg served as a director and Vishal Garg’s spouse serves as chief executive officer, and in which Vishal Garg and his spouse collectively hold a 25.8% ownership interest. Vishal Garg resigned from the board of directors effective October 1, 2021. The agreement provides the Company the use of one floor of office space in midtown Manhattan, New York City, for a period of 15 months. In connection with the agreement, the Company is obligated to pay Embark $127.0 thousand annually plus applicable taxes and utilities. For the year ended December 31, 2021, the Company incurred $80.7 thousand of expenses under the agreement which are included within general and administrative expenses on the statements of operations and comprehensive loss. The agreement was terminated in June 2021.
Notable—In October 2021, the Company entered into a private label and consumer lending program agreement (the “2021 Notable Program Agreement”) to provide home improvement lines of credit to qualified borrowers of the

Company with Notable Finance, LLC (“Notable”), an entity in which Vishal Garg and 1/0 Real Estate collectively hold a majority ownership interest. The program is intended to be used by qualified customers of the Company for home improvement purchases (the “Home Improvement Line of Credit”).
This program required Notable to originate and service the loan and in consideration, the Company pays Notable $600 for each loan originated pursuant to the agreement. In connection with the 2021 Notable Program Agreement, Notable provided a branded prepaid card, similar to a gift card, which converts into an unsecured line of credit in certain circumstances.
For the years ended December 31, 2022 and 2021, the Company incurred $0.1 million and $0.6 million, respectively, of expenses under the agreement, of which $42.9 thousand and none are included within mortgage platform expenses, and $55.3 thousand and $0.6 million are included within marketing and advertising expenses on the consolidated statements of operations and comprehensive loss. The Company recorded a payable of $15.0 thousand and $0.3 million included within other liabilities on the consolidated balance sheets as of December 31, 2022 and 2021, respectively.
In January 2022, Better Trust I, a subsidiary of the Company entered into a master loan purchase agreement (the “Notable MLPA”) with Notable to purchase from Notable up to $20.0 million of unsecured home improvement loans underwritten and originated by Notable for the Company’s customers. Under the Notable MLPA, Notable originated home improvement loans, all of which Notable makes available for purchase by the Company. No additional cost outside the sale of the loan was contemplated by the Notable MLPA. The services provided by Notable are not integral to the Company’s technology platform and expenses incurred are not material to the Company. As of December 31, 2022, the Company had $8.3 million of unsecured home improvement loans from Notable, which are included within mortgage loans held for sale, at fair value on the consolidated balance sheets.
Truework—The Company is a party to a data analytics services agreement with Zethos, Inc., (“Truework”), an entity in which Vishal Garg, the Chief Executive Officer, is an investor. Under the data analytics services agreement, Truework provides digital Verification of Employment (VOE) and Verification of Income (VOI) services to the Company during the mortgage loan origination process to confirm the employment and income of borrowers seeking a mortgage. This is data required for underwriting mortgages to the specifications of Fannie Mae, Freddie Mac, and private loan purchasers. These data services are standard product offerings of Truework, which they offer to a number of mortgage lenders. Truework is one of multiple vendors the Company uses for VOE and VOI services, the largest other one being The Work Number by Equifax. The Company uses the two vendors interchangeably based on estimated lowest cost and turnaround time. The Company originally entered into the data services agreement in June 2020, and amended the agreement in October 2021 to run until September 30, 2023. In connection with usage of the services, the Company incurred expenses of $0.5 million and $0.3 million for the years ended December 31, 2022 and 2021, respectively, which is included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss and a payable of $16.2 thousand and $19.2 thousand included within other liabilities on the consolidated balance sheets as of December 31, 2022 and 2021, respectively.
Share Repurchases—During the first quarter of 2022, the Company repurchased from former director Gabrielle Toledano a total of 11,122 shares of common stock for an aggregate purchase price of $254,154 to defray taxes associated with vesting of equity awards of such shares. Ms. Toledano subsequently resigned from the Company’s Board in April 2022.
During the second quarter of 2022, the Company repurchased from General Counsel and Chief Compliance Officer Paula Tuffin a total of 27,000 shares of common stock for an aggregate purchase price of $399,600 to defray taxes associated with vesting of equity awards of such shares.
Notes Receivable from Stockholders—The Company, at times, enters into promissory note agreements with certain employees for the purpose of financing the exercise of the Company’s stock options. These employees may have the ability to use the promissory notes to exercise stock options that have not yet been vested by the respective employees. Interest is compounded and accrued based on any unpaid principal balance and is due upon the earliest of maturity, 120 days after an employee leaves the Company, the date the employee sells shares acquired through the promissory note agreement without prior written consent of the Company, or the day prior to the date that any change in the employee’s status would cause the loan to be a prohibited extension or maintenance of credit under Section 402 of the Sarbanes Oxley Act of 2002. The Company included $53.9 million and $38.6 million of the notes, which include the outstanding principal amount and accrued interest, within notes receivable from stockholders in stockholders’ equity (deficit) on the consolidated balance sheets as of December 31, 2022 and 2021, respectively. The balance as of December 31, 2022 includes $43.6 million of promissory notes due from directors and officers of the Company, of which $40.2 million is due from Vishal Garg. The balance as of December 31, 2021 includes $33.9 million of promissory notes due from directors and officers of the Company, of which $29.9 million was due from Vishal Garg. During the years ended December 31, 2022 and 2021, the Company recognized interest income from the promissory notes of $0.7 million and $0.3 million, respectively, which is included within interest income on the consolidated statements of operations and comprehensive loss. The notes range in maturity from May 2025 to January 2026 and include interest rates ranging from 0.5% to 2.5% per annum.
13. COMMITMENTS AND CONTINGENCIES
Litigation—The Company, among other things, engages in mortgage lending, title and settlement services, and other financial technology services. The Company operates in a highly regulated industry and may be subject to various legal and administrative proceedings concerning matters that arise in the normal and ordinary course of business, including inquiries, complaints, audits, examinations, investigations, employee labor disputes, and potential enforcement actions from regulatory agencies. While the ultimate outcome of these matters cannot be predicted with certainty due to inherent uncertainties in litigation, management is of the opinion that these matters will not have a material impact on the consolidated financial statements of the Company. The Company accrues for losses when they are probable to occur and such losses are reasonably estimable, and discloses pending litigation if the Company believes a possibility exists that the litigation will have a material effect on its financial results. Legal costs expected to be incurred are accounted for as they are incurred.
The Company is currently a party to pending legal claims and proceedings regarding an employee related labor dispute brought forth during the third quarter of 2020. The dispute alleges that the Company has failed to pay certain employees for overtime and is in violation of the Fair Labor Standards Act and labor laws in the State of California and the State of Florida. The dispute is still in its infancy and the ultimate outcome cannot be predicted with certainty due to inherent uncertainties in the legal claims. As part of the dispute, the Company recorded an estimated liability of $8.4 million and $5.9 million, which is included in accounts payable and accrued expenses on the consolidated balance sheets as of December 31, 2022 and 2021, respectively. Subsequent to December 31, 2022, the Company settled its employee related labor dispute in the State of Florida for an immaterial amount.
In June 2022, the former Head of Sales and Operations of the Company, Sarah Pierce, filed litigation against the Company, the Company’s founder and CEO Vishal Garg, and the Company’s Chief Administrative Officer and Senior Counsel Nicholas Calamari. The complaint alleges several causes of action including: violation of certain state labor laws, breach of fiduciary duty and defamation against Mr. Garg, aiding and abetting breach of fiduciary duty against Mr. Calamari, and intentional infliction of emotional distress against Mr. Garg and Mr. Calamari. In addition, Ms. Pierce claims that she has filed a notice of claim with the Occupational Safety and Health Administration (“OSHA”) against the Company for retaliation in violation of the Sarbanes-Oxley Act which has been denied. The litigation is still in its early stages and as such no amounts have been estimated or accrued for by the Company related to this matter.
Investor Legal Matter—In July 2021, Pine Brook, a current investor in the Company, commenced litigation against the Company among other parties, seeking declaratory judgement in relation to a side letter which was entered into as part of the Series C Preferred Stock issuance by the Company in 2019. The dispute is whether the Company, in connection with the Merger Agreement described in Note 1, would be entitled to trigger a side letter provision allowing the Company to repurchase approximately 1.9 million shares of Series A Preferred Stock for a total price of $1.
On November 1, 2021, the Company and Pine Brook reached a settlement agreement pursuant to which (1) the Company is entitled to exercise its purchase right for half of the 1.9 million shares of Series A Preferred Stock subject to the side letter provision, (2) the Company and Aurora agreed to amend the Merger Agreement (see Note 1) to waive or remove the lock up for holders of 1% or more of the Company’s capital stock, and (3) Mr. Howard

Newman immediately resigned from the Company’s board of directors. As a result of the settlement, each party granted one another customary releases.
Regulatory Matters—In September of 2021, the Company received a “Notice of Charges” from a state regulatory agency making several claims against the Company, alleging certain violations of state disclosure, advertising, licensable activity rules, and certain federal disclosure rules. In November 2021, the Company and the state regulatory agency reached a settlement agreement whereby the Company has agreed to pay an immaterial fine and provide additional training to management directly overseeing the origination of mortgage loans for property located in the state. The settlement does not impact the Company’s ability to do business in the state.
In the third quarter of 2021, following third-party audits of samples of loans produced during the fiscal years 2018, 2019, and 2021, the Company became aware of certain TILA-RESPA Integrated Disclosure (“TRID”) defects in the loan production process that resulted in the final closing costs disclosed in the closing disclosure, in some instances, being greater than those disclosed in the loan estimate. Some of these defects were outside applicable tolerances under the TRID rule, which resulted in potential overcharges to consumers. As of December 31, 2022 and 2021, the Company included an estimated liability of $11.9 million and $13.2 million, respectively, within accounts payable and accrued expenses on the consolidated balance sheets. For the year ended December 31, 2022, the Company reduced the estimated liability for these potential TRID defects in the amount of $1.3 million. The reduction of expense for the year ended December 31, 2022 of $1.3 million and the expense for the year ended December 31, 2021 of $13.2 million is included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss. This accrual is the Company’s best estimate of potential exposure on the larger population of loans based on the results obtained by the audited sample. The accrued amounts are for estimated refunds potentially due to consumers for TRID tolerance errors for loans produced from 2018 through 2022. The Company completed a TRID audit of 2022 files and is continuing to remediate TRID tolerance defects as necessary.
In the second quarter of 2022, the Company received a voluntary request for documents from the Division of Enforcement of the Securities and Exchange Commission (“SEC”) and subsequently received several subpoenas, indicating that it is conducting an investigation relating to Aurora and the Company to determine if violations of the federal securities laws have occurred. The SEC has requested that Aurora and the Company provide the SEC with certain information and documents. The voluntary and subpoena requests cover, among other things, certain aspects of the Company’s business and operations, certain matters relating to certain actions and circumstances of the Company’s Founder and CEO and his other business activities, related party transactions, public statements made about the Company’s proprietary mortgage platform, the Company’s financial condition, and allegations made in litigation filed by Sarah Pierce, the Company’s former Head of Sales and Operations. The Company is cooperating with the SEC. As the investigation is ongoing, it is uncertain how long the investigation will continue or whether, at its conclusion, the SEC will bring an enforcement action against either Aurora or the Company or any of their personnel and, if it does, what remedies it may seek.
Loan Commitments—The Company enters into IRLCs to fund mortgage loans, at specified interest rates and within a specified period of time, with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. As of December 31, 2022, the Company had outstanding commitments to fund mortgage loans in notional amounts of approximately $225.4 million. The IRLCs derived from those notional amounts are recorded within derivative assets and liabilities, at fair value as of December 31, 2022 and 2021, respectively, on the consolidated balance sheets. See Note 16.
Forward Sale Commitments—In the ordinary course of business, the Company enters into contracts to sell existing LHFS or loans committed but yet to be funded into the secondary market at specified future dates. As of December 31, 2022, the Company had outstanding forward sales commitment contracts of notional amounts of approximately $422.0 million. The forward sales commitments derived from those notional amounts are recorded within derivative assets and liabilities, at fair value as of December 31, 2022 and 2021, respectively, on the consolidated balance sheets. See Note 16.
Concentrations—See below for areas considered to be concentrations of credit risk for the Company:

Significant loan purchasers are those which represent more than 10% of the Company’s loan volume. During the years ended December 31, 2022 and 2021, the Company had one loan purchaser that accounted for 65% and 60% of loans sold by the Company, respectively.
Concentrations of credit risk associated with the LHFS carried at fair value are limited due to the large number of borrowers and their dispersion across many geographic areas throughout the United States. As of December 31, 2022, the Company originated 11% of its LHFS secured by properties in each of Texas and California and 10% of its LHFS secured by properties in Florida. As of December 31, 2021, the Company originated 15% of its LHFS secured by properties in California.
The Company maintains cash and cash equivalent balances at various financial institutions. Cash accounts at each bank are insured by the Federal Deposit Insurance Corporation for amounts up to $0.25 million. As of December 31, 2022 and 2021, the majority of the Company’s cash and cash equivalent balances are in excess of the insured limits at various financial institutions.
As of December 31, 2022, the Company held a cash balance of $0.9 million at Silicon Valley Bank (“SVB”). On March 10, 2023, the California Department of Financial Protection and Innovation declared SVB insolvent and appointed the FDIC as receiver. On March 13, 2023, the FDIC announced that all deposits and substantially all assets of SVB were transferred to a bridge bank, and that all depositors will be made whole. Subsequent to December 31, 2022, the Company transferred cash held at SVB to other financial institutions and does not have any remaining material banking relationship with SVB outside of a standby letter of credit in place with SVB of approximately $6.5 million securing obligations under certain of the Company’s office lease agreements which is classified on the Company’s consolidated balance sheet within prepaid expenses and other assets. The Company does not expect this matter to materially impact its operations or ability to meet its cash obligations.
Escrow Funds—In accordance with its lender obligations, the Company maintains a separate escrow bank account to hold borrower funds pending future disbursement. The Company administers escrow deposits representing undisbursed amounts received for payment of property taxes, insurance and principal, and interest on mortgage loans held for sale. These funds are shown as restricted cash and there is a corresponding escrow payable on the consolidated balance sheet, as they are being held on behalf of the borrower. The balance in these accounts as of December 31, 2022 and 2021 was $8.0 million and $11.6 million, respectively. In some instances the Company may administer funds that are legally owned by a third-party which are excluded from the consolidated balance sheets which amounted to $0.3 million and $2.0 million as of December 31, 2022 and 2021, respectively.
14. RISKS AND UNCERTAINTIES
In the normal course of business, companies in the mortgage lending industry encounter certain economic and regulatory risks. Economic risks include credit risk and interest rate risk, in either a rising or declining interest rate environment. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which loans are being held for sale by the Company.
Interest Rate Risk—The Company is subject to interest rate risk in a rising interest rate environment, as the Company may experience a decrease in loan production, as well as decreases in the fair value of LHFS, loan applications in process with locked-in rates, and commitments to originate loans, which may negatively impact the Company’s operations. To preserve the value of such fixed-rate loans or loan applications in process with locked-in rates, agreements are executed for best effort or mandatory loan sales to be settled at future dates with fixed prices. These loan sales take the form of short-term forward sales of mortgage-backed securities and commitments to sell loans to loan purchasers.
Alternatively, in a declining interest rate environment, customers may withdraw their loan applications that include locked-in rates with the Company. Additionally, when interest rates decline, interest income received from LHFS will decrease. The Company uses an interest rate hedging program to manage these risks. Through this program, mortgage-backed securities are purchased and sold forward.

For all counterparties with open positions as of December 31, 2022, in the event that the Company does not deliver into the forward-delivery commitments, they can be settled on a net basis. Net settlements entail paying or receiving cash based upon the change in market value of the existing instrument.
The Company currently uses forward sales of mortgage-backed securities, interest rate commitments from borrowers, and mandatory and/or best-efforts forward commitments to sell loans to loan purchasers to protect the Company from interest rate fluctuations. These short-term instruments, which do not require any payments to be paid to the counterparty in connection with the execution of the commitments, are generally executed simultaneously.
Credit Risk—The Company’s hedging program is not designated as formal hedging from an accounting standpoint, contains an element of risk because the counterparties to its mortgage securities transactions may be unable to meet their obligations. While the Company does not anticipate nonperformance by any counterparty, it is exposed to potential credit losses in the event the counterparty fails to perform. The Company’s exposure to credit risk in the event of default by the counterparty is the difference between the contract and the current market price. The Company minimizes its credit risk exposure by limiting the counterparties to well-established banks and securities dealers who meet established credit and capital guidelines.
Loan Repurchase Reserve—The Company sells loans to loan purchasers without recourse. As such, the loan purchasers have assumed the risk of loss or default by the borrower. However, the Company is usually required by these loan purchasers to make certain standard representations and warranties relating to the loan. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these loan purchasers for losses. In addition, if loans pay-off within a specified time frame the Company may be required to refund a portion of the sales proceeds to the loan purchasers. The Company repurchased $110.6 million (262 loans) and $29.1 million (95 loans) in unpaid principal balance of loans during the years ended December 31, 2022 and 2021, respectively related to its loan repurchase obligations. The Company’s loan repurchase reserve is included within other liabilities on the consolidated balance sheets. The provision for the loan repurchase reserve is included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss. The following presents the activity of the Company’s loan repurchase reserve:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Loan repurchase reserve at beginning of year	$17,540	$7,438
Provision	33,518	13,780
Charge-offs	(24,313)	(3,678)
Loan repurchase reserve at end of year	$26,745	$17,540
Borrowing Capacity—The Company funds the majority of mortgage loans on a short-term basis through committed and uncommitted warehouse lines as well as from operations for any amounts not advanced by warehouse lenders. As a result, the Company’s ability to fund current operations depends on its ability to secure these types of short-term financings. If the Company’s principal lenders decided to terminate or not to renew any of the warehouse lines with the Company, the loss of borrowing capacity could be detrimental to the Company’s consolidated financial statements unless the Company found a suitable alternative source.

15. Net Income (Loss) per share
The computation of net loss per share and weighted average shares of the Company's common stock outstanding during the periods presented is as follows:

	Year Ended December 31,
(Amounts in thousands, except for share and per share amounts)	2022	2021
Basic net loss per share:
Net loss	$(888,802)	$(301,128)
Income allocated to participating securities	—	—
Net loss attributable to common stockholders - Basic	$(888,802)	$(301,128)
Diluted net loss per share:
Net loss attributable to common stockholders - Basic	$(888,802)	$(301,128)
Interest expense and change in fair value of bifurcated derivatives on convertible notes	—	—
Income allocated to participating securities	—	—
Net loss income attributable to common stockholders - Diluted	$(888,802)	$(301,128)
Shares used in computation:
Weighted average common shares outstanding	95,303,684	86,984,646
Weighted-average effect of dilutive securities:
Assumed exercise of stock options	—	—
Assumed exercise of warrants	—	—
Assumed conversion of convertible preferred stock	—	—
Diluted weighted-average common shares outstanding	95,303,684	86,984,646
Earnings (loss) per share attributable to common stockholders:
Basic	(9.33)	$(3.46)
Diluted	(9.33)	$(3.46)
Basic and diluted earnings (loss) per share are the same for each class of common stock because they are entitled to the same dividend rights. Basic and diluted earnings (loss) per share are presented together as the amounts for basic and diluted earnings (loss) per share are the same for each class of common stock. There were no preferred dividends declared or accumulated during the years ended December 31, 2022 and 2021. The Company applies the two-class method which requires earnings available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed. The Company’s outstanding convertible preferred stock is a participating security as the holders of such shares participate in earnings but do not contractually participate in the Company’s losses. The Company's potentially dilutive securities, which include stock options, convertible preferred stock that would have been issued under the if-converted method, warrants to purchase shares of common stock, warrants to purchase shares of preferred stock, and stock options exercised, not vested, have been excluded from the computation of diluted net loss per share, as the effect would be to reduce the net loss per share or increase net income(loss) per share. The Company excluded the following securities, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated as including them would have had an anti-dilutive effect:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Convertible preferred stock (2)	108,721	108,721
Pre-Closing Bridge Notes	248,197	214,787
Options to purchase common stock (1)	43,159	34,217
Warrants to purchase convertible preferred stock (1)	4,774	3,948
Warrants to purchase common stock(1)	1,875	1,875
Total	406,726	363,548
__________________
(1)Securities have an antidilutive effect under the treasury stock method.
(2)Not applicable under the treasury stock method and therefore antidilutive.
16. FAIR VALUE MEASUREMENTS
The Company’s financial instruments measured at fair value on a recurring basis are summarized below:

	December 31, 2022
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale, at fair value	$—	$248,826	$—	$248,826
Derivative assets, at fair value (1)	—	2,732	316	3,048
Bifurcated derivative	—	—	236,603	236,603
Total Assets	$—	$251,558	$236,919	$488,478

Derivative liabilities, at fair value (1)	$—	$—	$1,828	$1,828
Convertible preferred stock warrants (2)	—	—	3,096	3,096
Total Liabilities	$—	$—	$4,924	$4,924

	December 31, 2021
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale, at fair value	$—	$1,854,435	$—	$1,854,435
Derivative assets, at fair value (1)	—	812	8,484	9,296
Bifurcated derivative	—	—	—	—
Total Assets	$—	$1,855,247	$8,484	$1,863,731

Derivative liabilities, at fair value (1)	$—	$1,466	$916	$2,382
Convertible preferred stock warrants (2)	—	—	31,997	31,997
Total Liabilities	$—	$1,466	$32,913	$34,379
__________________
(1)As of December 31, 2022 and 2021, derivative assets and liabilities represent both IRLCs and forward sale commitments.
(2)Fair value is based on the intrinsic value of the Company’s underlying stock price at each balance sheet date and includes certain assumptions with regard to volatility.
Specific valuation techniques and inputs used in determining the fair value of each significant class of assets and liabilities are as follows:
Mortgage Loans Held for Sale—The Company originates certain LHFS to be sold to loan purchasers and elected to carry these loans at fair value in accordance with ASC 825. The fair value is primarily based on the price obtained for other mortgage loans with similar characteristics. The changes in fair value of these assets are largely driven by changes in interest rates subsequent to loan funding and receipt of principal payments associated with the relevant LHFS.
Derivative Assets and Liabilities—The Company uses derivatives to manage various financial risks. The fair values of derivative instruments are determined based on quoted prices for similar assets and liabilities, dealer quotes, and internal pricing models that are primarily sensitive to market observable data. The Company utilizes IRLCs and forward sale commitments. The fair value of IRLCs, which are related to mortgage loan commitments, is based on quoted market prices, adjusted by the pull-through factor, and includes the value attributable to the net servicing fee. The Company evaluated the significance and unobservable nature of the pull-through factor and determined that the classification of IRLCs should be Level 3 as of December 31, 2022 and 2021. Significant changes in the pull-through factor of the IRLCs, in isolation, could result in significant changes in the IRLCs’ fair value measurement. The value of IRLCs also rises and falls with changes in interest rates; for example, entering into interest rate lock commitments at low interest rates followed by an increase in interest rates in the market, will decrease the value of IRLC. The Company had purchases/issuances of approximately $4.3 million and $50.7 million of IRLCs during the years ended December 31, 2022 and 2021, respectively.
The number of days from the date of the IRLC to expiration of the rate lock commitment outstanding as of December 31, 2022 and 2021 was approximately 60 days on average. The Company attempts to match the maturity date of the IRLCs with the forward commitments. Derivatives are presented in the consolidated balance sheets under derivative assets, at fair value and derivative liabilities, at fair value. During the year ended December 31, 2022, the Company recognized $9.1 million of losses and $187.3 million of gains related to changes in the fair value of IRLCs and forward sale commitments, respectively. During the year ended December 31, 2021, the Company recognized $32.4 million of losses and $95.4 million of gains related to changes in the fair value of IRLCs and forward sale commitments, respectively. Gains and losses related to changes in the fair value of IRLCs and forward sale commitments are included in mortgage platform revenue, net within the consolidated statements of operations and comprehensive loss. Unrealized activity related to changes in the fair value of forward sale commitments were $3.4 million of gains and $24.7 million of gains, included in the $187.3 million of gains and $95.4 million of gains, during the years ended December 31, 2022 and 2021, respectively. The notional and fair value of derivative financial instruments not designated as hedging instruments were as follows:

(Amounts in thousands)	Notional Value	Derivative Asset	Derivative Liability
Balance as of December 31, 2022
IRLCs	$225,372	$316	$1,828
Forward commitments	$422,000	2,732	—
Total		$3,048	$1,828
Balance as of December 31, 2021
IRLCs	$2,560,577	$8,484	$916
Forward commitments	$2,818,700	812	1,466
Total		$9,296	$2,382
Convertible Preferred Stock Warrants—The Company issued warrants to certain investors and to the Lender under its corporate line of credit (see Note 11). The Company obtains a fair value analysis from a third party to assist in determination of the fair value of warrants. The Company used the Black-Scholes option-pricing model to estimate the fair value of the warrants at the issuance date and as of December 31, 2022 and 2021, which is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy. Significant changes in the unobservable inputs could result in significant changes in the fair value of the convertible preferred stock warrants. The warrant valuation was based on the intrinsic value of the Company’s underlying stock price and includes certain assumptions such as risk free rate, volatility rate, and expected term.
Bifurcated Derivative—The Company’s Pre-Closing Bridge Notes included embedded features that are separately accounted for and are marked to fair value at each reporting period with changes included in change in fair value of bifurcated derivative on the consolidated statements of operations and comprehensive loss. The

Company obtains a fair value analysis from a third party to assist in determination of the fair value of the bifurcated derivative. In estimating the fair value of the bifurcated derivative, management considers factors management believes are material to the valuation process, including, but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As there is no active market for the Company’s equity, the fair value of the bifurcated derivative is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy. Management believes the combination of these factors provides an appropriate estimate of the expected fair value and reflects the best estimate of the fair value of the bifurcated derivative.
As of December 31, 2022 and 2021, Level 3 instruments include IRLCs, bifurcated derivative, and convertible preferred stock warrants. The following table presents the rollforward of Level 3 IRLCs:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Balance at beginning of year	$7,568	$39,972
Change in fair value of IRLCs	(9,081)	(32,404)
Balance at end of year	$(1,513)	$7,568
The following table presents the rollforward of Level 3 bifurcated derivative:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Balance at beginning of year	$—	$—
Change in fair value of bifurcated derivative	236,603	—
Balance at end of year	$236,603	$—
The following table presents the rollforward of Level 3 convertible preferred stock warrants:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Balance at beginning of year	$31,997	$25,799
Issuances	—	—
Exercises	—	(26,592)
Change in fair value of convertible preferred stock warrants	(28,901)	32,790
Balance at end of year	$3,096	$31,997

Counterparty agreements for forward sale commitments contain master netting agreements, which contain a legal right to offset amounts due to and from the same counterparty and can be settled on a net basis. The table below presents gross amounts of recognized assets and liabilities subject to master netting agreements.

(Amounts in thousands)	Gross Amount of Recognized Assets	Gross Amount of Recognized Liabilities	Net Amounts Presented in the Consolidated Balance Sheet
Offsetting of Forward Commitments - Assets
Balance as of:
December 31, 2022:	$3,263	$(531)	$2,732
December 31, 2021	$2,598	$(1,786)	$812
Offsetting of Forward Commitments - Liabilities
Balance as of:
December 31, 2022:	$—	$—	$—
December 31, 2021	$282	$(1,748)	$(1,466)

Significant Unobservable Inputs—The following table presents quantitative information about the significant unobservable inputs used in the recurring fair value measurements categorized within Level 3 of the fair value hierarchy:

	December 31, 2022
(Amounts in dollars, except percentages)	Range	Weighted Average
Level 3 Financial Instruments:
IRLCs
Pull-through factor	14.66% -96.57%	79.6%
Bifurcated derivative
Risk free rate	4.69%	4.69%
Expected term (years)	0.75%	0.75%
Fair value of new preferred or common stock	$10.63 - $19.05	$9.77
Convertible preferred stock warrants
Risk free rate	3.94%- 4.04%	4.00%
Volatility rate	40.4% - 123.8%	65.0%
Expected term (years)	4.24- 5.74	4.8
Fair value of common stock	$0.00 - $6.60	$1.60

	December 31, 2021
(Amounts in dollars, except percentages)	Range	Weighted Average
Level 3 Financial Instruments:
IRLCs
Pull-through factor	5.01% - 99.43%	83.5%
Convertible preferred stock warrants
Risk free rate	0.19% - 0.73%	0.27%
Volatility rate	32.8% - 120.3%	65.0%
Expected term (years)	0.5 - 2.0	0.7
Fair value of common stock	$6.80 - $29.42	$14.91

U.S. GAAP requires disclosure of fair value information about financial instruments, whether recognized or not recognized in the consolidated financial statements, for which it is practical to estimate the fair value. In cases where quoted market prices are not available, fair values are based upon the estimation of discount rates to estimated future cash flows using market yields or other valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimates of fair value in both inactive and orderly markets. Accordingly, fair values are not necessarily indicative of the amount the Company could realize on disposition of the financial instruments in a current market exchange. The use of market assumptions or estimation methodologies could have a material effect on the estimated fair value amounts.
The estimated fair value of the Company’s cash and cash equivalents, restricted cash, warehouse lines of credit, and escrow funds approximates their carrying values as these financial instruments are highly liquid or short-term in nature. The following table presents the carrying amounts and estimated fair value of financial instruments that are not recorded at fair value on a recurring or non-recurring basis:

		As of December 31,
		2022		2021
(Amounts in thousands)	Fair Value Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Loan commitment asset	Level 3	$16,119	$54,654	$121,723	$121,723
Pre-Closing Bridge Notes	Level 3	$750,000	$269,067	$477,333	$458,122
Corporate line of credit	Level 3	$144,403	$145,323	$149,022	$161,417
The corporate line of credit was valued using a Black Derman Toy model which incorporates the option to prepay given the make-whole premium as well as other inputs such as risk-free rates and credit spreads. In determining the fair value of the loan commitment asset and the Pre-Closing Bridge Notes, management uses factors that are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As a number of assumptions and estimates were involved that are largely unobservable, loan commitment asset and Pre-Closing Bridge Notes are classified as Level 3 inputs within the fair value hierarchy.
17. INCOME TAXES
The Company is subject to US (federal, state and local) and foreign income taxes. The components of income (loss) before income tax expense (benefit) are as follows:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
U.S.	$(863,807)	$(301,081)
Foreign	(23,895)	(2,430)
Income (loss) before income tax expense	$(887,702)	$(303,511)

The following table displays the components of the Company’s federal, state and local, and foreign income taxes.

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Current Income Tax Expense (Benefit):
Federal	$(658)	$(6,145)
Foreign	1,815	2,888
State and local	(130)	1,118
Total Current Income Tax Expense (Benefit)	1,027	(2,139)

Deferred Income Tax Expense (Benefit):
Federal	(140,025)	(43,545)
Foreign	(7,287)	(2,556)
State and local	(32,345)	(15,613)
Valuation Allowance	179,730	61,470
Total Deferred Income Tax Expense (Benefit)	73	(244)

Income Tax Expense (Benefit)	$1,100	$(2,383)
The following table displays the difference between the U.S. federal statutory corporate tax rate and the effective tax rate.

	Year Ended December 31,
	2022	2021
US federal statutory corporate tax rate	21.00%	21.00%
State and local tax	2.87%	4.74%
Stock-based compensation	-0.67%	-2.38%
Fair value of warrants	6.30%	-2.25%
Others	0.03%	-0.41%
Foreign tax rate differential	0.10%	—%
R&D tax credit	0.13%	2.25%
Unrecognized tax benefits	0.07%	-0.77%
Interest - Pre-Closing Bridge Notes	-6.47%	-1.32%
Restructuring costs	-3.15%	—%
Change in valuation allowance	-20.33%	-20.08%
Effective Tax Rate	-0.12%	0.78%
The difference between the U.S. Federal statutory tax rate and the effective tax rate relates to permanent differences between book and taxable income with respect to reporting for income tax purposes. These differences will not be reversed in the future. These amounts were predominantly comprised of stock option expense, convertible notes, and change in fair value of warrants.
Deferred Income Tax Assets and Liabilities
The Company evaluates the deferred income tax assets for the recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including the Company’s historical profitability and losses and projections of future taxable income (loss).

As of December 31, 2022, the Company continued to conclude that the negative evidence with respect to the recoverability of its deferred income tax assets outweighed the positive evidence. It is more likely than not that the deferred income tax assets will not be realized. As of December 31, 2022 and 2021 the Company had a 100% valuation allowance on its deferred tax assets. The Company’s framework for assessing the recoverability of deferred income tax assets requires it to weigh all available evidence, to the extent it exists, including:
•the sustainability of future profitability required to realize the deferred income tax assets,
•the cumulative net income or losses in the consolidated statements of operations and comprehensive income in recent years
The following table displays deferred income tax assets and deferred income tax liabilities:

	As of December 31,
(Amounts in thousands)	2022	2021
Deferred Income Tax Assets
Net operating loss	$244,081	$86,009
Non-qualified stock options	3,624	4,341
Reserves	5,092	4,866
Loan repurchase reserve	12,991	4,656
Restructuring reserve	757	—
Accruals	112	3,447
Deferred revenue	7,688	5,311
Other	3,908	3,326
Total Deferred Income Tax Assets	278,253	111,956
Deferred Income Tax Liabilities
Internal use software	(3,167)	(14,128)
Intangible assets	(547)	(1,259)
Depreciation	(1,775)	(3,193)
Other	—	(251)
Total Deferred Income Tax Liabilities	(5,489)	(18,831)
Net Deferred Tax Asset before Valuation Allowance	272,764	93,125
Less: Valuation Allowance	(272,477)	(92,766)
Deferred Income Tax Assets, Net	$287	$359
As of December 31, 2022 and 2021 the Company had federal net operating loss (“NOL”) carryforwards of approximately $843.4 million and $228.8 million, respectively, and state NOL carryforwards of $741.5 million and $357.4 million, respectively, which are available to offset future taxable income. As of December 31, 2022 and 2021 the Company had also foreign (U.K.) NOL carryforwards of approximately $96.2 million and $70.0 million, respectively, which are available to offset future taxable income. Certain U.S. federal and state NOLs as of December 31, 2022 will begin to expire in 2035.
Utilization of the NOL carryforwards for purposes of federal income tax is subject to an annual limitation pursuant to Internal Revenue Code Section 382 (“Section 382”) due to ownership changes that have occurred. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has assessed and concluded there have been multiple changes of control as defined by Section 382 since inception. As of December 31, 2022, the Company's deferred income tax asset relating to the Company's NOL carryforwards will be subject to an annual limitation pursuant to Section 382, thereby limiting the amount of NOL utilization each year.

A reconciliation of the beginning and ending balances of gross unrecognized tax benefits is as follows:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Unrecognized tax benefits - January 1	$4,070	$1,710
Gross increases - tax positions in prior period	—	—
Gross decreases - tax positions in prior period	(2,717)	(1,080)
Gross increases - tax positions in current period	—	3,440
Settlement	—	—
Lapse of statute of limitations	—	—
Unrecognized tax benefits - December 31	$1,353	$4,070
During 2022, the gross amount of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during the current period were none and $2.7 million, respectively. Included in the balance of unrecognized tax benefits of $1.4 million as of December 31, 2022, are tax benefits that if recognized, will affect the effective tax rate. There is no interest or penalty provided for any uncertain tax positions. The Company does not expect a material change in uncertain tax positions in the next 12 months.
The Company files a consolidated federal income tax return, foreign income tax returns and various state consolidated or combined income tax returns. The Company’s major tax jurisdictions are U.S. federal, New York State, New York City, California, and India. The Company generally remains subject to examination for Federal income tax returns for the years 2019 and forward, state income tax returns for the years 2018 and forward, and foreign income tax return for the years 2018 and forward.

18. CONVERTIBLE PREFERRED STOCK
The Company had outstanding the following series of convertible preferred stock:

	As of December 31,
	2022		2021
(Amounts in thousands, except share amounts)	Shares Authorized	Shares Issued and outstanding	Shares Authorized	Shares Issued and outstanding
Series D Preferred Stock	8,564,688	7,782,048	8,564,688	7,782,048
Series D-1 Preferred Stock	8,564,688	—	8,564,688	—
Series D-2 Preferred Stock	6,970,478	6,671,168	6,970,478	6,671,168
Series D-3 Preferred Stock	299,310	299,310	299,310	299,310
Series D-4 Preferred Stock	347,451	347,451	347,451	347,451
Series D-5 Preferred Stock	347,451	—	347,451	—
Series C Preferred Stock	43,495,421	32,761,731	43,495,421	32,761,731
Series C-1 Preferred Stock	43,495,421	2,924,746	43,495,421	2,924,746
Series C-2 Preferred Stock	6,093,219	4,586,357	6,093,219	4,586,357
Series C-3 Preferred Stock	6,458,813	2,737,502	6,458,813	2,737,502
Series C-4 Preferred Stock	710,294	710,294	710,294	710,294
Series C-5 Preferred Stock	6,093,219	1,506,862	6,093,219	1,506,862
Series C-6 Preferred Stock	6,458,813	3,721,311	6,458,813	3,721,311
Series C-7 Preferred Stock	3,217,220	1,462,373	3,217,220	1,462,373
Series B Preferred Stock	13,005,760	9,351,449	13,005,760	9,351,449
Series B-1 Preferred Stock	4,100,000	3,654,311	4,100,000	3,654,311
Series A Preferred Stock	30,704,520	22,661,786	30,704,520	22,661,786
Series A-1 Preferred Stock	8,158,764	7,542,734	8,158,764	7,542,734
Total convertible preferred stock	197,085,530	108,721,433	197,085,530	108,721,433
Voting Rights—The holders of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series D Preferred Stock, Series D-2 Preferred Stock, and Series D-4 Preferred Stock are entitled to votes equal to the number of shares of Common B Stock into which the applicable series of preferred stock are convertible to as of the record date. The holders of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series C-7 Preferred Stock, Series D-1 Preferred Stock, Series D-3 Preferred Stock, and Series D-5 Preferred Stock have no voting rights.
Conversion Rights—Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series D Preferred Stock, Series D-2 Preferred Stock, and Series D-4 Preferred Stock is convertible, at the option of the holder, at any time, and without payment of additional consideration into Common B Stock at the "Adjusted Conversion Ratio" as defined below.
Additionally, each share of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series D-1 Preferred Stock, and Series D-5 Preferred Stock are convertible, at the option of the holder, at any time, and without payment of additional consideration into Common B-1 Stock at the "Adjusted Conversion Ratio" as defined below.
The Adjusted Conversion Ratio is defined in the Company's Tenth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) as equal to the applicable Preferred Stock Original Issue Price for the applicable share of preferred stock divided by the applicable Preferred Stock Conversion Price. The Preferred Stock Conversion Price is equal to $1.00 for the Series A Preferred Stock and the Series A-1 Preferred Stock; $2.00 for the

Series B Preferred Stock and the Series B-1 Preferred Stock; $3.42 for the Series C Preferred Stock C, Series C-1 Preferred Stock, and Series C-7 Preferred Stock; $2.46 for the Series C-2 Preferred Stock and Series C-5 Preferred Stock; $2.74 for the Series C-3 Preferred Stock and Series C-6 Preferred Stock; $2.39 for the Series C-4 Preferred Stock; $16.93 for the Series D Preferred Stock and Series D-1 Preferred Stock; $8.72 for the Series D-2 Preferred Stock; and $14.39 for the Series D-4 Preferred Stock and Series D-5 Preferred Stock.
The Series D Preferred Stock shall be automatically converted into Common B Stock upon the consummation of an underwritten public offering of shares of common stock to the public with a price per share to the public of not less than (i) 1.25 times $16.93 (the “Series D Original Issue Price”) if the underwritten public offering is completed by December 31, 2021, or (ii) 1.5 times the Series D Original Issue Price if the underwritten public offering is completed on or after January 1, 2022. If the Company consummates an underwritten public offering at an initial public offering price that is less than 1.25 times the Series D Original Issue Price by December 31, 2021 or less than 1.5 times the Series D Original Issue Price thereafter, the Company will force the conversion of the Series D Preferred Stock by issuing the holders the number of shares of Common B Stock resulting in a total aggregate value at the initial public offering price that would have been equal to 1.25 times the Series D Original Issue Price or 1.5 times the Series D Original Issue Price, respectively.
Upon a qualified transfer of any shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series D-1 Preferred Stock, or Series D-5 Preferred Stock, such shares have the right to convert all shares into an equivalent number of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series D Preferred Stock, or Series D-4 Preferred Stock, respectively, without the payment of additional consideration by the holder.
Certain holders (as specified in the Company's Certificate of Incorporation) of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock have the right to convert, under limited permitted transfers, to an equivalent number of shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, and Series D-1 Preferred Stock, respectively. Certain holders of Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series D-4 Preferred Stock, and Common B Stock have the right to convert to an equivalent number of shares of Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series D-5 Preferred Stock, and Common B-1 Stock, respectively.
Dividends—The convertible preferred stock shall first receive, or simultaneously receive, dividends declared on common stock, if any, on the basis as if the convertible preferred stock was converted to common stock. The Company has not declared any dividends on common stock to date.
Liquidation—In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series C-7 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series D-4 Preferred Stock, and Series D-5 Preferred Stock shall be entitled to receive, prior to any distributions to the holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock and common stock, an amount per share equal to one time the applicable Preferred Stock Original Issue Price plus all declared but unpaid dividends on such shares (“Series C and Series D Preferred Stock Preference Amount”).
After the payment of the full above mentioned amount, the holders of shares of each of Series B Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock, and Series A-1 Preferred Stock then outstanding shall be entitled to receive a pro-rata distribution before any payment shall be made to the holders of common stock an amount per share equal to, (a) in the case of the Series A Preferred Stock and Series A-1 Preferred Stock, one times the Preferred Stock Original Issue Price, plus any dividends declared and unpaid (“Series A Preferred Stock Preference Amount”), and (b) in the case of the Series B Preferred Stock and Series B-1 Preferred Stock, the greater of one times the applicable Preferred Stock Original Issue Price and the Alternative Series B Liquidation Preference Amount, as subsequently defined, plus all declared but unpaid dividends (“Series B Preferred Stock Preference Amount”).

The Alternative Series B Liquidation Preference Amount is the quotient obtained by dividing (x) the value of the assets of the Company available for distribution to its stockholders in connect with a liquidation, dissolution or winding up of the Company or deemed liquidation event by (y) the fully-diluted share number. The Series C and Series D Preferred Stock Preference Amount, the Series A Preferred Stock Preference Amount, and the Series B Preferred Stock Preference Amount are together referred to as the Preferred Stock Preference Amount.
After the payment of the full Preferred Stock Preference Amount, the remaining assets of the Company shall be distributed on a pro rata basis among the holders of Common A Stock, Common B Stock, Common O stock, and then to Common B-1 Stock. The remaining assets of the Company shall be distributed among the holders of Series A Preferred Stock and Series A-1 Preferred Stock and the holders of common stock, with the Series A Preferred Stock and the Series A-1 Preferred Stock receiving sixty percent of the remainder until each holder of Series A Preferred Stock and Series A-1 Preferred Stock has received an additional amount per share equal to three times the applicable Preferred Stock Original Issue Price. The remaining assets of the Company shall be distributed among the holders of Series A Preferred Stock and Series A-1 Preferred Stock and common stock, with the Series A Preferred Stock and the A-1 Preferred Stock receiving five percent of the remainder until the amount paid to the common stock equals the amount paid to the Series A Preferred Stock and Series A-1 Preferred Stock. Following that distribution, the remaining assets of the Company shall be distributed on a pro rata basis among the holders of Series A Preferred Stock, Series A-1 Preferred Stock and common stock.
Redemption and Classification—The preferred stock is generally not redeemable at the option of any holder thereof except in limited circumstances as set forth in the Company’s Certificate of Incorporation. The Company has classified its convertible preferred stock as mezzanine equity on the consolidated balance sheets as the occurrence of certain deemed liquidation events that are outside the Company’s control may cause redemption with the holders of the convertible preferred stock. Convertible preferred stock is not remeasured at redemption value within mezzanine equity on the consolidated balance sheets as the convertible preferred stock is not currently redeemable and redemption is not expected.
Secondary Sale—In April and May 2021, certain of the Company’s investors sold various classes of shares through multiple tranches to SVF II Beaver LLC (“SoftBank II”), pursuant to a series of stock transfer agreements (collectively, the “SoftBank Transaction”), for a total consideration of $496.9 million. The total shares purchased by SoftBank II included 0.6 million shares of Series A Preferred Stock, 7.5 million shares of Series A-1 Preferred Stock, 0.4 million shares of Series B Preferred Stock, 2.0 million shares of Series B-1 Preferred Stock, 1.1 million shares of Series C Preferred Stock, 1.8 million shares of Series C-1 Preferred Stock, 0.7 million shares of Series C-2 Preferred Stock, 5.6 million shares of Common B Stock and 0.5 million of Common O Stock each at $24.47 per share.
In connection with the SoftBank Transaction, the Company entered into a contribution agreement with SoftBank II, pursuant to which upon the occurrence of certain “Realization Events,” SoftBank II agrees to make certain capital contributions to the Company. The consummation of the business combination with Aurora (as defined in Note 1) will constitute a Realization Event pursuant to the terms of the contribution agreement. Accordingly, SoftBank II will make a capital contribution to the Company in an amount equal to 25% of its aggregate return on its investment in the Company’s shares based on the value of the consideration received by the Company’s equity holders in the closing of the Merger Agreement (see Note 1).

Convertible Preferred Stock Warrants—The Company had outstanding the following convertible preferred stock warrants:

				No. Warrants
(Amounts in thousands, except no. warrants and strike prices)				As of December 31,
Issuance	Share Class	Issue Date	Expiration Date	2022	2021	Strike	Valuation at Issuance
September 2018	Series C Preferred	9/28/2018	9/28/2028	756,500	756,500	$1.81	$170
February 2019	Series C Preferred	2/6/2019	9/28/2028	50,320	50,320	$1.81	$12
March 2019	Series C Preferred	3/29/2019	3/29/2026	375,000	375,000	$3.42	$87
April 2019	Series C Preferred	4/17/2019	4/17/2029	1,169,899	1,169,899	$3.42	$313
March 2020	Series C Preferred	3/25/2020	3/25/2027	134,212	134,212	$5.00	$201
Total				2,485,931	2,485,931
In April and May 2021, one of the Company’s investors exercised 1.4 million warrants. The exercise was a cashless exercise, resulting in an issuance of 1.1 million shares of Series C Preferred Stock.
In connection with the Amended Merger Agreement, several of the Company’s holders of convertible preferred stock warrants expects to exercise their warrants contingent upon the consummation of the Merger as described in Note 1. The contingent exercise includes 1.2 million shares of Series C Preferred Stock at an exercise price per share of $3.42, 0.8 million shares of Series C Preferred Stock at an exercise of price per share of $1.81, and 1.5 million shares of Series C-7 Preferred Stock at an exercise of price per share of $3.42.
The Company valued these warrants at issuance and at each reporting period, using the Black-Scholes option-pricing model and their respective terms, as can be seen below:

	December 31,
(Amounts in thousands, except per share amounts)	2022		2021
Issuance	Fair value per share	Fair Value	Fair value per share	Fair Value
September 2018	$1.66	$1,256	$13.70	$10,364
February 2019	$1.66	84	$13.70	689
March 2019	$1.06	397	$12.54	4,703
April 2019	$1.06	1,240	$12.54	14,671
March 2020	$0.89	119	$11.70	1,570
Total		$3,096		$31,997
Warrants for Series C Preferred Stock, related to the above issuances, are recorded as liabilities at fair value, resulting in a liability of $3.1 million and $32.0 million as of December 31, 2022 and 2021, respectively. The change in fair value of warrants for the years ended December 31, 2022 and 2021 was a gain of $28.9 million and a loss of $32.8 million, respectively, and was recorded in change in fair value of warrants within the consolidated statements of operations and comprehensive loss.

19. STOCKHOLDERS' EQUITY
The Company's equity structure consists of different classes of common stock which is presented in the order of liquidation preference below:

	As of December 31,
	2022			2021
(Amounts in thousands, except share amounts)	Shares Authorized	Shares Issued and outstanding	Par Value	Shares Authorized	Shares Issued and outstanding	Par Value
Common A Stock	8,000,000	8,000,000	$1	8,000,000	8,000,000	$1
Common B Stock	192,457,901	56,089,586	5	192,457,901	56,089,586	5
Common B-1 Stock	77,517,666	—	—	77,517,666	—	—
Common O Stock	77,333,479	33,988,770	4	77,333,479	34,977,573	4
Total common stock	355,309,046	98,078,356	$10	355,309,046	99,067,159	$10
Common Stock—The holders of Common A Stock, Common B Stock, and Common O Stock (collectively, “Voting Common Stock”) are entitled to one vote for each share. Shares of Common B-1 Stock do not have voting rights. Additionally, upon a qualified transfer, the holder can convert any shares of Common B-1 Stock into an equivalent number of shares of Common B Stock without the payment of additional consideration.
Common Stock Warrants—The Company had outstanding the following common stock warrants as of both December 31, 2022 and 2021, respectively:

(Amounts in thousands, except warrants, price, and per share amounts)
Issuance	Share Class	Issue Date	Expiration Date	No. Warrants	Strike	Valuation at Issuance
March 2019	Common B	3/29/2019	3/29/2026	375,000	$0.71	$179
March 2020	Common B	3/25/2020	3/25/2027	1,500,000	$3.42	$271
Total equity warrants				1,875,000
Notes Receivable from Stockholders—The Company issued notes to stockholders to fund the payment of the exercise price of the stock options granted to such stockholders. The Company also generally allows stock option holders to early exercise stock options prior to the vesting date. The notes issued to stockholders to fund the exercises may include the exercise of stock options that have been vested by the holder as well as stock options that have not yet been vested by the holder. As of December 31, 2022 and 2021, the Company had a total of $65.2 million and $67.8 million, respectively, of outstanding promissory notes.
Of the notes outstanding as of December 31, 2022 and 2021, $53.9 million and $38.6 million, respectively, were issued for the exercise of stock options vested and are recorded as a component of stockholders’ equity within the consolidated balance sheets.
Of the notes outstanding as of December 31, 2022 and 2021, $11.3 million and $29.2 million, respectively, were issued for the early exercise of stock options not yet vested. Notes issued for the early exercise of stock options not yet vested are not reflected within stockholders’ equity or on the consolidated balance sheets as they relate to unvested share awards and therefore are considered non-substantive exercises. The notes bear annual interest payable upon maturity of the respective note (see Note 12).
20. STOCK-BASED COMPENSATION
Equity Incentive Plans—In November 2016, the Company adopted the Better Holdco Inc. 2016 Equity Incentive Plan (the “2016 Plan”) pursuant to which the Board of Directors may grant non-statutory stock options, stock appreciation rights, restricted stock awards, and restricted stock units to eligible employees, directors, and certain non-employees. In May 2017 the Company adopted the Better Holdco Inc. 2017 Equity Incentive Plan (the “2017 Plan”) with the same terms as the 2016 Plan. At the date of the adoption of the 2017 Plan, 1,859,781 stock options granted from the 2016 plan were carried over. The 2017 Plan authorizes the Board of Directors to grant up to 31,871,248 shares of Common O Stock. Stock options must be granted with an exercise price equal to the Common O Stock’s fair market value at the date of grant. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement.
Stock Options—The following is a summary of stock option activity during the year ended December 31, 2022:

(Amounts in thousands, except options, prices, and averages)	Number of Options	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Term
Outstanding—January 1, 2022	26,635,326	$8.23
Options granted	1,583,680	$13.63
Options exercised	(998,529)	$1.76
Options cancelled (forfeited)	(8,322,168)	$11.12
Options cancelled (expired)	(4,469,530)	$5.99
Outstanding—December 31, 2022	14,428,779	$8.47	$6,701	7.0

Vested and exercisable—December 31, 2022	7,399,689	$9.90	$6,021	6.3
Options expected to vest	2,711,958	$5.20	$874	8.4
Options vested and expected to vest—December 31, 2022	10,111,647	$8.60	$6,895	6.9
As of December 31, 2022, total stock-based compensation cost not yet recognized related to unvested stock options was $19.4 million, which is expected to be recognized over a weighted-average period of 2.24 years.
Intrinsic value is calculated by subtracting the exercise price of the stock option from the fair value of the Company’s Common O Stock on December 31, 2022 for in-the-money stock options, multiplied by the number of shares of Common O Stock per each stock option. The total intrinsic value of stock options exercised during the years ended December 31, 2022, and 2021 was $8.6 million, and $157.9 million, respectively.
The weighted average grant-date fair value per share of stock options granted during the years ended December 31, 2022 and 2021 was $8.37 and $10.20, respectively.
The total grant date fair value of options vested for the years ended December 31, 2022 and 2021 was $26.7 million and $40.0 million, respectively.
The Company generally allows stock option holders to early exercise in exchange for cash prior to the vesting date. Shares of Common O Stock issued upon early exercise are considered shares restricted until the completion of the original vesting period of the options and are therefore classified to stock options exercised, not vested on the consolidated balance sheets within other liabilities based upon the respective exercise price of the stock option and are not remeasured. Upon the completion of the vesting period, the Company reclassifies the liability to additional paid in capital on the consolidated balance sheets. Included within other liabilities on the consolidated balance sheets as of December 31, 2022 and 2021 was $1.7 million and $6.1 million, respectively, of stock options exercised, not vested, which represents 1,944,049 and 3,872,691, respectively, of restricted shares.
Fair Value of Awards Granted—Since the Company’s common O stock is not publicly traded, the fair value of the shares of Common O Stock was approved by the Company’s Board of Directors as there was no public market for the Company’s common stock as of the date of the awards were granted.
In estimating the fair value of the Company’s Common O Stock, management uses the assistance of third-party valuation specialist and consider factors management believes are material to the valuation process, including, but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. Management believes the combination of these factors provides an appropriate estimate of the expected fair value and reflects the best estimate of the fair value of the Company’s Common O Stock at each grant date.
The expected volatility is based on the historical and implied volatility of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies. The risk-free interest rate assumption is based on observed U.S. Treasury yield curve interest rates in effect at the time of grant appropriate for the expected term of the stock options granted. As permitted under authoritative guidance, due to the limited amount of stock option exercises, the Company used the simplified method to compute the expected term for stock options granted to employees in the years ended December 31, 2022 , and 2021 respectively.
The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options granted are as follows:

	Year Ended December 31,
	2022		2021
(Amounts in dollars, except percentages)	Range	Weighted Average	Range	Weighted Average
Fair value of Common O Stock	$3.41 - $14.8	$4.43	$10.66 - $26.46	$15.46
Expected volatility	72.58% - 76.74%	76.4%	63.42 - 73.69%	65.8%
Expected term (years)	5 - 6.02	6.0	5.0 - 6.3	6.0
Risk-free interest rate	1.96% - 4.22%	3.75%	0.43% - 1.19%	0.73%
Restricted Stock Units—During the year ended December 31, 2021, the Company began granting RSUs to employees. RSUs vest upon satisfaction of service-based condition, which is generally over four years. The following is a summary of RSU activity during the year ended December 31, 2022:

(Amounts in thousands, except shares and averages)	Number of Shares	Weighted Average Grant Date Fair Value
Unvested—December 31, 2021	7,754,620	$25.35
RSUs granted	8,520,321	$8.69
RSUs settled	(4,464)	$26.46
RSUs vested	(835,714)	$0.01
RSUs cancelled (expired)	(8,234,474)	$21.62
RSUs cancelled (forfeited)	(331,068)	$26.46
Unvested—December 31, 2022	6,869,221	$12.19
As of December 31, 2022, total stock-based compensation cost not yet recognized related to unvested RSUs was $33.5 million, which is expected to be recognized over a weighted-average period of 2.72 years.

Stock-Based Compensation Expense—The total of all stock-based compensation expense related to employees are reported in the following line items within the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
(Amounts in thousands)	2022	2021
Mortgage platform expenses	$5,256	$13,671
Other platform expenses	908	1,654
General and administrative expenses	26,681	27,559
Marketing expenses	486	1,159
Technology and product development expenses(1)	5,226	11,172
Total stock-based compensation expense	$38,557	$55,215
__________________
(1)Technology and product development expense excludes $4.1 million and $9.0 million of stock-based compensation expense, which was capitalized (see Note 8) for the years ended December 31, 2022 and 2021, respectively
21. REGULATORY REQUIREMENTS
The Company is subject to various local, state, and federal regulations related to its loan production by the various states it operates in, as well as federal agencies such as the Consumer Financial Protection Bureau (“CFPB”), U.S. Department of Housing and Urban Development (“HUD”), and The Federal Housing Administration (“FHA”) and is subject to the requirements of the agencies to which it sells loans, such as FNMA and FMCC. As a result, the Company may become involved in requests for information, periodic reviews, investigations, and proceedings by such various federal, state, and local regulatory bodies and agencies.
The Company is required to meet certain minimum net worth, minimum capital ratio and minimum liquidity requirements, including those established by HUD, FMCC and FNMA. As of December 31, 2022, the most restrictive of these requirements require the Company to maintain a minimum net worth of $1.0 million, liquidity of $0.2 million, and a minimum capital ratio of 6%. As of December 31, 2022, the Company was in compliance with these requirements.
Additionally, the Company is subject to other financial requirements established by FNMA, which include a limit for a decline in net worth and quarterly profitability requirements. On March 12, 2023 FNMA provided notification to the Company that the Company had failed to meet FNMA’s financial requirements due to the Company’s decline in profitability and material decline in net worth. The material decline in net worth and decline in profitability permit FNMA to declare a breach of the Company’s contract with FNMA. The Company, following certain forbearance agreements from FNMA that instituted additional financial requirements on the Company, remains in compliance with these requirements as of the date hereof. FNMA and other regulators and GSEs are not required to grant any forbearances, amendments, extensions or waivers and may determine not to do so.
22. SUBSEQUENT EVENTS
The Company evaluated subsequent events from the date of the consolidated balance sheets of December 31, 2022 through May 11, 2023, the date the consolidated financial statements were issued, and has determined that, there have been no subsequent events that require recognition or disclosure in the consolidated financial statements, except as described in Note 1, Note 5, Note 11, Note 12, Note 13, and as follows:
Amended Corporate Line of Credit—In February 2023, the Company entered into a loan and security agreement (the “2023 Credit Facility”) with Clear Spring Life and Annuity Company, an entity affiliated with the previous agent and acting as an agent for such lenders (together the “Lender”) to amend the existing 2021 Credit Facility. Subsequent to year end, the Company paid down $20.0 million leaving $126.4 million owed in principal balance on the facility. The terms of the 2023 Credit Facility grant relief from the acceleration of payments under minimum revenue triggers from the 2021 Credit Facility. The 2023 Credit Facility splits the principal balance into two tranches, tranche “AB” in the amount of $99.9 million and tranche “C” in the amount of $26.5 million. Tranche AB is backed by assets that the Company has pledged, mainly loans held for sale that the Company fully owns while tranche C is unsecured debt. Tranche AB has a fixed interest rate of 8.5% and tranche C has a variable interest rate based on the SOFR reference rate for a one-month tenor plus 9.5%. Tranche AB will be repaid with proceeds from sales of pledged assets. Tranche C will be repaid starting in June 2023, $5.0 million per month if the Company obtains commitments to raise $250.0 million in equity or debt by that same date or $200.0 million by June 2024. If the Company does not obtain commitments to raise equity or debt at such dates, the repayment amount will be $12.5 million per month for tranche C. The maturity date of the 2023 Credit Facility will be the earlier of 45 days after the Merger is consummated or in the event that the Merger is not consummated shall be March 25, 2027.
Lease Amendment and Reassignment—In February 2023, the Company entered into a lease amendment with a landlord to surrender an office floor and reassign the lease to a third party. The Company had a lease liability of $13.0 million related to the office space and as part of the amendment the Company paid $4.7 million in cash to the third party. The amendment relieves the Company of the primary obligation under the original lease and as such is considered a termination of the original lease.
Acquisition regulatory approval—In March 2023, the Company obtained regulatory approval from the financial control authorities in the U.K. to close on its acquisition of a banking entity in the U.K. The acquisition is for a total consideration of approximately $15.2 million. The Company subsequently closed on the acquisition on April 1, 2023.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
AURORA ACQUISITION CORP.,
AURORA MERGER SUB I, INC.,
and
BETTER HOLDCO, INC.
dated as of MAY 10, 2021

A-ii

A-iii

Exhibits
Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Amended and Restated IPO Insider Letter Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Incentive Equity Plan
Exhibit F	Form of Restricted Stock Unit Award
Exhibit G	Form of Stock Option Grant
Exhibit H	Form of Employee Stock Purchase Plan
A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of May 10, 2021 (this “Agreement”), is made and entered into by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the First Effective Time (as defined below)) (“Acquiror”), Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Better HoldCo, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, at least one (1) Business Day prior to the Closing Date (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);
WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto), with such changes as may be agreed in writing by Acquiror and the Company;
WHEREAS, in connection with the Domestication, (a) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Class A Common Stock”); (b) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (c) the terms of the Acquiror Class B Common Stock shall be modified to, among other things, provide that each share of Acquiror Class B Common Stock shall carry three (3) votes (the “Domesticated Acquiror Class B Common Stock”); (d) a new class of non-voting common stock, par value $0.0001 per share, of Acquiror shall be created (the “Domesticated Acquiror Class C Common Stock”), (e) each then issued and outstanding warrant of Acquiror shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (f) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Class A Common Stock and one-quarter of one Domesticated Acquiror Warrant;
WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “First Merger”); (b) the surviving corporation of the First Merger will merge with and into Acquiror (the “Second Merger” and together with the First Merger, the “Mergers”), and (c) Acquiror will change its name in accordance with Section 2.5(b);
WHEREAS, upon the First Effective Time (as defined below), all shares of the Company Capital Stock (as defined below) will be converted into the right to receive the applicable Aggregate Merger Consideration as set forth in this Agreement;
WHEREAS, each of the parties hereto intends that, for United States federal income tax purposes, the Mergers, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;
WHEREAS, the Board of Directors of the Company has (a) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval by the Company’s stockholders of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, at the Closing, Acquiror, Sponsor and certain Affiliates and stockholders of the Company, as applicable, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing;
WHEREAS, as a condition and inducement to Acquiror’s and the Company’s (as applicable) willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement:
(a)    the Major Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Major Company Stockholders have agreed, among other things, to (x) provide their written consent upon the effectiveness of the Registration Statement to (i) adopt and approve, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (ii) adopt and approve, in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the Preferred Stock Conversion, and (y) certain transfer restrictions, to be effective as of the Closing,
(b)    the Major Acquiror Shareholders (as defined below) have each executed and delivered to the Company an Acquiror Holders Support Agreement (as defined below) pursuant to which the Major Acquiror Shareholders have agreed, among other things, to vote in favor of (i) the adoption and approval, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and (ii) the adoption and approval, in accordance with the terms and subject to the conditions of the Acquiror’s Governing Documents, the Domestication,
(c)    SoftBank (as defined below) has executed a PIPE Subscription Agreement (as defined below) pursuant to which SoftBank has agreed, subject to the terms and conditions therein, to subscribe for and purchase (or cause one of its Affiliates to subscribe for and purchase) that number of shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class C Common Stock, as applicable, whose gross purchase price is equal to $1,500,000,000, subject to adjustment as described therein,
(d)    Sponsor (as defined below) has executed (i) the Redemption Subscription Agreement (as defined below) pursuant to which Sponsor has agreed, subject to the terms and conditions therein, to subscribe for and purchase (or cause one of its Affiliates to subscribe for and purchase) that number of Domesticated Acquiror Class A Common Stock that is equal to the number of Acquiror Class A Common Stock elected to be redeemed by the stockholders of Acquiror in the Acquiror Share Redemption (as defined below) and (ii) the Sponsor Subscription Agreement (as defined below) pursuant to which Sponsor has agreed, subject to the terms and conditions therein, to subscribe for purchase (or cause one of its Affiliates to subscribe for and purchase) that number of Domesticated Acquiror Class A Common Stock whose gross purchase price is equal to $200,000,000,
(e)    Sponsor has executed the Sponsor Letter (as defined below) pursuant to which Sponsor has agreed, subject to the terms and conditions therein, to (i) forfeit upon the Closing (as defined below) fifty percent (50%) of the Acquiror Private Placement Warrants (as defined below) held by Sponsor as of the date of this Agreement,

(ii) redeem its Acquiror Private Placement Warrants if the Surviving Corporation’s volume-weighted average share price is above $18.00 for any twenty (20) trading days within any consecutive thirty (30)-trading days, and (iii) subject certain of the shares of Domesticated Acquiror Class A Common Stock held by it to transfer restrictions, and
(f)    the parties to the IPO Insider Letter Agreement have amended and restated such agreement in the form attached hereto as Exhibit C;
WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (a) determined that it is advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and sole shareholder of Merger Sub, as applicable;
WHEREAS, Acquiror, as sole shareholder of Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby; and
WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms shall have the following meanings:
“A&R Promissory Note” has the meaning specified in Section 7.5(a)(vi).
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Class A Common Stock” means (a) prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror, and (b) from and following the Domestication, shares of Domesticated Acquiror Class A Common Stock.
“Acquiror Class B Common Stock” means (a) prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror, and (b) from and following the Domestication, shares of Domesticated Acquiror Class B Common Stock.
“Acquiror Common Share” means a share of Acquiror Common Stock.
“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock, and, from and following the Domestication, the Domesticated Acquiror Class C Common Stock.
“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).
“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.
“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).
“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.2 (Due Authorization), the first sentence of clause (a), the first sentence of clause (b), clause (c) and clause (g) of Section 5.12 (Capitalization of Acquiror), Section 5.8 (Trust Account), Section 5.13 (Brokers ’ Fees) and Section 5.14 (Indebtedness).
“Acquiror Option” has the meaning specified in Section 3.3(a).
“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor and directors, and executive officers of Acquiror.
“Acquiror SEC Filings” has the meaning specified in Section 5.5.
“Acquiror Securities” has the meaning specified in Section 5.12(a).
“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.
“Acquiror Shareholder Approval” means the approval of (a) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose, (b) those Transaction Proposals identified in clauses (D), (E), (F), (G), and (J) of Section 8.2(b)(ii), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose and (c) those Transaction Proposals identified in clauses (H) and (I) of Section 8.2(b)(ii).
“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Second Effective Time.
“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).
“Acquiror Transaction Expenses” means, without duplication, (i) the following accrued and unpaid fees and expenses of Acquiror and its Affiliates (to the extent then owed by Acquiror): (w) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, in each case in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, (x) all fees and expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and obtaining approval of Nasdaq (as applicable) under Section 7.3, (y) repayment of any Working Capital Loans and (z) any deferred underwriting commissions and other fees relating to Acquiror’s initial public offering that are not paid out of the Trust Account.

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.
“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby and other than the acquisition or disposition of any assets in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 20% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 20% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries.
“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, or investigation, subpoena or request for information, by or before any Governmental Authority.
“Acquiror Counsel” has the meaning specified in Section 11.18(b).
“Acquiror Holders Support Agreement” means that certain Support Agreement, dated as of the date of this Agreement, by and among the directors and officers of Acquiror, the Major Acquiror Shareholders, Acquiror and the Company, as amended or modified from time to time.
“Acquiror Nominee Director” has the meaning specified in Section 7.6(b).
“Acquiror Privileged Communications” has the meaning specified in Section 11.18(b).
“Acquiror Waiving Parties” has the meaning specified in Section 11.18(b).
“Acquiror WP Group” has the meaning specified in Section 11.18(b).
“Adjusted Restricted Stock Award” has the meaning specified in Section 3.3(c).
“Adjusted Restricted Stock Unit Award” has the meaning specified in Section 3.3(b).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. With respect to the Sponsor, the term “Affiliate” shall not include the portfolio companies of Sponsor or its Affiliates (other than Acquiror).
“Affiliate Agreements” has the meaning specified in Section 4.12(a)(xiv).
“Agency” means the FHA, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, U.S. Department of Housing and Urban Development, the U.S. Department of Agriculture, the U.S. Department of Veterans Affairs.
“Agency Guides” means the Fannie Mae Single Family Selling Guide, the Fannie Mae Single Family Servicing Guide, the Freddie Mac Single Family Seller/Servicer Guide, the Ginnie Mae Mortgage Backed Securities Guide and any other guide issued by any Agency.

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the First Effective Time (including any Restricted Stock Awards) or (ii) issuable upon, or subject to, the settlement of Options and Restricted Stock Unit Awards (in each case, whether or not then vested or exercisable) and Company Warrants, in each case, that are issued and outstanding immediately prior to the First Effective Time, or (iii) issued or to issuable in connection with the conversion of Company Preferred Stock pursuant to the Preferred Stock Conversion, minus (b) the Treasury Shares outstanding immediately prior to the First Effective Time, minus (c) a number of shares equal to the Aggregate Exercise Price divided by the Per Share Merger Consideration; provided, that any Option or Company Warrant with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.
“Aggregate Merger Consideration” means, together, the Cash Consideration and the Stock Consideration.
“Aggregate Exercise Price” means the sum of the aggregate cash exercise prices of all Options and Company Warrants outstanding, unexercised and in the money as of immediately prior to the First Effective Time.
“Agreement” has the meaning specified in the Preamble hereto.
“Agreement End Date” has the meaning specified in Section 10.1(e).
“AICPA” means the American Institute of Certified Public Accountants.
“Alternative Financing” has the meaning set forth in Section 7.10(c).
“Ancillary Agreements” has the meaning specified in Section 11.10.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations enacted pursuant to, or arising under, the OECD Convention on Combating Bribery of Foreign Officials, or any other laws or regulations relating to bribery or corruption in any jurisdiction in which the Company or its Subsidiaries conduct business).
“Applicable Requirements” means (a) the responsibilities and obligations of the Company relating to any Mortgage Loan set forth in any Servicing Agreement, mortgage broker agreement, loan correspondent agreement, mortgage loan purchase or sale Contract, or other Contract between the Company, on the one hand, and any third party originator, loan correspondent, loan seller, Agency, Investor or Insurer, on the other hand, (b) the applicable Credit Policies, guidelines and handbooks of the Company and all applicable guidelines, handbooks and other published written requirements of any Investor, Agency or Insurer with respect to the origination, funding, sale or Servicing of Mortgage Loans by the Company, (c) the applicable terms and provisions of the Mortgage Loans and (d) the applicable terms and provisions of the Warehouse Lines.
“Approval” means, with respect to the approval of any Requisite Regulatory Approval other than those required under the HSR Act, that the applicable Governmental Authority has, with respect to the Merger and the other transactions contemplated hereby (i) approved in writing such transactions, (ii) stated in writing that such Governmental Authority conditionally approves or does not object to such transactions, (iii) orally stated, such statement made by an official at such Governmental Authority and made in the presence of a representative of the Company, a statement that the Company and Acquiror mutually and reasonably agree has the effect of one of the statements described in clause (ii) immediately above, or (iv) by its own procedures and rules, requires only notice of the intended transaction, but does not require the regulator’s prior approval, and notice has been timely given; provided that, in each case of clauses (i) through (iii), any such approval or non-objection have not been revoked or rescinded and, in the case of clause (iii), no official at a Governmental Authority has made a written or oral statement rescinding the statement described in clause (iii).

“Audited Financial Statements” has the meaning set forth in Section 4.8(a).
“Available Cash Consideration Amount” means $950,000,000.
“Available Stock Consideration Amount” means a number of shares of Acquiror Common Stock equal to (1) the Maximum Implied Stock Consideration, minus (2) the aggregate amount of Acquiror Class B Common Stock that would be issuable upon the net exercise or conversion, as applicable, of all Acquiror Options, Adjusted Restricted Stock Awards and Adjusted Restricted Stock Unit Awards immediately after the First Effective Time, minus (3) the quotient obtained by dividing (x) the Available Cash Consideration Amount, by (y) $10.00; provided, that any Option an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the Available Stock Consideration Amount.
“Bank Holding Company” means a company registered as a bank holding company (or any Affiliate of any such bank holding company) with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. §1842 and the regulations of the Board of Governors of the Federal Reserve System thereunder.
“Base Purchase Price” means $6,900,000,000.00.
“BHC Stock Electing Shares” has the meaning set forth in Section 3.1(a)(ii).
“BHC Stock Election” has the meaning set forth in Section 3.1(a)(ii).
“BHC Stock Election Consideration” has the meaning set forth in Section 3.1(a)(ii).
“BMC” means Better Mortgage Corporation, a California corporation.
“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date of this Agreement.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York; London, United Kingdom or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.
“Cash Consideration” means the aggregate cash consideration payable with respect to shares of Company Common Stock pursuant to Section 3.1 (as adjusted pursuant to Section 3.1(b)).
“Cash Electing Shares” has the meaning specified in Section 3.1(a)(iv).
“Cash Election” has the meaning specified in Section 3.1(a)(iv).
“Cash Election Amount” means the product of (x) the aggregate number of Cash Electing Shares multiplied by (y) the Cash Election Consideration (before giving effect to any adjustment pursuant to Section 3.1(b)).
“Cash Election Consideration” has the meaning specified in Section 3.1(a)(iv).
“Cash Election Cutback Amount” has the meaning specified in Section 3.1(b)(i)(A).
“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act (2018 Revision).
“Cayman Securities” has the meaning specified in Section 5.12(a).
“Certificates of Merger” has the meaning specified in Section 2.1(c).
“Class A Common Stock” has the meaning specified in Section 4.6(a)(i)(A).
“Class B Common Stock” has the meaning specified in Section 4.6(a)(i)(A).
“Class B-1 Common Stock” has the meaning specified in Section 4.6(a)(i)(A).
“Class O Common Stock” has the meaning specified in Section 4.6(a)(i)(A).
“Closing” has the meaning specified in Section 2.3(a).
“Closing Date” has the meaning specified in Section 2.3(a).
“Code” has the meaning specified in the Recitals hereto.
“Company” has the meaning specified in the Preamble hereto.
“Company Award” means an Option or a Restricted Stock Unit Award.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.
“Company Common Shares” means the shares of Company Common Stock.
“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company, whether such shares are designated Class A Common Stock, Class B Common Stock, Class B-1 Common Stock or Class O Common Stock.
“Company Cure Period” has the meaning specified in Section 10.1(e).
“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.
“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the second sentence of Section 4.2 (Subsidiaries) (but only with respect to BMC), Section 4.3 (Due Authorization), clauses (a), (b) and (e), and the first sentence of clause (d) of Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) (but only with respect to BMC) and Section 4.16 (Brokers’ Fees).
“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date of this Agreement, by and among the Major Company Stockholders, Acquiror and the Company, as amended or modified from time to time.
“Company Incentive Plans” means, collectively, the Better Holdco, Inc. 2017 Equity Incentive Plan and the Better Holdco, Inc. 2015 Equity Incentive Plan.
“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Mergers; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any COVID-19 Measures or, in each case, any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, outbreak of disease or illness or public health event (including COVID-19) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, civil unrest, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including changes in the U.S. housing markets), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), or (ix) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“Company Permits” has the meaning specified in Section 4.18(b).
“Company Preferred Stock” means the shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series C-5 Preferred Stock, Series C-6 Preferred Stock, Series C-7 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series D-4 Preferred Stock and Series D-5 Preferred Stock.
“Company Record Date” has the meaning specified in Section 3.2(d)(ii).
“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Company Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby (including the Mergers and the Preferred Stock Conversion) and the making of any filings, notices or information statements in connection with the foregoing, by:
(a)    the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding voting Company Capital Stock voting as a single class and on an as-converted basis;

(b)    the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding shares of Company Voting Preferred Stock voting as a single class; and
(c)    the affirmative vote or written consent of the holders of at least (i) a majority of the voting power of the outstanding shares of Company Preferred Stock (other than the Series C-7 Preferred Stock and Series D-3 Preferred Stock), voting as a single class and (ii) a majority of the voting power of the outstanding shares of Series D Preferred Stock, Series D-2 Preferred Stock and Series D-4 Preferred Stock, voting as a single class, in each of case clauses (a) through (c), in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Company Transaction Expenses” means the following out-of-pocket fees and expenses of the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, paid or payable by the Company and (b) any and all filing fees payable by the Company or any of its Subsidiaries in connection with obtaining the Requisite Regulatory Approvals, but solely to the extent such fees have not been reimbursed or otherwise paid by Acquiror prior to the Closing pursuant to Section 8.1(b).
“Company Voting Preferred Stock” means Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series D Preferred Stock, Series D-2 Preferred Stock and Series D-4 Preferred Stock.
“Company Warrant” means those warrants as set forth on Section 1.1 of the Company Disclosure Letter.
“Confidentiality Agreement” has the meaning specified in Section 11.10.
“Continuing Employees” has the meaning specified in Section 7.1(a).
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (a) be made available or distributed in source code form, (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow such software to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no charge. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Common Development and Distribution License, and the Eclipse Public License.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
“Credit Policies” means any Agency or other Investor policies and procedures to which the Company is subject as such relate to the extension of credit with respect to the Mortgage Loans in effect at the time each Mortgage Loan was originated.

“Custodial Account” means all funds held or controlled by or on behalf of the Company with respect to any Mortgage Loan, including all principal and interest funds and any other funds due, buydown funds, suspense funds, funds for the payment of Taxes, assessments, insurance premiums, ground rents and similar charges, funds for the payment of bankruptcy and fraud coverage, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of mortgagors, if applicable).
“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).
“Designated Courts” has the meaning specified in Section 11.14(a).
“DGCL” has the meaning specified in the Recitals hereto.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“Dissenting Shares” has the meaning specified in Section 3.5.
“Dollars” or “$” means lawful money of the United States.
“Domesticated Acquiror Class A Common Stock” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Class B Common Stock” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Class C Common Stock” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Unit” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Certificate of Incorporation” has the meaning specified in Section 7.7.
“Domestication” has the meaning specified in the Recitals hereto.
“Election” has the meaning specified in Section 3.2(d)(i).
“Election Deadline” has the meaning specified in Section 3.2(d).
“Election Period” has the meaning specified in Section 3.2(d)(ii).
“Employee Census” means a list of the name of each employee, consultant, or other service provider of the Company and each of the Company’s Subsidiaries (anonymized to the extent required by applicable Law) along with such Person’s title, work location (including country, state, and city), the name of employing entity, benefits, hire date, annual salary or hourly rate, classification as exempt or non-exempt under applicable Law, commission or bonus arrangement with respect to such Person (including any commissions or bonuses earned that have not yet been paid), part time/full time status, leave of absence status (and type of leave), visa or work permit status (and type of visa or work permit).
“Employee Permits” has the meaning specified in Section 4.18(b).
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).
“Equityholder Counsel” has the meaning specified in Section 11.18(a).

“Equityholder Privileged Communications” has the meaning specified in Section 11.18(a).
“Equityholder Waiving Parties” has the meaning specified in Section 11.18(a).
“Equityholder WP Group” has the meaning specified in Section 11.18(a).
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
“ESPP” has the meaning specified in Section 7.1(c).
“Estimated Acquiror Transaction Expenses” means those Acquiror Transaction Expenses set forth in Section 5.16(f) of the Acquiror Disclosure Letter.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.2(a).
“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Maximum Implied Stock Consideration by (b) the number of Aggregate Fully Diluted Company Common Shares.
“Executive Loans” means any loan made by the Company or any of its Subsidiaries that, if outstanding immediately following the Closing, would be in violation of Section 402 of the Sarbanes Oxley Act of 2002.
“Existing Credit Facilities” means those Warehouse Lines and other Contracts listed in Section 6.1(b)(xi).
“Export Approvals” has the meaning specified in Section 4.26(a).
“Financial Statements” has the meaning specified in Section 4.8(a).
“First Effective Time” has the meaning specified in Section 2.3(b).
“First Acquiror Nominee Director” has the meaning specified in Section 7.6(a).
“First Merger” has the meaning specified in the Recitals hereto.
“First Merger Certificate” has the meaning specified in Section 2.1(a).
“First-Step Constituent Corporations” has the meaning specified in Section 2.1(a).
“First-Step Surviving Corporation” has the meaning specified in Section 2.1(b).
“Form of Election” has the meaning specified in Section 3.2(d)(ii).
“Funding Indebtedness” means any Indebtedness of the Company and its Subsidiaries incurred in the ordinary course of business consistent with past practice, including the (a) the Existing Credit Facilities and (b) any Replacement Facilities.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a federal, state, local, municipal, foreign or other government, including any state-owned, -sponsored or -controlled instrumentality of the foregoing (including each Agency), (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department and any court or other tribunal of competent jurisdiction), (e) public international organization or multinational organization.
“Governmental Authorization” has the meaning specified in Section 4.5.
“Government Official” includes, but is not limited to: (i) officers, employees or representatives of any Governmental Authority; (ii) any individual who, although temporarily or without payment, holds a public position, employment, or function; (iii) any private person acting in an official capacity for or on behalf of any Governmental Authority (such as a consultant retained by a Governmental Authority); (iv) candidates for political office at any level; (v) political parties and their officials; (vi) royal family members, including ones who may lack formal authority, but could otherwise be influential in advancing business interests, through, for example, partially owning or managing a state-owned or state-controlled entity; and (vii) officers, employees or representatives of public international organizations (such as the United Nations, World Bank and International Monetary Fund).
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“Holder” has the meaning specified in Section 3.2(d).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Equity Plan” has the meaning specified in Section 7.1(c).
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and

“seller notes”, (g) pursuant to securitization or factoring programs or arrangements, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (h), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally. Notwithstanding the foregoing, “Indebtedness” shall not include any (x) expenses incurred in connection with this Agreement and the transaction contemplated hereby, including the Transaction Expenses of such Person, or (y) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.
“Insurer” means any Person or Agency that insures or guarantees all or any portion of the risk of loss on any Mortgage Loan or the real property to which such Mortgage Loan relates, in each case duly authorized and licensed in such state to transact the applicable insurance business and to write the insurance provided by the insurance policy (including title insurance) issued by it.
“Intellectual Property” means any worldwide rights in or to the following: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, internet domain names, social media identifiers and other source indicators, together with the goodwill symbolized by or associated with any of the foregoing; (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (d) trade secrets, know-how, processes, and other confidential information or proprietary rights.
“Interim Period” has the meaning specified in Section 6.1.
“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above, including but not limited to EU Dual Use Regulation No. 428/2009, as amended.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investor” means any Agency, private investor, trust or other Person who owns or holds or is committed to purchase or acquire Mortgage Loans, any interest therein or any Mortgage Servicing Rights with respect thereto, or to the extent any Mortgage Loans are pooled into mortgage-backed securities, partial interests in such mortgage-backed securities backed by such Mortgage Loans, excluding any Warehouse Lender.
“Investor Agreement” means any Contract between the Company or any of its Affiliates and any Investor for the purchase or acquisition of any Mortgage Loans, any interest therein or any Mortgage Servicing Rights with respect thereto, or to the extent any Mortgage Loans are pooled into mortgage-backed securities, partial interests in such mortgage-backed securities backed by such Mortgage Loans.
“IPO Insider Letter Agreement” means that certain letter agreement, dated as of March 3, 2021, by and among, inter alia, Acquiror, Sponsor, Thor Björgólfsson, Arnaud Massenet, Prabhu Narasimhan, Shravin Mittal, Sangeeta Desai, and Michael Edelstein.
“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including any Mortgage Loan Regulation.
“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.
“Legal Proceedings” has the meaning specified in Section 4.10.
“Letter of Transmittal” has the meaning specified in Section 3.2(b).
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“Major Acquiror Shareholder” means any holder of record of shares of Acquiror Common Stock that, together with its Affiliates, beneficially owns greater than five percent (5%) of the outstanding voting Acquiror Capital Stock as of the date of this Agreement.
“Major Company Stockholder” means those directors, executive officers and holders of Company Capital Stock listed on Schedule I to the Company Holders Support Agreement.
“Management Transaction Bonus Plan” has the meaning specified in Section 7.1(c).
“Material Contracts” has the meaning specified in in Section 4.12.
“Maximum Implied Stock Consideration” means a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price, by (ii) $10.00.
“Merger Sub” has the meaning specified in the Preamble hereto.
“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.
“Mergers” has the meaning specified in the Recitals hereto.
“Minimum Available Cash Condition” has the meaning specified in Section 9.3(c).
“Modification in Recommendation” has the meaning specified in Section 8.2(b).
“Mortgage Loan” means each residential mortgage loan, or line of credit originated in whole or in part, acquired, sold or otherwise held by the Company or any of its Subsidiaries at any time, including all of the Company’s or any its Subsidiaries’ rights, title and interest in and to such Mortgage Loan, Mortgage Servicing Rights, the related mortgage note, all mortgage loan documents, the mortgage file, credit file and Servicing file, collateral and all other material and information collected by the Company or any of its Subsidiaries in connection with such Mortgage Loan.
“Mortgage Loan Regulations” means applicable federal, state and local Laws and guidelines applicable to the origination, funding, sale, securitization or Servicing of Mortgage Loans, including Laws and guidelines relating to real estate settlement procedures, consumer credit protection, truth-in-lending, usury limitations, fair housing, false claims, collection practices, equal credit opportunity and adjustable rate mortgages, and applicable Orders with respect to the Company pertaining to Mortgage Loans.

“Mortgage Servicing Rights” means, with respect to a mortgage loan, the right or rights to Service such mortgage loan, receive compensation therefor, and the duties and obligations associated therewith.
“Nasdaq” means Nasdaq Capital Market.
“Non-Voting Stock Electing Shares” has the meaning specified in Section 3.1(a)(iii).
“Non-Voting Stock Election” has the meaning specified in Section 3.1(a)(iii).
“Non-Voting Stock Election Consideration” has the meaning specified in Section 3.1(a)(iii).
“Offer Documents” has the meaning specified in Section 8.2(a)(i).
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), including any license approved by the Open Source Initiative or any Creative Commons license. “Open Source Licenses” shall include Copyleft Licenses.
“Open Source Materials” means any software subject to an Open Source License.
“Option” means an option to purchase shares of Company Common Stock granted under any Company Incentive Plan.
“Ordinary Stock Electing Shares” has the meaning specified in Section 3.1(a)(i).
“Ordinary Stock Election” has the meaning specified in Section 3.1(a)(i).
“Ordinary Stock Election Consideration” has the meaning specified in Section 3.1(a)(i).
“Owned Land” has the meaning specified in Section 4.20(b).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“PCAOB Uplift Financial Statements” has the meaning specified in Section 6.3(a).
“Per Share Merger Consideration” means the product obtained by multiplying (a) the Exchange Ratio by (b) $10.00.
“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority (including all mortgage banker, mortgage lender, mortgage company, mortgage servicer, mortgage broker, mortgage loan originator and similar licenses, and accreditations or similar consents obtained from the National Mortgage Licensing System).
“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) easements, encroachments, covenants, rights-of-way, conditions, restrictions and other similar charges or encumbrances that are not violated by the current use and operation of the Leased Real Property and do not, individually or in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real

Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that are not violated by the current use and operation of the Leased Real Property and do not, individually or in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses and other non-exclusive rights with respect to Intellectual Property, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) Liens securing Existing Credit Facilities and any other Indebtedness permitted to be incurred under Section 6.1(d) and (xi) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“PIPE Investment” means the purchase of shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class C Common Stock, as applicable, pursuant to the PIPE Other Subscription Agreements.
“PIPE Other Subscription Agreements” means the subscription agreements with Acquiror pursuant to which Class A Common stock otherwise to be acquired by SoftBank under the PIPE Subscription Agreement, and rights and obligations in connection therewith, will be acquired by subscriber parties, which party(ies) will be Persons identified prior to or on the date of this Agreement as provided in the PIPE Subscription Agreement.
“PIPE Subscription Agreement” means that certain Subscription Agreement, dated as of the date of this Agreement, by and between SoftBank and Acquiror.
“Preferred Stock Conversion” has the meaning specified in Section 6.5(a).
“Privacy/Cybersecurity Requirements” means all Laws, Contracts and public-facing policies applicable to (a) privacy or personal information, (b) the collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction, disclosure or use of personal information or (c) cybersecurity.
“Prospectus” has the meaning specified in Section 11.1.
“Proxy Statement” has the meaning specified in Section 8.2(a)(i).
“Proxy Statement/Information Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).
“Q1 Financial Statements” has the meaning specified in Section 6.3(a).
“Q2 Financial Statements” has the meaning specified in Section 6.3(a).
“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Redemption Subscription Agreement” means that certain Subscription Agreement, dated as of the date of this Agreement, by and between, inter alia, Sponsor, Sponsor Guarantor and Acquiror.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 8.2(a).
“Replacement Facilities” has the meaning specified in Section 6.1(d).
“Repurchase Obligations” means all liabilities, including repurchase, indemnification, make-whole or similar obligations, relating to any Mortgage Loans originated, funded, sold, transferred, assigned, conveyed, Serviced or acquired by the Company at any time on or prior to the date of this Agreement, including pursuant to any Contract with, or breach of Contract or other act or omission of, any broker, correspondent or other Person, which, for avoidance of doubt, shall not in any case include any obligation of the Company to purchase or repurchase a Mortgage Loan pursuant to a Warehouse Line.
“Requisite Regulatory Approvals” has the meaning specified in Section 8.1(a).
“Restricted Stock Award” means an award of restricted shares of Company Common Stock granted under any Company Incentive Plan, which includes any shares of Company Common Stock issued pursuant to early exercised Options that remain subject to vesting conditions, Company repurchase rights or other transfer restrictions.
“Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock (whether to be settled in cash or shares), granted under any Company Incentive Plan.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country wide or territory wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any Person targeted by United States, United Kingdom, European Union, or United Nations trade or economic sanctions or export controls who is identified in any sanctions-related list maintained by (i) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (v) any Person located, organized, or resident in, or is a Governmental Authority or government instrumentality of, any Sanctioned Country; and (vi) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) through (v), either individually or in the aggregate.
“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of the Treasury’s Office of Foreign Assets Control and the Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Effective Time” has the meaning specified in Section 2.3(c).

“Second Merger” has the meaning specified in the Recitals hereto.
“Second Merger Certificate” has the meaning specified in Section 2.1(c).
“Second Acquiror Nominee Director” has the meaning specified in Section 7.6(a).
“Second-Step Constituent Corporations” has the meaning specified in Section 2.1(c).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller/Lender/Servicer” means an entity approved by, or registered with applicable Governmental Authorities to do business with such Governmental Authorities as a loan originator and seller and/or loan servicer, and/or to acquire mortgage insurance or securitization guarantees from such Governmental Authorities.
“Series A Preferred Stock” has the meaning specified in Section 4.6(a).
“Series A-1 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series B Preferred Stock” has the meaning specified in Section 4.6(a).
“Series B-1 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series C Preferred Stock” has the meaning specified in Section 4.6(a).
“Series C-1 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series C-2 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series C-3 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series C-4 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series C-5 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series C-6 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series C-7 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D-1 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D-2 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D-3 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D-4 Preferred Stock” has the meaning specified in Section 4.6(a).
“Series D-5 Preferred Stock” has the meaning specified in Section 4.6(a).
“Servicing” (and corollary terms such as “Service” or “Serviced”) means the responsibilities with respect to servicing and administration of Mortgage Loans under applicable Laws or other Applicable Requirements, whether performed as a servicer, subservicer or interim servicer, including all collection activities related thereto.

“Servicing Agreement” means any Contract, including the Agency Guides, whereby the Company has agreed to Service any Mortgage Loan on behalf of a third Person (including any Agency) or designate such duties to an approved subservicer under a Subservicing Agreement, excluding in all cases any Warehouse Lines and Investor Agreements.
“Servicing Policies” means any Agency or other Investor policies and procedures to which the Company is subject as such relate to the Servicing of Mortgage Loans in effect during the time the Mortgage Loans were Serviced by the Company or its Subsidiaries (either directly or through a subservicing arrangement).
“SoftBank” means SB Northstar LP, a Cayman Islands exempted limited partnership, an indirect wholly owned subsidiary of SoftBank Group Corp., a corporation formed under the laws of Japan.
“Sponsor” means Novator Capital Sponsor Ltd., a company organized under the laws of Cyprus.
“Sponsor Guarantor” means BB Trustees S.A., a regulated trustee governed by the laws of Switzerland, as trustee of The Future Holdings Trust.
“Sponsor Letter” means that certain Letter Agreement, dated as of the date of this Agreement, by and between Sponsor and Acquiror.
“Sponsor Subscription Agreement” means that certain Subscription Agreement, dated as of the date of this Agreement, by and between, inter alia, Sponsor and Acquiror.
“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date of this Agreement, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.
“Stock Consideration” means a number of shares of Acquiror Common Stock equal to (i) the Maximum Implied Stock Consideration, minus (ii) a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (A) the Available Cash Consideration Amount, by (B) $10.00.
“Stock Electing Shares” means the Ordinary Stock Electing Shares, the BHC Stock Electing Shares and the Non-Voting Stock Electing Shares.
“Stock Election Consideration” means (a) with respect to Ordinary Stock Electing Shares, the Ordinary Stock Election Consideration, (b) with respect to the BHC Stock Electing Shares, the BHC Stock Election Consideration and (c) with respect to the Non-Voting Stock Election Shares, the Non-Voting Stock Election Consideration.
“Stock Election Cutback Amount” has the meaning specified in Section 3.1(b)(ii)(A).
“Subscription Agreements” means, collectively, the PIPE Subscription Agreement, the Redemption Subscription Agreement and the Sponsor Subscription Agreement.
“Subservicing Agreement” means any Contract whereby the Company or any of its Subsidiaries has a Contract with a Person other than the Company or its Subsidiaries to subservice or otherwise Service any Mortgage Loans on behalf of the Company or any of its Subsidiaries.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Supplemental Stock Amount” has the meaning specified in Section 3.1(b)(i)(A).
“Surviving Corporation” has the meaning specified in Section 2.1(d).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).
“Terminating Company Breach” has the meaning specified in Section 10.1(e).
“Transaction Proposals” has the meaning specified in Section 8.2(b).
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Treasury Share” has the meaning specified in Section 3.1(a).
“Trust Account” has the meaning specified in Section 11.1.
“Trust Agreement” has the meaning specified in Section 5.8.
“Trust Amount” has the meaning specified in Section 5.8.
“Trustee” has the meaning specified in Section 5.8.
“Unaudited Financial Statements” has the meaning specified in Section 4.8(a).
“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).
“Warehouse Lender” means a financial institution that provides a Warehouse Line to the Company or its Subsidiaries.
“Warehouse Line” means warehouse lines of credit, repurchase agreements and indebtedness secured by mortgage loans and related assets in the ordinary course of the Company’s mortgage lending business and which, for avoidance of doubt, shall not include any term loan or credit agreement of the Company or its Subsidiaries that is available to the Company or its Subsidiaries to finance aspects of their operations or capital expenditures more generally outside of the funding, purchase and sale of Mortgage Loans.
“WARN Act” has the meaning specified in Section 4.14(g).
“Warrant Agreement” means the Warrant Agreement, dated as of March 3, 2021, between Acquiror and Continental Stock Transfer & Trust Company.
“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination, which for the avoidance of doubt shall not include any loan under the A&R Promissory Note.

Section 1.2    Construction.
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)    The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.
Section 1.3    Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports; provided, however, that notwithstanding anything to the contrary, such reasonable inquiry shall not require such individuals to conduct (or have conducted) any Intellectual Property availability searches or clearance analysis (including clearance or prior art searches) or legal opinions (including freedom-to-operate opinions).
ARTICLE II
THE MERGERS; CLOSING
Section 2.1    The Mergers.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “First-Step Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the First Merger. The First Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the First Merger (as so filed, the “First Merger Certificate”), executed by the First-Step Constituent Corporations in accordance with the relevant provisions of the DGCL, such First Merger to be effective as of the First Effective Time.

(b)    Upon consummation of the First Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the First Merger (hereinafter referred to for the periods at and after the First Effective Time as the “First-Step Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.
(c)    Upon the terms and subject to the conditions set forth in this Agreement, Acquiror and the First-Step Surviving Corporation (Acquiror and the First-Step Surviving Corporation sometimes being referred to herein as the “Second-Step Constituent Corporations”) shall cause the First-Step Surviving Corporation to be merged with and into Acquiror, with Acquiror being the surviving corporation in the Second Merger. The Second Merger shall be consummated in accordance with this Agreement and evidenced by a certificate of merger with respect to the Second Merger (as so filed, the “Second Merger Certificate” and, together with the First Merger Certificate, the “Certificates of Merger”) executed by the Second-Step Constituent Corporations in accordance with the relevant provisions of the DGCL.
(d)    Upon consummation of the Second Merger, the separate corporate existence of the First-Step Surviving Corporation shall cease and Acquiror, as the surviving corporation of the Second Merger (hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL.
Section2.2    Effects of the Mergers.
(a)    At and after the First Effective Time, the First-Step Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the First-Step Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the First-Step Constituent Corporations; and all rights, privileges, powers and franchises of each First-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such First-Step Constituent Corporation, on whatever account, shall become vested in the First-Step Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the First-Step Surviving Corporation as they are of the First-Step Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such First-Step Constituent Corporations shall not revert or become in any way impaired by reason of the First Merger; all of the foregoing in accordance with the applicable provisions of the DGCL.
(b)    At and after the Second Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Second-Step Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Second-Step Constituent Corporations; and all rights, privileges, powers and franchises of each Second-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Second-Step Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Second-Step Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Second-Step Constituent Corporations shall not revert or become in any way impaired by reason of the Second Merger; all of the foregoing in accordance with the applicable provisions of the DGCL.
Section 2.3    Closing; First Effective Time; Second Effective Time.
(a)    In accordance with the terms and subject to the conditions of this Agreement, the closing of the First Merger (the “Closing”) shall take place remotely, via electronic exchange of documents, at 10:00 a.m. (New York time) on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
(b)    Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the First Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The First Merger shall become effective at the time when the First Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the First Merger Certificate (the “First Effective Time”).
(c)    Promptly after the First Effective Time, but in all cases within one (1) Business Day thereafter, Acquiror and the First-Step Surviving Corporation shall cause the Second Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Second Merger shall become effective at the time when the Second Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Second Merger Certificate (the “Second Effective Time”).
(d)    For the avoidance of doubt, the Closing, the First Effective Time and the Second Effective Time shall not occur prior to the completion of the Domestication.
Section 2.4    Closing Deliverables.
(a)    At the Closing, the Company will deliver or cause to be delivered:
(i)    to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;
(ii)    to Acquiror, the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors and officers, respectively, of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the First Effective Time;
(iii)    to Acquiror, evidence that all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries;
(iv)    to Acquiror, evidence reasonably satisfactory to Acquiror that the Preferred Stock Conversion has been consummated;
(v)    to the Acquiror, duly executed signatures pages of the Affiliates of the Company who are counterparties to the Registration Rights Agreement;
(vi)    to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and
(vii)    evidence reasonably satisfactory to Acquiror that any and all Executive Loans have been satisfied in full or forgiven.

(b)    At the Closing, Acquiror will deliver or cause to be delivered:
(i)    to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2.
(ii)    to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;
(iii)    to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Second Effective Time;
(iv)    to the Company, a duly executed signature page to the Registration Rights Agreement; and
(v)    to the Company, a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation to the Domestication.
(c)    On the Closing Date, concurrently with the Second Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.
Section 2.5    Governing Documents of the Surviving Corporations.
(a)    The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and bylaws of First-Step Surviving Corporation until thereafter amended as provided therein and under the DGCL.
(b)    The certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Acquiror (which shall be in substantially the form attached as Exhibits A and B hereto upon effectiveness of the Domestication), except that the name of the Surviving Corporation shall include “Better”, or such other name as agreed by Acquiror and the Company, until thereafter amended as provided therein and under the DGCL.
Section 2.6    Directors and Officers of the First-Step Surviving Corporation and the Surviving Corporation.
(a)    The directors and officers of Merger Sub, as of immediately prior to the First Effective Time, shall be the initial directors and officers of the First-Step Surviving Corporation from and after the First Effective Time, each to hold office in accordance with the Governing Documents of the First- Step Surviving Corporation.
(b)    From and after the Second Effective Time, the Persons identified as the initial directors and officers of the Surviving Corporation in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.6 of the Company Disclosure Letter), respectively, of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

Section 2.7    Tax Free Reorganization Matters. The parties hereto intend that, for United States federal income tax purposes, the Mergers, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The parties hereto further intend that as a result of the Domestication Acquiror will be treated as a “domestic” corporation (within the meaning of Section 7701(a)(4) of the Code and corresponding provisions of state and local Law) prior to the First Effective Time. None of the parties hereto knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has knowingly taken or will knowingly take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Mergers, taken together, and the Domestication, shall be reported by the parties hereto for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law after the date of this Agreement. The parties hereto shall reasonably cooperate in good faith with each other and their respective counsel to document and support the Tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code, including providing reasonable and customary factual support letters.
ARTICLE III
EFFECTS OF THE MERGERS ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS
Section 3.1    Conversion of Securities.
(a)    At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each share of the Company Common Stock, in each case, that is issued and outstanding immediately prior to the First Effective Time (other than (i) any shares of Company Common Stock subject to Options or Restricted Stock Unit Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the First Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (clauses (i), (ii) and (iii), collectively, the “Excluded Shares”)) shall be canceled and converted into the right to receive, subject to clause (b), Section 3.1(e) and Section 3.2(f):
(i)    in the case of a share of Company Common Stock with respect to which an election to receive Acquiror Class B Common Stock (an “Ordinary Stock Election”) has been properly made and not revoked pursuant to Section 3.2 (each, an “Ordinary Stock Electing Share”), a number of shares of Acquiror Class B Common Stock equal to the Exchange Ratio (in aggregate with respect to all Ordinary Stock Electing Shares of any Holder, as adjusted pursuant to clause (b), the “Ordinary Stock Election Consideration”);
(ii)    in the case of a share of Company Common Stock held by a Bank Holding Company with respect to which an election to receive Acquiror Class A Common Stock (a “BHC Stock Election”) has been properly made and not revoked pursuant to Section 3.2 (each, an “BHC Stock Electing Share”), a number of shares of Acquiror Class A Common Stock equal to the Exchange Ratio (in aggregate with respect to all BHC Stock Electing Shares of any Holder, as adjusted pursuant to clause (b), the “BHC Stock Election Consideration”); or
(iii)    in the case of a share of Company Common Stock with respect to which an election to receive Domesticated Acquiror Class C Common Stock (a “Non-Voting Stock Election”) has been properly made and not revoked pursuant to Section 3.2 (each, a “Non-Voting Stock Electing Share”), a number of shares of Domesticated Acquiror Class C Common Stock equal to the Exchange Ratio (in aggregate with respect to all Non-Voting Stock Electing Shares of any Holder, as adjusted pursuant to clause (b), the “Non-Voting Stock Election Consideration”); or
(iv)    in the case of a share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked pursuant to Section 3.2 or with respect to which no election has been made (each, a “Cash Electing Share”), an amount in cash equal to the Per Share Merger Consideration, without interest (in aggregate with respect to all Cash Electing Shares of any Holder, as adjusted pursuant to clause (b), the “Cash Election Consideration”).
(b)    Notwithstanding any other provision contained in this Agreement, the Ordinary Stock Election Consideration, BHC Stock Election Consideration, the Non-Voting Stock Election Consideration and the Cash Election Consideration shall be subject to adjustment pursuant to this clause (b):
(i)    if the Cash Election Amount exceeds the Available Cash Consideration Amount, then (x) all Stock Electing Shares shall be converted to the right to receive the Stock Election Consideration, and (y) the following consideration shall be paid in respect of each Holder’s Cash Electing Shares:
(A)    an amount in cash (such amount, the “Cash Election Cutback Amount”) equal to (1) the quotient of (x) such Holder’s Cash Election Consideration (before giving effect to any adjustment pursuant to this clause (b)), divided by (y) the aggregate amount of cash elected in respect of all Holders’ Cash Electing Shares, multiplied by (2) the Available Cash Consideration Amount; and
(B)    a number of shares (such number the “Supplemental Stock Amount”) of Acquiror Class B Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the quotient of (x) the difference of such Holder’s Cash Election Consideration, less the Cash Election Cutback Amount, divided by (y) such Holder’s Cash Election Consideration, unless the Holder of the Cash Electing Share has (i) established that it is a Bank Holding Company electing to receive Acquiror Class A Common Stock, in which case the consideration paid in respect of each such Holder’s Cash Electing Shares shall be a number of shares of Acquiror Class A Common Stock equal to the Supplemental Stock Amount or (ii) elected to receive Domesticated Acquiror Class C Common Stock, in which case the consideration paid in respect of each such Holder’s Cash Electing Shares shall be a number of shares of Domesticated Acquiror Class C Common Stock equal to the Supplemental Stock Amount; and
(ii)    if the Available Cash Consideration Amount exceeds the Cash Election Amount, then (x) all Cash Electing Shares shall be converted into the right to receive the Cash Election Consideration, and (y) the following consideration shall be paid in respect of each Holder’s Stock Electing Shares:
(A)    a number of shares of Acquiror Class B Common Stock (such number, the “Stock Election Cutback Amount”) equal to (1) the quotient of (x) such Holder’s Stock Election Consideration (before giving effect to any adjustment pursuant to this clause (b)), divided by (y) the aggregate number of shares of Acquiror Common Stock elected in respect of all Holders’ Stock Electing Shares, multiplied by the Available Stock Consideration Amount, unless the Holder of the Stock Electing Share has (i) established that it is a Bank Holding Company electing to receive Acquiror Class A Common Stock, in which case the consideration paid in respect of each such Holder’s Stock Electing Shares shall be a number of shares of Acquiror Class A Common Stock equal to the Stock Election Cutback Amount or (ii) elected to receive Domesticated Acquiror Class C Common Stock, in which case the consideration paid in respect of each such Holder’s Stock Electing Shares shall be a number of shares of Domesticated Acquiror Class C Common Stock equal to the Stock Election Cutback Amount; and
(B)    an amount in cash equal to (1) such Holder’s Stock Election Consideration (before giving effect to any adjustment pursuant to this clause (b)), less the Stock Election Cutback Amount, multiplied by (2) $10.00; and

(iii)    if the Available Cash Consideration Amount equals the Cash Election Amount, then there shall be no adjustment pursuant to this clause (b).
(iv)    For purposes of this Section 3.1, all Dissenting Shares shall be deemed to be Cash Electing Shares.
(c)    At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each Company Warrant that is issued and outstanding immediately prior to the First Effective Time (unless exercised prior to Closing), shall be exchanged and converted into a right to receive an Acquiror Common Warrant equivalent in value to that which a holder of shares of Company Capital Stock deliverable upon exercise of such Company Warrant would have been entitled in accordance with Section 3.1, if the right to purchase the shares of Company Capital Stock had been exercised by the holder of the Company Warrant immediately prior to the First Effective Time.
(d)    (i) At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 per share, of the First-Step Surviving Corporation; and (ii) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror or the First-Step Surviving Corporation, each share of common stock, par value $0.0001 per share, of the First-Step Surviving Corporation shall be canceled.
(e)    Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Class B Common Stock shall be issued in the Merger.
Section 3.2    Exchange Procedures.
(a)    Prior to the Closing, Acquiror shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the First Effective Time, Acquiror shall deposit with the Exchange Agent (i) a cash amount in immediately available funds equal to the Cash Consideration, (ii) the number of shares of Acquiror Class B Common Stock equal to the Ordinary Stock Election Consideration, (iii) the number of shares of Acquiror Class A Common Stock equal to the BHC Stock Election Consideration and (iv) the number of shares of Domesticated Acquiror Class C Common Stock equal to the Non-Voting Stock Election Consideration.
(b)    Prior to the First Effective Time (and in any event within two (2) Business Days of the First Effective Time), Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the First Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”), which shall contain the transfer restrictions set forth in Section 3.1(a) of the Company Holders Support Agreement for any Holder who (i) beneficially owns greater than one percent (1%) of the outstanding Company Capital Stock as of the date of this Agreement and (ii) is not a party to the Company Holders Support Agreement.
(c)    Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d)    Each holder of record of shares of Company Common Stock (not including the Excluded Shares) (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an Election in accordance with this clause (d) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is disclosed by the Company to all Holders on a date agreed to by Acquiror, and Acquiror has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. “Election Deadline” means 5:00 p.m. (New York time) on the date which the parties shall agree is as near as practicable to two (2) Business Days preceding the Closing Date. The parties shall cooperate to inform each Holder of the selected date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.
(i)    Each Holder may specify in a request made in accordance with the provisions of this clause (d)(i) (an “Election”) whether such Holder desires to make a (A) Cash Election, (B) Ordinary Stock Election, (C) solely in the event that such Holder establishes that it is a Bank Holding Company, a BHC Stock Election, or (D) Non-Voting Stock Election, in each case with respect to some or all of the shares of Company Common Stock held by such Holder. If any Holder fails to apply an Election to all of such Holder’s shares of Company Common Stock, the portion of such Holder’s shares of Company Common Stock with respect to which such Holder did not attempt to make an Election shall be automatically treated as if such Holder made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election.
(ii)    Acquiror shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”), which shall include the transmittal materials contemplated by clause (b), and Acquiror shall mail, or shall cause the Exchange Agent to mail and deliver, together with the Proxy Statement/Information Statement/Registration Statement, the Form of Election to Holders as of the record date established by the Board of Directors of the Company, in consultation with Acquiror, for purposes of obtaining the Company Stockholder Approval by written consent (the “Company Record Date”) not less than 10 Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the “Election Period”). Acquiror shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the Company Record Date and prior to the Election Deadline.
(iii)    Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the instructions therein, and (B) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 3.2. Any Holder that does not make a valid Election by the Election Deadline shall be deemed to have made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election.
(iv)    Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of such Holder’s shares of Company Common Stock after such Holder has made an Election shall automatically revoke such Election (and such subsequent transferee may make a new Election pursuant to and if permitted by the terms of this clause (d)). Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Acquiror that this Agreement has been terminated in accordance with Article X. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any shares of Company Common Stock (none of the Company, Acquiror, Merger Sub or the Exchange Agent being under any duty to notify any Holder of any applicable defect). In the event the Exchange Agent makes a reasonable determination that an Election was not properly made (including as a result of the Exchange Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and the Holder shall be deemed to have made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election, with respect to the shares of Company Common Stock covered by the ineffective Election.

(e)    Promptly following the date that is one (1) year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the First Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the First Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the First-Step Surviving Corporation, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f)    In the event that the Company or Acquiror changes the number of shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company, shares of capital stock of Acquiror or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company or shares of capital stock of Acquiror, as applicable, issued and outstanding prior to the First Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction (other than the Preferred Stock Conversion, the Domestication, the PIPE Investment and any other transactions contemplated by this Agreement or the Ancillary Agreements), then any number or amount contained herein which is based upon the price of Acquiror Common Stock, or the number of shares of Acquiror Common Stock or Company Common Stock, as the case may be, the Stock Consideration, the Cash Consideration, and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this (f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.
Section 3.3    Treatment of Options, Restricted Stock Awards and Restricted Stock Unit Awards.
(a)    As of the First Effective Time, the Company shall take all necessary and appropriate actions so that, as of the First Effective Time, each Option, whether vested or unvested that is outstanding immediately prior to the First Effective Time shall be converted into an option to acquire shares of Acquiror Class B Common Stock upon substantially the same terms and conditions as are in effect with respect to such Option immediately prior to the First Effective Time, including with respect to vesting, exercisability and termination-related provisions (each, an “Acquiror Option”) except that (i) such Acquiror Option shall relate to that whole number of shares of Acquiror Class B Common Stock (rounded down to the nearest whole share) equal to the number of Company Common Shares subject to such Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Option in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, that the conversion of the Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Options for purposes of Section 409A or Section 424 of the Code.
(b)    As of the First Effective Time, each Restricted Stock Unit Award that is outstanding immediately prior to the First Effective Time shall be converted into the right to receive restricted stock units based on shares of Acquiror Class B Common Stock (each, an “Adjusted Restricted Stock Unit Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Unit Award immediately prior to the First

Effective Time (including with respect to vesting, settlement and termination-related provisions), except that such Adjusted Restricted Stock Unit Award shall relate to such number of shares of Acquiror Class B Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Restricted Stock Unit Award immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.
(c)    As of the First Effective Time, each Restricted Stock Award that is outstanding immediately prior to the First Effective Time shall be converted into the right to receive restricted shares of Acquiror Class B Common Stock (each, an “Adjusted Restricted Stock Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Award shall relate to such number of shares of Acquiror Class B Common Stock as is equal to the product of (i) the number of Company Common Shares subject to such Restricted Stock Award immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.
(d)    The Company shall take all necessary actions to effect the treatment of Options, Restricted Stock Unit Awards and Restricted Stock Awards pursuant to Section 3.3(a), Section 3.3(b) and Section 3.3(c) in accordance with the Company Incentive Plans and the applicable award agreements thereunder.
Section 3.4    Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, and the Exchange Agent, respectively); provided, that Acquiror shall use commercially reasonable efforts to provide the Company with at least five (5) Business Days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration (other than any compensatory payments to be made pursuant to this Agreement) and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.5    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such shares of Company Common Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive the Cash Election Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV) and (b) as otherwise contemplated by the Preferred Stock Conversion, in each case, the Company represents and warrants to Acquiror and Merger Sub as follows:
Section 4.1    Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties, rights and assets and to conduct its business as it is now being conducted in all material respects. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.2    Subsidiaries. A complete list of each Subsidiary of the Company as of the date of this Agreement and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite company or corporate power and authority, as applicable, to own, lease or operate all of their respective properties, rights and assets and to conduct their respective businesses as they are now being conducted in all material respects. True, correct and complete copies of the Governing Documents of the Company’s material Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.3    Due Authorization.
(a)    Other than the Company Stockholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company (other than the Company Stockholder Approval) is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Bankruptcy and Equity Exceptions”).
(b)    On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Mergers or the Preferred Stock Conversion other than the Company Stockholder Approval.
Section 4.4    No Conflict. Subject to the receipt of the Company Stockholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Material Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, rights or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) the Governmental Authorizations set forth in Section 4.5 of the Company Disclosure Letter, (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iv) the filing of the Certificates of Merger in accordance with the DGCL.

Section 4.6    Capitalization of the Company.
(a)    As of the date of this Agreement, and without giving effect to the Preferred Stock Conversion:
(i)    the authorized capital stock of the Company consists of:
(A)    355,309,046 shares of Company Common Stock (of which (i) 8,000,000 shares are designated Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), (ii) 192,457,901 shares are designated Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”), (iii) 77,517,666 shares are designated Class B-1 Common Stock, $0.0001 par value per share (the “Class B-1 Common Stock”) and (iv) 77,333,479 shares are designated Class O Common Stock, $0.0001 par value per share (the “Class O Common Stock”)); and
(B)    197,085,530 shares of Company Preferred Stock (of which (i) 30,704,520 shares are designated Series A Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), (ii) 8,15 8,764 shares are designated Series A-1 Preferred Stock, $0.0001 par value per share (the “Series A-1 Preferred Stock”), (iii) 13,005,760 shares are designated Series B Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”), (iv) 4,100,000 shares are designated Series B-1 Preferred Stock, $0.0001 par value per share (the “Series B-1 Preferred Stock”), (v) 43,495,421 shares are designated Series C Preferred Stock, $0.0001 par value per share (the “Series C Preferred Stock”), (vi) 43,495,421 shares are designated Series C-1 Preferred Stock, $0.0001 par value per share (the “Series C-1 Preferred Stock”), (vii) 6,093,219 shares are designated Series C-2 Preferred Stock, $0.0001 par value per share (the “Series C-2 Preferred Stock”), (viii) 6,458,813 shares are designated Series C-3 Preferred Stock, $0.0001 par value per share (the “Series C-3 Preferred Stock”), (ix) 710,294 shares are designated Series C-4 Preferred Stock, $0.0001 par value per share (the “Series C-4 Preferred Stock”), (x) 6,093,219 shares are designated Series C-5 Preferred Stock, $0.0001 par value per share (the “Series C-5 Preferred Stock”), (xi) 6,458,813 shares are designated Series C-6 Preferred Stock, $0.0001 par value per share (the “Series C-6 Preferred Stock”), (xii) 3,217,220 shares are designated Series C-7 Preferred Stock, $0.0001 par value per share (the “Series C-7 Preferred Stock”), (xiii) 8,564,688 shares are designated Series D Preferred Stock, $0.0001 par value per share (the “Series D Preferred Stock”), (xiv) 8,5 64,68 8 shares are designated Series D-1 Preferred Stock, $0.0001 par value per share (the “Series D-1 Preferred Stock”), (xv) 6,970,478 shares are designated Series D-2 Preferred Stock, $0.0001 par value per share (the “Series D-2 Preferred Stock”), (xvi) 299,310 shares are designated Series D-3 Preferred Stock, $0.0001 par value per share (the “Series D-3 Preferred Stock”), (xvii) 347,451 shares are designated Series D-4 Preferred Stock, $0.0001 par value per share (the “Series D-4 Preferred Stock”) and (xviii) 347,451 shares are designated Series D-5 Preferred Stock, $0.0001 par value per share (the “Series D-5 Preferred Stock”)).
(b)    As of the date of this Agreement, and without giving effect to the Preferred Stock Conversion, the issued and outstanding capital stock of the Company consists:
(i)    98,072,564 shares of Company Common Stock (of which (i) 8,000,000 shares of Class A Common Stock, (ii) 56,089,586 shares of Class B Common Stock, (iii) 0 shares of Class B-1 Common Stock and (iv) 33,982,978 shares of Class O Common Stock) (including 20,014,871 shares of Company Common Stock subject to Restricted Stock Awards); and
(ii)    108,442,007 shares of Company Preferred Stock (of which (i) 22,661,786 shares are Series A Preferred Stock, (ii) 7,542,734 shares are Series A-1 Preferred Stock, (ii) 9,351,449 shares are Series B Preferred Stock, (iii) 3,654,311 shares are Series B-1 Preferred Stock, (iv) 32,482,305 shares are Series C Preferred Stock, (v) 2,924,746 shares are Series C-1 Preferred Stock, (vi) 4,586,357 shares are Series C-2 Preferred Stock, (vii) 2,737,502 shares are Series C-3 Preferred Stock, (viii) 710,294 shares are Series C-4 Preferred Stock, (ix) 1,506,862 shares are Series C-5 Preferred Stock, (x) 3,721,311 shares are Series C-6 Preferred Stock, (xi) 1,462,373 shares are Series C-7 Preferred Stock, (xii) 7,782,048 shares are Series D

Preferred Stock, (xiii) 0 shares are Series D-1 Preferred Stock, (xiv) 6,671,168 shares are Series D-2 Preferred Stock, (xv) 299,310 shares are Series D-3 Preferred Stock, (xvi) 347,451 shares are Series D-4 Preferred Stock and (xvii) 0 shares are Series D-5 Preferred Stock)).
(c)    Each of the shares of issued and outstanding Company Capital Stock (A) have been duly authorized and validly issued and are fully paid and non-assessable; (B) have been offered, sold and issued (1) in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in the Governing Documents of the Company and (2) in compliance in all material respects with any other applicable Contracts governing the issuance of such securities; (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (D) are free and clear of any Liens other than Permitted Liens. All shares of Company Common Stock are book-entry shares in the form of electronic stock certificates on the electronic capitalization management system provided by eShares, Inc., d/b/a Carta, Inc.
(d)    As of the date of this Agreement, (i) Options to purchase 30,424,798 shares of Company Common Stock are outstanding, of which 30,424,798 Options have early exercise features, (ii) Restricted Stock Awards with respect to 20,014,871 shares of Company Common Stock, of which 20,014,871 have been received upon the early exercise of Options, are outstanding, and (ii) Restricted Stock Unit Awards with respect to 0 shares of Company Common Stock are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of the following information with respect to each Company Award that is outstanding as of the date of this Agreement, as applicable: (A) the name of the holder thereof, (B) the Company Incentive Plan pursuant to which the Company Award was granted, (C) the type of Company Award, (D) the date of grant, (E) the number of shares of Company Common Stock subject thereto (by grant), (F) the term of the Company Award, (G) the vesting schedule (including any accelerated vesting provisions) and the number of shares subject thereto that are vested and unvested as of the date of this Agreement, (H) in the case of an Option, the exercise price per share thereof, (I) in the case of any Option, whether such Option is intended to qualify as an “incentive stock option” (as defined in Section 422 of the Code) and (J) in the case of any Option, whether early exercise is permitted with respect to such Option. Each Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.
(e)    Except as set forth on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.
Section 4.7    Capitalization of Subsidiaries.
(a)    The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing

Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.
(b)    Except as set forth in Section 4.7(b), the Company owns, directly or indirectly, of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens or Liens arising under applicable securities Laws or the Governing Documents of such Subsidiary.
(c)    Except as set forth on Section 4.7(c) of the Company Disclosure Letter or permitted in accordance with Section 6.1 of this Agreement, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
Section 4.8    Financial Statements.
(a)    Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheet and statements of operations and comprehensive income, statement of changes in stockholders’ equity and statement of cash flows of BMC and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon, each audited in accordance with AICPA standards (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for years ended December 31, 2019 and December 31, 2020 (the “Unaudited Financial Statements”, together with the Audited Financial Statements and if and when delivered, the PCAOB Uplift Financial Statements, Q1 Financial Statements and Q2 Financial Statements, the “Financial Statements”).
(b)    The Audited Financial Statements, Unaudited Financial Statements and, if and when delivered pursuant to Section 6.3, the PCAOB Uplift Financial Statements, Q1 Financial Statements and Q2 Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements and Q2 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements and Q2 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c)    Except as set forth on Section 4.8 of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9    Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) have arisen in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of Unpaid Transaction Expenses to be delivered to Acquiror by the Company pursuant to Section 2.4(a)(ii) or (e) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.10    Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date of this Agreement (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened) by any Governmental Authority, or other pending or, to the knowledge of the Company, threatened proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except in the case of each of clauses (a) and (b), as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
Section 4.11    Legal Compliance.
(a)    Each of the Company and its Subsidiaries is, and for the prior three (3) years preceding the date of this Agreement has been, in compliance with applicable Law, except where the failure to be in compliance has not been, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(b)    The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law, and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.
(a)    This Section 4.11 does not relate to (i) ERISA or other Laws regarding employee benefit or labor matters, which are governed by Section 4.13, (ii) Environmental Laws, which are governed by Section 4.23, (iii) labor matters, which are governed by Section 4.14, (iv) Tax Laws and Permits, which are governed by Sections 4.6, 4.13 and 4.15, (v) the Anti-Bribery Laws or Sanctions, which are governed by Section 4.25 and Section 4.26, and (vi) Laws regarding Privacy/Cybersecurity Requirements, which are governed by Section 4.22.
Section 4.12    Contracts; No Defaults.
(a)    Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xiv) (the “Material Contracts”) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have been previously made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)    any Contract that is an agreement with a Governmental Authority, other than in the ordinary course;
(ii)    each Contract evidencing outstanding Indebtedness of the Company or any of its Subsidiaries (including any Warehouse Line and any other Contract evidencing Funding Indebtedness), in each case in an aggregate amount thereunder in excess of $100,000,000;
(iii)    any Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration (which includes the sharing of the Company’s revenues or profits, in each case, that are material to the Company and its Subsidiaries, taken as a whole;
(iv)    each Contract entered into on or after December 31, 2018 that involves the acquisition or disposition of capital stock or other equity interests of another Person, whether by merger, consolidation or otherwise;
(v)    each Subservicing Agreement involving Mortgage Loans in aggregate amounts in excess of $1,000,000;
(vi)    any Contract that contains an existing obligation (contingent or otherwise) to pay any material amounts in respect of indemnification obligations, purchase price adjustment, earn-outs, backend payment or similar obligation, in all cases in connection with any completed acquisition or disposition by the Company;
(vii)    each Contract that prohibits the Company or any of its Subsidiaries from engaging in any line of business or competing with any Person or in any geographic area in any material respect, in each case, excluding confidentiality agreements and agreements that contain confidentiality or non-solicitation covenants entered into in the ordinary course;
(viii)    each Contract pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries (other than those non-exclusive rights granted in the ordinary course of business pursuant to standardized terms that have been made available to Acquiror or its agents or representatives) or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting non-exclusive rights to use commercially available off-the-shelf software);
(ix)    any Contract (other than those made in the ordinary course of business) providing for: (A) the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries; or (B) any right (exclusive or non-exclusive) to sell or distribute any material product or service of the Company or any of its Subsidiaries;
(x)    each Contract with an employee or individual consultant of the Company or its Subsidiaries that provides for annual compensation in excess of $300,000, other than at will agreements that can be terminated at any time for any legal reason without material severance or similar liability to the Company or any of its Subsidiaries;
(xi)    each Investor Agreement pursuant to which the Company has sold an aggregate of more than 5% of the aggregate amount of Mortgage Loans sold since December 31, 2018; and
(xii)    each Servicing Agreement pursuant to which the Company has Serviced an aggregate of more than 5% of the aggregate amount of Mortgage Loans sold since December 31, 2018;
(xiii)    Contracts (other than Company Benefit Plans, employment agreements, employee confidentiality and invention assignment agreements, individual consulting or advisor agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the current executive officers and directors (or equivalents) of the Company or any of the Company’s Subsidiaries, the Major Company Stockholders or any of the Company’s Subsidiaries, or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”); and
(xiv)    the Contract listed in Section 4.12(a)(xv) of the Company Disclosure Letter.
(b)    Except for any Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as otherwise would not be expected to be material to the Company and its Subsidiaries, taken as a whole, all Material Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Material Contracts listed pursuant to Section 4.12(a), and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in material breach of or default under any such Material Contract, (y) during the last twelve (12) months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13    Company Benefit Plans.
(a)    Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each material Company Benefit Plan. The term “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), whether or not subject to ERISA, and any other employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, termination, retention, change in control, health, welfare, pension, retirement, supplemental retirement, profit-sharing, retiree health, fringe benefit or other benefit or compensation plan, policy, program, agreement or arrangement, in each case, which are currently maintained, sponsored, contributed to or required to be contributed to by the Company or any of the Company’s Subsidiaries for the benefit of any current or former director, officer, or employee, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability (whether actual or contingent), and, in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) the plan document, including all amendments thereto (or, if not written a written summary of its material terms), (B) the most recent summary plan description, including any summary of material modifications thereto, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan.
(b)    Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been established, operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions, premiums or payments required to be made with respect to any Company Benefit Plan on or before the date of this Agreement have been timely made or have been properly accrued and reflected in the Company’s financial statements to the extent required by GAAP in all material respects; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; (v) neither the Company nor any Company Subsidiary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan; and (vi) with respect to any Company Benefit Plan no event has occurred that could reasonably be expected to result in the imposition of an excise tax upon the Company or any of its ERISA Affiliates or Subsidiaries under Chapter 43 of the Code.
(c)    No Company Benefit Plan is, and neither the Company or any of its Subsidiaries nor any ERISA Affiliate has at any time within the previous six (6) years preceding the date of this Agreement sponsored, maintained or contributed to, been required to contribute to, or had any actual or contingent liability with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a plan that is subject to Title IV of ERISA, (iii) a plan that has two or more contributing sponsors that are not ERISA Affiliates or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(d)    With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, except as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
(e)    No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or any similar Law.
(f)    Except as set forth on Section 4.13(f) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will, either alone or in combination with another event(s), (i) entitle any current or former employee, officer or other individual service provider of the Company or any Subsidiary of the Company to any severance pay, bonus or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company , (ii) accelerate the time of payment or vesting, trigger any payment or funding (through a grantor trust or otherwise), or increase the amount of compensation or benefits due any such current or former employee, officer or other individual service provider by the Company or any Subsidiary of the Company, or (iii) forgive any indebtedness.
(g)    Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will, either alone or in combination with another event(s), result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Section 409A or 4999 of the Code.
(h)    With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan.
(i)    All Company Awards have been granted in accordance with applicable Law and the terms of the applicable Company Incentive Plan. All Company Awards are evidenced by award agreements in substantially the forms made available to Acquiror or if any individual award agreements contain terms that materially deviate from such form, copies of such individual award agreements. Each grant of an Option was validly issued and either properly approved by or issued pursuant to an Option properly approved by the Board of Directors of the Company (or appropriate committee thereof) as of the applicable date of grant. Each Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant.
Section 4.14    Labor Relations; Employees.
(a)    Except as set forth on Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body (the “Employee Representative”) has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries.
(b)    Except as set forth on Section 4.14(b) of the Company Disclosure Letter, there is no Employee Representative which must be notified or consulted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. To the knowledge of the Company, there is no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years preceding the date of this Agreement, there has been no strike, slowdown, work stoppage, unfair labor claim, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(c)    Each of the Company and its Subsidiaries are, and have been for the past three (3) years preceding the date of this Agreement, in compliance with all applicable Laws respecting labor and employment in all material respects including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including minimum wage and payment of overtime), meal and rest breaks, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, and labor relations. The Company and its Subsidiaries have in their files a Form I-9 that, to the knowledge of the Company, was completed in accordance with applicable Law in all material respects for each employee for whom such form was required under applicable Law.
(d)    Except as set forth on Section 4.14(d) of the Company Disclosure Letter, as of the date of this Agreement, and in the past three (3) years preceding the date of this Agreement,] there are no pending or, to the knowledge of the Company, threatened lawsuits, actions, suits, judgements, claims proceedings under any labor and employment Laws against the Company or any of the Company’s Subsidiaries, except as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole. In the past three (3) years preceding the date of this Agreement, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, audits, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, or (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, except in each case as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
(e)    Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or individual independent contractor of the Company or any of the Company’s Subsidiaries that that has outstanding unfulfilled obligations in excess of $100,000 involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last three (3) years preceding the date of this Agreement, no Legal Proceedings alleging sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.
(f)    In the past four (4) years preceding the date of this Agreement, the Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), or any similar foreign, state or local Law, and no such action will be implemented without advance notification to Acquiror.
(g)    The Company delivered to Acquiror an Employee Census prior to the date hereof that was true, correct and complete in all material respects as of the date on which it is delivered.
(h)    Neither the Company nor any of its Subsidiaries is liable for any material delinquent payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority (other than the United States) in violation of a statutory obligation, or with respect to any material unemployment compensation benefits, social security, insurance, work or other statutory benefits or obligations including gratuity payments and provident fund contributions, in each case required by any Governmental Authority (other than the United States) (other than routine payments to be made in the normal course of business and consistent with past practice).
Section 4.15    Taxes.
(a)    All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid.
(b)    The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c)    There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(d)    No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid.

(e)    There are no Tax audits or other examinations by a Governmental Authority of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing by a Governmental Authority of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination.
(f)    There are no waivers, extensions or requests by a Governmental Authority for any waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries.
(g)    Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.
(h)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing agreement.
(i)    Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(j)    Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(k)    No written claim has been made to the Company or any of its Subsidiaries by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(l)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(m)    Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any item of deduction or loss from taxable income, incur any liability for Taxes, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting made prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).
(n)    The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001- 46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o)    The knowledge of the Company, all holders of Restricted Stock Awards who have filed an election pursuant to Section 83(b) of the Code in respect of such Restricted Stock Awards have timely filed such elections.
Section 4.16    Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.
Section 4.17    Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date of this Agreement, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, fidelity bond, surety bond and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have been previously made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as set forth on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.
Section 4.18    Permits.
(a)    Each of the Company and its Company Subsidiaries is in possession of all material Permits necessary for the Company or such Subsidiary, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”) in compliance with all applicable Laws, except where the failure to have such Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. All such Company Permits are valid and in full force and effect, except as would not be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending, or to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification of any Company Permit, in each case which revocation, cancellation, suspension or adverse modification would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
(b)    Each employee of the Company and its Subsidiaries whose job function requires the employee to have a Permit is in possession of all material Permits necessary for that employee to carry on employee’s job function as it is now being conducted (the “Employee Permits”) in compliance with all applicable Laws, except where the failure to have such Employee Permits would not be material to the Company and its Subsidiaries, taken as a whole. All such Employee Permits are valid and in full force and effect, except as would not be material to the Company and its Subsidiaries, taken as a whole. There are no Actions pending, or to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification of any Employee Permit, in each case which revocation, cancellation, suspension or adverse modification would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
(c)    To the extent required by Applicable Requirements and except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company is approved by and is in good standing to originate and/or service, as applicable: (i) as a supervised mortgagee by the HUD with respect to Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the VA with respect to VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation with respect to conventional residential mortgage loans]. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company has complied with all requirements in connection with such Company Permits and such Company Permits are in full force and effect and no suspension or cancellation of any of them has been threatened. The Company has not received any written notice or other written communication from any Governmental Authority identified in this Section 4.18(c) that such Governmental Authority intends to terminate or restrict the Company’s status as an approved participant in its programs involving the businesses for which the Company is as of the date of this Agreement registered, approved or authorized. The Company is properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act under any Servicing Agreement and applicable Law, and qualified to act under each Servicing Agreement, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(d)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, all Custodial Accounts required to be maintained by the Company, or that are or have been maintained by or on behalf of the Company by any subservicer or other Person, are and, since December 31, 2018, have been, maintained in accordance with Applicable Requirements in all material respects, including Insurer requirements.
Section 4.19    Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.
Section 4.20    Real Property.
(a)    Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of material Leased Real Property:
(i)    The Company or one of its Subsidiaries holds a good and valid leasehold estate in, subleasehold, license, or other use and occupancy such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii)    The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to such Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.
(iii)    The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting such Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes or defaults with respect to such Real Property Leases. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Real Property Lease.
(iv)    Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of such Leased Real Property.

(v)    Neither the Company nor any of its Subsidiaries use or occupy any real property material to the business other than such Leased Real Property.
(b)    None of the Company or any of its Subsidiaries owns any land (“Owned Land”).
Section 4.21    Intellectual Property.
(a)    Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or domain name registrar and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such items that are registered or issued are subsisting and unexpired, and to the knowledge of the Company, valid and enforceable.
(b)    Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date of this Agreement.
(c)    Except as would not be expected to be material to the Company and its Subsidiaries taken as a whole, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any third Person (provided that, with respect to patents, the foregoing representation is being made to the knowledge of the Company), and (ii) there is no Action (including any cease and desist letters or invitations to take a patent license) pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.
(d)    To the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries in any material respect, and (ii) in the three (3) years preceding the date of this Agreement, the Company and its Subsidiaries have not sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any material Intellectual Property of the Company or any of its Subsidiaries.
(e)    The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. There has not been any unauthorized disclosure of or unauthorized access to any material trade secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of such trade secrets.
(f)    With respect to the software used in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries, in each case, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole.
(g)    The Company’s and its Subsidiaries’ use and distribution of Open Source Materials is in material compliance with all Open Source Licenses applicable thereto. Except as would not be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company, nor any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries to be subject to Copyleft Licenses.
(h)    Each current or former employee, consultant and independent contractor who has developed any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries has executed and delivered to the Company or the Company’s Subsidiary proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms that have been made available to Acquiror.
Section 4.22    Privacy and Cybersecurity.
(a)    The Company and its Subsidiaries maintain, and during the three (3) years preceding the date of this Agreement, have adopted, implemented and maintained, a data privacy and security compliance program that (i) complies in all material respects with all applicable Privacy/Cybersecurity Requirements; (ii) protects the Company’s information technology systems in its possession and control against reasonably anticipated threats, hazards to their security and the unauthorized use or disclosure of thereof; and (iii) includes commercially reasonable plans, policies, procedures and administrative, technical and physical safeguards designed for the integrity, operation, redundancy, disaster recovery and security of their information technology systems.
(b)    The Company and its Subsidiaries are in compliance in all material respects with (i) all applicable Privacy/Cybersecurity Requirements, (ii) the Company’s and its Subsidiaries’ publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems.
(c)    There are no Actions by any Person (including any Governmental Authority) pending as of the date of this Agreement to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries, alleging a violation of any third Person’s privacy or personal information rights.
(d)    During the three (3) years preceding the date of this Agreement, (i) there have been no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards, in each case, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e)    The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy/Cybersecurity Requirements.
Section 4.23    Environmental Matters.
(a)    The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.
(b)    There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)    Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(d)    No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.
(e)    The Company has previously made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
Section 4.24    Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.
Section 4.25    Anti-Corruption Compliance.
(a)    For the past five (5) years preceding the date of this Agreement, neither the Company, any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has directly or indirectly offered or given anything of value to: (i) any Government Official or (ii) any other Person in violation of the Anti-Bribery Laws.
(b)    Any and all Governmental Authorizations held or obtained by the Company or its Subsidiaries have not been procured in violation of the Anti-bribery Laws.
(c)    To the knowledge of the Company, as of the date of this Agreement, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
Section 4.26    Sanctions and International Trade Compliance.
(a)    The Company and its Subsidiaries (i) are, and have been for the past five (5) years preceding the date of this Agreement, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re- export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.
(b)    None of the Company, any of its Subsidiaries or any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years preceding the date of this Agreement, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in or with any Sanctioned Country in violation of Sanctions Laws.
Section 4.27    Critical Technologies The Company does not produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” (as defined in 31 C.F.R. § 800.215) not otherwise eligible for export, reexport, or transfer (in country) pursuant to License Exception ENC of the Export Administration Regulations (15 C.F.R. § 740.17) such that a filing with the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. § 800.401(c).
Section 4.28    Information Supplied. To the knowledge of the Company, none of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Information Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; it being understood Company is making no representation with respect to third party data included in the Proxy Statement/Information Statement/Registration Statement.
Section 4.29    Mortgage Loans.
(a)    The Credit Policies and Servicing Policies have been designed to comply in all material respects with the applicable Agency Guides, applicable Law and Applicable Requirements. The Company has endeavored to follow all such Credit Policies and Servicing Policies, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company has made true and correct copies of all of its and its Subsidiaries’ Credit Policies and Servicing Policies, in each case which are material to the Company and its Subsidiaries, taken as a whole, available to Acquiror prior to the date of this Agreement.
(b)    Since December 31, 2018, there have been no Actions against the Company relating to (i) any failure to comply with the Applicable Requirements in connection with the underwriting, origination, Servicing or sale of any Mortgage Loan, or (ii) the rescission of any insurance or guaranty Contract of the Company, in eachse case, except as would not be material to the Company and its Subsidiaries, taken as a whole.
(c)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company is a member in good standing of the Mortgage Electronic Registration Systems, Incorporated system.
(d)    Since December 31, 2018, (i) the aggregate outstanding principal amount of Mortgage Loans that the Company or any of its Subsidiaries has repurchased from any Persons pursuant to any Repurchase Obligation, together with all amounts otherwise paid to any other Persons due to a breach or claimed breach of any representation or warranty made by the Company in order to satisfy any Repurchase Obligations to any other Persons (all such amounts for the applicable period collectively, “Completed Repurchase Obligations”), is not material to the financial results of the Company and its Subsidiaries, taken as a whole, and (ii) the Company has not received notices that it is in breach of any representation or warranty made by Company or its Subsidiary in connection with the sale, transfer, assignment or conveyance of any Mortgage Loan, or received any requests, notices or demands for the repurchase, indemnification, exercise of a make-whole obligation or similar right with respect to any Mortgage Loan or associated Repurchase Obligation, with respect to Mortgage Loans which would be material to the financial results of the Company and its Subsidiaries, taken as a whole. Except for obligations arising under the Company’s Warehouse Lines, Investor Agreements, Servicing Agreements or sales of Mortgage Servicing Rights, neither the Company nor any of its Subsidiaries is a party to any Contract pursuant to which the Company or its Subsidiary may have any Repurchase Obligations with respect to any Mortgage Loans.
(e)    The Company’s compensation policies and procedures with respect to compensation paid or other incentives made available by the Company to any third party (including, as applicable, a broker or correspondent lender) in connection with any Mortgage Loans are designed to comply with applicable Law and Applicable Requirements. Any deviations from such policies and procedures, individually or in the aggregate, have not and are not expected to have a Company Material Adverse Effect.

(f)    All sales, assignments, conveyances, assignments, purchases, assumptions and related transfers of any Mortgage Loan or Servicing Rights by or to the Company, including any related transfers of Servicing or Servicing Rights, were effected in compliance with all Applicable Requirements at such time, except as would not result in a Company Material Adverse Effect. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries timely obtained all Governmental Authorizations or Permits in connection with the sale of any Servicing Rights.
(g)    Since December 31, 2018, all of the Company’s and its Subsidiaries’ mortgage backed securities and forward contracts were entered into in accordance in all material respects with all Applicable Requirements.
Section 4.30    No Additional Representation or Warranties. Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted prior to the date of this Agreement (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:
Section 5.1    Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.
Section 5.2    Due Authorization.
(a)    Other than the Acquiror Shareholder Approval, each of Acquiror and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been

(A) duly and validly authorized and approved by each of the Boards of Directors of Acquiror and Merger Sub, (B) determined by each of the Boards of Directors of Acquiror and Merger Sub as advisable to Acquiror and the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and recommended for approval by the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and (C) duly and validly authorized and approved by Acquiror as the sole shareholder of Merger Sub. No other company or corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions.
(b)    Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:
(i)    each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;
(ii)    each of those Transaction Proposals identified in clauses (D), (E), (F), (G), and (J) of Section 8.2(b)(ii), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;
(c)    The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing, assuming that the Transaction Proposals identified in clauses (H) and (I) of Section 8.2(b)(ii) are not necessary.
(d)    At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.
Section 5.3    No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4    Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date of this Agreement, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years preceding the date of this Agreement, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.
Section 5.5    SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC (collectively, as amended or may be amended after their respective filing dates, the “Acquiror SEC Filings”) pursuant to the Exchange Act or the Securities Act. Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, except in the case of the accounting treatment of warrants, complied, as to form, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, as applicable, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings filed on or prior to the date of this Agreement. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.
Section 5.6    Internal Controls; Listing; Financial Statements.
(a)    Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since February 12, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.
(b)    Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)    Since February 12, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. The Acquiror Class A Common Stock, Acquiror

Class B Common Stock, Acquiror Warrants and Cayman Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock, Acquiror Class B Common Stock, Acquiror Warrants or Cayman Acquiror Units, or prohibit or terminate the listing of any of the foregoing on the Nasdaq.
(d)    The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from October 7, 2020 (inception) through December 31, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). The Acquiror Financial Statements present (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e)    There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f)    Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
Section 5.7    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (c) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.
Section 5.8    Trust Account. As of the date of this Agreement, Acquiror has at least $278,002,869.60 in the Trust Account, such amount including, if applicable, an aggregate of approximately $8,505,100 of deferred underwriting commissions and other fees being held in the Trust Account (the “Trust Amount”), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 3, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). Except as set forth in Section 5.8 of the Acquiror Disclosure Letter, there are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account or that otherwise relate to the Trust Account or the funds therein. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. Since March 31, 2021, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. As of the date of this Agreement, following the First Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.
Section 5.9    Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.10    Absence of Changes. Since March 31, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
Section 5.11    No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.
Section 5.12    Capitalization of Acquiror.
(a)    As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 27,800,287 of which are issued and outstanding (subject to all Cayman Acquiror Units separating in full), (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 6,950,072 shares are issued and outstanding and (iii) 5,000,000 preferred shares of which none and issued and outstanding (clauses (i) and (ii) collectively, the “Cayman Securities”). As of immediately prior to the First Effective Time (without giving effect to any subscriptions under the Subscription Agreements or the PIPE Other Subscription Agreement), the authorized share capital of Acquiror will be $325,000.00 divided into (i) 1,750,000,000 shares of Acquiror Class A Common Stock, 34,750,359 of which will be issued and outstanding (subject to all Domesticated Acquiror Units separating in full), (ii) 600,000,000 shares of Acquiror Class B Common Stock, of which 0 shares will be issued and outstanding, (iii) 800,000,000 shares of

Domesticated Acquiror Class C Common Stock, of which 0 shares will be issued and outstanding, and (iv) 100,000,000 shares of blank check preferred stock, of which 0 shares will be issued and outstanding (clauses (i) through (iv), together with the Cayman Securities, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.
(b)    Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Mergers for one share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 6,950,072 Acquiror Common Warrants (subject to all Cayman Acquiror Units separating in full) and 4,573,372 Acquiror Private Placement Warrants are issued and outstanding. Except as otherwise set forth in the Sponsor Letter, the Acquiror Warrants are not exercisable until the later of (x) March 8, 2022 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, PIPE Other Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except as disclosed in the Acquiror SEC Filings and except for the Subscription Agreements and PIPE Other Subscription Agreements, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.
(c)    Other than in connection with the PIPE Investment and the Subscription Agreements, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.
(d)    The Acquiror Common Stock, when issued in accordance with the terms of this Agreement, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.
(e)    On or prior to the date of this Agreement, Acquiror has entered into the Subscription Agreements. The Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, SoftBank, Sponsor and the Sponsor Guarantor, as applicable, in accordance with their respective terms. To the knowledge of Acquiror the Subscription Agreements have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror, except for such assignments or transfers contemplated or permitted by the Subscription Agreements in accordance with their respective terms and except for such actions permitted by Section 7.10(a). The Subscription Agreements are legal, valid and binding obligations of (x) Acquiror and, (y) to the knowledge of Acquiror, SoftBank, Sponsor and the Sponsor Guarantor, as applicable, in each case, assuming the due authorization, execution and delivery by the other parties thereto, and neither the execution or delivery of the Subscription Agreements by Acquiror nor the performance by Acquiror of its obligations under the Subscription Agreements violates or conflicts with any applicable Laws or the Governing Documents of Acquiror. There are no agreements, side letters or arrangements between Acquiror and SoftBank or Sponsor or the Sponsor Guarantor (or their respective Affiliates), as applicable, relating to the Subscription Agreements and, as of the date of this Agreement, Acquiror does not have knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in the Subscription Agreements not being satisfied, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any the Subscription Agreements and, as of the date of this Agreement, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Subscription Agreements. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement and the Ancillary Agreements, as applicable) to the obligations of SoftBank and Sponsor to contribute to Acquiror the amount set forth in the Subscription Agreement on the respective terms therein.
(f)    No fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror or any of its Affiliates (including, from and after the Closing, the Company and its Subsidiaries) to any investor or SoftBank or Sponsor or the Sponsor Guarantor (or their respective Affiliates) in respect of, as applicable, the PIPE Investment or the Subscription Agreements, respectively, except as set forth in the Subscription Agreements that have been previously made available, or any PIPE Other Subscription Agreements made available, to the Company.
(g)    Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.13    Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.14    Indebtedness. Neither Acquiror nor Merger Sub has any Indebtedness.
Section 5.15    Taxes.
(a)    All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid.
(b)    There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.
(c)    No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid.

(d)    No Tax audit or other examination by a Governmental Authority of Acquiror or Merger Sub is presently in progress, nor has Acquiror been notified in writing of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination.
(e)    There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Acquiror or Merger Sub.
(f)    No written claim has been made to Acquiror or Merger Sub by any Governmental Authority where Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(g)    Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(h)    Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any item of deduction or loss from taxable income, incur any liability for Taxes, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting made prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).
(i)    Acquiror has not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. Acquiror has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
Section 5.16    Business Activities.
(a)    Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.
(b)    Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c)    Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the First Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(d)    Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date of this Agreement in excess of $25,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date of this Agreement, there are no amounts outstanding under any Working Capital Loans.
(e)    Except as described in the Acquiror SEC Filings or in connection with the PIPE Investment and the Subscription Agreements and the Investor Rights Agreement, there are no transactions, Contracts, side letters, arrangements or understandings between Acquiror or Merger Sub, on the one hand, and (i) any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror or Merger Sub, (ii) Sponsor or any of its Affiliates or (iii) SoftBank or any of its Affiliates.
(f)    The Estimated Acquiror Transaction Expenses made available by Acquiror to the Company are a good faith estimate as of the date of this Agreement of the Acquiror Transaction Expenses.
Section 5.17    Nasdaq Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “AURC”. The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “AURCW”. As of the Closing, after giving effect to the Domestication and the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq. Acquiror is in compliance with the rules of the Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.18    Acquiror Shareholders. No foreign person (as defined in 31 C.F.R. § 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. § 800.244) will acquire a substantial interest in the Company as a result of the Mergers such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. § 800.401(b).
Section 5.19    Registration Statement, Proxy Statement and Proxy Statement/Information Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Information Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Information Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Information Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Information Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Information Statement/Registration Statement.
Section 5.20    No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.21    Anti-Corruption Compliance.
(a)    Neither the Acquiror, the Sponsor nor any of their respective Subsidiaries, nor, any of their respective directors, officers, employees or, to the knowledge of the Acquiror, any agent acting on behalf of the Acquiror, Sponsor or any of their respective Subsidiaries, has offered or given anything of value to: (i) any Government Official or (ii) any other Person in violation of the Anti-Bribery Laws.
(b)    To the knowledge of the Acquiror, as of the date of this Agreement, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Acquiror, the Sponsor or any of their respective Subsidiaries.
Section 5.22    Sanctions and International Trade Compliance.
(a)    The Acquiror, the Sponsor and their respective Subsidiaries are and have been in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required Export Approvals. There are no pending or, to the knowledge of the Acquiror, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Acquiror, the Sponsor or any of any of their respective Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.
(b)    None of the Acquiror, the Sponsor or any of their respective Subsidiaries, or any of their respective directors, officers or employees, or to the knowledge of the Acquiror, any of the Acquiror’s, Sponsor’s or their respective Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Acquiror, the Sponsor or any of their respective Subsidiaries, (i) is, or has during the past been, a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.
Section 5.23    No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1    Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company and its Subsidiaries shall, except as otherwise required or permitted by this Agreement (including pursuant to any Ancillary Agreement), consented to in advance in writing by Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, required by any Law, Governmental Order or other directive by a Governmental Authority (including any COVID-19 Measures), or set forth on Section 6.1 of the Company Disclosure Letter:
(a)    use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects; provided, that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19, the Company and its Subsidiaries shall not be deemed to be acting outside of the ordinary course of business consistent with past practice, so long as such actions or omissions are reasonably designed to protect the health or welfare of the Company’s employees, directors, officers or agents or to meet legal requirements;
(b)    not, directly or indirectly, effect any of the following;
(i)    make any change in or amendment to the Company’s Governing Documents, or adopt a plan of liquidation, restructuring, recapitalization, dissolution or winding up of the Company or any Subsidiary (other than as contemplated in connection with the Preferred Stock Conversion);
(ii)    other than in the ordinary course of business consistent with past practice, form or establish a Subsidiary;

(iii)    (A) make, declare or pay any dividend or distribution to any equityholder (other than repurchases of Restricted Stock Awards upon termination of service with any employee or other individual service provider pursuant to the underlying award agreements in effect on the date of this Agreement or evidencing an award that is not granted in breach of Section 6.1(b)(xi)), (B) effect any recapitalization, reclassification, split, combination or other change in its capitalization, including any amendment to the terms of its shares, (C) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of Company Capital Stock or convertible securities (other than (x) in accordance with the Preferred Stock Conversion, or (y) pursuant to the exercise of Options or Company Warrants, the settlement of Restricted Stock Unit Awards or the lapse of restrictions on Restricted Stock Awards, in each case described in clause (y), in accordance with their terms and outstanding as of the date of this Agreement or granted not in breach of Section 6.1(b)(xi) ) or (D) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital of the Company (other than repurchases of Restricted Stock Awards on the terms set forth in clause (A) of this Section 6.1(b)(iii));
(iv)    amend or terminate any Material Contract, except in the ordinary course consistent with past practice;
(v)    grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, except for non-exclusive licenses granted in the ordinary course of business consistent with past practice, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;
(vi)    permit any of its material Intellectual Property to become subject to a Lien (other than a Permitted Lien) or sell, lease, license or otherwise dispose of any of its material Intellectual Property rights, but excluding licenses to Intellectual Property granted by the Company or any of the Company’s Subsidiaries in the ordinary course of business consistent with past practice;
(vii)    (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (E) settle any claim or assessment in respect of a material amount of Taxes, (F) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(viii)    except as may be required by applicable Law or GAAP, make any material change in its financial or tax accounting methods;
(ix)    (A) merge or consolidate with, or purchase substantially all of the assets of, any entity in excess of $50 million individually or $125 million in the aggregate, or (B) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(x)    other than in the ordinary course of business, sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the material Leased Real Property, except for (A) dispositions of obsolete or worthless equipment in the ordinary course of business and (B) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(xi)    (A) materially increase the aggregate cost of compensation, fees or benefits provided to employees, independent contractors providing services in their personal capacity, or directors of the Company or its Subsidiaries; (B) adopt, enter into, or amend any collective bargaining or similar agreement; or (C) terminate (other than for cause) any executive officer of the Company, or give notice of any such action; (D) grant any equity or equity-based compensation awards; or (E) other than in the ordinary course of business, terminate, adopt, enter into or amend any Company Benefit Plan (or any plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof); or
(c)    waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $5,000,000 individually and less than $10,000,000 in the aggregate;
(d)    incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) borrowings in the ordinary course of business consistent with past practice solely to fund the ongoing business operations of the Company and the Company’s Subsidiaries, including (1) under the Existing Credit Facilities and (2) under any facility or similar Indebtedness amending, increasing, refinancing (in whole or in part) the Existing Credit Facilities (the “Replacement Facilities”), (B) intercompany Indebtedness in the ordinary course of business consistent with past practice among the Company and the Company’s Subsidiaries, (C)(1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (2) overdraft facilities or cash management programs, in each case issued, made and entered into in the ordinary course of business consistent with past practice, (D) hedging arrangements entered into in the ordinary course of business consistent with past practice and not for speculative purposes, or (E) secured or unsecured notes issued by the Company or its Subsidiary in an aggregate principal amount for all such notes not to exceed $450,000,000 and which issuance would not result in the incurrence of incremental Indebtedness of more than $250,000,000 (disregarding incremental Indebtedness incurred as original issue discount or to fund related refinancing expenses, including make-whole or other premium, breakage and similar costs, accrued interest or other related fees and expenses);
(e)    enter into any Affiliate Agreement, other than as may be required or permitted under this Agreement to effect the transactions contemplated under this Agreement;
(f)    knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations; or
(g)    enter into any agreement to do any action prohibited under this Section 6.1.
(h)    Acquiror acknowledges and agrees that: (x) nothing contained in this Agreement, including the restrictions set forth in this Section 6.1, shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing, and (y) prior to the Closing, the Company and its Company Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, including this Section 6.1, complete control and supervision over its operations.
Section 6.2    Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; and provided, further, that such access shall not be required to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company or its Company Subsidiaries (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate such substitute arrangements to permit reasonable access or disclosure).
Section 6.3    Preparation and Delivery of Additional Company Financial Statements.
(a)    As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror (i) the audited consolidated balance sheet and statements of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2020, each audited in accordance with PCAOB standards (the “PCAOB Uplift Financial Statements”) and (ii) the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three- month period ended March 31, 2021, reviewed in accordance with PCAOB standards (the “Q1 Financial Statements”), in each case, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such PCAOB Uplift Financial Statements or Q1 Financial Statements, as applicable, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the PCAOB Uplift Financial Statements or Q1 Financial Statements, as applicable, with the same force and effect as if made as of the date of this Agreement; provided, further, that the Company shall use its reasonable best efforts to deliver the PCAOB Uplift Financial Statements by May 21, 2021 and the Q1 Financial Statements by June 15, 2021.
(b)    If the First Effective Time has not occurred prior to August 1, 2021, as soon as reasonably practicable following August 1, 2021, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2021, reviewed in accordance with PCAOB standards (the “Q2 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements with the same force and effect as if made as of the date of this Agreement.
Section 6.4    Affiliate Agreements. Prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter, and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated or settled, effective prior to the Closing.
Section 6.5    Preferred Stock Conversion. Prior to the First Effective Time, the Company shall effect the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock (the “Preferred Stock Conversion”).
Section 6.6    Acquisition Proposals. From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not, and shall cause its

Subsidiaries not to, and the Company shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an Acquisition Proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated by this Agreement or the Ancillary Agreements (including the PIPE Investment).
ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.1    Employee Matters.
(a)    Employee Matters. Acquiror and the Company shall take all necessary actions to cause each employee of the Company or any of its Subsidiaries immediately prior to the Closing to continue in employment with Acquiror and its Affiliates (including the Company or any of its Subsidiaries, if applicable) immediately following the Closing unless such employee objects to the continued employment (such employees who do not object to the employment with Acquiror, the “Continuing Employees”).
(b)    Service Credit, Etc. Effective as of the Closing and thereafter, Acquiror and its Affiliates shall recognize, or shall cause the Company and its Subsidiaries to recognize, each Continuing Employee’s employment or service with the Company or any of the Company’s Subsidiaries (including any current or former Affiliate thereof or any predecessor of the Company or any of its Subsidiaries) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror, including vacation plans or arrangements, 401(k) or other retirement plans and any welfare plans (excluding equity incentive plans or benefit accruals under a defined benefit pension plan), except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Closing and thereafter, Acquiror and its Affiliates shall, or shall cause the Company and its Subsidiaries to, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror to be waived with respect to Continuing Employees and their eligible dependents (provided, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and Acquiror’s commercially reasonable efforts to obtain such consent), except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Closing, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company or any of the Company’s Subsidiaries prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror, as if such amounts had been paid in accordance with such plan (provided, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and Acquiror’s commercially reasonable efforts to obtain such consent).

(c)    Equity Plans and Transaction Bonuses. Prior to the Closing Date, Acquiror shall approve and adopt (i) an incentive equity plan, pursuant to which a number of shares of Acquiror Class A Common Stock equal to 11.0% of the fully diluted shares of Acquiror Class A Common Stock outstanding immediately after the Closing shall be reserved for issuance, subject to an annual evergreen provision of 5.0% for the ten (10) year period following the Closing Date in substantially the form attached hereto as Exhibit E (the “Incentive Equity Plan”), together with the form of restricted stock unit award grant notice and award agreement thereunder, substantially in the form attached hereto as Exhibit F, and the form of stock option grant notice and agreement thereunder, substantially in the form attached hereto as Exhibit G, (ii) an Employee Stock Purchase Plan pursuant to which a number of shares of Acquiror Class A Common Stock equal to 2.0% of the fully diluted shares of Acquiror Class A Common Stock outstanding immediately after the Closing shall be reserved for issuance, subject to an annual evergreen provision of 1.0% for the ten (10) year period following the Closing Date, in substantially the form attached hereto as Exhibit H (the “ESPP”), and (iii) a management transaction bonus plan permitting bonuses in aggregate of up to $20,000,000 (the “Management Transaction Bonus Plan”), the general terms and conditions of which shall be agreed prior to Closing by the Company and will be approved by the Company’s Board of Directors. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Class A Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.
(d)    No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.]
Section 7.2    Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions (subject to the commitments undertaken by the Sponsor pursuant Redemption Subscription Agreement), (2) immediately thereafter, pay US$950,000,000 to the shareholders of the Company in accordance with Section 3.1, (3) pay all Company Transaction Expenses and Acquiror Transaction Expenses, and (4) all remaining amounts then available in the Trust Account to Acquiror for working capital and general corporate purposes, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 7.3    Listing. From the date of this Agreement through the Second Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the

Mergers and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of Acquiror Class A Common Stock on the Nasdaq and the Company shall reasonably cooperate with Acquiror with respect to such listing.
Section 7.4    No Solicitation by Acquiror. From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal. From and after the date of this Agreement, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).
Section 7.5    Acquiror Conduct of Business.
(a)    During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement or the Ancillary Agreements (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements (including as contemplated by the PIPE Investment or in connection with the Domestication) or as required by Law:
(i)    seek any approval from the Acquiror Shareholders, or otherwise take any action, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;
(ii)    except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;
(iii)    (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (E) settle any claim or assessment in respect of a material amount of Taxes, (F) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv)    knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(v)    enter into, renew or amend in any material respect, any transaction or Contract with SoftBank or any of its Affiliates or an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(vi)    incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed 50,000, (B) incurred between Acquiror and Merger Sub, (C) in respect of any Working Capital Loan in an aggregate amount not to exceed $1,500,000, or (D) any draw down under that certain amended and restated promissory note, dated as of the date hereof, by and between Acquiror and Sponsor (the “A&R Promissory Note”);
(vii)    incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror consistent with past practice (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan);
(viii)    waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action);
(ix)    other than with respect to the PIPE Investment, the Subscription Agreements or the Sponsor Letter (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Stock Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date of this Agreement, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
(x)    enter into any agreement to do any action prohibited under this Section 7.5.
(b)    During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
(c)    Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to ensure that it shall satisfy the Minimum Available Cash Condition at the Closing.
Section 7.6    Post-Closing Directors and Officers of Acquiror. Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time:
(a)    the Board of Directors of Acquiror and committees thereof shall be comprised of such individuals as selected by the Company, following consultation with Acquiror; provided that (i) the composition of the Board of Directors of Acquiror complies with all Laws applicable to the Surviving Corporation, including all Nasdaq rules, (ii) one (1) member of the Board of Directors shall be an individual set forth on Section 7.6(a)(ii) of the Acquiror Disclosure Letter or any other individual selected by Acquiror, as reasonably acceptable to the Company (the “First Acquiror Nominee Director”) and (iii) one (1) additional member of the Board of Directors, which individual shall be an individual set forth on Section 7.6(a)(iii) of the Acquiror Disclosure Letter or mutually agreed between Acquiror and the chief executive officer of the Company (the “Second Acquiror Nominee Director”, and together with the First Acquiror Nominee Director, the “Acquiror Nominee Directors”), provided that such Acquiror Nominee Directors shall (i) have completed a background check reasonably satisfactory to the Company and (ii) be “independent” directors for purposes of Nasdaq rules (which, for the avoidance of doubt, shall not include such rules as are applicable to audit committee members) and otherwise in compliance with the Nasdaq and SEC rules and requirements governing directors; and
(b)    the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the First Effective Time.
Section 7.7    Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the First Effective Time and no later than one (1) Business Day prior to the Closing Date, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached as Exhibit A to this Agreement (the “Domesticated Acquiror Certificate of Incorporation”) (with such changes as may be agreed in writing by the Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, (c) obtaining a certificate of de-registration from the Cayman Registrar and (d) adopting the Bylaws of Acquiror in the form attached as Exhibit B to this Agreement (with such changes as may be agreed in writing by the Acquiror and the Company). In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (iii) the terms of the Acquiror Class B Common Stock shall be modified to, among other things, provide that each share of Acquiror Class B Common Stock shall carry three (3) votes; (iv) the Domesticated Acquiror Class C Common Stock shall be created and a sufficient number of shares thereof authorized to effect the transactions contemplated hereby and under the Ancillary Agreements, (v) each then issued and outstanding warrant of Acquiror shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (vi) each then issued and outstanding Cayman Acquiror Unit shall separate automatically into one share of Domesticated Acquiror Class A Common Stock and one-quarter of one Domesticated Acquiror Warrant.
Section 7.8    Indemnification and Insurance.
(a)    From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries to the fullest extent permitted by applicable Law and the Governing Documents of the Company (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Second Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.
(b)    For a period of six (6) years from the First Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore previously made available to Acquiror or its agents or representatives) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.
(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.
(d)    On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.
Section 7.9    Acquiror Public Filings. From the date of this Agreement through the First Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.10    Subscription Agreements.
(a)    Unless otherwise approved in writing by the Company (in its sole discretion), Acquiror shall not make or permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to termination), any provision other than amendments, modifications or waivers that are both ministerial and immaterial in nature and effect or remedy under, or any replacements of, the Subscription Agreements, except for any such actions that would not (i) increase conditionality or impose any new obligation on the Company or Acquiror, (ii) reduce the amount or purchase price under the Subscription Agreements, except as explicitly provided in the PIPE Subscription Agreement as in effect on the date of this

Agreement, (iii) reduce or impair the rights of Acquiror under the Subscription Agreements, (iv) prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement or (v) otherwise adversely affect any rights of Acquiror or the Company under the Subscription Agreements; provided, that the foregoing shall not prohibit any assignment or transfer expressly permitted by the Subscription Agreements (as in effect on the date of this Agreement without giving effect to any amendment, modification or waiver to such assignment or transfer provision).
(b)    Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including by using its reasonable best efforts to (i) maintain in effect the Subscription Agreements, (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply in all material respects with its obligations thereunder; (iii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iv) enforce its rights under the Subscription Agreements in a timely and diligent manner including, in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, by causing the parties to the Subscription Agreements to deliver payment or cause the delivery of payment to (or as directed by) Acquiror the amount set forth in the Subscription Agreement to which such Persons are a party in accordance with its terms. For avoidance of doubt, the Company shall be a third-party beneficiary to each Subscription Agreement and shall have consent rights over any amendments thereto (other than amendments, modifications or waivers that are ministerial and immaterial in nature and effect) and assignments or terminations thereof, in each case as and to the extent that such consent rights are set forth in such Subscription Agreements.
(a)    Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of any amendment to the Subscription Agreements (other than amendments, modifications or waivers that are ministerial and immaterial in nature and effect); (ii) of any actual or threatened breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Subscription Agreements that becomes known to Acquiror regardless of the reason therefor; (iii) of the receipt of any written notice or other written communication from a party to a Subscription Agreement or its Affiliates with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the Subscription Agreements or any provisions of the Subscription Agreements; and (iv) if Acquiror has any reason not to expect to receive all or any portion of the amounts due pursuant to the Subscription Agreements, in which case Acquiror shall use its reasonable efforts to obtain as promptly as practicable following the occurrence of such event, alternative equity financing for any such amount due pursuant to the Subscription Agreements from alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with cash in the Trust Account at the Closing, to pay the amounts due under the terms of and as contemplated by this Agreement. Acquiror shall keep the Company informed on a reasonably current basis of the status of its efforts to obtain the equity funding pursuant to the Subscription Agreements and Alternative Financing (if any).
Section 7.11    Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII
JOINT COVENANTS
Section 8.1    Efforts; Regulatory Filings and Other Actions.
(a)    During the period from the date of this Agreement continuing through the Closing, each party hereto and its respective Affiliates shall:
(i)    cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and the other transactions contemplated hereby and to cooperate with the other party in connection with the foregoing, including, without limitation, to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, waivers, Permits and other authorizations of all Governmental Authorities required to consummate the Mergers and the other transactions contemplated hereby, including those set forth on Section 4.5 of the Company Disclosure Letter and Section 5.7 of the Acquiror Disclosure Letter (the “Requisite Regulatory Approvals”); and
(ii)    make all necessary filings in respect of the Requisite Regulatory Approvals relating to the Mergers and the other transactions contemplated hereby as promptly as practicable following the date of this Agreement; provided that (x) Acquiror and the Company shall, and shall cause their Affiliates to, use their respective best efforts to file notifications under the HSR Act no later than ten (10) Business Days after the date of this Agreement, such filing to request early termination of the waiting period under the HSR Act and (y) the Company shall, and shall cause its Affiliates to, use their best efforts to make all necessary initial filings by the Company in respect of other Requisite Regulatory Approvals by no later than forty-five (45) days following the date of this Agreement.
In furtherance of the foregoing, the parties shall take or commit to take any and all actions and agree to any conditions or restrictions imposed by any Governmental Authority as may be reasonably necessary in order to obtain the foregoing Requisite Regulatory Approvals.
(b)    Each party shall, subject to applicable Law, (i) permit counsel for the other party to review in advance any proposed filing, application, correspondence or other written communication to any Governmental Authority in connection with the Mergers and the other transactions contemplated hereby, (ii) consider in good faith the views of the other party or its counsel with respect to any such filing, application, correspondence or other written communication, (iii) provide counsel for the other party with copies of all filings, applications or other written submissions made by such party, and all material correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the Mergers and the other transactions contemplated hereby and (iv) to provide notice to the other party of receipt of any Approval; provided, however, that materials may be excluded or redacted as necessary (A) to comply with applicable Law (including restrictions on the disclosure of confidential supervisory information), or (B) to address reasonable privilege or confidentiality concerns. Each party agrees that it will use reasonable best efforts to (1) keep the other party fully informed with respect to all filings, applications and notices to Governmental Authorities and developments related thereto, and (2) give the other party reasonable advance notice of, and invite the other party to participate in, any meetings or discussions held with any Governmental Authority concerning such filings, applications or notices (and give due consideration in good faith to any reasonable request of the other party with respect to any such participation).
(c)    The parties further covenant and agree that (i) with respect to any threatened or pending preliminary or permanent Governmental Order that would adversely affect the ability of the parties hereto to consummate the Mergers or the other transactions contemplated hereby, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, and (ii) in the event that any

Action is commenced after the date of this Agreement challenging any of the parties’ rights to consummate the Mergers or the other transactions contemplated hereby, the parties shall use their reasonable best efforts, and take all reasonable actions necessary and appropriate, to contest such Action.
(d)    The parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Authority pursuant to the foregoing and to take all other actions necessary, proper or advisable to obtain any Requisite Regulatory Approval as soon as practicable. No party shall take any action that would reasonably be expected to adversely affect or materially delay obtaining any Requisite Regulatory Approval.
(e)    Acquiror shall be responsible for and pay all filing fees payable in respect of the Requisite Regulatory Approvals; provided, however, that all such filing fees shall be Company Transaction Expenses and be paid (or repaid, if applicable) in accordance with Section 2.4(c) to the extent not paid prior to the Closing.
(f)    For purposes of this Section 8.1, Acquiror shall have no obligation to cause Sponsor to take any action or refrain from taking any action with respect to Sponsor’s or its Affiliate’s portfolio companies.
Section 8.2    Preparation of Proxy Statement/Information Statement/Registration Statement; Shareholders’ Meeting and Approvals.
(a)    Registration Statement and Prospectus.
(i)    As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the joint proxy statement/information statement to be filed with the SEC as part of the Registration Statement and sent to (A) the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting and (B) to the holders of Company Capital Stock with respect to the action to be taken by certain stockholders of the Company pursuant to the Company Stockholder Approval (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Information Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Acquiror Common Stock and Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Common Stock, and Acquiror Warrants and units comprising such, respectively, in the Domestication, in each case solely with respect to the Acquiror Common Stock and Acquiror Warrants and units comprising such that were registered under the Securities Act prior to the Domestication, (B) the shares of Acquiror Common Stock (other than Acquiror Class C Common Stock) that constitute the Stock Consideration, and (C) the shares of Acquiror Common Stock that are subject to Acquiror Options, Adjusted Restricted Stock Awards and Adjusted Restricted Stock Unit Awards (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Information Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” Permits required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Information Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement or the Ancillary

Agreements, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the Nasdaq) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Information Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii)    Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Information Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/ Information Statement/Registration Statement or for additional information. The Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Information Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Acquiror shall not file any supplement or amendment to the Proxy Statement/Information Statement/Registration Statement or any Offer Documents without the Company’s prior written consent. Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Information Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
(iii)    Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv)    If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.
(b)    Acquiror Shareholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (y) solely with respect to the following clause (ii), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the Nasdaq Listing Rule 5620(b), as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (z) solicit proxies from the holders of Acquiror Common

Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name, (C) approval of the amendment and restatement of Acquiror’s Governing Documents, in the forms attached as Exhibits A and B to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Mergers and Domestication, and pursuant to the Subscription Agreements and the PIPE Other Subscription Agreements, (F)approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this clause (b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and shall not be held later than five (5) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.
(c)    Company Stockholder Approval. The Company shall (i) obtain and deliver to Acquiror, the Company Stockholder Approval, (A) in the form of a written consent as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within ten (10) Business Days after the Registration Statement is declared effective and delivered or otherwise made available to stockholders, and (B) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto.

Section 8.3    Section 16 Matters. Prior to the First Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16B-3 promulgated under the Exchange Act.
Section 8.4    Financing; Consultation.
(a)    Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any equity financing arrangement the parties seek in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (it being understood and agreed that the consummation of any such equity financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued pursuant to Subscription Agreements and the PIPE Other Subscription Agreements following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such equity financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.
(b)    From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.2), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Subscription Agreement and the PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1    Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a)    The Acquiror Shareholder Approval shall have been obtained;
(b)    The Company Stockholder Approval shall have been obtained;
(c)    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)    All Approvals with respect to the Requisite Regulatory Approvals (other than those required under the HSR Act) shall have been obtained;
(e)    Any applicable waiting periods under the HSR Act shall have expired or been terminated early;
(f)    (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers, (ii) no Law shall have been adopted that makes consummation of the Mergers illegal or otherwise prohibited;
(g)    Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);
(h)    The shares of Acquiror Common Stock to be issued in connection with the Mergers shall have been approved for listing on the Nasdaq; and
(i)    The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.
Section 9.2    Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a)    (i) The representations and warranties of the Company contained in Section 4.6(a) and Section 4.6(b) shall be true and correct in all but de minimis respects as of the date of this Agreement, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a) and Section 4.6(b)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect ;
(b)    Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this clause (b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within thirty (30) days after written notice thereof from Acquiror (or if earlier, five (5) Business Days prior to the Agreement End Date); and
(c)    There shall not have occurred a Company Material Adverse Effect after the date of this Agreement that is continuing.

Section 9.3    Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)    (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the date of this Agreement, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, (ii) the Acquiror Fundamental Representations (other than Section 5.12) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;
(b)    Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this clause (b), a covenant of Acquiror or Merger Sub, as applicable, shall only be deemed to have not been performed if Acquiror or Merger Sub, as applicable, has materially breached such material covenant and failed to cure within thirty (30) days after written notice thereof from the Company (or if earlier, five (5) Business Days prior to the Agreement End Date); and
(c)    Acquiror shall hold in the Trust Account an amount at least equal to the sum of (x) the Trust Amount plus (y) $1,500,000,000 (the “Minimum Available Cash Condition”).
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)    by mutual written consent of the Company and Acquiror;
(b)    by the Company or Acquiror if (i) any Governmental Authority that must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and non-appealable, (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers or (iii) if there shall be adopted any Law that makes consummation of the Mergers illegal or otherwise prohibited;
(c)    by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d)    by the Company if there has been a Modification in Recommendation;
(e)    by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before February 12, 2022 (which date shall be automatically extended for up to sixty (60) days if all conditions in Article IX have been satisfied or waived as of such date other than the receipt of all Requisite Regulatory Approvals, the “Agreement End Date”), unless Acquiror is in material breach hereof;
(f)    by Acquiror if the Company Stockholder Approval shall not have been obtained within ten (10) Business Days after the Registration Statement is declared effective and delivered or otherwise made available to stockholders; or
(g)    by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.
Section 10.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 12, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (b) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (c) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of

Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 11.2    Waiver. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
Section 11.3    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(a)    If to Acquiror or Merger Sub prior to the Closing, or to the First-Step Surviving Corporation after the First Effective Time, to:
Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX
United Kingdom
Attention:  Khurram Kayani
Email:   Khurram@novatorcapital.com
with copies to (which shall not constitute notice):
Baker McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
Attention:   Adam Eastell, Michael F. DeFranco, Derek Liu

Email:   adam.eastell@bakermckenzie.com,
michael.defranco@bakermckenzie.com, derek.liu@bakermckenzie.com
(b)    If to the Company prior to the Closing, or to the Surviving Corporation after the Second Effective Time, to:
Better HoldCo, Inc.
175 Greenwich St, 59th Floor
New York, NY 10007
Attention: Kevin Ryan
Email:   kryan@better.com
with copies to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Mitchell S. Eitel, Jared M. Fishman, Sarah P. Payne
Email: eitelm@sullcrom.com, fishmanj@sullcrom.com, paynes@sullcrom.com or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 11.4    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such purported assignment without prior written consent shall be void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 11.5    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third- party beneficiaries of, and may enforce, Section 11.16; and, provided, further, that SoftBank and any other subscriber party to a Subscription Agreement who is a non-U.S. Person is an intended third-party beneficiary of Section 4.27.
Section 11.6    Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.
Section 11.7    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.8    Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This

Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
Section 11.9    Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.10    Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement, (c) the Company Holders Support Agreement, (c) the Subscription Agreements, (d) the Sponsor Letter, (e) the IPO Insider Letter Agreement and (f) the Confidentiality Agreement, dated as of March 15, 2021, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement” and, together with the Sponsor Support Agreement, Company Holders Support Agreement, the Subscription Agreements, the Sponsor Letter and the IPO Insider Letter, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 11.11    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
Section 11.12    Publicity.
(a)    All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).
(b)    The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, except as prohibited by Law, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.
Section 11.13    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 11.14    Jurisdiction; Waiver of Jury Trial .
(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware) (the “Designated Courts”), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.
(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)    Acquiror hereby irrevocably appoints Cogency Global Inc., with offices at the date of this Agreement located at 850 New Burton Rd, Ste. 201, Dover, DE 19904, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the Designated Courts pursuant to this Section 11.14. Acquiror agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 11.3, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Acquiror agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, each Acquiror agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 11.14. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law.
Section 11.15    Enforcement.
(a)    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). It is accordingly agreed that the parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(b)    The parties acknowledge and agree that this Section 11.15 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Agreement.
Section 11.16    Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a)    Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and
(b)    except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.17    Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
Section 11.18    Legal Representation.
(a)    Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Equityholder Waiving Parties”), that Sullivan & Cromwell LLP and Buckley LLP (“Equityholder Counsel”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Equityholder WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Equityholder Waiving Parties, and each of Acquiror and the Company on behalf of itself and the

Equityholder Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Equityholder Counsel’s prior representation of the Company, its Subsidiaries or of the Equityholder Waiving Parties. Acquiror and the Company, for itself and the Equityholder Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Equityholder WP Group and Equitytholder Counsel, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Mergers, and instead survive, remain with and are controlled by the Equityholder WP Group (the “Equityholder Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Equityholder Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Equityholder Privileged Communications, by virtue of the Mergers. All files, attorney notes, drafts or other documents in the Equityholder Counsel’s or Equityholder WP Group’s possession that are Equityholder Privileged Communications shall be the property of the Equityholder WP Group.
(b)    Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Acquiror Waiving Parties”), that Baker & McKenzie LLP, Ropes & Gray LLP and Buchalter, a Professional Corporation (“Acquiror Counsel”) may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Acquiror WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Acquiror Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Acquiror Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Acquiror Counsel’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Acquiror Waiving Parties. Each of Acquiror and the Company, for itself and the Acquiror Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Acquiror WP Group, on the one hand, and Acquiror, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Mergers, and instead survive, remain with and are controlled by the Acquiror WP Group (the “Acquiror Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Acquiror Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Acquiror Privileged Communications, by virtue of the Mergers. All files, attorney notes, drafts or other documents in the Acquiror Counsel’s or Acquiror WP Group’s possession that are Acquiror Privileged Communications shall be the property of the Acquiror WP Group.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer

AURORA MERGER SUB I, INC.

By:	/s/ Caroline Harding
Name: Caroline Harding
Title: President

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer

ANNEX A-1
EXECUTION VERSION
AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER
This Amendment No. 1, dated as of October 27, 2021 (this “Amendment”), to the Agreement and Plan of Merger, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Aurora (“Merger Sub”, and together with the Company and Acquiror, the “Parties”).
WHEREAS, in accordance with Section 11.11 of the Merger Agreement, the Parties hereto wish to amend the Merger Agreement as set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
2.    Amendments. The parties acknowledge and agree that:
(i)    The definition of “Available Stock Consideration Amount” is hereby amended and restated as follows:
“Available Stock Consideration Amount” means a number of shares of Acquiror Common Stock equal to (1) the Maximum Implied Stock Consideration, minus (2) the aggregate amount of Acquiror Class B Common Stock that would be issuable upon the net exercise or conversion, as applicable, of all Acquiror Options, Acquiror Common Warrants, Adjusted Restricted Stock Awards and Adjusted Restricted Stock Unit Awards immediately after the First Effective Time, minus (3) the quotient obtained by dividing (x) the Available Cash Consideration Amount, by (y) $10.00; provided, that any Option or Company Warrant with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the Available Stock Consideration Amount.
(ii)    Exhibit A to the Merger Agreement (Form of Certificate of Incorporation of Acquiror upon Domestication) is hereby amended and replaced in its entirety with Annex A attached to this Amendment.
(iii)    Section 3.1(c) (Conversion of Securities—Company Warrants) of the Merger Agreement is hereby amended and restated as follows:
At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each Company Warrant that is issued and outstanding immediately prior to the First Effective Time (unless exercised prior to Closing or deemed exercised as a result of timely receipt by the Company of an Election with respect to such Company Warrant), shall be exchanged and converted into a right to receive an Acquiror Common Warrant with terms and conditions as nearly equivalent as may be reasonably practicable to those of the existing Company Warrants, and equivalent in value to that which a holder of shares of Company Capital Stock deliverable upon exercise of such Company Warrant would have been entitled in accordance with Section 3.1, if the right to purchase the shares of Company Capital Stock had been exercised by the holder of the Company Warrant immediately prior to the First Effective Time.

(iv)    The definition of “Letter of Transmittal” is hereby removed from the Merger Agreement and Section 3.2 (Exchange Procedures) of the Merger Agreement is hereby amended and restated as follows:
(a)    Prior to the Closing, Acquiror shall appoint Computershare Inc. or such other exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the First Effective Time, Acquiror shall deposit with the Exchange Agent (i) a cash amount in immediately available funds equal to the Cash Consideration, (ii) the number of shares of Acquiror Class B Common Stock equal to the Ordinary Stock Election Consideration, (iii) the number of shares of Acquiror Class A Common Stock equal to the BHC Stock Election Consideration and (iv) the number of shares of Domesticated Acquiror Class C Common Stock equal to the Non-Voting Stock Election Consideration.
(b)    Each holder of shares of Company Capital Stock and of Company Warrants as of the Company Record Date (as defined below) (each a “Holder”), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon exchange of their shares of Company Capital Stock and of their Company Warrants for shares of Acquiror Capital Stock in accordance with the terms and procedures set forth in the exchange agent agreement executed between the Acquiror and the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.
(c)    Each Holder shall have the right, subject to the limitations set forth in this Article III, to submit an Election in accordance with this clause (c) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is disclosed by the Company to all Holders on a date agreed to by Acquiror, and Acquiror has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. “Election Deadline” means 5:00 p.m. (New York time) on the date which the parties shall agree is as near as practicable to three (3) Business Days preceding the Closing Date. The parties shall cooperate to inform each Holder of the selected date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.
(d)    Each Holder may specify in a request made in accordance with the provisions of this clause (d)(i) (an “Election”) whether such Holder desires to make a (A) Cash Election, (B) Ordinary Stock Election, (C) solely in the event that such Holder establishes that it is a Bank Holding Company, a BHC Stock Election, or (D) Non-Voting Stock Election, in each case with respect to some or all of the shares of Company Common Stock held by such Holder (or, as applicable, that will be held by such Holder on an as converted basis). If any Holder fails to apply an Election to all of such Holder’s shares of Company Common Stock, the portion of such Holder’s shares of Company Common Stock with respect to which such Holder did not attempt to make an Election shall be automatically treated as if such Holder made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election.
(e)    Acquiror shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”) and Acquiror shall mail, or shall cause the Exchange Agent to mail and deliver, together with the Proxy Statement/Information Statement/Registration Statement, the Form of Election to Holders as of the record date established by the Board of Directors of the Company, in consultation with Acquiror, for purposes of obtaining the Company Stockholder Approval by written consent (the “Company Record Date”) not less than 10 Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the “Election Period”). Acquiror shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the Company Record Date and prior to the Election Deadline.
(f)    Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the
A-1-2

instructions therein, and (B) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 3.2. Any Holder who is a holder of record of shares of Company Common Stock (not including the Excluded Shares) that does not make a valid Election by the Election Deadline shall be deemed to have made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election.
(g)    Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of such Holder’s shares of Company Common Stock or Company Warrants after such Holder has made an Election shall automatically revoke such Election (and such subsequent transferee may make a new Election pursuant to and if permitted by the terms of clause (c)). Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Acquiror that this Agreement has been terminated in accordance with Article X. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any shares of Company Common Stock or Company Warrants (none of the Company, Acquiror, Merger Sub or the Exchange Agent being under any duty to notify any Holder of any applicable defect). In the event the Exchange Agent makes a reasonable determination that an Election was not properly made (including as a result of the Exchange Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and if the Holder is a holder of record of shares of Company Common Stock (not including the Excluded Shares), then the Holder shall be deemed to have made an Ordinary Stock Election and, if applicable, a BHC Stock Election or Non-Voting Stock Election, with respect to the shares of Company Common Stock covered by the ineffective Election.
(h)    Promptly following the date that is one (1) year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a Holder of shares of Company Common Stock as of immediately prior to the First Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the First Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the First-Step Surviving Corporation, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(i)    In the event that the Company or Acquiror changes the number of shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company, shares of capital stock of Acquiror or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company or shares of capital stock of Acquiror, as applicable, issued and outstanding prior to the First Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction (other than the Preferred Stock Conversion, the Domestication, the PIPE Investment and any other transactions contemplated by this
A-1-3

Agreement or the Ancillary Agreements), then any number or amount contained herein which is based upon the price of Acquiror Common Stock, or the number of shares of Acquiror Common Stock or Company Common Stock, as the case may be, the Stock Consideration, the Cash Consideration, and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this (f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.
(vi)    The definitions of “First Acquiror Nominee Director” and “Second Acquiror Nominee Director” are hereby removed from the Merger Agreement and Section 7.6 (Post-Closing Directors and Officers of Acquiror) of the Merger Agreement is hereby amended and restated as follows:
(a)    Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time:
(i)    the Board of Directors of Acquiror and committees thereof shall be comprised of such individuals as selected by the Company, following consultation with Acquiror; provided that the composition of the Board of Directors of Acquiror complies with all Laws applicable to the Surviving Corporation, including all Nasdaq rules, one (1) member of the Board of Directors shall be an individual set forth on Section 7.6(a)(i) of the Acquiror Disclosure Letter or any other individual selected by Acquiror, as reasonably acceptable to the Company (the “Acquiror Nominee Director”), provided further that such Acquiror Nominee Director_shall (x) have completed a background check reasonably satisfactory to the Company and (y) be “independent” directors for purposes of Nasdaq rules (which, for the avoidance of doubt, shall not include such rules as are applicable to audit committee members) and otherwise in compliance with the Nasdaq and SEC rules and requirements governing directors.
(ii)    the initial officers of Acquiror shall be as set forth on Section 7.6(a)(ii) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the First Effective Time.
(b)    Pursuant to that side letter, dated August 19, 2021, by and between the Company, the Acquiror and the Sponsor (the “Sponsor Director Appointment Side Letter”), following the Closing the Sponsor shall have the right to appoint, through written notice to the Company, either Arnaud Massenet or Thor Björgólfsson as a member of the board of directors of the Surviving Corporation (the “Sponsor Appointee”), provided, that the Sponsor shall provide the Surviving Corporation with such written notice by February 1, 2022 if the Closing occurs by November 1, 2021, and if the Closing occurs after November 1, 2021, by such date that is at least 90 days following the Closing Date and no more than 120 days following the Closing Date (any such date, the “Notice Date”), and provided, further, that such individual shall (i) have completed a background check reasonably satisfactory to Better and the Company, (ii) have submitted by no later than ten (10) Business Days after the Notice Date all information and materials necessary for the Company to receive applicable regulatory approvals relating to the board appointment (it being understood that receipt of any such regulatory approvals must occur prior to the individual’s appointment to the Company’s board of directors), and (iii) be an “independent” director for purposes of Nasdaq rules (which, for the avoidance of doubt, shall not include such rules as are applicable to audit committee members) and otherwise in compliance with the Nasdaq and SEC rules and requirements governing directors. Pursuant to the Sponsor Director Appointment Side Letter, each of the Company, Acquiror and the Sponsor agreed to do all such things necessary or appropriate to effect the foregoing right, including expanding the board of directors of the Surviving Corporation by one seat and appointing the Sponsor Appointee to fill such vacancy.
The following definitions shall be added to the Merger Agreement in appropriate alphabetical order:
“Acquiror Nominee Director” has the meaning specified in Section 7.6(a)(i).
“Notice Date” has the meaning specified in Section 7.6(b).
A-1-4

“Sponsor Appointee” has the meaning specified in Section 7.6(b).
“Sponsor Director Appointment Side Letter” has the meaning specified in Section 7.6(b).
3.    No Other Amendments to Merger Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.
4.    Miscellaneous. The provisions of Sections 11.2 – 11.17 (inclusive) of the Merger Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
[Remainder of page intentionally left blank; signature page follows]
A-1-5

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer

AURORA ACQUISITION CORP.

By:	/s/ Prabhu Narasimhan
Name: Prabhu Narasimhan
Title: Chief Investment Officer

AURORA MERGER SUB I, INC.

By:	/s/ Caroline Harding
Name: Caroline Harding
Title: Director
[Signature Page to Amendment No. 1 to the Merger Agreement]
A-1-6

Annex A
Form of Certificate of Incorporation of Acquiror upon Domestication
[Attached]
A-1-7

ANNEX A-2
AMENDMENT NO. 2
TO THE
AGREEMENT AND PLAN OF MERGER
This Amendment No. 2, dated as of November 9, 2021 (this “Amendment”), to the Agreement and Plan of Merger, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Aurora (“Merger Sub”, and together with the Company and Acquiror, the “Parties”).
WHEREAS, on October 27, 2021, the Parties amended the Merger Agreement to, among other things, eliminate the reference to a letter of transmittal and incorporate into the Form of Certificate of Incorporation of Acquiror upon Domestication, attached as Exhibit A to the Merger Agreement, the lock-up provision applicable to stockholders of the Company that beneficially owned greater than 1% of Company Common Stock as of the execution date of the Merger Agreement that have not already signed the Company Holders Support Agreement (the “Lock-Up Provision”); and
WHEREAS, in accordance with Section 11.11 of the Merger Agreement, the Parties wish to further amend the Merger Agreement as set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
2.    Amendments. The parties acknowledge and agree that Exhibit A to the Merger Agreement (Form of Certificate of Incorporation of Acquiror upon Domestication) is hereby amended and replaced in its entirety with Annex A attached to this Amendment, which eliminates the Lock-Up Provision.
3.    No Other Amendments to Merger Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.
4.    Miscellaneous. The provisions of Sections 11.2 – 11.17 (inclusive) of the Merger Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer

AURORA MERGER SUB I, INC.

By:	/s/ Caroline Harding
Name: Caroline Harding
Title: President
[Signature Page to Amendment No. 2 to the Merger Agreement]

Annex A
Form of Certificate of Incorporation of Acquiror upon Domestication
[Attached]

ANNEX A-3
AMENDMENT NO. 3
TO THE AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 3 TO MERGER AGREEMENT (this “Amendment”) is entered into as of November 30, 2021, by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”, and together with the Company and Acquiror, the “Parties”), amends that certain Agreement and Plan of Merger, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Parties. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.
WHEREAS, on October 27, 2021 and November 9, 2021, the Parties entered into Amendments No. 1 and No. 2, respectively, to the Merger Agreement, pursuant to which the Parties amended the Merger Agreement in accordance with Section 11.11 of the Merger Agreement;
WHEREAS, the Parties wish to further amend the Merger Agreement to, among other things, (i) adjust the mix of consideration to be received by stockholders of the Company, such that 100% of such consideration will be shares of capital stock of the Acquiror and to remove any cash consideration otherwise payable to such holders other than cash in lieu of fractional shares, (ii) extend the outside date pursuant to which the Parties may otherwise elect to terminate the Merger Agreement in accordance with its terms, and (iii) provide for certain additional amendments consistent with the foregoing changes and changes contemplated by the other Amendment Documents (as defined below);
WHEREAS, simultaneously with the execution of this Amendment, the Company, SoftBank and Sponsor are entering that certain Bridge Note Purchase Agreement, dated as of the date hereof (the “Bridge Financing Agreement”), providing for the issuance of up to $750,000,000 aggregate principal amount of bridge notes that are otherwise expected to convert into Shares in connection with the consummation of the Transactions;
WHEREAS, Acquiror and SoftBank are also entering into an amendment to the PIPE Subscription Agreement (i) to amend the Total Subscription Commitment (as defined in the PIPE Subscription Agreement) to be $750,000,000, which amount will be further reduced by, among other things, any funding under the Bridge Financing Agreement, (ii) to provide for a new Total Note Commitment (as defined in the PIPE Subscription Agreement) of $750,000,000, which amount will, at the Company’s option, be funded to acquire certain convertible notes (the “Convertible Notes”) that will have terms and be subject to conditions described in such agreement and otherwise in accordance with definitive documentation to be entered into by such parties, including the Company and (iii) to provide for a new covenant obligating the Acquiror and SoftBank, in the event that any state regulatory authority or government-sponsored enterprise that is otherwise required to approve the Transactions (as defined in the PIPE Subscription Agreement) rejects approval of the Transactions (as defined in the PIPE Subscription Agreement) directly as a result of the Convertible Notes being included as a part thereof, or if any such state regulatory authority or government-sponsored enterprise is required to, but does not approve the incurrence of debt represented by the Convertible Notes, to amend the Total Subscription Commitment (as defined in the PIPE Subscription Agreement) to be $1,250,000,000, which amount will be further reduced by, among other things, any funding under the Bridge Financing Agreement;
WHERAS, Acquiror and Sponsor (i) are also entering into an amendment to that Sponsor Subscription Agreement to, among other things, amend the Sponsor’s Purchase Amount (as defined in the Sponsor Subscription Agreement) to be $100,000,000, and otherwise provide for a $100,000,000 commitment to acquire certain Convertible Notes with the same terms and conditions as the Convertible Notes contemplated by the PIPE Subscription Agreement, and (ii) have agreed to terminate that certain Redemption Subscription Agreement, dated as of May 10, 2021, by and among the Acquiror and Sponsor such that the Backstop Purchase (as defined therein) is eliminated (such termination agreement, together with this Amendment, the Bridge Financing Agreement, the foregoing amendment to the PIPE Subscription Agreement, and the foregoing amendment to the Sponsor Subscription Agreement, being collectively the “Amendment Documents”);
WHEREAS the Company acknowledges that upon the (i) funding under the Bridge Financing Agreement and (ii) entry into the definitive documents for the Convertible Notes, the Minimum Available Cash Condition set forth in Section 9.3(c) of the Merger Agreement shall be deemed satisfied; and
WHEREAS, in accordance with Section 11.11 of the Merger Agreement, the Parties may amend the Merger Agreement by written agreement in the form of this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
2.    Amendments. The Parties acknowledge and agree that:
(i)    The following defined terms and their definitions are hereby removed from the Merger Agreement:
(a)    “Available Cash Consideration Amount”;
(b)    “Cash Consideration”;
(c)    “Cash Electing Share”;
(d)    “Cash Election”;
(e)    “Cash Election Amount”;
(f)    “Cash Election Consideration”;
(g)    “Cash Election Cutback Amount”;
(h)    “Redemption Subscription Agreement”;
(i)    “Stock Election Cutback Amount”; and
(j)    “Supplemental Stock Amount”.
(ii)    The following definition is added to Section 1.1 (Definitions) of the Merger Agreement:
“Alternative Financing Arrangement” has the meaning set forth in Section 7.12.
(iii)    The definition of “Aggregate Fully Diluted Company Common Shares” in Section 1.1 (Definitions) of the Merger Agreement is hereby amended and restated as follows:
“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the First Effective Time (including any Restricted Stock Awards) or (ii) issuable upon, or subject to, the settlement of Options and Restricted Stock Unit Awards (in each case, whether or not then vested or exercisable) and Company Warrants, in each case, that are issued and outstanding immediately prior to the First Effective Time, or (iii) issued or to issuable in connection with the conversion of Company Preferred Stock pursuant to the Preferred Stock Conversion, minus (b) the Treasury Shares outstanding immediately prior to the First Effective Time, minus (c) a number of shares equal to the Aggregate
A-3-2

Exercise Price divided by the Per Share Merger Consideration; provided, that any Option or Company Warrant with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares. For the avoidance of doubt, any Shares issued pursuant to the Bridge Financing Agreement shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.
(iv)    The definition of “Aggregate Merger Consideration” in Section 1.1 (Definitions) of the Merger Agreement is hereby amended and restated as follows:
“Aggregate Merger Consideration” means the Stock Consideration.
(v)    The definition of “Available Stock Consideration Amount” in Section 1.1 (Definitions) of the Merger Agreement is hereby amended and restated as follows:
“Available Stock Consideration Amount” means a number of shares of Acquiror Common Stock equal to (1) the Maximum Implied Stock Consideration, minus (2) the aggregate amount of Acquiror Class B Common Stock that would be issuable upon the net exercise or conversion, as applicable, of all Acquiror Options, Acquiror Common Warrants, Adjusted Restricted Stock Awards and Adjusted Restricted Stock Unit Awards immediately after the First Effective Time; provided, that any Option or Company Warrant with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the Available Stock Consideration Amount.
(vi)    The definition of “Minimum Available Cash Condition” in Section 1.1 (Definitions) of the Merger Agreement is hereby amended and restated as follows:
“Minimum Available Cash Condition” means the occurrence of each of (i) funding of $750,000,000 pursuant to the Bridge Financing Agreement and (ii) the entry into definitive documentation for $750,000,000 of Convertible Notes as provided for in the PIPE Subscription Agreement and the Sponsor Subscription Agreement.
(vii)    The definition of “Stock Consideration” in Section 1.1 (Definitions) of the Merger Agreement is hereby amended and restated as follows:
“Stock Consideration” means a number of shares of Acquiror Common Stock equal to the Maximum Implied Stock Consideration.
(viii)    The definition of “Subscription Agreements” in Section 1.1 (Definitions) of the Merger Agreement is hereby amended and restated as follows:
“Subscription Agreements” means, collectively, the PIPE Subscription Agreement and the Sponsor Subscription Agreement.
(ix)    The definition of “Trust Amount” in Section 1.1 (Definitions) of the Merger Agreement is hereby amended and restated as follows:
“Trust Amount” has the meaning specified in Section 5.8; provided, that under no circumstance shall the Trust Amount be deemed to include any amounts received by Acquiror and funded in the Trust Account pursuant to the Subscription Agreements or the Bridge Financing Agreement.
(x)    Section 1.1 of the Merger Agreement (Definitions) is hereby modified and amended by adding the following definitions in appropriate alphabetical order:
“Bridge Financing Agreement” means the Bridge Note Purchase Agreement, dated as of November 30, 2021, by and among the Company, Acquiror, and the other purchasers party thereto.
A-3-3

“Convertible Notes” mean those convertible notes contemplated by the Subscription Agreements.
(xi)    Section 3.1(a)(i) (Conversion of Securities—Ordinary Stock Elections) of the Merger Agreement is hereby amended and restated as follows:
(i) in the case of a share of Company Common Stock for which no Election is made pursuant to Section 3.2 (an “Ordinary Stock Election” and, each, an “Ordinary Stock Electing Share”), a number of shares of Acquiror Class B Common Stock equal to the Exchange Ratio (in aggregate with respect to all Ordinary Stock Electing Shares of any Holder, as adjusted pursuant to clause (b), the “Ordinary Stock Election Consideration”);
(xii)    Section 3.1(a)(iv) (Conversion of Securities—Cash Elections) of the Merger Agreement is hereby deleted in its entirety.
(xiii)    Section 3.1(b) (Conversion of Securities—Adjustments) of the Merger Agreement is hereby deleted in its entirety.
(xiv)    Section 3.2(a) (Exchange Procedures—Exchange Agent) of the Merger Agreement is hereby amended and restated as follows:
(xv)    Section 3.2 (Exchange Procedures) of the Merger Agreement is hereby amended and restated in its entirety as follows:
(a)    Prior to the Closing, Acquiror shall appoint Computershare Inc. or such other exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the First Effective Time, Acquiror shall deposit with the Exchange Agent (i) the number of shares of Acquiror Class B Common Stock equal to the Ordinary Stock Election Consideration, (ii) the number of shares of Acquiror Class A Common Stock equal to the BHC Stock Election Consideration and (iii) the number of shares of Domesticated Acquiror Class C Common Stock equal to the Non-Voting Stock Election Consideration.
(b)    Each holder of shares of Company Capital Stock and of Company Warrants as of the Company Record Date (as defined below) (each a “Holder”), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon exchange of their shares of Company Capital Stock and of their Company Warrants for shares of Acquiror Capital Stock in accordance with the terms and procedures set forth in the exchange agent agreement executed between the Acquiror and the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.
(c)    Each Holder shall automatically be deemed to have made an Ordinary Stock Election by the Exchange Agent and shall not be required to complete a Form of Election (as defined below). Each Holder that is eligible to make a BHC Stock Election or Non-Voting Stock Election shall have the right, subject to the limitations set forth in this Article III, to submit an Election (as defined below) in accordance with this clause (c) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is disclosed by the Company to all Holders on a date agreed to by Acquiror, and Acquiror has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. “Election Deadline” means 5:00 p.m. (New York time) on the date which the parties shall agree is as near as practicable to three (3) Business Days preceding the Closing Date. The parties shall cooperate to inform each eligible Holder of the selected date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.
(d)    Each Holder that is eligible to make a BHC Stock Election or Non-Voting Stock Election may specify in a request made in accordance with the provisions of this clause (d)(i) (an “Election”) whether such Holder desires to make a (A) solely in the event that such Holder establishes that it is a
A-3-4

Bank Holding Company, a BHC Stock Election, or (B) Non-Voting Stock Election, in each case with respect to some or all of the shares of Company Common Stock held by such Holder (or, as applicable, that will be held by such Holder on an as converted basis). If any such Holder fails to apply an Election to all of such Holder’s shares of Company Common Stock, the portion of such Holder’s shares of Company Common Stock with respect to which such Holder did not attempt to make an Election shall be automatically treated as an Ordinary Stock Election or in the case of SoftBank only, a Non-Voting Stock Election.
(e)    Acquiror shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”) and if requested by any holder eligible to make a BHC Stock Election or Non-Voting Stock Election, Acquiror shall mail, or shall cause the Exchange Agent to mail and deliver, the Form of Election to any such Holders as of the record date established by the Board of Directors of the Company, in consultation with Acquiror, for purposes of obtaining the Company Stockholder Approval by written consent (the “Company Record Date”) not less than 10 Business Days prior to the anticipated Election Deadline or if later, two (2) Business Days after such request (the period between such mailing and the Election Deadline, the “Election Period”) . Acquiror shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the Company Record Date and prior to the Election Deadline that are eligible to make a BHC Stock Election or Non-Voting Stock Election.
(f)    Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the instructions therein, and (B) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 3.2. Any Holder who is a holder of record of shares of Company Common Stock (not including the Excluded Shares) that does not make a valid Election by the Election Deadline shall be deemed to have made, as applicable, an Ordinary Stock Election or, in the case of SoftBank only, a Non-Voting Stock Election.
(g)    Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of such Holder’s shares of Company Common Stock or Company Warrants after such Holder has made an Election shall automatically revoke such Election (and such subsequent transferee may make a new Election pursuant to and if permitted by the terms of clause (c)). Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Acquiror that this Agreement has been terminated in accordance with Article X. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any shares of Company Common Stock or Company Warrants (none of the Company, Acquiror, Merger Sub or the Exchange Agent being under any duty to notify any Holder of any applicable defect). In the event the Exchange Agent makes a reasonable determination that an Election was not properly made (including as a result of the Exchange Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and if the Holder is a holder of record of shares of Company Common Stock (not including the Excluded Shares), then the Holder shall be deemed to have made, an Ordinary Stock Election or, in the case of SoftBank only, a Non-Voting Stock Election, with respect to the shares of Company Common Stock covered by the ineffective Election.
(h)    Promptly following the date that is one (1) year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a Holder of shares of Company Common Stock as of immediately prior to the First Effective Time that has not exchanged such shares of Company Common Stock for an applicable
A-3-5

portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the First Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the First-Step Surviving Corporation, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(i)    In the event that the Company or Acquiror changes the number of shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company, shares of capital stock of Acquiror or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company or shares of capital stock of Acquiror, as applicable, issued and outstanding prior to the First Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction (other than the Preferred Stock Conversion, the Domestication, the PIPE Investment and any other transactions contemplated by this Agreement or the Ancillary Agreements), then any number or amount contained herein which is based upon the price of Acquiror Common Stock, or the number of shares of Acquiror Common Stock or Company Common Stock, as the case may be, the Stock Consideration, the Cash Consideration, and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this (f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.
(xvi)    Section 3.5 (Dissenting Shares) of the Merger Agreement is hereby amended and restated as follows:
Section 3.5 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such shares of Company Common Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.
A-3-6

(xvii)    Section 7.2 (Trust Account Proceeds) of the Merger Agreement is hereby amended and restated in its entirety as follows:
Section 7.2 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, (2) pay all Company Transaction Expenses and Acquiror Transaction Expenses, and (3) all remaining amounts then available in the Trust Account to Acquiror for working capital and general corporate purposes, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
(xviii)    Section 7.10(b) (Subscription Agreements—Reasonable Best Efforts) of the Merger Agreement is hereby modified and amended by adding the following text as the final sentence thereof:
Notwithstanding the foregoing, the amounts due by SoftBank and Sponsor pursuant to the Subscription Agreements shall be reduced, on a pro rata, dollar-for-dollar basis by (A) such amount of the aggregate principal amount of the bridge notes issued pursuant to the Bridge Financing Agreement, and (B) such amount of cash received by the Acquiror at the Closing from the Trust Account pursuant to Section 7.2 and after the payments set forth in clauses (i)(A) and (i)(B) of such section; provided, that to the extent such cash from the Trust Account is attributable to investors in Sponsor or in funds affiliated with Sponsor, such dollar-for-dollar reductions shall only be with respect to the amounts due by Sponsor pursuant to the Subscription Agreements.
(xix)    A new Section 7.12 (Additional Note Commitments) is added to Article VII of the Merger Agreement as follows:
Additional Note Commitments. In accordance with the terms set forth in the Subscription Agreements, Acquiror and the Company shall use reasonable best efforts to prepare, negotiate and execute definitive documentation in respect of the Convertible Notes, provided that such definitive documentation shall include the Company as a party and require the Company’s prior written approval and/or consent with respect to any amendments, modifications or other agreements with respect to any additional terms thereunder, and provided, further, that such definitive documentation shall provide that the Company is permitted to obtain other sources of funding, whether via public market financing or otherwise (the “Additional Financing Arrangement”), and such Additional Financing Arrangement shall not under any circumstance reduce Softbank’s or Sponsor’s total commitment amount for the Convertible Notes, which commitment amount, unless otherwise agreed with the Company, shall remain available for the Company to draw upon throughout the funding term specified in the definitive documentation for the Convertible Notes. In addition, the parties hereto acknowledge and agree that, to the extent any such Additional Financing Arrangement is entered into prior to Closing, Section 6.1(d) of the Merger Agreement shall apply to the Company’s entry into such an alternative arrangement or agreement in accordance with the immediately preceding sentence to the extent consent under Section 6.1(d) of the Merger Agreement would be required if such alternative arrangement or agreement were entered into prior to the date hereof.
(xx)    Section 9.3(c) (Conditions to the Obligations of the Company—Minimum Available Cash Condition) of the Merger Agreement is hereby amended and restated as follows:
The Minimum Available Cash Condition shall have been satisfied.
A-3-7

(xxi)    Section 10.1(e)(ii) (Termination—Agreement End Date) of the Merger Agreement is hereby modified and amended by deleting the text “February 12, 2022” and replacing it with the text “September 30, 2022”.
3.    No Other Amendments to Merger Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.
4.    Termination of Redemption Subscription Agreement. In accordance with Section 7.10(a) of the Merger Agreement, the Company hereby acknowledges and consents to the termination of that certain Redemption Subscription Agreement, dated as of May 10, 2021, by and among the Acquiror and Sponsor such that the Backstop Purchase (as defined therein) is eliminated.
5.    Miscellaneous. The provisions of Sections 11.2 – 11.17 (inclusive) of the Merger Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
[Remainder of page intentionally left blank; signature page follows]
A-3-8

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer

AURORA ACQUISITION CORP.

By:	/s/ Prabhu Narasimhan
Name: Prabhu Narasimhan
Title: Chief Investment Officer

AURORA MERGER SUB I, INC.

By:	/s/ Caroline Harding
Name: Caroline Harding
Title: Director
[Signature Page to Amendment No. 3 to the Merger Agreement]

ANNEX A-4
AMENDMENT NO. 4
TO THE AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 4 TO MERGER AGREEMENT (this “Amendment”) is entered into as of August 26, 2022, by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”, and together with the Company and Acquiror, the “Parties”), amends that certain Agreement and Plan of Merger, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Parties. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.
WHEREAS, on October 27, 2021, November 9, 2021, and November 30, 2021 the Parties entered into Amendments No. 1, No. 2, and No. 3 respectively, to the Merger Agreement;
WHEREAS, the Parties wish to further amend the Merger Agreement to extend the Agreement End Date; and
WHEREAS, in accordance with Section 11.11 of the Merger Agreement, the Parties may amend the Merger Agreement by written agreement in the form of this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
1. End Date Extension. The Parties acknowledge and agree that Section 10.1(e)(ii) (Termination—Agreement End Date) of the Merger Agreement is hereby modified and amended by deleting the text “September 30, 2022” and replacing it with the text “March 8, 2023” (the “Extension Amendment”).
2. Interim Expense Reimbursement. Notwithstanding Section 11.6 (Expenses) of the Merger Agreement, in consideration of the Extension Amendment, the Company hereby agrees to reimburse the Acquiror for reasonable and documented Acquiror Transaction Expenses within clauses (w) and (x) of the definition thereof incurred by the Acquiror as of the date hereof, in an aggregate sum not to exceed $15,000,000 (the “Acquiror Interim Expenses”). Such Acquiror Interim Expenses shall be paid by the Company, in each case subject to receipt by the Company of reasonable documentation of such Acquiror Interim Expenses, as follows:
(a) no later than five (5) Business Days after the date of this Amendment, the Company shall pay the Acquiror up to $7,500,000 in cash in immediately available funds;
(b) on January 2, 2023, the Company shall make an additional payment of up to $3,750,000 to the Acquiror in cash in immediately available funds; and
(c) if the Merger Agreement is terminated by mutual agreement of the Parties, then on March 8, 2023 (or such earlier termination date), the Company shall make an additional payment of up to $3,750,000 to the Acquiror in cash in immediately available funds.
All reimbursement payments of Acquiror Interim Expenses due under this Section 2 shall be paid in full in accordance with the terms hereof, without deduction of taxes or other fees which may be imposed by any Governmental Authority or other Person and shall be in U.S. dollars in immediately available funds in accordance with the wire instructions submitted by Acquiror to the Company by no later than five (5) Business Days before any payment date. For the avoidance of doubt, the provisions of Section 11.6 (Expenses) of the Merger Agreement shall continue to apply to any Acquiror Transaction Expenses that do not constitute Acquiror Interim Expenses and in the event the Closing occurs.
3. Exclusivity. The Parties acknowledge and agree that Section 6.6 (Acquisition Proposals) of the Merger Agreement is hereby modified and amended by deleting and replacing the last sentence of Section 6.6 with the text “Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to (i) any actions explicitly contemplated by this Agreement or the Ancillary Agreements (including the PIPE Investment) or (ii) any communications with, and only with, Softbank and no other Person, to discuss an alternative financing structure with SoftBank.”
4. No Other Amendments to Merger Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.
5. Miscellaneous. The provisions of Sections 11.2 – 11.17 (inclusive) of the Merger Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

BETTER HOLDCO, INC.

By:	/s/ Vishal Garg
Name: Vishal Garg
Title: Chief Executive Officer

AURORA ACQUISITION CORP.

By:	/s/ Prabhu Narasimhan
Name: Prabhu Narasimhan
Title: Chief Investment Officer

AURORA MERGER SUB I, INC.

By:	/s/ Caroline Harding
Name: Caroline Harding
Title: Director
[Signature Page to Amendment No. 4 to the Merger Agreement

ANNEX A-5
AMENDMENT NO. 5
TO THE AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 5 TO MERGER AGREEMENT (this “Amendment”) is entered into as of February 24, 2023, by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”, and together with the Company and Acquiror, the “Parties”), amends that certain Agreement and Plan of Merger, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Parties. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.
WHEREAS, on October 27, 2021, November 9, 2021, November 30, 2021, and August 26, 2022, the Parties entered into Amendments No. 1, No. 2, No. 3, and No. 4, respectively, to the Merger Agreement;
WHEREAS, the Parties wish to further amend the Merger Agreement to extend the Agreement End Date; and
WHEREAS, in accordance with Section 11.11 of the Merger Agreement, the Parties may amend the Merger Agreement by written agreement in the form of this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
1.End Date Extension. The Parties acknowledge and agree that Section 10.1(e)(ii) (Termination—Agreement End Date) of the Merger Agreement is hereby modified and amended by deleting the text “March 8, 2023” and replacing it with the text “September 30, 2023” (the “Extension Amendment”).
2.No Other Amendments to Merger Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.
3.Miscellaneous. The provisions of Sections 11.2 - 11.17 (inclusive) of the Merger Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

BETTER HOLDCO, INC.
By:	/s/ Vishal Garg
Name: Vishal Garg

AURORA ACQUISITION CORP.
By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer

AURORA MERGER SUB I, INC.
By:	/s/ Caroline Harding
Name: Caroline Harding
Title: Director
[Signature Page to Amendment No. 5 to the Merger Agreement]

Annex A-6
AMENDMENT NO. 6 TO THE AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 6 TO MERGER AGREEMENT (this “Amendment”), dated as of June 23, 2023, by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”, and together with the Company and Acquiror, the “Parties”), amends that certain Agreement and Plan of Merger, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Parties. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.
WHEREAS, on October 27, 2021, November 9, 2021, November 30, 2021, August 26, 2022 and February 24, 2023, the Parties entered into Amendments No. 1, No. 2, No. 3, No. 4 and No. 5 respectively, to the Merger Agreement;
WHEREAS, the Parties wish to further amend the Merger Agreement to implement a corrective change to the Certificate of Incorporation of Acquiror upon Domestication; and
WHEREAS, in accordance with Section 11.11 of the Merger Agreement, the Parties wish to further amend the Merger Agreement as set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
1.Amendments. The parties acknowledge and agree that Exhibit A to the Merger Agreement (Form of Certificate of Incorporation of Acquiror upon Domestication) is hereby amended and replaced in its entirety with Annex A attached to this Amendment.
2.No Other Amendments to Merger Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.
3.Miscellaneous. The provisions of Sections 11.2 – 11.17 (inclusive) of the Merger Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

BETTER HOLDCO, INC.
By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer
AURORA ACQUISITION CORP.
By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer

AURORA MERGER SUB I, INC.
By:	/s/ Carrie Harding
Name: Carrie Harding
Title: Director
[Signature Page to Amendment No. 6 to the Merger Agreement]

Annex A
Form of Certificate of Incorporation of Acquiror upon Domestication
[Attached]

ANNEX B
CERTIFICATE OF INCORPORATION
OF [•]
ARTICLE I
The name of this corporation is [•] (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
ARTICLE IV
Section 4.1    Total Authorized Capital Stock.
(a)    The total number of shares of all classes of stock that the Corporation has authority to issue is 3,400,000,000 shares, consisting of four (4) classes: 1,800,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 700,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), 800,000,000 shares of Class C Common Stock, $0.0001 par value per share (“Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”) and 100,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
(b)    The number of authorized shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of Common Stock voting separately as a class shall be required therefor.
(c)    Except for the issuance of shares of Class B Common Stock issuable in respect of Options or Convertible Securities (each as defined below) outstanding immediately prior to the Effectiveness Date, a dividend payable in accordance with Section 4.3(c) of Article IV, or a subdivision, combination or reclassification in accordance with Section 4.3(d) of Article IV, the Corporation shall not at any time after the Effectiveness Date issue any additional shares of Class B Common Stock.
Section 4.2    Preferred Stock.
(a)    The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one (1) or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of

Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.
(b)    Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.
Section 4.3    Rights of Common Stock.
(a)    Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.
(b)    Except as otherwise expressly provided by this Certificate of Incorporation or as required by applicable law, the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”), and the holders of shares of Class A Common Stock and Class B Common Stock shall (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation and (ii) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one (1) or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one (1) or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to three (3) votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, shares of Class C Common Stock will not be entitled to vote with respect to any matter and will not entitle the record holder thereof to any voting powers.
(c)    Shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be), holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be) and holders of Class C Common Stock shall receive shares of Class C Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock, Class B Common Stock or Class C Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.

(d)    Shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may not be subdivided, combined or reclassified unless the shares of the other classes are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one (1) such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.
(e)    Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common, Class B Common Stock and Class C Common Stock, each voting separately as a class.
(f)    In the case of any distribution or payment in respect of the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock as a single class; provided, however, that shares of one (1) such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock is that any securities distributed to such holders have rights and obligations substantially similar to those set forth in this Certificate of Incorporation, including that the holder of a share Class B Common Stock have three (3) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and any securities distributed to the holder of Class C Common Stock have no voting power except as otherwise required by applicable law or consistent with this Certificate of Incorporation, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.
ARTICLE V
Section 5.1    Optional Conversions of Common Stock.
(a)    Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock or Class C Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock or Class C Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock or Class C Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock or Class C Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid.
(b)    Each share of Class C Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class C Common Stock shall be entitled to convert any of such holder’s shares of such Class C Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class C Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class C Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Any conversion described in this Section 5.1 or Article V shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the applicable shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.
Section 5.2    Mandatory Class B Conversions.
(a)    Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock at 5:00 p.m. in New York City, New York on the:
(i)    trading day falling on or immediately after the date on which the number of shares of Class B Common Stock outstanding cease to be at least 5% of the total number of the then-outstanding shares of Common Stock,
(ii)    trading day falling on or immediately after the date of the affirmative vote of the holders of Class B Common Stock representing at least eighty-five percent (85%) of the voting power of the then-outstanding shares of Class B Common Stock, voting as a single class, elect to convert all the then-outstanding shares of Class B Common Stock to Class A Common Stock; and
(iii)    on any trading day specified by the Board no less than sixty and no more than 180 days following the date of the death or Permanent Disability of the Founder (each of the events referred to in clauses (i), (ii) and (iii) are referred to herein as an “Automatic Conversion” and, the date on which no shares of Class B Common Stock remain outstanding is referred to herein the “Final Class B Conversion Date”).
The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 5.2 of Article V to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person(s) registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder(s) of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of any such record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.
(b)    Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.

Section 5.3    Mandatory Class C Conversion.
(a)    Following the Final Class B Conversion Date, on the date or time (including a time determined by the happening of a future event) specified by (i) the holders of a majority of the then-outstanding shares of Class C Common Stock, voting as a separate class, or (ii) two-thirds of the Whole Board (as defined below), each outstanding share of Class C Common Stock shall automatically, without further action by the Corporation or the holders thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock.
(b)    Each share of Class C Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Transfer by a holder of such share as of the Effectiveness Date or such holder’s Affiliate to an Affiliate of the holder of such share as of the Effectiveness Date, of such share of Class C Common Stock; provided that in the event that such transferee of such share ceases to be an Affiliate, then a Transfer shall be deemed to occur and such share shall automatically convert without further action by the Corporation or the holder thereof.
Section 5.4    Administrative Matters. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Certificate of Incorporation or the Bylaws, relating to the administration of the conversion of shares of the Class B Common Stock and Class C Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. With respect to Class B Common Stock, if the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined in good faith by the Board) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock with deemed effect from the date of such Transfer and such conversion shall thereupon be registered on the books and records of the Corporation. Any actions taken by such Transferee in its capacity as a stockholder of shares of Class B Common Stock after such purported Transfer and before conversion thereof shall be deemed null and void ab initio. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.
Section 5.5 Definitions.
(a)    “Affiliate” means, with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including any general partner, managing member, officer, director or manager of such person and any venture capital, private equity, investment advisor or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management (or shares the same management, advisory company or investment advisor) with, such person.
(b)    “Convertible Security” means any evidences of indebtedness, shares or other securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class B Common Stock, either directly or indirectly.
(c)    “Effectiveness Date” means the date on which the First Effective Time (as defined in the Merger Agreement) occurs.
(d)    “Founder” means Vishal Garg.
(e)    “Family Member” means, with respect to a Qualified Stockholder, (i) the spouse of such Qualified Stockholder, (ii) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of such Qualified Stockholder or (iii) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of the spouse of such Qualified Stockholder. Lineal descendants and siblings shall include adopted persons, but only so long as they are adopted during their minority.
(f)    “Option” means any rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class B Common Stock or any Convertible Security.
(g)    “Permanent Disability” means a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Permanent Disability, no Permanent Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Permanent Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.
(h)    “Permitted Entity” means, with respect to a Qualified Stockholder, (i) any general partnership, limited partnership, limited liability company, corporation, trust or other entity only so long as one or more Qualified Stockholders hold direct or indirect Voting Control of such entity or (ii) solely with respect to a Qualified Stockholder that is a venture capital, private equity or similar private investment fund, any general partner, managing member, officer or director of such Qualified Stockholder or an affiliated investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Qualified Stockholder; or (iii) any other corporation, partnership, limited liability company, trust, individual or other person approved by the Board.
(i)    “Permitted Family Member” means, with respect to a Qualified Stockholder, a Family Member of such Qualified Stockholder for only so long as such Qualified Stockholder retains Voting Control with respect to the shares of Class B Common Stock held by such Family Member.
(j)    “Permitted Foundation” means, with respect to a Qualified Stockholder, a trust or corporation that is tax-exempt under the Code (as defined below) only so long as (i) one or more Qualified Stockholders have Voting Control with respect to the shares of Class B Common Stock held by such trust or corporation and (ii) the Transfer to such trust or organization does not involve any payment of cash, securities, property or other monetary consideration to such Qualified Stockholder.
(k)    “Permitted IRA” means an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (the “Code”), or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code but only so long as in each case such Qualified Stockholder has Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.
(l)    “Permitted Transfer” means any Transfer of a share of Class B Common Stock:
(i)    by a Qualified Stockholder to (A) any Permitted Trust of such Qualified Stockholder, (B) any Permitted IRA of such Qualified Stockholder, (C) any Permitted Entity of such Qualified Stockholder, (D) any Permitted Foundation of such Qualified Stockholder, and (E) any Permitted Family Member of such Qualified Stockholder; or
(ii)    by a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of a Qualified Stockholder to (A) such Qualified Stockholder, or (B) any other Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of such Qualified Stockholder. For the avoidance of doubt, (1) a Transfer to any broker or other nominee of a Qualified Stockholder or its Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, acting in such nominee or agent role, shall be deemed a Permitted Transfer hereunder; (2) a Transfer to any custodian, executor, personal representative or other fiduciary who shall be a Qualifying Fiduciary for the account of the Qualified Stockholder or any Family Member shall be deemed a Permitted Transfer hereunder to such Qualified Stockholder or Family Member, as the case may be, (3) the direct

Transfer of any share of Class B Common Stock by a holder thereof to any other person shall qualify as a “Permitted Transfer”, if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer”; and (4) a Transfer may qualify as a “Permitted Transfer” under any one or more than one of the clauses of this Section 5.5 of Article V as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section 5.5 of Article V.
(m)    “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Permitted Transfer.
(n)    “Permitted Trust” means, with respect to a Qualified Stockholder, a trust of which each trustee is a Qualifying Fiduciary and which (i) is for the benefit of such Qualified Stockholder and/or persons other than such Qualified Stockholder, or (ii) under its terms such Qualified Stockholder has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Code or a reversionary interest, in either case (i) or (ii), only so long as such Qualified Stockholder holds Voting Control with respect to the shares of Class B Common Stock held by such trust.
(o)    “Qualifying Fiduciary” means a person who (i) is an executor, personal representative, administrator, trustee (including a trustee of a voting trust), manager, managing member, general partner, director, officer or any other agent and is acting in such capacity and (ii) manages, controls or otherwise has decision-making authority in such capacity, but, in each case, only so long as one or more Qualified Stockholders holds Voting Control with respect to any shares of Class B Common Stock held by such person acting in such capacity.
(p)    “Qualified Stockholder” means (i) each record holder of a share of Class B Common Stock on the Effectiveness Date (including, for the avoidance of doubt, each holder that received shares of Class B Common Stock pursuant to the Merger Agreement); (ii) each initial registered holder of any shares of Class B Common Stock originally issued by the Corporation after the Effectiveness Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, was outstanding as of the Effectiveness Date; (iii) each natural person who, prior to the Effectiveness Date, Transferred shares of capital stock of Better HoldCo, Inc. to a Permitted Trust, Permitted IRA, Permitted Entity, Permitted Foundation or Permitted Family Member.
(q)    “Transfer” means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, of Common Stock, including, without limitation, a transfer of a share of Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article V:
(i)    the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Certificate of Incorporation;
(ii)    entering into or amending a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(iii)    the granting of a proxy by SVF II Beaver (DE) LLC, a Delaware limited liability company, or its Permitted Transferees, in favor of Founder as contemplated by that certain Irrevocable Voting Proxy, dated as of April 7, 2021, by and between SVF II Beaver (DE) LLC and the Founder (as amended before the Effectiveness Date);

(iv)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;
(v)    the pledge of shares of Common Stock or granting a lien with respect thereto by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;
(vi)    the fact that, as of the Effectiveness Date or at any time after the Effectiveness Date, the spouse of any holder of Common Stock possesses or obtains an interest in such holder’s shares of Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order);
(vii)    in connection with a merger or consolidation of the Corporation with or into any other person, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board;
(viii)    the entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee where the holder entering into the plan retains all voting control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer; or
(ix)    the entry into any legally binding contract or other arrangement providing for the Transfer of any share of Class B Common Stock during the period between (A) the entry into such contract or other arrangement and (B) the settlement of such Transfer; provided that (x) such settlement period does not exceed 180 days (or such longer period approved by the Board) and (y) the settlement of such Transfer, if such settlement occurs, occurs within such 180-day settlement period (or such longer period as may be approved by the Board).
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by an entity that is a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, as of the date that such entity is no longer a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation.
(r)    “Voting Control” means, with respect to a share of Common Stock, the exclusive power to vote or direct the voting of such share by proxy, voting agreement, retained right, delegation or otherwise.
Section 5.6    Retirement of Converted Shares. In the event any shares of Class B Common Stock or Class C Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock or Class C Common Stock so converted shall be retired and shall not be reissued by the Corporation.
Section 5.7    Dividends and Distributions. Notwithstanding anything to the contrary in Sections 5.1, 5.2, 5.3 or 5.4 of this Article V, if the date on which any share of Class B Common Stock or Class C Common Stock is converted into Class A Common Stock pursuant to this Article V occurs after the record date for the determination of the holders of Class B Common Stock or Class C Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock or Class C Common Stock, the holder of such shares of Class B Common Stock or Class C Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock or Class C Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock or Class C Common Stock shall be issued in payment thereof.
Section 5.8    Reserved Authorized Share Capital. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock and Class C Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
ARTICLE VI
Section 6.1    Board Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 6.2    Board Composition. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, each director of the Corporation shall be elected at each annual meeting of stockholders. No stockholder entitled to vote at an election for directors of the Corporation may cumulate votes. Each director shall hold office until the next annual meeting and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director of the Corporation may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the General Corporation Law. Any director of the Corporation may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws.
Section 6.3    Board Vacancies. Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
Section 6.4    Board Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.
Section 6.5    Director Election. Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII
Section 7.1    Corporate Opportunities. Except as set forth in Section 7.2 of this Article VII, to the extent permitted by the General Corporation Law, if any non-employee director (or any of his or her affiliates) of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity in the same or similar activity or line of business as the Corporation, the Corporation shall have no interest or expectancy in being offered by such non-employee director any opportunity to participate in such corporate opportunity, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation and without limiting the scope of such renunciation, such person (a) shall have no duty to communicate or present such corporate opportunity to the Corporation and (b) shall have the right to hold any such corporate opportunity for its (and its officers’, directors’, agents’, stockholders’ or affiliates’) own account or to recommend, sell, assign or transfer such corporate opportunity to any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature other than the Corporation; provided, however, that the foregoing shall not preclude or prevent the Corporation from pursuing any corporate opportunity that may be presented to it by any means.
Section 7.2    Non-Employee Directors. Notwithstanding the provisions of Section 7.1 of this Article VII, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any non-employee director, if such opportunity is expressly offered to such non-employee director (or his or her affiliates) solely in, and as a direct result of, his or her capacity as a director of the Corporation.
ARTICLE VIII
The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law.
ARTICLE IX
Section 9.1    Director Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
Section 9.2    Effect of Amendments. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
Section 9.3    Indemnification. To the fullest extent permitted by applicable law, the Corporation may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through the Bylaws, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors or otherwise.
ARTICLE X
The Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock issued pursuant to any Certificate of Designation), any time after the Final Class B Conversion Date, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that if two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE XI
Section 11.1    Stockholder Actions. Subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, that prior to the trading day falling on or immediately after the date on which the number of shares of Class B Common Stock outstanding cease to be at least 15% of the total number of the then-outstanding shares of Common Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the General Corporation Law.
Section 11.2    Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws) or any two (2) Directors, and may not be called by any other person or persons; provided, however, that at any time before the Final Class B Conversion Date, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be promptly called by the Chairperson of the Board, the Chief Executive Officer, or the Lead Independent Director upon the written request of holders of at least fifty percent (50%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Section 11.3    Notice of Director Nominations. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.
ARTICLE XII
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of this corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation’s stockholders, (c) any action arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. This Article XII shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

If any action the subject matter of which is within the scope of this Article XII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Article XII (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE XIII
If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.
ARTICLE XIV
Section 14.1 Amendment - General. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation), and subject to Sections 4.1 and 4.2(a) of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt, whether by merger or otherwise, any provision inconsistent with Sections 4.1(b), 4.1(c), 4.2 and, after the Final Class B Conversion Date, 4.3 of Article IV, Article V (other than Section 5.2 of Article V), Article VI, Article X, Article XI, Article XII, Article XIII, Article XIV, or this Section 14.1 of this Article XIV (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt, whether by merger or otherwise, any provision inconsistent with, the Specified Provisions.
Section 14.2    Amendment - Class B Vote. Notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation), at any time prior to the Final Class B Conversion Date, the affirmative vote of the holders of Class B Common Stock representing at least eighty-five percent (85%) of the voting power of the then-outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to amend or repeal or adopt, whether by merger or otherwise, any provision inconsistent with, Section 4.3 of Article IV (insofar as such amendment or provision would affect the voting power of the shares of Class B Common Stock) and Section 5.2 of Article V. For the avoidance of doubt, at any time after the Final Class B Conversion Date, this Section 14.2 of Article XIV shall no longer be in effect.

[IN WITNESS WHEREOF, said Corporation has caused this Certificate of Incorporation to be signed by its duly authorized officer this________ day of________, 202___and the foregoing facts stated herein are true and correct.]

[Name],
[•][Position of Authorized Officer]

ANNEX C
CERTIFICATE OF DOMESTICATION
OF
AURORA ACQUISITION CORP.

Pursuant to Title 8, Section 388
of the General Corporation Law of the State of Delaware
This Certificate of Domestication of Aurora Acquisition Corp. has been duly executed on and effective as of ____________, 202[•], and is being filed to domesticate the by the undersigned, an authorized officer. This document hereby certifies the following:
FIRST: Aurora Acquisition Corp. entity was first formed, incorporated, or created or otherwise came into being, on October 7, 2020. The jurisdiction where the non-United States entity was first formed, incorporated, or created, or otherwise came into being, was the Cayman Islands.
SECOND: Aurora Acquisition Corp. was the name of the corporation immediately prior to the filing of this Certificate of Domestication.
THIRD: Better Home & Finance Holding Company is the name of the corporation as set forth in its Certificate of Incorporation filed with the Secretary of State of the State of Delaware.
FOURTH: The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of Aurora Acquisition Corp., or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate of Domestication, was the Cayman Islands.
FIFTH: The domestication of Aurora Acquisition Corp. has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Aurora Acquisition Corp. and the conduct of its business or by applicable non-Delaware law, as appropriate.
[Signature page to follow.]

IN WITNESS WHEREOF, this Certificate Domestication has been executed by the undersigned, as of the_____day of ____________, 202[•].

AURORA ACQUISITION CORP.

By:
Name:
Title:
C-2

ANNEX D

[•]
(a Delaware corporation)
BYLAWS
As Adopted [•], 202[•] and
As Effective [•], 202[•]

D-ii

[•]
(a Delaware corporation)
BYLAWS
As Adopted [•], 202[•] and
As Effective [•], 202[•]
Article I - Stockholders
1.1    Annual Meetings.
An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of [•] (the “Corporation”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “General Corporation Law”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting.
1.2    Special Meetings.
Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). For so long as stockholders have the right under the Certificate of Incorporation to a call a special meeting of stockholders, stockholders holding the requisite percentage of the voting power of the Corporation specified in the Certificate of Incorporation on the record date established pursuant to Section 1.8 of these Bylaws and who otherwise comply with the requirement of this Sections 1.2 and 1.11 of these Bylaws may call a special meeting of stockholders. The person or persons calling any such meeting or requesting such meeting be called shall concurrently specify the purpose of such meeting and the business proposed to be transacted at such meeting. In connection with any request for a special meeting by the stockholders in accordance with the provisions of this Section 1.2, such request shall be in writing sent by registered mail to the Chairperson of the Board of Directors, the Chief Executive Officer, the Lead Independent Director, or the Secretary of the Corporation, or delivered to any such officer in person, and shall include the information required by Section 1.11 of these Bylaws. Subject to the immediately succeeding sentence, the Board shall cause notice of a meeting requested by the stockholders in accordance with this Section 1.2 to be given in accordance with Section 1.3 of these Bylaws as promptly as reasonably practicable and, in connection therewith, establish the time, date and place of such meeting which shall be held not more than one hundred twenty (120) nor less than thirty five (35) days after the Board has determined the stockholder or stockholders shall have satisfied the requirements in Section 1.11 of these Bylaws. Within five (5) business days after receiving all of the information specified in Section 1.11 of these Bylaws from a stockholder or stockholders of the Corporation, the Board shall determine whether such stockholder or stockholders have satisfied the requirements for calling a special meeting of the stockholders and notify the requesting party or parties of its finding. Any special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in Section 1.11 in all applicable respects.
1.3    Notice of Meetings.
Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation or these Bylaws, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting.
1.4    Adjournments.
The chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled special or annual meeting of stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.
1.5    Quorum.
Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
1.6    Organization.
Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in such person’s absence, the Chairperson of the Board, or (c) in such person’s absence, the Lead Independent Director, or, (d) in such person’s absence, the Chief Executive Officer of the Corporation, or (e) in such person’s absence, the President of the Corporation, or (f) in the absence of such person, by a Vice President of the Corporation. Such person shall be the chairperson of the meeting and, subject to Section 1.10 of these Bylaws, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to such person to be in order. The Secretary of the Corporation shall act as the secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as the secretary of the meeting.

1.7    Voting; Proxies.
Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. A nominee for director shall be elected to the Board if the number of votes cast “for” such nominee’s election exceed the number of votes cast “against” such nominee’s election (with “abstentions” and “broker non-votes” (or other shares of capital stock of the Corporation similarly not entitled to vote) not counted as a vote cast either “for” or “against” that director’s election); provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (a) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for nominations set forth in Section 1.11 of these Bylaws and (b) such nomination has not been withdrawn by such stockholder on or before the fourteenth (14th) day preceding the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission for the applicable meeting of stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. Unless otherwise provided by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two (2) or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter). For purposes of this Bylaw, votes cast “for” or “against” and “abstentions” with respect to a given matter shall be counted as shares of stock of the Corporation entitled to vote on such matter, while “broker nonvotes” (or other shares of stock of the Corporation similarly not entitled to vote) shall not be counted as shares entitled to vote on such matter.
1.8    Fixing Date for Determination of Stockholders of Record.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to notice of or to vote at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
1.9    List of Stockholders Entitled to Vote.
The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is held at a location where stockholders may attend in person, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
1.10    Inspectors of Elections.
The Board may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may, appoint one or more inspectors. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by electronic transmission from which it can be determined that the proxy was authorized by the stockholder, any written ballot or, if authorized by the Board, a ballot submitted by electronic transmission together with any information from which it can be determined that the electronic transmission was authorized by the stockholder, any information provided in a record of a vote if such vote was taken at the meeting by means of remote communication along with any information used to verify that any person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder, ballots and the regular books and records of the corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for such purpose, they shall, at the time they make their certification, specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
1.11    Notice of Stockholder Business; Nominations.
1.    Annual Meeting of Stockholders.
(a)    Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make such nominations or propose business before an annual meeting.
(b)    For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a) of these Bylaws:
(i)    the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;
(ii)    such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;
(iii)    if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and
(iv)    if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.
To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (except in the case of the Corporation’s annual meeting held in 2022, for which such notice shall be timely if delivered in the same time period as if such meeting were a special meeting governed by Section 1.2 of these Bylaws); provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before, or more than sixty (60) days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for providing the Record Stockholder’s notice. Such Record Stockholder’s notice shall set forth:
(x)    as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director:
(i)    the name, age, business address and residence address of such person;
(ii)    the principal occupation or employment of such nominee;

(iii)    the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.11.3(c));
(iv)    the date or dates such shares were acquired and the investment intent of such acquisition;
(v)    all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected);
(vi)    a statement whether such person, if elected, intends to tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection at any future meeting at which such person would face reelection and acceptance of such resignation by the Board, in accordance with the Corporation’s Corporate Governance Guidelines; and
(vii)    whether such person meets the independence requirements of the stock exchange upon which the Corporation’s Class A Common Stock is primarily traded.
(y)    as to any other business that the Record Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and
(z)    as to the Proposing Person giving the notice:
(i)    the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;
(ii)    the class or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;
(iii)    whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation;
(iv)    any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;
(v)    any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);
(vi)    any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (the disclosures to be made pursuant to the foregoing clauses (iv) through (vi) are referred to as “Disclosable Interests”). For purposes hereof “Disclosable Interests” shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;
(vii)    such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11;
(viii)    a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.11.3(c) of these Bylaws) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;
(ix)    as to each person whom such Proposing Person proposes to nominate for election or re-election as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;
(x)    a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;
(xi)    a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”); and
(xii)    any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of any security of the Corporation.
The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board under the various rules and standards applicable to the Corporation.
A stockholder providing written notice required by this Section 1.11 will update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the close of business on the fifth (5th) business day prior to the meeting and, in the event of any adjournment or postponement thereof, the close of business on the fifth (5th) business day prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.
(c)    Notwithstanding anything in the second sentence of Section 1.11.1(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least ninety (90) days prior to such annual meeting), a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.
2.    Special Meetings of Stockholders.
(a)    Any stockholder or stockholders seeking to call a special meeting pursuant to the Certificate of Incorporation and Section 1.2 of these Bylaws shall provide information comparable to that required by this Section 1.11, to the extent applicable, in any request made pursuant thereto. From the date of delivery of the stockholder notice, such stockholder must give written notice to the Secretary of the Corporation at the principal executive offices of the Corporation of any change in the information provided pursuant to this Section 1.11, within two (2) business days thereof (each an “Update”), provided that any such Update shall be delivered by such stockholder at least two business days prior to the closing of the polls at the meeting.
3.    General.
(a)    Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(b)    Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.11 shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(c)    For purposes of this Section 1.11 the following definitions shall apply:
(i)    a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;
(ii)    “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)), of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;
(iii)    “Proposing Person” shall mean (1) the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;
(iv)    “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and
(v)    to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the annual meeting; provided, however, that if the stockholder is (1) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership shall be deemed a Qualified Representative, (2) a corporation or a limited liability company, any officer or person who functions as the substantial equivalent of an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company shall be deemed a Qualified Representative or (z) a trust, any trustee of such trust shall be deemed a Qualified Representative. The Secretary of the Corporation, or any other person who shall be appointed to serve as the secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

Article II - Board Of Directors
2.1    Number; Qualifications.
The total number of directors constituting the Board (the “Whole Board”) shall be fixed from time to time in the manner set forth in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.
2.2    Election; Resignation; Removal; Vacancies.
(a)    Election of directors need not be by written ballot. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
(b)    Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.
2.3    Regular Meetings.
Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.
2.4    Special Meetings.
Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, or president, or by resolution adopted by a majority of the Whole Board and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.
2.5    Remote Meeting s Permitted.
Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other remote communications by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other remote communications shall constitute presence in person at such meeting.
2.6    Quorum; Vote Required for Action.
At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

2.7    Organization.
Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, the Lead Independent Director, or (c) in such person’s absence, by the Chief Executive Officer, or (d) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as the secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as the secretary of the meeting.
2.8    Unanimous Action by Directors in Lieu of a Meeting.
Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
2.9    Powers.
Except as otherwise provided by the Certificate of Incorporation or the General Corporation Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
2.10    Compensation of Directors.
Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.
Article III - Committees
3.1    Committees.
The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the General Corporation Law to be submitted to stockholders for approval, (b) adopting, amending or repealing any bylaw of the Corporation or (c) indemnifying directors of the Corporation. Each such committee shall serve at the pleasure of the Board and have such name as may be determined from time to time by resolution adopted by the Board.
3.2    Committee Rules.
Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to this Article III.
Article IV - Officers; Chairperson; Lead Independent Director
4.1    Generally.
The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer and one (1) or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.
4.2    Chief Executive Officer.
Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:
(a)    to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;
(b)    subject to Article I, Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;
(c)    subject to Article I, Section 1.2 of these Bylaws, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as the Chief Executive Officer shall deem proper;
(d)    to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board; and
(e)    to sign certificates for shares of stock of the Corporation (if any); and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.
4.3    Chairperson of the Board.
Subject to the provisions of Section 2.7 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.

4.4    Lead Independent Director.
The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Class A Common Stock is primarily traded.
4.5    President.
The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one (1) individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.
4.6    Chief Financial Officer.
The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board may from time to time prescribe.
4.7    Treasurer.
The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.
4.8    Vice President.
Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to such Vice President by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.
4.9    Secretary.
The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.
4.10    Delegation of Authority.
The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

4.11    Removal.
Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided, that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights.
Article V - Stock
5.1    Certificates; Uncertificated Shares.
The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation, by the Chairperson or Vice-Chairperson of the Board, the Chief Executive Officer or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.
5.2    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares.
The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
5.3    Other Regulations.
Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.
Article VI - Indemnification
6.1    Directors and Executive Officers.
The Corporation shall indemnify to the full extent permitted under and in any manner permitted under the General Corporation Law or any other applicable law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Article VI, “executive officers” shall be those persons designated by the Corporation as (a) executive officers for purposes of the disclosures required in the Corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the Exchange Act) of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan

(collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including any excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the Corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under Section 6.4 of these Bylaws.
6.2    Other Officers, Employees and Other Agents.
The Corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with Section 6.3 of these Bylaws) its other officers, employees and other agents as set forth in the General Corporation Law or any other applicable law. The Board shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board shall determine.
6.3    Expenses.
The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that such person is or was a director or executive officer, of the Corporation, or is or was serving at the request of the Corporation as a director or executive officer of Another Enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such Proceeding provided, however, that if the General Corporation Law requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to Section 6.4 of these Bylaws, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director of the Corporation in which event this paragraph shall not apply) in any Proceeding, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.
6.4    Enforcement.
Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Article VI shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the Corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the Corporation, and shall be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advances granted by this Article VI to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the General Corporation Law or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any Proceeding, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law or any other applicable law, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.
6.5    Non-Exclusivity of Rights.
The rights conferred on any person by this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the General Corporation Law, or by any other applicable law.
6.6    Survival of Rights.
The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, executive officer, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
6.7    Insurance.
To the fullest extent permitted by the General Corporation Law or any other applicable law, the Corporation, upon approval by the Board, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VI.
6.8    Amendments.
Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the Corporation.
6.9    Saving Clause.
If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law. If this Article VI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

6.10    Certain Definitions and Construction of Terms. For the purposes of Article VI of these Bylaws, the following definitions and rules of construction shall apply:
1.    The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
2.    The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.
3.    The term the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
4.    References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
5.    References to “Another Enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VI.
Article VII - Notices
7.1    Notice.
1.    Form and Delivery. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2 of these Bylaws) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or, if specifically consented to by the stockholder as described in Section 7.1.2 of these Bylaws, by sending such notice by facsimile, electronic mail or other form of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given: (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person; (b) in the case of delivery by mail, upon deposit in the mail; (c) in the case of delivery by overnight express courier, when dispatched; and (d) in the case of delivery via facsimile, electronic mail or other form of electronic transmission, at the time provided in Section 7.1.2 of these Bylaws.
2.    Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the

General Corporation Law, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given in accordance with Section 232 of the General Corporation Law. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1.2 shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.
3.    Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
7.2    Waiver of Notice.
Whenever notice is required to be given under any provision of the General Corporation Law, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.
Article VIII - Interested Directors
8.1    Interested Directors.
No contract or transaction between the Corporation and one (1) or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one (1) or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.
8.2    Quorum.
Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

Article IX - Miscellaneous
9.1    Fiscal Year.
The fiscal year of the Corporation shall be determined by resolution of the Board.
9.2    Seal.
The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.
9.3    Form of Records.
Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device or method, electronic or otherwise, provided, that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the General Corporation Law.
9.4    Reliance Upon Books and Records.
A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
9.5    Certificate of Incorporation Governs.
In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.
9.6    Severability.
If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.
9.7    Time Periods.
In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
Article X - Amendment
Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation.

CERTIFICATION OF BYLAWS
OF
[•]
(a Delaware corporation)
I, [•], certify that I am Secretary of [•], a Delaware corporation (the “Corporation”), that I am duly authorized to make and deliver this certification and that the attached Bylaws are a true and complete copy of the Bylaws of the Corporation in effect as of the date of this certificate.

Dated: [•], 202[•]

[•]

[Corporate Secretary]

ANNEX E
Execution Version
ACQUIROR HOLDER SUPPORT AGREEMENT
This Acquiror Holder Support Agreement (this “Agreement”) is dated as of May 10, 2021, by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below)) (“Acquiror”), the Persons set forth on Schedule I hereto (each a “Major Acquiror Shareholder” and, collectively, the “Major Acquiror Shareholders”), and Better HoldCo, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, each Major Acquiror Shareholder is the holder of record and “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of Acquiror Common Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Acquiror Common Stock, together with any shares of Acquiror Common Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Major Acquiror Shareholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, (i) Merger Sub will be merged with and into the Company, with the Company continuing on as the surviving entity, and (ii) the Company is to merge with and into Acquiror, with Acquiror continuing on as the surviving entity, in each case, on the terms and conditions set forth therein; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1 Binding Effect of Merger Agreement. Each Major Acquiror Shareholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Major Acquiror Shareholder shall be bound by and comply with Sections 6.6

(Acquisition Proposals) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Major Acquiror Shareholder was an original signatory to the Merger Agreement with respect to such provisions.
Section 1.2 No Transfer. Until the earlier to occur of (a) the Second Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the “Expiration Time”), each Major Acquiror Shareholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Information Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer.
Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Major Acquiror Shareholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Major Acquiror Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Major Acquiror Shareholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Major Acquiror Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Major Acquiror Shareholder as of the date hereof.
Section 1.4 Shareholder Agreements. Until the Expiration Time and subject to the Registration Statement being declared effective, each Major Acquiror Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company sought by or on behalf of the Board of Directors of the Company or otherwise undertaken in connection with the transactions contemplated by the Merger Agreement in a form reasonably acceptable to Acquiror (which written consent shall be delivered as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to shareholders, and in any event within three (3) Business Days after the Registration Statement is declared effective and delivered or otherwise made available to shareholders), each such Major Acquiror Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Major Acquiror Shareholder holder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:
(a)    to approve the change in the jurisdiction of incorporation of Acquiror to the State of Delaware;
(b)    to approve the change of Acquiror’s name in accordance with the Merger Agreement;
(c)    to approve and adopt the amendment and restatement of Acquiror’s Governing Documents, substantially in the forms attached as Exhibits A and B to the Merger Agreement in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing;
(d)    to approve and adopt of the Merger Agreement and approve the transactions contemplated thereby, including the Mergers, in accordance with applicable Law and exchange rules and regulations;
(e)    to approve of the issuance of shares of Acquiror Common Stock in connection with the Mergers and Domestication, and pursuant to the PIPE Backstop Agreement, the PIPE Assignment Agreements and the Redemption Backstop Agreement;

(f)    to approve and adopt the Incentive Equity Plan and Employee Stock Purchase Plan, substantially in the forms attached as Exhibits F and G to the Merger Agreement in connection with the Domestication;
(g)    to elect the directors selected and proposed by the Company, including one Acquiror Nominee Director, to be the Board of Directors of Acquiror effective as of the Closing in accordance with the terms of Section 7.6 of the Merger Agreement;
(h)    to approve and adopt any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto;
(i)    to approve and adopt any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby;
(j)    to adjourn the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing;
(k)    to vote against any merger, asset purchase or other business combination transaction (other than the Merger Agreement and the transactions contemplated thereby); and
(l)    to vote against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Acquiror under the Merger Agreement or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.
Section 1.5 Cooperation. Each Major Acquiror Shareholder agrees that it shall use all reasonable efforts to cooperate with Acquiror and the Company in connection with any review of the Transactions by any Governmental Authority, including without limitation, by providing to Acquiror for delivery to the applicable Governmental Authority as soon as practicable following its receipt in writing of such a request, all such information about such Major Acquiror Shareholder and any of its Affiliates requested by any such Governmental Authority. and to take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to enable the parties to satisfy the condition set forth in Section 9.1(d) of the Merger Agreement.
Each Major Acquiror Shareholder hereby agrees that such Major Acquiror Shareholder shall not commit or agree to take any action inconsistent with the foregoing.
Section 1.6 No Challenges. Each Major Acquiror Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach or violation of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Merger Agreement or the transactions contemplated thereby.
Section 1.7 Further Assurances. Each Major Acquiror Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to carry out its obligations under this Agreement the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the Merger Agreement (including the transactions contemplated thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.8 No Inconsistent Agreement. Each Major Acquiror Shareholder hereby represents and covenants that such Major Acquiror Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Major Acquiror Shareholder’s obligations hereunder.
Section 1.9 Consent to Disclosure. Each Major Acquiror Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Information Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Major Acquiror Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Major Acquiror Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Major Acquiror Shareholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
Section 1.10 Release. Each Major Acquiror Shareholder by execution of this Agreement, on behalf of himself, herself or itself and each of his, her or its heirs, administrators, estates, executors, personal representatives, successors and assigns (collectively, the “Releasors”), hereby irrevocably releases and forever discharges each of Acquiror, the Company and each of their respective Affiliates, predecessors, officers, directors, stockholders, members, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise, arising out of or related to such Major Acquiror Shareholder’s ownership or voting rights in respect of the Subject Shares or pursuant to the Acquiror’s Governing Documents (“Claims”), which the Releasor now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing that arises from or out of, is based upon or relates to the Acquiror, including without limitation Claims relating to, in connection with or arising from the Merger Agreement, the Mergers or the transactions contemplated thereby, the due authorization and execution and fairness (to the undersigned or otherwise) of the Merger Agreement, the Mergers or the other transactions contemplated by thereby, and the consideration provided for in the Merger Agreement upon consummation of the Mergers. Each Major Acquiror Shareholder acknowledges that it has been advised and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Each Major Acquiror Shareholder, being aware of said code section, agrees to expressly waive any rights it may have thereunder, as well as under any other statute or common law principles of similar effect.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1 Representations and Warranties of Each Major Acquiror Shareholder. Except as set forth in the Acquiror SEC Filings (filed or submitted prior to the date of this Agreement (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto), each Major Acquiror Shareholder represents and warrants to Acquiror and the Company as follows:
(a)    Organization; Due Authorization. If such Major Acquiror Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Major Acquiror Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Major Acquiror Shareholder. If such Major Acquiror Shareholder is an individual, such Major Acquiror Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Major Acquiror Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Major Acquiror Shareholder, enforceable against the Major Acquiror Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(b)    Ownership. Such Major Acquiror Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Major Acquiror Shareholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror’s Governing Documents, (iii) the Merger Agreement, or (iv) the Shareholder Agreements or (v) any applicable securities Laws. Such Major Acquiror Shareholder’s Subject Shares are the only shares of Acquiror Common Stock owned of record or beneficially by such Major Acquiror Shareholder on the date of this Agreement. Other than the Acquiror Warrants set forth opposite such Major Acquiror Shareholder’s name on Schedule I, such Major Acquiror Shareholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of the Acquiror.
(c)    No Conflicts. The execution and delivery of this Agreement by each Major Acquiror Shareholder does not, and the performance by such Major Acquiror Shareholder of his, her or its obligations hereunder will not, (i) if such Major Acquiror Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Major Acquiror Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Major Acquiror Shareholder or such Major Acquiror Shareholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Major Acquiror Shareholder of its, his or her obligations under this Agreement.
(d)    No Agreements. Each Major Acquiror Shareholder, represents that it is not party to any Contract or other agreement with respect to the Subject Shares, other than as disclosed in Acquiror’s registration statement on Form S-1.
(e)    Litigation. There are no Actions pending against such Major Acquiror Shareholder, or to the knowledge of such Major Acquiror Shareholder threatened against such Major Acquiror Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Major Acquiror Shareholder of its, his or her obligations under this Agreement.

(f)    Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Major Acquiror Shareholder, for which the Company or any of its Affiliates may become liable.
(g)    Acknowledgment. Such Major Acquiror Shareholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Major Acquiror Shareholder’s execution and delivery of this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Major Acquiror Shareholder, the written agreement of Acquiror, the Company and such Major Acquiror Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 3.3 Jurisdiction; Waiver of Jury Trial.
(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.
(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)    Each Major Acquiror Shareholder hereby irrevocably appoints Cogency Global Inc., with offices at the date of this Agreement located at 850 New Burton Road, Suite 201, Dover, DE 19904, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any court located in the State of Delaware pursuant to Section 3.3(a). The Each Major Acquiror Shareholder agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 3.8, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each Major Acquiror Shareholder agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, each Major Acquiror Shareholder agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 3.3(c). Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law.
Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, delegated or transferred (including by operation of law) without, as to each Major Acquiror Shareholder, the prior written consent of Acquiror, the Company and such Major Acquiror Shareholder. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.
Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon, with respect to each Major Acquiror Shareholder, the execution and delivery of a written agreement executed by Acquiror, the Company and such Major Acquiror Shareholder.
Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out- of-office notification), addressed as follows:
If to Acquiror:
Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX

United Kingdom
Attention: Prabhu Narasimhan
Email:    Prabhu@novatorcapital.com
with a copy to (which will not constitute notice):
Baker McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
Attention: Adam Eastell
Michael F. DeFranco
Derek Liu
Email: adam.eastell@bakermckenzie.com
michael.defranco@bakermckenzie.com
derek.liu@bakermckenzie.com
If to the Company:
Better HoldCo, Inc. 175
Greenwich St, 59th Floor
New York, NY 10007
Attention: Kevin Ryan
Email: kryan@better.com
with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Mitchell S. Eitel
Jared M. Fishman
Sarah P. Payne
Email: eitelm@sullcrom.com
fishmanj@sullcrom.com
paynes@sullcrom.com
If to a Major Acquiror Shareholder:
To such Major Acquiror Shareholder’s address set forth in Schedule I
Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
Section 3.11 Several Liability. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.12 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.
Section 3.13 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.
Section 3.14 Limitation. Each Major Acquiror Shareholder makes their agreements and understandings herein solely in its capacities as record holder and beneficial owners of the Subject Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by a representative of such Major Acquiror Shareholder solely in his or her capacity as a director or officer of the Acquiror.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each of the Major Acquiror Shareholders, Acquiror, and the Company have each caused this Acquiror Holder Support Agreement to be duly executed as of the date first written above.

MAJOR ACQUIROR SHAREHOLDERS:

NOVATOR CAPITAL SPONSOR LIMITED

By:	/s/ Jan Rottiers
Name: Jan Rottiers
Title: Director

By:	/s/ Pericles Spyrou
Name: Pericles Spyrou
Title: Director

SHRAVIN MITTAL

/s/ Shravin Mittal

UNBOUND HOLDCO LTD.

By:	/s/ Shravin Mittal
Name: Shravin Mittal
Title: Director
[Signature Page to Acquiror Holder Support Agreement]

ACQUIROR:

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer
[Signature Page to Acquiror Holder Support Agreement]

COMPANY:

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer
[Signature Page to Acquiror Holder Support Agreement]

ANNEX F
EXECUTION VERSION
COMPANY HOLDER SUPPORT AGREEMENT
This Company Holder Support Agreement (this “Agreement”) is dated as of May 10, 2021, by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below)) (“Acquiror”), the Persons set forth on Schedule I hereto (each, a “Major Company Stockholder” and, collectively, the “Major Company Stockholders”), and Better HoldCo, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Major Company Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of Company Capital Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Major Company Stockholders during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Shares”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, (i) Merger Sub will be merged with and into the Company, with the Company continuing on as the surviving entity, and (ii) the Company is to merge with and into Acquiror, with Acquiror continuing on as the surviving entity, in each case, on the terms and conditions set forth therein; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
STOCKHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1 Binding Effect of Merger Agreement. Each Major Company Stockholder hereby acknowledges that it has received a copy of the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Major Company Stockholder shall be bound by and comply with Sections 6.6 (Acquisition Proposals) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Major Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. Until the earlier to occur of (a) the Second Effective Time, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the “Expiration Time”), each Major Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Information Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer; provided, however, that the foregoing shall not be deemed to restrict any Major Company Stockholder that is not an individual from making distributions in respect of its Subject Shares to such Major Company Stockholder’s members, limited partners or other interest holders, as the case may be, so long as such members, limited partners or other interest holders execute a joinder to this Agreement agreeing to be bound by the terms and conditions hereof (including the provisions in Article III (Lock Up) to the extent applicable).
Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Major Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Major Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Major Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Major Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Major Company Stockholder as of the date hereof.
Section 1.4 Stockholder Agreements. Until the Expiration Time and subject to the Registration Statement being declared effective, each Major Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company sought by or on behalf of the Board of Directors of the Company or otherwise undertaken in connection with the transactions contemplated by the Merger Agreement in a form reasonably acceptable to Acquiror (which written consent shall be delivered as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within three (3) Business Days after the Registration Statement is declared effective and delivered or otherwise made available to stockholders), each such Major Company Stockholders shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Major Company Stockholder holder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:
(a)    to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers;
(b)    to approve and adopt the Preferred Stock Conversion, and approve the transactions contemplated thereby;
(c)    in any other circumstances upon which a consent or other approval is required under the Stockholder Agreements (as defined below) or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby, to vote, consent or approve (or cause to be voted, consented or approved) all of such Major Company Stockholder’s Subject Shares held at such time in favor thereof;
(d)    against any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement and the transactions contemplated thereby); and
F-2

(e)    against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.
Section 1.5 Cooperation. Each Major Company Stockholder agrees that it shall use all reasonable efforts to cooperate with Acquiror and the Company in connection with any review of the Transactions by any Governmental Authority, including without limitation, by providing to Acquiror for delivery to the applicable Governmental Authority as soon as practicable following its receipt in writing of such a request, all such information about such Major Company Stockholder and any of its Affiliates requested by any such Governmental Authority, and to take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to enable the parties to satisfy the condition set forth in Section 9.1(d) of the Merger Agreement.
Each Major Company Stockholder hereby agrees that such Major Stockholder shall not commit or agree to take any action inconsistent with the foregoing.
Section 1.6 No Challenges. Each Major Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach or violation of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Merger Agreement or the transactions contemplated thereby.
Section 1.7 Appraisal Rights. Each Major Company Stockholder hereby waives and agrees not to exercise any right of appraisal or right to dissent with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement that such Major Company Stockholder may have with respect to the Subject Shares under applicable Law.
Section 1.8 Termination of Stockholder Agreements; Related Agreements. Each Major Company Stockholder, severally and not jointly, hereby agrees to terminate, subject to and effective immediately prior to the Closing, all agreements to which such Major Company Stockholder is party that are set forth on Schedule II attached hereto, if applicable to such Major Company Stockholder (the “Stockholder Agreements”).
Section 1.9 Further Assurances. Each Major Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to carry out its obligations under this Agreement the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the Merger Agreement (including the transactions contemplated thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.10 No Inconsistent Agreement. Each Major Company Stockholder hereby represents and covenants that such Major Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Major Company Stockholder’s obligations hereunder.
Section 1.11 Consent to Disclosure. Each Major Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Information Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any
F-3

other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Major Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Major Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Major Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
Section 1.12 Release. Each Major Company Stockholder by execution of this Agreement, on behalf of himself, herself or itself and each of his, her or its heirs, administrators, estates, executors, personal representatives, successors and assigns (collectively, the “Releasors”), hereby irrevocably releases and forever discharges each of Acquiror, the Company and each of their respective Affiliates, predecessors, officers, directors, stockholders, members, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise, arising out of or related to such Major Company Stockholder’s ownership or voting rights in respect of the Subject Shares or pursuant to the Company’s Governing Documents (“Claims”), which the Releasor now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing that arises from or out of, is based upon or relates to the Company, including without limitation Claims relating to, in connection with or arising from the Merger Agreement, the Mergers or the transactions contemplated thereby, the due authorization and execution and fairness (to the undersigned or otherwise) of the Merger Agreement, the Mergers or the other transactions contemplated by thereby, and the consideration provided for in the Merger Agreement upon consummation of the Mergers. Each Major Company Stockholder acknowledges that it has been advised and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Each Major Company Stockholder, being aware of said code section, agrees to expressly waive any rights it may have thereunder, as well as under any other statute or common law principles of similar effect.
Section 1.13 Registration Rights. The parties hereto agree that each Major Company Stockholder shall be permitted to enter into the Registration Rights Agreement, substantially in the form attached as Exhibit D to the Merger Agreement, at the Closing.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1 Representations and Warranties of Each Major Company Stockholders. Each Major Company Stockholder represents and warrants to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Major Company Stockholder) as follows:
(a)    Organization; Due Authorization. If such Major Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Major Company Stockholder’s
F-4

corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Major Company Stockholder. If such Major Company Stockholder is an individual, such Major Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Major Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Major Company Stockholder, enforceable against such Major Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Major Company Stockholder.
(b)    Ownership. Such Major Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Major Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company Governing Documents, (iii) the Merger Agreement, (iv) the Stockholder Agreements or (v) any applicable securities Laws. Such Major Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Major Company Stockholder on the date of this Agreement, and none of such Major Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Voting Agreement. Other than the Company Warrants and the Options set forth opposite such Major Company Stockholder’s name on Schedule I, such Major Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.
(c)    No Conflicts. The execution and delivery of this Agreement by such Major Company Stockholder does not, and the performance by such Major Company Stockholder of his, her or its obligations hereunder will not, (i) if such Major Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Major Company Stockholder or (ii)require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Major Company Stockholder or such Major Company Stockholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Major Company Stockholder of its, his or her obligations under this Agreement.
(d)    Litigation. There are no Actions pending against such Major Company Stockholder, or to the knowledge of such Major Company Stockholder threatened against such Major Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Major Company Stockholder of its, his or her obligations under this Agreement.
(e)    Adequate Information. Such Major Company Stockholder is an accredited investor (as defined in Rule 501 promulgated under the Securities Act) and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Major Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Major Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Major Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares
F-5

held by such Major Company Stockholder older are irrevocable and result in the waiver of any right of the undersigned to demand appraisal in connection with the Merger under Section 262 of the General Corporation Law of the State of Delaware or any other Law.
(f)    Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Major Company Stockholder, for which the Company or any of its Affiliates may become liable.
(g)    Acknowledgment. Such Major Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Major Company Stockholder’s execution and delivery of this Agreement.
ARTICLE III
LOCK UP
Section 3.1 General Restrictions. Except as set forth in Section 3.2, from the Effective Date:
(a)    Each Locked-Up Major Stockholder (agrees that it, he or she shall not Transfer any Merger Shares prior to the date that is six (6) months from the Closing Date; provided that each Locked-Up Major Stockholder (or its, his or her permitted transferees pursuant to Section 3.2) may Transfer up to (x) one-third (33%) of the Merger Shares held by it as of immediately following the Closing if the last reported sale price of the Acquiror Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least ninety (90) days after Closing Date; and up to (y) fifty percent (50%) of the Merger Shares held by it as of immediately following the Closing (in addition to the Merger Shares released pursuant to clause (x)), if the last reported sale price of the Acquiror Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least ninety (90) days after Closing Date (collectively, the “Major Stockholder Lock-up Period”).
(b)    Each member of the Management Team agrees that his or her (or his or her respective permitted transferees pursuant to Section 3.2) shall not Transfer any Merger Shares prior to the date that is twelve (12) months after the Closing Date (the “Management Team Lock-up Period” and together with the Major Stockholder Lock-up Period, the “Lock-up Periods”).
(c)    Following the expiration of the applicable Lock-up Periods, the Merger Shares may be sold without restriction under this Agreement.
Section 3.2 Permitted Transfers. The provisions of Section 3.1 shall not apply to the following Transfers by the Locked-Up Stockholders:
(a)    Transfer with the Approval of the Surviving Corporation. Any Transfer by any Locked-Up Stockholder pursuant to a merger, consolidation or other business combination of the Surviving Corporation that has been approved by the Surviving Corporation’s board of directors, and shall not apply after the date on which the Surviving Corporation completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Surviving Corporation’s stockholders having the right to exchange their Acquiror Common Stock for cash, securities or other property.
F-6

(b)    Transfers for Estate Planning. Any Locked-Up Stockholder who is a natural Person, so long as the applicable transferee executes a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement applicable to such Locked-Up Stockholder, shall be permitted to make the following Transfers:
(i)    any Transfer of shares of Acquiror Common Stock by such Locked-Up Stockholder to its (1) Family Group without consideration, (2) a charitable organization or (3) pursuant to a domestic relations order; provided, that no further Transfer by such member of such Locked-Up Stockholder’s transferee may occur without compliance with the provisions of this Agreement; and
(ii)    upon the death of any Locked-Up Stockholder who is a natural Person, any distribution of any such shares of Acquiror Common Stock owned by such Stockholder by the will or other instrument taking effect at death of such Locked-Up Stockholder or by applicable laws of descent and distribution to such Locked-Up Stockholder’s estate, executors, administrators and personal representatives, and then to such Locked-Up Stockholder’s heirs, legatees or distributees; provided, that a Transfer by such transferor pursuant to this Section 3.2(b)(ii) shall only be permitted if a Transfer to such transferee would have been permitted if the original Locked-Up Stockholder had been the transferor.
(c)    Transfers to Affiliates. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the Acquiror Common Stock owned by such Locked-Up Stockholder to any of its wholly-owned Affiliates or to a person or entity wholly owning such Stockholder.
(d)    Transfers in connection with Tax Withholdings or Equity Awards. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the Acquiror Common Stock owned by such Locked-Up Stockholder to the Surviving Corporation in connection with the exercise of options, including “net” or “cashless” exercises, or settlement of other equity awards, including any Transfer of shares of Acquiror Common Stock to the Surviving Corporation for the payment of tax withholdings or remittance payments due as a result of the exercise of any such equity awards; provided that in all such cases, (A) the exercise be pursuant to equity awards granted under a stock incentive plan or other equity award plan of the Surviving Corporation and (B) any shares of Acquiror Common Stock received upon such exercise shall be subject to the terms of this Agreement.
(e)    Transfers relating to Conversion. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the Acquiror Common Stock owned by such Locked-Up Stockholder to the Surviving Corporation in connection with the conversion or reclassification of the outstanding equity securities of the Surviving Corporation into shares of Acquiror Common Stock, or any reclassification or conversion of the Acquiror Common Stock, in each case as described and as contemplated in the Merger Agreement and the Domesticated Acquiror Certificate of Incorporation and Bylaws; provided that any such shares of Acquiror Common Stock received upon such conversion or reclassification shall be subject to the terms of this Agreement.
(f)    Transfers to other Locked-Up Stockholders. Each Locked-Up Stockholder shall be permitted to Transfer from time to time any or all of the shares of Acquiror Common Stock owned by such Locked-Up Stockholder to any other Locked-Up Stockholder.
(g)    Joinder. Any transferee that acquires any Merger Shares from a Locked-Up Stockholder pursuant to the foregoing permitted Transfers (other than pursuant to clauses (a) or (d) of this Section 3.2) shall enter into a joinder to this Agreement with the Surviving Corporation, substantially in the form of Schedule III hereto, to become a Locked-Up Stockholder for purposes of this Agreement.
Section 3.3 Terms. For purposes of this ARTICLE III, the term:
(a)    “Family Group” means with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal
F-7

representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over a majority of voting and disposition decisions;
(b)    “Locked-Up Major Stockholder” means each Major Company Stockholder other than the Management Team;
(c)    “Locked-up Stockholders” means, collectively, the Locked-Up Major Stockholders and the Management Team;
(d)    “Management Team” means the officers of the Company listed in Schedule I hereto;
(e)    “Merger Shares” mean with respect to any Locked-Up Stockholder and its respective permitted transferees, (A) the shares of Acquiror Common Stock issued to such Locked-up Stockholder in connection with the Mergers and (B) the shares of Acquiror Common Stock issuable to such Locked-Up Stockholder upon the settlement or exercise of restricted stock units, stock options or other equity awards in respect of awards of the Company outstanding immediately prior to the closing of the Mergers, determined as if, with respect to any such equity awards that are net exercised, such equity awards were instead cash exercised; and
(f)    “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
ARTICLE IV
MISCELLANEOUS
Section 4.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Major Company Stockholder, the written agreement of Acquiror, the Company and such Major Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE IV shall survive the termination of this Agreement.
Section 4.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 4.3 Jurisdiction; Waiver of Jury Trial.
(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it
F-8

has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.
(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)    Acquiror hereby irrevocably appoints Cogency Global Inc., with offices at the date of this Agreement located at 850 New Burton Road, Suite 201, Dover, Delaware 19904, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any court located in the State of Delaware pursuant to Section 4.3(a). Acquiror agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 4.8, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Acquiror agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, each Acquiror agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 4.3(c). Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law.
Section 4.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, delegated or transferred (including by operation of law) without, as to each Major Company Stockholder, the prior written consent of Acquiror, the Company and such Major Company Stockholder. Any attempted assignment in violation of the terms of this Section 4.4 shall be null and void, ab initio.
Section 4.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 4.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon, with respect to each Major Company Stockholder, the execution and delivery of a written agreement executed by Acquiror, the Company and such Major Company Stockholder.
Section 4.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any
F-9

provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 4.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out- of-office notification), addressed as follows:
If to Acquiror:
Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX
United Kingdom
Attention:   Khurram Kayani
Email:         Khurram@novatorcapital.com
with a copy to (which will not constitute notice):
Baker McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
Attention: Adam Eastell
Michael F. DeFranco
Derek Liu
Email:         adam.eastell@bakermckenzie.com
michael.defranco@bakermckenzie.com
derek.liu@bakermckenzie.com
If to the Company:
Better HoldCo, Inc.
175 Greenwich St, 59th Floor
New York, NY 10007
Attention:    Kevin Ryan, CFO
Email:         kryan@better.com
with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:    Mitchell S. Eitel
Jared M. Fishman
Sarah P. Payne
Email:         eitelm@sullcrom.com
fishmanj@sullcrom.com
paynes@sullcrom.com
F-10

If to a Major Company Stockholder:
To such Major Company Stockholder’s address set forth in Schedule I
Section 4.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 4.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
Section 4.11 Several Liability. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
Section 4.12 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.
Section 4.13 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.
Section 4.14 Limitation. Each Major Company Stockholder makes their agreements and understandings herein solely in its capacities as record holder and beneficial owners of the Subject Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by a representative of such Major Company Stockholder solely in his or her capacity as a director or officer of the Company.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]
F-11

IN WITNESS WHEREOF, the Major Company Stockholders, Acquiror, and the Company have each caused this Company Holder Support Agreement to be duly executed as of the date first written above.

MAJOR COMPANY STOCKHOLDERS:

VISHAL GARG

/s/ Vishal Garg

[Signature page to the Company Holder Support Agreement]

KEVIN RYAN

/s/ Kevin Ryan

[Signature page to the Company Holder Support Agreement]

DIANE YU

/s/ Diane Yu

[Signature page to the Company Holder Support Agreement]

NICHOLAS CALAMARI

/s/ Nicholas Calamari

[Signature page to the Company Holder Support Agreement]

PAULA TUFFIN

/s/ Paula Tuffin

[Signature page to the Company Holder Support Agreement]

SARAH PIERCE

/s/ Sarah Pierce

[Signature page to the Company Holder Support Agreement]

SIGURGEIR JONSSON

/s/ Sigurgeir Jonsson

[Signature page to the Company Holder Support Agreement]

MICHAEL FARELLO

/s/ Michael Farello

[Signature page to the Company Holder Support Agreement]

ZACHARY FRANKEL

/s/ Zachary Frankel

[Signature page to the Company Holder Support Agreement]

STEVEN SARRACINO

/s/ Steven Sarracino

[Signature page to the Company Holder Support Agreement]

AARON SCHILDKROUT

/s/ Aaron Schildkrout

[Signature page to the Company Holder Support Agreement]

RIAZ VALANI

/s/ Riaz Valani

[Signature page to the Company Holder Support Agreement]

1/0 MORTGAGE INVESTMENT, LLC

By:	/s/ Gwendolyn Moy
Name: Gwendolyn Moy
Title: Authorized Signatory
[Signature page to the Company Holder Support Agreement]

1/0 REAL ESTATE, LLC

By:	/s/ Vishal Garg
Name: Vishal Garg
Title: President
[Signature page to the Company Holder Support Agreement]

ALLY VENTURES, A BUSINESS UNIT OF ALLY FINANCIAL INC.

By:	/s/ Peter Greene
Name: Peter Greene
Title: Head of M&A and Ally Ventures
[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III OPPORTUNITIES FUND 1, LP

By:	Activant Ventures Advisors III, LLC, its General Partner

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member
[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III OPPORTUNITIES FUND 2, LP

By:	Activant Ventures Advisors III, LLC, its General Partner

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member
[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III OPPORTUNITIES FUND 3, LP

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member
[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III OPPORTUNITIES FUND 4, LP

By:	Activant Ventures Advisors III, LLC, its General Partner

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member
[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III OPPORTUNITIES FUND 6, LP

By:	Activant Ventures Advisors III, LLC, its General Partner

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member
[Signature page to the Company Holder Support Agreement]

ACTIVANT VENTURES III, LP

By:	Activant Ventures Advisors III, LLC, its General Partner

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member
[Signature page to the Company Holder Support Agreement]

ACTIVANT HOLDINGS I, LTD.

By:	/s/ Steven Sarracino
Name: Steven Sarracino
Title: Member
[Signature page to the Company Holder Support Agreement]

BETTER PORTFOLIO HOLDINGS 1 LLC

By:	/s/ Riaz Valani
Name: Riaz Valani
Title: Member
[Signature page to the Company Holder Support Agreement]

LCG4 BEST, L.P.

By:	/s/ Michael Farello
Name: Michael Farello
Title: Authorized person
[Signature page to the Company Holder Support Agreement]

COMPANY:

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer
[Signature page to the Company Holder Support Agreement]

ACQUIROR:

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer
[Signature page to the Company Holder Support Agreement]

ANNEX G
Execution Version
FORM OF AMENDED & RESTATED
REGISTRATION RIGHTS AGREEMENT
This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [●], 202[•] by and among [●], a Delaware corporation f/k/a Aurora Acquisition Corp. (the “Company”), Novator Capital Sponsor Ltd., a limited liability company validly existing under the laws of Cyprus (the “Sponsor”), and certain Persons signatory hereto (and each other Person who, after the date hereof, acquires capital stock of the Company and becomes party to this Agreement by executing a Joinder Agreement (such Persons, the “Stockholders”)). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Merger Agreement (as defined below).
WHEREAS, the Company, Aurora Merger Sub I, Inc., a Delaware corporation (“Merger Sub”) and Better HoldCo, Inc., a Delaware corporation (the “Target”) entered into an Agreement and Plan of Merger, dated as of May 10, 2021, pursuant to which (i) Merger Sub merged with and into the Target, with the Target surviving the merger and (ii) then Target then merged with and into the Company, with the Company surviving the merger (such agreement as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement” and the transactions contemplated by the Merger, the “Transactions”);
WHEREAS, the Company, the Sponsor and certain other persons are parties to that certain Registration Rights Agreement, dated March 3, 2021 (the “Original RRA”), and pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Sponsor Holders are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof ;
WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Stockholders received shares of the Company’s Common Stock; and
WHEREAS, the Company, the Sponsor and the Sponsor Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Stockholders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, that parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions.
The following definitions shall apply to this Agreement:
“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer of the Company or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration

Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“Affiliate” with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the Commission under the Exchange Act.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” means all applicable provisions of constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority.
“Block Trade” means an offering and/or sale of Registrable Securities by any Stockholder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York, New York, United States of America are authorized or required by Applicable Law to close.
“Cayman Aurora Units” has the meaning set forth in the recitals.
“Class A Common Stock” has the meaning set forth in the recitals.
“Class B Common Stock” means the shares of Class B common stock, with par value of $0.0001 per share, of the Company.
“Closing” means the closing of the Transaction.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means Class A Common Stock and any other shares of common stock of the Company issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or other equity interests or otherwise in connection with a settlement of other equity interests, a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event).
“Company” has the meaning set forth in the preamble.
“Company Equity Interest” means Common Stock or any other equity securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Company.
“control” (i) with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the Commission under the Exchange Act, and (ii) with respect to any Interest, means the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest.
“Demanding Holders” has the meaning set forth in Section 2.02(a).

“Designated Courts” has the meaning set forth in Section 3.14.
“DGCL” has the meaning set forth in the recitals.
“Domesticated Aurora Units” has the meaning set forth in the recitals.
“Domesticated Aurora Warrant” has the meaning set forth in the recitals.
“Domestication” has the meaning set forth in the recitals.
“Effective Date” means the date on which the Effective Time occurs.
“Effective Time” has the meaning ascribed to it in the Merger Agreement.
“Effectiveness Deadline” has the meaning set forth in Section 2.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to a transaction covered by Rule 145 under the Securities Act; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
“Family Group” means, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over all voting and disposition decisions.
“Form S-1 Shelf” is defined in Section 2.01(a).
“Form S-3 Shelf” is defined in Section 2.01(a).
“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any contractor acting on behalf of such agency, commission, authority or governmental instrumentality.
“Interest” means the capital stock or other securities of the Company or any Affiliated Company or any other interest or financial or other stake therein, including, without limitation, the Company Equity Interests.
“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.
“Legacy Target Stockholders” means those Stockholders set forth in Exhibit B attached hereto.

“Maximum Number of Securities” has the meaning set forth in Section 2.02(c).
“Merger Agreement” has the meaning set forth in the recitals.
“Merger Sub” has the meaning set forth in the recitals.
“Merger Shares” means shares of Common Stock issued by the Company at the Closing pursuant to Section 3.1 of the Merger Agreement (or issued in connection with the exercise of options exchanged under Section 3.3 of the Merger Agreement).
“Minimum Amount” has the meaning set forth in Section 2.02(a).
“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.
“Other Coordinated Offering” has the meaning set forth in Section 2.07(a).
“own” or “ownership” (and derivatives of such terms) means (i) ownership of record, and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Commission under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act of 1933, as amended).
“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Piggyback Registration” has the meaning set forth in Section 2.03(a).
“Private Placement Warrants” the Domesticated Aurora Warrants originally issued pursuant to the various private placement warrant purchase agreements filed by Aurora with the Commission.
“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Securities” shall mean (i) Common Stock (including the Sponsor Shares and the Merger Shares); (ii) the Private Placement Warrants, including the shares of Common Stock issued or issuable upon the exercise of any Private Placement Warrants; (iii) the Domesticated Aurora Units, including the shares of Common Stock and Domesticated Aurora Warrants comprising such units (including the shares of Common Stock issued or issuable upon the exercise of any such Domesticated Aurora Warrants); (iv) any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company, (v) any shares of Common Stock or Domesticated Aurora Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Domesticated Aurora Warrant) otherwise acquired or owned by a holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (vi) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or similar transactions; provided, however, that as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have ceased to be outstanding; (C) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”) or another similar exemption under the Securities Act is available for the sale of such securities during a three-month period without registration, volume, current public information or other restrictions, requirements or limitations under such rules, and when any restrictive legends on such securities have been removed; or (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(i)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(ii)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters, placement agent or sales agent in connection with blue sky qualifications of Registrable Securities);
(iii)    printing, messenger, telephone and delivery expenses;
(iv)    reasonable fees and disbursements of counsel for the Company;
(v)    reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any “comfort letters” required by or incident to such performance); and
(vi)    reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in connection with an Underwritten Offering, not to exceed $75,000.
“Registration Statement” means any registration statement (including with respect to any Shelf or Shelf Takedown, as applicable) that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Representative” means, with respect to any Person, any director, officer, employee, consultant, financial advisor, counsel, accountant or other agent of such Person.
“Securities Act” means the Securities Act of 1933, as amended.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” has the meaning set forth in the preamble.

“Sponsor Holders” means each Stockholder that received Class B Common Stock from the Sponsor.
“Sponsor Representative” means Khurram Kayani or such other person appointed to such capacity by Sponsor from time to time.
“Sponsor Shares” means shares of Common Stock owned, directly or indirectly, by Sponsor or any Sponsor Holders immediately following the Closing, that were issued upon conversion of shares of Class B Common Stock originally issued prior to Aurora’s initial public offering or issued as part of the issuance of the Cayman Aurora Units simultaneously with the closing of Aurora’s initial public offering. For the avoidance of doubt, Sponsor Shares do not include warrants to acquire shares of Common Stock held by Sponsor or any shares issued upon the exercise of such warrants.
“Stockholders” has the meaning set forth in the preamble.
“Subsequent Shelf Registration Statement” has the meaning given defined in Section 2.01(b).
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Suspension Period” has the meaning set forth in Section 2.04(d).
“Target” has the meaning set forth in the preamble.
“Target Investors’ Rights Agreement” has the meaning set forth in the recitals.
“Transactions” has the meaning set forth in the recitals.
“Transaction Documents” means this Agreement, the Merger Agreement, and any other agreements related to the Transactions.
“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” or “Underwriters” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (including, for avoidance of doubt any Underwritten Shelf Takedown).
“Underwritten Shelf Takedown” an Underwritten Offering that is registered pursuant to a Shelf Registration.

ARTICLE II
REGISTRATION RIGHTS
Section 2.01    Registration Statement.
(a)    Filing. Company shall, as soon as practicable after the Closing, but in any event within forty-five (45) days following the Effective Date, file a Registration Statement on Form S-1 (the “Form S-1 Shelf”) under the Securities Act to permit the public resale of all the Registrable Securities held by the Stockholders on a delayed or continuous basis as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.01(a) and shall use its reasonable best efforts to cause such Shelf to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) ninety (90) days (or one-hundred twenty (120) days if the Commission notifies the Company that it will “review” the Shelf) after the Effective Date and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Shelf will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Following the filing of a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as practicable after the Company is eligible to use Form S-3. A Registration Statement filed pursuant to this Section 2.01(a) shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Stockholders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.01(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Stockholders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.01, but in any event within three (3) Business Days of such date, the Company shall notify the Stockholders of the effectiveness of such Shelf. When effective, a Registration Statement filed pursuant to this Section 2.01(a) (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).
(b)    Subsequent Shelf Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 2.04(d), use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Stockholder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

Section 2.02    Underwritten Offering.
(a)    Demand Rights. In the event that, following the expiration of the applicable Lock-up Period, (i) Legacy Target Stockholders representing at least twenty-five (25%) in the aggregate of the Registrable Securities then-held by the Legacy Target Stockholders or (ii) the Sponsor Representative (acting on behalf of Sponsor or any Sponsor Holder), elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement and reasonably expect aggregate gross proceeds in excess of $25,000,000 (the “Minimum Amount”) from such Underwritten Offering, then the Company shall, upon the written demand of such Legacy Target Stockholders or the Sponsor Representative (each, a “Demanding Holder” and, collectively, the “Demanding Holders”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by the Demanding Holders, which such Underwriter or Underwriters shall be reasonably acceptable to the Company, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Company shall have no obligation to facilitate or participate in more than (i) three (3) Underwritten Offerings at the request or demand of the Legacy Target Stockholders or (ii) two (2) Underwritten Offerings at the request or demand of the Sponsor Representative (acting on behalf of Sponsor or any Sponsor Holder); provided, further that if an Underwritten Offering is commenced but terminated prior to the pricing thereof for any reason, such Underwritten Offering will not be counted as an Underwritten Offering pursuant to this Section 2.02.
(b)    Notice. Except in the case of an “overnight” or a “bought” offering, in which case no notice to, or participation by, other Stockholders shall apply, the Company shall give written notice to each other Stockholder within one (1) Business Day regarding any such proposed Underwritten Offering, and such notice shall offer such Stockholder the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Stockholder may request. Each such Stockholder shall make such request in writing to the Company within five (5) Business Days after the receipt of any such notice from the Company, which request shall specify the number of Registrable Securities intended to be disposed of by such Stockholder. In connection with any Underwritten Offering contemplated by this Section 2.02, the underwriting agreement into which each Demanding Holder and the Company shall enter shall contain such representations, covenants, indemnities (subject to Section 2.05) and other rights and obligations as are customary in underwritten offerings of equity securities. No Demanding Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Demanding Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.
(c)    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company and the Demanding Holders that the dollar amount or number of Registrable Securities that the Demanding Holders desire to sell, taken together with all Common Stock or other equity securities that the Company or any other Stockholder desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:
(i)    first, the Registrable Securities of the Demanding Holders and other Stockholders who have elected to participate in the Underwritten Offering pursuant to Section 2.02(a) and Section 2.02(b), pro rata based on the respective number of Registrable Securities that each Demanding Holder and other Stockholder has requested be included in such Underwritten Offering and the aggregate number of

Registrable Securities that the Demanding Holders and other Stockholders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;
(ii)    second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities;
(iii)    third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, pro rata, which can be sold without exceeding the Maximum Number of Securities.
(d)    Withdrawal. A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 2.02 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering; provided, however, that upon the withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included by the Demanding Holders in such Underwritten Offering being less than the Minimum Amount, the Company shall cease all efforts to complete the Underwritten Offering and, for the avoidance of doubt, such Underwritten Offering shall not be considered an Underwritten Offering for purposes of the first proviso set forth in Section 2.02(a) with respect to the Legacy Target Stockholders or the Sponsor Representative, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.02(d).
Section 2.03    Piggyback Registration Rights.
(a)    Piggyback Rights. If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an Underwritten Offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (other than by Stockholders pursuant to Section 2.02(a) hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4, then the Company shall give written notice of such proposed filing to all of the Stockholders as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Stockholders the opportunity to register the sale of such number of Registrable Securities as such Stockholders may request in writing within five (5) Business days after receipt of such written notice (and in the case of an “overnight” or “bought” offering, such requests must be made by the Stockholders within one (1) Business Day after the delivery of any such notice by the Company) (such Registration a “Piggyback Registration”); provided, however, that if the Company has been advised by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Stockholders will have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then (A) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to the Stockholders or (B) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Stockholders shall be determined based on the provisions of Section 2.03(c).
(b)    Underwritten Offerings. Subject to Section 2.03(c), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Stockholders pursuant to this Section 2.03 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Stockholder is received within the specified time, each such Stockholder shall have no further right to participate in such Underwritten Offering. All such Stockholders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.03 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
(c)    Reduction of Offering. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Stockholders participating in the Piggyback Registration that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Stockholders hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 2.01 and 5.02, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(i)    If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration:
(A)    first, shares of Common Stock or other equity securities that the Company desires to sell for the Company’s account, which can be sold without exceeding the Maximum Number of Securities;
(B)    second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to Sections 2.02 and 2.03 hereof, pro rata based on the respective number of Registrable Securities that each Stockholder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Stockholders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;
(C)    third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities
(ii)    If the Registration is pursuant to a request by persons or entities other than the Stockholders or the Company, then the Company shall include in any such Registration:
(A)    first, shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Stockholders, which can be sold without exceeding the Maximum Number of Securities;
(B)    second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Stockholders exercising their rights to register their Registrable Securities pursuant to Sections 2.02 and 2.03 hereof, pro rata based on the respective number of Registrable Securities that each Stockholder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Stockholders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;
(C)    third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

(D)    fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
(iii)    Any Stockholder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.03.
(d)    For purposes of clarity, any Registration effected pursuant to Section 2.03 hereof shall not be counted as a Registration effected under Section 2.02 hereof.
Section 2.04    Company Procedures.
(a)    General Procedures. The Company shall use its commercially reasonable efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:
(i)    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Shares have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
(ii)    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Stockholders included in such Registration, and to one legal counsel selected by such Stockholders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration (including each preliminary Prospectus), and such other documents as the Underwriters and the Stockholders included in such Registration or the legal counsel for any such Stockholders may request in order to facilitate the disposition of the Registrable Securities owned by such Stockholders.
(iii)    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Stockholders included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action reasonably necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be reasonably necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Stockholders included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(iv)    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
(v)    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
(vi)    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
(vii)    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;
(viii)    notify the Stockholders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 2.04(d) hereof;
(ix)    permit a representative of the Stockholders (such representative to be selected by a majority of the participating Stockholders), the Underwriters, if any, and any attorney or accountant retained by such Stockholders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, brokers or placement agents of the Stockholders, attorney or accountant in connection with the Registration, including but not limited to providing any due diligence materials and participating in any customary due diligence sessions requested by such parties; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Stockholder or Underwriter or any information regarding any Stockholder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Stockholder or Underwriter and providing each such Stockholder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;
(x)    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Stockholders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter, brokers or placement agents of the Stockholders may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Stockholders;
(xi)    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Stockholders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal and negative assurance matters with respect to the Registration in respect of which such opinion or negative assurance letter is being given as the Stockholders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Stockholders;
(xii)    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(xiii)    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
(xiv)    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
(xv)    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Stockholders, in connection with such Registration.
(b)    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Stockholders that the Stockholders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Stockholders.
(c)    Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
(d)    Suspension of Sales; Adverse Disclosure.
(i)    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Stockholders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”). In no event shall any Suspension Period continue for more than one-hundred twenty (120) days in the aggregate during any 365-day period.
(ii)    The Company may (a) postpone the filing or the effectiveness of a Registration Statement or of a supplement or amendment thereto during the regular quarterly period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect until the expiration of such quarterly period (but in no event later than two (2) Business Days after the date of the Company’s quarterly earnings announcement) and (b) postpone for up to ninety (90) calendar days the filing or the effectiveness of a Registration Statement or of a supplement or amendment thereto if it would require the Company to make an Adverse Disclosure (any such period in either clause (a) or (b) to be referred to as a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Stockholders agree to suspend, immediately upon their receipt of notice from the Company, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Stockholders of the expiration of any period during which it exercised its rights under this Section 2.04(d). The postponement rights in clause (b) of the first sentence of this Section 2.04(d)(ii) shall not be applicable to any Stockholder for more than a total of ninety (90) calendar days during any period of twelve (12) consecutive months. The postponement rights in clause (b) of the first sentence of this Section 2.04(d)(ii) shall not be applicable to any Stockholder for more than a total of one hundred eighty (180) calendar days during any period of twelve (12) consecutive months.

(e)    Reporting Obligations. As long as any Stockholder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Stockholders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell shares of Common Stock held by such Stockholder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Stockholder, the Company shall deliver to such Stockholder a written certification of a duly authorized officer as to whether it has complied with such requirements.
Section 2.05    Indemnification and Contribution.
(a)    The Company agrees to indemnify, to the extent permitted by law, each Stockholder, its officers and directors and each person who controls such Stockholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Stockholder expressly for use therein. The Company shall indemnify the Underwriters, brokers or placement agents of the Stockholders, their officers and directors and each person who controls such Underwriters, brokers or placement agents of the Stockholders (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Stockholder.
(b)    In connection with any Registration Statement in which a Stockholder is participating, such Stockholder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Stockholder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Stockholders of Registrable Securities, and the liability of each such Stockholder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Stockholder from the sale of Registrable Securities pursuant to such Registration Statement. The Stockholders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
(c)    Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(d)    The indemnification provided for under this Article V shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Stockholder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Stockholder’s indemnification is unavailable for any reason.
(e)    If the indemnification provided under Section 2.07 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Stockholder under this Section 2.07(e) shall be limited to the amount of the net proceeds received by such Stockholder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 2.07(a), (b) and (c) above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection Section 2.07(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2.07(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.07(e) from any person who was not guilty of such fraudulent misrepresentation.
(f)    The provisions of this Section 2.07 are intended to be for the benefit of, and shall be enforceable by, each of the Underwriters, brokers or placement agents of the Stockholders, each of whom is an intended third-party beneficiary of this Section 2.07.
Section 2.06    Miscellaneous Registration Rights Provisions. The Company represents and warrants that no Person, other than a Stockholder, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 2.07    Block Trades; Other Coordinated Offerings.
(a)    Notwithstanding the foregoing, at any time and from time to time when an effective Registration Statement is on file with the Commission and effective, if a Demanding Holder wishes to engage in (a) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50,000,000 or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.02(a), such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
(b)    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering.
(c)    For avoidance of doubt, any Registration effected pursuant to this Section 2.07 shall not be deemed an Underwritten Shelf Takedown and within the cap on Underwritten Shelf Takedowns provided in the last sentence of Section 2.02(a). Notwithstanding the foregoing, a Demanding Holder may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.07 in any twelve (12) month period.
(d)    Notwithstanding anything to the contrary in this Agreement, Section 2.03 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
(e)    The Demanding Holder in a Block Trade shall have the right to select the Underwriters and any sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
ARTICLE III
MISCELLANEOUS
Section 3.01    Release of Liability.
In the event any Stockholder shall Transfer all of the Common Stock held by such Stockholder in compliance with the provisions of this Agreement (including, without limitation, if accompanied with the assignment of rights and obligations hereunder, the execution and delivery by the transferee of a Joinder Agreement) without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer, except in the case of fraud or intentional misconduct.
Section 3.02    Term.
This Agreement shall terminate with respect to any Holder on the earlier of (i) the tenth anniversary of the date of this Agreement; (ii) the date that such Holder no longer holds any Registrable Securities and (iii) the right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.02 and 2.03 shall terminate at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all such Holder’s shares during a three-month period without registration, and without compliance with the public information requirements or volume limitations under such rules and when any restrictive legends on such Registrable Securities have been removed; provided however, that in each of clause (ii) and (iii), to the extent that such rights have terminated with respect to a Holder and such person subsequently again holds Registrable Securities at a time at which this Agreement otherwise remains in effect, then such person shall again have the benefit of this Agreement, including Sections 2.02 and 2.03. The provisions of Section 2.07 shall survive any termination.
Section 3.03    Notices.
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) when delivered in person or by a nationally recognized overnight courier (with written confirmation of receipt), (b) upon receipt of confirmation of successful transmission if sent by facsimile or email or (c) upon receipt if sent by certified or registered mail, return receipt requested, postage prepaid. Such communication shall (i) if being sent to a Stockholder, be sent to the address for such Stockholder set forth in the Company’s books and records, or to such other address or to the attention of such other person as the Stockholder has specified by prior written notice to the sending party or (ii) if being sent to the Company, to the addresses indicated below:
[●]
175 Greenwich St, 59th Floor
New York, NY 10007
Attention: Kevin Ryan
Email:  kryan@better.com
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Mitchell S. Eitel, Jared M. Fishman, Sarah P. Payne
Email:  eitelm@sullcrom.com
fishmanj@sullcrom.com
paynes@sullcrom.com
Section 3.04    Interpretation.
For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 3.05    Headings.
The headings and other captions in this Agreement are for convenience and reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
Section 3.06    Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
Section 3.07    Entire Agreement.
This Agreement (and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
Section 3.08    Amendment and Modification; Waiver.
This Agreement may be amended, modified or waived only by a written instrument signed by each of (a) the Company, (b) the Sponsor Representative on behalf of the Sponsor and (c) the Stockholders holding a majority in interest of the Registrable Securities at the time in question; provided, however, that no such amendment, modification or waiver shall materially adversely change the rights or obligations of any Stockholder disproportionately generally vis a vis other Stockholders party to this Agreement without the written approval of such disproportionately affected Stockholder; provided, further, that no amendment, modification or waiver to any provision that materially adversely changes the rights or obligations of the Sponsor, its Affiliates or the Sponsor Representative shall be effective without the written consent of the Sponsor Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 3.09    Successors and Assigns.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no effect; provided that a Stockholder may assign any and all of its rights under this Agreement, together with its Common Stock, to a permitted assignee or transferee in compliance with Article II hereof (and such transferee or assignee shall be deemed to be a member of the any of the above mentioned groups to which the transferor belonged).
Section 3.10    No Third-Party Beneficiaries.
Except as provided in Section 2.07(f) hereof, this Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 3.11    Governing Law.
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.
Section 3.12    Equitable Remedies.
Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 3.13    Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 3.14    Jurisdiction and Venue; Waiver of Jury Trial.
Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware) (the “Designated Courts”), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.14.
EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Sponsor hereby irrevocably appoints Cogency Global Inc., with offices at the date of this Agreement located at 850 New Burton Rd, Ste. 201 Dover, Delaware 19904, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the Designated Courts pursuant to this Section 3.14. Sponsor agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 3.03, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Sponsor agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, Sponsor agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 3.14. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law.
Section 3.15    Additional Securities Subject to Agreement.
Each Stockholder agrees that any other Company Equity Interests which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of warrants or options, purchase or otherwise shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.
Section 3.16    Further Assurances.
Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
Section 3.17    Termination of Other Arrangements.
As of the Effective Date, the Eighth Amended and Restated Investors’ Rights Agreement, dated November 2, 2020 (the “Prior IRA”), among the Target and the Legacy Target Stockholders shall be terminated in accordance with its terms. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Legacy Target Stockholders with respect to any shares or securities of the Target granted under the IRA and any other agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first above written.

COMPANY:
[●]

By:
Name:
Title:

STOCKHOLDERS:

[ENTITY [BETA] STOCKHOLDERS]

By:
Name:
Title:

[INDIVIDUAL [BETA] STOCKHOLDERS]

By:
Name:

NOVATOR CAPITAL SPONSOR LIMITED

By:
Name: Jan Rottiers
Title: Director

NOVATOR CAPITAL SPONSOR LIMITED

By:
Name: Pericles Spyrou
Title: Director

EXHIBIT A
JOINDER AGREEMENT
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement dated as of [●], 202[•] (as the same may be amended from time to time, the “Registration Rights Agreement”) among [●], a Delaware corporation (the “Company”), and the other persons or entities named as parties therein (as defined thereto).
Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Registration Rights Agreement.
By executing and delivering this Joinder Agreement to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Stockholder owning Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Stockholder, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean [  ].
IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
Date: ____________, 202[   ]

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

EXHIBIT B
LEGACY TARGET STOCKHOLDERS
[●]

ANNEX H
Execution Version
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of May 10, 2021, by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication (as defined below), the “Issuer”), and SB Northstar LP, a Cayman Islands exempted limited partnership (“Subscriber” or “you”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, the Issuer, Aurora Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of the Issuer (“Merger Sub”), and Better Holdco, Inc., a Delaware corporation (together with its successors, the “Company”), will, immediately following or concurrently with the execution of this Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, subject to the terms of the Merger Agreement, (a) the Issuer will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2020 Revision) and take actions as set forth in the Merger Agreement in connection therewith including the creation of non-voting Class C common stock, par value $0.0001 per share (the “Class C common stock”) (such transactions, the “Domestication”), (b) Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned Subsidiary of the Issuer (the “First Merger”) and (c) the Company, as the surviving corporation of the First Merger, will merge with and into the Issuer (the “Second Merger” and together with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of (i) shares of the Issuer’s (after the Domestication) Class A Common Stock, par value $0.0001 per share (the “Class A common stock”), and Class C common stock, and together with the Class A common stock, the “common stock”) with a value equal to the Aggregate Purchase Amount (as determined in accordance with Section 1.1 below) divided by the per share purchase price of $10.00 for each share of the Class A common stock and Class C common stock (the “Per Share Price”) (such shares of Class A common stock, the “A Shares”, and such shares of Class C common stock, the “C Shares”, and together, the “Shares”, with the proportion of A Shares to be purchased in relation to C Shares to be determined in accordance with Section 1.2 below), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Aggregate Purchase Amount therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein;
WHEREAS, concurrently with the execution of the Merger Agreement, Novator Capital Sponsor Ltd. (“Sponsor”) will enter into (i) an agreement (the “Sponsor Subscription Agreement”) with the Issuer, pursuant to which Sponsor will agree to subscribe for and purchase a number of shares of Class A common stock with an aggregate value at the Per Share Price equal to $200,000,000 immediately prior to the First Effective Time (such date, the “Closing Date”) and (ii) a redemption subscription agreement with the Issuer (the “Redemption Subscription Agreement”); and
WHEREAS, subject to the terms of this Subscription Agreement, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “Other Subscriber”), severally and not jointly, may enter into separate subscription agreements with substantially similar terms to this Subscription Agreement (other than terms that are specific to Subscriber, including without limitation, in respect of the Total Subscription Commitment, Aggregate Purchase Amount, C Shares and the

conversion thereof) with the Issuer (the “Other Subscription Agreements”) pursuant to which such Other Subscribers agree to purchase shares of Class A common stock on the Closing Date in a private placement at the same Per Share Price as Subscriber, which would reduce the total number of shares of common stock to be purchased by Subscriber hereunder, such that the aggregate amount of shares of common stock to be sold by the Issuer pursuant to this Subscription Agreement, the Sponsor Subscription Agreement and the Other Subscription Agreements will equal 150,000,000 shares of common stock, with the proportion of A Shares and C Shares to be determined in accordance with Section 1.2 below.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.    Subscription.
1.1    Subscriber irrevocably agrees to subscribe for and purchase a number of shares of Class A common stock and Class C common stock with an aggregate value at the Per Share Price equal to $1,500,000,000 (the “Total Subscription Commitment,” allocated between A Shares and C Shares pursuant to Section 1.2 below), minus (i) such number of shares of Class A common stock, if any, acquired by Other Subscribers at the Per Share Price pursuant to the Other Subscription Agreements as contemplated herein (the aggregate value of such subscriptions by Other Subscribers at the Per Share Price, the “Other Subscribers Purchase Amount”) and (ii) the aggregate value at the Per Share Price of the shares of Class A common stock acquired by Sponsor pursuant to the Sponsor Subscription Agreement immediately prior to the subscription contemplated by this Agreement on the Closing Date (the “Sponsor Purchase Amount”) (the amount of the Total Subscription Commitment, reduced by the Other Subscribers Purchase Amount and the Sponsor Purchase Amount, being the “Subscribed Amount”). In clarification of the foregoing, in the event of any default in performance or failure by (A) any Other Subscriber to fund prior to Closing in accordance with the terms of its Other Subscription Agreement and purchase at the Closing any portion of the Other Subscribers Purchase Amount pursuant to any Other Subscription Agreement or (B) Sponsor to fund prior to Closing in accordance with the terms of the Sponsor Subscription Agreement and purchase at the Closing any portion of the Sponsor Purchase Amount pursuant to the Sponsor Subscription Agreement and not including any amount in respect of the Redemption Subscription Agreement (the aggregate of (A) and (B), the “Defaulted Commitment Amount”, and together with the Subscribed Amount, the “Aggregate Purchase Amount”), in each case at the Closing, Subscriber shall, in addition to the Subscribed Amount, purchase a number of shares of common stock with an aggregate value at the Per Share Price equal to the Defaulted Commitment Amount. For the avoidance of doubt, in no event shall Subscriber be obligated to purchase shares of common stock valued at the Per Share Price in excess of the Total Subscription Commitment.
1.2    The maximum number of A Shares issuable to Subscriber pursuant to this Subscription Agreement shall be such amount that, together with all other voting securities of the Issuer and the Company beneficially owned by the Subscriber and its Affiliates would not result in total ownership of voting stock of the Issuer by Subscriber and its Affiliates exceeding 9.4% of the outstanding voting power of the Issuer as of the Closing Date (giving effect to the Closing of the transactions contemplated by this Subscription Agreement and the Transactions), with any common stock issuable in satisfaction of the Total Subscription Commitment in excess of such voting threshold to consist of C Shares for the remainder of the Aggregate Purchase Amount.
1.3    Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Aggregate Purchase Amount, the Shares (such subscription and issuance, the “Subscription”) up to the Total Subscription Commitment.

2.    Representations, Warranties and Agreements.
2.1    Subscriber’s Representations, Warranties and Agreements. Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.1.1    Subscriber has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
2.1.2    This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. This Subscription Agreement is a valid and binding agreement enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.1.3    The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of Subscriber pursuant to, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the assets of Subscriber is subject, which would reasonably be expected to prevent, materially delay or otherwise materially impede Subscriber’s timely performance of its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Subscriber, (iii) result in any violation of any Law or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its respective properties or assets that would reasonably be expected to have a Subscriber Material Adverse Effect, or (iv) with respect to the issuance of the Shares to Subscriber upon the Closing, and not with respect to any voting power exercised by Subscriber after the Closing, no notice to, or consent or approval of a Governmental Authority is required for Subscriber to enter into, deliver and perform its obligations under, and all transactions contemplated by, this Subscription Agreement.
2.1.4    Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Shares only for its own account and not for the account of others and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Nothing contained herein shall be deemed a representation or warranty by Subscriber to hold the Shares for any period of time. Subscriber is not an entity formed for the specific purpose of acquiring the Shares.
2.1.5    Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act except as otherwise required in respect of the A Shares by this Subscription Agreement. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a Subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur in an “offshore transaction” within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144, provided that all of the applicable conditions thereof have been met, (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, or (v) as it forms part of any stock lending program, and in the case of each of clauses (i), (ii) (iii), (iv) and (v) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Shares shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule

144A promulgated under the Securities Act. Subscriber understands and agrees that as a result of the transfer restrictions set forth herein, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, pledge or transfer of any of the Shares.
2.1.6    Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, the Company or any of their respective Affiliates, officers, directors, employees, agents or representatives, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement, and Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth in this Subscription Agreement. Without limiting the foregoing, Subscriber acknowledges that certain information provided by the Company was based on projections, forecasts, estimates, budgets or other prospective information, and such information is based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections, and neither the Company nor any other person, including any Placement Agent (as defined below), makes any representation relating to any such information.
2.1.7    Subscriber represents and warrants that its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
2.1.8    In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the Issuer’s representations, warranties and agreements herein. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer and the Company (including giving effect to the Mergers), and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Subscriber’s investment in the Shares. Subscriber acknowledges that it has reviewed the documents made available to Subscriber by the Issuer and the Company. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber acknowledges that any placement agent retained by the Issuer in respect of any placement to Other Subscribers and its Affiliates (the “Placement Agent”) and its respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Issuer, the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer or the Company. Subscriber acknowledges that (i) it has not relied on any statements or other information provided by any Placement Agent or any of the Placement Agent’s Affiliates with respect to its decision to invest in the Shares, including information related to the Issuer, the Company, the Shares and the offer and sale of the Shares, and (ii) neither Placement Agent nor any of its Affiliates have prepared any disclosure or offering document in connection with the offer and sale of the Shares. Subscriber understands and acknowledges that any Placement Agent is acting solely in respect of subscriptions by Other Subscribers pursuant to Placement Agent’s agreement with the Company, that no Placement Agent has been retained to act as such in respect of Subscriber’s subscription and Subscriber acknowledges that any Placement Agent has not acted or will act as Subscriber’s financial advisor or fiduciary.

2.1.9    Subscriber acknowledges that the Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
2.1.10    Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such financial, accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
2.1.11    Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists. Subscriber acknowledges that it shall be responsible for any of the Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Issuer nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement.
2.1.12    Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.
2.1.13    Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable Law, provided that Subscriber is permitted to do so under applicable Law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.
2.1.14    Except as a result of the entry into this Subscription Agreement, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.15    Subscriber shall not, and shall procure its Affiliates not to, beneficially own voting stock of the Issuer that in the aggregate exceeds 9.4% of the voting power of the Issuer at any time after the Closing Date (giving effect to the Closing of the transactions contemplated by this Subscription Agreement and the Transactions) and, to the extent that Subscriber (together with its Affiliates) would own voting stock of the Issuer that equals on an aggregate basis more than 9.4% of the voting power of the Issuer, Subscriber shall, and shall procure its Affiliates to, exchange promptly such number of B Shares, or if none are so owned by them, A Shares, for C Shares; provided that the foregoing obligation shall be released and the Issuer shall use reasonable best efforts to convert any then-outstanding C Shares held by Subscriber into A Shares promptly upon receipt by the Issuer of required approvals of any applicable Governmental Authorities for such ownership in excess of 9.4% of the voting power of the Issuer. Subscriber further agrees that pending any such exchange, neither it nor its Affiliates will exercise any voting rights with respect to more than 9.4% of the voting power of the Issuer.
2.1.16    Subject to Section 2.1.15, Subscriber and its Affiliates and the Issuer shall each use reasonable best efforts to submit, upon the written request of Subscriber, as promptly as practicable following the date on which Subscriber delivers to the Issuer written notice of its intent to convert the C Shares into shares of Class A common stock after the Closing, all applicable filings and registrations with, and notifications to, the U.S. Department of Justice, the U.S. Federal Trade Commission and any other Governmental Authority required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and all other Laws in connection with the transactions contemplated by this Subscription Agreement and the Merger Agreement, and to use their respective reasonable best efforts to, as promptly as practicable, provide any information requested by the U.S. Department of Justice, the U.S. Federal Trade Commission or any other Governmental Authority to obtain all required authorizations and approvals, and the expiration or termination of any applicable waiting period, under the HSR Act and all other applicable Laws as promptly as practicable after the date hereof. Subscriber shall be responsible for (x) all filing fees payable and (y) all other costs, in each case, of Subscriber related to any HSR Act notification applicable in connection with the conversion of shares of common stock contemplated by this Subscription Agreement and the Issuer shall be responsible for (i) all filing fees payable and (ii) all other related costs, in each case of the Issuer (other than any HSR Act notification filing fee and all other related costs of Subscriber) in respect of obtaining all required authorizations and approvals of any Governmental Authority arising from Subscriber’s ownership of shares of common stock immediately after Closing (and not in respect of any subsequent acquisition of voting common stock except the conversion contemplated hereby).
2.1.17    Subscriber represents and agrees that on the date hereof, Subscriber has access to sufficient available funds to pay the Aggregate Purchase Amount, and on the date the Aggregate Purchase Amount would be required to be funded to the Issuer pursuant to Section 3.1, Subscriber will have sufficient immediately available funds to pay the Aggregate Purchase Amount pursuant to Section 3.1. From the date hereof until the Closing Date, Subscriber shall not make any dividends or distributions that would render Subscriber unable to satisfy its obligation to pay the Aggregate Purchase Amount.
2.1.18    Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Subscriber hereby agrees that it shall notify the Issuer promptly in writing in the event a Disqualification Event becomes applicable to Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 2.1.18, “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of Subscriber’s securities for purposes of Rule 506(d) under the Securities Act.
2.1.19    Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, any of its Affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer.
2.1.20    Subscriber represents, warrants and agrees that neither Subscriber, nor any person acting on its behalf has, directly or indirectly, made, and no such person shall make, any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on an applicable exemption from registration under the Securities Act for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.

2.1.21    Neither the Subscriber nor any of its Affiliates or agents has provided or will, without the prior consent of any Placement Agents, provide information to Other Subscribers regarding the Issuer, the Company and the Transactions relating to the offer and sale of the Securities in connection with such Other Subscriber’s direct or indirect equity investment in the Issuer.
2.1.22    Subscriber agrees that it shall use all reasonable efforts to permit and cooperate with the Issuer (including acting on the Issuer’s behalf in identifying the prospective subscribers for direction to any Placement Agent) in respect of subscriptions for Shares that would constitute a portion of its Total Subscription Commitment in an aggregate amount of at least $200,000,000 at the same Per Share Price by one or more “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) identified and mutually agreed on or before the date hereof by Subscriber and the Issuer and acceptable to the Company, including Activant Ventures or an Affiliate thereof, with such “qualified institutional buyers” or “accredited investors” to, severally and not jointly, enter into Other Subscription Agreements. Any such subscription shall be in the form of an Other Subscription Agreement pursuant to which the subscribing third party shall become a “Subscriber” hereunder and thereunder and an “Other Subscriber” hereunder and have the rights and obligations (other than as specific to the undersigned Subscriber) and make the applicable representations and warranties of Subscriber provided for herein.
2.1.23    Subscriber agrees that it shall reduce the number of A Shares to be acquired by Subscriber pursuant to its Total Subscription Commitment, to enable Sponsor to acquire the same number of shares represented by the Sponsor Purchase Amount at the Closing; provided that Subscriber shall remain obligated to purchase, in addition to the Subscribed Amount, a number of shares of common stock with an aggregate value at the Per Share Price equal to any Defaulted Commitment Amount.
2.1.24    Subscriber agrees that it shall cooperate with the Issuer and the Company in connection with any review of the transactions contemplated by this Subscription Agreement and the Transactions by any Governmental Authority, including without limitation, by providing to the Issuer or the Company, as applicable for delivery to the applicable Governmental Authority as soon as practicable following written notice to Subscriber of such a request, all such information about Subscriber and any of its Affiliates requested by any such Governmental Authority, and to take such other action as soon as practicable as may be reasonably necessary or as the Issuer or the Company may reasonably request to enable the parties to the Merger Agreement to satisfy the condition set forth in Section 9.1(d) of the Merger Agreement.
2.1.25    Subscriber has not and will not prior to the Closing enter into any side letter or similar agreement with any other subscriber or any other investor in connection with such other subscriber’s or investor’s direct or indirect equity investment in the Issuer or the Company.
2.1.26    Subscriber acknowledges and agrees that the C Shares to be acquired by Subscriber pursuant to this Subscription Agreement shall have no right to vote, consent or approve any action for which approval of stockholders of the Issuer is solicited, except as required by the DGCL (as defined below). The Issuer agrees that its organizational documents in connection with the Domestication shall provide that any holder of C Shares shall be entitled to exchange or convert such shares into A Shares at its option from time to time.
2.2    Issuer’s Representations, Warranties and Agreements. The Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
2.2.1    The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and following the Domestication shall be validly existing as a corporation in good standing under the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2    The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s amended and restated certificate of incorporation or under the DGCL.
2.2.3    This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.4    Subject to obtaining all required approvals necessary in connection with the performance of the Merger Agreement (including the approval of the Company’s stockholders for the Merger Agreement and the related Transactions including the transactions contemplated by this Subscription Agreement, the Redemption Subscription Agreement, the Sponsor Subscription Agreement and the Other Subscription Agreements) and any required applications and approvals pursuant to the applicable rules of Nasdaq (together, the “Required Approvals”) and assuming the accuracy of Subscriber’s representation in Section 2.1.3, the execution, delivery and performance of this Subscription Agreement, issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) result in any violation of the provisions of the organizational documents of the Issuer (after Domestication) or (ii) result in any violation of any Law or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have a material adverse effect on the validity of the Shares or the legal authority or ability of the Issuer to perform in all material respects its obligations under this Subscription Agreement, subject to the exceptions in the definition of Material Adverse Effect in the Merger Agreement mutatis mutandis (an “Issuer Material Adverse Effect”).
2.2.5    As of the date of this Agreement, the authorized share capital of the Issuer is $55,500.00 divided into (i) 500,000,000 shares of Class A common stock, 27,800,287 of which are issued and outstanding (subject to all Cayman Acquiror Units separating in full), (ii) 50,000,000 shares of Class B common stock, of which 6,950,072 shares are issued and outstanding and (iii) 5,000,000 preferred shares of which none and issued and outstanding (clauses (i) and (ii) collectively, the “Cayman Securities”). As of immediately prior to the First Effective Time (without giving effect to any subscriptions under this Subscription Agreement, the Other Subscription Agreements, the Sponsor Subscription Agreement or the Redemption Subscription Agreement), the authorized share capital of the Issuer will be $325,000.00 divided into (i) 1,750,000,000 shares of Acquiror Class A Common Stock, 34,750,359 of which will be issued and outstanding (subject to all Domesticated Acquiror Units separating in full), (ii) 600,000,000 shares of Acquiror Class B Common Stock, of which 0 shares will be issued and outstanding, (iii) 800,000,000 shares of Domesticated Acquiror Class C Common Stock, of which 0 shares will be issued and outstanding, and (iv) 100,000,000 shares of blank check preferred stock, of which 0 shares will be issued and outstanding (such terms as defined in the Merger Agreement).
2.2.6    Except for the securities referenced in Section 2.2.5 above and the obligations of the Issuer under the Merger Agreement (or as contemplated thereby), this Subscription Agreement, the Other Subscription Agreements, the Redemption Subscription Agreement and the Sponsor Subscription Agreement in connection with the transactions contemplated hereby and thereby, there are no outstanding, and between the date hereof and the Closing, the Issuer will not issue, sell or cause to be outstanding any (a) shares, equity interests or voting securities of the Issuer, (b) securities of the Issuer convertible into or exchangeable for shares or other equity interests or voting securities of the Issuer, (c) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of the Issuer to acquire from any individual, entity or other person, and no obligation of the Issuer to issue, any shares or other equity interests or voting securities of the Issuer or any securities convertible into or exchangeable for such shares or other equity interest or voting securities, (d) equity equivalents or other similar rights of or with respect to the Issuer, or (e) obligations of the Issuer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights.

2.2.7    Other than the Other Subscription Agreements, the Sponsor Subscription Agreement, the Redemption Subscription Agreement, the Merger Agreement and any other agreement expressly contemplated by the Merger Agreement, the Issuer has not entered into any side letter or similar agreement with any other subscriber or any other investor in connection with such other subscriber’s or investor’s direct or indirect equity investment in the Issuer (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of the Issuer by existing securityholders of the Company, which may be effectuated as a forfeiture to the Issuer and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Issuer pursuant to the Merger Agreement).
2.2.8    Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber.
2.2.9    The issued and outstanding shares of Class A common stock of the Issuer are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq. The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer (including the Merger Agreement) with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, except in the case of the accounting treatment of the warrants, as of their respective filing dates, complied, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (in each case in effect as of the date of filing). None of the SEC Documents filed under the Exchange Act, contained, as of the respective date of its filing or, if amended prior to the date of this Subscription Agreement or the Closing Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Issuer makes no such representation or warranty with respect to the proxy statement/prospectus included in the PIPE Registration Statement to be filed in connection with the approval of the Merger Agreement by the stockholders of the Issuer (the “Proxy Statement/Prospectus”) or any other information relating to the Company or any of its Affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.10    Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on an exemption from registration for the transactions contemplated hereby under the Securities Act or would require registration of the issuance of the Shares under the Securities Act.
2.2.11    No Disqualification Event is applicable to the Issuer or, to the Issuer’s knowledge, any Issuer Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) under the Securities Act is applicable. The Issuer has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Issuer Covered Person” means, with respect to the Issuer as an “issuer” for purposes of Rule 506 under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1) under the Securities Act.

2.2.12    As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened suits, claim, actions or proceedings (collectively, “Actions”), which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.
2.2.13    The Issuer is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
2.2.14    Up to $950,000,000 of the proceeds of the transactions contemplated by this Subscription Agreement, the Sponsor Subscription Agreement and the Other Subscription Agreements at Closing to be received by the Issuer shall be used as consideration in connection with the Transactions, with the remainder of such proceeds used to pay transaction expenses incurred by the Issuer pursuant to this Subscription Agreement, the Sponsor Subscription Agreement, each Other Subscription Agreement and the Merger Agreement and for general corporate purposes.
2.2.15    Without limiting the foregoing, the Issuer agrees that, promptly upon Subscriber’s written notice after the Closing requesting shares of its Class C common stock to be converted into Class A common stock, the Issuer will, subject to the cooperation obligation above (a) use its reasonable best efforts to obtain, or in the case of approvals for which Subscriber is obligated by Law to complete a notification or obtain the approval or consent of the applicable Governmental Authorities to cooperate with the efforts of Subscriber to obtain, the completion of any requisite waiting period or consent or approval of applicable Governmental Authorities for the issuance of shares of Class A common stock to Subscriber (including from applicable Governmental Authorities), provided the Issuer shall not be required to agree to any limitations, adverse conditions or other restrictions on its or its Subsidiaries’ operations in obtaining such approvals, and (b) after receipt of all applicable Governmental Authorities approvals in respect of the issuance of such shares of Class A common stock, to exchange all of Subscriber’s C Shares for Class A common stock of the Issuer.
3.    Settlement Date and Delivery.
3.1    Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the First Effective Time. At least five (5) Business Days prior to the anticipated Closing Date, the Issuer shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) wire instructions for the payment of the Aggregate Purchase Amount. Subscriber shall deliver to the Issuer, at least two (2) Business Days prior to the anticipated Closing Date, the Aggregate Purchase Amount for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Shares in book entry form, in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. In the event the Closing does not occur within three (3) Business Days of the anticipated Closing Date specified in the Closing Notice, the Issuer shall promptly (but no later than one (1) Business Day thereafter) return the Aggregate Purchase Amount to Subscriber.
3.2    Conditions to Closing of the Issuer. The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable Law) written waiver, on or prior to the Closing Date, of each of the following conditions:
3.2.1    Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the date of this Subscription Agreement and on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.2.2    Closing of the Transactions. The conditions precedent to the completion of the Transactions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Transactions set forth in the Merger Agreement) shall have been met or waived by the parties thereto such that the Transactions will close substantially concurrently with, but after, the Closing.
3.2.3    Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, Law, rule or regulation enjoining or prohibiting the consummation of the Subscription.
3.3    Conditions to Closing of Subscriber. Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable Law) written waiver, on or prior to the Closing Date, of each of the following conditions:
3.3.1    Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the date of this Subscription Agreement and on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions; provided that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Issuer contained in this Subscription Agreement and the facts underlying such breach would also cause a condition to the Company’s obligations under the Merger Agreement to fail to be satisfied, this condition shall nevertheless be deemed satisfied in the event the Company waives such condition with respect to such breach under the Merger Agreement, provided, further that such waiver by the Company does not result in Subscriber being in violation of any applicable Law or any judgment, order, rule or regulation of any court or Governmental Authority, domestic or foreign, having jurisdiction over Subscriber or any of its properties.
3.3.2    Closing of the Transactions. The conditions precedent to completion of the Transactions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Transactions set forth in the Merger Agreement) shall have been met or waived by the parties thereto such that the Transactions will close substantially concurrently with, but after, the Closing.
3.3.3    Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, Law, rule or regulation enjoining or prohibiting the consummation of the Subscription.
4.    PIPE Registration Statement.
4.1    In connection with the Transactions, the Issuer will file with the Commission the Registration Statement, which will register the issuance of shares of Class A common stock upon consummation of the Transactions in exchange for all outstanding shares of the Issuer (including the Shares). In the event that the Registration Statement, at the time it becomes effective, does not include the shares of Class A common stock to be issued hereunder (including the Class A common stock issuable upon conversion of the Class C common stock), the Issuer agrees that, within forty-five (45) calendar days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a shelf registration statement registering the resale of the Shares (the “PIPE Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the PIPE Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the PIPE Registration Statement) following the Closing and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the PIPE Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include such Shares in the PIPE Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by the Issuer to effect the registration of the Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the PIPE Registration Statement during any customary blackout or similar period or as permitted under Section 4.3 hereunder; provided, further, that Subscriber and its Affiliates (including its directors, officers, agents and employees, and each person who controls Subscriber within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) will be indemnified by the Issuer for any liability arising from any material misstatements or omissions in the PIPE Registration Statement except to the extent such misstatement or omission arises from the information specifically provided by Subscriber for inclusion in the PIPE Registration Statement. Subscriber shall indemnify and hold harmless the Issuer and its Affiliates (including its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), for any liability arising from any material misstatements or omissions contained in the PIPE Registration Statement to the extent that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein. For purposes of clarification, any failure by the Issuer to file the PIPE Registration Statement by the Filing Date or to cause such PIPE Registration Statement to be declared effective by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file the PIPE Registration Statement or cause the PIPE Registration Statement to be declared effective as set forth above in this Section 4.
4.2    In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense, the Issuer shall:
4.2.1    except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a PIPE Registration Statement, use its reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable PIPE Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Shares, (ii) the date all Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to Affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two years from the Effectiveness Date of the PIPE Registration Statement;
4.2.2    advise Subscriber within five (5) Business Days:
(a)    when a PIPE Registration Statement or any post-effective amendment thereto has become effective;
(b)    of the issuance by the Commission of any stop order suspending the effectiveness of any PIPE Registration Statement or the initiation of any proceedings for such purpose;

(c)    of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(d)    subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any PIPE Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;
4.2.3    use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any PIPE Registration Statement as soon as reasonably practicable;
4.2.4    upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a PIPE Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such PIPE Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
4.2.5    use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Class A common stock is then listed.
4.3    Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the PIPE Registration Statement, and from time to time to require Subscriber not to sell under the PIPE Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its Subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house legal counsel), would require additional disclosure by the Issuer in the PIPE Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the PIPE Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel (which may be in-house legal counsel), to cause the PIPE Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the PIPE Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the PIPE Registration Statement is effective or if as a result of a Suspension Event the PIPE Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the PIPE Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion, destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. Issuer agrees that any time transfer is permitted pursuant to Rule 144 and Subscriber is unable to sell under the PIPE Registration Statement, Issuer will take commercially reasonable efforts to remove the restrictive legend from Subscriber’s Shares.
5.    Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms without consummation of the Merger, (ii) upon the mutual written agreement of Subscriber and, with the prior written consent of the Company, the Issuer to terminate this Subscription Agreement, (iii) subject to Section 3.3.1, if any of the conditions to Closing set forth in this Subscription Agreement are not satisfied or waived (or deemed to be satisfied or waived) by the party entitled to grant such waiver on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated on or before the Agreement End Date (as defined in the Merger Agreement), and (iv) if the Closing shall not have occurred on or before the Agreement End Date (as defined in the Merger Agreement); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement.
6.    Miscellaneous.
6.1    Further Assurances. From the date hereof, the parties hereto shall use reasonable best efforts to consummate the transactions contemplated by this Subscription Agreement, the Merger Agreement, and the Mergers. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
6.1.1    Subscriber acknowledges that the Issuer, the Company, any Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer and the Company if any of the acknowledgments, understandings, agreements, representations and warranties made by Subscriber set forth herein are no longer accurate in any material respect. Subscriber further acknowledges and agrees that the Company and any Placement Agent is a third-party beneficiary of the representations, warranties and agreements of Subscriber contained in this Section 6.1.1 and Section 2.1 of this Subscription Agreement. Subscriber acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including such other investor’s respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) any Placement Agent, its respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, in each case, absent their own intentional fraud or willful misconduct, (iii) the Company or any other party to the Merger Agreement, or (iv) any Affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of the Issuer, the Company or any other party to the Merger Agreement shall be liable to Subscriber, or to any other investor, pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer, the Company or any Placement Agent concerning the Issuer, the Company, any Placement Agent, any of their controlled Affiliates, this Subscription Agreement or the transactions contemplated hereby. Subscriber consents to and agrees to waive any claims it or they may have based on any actual or potential conflicts of interest that may arise or result from any Placement Agent acting as equity capital markets advisor to the Issuer or the Company.
6.1.2    Without limiting the Company’s rights provided by Section 6.6, each of the Issuer, Subscriber, any Placement Agent, Sponsor and the Company is (i) entitled to rely upon and, in the case of the Issuer, the Subscriber and the Company, enforce the terms of this Subscription Agreement and (ii) is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
6.1.3    The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control and otherwise readily available to Subscriber and to the extent consistent with its internal policies and procedures; provided, that, Issuer agrees to keep any such information provided by Subscriber confidential.
6.1.4    Each party hereto shall be responsible for and pay its own expenses incurred in connection with this Subscription Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants.
6.1.5    Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described herein no later than immediately prior to the consummation of the Transactions.
6.2    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(i)    if to Subscriber, to such address or addresses set forth on the signature page hereto;
(ii)    if to the Issuer before the Closing Date, to:
Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX
United Kingdom
Attention: Khurram Kayani
Email: Khurram@novatorcapital.com

with a required copy (which copy shall not constitute notice) to:
Baker McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
Attention: Adam Eastell, Michael F. DeFranco, Derek Liu
Email: adam.eastell@bakermckenzie.com,
michael.defranco@bakermckenzie.com,
derek.liu@bakermckenzie.com
(iii)    If to the Issuer after the Closing Date, to the persons indicated under the Company below
(iv)    if to the Company, to:
Better HoldCo, Inc.
175 Greenwich St, 59th Floor
New York, NY 10007
Attention: Kevin Ryan
Email: kryan@better.com
with a required copy (which copy shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Mitchell S. Eitel, Jared M. Fishman, Sarah P. Payne
Email: eitelm@sullcrom.com
fishmanj@sullcrom.com,
paynes@sullcrom.com
6.3    Entire Agreement. This Subscription Agreement constitutes the entire agreement among the parties to this Subscription Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties, including any commitment letter entered into relating to the subject matter hereof, except as expressly set forth in this Subscription Agreement.
6.4    Modifications and Amendments. This Subscription Agreement may be amended or modified in whole or in part, only (a) subject to the prior written consent of the Company except in the case of amendments or waivers that are ministerial and immaterial in nature and effect and (b) by a duly authorized agreement in writing executed in the same manner as this Subscription Agreement and which makes reference to this Subscription Agreement.
6.5    Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the other parties hereto and the Company (as third-party beneficiary hereto) and any such purported assignment shall be null and void ab initio (other than the Shares acquired hereunder, if any, and Subscriber’s rights under Section 4 hereof, and then only in accordance with this Subscription Agreement). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its Affiliates (provided that Subscriber shall not be relieved from the obligation to perform this Agreement upon any failure of the Affiliate assignee).

6.6    Benefit.
6.6.1    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns (other than as provided for in this Section 6.6.1 and Section 6.1.1 and Section 6.1.2 of this Subscription Agreement). Notwithstanding anything to the contrary herein, the Company and Sponsor is an express third-party beneficiary of each of the provisions of this Subscription Agreement.
6.6.2    Each of the Issuer and Subscriber acknowledges and agrees that (a) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Issuer and Subscriber hereunder, the Company would not enter into the Merger Agreement, (b) each representation, warranty, covenant and agreement of the Issuer and Subscriber hereunder is being made also for the benefit of the Company, and (c) the Company may seek to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief, including to cause the Aggregate Purchase Amount to be paid and the Closing to occur) each of the covenants and agreements of each of the Issuer and Subscriber under this Subscription Agreement. Each of the Issuer and Subscriber acknowledges and agrees that (a) this Subscription Agreement is being entered into in order to induce Sponsor to execute and deliver the Sponsor Subscription Agreement and without the representations, warranties, covenants and agreements of the Issuer and Subscriber hereunder, Sponsor would not enter into the Sponsor Subscription Agreement, (b) each representation, warranty, covenant and agreement of the Issuer and Subscriber hereunder is being made also for the benefit of Sponsor, and (c) Sponsor may seek to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief, including to cause the Aggregate Purchase Amount to be paid and the Closing to occur) each of the covenants and agreements of each of the Issuer and Subscriber under this Subscription Agreement that relate to the acquisition of Class A common stock by Sponsor in the transactions contemplated by this Subscription Agreement.
6.7    Governing Law. This Subscription Agreement, and all claims or causes of action based upon, arising out of, or related to this Subscription Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws that would require or permit the application of Laws of another jurisdiction.
6.8    Consent for Jurisdiction; Waiver of Jury Trial.
6.8.1    Subscriber hereby irrevocably appoints SB Management (US) Corporation C/O CSC Global, with offices at the date of this Agreement located at 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware USA 19808, as its authorized agent on which any and all legal process may be served in any such Action, suit or proceeding brought in the Designated Courts pursuant to this Section 6.8.1. Subscriber agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 6.2, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Subscriber agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, each Subscriber agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 6.8.1. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable Law

6.8.2    The Issuer hereby irrevocably appoints Cogency Global Inc., with offices at the date of this Agreement located at 850 New Burton Road, Suite 201, Dover, Delaware USA 19904, as its authorized agent on which any and all legal process may be served in any such Action, suit or proceeding brought in the Designated Courts pursuant to this Section 6.8.2. The Issuer agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 6.2, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. the Issuer agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, the Issuer agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 6.8.2. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable Law.
6.8.3    Any proceeding or Action based upon, arising out of or related to this Subscription Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware) (the “Designated Courts”), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Subscription Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 6.8.
6.8.4    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
6.9    Severability. If any provision of this Subscription Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Subscription Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Subscription Agreement, they shall take any actions necessary to render the remaining provisions of this Subscription Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Subscription Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
6.10    No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
6.11    Remedies.
6.11.1    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Subscription Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required of them hereunder to consummate the Subscription Agreement). It is accordingly agreed that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, without proof of damages, prior to the valid termination of this Subscription Agreement in accordance with Section 5, in addition to any other remedy to which any party is entitled at law or in equity. The right to specific enforcement shall include the right of the parties hereto to cause Subscriber and the right of the Company to cause the parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Subscription Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
6.11.2    The parties acknowledge and agree that this Section 6.12 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
6.11.3    In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the reasonable and documented out-of-pocket costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
6.12    Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing until the expiration of any statute of limitations under applicable Laws. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect until the expiration of any statute of limitations under applicable Laws.
6.13    No Broker or Finder. Each of the Issuer and Subscriber each represents and warrants to the other parties hereto that no broker, finder or other financial consultant has acted on its behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto. Each of the Issuer and Subscriber agrees to indemnify and save the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
6.14    Headings and Captions. The headings and captions in this Subscription Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Subscription Agreement.
6.15    Counterparts. This Subscription Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Subscription Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
6.16    Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and Aggregate Purchase Amount shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
6.17    Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
7.    Consent to Disclosure.
7.1    Subscriber hereby consents to the publication and disclosure in any press release issued by the Issuer or the Company or Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by the federal securities laws or the Commission or any other securities authorities, any other documents or communications provided by the Issuer or the Company to any Governmental Authority or to securityholders of the Issuer) in each case, as and to the extent required by applicable Law or the Commission or any other Governmental Authority, of Subscriber’s identity and beneficial ownership of the Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by the Issuer or the Company, a copy of this Subscription Agreement. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not publicly disclose the name of Subscriber, other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential; provided that Subscriber consents to the disclosure included in the public announcement materials related to the Transactions previously disclosed to Subscriber. Subscriber will promptly provide any information reasonably requested by the Issuer or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

7.2    Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a Business Combination. Subscriber further acknowledges that, as described in the prospectus dated February 12, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of the Issuer, certain of its public stockholders and the underwriters of the Issuer’s initial public offering (the “Trust Account”). Subscriber acknowledges that it has been advised by the Issuer that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if the Issuer completes the transactions which constitute a Business Combination, then to those Persons (as defined in the Merger Agreement) and in such amounts as described in the Prospectus; (b) if the Issuer fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Investment Management Trust Agreement, dated as of April 21, 2020, between the Issuer and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”) to the Issuer in limited amounts to permit the Issuer to pay the costs and expenses of its liquidation and dissolution, and then to the Issuer’s public stockholders; and (c) if the Issuer holds a shareholder vote to amend the Issuer’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the Class A common stock if the Issuer fails to complete a Business Combination within the allotted time period, then for the redemption of any of the Class A common stock properly tendered in connection with such vote. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Subscription Agreement and any negotiations, Contracts with the Issuer; provided, that (x) nothing herein shall serve to limit or prohibit Subscriber’s right to pursue a claim against the Issuer for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that Subscriber may have in the future against the Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 7.2 shall survive the termination of this Subscription Agreement for any reason.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

ISSUER:

AURORA ACQUISITION CORP

By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer

Accepted and agreed this 10th day of May, 2021.
SUBSCRIBER:

SB Northstar LP	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Date: May 10, 2021

Name of Subscriber:	Name of Joint Subscriber, if applicable:

SB Northstar LP

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:
Aggregate Number of Shares subscribed for:
See Section 1.1 and 1.2 of Subscription Agreement
Aggregate Purchase Amount: See Section 1.1 of Subscription Agreement
You must pay the Aggregate Purchase Amount by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A. QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

1.	☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2.	☐	We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B. ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐
We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an “accredited investor.”

2.	☐	We are not a natural person.

*** AND ***

C. AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This Schedule I should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

QUALIFIED INSTITUTIONAL BUYER: Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to Subscriber (Please check the applicable subparagraphs):
☐    Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and:
☐    is an insurance company as defined in section 2(a)(13) of the Securities Act;
☐    is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;
☐    is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act (“Consolidated Farm and Rural Development Act”);
☐    is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;
☐    is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);
☐    is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;
☐    is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);
☐    is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, or Massachusetts or similar business trust; or
☐    is an investment adviser registered under the Investment Advisers Act;
☐    is an institutional accredited investor, as defined in Rule 501(a) under the Securities Act, of a type not listed in paragraphs (a)(1)(i)(A) through (I) or paragraphs (a)(1)(ii) through (vi) of Rule 501.
☐    Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with Subscriber;
☐    Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐    Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;
☐    Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or
☐    Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.
ACCREDITED INVESTOR: Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐    Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5) (A) of the Securities Act whether acting in its individual or fiduciary capacity;
☐    Any broker or dealer registered pursuant to section 15 of the Exchange Act;
☐    Any insurance company as defined in section 2(a)(13) of the Securities Act;
☐    Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;
☐    Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act or Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;
☐    Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐    Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;
☐    Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;
☐    Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;
☐    Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐    Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;
☐    Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
☐    Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act; or
☐    Any entity in which all of the equity owners are “accredited investors.”
☐    Any entity, of a type not listed in paragraph (a)(1), (2), (3), (7), or (8) of Rule 501 of the Securities Act, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;
☐    Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Securities and Exchange Commission (the “Commission”) has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph, the Commission will consider, among others, the following attributes:
(i)    The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;

(ii)    The examination or series of examinations is designed to reliably and validly demonstrate an individual’s comprehension and sophistication in the areas of securities and investing;
(iii)    Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and
(iv)    An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable;
☐    Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;
☐    Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1):
(i)    With assets under management in excess of $5,000,000,
(ii)    That is not formed for the specific purpose of acquiring the securities offered, and
(iii)    Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;
☐    Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (a)(12) of Rule 501 of the Securities Act and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii) of Rule 501 of the Securities Act.

ANNEX H-1
AMENDMENT NO. 1
TO THE SUBSCRIPTION AGREEMENT
This AMENDMENT NO 1 TO SUBSCRIPTION AGREEMENT (this “Amendment”) is entered into as of November 30, 2021, by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication, the “Issuer”), SB Northstar LP, a Cayman Islands exempted limited partnership (“Subscriber” or “you”), and Better HoldCo, Inc., a Delaware corporation (the “Company”), and amends that certain Subscription Agreement, dated as of May 10, 2021, by and among the Issuer and Subscriber (the “Subscription Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Subscription Agreement.
WHEREAS, the Issuer, Aurora Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Issuer, and Better Holdco, Inc., a Delaware corporation (together with its successors, the “Company”), entered into that certain Agreement and Plan of Merger, dated as of May 10, 2021, as amended on each of October 27, 2021 and November 9, 2021 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”);
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Issuer and Subscriber entered into the Subscription Agreement;
WHEREAS, on the date hereof, the parties to the Merger Agreement are amending the Merger Agreement to, among other things, adjust the mix of consideration to be received by stockholders of the Company, such that 100% of such consideration will be shares of capital stock of the Issuer and to remove any cash consideration otherwise payable to such holders (such amendment, the “Merger Agreement Amendment”);
WHEREAS, simultaneously with the execution of the Merger Agreement Amendment, the Company, the Subscriber and Novator Capital Sponsor Ltd. (“Sponsor”) are entering that certain Bridge Note Purchase Agreement, dated as of the date hereof (the “Bridge Financing Agreement”), providing for the issuance of up to $750,000,000 aggregate principal amount of bridge notes that are otherwise expected to convert into Shares in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”);
WHEREAS, simultaneously with the execution of the Merger Agreement Amendment and Bridge Financing Agreement, the Issuer and Subscriber are entering into this Amendment (i) to amend the Total Subscription Commitment (as defined in the Subscription Agreement) to be $750,000,000, which amount will be further reduced by, among other things, any funding under the Bridge Financing Agreement, (ii) to provide for a new Total Note Commitment (as defined below) of $750,000,000, which amount will, at the Company’s option, be funded to acquire Convertible Notes (as defined below) that will have terms and be subject to conditions consistent with the term sheet attached as Exhibit A hereto and otherwise in accordance with definitive documentation to be entered into by such parties and (iii) to provide for a new covenant obligating the Issuer and Subscriber, in the event that any state regulatory authority or government-sponsored enterprise that is otherwise required to approve the Transactions rejects approval of the Transactions directly as a result of the Convertible Notes (as defined below) being included as a part thereof, or if any such state regulatory authority or government-sponsored enterprise is required to, but does not approve the incurrence of debt represented by the Convertible Notes, to amend the Total Subscription Commitment (as defined in the Subscription Agreement) to be $1,250,000,000, which amount will be further reduced by, among other things, any funding under the Bridge Financing Agreement;
WHERAS, the Issuer and Sponsor (i) are also entering into an amendment to that certain Subscription Agreement, dated May 10, 2021 (the “Sponsor Subscription Agreement”), by and among the Issuer and Sponsor to, among other things, amend the Sponsor Base Purchase Amount (as defined in the Sponsor Subscription Agreement) to be $100,000,000, and otherwise provide for a $100,000,000 commitment to purchase Convertible Notes, and (ii) have agreed to terminate that certain Redemption Subscription Agreement, dated as of May 10, 2021, by and among the Issuer and Sponsor;

WHEREAS, in accordance with Section 6.4 of the Subscription Agreement, the Parties may amend the Subscription Agreement by written agreement in the form of this Amendment; and
WHEREAS, in accordance with Section 7.10(a) of the Merger Agreement, the Company has approved this Amendment, and each of the foregoing agreements and amendments.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Subscription Agreement.
2.    Amendments. The Parties acknowledge and agree that:
(i)    The definition of “Redemption Subscription Agreement” is hereby removed from the PIPE Subscription Agreement.
(ii)    Section 1.1 (Subscription—Total Subscription Commitment) of the Subscription Agreement is hereby amended and restated as follows:
Subscriber irrevocably agrees to subscribe for and purchase a number of shares of Class A common stock and Class C common stock with an aggregate value at the Per Share Price equal to $750,000,000 (the “Total Subscription Commitment,” allocated between A Shares and C Shares pursuant to Section 1.2 below), minus (i) such number of shares of Class A common stock, if any, acquired by Other Subscribers at the Per Share Price pursuant to the Other Subscription Agreements as contemplated herein (the aggregate value of such subscriptions by Other Subscribers at the Per Share Price, the “Other Subscribers Purchase Amount”), (ii) the aggregate value at the Per Share Price of the shares of Class A common stock acquired by Sponsor pursuant to the Sponsor Subscription Agreement immediately prior to the subscription contemplated by this Agreement on the Closing Date (the “Sponsor Purchase Amount”) and (iii) the aggregate principal amount of any bridge notes funded by the purchasers under the Bridge Note Purchase Agreement, dated as of November 30, 2021, by and among the Company, the Issuer, and the other purchasers party thereto (the “Bridge Financing Agreement” and such amount, the “Bridge Financing Amount”) (the amount of the Total Subscription Commitment, reduced by the Other Subscribers Purchase Amount, the Sponsor Purchase Amount and the Bridge Financing Amount, being the “Subscribed Amount”). In clarification of the foregoing, in the event of any default in performance or failure by (A) any Other Subscriber to fund prior to Closing in accordance with the terms of its Other Subscription Agreement and purchase at the Closing any portion of the Other Subscribers Purchase Amount pursuant to any Other Subscription Agreement or (B) Sponsor to fund prior to Closing in accordance with the terms of the Sponsor Subscription Agreement and purchase at the Closing any portion of the Sponsor Purchase Amount pursuant to the Sponsor Subscription Agreement (the aggregate of (A) and (B), the “Defaulted Commitment Amount”, and together with the Subscribed Amount, the “Aggregate Purchase Amount”), in each case at the Closing, Subscriber shall, in addition to the Subscribed Amount, purchase a number of shares of common stock with an aggregate value at the Per Share Price equal to the Defaulted Commitment Amount. For the avoidance of doubt, in no event shall Subscriber be obligated to purchase shares of common stock valued at the Per Share Price in excess of the Total Subscription Commitment.
(iii)    The following text is hereby added as Section 1.4 of the Subscription Agreement:
1.4.    Additional Note Commitment.
(a)    In addition, Subscriber irrevocably agrees to purchase $750,000,000 (the “Total Note Commitment”) aggregate principal amount of convertible promissory notes of the Issuer, convertible into shares of Class A common stock on such terms as set forth on Exhibit A hereto and any other terms mutually agreed by the Issuer, the Company and Subscriber, all acting in good faith (“Convertible Notes”), minus (i) such amount of the aggregate principal amount of such Convertible Notes, if any, acquired by Sponsor
H-1-2

pursuant to the Sponsor Subscription Agreement (“Sponsor Note Purchase Amount”) and (ii) such amount of cash received by the Issuer at the Closing from its Trust Account (as defined below) (other than amounts attributable to investments in the Issuer made by Subscriber, Sponsor or other parties as contemplated by the Subscription Agreement or the Sponsor Subscription Agreement) (the “Trust Cash Amount”) (the Total Note Commitment, less the Sponsor Note Purchase Amount and Trust Cash Amount, being the “Note Subscribed Amount”).
(b)    The closing for the Convertible Notes shall occur on a date (the “Closing Date”) that is no later than forty-five (45) days following the date of the closing of the Transactions. The Company shall send the Subscriber and Sponsor a notice at least five (5) Business Days prior to the proposed Closing Date specifying the amount of funding the Company intends to draw down on the Closing Date and the corresponding amount of Convertible Notes to be issued on such Closing Date. Subject to certain limitations, the Company shall have the option in its sole discretion not to draw down the entire funding on the Closing Date. There shall be no conditions to closing for any draw on the Closing Date other than those specified under the heading “Conditions Precedent” in Exhibit A hereto. For the avoidance of doubt, under no circumstance shall the Company be obligated to draw down on the Total Note Commitment or the Total Sponsor Note Commitment (as such term is defined in the Sponsor Subscription Agreement).
(c)    In clarification of the foregoing, in the event of any default in performance or failure by Sponsor to purchase on any agreed upon funding date any portion of the Sponsor Note Purchase Amount (the “Defaulted Note Commitment Amount”), Subscriber shall, in addition to the portion of the Note Subscribed Amount that may otherwise be subject to purchase on such funding date, purchase additional aggregate principal amount of such Convertible Notes equal to the Defaulted Note Commitment Amount. For the avoidance of doubt, in no event shall Subscriber be obligated to purchase an aggregate principal amount of Convertible Notes in excess of the Total Note Commitment. The Subscriber, Issuer and the Company shall prepare, negotiate and execute definitive documentation reflecting the terms of the Convertible Notes in the next forty-five (45) days unless otherwise agreed by the parties. For the avoidance of doubt, if the parties are unable to agree on any additional terms of the Convertible Notes, the Convertible Notes shall have the terms set forth on Exhibit A, and it shall not be a condition to issuance of the Convertible Notes that any further terms be agreed.
(iv)    The following text is hereby added as Section 1.5 of the Subscription Agreement:
1.5 Notwithstanding the foregoing, in the event that any state regulatory authority or government-sponsored enterprise that is otherwise required to approve the Transactions rejects approval of the Transactions directly as a result of the Convertible Notes being included as a part thereof, or if any such state regulatory authority or government-sponsored enterprise is required to, but does not approve the incurrence of debt represented by the Convertible Notes, then the “Total Subscription Commitment” shall be equal to $1,250,000,000 minus the Trust Cash Amount (and for the avoidance of doubt, minus the other amounts received as set forth in Section 1.1) and there shall be no Total Note Commitment.
(v)    Subsections 2.2.4, 2.2.5, 2.2.6 and 2.2.7 of Section 2.2 (Issuer’s Representations, Warranties and Agreements—) are hereby modified and amended by deleting the text “the Redemption Subscription Agreement,” therein.
(vi)    Section 2.2.14 (Issuer’s Representations, Warranties and Agreements—Proceeds) of the Subscription Agreement is hereby amended and restated as follows:
The proceeds of the transactions contemplated by this Subscription Agreement, the Sponsor Subscription Agreement and the Other Subscription Agreements at Closing to be received by the Issuer shall be used to pay transaction expenses incurred by the Issuer pursuant to this Subscription Agreement, the Sponsor Subscription Agreement, each Other Subscription Agreement and the Merger Agreement and for general corporate purposes.
H-1-3

(vii)    The following sentence is hereby added to Section 7.2 (Trust Account Waiver) as the second to last sentence of that section:
For the avoidance of doubt, under no circumstance shall the Trust Amount (as defined in the Merger Agreement) be deemed to include any amounts received by the Issuer and funded in the Trust Account pursuant to this Subscription Agreement, including pursuant to the Total Subscription Commitment and the Total Note Commitment, the Sponsor Subscription Agreement and the Bridge Financing Agreement.
(viii)    Exhibit A attached hereto is hereby added to the Subscription Agreement as Exhibit A to the Subscription Agreement.
3.    No Other Amendments to the Subscription Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Subscription Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Subscription Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Subscription Agreement remain unchanged and continue in full force and effect.
4.    Miscellaneous. The provisions of Sections 6.2 – 6.17 (inclusive) of the Subscription Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
[Remainder of page intentionally left blank; signature page follows]
H-1-4

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

ISSUER:

AURORA ACQUISITION CORP.

By:	/s/ Prabhu Narasimhan
Name: Prabhu Narasimhan
Title: Chief Investment Officer

SUBSCRIBER:

SB NORTHSTAR LP

By:	/s/ Samuel Merksamer
Name: Samuel Merksamer
Title: Director

COMPANY:

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer

Accepted and agreed this 30th day of November, 2021.
SUBSCRIBER:

SB Northstar LP		Signature of Joint Subscriber, if applicable:

By:	/s/ Samuel Merksamer	By:
Name:	Samuel Merksamer	Name:
Title:	Director	Title:

Date: November 30, 2021

Name of Subscriber:		Name of Joint Subscriber, if applicable:

SB NORTHSTAR LP
(Please print. Please indicate name and capacity of person signing above)		(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:	98-1615422	Joint Subscriber’s EIN:

Business Address-Street:		Mailing Address-Street (if different):

C/o Walkers Corporate Limited

190 Elgin Avenue, George Town

City, State, Zip:	Grand Cayman, Cayman Islands	City, State, Zip:

Attn:	Hasan Sabri	Attn:

Telephone No.:	+44 750 205 3710	Telephone No.:

Facsimile No.:	N/A	Facsimile No.:
Aggregate Number of Shares subscribed for:
See Section 1.1 and 1.2 of the Subscription
Agreement
Aggregate Purchase Amount: See Section 1.1 of Subscription Agreement
You must pay the Aggregate Purchase Amount by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

Exhibit A
Convertible Notes Term Sheet
See attached.

Dated November 30, 2021
Better HoldCo, Inc.
SENIOR SUBORDINATED UNSECURED CONVERTIBLE
PROMISSORY NOTES TERM SHEET
Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the that certain Agreement and Plan of Merger, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”). For purposes of this term sheet, Novator Capital Sponsor Ltd. is referred to as the “Sponsor” and SB Northstar LP is referred to as “SB” (and SB and Sponsor together are referred to as the “Investors”).

Issuer:	The Acquiror

Title of Securities:	1.0% senior subordinated unsecured convertible promissory note, due 2027 (the “Notes”)

Aggregate Principal Amount:	$750,000,000, subject to a dollar-for-dollar reduction for any proceeds from Acquiror’s trust that are released to the Company at the closing of the Transactions (other than amounts released to the Company relating to the Sponsor and SB subscription agreements)

Funding	The Notes will be funded by the Investors at the Closing as set forth under the heading “Closing”

Subordination	The Notes are subordinated in right of payment (pursuant to subordination provisions and the intercreditor agreement referred to below) to the prior payment in full of all amounts under senior or secured obligations of the Company or its subsidiaries, including the Company’s Second Amended and Restated Loan and Security Agreement, dated as of November 19, 2021, by and among the Company, certain of its subsidiaries, Biscay GSTF III, LLC, and the lenders party thereto from time to time (the “Guggenheim Senior Facilities”).

Guarantors	Substantially all of the existing and futures subsidiaries of the Company (other than regulated mortgage and insurance subsidiaries) that guarantee the Guggenheim Senior Facilities

Interest Rate	The Notes will bear interest on a 30/360 day count basis, payable semiannually on a PIK basis (or at the Company’s option, in cash), at an interest rate of 1.0% per annum.

Closing	Closing will occur on a date that is within 45 days of the closing of the Transactions (the “Closing Date”). There shall only be one (1) Closing Date.

Such funding will be made by the Investors in proportion to their commitments in respect of the Aggregate Principal Amount of Notes. Subject to certain limitations, the Company shall have the option not to draw down the entire funding on the Closing Date. The only conditions precedent to closing on the Closing Date shall be as set forth under the heading “Conditions Precedent” below. In no circumstance shall the Company be obligated to draw down on the commitments.

Notice
The Company shall send the Investors a notice at least 5 Business Days prior to the Closing Date of the amount of funding the Company intends to drawn down and the amount of Notes to be issued on the Closing Date.

Maturity Date	All principal and accrued but unpaid interest on each of the Notes will become due and payable 5 years from the date of issuance.

Optional Prepayment
The Notes may not be voluntarily prepaid. Notwithstanding the foregoing, the Notes may be redeemed at the option of the Company (the “Early Redemption”), at a redemption price of 115% of par plus accrued interest in cash, at any time if the last reported sale price of the common stock has been at least 130% of the conversion price then in effect for at least 20 trading days, whether or not consecutive, during any 30 consecutive trading day period (including on the last trading day of such period) ending on, and including, the trading day immediately preceding the date of notice of optional redemption. The Notes are entitled to conversion following a notice of redemption, with a customary make-whole adjustment calculated in accordance with a customary public company-style grid.

Mandatory Prepayment
If the Company undergoes a “fundamental change” (defined using the SoFi convertible notes as a precedent), then the Company shall redeem the Notes at a repurchase price of 100% of principal amount plus accrued and unpaid interest. For the avoidance of doubt, all mandatory prepayment requirements applicable to the Notes will be subordinated to obligations under the Company’s senior and/or secured debt or warehouse facilities from time to time (including, the Guggenheim Senior Facilities), subject to and in accordance with the terms set forth under “Subordination and Intercreditor Provisions” below.

Conversion
The Investors shall, at any time on or after the first anniversary of the closing of the Transactions, have the option to cause a full or partial conversion of the principal amount of the Notes and accrued but unpaid interest to be converted into shares of the Company’s publicly-traded common stock. Upon conversion, each $1,000 of principal and applicable accrued and unpaid interest through the date of conversion shall entitle the holder of the Note to receive a number of shares equal to (a) $1,000 divided by (b) subject to the following sentence, a dollar amount equal to a 115% of the average Daily VWAP over the 20 VWAP Trading Days immediately prior to the first anniversary of the closing of the Transactions (such amount in (b), the “Conversion Price”).
If the average Daily VWAP referred to above is less than $8, for purposes of the calculations above the VWAP shall be $8.00 and if the average Daily VWAP is greater than $12.00, for purposes of the calculation above the VWAP shall be $12.00.

For purposes of this provision, “Daily VWAP” shall mean for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[insert ticker] <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“VWAP Trading Day” shall a day on which (A) there is no VWAP Market Disruption Event (to be customarily defined); and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.
The Conversion Rate shall be adjusted pursuant to customary anti-dilution adjustments (with reference to the Documentation Principles) to be agreed by the parties, including, subject to certain customary exceptions, upon the declaration of stock dividends, splits and combinations; the issuance of certain rights, options and warrants; the occurrence of certain spin-offs and distributed property; payment of cash dividends or distributions, tender offers or exchange offers.
The Notes are not convertible at the Company’s option. The Company shall have the option to settle conversion in either cash, stock or a mixture of cash and stock in its sole discretion.
The Notes will also be convertible upon customary events, such as a fundamental change or common stock change, in accordance with the Documentation Principles. In the event the Notes become convertible prior to the first anniversary of the closing of the Transactions, the Conversion Price will be deemed to be $11.50 (subject to any applicable adjustment).
Conversions of the Notes will be subject to a customary make-whole adjustment in the event of customary make-whole fundamental change events, in accordance with the Documentation Principles.

Additional Financing	The Company shall have the right to obtain other sources of funding, whether via public market financing or otherwise (the “Additional Financing Arrangement”), and such Additional Financing Arrangement shall not, unless otherwise agreed, reduce the Investors’ total commitment amount for the Notes, which commitment amount shall remain available for the Company to draw upon throughout the funding term specified in the definitive documentation for the purchase of the Notes.

Covenants	Customary covenants limited to continuation of Exchange Act reporting post-Transaction Closing, maintenance of corporate existence, limitation on mergers/consolidations/sale of all or substantially all assets, and similar matters, in accordance with the Documentation Principles.

Conditions Precedent
Limited to delivery of the Notes to the Investors, against payment therefor, no defaults, confirmation of corporate authority, no third-party consents and no violations of organizational documents, material contracts or applicable law. Notwithstanding anything to the contrary herein, subject to (1) closing of the Transactions, (2) compliance with the terms of Section 1.3(b) of the Sponsor Subscription Agreement and Section 1.4(b) of the PIPE Subscription Agreement, as applicable, and (3) Section 1.4 of the Sponsor Subscription Agreement and Section 1.5 of the PIPE Subscription Agreement, as applicable, there shall be no conditions precedent to drawdown on the Closing Date other than those set forth in the immediately preceding sentence.

Events of Default	Payment related defaults, failure to comply with obligations in connection with conversion or redemptions, failure to comply with merger/consolidation/sale of all or substantially all assets limitations, failure to comply with other obligations under the indenture subject to a grace period, cross default at a level equal to $100,000,000 and certain bankruptcy related events, consistent with the definitions in accordance with the Documentation Principles.

Subordination and Intercreditor Provisions
At the request of the Company, the Investors (in their capacity as holders of the Notes) shall enter into a customary New York law governed subordination agreement on terms customary for deeply subordinated junior indebtedness and Investors (in their capacity as holders of the Notes) shall negotiate in good faith such agreement with the applicable senior lenders from time to time, including the following provisions:
●       the Notes shall be subordinated in right of payment to senior debt on customary terms, including that any payments on the Notes are subject to the absence of a default;
●       any enforcement actions in respect of the Notes shall be subject to a 270-day standstill; and
●       such other provisions as the applicable senior lenders may reasonably request.

Transfers and Assignments	Holders of the Notes shall have the right to transfer all or a part of the Notes as follows: (i) to any affiliate of such holder, without the Company’s consent, (ii) without the Company’s consent, to any non-affiliate transferees who (A) individually do not, and following such transfer will not, own more than 20% of the total principal amount of Notes then-outstanding and (B) agree in writing to refrain from certain trading activities during, or with respect to, the valuation period for establishing the Conversion Price for the Notes (in a form to be agreed by the parties and included in the Notes), (iii) with the Company’s consent (such consent not to be unreasonably withheld or delayed), and (iv) without the Company’s consent, to the extent a payment Event of Default is continuing; provided that any such transfer is done in compliance with a valid exemption under the Securities Act of 1933, as amended, and all other applicable federal state and other securities laws. Under no circumstances will the Company be required to make the Notes eligible for trading through the facilities of The Depository Trust Company.

Documentation Principles	Except as specifically set forth in this term sheet, the Notes shall have terms set out in the SoFi Technologies, Inc. 0.00% convertible senior notes due 2026.

Registration Rights	The Investors shall have demand and shelf registration rights with respect to any shares issued as a result of conversion of the Notes on the same terms as contemplated by the Registration Rights Agreement attached to the Merger Agreement.

Governing Law	State of New York

ANNEX I
EXECUTION VERSION
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Sponsor Subscription Agreement”) is entered into as of May 10, 2021, by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication (as defined below), the “Issuer”), and Novator Capital Sponsor Ltd. (“Sponsor”, “you” and the initial “Subscriber”), BB Trustees SA, as trustee of the Future Holdings Trust (the “Sponsor Guarantor”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, the Issuer, Aurora Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of the Issuer (“Merger Sub”), and Better Holdco, Inc., a Delaware corporation (together with its successors, the “Company”), will, immediately following or concurrently with the execution of this Sponsor Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, subject to the terms of the Merger Agreement, (a) the Issuer will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2020 Revision) and take actions as set forth in the Merger Agreement in connection therewith including the creation of non-voting Class C common stock, par value $0.0001 per share (the “Class C common stock”) (such transactions, the “Domestication”), (b) Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned Subsidiary of the Issuer (the “First Merger”) and (c) the Company, as the surviving corporation of the First Merger, will merge with and into the Issuer (the “Second Merger” and together with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer shares of the Issuer’s (after the Domestication) Class A Common Stock, par value $0.0001 per share (the “Class A common stock”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Sponsor Purchase Amount (as defined below) therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and
WHEREAS, concurrently with the execution of the Merger Agreement, SB Northstar LP (“Sigma”) is entering into a subscription agreement with the Issuer (the “PIPE Subscription Agreement”), pursuant to which Sigma is agreeing to subscribe for and purchase a number of shares of Class A common stock and Class C common stock, and together with the Class A common stock, the “common stock”) with an aggregate value at the Per Share Price equal to $1,500,000,000 less the Sponsor Purchase Amount actually acquired pursuant to this Sponsor Subscription Agreement and also less the amount actually acquired by one or more “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) that enter into subscription agreements (the “Other Subscription Agreements”) with the Issuer as contemplated by the PIPE Subscription Agreement, in each case immediately prior to the First Effective Time (such date, the “Closing Date”); and
WHEREAS, concurrently with the execution of this Sponsor Subscription Agreement, Subscriber and Sponsor Guarantor are entering into a redemption subscription agreement with the Issuer (the “Redemption Subscription Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.    Subscription.
1.1    Subscriber irrevocably agrees to subscribe for and purchase a number of shares of Class A common stock with an aggregate value equal to $200,000,000 (the “Sponsor Purchase Amount”) at the per share purchase price of $10.00 for each share of the Class A common stock (the “Per Share Price”) (such shares of Class A common stock, the “Shares”) on the Closing Date.
1.2    Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Sponsor Purchase Amount, the Shares (such subscription and issuance, the “Subscription”).
2.    Representations, Warranties and Agreements.
2.1    Subscriber’s Representations, Warranties and Agreements. Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.1.1    Subscriber has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Sponsor Subscription Agreement.
2.1.2    This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. This Subscription Agreement is a valid and binding agreement enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.1.3    The execution, delivery and performance by Subscriber of this Sponsor Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of Subscriber pursuant to, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the assets of Subscriber is subject, which would reasonably be expected to prevent, materially delay or otherwise materially impede Subscriber’s timely performance of its obligations under this Sponsor Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Subscriber, (iii) result in any violation of any Law or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its respective properties or assets that would reasonably be expected to have a Subscriber Material Adverse Effect, or (iv) other than the notifications to the U.S. Department of Justice, the U.S. Federal Trade Commission and any other Governmental Authority required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no notice to, or consent or approval of a Governmental Authority is required for Subscriber to enter into, deliver and perform its obligations under, and all transactions contemplated by, this Sponsor Subscription Agreement.
2.1.4    Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Shares only for its own account and not for the account of others and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Nothing contained herein shall be deemed a representation or warranty by Subscriber to hold the Shares for any period of time. Subscriber is not an entity formed for the specific purpose of acquiring the Shares.
2.1.5    Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act except as otherwise required in respect of the Shares by this Sponsor Subscription Agreement. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a Subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur in an “offshore transaction” within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144, provided that all of the applicable conditions thereof have been met, (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, or (v) as it forms part of any stock lending program, and in the case of each of clauses (i), (ii) (iii), (iv) and (v) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Shares shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that as a result of the transfer restrictions set forth herein, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, pledge or transfer of any of the Shares.
2.1.6    Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, the Company or any of their respective Affiliates, officers, directors, employees, agents or representatives, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Sponsor Subscription Agreement, and Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth in this Sponsor Subscription Agreement. Without limiting the foregoing, Subscriber acknowledges that certain information provided by the Company was based on projections, forecasts, estimates, budgets or other prospective information, and such information is based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections, and neither the Company nor any other person, including any Placement Agent (as defined below), makes any representation relating to any such information.
2.1.7    Subscriber represents and warrants that its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
2.1.8    In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the Issuer’s representations, warranties and agreements herein. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer and the Company (including giving effect to the Mergers), and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Subscriber’s investment in the Shares. Subscriber acknowledges that it has reviewed the documents made available to Subscriber by the Issuer and the Company. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber acknowledges that any placement agent retained by the Issuer in respect of any placement to Other Subscribers and its Affiliates (the “Placement Agent”) and its respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Issuer, the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer or the Company. Subscriber acknowledges that (i) it has not relied on any statements or other information provided by any Placement Agent or any of the Placement Agent’s Affiliates with respect to its decision to invest in the Shares, including information related to the Issuer, the Company, the Shares and the offer and sale of the Shares, and (ii) neither Placement Agent nor any of its Affiliates have prepared any disclosure or offering document in connection with the offer and sale of the Shares. Subscriber understands and acknowledges that any Placement Agent is acting solely in respect of subscriptions by Other Subscribers pursuant to Placement Agent’s agreement with the Company, that no Placement Agent has been retained to act as such in respect of Subscriber’s subscription and Subscriber acknowledges that any Placement Agent has not acted or will act as Subscriber’s financial advisor or fiduciary.
2.1.9    Subscriber acknowledges that the Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
2.1.10    Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such financial, accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
2.1.11    Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists. Subscriber acknowledges that it shall be responsible for any of the Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Sponsor Subscription Agreement, and that neither the Issuer nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Sponsor Subscription Agreement.
2.1.12    Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.
2.1.13    Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable Law, provided that Subscriber is permitted to do so under applicable Law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.
2.1.14    Except as a result of the entry into this Sponsor Subscription Agreement, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.15    To the extent required, such Subscriber and its affiliates and the Issuer shall each use reasonable best efforts to submit all applicable filings and registrations with, and notifications to, the U.S. Department of Justice, the U.S. Federal Trade Commission and any other Governmental Authority required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and all other Laws in connection with the transactions contemplated by this Sponsor Subscription Agreement, and to use their respective reasonable best efforts to, as promptly as practicable, provide any information requested by the U.S. Department of Justice, the U.S. Federal Trade Commission or any other Governmental Authority to obtain all required authorizations and approvals, and the expiration or termination of any applicable waiting period, under the HSR Act and all other applicable laws as promptly as practicable after the date hereof. The Issuer shall be responsible for all filing fees payable to a Governmental Authority related to any HSR Act notification applicable in connection with this Sponsor Subscription Agreement.
2.1.16    Subscriber represents and agrees that on the date hereof, Subscriber has access to sufficient available funds to pay the Sponsor Purchase Amount, and on the date the Sponsor Purchase Amount would be required to be funded to the Issuer pursuant to Section 3.1, Subscriber will have sufficient immediately available funds to pay the Sponsor Purchase Amount pursuant to Section 3.1. From the date hereof until the Closing Date, Subscriber shall not make any dividends or distributions that would render Subscriber unable to satisfy its obligation to pay the Sponsor Purchase Amount. From the date hereof until the Closing Date, the Subscriber shall not make any dividends or distributions that would render the Subscriber unable to satisfy all its obligations under this Sponsor Subscription Agreement.
2.1.17    Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Subscriber hereby agrees that it shall notify the Issuer promptly in writing in the event a Disqualification Event becomes applicable to Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 2.1.17, “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of Subscriber’s securities for purposes of Rule 506(d) under the Securities Act.
2.1.18    Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, any of its Affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Issuer expressly set forth in this Sponsor Subscription Agreement, in making its investment or decision to invest in the Issuer.
2.1.19    Subscriber represents, warrants and agrees that neither Subscriber, nor any person acting on its behalf has, directly or indirectly, made, and no such person shall make, any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on an applicable exemption from registration under the Securities Act for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.

2.1.20    Neither the Subscriber nor any of its Affiliates or agents has provided or will, without the prior consent of any Placement Agents, provide information to Other Subscribers regarding the Issuer, the Company and the Transactions or the offer and sale of the Securities in connection with such Other Subscriber’s direct or indirect equity investment in the Issuer or the Company.
2.1.21    Subscriber agrees that it shall cooperate with the Issuer and the Company in connection with any review of the transactions contemplated by this Sponsor Subscription Agreement by any Governmental Authority, including without limitation, by providing to the Issuer or the Company, as applicable for delivery to the applicable Governmental Authority as soon as practicable following written notice to Subscriber of such a request, all such information about Subscriber and any of its Affiliates requested by any such Governmental Authority.
2.1.22    Subscriber has not and will not prior to the Closing enter into any side letter or similar agreement with any other subscriber or any other investor in connection with such other subscriber’s or investor’s direct or indirect equity investment in the Issuer or the Company.
2.2    Issuer’s Representations, Warranties and Agreements. The Issuer hereby represents and warrants to such Subscriber and agrees with such Subscriber as follows:
2.2.1    The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and following the Domestication shall be validly existing as a corporation in good standing under the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Sponsor Subscription Agreement.
2.2.2    This Sponsor Subscription Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.3    Subject to obtaining all required approvals necessary in connection with the performance of the Merger Agreement (including the approval of the Company’s stockholders for the Merger Agreement and the related Transactions including the transactions contemplated by this Sponsor Subscription Agreement, the Redemption Subscription Agreement, the PIPE Subscription Agreement, and the Other Subscription Agreements) and any required applications and approvals pursuant to the applicable rules of Nasdaq (together, the “Required Approvals”) and assuming the accuracy of the Subscriber’s representation in Section 2.1.3, the execution, delivery and performance of this Sponsor Subscription Agreement, issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) result in any violation of the provisions of the organizational documents of the Issuer (after Domestication) or (ii) result in any violation of any Law or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have a material adverse effect on the validity of the Shares or the legal authority or ability of the Issuer to perform in all material respects its obligations under this Sponsor Subscription Agreement, subject to the exceptions in the definition of Material Adverse Effect in the Merger Agreement mutatis mutandis (an “Issuer Material Adverse Effect”).
2.2.4    The issued and outstanding shares of Class A common stock of the Issuer are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq. The Issuer has made available to such Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer (including the Merger Agreement) with the Commission prior to the date of this Sponsor Subscription Agreement (the “SEC Documents”), which SEC

Documents, except in the case of the accounting treatment of the warrants, as of their respective filing dates, complied, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (in each case in effect as of the date of filing). None of the SEC Documents filed under the Exchange Act, contained, as of the respective date of its filing or, if amended prior to the date of this Sponsor Subscription Agreement or the Closing Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Issuer makes no such representation or warranty with respect to the proxy statement/prospectus included in the PIPE Registration Statement to be filed in connection with the approval of the Merger Agreement by the stockholders of the Issuer (the “Proxy Statement/Prospectus”) or any other information relating to the Company or any of its Affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.5    As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened suits, claim, actions or proceedings (collectively, “Actions”), which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.
2.3.    Sponsor Guarantor’s Representations, Warranties and Agreements. Sponsor Guarantor hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.3.1    Sponsor Guarantor has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement.
2.3.2    This Sponsor Subscription Agreement has been duly authorized, validly executed and delivered by Sponsor Guarantor. This Agreement is a valid and binding agreement enforceable against Sponsor Guarantor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.3.3    The execution, delivery and performance by Sponsor Guarantor of this Sponsor Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of Sponsor Guarantor pursuant to, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which Sponsor Guarantor is a party or by which Sponsor Guarantor is bound or to which any of the assets of Sponsor Guarantor is subject, which would reasonably be expected to prevent or materially delay or otherwise materially impede Sponsor Guarantor’s timely performance of its obligations under this Agreement (a “Sponsor Guarantor Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Sponsor Guarantor, (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Sponsor Guarantor or any of its respective properties or assets that would reasonably be expected to have a Sponsor Guarantor Material Adverse Effect.
2.3.4    Sponsor Guarantor represents and warrants that Sponsor Guarantor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or in any OFAC List, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Sponsor Guarantor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Sponsor Guarantor is permitted to do so under applicable law. If Sponsor Guarantor is a financial institution subject to the BSA/PATRIOT Act, Sponsor Guarantor represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Sponsor Guarantor also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Sponsor Guarantor further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Sponsor Guarantor and used to satisfy its obligations hereunder were legally derived.
2.3.5    Sponsor Guarantor represents and agrees that on the date hereof, Sponsor Guarantor has access to sufficient available funds to pay the Sponsor Purchase Amount, and on the date the Subscription is consummated would be required to be funded by the Sponsor to the Issuer pursuant to Section 3.1, Sponsor Guarantor will have sufficient immediately available funds to satisfy its obligations hereunder. From the date hereof until the Closing Date, Sponsor Guarantor shall not make any dividends or distributions that would render it unable to satisfy its obligations hereunder.
2.3.6    Sponsor Guarantor represents that no Disqualification Event is applicable to it or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Sponsor Guarantor hereby agrees that it shall notify the Issuer promptly in writing in the event a Disqualification Event becomes applicable to Sponsor Guarantor or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.
2.3.7    Sponsor Guarantor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, any of its Affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Issuer expressly set forth in this Agreement, in making its decision to enter into this Sponsor Subscription Agreement.
3.    Settlement Date and Delivery.
3.1    Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the First Effective Time. At least five (5) Business Days prior to the anticipated Closing Date, the Issuer shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) wire instructions for the payment of the Sponsor Purchase Amount. Subscriber shall deliver to the Issuer, at least two (2) Business Days prior to the anticipated Closing Date, the Sponsor Purchase Amount for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Shares in book entry form, in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. In the event the Closing does not occur within three (3) Business Days of the anticipated Closing Date specified in the Closing Notice, the Issuer shall promptly (but no later than one (1) Business Day thereafter) return the Sponsor Purchase Amount to Subscriber.
3.2    Conditions to Closing of the Issuer. The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable Law) written waiver, on or prior to the Closing Date, of each of the following conditions:
3.2.1    Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the date of this Sponsor Subscription Agreement and on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.2.2    Closing of the Transactions. The conditions precedent to the completion of the Transactions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Transactions set forth in the Merger Agreement) shall have been met or waived by the parties thereto such that the Transactions will close substantially concurrently with, but after, the Closing.
3.2.3    Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, Law, rule or regulation enjoining or prohibiting the consummation of the Subscription.
3.3    Conditions to Closing of Subscriber. Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable Law) written waiver, on or prior to the Closing Date, of each of the following conditions:
3.3.1    Closing of the Transactions. The conditions precedent to completion of the Transactions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Transactions set forth in the Merger Agreement) shall have been met or waived by the parties thereto such that the Transactions will close substantially concurrently with, but after, the Closing.
3.3.2    Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, Law, rule or regulation enjoining or prohibiting the consummation of the Subscription.
4.    PIPE Registration Statement.
4.1    In connection with the Transactions, the Issuer will file with the Commission the Registration Statement, which will register the issuance of shares of Class A common stock upon consummation of the Transactions in exchange for all outstanding shares of the Issuer (including the Shares). In the event that the Registration Statement, at the time it becomes effective, does not include the shares of Class A common stock to be issued hereunder, the Issuer agrees that, within forty-five (45) calendar days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a shelf registration statement registering the resale of the Shares (the “PIPE Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the PIPE Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the PIPE Registration Statement) following the Closing and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the PIPE Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include such Shares in the PIPE Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by the Issuer to effect the registration of the Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the PIPE Registration Statement during any customary blackout or similar period or as permitted under Section 4.3 hereunder; provided, further, that Subscriber and its Affiliates (including its directors, officers, agents and employees, and each person who controls Subscriber within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) will be indemnified by the Issuer for any liability arising from any material misstatements or omissions in the PIPE Registration Statement except to the extent such misstatement or omission arises from the information specifically provided by Subscriber for inclusion in the PIPE Registration Statement. Subscriber shall indemnify and hold harmless the Issuer and its Affiliates (including its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), for any liability arising from any material misstatements or omissions contained in the PIPE Registration Statement to the extent that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein. For purposes of clarification, any failure by the Issuer to file the PIPE Registration Statement by the Filing Date or to cause such PIPE Registration Statement to be declared effective by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file the PIPE Registration Statement or cause the PIPE Registration Statement to be declared effective as set forth above in this Section 4.
4.2    In the case of the registration effected by the Issuer pursuant to this Sponsor Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense, the Issuer shall:
4.2.1    except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a PIPE Registration Statement, use its reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable PIPE Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Shares, (ii) the date all Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to Affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two years from the Effectiveness Date of the PIPE Registration Statement;
4.2.2    advise Subscriber within five (5) Business Days:
(a)    when a PIPE Registration Statement or any post-effective amendment thereto has become effective;
(b)    of the issuance by the Commission of any stop order suspending the effectiveness of any PIPE Registration Statement or the initiation of any proceedings for such purpose;
(c)    of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(d)    subject to the provisions in this Sponsor Subscription Agreement, of the occurrence of any event that requires the making of any changes in any PIPE Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;

4.2.3    use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any PIPE Registration Statement as soon as reasonably practicable;
4.2.4    upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a PIPE Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such PIPE Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
4.2.5    use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Class A common stock is then listed.
4.3    Notwithstanding anything to the contrary in this Sponsor Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the PIPE Registration Statement, and from time to time to require Subscriber not to sell under the PIPE Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its Subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house legal counsel), would require additional disclosure by the Issuer in the PIPE Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the PIPE Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel (which may be in-house legal counsel), to cause the PIPE Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the PIPE Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the PIPE Registration Statement is effective or if as a result of a Suspension Event the PIPE Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the PIPE Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion, destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. Issuer agrees that any time transfer is permitted pursuant to Rule 144 and Subscriber is unable to sell under the PIPE Registration Statement, Issuer will take commercially reasonable efforts to remove the restrictive legend from Subscriber’s Shares.
5.    Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms without consummation of the Merger, (ii) upon the mutual written agreement of Subscriber and, with the prior written consent of the Company, the Issuer to terminate this Sponsor Subscription Agreement, (iii) subject to the written consent of the Company, if any of the conditions to Closing set forth in this Sponsor Subscription Agreement are not satisfied or waived (or deemed to be satisfied or waived) by the party entitled to grant such waiver on or prior to the Closing and, as a result thereof, the transactions contemplated by this Sponsor Subscription Agreement are not consummated on or before the Agreement End Date (as defined in the Merger Agreement), and (iv) if the Closing shall not have occurred on or before the Agreement End Date (as defined in the Merger Agreement); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement.
6.    Miscellaneous.
6.1    Further Assurances. From the date hereof, the parties hereto shall use reasonable best efforts to consummate the transactions contemplated by this Sponsor Subscription Agreement, the Redemption Subscription Agreement, the PIPE Subscription Agreement, the Other Subscription Agreements, the Merger Agreement and the Mergers. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Sponsor Subscription Agreement.
6.1.1    Subscriber acknowledges that the Issuer, the Company, any Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Sponsor Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer and the Company if any of the acknowledgments, understandings, agreements, representations and warranties made by Subscriber set forth herein are no longer accurate in any material respect. Subscriber further acknowledges and agrees that the Company and any Placement Agent is a third-party beneficiary of the representations, warranties and agreements of Subscriber contained in this Section 6.1.1 and Section 2.1 of this Sponsor Subscription Agreement. Subscriber acknowledges and agrees that none of (i) any other investor pursuant to this Sponsor Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including such other investor’s respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) any Placement Agent, its respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, in each case, absent their own intentional fraud or willful misconduct, (iii) the Company or any other party to the Merger Agreement, or (iv) any Affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of the Issuer, the Company or any other party to the Merger Agreement shall be liable to Subscriber, or to any other investor, pursuant to this Sponsor Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Sponsor Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer, the Company or any Placement Agent concerning the Issuer, the Company, any Placement Agent, any of their controlled Affiliates, this Sponsor Subscription Agreement or the transactions contemplated hereby. Subscriber consents to and agrees to waive any claims it or they may have based on any actual or potential conflicts of interest that may arise or result from any Placement Agent acting as equity capital markets advisor to the Issuer or the Company.
6.1.2    Without limiting the Company’s rights provided by Section 6.6, each of the Issuer, Subscriber, any Placement Agent, Sponsor and the Company is (i) entitled to rely upon and, in the case of the

Issuer, the Subscriber and the Company, enforce the terms of this Sponsor Subscription Agreement and (ii) is irrevocably authorized to produce this Sponsor Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
6.1.3    The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control and otherwise readily available to Subscriber and to the extent consistent with its internal policies and procedures; provided, that, Issuer agrees to keep any such information provided by Subscriber confidential.
6.1.4    Except as provided otherwise herein, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Sponsor Subscription Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants.
6.1.5    Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Sponsor Subscription Agreement on the terms and conditions described herein no later than immediately prior to the consummation of the Transactions.
6.2    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(i)    if to Subscriber, to such address or addresses set forth on the signature page hereto;
(ii)    if to the Issuer before the Closing Date, to:
Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX
United Kingdom
Attention: Khurram Kayani
Email: Khurram@novatorcapital.com
with a required copy (which copy shall not constitute notice) to:
Baker McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
Attention: Adam Eastell, Michael F. DeFranco, Derek Liu
Email: adam.eastell@bakermckenzie.com,
michael.defranco@bakermckenzie.com,
derek.liu@bakermckenzie.com

(iii)    If to the Issuer after the Closing Date, to the persons indicated under the Company below
(iv)    if to the Company, to:
Better HoldCo, Inc.
175 Greenwich St, 59th Floor
New York, NY 10007
Attention: Kevin Ryan
Email: kryan@better.com
with a required copy (which copy shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Mitchell S. Eitel, Jared M. Fishman, Sarah P. Payne
Email: eitelm@sullcrom.com
fishmanj@sullcrom.com,
paynes@sullcrom.com
6.3    Entire Agreement. This Sponsor Subscription Agreement, the Redemption Subscription Agreement, the PIPE Subscription Agreement, the Other Subscription Agreements, the Merger Agreement and the Sponsor Support Agreement (as defined in the Merger Agreement) constitute the entire agreement among the parties to this Sponsor Subscription Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties, including any commitment letter entered into relating to the subject matter hereof, except as expressly set forth in this Sponsor Subscription Agreement, the Redemption Subscription Agreement, the PIPE Subscription Agreement, the Other Subscription Agreements, the Merger Agreement and the Sponsor Support Agreement (as defined in the Merger Agreement).
6.4    Modifications and Amendments. This Subscription Agreement may be amended or modified in whole or in part, only (a) subject to the prior written consent of the Company except in the case of amendments or waivers that are ministerial and immaterial in nature and effect and (b) by a duly authorized agreement in writing executed in the same manner as this Sponsor Subscription Agreement and which makes reference to this Sponsor Subscription Agreement.
6.5    Assignment. Neither this Sponsor Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the other parties hereto and the Company (as third-party beneficiary hereto) and any such purported assignment shall be null and void ab initio (other than the Shares acquired hereunder, if any, and Subscriber’s rights under Section 4 hereof, and then only in accordance with this Sponsor Subscription Agreement). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Sponsor Subscription Agreement to one or more of its Affiliates (provided that Subscriber shall not be relieved from the obligation to perform this Agreement upon any failure of the Affiliate assignee).
6.6    Benefit.
6.6.1    Except as otherwise provided herein, this Sponsor Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns (other than as provided for in this Section 6.6.1 and Section 6.1.1 and Section 6.1.2 of this Sponsor Subscription Agreement). Notwithstanding anything to the contrary herein, the Company is an express third-party beneficiary of each of the provisions of this Sponsor Subscription Agreement.
6.6.2    Each of the Issuer and Subscriber acknowledges and agrees that (a) this Sponsor Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Issuer and Subscriber hereunder, the Company would not enter into the Merger Agreement, (b) each representation, warranty, covenant and agreement of the Issuer and Subscriber hereunder is being made also for the benefit of the Company, and (c) the Company may seek to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief, including to cause the Sponsor Purchase Amount to be paid and the Closing to occur) each of the covenants and agreements of each of the Issuer and Subscriber under this Sponsor Subscription Agreement.
6.7    Governing Law. This Subscription Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Subscription Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws that would require or permit the application of Laws of another jurisdiction.
6.8    Consent for Jurisdiction; Waiver of Jury Trial
6.8.1    Each of Sponsor, Sponsor Guarantor and Subscriber hereby irrevocably appoints COGENCY GLOBAL INC., with offices at the date of this Agreement located at 850 New Burton Rd, STE. 201 Dover, DE 19904, as its authorized agent on which any and all legal process may be served in any such Action, suit or proceeding brought in the Designated Courts pursuant to this Section 6.8.1. Sponsor, Sponsor Guarantor and Subscriber agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 6.2, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Sponsor, Sponsor Guarantor and Subscriber agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, each of Sponsor, Sponsor Guarantor and Subscriber agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 6.8.1. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable Law
6.8.2    The Issuer hereby irrevocably appoints COGENCY GLOBAL INC., with offices at the date of this Agreement located at 850 New Burton Rd, STE. 201 Dover, DE 19904, as its authorized agent on which any and all legal process may be served in any such Action, suit or proceeding brought in the Designated Courts pursuant to this Section 6.8.2. The Issuer agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 6.2, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. the Issuer agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, the Issuer agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 6.8.2. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable Law.

6.8.3    Any proceeding or Action based upon, arising out of or related to this Sponsor Subscription Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware) (the “Designated Courts”), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Sponsor Subscription Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 6.8.
6.8.4    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
6.9    Severability. If any provision of this Sponsor Subscription Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Subscription Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Subscription Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Subscription Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Subscription Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
6.10    No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Sponsor Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Sponsor Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Sponsor Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
6.11    Remedies.
6.11.1    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Sponsor Subscription Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Sponsor Subscription Agreement). It is accordingly agreed that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Sponsor Subscription Agreement and to enforce specifically the terms and provisions of this Sponsor Subscription Agreement, without proof of damages, prior to the valid termination of this Sponsor Subscription Agreement in accordance with Section 5, in addition to any other remedy to which any party is entitled at law or in equity. The right to specific enforcement shall include the right of the parties hereto to cause such Subscriber and the right of the Company to cause the parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Sponsor Subscription Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Subscription and Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
6.11.2    The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Sponsor Subscription Agreement.
6.11.3    In any dispute arising out of or related to this Sponsor Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the reasonable and documented out-of-pocket costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Sponsor Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Sponsor Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
6.12    Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Sponsor Subscription Agreement shall survive the Closing until the expiration of any statute of limitations under applicable Laws. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect until the expiration of any statute of limitations under applicable Laws.
6.13    No Broker or Finder. Each of the Issuer and Subscriber each represents and warrants to the other parties hereto that no broker, finder or other financial consultant has acted on its behalf in connection with this Sponsor Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto. Each of the Issuer and Subscriber agrees to indemnify and save the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
6.14    Headings and Captions. The headings and captions in this Sponsor Subscription Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Sponsor Subscription Agreement.
6.15    Counterparts. This Subscription Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Sponsor Subscription Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

6.16    Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Sponsor Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Sponsor Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect,the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Sponsor Subscription Agreement to numbers of shares,per share amounts and Sponsor Purchase Amount shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
6.17    Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
7.    Consent to Disclosure.
7.1    Subscriber hereby consents to the publication and disclosure in any press release issued by the Issuer or the Company or Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by the federal securities laws or the Commission or any other securities authorities, any other documents or communications provided by the Issuer or the Company to any Governmental Authority or to securityholders of the Issuer) in each case, as and to the extent required by applicable Law or the Commission or any other Governmental Authority, of Subscriber’s identity and beneficial ownership of the Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Sponsor Subscription Agreement and, if deemed appropriate by the Issuer or the Company, a copy of this Sponsor Subscription Agreement. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not publicly disclose the name of Subscriber, other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential; provided that Subscriber consents to the disclosure included in the public announcement materials related to the Transactions previously disclosed to Subscriber. Subscriber will promptly provide any information reasonably requested by the Issuer or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
7.2    Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a Business Combination. Subscriber further acknowledges that, as described in the prospectus dated February 12, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of the Issuer, certain of its public stockholders and the underwriters of the Issuer’s initial public offering (the “Trust Account”). Subscriber acknowledges that it has been advised by the Issuer that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if the Issuer completes the transactions which constitute a Business Combination, then to those Persons (as defined in the Merger Agreement) and in such amounts as described in the Prospectus; (b) if the Issuer fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Investment Management Trust Agreement, dated as of April 21, 2020, between the Issuer and Continental Stock

Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”) to the Issuer in limited amounts to permit the Issuer to pay the costs and expenses of its liquidation and dissolution, and then to the Issuer’s public stockholders; and (c) if the Issuer holds a shareholder vote to amend the Issuer’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the Class A common stock if the Issuer fails to complete a Business Combination within the allotted time period, then for the redemption of any of the Class A common stock properly tendered in connection with such vote. For and in consideration of the Issuer entering into this Sponsor Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Sponsor Subscription Agreement and any negotiations, Contracts with the Issuer; provided, that (x) nothing herein shall serve to limit or prohibit Subscriber’s right to pursue a claim against the Issuer for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that Subscriber may have in the future against the Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 7.2 shall survive the termination of this Sponsor Subscription Agreement for any reason.
8.    Guarantees.
8.1    The Sponsor hereby fully and unconditionally guarantees to the Issuer the due and punctual payment and performance of each Subscriber’s obligations under this Sponsor Subscription Agreement in accordance with the terms hereof. In case of the failure of any such Subscriber punctually to make any such payment or render such performance hereunder, the Sponsor hereby agrees to cause any such payment to be made or performance to be done as if done by such Subscriber.
8.2    The Sponsor Guarantor hereby fully and unconditionally guarantees to the Issuer the due and punctual payment and performance of the Sponsor’s and each other Subscriber’s obligations under this Sponsor Subscription Agreement in accordance with the terms hereof. In case of the failure of the Sponsor or any such Subscriber punctually to make any such payment or render such performance hereunder, the Sponsor Guarantor hereby agrees to cause any such payment to be made or performance to be done as if done by the Sponsor or such other Subscriber.
8.3    Each of the Sponsor and Sponsor Guarantor hereby agrees that each of its obligations hereunder shall be as if it were principal obligor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of this Sponsor Subscription Agreement with respect to any such Subscriber, or any waiver, modification or indulgence granted to the Sponsor or any other such Subscriber with respect hereto by the Issuer or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor. Each of the Sponsor and Sponsor Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Sponsor or any such Subscriber, any right to require a proceeding first against the Sponsor or any such Subscriber, protest or notice with respect to the performance and payment obligations hereunder, and covenants that its obligations under this Section 8 will not be discharged except by payment in full of all amounts owed by the Sponsor and each such Subscriber under this Sponsor Subscription Agreement.
8.4    Each of the Sponsor and Sponsor Guarantor shall be subrogated to all rights of the Issuer against the Sponsor or any Subscriber for which and in respect of the Sponsor or Sponsor Guarantor, as applicable, has paid to the Issuer pursuant to this Section 8; provided, however, that neither the Sponsor nor the Sponsor Guarantor shall be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until full payment and performance has been received by or rendered to the Issuer.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer, the Sponsor, the Sponsor Guarantor and Subscriber has executed or caused this Sponsor Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

ISSUER:

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
	Name:	Arnaud Massenet
	Title:	Chief Executive Officer

SPONSOR:

NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou
	Name:	Pericles Spyrou
	Title:	Director

By:	/s/ Jan Rottiers
	Name:	Jan Rottiers
	Title:	Director

SPONSOR GUARANTOR:

SIGNED FOR AND ON BEHALF OF BB TRUSTEES SA, AS TRUSTEE OF THE FUTURE HOLDINGS TRUST

By:	/s/ Jan Rottiers
	Name:	Jan Rottiers
	Title:	Director

By:	/s/ Arnaud Cywie
	Name:	Arnaud Cywie
	Title:	Director

Accepted and agreed this 10th day of May, 2021.
SUBSCRIBER:

NOVATOR CAPITAL SPONSOR LTD.		Signature of Joint Subscriber, if applicable:

By:	/s/ Jan Rottiers	By:	/s/ Pericles Spyrou
Name:	Jan Rottiers	Name:	Pericles Spyrou
Title:	Director	Title:	Director

Date: May 10 2021

Name of Subscriber:		Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)		(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:		Joint Subscriber’s EIN:

Business Address-Street:		Mailing Address-Street (if different):

City, State, Zip:		City, State, Zip:

Attn:		Attn:

Telephone No.:		Telephone No.:

Facsimile No.:		Facsimile No.:

SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A. QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

1.	☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2.	☐	We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B. ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐
We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an “accredited investor.”

2.	☐	We are not a natural person.

*** AND ***

C. AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This Schedule I should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

QUALIFIED INSTITUTIONAL BUYER: Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to Subscriber (Please check the applicable subparagraphs):
☐    Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and:
☐    is an insurance company as defined in section 2(a)(13) of the Securities Act;
☐    is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;
☐    is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act (“Consolidated Farm and Rural Development Act”);
☐    is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;
☐    is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);
☐    is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;
☐    is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);
☐    is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, or Massachusetts or similar business trust; or
☐    is an investment adviser registered under the Investment Advisers Act;
☐    is an institutional accredited investor, as defined in Rule 501(a) under the Securities Act, of a type not listed in paragraphs (a)(1)(i)(A) through (I) or paragraphs (a)(1)(ii) through (vi) of Rule 501.
☐    Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with Subscriber;
☐    Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐    Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;
☐    Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or
☐    Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.
ACCREDITED INVESTOR: Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐    Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5) (A) of the Securities Act whether acting in its individual or fiduciary capacity;
☐    Any broker or dealer registered pursuant to section 15 of the Exchange Act;
☐    Any insurance company as defined in section 2(a)(13) of the Securities Act;
☐    Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;
☐    Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act or Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;
☐    Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐    Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;
☐    Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;
☐    Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;
☐    Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐    Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;
☐    Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
☐    Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act; or
☐    Any entity in which all of the equity owners are “accredited investors.”
☐    Any entity, of a type not listed in paragraph (a)(1), (2), (3), (7), or (8) of Rule 501 of the Securities Act, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;
☐    Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Securities and Exchange Commission (the “Commission”) has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph, the Commission will consider, among others, the following attributes:
(i)    The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;
(ii)    The examination or series of examinations is designed to reliably and validly demonstrate an individual’s comprehension and sophistication in the areas of securities and investing;

(iii)    Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and
(iv)    An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable;
☐    Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;
☐    Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1):
(i)    With assets under management in excess of $5,000,000,
(ii)    That is not formed for the specific purpose of acquiring the securities offered, and
(iii)    Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;
☐    Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (a)(12) of Rule 501 of the Securities Act and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii) of Rule 501 of the Securities Act.

ANNEX I-1
AMENDMENT NO. 1
TO THE SPONSOR SUBSCRIPTION AGREEMENT
This AMENDMENT NO 1 TO SUBSCRIPTION AGREEMENT (this “Amendment”) is entered into as of November 30, 2021, by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication, the “Issuer”), Novator Capital Sponsor Ltd. (“Sponsor”, “you” and the initial “Subscriber”), BB Trustees SA, as trustee of the Future Holdings Trust (the “Sponsor Guarantor”, and together with the Issuer and Sponsor, the “Parties”), and Better HoldCo, Inc., a Delaware corporation (the “Company”) and amends that certain Subscription Agreement, dated as of May 10, 2021, by and among the Issuer, the Subscriber, and the Sponsor Guarantor (the “Sponsor Subscription Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Sponsor Subscription Agreement.
WHEREAS, the Issuer, Aurora Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Issuer, and Better Holdco, Inc., a Delaware corporation (together with its successors, the “Company”), entered into that certain Agreement and Plan of Merger, dated as of May 10, 2021, as amended on each of October 27, 2021 and November 8, 2021 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”);
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Issuer, Subscriber, and Sponsor Guarantor entered into the Sponsor Subscription Agreement;
WHEREAS, on the date hereof, the parties to the Merger Agreement are amending the Merger Agreement to, among other things, adjust the mix of consideration to be received by stockholders of the Company, such that 100% of such consideration will be shares of capital stock of the Issuer and to remove any cash consideration otherwise payable to such holders (such amendment, the “Merger Agreement Amendment”);
WHEREAS, simultaneously with the execution of the Merger Agreement Amendment, the Company, the Subscriber and SB Northstar LP, a Cayman Islands exempted limited partnership (“Sigma”) are entering that certain Bridge Note Purchase Agreement, dated as of the date hereof (the “Bridge Financing Agreement”), providing for the issuance of up to $750,000,000 aggregate principal amount of bridge notes that are otherwise expected to convert into Shares in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”);
WHEREAS, simultaneously with the execution of the Merger Agreement Amendment and Bridge Financing Agreement, the Issuer and Sponsor (i) are entering into this Amendment to, among other things, amend the Sponsor Base Purchase Amount to be $100,000,000, which amount will be further reduced by any funding under the Bridge Financing Agreement, and to provide for a new Total Sponsor Note Commitment (as defined below) of $100,000,000, which amount will, at the Company’s option, be funded to acquire Convertible Notes (as defined below) that will have the terms and be subject to conditions consistent with the term sheet attached as Exhibit A hereto and otherwise in accordance with definitive documentation to be entered into by such parties and (ii) have agreed to terminate that certain Redemption Subscription Agreement, dated as of May 10, 2021, by and among the Issuer and Sponsor;
WHEREAS, the Issuer and Sigma are also entering into an amendment to that certain Subscription Agreement, dated May 10, 2021 (the “PIPE Subscription Agreement”), by and among the Issuer and Sigma to, among other things, amend the Total Subscription Commitment (as defined in the PIPE Subscription Agreement) to be $750,000,000, and otherwise provide for a $750,000,000 commitment to purchase Convertible Notes, in each case contingent on no state regulatory authority or government-sponsored enterprise that is otherwise required to approve the Transactions rejecting such approval directly as a result of the Convertible Notes being included as a part thereof, or any such state regulatory authority or government-sponsored enterprise that is required to, but does not approve the incurrence of debt represented by the Convertible Notes;

WHEREAS, in accordance with Section 6.4 of the Sponsor Subscription Agreement, the Parties may amend the Sponsor Subscription Agreement by written agreement in the form of this Amendment; and
WHEREAS, in accordance with Section 7.10(a) of the Merger Agreement, the Company has approved this Amendment, and each of the foregoing agreements and amendments.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Sponsor Subscription Agreement.
2.    Amendments. The Parties acknowledge and agree that:
(i)    The definition of “Redemption Subscription Agreement” is hereby removed from the Sponsor Subscription Agreement.
(ii)    Section 1.1 (Subscription—Sponsor Purchase Amount) of the Sponsor Subscription Agreement is hereby amended and restated as follows:
1.1    Subscriber irrevocably agrees to subscribe for and purchase a number of shares of Class A common stock with an aggregate value equal to $100,000,000 (the “Sponsor Base Purchase Amount”), minus the aggregate principal amount of any bridge notes funded by the Subscriber under the Bridge Note Purchase Agreement, dated as of November 30, 2021, by and among the Company, the Issuer, and the other purchasers party thereto (the “Bridge Financing Agreement” and such amount, the “Bridge Financing Amount”) (the Sponsor Base Purchase Amount reduced by the Bridge Financing Amount being the “Sponsor Purchase Amount”), at the per share purchase price of $10.00 for each share of the Class A common stock (the “Per Share Price”) (such shares of Class A common stock, the “Shares”) on the Closing Date.
(iii)    The following text is hereby added as Section 1.3 of the Sponsor Subscription Agreement:
1.3    Additional Note Commitment.
(a)    In addition, Subscriber irrevocably agrees to purchase $100,000,000 (the “Total Sponsor Note Commitment”) aggregate principal amount of convertible promissory notes of the Issuer, convertible into shares of Class A common stock on such terms as set forth on Exhibit A hereto and any other terms mutually agreed by the Issuer, the Company and Subscriber, all acting in good faith (“Convertible Notes”), minus (i) such amount of cash received by the Issuer at the Closing from its Trust Account (as defined below) that is attributable to investments in the Issuer made by investors in Subscriber or in funds affiliated with or related to Subscriber or such investors (for the avoidance of doubt, not including Sigma or any of its affiliates under the PIPE Subscription Agreement) and (ii) 13.33% of any other amount of cash received by the Issuer at the Closing from its Trust Account (other than amounts attributable to investments in the Issuer made by Sigma or other investors as contemplated by the PIPE Subscription Agreement) (the Total Note Commitment, less the amounts in (i) and (ii), being the “Sponsor Note Subscribed Amount”).
(b)    The closing for the Convertible Notes shall occur on a date (the “Closing Date”) that is no later than forty-five (45) days following the date of the closing of the Transactions. The Company shall send the Sponsor and Sigma a notice at least five (5) Business Days prior to the Closing Date specifying the amount of funding the Company intends to draw down on the Closing Date and the corresponding amount of Convertible Notes to be issued on the Closing Date. Subject to certain limitations, the Company shall have the option in its sole discretion not to draw down the entire funding on the Closing Date. There shall be no conditions to closing for any draw on the Closing Date other than those specified under the heading “Conditions Precedent” in Exhibit A hereto. For the avoidance of doubt, under no circumstance shall the Company be obligated to draw down on the Total Sponsor Note Commitment or the Total Note Commitment (as such term is defined in the PIPE Subscription Agreement).
I-1-2

(c)    For the avoidance of doubt, in no event shall Subscriber be obligated to purchase an aggregate principal amount of Convertible Notes in excess of the Sponsor Note Subscribed Amount. The Subscriber, Issuer and the Company shall prepare, negotiate and execute definitive documentation reflecting the terms of the Convertible Notes in the next forty-five (45) days unless otherwise agreed by the parties. For the avoidance of doubt, if the parties are unable to agree on any additional terms of the Convertible Notes, the Convertible Notes shall have the terms set forth on Exhibit A, and it shall not be a condition to issuance of the Convertible Notes that any further terms be agreed.
(iv)    The following text is hereby added as Section 1.4 of the Sponsor Subscription Agreement:
1.4    Notwithstanding the foregoing, in the event that any state regulatory authority or government-sponsored enterprise that is otherwise required to approve the Transactions rejects approval of the Transactions directly as a result of the Convertible Notes being included as a part thereof, or if any such state regulatory authority or government-sponsored enterprise is required to, but does not approve the incurrence of debt represented by the Convertible Notes, then (i) the “Sponsor Base Purchase Amount” shall be equal to $166,666,666.67 minus (A) such amount of cash received by the Issuer at the Closing from its Trust Account (as defined below) that is attributable to investments in the Issuer made by investors in Subscriber or in funds affiliated with or related to Subscriber or such investors (for the avoidance of doubt, not including Sigma or any of its affiliates under the PIPE Subscription Agreement) and (B) 13.33% of any other amount of cash received by the Issuer at the Closing from its Trust Account (other than amounts attributable to investments in the Issuer made by Sigma or other investors as contemplated by the PIPE Subscription Agreement) and (ii) there shall be no Total Sponsor Note Commitment.
(v)    Sections 2.2.3 (Issuer’s Representations, Warranties and Agreements—Required Approvals), 6.1 (Further Assurances) and 6.3 (Entire Agreement) of the Sponsor Subscription Agreement are hereby modified and amended by deleting each instance of the text “the Redemption Subscription Agreement,” therein.
(vi)    The following sentence is hereby added to Section 7.2 (Trust Account Waiver) as the second to last sentence of that section:
For the avoidance of doubt, under no circumstance shall the Trust Amount (as defined in the Merger Agreement) be deemed to include any amounts received by the Issuer and funded in the Trust Account pursuant to this Sponsor Subscription Agreement (including pursuant to the Sponsor Purchase Amount and the Total Sponsor Note Commitment), the PIPE Subscription Agreement and the Bridge Financing Agreement.
(vii)    Exhibit A attached hereto is hereby added to the Sponsor Subscription Agreement as Exhibit A to the Sponsor Subscription Agreement.
3.    No Other Amendments to the Sponsor Subscription Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Sponsor Subscription Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Sponsor Subscription Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Sponsor Subscription Agreement remain unchanged and continue in full force and effect.
4.    Miscellaneous. The provisions of Sections 6.2 – 6.17 (inclusive) of the Sponsor Subscription Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
[Remainder of page intentionally left blank; signature page follows]
I-1-3

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

ISSUER:

AURORA ACQUISITION CORP.

By:	/s/ Prabhu Narasimhan
Name: Prabhu Narasimhan
Title: Chief Investment Officer

SPONSOR:

NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou
Name: Pericles Spyrou
Title: Director

SPONSOR GUARANTOR:

BB TRUSTEES SA, AS TRUSTEE OF THE FUTURE HOLDINGS TRUST

By:	/s/ Arnaud Cywie
Name: Arnaud Cywie
Title: Director

By:	/s/ Jan Rottiers
Name: Jan Rottiers
Title: Director

[Signature Page to Amendment No. 1 to the Sponsor Subscription Agreement]
I-1-4

COMPANY:

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer
[Signature Page to Amendment No. 1 to the Sponsor Subscription Agreement]
I-1-5

Accepted and agreed this 30th day of
November, 2021.
SUBSCRIBER:

NOVATOR CAPITAL SPONSOR LTD.		Signature of Joint Subscriber, if applicable:

By:	/s/ Pericles Spyrou	By:
Name:	Pericles Spyrou	Name:
Title:	Director	Title:

Date: November 30, 2021

Name of Subscriber:		Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)		(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:		Joint Subscriber’s EIN:

Business Address-Street:		Mailing Address-Street (if different):

City, State, Zip:		City, State, Zip:

Attn:		Attn:

Telephone No.:		Telephone No.:

Facsimile No.:		Facsimile No.:
Aggregate Number of Shares subscribed for:
10,000,000
Sponsor Purchase Amount: $100,000,000

Exhibit A
Convertible Notes Term Sheet
See attached.

Dated November 30, 2021
Better HoldCo, Inc.
SENIOR SUBORDINATED UNSECURED CONVERTIBLE
PROMISSORY NOTES TERM SHEET
Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the that certain Agreement and Plan of Merger, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”). For purposes of this term sheet, Novator Capital Sponsor Ltd. is referred to as the “Sponsor” and SB Northstar LP is referred to as “SB” (and SB and Sponsor together are referred to as the “Investors”).

Issuer:	The Acquiror

Title of Securities:	1.0% senior subordinated unsecured convertible promissory note, due 2027 (the “Notes”)

Aggregate Principal Amount:	$750,000,000, subject to a dollar-for-dollar reduction for any proceeds from Acquiror’s trust that are released to the Company at the closing of the Transactions (other than amounts released to the Company relating to the Sponsor and SB subscription agreements)

Funding	The Notes will be funded by the Investors at the Closing as set forth under the heading “Closing”

Subordination	The Notes are subordinated in right of payment (pursuant to subordination provisions and the intercreditor agreement referred to below) to the prior payment in full of all amounts under senior or secured obligations of the Company or its subsidiaries, including the Company’s Second Amended and Restated Loan and Security Agreement, dated as of November 19, 2021, by and among the Company, certain of its subsidiaries, Biscay GSTF III, LLC, and the lenders party thereto from time to time (the “Guggenheim Senior Facilities”).

Guarantors	Substantially all of the existing and futures subsidiaries of the Company (other than regulated mortgage and insurance subsidiaries) that guarantee the Guggenheim Senior Facilities

Interest Rate	The Notes will bear interest on a 30/360 day count basis, payable semiannually on a PIK basis (or at the Company’s option, in cash), at an interest rate of 1.0% per annum.

Closing	Closing will occur on a date that is within 45 days of the closing of the Transactions (the “Closing Date”). There shall only be one (1) Closing Date.

Such funding will be made by the Investors in proportion to their commitments in respect of the Aggregate Principal Amount of Notes. Subject to certain limitations, the Company shall have the option not to draw down the entire funding on the Closing Date. The only conditions precedent to closing on the Closing Date shall be as set forth under the heading “Conditions Precedent” below. In no circumstance shall the Company be obligated to draw down on the commitments.

Notice	The Company shall send the Investors a notice at least 5 Business Days prior to the Closing Date of the amount of funding the Company intends to drawn down and the amount of Notes to be issued on the Closing Date.

Maturity Date	All principal and accrued but unpaid interest on each of the Notes will become due and payable 5 years from the date of issuance.

Optional Prepayment	The Notes may not be voluntarily prepaid. Notwithstanding the foregoing, the Notes may be redeemed at the option of the Company (the “Early Redemption”), at a redemption price of 115% of par plus accrued interest in cash, at any time if the last reported sale price of the common stock has been at least 130% of the conversion price then in effect for at least 20 trading days, whether or not consecutive, during any 30 consecutive trading day period (including on the last trading day of such period) ending on, and including, the trading day immediately preceding the date of notice of optional redemption. The Notes are entitled to conversion following a notice of redemption, with a customary make-whole adjustment calculated in accordance with a customary public company-style grid.

Mandatory Prepayment	If the Company undergoes a “fundamental change” (defined using the SoFi convertible notes as a precedent), then the Company shall redeem the Notes at a repurchase price of 100% of principal amount plus accrued and unpaid interest. For the avoidance of doubt, all mandatory prepayment requirements applicable to the Notes will be subordinated to obligations under the Company’s senior and/or secured debt or warehouse facilities from time to time (including, the Guggenheim Senior Facilities), subject to and in accordance with the terms set forth under “Subordination and Intercreditor Provisions” below.

Conversion
The Investors shall, at any time on or after the first anniversary of the closing of the Transactions, have the option to cause a full or partial conversion of the principal amount of the Notes and accrued but unpaid interest to be converted into shares of the Company’s publicly-traded common stock. Upon conversion, each $1,000 of principal and applicable accrued and unpaid interest through the date of conversion shall entitle the holder of the Note to receive a number of shares equal to (a) $1,000 divided by (b) subject to the following sentence, a dollar amount equal to a 115% of the average Daily VWAP over the 20 VWAP Trading Days immediately prior to the first anniversary of the closing of the Transactions (such amount in (b), the “Conversion Price”).
If the average Daily VWAP referred to above is less than $8, for purposes of the calculations above the VWAP shall be $8.00 and if the average Daily VWAP is greater than $12.00, for purposes of the calculation above the VWAP shall be $12.00.

For purposes of this provision, “Daily VWAP” shall mean for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[insert ticker] <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“VWAP Trading Day” shall a day on which (A) there is no VWAP Market Disruption Event (to be customarily defined); and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.
The Conversion Rate shall be adjusted pursuant to customary anti-dilution adjustments (with reference to the Documentation Principles) to be agreed by the parties, including, subject to certain customary exceptions, upon the declaration of stock dividends, splits and combinations; the issuance of certain rights, options and warrants; the occurrence of certain spin-offs and distributed property; payment of cash dividends or distributions, tender offers or exchange offers.
The Notes are not convertible at the Company’s option. The Company shall have the option to settle conversion in either cash, stock or a mixture of cash and stock in its sole discretion.
The Notes will also be convertible upon customary events, such as a fundamental change or common stock change, in accordance with the Documentation Principles. In the event the Notes become convertible prior to the first anniversary of the closing of the Transactions, the Conversion Price will be deemed to be $11.50 (subject to any applicable adjustment).
Conversions of the Notes will be subject to a customary make-whole adjustment in the event of customary make-whole fundamental change events, in accordance with the Documentation Principles.

Additional Financing	The Company shall have the right to obtain other sources of funding, whether via public market financing or otherwise (the “Additional Financing Arrangement”), and such Additional Financing Arrangement shall not, unless otherwise agreed, reduce the Investors’ total commitment amount for the Notes, which commitment amount shall remain available for the Company to draw upon throughout the funding term specified in the definitive documentation for the purchase of the Notes.

Covenants	Customary covenants limited to continuation of Exchange Act reporting post-Transaction Closing, maintenance of corporate existence, limitation on mergers/consolidations/sale of all or substantially all assets, and similar matters, in accordance with the Documentation Principles.

Conditions Precedent	Limited to delivery of the Notes to the Investors, against payment therefor, no defaults, confirmation of corporate authority, no third-party consents and no violations of organizational documents, material contracts or applicable law. Notwithstanding anything to the contrary herein, subject to (1) closing of the Transactions, (2) compliance with the terms of Section 1.3(b) of the Sponsor Subscription Agreement and Section 1.4(b) of the PIPE Subscription Agreement, as applicable, and (3) Section 1.4 of the Sponsor Subscription Agreement and Section 1.5 of the PIPE Subscription Agreement, as applicable, there shall be no conditions precedent to drawdown on the Closing Date other than those set forth in the immediately preceding sentence.

Events of Default	Payment related defaults, failure to comply with obligations in connection with conversion or redemptions, failure to comply with merger/consolidation/sale of all or substantially all assets limitations, failure to comply with other obligations under the indenture subject to a grace period, cross default at a level equal to $100,000,000 and certain bankruptcy related events, consistent with the definitions in accordance with the Documentation Principles.

Subordination and Intercreditor Provisions
At the request of the Company, the Investors (in their capacity as holders of the Notes) shall enter into a customary New York law governed subordination agreement on terms customary for deeply subordinated junior indebtedness and Investors (in their capacity as holders of the Notes) shall negotiate in good faith such agreement with the applicable senior lenders from time to time, including the following provisions:
●       the Notes shall be subordinated in right of payment to senior debt on customary terms, including that any payments on the Notes are subject to the absence of a default;
●       any enforcement actions in respect of the Notes shall be subject to a 270-day standstill; and
●       such other provisions as the applicable senior lenders may reasonably request.

Transfers and Assignments	Holders of the Notes shall have the right to transfer all or a part of the Notes as follows: (i) to any affiliate of such holder, without the Company’s consent, (ii) without the Company’s consent, to any non-affiliate transferees who (A) individually do not, and following such transfer will not, own more than 20% of the total principal amount of Notes then-outstanding and (B) agree in writing to refrain from certain trading activities during, or with respect to, the valuation period for establishing the Conversion Price for the Notes (in a form to be agreed by the parties and included in the Notes), (iii) with the Company’s consent (such consent not to be unreasonably withheld or delayed), and (iv) without the Company’s consent, to the extent a payment Event of Default is continuing; provided that any such transfer is done in compliance with a valid exemption under the Securities Act of 1933, as amended, and all other applicable federal state and other securities laws. Under no circumstances will the Company be required to make the Notes eligible for trading through the facilities of The Depository Trust Company.

Documentation Principles	Except as specifically set forth in this term sheet, the Notes shall have terms set out in the SoFi Technologies, Inc. 0.00% convertible senior notes due 2026.

Registration Rights	The Investors shall have demand and shelf registration rights with respect to any shares issued as a result of conversion of the Notes on the same terms as contemplated by the Registration Rights Agreement attached to the Merger Agreement.

Governing Law	State of New York

ANNEX I-2
NOVATOR CAPITAL SPONSOR LTD.
C/O NOVATOR PARTNERS LLP
25 PARK LANE,
MAYFAIR, LONDON W1K 1RA
UNITED KINGDOM
August 26, 2022
Better HoldCo, Inc.
175 Greenwich St, 59th Floor
New York, NY 10007
Attention: Vishal Garg
Email: vgarg@better.com
Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX
United Kingdom
Attention: Khurram Kayani
Email: Khurram@novatorcapital.com
Ladies and Gentlemen:
We refer to that certain Bridge Note Purchase Agreement, dated as of November 29, 2021 (the “Note Purchase Agreement”), by and among Better HoldCo, Inc. (the “Company”), Aurora (as defined below), SB Northstar LP, a Cayman Islands exempted limited partnership (“SB”), and Novator Capital Sponsor Ltd., a Cyprus limited liability company (“Novator”), pursuant to which the Company issued to SB and Novator certain promissory notes (the “Notes”). All capitalized terms not defined in this letter agreement (this “Letter Agreement”) will have the meanings set forth in the Note Purchase Agreement.
Pursuant hereto, the Company, Novator and Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Aurora”), as applicable, hereby agree as follows:
1.    Maturity Date Extension. The Company and Novator hereby agree to extend the Maturity Date of the Notes held by Novator from December 2, 2022 to March 8, 2023, subject to receipt by the Company and Novator of SB’s affirmative written consent to extend the Maturity Date to March 8, 2023 (and the actual extension thereof) in respect of the Notes held by SB (the “Notes Maturity Extension”).
2.    Conversion Rate.
(a)    Subject to receipt by the Company of the affirmative vote of a majority of the holders of Registrable Securities (as such term is defined in the Eighth Amended and Restated Investors Rights Agreement, dated as of November 2, 2020, by and among the Company and the investors party thereto) (the “Requisite Consent”), the Company hereby agrees that, on the Maturity Date (as may be extended pursuant to the Notes Maturity Extension), if the Mergers have been not consummated, then Novator shall be entitled (at its option and without limiting its rights under the Note Purchase Agreement and the Notes) to (x) exchange $75 million of its $100 million aggregate principal amount of Notes for a number of newly issued shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the Pre-Money Valuation (as defined below), and (y) the remaining $25 million of Novator’s Notes shall be exchanged for a number of shares of Company preferred stock at a per share price based on the Pre-Money Valuation (subclauses (x) and (y), the “Exchange”). In connection with the Exchange, the Company represents and covenants that such shares of common stock and preferred stock of the Company, as applicable, when issued in the Exchange, will be duly authorized, fully paid, and non-assessable. Upon the Exchange, all outstanding amounts under such Note will automatically be deemed satisfied and discharged in full, and such Note will be no longer outstanding and will be cancelled, extinguished and retired and the holder thereof will cease to have any rights with respect thereto, except for the express rights to receive shares of the Company’s common stock and preferred stock, as applicable, in the Exchange. For purposes of this Section 2(a), the term “Pre-Money Valuation” means the $6.9 billion pre-money equity valuation of the Company based on the aggregate amount of fully diluted shares of Company common stock on an as-converted basis (excluding, for the avoidance of doubt, the Exchange or any conversion of the Notes) as of the date of the Exchange.
(b)    The Company agrees to use reasonable best efforts to obtain the Requisite Consent as promptly as possible following the date of this Letter Agreement, and in any event, prior to the Maturity Date (as may be extended pursuant to the Notes Maturity Extension).
3.    Additional Note Commitment Amendment.
(a)    Novator and Aurora hereby agree to amend that certain Subscription Agreement, dated as of May 10, 2021, by and among Aurora and Novator (as so amended by Amendment No. 1, dated as of November 30, 2021, and as further amended, modified, supplemented or waived from time to time in accordance with its terms, (the “Sponsor Subscription Agreement”), such that Novator shall have the right, but not the obligation, to fund the Total Sponsor Note Commitment in respect of the Convertible Notes (as such terms are defined in the Sponsor Subscription Agreement) on the Closing Date (as defined therein) pursuant to Section 1.3 of the Sponsor Subscription Agreement (the “Additional Commitment Option”). The Company hereby consents to the Additional Commitment Option, and such consent is represented by the Company’s execution of this letter. Novator and Aurora mutually agree that no other amendments or modifications are hereby made to the Sponsor Subscription Agreement, which otherwise remains in full force and effect.
(b)    Aurora also hereby agrees that, in the event that Novator does not fund all or a portion of the Total Sponsor Note Commitment pursuant to the Additional Commitment Option, SB’s Total Note Commitment in respect of the Convertible Notes (as such terms are defined in that certain Subscription Agreement, dated as of May 10, 2021 (as so amended by Amendment No. 1, dated as of November 30, 2021, and as further amended, modified, supplemented or waived from time to time in accordance with its terms, the “SB Subscription Agreement”)) (i) shall be reduced on a dollar-for-dollar basis by the amount of the Total Sponsor Note Commitment that is not funded by Novator and (ii) SB shall be under no obligation to fund any shortfall in the Sponsor Note Purchase Amount (as defined in the SB Subscription Agreement) arising from Section 3(a) above, such that if Novator elects not to fund in full the Total Sponsor Note Commitment, then SB’s Total Note Commitment Amount shall be reduced to $550,000,000. Following the date of this Letter Agreement, Aurora shall take all reasonably necessary steps to amend the SB Subscription Agreement to reflect the foregoing.
4.    Miscellaneous. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws that would require or permit the application of Laws of another jurisdiction. Sections 10.1, 10.2, 10.5, 10.6, 10.8, 10.9, 10.10, 10.11, 10.14-10.19 of the Note Purchase Agreement are hereby incorporated by reference mutatis mutandis herein.
[Signature page to follow]

Sincerely,

NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou
	Name:	Pericles Spyrou
	Title:	Director

The above provisions of this Letter Agreement are hereby accepted and agreed as of the date hereof.

BETTER HOLDCO, INC.

By:	/s/ Vishal Garg
	Name:	Vishal Garg
	Title:	Chief Executive Officer

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
	Name:	Arnaud Massenet
	Title:	Chief Executive Officer
[Signature page to Letter Agreement]

ANNEX I-3
Execution Version
CONFIDENTIAL
Better HoldCo, Inc.
175 Greenwich St, 59th Floor
New York, NY 10007

February	7	, 2023
Novator Capital Sponsor Ltd.
20 North Audley Street
London W1K 6LX
United Kingdom
Attention: Khurram Kayani
Email: Khurram@novatorcapital.com
Ladies and Gentlemen:
We refer to (i) that certain Bridge Note Purchase Agreement, dated as of November 30, 2021 (the “Note Purchase Agreement”), by and among Better HoldCo, Inc. (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Aurora”), SB Northstar LP, a Cayman Islands exempted limited partnership (“SB”), and Novator Capital Sponsor Ltd., a Cyprus limited liability company (“Novator”), pursuant to which the Company issued to each of SB and Novator certain promissory notes, (ii) that certain bridge promissory note, dated as of December 2, 2021 (the “Novator Bridge Note”), by and between the Company and Novator issued by the Company pursuant to the Note Purchase Agreement and held by Novator and (iii) that certain letter agreement, dated as of August 26, 2022 (the “Letter Agreement”), by and between Novator, the Company and Aurora. All capitalized terms not defined in this letter agreement (this “Agreement”) will have the meanings set forth in the Note Purchase Agreement.
Notwithstanding the agreements and undertakings between the Company and Novator set forth in the Bridge Note Purchase Agreement, the Novator Bridge Note and the Letter Agreement, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Novator hereby agree that the conversion (pursuant to Section 4.1(b) of the Note Purchase Agreement) and exchange (pursuant to the Letter Agreement) of the Novator Bridge Note in return for shares of preferred stock or common stock of the Company shall be deferred from the Maturity Date until September 30, 2023 (the “Deferral Period”). Accordingly, during the Deferral Period, Novator shall not enforce, or otherwise take any action to direct enforcement of, any right or remedy that may be available to Novator under Section 4.1(b) of the Note Purchase Agreement and the Novator Bridge Note in relation thereto in connection with the occurrence of the Maturity Date, including, without limitation, any action to accelerate, or assert a breach or default by the Company under such documents, and any such breach or default under Section 4.1(b) of the Note Purchase Agreement and the Novator Bridge Note in relation thereto in connection with the occurrence of the Maturity Date is hereby waived by Novator in perpetuity. At the expiration of the Deferral Period, the Novator Bridge Note may be exchanged or converted in accordance with the terms of the Note Purchase Agreement or the Letter Agreement, as applicable.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws that would require or permit the application of Laws of another jurisdiction. Sections 10.1, 10.2, 10.5, 10.6, 10.8, 10.9, 10.10, 10.11, 10.14-10.19 of the Note Purchase Agreement are hereby incorporated by reference mutatis mutandis herein.
[Signature page to follow]

Verily truly yours,

BETTER HOLDCO, INC.

By:	/s/ Vishal Garg
Name:	Vishal Garg
Title:	Chief Executive Officer

Accepted and Agreed:

NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou
Name:	Pericles Spyrou
Title:	Director
[Signature Page to Letter Agreement]

ANNEX I-4
NOVATOR CAPITAL SPONSOR LTD.
C/O NOVATOR PARTNERS LLP
25 PARK LANE,
MAYFAIR, LONDON W1K 1RA
UNITED KINGDOM
February 7, 2023
Better HoldCo, Inc.
175 Greenwich St, 59th Floor
New York, NY 10007
Attention: Vishal Garg
Email: vgarg@better.com
Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX
United Kingdom
Attention: Khurram Kayani
Email: Khurram@novatorcapital.com
Re: Second Letter Agreement
Ladies and Gentlemen:
We refer to (i) that certain Agreement and Plan of Merger, by and among, Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Aurora”), and Aurora Merger Sub I, Inc., a Delaware corporation, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), (ii) that certain Bridge Note Purchase Agreement, dated as of November 29, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Note Purchase Agreement”), by and among the Company, Aurora, SB Northstar LP, a Cayman Islands exempted limited partnership (“SB”), and Novator Capital Sponsor Ltd., a Cyprus limited liability company (“Novator”), pursuant to which the Company issued to SB and Novator certain promissory notes (the “Notes”), and (iii) that certain Letter Agreement, dated as of August 26, 2022 (the “August 2022 Letter Agreement”), by and among the Company, Aurora and Novator. All capitalized terms not defined in this letter agreement (this “Letter Agreement”) will have the meanings set forth in the Note Purchase Agreement and the August 2022 Letter Agreement.
Pursuant hereto, the Company, Novator and Aurora, as applicable, hereby agree as follows:
1. Aurora Extension. The Company and Aurora agree to use reasonable best efforts to (i) obtain approval for the Extension Proposal (as defined in the Definitive Proxy Materials of Aurora to be filed on or about the date hereof), (ii) to cause Aurora to maintain any applicable net tangible asset requirements set forth in its articles of association and continued listing requirements for Nasdaq or a comparable alternative exchange, and (iii) to extend the Agreement End Date (as defined in the Merger Agreement) to September 30, 2023 prior to the approval of the Extension Proposal, and to further extend such date to March 30, 2024 if necessary to provide sufficient time for the transactions contemplated by the Merger Agreement to be consummated.
2. Interim Expense Reimbursement Amendment. The Company and Aurora hereby agree that the third and final payment of the Acquiror Interim Expenses (as defined in the Merger Agreement) up to $3,750,000 is to be paid to on April 1, 2023, and shall include any such expenses incurred through the date of such payment. Such payment will otherwise be paid by the Company in accordance with the Merger Agreement upon receipt by the Company of reasonable documentation of such Acquiror Interim Expenses.
3. Additional Expense Reimbursement. In addition to any reimbursement contemplated by the Merger Agreement, the Company, Aurora and Novator hereby agree that (i) the Company will reimburse Aurora for one-

half of its reasonable and documented fees and expenses in connection with regulatory matters arising out of or relating to the transactions contemplated by the Merger Agreement on or after the date hereof up to an aggregate sum payable by the Company not to exceed $2,500,000 (the “Additional Expense Reimbursement”). The Additional Expense Reimbursement shall be paid by the Company in two (2) payments, to be paid on each of June 1, 2023 and September 1, 2023, neither of which shall individually be greater than $1,250,000, and in each case subject to receipt by the Company of reasonable documentation of such expenses. All reimbursement payments due under this Section 3 shall be paid in full in accordance with the terms hereof, without deduction of taxes or other fees which may be imposed by any governmental authority or other person and shall be in U.S. dollars in immediately available funds in accordance with the wire instructions submitted by Aurora to the Company by no later than five (5) business days before any payment date.
4. Conversion Rate.
(a) The Company confirms that it has received the Requisite Consent contemplated by Section 2(a) of the August 2022 Letter Agreement, and that such consent is in force and effect. Accordingly, the Notes held by Novator are convertible in accordance with the Exchange, as contemplated by the August 2022 Letter Agreement. This Letter Agreement does not otherwise amend the terms of the Exchange, which remain in full force and effect.
(b) Subject to receipt by the Company of the affirmative vote of a majority of the holders of Registrable Securities (as such term is defined in the Eighth Amended and Restated Investors Rights Agreement, dated as of November 2, 2020, by and among the Company and the investors party thereto) (the “Second Requisite Consent”), the Company hereby agrees that, on or before the Maturity Date (as may be extended from time to time), if the Mergers have not been consummated, then Novator shall be entitled (at its option and without limiting its rights under the Note Purchase Agreement and the Notes) to exchange all or a portion of its $100 million aggregate principal amount of Notes, (x) for a number of newly issued shares of the Company Series D Equivalent Preferred Stock at a conversion price that represents a 50% discount to the Pre-Money Valuation (as defined below) or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the Pre-Money Valuation (as defined below) (subclauses (x) and (y), the “Second Exchange Right”). For purposes of this Section 4(b), the term “Pre-Money Valuation” means the $6.9 billion pre-money equity valuation of the Company based on the aggregate amount of fully diluted shares of Company common stock on an as-converted basis (excluding, for the avoidance of doubt, the Exchange or the Second Exchange Right or any conversion of the Notes) as of the date the Second Exchange Right is effective.
(c) The Company represents and covenants that the shares of Company Series D Equivalent Preferred Stock or Class B Common Stock, when issued pursuant to the Second Exchange Right, will be duly authorized, fully paid, and non-assessable. Upon consummation of the Second Exchange Right, all outstanding amounts under such Notes will automatically be deemed satisfied and discharged in full, and such Notes will be no longer be outstanding and will be cancelled, extinguished and retired and the holder thereof will cease to have any rights with respect thereto, except for the express rights to receive the Company Series D Equivalent Preferred Stock or Class B Common Stock, as applicable, in the Second Exchange Right.
(d) The Company agrees to use reasonable best efforts to obtain the Second Requisite Consent as promptly as possible following the date of this Letter Agreement, and in any event, prior to the Maturity Date (as may be extended from time to time).
5. Miscellaneous. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws that would require or permit the application of Laws of another jurisdiction. Sections 10.1, 10.2, 10.5, 10.6, 10.8, 10.9, 10.10, 10.11, 10.14-10.19 of the Note Purchase Agreement are hereby incorporated by reference mutatis mutandis herein.
[Signature page to follow]
I-4-2

Sincerely,
NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou
Name:	Pericles Spyrou
Title:	Director

The above provisions of this Letter Agreement are hereby accepted and agreed as of the date hereof.

BETTER HOLDCO, INC.

		By:	/s/ Vishal Garg
		Name:	Vishal Garg
		Title:	Chief Executive Officer

AURORA ACQUISITION CORP.

		By:	/s/ Arnaud Massenet
		Name:	Arnaud Massenet
		Title:	Chief Executive Officer
[Signature Page to Letter Agreement]

ANNEX J
EXECUTION VERSION
REDEMPTION SUBSCRIPTION AGREEMENT
This REDEMPTION SUBSCRIPTION AGREEMENT (this “Redemption Subscription Agreement”) is entered into as of May 10, 2021, by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication (as defined below), the “Issuer”), and Novator Capital Sponsor Ltd. (“Sponsor”, and the initial Subscriber) and BB Trustees SA, as trustee of the Future Holdings Trust (the “Sponsor Guarantor”), and the additional subscribers (each of the initial subscriber and any additional subscriber, a “Subscriber” or “you”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, the Issuer, Aurora Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of the Issuer (“Merger Sub”), and Better Holdco, Inc., a Delaware corporation (together with its successors, the “Company”), will, immediately following or concurrently with the execution of this Redemption Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, subject to the terms of the Merger Agreement, (a) the Issuer will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2020 Revision) and take actions as set forth in the Merger Agreement in connection therewith (such transactions, the “Domestication”), (b) Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned Subsidiary of the Issuer (the “First Merger”) and (c) the Company, as the surviving corporation of the First Merger, will merge with and into the Issuer (the “Second Merger” and together with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with the Transactions, such Subscriber desires to subscribe for and purchase from the Issuer that number of (i) shares of the Issuer’s (after the Domestication) Class A Common Stock, par value $0.0001 per share (the “Class A common stock”) pursuant to Section 1 below, and the Issuer desires to issue and sell to Subscriber the Subject Shares (as defined below) in consideration of the payment of the Redemption Price pursuant to Section 1 below therefor by or on behalf of such Subscriber to the Issuer, all on the terms and conditions set forth herein; and
WHEREAS, subject to the terms of this Redemption Subscription Agreement, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “Additional Subscriber”), severally and not jointly pursuant to an amendment and joinder agreement as described in Section 1 below.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.    Subscription.
1.1    The initial Subscriber shall be Sponsor, who shall be responsible for 100% of the Backstop Purchase (as defined below). The Sponsor may, with the consent of the Company (in its sole discretion), add additional Subscribers to this Agreement, pursuant to a joinder agreement whereby such Subscriber agrees to be bound by the terms hereto, and upon such addition, the parties shall restate the percentage of the Backstop Purchase obligation as among Sponsor and any additional Subscribers added pursuant to this Section (each such percentage, the “Purchase Percentage”).
1.2    Immediately after the deadline for the Issuer’s public shareholders to elect to redeem or convert their Class A common stock from funds in the Trust Account in connection with the Merger Closing, the Issuer shall notify each Subscriber of the number of shares that the Issuer’s public shareholders have elected to redeem (the “Shortfall”). Subject to the terms and conditions set forth in this Agreement, each Subscriber hereby irrevocably subscribes for and agrees to purchase (the “Backstop Purchase”) from the Issuer the number of shares of Class A common stock equal to the Shortfall, multiplied by the Purchase Percentage (rounded up to the nearest whole share), at a purchase price equal to $10.00 per share (the “Redemption Price”), and the Issuer agrees to sell such shares to each such Subscriber at such price (the “Subject Shares”); provided that, if the Merger Closing does not occur other than as a result of the Issuer, the Sponsor, any Subscriber, SB Northstar LP or any of their respective Affiliates failing to perform any obligation or other action or to satisfy any condition to Closing pursuant to or contemplated by the Merger Agreement, this Redemption Subscription Agreement, the PIPE Subscription Agreement (as defined below), the Sponsor Subscription Agreement (as defined in the PIPE Subscription Agreement) or any Other Subscription Agreement (as defined in the PIPE Subscription Agreement), then such Subscribers’ obligations to purchase, and the Issuer’s obligation to issue, shares pursuant to the foregoing shall be extinguished.
2.    Representations, Warranties and Agreements.
2.1    Subscriber’s Representations, Warranties and Agreements. Such Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.1.1    Such Subscriber has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Redemption Subscription Agreement.
2.1.2    This Redemption Subscription Agreement has been duly authorized, validly executed and delivered by such Subscriber. This Redemption Subscription Agreement is a valid and binding agreement enforceable against such Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3    The execution, delivery and performance by such Subscriber of this Redemption Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of such Subscriber pursuant to, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which such Subscriber is a party or by which such Subscriber is bound or to which any of the assets of Subscriber is subject, which would reasonably be expected to prevent or materially delay or otherwise materially impede such Subscriber’s timely performance of its obligations under this Redemption Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of such Subscriber, (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Subscriber or any of its respective properties or assets that would reasonably be expected to have a Subscriber Material Adverse Effect, or (iv) with respect to the issuance of the Subject Shares to such Subscriber upon the Closing, no notice to, or consent or approval of a Governmental Authority is required for such Subscriber to enter into, deliver and perform its obligations under, and all transactions contemplated by, this Redemption Subscription Agreement.

2.1.4    Such Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Subject Shares only for its own account and not for the account of others and (iii) is not acquiring the Subject Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Nothing contained herein shall be deemed a representation or warranty by such Subscriber to hold the Subject Shares for any period of time. Such Subscriber is not an entity formed for the specific purpose of acquiring the Subject Shares.
2.1.5    Such Subscriber understands that the Subject Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subject Shares have not been registered under the Securities Act except as otherwise required by this Redemption Subscription Agreement. Such Subscriber understands that the Subject Shares may not be resold, transferred, pledged or otherwise disposed of by such Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a Subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur in an “offshore transaction” within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144, provided that all of the applicable conditions thereof have been met, (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, or (v) as it forms part of any stock lending program, and in the case of each of clauses (i), (ii) (iii), (iv) and (v) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Subject Shares shall contain a legend to such effect. Such Subscriber acknowledges that the Subject Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Such Subscriber understands and agrees that as a result of the transfer restrictions set forth herein, such Subscriber may not be able to readily resell the Subject Shares and may be required to bear the financial risk of an investment in the Subject Shares for an indefinite period of time. Such Subscriber understands that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, pledge or transfer of any of the Subject Shares.
2.1.6    Such Subscriber understands and agrees that such Subscriber is purchasing the Subject Shares directly from the Issuer. Such Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to such Subscriber by the Issuer, the Company or any of their respective Affiliates, officers, directors, employees, agents or representatives, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Redemption Subscription Agreement, and such Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth in this Redemption Subscription Agreement. In particular, without limiting the foregoing, such Subscriber acknowledges that certain information provided by the Company was based on projections, forecasts, estimates, budgets or other prospective information, and such information is based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections, and neither the Company nor any other person makes any representation relating to any such information.
2.1.7    Such Subscriber represents and warrants that its acquisition and holding of the Subject Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
2.1.8    In making its decision to purchase the Subject Shares, such Subscriber represents that it has relied solely upon independent investigation made by such Subscriber and the Issuer’s representations, warranties and agreements herein. Without limiting the generality of the foregoing, such Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Subject Shares or the offer and sale of the Subject Shares. Such Subscriber acknowledges and agrees that such Subscriber has received access to and has had an adequate opportunity to review, such financial and other information as such Subscriber deems necessary in order to make an investment decision with respect to the Subject Shares, including with respect to the Issuer and the Company (including giving effect to the Mergers), and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to such Subscriber’s investment in the Subject Shares. Such Subscriber acknowledges that it has reviewed the documents made available to such Subscriber by the Issuer and the Company. Such Subscriber represents and agrees that such Subscriber and such Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as such Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subject Shares.
2.1.9    Such Subscriber acknowledges that the Subject Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
2.1.10    Such Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subject Shares. Such Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subject Shares, and such Subscriber has sought such financial, accounting, legal and tax advice as such Subscriber has considered necessary to make an informed investment decision. Other than the Sponsor, such Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subject Shares. Such Subscriber understands and acknowledges that the purchase and sale of the Subject Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
2.1.11    Alone, or together with any professional advisor(s), such Subscriber represents and acknowledges that such Subscriber has adequately analyzed and fully considered the risks of an investment in the Subject Shares and determined that the Subject Shares are a suitable investment for such Subscriber and that such Subscriber is able to bear the economic risk of a total loss of such Subscriber’s investment in the Issuer. Such Subscriber acknowledges specifically that a possibility of total loss exists. Such Subscriber acknowledges that it shall be responsible for any of such Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Redemption Subscription Agreement, and that neither the Issuer nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Redemption Subscription Agreement.
2.1.12    Such Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subject Shares or made any findings or determination as to the fairness of an investment in the Subject Shares.
2.1.13    Such Subscriber represents and warrants that such Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Such Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable Law, provided that such Subscriber is permitted to do so under applicable Law. If such Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Subscriber represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Such Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Such Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by such Subscriber and used to purchase the Subject Shares were legally derived.
2.1.14    Except as a result of the entry into this Redemption Subscription Agreement, such Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.15    To the extent required, such Subscriber and its affiliates and the Issuer shall each use reasonable best efforts to submit, as promptly as practicable following the date on which the Issuer sends to such Subscriber its written notice of its intent to submit all applicable filings and registrations with, and notifications to, the U.S. Department of Justice, the U.S. Federal Trade Commission and any other Governmental Authority required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and all other Laws in connection with the transactions contemplated by this Redemption Subscription Agreement and the Merger Agreement, and to use their respective reasonable best efforts to, as promptly as practicable, provide any information requested by the U.S. Department of Justice, the U.S. Federal Trade Commission or any other Governmental Authority to obtain all required authorizations and approvals, and the expiration or termination of any applicable waiting period, under the HSR Act and all other applicable Laws as promptly as practicable after the date hereof. The Issuer shall be responsible for all filing fees payable to a Governmental Authority related to any HSR Act notification applicable in connection with this Redemption Subscription Agreement.
2.1.16    Such Subscriber represents and agrees that on the date hereof, such Subscriber has access to sufficient available funds to pay the Backstop Purchase, and on the date the Backstop Purchase would be required to be funded to the Issuer pursuant to Section 3.1, such Subscriber will have sufficient immediately available funds to pay the Backstop Purchase pursuant to Section 3.1. From the date hereof until the Closing Date, such Subscriber shall not make any dividends or distributions that would render Subscriber unable to satisfy its obligation to pay the Backstop Purchase. From the date hereof until the Closing Date, the Sponsor shall not make any dividends or distributions that would render the Sponsor unable to satisfy all its obligations under this Redemption Subscription Agreement.
2.1.17    Such Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to such Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Such Subscriber hereby agrees that it shall notify the Issuer promptly in writing in the event a Disqualification Event becomes applicable to such Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 2.1.17, “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of such Subscriber’s or Sponsor Guarantor’s securities for purposes of Rule 506(d) under the Securities Act.
2.1.18    Such Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, any of its Affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Issuer expressly set forth in this Redemption Subscription Agreement, in making its investment or decision to invest in the Issuer.
2.1.19    Such Subscriber agrees that it shall cooperate with the Issuer and the Company in connection with any review of the transactions contemplated by this Redemption Subscription Agreement and the Transactions by any Governmental Authority, including without limitation, by providing to the Issuer or the Company, as applicable for delivery to the applicable Governmental Authority as soon as practicable following written notice to such Subscriber of such a request, all such information about such Subscriber and any of its Affiliates requested by any such Governmental Authority, and to take such other action as soon as practicable as may be reasonably necessary or as the Issuer or the Company may reasonably request to enable the parties to the Merger Agreement to satisfy the condition set forth in Section 9.1(d) of the Merger Agreement.
2.1.20    Such Subscriber has not and will not prior to the Closing enter into any side letter or similar agreement with any other subscriber or any other investor in connection with such other subscriber’s or investor’s direct or indirect equity investment in the Issuer or the Company.
2.2    Issuer’s Representations, Warranties and Agreements. The Issuer hereby represents and warrants to such Subscriber and agrees with such Subscriber as follows:
2.2.1    The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and following the Domestication shall be validly existing as a corporation in good standing under the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Redemption Subscription Agreement.
2.2.2    This Redemption Subscription Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.3    Subject to obtaining all required approvals necessary in connection with the performance of the Merger Agreement (including the approval of the Company’s stockholders for the Merger Agreement and the related Transactions including the transactions contemplated by the PIPE Subscription Agreement) and any required applications and approvals pursuant to the applicable rules of Nasdaq (together, the “Required Approvals”) and assuming the accuracy of the Subscriber’s representation in Section 2.1.3, the execution, delivery and performance of this Redemption Subscription Agreement, issuance and sale of the Subject Shares and the consummation of the certain other transactions contemplated herein will not (i) result in any violation of the provisions of the organizational documents of the Issuer (after Domestication) or (ii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have a material adverse effect on the validity of the Subject Shares or the legal authority or ability of the Issuer to perform in all material respects its obligations under this Redemption Subscription Agreement, subject to the exceptions in the definition of Material Adverse Effect in the Merger Agreement mutatis mutandis (an “Issuer Material Adverse Effect”).
2.2.4    The issued and outstanding shares of Class A common stock of the Issuer are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq. The Issuer has made available to such Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer (including the Merger Agreement) with the Commission prior to the date of this Redemption Subscription Agreement (the “SEC Documents”), which SEC Documents, except in the case of the accounting treatment of the warrants, as of their respective filing dates, complied, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (in each case in effect as of the date of filing). None of the SEC Documents filed under the Exchange Act, contained, as of the respective date of its filing or, if amended prior to the date of this Redemption Subscription Agreement or the Closing Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Issuer makes no such representation or warranty with respect to the proxy statement/prospectus included in the PIPE Registration Statement to be filed in connection with the approval of the Merger Agreement by the stockholders of the Issuer (the “Proxy Statement/Prospectus”) or any other information relating to the Company or any of its Affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.5    As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened suits, claim, actions or proceedings (collectively, “Actions”), which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.
2.3    Sponsor Guarantor’s Representations, Warranties and Agreements. Sponsor Guarantor hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.3.1    Sponsor Guarantor has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Redemption Subscription Agreement.
2.3.2    This Redemption Subscription Agreement has been duly authorized, validly executed and delivered by Sponsor Guarantor. This Redemption Subscription Agreement is a valid and binding agreement enforceable against Sponsor Guarantor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.3.3    The execution, delivery and performance by Sponsor Guarantor of this Redemption Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of Sponsor Guarantor pursuant to, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which Sponsor Guarantor is a party or by which Sponsor Guarantor is bound or to which any of the assets of Sponsor Guarantor is subject, which would reasonably be expected to prevent or materially delay or otherwise materially impede Sponsor Guarantor’s timely performance of its obligations under this Redemption Subscription Agreement (a “Sponsor Guarantor Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Sponsor Guarantor, (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Sponsor Guarantor or any of its respective properties or assets that would reasonably be expected to have a Sponsor Guarantor Material Adverse Effect.
2.3.4    Sponsor Guarantor represents and warrants that Sponsor Guarantor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or in any OFAC List, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Sponsor Guarantor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable Law, provided that Sponsor Guarantor is permitted to do so under applicable Law. If Sponsor Guarantor is a financial institution subject to the BSA/PATRIOT Act, Sponsor Guarantor represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Sponsor Guarantor also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Sponsor Guarantor further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Sponsor Guarantor and used to satisfy its obligations hereunder were legally derived.
2.3.5    Sponsor Guarantor represents and agrees that on the date hereof, Sponsor Guarantor has access to sufficient available funds to pay the Backstop Purchase, and on the date the Backstop Purchase would be required to be funded by the Sponsor to the Issuer pursuant to Section 3.1, Sponsor Guarantor will have sufficient immediately available funds to satisfy its obligations hereunder. From the date hereof until the Closing Date, Sponsor Guarantor shall not make any dividends or distributions that would render it unable to satisfy its obligations hereunder.
2.3.6    Sponsor Guarantor represents that no Disqualification Event is applicable to it or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Sponsor Guarantor hereby agrees that it shall notify the Issuer promptly in writing in the event a Disqualification Event becomes applicable to Sponsor Guarantor or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.
2.3.7    Sponsor Guarantor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, any of its Affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Issuer expressly set forth in this Redemption Subscription Agreement, in making its decision to enter into this Redemption Subscription Agreement.
3.    Settlement Date and Delivery.
3.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the First Effective Time (such day, the “Closing Date”). At least five (5) Business Days prior to the anticipated Closing Date, the Issuer shall deliver written notice to such Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) wire instructions for the payment of the Backstop Purchase. Such Subscriber shall deliver to the Issuer, at least two (2) Business Days prior to the anticipated Closing Date, the Backstop Purchase for the Subject Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to such Subscriber the Subject Shares in book entry form, in the name of such Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by such Subscriber, as applicable. In the event the Closing does not occur within three (3) Business Days of the anticipated Closing Date specified in the Closing Notice, the Issuer shall promptly (but no later than one (1) Business Day thereafter) return the Backstop Purchase to such Subscriber.
3.2    Conditions to Closing of the Issuer. The Issuer’s obligations to sell and issue the Subject Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable Law) written waiver, on or prior to the Closing Date, of each of the following conditions:
3.2.1    Representations and Warranties Correct. The representations and warranties made by such Subscriber in Section 2.1 hereof shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the date of this Redemption Subscription Agreement and on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.2.2    Closing of the Transactions. The conditions precedent to the completion of the Transactions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Transactions set forth in the Merger Agreement) shall have been met or waived by the parties thereto such that the Transactions will close substantially concurrently with, but after, the Closing.
3.2.3    Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, Law, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by this Redemption Subscription Agreement.
3.3    Conditions to Closing of Subscriber. Such Subscriber’s obligation to purchase the Subject Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable Law) written waiver, on or prior to the Closing Date, of each of the following conditions:
3.3.1    Closing of the Transactions. The conditions precedent to completion of the Transactions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Transactions set forth in the Merger Agreement) shall have been met or waived by the parties thereto such that the Transactions will close substantially concurrently with, but after, the Closing.
3.3.2    Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, Law, rule or regulation enjoining or prohibiting the consummation of the Subscription.
4.    PIPE Registration Statement.
4.1    In connection with the Transactions, the Issuer will file with the Commission the Registration Statement, which will register the issuance of shares of Class A common stock upon consummation of the Transactions in exchange for all outstanding shares of the Issuer (including the Subject Shares). In the event that the Registration Statement, at the time it becomes effective, does not include the Subject Shares to be issued hereunder, the Issuer agrees that, within forty-five (45) calendar days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a shelf registration statement registering the resale of the Subject Shares (the “PIPE Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the PIPE Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the PIPE Registration Statement) following the Closing and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the PIPE Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include such Shares in the PIPE Registration Statement are contingent upon such Subscriber furnishing in writing to the Issuer such information regarding such Subscriber, the securities of the Issuer held by such Subscriber and the intended method of disposition of the Subject Shares as shall be reasonably requested by the Issuer to effect the registration of the Subject Shares, and such Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the PIPE Registration Statement during any customary blackout or similar period or as permitted under Section 4.3 hereunder; provided, further, that such Subscriber and its Affiliates (including its directors, officers, agents and employees, and each person who controls such Subscriber within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) will be indemnified by the Issuer for any liability arising from any material misstatements or omissions in the PIPE Registration Statement except to the extent such misstatement or omission arises from the information specifically provided by such Subscriber for inclusion in the PIPE Registration Statement. Such Subscriber shall indemnify and hold harmless the Issuer and its Affiliates (including its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), for any liability arising from any material misstatements or omissions contained in the PIPE Registration Statement to the extent that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Issuer by such Subscriber expressly for use therein. For purposes of clarification, any failure by the Issuer to file the PIPE Registration Statement by the Filing Date or to cause such PIPE Registration Statement to be declared effective by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file the PIPE Registration Statement or cause the PIPE Registration Statement to be declared effective as set forth above in this Section 4.
4.2    In the case of the registration effected by the Issuer pursuant to this Redemption Subscription Agreement, the Issuer shall, upon reasonable request, inform such Subscriber as to the status of such registration. At its expense, the Issuer shall:
4.2.1    except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a PIPE Registration Statement, use its reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to such Subscriber, and to keep the applicable PIPE Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Such Subscriber ceases to hold any Subject Shares, (ii) the date all Subject Shares held by such Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to Affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two years from the Effectiveness Date of the PIPE Registration Statement;
4.2.2    advise such Subscriber within five (5) Business Days:
(a)    when a PIPE Registration Statement or any post-effective amendment thereto has become effective;
(b)    of the issuance by the Commission of any stop order suspending the effectiveness of any PIPE Registration Statement or the initiation of any proceedings for such purpose;
(c)    of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Subject Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(d)    subject to the provisions in this Redemption Subscription Agreement, of the occurrence of any event that requires the making of any changes in any PIPE Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising such Subscriber of such events, provide such Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to such Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;
4.2.3    use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any PIPE Registration Statement as soon as reasonably practicable;

4.2.4    upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a PIPE Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such PIPE Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subject Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
4.2.5    use its commercially reasonable efforts to cause all Subject Shares to be listed on each securities exchange or market, if any, on which the Class A common stock is then listed.
4.3    Notwithstanding anything to the contrary in this Redemption Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the PIPE Registration Statement, and from time to time to require such Subscriber not to sell under the PIPE Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its Subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house legal counsel), would require additional disclosure by the Issuer in the PIPE Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the PIPE Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel (which may be in-house legal counsel), to cause the PIPE Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the PIPE Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the PIPE Registration Statement is effective or if as a result of a Suspension Event the PIPE Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, such Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subject Shares under the PIPE Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, such Subscriber will deliver to the Issuer or, in such Subscriber’s sole discretion, destroy, all copies of the prospectus covering the Subject Shares in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subject Shares shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. Issuer agrees that any time transfer is permitted pursuant to Rule 144 and such Subscriber is unable to sell under the PIPE Registration Statement, Issuer will take commercially reasonable efforts to remove the restrictive legend from such Subscriber’s Subject Shares.
5.    Termination. This Redemption Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms without consummation of the Merger, (ii) upon the mutual written agreement of Sponsor and, with the prior written consent of the Company, the Issuer to terminate this Redemption Subscription Agreement, (iii) subject to the written consent of the Company, if any of the conditions to Closing set forth in this Redemption Subscription Agreement are not satisfied or waived (or deemed to be satisfied or waived) by the party entitled to grant such waiver on or prior to the Closing and, as a result thereof, the transactions contemplated by this Redemption Subscription Agreement are not consummated on or before the Agreement End Date (as defined in the Merger Agreement), and (iv) if the Closing shall not have occurred on or before the Agreement End Date (as defined in the Merger Agreement); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify such Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement.
6.    Miscellaneous.
6.1    Further Assurances. From the date hereof, the parties hereto shall use reasonable best efforts to consummate the transactions contemplated by this Redemption Subscription Agreement, the Sponsor Subscription Agreement, the PIPE Subscription Agreement, the Other Subscription Agreements, the Merger Agreement and the Mergers. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Redemption Subscription Agreement, the PIPE Subscription Agreement, Sponsor Subscription Agreement, the Other Subscription Agreements and the Merger Agreement.
6.1.1    Such Subscriber acknowledges that the Issuer, the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties made by such Subscriber contained in this Redemption Subscription Agreement. Prior to the Closing, such Subscriber agrees to promptly notify the Issuer and the Company if any of the acknowledgments, understandings, agreements, representations and warranties made by such Subscriber set forth herein are no longer accurate in any material respect. Such Subscriber further acknowledges and agrees that the Company is a third-party beneficiary of the representations and warranties of such Subscriber contained in this Section 6.1.1 and Section 2.1 of this Redemption Subscription Agreement. Such Subscriber acknowledges and agrees that none of (i) any other investor pursuant to this Redemption Subscription Agreement or any other subscription agreement related to the private placement of the Subject Shares (including such other investor’s respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Company or any other party to the Merger Agreement, or (iii) any Affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of the Issuer, the Company or any other party to the Merger Agreement shall be liable to such Subscriber, or to any other investor, pursuant to this Redemption Subscription Agreement or any other subscription agreement related to the private placement of the Subject Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subject Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Redemption Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer or the Company concerning the Issuer, the Company, any of their controlled Affiliates, this Redemption Subscription Agreement or the transactions contemplated hereby.
6.1.2    Without limiting the Company’s rights provided by Section 6.6, each of the Issuer, such Subscriber and the Company is (i) entitled to rely upon and enforce this Redemption Subscription Agreement and (ii) is irrevocably authorized to produce this Redemption Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3    The Issuer may request from such Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of such Subscriber to acquire the Subject Shares, and such Subscriber shall promptly provide such information as may be reasonably requested, to the extent within such Subscriber’s possession and control and otherwise readily available to such Subscriber and to the extent consistent with its internal policies and procedures; provided, that, Issuer agrees to keep any such information provided by such Subscriber confidential.
6.1.4    Each party hereto shall be responsible for and pay its own expenses incurred in connection with this Redemption Subscription Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants.
6.1.5    Each of such Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Redemption Subscription Agreement on the terms and conditions described herein no later than immediately prior to the consummation of the Transactions.
6.2    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
(i)    if to such Subscriber, to such address or addresses set forth on the signature page hereto;
(ii)    if to the Issuer before the Closing Date, to:
Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX
United Kingdom
Attention: Khurram Kayani
Email: Khurram@novatorcapital.com
with a required copy (which copy shall not constitute notice) to:
Baker McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
Attention: Adam Eastell, Michael F. DeFranco, Derek Liu
Email: adam.eastell@bakermckenzie.com,
michael.defranco@bakermckenzie.com,
derek.liu@bakermckenzie.com
(iii)    If to the Issuer after the Closing Date, to the persons indicated under the Company below:
(iv)    if to the Company, to:
Better HoldCo, Inc.
175 Greenwich St, 59th Floor
New York, NY 10007
Attention: Kevin Ryan
Email: kryan@better.com

with a required copy (which copy shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Mitchell S. Eitel, Jared M. Fishman, Sarah P. Payne
Email: eitelm@sullcrom.com
fishmanj@sullcrom.com,
paynes@sullcrom.com
6.3    Entire Agreement. This Redemption Subscription Agreement, the PIPE Subscription Agreement, Sponsor Subscription Agreement, the Other Subscription Agreements and the Merger Agreement constitute the entire agreement among the parties to this Redemption Subscription Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties, including any commitment letter entered into relating to the subject matter hereof, except as expressly set forth in this Redemption Subscription Agreement, the PIPE Subscription Agreement, Sponsor Subscription Agreement, the Other Subscription Agreements and the Merger Agreement.
6.4    Modifications and Amendments. This Redemption Subscription Agreement may be amended or modified in whole or in part, only (a) subject to the prior written consent of the Company except in the case of amendments or waivers that are ministerial and immaterial in nature and effect and (b) by a duly authorized agreement in writing executed in the same manner as this Redemption Subscription Agreement and which makes reference to this Redemption Subscription Agreement.
6.5    Assignment. Neither this Redemption Subscription Agreement, nor any rights, interests or obligations that may accrue to the parties hereunder (including such Subscriber’s rights to purchase the Subject Shares) may be transferred or assigned without the prior written consent of each of the other parties hereto and the Company (as third-party beneficiary hereto) and any such purported assignment shall be null and void ab initio (other than the Subject Shares acquired hereunder after the Closing, if any, and such Subscriber’s rights under Section 4 hereof, and then only in accordance with this Redemption Subscription Agreement). Notwithstanding the foregoing, such Subscriber may assign its rights and obligations under this Redemption Subscription Agreement to one or more of its Affiliates (provided that such Subscriber shall not be relieved from the obligation to perform this Agreement upon any failure of the Affiliate assignee).
6.6    Benefit.
6.6.1    Except as otherwise provided herein, this Redemption Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Redemption Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns (other than as provided for in this Section 6.6.1 and Section 6.1.1 and Section 6.1.2 of this Redemption Subscription Agreement). Notwithstanding anything to the contrary herein, the Company is an express third-party beneficiary of each of the provisions of this Redemption Subscription Agreement.
6.6.2    Each of the Issuer and such Subscriber acknowledges and agrees that (a) this Redemption Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Issuer and such

Subscriber hereunder, the Company would not enter into the Merger Agreement, (b) each representation, warranty, covenant and agreement of the Issuer and such Subscriber hereunder is being made also for the benefit of the Company, and (c) the Company may seek to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief, including to cause the Backstop Purchase to be paid and the Closing to occur) each of the covenants and agreements of each of the Issuer and such Subscriber under this Redemption Subscription Agreement.
6.7    Governing Law. This Redemption Subscription Agreement, and all claims or causes of action based upon, arising out of, or related to this Redemption Subscription Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws that would require or permit the application of Laws of another jurisdiction.
6.8    Consent for Jurisdiction; Waiver of Jury Trial.
6.8.1    Each of Sponsor and Sponsor Guarantor hereby irrevocably appoints COGENCY GLOBAL INC., with offices at the date of this Agreement located at 850 New Burton Rd, STE. 201 Dover, DE 19904, as its authorized agent on which any and all legal process may be served in any such Action, suit or proceeding brought in the Designated Courts pursuant to this Section 6.8.1. Each of Sponsor and Sponsor Guarantor agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 6.2, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each of Sponsor and Sponsor Guarantor agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, each of Sponsor and Sponsor Guarantor agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 6.8.1. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable Law.
6.8.2    Issuer hereby irrevocably appoints COGENCY GLOBAL INC., with offices at the date of this Agreement located at 850 New Burton Rd, STE. 201 Dover, DE 19904, as its authorized agent on which any and all legal process may be served in any such Action, suit or proceeding brought in the Designated Courts pursuant to this Section 6.8.2. Issuer agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 6.2, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Issuer agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, Issuer agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 6.8.2. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable Law.
6.8.3    Any proceeding or Action based upon, arising out of or related to this Redemption Subscription Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) (the “Designated Courts”), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or

Action arising out of or relating to this Redemption Subscription Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 6.8.
6.8.4    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS REDEMPTION SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REDEMPTION SUBSCRIPTION AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
6.9    Severability. If any provision of this Redemption Subscription Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Redemption Subscription Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Redemption Subscription Agreement, they shall take any actions necessary to render the remaining provisions of this Redemption Subscription Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Redemption Subscription Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
6.10    No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Redemption Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Redemption Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Redemption Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
6.11    Remedies.
6.11.1    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Redemption Subscription Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Redemption Subscription Agreement). It is accordingly agreed that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Redemption Subscription Agreement and to enforce specifically the terms and provisions of this Redemption Subscription Agreement, without proof of damages, prior to the valid termination of this Redemption Subscription Agreement in accordance with Section 5, in addition to any other remedy to which any party is entitled at law or in equity. The right to specific enforcement shall include the right of the parties hereto to cause such Subscriber and the right of the Company to cause the parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Redemption Subscription Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Redemption Subscription Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
6.11.2    The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Redemption Subscription Agreement.
6.11.3    In any dispute arising out of or related to this Redemption Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the reasonable and documented out-of-pocket costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Redemption Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Redemption Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
6.12    Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Redemption Subscription Agreement shall survive the Closing until the expiration of any statute of limitations under applicable Laws. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect until the expiration of any statute of limitations under applicable Laws.
6.13    No Broker or Finder. Each of the Issuer and such Subscriber each represents and warrants to the other parties hereto that no broker, finder or other financial consultant has acted on its behalf in connection with this Redemption Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto. Each of the Issuer and such Subscriber agrees to indemnify and save the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
6.14    Headings and Captions. The headings and captions in this Redemption Subscription Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Redemption Subscription Agreement.
6.15     Counterparts. This Redemption Subscription Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
6.16    Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Redemption Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Redemption Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Redemption Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
6.17    Mutual Drafting. This Redemption Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
7.    Consent to Disclosure.
7.1    Such Subscriber hereby consents to the publication and disclosure in any press release issued by the Issuer or the Company or Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by the federal securities laws or the Commission or any other securities authorities, any other documents or communications provided by the Issuer or the Company to any Governmental Authority or to securityholders of the Issuer) in each case, as and to the extent required by applicable Law or the Commission or any other Governmental Authority, of such Subscriber’s identity and beneficial ownership of the Subject Shares and the nature of such Subscriber’s commitments, arrangements and understandings under and relating to this Redemption Subscription Agreement and, if deemed appropriate by the Issuer or the Company, a copy of this Redemption Subscription Agreement. Other than as set forth in the immediately preceding sentence, without such Subscriber’s prior written consent, the Issuer will not publicly disclose the name of such Subscriber, other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential; provided that Subscriber consents to the disclosure included in the public announcement materials related to the Transactions previously disclosed to Subscriber. Such Subscriber will promptly provide any information reasonably requested by the Issuer or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
7.2    Trust Account Waiver. Such Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a Business Combination. Such Subscriber further acknowledges that, as described in the prospectus dated February 12, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of the Issuer, certain of its public stockholders and the underwriters of the Issuer’s initial public offering (the “Trust Account”). Such Subscriber acknowledges that it has been advised by the Issuer that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if the Issuer completes the transactions which constitute a Business Combination, then to those Persons (as defined in the Merger Agreement) and in such amounts as described in the Prospectus; (b) if the Issuer fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Investment Management Trust Agreement, dated as of April 21, 2020, between the Issuer and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”), to the Issuer in limited amounts to permit the Issuer to pay the costs and expenses of its liquidation and dissolution, and then to the Issuer’s public stockholders; and (c) if the Issuer holds a shareholder vote to amend the Issuer’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the Class A common stock if the Issuer fails to complete a Business Combination within the allotted time period, then for the redemption of any of the Class A common stock properly tendered in connection with such vote. For and in consideration of the Issuer entering into this Redemption Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, such Subscriber hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Redemption Subscription Agreement and any negotiations, Contracts with the Issuer; provided, that (x) nothing herein shall serve to limit or prohibit such Subscriber’s right to pursue a claim against the Issuer for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that such Subscriber may have in the future against the Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 7 shall survive the termination of this Redemption Subscription Agreement for any reason.
8.    Guarantees.
8.1    The Sponsor hereby fully and unconditionally guarantees to the Issuer the due and punctual payment and performance of each Subscriber’s obligations under this Redemption Subscription Agreement in accordance with the terms hereof. In case of the failure of any such Subscriber punctually to make any such payment or render such performance hereunder, the Sponsor hereby agrees to cause any such payment to be made or performance to be done as if done by such Subscriber.
8.2    The Sponsor Guarantor hereby fully and unconditionally guarantees to the Issuer the due and punctual payment and performance of the Sponsor’s and each other Subscriber’s obligations under this Redemption Subscription Agreement in accordance with the terms hereof. In case of the failure of the Sponsor or any such Subscriber punctually to make any such payment or render such performance hereunder, the Sponsor Guarantor hereby agrees to cause any such payment to be made or performance to be done as if done by the Sponsor or such other Subscriber.
8.3    Each of the Sponsor and Sponsor Guarantor hereby agrees that each of its obligations hereunder shall be as if it were principal obligor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of this Redemption Subscription Agreement with respect to any such Subscriber, or any waiver, modification or indulgence granted to the Sponsor or any other such Subscriber with respect hereto by the Issuer or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor. Each of the Sponsor and Sponsor Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Sponsor or any such Subscriber, any right to require a proceeding first against the Sponsor or any such Subscriber, protest or notice with respect to the performance and payment obligations hereunder, and covenants that its obligations under this Section 8 will not be discharged except by payment in full of all amounts owed by the Sponsor and each such Subscriber under this Redemption Subscription Agreement.
8.4    Each of the Sponsor and Sponsor Guarantor shall be subrogated to all rights of the Issuer against the Sponsor or any Subscriber for which and in respect of the Sponsor or Sponsor Guarantor, as applicable, has paid to the Issuer pursuant to this Section 8; provided, however, that neither the Sponsor nor the Sponsor Guarantor shall be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until full payment and performance has been received by or rendered to the Issuer.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer, the Sponsor and such Subscriber has executed or caused this Redemption Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

ISSUER:

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer

SPONSOR:

NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou
Name: Pericles Spyrou
Title: Director

By:	/s/ Jan Rottiers
Name: Jan Rottiers
Title: Director

SPONSOR GUARANTOR:

SIGNED FOR AND ON BEHALF OF BB TRUSTEES SA, AS TRUSTEE OF THE FUTURE HOLDINGS TRUST

By:	/s/ Jan Rottiers
Name: Jan Rottiers
Title: Director

By:	/s/ Arnaud Cywie
Name: Arnaud Cywie
Title: Director

Accepted and agreed this 10th day of May, 2021.
SUBSCRIBER:

NOVATOR CAPITAL SPONSOR LTD.		Signature of Joint Subscriber, if applicable:

By:	/s/ Jan Rottiers	By:	/s/ Pericles Spyrou
Name:	Jan Rottiers	Name:	Pericles Spyrou
Title:	Director	Title:	Director

Date: May 10, 2021

Name of Subscriber:		Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)		(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:		Joint Subscriber’s EIN:

Business Address-Street:		Mailing Address-Street (if different):

City, State, Zip:		City, State, Zip:

Attn:		Attn:

Telephone No.:		Telephone No.:

Facsimile No.:		Facsimile No.:
Aggregate Number of Shares subscribed for:
See sections 1.1 and 1.2 of the Redemption
Subscription Agreement
Backstop Purchase: See sections 1.1 and 1.2 of the Redemption Subscription Agreement
You must pay the Backstop Purchase by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A. QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

1.	☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2.	☐	We are subscribing for the Subject Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B. ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐	We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an “accredited investor.”

2.	☐	We are not a natural person.

*** AND ***

C. AFFILIATE STATUS (Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This Schedule I should be completed by Subscriber
and constitutes a part of the Redemption Subscription Agreement.

QUALIFIED INSTITUTIONAL BUYER: Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to Subscriber (Please check the applicable subparagraphs):
☐    Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and:
☐    is an insurance company as defined in section 2(a)(13) of the Securities Act;
☐    is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;
☐    is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act (“Consolidated Farm and Rural Development Act”);
☐    is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;
☐    is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);
☐    is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;
☐    is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);
☐    is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, or Massachusetts or similar business trust; or
☐    is an investment adviser registered under the Investment Advisers Act;
☐    is an institutional accredited investor, as defined in Rule 501(a) under the Securities Act, of a type not listed in paragraphs (a)(1)(i)(A) through (I) or paragraphs (a)(1)(ii) through (vi) of Rule 501.
☐    Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with Subscriber;
☐    Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

☐    Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;
☐    Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or
☐    Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.
ACCREDITED INVESTOR: Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐    Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5) (A) of the Securities Act whether acting in its individual or fiduciary capacity;
☐    Any broker or dealer registered pursuant to section 15 of the Exchange Act;
☐    Any insurance company as defined in section 2(a)(13) of the Securities Act;
☐    Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;
☐    Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act or Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;
☐    Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐    Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;
☐    Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;
☐    Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;
☐    Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐    Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;
☐    Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
☐    Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act; or
☐    Any entity in which all of the equity owners are “accredited investors.”
☐    Any entity, of a type not listed in paragraph (a)(1), (2), (3), (7), or (8) of Rule 501 of the Securities Act, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;
☐    Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Securities and Exchange Commission (the “Commission”) has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph, the Commission will consider, among others, the following attributes:
(i)    The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;
(ii)    The examination or series of examinations is designed to reliably and validly demonstrate an individual’s comprehension and sophistication in the areas of securities and investing;

(iii)    Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and
(iv)    An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable;
☐    Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;
☐    Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1):
(i)    With assets under management in excess of $5,000,000,
(ii)    That is not formed for the specific purpose of acquiring the securities offered, and
(iii)    Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;
☐    Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (a)(12) of Rule 501 of the Securities Act and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii) of Rule 501 of the Securities Act.

ANNEX J-1
TERMINATION AGREEMENT
This Termination Agreement, dated as of November 30, 2021 (this “Termination Agreement”), is entered into by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication, the “Issuer”), and Novator Capital Sponsor Ltd. (“Sponsor”, and the initial subscriber) and BB Trustees SA, as trustee of the Future Holdings Trust (the “Sponsor Guarantor” and together with the Issuer and the Sponsor, the “Parties”, and each, a “Party”).
WHEREAS, the Parties have entered into a Redemption Subscription Agreement, dated as of May 10, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the “Agreement”);
WHEREAS, in accordance with Section 7.10(a) of the Merger Agreement and Section 5 of the Agreement, Better HoldCo, Inc., a Delaware corporation (the “Company”) has approved this Termination Agreement; and
WHEREAS, pursuant to Section 5 of the Agreement, the Parties hereto desire and have agreed to terminate the Agreement on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Definitions. Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the Agreement.
2.Termination of the Agreement. Subject to the terms and conditions of this Termination Agreement, the Agreement is hereby terminated as of the date first written above (the “Termination Date”). From and after the Termination Date, the Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate, except for any rights and obligations of the Parties that are expressly designated under Sections 6.12 and 7 of the Agreement to survive the termination of the Agreement, subject to the terms and conditions of this Termination Agreement.
3.Mutual Release.
(a)In consideration of the covenants, agreements, and undertakings of the Parties under this Termination Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the Agreement, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Termination Agreement (including any surviving indemnification obligations under the Agreement).
(b)Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 3, and which,

(c)if known at the time of signing this Termination Agreement, may have materially affected this Termination Agreement and such Party’s decision to enter into it and grant the release contained in this Section 3. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 3, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.
4.Representations and Warranties. Each Party hereby represents and warrants to the other Party that:
(a)It has the full right, corporate or other entity power, and authority to enter into this Termination Agreement and to perform its obligations hereunder.
(b)The execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and the delivery of this Termination Agreement by such Party, have been duly authorized by all necessary corporate or other entity action on the part of such Party.
(c)This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.
(d)EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT AND IN THIS SECTION 4 OF THIS TERMINATION AGREEMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT, IN ENTERING INTO THIS TERMINATION AGREEMENT, IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.
5.Miscellaneous. The provisions of Section 6 (inclusive) of the Agreement are incorporated into, and shall apply to, this Termination Agreement, mutatis mutandis.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first written above.

ISSUER:

AURORA ACQUISITION CORP.

By:	/s/ Prabhu Narasimhan
Name: Prabhu Narasimhan
Title: Chief Investment Officer

SPONSOR:

NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou
Name: Pericles Spyrou
Title: Director

SPONSOR GUARANTOR:

BB TRUSTEES SA, AS TRUSTEE OF THE FUTURE HOLDINGS TRUST

By:	/s/ Arnaud Cywie
Name: Arnaud Cywie
Title: Director

By:	/s/ Jan Rottiers
Name: Jan Rottiers
Title: Director
[Signature page to Termination Agreement]

Agreed and accepted as of the date first above written:

COMPANY:

BETTER HOLDCO, INC.

By:	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer
[Signature page to Termination Agreement]

ANNEX K
Execution Version
CONFIDENTIAL
Novator Capital Sponsor Ltd.
20 North Audley Street
London W1K 6LX
United Kingdom
May 10, 2021
Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX
United Kingdom
Re:    Acquiror Private Placement Warrants and Acquiror Common Stock
Ladies and Gentlemen:
Reference is made to that certain Merger Agreement, dated as of the date hereof (as it may be amended, the “Merger Agreement”), by and among (i) Aurora Acquisition Corp., a Cayman Islands company (“Acquiror”), (ii) Aurora Merger Sub I, Inc., a Delaware corporation, and (iii) Better Holdco, Inc., a Delaware corporation (the “Company”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.
In order to induce the Company and Acquiror to enter into the Merger Agreement, Acquiror’s sponsor, Novator Capital Sponsor Ltd., a limited liability company validly existing under the laws of Cyprus (“Sponsor”), and Acquiror, have agreed to enter into this letter agreement (this “Agreement”) relating to the Acquiror Private Placement Warrants and Acquiror Common Stock held by Sponsor.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror and Sponsor hereby agree as follows:
1.Mandatory Redemption of Acquiror Private Placement Warrants. Notwithstanding anything to the contrary in the Warrant Agreement, dated March 3, 2021, between Acquiror and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), Sponsor hereby agrees that Acquiror shall be entitled to exercise the redemption right contained within Section 6.1 of the Warrant Agreement, solely with respect to the Acquiror Private Placement Warrants held by Sponsor, pursuant to and subject to the terms of Section 6 of the Warrant Agreement, provided that Acquiror shall only be entitled to exercise such right if the VWAP for any twenty (20) Trading Days within a thirty (30)-Trading Day ending on the third Trading Day prior to the date on which Acquiror sends the notice of redemption to the Sponsor equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 of the Warrant Agreement).
2.Forfeiture of Acquiror Private Placement Warrants. Sponsor shall forfeit upon the Closing fifty percent (50%) of the Acquiror Private Placement Warrants held by Sponsor as of the date of this Agreement. Notwithstanding anything to the contrary contained herein, no fraction of an Acquiror Private Placement Warrant will be forfeited by Sponsor by virtue of this Agreement, and the number of the Acquiror Private Placement Warrants to be so forfeited shall instead be rounded down to the nearest whole Acquiror Private Placement Warrants.
Acquiror acknowledges that such forfeiture is intended to facilitate Acquiror’s customer acquisition efforts. In connection therewith, Acquiror shall, in a manner compliant with applicable securities laws and pursuant to an implementation plan to be mutually agreed with the Company, promptly after the Closing, use reasonable best efforts to make available for issuance a number of warrants equal to the number of forfeited Acquiror Private Placement Warrant, with economic terms equivalent to those of the Acquiror Common Warrants and other terms substantially similar to the Acquiror Common Warrants, to customers of the Company and its Subsidiaries.
3.Locked-Up Promote.
a.Twenty percent (20%) of the Domesticated Class A Common Stock that were issued to Sponsor in the Domestication in exchange for the Founder Shares or any shares into which such Domesticated Class A Common Stock are converted (such amount, as it may be reduced through expiration of the transfer restrictions set forth in this Section 3(a), the “Locked-Up Promote” and one-third (1/3) of such amount, prior to any such reduction, the “Locked-Up Tranche”) shall not be Transferred, other than to a Permitted Transferee, except as set forth in the table below. Any shares that cease to be subject to the restrictions described below shall cease to be considered Locked Up Promote for all purposes under this Agreement and shall become freely Transferrable.

Amount Subject to Transfer Restriction	Expiration of Section 3(a) Transfer Restriction
One (1) Locked-Up Tranche	Date on which the VWAP for any twenty (20) Trading Days during any consecutive thirty (30) Trading Day period exceeds $12.50 per share

One (1) Locked-Up Tranche	Date on which the VWAP for any twenty (20) Trading Days during any consecutive thirty (30) Trading Day period exceeds $15.00 per share.

One (1) Locked-Up Tranche	Date on which the VWAP for any twenty (20) Trading Days during any consecutive thirty (30) Trading Day period exceeds $17.50 per share
b.If within five (5) years following Closing, a transaction that constitutes a Change in Control Transaction is consummated, then (x) any then-remaining Locked-Up Promote shall cease to be subject to Section 3(a) and (y) if in such transaction the Surviving Corporation or its stockholders have the right to receive consideration implying a value per share Acquiror Class A Common Stock of:
(i)less than $12.50 per share, 100% of the then-remaining Locked-Up Promote shall be forfeited for no consideration and Sponsor shall not be entitled to any consideration in the Change in Control Transaction with respect to any portion of the Locked-Up Promote;
(ii)greater than or equal to $12.50 per share but less than $15.00 per share, then (x) one (1) of the Locked-Up Tranches shall receive the same consideration (including the ability to elect for any form of consideration) as all other shares of Acquiror Class A Common Stock in the Change in Control Transaction and (y) the then-remaining Locked-Up Promote shall be forfeited for no consideration;
(iii)greater than or equal to $15.00 but less than $17.50, then (x) two (2) of the Locked-Up Tranches shall receive the same consideration (including the ability to elect for any form of consideration) as all other shares of Acquiror Class A Common Stock in the Change in Control Transaction and (y) the then-remaining Locked Up Promote shall be forfeited for no consideration; and
(iv)greater than or equal to $17.50, then all of the Locked-Up Tranches shall receive the same consideration (including the ability to elect for any form of consideration) as all other shares of Acquiror Class A Common Stock in the Change in Control Transaction.
For avoidance of doubt, for purposes of calculating the number of shares constituting part of the Locked-Up Promote Tranche that is eligible to receive the same consideration (including the ability to elect for any form of consideration) as all other shares of Acquiror Class A Common Stock in the

Change in Control Transaction, such number shall be reduced by the number of shares released from the transfer restrictions set forth in Section 3(a) as a result of the expiration of such restriction in accordance with such Section.
d.The number of Domesticated Class A Common Stock that constitute the Locked Up Promote and the per share prices set forth in this Section 3 shall be equitably adjusted for any stock dividends, stock splits, stock combinations, recapitalizations or other similar transactions.
4.For purposes of this Agreement:
“Change in Control Transaction” shall mean the occurrence of (x) any consolidation or merger of Acquiror with or into any other corporation or other entity or person (whether or not Acquiror is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of Acquiror’s voting power is transferred through a merger, consolidation, tender offer or similar transaction, or (y) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of Acquiror’s voting power; provided, that for purposes of this clause (y), neither (i) Vishal Garg and his affiliates and associates being deemed to beneficially own greater than 50% of Acquiror’s voting power as a result of Transfers by third parties (including Transfers pursuant to which such third parties convert or otherwise exchange shares of Acquiror Class B Common Stock for shares of Acquiror Class A Common Stock) that occur independently of Vishal Garg and his affiliates and associates, nor (ii) any such Transfers by a third parties, shall be considered a Change in Control Transaction.
“Founder Shares” shall mean the 7,200,000 shares of the Acquiror Class B Common Stock held by the Sponsor (as reduced by any such forfeiture of such shares by the Sponsor if the over-allotment option of Barclays Capital Inc., as representative for the several underwriters of the initial public offering, was not exercised in full).
“Permitted Transferee” shall mean (a) to the Sponsor’s officers or directors, any affiliates or family members of any of the Sponsor’s officers or directors, any member(s) of the Sponsor, or any affiliates of such members and funds and accounts advised by such members or any limited partners of any such funds that are invested in the Sponsor; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to an entity that is an Affiliate of the holder; (e) by virtue of the laws of the State of Delaware, Acquiror’s Certificate of Incorporation (as amended or amended and restated) or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (f) in the event of Acquiror’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror’s shareholders having the right to exchange their shares for cash, securities or other property; provided, however, that, in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement with Acquiror agreeing to be bound by this Section 3 and Section 4.
“Reference Stock” shall mean the Acquiror Class A Common Stock or any other class of stock of Acquiror into which the Locked-Up Promote is Converted.
“Trading Day” shall mean a day on which the principal Trading Market is open for trading; provided, that in the event that the Common Stock is not listed or quoted for trading on a Trading Market on the date in question, then Trading Day shall mean a Business Day.
“Trading Market” shall mean any of the following markets or exchanges on which the Reference Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer” shall mean any sale, offer to sell, contract or agreement to sell, hypothecate, pledge, grant any option to purchase or other disposition of or agreement to dispose of, directly or indirectly, any Locked Up Promote or any securities convertible into, or exercisable or exchangeable for Locked Up Promote.
“VWAP” shall mean for any date, the price determined by the first of the following clauses that applies: (a) if the Reference Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Reference Stock for such date (or the nearest preceding date) on the Trading Market on which the Reference Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) the volume weighted average price of the Reference Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Reference Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Reference Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Reference Stock so reported, or (d) in all other cases, the fair market value of a share of Reference Stock as determined by an independent appraiser selected in good faith by Acquiror and reasonably acceptable to the Sponsor, the fees and expenses of which shall be paid by Acquiror.
5.Third Party Beneficiary. It is understood and agreed that the Company shall be a third party beneficiary of this Agreement. The prior written consent of the Company shall be required in order to amend or waive the terms and conditions set forth in this Agreement and the Company shall have the right to enforce this Agreement directly to the extent it may deem such enforcement necessary or advisable to protect its rights under this Agreement.
6.Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement.
7.Amendments and Assignments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, however, that each of Acquiror and the Company may assign this Agreement or any of its rights, interests or obligations hereunder to any Person to whom it validly assigns its rights, interests or obligations under the Merger Agreement without the written consent of the other parties hereto. This Agreement shall be binding on the parties hereto and their respective successors and assigns.
8.Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 11.3 of the Merger Agreement, with notices to Acquiror and the Company being sent to the addresses set forth therein, and with notices to Sponsor being sent to the addresses set forth on the first page of this Agreement (and with copies to the following (which shall not constitute notice)):
Baker McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
Attention: Adam Eastell, Michael F. DeFranco, Derek Liu
Email: adam.eastell@bakermckenzie.com, michael.defranco@bakermckenzie.com, derek.liu@bakermckenzie.com

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Mitchell S. Eitel, Jared M. Fishman, Sarah P. Payne
Email: eitelm@sullcrom.com, fishmanj@sullcrom.com, paynes@sullcrom.com

9.Termination. This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided that any such termination of this Agreement shall not relieve Sponsor of any liability due to a breach of any covenant prior to the date of such termination.
10.Miscellaneous. This Agreement shall be governed, enforced, construed and interpreted in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial) and 11.15 (Enforcement) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply mutatis mutandis to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.
{Remainder of Page Intentionally Left Blank; Signature page follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

NOVATOR CAPITAL SPONSOR LIMITED

By:	/s/ Jan Rottiers
Name:	Jan Rottiers
Title:	Director

By:	/s/ Pericles Spyrou
Name:	Pericles Spyrou
Title:	Director
[Additional Signatures on Following pages]
Sponsor Warrant Letter Signature Page

Please indicate your agreement to the foregoing by signing in the space provided below.
Accepted and agreed, effective as of the date first set forth above:

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name:	Arnaud Massenet
Title:	Chief Executive Officer
Sponsor Warrant Letter Signature Page

ANNEX K-1
AMENDMENT
TO THE
SPONSOR AGREEMENT
This amendment, dated as of November 9, 2021 (this “Amendment”), to that certain letter agreement, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Sponsor Agreement”), by and among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Novator Capital Sponsor Ltd., a Cyprus limited liability company (“Sponsor”, and together with Acquiror, the “Parties”).
WHEREAS, in accordance with Section 7 of the Sponsor Agreement, the Parties hereto wish to amend the Sponsor Agreement as set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
1.Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Sponsor Agreement.
2.Amendment. The Parties acknowledge and agree that Section 2 (Forfeiture of Acquiror Private Placement Warrants) of the Sponsor Agreement is hereby amended and restated in its entirety as follows:
Sponsor shall forfeit upon the Closing fifty percent (50%) of the Acquiror Private Placement Warrants held by Sponsor as of the date of this Agreement. Notwithstanding anything to the contrary contained herein, no fraction of an Acquiror Private Placement Warrant will be forfeited by Sponsor by virtue of this Agreement, and the number of the Acquiror Private Placement Warrants to be so forfeited shall instead be rounded down to the nearest whole Acquiror Private Placement Warrants.
Acquiror acknowledges that such forfeiture is intended to facilitate Acquiror’s customer acquisition efforts. In connection therewith, following the Closing Acquiror shall, use reasonable efforts to, in a manner compliant with applicable securities laws, implement a program that enables customers to obtain securities of the Company in connection with their lending transactions.
3.No Other Amendments to Sponsor Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Sponsor Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Sponsor Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Sponsor Agreement remain unchanged and continue in full force and effect.
4.Miscellaneous. The provisions of Sections 5 – 10 (inclusive) of the Sponsor Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer

NOVATOR CAPITAL SPONSOR, LTD.

By:	/s/ Pericles Spyrou
Name: Pericles Spyrou
Title: Director
[Signature Page to the Sponsor Agreement Amendment]

ANNEX L
Execution Version
CONFIDENTIAL
May 10, 2021
Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX
United Kingdom
Re: Initial Public Offering
Ladies and Gentlemen:
This letter (this “Amended and Restated Letter Agreement”) amends and restates that certain letter agreement dated as of March 3, 2021 (the “Original Letter Agreement”) delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into as of March 3, 2021 by and between Aurora Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Barclays Capital Inc., as representative for the several underwriters (the “Underwriter”), relating to an underwritten initial public offering (the “Public Offering”) of 25,300,000 of the Company’s units (including up to 3,300,000 units that may be purchased by the Underwriter to cover over-allotments, if any) (the “Units”), each comprising one share of the Company’s Class A ordinary shares, par value $0.0001 per share, and one-quarter of one redeemable warrant. Each whole warrant (each, a “Warrant”) entitles the holder thereof to purchase one share at a price of $11.50 per share, subject to adjustment. The Units were sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Units were listed on The Nasdaq Capital Market (the “Nasdaq”). Certain capitalized terms used herein are defined in paragraph 11 hereof.
The Original Letter Agreement was entered into in order to induce the Company and the Underwriter to enter into the Underwriting Agreement and to proceed with the Public Offering. This Amended and Restated Letter Agreement is being entered into in order to induce Better Holdco, Inc. (the “Acquired Company”) to enter into that certain merger agreement, dated as of the date hereof, by and among the Acquired Company, Aurora Acquisition Corp. and Aurora Merger Sub I, Inc. For other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Novator Capital Sponsor Ltd. (together with its affiliates unless otherwise noted, the “Sponsor”) and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:
1.    The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association (the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the shares sold as part of the Units in the Public Offering (the “Offering Shares”) and the shares sold as part of the Novator Private Placement Units (the “Novator Private Placement Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares and Novator Private Placement Shares, which redemption will completely extinguish all Public Shareholders’ and holders of Novator Private Placement Shares’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agrees not to propose any amendment to the Charter to (a) modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or the Company’s obligation to redeem 100% of the Offering Shares and Novator Private Placement Shares if the Company does not complete a Business Combination within the time period set forth in the Charter or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides Public Shareholders with the opportunity to redeem their shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (excluding any amounts then on deposit in the Trust Account that are allocable to the Novator Private Placement Shares), including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and excluding any interest earned on the funds held in the Trust Account that are allocable to the Novator Private Placement Shares) and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares.
The Sponsor and each Insider acknowledges that, with respect to the Founder Shares, Private Placement Warrants, the Novator Private Placement Warrants (and the Company’s shares accrued pursuant to exercise of such warrants) held by it, him or her, it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company, it being understood that the Sponsor makes no such acknowledgement with respect to the Novator Private Placement Shares in the event of any liquidation of the Company. The Sponsor and each Insider hereby agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall vote any shares of Capital Stock (whether purchased before, during or after the Public Offering, including in open market and privately negotiated transactions) owned by it, him or her in favor of any proposed Business Combination. The Sponsor and each Insider hereby further waives, with respect to any shares of Capital Stock held by it, him or her (including, for the avoidance of doubt, the Novator Private Placement Shares), if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of (i) a shareholder vote to approve such Business Combination, or (ii) a shareholder vote to approve an amendment to the Charter to (a) modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Offering Shares and Novator Private Placement Shares if the Company does not complete a Business Combination within the time period set forth in the Charter or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity (although the Sponsor and the Insiders shall be entitled to liquidation rights with respect to any Offering Shares and Novator Private Placement Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter). If the Company engages in a tender offer in connection with any proposed Business Combination, the Sponsor and each Insider agrees that it, he or she will not seek to sell its, his or her shares of Capital Stock to the Company in connection with such tender offer.
2.    As required by Nasdaq rules, the undersigned acknowledges and agrees that prior to entering into a definitive agreement for a Business Combination or subsequent transaction with a target business, such transaction must be approved by a majority of the Company’s disinterested independent directors and the Company, or a committee of independent directors, must, to the extent required by applicable law or based upon the direction of the Company’s board of directors or a committee thereof, obtain an opinion from an independent investment banking firm or another entity that commonly renders valuation opinions that such Business Combination or transaction is fair to the Company from a financial point of view.

3.    During the period commencing on the date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Underwriter, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Units, shares underlying such Units, Novator Private Placement Units, Founder Shares, Warrants, Private Placement Warrants, Novator Private Placement Warrants or any securities convertible into, or exercisable or exchangeable for, shares owned by it, him or her publicly announce any intention to effect any transaction specified herein. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Amended and Restated Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.
4.    In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”), which for purposes of clarification shall not extend to any shareholders, members or managers of the Sponsor, or any of the other undersigned, agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share and Novator Private Placement Share and (ii) the actual amount per Offering Share and Novator Private Placement Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share and Novator Private Placement Share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the funds in the Trust Account which may be withdrawn to pay franchise and income taxes, (y) shall not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.
5.    To the extent that the Underwriter does not exercise its over-allotment option to purchase up to an additional 3,300,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus) in full, the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to 825,000 multiplied by a fraction (i) the numerator of which is 3,300,000 minus the number of Units purchased by the Underwriter upon the exercise of its over- allotment option, and (ii) the denominator of which is 3,300,000. For clarity, the forfeiture shall yield the result that the Initial Shareholders will own an aggregate of 20% of the Company’s issued and outstanding shares of Capital Stock after the Public Offering (including the Novator Private Placement Shares and assuming that the Initial Shareholders do not purchase any Units in the Public Offering).

6.    The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriter and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 6, 7(a), 7(b) and, solely as to each D&O Insider, 8, as applicable, of this Amended and Restated Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.
7.    (a)    The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares issuable upon conversion thereof) or Novator Private Placement Shares (or shares issuable upon conversion thereof) until the earlier of (A) one year after the completion of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the last reported sale price equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares for cash, securities or other property (the “Founder Shares Lock-up Period”).
(b)    Notwithstanding anything to the contrary set forth in paragraph 7(a) (which Section 7(a) is inapplicable to the Private Placement Warrants and the Novator Private Placement Warrants (and the shares issued or issuable upon the exercise thereof)), the Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants or Novator Private Placement Warrants (or shares issued or issuable upon the exercise thereof) until 30 days after the completion of the Company’s initial Business Combination (the “Private Placement Warrants Lock-up Period” and “Novator Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).
(c)    Notwithstanding anything to the contrary set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Novator Private Placement Shares, Private Placement Warrants, Novator Private Placement Warrants and shares issued or issuable upon the exercise or conversion thereof and, with respect to the Founder Shares, Private Placement Warrants and shares issued or issuable upon the exercise or conversion thereof, that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, the Sponsor; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the Founder Shares, Novator Private Placement Shares, Private Placement Warrants, Novator Private Placement Warrants or shares were originally purchased; (f) to an entity that is an affiliate of the holder; (g) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (h) by virtue of the laws of the Cayman Islands, the Company’s Memorandum and Articles of Association (as amended or amended and restated) or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (i) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their shares for cash, securities or other property subsequent to the completion of an initial Business Combination; or (j) to the Company for no value for cancellation in connection with the consummation of the initial Business Combination;

provided, however, that, in the case of clauses (a) through (f) or (h), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this paragraph 7 and the other restrictions contained in this Amended and Restated Letter Agreement.
8.    Each of the Insiders who is or is nominated to be a director or officer of the Company (each, a “D&O Insider”) agrees to serve in such capacity until the earlier of the consummation by the Company of an initial Business Combination, the liquidation of the Company, or his or her removal, death or incapacity. The Sponsor and each D&O Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each D&O Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to the D&O Insider’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act. Each D&O Insider’s questionnaire furnished to the Company and the Underwriter is true and accurate in all material respects. Each D&O Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities; and it, he or she is not currently a defendant in any such criminal proceeding.
9.    Except as disclosed in the Prospectus, neither the Sponsor nor any Insider, nor any affiliate of any Insider, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).
10.    The Company and each Insider represents and warrants, severally and not jointly, that it, he or she has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non- competition or non-solicitation agreement with any employer or former employer), to enter into this Amended and Restated Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.
11.    As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in The City of New York, New York, are authorized or required by law to close; (iii) “Novator Private Placement Units” shall mean the units, each identical to the Units except as described in the Prospectus, that the Sponsor and/or the Insiders have agreed to purchase for an aggregate purchase price of $35,000,000, or $10.00 per unit, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (iv) “Novator Private Placement Warrants” shall mean the warrants to purchase up to 875,000 shares of the Company that are included in the Novator Private Placement Units; (v) “Capital Stock” shall mean, collectively, the shares underlying the Units, the Novator Private Placement Units and the Founder Shares (and the shares into which the Founder Shares are converted); (vi) “Founder Shares” shall mean the 7,200,000 shares of the Company’s Class B common stock, par value $0.0001 per share, issued and outstanding immediately prior to the consummation of the Public Offering (up to 825,000 shares of which are subject to complete or partial forfeiture by the Sponsor if the over-allotment option is not exercised in full by the Underwriter) (and the shares into which the Founder Shares are converted); (vii) “Initial Shareholders” shall mean the Sponsor and any Insider that holds Founder Shares prior to the consummation of the Public Offering; (viii) “Private Placement Warrants” shall mean the Warrants to purchase up to 4,266,667 shares of the Company (or 4,706,667 shares if the over-allotment option is exercised in full by the Underwriter) that the Sponsor has agreed to purchase for an aggregate purchase price of $6,400,000 (or $7,060,000 if the over-allotment option is exercised in full by the Underwriter), or $1.50 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (ix) “Public Shareholders” shall mean the holders of the Offering Shares; (x) “Trust Account” shall mean the trust account into which the net proceeds of the Public Offering, the sale of the Novator Private Placement Units and certain proceeds from the sale of the Private Placement Warrants shall be deposited; and (xi) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
12.    The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each D&O Insider shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.
13.    This Amended and Restated Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Amended and Restated Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto; provided that any amendment of Section 15 shall require the written consent of the Acquired Company.
14.    No party hereto may assign either this Amended and Restated Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Amended and Restated Letter Agreement shall be binding on the Company, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.
15.    Nothing in this Amended and Restated Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Amended and Restated Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Amended and Restated Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.
Notwithstanding the forgoing, until the date on which a Change in Control Transaction occurs:
(a)    the Acquired Company shall be a third party beneficiary of Section 3, Section 6 and Section 7 with respect to any shares of common stock of the Company that are subject to such Sections;
(b)    the prior written consent of the Acquired Company shall be required in order to waive the restrictions set forth in Section 3, Section 6 and Section 7; and

(c)    the Acquired Company shall have the right to enforce Section 3, Section 6, Section 7, Section 13 and this Section 15 directly to the extent it may deem such enforcement necessary or advisable to protect its rights under such Sections;
provided that the Sponsor and each Insider shall not be prohibited by the forgoing from selling, offering to sell, contracting or agreeing to sell, hypothecating, pledging, granting any option to purchase or otherwise disposing of or agreeing to dispose of shares of common stock of the Company in any Change in Control Transaction.
For purposes of this Section 15, “Change in Control Transaction” shall mean the occurrence of (x) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred through a merger, consolidation, tender offer or similar transaction, or (y) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company’s voting power.
16.    This Amended and Restated Letter Agreement may be executed in any number of original, facsimile or other electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
17.    This Amended and Restated Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amended and Restated Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amended and Restated Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
18.    This Amended and Restated Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Amended and Restated Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.
19.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Amended and Restated Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission.
20.    This Amended and Restated Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided that paragraph 4 of this Amended and Restated Letter Agreement shall survive such liquidation.
[Signature Pages Follow]

Sincerely,

NOVATOR CAPITAL SPONSOR LTD.

	By:	/s/ Jan Rottiers
	Name:	Jan Rottiers
	Title:	Director

	By:	/s/ Pericles Spyrou
	Name:	Pericles Spyrou
	Title:	Director

INSIDERS

	By:	/s/ Thor Björgólfsson
	Name:	Thor Björgólfsson

	By:	/s/ Arnaud Massenet
	Name:	Arnaud Massenet

	By:	/s/ Prabhu Narasimhan
	Name:	Prabhu Narasimhan

	By:	/s/ Shravin Mittal
	Name:	Shravin Mittal

	By:	/s/ Sangeeta Desai
	Name:	Sangeeta Desai

	By:	/s/ Michael Edelstein
	Name:	Michael Edelstein

	By:	/s/ Caroline Harding
	Name:	Caroline Harding
[Signature Page to Amended and Restated Letter Agreement]

Acknowledged and Agreed:

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name:	Arnaud Massenet
Title:	Chief Executive Officer
[Signature Page to Amended and Restated Letter Agreement]

ANNEX L-1
LIMITED WAIVER TO AMENDED AND RESTATED LETTER AGREEMENT
February 23, 2023
This LIMITED WAIVER TO AMENDED AND RESTATED LETTER AGREEMENT (this “Waiver”), dated as of February 23, 2023, is entered into by and between Aurora Acquisition Corp., a Cayman Islands exempted company (the “Company”), Novator Capital Sponsor Ltd., a Cyprus limited liability company (the “Sponsor”), certain individuals, each of whom is a member of the board of directors and/or management team of the Company (each, an “Insider” and collectively, the “Insiders”) and Better HoldCo, Inc., a Delaware corporation (“Better”).
RECITALS
WHEREAS, the Company, the Sponsor and the Insiders entered into that certain Amended and Restated Letter Agreement, dated as of May 10, 2021 (the “A&R Letter Agreement”) which amended and restated that certain letter agreement dated as of March 3, 2021 (the “Original Letter Agreement”) by and among the Company, the Sponsor and the Insiders.
WHEREAS, pursuant to Section 1 of the A&R Letter Agreement, the Sponsor and each Insider waived, with respect to any shares of Capital Stock (as defined in the A&R Letter Agreement) held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of (i) a shareholder vote to approve such Business Combination, or (ii) a shareholder vote to approve certain amendments to the Charter to (a) modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Class A ordinary shares that were sold as part of the units in the Company’s initial public offering (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “public shares”) and Novator Private Placement Shares if the Company does not complete a Business Combination within the time period set forth in the Charter or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity (although the Sponsor and the Insiders shall be entitled to liquidation rights with respect to any public shares and Novator Private Placement Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Company’s Charter) (the “Redemption Restriction”).
WHEREAS, in connection with a shareholder vote to approve an amendment to the Company’s Charter to extend the date by which the Company must consummate a Business Combination from March 8, 2023 to September 30, 2023, to be held on or around February 24, 2023 (the “Extension Meeting”), the Sponsor desires to redeem Novator Private Placement Shares held by the Sponsor.
WHEREAS, on August 26, 2022, the Sponsor, the Company and Better entered into that certain letter agreement (the “Side Letter”).
WHEREAS, on February 7, 2023, the Company, Better and the Sponsor entered into that certain second letter agreement (the “Second Side Letter”), pursuant to which, among other things, (i) the parties agreed to amend the Side Letter; (ii) Better and the Company agreed to use reasonable best efforts to obtain approval for the Extension Proposal (as defined in the Definitive Proxy Materials of the Company filed on February 7, 2023); and (iii) Better agreed to partially reimburse the Company for certain expenses in connection with regulatory matters arising out of or relating to the transactions contemplated by the Merger Agreement (as defined below).
WHEREAS, as party to that certain Agreement and Plan of Merger, by and among, Better, the Company, and Aurora Merger Sub I, Inc., a Delaware corporation, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms) (the “Merger Agreement”), each of the parties hereto acknowledge Better’s interest in the terms of this Waiver, and Better wishes to acknowledge and consent to the Permitted Redemption and Expense Reimbursement (each as defined herein).
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Waiver, the parties hereto agree as follows:

1.Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the A&R Letter Agreement.
2.Sponsor Permitted Redemption Limited Waiver and Consent.
(a)    The Company and each Insider hereby consents to the Sponsor Permitted Redemption (as defined below) and, pursuant to Section 13 of the A&R Letter Agreement, hereby waives the Redemption Restriction, to the limited extent required for the Sponsor Permitted Redemption (as defined below).
(b)    “Sponsor Permitted Redemption” means a redemption by the Sponsor of Novator Private Placement Shares held by the Sponsor resulting in aggregate cash proceeds to the Sponsor not to exceed $17 million in connection with the Extension Meeting.
(c)    “Sponsor Redeemed Amount” means the aggregate cash proceeds received by the Sponsor to the extent Novator Private Placement Shares are redeemed by the Sponsor pursuant to the Sponsor Permitted Redemption.
3.Ratification. Except as expressly waived by this Waiver, the terms and provisions of the A&R Letter Agreement are ratified and confirmed and shall continue in full force and effect. No term of this Waiver shall be construed as any assignment, novation or joinder of Better, nor give rise to any additional third-party rights in favor of Better, with respect to the A&R Letter Agreement.
4.Reinvestment Obligations.
(a)    In consideration of the Sponsor Permitted Redemption, the Sponsor hereby irrevocably agrees, in addition to any existing obligations of the Sponsor:
i.    If a Business Combination with Better is completed on or before September 30, 2023, to subscribe for and purchase common stock of Better Home & Finance Holding Company, the combined company surviving the Business Combination (the “Common Stock”), for aggregate cash proceeds to Better equal to the Sponsor Redeemed Amount at a purchase price of $10.00 per share of Common Stock on the closing date of the Business Combination with Better; or
ii.    If a Business Combination with Better is not completed on or before September 30, 2023, subject to receipt by Better of the affirmative vote of a majority of the holders of Registrable Securities (as such term is defined in the Eighth Amended and Restated Investors Rights Agreement, dated as of November 2, 2020, by and among Better and the investors party thereto, as may be amended in accordance with its terms), Sponsor shall subscribe for and purchase for $35 million aggregate cash proceeds to Better, at Sponsor’s election, (x) a number of newly issued shares of Better’s Company Series D Equivalent Preferred Stock (as defined in the Bridge Note Purchase Agreement referred to in the Second Side Letter) at a price per share that represents a 50% discount to the Pre-Money Valuation (as defined below) or (y) for a number of shares of Better’s Class B common stock at a price per share that represents a 75% discount to the Pre-Money Valuation. For purposes of the immediately preceding sentence, the term “Pre-Money Valuation” means the $6.9 billion pre-money equity valuation of Better based on the aggregate amount of fully diluted shares of Better’s common stock on an as-converted basis.
5.Expense Reimbursement. In consideration of the limited waiver and consent provided pursuant to this Waiver, the Sponsor hereby agrees, in addition to any existing obligation of the Sponsor to reimburse any expenses incurred by the Company, to reimburse the Company for reasonable and documented expenses incurred by the Company in connection with the Business Combination, up to an aggregate amount equal to the Sponsor Redeemed Amount (the “Expense Reimbursement”), provided in each case that:

(a)    such expenses are not otherwise subject to reimbursement by Better pursuant to any existing binding legal obligation pursuant to the Merger Agreement and Second Side Letter; and
(b)    such Expense Reimbursement shall be paid by the Sponsor promptly upon receipt by the Sponsor of reasonable documentation of such expenses.
6.Further Assurances. Each of the parties to this Waiver agrees to take or cause to be taken such further action, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such further consents, as may be reasonably requested in order to effectuate fully the purposes, terms and conditions of this Waiver.
7.Incorporation by Reference. Each of Sections 13, 14, 17, 18 and 19 of the A&R Letter Agreement are hereby incorporated herein by reference to refer to this Waiver, mutatis mutandis.
8.Counterparts. This Waiver may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute a single instrument.
[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has executed this Limited Waiver to Amended and Restated Letter Agreement effective as of the date first written above.

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet

Name:	Arnaud Massenet

Title:	Chief Executive Officer
[Signature Page to Limited Waiver to Amended and Restated Letter Agreement]

INSIDERS

By:	/s/Thor Björgólfsson

Name:	Thor Björgólfsson

By:	/s/ Arnaud Massenet

Name:	Arnaud Massenet

By:	/s/ Prabhu Narasimhan

Name:	Prabhu Narasimhan

By:	/s/ Shravin Mittal

Name:	Shravin Mittal

By:	/s/ Sangeeta Desai

Name:	Sangeeta Desai

By:	/s/ Michael Edelstein

Name:	Michael Edelstein

By:	/s/ Caroline Harding

Name:	Caroline Harding
[Signature Page to Limited Waiver to Amended and Restated Letter Agreement]

Acknowledged and agreed:

NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou

Name:	Pericles Spyrou

Title:	Director
[Signature Page to Limited Waiver to Amended and Restated Letter Agreement]

Acknowledged and agreed:

BETTER HOLDCO, INC.

By:	/s/ Vishal Garg

Name:	Vishal Garg

Title:	Chief Executive Officer
[Signature Page to Limited Waiver to Amended and Restated Letter Agreement]

ANNEX M
EXECUTION VERSION
Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX
United Kingdom
May 10, 2021
Vishal Garg
175 Greenwich Street, FL 59
New York, NY 10007
(the “Founder”)
Re: Merger Agreement with Better HoldCo, Inc. - Share Pledge & Charitable Contributions
Ladies and Gentlemen:
This letter agreement (this “ Letter Agreement”) is being entered into in connection with the (i) Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (the “Acquiror”), Aurora Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Better HoldCo, Inc., a Delaware corporation (the “Company”) and (ii) Company Holders Support Agreement (the “Company Support Agreement”), dated as of the date hereof, among the Founder, the Acquiror, the Company and certain other Persons listed in Schedule I thereof. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement or Company Support Agreement, as applicable.
In consideration of the Mergers and the other transactions contemplated by the Merger Agreement and the Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Acquiror does hereby agree with the Founder as follows:
1.    With respect to the Founder, the permitted Transfers in Section 3.2 of the Company Support Agreement shall also include any pledge by the Founder or his affiliates or associates (the “Founder Related Entities”) of shares of Acquiror Common Stock beneficially owned by the Founder or the Founder Related Entities following the Closing, in an aggregate principal amount of up to $150,000,000, to support loans made to the Founder or the Founder Related Entities by third-party lenders or depository institutions.
2.    It is understood and agreed that the Founder shall, promptly following the Closing, contribute an amount equal to the total after-Tax Cash Consideration received by the Founder, if any, pursuant to the terms of Section 3.1 of the Merger Agreement to (i) any 501(c) Organization or (ii) U.S. Political Organization, as determined in the Founder’s sole discretion.
(a)    For purposes of this Section 2:
(i)    “501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) (or any successor provisions) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), including any fund, foundation, trust or other organization that may be established by the Founder and qualifies as an entity exempt from taxation under 501(c) of the Code.
(ii)    “U.S. Political Organization” means any entity sponsored by or endorsing political candidates, parties, campaigns, or issues or positions on any legislation or Law.
3.    Article IV of the Company Support Agreement shall be incorporated herein by reference and made applicable, mutatis mutandis, to this Letter Agreement as if set forth in its entirety herein.
[Signature Pages Follow]

Sincerely,

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name:	Arnaud Massenet
Title:	Chief Executive Officer
[Signature Page to VG Pledge Side Letter Agreement]

ACCEPTED AND ACKNOWLEDGED AS OF THE DATE FIRST WRITTEN ABOVE:

VISHAL GARG

/s/ Vishal Garg
[Signature Page to VG Pledge Side Letter Agreement]

ANNEX N
Execution Version
THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
AMENDED & RESTATED PROMISSORY NOTE

Principal Amount: U.S. $4,000,000	Dated as of February 23, 2022
Aurora Acquisition Corp., a Cayman Islands exempted company (the “Maker”), promises to pay to the order of Novator Capital Sponsor Ltd., a wholly-owned subsidiary of Novator Capital (Guernsey) Ltd. or its registered assigns or successors in interest (the “Payee”) the principal sum of Four Million U.S. Dollars (U.S. $4,000,000) or such lesser amount as shall have been advanced by Payee to Maker and shall remain unpaid under this Note on the Maturity Date (as defined below) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.
1.    Amendment and Restatement. Effective as of the date hereof, this Note amends and restates in its entirety that certain Promissory Note dated as of December 9, 2020 (the “Prior Note”) issued by the Maker to the Payee in the principal amount of Three Hundred Thousand U.S. Dollars (U.S. $300,000) and amended and restated as of May 10, 2021, such that the principal amount (amongst other things) was amended to Two Million U.S. Dollars (U.S. $2,000,000). This Note (a) is made in substitution for, and not as payment of, the obligations of the Maker under the Prior Note and (b) is not intended to constitute a novation or discharge of the Prior Note. On and after the date hereof, all principal of, and accrued but unpaid interest on, the Prior Note (i) shall remain outstanding under this Note and (ii) shall be governed by the terms of this Note. Each reference in the Prior Note to “this Note”, “hereunder”, “hereof’, “herein”, or words of like import shall mean and be a reference to the Prior Note as amended hereby (and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time), and each reference contained in any other document, instrument or agreement executed and/or delivered in connection with the Prior Note shall mean and be a reference to the Prior Note as amended hereby (and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time). To the extent of any conflict or inconsistency between the terms and conditions as previously set forth in the Prior Note, and the terms and conditions as set forth in this Note, the terms and conditions as set forth in this Note shall govern and control.
2.    Principal. The entire unpaid principal balance of this Note shall be payable on the earlier of: (i) the date on which the merger by and between Better HoldCo, Inc., a corporation organized under the laws of Delaware and Aurora Acquisition Corp., a company organized under the laws of the Cayman Islands (the “Transaction”) shall occur upon the terms and conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”) entered into connection with the Transaction or (ii) the date that is thirty (30) days after the termination of the Merger Agreement in accordance with its terms (such earlier date, the “Maturity Date”). The principal balance may be prepaid at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.
3.    Drawdown Requests. Maker and Payee agree that Maker may request, from time to time, up to Four Million U.S. Dollars (U.S. $4,000,000) in draw downs under this Note to be used for (i) costs and expenses related to Maker’s proposed initial public offering (the “IPO”) of its securities, including its formation or (ii) financing the working capital needs and other general corporate purposes of the Payee and its subsidiaries (including capital expenditures, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Transaction). The principal of this Note may be drawn down from time to time prior to the Maturity Date upon request from Maker to Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than Ten Thousand U.S. Dollars (U.S. $10,000) unless agreed upon by Maker and Payee. Payee shall fund each Drawdown Request no later than three (3) business days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns outstanding under this Note at any time may not exceed Four Million U.S. Dollars (U.S. $4,000,000). No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.
4.    Interest. No interest shall accrue on the unpaid principal balance of this Note.
5.    Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.
6.    Events of Default. The following shall constitute an event of default (“Event of Default”):
(a)    Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the date specified above.
(b)    Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.
(c)    Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.
7.    Remedies.
(a)    Upon the occurrence of an Event of Default specified in Section 6(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.
(b)    Upon the occurrence of an Event of Default specified in Sections 6(b) or 6(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.
8.    Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.
9.    Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.
10.    Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.
11.    Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.
12.    Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.    Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account to be established in which the proceeds of the IPO conducted by the Maker (including the deferred underwriters discounts and commissions) and the proceeds of the sale of the warrants issued in a private placement to occur prior to the consummation of the IPO are to be deposited, as described in greater detail in the registration statement and prospectus to be filed with the Securities and Exchange Commission in connection with the IPO, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.
14.    Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.
15.    Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.
[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

AURORA ACQUISITION CORP., a Cayman Islands exempted company

By:	/s/ Caroline Harding
Name:	Caroline Harding
Title:	Chief Financial Officer

ANNEX O
[●]
2023 INCENTIVE EQUITY PLAN
ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities.
ARTICLE II.
DEFINITIONS
As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:
2.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. With reference to the Board’s or a Committee’s powers or authority under the Plan that have been delegated to one or more officers pursuant to Section 4.2, the term “Administrator” shall refer to such officer(s) unless and until such delegation has been revoked.
2.2 “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
2.3 “Award” means an Option, Stock Appreciation Right, Restricted Stock award, Restricted Stock Unit award, Performance Bonus Award, Performance Stock Unit award, Dividend Equivalents award or Other Stock or Cash Based Award granted to a Participant under the Plan.
2.4 “Award Agreement” means an agreement evidencing an Award, which may be written or electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
2.5 “Board” means the Board of Directors of the Company.
2.6 “Cause” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement, including any Award Agreement, between the Participant and the Company; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Cause means, with respect to a Participant, the occurrence of any of the following: (a) an act of dishonesty made by the Participant in connection with the Participant’s responsibilities as a Service Provider; (b) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a violation of federal or state law by the Participant that the Administrator reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business; (c) the Participant’s gross negligence or willful misconduct; (d) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company; (e) the Participant’s material breach of any obligations under any written agreement or covenant with the Company; or (f) the Participant’s willful or continued substantial failure to perform the Participant’s duties as a Service Provider (other than as a result of the Participant’s physical or mental incapacity).
2.7 “Change in Control” means, except in connection with any initial public offering of the Common Stock, the occurrence of any of the following events:
(a)during any period of not more than 36 months, the Incumbent Directors cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director of the Company as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;
(b)any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Company Voting Securities: (A) by the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) pursuant to a Non- Qualifying Transaction (as defined in paragraph (c) of this definition);
(c)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”); or
(d)the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of the Company); or
(e)The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because (i) any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person (excluding, for these purposes, any Company Voting Securities beneficially owned by such person as a result of any vesting, exercise and/or settlement of Awards granted pursuant to this Plan or any successor plan), a Change in Control will then occur; (ii) Vishal Garg and his affiliates and associates are deemed to beneficially own greater than 50% of the Company’s Voting Securities as a result of transfers or sales by third parties (including transfers and sales pursuant to which such third parties convert or otherwise exchange shares of the Company’s Class B Common Stock for shares of the Company’s Class A Common Stock) that occur independently of Vishal Garg and his affiliates and associates; or (iii) of any such transfers or sales by such third parties.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.
2.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent permitted by Applicable Law. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
2.10 “Common Stock” means the Class A common stock of the Company.
2.11 “Company” means [●], a Delaware corporation, or any successor.
2.12 “Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or a Subsidiary; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.
2.13 “Designated Beneficiary” means, if permitted by the Company, the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate or legal heirs.
2.14 “Director” means a Board member.
2.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.
2.16 “Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalent shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.
2.17 “DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
2.18 “Effective Date” has the meaning set forth in Section 11.3.
2.19 “Employee” means any employee of the Company or any of its Subsidiaries.
2.20 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split (including a reverse stock split), spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
2.21 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.
2.22 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street

Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion.
2.23 “Good Reason” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement, including any Award Agreement, between the Participant and the Company; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Good Reason means the occurrence of one or more of the following without the Participant’s consent: (i) a material reduction in the Participant’s base salary or hourly wage rate and target bonus opportunity, unless such diminution applies pursuant to an across-the-board reduction that affects all similarly situated employees, or (ii) a relocation of the Company’s principal place at which the Participant must perform services by more than 50 miles. In order to establish Good Reason, the Participant must provide the Administrator with notice of the event giving rise to Good Reason within 30 days of the occurrence of such event, the event shall remain uncured 30 days thereafter and the Participant must actually terminate services within 30 days following the end of such cure period.
2.24 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with in Section 424(e) and (f) of the Code, respectively.
2.25 “Incentive Stock Option” means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.
2.26 “Incumbent Directors” means, for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) or (c) of the Change in Control definition) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
2.27 “Non-Employee Director” means a Director who is not an Employee.
2.28 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
2.29 “Option” means a right granted under Article VI to purchase a specified number of Shares at a specified price per Share during a specified time period. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.
2.30 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.
2.31 “Overall Share Limit” means the sum of (i) [___] Shares; (ii) any Shares that are subject to Prior Plan Awards that become available for issuance under the Plan pursuant to Article V; and (iii) an annual increase on the first day of each fiscal year beginning in 2024 and ending in 2033, equal to the lesser of (A) five percent of the Shares outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board or the Committee.
2.32 “Participant” means a Service Provider who has been granted an Award.
2.33 “Performance Bonus Award” has the meaning set forth in Section 8.3.

2.34 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.1 and subject to Section 8.2, to receive cash or Shares, the payment of which is contingent upon achieving certain performance goals or other performance-based targets established by the Administrator.
2.35 “Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.
2.36 “Plan” means this 2023 Incentive Equity Plan.
2.37 “Prior Plan” means Better Holdco Inc.’s 2017 Equity Incentive Plan.
2.38 “Prior Plan Award” means an award outstanding under the Prior Plan as of immediately prior to the Effective Date.
2.39 “Public Trading Date” means the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.
2.40 “Restricted Stock” means Shares awarded to a Participant under Article VII, subject to certain vesting conditions and other restrictions.
2.41 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.
2.42 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
2.43 “Section 409A” means Section 409A of the Code and the regulations promulgated thereunder by the United States Treasury Department, as amended or as may be amended from time to time.
2.44 “Securities Act” means the Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.
2.45 “Service Provider” means an Employee, Consultant or Director.
2.46 “Shares” means shares of the Company’s Class A Common Stock.
2.47 “Stock Appreciation Right” or “SAR” means a right granted under Article VI to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.
2.48 “Subsidiary” means any entity (other than the Company), whether U.S. or non-U.S., in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.49 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
2.50 “Tax-Related Items” means any U.S. and non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with Awards and/or Shares.

2.51 “Termination of Service” means:
(a)As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.
(b)As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.
(c)As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.
The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), even though the Participant may subsequently continue to perform services for that entity.
ARTICLE III.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. No Service Provider shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Service Providers, Participants or any other persons uniformly.
ARTICLE IV.
ADMINISTRATION AND DELEGATION
4.1Administration.
(a)The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Award and make all other determinations that it deems necessary or appropriate to administer the Plan and any Awards. The Administrator (and each member thereof) is entitled to, in good faith, rely or act upon any report or other information furnished to it, him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. The Administrator’s determinations under the Plan are in its sole discretion and will be final, binding and conclusive on all persons having or claiming any interest in the Plan or any Award.
(b)Without limiting the foregoing, the Administrator has the exclusive power, authority and sole discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Awards to be granted and the number of Shares to which an Award will relate; (iv) subject to the limitations in the Plan, determine the terms and conditions of any Award and related Award Agreement, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations, waivers or amendments thereof; (v) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, or other property, or an Award may be canceled, forfeited, or surrendered; and (vi) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.
4.2Delegation of Authority. To the extent permitted by Applicable Law, the Board or any Committee may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable organizational documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority. Further, regardless of any delegation, the Board or a Committee may, in its discretion, exercise any and all rights and duties as the Administrator under the Plan delegated thereby, except with respect to Awards that are required to be determined in the sole discretion of the Committee under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
ARTICLE V
STOCK AVAILABLE FOR AWARDS
5.1Number of Shares. Subject to adjustment under Article IX and the terms of this Article V, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued or delivered under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
5.2Share Recycling.
(a)If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged or settled for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Awards under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.
(b)In addition, the following Shares shall be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or any stock option granted under the Prior Plan; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or any Prior Plan Award; and (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof. Notwithstanding the provisions of this Section 5.2(b), no Shares may again be optioned, granted or awarded pursuant to an Incentive Stock Option if such action would cause such Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5.3Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [    ] Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.
5.4Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards may again become available for Awards under the Plan as provided under Section 5.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre- existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants, or Directors prior to such acquisition or combination.
5.5Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $1,000,000 for such Service Provider’s first year of service as a Non-Employee Director and $750,000 for each year thereafter.
ARTICLE VI
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
6.1General. The Administrator may grant Options or Stock Appreciation Rights to one or more Service Providers, subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value on the date of exercise or a combination of the two as the Administrator may determine or provide in the Award Agreement.
6.2Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 6.6, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.3Duration of Options. Subject to Section 6.6, each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years; provided, further, that, unless otherwise determined by the Administrator or specified in the Award Agreement, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. In addition, in no event shall an Option or Stock Appreciation Right granted to an Employee who is a non- exempt employee for purposes of overtime pay under the U.S. Fair Labor Standards Act of 1938 be exercisable earlier than six months after its date of grant.
Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of Cause (as determined by the Administrator), or violates any non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right to exercise the Option or Stock Appreciation Right, as applicable, may be terminated by the Company and the Company may suspend the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in any such act or violation.
6.4Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company approves (which may be written, electronic or telephonic and may contain representations and warranties deemed advisable by the Administrator), signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, (a) payment in full of the exercise price for the number of Shares for which the Option is exercised in a manner specified in Section 6.5 and (b) satisfaction in full of any withholding obligation for Tax-Related Items in a manner specified in Section 10.5. The Administrator may, in its discretion, limit exercise with respect to fractional Shares and require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.
6.5Payment Upon Exercise. The Administrator shall determine the methods by which payment of the exercise price of an Option shall be made, including, without limitation:
(a)Cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;
(b)If there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company;
(c)To the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery;
(d)To the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)To the extent permitted by the Administrator, delivery of a promissory note or any other lawful consideration; or
(f)To the extent permitted by the Administrator, any combination of the above payment forms.
6.6Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections

424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options (and Award Agreements related thereto) will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.
ARTICLE VII
RESTRICTED STOCK; RESTRICTED STOCK UNITS
7.1General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to forfeiture or the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement, to Service Providers. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock and Restricted Stock Units; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock and Restricted Stock Units to the extent required by Applicable Law. The Award Agreement for each Award of Restricted Stock and Restricted Stock Units shall set forth the terms and conditions not inconsistent with the Plan as the Administrator shall determine.
7.2Restricted Stock.
(a)Stockholder Rights. Unless otherwise determined by the Administrator, each Participant holding shares of Restricted Stock will be entitled to all the rights of a stockholder with respect to such Shares, subject to the restrictions in the Plan and the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which such Participant becomes the record holder of such Shares; provided, however, that with respect to a share of Restricted Stock subject to restrictions or vesting conditions, except in connection with a spin-off or other similar event as otherwise permitted under Section 9.2, dividends which are paid to Company stockholders prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid to the Participant to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.
(b)Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.
(c)Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

7.3Restricted Stock Units. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law. A Participant holding Restricted Stock Units will have only the rights of a general unsecured creditor of the Company until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement.
ARTICLE VIII.
OTHER TYPES OF AWARDS
8.1General. The Administrator may grant Performance Stock Unit awards, Performance Bonus Awards, Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.
8.2Performance Stock Unit Awards. Each Performance Stock Unit award shall be denominated in a number of Shares or in unit equivalents of Shares or units of value (including a dollar value of Shares) and may be linked to any one or more of performance or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.
8.3Performance Bonus Awards. Each right to receive a bonus granted under this Section 8.3 shall be denominated in the form of cash (but may be payable in cash, stock or a combination thereof) (a “Performance Bonus Award”) and shall be payable upon the attainment of performance goals that are established by the Administrator and relate to one or more of performance or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any period or periods determined by the Administrator.
8.4Dividend Equivalents. If the Administrator provides, an Award (other than an Option or Stock Appreciation Right) may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award subject to vesting shall either (i) to the extent permitted by Applicable Law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related Award. All such Dividend Equivalents shall be paid at such time as the Administrator shall specify in the applicable Award Agreement.
8.5Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive cash or Shares to be delivered in the future and annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled, subject to compliance with , or an exemption from, Section 409A. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. Except in connection with a spin-off or other similar event as otherwise permitted under Article IX, dividends that are paid prior to vesting of any Other Stock or Cash Based Award shall only be paid to the applicable Participant to the extent that the vesting conditions are subsequently satisfied and the Other Stock or Cash Based Award vests.

ARTICLE IX.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
9.1Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX, the Administrator will equitably adjust the terms of the Plan and each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding Award or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares that may be issued); (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (iii) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
9.2Corporate Transactions. In the event of any extraordinary dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Law or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Law or accounting principles:
(a)To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b)To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares (or other property) covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)To provide that such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares which may be issued) or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;
(e)To replace such Award with other rights or property selected by the Administrator; or

(f)To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event; provided that, in each case, no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A.
9.3Change in Control.
(a)Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 9.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion.
(b)In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award, the Administrator shall cause such Award to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction, and with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met unless specifically provided otherwise under the applicable Award Agreement or otherwise determined by the Administrator, and all forfeiture restrictions on such Award to lapse and, to the extent unexercised upon the consummation of such transaction, to terminate in exchange for cash, rights or other property. The Administrator shall notify the Participant of any Award that becomes exercisable pursuant to the preceding sentence that such Award shall be fully exercisable for a period of 15 days from the date of such notice, contingent upon the occurrence of the Change in Control, or that such Award shall be settled for an amount of cash or securities equal to the in-the-money spread value (if any) of such Award, and such Award shall terminate upon the consummation of the Change in Control in accordance with the preceding sentence.
(c)For the purposes of this Section 9.3, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.
9.4Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock (including any Equity Restructuring or any securities offering or other similar transaction) or for reasons of administrative convenience or to facilitate compliance with any Applicable Law, the Administrator may refuse to permit the exercise or settlement of one or more Awards for such period of time as the Company may determine to be reasonably appropriate under the circumstances.
9.5General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, spinoff, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.
ARTICLE X.
PROVISIONS APPLICABLE TO AWARDS
10.1 Transferability.
(a)No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed. During the life of a Participant, Awards will be exercisable only by the Participant, unless it has been disposed of pursuant to a DRO. After the death of a Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then- Applicable Law of descent and distribution. References to a Participant, to the extent relevant in the context, will include references to a transferee approved by the Administrator.
(b)Notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a domestic relations order; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law. In addition, and further notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.
(c)Notwithstanding Section 10.1(a), if permitted by the Administrator, a Participant may, in the manner determined by the Administrator, designate a Designated Beneficiary. A Designated Beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s Designated Beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death.
10.2 Documentation. Each Award will be evidenced in an Award Agreement in such form as the Administrator determines in its discretion. Each Award may contain such terms and conditions as are determined by the Administrator in its sole discretion, to the extent not inconsistent with those set forth in the Plan.

10.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
10.4 Changes in Participant’s Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable. Service credit shall be given for vesting purposes for any period the Participant is on a paid leave of absence and except to the extent otherwise required by Applicable Law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on an unpaid leave of absence.
10.5 Withholding. Each Participant must pay the Company or a Subsidiary, as applicable, or make provision satisfactory to the Administrator for payment of, any Tax-Related Items required by Applicable Law to be withheld in connection with such Participant’s Awards and/or Shares by the date of the event creating the liability for Tax-Related Items. At the Company’s discretion and subject to any Company insider trading policy (including black-out periods), any withholding obligation for Tax-Related Items may be satisfied by (i) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant; (ii) accepting a payment from the Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company or a Subsidiary, as applicable; (iii) accepting the delivery of Shares, including Shares delivered by attestation; (iv) retaining Shares from the Award creating the withholding obligation for Tax-Related Items, valued on the date of delivery, (v) if there is a public market for Shares at the time the withholding obligation for Tax-Related Items is satisfied, selling Shares issued pursuant to the Award creating the withholding obligation for Tax-Related Items, either voluntarily by the Participant or mandatorily by the Company; (vi) accepting delivery of a promissory note or any other lawful consideration; or (vii) any combination of the foregoing payment forms. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction for all Tax-Related Items that are applicable to such taxable income. If any tax withholding obligation will be satisfied under clause (v) of the preceding paragraph, each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to any brokerage firm selected by the Company to effect the sale to complete the transactions described in clause (v).
10.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article IX or pursuant to Section 11.6. In addition, the Administrator shall, without the approval of the stockholders of the Company, have the authority to (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award. The Company will not grant any stock options or stock appreciation rights with automatic reload features.
10.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including, without limitation, any applicable securities laws and stock exchange or stock market rules and regulations, (iii) any approvals from governmental agencies that the Company determines are necessary or advisable have been obtained, and (iv) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy Applicable Law. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Administrator may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the Participant.
10.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
ARTICLE XI.
MISCELLANEOUS
11.1   No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continue employment or any other relationship with the Company or a Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Participant and the Company or any Subsidiary.
11.2   No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Law requires, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).
11.3   Effective Date. The Plan was approved by the Board on May 10, 2021. The Plan will become effective (the “Effective Date”) on the date immediately prior to the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger entered into on or about May 10, 2021, by and among the Company, Aurora Acquisition Corp. and certain other parties (the “Merger Agreement”), provided that it is approved by the Company’s stockholders prior to such date and occurring within 12 months following the date the Board approved the Plan. If the Plan is not approved by the Company’s stockholders within the foregoing time frame, or if the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, the Plan will not become effective. No Incentive Stock Option may be granted pursuant to the Plan after the tenth anniversary of the earlier of (i) the date the Plan was approved by the Board and (ii) the date the Plan was approved by the Company’s stockholders.
11.4   Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time and from time to time; provided that (a) no amendment requiring stockholder approval to comply with Applicable Law shall be effective unless approved by the Board, and (b) no amendment, other than an increase to the Overall Share Limit or pursuant to Article IX or Section 11.6, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Law.
11.5   Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are nationals of a country other than the United States or employed or residing outside the United States, establish subplans or procedures under the Plan or take any other necessary or appropriate action to address Applicable Law, including (a) differences in laws, rules, regulations or customs of such jurisdictions with respect to tax, securities, currency, employee benefit or other matters, (b) listing and other requirements of any non-U.S. securities exchange, and (c) any necessary local governmental or regulatory exemptions or approvals.

11.6   Section 409A.
(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s Termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination of Service. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
(d)Separate Payments. If an Award includes a “series of installment payments” within the meaning of Section 1.409A-2(b)(2)(iii) of Section 409A, the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment and, if an Award includes “dividend equivalents” within the meaning of Section 1.409A-3(e) of Section 409A, the Participant’s right to receive the dividend equivalents will be treated separately from the right to other amounts under the Award.
(e)Change in Control. Any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A.
11.7   Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer or other employee of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer or other employee of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer or other employee of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability

(including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith; provided that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.
11.8   Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.8 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.8. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
11.9   Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
11.10   Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary), the Plan will govern, unless such Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.
11.11   Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.
11.12   Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.
11.13   Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
11.14   Conformity to Applicable Law. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Law. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in a manner intended to conform with Applicable Law. To the extent Applicable Law permits, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Law.
11.15   Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as expressly provided in writing in such other plan or an agreement thereunder.
11.16   Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
11.17   Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
11.18   Prohibition on Executive Officer Loans. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
11.19   Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (a) any Shares to be sold through the broker- assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
* * * * *

ANNEX P
[●].
2023 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE 1
PURPOSE
The Plan’s purpose is to assist employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries.
The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering is identical, provided that the terms of participation are the same within each separate Offering as determined under Section 423 of the Code.
ARTICLE 2
DEFINITIONS
As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:
2.1“Administrator” means the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.
2.2“Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.
2.3“Board” means the Board of Directors of the Company.
2.4“Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.
2.5“Committee” means the Compensation Committee of the Board.
2.6“Common Stock” means the Class A common stock of the Company.
2.7“Company” means [●], a Delaware corporation, or any successor.
2.8“Compensation” of an Employee means the regular earnings or base salary paid to the Employee from the Company on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay, prior week adjustments and weekly bonus, but excluding bonuses and commissions, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, including tax gross ups and taxable mileage allowance, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Compensation shall be calculated before deduction of any income or employment tax withholdings, but such amounts shall be withheld from the Employee’s net income.
2.9“Designated Subsidiary” means each Subsidiary, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof.
2.10“Effective Date” means the date immediately prior to the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger entered into on or about May 10, 2021, by and among the Company, Aurora Acquisition Corp. and certain other parties (the “Merger Agreement”), provided that the Board has approved the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.
2.11“Eligible Employee” means an Employee:
(a)who is customarily scheduled to work at least 20 hours per week;
(b)whose customary employment is more than five months in a calendar year; and
(c)who, after the granting of the Option, would not be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.
For purposes of clause (c), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.
Notwithstanding the foregoing, the Administrator may exclude from participation in the Plan as an Eligible Employee:
(x)any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or
(y)any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the foreign jurisdiction would cause the Plan, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code;
provided that any exclusion in clauses (x) or (y) shall be applied in an identical manner under each Offering to all Employees of the Company and all Designated Subsidiaries, in accordance with Treas. Reg. § 1.423-2(e).
2.12“Employee” means any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Subsidiary and meeting the requirements of Treas. Reg. § 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421- 1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).
2.13“Enrollment Date” means the first date of each Offering Period.
2.14“Exercise Date” means the last day of each Purchase Period, except as provided in Section 5.2 hereof.
2.15“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(a)If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.17“Grant Date” means the first day of an Offering Period.
2.18“New Exercise Date” has the meaning set forth in Section 5.2(b) hereof.
2.19“Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Section 4 hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under Plan need not be identical, provided that the terms of the Plan and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).
2.20“Offering Period” means each consecutive period commencing on such dates as determined by the Board or Committee, in its discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.
2.21“Option” means the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.
2.22“Option Price” means the purchase price of a share of Common Stock hereunder as provided in Section 4.2 hereof.
2.23“Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code.
2.24“Participant” means any Eligible Employee who elects to participate in the Plan.
2.25“Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.
2.26“Plan” means this 2023 Employee Stock Purchase Plan and any other sub-plans or appendices hereto, as amended from time to time.
2.27“Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

2.28“Purchase Period” means each consecutive period commencing on such dates as determined by the Board or Committee, in its discretion, within each Offering Period. The duration and timing of Purchase Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may a Purchase Period exceed the duration of the Offering Period under which it is established.
2.29“Section 409A” means Section 409A of the Code and the regulations promulgated thereunder by the United States Treasury Department, as amended or as may be amended from time to time.
2.30“Subsidiary” means any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code.
2.31“Treas. Reg.” means U.S. Department of the Treasury regulations.
2.32“Withdrawal Election” has the meaning set forth in Section 6.1(a) hereof.
ARTICLE 3
PARTICIPATION
3.1.Eligibility.
(a)Any Eligible Employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles 4 and 5 hereof, and the limitations imposed by Section 423(b) of the Code.
(b)No Eligible Employee shall be granted an Option under the Plan which permits the Participant’s rights to purchase shares of Common Stock under the Plan, and to purchase stock under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code.
3.2.Election to Participate; Payroll Deductions
(a)Except as provided in Sections 3.2(e) and 3.3 hereof, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company a payroll deduction authorization no later than the period of time prior to the applicable Enrollment Date that is determined by the Administrator, in its sole discretion.
(b)Subject to Section 3.1(b) hereof and except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least 1% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than 15% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date; and (ii) may be expressed either as (A) a whole number percentage, or (B) a fixed dollar amount. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account; provided that for the first Offering Period, payroll deductions shall not begin until such date determined by the Board or Committee, in its sole discretion.
(c)Following at least one payroll deduction, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation only once during an Offering Period upon ten calendar days’ prior written notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.
(d)Upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage or fixed amount as in effect at the termination of such Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.
(e)Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Plan, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering.
3.3.Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treas. Reg. § 1.421-1(h)(2), a Participant may continue participation in the Plan by making cash payments to the Company on the Participant’s normal payday equal to the Participant’s authorized payroll deduction.
ARTICLE 4
PURCHASE OF SHARES
4.1Grant of Option. The Company may make one or more Offerings under the Plan, which may be successive or overlapping with one another, until the earlier of: (i) the date on which the shares of Common Stock available under the Plan have been sold or (ii) the date on which the Plan is suspended or terminates. The Administrator shall designate the terms and conditions of each Offering in writing, including without limitation, the Offering Period and the Purchase Periods. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than 100,000 shares of Common Stock (subject to any adjustment pursuant to Section 5.2 hereof). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods. Each Option shall expire on the last Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article 6 hereof.
4.2Option Price. The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on an Exercise Date for an Offering Period shall equal 85% of the lesser of the Fair Market Value of a share of Common Stock on (a) the applicable Grant Date and (b) the applicable Exercise Date, or such other price designated by the Administrator; provided that in no event shall the Option Price per share of Common Stock be less than the par value per share of the Common Stock; provided further, that no Option Price shall be designated by the Administrator that would cause the Plan to fail to meet the requirements under Section 423(b) of the Code.
4.3Purchase of Shares.
(a)On each Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Purchase Period or Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Purchase Period or Offering Period in accordance with the prior sentence shall be promptly refunded to the applicable Participant. In no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Purchase Period or Offering Period.

(b)As soon as practicable following each Exercise Date, the number of shares of Common Stock purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.
4.4Automatic Termination of Offering Period. If the Fair Market Value of a share of Common Stock on any Exercise Date (except the final scheduled Exercise Date of any Offering Period) is lower than the Fair Market Value of a share of Common Stock on the Grant Date for an Offering Period, then such Offering Period shall terminate on such Exercise Date after the automatic exercise of the Option in accordance with Section 4.3 hereof, and each Participant shall automatically be enrolled in the Offering Period that commences immediately following such Exercise Date and such Participant’s payroll deduction authorization shall remain in effect for such Offering Period.
4.5Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.
ARTICLE 5
PROVISIONS RELATING TO COMMON STOCK
5.1.Common Stock Reserved. Subject to adjustment as provided in Section 5.2 hereof, the maximum number of shares of Common Stock that shall be made available for sale under the Plan shall be the sum of (a) [___] shares and (b) an annual increase on the first day of each year beginning in 2024 and ending in 2033 equal to the lesser of (i) one percent of the shares outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (ii) such number of shares as may be determined by the Board; provided, however, no more than [     ] shares may be issued under the Plan. Shares made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, or reacquired shares reserved for issuance under the Plan.
5.2.Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.
(a)Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New

Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.
(c)Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.
5.3.Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised may exceed the number of shares of Common Stock remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon.
5.4.Rights as Stockholders. With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, shares of Common Stock have been deposited in the designated brokerage account following exercise of the Participant’s Option.
ARTICLE 6
TERMINATION OF PARTICIPATION
6.1.Cessation of Contributions; Voluntary Withdrawal.
(a)A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, in which case amounts credited to such Plan Account shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate; or (ii) exercise the Option for the maximum number of whole shares of Common Stock on the applicable Exercise Date with any remaining Plan Account balance returned to the Participant in one lump-sum payment in cash within 30 days after such Exercise Date, without any interest thereon, and after such exercise cease to participate in the Plan. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and the Participant’s Option shall terminate.

(b)A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.
(c)A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.
6.2.Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an Eligible Employee, without any interest thereon.
ARTICLE 7
GENERAL PROVISIONS
7.1.Administration.
(a)The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
(b)It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To establish and terminate Offerings;
(ii)To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);
(iii)To select Designated Subsidiaries in accordance with Section 7.2 hereof;
(iv)To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer shares of Common Stock purchased under the Plan for a period of time determined by the Administrator in its discretion; and
(v)To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code.
(c)The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.
(d)The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
(e)All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.
7.2.Designation of Subsidiary Corporations. The Board or Administrator shall designate from time to time the Subsidiaries that shall constitute Designated Subsidiaries. The Board or Administrator may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.
7.3.Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.
7.4.No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.
7.5.Amendment and Termination of the Plan.
(a)The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), or any other applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.
(b)If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;
(ii)shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and
(iii)allocating shares of Common Stock.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
(c)Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.
7.6.Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of shares of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7.Term; Approval by Stockholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further that if such approval has not been obtained by the end of the 12-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.
7.8.Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.
7.9.Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
7.10.Notice of Disposition of Shares. Each Participant shall give the Company prompt notice of any disposition or other transfer of any shares of Common Stock, acquired pursuant to the exercise of an Option granted under the Plan, if such disposition or transfer is made (a) within two years after the applicable Grant Date or (b) within one year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.
7.11.Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.
7.12.Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.
7.13.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
7.14.Conditions To Issuance of Shares.
(a)Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Committee may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock.
(c)The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.
(d)Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
7.15.Equal Rights and Privileges. All Eligible Employees of the Company (or of any Designated Subsidiary) granted Options pursuant to an Offering under the Plan, shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.
7.16.Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are foreign nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan. To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
7.17.Section 409A. The Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. No Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.
*     *     *     *     *

ANNEX Q
BRIDGE NOTE PURCHASE AGREEMENT
This Bridge Note Purchase Agreement (this “Agreement”), dated as of November 30, 2021, is entered into among Better HoldCo, Inc., a Delaware corporation (the “Company”), the persons and entities (each individually, a “Purchaser,” and collectively, the “Purchasers”) named on the Schedule of Purchasers attached hereto (the “Schedule of Purchasers”), and Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication (as defined in the Merger Agreement (as defined below)), the “SPAC”).
WHEREAS, the Company wishes to issue and sell to each Purchaser, and each Purchaser wishes to purchase from the Company, a bridge promissory note in exchange for the cash purchase price set forth opposite each such Purchaser’s name on the Schedule of Purchasers (such cash purchase price opposite a Purchaser’s name, the “Consideration”, and the aggregate cash purchase price of all Purchasers, the “Aggregate Consideration”);
WHEREAS, SPAC has previously entered into those certain Subscription Agreements, dated as of May 10, 2021, by and between SPAC and each of the Purchasers (the “May Subscription Agreements”).
WHEREAS, this Agreement and the Notes are being entered into concurrently with the execution of Amendment No. 3, dated as of the date hereof, to that certain Agreement and Plan of Merger, dated as of May 10, 2021, by and among SPAC, Aurora Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of SPAC and the Company (as amended, the “Merger Agreement”) and amendments, dated as of the date hereof, to the May Subscription Agreements (as amended, the “Subscription Agreements”); and
WHEREAS, each party hereto has agreed that SPAC will, subject to, and conditioned upon the occurrence of, and effective as of immediately prior to, the Second Effective Time (as defined in the Merger Agreement), assume each Note and satisfy and discharge the principal amount (i.e., the Consideration) under each Note as of such time by way of issuance to each Purchaser of a number of Conversion Shares based on the Conversion Rate, in each case, on the terms and subject to the conditions set forth in this Agreement.
WHEREAS, to the extent the transactions contemplated by the Merger Agreement are not consummated in accordance with the terms thereof or upon the occurrence of certain other events as more fully described herein, the Company has agreed to satisfy and discharge the principal amount (i.e., the Consideration) under each Note by way of issuance to each Purchaser of a number of Conversion Shares based on the Conversion Rate, in each case, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms have the respective meanings set forth below. Capitalized terms not otherwise defined in this Agreement will have the meanings set forth in the Merger Agreement.
1.1.“Conversion Shares” means (a) with respect to a conversion pursuant to Section 4.1(a) below, shares of Class A common stock, par value $0.0001 per share, of SPAC (“SPAC Common Stock”) to be issued upon the conversion of the Notes, (b) with respect to a conversion pursuant to Section 4.1(b) below, shares of a new series of preferred stock, par value $0.0001 per share, of the Company, which series shall be pari passu with the Company’s Series D Preferred Stock, and shall have identical terms to the Company’s Series D Preferred Stock, provided that the ratchet adjustment provisions in Sections 4.4.3 and Section 4.4.4 of the Company’s Amended and Restated Certificate of Incorporation relating to the Company Series D Preferred Stock shall not apply, and the “original issue price” therefor shall be calculated based on the applicable Conversion Rate, and such series shall vote together with the Company’s Series D Preferred Stock as a single class on all matters (the “Company Series D Equivalent Preferred Stock”), to be issued upon the conversion of the Notes and (c) with respect to a conversion pursuant to Section 4.1(c) below, shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) to be issued upon the conversion of the Notes.

1.2.“Conversion Rate” means, (a) with respect to a conversion pursuant to Section 4.1(a) below, for every $10 of principal amount payable on a Note at the time of conversion, one share of SPAC Common Stock, (b) with respect to a conversion pursuant to Section 4.1(b) below, a number of shares of Company Series D Equivalent Preferred Stock on account of the Notes being converted reflecting an aggregate Company fully- diluted equity valuation of $6,900,000,000 (on a pre-money basis), calculated in the same manner as determined for purposes of calculating the Exchange Ratio (as defined in the Merger Agreement) in the Merger Agreement and (c) with respect to a conversion pursuant to Section 4.1(c) below, a number of shares of Company Common Stock on account of the Notes being converted reflecting an aggregate Company fully-diluted equity valuation of $6,900,000,000 (on a pre-money basis), calculated in the same manner as determined for purposes of calculating the Exchange Ratio in the Merger Agreement. If any change in the number, type or classes of authorized shares of SPAC or the Company (including the Conversion Shares), other than as contemplated by the Merger Agreement or any agreement contemplated by the Merger Agreement, shall occur between the date hereof and immediately prior to the Closing under the Merger Agreement by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Conversion Rate shall be appropriately adjusted to reflect such change. Notwithstanding the foregoing, as provided in Section 1.2 of the Subscription Agreement, dated as of May 10, 2021, by and among the SPAC and SB Northstar LP, a Cayman Islands exempted limited partnership (“SB”), and the Company (the “SB Subscription Agreement”), in no circumstances shall the number of voting securities issued to SB pursuant to this Agreement or the SB Subscription Agreement, together with all other voting securities of the SPAC and/or the Company, as applicable, beneficially owned by SB and its Affiliates, exceed 9.4% of the outstanding voting power of the SPAC as of the Closing Date (giving effect to the Closing of the transactions contemplated by the PIPE Subscription Agreements (as defined in the Merger Agreement) or of the Company in the event of an issuance pursuant to 4.1(b) or (c), with any common stock or other capital stock issuable in satisfaction of the SPAC’s or the Company’s obligations hereunder in excess of such voting threshold to consist of non-voting capital stock.
1.3.“Corporate Transaction” shall mean (a) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (b) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity) or (d) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction, provided that any successor to the Company shall assume the Company’s obligations hereunder. Notwithstanding the foregoing, a Corporate Transaction shall not include the transactions contemplated by the Merger Agreement (including the Mergers).
1.4.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.5.“Maturity Date” means, with respect to each Note issued under this Agreement, the date that is twelve (12) months following the date of issuance of such Note.
1.6.“Merger Withdrawal” shall mean termination of the Merger Agreement for any reason other than (a) a termination of the Merger Agreement by the Company arising out of or resulting from the breach of any representation, warranty, covenant or agreement on the part of the SPAC or the Sponsor, (b) a termination of the Merger Agreement by the Company arising out of or resulting from the breach of any representation, warranty, covenant or other agreement on the part of the SPAC or any Subscriber (as defined in the Subscription Agreements) in connection with any Subscription Agreement or (c) a termination of the Merger Agreement arising out of or resulting from a breach of any representation, covenant or other agreement on the part of any Purchaser or the SPAC in connection with this Agreement or any Ancillary Agreement.

1.7.“Notes” means the one or more promissory notes issued to each Purchaser pursuant to Section 2, the form of which is attached hereto as Exhibit A.
1.8.“Requisite Noteholders” means the holders of 100% of the aggregate principal amount of the Notes.
1.9.“SEC” means the U.S. Securities and Exchange Commission.
1.10.“Securities” means, collectively, the Notes and any Conversion Shares that may be issued in respect thereof.
1.11.“Securities Act” means the Securities Act of 1933, as amended.
1.12.“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (in each case, whether direct or indirect, whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).
2.Purchase and Sale of Notes. In exchange for the Consideration paid by each Purchaser, the Company will sell and issue to each such Purchaser a Note. Each Note will have a principal amount equal to the Consideration paid by the applicable Purchaser for such Note, as set forth opposite such Purchaser’s name on the Schedule of Purchasers; provided, that the Aggregate Consideration shall in no event exceed $750,000,000.
3.Closings. The closing of the sale of the Notes in exchange for the Consideration paid by each Purchaser (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the date of this Agreement, or at such other time and place as the Company, SPAC and the Purchasers agree upon orally or in writing. At the Closing, each Purchaser will deliver the Consideration to the Company by wire transfer of immediately available funds and the Company will, in exchange therefor, deliver to each such Purchaser a Note in return for the Consideration provided to the Company. On the date of the Closing, the Company will provide SPAC with evidence reasonably satisfactory to SPAC that the Aggregate Consideration has been received by the Company from the Purchasers in cash (and without, for the avoidance of doubt, any offset, setoff or similar net funding concept).
4.Conversion. Each Note will be convertible into Conversion Shares pursuant to, and only in the circumstances specifically provided for in, this Section 4 as follows. For the avoidance of doubt, each Note shall not be payable in cash, but rather shall convert into Conversion Shares in all cases pursuant to this Section 4.
4.1.Mandatory Conversion.
(a)Subject to, and conditioned upon the occurrence of, and effective as of immediately prior to, the Second Effective Time, SPAC will be deemed to automatically assume each Note and the outstanding principal amount under each Note will automatically be converted into a number of Conversion Shares (rounded down to the nearest whole number) based on the Conversion Rate.
(b)Except as a result of the occurrence of an event under Section 4.1(c) below, if the Mergers have not been consummated by the Maturity Date, or in the event of a Corporate Transaction or Merger Withdrawal prior to the Maturity Date or prior to the time when a Note may be converted (as provided in Section 4.1(a) above or 4.1(c) below), all outstanding principal due on such Note shall, promptly on the Maturity Date or upon such Merger Withdrawal or immediately prior to the consummation of the Corporate Transaction, be converted into a number of Conversion Shares (rounded down to the nearest whole number) based on the Conversion Rate.
(c)Prior to the Maturity Date or, if earlier, prior to the time when the Notes may be converted (as provided in Section 4.1(a) or 4.1(b) above), in the event of (i) a termination of the Merger Agreement by the Company arising out of or resulting from the breach of any representation, warranty, covenant or agreement on the part of the SPAC or the Sponsor, (ii) a termination of the Merger Agreement by the Company arising out of or resulting from the breach of any representation, warranty, covenant or other agreement on the part of the SPAC or any Subscriber in connection with any Subscription Agreement or (iii) a termination of the Merger Agreement arising out of or resulting from a breach of any representation, covenant or other agreement on the part of any Purchaser or the SPAC in connection with this Agreement or any Ancillary Agreement, including in each case, any termination of the Merger Agreement due to the occurrence of the Agreement End Date as a result of the facts set forth in clauses (i)-(iii) hereof, all outstanding principal due on the Notes shall, be converted into a number of Conversion Shares (rounded down to the nearest whole number) based on the Conversion Rate.
(d)Upon the conversion of the principal amount under a Note as provided in preceding sentence, all outstanding amounts under such Note will automatically be deemed satisfied and discharged in full, and such Note will be no longer outstanding and will be cancelled, extinguished and retired and the holder thereof will cease to have any rights with respect thereto, except for the express rights with respect to the Conversion Shares contemplated by this Agreement.
4.2.Mechanics of Conversion. As promptly as practicable after the conversion of each Note and the issuance of the Conversion Shares in connection with, and for the avoidance of doubt subject to, the Second Effective Time or the occurrence of the events contemplated in Section 4.1(b) or 4.1(c) above, as applicable, SPAC or the Company, as applicable, will provide evidence of the issuance to each Purchaser of the Conversion Shares in book entry form in the name of such Purchaser on SPAC’s or the Company’s, as applicable, share register; provided, that, as a condition to receipt of such evidence of issuance and without affecting, modifying or otherwise limiting the cancellation, extinguishment and retirement of, or the satisfaction and discharge of all amounts outstanding under, a Note as provided in Section 4.1, each Purchaser shall surrender the Note held by such Purchaser to SPAC or the Company, as applicable (or provide an instrument of cancellation or affidavit of loss). Any Conversion Shares issued upon the conversion of any applicable Note shall have associated with such Conversion Shares one or more legends restricting the transfer of such Conversion Shares consistent with applicable securities laws. Upon the conversion of a Note into Conversion Shares, in lieu of any fractional shares to which the holder of the Note would otherwise be entitled, the Company or SPAC, as applicable, shall pay the Note holder cash on account of any portion of the Note attributable to such fractional share.
For the avoidance of doubt, upon the occurrence of any of the events contemplated in Section 4.1(b) or 4.1(c), SPAC shall have no further obligations or liabilities under, or with respect to, this Agreement or any of the Notes.
4.3.Stockholder Approvals by Company. Prior to the date hereof, the Company has obtained a written consent of its stockholders necessary to issue the Bridge Securities in exchange for the Consideration therefore, and to approve an amendment to its Certificate of Incorporation (a “COI Amendment”) that would be required to issue the Conversion Shares to the extent that such conversion is an obligation of the Company providing that they shall provide reasonable cooperation and support to vote for such COI Amendment. As promptly as practicable following the date of this Agreement, the Company shall prepare the COI Amendment, promptly submit such proposed amendments to a vote of its stockholders and use its commercially reasonable efforts to obtain the requisite approvals to effectuate the COI Amendment (the “Company Stockholder Approval), and take all further actions as are reasonably necessary to obtain the Company Stockholder Approval. The Company further covenants and agrees to take any and all action necessary, or reasonably requested by the holders of the Notes, to enforce the rights of the Company under and pursuant to those certain Voting and Support Agreements, dated the date hereof, between the Company, SPAC and certain shareholders of the Company, in order to obtain the Company Stockholder Approval required to effectuate the transactions contemplated by this Agreement.
4.4.Senior Lender Subordination. To the extent that the Company’s senior lender so requests, the Purchasers shall enter into a customary subordination agreement, in form and substance consistent with previous subordination agreements entered into by creditors of the Company with the senior lender, agreeing that all rights and obligations under the Notes shall be subordinated to the rights and obligations under the senior lender’s credit facilities.
5.Representations and Warranties of the Company. In connection with the transactions contemplated by this Agreement, the Company hereby represents and warrants to the Purchasers as follows as of the date hereof:

5.1.The Company has been duly incorporated and is validly existing as a corporation in good standing under the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.
5.2.Subject to receipt of the Company Stockholder Approval and filing of the COI Amendment with the Secretary of State of the State of Delaware, the Conversion Shares have been duly authorized and, when issued and delivered to the Purchasers against full payment therefor in accordance with the terms of this Agreement and registered with the Company’s transfer agent, the Conversion Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s certificate of incorporation or under the DGCL.
5.3.Each of this Agreement and the Notes has been duly authorized, executed and delivered by the Company and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
5.4.The execution, delivery and performance of this Agreement, issuance and sale of the Securities and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, (ii) result in any violation of the provisions of the organizational documents of the Company or (ii) result in any violation of any law or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties or assets, in the case of each of clauses (i) and (iii), that would reasonably be expected to have a material adverse effect on the validity of the Notes or the legal authority or ability of the Company to perform in all material respects its obligations under this Agreement or result in a “Company Material Adverse Effect” (as defined in the Merger Agreement) (the foregoing, a “Company Material Adverse Effect”).
5.5.The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Agreement (including, without limitation, the issuance of the Securities), other than filings required by applicable state securities laws and filings the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
5.6.No Disqualification Event is applicable to the Company or, to Company knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) under the Securities Act is applicable. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1) under the Securities Act.
5.7.Assuming the accuracy of SPAC’s representations and warranties set forth in Section 6 and each Purchaser’s representations and warranties set forth in Section 7, no registration under the Securities Act is required for the offer and sale of the Securities by the Company. The Securities (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Neither the Company, nor any person acting on its behalf, has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on an exemption from registration for the transactions contemplated hereby or would require registration of the Notes or the Conversion Shares under the Securities Act.

5.8.The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.9.The Company intends to use the proceeds from the sale of the Securities in accordance with the terms of the Merger Agreement.
5.10.The Company does not produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” (as defined in 31 C.F.R. § 800.215) not otherwise eligible for export, reexport, or transfer (in country) pursuant to License Exception ENC of the Export Administration Regulations (15 C.F.R. § 740.17) such that a filing with the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. § 800.401(c). .
6.Representations and Warranties of SPAC. In connection with the transactions contemplated by this Agreement, SPAC hereby represents and warrants to the Purchasers as follows as of the date hereof:
6.1SPAC has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and following the Domestication shall be validly existing as a corporation in good standing under the DGCL, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.
6.2The Conversion Shares have been duly authorized and, when issued and delivered to the Purchasers against full payment therefor in accordance with the terms of this Agreement and registered with SPAC’s transfer agent, the Conversion Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under SPAC’s amended and restated certificate of incorporation or under the DGCL.
6.3This Agreement has been duly authorized, executed and delivered by SPAC and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
6.4Subject to obtaining all required approvals necessary in connection with the performance of the Merger Agreement (including the approval of SPAC’s stockholders for the Merger Agreement and the related transactions including the transactions contemplated by this Agreement) and any required applications and approvals pursuant to the applicable rules of Nasdaq (together, the “Required Approvals”), the execution, delivery and performance of this Agreement, issuance and sale of the Conversion Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the SPAC pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the SPAC is bound or to which any of the property or assets of the SPAC is subject, (ii) result in any violation of the provisions of the organizational documents of SPAC (after Domestication) or (iii) result in any violation of any Law or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC or any of its properties or assets, in the case of each of clauses (i) and (iii), that would reasonably be expected to have a material adverse effect on the validity of the Conversion Shares or the legal authority or ability of SPAC to perform in all material respects its obligations under this Agreement (a “SPAC Material Adverse Effect”).
6.5Subject to obtaining the Required Approvals, SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Agreement (including, without limitation, the issuance of the Conversion Shares), other than filings required by applicable state securities laws and filings the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

6.6Assuming the accuracy of the Company’s representations and warranties set forth in Section 5 and each Purchaser’s representations and warranties set forth in Section 7, no registration under the Securities Act is required for the offer and sale of the Conversion Shares by SPAC to Purchasers.
6.7Neither SPAC, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any SPAC security or solicited any offers to buy any security under circumstances that would adversely affect reliance by SPAC on an exemption from registration for the transactions contemplated hereby under the Securities Act or would require registration of the issuance of the Conversion Shares under the Securities Act
6.8No Disqualification Event is applicable to SPAC or, to SPAC’s knowledge, any SPAC Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) under the Securities Act is applicable. SPAC has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “SPAC Covered Person” means, with respect to SPAC as an “issuer” for purposes of Rule 506 under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1) under the Securities Act.
6.9As of the date hereof, there are no pending or, to the knowledge of SPAC, threatened Actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
6.10SPAC is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
6.11No foreign person (as defined in 31 C.F.R. § 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. § 800.244) will acquire a substantial interest in the SPAC as a result of the issuance of the Note or Conversion Shares such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. § 800.401(b)..
7.Representations and Warranties of the Purchasers. In connection with the transactions contemplated by this Agreement, each Purchaser, severally and not jointly, hereby represents and warrants to the Company and SPAC as follows as of the date hereof:
7.1Such Purchaser has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement.
7.2This Agreement has been duly authorized, validly executed and delivered by such Purchaser. This Agreement is a valid and binding agreement enforceable against such Purchaser in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
7.3The execution, delivery and performance by such Purchaser of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of such Purchaser pursuant to, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound or to which any of the assets of such Purchaser is subject, which would reasonably be expected to prevent, materially delay or otherwise materially impede such Purchaser’s timely performance of its obligations under this Agreement (a “Purchaser Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of such Purchaser, (iii) result in any violation of any Law or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Purchaser or any of its respective properties or assets that would reasonably be expected to have a Purchaser Material Adverse Effect, or (iv) with respect to the issuance of the Securities to such Purchaser upon the Closing or the conversion of the Notes, as the case may be, and not with respect to any voting power exercised by such

Purchaser after the Closing or the conversion of the Notes, as the case may be, no notice to, or consent or approval of a Governmental Authority is required for such Purchaser to enter into, deliver and perform its obligations under, and all transactions contemplated by, this Agreement.
7.4Such Purchaser (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Securities only for its own account and not for the account of others and (iii) is not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time. Such Purchaser is not an entity formed for the specific purpose of acquiring the Securities.
7.5Such Purchaser understands that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act except as may be required pursuant to Section 8 hereof. Such Purchaser understands that the Securities may not be resold, transferred, pledged or otherwise disposed of by such Purchaser absent an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Securities shall contain a legend to such effect. Such Purchaser acknowledges that the Securities will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Such Purchaser understands and agrees that as a result of the transfer restrictions set forth herein, such Purchaser may not be able to readily resell the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. Such Purchaser understands that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, pledge or transfer of any of the Securities.
7.6Such Purchaser understands and agrees that such Purchaser is purchasing the Securities directly from the Company and SPAC. Such Purchaser further acknowledges that there have been no representations, warranties, covenants or agreements made to such Purchaser by the Company, SPAC, or any of their respective Affiliates, officers, directors, employees, agents or representatives, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Agreement, and such Purchaser is not relying on any representations, warranties or covenants other than those expressly set forth in this Agreement. Without limiting the foregoing, such Purchaser acknowledges that certain information provided by the Company was based on projections, forecasts, estimates, budgets or other prospective information, and such information is based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections, and neither the Company nor any other person makes any representation relating to any such information.
7.7Such Purchaser represents and warrants that its acquisition and holding of the Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
7.8In making its decision to purchase the Securities, such Purchaser represents that it has relied solely upon independent investigation made by such Purchaser and the Company and SPAC’s representations, warranties and agreements herein. Without limiting the generality of the foregoing, such Purchaser has not relied on any statements or other information provided by anyone other than the Company and SPAC and its representatives concerning the Company and SPAC or the Securities or the offer and sale of the Securities. Such Purchaser acknowledges and agrees that such Purchaser has received access to and has had an adequate opportunity to review, such financial and other information as such Purchaser deems necessary in order to make an investment decision with respect to the Securities, including with respect to the Company and SPAC (including giving effect to the Mergers), and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to such Purchaser’s investment in the Securities. Such Purchaser acknowledges that it has reviewed the documents made available to such Purchaser by the Company and SPAC. Such Purchaser represents and agrees that such Purchaser and such Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as such Purchaser and such Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities.
7.9Such Purchaser acknowledges that the Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
7.10Such Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities. Such Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and such Purchaser has sought such financial, accounting, legal and tax advice as such Purchaser has considered necessary to make an informed investment decision.
7.11Alone, or together with any professional advisor(s), Such Purchaser represents and acknowledges that such Purchaser has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for such Purchaser and that such Purchaser is able to bear the economic risk of a total loss of such Purchaser’s investment in the Company and SPAC. Such Purchaser acknowledges specifically that a possibility of total loss exists. Such Purchaser acknowledges that it shall be responsible for any of such Purchaser’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that neither the Company nor SPAC has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Agreement.
7.12Such Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of an investment in the Securities.
7.13Such Purchaser represents and warrants that such Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Such Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable Law, provided that such Purchaser is permitted to do so under applicable Law. If such Purchaser is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Purchaser represents that it maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Such Purchaser also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Such Purchaser further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by such Purchaser and used to purchase the Securities were legally derived.
7.14Such Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, SPAC, any of their respect Affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company and SPAC expressly set forth in this Agreement, in making its investment or decision to invest in the Company and SPAC.
7.15Such Purchaser represents, warrants and agrees that neither such Purchaser, nor any person acting on its behalf has, directly or indirectly, made, and no such person shall make, any offers or sales of any Company or SPAC security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Company and SPAC on an applicable exemption from registration under the Securities Act for the transactions contemplated hereby or would require registration of the issuance of the Securities under the Securities Act.
8.Registration Rights.
8.1.In the event that the Conversion Shares are issued pursuant to Section 4.1(a) and not registered in connection with the consummation of the transactions contemplated by the Merger Agreement, SPAC agrees that, within forty-five (45) calendar days after the consummation of the Mergers (the “Filing Date”), the SPAC will file with the SEC (at the SPAC’s sole cost and expense) a shelf registration statement registering the resale of the Conversion Shares (the “Registration Statement”), and the SPAC shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the SPAC that it will “review” the Registration Statement) following the consummation of the Mergers and (ii) the 10th business day after the date the SPAC is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the SPAC’s obligations to include such Conversion Shares in the Registration Statement are contingent upon Purchaser furnishing in writing to the SPAC such information regarding Purchaser, the securities of the SPAC held by Purchaser and the intended method of disposition of the Conversion Shares as shall be reasonably requested by the SPAC to effect the registration of the Conversion Shares, and Purchaser shall execute such documents in connection with such registration as the SPAC may reasonably request that are customary of a selling stockholder in similar situations, including providing that the SPAC shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted under Section 8.3 hereunder; provided, further, that Purchaser and its affiliates (including its directors, officers, agents and employees, and each person who controls Purchaser within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) will be indemnified by the SPAC for any liability arising from any material misstatements or omissions in the Registration Statement except to the extent such misstatement or omission arises from the information specifically provided by Purchaser for inclusion in the Registration Statement. Purchaser shall indemnify and hold harmless the SPAC and its affiliates (including its directors, officers, agents and employees, and each person who controls the SPAC (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), for any liability arising from any material misstatements or omissions contained in the Registration Statement to the extent that such untrue statements or omissions are based upon information regarding Purchaser furnished in writing to the SPAC by Purchaser expressly for use therein. For purposes of clarification, any failure by the SPAC to file the Registration Statement by the Filing Date or to cause such Registration Statement to be declared effective by the Effectiveness Date shall not otherwise relieve the SPAC of its obligations to file the Registration Statement or cause the Registration Statement to be declared effective as set forth above in this Section 8.
8.2.In the case of the registration effected by the SPAC pursuant to this Agreement, the SPAC shall, upon reasonable request, inform Purchaser as to the status of such registration. At its expense, the SPAC shall:
(a)except for such times as the SPAC is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the SPAC determines to obtain, continuously effective with respect to Purchaser, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Purchaser ceases to hold any Conversion Shares, (ii) the date all Conversion Shares held by Purchaser may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the SPAC to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two years from the Effectiveness Date of the Registration Statement;
(b)advise Purchaser within five (5) Business Days (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by the SPAC of any notification with respect to the suspension of the qualification of the Conversion Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the SPAC shall not, when so advising Purchaser of such events, provide Purchaser with any material, nonpublic information regarding the SPAC other than to the extent that providing notice to Purchaser of the occurrence of the events listed in (i) through (iv) above constitutes material, nonpublic information regarding the SPAC;
(c)use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(d)upon the occurrence of any event contemplated in Section 8.2(a)(iv), except for such times as the SPAC is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the SPAC shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Conversion Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
(e)use its commercially reasonable efforts to cause all Conversion Shares to be listed on each securities exchange or market, if any, on which the Class A common stock of the SPAC is then listed.
8.3.Notwithstanding anything to the contrary in this Agreement, the SPAC shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Purchaser not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the SPAC or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the SPAC’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house legal counsel), would require additional disclosure by the SPAC in the Registration Statement of material information that the SPAC has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the SPAC’s board of directors, upon the advice of legal counsel (which may be in-house legal counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the SPAC may not delay or suspend the Registration Statement on more than three occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve (12) month period. Upon receipt of any written notice from the SPAC of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Purchaser agrees that (i) it will immediately discontinue offers and sales of the Conversion Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Purchaser receives copies of a supplemental or amended prospectus (which the SPAC agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the SPAC that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the SPAC unless otherwise required by law or subpoena. If so directed by the SPAC, Purchaser will deliver to the SPAC or, in Purchaser’s sole discretion, destroy, all copies of the prospectus covering the Shares in Purchaser’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Purchaser is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. SPAC agrees that any time transfer is permitted pursuant to Rule 144 and Purchaser is unable to sell under the Registration Statement, SPAC will take commercially reasonable efforts to remove the restrictive legend from Purchaser’s Conversion Shares.
Notwithstanding anything to the contrary in this Section 8 or otherwise in this Agreement, this Section 8, and all covenants, agreements, obligations and rights contained herein, shall only be effective following, and subject to and conditioned upon the occurrence of, the Second Effective Time.
9.Voting Agreement.
9.1.Voting Agreement. In the event that the Conversion Shares are issued pursuant to Section 4.1(b) or Section 4.1(c), Purchaser agrees that it shall enter into a joinder to the Eight Amended and Restated Voting Agreement, dated as of November 2, 2020, by and among the Company and the investors party thereto (the “Voting Agreement”), on the same terms and with the same rights and obligations as holders of the Company’s Series D Preferred Stock. For the avoidance of doubt, Purchaser acknowledges and agrees that it may, by virtue of such joinder, be obligated to sell its Conversion Shares in accordance with the provisions of the Voting Agreement.
10.Miscellaneous.
10.1.Assignment. Neither this Agreement, the Notes nor any rights, interests or obligations that may accrue to the parties hereunder may be transferred or assigned without the prior written consent of each of the other parties hereto and any such purported assignment shall be null and void ab initio (other than the Conversion Shares acquired hereunder, if any, and each Purchaser’s rights under Section 8 hereof, and then only in accordance with this Agreement). Notwithstanding the foregoing, each Purchaser may assign its rights and obligations under this Agreement to one or more of its Affiliates (provided that such Purchaser shall not be relieved from the obligation to perform this Agreement upon any failure of the Affiliate assignee) and may transfer the Notes to one or more of its Affiliates so long as such Affiliate agrees to be bound by the transfer restrictions applicable to the Notes.
10.2.Benefit. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
10.3.Choice of Law. This Agreement and the Notes and all claims or causes of action based upon, arising out of, or related to this Agreement and the Notes or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws that would require or permit the application of Laws of another jurisdiction.
10.4.Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement shall survive the Closing and the conversion of the Notes until the expiration of any statute of limitations under applicable laws. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Mergers, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Mergers and remain in full force and effect until the expiration of any statute of limitations under applicable laws.
10.5.Titles and Subtitles; No Strict Construction. The titles and subtitles used in this Agreement are included for convenience only and are not to be considered in construing or interpreting this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party hereto.

10.6.Notices. All notices and other communications among the parties shall be given to each party in the matter and at its addresses in the Merger Agreement or its signature page hereto.
10.7.No Broker or Finder. Each of the Purchasers, the Company and SPAC represents and warrants to the other parties hereto that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto. Each of the Purchasers, the Company and SPAC agrees to indemnify and save the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
10.8.Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties, including any commitment letter entered into relating to the subject matter hereof, except as expressly set forth in this Agreement.
10.9.Modifications and Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
10.10.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
10.11.Trust Account Waiver. Each Purchaser acknowledges that SPAC is a blank check company with the powers and privileges to effect the Mergers. Each Purchaser further acknowledge that, as described in the prospectus dated February 12, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of SPAC, certain of its public stockholders and the underwriters of SPAC’s initial public offering (the “Trust Account”). Each Purchaser acknowledges that it has been advised by SPAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if SPAC completes the Mergers, then to those Persons (as defined in the Merger Agreement) and in such amounts as described in the Prospectus; (b) if SPAC fails to complete the Mergers within the allotted time period and liquidates, subject to the terms of the Investment Management Trust Agreement, dated as of April 21, 2020, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”) to SPAC in limited amounts to permit SPAC to pay the costs and expenses of its liquidation and dissolution, and then to SPAC’s public stockholders; and (c) if SPAC holds a shareholder vote to amend SPAC’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the Class A common stock if SPAC fails to complete the Mergers within the allotted time period, then for the redemption of any of the Class A common stock properly tendered in connection with such vote. For and in consideration of the Company and SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each Purchaser hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations or contracts with the SPAC; provided, that (x) nothing herein shall serve to limit or prohibit such Purchaser’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the

Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby or by the Merger Agreement or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Purchasers may have in the future against the Company or SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 10.11 shall survive the termination of this Agreement for any reason.
10.12.Further Assurances. From the date hereof, the parties hereto shall use reasonable best efforts to consummate the transactions contemplated by this Agreement, the Merger Agreement, and the Mergers. At the Closing and upon the conversion of the Notes, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Agreement.
(a)Each of the Purchasers, the Company and SPAC is (i) entitled to rely upon and enforce the terms of this Agreement and (ii) is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(b)Each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants.
10.13.Remedies.
(a)The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). It is accordingly agreed that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages, prior to the valid termination of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. The right to specific enforcement shall include the right of the parties hereto to cause the Purchasers and the right of the Company to cause the parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(b)The parties acknowledge and agree that this Section 10.13 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Agreement.
(c)In any dispute arising out of or related to this Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the reasonable and documented out-of-pocket costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

10.14.Consent for Jurisdiction; Waiver of Jury Trial.
(a)Each of parties hereto hereby irrevocably appoints COGENCY GLOBAL INC., with offices at the date of this Agreement located at 850 New Burton Rd, STE. 201 Dover, DE 19904, as its authorized agent on which any and all legal process may be served in any such Action, suit or proceeding brought in the Designated Courts pursuant to this Section 10.14. Each of the parties hereto agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 10.6, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each of the parties hereto agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, each party hereto agrees to designate a new agent in the State of Delaware, on the terms and for the purposes of this Section 10.14. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable Law.
(b)Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware) (the “Designated Courts”), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Subscription Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.14.
(c)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
10.15.Consent to Disclosure. Each Purchaser hereby consents to the publication and disclosure in any press release issued by the Company or SPAC or Form 8-K filed by the Company or SPAC with the SEC in connection with the execution and delivery of the Merger Agreement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or SPAC to any Governmental Authority or to securityholders of the Company or SPAC) in each case, as and to the extent required by applicable Law or the SEC or any other Governmental Authority, of such Purchaser’s identity and beneficial ownership of the Securities and the nature of such Purchaser’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or SPAC, a copy of this Agreement. Other than as set forth in the immediately preceding sentence, without each Purchaser’s prior written consent, neither the Company or SPAC will not publicly disclose the name of such Purchaser, other than to their respective lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential; provided that the Purchasers consents to the disclosure included in the public announcement materials related to the transactions contemplated by this Agreement or the Merger Agreement previously disclosed to the Purchasers. Purchasers will promptly provide any information reasonably requested by the SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by this Agreement or the Merger Agreement (including filings with the SEC).

10.16.Headings and Captions. The headings and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
10.17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
10.18.Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
10.19.No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
10.20.Exculpation among Purchasers. Each Purchaser agrees that no other Purchaser, nor the controlling persons, officers, directors, partners, agents, stockholders or employees of any other Purchaser, will be liable for any action heretofore or hereafter taken or not taken by any of them in connection with the purchase and sale of the Securities.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BETTER HOLDCO, INC.

By	/s/ Kevin Ryan
Name: Kevin Ryan
Title: Chief Financial Officer

Notice: Better HoldCo, Inc.
Attention: Kevin Ryan
Address: 175 Greenwich St., 59th Floor
New York, NY 10007
Email Address: Kryan@better.com

AURORA ACQUISITION CORP.

By	/s/ Prabhu Narasimhan
Name: Prabhu Narasimhan
Title: Chief Investment Officer

Notice: Aurora Acquisition Corp.
Attention: Khurram Kayani
Address: 20 North Audley Street, London, W1K 6LX, UK
Email Address: Khurram@novatorcapital.com
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PURCHASERS:

SB NORTHSTAR LP

By	/s/ Samuel Merksamer
Name: Samuel Merksamer
Title: Director

NOVATOR CAPITAL SPONSOR LTD

By	/s/ Pericles Spyrou
Name: Pericles Spyrou
Title: Director

Notice: Novator Capital Sponsor Ltd
Attention: Khurram Kayani
Address: 20 North Audley Street, London, W1K 6LX, UK
Email Address: Khurram@novatorcapital.com

SCHEDULE OF PURCHASERS

Purchaser	Consideration and Principal Amount of Promissory Note
SB Northstar LP	$650,000,000.00
Novator Capital Sponsor Ltd.	$100,000,000.00
TOTAL	$750,000,000.00

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF PURCHASER

A.		QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.	☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) (a “QIB”) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2.	☐	We are subscribing for the Securities as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐	We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an “accredited investor.”

2.	☐	We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box)

PURCHASER:

	☐	is:

	☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the [the Company][SPAC] or acting on behalf of an affiliate of the [the Company][SPAC].
This Schedule A should be completed by each Purchaser
and constitutes a part of the Bridge Note Purchase Agreement.
QUALIFIED INSTITUTIONAL BUYER: Purchaser is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to Purchaser (Please check the applicable subparagraphs):
☐     Purchaser is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Purchaser and:
☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;
☐ is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or any business development company as defined in section 2(a)(48) of the Investment Company Act;
☐ is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended (“Small Business Investment Act”) or any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act (“Consolidated Farm and Rural Development Act”);
☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);
☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;
☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);
☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a) (5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, or Massachusetts or similar business trust; or
☐ is an investment adviser registered under the Investment Advisers Act;
☐ is an institutional accredited investor, as defined in Rule 501(a) under the Securities Act, of a type not listed in paragraphs (a)(1)(i)(A) through (I) or paragraphs (a)(1)(ii) through (vi) of Rule 501.
☐ Purchaser is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with Purchaser;
☐ Purchaser is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;Purchaser is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Purchaser or are part of such family of investment companies;
☐ Purchaser is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or
☐ Purchaser is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with Purchaser and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.
ACCREDITED INVESTOR: Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Purchaser has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Purchaser and under which Purchaser accordingly qualifies as an “accredited investor.”

☐	Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5) (A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐	Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act or Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐	Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐	Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act; or

☐	Any entity in which all of the equity owners are “accredited investors.”

☐	Any entity, of a type not listed in paragraph (a)(1), (2), (3), (7), or (8) of Rule 501 of the Securities Act, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐
Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Securities and Exchange Commission (the “Commission”) has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph, the Commission will consider, among others, the following attributes:

	(i)	The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;

	(ii)	The examination or series of examinations is designed to reliably and validly demonstrate an individual’s comprehension and sophistication in the areas of securities and investing;

	(iii)	Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and

	(iv)	An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable;

☐	Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

☐	Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1):

	(i)	With assets under management in excess of $5,000,000,

	(ii)	That is not formed for the specific purpose of acquiring the securities offered, and

	(iii)	Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐	Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (a)(12) of Rule 501 of the Securities Act and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii) of Rule 501 of the Securities Act.
This page should be completed by the Purchaser and constitutes a part of the Agreement.

EXHIBIT A
Form of Bridge Promissory Note
THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN APPLICABLE EXEMPTION THEREFROM.
BRIDGE PROMISSORY NOTE

No. BPN-[NUMBER]	Date of Issuance

US$[PRINCIPAL AMOUNT]	[DATE]
FOR VALUE RECEIVED, Better HoldCo, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [PURCHASER] (the “Holder”), the principal sum of US$[PRINCIPAL AMOUNT]. The Notes shall not bear interest. Unless earlier converted into Conversion Shares pursuant to Section 4 of that certain Bridge Note Purchase Agreement dated as of the date hereof, by and among the Company, the Holder and the other parties thereto (the “Purchase Agreement”), the principal amount owing under this Note will be convertible in accordance with Section 4.1(b) of the Purchase Agreement on the Maturity Date.
This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not defined herein will have the meanings set forth in the Purchase Agreement.
1.Payment. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company. Prepayment of the principal amount may not be made without the written consent of the Holder and SPAC, except in connection with the conversion of this Note for the applicable number of Conversion Shares pursuant to Section 4 of the Purchase Agreement.
2.Security. This Note is a general unsecured obligation of the Company.
3.Conversion of the Notes. This Note and any amounts due hereunder will be convertible into Conversion Shares in accordance with the terms of Section 4 of the Purchase Agreement.
4.Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice among the Company and the Holder will be governed by Section 10 of the Purchase Agreement.
5.Successors and Assigns. This Note applies to, inures to the benefit of, and binds the respective successors and assigns of the parties hereto; provided, however, that the Company may not assign its rights or obligations, in full or in part, under this Note without the written consent of the Requisite Noteholders and SPAC and the Holder may not assign any of its rights or obligations, in full or in part, without the written consent of the Company and SPAC, expect as specified in Section 10.1 of the Purchase Agreement. Any Transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee (other than a Transfer pursuant to Section 4 of the Purchase Agreement). The Holder and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Purchasers (or their respective successors or assigns).
6.Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.
7.Subordination. The Company and Holder hereby acknowledge and agree that all amounts outstanding or payable under this Note shall be subordinated in all respects to the prior payment in full in cash of amounts owed under the Company’s Second Amended and Restated Loan and Security Agreement, dated as of November 19, 2021, between the Company, Better Financial Group, Inc., Better Cover, LLC, each other person listed as a borrower on the signature pages thereto, and each subsidiary of the Company listed as a guarantor on the signature pages thereto, Guggenheim Life and Annuity Company and the other persons listed as lenders on the signature pages thereto, and Biscay GSTF III, LLC, as agent.
8.Choice of Law. Sections 10.3 and 10.14 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

Better HoldCo, Inc.

By:
Name:
Title:

Purchaser:

By:
Name:
Title:

ANNEX Q-1
THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN APPLICABLE EXEMPTION THEREFROM.
BRIDGE PROMISSORY NOTE

No. BPN-001	Date of Issuance

US$650,000,000.00	December 2, 2021
FOR VALUE RECEIVED, Better HoldCo, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of SB Northstar LP (the “Holder”), the principal sum of US$650,000,000.00. The Notes shall not bear interest. Unless earlier converted into Conversion Shares pursuant to Section 4 of that certain Bridge Note Purchase Agreement dated as of the date hereof, by and among the Company, the Holder and the other parties thereto (the “Purchase Agreement”), the principal amount owing under this Note will be convertible in accordance with Section 4.1(b) of the Purchase Agreement on the Maturity Date.
This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not defined herein will have the meanings set forth in the Purchase Agreement.
1.Payment. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company. Prepayment of the principal amount may not be made without the written consent of the Holder and SPAC, except in connection with the conversion of this Note for the applicable number of Conversion Shares pursuant to Section 4 of the Purchase Agreement.
2.Security. This Note is a general unsecured obligation of the Company.
3.Conversion of the Notes. This Note and any amounts due hereunder will be convertible into Conversion Shares in accordance with the terms of Section 4 of the Purchase Agreement.
4.Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice among the Company and the Holder will be governed by Section 10 of the Purchase Agreement.
5.Successors and Assigns. This Note applies to, inures to the benefit of, and binds the respective successors and assigns of the parties hereto; provided, however, that the Company may not assign its rights or obligations, in full or in part, under this Note without the written consent of the Requisite Noteholders and SPAC and the Holder may not assign any of its rights or obligations, in full or in part, without the written consent of the Company and SPAC, expect as specified in Section 10.1 of the Purchase Agreement. Any Transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee (other than a Transfer pursuant to Section 4 of the Purchase Agreement). The Holder and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Purchasers (or their respective successors or assigns).
6.Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.
7.Subordination. The Company and Holder hereby acknowledge and agree that all amounts outstanding or payable under this Note shall be subordinated in all respects to the prior payment in full in cash of amounts owed under the Company’s Second Amended and Restated Loan and Security Agreement, dated as of November 19, 2021, between the Company, Better Financial Group, Inc., Better Cover, LLC, each other person listed as a borrower on the signature pages thereto, and each subsidiary of the Company listed as a guarantor on the signature pages thereto, Guggenheim Life and Annuity Company and the other persons listed as lenders on the signature pages thereto, and Biscay GSTF III, LLC, as agent.
8.Choice of Law. Sections 10.3 and 10.14 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

Better HoldCo, Inc.

By:	/s/ Kevin Ryan
Name:	Kevin Ryan
Title:	Chief Financial Officer

Purchaser: SB Northstar LP

By:	/s/ Samuel Merksamer
Name:	Samuel Merksamer
Title:	Director
Q-1-2

ANNEX Q-2
THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN APPLICABLE EXEMPTION THEREFROM.
BRIDGE PROMISSORY NOTE

No. BPN-002	Date of Issuance

US$100,000,000.00	December 2, 2021
FOR VALUE RECEIVED, Better HoldCo, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Novator Capital Sponsor Ltd. (the “Holder”), the principal sum of US$100,000,000.00. The Notes shall not bear interest. Unless earlier converted into Conversion Shares pursuant to Section 4 of that certain Bridge Note Purchase Agreement dated as of the date hereof, by and among the Company, the Holder and the other parties thereto (the “Purchase Agreement”), the principal amount owing under this Note will be convertible in accordance with Section 4.1(b) of the Purchase Agreement on the Maturity Date.
This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not defined herein will have the meanings set forth in the Purchase Agreement.
1.Payment. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company. Prepayment of the principal amount may not be made without the written consent of the Holder and SPAC, except in connection with the conversion of this Note for the applicable number of Conversion Shares pursuant to Section 4 of the Purchase Agreement.
2.Security. This Note is a general unsecured obligation of the Company.
3.Conversion of the Notes. This Note and any amounts due hereunder will be convertible into Conversion Shares in accordance with the terms of Section 4 of the Purchase Agreement.
4.Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice among the Company and the Holder will be governed by Section 10 of the Purchase Agreement.
5.Successors and Assigns. This Note applies to, inures to the benefit of, and binds the respective successors and assigns of the parties hereto; provided, however, that the Company may not assign its rights or obligations, in full or in part, under this Note without the written consent of the Requisite Noteholders and SPAC and the Holder may not assign any of its rights or obligations, in full or in part, without the written consent of the Company and SPAC, expect as specified in Section 10.1 of the Purchase Agreement. Any Transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee (other than a Transfer pursuant to Section 4 of the Purchase Agreement). The Holder and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Purchasers (or their respective successors or assigns).
6.Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.
7.Subordination. The Company and Holder hereby acknowledge and agree that all amounts outstanding or payable under this Note shall be subordinated in all respects to the prior payment in full in cash of amounts owed under the Company’s Second Amended and Restated Loan and Security Agreement, dated as of November 19, 2021, between the Company, Better Financial Group, Inc., Better Cover, LLC, each other person listed as a borrower on the signature pages thereto, and each subsidiary of the Company listed as a guarantor on the signature pages thereto, Guggenheim Life and Annuity Company and the other persons listed as lenders on the signature pages thereto, and Biscay GSTF III, LLC, as agent.
8.Choice of Law. Sections 10.3 and 10.14 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

Better HoldCo, Inc.

By:	/s/ Kevin Ryan
Name:	Kevin Ryan
Title:	Chief Financial Officer

Purchaser: Novator Capital Sponsor Ltd.

By:	/s/ Pericles Spyrou
Name:	Pericles Spyrou
Title:	Director
Q-2-2

ANNEX R
VOTING AND SUPPORT AGREEMENT
, 2021
Better HoldCo, Inc.
175 Greenwich St, 59th Floor
New York, NY 10007
Ladies and Gentlemen:
The undersigned hereby agrees to this Voting and Support Agreement (this “Agreement”), dated as of the date hereof, by and among the undersigned, Better HoldCo, Inc., a Delaware corporation (the “Company”) and Aurora Acquisition Corp., a Cayman Islands limited company (“SPAC”). This Agreement is entered into in connection with the undersigned’s execution of that certain stockholder consent, dated on or about the date hereof (the “Stockholder Consent”), relating to, among other things, the Company’s entry into that certain Bridge Note Purchase Agreement, by and among the Company, the persons and entities named on the schedule of purchasers thereto and SPAC. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Stockholder Consent.
For good and valid consideration, in connection with the actions approved and authorized under the Stockholder Consent, the undersigned hereby agrees, represents and warrants as follows:
1.Agreement to Vote Owned Shares. The undersigned irrevocably and unconditionally agrees that at any meeting or through any action of the stockholders of the Company, including without limitation a consent solicitation, the undersigned shall: (a) vote all of the shares it or its affiliates hold in the Company (the “Owned Shares”) (or otherwise provide a proxy or consent) in favor of the approval of any necessary amendments to the Company’s Charter or bylaws in order to effect the creation and issuance by the Company of the shares of Series E Preferred Stock or the shares of Common Stock issuable upon conversion of the Bridge Promissory Notes on the terms described in the exhibits attached to the Stockholder Consent (the “Amendment Documents”).
2.Further Assurances. The undersigned shall take all reasonable actions and make all reasonable efforts reasonably requested by Company, and shall execute and deliver all such further documents, certificates and instruments reasonably requested by Company to be so executed and delivered, as may be required to effectuate the undersigned’s obligations under this Agreement.
3.Specific Performance. The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the Company is entitled at law or in equity, and the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.
4.Termination. It is agreed and understood by the parties hereto that this Agreement shall terminate and be of no further force and effect upon any amendment to, or deviation from, the Amendment Documents approved in the Stockholder Consent that is material and adverse to the Company or the undersigned stockholder of the Company.
5.Amendment. This Agreement shall not be amended, modified or waived unless in writing and signed by each of the undersigned, the Company and the SPAC.
6.Cash Election Side Letter. If the undersigned executed a cash election side letter concurrently with the entry by the Company and the SPAC into the Merger Agreement, it is acknowledged and agreed by the parties hereto that such cash election side letter is hereby terminated and of no further force and effect.
7.Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.
8.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.
*               *               *

Very truly yours,

Stockholder Name:

Number and Class of Owned Shares:

Accepted as of the day and year first above written:

BETTER HOLDCO, INC.

By:
Name:
Title:

AURORA ACQUISITION CORP.

By:
Name:
Title:

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Aurora’s amended and restated memorandum and articles of association provided for indemnification of Aurora’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
Aurora has entered into agreements with Aurora’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in Aurora’s amended and restated memorandum and articles of association. Aurora has purchased a policy of directors’ and officers’ liability insurance that insures Aurora’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against Aurora’s obligations to indemnify Aurora’s officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, Aurora has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21. Exhibits and Financial Statements Schedules.
(a)Exhibits.

Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated as of May 10, 2021, by and among the Registrant, Aurora Merger Sub I, Inc. and Better Holdco, Inc. (included as Annex A to the proxy statement/prospectus).
2.2**	Form of Plan of Domestication, dated as of [ ], 2023.
2.3
Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 27, 2021, by and among the Registrant, Aurora Merger Sub I, Inc. and Better Holdco, Inc. (included as Annex A-1 to the proxy statement/prospectus).

2.4
Amendment No. 2 to the Agreement and Plan of Merger, dated as of November 9, 2021, by and among the Registrant, Aurora Merger Sub I, Inc. and Better Holdco, Inc. (included as Annex A-2 to the proxy statement/prospectus).

2.5
Amendment No. 3 to the Agreement and Plan of Merger, dated as of November 30, 2021, by and among the Registrant, Aurora Merger Sub I, Inc. and Better Holdco, Inc. (included as Annex A-3 to the proxy statement/prospectus).

2.6
Amendment No. 4 to the Agreement and Plan of Merger, dated as of August 26, 2022, by and among the Registrant, Aurora Merger Sub I, Inc. and Better Holdco, Inc. (included as Annex A-4 to this proxy statement/prospectus)

2.7
Amendment No. 5 to the Agreement and Plan of Merger, dated as of February 24, 2023, by and among the Registrant, Aurora Merger Sub I, Inc. and Better Holdco, Inc. (included as Annex A-5 to this proxy statement/prospectus)

2.8
Amendment No. 6 to the Agreement and Plan of Merger, dated as of June 23, 2023, by and among the Registrant, Aurora Merger Sub I, Inc. and Better Holdco, Inc. (included as Annex A-6 to this proxy statement/prospectus)

3.1**	Amended and Restated Memorandum and Articles of Association of the Registrant.
3.2**	Amendment to the Amended and Restated Memorandum and Articles of Association of the Registrant, dated as of February 24, 2023.
3.3	Form of Certificate of Incorporation of Aurora Acquisition Corp. to become effective upon the Business Combination (included as Annex B to the proxy statement/prospectus).

3.4	Form of Certificate of Domestication to become effective upon the Business Combination (included as Annex C to the proxy statement/prospectus).
3.5	Form of By-Laws of Aurora Acquisition Corp. to become effective upon the Business Combination (included as Annex D to the proxy statement/prospectus).
4.1**	Specimen Unit Certificate of Aurora Acquisition Corp.
4.2**	Specimen Class A Ordinary Share Certificate of Aurora Acquisition Corp.
4.3**	Specimen Warrant Certificate of Aurora Acquisition Corp.
4.4**	Warrant Agreement, dated as of March 3, 2021, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent.
4.5**	Specimen Class A Common Stock Certificate of Better Home & Finance Holding Company.
4.6**	Specimen Class B Common Stock Certificate of Better Home & Finance Holding Company.
4.7**	Specimen Class C Common Stock Certificate of Better Home & Finance Holding Company.
5.1*	Form of Opinion of Ropes & Gray LLP.
8.1*	Form of Opinion of Baker McKenzie LLP as to certain tax matters.
10.1
Aurora Holder Support Agreement, dated as of May 10, 2021, by and among Registrant, Better Holdco, Inc., Novator Capital Sponsor Ltd. and Unbound HoldCo Ltd. (included as Annex E to the proxy statement/prospectus).

10.2++
Better Holder Support Agreement, dated as of May 10, 2021, by and among the Registrant, Better Holdco, Inc. and the persons set forth on Schedule I thereto (included as Annex F to the proxy statement/prospectus).

10.3
Form of Voting and Support Agreement, dated as of November 30, 2021, by and between the Registrant, Better Holdco, Inc. and the undersigned principal stockholders thereto (included as Annex R to the proxy statement/prospectus).

10.4	SoftBank Subscription Agreement, dated as of May 10, 2021, by and between the Registrant and SB Northstar LP (included as Annex H to the proxy statement/prospectus).
10.5
Amendment to the SoftBank Subscription Agreement, dated as of November 30, 2021, by and between the Registrant, Better Holdco, Inc. and SB Northstar LP (included as Annex H-1 to the proxy statement/prospectus).

10.6	Sponsor Agreement, dated as of May 10, 2021, by and between the Registrant, and Novator Capital Sponsor Ltd. (included as Annex K to the proxy statement/prospectus).
10.7	Amendment to Sponsor Agreement, dated as of November 9, 2021, by and between the Registrant, and Novator Capital Sponsor, Ltd. (included as Annex K-1 to the proxy statement/prospectus).
10.8	Sponsor Subscription Agreement, dated as of May 10, 2021, by and between the Registrant, Novator Capital Sponsor Ltd. and BB Trustees SA (included as Annex I to the proxy statement/prospectus).
10.9
Amendment to the Sponsor Subscription Agreement, dated as of November 30, 2021, by and between the Registrant, Better Holdco, Inc. Novator Capital Sponsor Ltd. and BB Trustees SA (included as Annex I-1 to the proxy statement/prospectus).

10.10	Redemption Subscription Agreement, by and among Registrant, Novator Capital Sponsor Ltd. and BB Trustees SA and the additional subscribers (included as Annex J to the proxy statement/prospectus).
10.11
Redemption Subscription Termination, dated November 30, 2021, by and among Aurora Acquisition Corp., and Novator Capital Sponsor Ltd., and BB Trustees SA, as trustee of the Future Holdings Trust (included as Annex J-1 to the proxy statement/prospectus).

10.12
Form of Amended and Restated Registration Rights Agreement, by and among Registrant, Novator Capital Sponsor Ltd., and certain additional stockholder parties (included as Annex G to the proxy statement/prospectus).

10.13
Pre-Closing Bridge Note Purchase Agreement, dated as of November 30, 2021, by and between the Registrant, Better Holdco, Inc., SB Northstar LP and Novator Capital Sponsor Ltd. (included as Annex Q to the proxy statement/prospectus).

10.14	SoftBank Bridge Note (included as Annex Q-1 to the proxy statement/prospectus).
10.15	Sponsor Bridge Note (included as Annex Q-2 to the proxy statement/prospectus).
10.16	Founder Side Letter, dated as of May 10, 2021, by and between the Registrant and Vishal Garg (included as Annex M to the proxy statement/prospectus).

10.17
Amended and Restated Insider Letter, dated as of May 10, 2021, by and among the Registrant, Novator Capital Sponsor Ltd and certain individuals, each of whom is a member of the board of directors and/or management team (included as Annex L to the proxy statement/prospectus).

10.18
Amended and Restated Promissory Note, dated as of February 23, 2022, by and between Aurora Capital Holding Corp, and Novator Capital Sponsor Ltd (included as Annex N to the proxy statement/prospectus).

10.19**	Investment Management Trust Agreement, dated as of March 3, 2021, by and between the Registrant and Continental Stock Transfer &Trust Company, as trustee.
10.20**	Administrative Services Agreement, dated as of March 3, 2021, by and between the Registrant and Novator Capital Sponsor Ltd.
10.21	Form of Better Home & Finance Holding Company 2023 Incentive Equity Plan (included as Annex O to the proxy statement/prospectus), and forms of agreement thereunder.
10.22	Form of Better Home & Finance Holding Company 2023 Employee Stock Purchase Plan (included as Annex P to the proxy statement/prospectus).
10.23**	Form of Indemnification Agreement by and between Better Home & Finance and each of its directors and executive officers.
10.24+	Employment Agreement, dated as of April 5, 2022, between Better Holdco, Inc. and Kevin Ryan.
10.25	Employment Agreement, dated as of October 18, 2022, between Better Holdco, Inc. and Nicholas J. Calamari.
10.26	Employment Agreement, dated as of October 18, 2022, between Better Holdco, Inc. and Paula Tuffin
10.27**+	Post-Closing Convertible Notes Side Letter, dated November 30, 2021 between SoftBank and Vishal Garg.
10.28**	Better Holdco, Inc. Irrevocable Voting Proxy, dated as of April 7, 2021, as amended as of October 8, 2021, by and between Vishal Garg and SVF II Beaver (DE) LLC.
10.29**	Form of Executive Employment Agreement by and between Better Home & Finance and certain of its executive officers.
10.30**	Chairman Agreement, dated as of April 27, 2022, between Better Holdco, Inc. and Harit Talwar.
10.31**+	License Agreement, dated November 2020, between Embark Corp. and Better Holdco, Inc.
10.32**+	Consultant Agreement for Services, dated January 11, 2018, between Better Holdco, Inc. and Holy Machine, LLC.
10.33**+	Amendment No. 1 to Consultant Agreement for Services, dated May 12, 2020, between Better Holdco, Inc. and Holy Machine, LLC.
10.34**+	Consulting Agreement for Services, dated July 22, 2020, between Better Holdco, Inc. and Holy Machine, LLC.
10.35**+	Amended Employee Allocation Agreement, dated December 10, 2020, between Better Holdco, Inc. and 1/0 Capital, LLC.
10.36**+	Data and Analytics Services Agreement, dated August 25, 2016, between Better Mortgage Corporation and TheNumber, LLC.
10.37**+	First Amendment to the Data and Analytics Services Agreement, dated December 6, 2016, between Better Mortgage Corporation and TheNumber, LLC.
10.38**+	Second Amendment to the Data and Analytics Services Agreement, dated November 29, 2017, between Better Mortgage Corporation and TheNumber, LLC.
10.39**+	Amended and Restated Technology Integration and License Agreement, dated November 12, 2021, between Better Holdco, Inc. and TheNumber, LLC.
10.40**+	Private Label Consumer Lending Program Agreement, dated October 15, 2021, between Better Mortgage Corporation and Notable Finance, LLC.
10.41**+	Amended and Restated Prepaid Card Program Services Agreement, dated August 16, 2021, between Better Mortgage Corporation and Notable Finance, LLC.
10.42**+	Master Loan Purchase Agreement, dated January 14, 2022, between Better Trust I and Notable Finance, LLC.
10.43**+	Master Loan Purchase Agreement Side Letter, dated January 14, 2022, between Better Trust I and Notable Finance, LLC.
10.44**+	Servicing Agreement, dated January 14, 2022, between Better Trust I and Notable Finance, LLC.

10.45**
Director’s Services Agreement, dated October 15, 2021, by and among Registrant, Aurora Merger Sub I, Inc. and Caroline Jane Tucker, as amended by the Amendment and Restatement of Director’s Services Agreement, dated October 29, 2021, by and among Registrant, Aurora Merger Sub I, Inc. and Caroline Jane Tucker.

10.46
First Novator Letter Agreement, dated as of August 26, 2022, by and among the Registrant, Better Holdco, Inc. and Novator Capital Sponsor Ltd. (included as Annex I-2 to this proxy statement/prospectus)

10.47	Deferral Letter Agreement, dated as of February 7, 2023, by and among Better Holdco, Inc. and Novator Capital Sponsor Ltd. (included as Annex I-3 to this proxy statement/prospectus)
10.48
Second Novator Letter Agreement, dated as of February 7, 2023, by and among the Registrant, Better Holdco, Inc. and Novator Capital Sponsor Ltd. (included as Annex I-4 to this proxy statement/prospectus)

10.49
Limited Waiver to Amendment and Restated Letter Agreement, dated as of February 23, 2023, by and among the Registrant, Novator Capital Sponsor Ltd., Better Holdco, Inc. and certain directors and officers of the Registrant (included as Annex L-1 to this proxy statement/prospectus)

10.50	Promissory Note, dated as of August 18, 2022, between Better Holdco, Inc. and Kevin Ryan.
10.51**	Retention Agreement, dated as of August 18, 2022, between Better Holdco, Inc. and Kevin Ryan.
10.52**	Addendum to Amended and Restated Technology Integration and License Agreement, dated January 1, 2023, between Better Holdco, Inc. and TheNumber, LLC
10.53**	Amended Private Label Consumer Lending Program Agreement, dated September 12, 2022, between Better Mortgage Corporation and Notable Finance, LLC
21.1**	List of Subsidiaries of the Registrant.
23.1	Consent of Marcum LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3*	Consent of Ropes & Gray LLP (included as part of Exhibit 5.1).
24.1**	Powers of Attorney of Officers and Directors.
99.1**	Form of Proxy Card for Registrant’s Extraordinary General Meeting.
99.2**	Consent of Vishal Garg to be named as a director.
99.3**	Consent of Steven Sarracino to be named as a director.
99.5**	Consent of Prabhu Narasimhan to be named as a director.
99.8**	Consent of Riaz Valani to be named as a director.
99.9**	Consent of Michael Farello to be named as a director.
99.10**	Consent of Harit Talwar to be named as a director.
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee Table.
__________________
*To be filed by amendment.
**Previously filed.
+       Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
++    Schedules and exhibits have been omitted pursuant to Item 601(a)(6) of Regulation S-K.
+++ Schedules and exhibits have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. Certain confidential portions of these schedules and exhibits were omitted by means of marking such portions with brackets [***] because the identified confidential portions (i) are not material and (ii) is the type of information the Registrant treats as private or confidential.

Item 22. Undertakings.
1.The undersigned Registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
3.The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
4.The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
5.The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
6.The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on the 28th day of June, 2023.

AURORA ACQUISITION CORP.

By:	/s/ Arnaud Massenet
Name: Arnaud Massenet
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ARNAUD MASSENET	Chief Executive Officer (Principal Executive Officer)	June 28, 2023
Arnaud Massenet

*	Chief Financial Officer and Director (Principal Financial and Principal Accounting Officer)	June 28, 2023
Caroline Harding

*	Chairman	June 28, 2023
Thor Björgólfsson

*	Director	June 28, 2023
Shravin Mittal

*	Director	June 28, 2023
Sangeeta Desai

*	Director	June 28, 2023
Michael Edelstein

*By:	Arnaud Massenet

/s/ Arnaud Massenet
Arnaud Massenet
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Aurora Acquisition Corp., in the City of Newark, State of Delaware, on the 28th day of June, 2023.

/s/ Donald J. Puglisi

Donald J. Puglisi
Authorized Representative
June 28, 2023